FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-01

The information in this free writing prospectus is not complete and may be changed.  This free writing prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED AUGUST 29, 2014, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE (THIS FREE WRITING PROSPECTUS ACCOMPANIES THE ATTACHED PROSPECTUS DATED AUGUST 29, 2014)

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

$1,266,319,000 (Approximate)
WFRBS COMMERCIAL MORTGAGE TRUST 2014-C22
as Issuing Entity

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2014-C22
Wells Fargo Commercial Mortgage Securities, Inc.
as Depositor

Wells Fargo Bank, National Association
The Royal Bank of Scotland
Rialto Mortgage Finance, LLC
Liberty Island Group I LLC
NCB, FSB
C-III Commercial Mortgage LLC
Basis Real Estate Capital II, LLC
Walker & Dunlop Commercial Property Funding I WF, LLC
as Sponsors and Mortgage Loan Sellers

We, Wells Fargo Commercial Mortgage Securities, Inc., are establishing a trust fund. The offered certificates are mortgage-backed securities issued by the trust fund. Only the classes of mortgage pass-through certificates listed in the table below are being offered by this free writing prospectus and the accompanying prospectus. The trust fund will consist primarily of a pool of 129 commercial, multifamily and manufactured housing community mortgage loans, which together have an aggregate outstanding principal balance of approximately $1,487,599,794 as of the cut-off date. The trust fund will issue 22 classes of commercial mortgage pass-through certificates, 12 of which are being offered by this free writing prospectus. The offered certificates will accrue interest from and including September 1, 2014. Each class of certificates will entitle its holders to receive monthly distributions of interest or principal and interest generally on the fourth business day after the 11th day (or, if such 11th day is not a business day, the next succeeding business day) of each month, commencing in October 2014.

Credit enhancement will be provided by the subordination of certain classes of subordinate certificates to certain classes of senior certificates as described under “Description of the Offered Certificates—Distributions” and “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” in this free writing prospectus.

Proceeds of the assets of the trust fund are the sole source of distributions on the offered certificates. The offered certificates will not constitute interests in or obligations of, nor will they be insured or guaranteed by any of, the depositor, the sponsors, the mortgage loan sellers, the underwriters, either master servicer, either special servicer, the trust advisor, the certificate administrator, the trustee, the initial subordinate class representative or any of their respective affiliates and will not be insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

Characteristics of the certificates offered to you include:

Class	Approximate Initial Principal Balance or Notional Amount(1)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Rated Final Distribution Date(4)	Expected Ratings (Fitch/KBRA/Moody’s)(4)
Class A-1	$ 57,333,000%		(5)	July 2019	September 2057	AAAsf/AAA(sf)/Aaa(sf)
Class A-2	$ 75,863,000%		(5)	September 2019	September 2057	AAAsf/AAA(sf)/Aaa(sf)
Class A-3	$ 59,936,000%		(5)	September 2021	September 2057	AAAsf/AAA(sf)/Aaa(sf)
Class A-4	$ 360,000,000%		(5)	August 2024	September 2057	AAAsf/AAA(sf)/Aaa(sf)
Class A-5	$ 386,043,000%		(5)	September 2024	September 2057	AAAsf/AAA(sf)/Aaa(sf)
Class A-SB	$ 102,144,000%		(5)	July 2024	September 2057	AAAsf/AAA(sf)/Aaa(sf)
Class A-S(6)	$ 104,132,000	(7)%	(5)	September 2024	September 2057	AAAsf/AAA(sf)/Aa1(sf)
Class X-A	$ 1,145,451,000	(8)%	Variable(9)	NAP	September 2057	AAAsf/AAA(sf)/NR
Class X-B	$ 232,438,000	(10)%	Variable(11)	NAP	September 2057	NR/AAA(sf)/NR
Class B(6)	$ 68,802,000	(7)%	(5)	September 2024	September 2057	AA-sf/AA-(sf)/Aa3(sf)
Class C(6)	$ 52,066,000	(7)%	(5)	September 2024	September 2057	A-sf/A-(sf)/A3(sf)
Class PEX(6)	$ 225,000,000	(7)%	(12)	September 2024	September 2057	A-sf/A-(sf)/A1(sf)

(footnotes to table begin on page 1)
Investing in the offered certificates involves risks. You should carefully consider the risk factors beginning on page 60 of this free writing prospectus and page 8 of the prospectus.

Neither the certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the depositor, any of its affiliates or any other entity.

The Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense. Neither Wells Fargo Commercial Mortgage Securities, Inc. nor anyone else will list the offered certificates on any securities exchange or on any automated quotation system of any securities association such as the Nasdaq Stock Market.

The underwriters, Wells Fargo Securities, LLC, RBS Securities Inc. and Deutsche Bank Securities Inc. will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public from time to time in negotiated transactions or otherwise at varying prices determined at the time of sale, plus, in certain cases, accrued interest.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about September 29, 2014.

The Issuing Entity is relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7). The Issuing Entity was structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined herein).

Wells Fargo Securities		RBS
Deutsche Bank Securities
 , 2014

WFRBS Commercial Mortgage Trust 2014-C22

Commercial Mortgage Pass-Through Certificates, Series 2014-C22

Washington
2 properties
$8,360,566
0.6% of total
Kansas
2 properties
$5,170,917
0.3% of total
Nebraska
1 property
$569,048
0.0% of total
North Dakota
1 property
$28,000,000
1.9% of total
Missouri
2 properties
$7,477,969
0.5% of total
Minnesota
1 property
$13,100,000
0.9% of total
Wisconsin
1 property
$13,733,465
0.9% of total
Indiana
1 property
$4,790,157
0.3% of total
Pennsylvania
6 properties
$19,508,188
1.3% of total
New York
23 properties
$209,687,589
14.1% of total
Illinois
2 properties
$6,618,750
0.4% of total
Michigan
8 properties
$32,704,314
2.2% of total
New Hampshire
2 properties
$17,651,489
1.2% of total
Oregon
1 property
$2,307,350
0.2% of total
Massachusetts
3 properties
$30,963,147
2.1% of total
Ohio
9 properties
$32,717,325
2.2% of total
Utah
3 properties
$13,427,500
0.9% of total
Connecticut
6 properties
$106,363,035
7.1% of total
New Jersey
1 property
$5,993,008
0.4% of total
Nevada
3 properties
$20,135,000
1.4% of total
Delaware
2 properties
$9,345,900
0.6% of total
California
20 properties
$317,661,400
21.4% of total
West Virginia
3 properties
$3,786,750
0.3% of total
Maryland
5 properties
$32,664,100
2.2% of total
North Carolina
1 property
$4,000,000
0.3% of total
Arizona
2 properties
$7,117,727
0.5% of total
Colorado
2 properties
$56,212,500
3.8% of total
South Carolina
4 properties
$26,347,029
1.8% of total
Texas
19 properties
$141,979,897
9.5% of total
Georgia
12 properties
$70,102,957
4.7% of total
Mississippi
1 property
$6,250,000
0.4% of total
Alabama
1 property
$782,441
0.1% of total
Oklahoma
1 property
$18,092,391
1.2% of total
Arkansas
2 properties
$5,069,161
0.3% of total
Louisiana
1 property
$5,250,000
0.4% of total
Kentucky
3 properties
$43,899,665
3.0% of total
Tennessee
4 properties
$20,561,574
1.4% of total
Florida
11 properties
$139,197,484
9.4% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 10.0%
>10.0%

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS FREE WRITING PROSPECTUS AND THE ACCOMPANYING PROSPECTUS	ix
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	xi
FORWARD-LOOKING STATEMENTS	xii
SUMMARY	1
RISK FACTORS	60
Risks Related to the Offered Certificates	60
The Certificates May Not Be a Suitable Investment for You	60
The Trust Fund’s Assets May Be Insufficient to Allow for Repayment in Full on Your Certificates	60
A Future Economic Downturn, a Downturn in Real Estate Markets or Credit Markets and/or Sovereign Debt Concerns May Increase Loan Defaults and/or Affect the Value and Liquidity of Your Investment	60
Market Considerations and Limited Liquidity	63
Subordination of the Class A-S, B and C Regular Interests Will Affect the Timing of Distributions and the Application of Losses on the Class A-S, B, C and PEX Certificates	66
The Yields to Maturity on the Offered Certificates Depend on a Number of Factors that Cannot Be Predicted with any Certainty	67
Incorrect Assumptions Regarding Principal Payments and Prepayments May Lead to a Lower than Expected Yield on Your Investment	68
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	69
The Payment of Expenses of the Trust Fund May Reduce the Amount of Distributions on Your Offered Certificates	69
You Will Have Limited Ability To Control the Servicing of the Mortgage Loans and the Parties with Control Over the Servicing of the Mortgage Loans May Have Interests that Conflict with Your Interests	70
You Will Have No Control Over the Servicing of the Non-Serviced Loan Combination	70
The Servicing of the Stamford Plaza Portfolio Loan Combination Will Shift to Others	71
If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the Trust Fund	71
Various Other Securitization-Level Conflicts of Interest May Have an Adverse Effect on Your Offered Certificates	73
Potential Conflicts of Interest of the Underwriters and Their Affiliates	75
Potential Conflicts of Interest of the Subordinate Class Representative	79
Potential Conflicts of Interest in the Selection of the Mortgage Loans	80
Ratings of the Certificates Have Substantial Limitations	81
The Special Servicers May Be Directed To Take Actions	83
There Are Risks Relating to the Exchangeable Certificates	83
You May Be Bound by the Actions of Other Certificateholders Even if You Do Not Agree with Those Actions	84
Because the Offered Certificates Are in Book-Entry Form, Your Rights Can Only Be Exercised Indirectly and There May Be Other Adverse Consequences	84
Material Federal Tax Considerations Regarding Original Issue Discount	85
State and Local Tax Considerations	85
Commencing Legal Proceedings Against Parties to the Pooling and Servicing Agreement May Be Difficult	85
Each of the Mortgage Loan Sellers, the Depositor and the Trust Fund Are Subject to Insolvency or Bankruptcy Laws That May Affect the Trust Fund’s Ownership of the Mortgage Loans	85
Risks Related to the Mortgage Loans	87
The Repayment of a Multifamily, Residential Cooperative, Manufactured Housing Community or Commercial Mortgage Loan is Dependent on the Cash Flow Produced by the Corresponding Mortgaged Property, Which Can Be Volatile and Insufficient To Allow Full and Timely Distributions on Your Offered Certificates	87

Property Value May Be Adversely Affected Even When There Is No Change in Current Operating Income	89
Concentrations of Mortgaged Property Types Subject the Trust Fund to Increased Risk of Decline in Particular Industries	89
Office Properties Have Special Risks	90
Hospitality Properties Have Special Risks	90
Retail Properties Have Special Risks	92
Mixed Use Facilities Have Special Risks	95
Multifamily Properties Have Special Risks	95
Self-Storage Properties Have Special Risks	96
Industrial Properties Have Special Risks	97
Residential Cooperative Properties Have Special Risks	98
Manufactured Housing Community Properties Have Special Risks	101
Condominium Properties Have Special Risks	103
Various Limitations and Restrictions Imposed by Affordable Housing Covenants or Programs May Result in Losses on the Mortgage Loans	104
Renewal, Termination and Expiration of Leases and Reletting Entails Risks That May Adversely Affect Your Investment	104
Tenant Early Termination Options Entail Special Risks	107
Tenant Bankruptcies May Adversely Affect the Income Produced by the Mortgaged Properties and May Adversely Affect the Distributions on Your Certificates	108
Various Loan-Level Conflicts of Interest May Have an Adverse Effect on Your Certificates	108
A Concentration of Mortgaged Properties in One or More Geographic Areas Reduces Diversification and May Increase the Risk that Your Certificates May Not Be Paid in Full	109
The Concentration of Loans and Number of Loans with the Same or Related Borrowers Increases the Possibility of Loss on the Loans Which Could Reduce Distributions on Your Certificates	109
Tenant Concentration Increases the Risk That Cash Flow Will Be Interrupted, Which Could Reduce Distributions on Your Certificates	110
Limitations on the Enforceability of Multi-Borrower/Multi-Property and Multi-Borrower/Multiple Parcel Arrangements May Have an Adverse Effect on Recourse in the Event of a Default on a Mortgage Loan	111
Borrowers’ Recent Acquisition of the Mortgaged Properties Causes Uncertainty	112
Certain Mortgaged Properties May Have a Limited Operating History	112
Risks Related to Construction, Redevelopment and Renovation at the Mortgaged Properties	112
Risks of the Anticipated Repayment Date Loans	113
Converting Commercial Properties to Alternative Uses May Require Significant Expenses Which Could Reduce Distributions on Your Certificates; and Limited Adaptability for Other Uses May Substantially Lower the Liquidation Value of a Mortgaged Property	113
We Cannot Assure You That Any Upfront or Ongoing Deposits Made by a Borrower to Any Reserve in Respect of a Mortgaged Property Will Be Sufficient To Offset Any Cash Flow Shortfalls That May Occur at the Related Mortgaged Property	114
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	115
If a Borrower is Unable To Repay Its Loan on Its Maturity Date or Anticipated Repayment Date, You May Experience a Loss or Delay in Distributions on Your Certificates	115
A Borrower’s Other Loans May Reduce the Cash Flow Available to the Mortgaged Property Which May Adversely Affect Distributions on Your Certificates; Mezzanine Financing Reduces a Principal’s Equity in, and Therefore Its Incentive to Support, a Mortgaged Property	116
Litigation Arising Out of Ordinary Business or Other Activities of the Borrowers, Borrower Principals, Sponsors and Managers Could Adversely Affect Distributions on Your Certificates	118

Bankruptcy Proceedings Relating to a Borrower Can Result in Dissolution of the Borrower and the Acceleration of the Related Mortgage Loan and Can Otherwise Impair Repayment of the Related Mortgage Loan	119
Mortgage Loans With Borrowers That Are Not Bankruptcy Remote Entities or That Do Not Have Non-Recourse Carveout Guarantees May Be More Likely To File Bankruptcy Petitions or Take Other Actions That May Adversely Affect Distributions on Your Certificates	120
Prior Bankruptcies or Other Proceedings May Be Relevant to Future Performance	121
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	122
Provisions Requiring Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions May Not Be Enforceable	122
Substitution of Mortgaged Properties and Debt Severance Provisions May Lead to Increased Risks	123
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	123
Mortgaged Properties That Are Not in Compliance with Zoning and Building Code Requirements and Use Restrictions Could Adversely Affect Distributions on Your Certificates	123
Condemnations With Respect to Mortgaged Properties Could Adversely Affect Distributions on Your Certificates	124
The Absence of or Inadequacy of Insurance Coverage on the Property May Adversely Affect Distributions on Your Certificates	125
Environmental Conditions at the Mortgaged Properties May Subject the Trust Fund to Liability Under Federal and State Laws, Reducing the Value and Cash Flow of the Mortgaged Properties, Which May Result in Reduced Distributions on Your Offered Certificates	127
Property Inspections and Engineering Reports May Not Reflect All Conditions That Require Repair on a Mortgaged Property	130
Appraisals May Not Accurately Reflect the Value of the Mortgaged Properties	131
Debt Service Coverage Ratio and Net Cash Flow Information Is Based on Numerous Assumptions	132
The Prospective Performance of the Commercial and Multifamily Mortgage Loans Included in the Trust Fund Should Be Evaluated Separately from the Performance of the Mortgage Loans in Any of the Depositor’s Other Trusts	133
No Party is Obligated to Review the Mortgage Loans To Determine Whether Representations and Warranties Are True; Mortgage Loan Sellers or Other Responsible Parties May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan	134
Any Loss of Value Payment Made by a Mortgage Loan Seller May Prove to Be Insufficient to Cover All Losses on a Defective Mortgage Loan	135
The Operation of a Mortgaged Property Following Foreclosure May Affect the Tax Status of the Trust Fund and May Adversely Affect Distributions on Your Certificates	135
Tenant Leases May Have Provisions That Could Adversely Affect Distributions on Your Certificates	136
The Costs of Compliance with the Americans with Disabilities Act of 1990 and Fair Housing Laws May Adversely Affect a Borrower’s Ability To Repay Its Mortgage Loan	136
The Borrower’s Form of Entity May Cause Special Risks	136
Tenancies in Common May Hinder Recovery	137
Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates	137
Other Risks	138
Split Loan Structures May Adversely Affect Net Cash Flow to Sponsors, Which May Reduce Sponsors’ Commitment to Effective Management of the Mortgaged Properties	138
Terrorist Attacks May Adversely Affect the Value of the Offered Certificates and Payments on the Underlying Mortgage Loans	138
Foreign Conflicts May Adversely Affect the Value of the Offered Certificates and Payments on the Underlying Mortgage Loans	139
Additional Risks	139

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	139
CAPITALIZED TERMS USED IN THIS FREE WRITING PROSPECTUS	140
DESCRIPTION OF THE MORTGAGE POOL	140
General	140
Significant Obligor	141
Mortgage Loan History	141
Certain Characteristics of the Mortgage Pool	141
Concentration of Mortgage Loans and Borrowers	141
Cross-Collateralized Mortgage Loans; Cross-Defaulted Mortgage Loans; Multi-Property Mortgage Loans; Mortgage Loans with Affiliated Borrowers	142
Property Type Concentrations	144
Tenancies in Common	146
Condominium Structures	147
Residential Cooperatives	147
Certain Terms of the Mortgage Loans	148
Voluntary Prepayment and Defeasance Provisions	149
Non-Recourse Obligations	156
“Due-on-Sale” and “Due-on-Encumbrance” Provisions	156
Encumbered Interests	158
ARD Loans	158
Split Loan Structures	159
The Bank of America Plaza Loan Combination	159
The Columbus Square Portfolio Loan Combination	162
The Stamford Plaza Portfolio Loan Combination	165
Subordinate and/or Other Financing	167
Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives	170
Other Additional Financing	173
Net Cash Flow and Certain Underwriting Considerations	174
Cash Management Agreements/Lockboxes	174
Hazard Insurance	176
Litigation Considerations	177
Default History, Bankruptcy Issues and Other Proceedings	178
Tenant or Other Third Party Matters	181
Lease Terminations and Expirations	181
Other Matters	183
Assessments of Property Value and Condition	184
Appraisals	184
Environmental Assessments	185
Property Condition Assessments	188
Seismic Review Process and Earthquake Insurance	188
Zoning and Building Code Compliance	188
Environmental Insurance	189
Loan Purpose	190
Exceptions to Underwriting Guidelines	190
Assignment of the Mortgage Loans	192
Representations and Warranties	194
Cures, Repurchases and Substitutions	195
Changes in Mortgage Pool Characteristics	198
Finalized Pooling and Servicing Agreement and Other Material Agreements	198
TRANSACTION PARTIES	198
The Issuing Entity	198
The Depositor	199
The Sponsors, Mortgage Loan Sellers and Originators	199
Wells Fargo Bank, National Association	200
General	200
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	200
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	201
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	205

v

Compliance with Rule 15Ga-1 under the Exchange Act	207
The Royal Bank of Scotland	210
General	210
The Royal Bank of Scotland’s Underwriting Standards	211
Review of Mortgage Loans for Which The Royal Bank of Scotland is the Sponsor	215
Compliance with Rule 15Ga-1 under the Exchange Act	217
Rialto Mortgage Finance, LLC	217
General	217
Rialto Mortgage’s Securitization Program	217
Rialto Mortgage’s Underwriting Standards and Loan Analysis	218
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	221
Compliance with Rule 15Ga-1 under the Exchange Act	223
Liberty Island Group I LLC	223
General	223
Liberty Island’s Underwriting Standards and Processes	224
Review of Mortgage Loans for Which Liberty Island is the Sponsor	227
Compliance with Rule 15Ga-1 under the Exchange Act	229
NCB, FSB	229
General	229
NCB, FSB’s Securitization Program	230
NCB, FSB’s Underwriting Standards and Processes	230
Review of Mortgage Loans for Which NCB, FSB is the Sponsor	234
Compliance with Rule 15Ga-1 under the Exchange Act	235
C-III Commercial Mortgage LLC	235
General	235
C3CM’s Underwriting Guidelines and Processes	237
Exceptions	242
Review of Mortgage Loans for Which C3CM is the Sponsor	242
Compliance with Rule 15Ga-1 under the Exchange Act	243
Basis Real Estate Capital II, LLC	244
General	244
Basis’ Securitization Program	244
Basis’ Underwriting Standards and Processes	245
Review of Mortgage Loans for Which Basis Real Estate Capital is the Sponsor	249
Compliance with Rule 15Ga-1 under the Exchange Act	250
Walker & Dunlop Commercial Property Funding I WF, LLC	251
General	251
WDCPF’s Securitization Program	251
Review of WDCPF I WF Mortgage Loans	252
WDCPF I WF’s Underwriting Standards	253
Exceptions	256
Servicing	256
Repurchase Requests	257
Compensation of the Sponsors	257
The Trustee	257
The Certificate Administrator, Tax Administrator, Certificate Registrar and Custodian	258
The Master Servicers	259
Wells Fargo Bank, National Association	259
NCB, FSB	262
The Special Servicers	265
CWCapital Asset Management LLC	265
NCB, FSB	267
Additional Primary Servicer	269
The Trust Advisor	271
Affiliations and Certain Relationships Among Certain Transaction Parties	271
DESCRIPTION OF THE OFFERED CERTIFICATES	275
General	275
Certificate Principal Balances and Certificate Notional Amounts	276
Exchanges of Exchangeable Certificates	278

Distribution Account	279
Interest Reserve Account	281
Distributions	281
Priority of Distributions	292
Treatment of REO Properties	297
Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses	298
Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses	302
Advances of Delinquent Monthly Debt Service Payments	303
Fees and Expenses	307
Reports to Certificateholders; Available Information	311
Voting Rights	318
Delivery, Form and Denomination	319
Matters Regarding the Certificate Administrator and the Tax Administrator	319
Amendment of the Pooling and Servicing Agreement	320
Termination of the Pooling and Servicing Agreement	322
The Trustee	324
Eligibility Requirements	324
Duties of the Trustee	324
Matters Regarding the Trustee	324
Resignation and Removal of the Trustee	325
Suits, Actions and Proceedings by Certificateholders	326
YIELD AND MATURITY CONSIDERATIONS	326
Yield Considerations	326
Weighted Average Life	331
Yield Sensitivity of the Class X-A and Class X-B Certificates	335
Pre-Tax Yield to Maturity Tables	335
SERVICING OF THE MORTGAGE LOANS AND ADMINISTRATION OF THE TRUST FUND	340
General	340
Servicing and Other Compensation and Payment of Expenses	346
Asset Status Reports	360
The Majority Subordinate Certificateholder and the Subordinate Class Representative	362
The Trust Advisor	365
Annual Reports and Meeting	366
Net Present Value Calculations	369
Review and Consultation With Respect to Calculations of Net Present Value and Appraisal Reduction Amounts	370
Replacement of the Special Servicers	370
Maintenance of Insurance	372
Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions	375
Transfers of Interests in Borrowers	375
Modifications, Waivers, Amendments and Consents	376
Required Appraisals	382
Collection Accounts	387
Procedures With Respect to Defaulted Mortgage Loans and REO Properties	390
REO Account	394
Inspections; Collection of Operating Information	394
Rating Agency Confirmations	396
Servicer Termination Events	398
Rights Upon the Occurrence of a Servicer Termination Event	400
Termination, Discharge and Resignation of the Trust Advisor	401
Resignation of the Master Servicers and the Special Servicers	403
Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor	404
Evidence as to Compliance	407
Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination	408
Servicing of the Stamford Plaza Portfolio Loan Combination	408
CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS	409

General	409
Other Aspects	410
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	410
General	410
Characterization of Investments in Offered Certificates	411
Discount and Premium; Prepayment Consideration	412
Taxation of the Exchangeable Certificates	413
Further Information	414
STATE AND OTHER TAX CONSEQUENCES	414
ERISA CONSIDERATIONS	414
Plan Assets	414
Special Exemption Applicable to the Offered Certificates	415
Insurance Company General Accounts	417
General Investment Considerations	417
LEGAL INVESTMENT	418
LEGAL MATTERS	418
RATINGS	418
INDEX OF DEFINED TERMS	421

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1

Annex B:	Additional Mortgage Loan Information/Definitions	B-1

Annex C-1:	Mortgage Loan Representations and Warranties	C-1-1

Annex C-2:	Exceptions to Mortgage Loan Representations and Warranties	C-2-1

Annex D:	Global Clearance, Settlement and Tax Documentation Procedures	D-1

Annex E-1:	Form of Trust Advisor Annual Report (Subordinate Control Period)	E-1-1

Annex E-2:	Form of Trust Advisor Annual Report (Collective Consultation Period and Senior Consultation Period)	E-2-1

Annex F:	Form of Distribution Date Statement	F-1

Annex G:	Class A-SB Planned Principal Balance Schedule	G-1

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS FREE WRITING PROSPECTUS AND THE ACCOMPANYING PROSPECTUS

Information about the offered certificates is provided in two separate documents that progressively provide more detail:

●	the accompanying prospectus, which provides general information, some of which may not apply to a particular class of offered certificates, including your class; and

●	this free writing prospectus, which describes the specific terms of your class of offered certificates.

You should rely only on the information contained in this free writing prospectus and the accompanying prospectus. The depositor has not authorized anyone to provide you with information that is different from that contained in this free writing prospectus and the prospectus.

References in the accompanying prospectus to “prospectus supplement” should be treated as references to this free writing prospectus.

This free writing prospectus and the accompanying prospectus include cross references to sections in these materials where you can find further related discussions. The tables of contents in this free writing prospectus and the prospectus identify the pages where these sections are located.

Cross-references are included in this free writing prospectus and in the accompanying prospectus which direct you to more detailed descriptions of a particular topic. You can also find references to key topics in the table of contents in this free writing prospectus on page ii and the table of contents in the accompanying prospectus on page i. The capitalized terms used in this free writing prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this free writing prospectus. The definitions of certain capitalized terms used in the accompanying prospectus are included under the caption “Glossary” beginning on page 134 of the accompanying prospectus. In this free writing prospectus, the terms “depositor”, “we” and “us” refer to Wells Fargo Commercial Mortgage Securities, Inc.

EUROPEAN ECONOMIC AREA

THIS FREE WRITING PROSPECTUS AND THE ACCOMPANYING PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS DIRECTIVE AS IMPLEMENTED IN MEMBER STATES OF THE EUROPEAN ECONOMIC AREA (THE “EEA”) (EACH, A “RELEVANT MEMBER STATE”). THIS FREE WRITING PROSPECTUS AND THE ACCOMPANYING PROSPECTUS HAVE BEEN PREPARED ON THE BASIS THAT ALL OFFERS OF THE OFFERED CERTIFICATES WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE EU PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS IN CONNECTION WITH OFFERS OF THE OFFERED CERTIFICATES. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS FREE WRITING PROSPECTUS SHOULD ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE EU PROSPECTUS DIRECTIVE FOR SUCH OFFERS. NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF THE OFFERED CERTIFICATES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS TO PUBLISH A PROSPECTUS FOR SUCH OFFERS. THE EXPRESSION EU PROSPECTUS DIRECTIVE MEANS DIRECTIVE 2003/71/EC (AND ANY AMENDMENTS THERETO INCLUDING DIRECTIVE 2010/73/EU, TO THE EXTENT IMPLEMENTED IN THE RELEVANT MEMBER STATE), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE EU PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT

MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS FREE WRITING PROSPECTUS AS COMPLETED BY THE ACCOMPANYING PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(a)        TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE EU PROSPECTUS DIRECTIVE;

(b)        TO FEWER THAN 100 OR, IF THE RELEVANT MEMBER STATE HAS IMPLEMENTED THE RELEVANT PROVISION OF DIRECTIVE 2010/73/EU (THE “2010 PD AMENDING DIRECTIVE”), 150, NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE EU PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(c)        IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE EU PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (a) TO (c) ABOVE SHALL REQUIRE THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE EU PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS FREE WRITING PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATES IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE EU PROSPECTUS DIRECTIVE IN THAT MEMBER STATE.

NOTICE TO UNITED KINGDOM INVESTORS

THE DISTRIBUTION OF THIS FREE WRITING PROSPECTUS AND THE ACCOMPANYING PROSPECTUS IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (1) ARE OUTSIDE THE UNITED KINGDOM, OR (2) ARE INSIDE THE UNITED KINGDOM AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OR ARE PERSONS FALLING WITHIN ARTICLES 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS THE “RELEVANT PERSONS”). THIS FREE WRITING PROSPECTUS AND THE ACCOMPANYING PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS FREE WRITING PROSPECTUS AND THE ACCOMPANYING PROSPECTUS RELATES IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED, THAT IN THE UNITED KINGDOM:

(a)        IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT (THE “FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF ANY OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY; AND

(b)        IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

x

JAPAN

THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN (THE “FIEL”). ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED HEREIN MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS AND REGULATIONS OF JAPAN.

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS FREE WRITING PROSPECTUS. HOWEVER, THIS FREE WRITING PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS FREE WRITING PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV). THIS FREE WRITING PROSPECTUS DOES NOT CONTAIN ALL INFORMATION THAT IS REQUIRED TO BE INCLUDED IN A PROSPECTUS REQUIRED TO BE FILED AS PART OF A REGISTRATION STATEMENT.

THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THESE MATERIALS AND THE ASSET POOL BACKING THEM ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THE OFFERED CERTIFICATES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THIS FREE WRITING PROSPECTUS OR MAY BE ISSUED WITH CHARACTERISTICS THAT DIFFER FROM THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES THAT ARE ACTUALLY

ISSUED AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT ONE OR MORE CONDITIONS ARE NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES THAT SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF CERTAIN OFFERED CERTIFICATES DESCRIBED IN THESE MATERIALS. THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATION PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST, THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS FREE WRITING PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, EITHER MASTER SERVICER, EITHER SPECIAL SERVICER, THE TRUSTEE, THE TRUST ADVISOR, THE CERTIFICATE ADMINISTRATOR, THE INITIAL SUBORDINATE CLASS REPRESENTATIVE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—RISKS RELATED TO THE OFFERED CERTIFICATES—MARKET CONSIDERATIONS AND LIMITED LIQUIDITY” IN THIS FREE WRITING PROSPECTUS.

FORWARD-LOOKING STATEMENTS

This free writing prospectus and the accompanying prospectus contain certain forward-looking statements. If and when included in this free writing prospectus, the words “expects”, “intends”, “anticipates”, “estimates” and analogous expressions and all statements that are not historical facts, including statements about our beliefs or expectations, are intended to identify forward-looking statements. Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated. Those risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering. The forward-looking statements made in this free writing prospectus are made as of the date stated on the cover. We have no obligation to update or revise any forward-looking statement.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

SUMMARY

The following summary is a short description of the main terms of the offered certificates and the mortgage loans and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this free writing prospectus and the accompanying prospectus.  This summary does not contain all of the information that may be important to you.  To fully understand the terms of the offered certificates and the mortgage loans, you will need to read both this free writing prospectus and the accompanying prospectus in their entirety.

Overview of the Certificates

The table below lists certain summary information concerning the WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22.  Each certificate represents an interest in the mortgage loans included in the trust fund.  We are offering the Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, X-A, X-B, B, C and PEX certificates pursuant to this free writing prospectus.

Class	Approx. Initial Principal Balance or Notional Amount(1)		Approx. % of Aggregate Cut-off Date Balance	Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Weighted Average Life (Years)(3)	Expected Principal Window(3)	Expected Ratings (Fitch/KBRA/Moody’s)(4)
Offered Certificates
A-1	$57,333,000		3.854%	30.000%	%	(5)	2.73	10/14 – 7/19	AAAsf/AAA(sf)/Aaa(sf)
A-2	$75,863,000		5.100%	30.000%	%	(5)	4.89	7/19 – 9/19	AAAsf/AAA(sf)/Aaa(sf)
A-3	$59,936,000		4.029%	30.000%	%	(5)	6.92	7/21 – 9/21	AAAsf/AAA(sf)/Aaa(sf)
A-4	$360,000,000		24.200%	30.000%	%	(5)	9.84	7/24 – 8/24	AAAsf/AAA(sf)/Aaa(sf)
A-5	$386,043,000		25.951%	30.000%	%	(5)	9.89	8/24 – 9/24	AAAsf/AAA(sf)/Aaa(sf)
A-SB	$102,144,000		6.866%	30.000%	%	(5)	7.44	9/19 – 7/24	AAAsf/AAA(sf)/Aaa(sf)
A-S(6)	$104,132,000	(7)	7.000%	23.000%	%	(5)	9.96	9/24 – 9/24	AAAsf/AAA(sf)/Aa1(sf)
X-A	$1,145,451,000	(8)	NAP	NAP	%	Variable(9)	NAP	NAP	AAAsf/AAA(sf)/NR
X-B	$232,438,000	(10)	NAP	NAP	%	Variable(11)	NAP	NAP	NR/AAA(sf)/NR
B(6)	$68,802,000	(7)	4.625%	18.375%	%	(5)	9.96	9/24 – 9/24	AA-sf/AA-(sf)/Aa3(sf)
C(6)	$52,066,000	(7)	3.500%	14.875%	%	(5)	9.96	9/24 – 9/24	A-sf/A-(sf)/A3(sf)
PEX(6)	$225,000,000	(7)	NAP	14.875%	%	(12)	9.96	9/24 – 9/24	A-sf/A-(sf)/A1(sf)

Non-Offered Certificates
X-C	$31,611,000	(13)	NAP	NAP	%	Variable(14)	NAP	NAP	BBsf/BB(sf)/NR
X-D	$14,876,000	(15)	NAP	NAP	%	Variable(16)	NAP	NAP	Bsf/B(sf)/NR
X-E	$63,223,793	(17)	NAP	NAP	%	Variable(18)	NAP	NAP	NR/NR/NR
X-Y	$29,558,534	(19)	NAP	NAP	%	Variable(20)	NAP	NAP	NR/AAA(sf)/NR
D	$111,570,000		7.500%	7.375%	%	(5)	9.96	9/24 – 9/24	BBB-sf/BBB-(sf)/NR
E	$31,611,000		2.125%	5.250%	%	(5)	9.96	9/24 – 9/24	BBsf/BB(sf)/NR
F	$14,876,000		1.000%	4.250%	%	(5)	9.96	9/24 – 9/24	Bsf/B(sf)/NR
G	$63,223,793		4.250%	0.000%	%	(5)	9.96	9/24 – 9/24	NR/NR/NR
V(21)	NAP		NAP	NAP	NAP	NAP	NAP	NAP	NR/NR/NR
R(22)	NAP		NAP	NAP	NAP	NAP	NAP	NAP	NR/NR/NR

(footnotes to table on cover and table set forth above)

(1)
The principal balances and notional amounts set forth in the table are approximate.  The actual initial principal balances and notional amounts may be larger or smaller depending on the aggregate cut-off date principal balance of the mortgage loans definitively included in the pool of mortgage loans, which aggregate cut-off date principal balance may be as much as 5% larger or smaller than the amount presented in this free writing prospectus.

(2)
The approximate initial credit support with respect to the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates represents the approximate credit enhancement for the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates in the aggregate.  The percentage indicated under the column “Approximate Initial Credit Support” with respect to the Class C and PEX certificates represents the approximate credit support for the Class C regular interest, which will have an initial outstanding principal balance on the closing date of $52,066,000.

(3)	Calculated based on a 0% CPR and the structuring assumptions described in Annex B to this free writing prospectus.

(4)
The expected ratings presented are those of Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc. and Moody’s Investors Service, Inc., which the depositor hired to rate the rated offered certificates.  One or more other nationally recognized statistical rating organizations that were not hired by the depositor may use information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise, to rate or provide market reports and/or published commentary related to the offered certificates.  We cannot assure you as to what ratings a non-hired nationally recognized statistical rating organization would assign or that its reports will not express differing, possibly negative, views of the mortgage loans and/or the offered certificates.  To the extent described in this free writing prospectus, the ratings of each class of offered certificates address the likelihood of the timely distribution of interest and, except in the case of the Class X-A and X-B certificates, the ultimate distribution of principal due on those classes on or before the date set forth in the table on the cover as the “Rated Final Distribution Date”.  Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc. and Moody’s Investors Service, Inc. have informed us that the “sf” designation in their ratings represents an identifier for structured finance product ratings.  For additional information about this identifier, prospective investors can go to the related rating agency’s website.  The depositor and the underwriters have not verified, do not adopt and do not accept responsibility for any statements made by the rating agencies on their internet websites.  Credit ratings referenced throughout this document are forward-looking opinions about credit risk and express a rating agency’s opinion about the willingness and ability of an issuer of securities to meet its financial obligations in full and on time.  Ratings are not indications of investment merit and are not buy, sell or hold recommendations, a measure of asset value or an indication of the suitability of an investment.  See “Risk Factors—Risks Related to the Offered Certificates—Ratings of the Certificates Have Substantial Limitations” and “Ratings” in this free writing prospectus and “Ratings” in the accompanying prospectus.

(5)
The pass-through rates for the Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, B, C, D, E, F and G certificates and the Class A-S, B and C regular interests, in each case, will be one of the following:  (i) a fixed rate per annum, (ii) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis and, in the case of certain designated mortgage loans being sold to the trust by NCB, FSB, will be net of a rate equal to [0.20]% per annum, adjusted as necessary to a 30/360 basis.

(6)
The Class A-S, B and C certificates may be exchanged for Class PEX certificates, and Class PEX certificates may be exchanged for the Class A-S, B and C certificates, in each case, only in the manner described under “Description of the Offered Certificates—Exchanges of Exchangeable Certificates” in this free writing prospectus.

(7)
On the closing date, the trust fund will issue the Class A-S, B and C regular interests, which will have initial principal balances equal to the initial principal balances of the Class A-S, B and C certificates, respectively.  The Class A-S, B, C and PEX certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such regular interests.  Each of the Class A-S, B and C certificates will, at all times, represent a beneficial interest in a percentage of the outstanding principal balance of the Class A-S, B and C regular interests, respectively.  The Class PEX certificates will, at all times, represent a beneficial interest in the remaining percentages of the outstanding principal balances of each of the Class A-S, B and C regular interests.  Following any exchange of Class A-S, B and C certificates for Class PEX certificates or any exchange of Class PEX certificates for Class A-S, B and C certificates as described herein, the percentage interest of the outstanding principal balances of the Class A-S, B and C regular interests that is represented by the Class A-S, B and C certificates on the one hand and the Class PEX certificates on the other hand will be increased or decreased accordingly.  The initial principal balances of the Class A-S, B and C certificates represent the principal balances of such classes without giving effect to any exchange.  The initial principal balance of the Class PEX certificates is equal to the aggregate of the initial principal balances of the Class A-S, B and C certificates and represents the maximum principal balance of the Class PEX certificates that could be issued in an exchange.  The principal balance of each of the Class A-S, B and C regular interests will equal the aggregate of the applicable percentage interests of the Class A-S, B and C certificates, respectively, and of the related component of the Class PEX certificates.  The principal balances of the Class A-S, B and C certificates to be issued on the closing date will be reduced, in required proportions, by an amount equal to the principal balance of the Class PEX certificates issued on the closing date.

(8)
The Class X-A certificates are notional amount certificates.  The notional amount of the Class X-A certificates will be equal to the aggregate principal balance of the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates and the Class A-S regular interest outstanding from time to time.  The Class X-A certificates will not be entitled to distributions of principal.

(9)
The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates and the Class A-S regular interest for the related distribution date, weighted on the basis of their respective aggregate principal balances outstanding immediately prior to that distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis and, in the case of certain designated mortgage loans being sold to the trust by NCB, FSB, will be net of a rate equal to [0.20]% per annum, adjusted as necessary to a 30/360 basis.

(10)
The Class X-B certificates are notional amount certificates.  The notional amount of the Class X-B certificates will be equal to the aggregate principal balance of the Class D certificates and the Class B and C regular interests outstanding from time to time.  The Class X-B certificates will not be entitled to distributions of principal.

(11)
The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D certificates and the Class B and C regular interests for the related distribution date, weighted on the basis of their respective aggregate principal balances outstanding immediately prior to that distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis and, in the case of certain designated mortgage loans being sold to the trust by NCB, FSB, will be net of a rate equal to [0.20]% per annum, adjusted as necessary to a 30/360 basis.

(12)
The Class PEX certificates will not have a pass-through rate but will be entitled to receive the sum of the interest distributable on the percentage interests of the Class A-S, B and C regular interests represented by the Class PEX certificates.

(13)
The Class X-C certificates are notional amount certificates.  The notional amount of the Class X-C certificates will be equal to the principal balance of the Class E certificates outstanding from time to time.  The Class X-C certificates will not be entitled to distributions of principal.

(14)
The pass-through rate for the Class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class E certificates for the related distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis and, in the case of certain designated mortgage loans being sold to the trust by NCB, FSB, will be net of a rate equal to [0.20]% per annum, adjusted as necessary to a 30/360 basis.

(15)
The Class X-D certificates are notional amount certificates.  The notional amount of the Class X-D certificates will be equal to the principal balance of the Class F certificates outstanding from time to time.  The Class X-D certificates will not be entitled to distributions of principal.

(16)
The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis and, in the case of certain designated mortgage loans being sold to the trust by NCB, FSB, will be net of a rate equal to [0.20]% per annum, adjusted as necessary to a 30/360 basis.

(17)
The Class X-E certificates are notional amount certificates.  The notional amount of the Class X-E certificates will be equal to the principal balance of the Class G certificates outstanding from time to time.  The Class X-E certificates will not be entitled to distributions of principal.

(18)
The pass-through rate for the Class X-E certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for the related distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis and, in the case of certain designated mortgage loans being sold to the trust by NCB, FSB, will be net of a rate equal to [0.20]% per annum, adjusted as necessary to a 30/360 basis.

(19)
The Class X-Y certificates are notional amount certificates.  The notional amount of the Class X-Y certificates will be equal to the aggregate principal balance of certain designated mortgage loans being sold to the trust by NCB, FSB outstanding from time to time.  The Class X-Y certificates will not be entitled to distributions of principal.

(20)	The pass-through rate for the Class X-Y certificates for any distribution date will be a per annum rate equal to [0.20]%, adjusted as necessary for a 30/360 basis.

(21)
The Class V certificates will not have a certificate principal balance, certificate notional amount, pass-through rate, rated final distribution date or rating.  The Class V certificates will only be entitled to distributions of excess interest accrued on the mortgage loans with an anticipated repayment date.  See “Description of the Mortgage Pool—ARD Loans” in this free writing prospectus.

(22)
The Class R certificates will not have a certificate principal balance, certificate notional amount, pass-through rate, rated final distribution date or rating.  The Class R certificates represent the residual interest in each REMIC as further described in this free writing prospectus.  The Class R certificates will not be entitled to distributions of principal or interest.

          The Class X-C, X-D, X-E, X-Y, D, E, F, G, V and R certificates are not offered by this free writing prospectus.  Any information in this free writing prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Transaction Overview

On the closing date, each mortgage loan seller will sell its mortgage loans to the depositor, which will in turn deposit them into a common law trust created on the closing date.  The trust, which will be the issuing entity, will be formed by a “pooling and servicing agreement”, to be dated as of September 1, 2014, among the depositor, the master servicers, the special servicers, the trust advisor, the certificate administrator, the tax administrator and the trustee.  All the mortgage loans (other than the non-serviced pari passu mortgage loan described herein) will be serviced and administered under that agreement.  Each master servicer will be required to provide, with respect to each of the mortgage loans such servicer is obligated to service pursuant to the pooling and servicing agreement, the information to the certificate administrator necessary for the certificate administrator to calculate distributions and other information regarding the certificates.  You should refer to the accompanying prospectus, including the section captioned “Summary of Prospectus” for additional important information pertaining to the offered certificates.

The transfers of the mortgage loans from the respective mortgage loan sellers to the depositor and from the depositor to the issuing entity in exchange for the certificates are illustrated below:

Relevant Parties

Title of Certificates	WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22, which will be issued pursuant to the pooling and servicing agreement.

Issuing Entity
WFRBS Commercial Mortgage Trust 2014-C22, a New York common law trust that we sometimes refer to as the “trust”, will issue the certificates.  The assets in the trust will comprise the “trust fund”.  See “Transaction Parties—The Issuing Entity” in this free writing prospectus.

Depositor
Wells Fargo Commercial Mortgage Securities, Inc. is the depositor.  As depositor, Wells Fargo Commercial Mortgage Securities, Inc. will acquire the mortgage loans from the mortgage loan sellers and deposit them into the trust fund.  The depositor’s principal executive office is located at 301 South College Street, Charlotte, North Carolina 28288–0166 and its telephone number is (704) 374-6161.  Neither we nor any of our affiliates have insured or guaranteed the offered certificates.  See “Transaction Parties—The Depositor” and “—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus and “The Depositor” in the accompanying prospectus.

Sponsors, Mortgage Loan
Sellers and Originators
Wells Fargo Bank, National Association, a national banking association, The Royal Bank of Scotland plc, a public company registered in Scotland, and RBS Financial Products Inc., a Delaware corporation (the two of which will be referred to together as The Royal Bank of Scotland), Rialto Mortgage Finance, LLC, a Delaware limited liability company, Liberty Island Group I LLC, a Delaware limited liability company, NCB, FSB, a federal savings bank, C-III Commercial Mortgage LLC, a Delaware limited liability company, Basis Real Estate Capital II, LLC, a Delaware limited liability company, and Walker & Dunlop Commercial Property Funding I WF, LLC, a  Delaware limited liability company, are the sponsors of this transaction.  As sponsors, those entities have organized and initiated the transactions in which the certificates will be issued.  As mortgage loan sellers, those entities will sell the mortgage loans to the depositor.  Those entities and their affiliates originated or acquired the mortgage loans.  See “Risk

Factors—Risks Related to the Mortgage Loans—No Party is Obligated to Review the Mortgage Loans To Determine Whether Representations and Warranties Are True; Mortgage Loan Sellers or Other Responsible Parties May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan”, “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” and “—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus and “The Sponsor” in the accompanying prospectus.

The number and aggregate cut-off date principal balance of the mortgage loans that will be transferred to the depositor by the respective mortgage loan sellers are as follows:

Originator	Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Cut-off Date Pool Balance
Wells Fargo Bank, National Association(1)(2)	Wells Fargo Bank, National Association	34	54	$660,152,359	44.4%
The Royal Bank of Scotland(3)(4)	The Royal Bank of Scotland(1)	18	32	311,373,307	20.9
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	21	22	158,381,467	10.6
Prudential Mortgage Capital Company, LLC	Liberty Island Group I LLC	9	9	109,719,609	7.4
NCB, FSB(5)	NCB, FSB	20	20	67,614,088	4.5
C-III Commercial Mortgage LLC	C-III Commercial Mortgage LLC	17	17	63,291,423	4.3
Basis Real Estate Capital II, LLC	Basis Real Estate Capital II, LLC	6	9	58,594,540	3.9
Walker & Dunlop Commercial Property Funding I WF, LLC	Walker & Dunlop Commercial Property Funding I WF, LLC	4	9	58,473,000	3.9
Total:		129	172	$1,487,599,794	100.0%

(1)
Wells Fargo Bank, National Association and Citigroup Global Markets Realty Corp. co-originated the mortgage loan referred to herein as the Bank of America Plaza mortgage loan and the related pari passu companion loans.

(2)
Wells Fargo Bank, National Association and Barclays Bank PLC co-originated the mortgage loan referred to herein as the Columbus Square Portfolio mortgage loan and the related pari passu companion loans.

(3)
The mortgage loan seller referred to herein as The Royal Bank of Scotland is comprised of two affiliated companies:  The Royal Bank of Scotland plc and RBS Financial Products Inc. With respect to the mortgage loans being sold to the trust by The Royal Bank of Scotland (a) thirteen (13) of the mortgage loans, having an aggregate cut-off date principal balance of $237,633,272 and representing approximately 16.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated by and are being sold to the trust only by The Royal Bank of Scotland plc, (b) four (4) of the mortgage loans, having a cut-off date principal balance of $49,170,035 and representing approximately 3.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was originated by RBS Financial Products Inc. and is being sold to the trust by RBS Financial Products Inc, and (c) one (1) of the mortgage loans, having a cut-off date principal balance of $24,570,000 and representing approximately 1.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was co-originated by The Royal Bank of Scotland and RBS Financial Products Inc. and both The Royal Bank of Scotland and RBS Financial Products Inc. are selling their respective interests in the loan to the trust.

(4)
The Royal Bank of Scotland and Citigroup Global Markets Realty Corp. co-originated the mortgage loan referred to herein as the Stamford Plaza Portfolio mortgage loan and the related pari passu companion loans.

(5)	Eighteen (18) of the twenty (20) mortgage loans for which NCB, FSB is the mortgage loan seller were originated by its parent company, National Consumer Cooperative Bank, and transferred to NCB, FSB.

Master Servicers
Wells Fargo Bank, National Association will act as the initial master servicer under the pooling and servicing agreement with respect to one hundred and nine (109) of the mortgage loans, representing 95.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.  NCB, FSB will act as the initial master servicer under the pooling and servicing agreement with respect to twenty (20) of the mortgage loans (namely, those mortgage loans that are expected to be sold to the depositor by NCB, FSB), representing 4.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.  With respect to those mortgage loans for which it acts as master servicer, Wells Fargo Bank, National Association and NCB, FSB, will be primarily responsible for:

●
servicing and administering, directly or through sub-servicers (including primary servicers), the mortgage loans (other than any non-serviced pari passu mortgage loans) (a) as to which there is no default or reasonably foreseeable default that would give rise to a transfer of servicing to the applicable special servicer and (b) as to which any such default or reasonably foreseeable default has been corrected, including as part of a work-out;

●	making servicing advances with respect to all mortgage loans (other than any non-serviced pari passu mortgage loans); and

●	making debt service advances with respect to all mortgage loans.

See also “Transaction Parties—The Master Servicers” and “—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus.

Furthermore, the pari passu mortgage loans and related pari passu companion loans described under “The Trust Fund—Split Loan Structures” below, together comprise loan combinations.  See “Description of the Mortgage Pool—General” and “—Split Loan Structures” in this free writing prospectus for more information on the loan combinations.  Wells Fargo Bank, National Association will be the master servicer for the pari passu mortgage loan in each of the Bank of America Plaza loan combination and the Columbus Square Portfolio loan combination and each such loan combination will be serviced under the pooling and servicing agreement for this transaction.

In addition, while the Stamford Plaza Portfolio loan combination will initially be serviced by Wells Fargo Bank, National Association under the pooling and servicing agreement for this transaction, the servicing of the loan combination is expected to transfer to another securitization.  Specifically, with respect to the Stamford Plaza Portfolio loan combination, after the securitization of the related controlling pari passu companion loan, the loan combination will be serviced under, and by the master servicer designated in, the pooling and servicing agreement entered into in connection with that securitization, but the applicable master servicer under the pooling and servicing agreement for this transaction will continue to be primarily responsible for making debt service advances with respect to the related non-serviced pari passu mortgage loan included in the 2014-C22 trust fund notwithstanding any such transfer of servicing, provided however, the applicable master servicer under the pooling and servicing agreement for this transaction will have no obligation to make any advance for debt service payments relating to any companion loan.  If the related controlling pari passu companion loan in that loan combination is securitized, then the applicable master servicer under the pooling and servicing agreement for this transaction nevertheless will be entitled to compensation for the period before the transfer, and its right to indemnification and certain other rights in respect of its servicing activities relating to that loan combination will survive the transfer.

See “Description of the Mortgage Pool—Split Loan Structures” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

Special Servicers
CWCapital Asset Management LLC, a Delaware limited liability company, will act as the initial special servicer under the pooling and servicing agreement with respect to one hundred and nine (109) of the mortgage loans, representing 95.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.  The primary servicing office of CWCapital Asset Management LLC is located at 7501 Wisconsin Avenue, Bethesda, Maryland 20814.  NCB, FSB will act as the initial special servicer under the pooling and servicing agreement with respect to twenty (20) of the mortgage loans (namely, those mortgage loans that are expected to be sold to the depositor by NCB, FSB), representing 4.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.  CWCapital Asset Management LLC and NCB, FSB, in their respective capacities as special servicers, will be responsible for servicing each applicable mortgage loan (other than any non-serviced pari passu mortgage loans) following the occurrence of one or more specified events that cause that mortgage loan to become a specially serviced mortgage loan and (prior to the occurrence of any such event) with respect to specific servicing actions that require the consent of such special servicer.  CWCapital Asset Management LLC was selected to be the special servicer with respect to one hundred and nine (109) of the mortgage loans at the request of an affiliate of Seer Capital Management, LP, which is anticipated to purchase the Class E, F, G, X-C, X-D, X-E and V certificates on the closing date and to become the initial majority subordinate certificateholder.  Such affiliate of Seer Capital Management, LP also consented to the appointment of NCB, FSB as special servicer with respect to the twenty (20) mortgage loans NCB, FSB sold to the depositor, and may replace NCB, FSB in such capacity pursuant to the terms of the pooling and servicing agreement.

CWCapital Asset Management LLC will be the special servicer for the pari passu mortgage loans in each of the Bank of America Plaza loan combination and the Columbus Square Portfolio loan combination and each such loan combination will be specially serviced (if necessary) under the pooling and servicing agreement for this transaction.

In addition, the Stamford Plaza Portfolio loan combination will initially be specially serviced (if necessary) by CWCapital Asset Management LLC under the pooling and servicing agreement for this transaction.  After the securitization of the related controlling pari passu companion loan, the Stamford Plaza Portfolio loan combination will be specially serviced (if necessary) under, and by the special servicer designated in and for the compensation set forth in, the pooling and servicing agreement entered into in connection with that securitization.  If the loan combination is being specially serviced when the related controlling pari passu companion loan is securitized, the applicable special servicer under the pooling and servicing agreement for this transaction, nevertheless, will be entitled to compensation for the period during which it acted as special servicer with respect to that loan combination, and its right to indemnification and certain other rights in respect of its special servicing activities relating to that loan combination will survive the transfer of special servicing duties to the special servicer for the other securitization.

See “Servicing of the Mortgage Loans and Administration of the Trust Fund”, “Transaction Parties—The Special Servicers”, “—Affiliations and Certain Relationships Among Transaction Parties” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

Additional Primary Servicer
Prudential Asset Resources, Inc., a Delaware corporation, a wholly-owned subsidiary of Prudential Mortgage Capital Company, LLC, will act as primary servicer and perform most servicing duties of the applicable master servicer, other than making advances, with respect to some or all of the mortgage loans sold to the depositor by Liberty Island Group I LLC.  Liberty Island Group I LLC is partially owned by Prudential Mortgage Capital Company, LLC.  See “Transaction Parties—Additional Primary Servicer” in this free writing prospectus.  The related master servicer will pay the fees of the primary servicer.

Certificate Administrator,
Tax Administrator,
Certificate Registrar
and Custodian
Wells Fargo Bank, National Association will act as certificate administrator, tax administrator, certificate registrar and custodian under the pooling and servicing agreement.  The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at Sixth and Marquette Avenue, Minneapolis 55479-0113.  The certificate administrator is required to make distributions of the available distribution amount on each distribution date to the certificateholders and to prepare reports detailing the distributions to certificateholders on each distribution date and the performance of the mortgage loans and mortgaged properties.  See “Transaction Parties—The Certificate Administrator, Tax Administrator, Certificate Registrar and Custodian” and “—Affiliations and Certain

Relationships Among Certain Transaction Parties” in this free writing prospectus.

Trustee
Wilmington Trust, National Association, a national banking association, will act as trustee of the trust fund.  The corporate trust offices of the trustee are located at 1100 North Market Street, Wilmington, Delaware 19890, Attention:  WFRBS 2014-C22.  In its capacity as trustee, Wilmington Trust, National Association will be primarily responsible for back-up advancing if the master servicer fails to perform its advancing obligations and will become the holder of each mortgage loan upon its transfer to the trust fund.  The trustee will also be the mortgagee of record and the trustee, or a custodian on its behalf, will hold the mortgage file with respect to each mortgage loan, in each case except as otherwise described under “—Relevant Parties for the Split Loan Structures” below with respect to the loan combinations.  See “Description of the Mortgage Pool—Split Loan Structures”, “Transaction Parties—The Trustee”, “—Affiliations and Certain Relationships Among Certain Transaction Parties” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

Underwriters
Wells Fargo Securities, LLC, RBS Securities Inc. and Deutsche Bank Securities Inc. are the underwriters of the offered certificates.  Wells Fargo Securities, LLC and RBS Securities Inc. are acting as co-lead managers and co-bookrunners for this offering.  Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to 79.1% of each class of offered certificates and RBS Securities Inc. is acting as sole bookrunning manager with respect to 20.9% of each class of offered certificates.  Deutsche Bank Securities Inc. is acting as a co-manager.

Trust Advisor
Pentalpha Surveillance LLC, a Delaware limited liability company, will act as the initial trust advisor under the pooling and servicing agreement with respect to all of the mortgage loans (other than the Stamford Plaza Portfolio mortgage loan).

Some of the rights and duties of the trust advisor will be as follows:

●
The trust advisor will perform certain review duties on a platform-level basis that will generally include an annual review (consistent with the requirements of the pooling and servicing agreement) of, and, if any mortgage loans in the mortgage pool were specially serviced by a special servicer in the preceding calendar year, the preparation of an annual report regarding, certain of that special servicer’s actions pursuant to the pooling and servicing agreement.  In the event multiple special servicers are required to service specially serviced mortgage loans during the preceding calendar year, the trust advisor will prepare a separate report regarding the actions of each special servicer.  The review and report generally will be based on:  (a) during a subordinate control period, each final asset status report delivered to the trust advisor by the applicable special servicer, (b) during a collective consultation period or senior consultation period, any asset status reports and additional information delivered to the trust advisor by the applicable special servicer, (c) during a senior consultation period, in addition to the foregoing, a meeting with that special servicer to conduct a limited review of that special servicer’s operational practices on a platform-level basis, and (d) during any review period, such other additional limited non-privileged information and documentation provided by that special servicer to the trust advisor that is required or permitted to be delivered to the trust advisor under the pooling and servicing agreement.  Each special servicer will be entitled to review and provide comments on the applicable annual report before its finalization, but the content of any final annual report will nonetheless be determined solely by the trust advisor.

●
During any collective consultation period or senior consultation period, each special servicer will be required to consult with the trust advisor (in addition to the subordinate class representative, during a collective consultation period) in connection with material special servicing actions with respect to specially serviced mortgage loans serviced by that special servicer.  Under certain circumstances, but only during a senior consultation period, the trust advisor may recommend the replacement of a special servicer (other than the special servicer with respect to any non-serviced loan combination), in which case the certificate administrator will deliver notice of such recommendation to the certificateholders, and certificateholders with specified percentages of the voting rights may direct the replacement of that special servicer at their expense.  See “Transaction Parties—The Trust Advisor” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Asset Status Reports” and “—The Trust Advisor” in this free writing prospectus.

The trust advisor will be discharged from its duties under the pooling and servicing agreement when the aggregate certificate principal balance of the Class A-1, A-2, A-3, A-4, A-5, A-SB, D and E certificates and the Class A-S, B and C regular interests has been reduced to zero.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Termination, Discharge and Resignation of the Trust Advisor”.

The obligations of the trust advisor under the pooling and servicing agreement are solely to provide analytical and reporting services.  When we use the words “consult”, “recommend” or words of similar import in respect of the trust advisor and any servicing action or inaction, we are referring to the trust advisor’s analytical and reporting services, and not to a duty to make recommendations for or against any servicing action.  Although the trust advisor must consider the servicing standard in its analysis, the trust advisor will not itself be bound by the servicing standard.  The trust advisor will have no liability to any certificateholders, or any particular certificateholder, for actions taken or not taken under the pooling and servicing agreement.  See “Servicing of the

Mortgage Loans and Administration of the Trust Fund—The Trust Advisor” and “—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus.

In general, the trust advisor will have no duty to report to or respond to inquiries of the certificateholders.  See “Description of the Offered Certificates—Reports to Certificateholders; Available Information” in this free writing prospectus.

The trust advisor will have certain rights to compensation (other than with respect to any non-serviced pari passu mortgage loan) and indemnification by the trust fund.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses—Compensation of the Trust Advisor” and “—The Trust Advisor” in this free writing prospectus.

Notwithstanding any contrary provision described above, the trust advisor under the pooling and servicing agreement for this transaction will have no rights or duties in connection with the Stamford Plaza Portfolio mortgage loan.  In that regard, upon securitization of the related controlling pari passu companion loan, the Stamford Plaza Portfolio loan combination will thereafter be serviced and administered in accordance with the pooling and servicing agreement for that securitization.  We anticipate that the pooling and servicing agreement for the securitization of the related controlling pari passu companion loan will provide for a trust advisor or operating advisor with rights and duties in connection with the servicing and administration of loans (including the related loan combination) under that agreement that are similar (but not necessarily identical) to the rights and duties of the trust advisor under the pooling and servicing agreement for this transaction.  If such securitization does not occur, there will be no trust advisor acting with respect to the subject loan combination.

Majority Subordinate
Certificateholder
The majority subordinate certificateholder will be the holder(s) of a majority interest in (i) during a subordinate control period, the most subordinate class among the Class F and G certificates that has an aggregate principal balance, net of appraisal reduction amounts allocable thereto, that is at least equal to 25% of its total initial principal balance or (ii) during a collective consultation period, the most subordinate class among the Class F and G certificates that has an aggregate principal balance, without regard to appraisal reduction amounts, that is at least equal to 25% of its total initial principal balance.

The majority subordinate certificateholder will have a continuing right to appoint, remove or replace the subordinate class representative in its sole discretion during certain periods of time.  This right may be exercised at any time and from time to time.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus.  During any subordinate control period, the majority subordinate certificateholder or the subordinate class representative on its behalf will have the right to terminate either special servicer with or without cause and appoint itself or an affiliate or another person as the successor special servicer with respect to the applicable mortgage loans.  It will be a condition to such appointment that (i) the hired rating agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates issued pursuant to the pooling and servicing agreement and (ii) any such successor satisfies the requirements of a qualified replacement special servicer as further described in “Servicing of the Mortgage Loans and Administration of the Trust Fund—Replacement of the Special Servicers” in this free writing prospectus.  It is anticipated that an affiliate of Seer Capital Management, LP will purchase the Class E, F, G, X-C, X-D, X-E and V certificates on the closing date and become the initial majority subordinate certificateholder.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative—The Majority Subordinate Certificateholder” in this free writing prospectus.

Notwithstanding anything to the contrary described herein, at any time when the holder of a majority interest in the Class F certificates is the majority subordinate certificateholder, the majority subordinate certificateholder may waive its right to appoint a subordinate class representative and to exercise any of the rights of the majority subordinate certificateholder or cause the exercise of any of the rights of the subordinate class representative set forth in the pooling and servicing agreement, by irrevocable written notice delivered to the depositor, trustee, certificate administrator, master servicers, special servicers and trust advisor.  Any such waiver will remain effective with respect to such holder and such class until such time as the majority subordinate certificateholder has sold or transferred a majority of the Class F certificates to an unaffiliated third party.  Following any such transfer the successor majority subordinate certificateholder will again have the rights of the majority subordinate certificateholder as described herein without regard to any prior waiver by the predecessor majority subordinate certificateholder.  The successor majority subordinate certificateholder will also have the right to irrevocably waive its right to appoint a subordinate class representative and to exercise any of the rights of the majority subordinate certificateholder or cause the exercise of any of the rights of the subordinate class representative.  No successor majority subordinate certificateholder described above will have any consent rights with respect to any mortgage loan that became a specially serviced mortgage loan prior to its acquisition of a majority of the Class F certificates that had not also become a corrected mortgage loan prior to such acquisition until such mortgage loan becomes a corrected mortgage loan.

Whenever such an “opt-out” by a majority subordinate certificateholder is in effect:

● a senior consultation period will be in effect; and

●
the rights of the majority subordinate certificateholder to appoint a subordinate class representative and the rights of the subordinate class representative will not be operative (notwithstanding that a subordinate control period or collective consultation period is or would otherwise then be in effect).

Notwithstanding any contrary provision described above, the majority subordinate certificateholder will have no rights in connection with the Stamford Plaza Portfolio mortgage loan, other than certain limited consultation rights with respect to actions of the applicable special servicer as set forth in the related intercreditor agreements and described in this free writing prospectus.  The related intercreditor agreement and/or pooling and servicing agreement grants, or is expected to grant, similar rights to those granted to the majority subordinate certificateholder under the pooling and servicing agreement for this transaction to the holder of the related controlling pari passu companion loan or its representative or, following the securitization of such related controlling pari passu companion loan, subject to any limitations imposed by the pooling and servicing agreement for that other securitization, the holders of a designated class or group of certificates issued in connection with, or other party associated with, that other securitization or the representative of those holders or that other party, as the case may be.

Subordinate Class
Representative
The majority subordinate certificateholder will be entitled to appoint, remove and replace a subordinate class representative in its sole discretion to the extent described in this free writing prospectus.  Subject to certain limitations described herein, this right may be exercised at any time and from time to time.  If at any time the majority subordinate certificateholder has not appointed a subordinate class representative (unless the majority subordinate class representative has expressly waived its right to act as or appoint a subordinate class representative and to exercise any of the rights of the majority subordinate certificateholder), then the majority subordinate certificateholder shall be deemed to be the subordinate class representative.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative—The Majority Subordinate Certificateholder” in this free writing prospectus.

The subordinate class representative generally will be—

●
during a subordinate control period, entitled to direct each of the special servicers with respect to various special servicing matters as to the mortgage loans it services, and replace either special servicer with or without cause; and

●
during a collective consultation period, entitled (in addition to the trust advisor) to consult with each of the special servicers regarding various special servicing matters as to the mortgage loans it services.

During a senior consultation period, no subordinate class representative will be recognized or have any rights to replace a special servicer or approve, direct or consult with respect to servicing matters.

Subordinate control period, collective consultation period and senior consultation period are described under “—Significant Dates and Periods” below.

The subordinate class representative generally will have no duty to holders of certificates other than holders of the Class F and G certificates.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative—No Liability to the Trust Fund and Certificateholders”.

With respect to each of the mortgage loans secured by the mortgaged properties respectively identified on Annex A-1 to this free writing prospectus as Bank of America Plaza and Columbus Square Portfolio, each of which also secures one or more related pari passu companion loans, the subordinate class representative’s consent and/or consultation rights with respect thereto will be subject to the consultation rights of the holders of the related pari passu companion loans, as provided for in the related intercreditor agreement and as described in this free writing prospectus.  See “Description of the Mortgage Pool—Split Loan Structures—Bank of America Plaza Loan Combination” and “—Columbus Square Portfolio Loan Combination”.

Notwithstanding any contrary provision described above, the subordinate class representative will have no rights in connection with the Stamford Plaza Portfolio mortgage loan, other than certain limited consultation rights with respect to actions of the applicable special servicer, as set forth in the related intercreditor agreements and described in this free writing prospectus.  The related intercreditor agreement and/or pooling and servicing agreement grants, or is expected to grant, rights similar to those granted to the subordinate class representative under the pooling and servicing agreement for this transaction, to the holder of the related controlling pari passu companion loan or its representative or, following the securitization of such related controlling pari passu companion loan, subject to any limitations imposed by the pooling and servicing agreement for that other securitization, the holders of a designated class or group of certificates issued in connection with, or other party associated with, that other securitization or the representative of those holders or that other party, as the case may be.

See “—Relevant Parties for the Split Loan Structures” below.

Relevant Parties
for the Split
Loan Structures
The mortgaged properties identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, Columbus Square Portfolio and Stamford Plaza Portfolio each secure both a mortgage loan and one or more related pari passu companion loans.  Each of those mortgage loans and the related pari passu companion loans are collectively referred to as a “loan combination”.  Each of those mortgage loans are sometimes referred to as “pari passu mortgage loans”.

The loan combinations secured by the mortgaged properties identified on Annex A-1 to this free writing prospectus as Bank of America Plaza and Columbus Square Portfolio will be principally serviced under the pooling and servicing agreement for this transaction.  Each such loan combination is sometimes referred to as a “serviced loan combination”.  The Bank of America Plaza mortgage loan and Columbus Square Portfolio mortgage loan are each sometimes referred to as a “serviced pari passu mortgage loan” and their respective companion loans are sometimes referred to as “serviced pari passu companion loans”.

The companion loan holders for the Bank of America Plaza loan combination and the Columbus Square Portfolio loan combination will not be parties to the pooling and servicing agreement, but their rights may affect the servicing of the related mortgage loans.  Wells Fargo Bank, National Association and Citigroup Global Markets Realty Corp. are the initial holders of the Bank of America Plaza pari passu companion loans.  Wells Fargo Bank, National Association and Barclays Bank PLC are the initial holders of the Columbus Square Portfolio pari passu companion loans.

On the other hand, the Stamford Plaza Portfolio loan combination is referred to herein as a “serviced loan combination” (prior to the securitization of the related controlling pari passu companion loan) and as a “non-serviced loan combination” (after the securitization of the related controlling pari passu companion loan).

The Stamford Plaza Portfolio mortgage loan and the related companion loans, prior to the securitization of the related controlling pari passu companion loan, are referred to herein as a “serviced pari passu mortgage loan” and “serviced pari passu companion loans”, respectively, and after the securitization of the related controlling pari passu companion loan, are referred to herein as a “non-serviced pari passu mortgage loan” and “non-serviced pari passu companion loans”, respectively.  The Stamford Plaza Portfolio companion loans may be sold or further divided at any time (subject to compliance with the terms of the related intercreditor agreement).

Prior to the securitization of the related controlling pari passu companion loan, the Stamford Plaza Portfolio loan combination will be serviced pursuant to the pooling and servicing agreement for this transaction.

One of the Bank of America Plaza pari passu companion loans is currently held by Wells Fargo Bank, National Association and the other Bank of America Plaza pari passu companion loan is currently held by Citigroup Global Markets Realty Corp.  One of the Columbus Square Portfolio pari passu companion loans is currently held by Wells Fargo Bank, National Association and the other two Columbus Square Portfolio pari passu companion loans are currently held by Barclays Bank PLC.  Both of the Stamford Plaza Portfolio pari passu companion loans are currently held by Citigroup Global Markets Realty Corp.  Although it is expected that each of the Bank of America Plaza pari passu companion loans, Columbus Square Portfolio  pari passu companion loans and Stamford Plaza Portfolio pari passu companion loans will be included in one or more future commercial mortgage securitizations, such securitization transactions have not yet been determined.  If and when the controlling Stamford Plaza Portfolio pari passu companion loan is included in a securitization:

	●	The related trustee for such securitization will become the mortgagee of record.

●
The related master servicer and special servicer for such securitization will be responsible for the servicing and administration of the related loan combination in accordance with such securitization.

●
The related custodian for such securitization will take and maintain custody of the mortgage loan documents for the related loan combination, as applicable (other than the related promissory note(s) evidencing the related mortgage loan, which will be retained by the custodian under the pooling and servicing agreement for this transaction).

See “Risk Factors—Other Risks—Split Loan Structures May Adversely Affect Net Cash Flow to Sponsors, Which May Reduce Sponsors’ Commitment to Effective Management of the Mortgaged Properties,” “Description of the Mortgage Pool—Split Loan Structures”, “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties”, “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus.

Significant Obligor
The mortgaged property described in Annex A-3 to this free writing prospectus and in “Description of the Mortgage Pool—Significant Obligor” in this free writing prospectus, securing the mortgage loan identified on Annex A-1 to this free writing prospectus as the Bank of America Plaza mortgage loan, secures 10.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date and consequently is a “significant obligor” with respect to this offering.  See “Description of the Mortgage Pool—Significant Obligor” in this free writing prospectus and the descriptions of the Bank of America Plaza mortgage loan in Annex A-3 to this free writing prospectus.

Affiliations and Certain
Relationships Among
Certain Transaction
Parties
Wells Fargo Bank, National Association, a sponsor, originator and mortgage loan seller, is also a master servicer, the certificate administrator, the tax administrator, the certificate registrar and the custodian under this securitization, and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters.  Wells Fargo Bank, National Association is also the initial holder of one of the Bank of America Plaza pari passu companion loans and one of the Columbus Square Portfolio pari passu companion loans. See “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

Wells Fargo Bank, National Association is the purchaser under repurchase agreements with each of Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC, as applicable.  Some or all of the respective mortgage loans that each of Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC will transfer to the depositor are (or, as of the closing date for this securitization, are expected to be) subject to the repurchase facility such mortgage loan seller or its wholly-owned subsidiary or other affiliate has with Wells Fargo Bank, National Association, and proceeds received by Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC, respectively, in connection with the transfer of the related mortgage loans to the depositor will be used, among other things, to reacquire all such warehoused mortgage loans, directly or indirectly through a wholly-owned subsidiary or other applicable affiliate, from Wells Fargo Bank, National Association in accordance with the terms of the related repurchase agreement, free and clear of any liens.

In addition, each of Liberty Island Group I LLC, NCB, FSB, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC, and Walker & Dunlop Commercial Property Funding I WF, LLC respectively, or, in any such case, a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, is a party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to all or substantially all of the mortgage loans that each of Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC, and Walker & Dunlop Commercial Property Funding I WF, LLC, respectively, will transfer to the depositor and with respect to certain of the mortgage loans that NCB, FSB, will transfer to the depositor.  Those hedging arrangements will terminate in connection with the transfer of those mortgage loans pursuant to this securitization transaction.

Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, National Association, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, also holds a less than 10% indirect equity interest in C-III Commercial Mortgage LLC.

Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans that The Royal Bank of Scotland, Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, RBS Financial Products Inc, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC  will transfer to the depositor.

The Royal Bank of Scotland plc and RBS Financial Products Inc. are affiliates and each is a sponsor, originator and mortgage loan seller, and each is an affiliate of RBS Securities Inc., one of the underwriters.  Pursuant to an interim servicing agreement among Wells Fargo Bank, National Association, The Royal Bank of Scotland plc and RBS Financial Products Inc., Wells Fargo Bank, National Association acts (from time to time) as primary servicer with respect to mortgage loans owned by The Royal Bank of Scotland plc and RBS Financial Products Inc., including, prior to their inclusion in the trust fund, some or all of the mortgage loans that The Royal Bank of Scotland plc and RBS Financial Products Inc. will transfer to the depositor.

Liberty Island Group I LLC, a sponsor, is partially owned by Prudential Mortgage Capital Company, LLC, which underwrote and originated the mortgage loans that Liberty Island Group I LLC will transfer to the depositor.  Prudential Asset Resources, Inc., the primary servicer of certain of those mortgage loans, is a wholly-owned subsidiary of Prudential Mortgage Capital Company, LLC.  Prudential Asset Resources, Inc. has an interim servicing agreement with Liberty Island Group LLC and also has a servicer acknowledgment agreement with Liberty Island Group LLC, Liberty Island Group I LLC and Wells Fargo Bank, National Association (as the purchaser under the short-term warehousing facility described herein), in each case to primary service certain of Liberty Island Group I LLC’s mortgage loans prior to securitization.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Rialto Mortgage Finance, LLC and certain affiliates of Rialto Mortgage Finance, LLC, Wells Fargo Bank, National Association acts from time to time as primary servicer with respect to mortgage loans owned by Rialto Mortgage Finance, LLC and such affiliates (subject, in some cases, to the repurchase facility described above in this section), including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Rialto Mortgage Finance, LLC will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Basis Real Estate Capital II, LLC, each a sponsor, originator and mortgage loan seller, Wells Fargo Bank, National Association acts as primary servicer with respect to mortgage loans owned by Basis Real Estate Capital II, LLC (subject to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Basis Real Estate Capital II, LLC will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association, a sponsor, originator and mortgage loan seller, and Citigroup Global Markets Realty Corp., an originator, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Citigroup Global Markets Realty Corp. from time to time, including, prior to the related mortgage loans’ inclusion in the trust fund, the Bank of America Plaza loan combination and the Stamford Plaza Portfolio loan combination.

Wells Fargo Bank, National Association, a master servicer, is expected to enter into a primary servicing agreement with Prudential Asset Resources, Inc., an affiliate of Liberty Island Group I LLC, pursuant to which Prudential Asset Resources, Inc. will be required to perform certain of the primary servicing duties with respect to certain of the mortgage loans that Liberty Island Group I LLC will transfer to the depositor.

Wells Fargo Bank, National Association, a master servicer, is expected to enter into a sub-servicing agreement with an affiliate of Walker & Dunlop Commercial Property Funding I WF, LLC pursuant to which such affiliate will be required to perform certain limited subservicing duties with respect to the mortgage loans that Walker & Dunlop Commercial Property Funding I WF, LLC will transfer to the depositor.

NCB, FSB, a sponsor, is one of the mortgage loan sellers, one of the master servicers and one of the special servicers.  Wells Fargo Bank, National Association is the purchaser under a repurchase agreement with a wholly-owned subsidiary of NCB, FSB for the purpose of providing short-term warehousing of mortgage loans originated or acquired by NCB, FSB.  None of the mortgage loans that NCB, FSB will transfer to the depositor are subject to this repurchase agreement.  Certain of the mortgage loans that NCB, FSB will transfer to the depositor are subject to an interest rate hedging arrangement with Wells Fargo Bank, National Association.  This interest rate hedging arrangement will terminate in connection with the transfer of those mortgage loans pursuant to this securitization transaction.

In addition, with respect to certain mortgage loans, the related mortgage loan seller, an affiliate thereof or another participant in this securitization holds a mezzanine and other similar loan secured by direct or indirect equity interests in the related mortgage borrower.  See “Description of the Mortgage Pool—Subordinate and/or Other Financing” and “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus.

In addition, with respect to certain mortgage loans secured by residential cooperative properties, NCB, FSB or an affiliate thereof may, now or in the future, hold one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower.  See “Description of the Mortgage Pool—Subordinate and/or Other Financing”, “—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” and “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus.

CWCapital Asset Management LLC, which is acting as an initial special servicer, or an affiliate of CWCapital Asset Management LLC assisted Seer Capital Management, LP or one of its affiliates with due diligence relating to mortgage loans to be included in the trust fund.  CWCapital Asset Management LLC is not affiliated with Seer Capital Management, LP.

Citigroup Global Markets Realty Corp., an originator and an affiliate of a co-manager with respect to the non-offered certificates, is also the initial holder of one of the Bank of America Plaza pari passu companion loans and both of the Stamford Plaza Portfolio pari passu companion loans.  See “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

The roles and relationships described above may give rise to conflicts of interest.  See “Risk Factors—Risks Related to the Offered Certificates—Various Other Securitization-Level Conflicts of Interest May Have an Adverse Effect on Your Offered Certificates”, “—Potential Conflicts of Interest of the Underwriters and Their Affiliates”, “—Potential Conflicts of Interest of the Subordinate Class Representative” and “—Potential Conflicts of Interest in the Selection of the Mortgage Loans” and “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” and “—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus and see “The Depositor” and “The Sponsor” in the accompanying free writing prospectus.

Significant Dates and Periods

Cut-off Date
The mortgage loans will be considered part of the trust fund as of their respective cut-off dates.  The cut-off date with respect to each mortgage loan is the due date for the monthly debt service payment that is due in September 2014 (or, in the case of any mortgage loan that has its first due date in October 2014, the date that would have been its due date in September 2014 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	The date of initial issuance for the certificates will be on or about September 29, 2014.

Determination Date
The determination date will be the 11th day of each month, or, if that day is not a business day, the next succeeding business day, commencing in October 2014.  The close of business on the determination date is the monthly cut-off date for information regarding the mortgage loans that must be reported to the holders of the certificates on the distribution date in that month.

Distribution Date
Distributions on the certificates are scheduled to occur monthly on the fourth business day following the related determination date, commencing in October 2014.  The first distribution date is anticipated to be October 17, 2014.

Record Date
The record date for each monthly distribution on the certificates will be the last business day of the prior calendar month, except as may otherwise be described in this free writing prospectus with respect to final distributions.

Business Day
Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Delaware, Maryland, Minnesota, New York, North Carolina, Pennsylvania, Texas or any of the jurisdictions in which the respective primary servicing offices of either master servicer or either special servicer or the corporate trust offices of the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Collection Period
Amounts available for distribution on the certificates on any distribution date will depend in part on the payments and other collections received on or with respect to the mortgage loans during the related collection period, and any advances of payments due (without regard to grace periods) during that collection period.  In general, each collection period—

	●	will relate to a particular distribution date,

	●	will be approximately one calendar month long,

	●	will begin when the prior collection period ends or, in the case of the first collection period, will begin as of the respective cut-off dates for the mortgage loans, and

●
will end at the close of business on the determination date immediately preceding the related distribution date (or, in the case of any non-serviced pari passu mortgage loan and solely for the purpose of determining the amount available for distribution on the certificates for any distribution date, one business day after such determination date).

Interest Accrual Period
The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.  Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Assumed Final
Distribution Dates
Set forth in the table below is the month and year of the distribution date on which each class of offered certificates is expected to be paid in full, based upon structuring assumptions which include, without limitation, assuming 0% CPR and no delinquencies, losses, modifications, extensions of maturity dates, repurchases, sales or prepayments of the mortgage loans after the cut-off date, except that each mortgage loan with an anticipated repayment date is assumed to repay in full on its respective anticipated repayment date.  See the definition of structuring assumptions in Annex B to this free writing prospectus.  The actual final distribution date for each class of offered certificates may be earlier or later (and could be substantially earlier or later) than the assumed final distribution date for that class.

Class	Assumed Final Distribution Date*
Class A-1	July 2019
Class A-2	September 2019
Class A-3	September 2021
Class A-4	August 2024
Class A-5	September 2024
Class A-SB	July 2024
Class A-S	September 2024
Class X-A	NAP
Class X-B	NAP
Class B	September 2024
Class C	September 2024
Class PEX	September 2024

	*	Calculated based on a 0% CPR and the “structuring assumptions” described in Annex B to this free writing prospectus.

Rated Final
Distribution Date	As to each class of offered certificates, the distribution date in September 2057. See “Ratings” in this free writing prospectus.

Control and Consultation
Periods
The rights of various parties to replace either special servicer, and approve or consult with respect to certain material actions of either special servicer, will vary according to defined periods and other provisions, as summarized below.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus.

●
Subordinate Control Period.  Unless a senior consultation period is deemed to occur and is continuing pursuant to clause (ii) in the second succeeding bullet, a “subordinate control period” will exist when the Class F certificates have an aggregate principal balance, net of any appraisal reduction amounts notionally allocated in reduction of the principal balance of that class, that is not less than 25% of its initial principal balance.  In general, during a subordinate control period, (i) the subordinate class representative will be entitled to grant or withhold approval of asset status reports prepared, and material servicing actions proposed, by either special servicer, and (ii) the subordinate class representative will be entitled to terminate and replace either special servicer with or without cause.  The trust advisor will not have approval rights and generally will have no right to consult with respect to actions of either special servicer during a subordinate control period.

●
Collective Consultation Period.  Unless a senior consultation period is deemed to occur and is continuing pursuant to clause (ii) in the succeeding bullet, a “collective consultation period” will exist when the Class F certificates have an aggregate principal balance that both (i) as notionally reduced by any appraisal reduction amounts allocable to that class, is less than 25% of its initial principal balance and (ii) without regard to any appraisal reduction amounts allocable to that class, is 25% or more of its initial principal balance.  In general, during a collective consultation period, each special servicer will be required to consult with each of the subordinate class representative and the trust advisor in connection with asset status reports and material special servicing actions with respect to the mortgage loans that it services.  The subordinate class representative will have no right to terminate and replace either special servicer during a collective consultation period.

●
Senior Consultation Period.  A “senior consultation period” will exist when either (i) the Class F certificates have an aggregate principal balance, without regard to any appraisal reduction amounts allocable to that class, that is less than 25% of its initial principal balance or (ii) during such time as the Class F certificates are the most subordinate class of control-eligible certificates that have a then-outstanding principal balance, net of appraisal reduction amounts, at least equal to 25% of its initial principal balance, the then-majority subordinate certificateholder has irrevocably waived its right to appoint a subordinate class representative and to exercise any of the rights of the majority subordinate certificateholder or cause the exercise of the rights of the subordinate class representative and such rights have not been reinstated to a successor majority subordinate certificateholder as set forth in the pooling and servicing agreement.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus.  In general, during a senior consultation period, each special servicer will be required to consult with the trust advisor in connection with asset status reports and material special servicing actions.  During any senior consultation period, no subordinate class representative will be recognized or have any right to replace either special servicer or approve or be consulted with respect to “asset status reports” or material special servicing actions.

With respect to the mortgaged properties identified on Annex A-1 to this free writing prospectus as Bank of America Plaza and Columbus Square Portfolio, each of which also secures one or more pari passu companion loans, each holder of a related companion loan or its representative will have, generally at all times, consultation rights with respect to asset status reports and material special servicing actions involving the related loan combination, as provided for in the related intercreditor agreement and as described in this free writing prospectus.  Those rights will be in addition to the rights of the subordinate class representative in this transaction and the trust advisor as described above.  See “Description of the Mortgage Pool—Split Loan Structures—Bank of America Plaza Loan Combination” and “—Columbus Square Portfolio Loan Combination”.

In addition, (i) during any collective consultation period or senior consultation period, either special servicer may (other than with respect to the Stamford Plaza Portfolio mortgage loan) be terminated and replaced without cause upon the affirmative direction of certificate owners holding not less than 75% of the appraisal-reduced voting rights of all certificates, following a proposal from certificate owners holding not less than 25% of the appraisal-reduced voting rights of all certificates, and (ii) during any senior consultation period, either special servicer may be terminated and replaced without cause upon the affirmative direction of certificate owners holding not less than a majority of the appraisal-reduced voting rights of all principal balance certificates, following the recommendation of termination from the trust advisor if it believes that such special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard.

Notwithstanding any contrary provision described above:

●
With respect to the mortgage loan secured by the mortgaged properties identified on Annex A-1 to this free writing prospectus as Stamford Plaza Portfolio, which mortgaged properties also secure one or more pari passu companion loans, generally at all times prior to the securitization of the related controlling pari passu companion loan, the holder of such related controlling pari passu companion loan (or its representative) will have control and consultation rights with respect to asset status reports and material special servicing actions involving the loan combination, as provided for in the related intercreditor agreement and as described in this free writing prospectus.  Those rights will be in addition to the rights of the subordinate class representative in this transaction described above.

●
The existence of a subordinate control period, collective consultation period or senior consultation period under the pooling and servicing agreement for this transaction will not limit the control and consultation rights of the holder of the controlling Stamford Plaza Portfolio pari passu companion loan as described in this free writing prospectus.

●	The trust advisor under the pooling and servicing agreement will have no right or duty to consult with respect to any matter with respect to the Stamford Plaza Portfolio loan combination.

●
The time periods and provisions described above generally will not apply to the servicing and administration of the Stamford Plaza Portfolio loan combination after the securitization of the related controlling pari passu companion loan included in such loan combination.  We anticipate, but cannot state with certainty, that the pooling and servicing agreement for the securitization of the related controlling pari passu companion loan will set forth time periods and corresponding relative rights of the related subordinate class representative (or its equivalent), majority subordinate certificateholder (or its equivalent), trust advisor (or its equivalent) and certificateholders in connection with the servicing and administration of loans (including the Stamford Plaza Portfolio loan combination) under that agreement that are similar, but not necessarily identical, to the time periods and corresponding relative rights of the subordinate class representative, majority subordinate certificateholder, trust advisor and certificateholders under the pooling and servicing agreement for this transaction as generally described above.  The relevant time periods under the pooling and servicing agreement for this transaction are, and the anticipated relevant time periods under the pooling and servicing agreement related to the securitization of the controlling Stamford Plaza Portfolio pari passu companion loan will be, defined by reference to the loans held (whether or not serviced) by the trust fund established and the securities issued under that agreement.  The existence or absence of a subordinate control period, collective consultation period or senior consultation period under one such pooling and servicing agreement will not by itself affect the existence or absence of a subordinate control period, collective consultation period or senior consultation period under another pooling and servicing agreement.

See “Servicing of the Mortgage Loans and Administration of the Trust Fund” and “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

The Trust Fund

Creation of the Trust Fund
We will use the net proceeds from the issuance and sale of the certificates as the consideration to purchase the mortgage loans that will back those certificates from the mortgage loan sellers.  Promptly upon acquisition, we will transfer those mortgage loans to the trust fund in exchange for the certificates.

A. General Considerations	When reviewing the information that we have included in this free writing prospectus with respect to the mortgage loans, please note that—

	●	All numerical information provided with respect to any individual mortgage loans, group of mortgage loans or the mortgage loans as a whole is provided on an approximate basis.

●
All weighted average information provided with respect to the mortgage loans or any sub-group of mortgage loans reflects a weighting based on their respective cut-off date principal balances.  We will transfer the principal balance as of the cut-off date for each of the mortgage loans to the trust fund.

●
In presenting the principal balances of the mortgage loans as of the cut-off date, we have assumed that all scheduled payments of principal and/or interest due on the mortgage loans on or before the cut-off date are timely made, and no prepayments or other unscheduled collections of principal are received with respect to any of the mortgage loans during the period from September 1, 2014 up to and including the cut-off date.

●
In the case of each of the Bank of America Plaza mortgage loan, the Columbus Square Portfolio mortgage loan and the Stamford Plaza Portfolio mortgage loan, with respect to each of which the related mortgaged property also secures one or more pari passu companion loans, we generally present the loan-to-value ratio, debt service coverage ratio, debt yield and cut-off date balance per net rentable square foot or unit, as applicable, in this free writing prospectus in a manner that takes account of that mortgage loan and its related pari passu companion loan(s).

	●	None of the mortgage loans will be cross-collateralized or cross-defaulted with other mortgage loans in the trust fund.

●
None of the mortgage loans in the trust fund will be cross-collateralized with any mortgage loan that is not in the trust fund (except as described in this free writing prospectus (i) with respect to the mortgage loans respectively secured by the mortgaged properties identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, Columbus Square Portfolio and Stamford Plaza Portfolio, which each also secures one or more related pari passu companion loans that are not

●
included in the trust fund and (ii) as to residential cooperative properties which are described in this free writing prospectus as being encumbered by secured subordinate indebtedness which is not included in the trust fund).

●
Four (4) of the mortgage loans, representing approximately 8.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, provide for an increase in the related interest rate after a certain date, referred to as the anticipated repayment date, if the related borrower has not repaid the mortgage loan in full on such date.  See “Description of the Mortgage Pool—ARD Loans” in this free writing prospectus.

●
The information in this free writing prospectus for mortgage loans secured by more than one mortgaged property is generally based on allocated loan amounts as stated on Annex A-1 when information is presented relating to mortgaged properties and not mortgage loans.

●
Except as otherwise specifically stated, the loan-to-value ratio, debt service coverage ratio, debt yield and loan per net rentable square foot or unit statistics with respect to each mortgage loan are calculated and presented without regard to any indebtedness other than the mortgage loan, whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

●
With respect to information regarding mortgage loans secured by residential cooperative properties investors should note that (a) the underwritten net cash flow presented herein for residential cooperative properties is not a measure of the actual cash flow generated by such property, but rather a measure of the projected net cash flow of such property, reflected in an appraisal and determined assuming such property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser and (b) occupancy rates for the related mortgaged property as listed on Annex A-1 to this free writing prospectus are determined using the property vacancy assumption reflected in the related appraisal for purposes of determining the appraised value of the related mortgaged property as a multifamily rental property (i.e., the “Coop-Rental Value” reflected in Annex A-1 to this free writing prospectus); such vacancy assumption does not reflect actual occupancy.

B.	General Characteristics	As of the cut-off date, the mortgage loans are expected to have the following characteristics:

		Cut-off date pool balance	$1,487,599,794
		Number of mortgage loans	129
		Number of mortgaged properties	172
		Percentage of multi-property mortgage loans and cross-collateralized groups	19.0%
		Largest cut-off date principal balance	$150,000,000
		Smallest cut-off date principal balance	$897,778
		Average cut-off date principal balance	$11,531,781
		Highest mortgage interest rate	5.510%
		Lowest mortgage interest rate	3.840%
		Weighted average mortgage interest rate	4.506%
		Longest original term to maturity or anticipated repayment date	120 months
		Shortest original term to maturity or anticipated repayment date	60 months
		Weighted average original term to maturity or anticipated repayment date	115 months
		Longest remaining term to maturity or anticipated repayment date	120 months
		Shortest remaining term to maturity or anticipated repayment date	58 months
		Weighted average remaining term to maturity or anticipated repayment date	115 months
		Highest debt service coverage ratio, based on underwritten net cash flow(1)(2)	52.38x
		Lowest debt service coverage ratio, based on underwritten net cash flow(1)(2)	1.15x
		Weighted average debt service coverage ratio, based on underwritten net cash flow(1)(2)	2.16x
		Highest cut-off date loan-to-value ratio(1)(2)	79.7%
		Lowest cut-off date loan-to-value ratio(1)(2)	2.7%
		Weighted average cut-off date loan-to-value ratio(1)(2)	64.6%
		Highest maturity date loan-to-value ratio or anticipated repayment date loan-to-value ratio(1)(2)	70.0%
		Lowest maturity date loan-to-value ratio or anticipated repayment date loan-to-value ratio(1)(2)	2.4%
		Weighted average maturity date loan-to-value ratio or anticipated repayment date loan-to-value ratio(1)(2)	57.3%
		Highest underwritten NOI debt yield ratio(1)(2)	217.8%
		Lowest underwritten NOI debt yield ratio(1)(2)	6.7%
		Weighted average underwritten NOI debt yield ratio(1)(2)	12.6%
		Highest underwritten NCF debt yield ratio(1)(2)	217.8%
		Lowest underwritten NCF debt yield ratio(1)(2)	6.6%
		Weighted average underwritten NCF debt yield ratio(1)(2)	11.8%

(1)
In the case of each of the Bank of America Plaza mortgage loan, the Columbus Square Portfolio mortgage loan and the Stamford Plaza Portfolio mortgage loan, with respect to each of which the related mortgaged property also secures one or more pari passu companion loans, the debt service coverage ratio, the loan-to-value ratio and debt yield information is generally presented in this free writing prospectus in a manner that takes account of that mortgage loan and its related pari passu companion loan(s).  In general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this free writing prospectus.  On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this free writing prospectus.  Other than as noted, the debt service coverage ratio, loan-to-value ratio and debt yield information for each mortgage loan is presented in this free writing prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan not in combination with the other indebtedness.  See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool” and “Description of the Mortgage Pool—Subordinate and/or Other Financing” in this free writing prospectus for information regarding the combined loan-to-value ratios and debt service coverage ratios with respect to mortgage loans that have related subordinate secured indebtedness or mezzanine indebtedness outstanding or that may be permitted in the future.  For mortgage loans having interest-only payments for their entire terms, 12 months of interest-only payments is used as the annual debt service for purposes of calculating the related debt service coverage ratios.

(2)
See Annex B to this free writing prospectus, “Risk Factors—Risks Related to the Mortgage Loans—Debt Service Coverage Ratio and Net Cash Flow Information is Based on Numerous Assumptions”, “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations”, and the footnotes to Annex A-1 for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, loan-to-value ratios and underwritten debt yield ratios that are presented in this free writing prospectus, including (in some cases) taking into account reserves in such calculations.

For residential cooperative mortgage loans, the debt service coverage ratio and debt yield information are calculated using underwritten net cash flow for the related residential cooperative property which is the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date and, in general, equals the projected operating income at the related mortgaged property assuming such mortgaged property is operated as a rental property.  The loan-to-value ratio information for residential cooperative mortgage loans is based upon the appraised value of the residential cooperative property reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date determined as if such residential cooperative property is operated as a residential cooperative; provided, however, that the above loan-to-value ratio information for the residential cooperative mortgage loan secured by the mortgaged property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc. is based upon the value of such residential cooperative property determined as if such residential cooperative property is operated as a multifamily rental property.  See “Risk Factors—Risks Related to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this free writing prospectus.

C.	Split Loan Structures
The mortgage loans secured by the mortgaged properties identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, Columbus Square Portfolio and Stamford Plaza Portfolio, representing approximately 10.1%, 8.4% and  6.7%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are part of split loan structures for which the same mortgage instrument also secures one or more notes that are pari passu in right of payment with the respective mortgage loan and will not be included in the trust fund.

		For convenience of reference, we refer to those mortgage loans and their related companion loans as the “split loan structures” or “loan combinations”.

		The table below shows certain information with respect to the split loan structures:

		Split Loan Structures

	Mortgage Loan	Mortgage Loan Cut-off Date Loan Balance	Mortgage Loan as a % of Cut-off Date Pool Balance	Pari Passu Companion Loan(s) Balance as of Cut-off Date	Total Mortgage Debt Balance as of Cut-off Date
	Bank of America Plaza	$150,000,000	10.1%	$250,000,000	$400,000,000
	Columbus Square Portfolio	$125,000,000	8.4%	$275,000,000	$400,000,000
	Stamford Plaza Portfolio	$100,000,000	6.7%	$170,000,000	$270,000,000

		For more information regarding each split loan structure, see “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

D.	Property Types
The table below shows the number of mortgaged properties operated primarily for each indicated purpose, and the aggregate cut-off date balance of, and percentage of the aggregate principal balance of, mortgage loans as of the cut-off date secured by each such property type:

Property Types	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	% of Cut-off Date Pool Balance(1)
Office	16	$391,595,121	26.3%
Multifamily(2)	39	249,635,124	16.8
Hospitality	19	227,811,080	15.3
Retail	36	192,589,628	12.9
Mixed Use	5	190,075,000	12.8
Self Storage	35	111,588,557	7.5
Industrial	13	97,522,157	6.6
Manufactured
Housing
Community	9	26,783,126	1.8
Total:	172	$1,487,599,794	100%

(1)
Because this table presents information relating to mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property (other than through cross-collateralization with other mortgage loans) is based upon allocated loan amounts as set forth on Annex A-1 to this free writing prospectus.

(2)		Includes nineteen (19) residential cooperative properties, representing 4.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount.

E.	State Concentrations	The table below shows the states in which the mortgaged properties are located:

		State/Region	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	% of Cut- off Date Pool Balance(1)
		California	20	$317,661,400	21.4%
		New York	23	209,687,589	14.1
		Texas	19	141,979,897	9.5
		Florida	11	139,197,484	9.4
		Connecticut	6	106,363,035	7.1
		Other(2)	93	572,710,388	38.5
		Total:	172	$1,487,599,794	100.0%

		(1)
Because this table presents information relating to mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property (other than through cross-collateralization with other mortgage loans) is based upon allocated loan amounts as set forth on Annex A-1 to this free writing prospectus.

		(2)		Includes 33 other states.

F.	Encumbered and
	Other Interests
The table below shows the number of, the aggregate cut-off date balance of, and percentage of the aggregate principal balance of, mortgage loans as of the cut-off date secured by mortgaged properties for which the encumbered interest is as indicated:

		Encumbered Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	% of Cut- off Date Pool Balance(1)
		Fee(2)	167	$1,463,979,864	98.4%
		Leasehold	4	19,429,518	1.3
		Fee and Leasehold	1	4,190,412	0.3
		Total:	172	$1,487,599,794	100.0%

		(1)
Because this table presents information relating to mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property (other than through cross-collateralization with other mortgage loans) is based upon allocated loan amounts as set forth on Annex A-1 to this free writing prospectus.

		(2)		Includes overlapping fee and leasehold interests.

G.	Amortization
	Characteristics	The table below shows the amortization characteristics of the mortgage loans:

		Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Cut-off Date Pool Balance
		Interest-only, Amortizing Balloon	38	$621,387,125	41.8%
		Amortizing Balloon	77	483,472,669	32.5
		Interest-only, Balloon	10	252,612,500	17.0
		Interest-only, Amortizing ARD	3	95,127,500	6.4
		Amortizing ARD	1	35,000,000	2.4
		Total:	129	$1,487,599,794	100.0%

H.	Prepayment Restrictions	The table below shows an overview of the prepayment restrictions under the terms of the mortgage loans:

		Prepayment Restriction(1)(2)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Cut-off Date Pool Balance
		Lock-out/Defeasance/Open	93	$1,240,336,027	83.4%
		Lock-out/Greater of Yield Maintenance or Prepayment Premium/Open	16	177,816,775	12.0
		Greater of Yield Maintenance or Prepayment Premium/Prepayment Premium/Open	6	35,993,054	2.4
		Prepayment Premium/Open(3)	13	29,558,534	2.0
		Lock-out/Defeasance or Greater of Yield Maintenance or Prepayment Premium/Open	1	3,895,404	0.3
		Total:	129	$1,487,599,794	100.0%

		(1)		See Annex A-1 to this free writing prospectus for the type of provision that applies to each mortgage loan and the length of the relevant periods.

		(2)
Exceptions apply to the restrictions in some circumstances.  See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayment and Defeasance Provisions” and “—Certain Terms of the Mortgage Loans—Partial Release and/or Partial Defeasance and/or Substitution” in this free writing prospectus and Annex A-1, including the footnotes thereto, to this free writing prospectus.

		(3)
The mortgage loans in this category do not include a prepayment lockout feature.  Any such prepayment prior to the open period is subject to a prepayment premium equal to a stated percentage of the principal amount prepaid.  This percentage declines over the term of the mortgage loan from 5% of the principal amount prepaid to 1% of the principal amount prepaid.  During the open period, such mortgage loans are freely prepayable without payment of a prepayment premium.

The mortgage loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date as follows:

		Open Period (Payments)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Cut-off Date Pool Balance
		2-3	18	$112,540,806	7.6%
		4-6	101	1,116,338,454	75.0
		7-9	7	240,720,534	16.2
		10-13	3	18,000,000	1.2
		Total:	129	$1,487,599,794	100.0%

I.	Other Mortgage Loan
	Features	As of the cut-off date, the mortgage loans had the following characteristics:

		●		The most recent scheduled payment of principal and interest on any mortgage loan was not thirty days or more past due, and no mortgage loan has been thirty days or more past due in the past year.

		●		Eleven (11) groups of mortgage loans, representing approximately 4.6%, 1.6%, 1.5%, 1.5%, 1.0%, 0.9%,

0.7%, 0.5%, 0.4%, 0.3% and 0.3%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were made to borrowers that are affiliated with one another through partial or complete direct or indirect common ownership.  See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans; Mortgage Loans with Affiliated Borrowers” and Annex A-1 to this free writing prospectus.

●
Twenty-five (25) mortgaged properties, securing approximately 11.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are each either wholly owner-occupied or 100% leased to a single tenant.  See Annex A-1 to this free writing prospectus and the charts entitled “Major Tenants” and “Lease Expiration Schedule” in “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus.

●
The mortgage interest rate for each mortgage loan is fixed for the remaining term of the loan, except for (i) increases resulting from the application of the default interest rate following a default, (ii) in the case of each mortgage loan with an anticipated repayment date, any increase described herein that may occur if such mortgage loan is not repaid by the related anticipated repayment date and (iii) changes that result from any other loan-specific provisions that are described in the footnotes to Annex A-1 in this free writing prospectus.

●
No mortgage loan permits negative amortization or the deferral of accrued interest (except for excess interest that would accrue in the case of each mortgage loan having an anticipated repayment date after the related anticipated repayment date for such mortgage loan).

J.	Removal of Loans from
	the Mortgage Pool	One or more of the mortgage loans may be removed from the trust fund pursuant to the purchase rights and obligations described below.

K.	Seller Repurchase and
Substitution
Each mortgage loan seller will make representations and warranties with respect to the mortgage loans sold by it.  Those representations and warranties are set forth in Annex C-1 and will be subject to the exceptions set forth in Annex C-2.  If a mortgage loan seller discovers or has been notified of a material breach of any of its representations and warranties or a material defect in the documentation of any mortgage loan as described under “Description of the Mortgage Pool—Representations and Warranties” in this free writing prospectus, then that mortgage loan seller (or, in the case of mortgage loans sold by Liberty Island Group I LLC, that mortgage loan seller and Liberty Island Group LLC, or, in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC, or, in the case of mortgage loans sold by Walker & Dunlop Commercial Property Funding I WF, LLC, that mortgage loan seller and Walker & Dunlop

Commercial Property Funding, LLC)) will be required either to cure the breach or defect, repurchase the affected mortgage loan from the trust fund, substitute the affected mortgage loan with another mortgage loan or make a loss of value payment based on such defect or breach.  Any repurchase of a mortgage loan would have substantially the same effect on the offered certificates as a prepayment in full of such mortgage loan, except that the purchase will not be accompanied by any prepayment premium or yield maintenance charge.  The applicable purchase price is generally not less than the sum of the outstanding principal balance of the mortgage loans together with accrued and unpaid interest, outstanding servicing advances and certain other costs or expenses (including liquidation fees in certain circumstances).  In addition, no late charges or default interest will be paid.  See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus and “Description of the Pooling and Servicing Agreements—Representations and Warranties; Repurchases” in the accompanying prospectus.

L.	Sale of Defaulted
Mortgage Loans
Subject to the discussion set forth below with respect to the Stamford Plaza Portfolio mortgage loan (following the securitization of the related controlling pari passu companion loan), pursuant to the pooling and servicing agreement (and subject to any applicable intercreditor agreement), the applicable special servicer may offer to sell to any person (or may offer to purchase) a mortgage loan if the applicable mortgage loan is a specially serviced mortgage loan and the special servicer determines that no satisfactory arrangements can be made for collection of delinquent payments, or an REO property after its acquisition, and such a sale would be in the best economic interest of the trust on a net present value basis.  In the event a special servicer sells a specially serviced mortgage loan or REO property, that special servicer is generally required to accept the highest offer received from any person as described more fully in “Servicing of the Mortgage Loans and Administration of the Trust Fund—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus and “Description of the Pooling and Servicing Agreements—Realization upon Defaulted Mortgage Loans” in the accompanying prospectus.  With respect to each of the Bank of America Plaza loan combination and the Columbus Square Portfolio loan combination and, prior to securitization of the related controlling pari passu companion loan, the Stamford Plaza Portfolio loan combination, the applicable special servicer may offer to sell to any person (or may offer to purchase) for cash such loan combination during such time as such loan combination constitutes a defaulted mortgage loan, and, in connection with any such sale, such special servicer is required to sell both the pari passu mortgage loan and the related pari passu companion loans in any such loan combination as a whole loan.

Notwithstanding any contrary provision described above, with respect to the Stamford Plaza Portfolio mortgage loan, following the securitization of the related controlling pari passu companion loan, we anticipate (but cannot state with certainty) that the pooling and servicing agreement related to such securitization will authorize the other special servicer to offer to sell (or offer to purchase) for cash such loan combination if the loan combination is a specially serviced mortgage loan and such other special servicer determines that no satisfactory arrangements can be made for collection of delinquent payments, and such a sale would be in the best economic interest of the related trust (as the holder of the related controlling pari passu companion loan) and the series 2014-C22 trust collectively on a net present value basis.  In connection with any such loan sale, the other special servicer will be required to sell both the mortgage loan and its related pari passu companion loans together as a whole loan.

M.	Defaulted Loan Purchase
Options
Pursuant to the related intercreditor agreement, the holders of any mezzanine loan incurred by the owners of a borrower generally have an option to purchase the related mortgage loan from the trust fund following a material default.  The applicable purchase price is generally not less than the sum of the outstanding principal balance of the mortgage loan together with accrued and unpaid interest, outstanding servicing advances and certain other costs or expenses (including liquidation fees in certain circumstances).  The purchase price will generally not include any prepayment premium or yield maintenance charge.  In addition, no late charges or default interest will be paid in connection with any purchase described above.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus and “Description of the Pooling and Servicing Agreements—Realization upon Defaulted Mortgage Loans” in the accompanying prospectus.

Description of the Offered Certificates

General
The trust will issue 22 classes of the certificates with an approximate aggregate principal balance at initial issuance equal to $1,487,599,793.  We are offering the Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, X-A, X-B, B, C and PEX certificates by this free writing prospectus.  The trust will also issue the Class X-C, X-D, X-E, X-Y, D, E, F, G, V and R certificates, which are not offered hereby.

Certificate Principal
Balances
The Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, B, C and PEX certificates will each have principal balances.  When referring to the principal balance certificates collectively, we are referring to the Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, B, C, PEX, D, E, F and G certificates.  The Class X-A, X-B, X-C, X-D, X-E and X-Y certificates will not have principal balances and the holders of those classes will not be entitled to distributions of principal.  For purposes of calculating the amount of accrued interest with respect to those certificates, however, the Class X-A certificates will have a notional amount equal to the aggregate principal balance of the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates and the Class A-S regular interest outstanding from time to time, the Class X-B certificates will have a notional amount equal to the aggregate principal balance of the Class D certificates and the Class B and Class C regular interests outstanding from time to time, the Class X-C certificates will have a notional amount equal to the principal balance of the Class E certificates outstanding from time to time, the Class X-D certificates will have a notional amount equal to the principal balance of the Class F certificates outstanding from time to time, the Class X-E certificates will have a notional amount equal to the principal balance of the Class G certificates outstanding from time to time, and the Class X-Y certificates will have a notional amount equal to the aggregate principal balance of certain designated mortgage loans being sold to the trust by NCB, FSB outstanding from time to time.

Upon initial issuance, and subject to a permitted variance that depends on the mortgage loans deposited into the trust fund, each class of offered certificates will have the aggregate initial certificate principal balance set forth in the table below:

Class	Approx. Initial Aggregate Certificate Principal Balance or Notional Amount		Approx. % of Cut-off Date Pool Balance	Approx. Initial Credit Support(1)

Class A-1	$57,333,000		3.854%	30.000%
Class A-2	$75,863,000		5.100%	30.000%
Class A-3	$59,936,000		4.029%	30.000%
Class A-4	$360,000,000		24.200%	30.000%
Class A-5	$386,043,000		25.951%	30.000%
Class A-SB	$102,144,000		6.866%	30.000%
Class A-S	$104,132,000	(2)	7.000%	23.000%
Class X-A	$1,145,451,000		NAP	NAP
Class X-B	$232,438,000		NAP	NAP
Class B	$68,802,000	(2)	4.625%	18.375%
Class C	$52,066,000	(2)	3.500%	14.875%
Class PEX	$225,000,000	(2)	NAP	14.875%

(1)
The approximate initial credit support with respect to the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates represents the approximate credit enhancement for the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates in the aggregate.  The percentage indicated under the column “Approximate Initial Credit Support” with respect to the Class C Certificates and the Class PEX Certificates represents the approximate credit support for the Class C regular interest, which will have an initial outstanding principal balance on the closing date of $52,066,000.

(2)
The initial principal balances of the Class A-S, B and C certificates represent the principal balances of such classes without giving effect to any exchange for Class PEX certificates.  The initial principal balance of the Class PEX certificates is equal to the aggregate of the initial principal balances of the Class A-S, B and C certificates and represents the maximum principal balance of the Class PEX certificates that could be issued in an exchange.

The approximate initial credit support provided to each class of principal balance certificates at initial issuance is the aggregate initial certificate principal balance, expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, of all classes of principal balance certificates that are subordinate to the indicated class with respect to rights to receive distributions of interest and principal and the allocation of realized losses.  The level of credit enhancement available to any of the principal balance certificates will change over time as a result of (i) the allocation and distribution of principal payments on or in respect of the mortgage loans (including as a result of default, casualty, condemnation or liquidation) and proceeds of repurchases or sales of mortgage loans as described herein and (ii) the allocation of realized losses and additional trust fund expenses as described herein.

Pass-Through Rates
The Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, X-A, X-B, B, C and PEX certificates will each bear interest.  When referring to the interest-bearing certificates collectively, we are referring to the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B, X-C, X-D, X-E, X-Y, A-S, B, C, PEX, D, E, F and G certificates.  Each class of offered certificates (other than the Class PEX certificates) will accrue interest at a pass-through rate.  The approximate initial pass-through rates of the offered certificates (other than the Class PEX certificates) are set forth in the following table:

	Class	Approx. Initial Pass-Through Rate
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-5%
	Class A-SB	%
	Class A-S and Class A-S regular interest	%
	Class X-A	%
	Class X-B	%
	Class B and Class B regular interest	%
	Class C and Class C regular interest	%
	Class PEX	NAP

The pass-through rates for the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates and the Class A-S, B and C regular interests, in each case, will be a per annum rate equal to one of the following:  (i) a fixed rate, (ii) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage.  The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates and the Class A-S regular interest for the related distribution date, weighted on the basis of their respective aggregate principal balances outstanding immediately prior to that distribution date.  The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D certificates and the Class B and C regular interests for the related distribution date, weighted on the basis of their respective aggregate principal balances outstanding immediately prior to that distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis and, in the case of certain designated mortgage loans being sold to the trust by NCB, FSB, will be net of a rate equal to [0.20]% per annum, adjusted as necessary to a 30/360 basis.

The weighted average of the net mortgage interest rates on the mortgage loans for each distribution date will be calculated in the manner described under the heading “Description of the Offered Certificates—Distributions—Calculation of Pass-Through Rates” in this free writing prospectus.

The Class PEX certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on the percentage interests of the Class A-S, B and C regular interests represented by the Class PEX certificates.

Exchanging Certificates
through Combination
and Recombination
If you own exchangeable certificates in an exchange proportion that we describe in this free writing prospectus, you will be able to exchange them for a proportionate interest in the related exchangeable certificates.  You can exchange your exchangeable certificates by notifying the certificate administrator.  If exchangeable certificates are outstanding and held by certificateholders, those certificates will receive principal and interest that would otherwise have been payable on the same proportion of certificates exchanged therefor if those certificates were outstanding and held by certificateholders.  Any such allocations of principal and interest as between classes of exchangeable certificates will have no effect on the principal or interest entitlements of any other class of certificates.  Exchanges will be subject to various conditions that we describe in this free writing prospectus.

See “Description of the Offered Certificates—Exchanges of Exchangeable Certificates” in this free writing prospectus for a description of the exchangeable certificates and exchange procedures.  See also “Risk Factors—Risks Related to the Offered Certificates—There Are Risks Relating to the Exchangeable Certificates” in this free writing prospectus.

Distributions

A.	General
The certificate administrator will make distributions of interest and, if and when applicable, principal to the holders of the following classes of certificates entitled to those distributions, sequentially as follows:

		Distribution Order(1)	Class
		1st	A-1, A-2, A-3, A-4, A-5, A-SB, X-A(2), X-B(2), X-C(2), X-D(2), X-E(2) and X-Y(2)
		2nd	Class A-S regular interest
		3rd	Class B regular interest
		4th	Class C regular interest
		5th	Class D certificates
		6th	Non-offered certificates (other than the Class D, X-C, X-D, X-E, X-Y and V certificates)

(1)
With respect to priority 1st, (a) distributions of interest among the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B, X-C, X-D, X-E and X-Y certificates will be made on a pro rata basis in accordance with their respective interest entitlements and (b) distributions of principal, if and when applicable, generally will be made first to the Class A-SB certificates in an amount necessary to reduce the principal balance of such certificates to the Class A-SB planned principal balance identified on Annex G to this free writing prospectus, then sequentially in order of distribution priority as described under “—C.  Distributions of Principal” below.

		(2)	The Class X-A, X-B, X-C, X-D, X-E and X-Y certificates do not have principal balances and do not entitle their holders to distributions of principal.

In general, the funds available for distribution to certificateholders on each distribution date will be the aggregate amount received, or advanced as delinquent monthly debt service payments, on or in respect of the mortgage loans during the related collection period, net of (1) all forms of compensation payable to (a) the parties to the pooling and servicing agreement for this transaction and (b) with respect to the Stamford Plaza Portfolio loan combination, the parties to any pooling and servicing agreement entered into in connection with the securitization of the related controlling pari passu companion loan, (2) reimbursements of prior servicing advances and advances of delinquent monthly debt service payments and (3) reimbursements or payments of interest on servicing advances and debt service advances, indemnification expenses and other expenses of the trust fund.

See “Description of the Offered Certificates—Distributions—Priority of Distributions” and “Description of the Offered Certificates—Fees and Expenses” in this free writing prospectus and “Description of the Certificates—Distributions” in the accompanying prospectus.

B.	Distributions of Interest	Each class of certificates (other than the Class R and V certificates) and the Class A-S, B and C regular interests will bear interest that will accrue during each interest accrual period based upon:

		●	the pass-through rate for that class and interest accrual period;

		●	the aggregate principal balance or notional amount, as the case may be, of that class outstanding immediately prior to the related distribution date; and

●
with respect to the Class A-S, B and C regular interests and each class of certificates (other than the Class R and V certificates), the assumption that each interest accrual period consists of 30 days and each year consists of 360 days.

A whole or partial prepayment on a mortgage loan, whether made by the related borrower or resulting from the application of insurance proceeds and/or condemnation proceeds, may not be accompanied by the amount of one full month’s interest on the prepayment.  As and to the extent described under “Description of the Offered Certificates—Distributions—Interest Distributions” in this free writing prospectus, prepayment interest shortfalls may be allocated to reduce the amount of accrued interest otherwise distributable to the holders of all the principal balance certificates on a pro rata basis.

In addition, the amount of interest otherwise distributable on the Class D and E certificates and the Class B and C regular interests (and, therefore, on the Class B and C certificates and/or the Class PEX certificates, as applicable) on any distribution date may be reduced by certain trust advisor expenses.

On each distribution date, subject to available funds and the allocation and distribution priorities described under

“— A. General” above and, in the case of the Class D and E certificates and the Class B and C regular interests (and, therefore, the Class B and C certificates and/or the Class PEX certificates, as applicable), the allocation of certain trust advisor expenses as described in this free writing prospectus, you will be entitled to receive your proportionate share of all unpaid distributable interest accrued with respect to your class of offered certificates through the end of the related interest accrual period.

Interest distributions with respect to the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B, X-C, X-D, X-E and X-Y certificates will be made on a pro rata basis in accordance with their respective interest entitlements.

See “Description of the Offered Certificates—Distributions—Interest Distributions” and “—Priority of Distributions” in this free writing prospectus and “Description of the Certificates—Distributions of Interest on the Certificates” in the accompanying prospectus.

C.	Distributions of Principal	Subject to—

		●	available funds,

		●	the distribution priorities described under “— A. General” above,

		●	the reductions of principal balances and other provisions described under “—Reductions of Certificate Principal Balances in Connection with Losses and Expenses” below, and

		●	the reductions, allocations and provisions described under “—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” below,

the holders of each class of principal balance certificates will be entitled to receive a total amount of principal over time equal to the aggregate principal balance of their particular class at initial issuance.

No principal will be distributed to the holders of the Class X-A, X-B, X-C, X-D, X-E and X-Y certificates.

Except as described below, the certificate administrator must make principal distributions in a specified sequential order to ensure that:

●
no distributions of principal will be made on the Class E, F and G certificates until, in the case of each of those classes, the aggregate principal balance of the Class A-1, A-2, A-3, A-4, A-5, A-SB and D certificates, and the Class A-S, B and C regular interests (and, therefore, the Class A-S, B, C and PEX certificates) and all other classes with an alphabetical designation earlier than that of the subject class, is reduced to zero;

●
no distributions of principal will be made on the Class D certificates until the aggregate principal balance of the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates, and the Class A-S, B and C regular interests (and, therefore, the Class A-S, B, C and PEX certificates) is reduced to zero;

●
no principal distributions will be made on the Class C regular interest (and, therefore, on the Class C certificates and the Class C component of the Class PEX certificates) until the aggregate principal balance of each other class of offered certificates (other than the Class PEX and C certificates), and the Class A-S and B regular interests (and, therefore, the Class A-S and B certificates and the Class A-S and B components of the Class PEX certificates) is reduced to zero;

●
no principal distributions will be made on the Class B regular interest (and, therefore, on the Class B certificates and the Class B component of the Class PEX certificates) until the aggregate principal balance of each other class of offered certificates (other than the Class PEX, C and B certificates), and the Class A-S regular interest (and, therefore, the Class A-S certificates and the Class A-S component of the Class PEX certificates) is reduced to zero;

●
no principal distributions will be made on the Class A-S regular interest (and, therefore, on the Class A-S certificates and the Class A-S component of the Class PEX certificates) until the aggregate principal balance of each other class of offered certificates (other than the Class PEX, C, B and A-S certificates) is reduced to zero;

●
no principal distributions, other than the distribution of amounts required, if any, to reduce the outstanding principal balance of the Class A-SB certificates to the Class A-SB planned principal balance for the related distribution date as identified on Annex G to this free writing prospectus, will be made on the Class A-SB certificates until the aggregate principal balance of each other class of offered certificates (other than the Class PEX, C, B and A-S certificates) is reduced to zero;

●
no principal distributions will be made on the Class A-5 certificates until the principal balance of the Class A-SB certificates is reduced to the related Class A-SB planned principal balance as identified on Annex G to this free writing prospectus and the aggregate principal balance of the Class A-1, A-2, A-3, and A-4 certificates is reduced to zero;

●
no principal distributions will be made on the Class A-4 certificates until the principal balance of the Class A-SB certificates is reduced to the related Class A-SB planned principal balance as identified on Annex G to this free writing prospectus and the aggregate principal balance of the Class A-1, A-2 and A-3 certificates is reduced to zero;

●
no principal distributions will be made on the Class A-3 certificates until the principal balance of the Class A-SB certificates is reduced to the related Class A-SB planned principal balance as identified on Annex G to this free writing prospectus and the aggregate principal balance of the Class A-1 and A-2 certificates is reduced to zero;

●
no principal distributions will be made on the Class A-2 certificates until the principal balance of the Class A-SB certificates is reduced to the related Class A-SB planned principal balance as identified on Annex G to this free writing prospectus and the principal balance of the Class A-1 certificates is reduced to zero;

●
no principal distributions will be made on the Class A-1 certificates until the principal balance of the Class A-SB certificates is reduced to the Class A-SB planned principal balance as identified on Annex G to this free writing prospectus; and

●	once the Class A-SB certificates are reduced to the Class A-SB planned principal balance as identified on Annex G to this free writing prospectus, no additional principal distributions will be made on the Class A-SB certificates until the aggregate principal balance of the Class A-1, A-2, A-3, A-4 and A-5 certificates is reduced to zero.

Because of losses on the mortgage loans, and/or default-related or other unanticipated expenses of the trust fund, the aggregate principal balance of the Class D, E, F and G certificates and the Class A-S, B and C regular interests (and, therefore, the Class A-S, B, C and PEX certificates) may be reduced to zero at a time when the Class A-1, A-2, A-3, A-4, A-5 and/or A-SB certificates remain outstanding.  Under such circumstances, and in any event on the final distribution date, available principal funds for each distribution date will be allocated on the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates pro rata (in accordance with their respective aggregate principal balances immediately prior to that distribution date), until the aggregate principal balance of those classes is reduced to zero.

The total distributions of principal to be made on the principal balance certificates collectively on each distribution date will, in general, be a function of—

●
the amount of scheduled payments of principal due or, in cases involving balloon loans that remain unpaid after their stated maturity dates and mortgage loans as to which the related mortgaged properties have been acquired on behalf of (or partially on behalf of) the trust fund, deemed due, on the mortgage loans during the collection period related to the subject distribution date, which payments are either received as of the end of the related collection period or advanced by the applicable master servicer or the trustee, as applicable, and

●	the amount of any prepayments and other unscheduled collections of previously unadvanced principal with respect to the mortgage loans that are received during the related collection period.

However, the amount of principal otherwise distributable on the certificates collectively on any distribution date will be reduced by the following amounts, to the extent those amounts are paid or reimbursed from collections or advances of principal on the mortgage loans:  (1) advances determined to have become nonrecoverable, (2) advances that remain unreimbursed immediately following the modification of a mortgage loan and its return to performing status and (3) certain trust advisor expenses and other trust fund expenses.

See “Description of the Offered Certificates—Distributions—Principal Distributions” and “—Priority of Distributions” in this free writing prospectus and “Description of the Certificates—Distributions of Principal on the Certificates” in the accompanying prospectus.

Fees and Expenses
As described below, certain fees and expenses will be payable from amounts received on the mortgage loans in the trust fund, in general prior to any amounts being paid to the holders of the offered certificates.  Certain of those fees and expenses are described below.

Each master servicer will be entitled to the applicable master servicing fee, which will be payable monthly on a loan-by-loan basis from amounts received in respect of interest on each mortgage loan (and any related serviced pari passu companion loan) serviced by such master servicer (including each applicable specially serviced mortgage loan, each applicable mortgage loan as to which the corresponding mortgaged property has become an REO property and each applicable mortgage loan as to which defeasance has occurred), including any non-serviced pari passu mortgage loan.  The master servicing fee for each applicable mortgage loan (and any related serviced pari passu companion loan) will accrue at the related master servicing fee rate and will be computed using the same interest accrual basis and principal amount respecting which any related interest payment due on the mortgage loan is computed.  The weighted average master servicing fee rate will be approximately 0.0296% per annum as of the cut-off date.  The master servicing fee for each mortgage loan will be payable monthly to the applicable master servicer from amounts received with respect to interest on that mortgage loan or, upon liquidation of the mortgage loan, to the extent such interest collections are not sufficient, from general collections on all the mortgage loans.

Certain of the mortgage loans will be sub-serviced by sub-servicers that will be entitled to a sub-servicing fee with respect to each such mortgage loan, including, without limitation, Prudential Asset Resources, Inc., which will primary service certain mortgage loans.  The rate at which the sub-servicing fee for each such mortgage loan accrues is included in the applicable master servicing fee rate for each of those mortgage loans.

Other than with respect to the non-serviced pari passu mortgage loans, each special servicer will be entitled to the applicable special servicing fee, which will be payable monthly on (1) each specially serviced mortgage loan serviced by such special servicer, if any, and (2) each applicable mortgage loan (and any related serviced pari passu companion loan), if any, as to which the corresponding mortgaged property has become an REO property.  The special servicing fee will accrue for any specially serviced mortgage loan or REO mortgage loan at a rate equal to the greater of (i) 0.25% per annum and (ii) a per annum rate that would result in a special servicing fee of $1,000 for such loan for the related month and will be computed on the same interest accrual basis and principal amount respecting which any related interest payment due on such specially serviced mortgage loan or REO mortgage loan, as the case may be, is paid.

The special servicing fee will be payable monthly from related liquidation proceeds, insurance proceeds or condemnation proceeds (if any) and then from general collections on all the mortgage loans (other than any non-serviced pari passu mortgage loan) and any related REO properties that are on deposit in the collection accounts from time to time.

Each special servicer will generally be entitled to receive a workout fee with respect to each serviced mortgage loan (and any related serviced pari passu companion loan) worked out by that special servicer, for so long as that serviced mortgage loan remains a worked-out mortgage loan.  The workout fee will be payable out of, and will be calculated by application of a workout fee rate of 1.00% to each payment of interest, other than default interest, and each payment of principal received on the related mortgage loan (and any related serviced pari passu companion loan) for so long as it remains a worked-out mortgage loan.

Each special servicer will also be entitled to receive a liquidation fee with respect to each specially serviced mortgage loan (other than any non-serviced pari passu mortgage loan) serviced by such special servicer for which a full, partial or discounted payoff is obtained from the related borrower.  The applicable special servicer will also be entitled to receive a liquidation fee with respect to any specially serviced mortgage loan or REO property as to which any liquidation proceeds, insurance proceeds or condemnation proceeds are received, except as described in the next paragraph.  In each case, except as described in the next paragraph, the liquidation fee will be payable from, and will be calculated by application of a liquidation fee rate of 1.00% to, the related payment or proceeds, exclusive of any portion of that payment or proceeds that represents a recovery of default interest and/or late payment charges.

In general, no liquidation fee will be payable based on, or out of, proceeds received in connection with the purchase or repurchase of any mortgage loan from the trust fund or payment of any loss of value payments under the circumstances described below under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses—Principal Special Servicing Compensation—Liquidation Fee” in this free writing prospectus.

The certificate administrator will be entitled to a fee for each mortgage loan (including each non-serviced pari passu mortgage loan) and each REO mortgage loan for any distribution date equal to the product of the portion of the certificate administrator fee rate applicable to such month, determined in the same manner as the applicable mortgage interest rate is determined for each mortgage loan for such month, and the principal balance of that mortgage loan.  The certificate administrator fee rate is 0.0031% per annum.  The trustee will be entitled to a monthly fee of $210 payable by the certificate administrator from the certificate administrator’s fee pursuant to the pooling and servicing agreement.

The trust advisor will be entitled to a fee for each mortgage loan (other than the Stamford Plaza Portfolio mortgage loan) for any distribution date equal to the product of the portion of the trust advisor fee rate applicable to such month, determined in the same manner as the applicable mortgage interest rate is determined for each mortgage loan for such month, and the principal balance of that mortgage loan.  The trust advisor fee rate is 0.00215% per annum.

With respect to the Stamford Plaza Portfolio mortgage loan, following the securitization of the related controlling pari passu companion loan, we anticipate that the master servicer, the special servicer and the trust advisor (or operating advisor) with respect to such securitization will be entitled to fees on terms and conditions that are similar (but not necessarily identical) to the respective fees described above, in each case pursuant to the related pooling and servicing agreement.  See “Description of the Mortgage Pool—Split Loan Structures,” “Description of the Offered Certificates—Fees and Expenses” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

The master servicers, special servicers, trustee, certificate administrator and trust advisor and, with respect to any non-serviced pari passu mortgage loan, the master servicer, the special servicer, the trustee, the certificate administrator and the trust advisor (or operating advisor) under the related other pooling and servicing agreement are, or are expected to be, entitled to certain other additional fees and reimbursement of expenses.  In general, those fees and reimbursements are, or are anticipated to be, payable or reimbursable from various amounts collected on the related mortgage loan or loan combination or in whole or in part from general collections on the series 2014-C22 mortgage pool, in each case prior to distributions to the certificateholders.

Further information with respect to the fees and expenses payable from amounts otherwise distributable to certificateholders, including information regarding the general purpose of and the source of payment for the fees and expenses and certain limitations on the payment of fees to affiliates, is set forth under “Description of the Offered Certificates—Fees and Expenses” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

D.	Distributions of Yield
Maintenance Charges
and Other Prepayment
Premiums
Any yield maintenance charge or prepayment premium collected in respect of a mortgage loan generally will be distributed, in the proportions described in this free writing prospectus, to the holders of the Class X-A, X-B and/or X-Y certificates and/or to the holders of any Class A-1, A-2, A-3, A-4, A-5, A-SB and/or D certificates, and/or the Class A-S, B and/or C regular interests (and, therefore, the Class A-S, B, C and/or PEX certificates, as applicable) then entitled to receive distributions of principal.  See “Description of the Offered Certificates—Distributions—Priority of Distributions—

Distributions of Yield Maintenance Charges and Prepayment Premiums” in this free writing prospectus and “Description of the Certificates—Distributions on the Certificates in Respect of Prepayment Premiums or in Respect of Equity Participations” in the accompanying prospectus.

Reductions of Certificate
Principal Balances in
Connection with Losses
and Expenses
Because of losses on the mortgage loans and/or default-related and other unanticipated expenses of the trust fund, the aggregate principal balance of the mortgage pool, net of advances of principal, may fall below the aggregate principal balance of the certificates.  In general, if and to the extent that those losses and expenses cause such a deficit to exist following the distributions made on any distribution date, then the principal balances of the respective classes of principal balance certificates generally will be sequentially reduced (without accompanying principal distributions) in the following order, until that deficit is eliminated:

	Reduction Order	Class
	1st	Non-offered certificates (other than the Class D certificates)
	2nd	Class D certificates
	3rd	Class C regular interest (and, therefore, the Class C certificates and the Class C component of the Class PEX certificates)
	4th	Class B regular interest (and, therefore, the Class B certificates and the Class B component of the Class PEX certificates)
	5th	Class A-S regular interest (and, therefore, the Class A-S certificates and the Class A-S component of the Class PEX certificates)
	6th	Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates

Any reduction of the principal balances of the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates will be made on a pro rata basis in accordance with the relative sizes of those principal balances at the time of the reduction.

To the extent that unanticipated expenses of the trust fund consist of indemnification payments to the trust advisor, then (i) if the expense arises in connection with legal actions pending or threatened against the trust advisor at the time of its discharge, the expense will be treated in substantially the same manner as other unanticipated expenses of the trust fund for purposes of the provisions described above, and (ii) under any other circumstances, the expense will be separately allocated and borne by certificateholders in the manner generally described under “—Reductions of Interest Entitlements and Certificate Principal Balances in Connection with Certain Trust Advisor Expenses” below.  The pooling and servicing agreement will contain provisions for the identification and categorization of expenses for such purposes.

See “Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” in this free writing prospectus and “Description of the Certificates—Allocation of Losses and Shortfalls” in the accompanying prospectus.

Reductions of Interest
Entitlements and
Certificate Principal
Balances In Connection
with Certain Trust
Advisor Expenses
The trust advisor will be entitled to indemnification in respect of its obligations under the pooling and servicing agreement as described in this free writing prospectus, certain of which obligations may be triggered early as a result of a waiver by the majority subordinate certificateholder of its rights under the pooling and servicing agreement.  In connection with any activities related to any non-serviced loan combination serviced under another securitization, the trust advisor or operating advisor, as applicable, with respect to such securitization may be entitled to indemnification from the series 2014-C22 trust (on a pro rata basis with the other trust fund and any other holders of related pari passu companion loans, based upon the respective principal balances of the pari passu mortgage loan and the related pari passu companion loans) in respect of its obligations under the other pooling and servicing agreement, certain of which obligations may be triggered early as a result of a waiver by the majority subordinate certificateholder (or the equivalent) under that securitization of its rights under the related pooling and servicing agreement.  Any expenses incurred by the trust advisor or, with respect to any non-serviced pari passu mortgage loan, the trust advisor (or the equivalent) under the other pooling and servicing agreement, that are indemnifiable under the pooling and servicing agreement will be reimbursable on each distribution date up to the sum of the interest otherwise distributable on the Class E and D certificates and the Class C and B regular interests (and, therefore, on the Class C and B certificates and/or the Class C and B components of the Class PEX certificates, as applicable) on that distribution date and the portion of the amount of principal distributable on the related distribution date that would otherwise be distributed on the Class A-1, A-2, A-3, A-4, A-5, A-SB, D and E certificates and the Class A-S, B and C regular interests (and, therefore, on the Class A-S, B, C and/or PEX certificates, as applicable) on that distribution date.

Amounts so reimbursed will be allocated to reduce the amount of interest that (but for these allocations) would be distributed on the Class E and D certificates and the Class C and B regular interests, in that order, on that distribution date, and any remaining amount will be allocated to reduce such portion of such principal distributable on the related distribution date, with a corresponding write-off of the principal balance of the Class E and D certificates, the Class C, B and A-S regular interests, the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates (with any write-off of the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates to be applied on a pro rata basis between those classes in accordance with their respective aggregate principal balances immediately prior to that distribution date), in that order, in each case until the principal balance of that class has been reduced to zero.  Any portion of such trust advisor expenses that remain unreimbursed after giving effect to allocations and distributions on that distribution date will not be reimbursed to the trust advisor or, with respect to any non-serviced pari passu mortgage loan, any related other trust advisor or operating advisor, on that distribution date and will be carried forward to and be reimbursable on succeeding distribution dates, subject to the same provisions, until the trust advisor is actually reimbursed for the relevant expense.  However, the provisions described above will not apply to trust advisor expenses that arise from legal proceedings that are pending or threatened against the trust advisor at the time of its discharge or, with respect to any non-serviced pari passu mortgage loan, any related other trust advisor or operating advisor at the time of its discharge (see “—Relevant Parties—Trust Advisor” above).

See “Description of the Offered Certificates—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus.

Advances of Delinquent
Monthly Debt Service
Payments
Each master servicer will be required to make debt service advances with respect to any delinquent scheduled monthly payments of principal and/or interest on the mortgage loans (including any non-serviced pari passu mortgage loan but not any pari passu companion loan) serviced by that master servicer, other than balloon payments, default interest and excess interest, and to make advances of assumed monthly debt service payments for such mortgage loans that are balloon loans and become defaulted upon their maturity dates, on the same amortization schedule as if the maturity date had not occurred, as well as for applicable REO mortgage loans.  The trustee must make any of those advances that either master servicer is required, but fails, to make, subject to its own determination of non-recoverability.  Any party that makes a debt service advance will be entitled to be reimbursed for that advance, together with interest at the prime lending rate described more fully in this free writing prospectus.  However, interest will commence accruing on any monthly debt service advance made in respect of a scheduled monthly debt service payment only on the date on which any applicable grace period for that payment expires.

Notwithstanding the foregoing, none of the master servicers or the trustee will be required to make any debt service advance that it or the related special servicer determines, in its reasonable good faith judgment, will not be recoverable (together with interest on the advance) from proceeds of the related mortgage loan.  Absent bad faith, the determination by any authorized person that a debt service advance constitutes a nonrecoverable advance as described above will be conclusive and binding.

In addition, each special servicer must generally obtain an appraisal or conduct an internal valuation of the mortgaged property securing any mortgage loan for which it has servicing responsibilities under the pooling and servicing agreement following a material default or the occurrence of certain other events described in this free writing prospectus.  Based upon the results of such appraisal, or, in the case of the Stamford Plaza Portfolio mortgage loan (following the securitization of the related controlling pari passu companion loan), an appraisal obtained by the special servicer under the related other pooling and servicing agreement, the amount otherwise required to be advanced in respect of interest on the related mortgage loan may be reduced as described under the heading “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” in this free writing prospectus.  Due to the distribution priorities described in this free writing prospectus, any reduction in advances will generally reduce the funds available to distribute interest on the respective classes of subordinate interest-bearing certificates sequentially in the reverse order of distribution priority (first, Class G, then Class F and so on, with the effects borne on a pari passu basis as between those classes that are pari passu with each other in respect of interest distributions) up to the total amount of the reduction.

See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Required Appraisals” in this free writing prospectus and “Description of the Certificates—Advances in Respect of Delinquencies” in the accompanying prospectus.

Following the securitization of the related controlling pari passu companion loan, the Stamford Plaza Portfolio mortgage loan is, or is expected to be, subject to provisions in the applicable other pooling and servicing agreement under which it is serviced relating to appraisal reductions, and such provisions are similar (but not necessarily identical) to the provisions set forth above.  The existence of an appraisal reduction in respect of any non-serviced pari passu mortgage loan will proportionally reduce the master servicer’s or the trustee’s obligation to make the interest portion of advances on such mortgage loan under the pooling and servicing agreement for this transaction.  See “Description of the Mortgage Pool—Split Loan Structures” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

Delinquent scheduled monthly payments of principal and/or interest on a pari passu companion loan will not be advanced by the master servicer or trustee, but may be advanced by the master servicer or trustee under the other securitization servicing agreement pursuant to which that pari passu companion loan is securitized.

Subordination	The amount available for distribution will be applied in the order described in “Distributions—Distributions of Interest” and “—Distributions of Principal” above.

The following chart generally depicts the general manner in which the payment rights of certain classes will be senior or subordinate, as the case may be, to the payment rights of other classes.  The chart shows entitlement to receive interest and, if applicable, principal owed on any distribution date in order of payment priority (except that principal will generally be allocated and paid first, to the Class A-SB certificates up to the Class A-SB planned principal balance as identified on Annex G to this free writing prospectus for the applicable distribution date, and then, to the Class A-1 certificates, and then, to the Class A-2 certificates, and then, to the Class A-3 certificates, and then, to the Class A-4 certificates, and then, to the Class A-5 certificates, and then, to the Class A-SB certificates without regard to the Class A-SB planned principal balance, in that order).  Payment rights of the various classes of certificates are more fully described in “Description of the Offered Certificates—Distributions” in this free writing prospectus.  It also shows the manner in which mortgage loan losses are allocated, which will be in the reverse order of priority (beginning with certain classes of certificates that are not being offered by this free writing prospectus).  Loss allocation and shortfall burdens of the various classes of certificates are more fully described in “Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” and “—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus.

(1)
The Class X-A, X-B, X-C, X-D, X-E and X-Y certificates do not have a certificate principal balance and do not entitle their holders to distributions of principal.  However, loan losses will generally reduce the respective notional amounts of the Class X-A and/or X-B and/or X-C and/or X-D and/or X-E and/or X-Y certificates and, therefore, the amount of interest they accrue.

	(2)	Other than the Class X-C, X-D, X-E, X-Y, R and V certificates.

No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

See “Description of the Offered Certificates—Distributions” in this free writing prospectus.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate principal balance of that class.  No such losses will be allocated to the Class V, R, X-A, X-B, X-C, X-D, X-E or X-Y certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, A-2, A-3, A-4, A-5 or A-SB certificates or the Class A-S regular interest), the Class X-B certificates (to the extent such losses are allocated to the Class D certificates or the Class B or C regular interests), the Class X-C certificates (to the extent such losses are allocated to the Class E certificates), the Class X-D certificates (to the extent such losses are allocated to the Class F certificates), the Class X-E certificates (to the extent such losses are allocated to the Class G certificates), or the Class X-Y certificates (to the extent such losses occur in respect of certain designated mortgage loans being sold to the trust by NCB, FSB) and, therefore, the amount of interest they accrue.  To the extent funds are available on a subsequent distribution date for distribution on your certificates, you will be reimbursed for any losses allocated to your certificates.

In addition to losses caused by mortgage loan defaults, shortfalls in payments to holders of certificates may occur as a result of the master servicers’, special servicers’ and trustee’s right to receive payments of interest on unreimbursed advances (to the extent not covered by default interest and late payment charges or certain other fees paid by the related borrower or other borrowers that are not paid to the master servicers or the special servicers as compensation), with respect to the Stamford Plaza Portfolio mortgage loan (following the securitization of the related controlling pari passu companion loan) the right of the master servicer, special servicer or trustee under the related other pooling and servicing agreement to receive payments of interest on unreimbursed servicing advances related to such non-serviced loan combination, the special servicer’s or any other special servicer’s right to compensation with respect to mortgage loans which are or have been serviced by that special servicer, a modification of a mortgage loan’s interest rate or principal balance or as a result of other unanticipated trust expenses.  These shortfalls, if they occur, would generally reduce distributions on the various classes of interest-bearing certificates, with the effect borne by classes with relatively lower payment priorities before classes with relatively higher payment priorities.  To the extent funds are available on a subsequent distribution date for distribution on your certificates, you will be reimbursed for any such shortfall allocated to your certificates.

With respect to any pari passu mortgage loan, any losses or shortfalls that occur with respect to the related loan combination will be allocated between the pari passu mortgage loan and its related pari passu companion loan(s) on a pro rata basis in accordance with their respective principal balances.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the various classes of interest-bearing certificates (other than the Class X-A, X-B, X-C, X-D, X-E, X-Y, A-S, B, C and PEX certificates) and the Class A-S, B and C regular interests, on a pro rata basis according to accrued interest, to reduce the interest entitlements on such certificates or regular interests.  You will never receive a reimbursement or other compensation for any prepayment interest shortfalls that are so allocated to your certificates

To the extent that unanticipated expenses of the trust fund consist of indemnification payments to the trust advisor or, with respect to any non-serviced pari passu securitization, any other trust advisor or operating advisor, then (i) if the expense arises in connection with legal actions pending or threatened against that trust advisor at the time of its discharge, the expense will be treated in substantially the same manner as other unanticipated expenses of the trust fund for purposes of the provisions described above, and (ii) under any other circumstances, the expense will be separately allocated and borne by certificateholders in the manner generally described under “Description of the Offered Certificates—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus.

Information Available to
Certificateholders
On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date.  Additionally, under certain circumstances, certificateholders may be entitled to certain other information regarding the trust provided they agree to keep the information confidential.  See “Description of the Offered Certificates—Reports to Certificateholders; Available Information” in this free writing prospectus and “Description of the Certificates—Reports to Certificateholders” in the accompanying prospectus.

Early Termination
The trust fund may be terminated and therefore the certificates may be retired early by certain designated entities when the total outstanding principal balance of the mortgage loans, net of advances of principal, is reduced to 1.0% or less of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.  See “Description of the Offered Certificates—Termination of the Pooling and Servicing Agreement” in this free writing prospectus and “Description of the Certificates—Termination” in the accompanying prospectus.

Denominations
We intend to deliver the Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, B, C and PEX certificates in minimum principal balance denominations of $10,000.  We intend to deliver the Class X-A and X-B certificates in minimum notional amount denominations of $1,000,000.  Investments may also be made in any whole dollar denomination in excess of the applicable minimum denomination.  See “Description of the Offered Certificates—Delivery, Form and Denomination” in this free writing prospectus and “Description of the Certificates—General” in the accompanying prospectus.

Clearance and Settlement
You will hold your certificates through The Depository Trust Company (“DTC”), in the United States, or Clearstream Banking société anonyme (“Clearstream”) or Euroclear Bank as operator of The Euroclear System (“Euroclear”), in Europe.  As a result, you will not receive a fully registered physical certificate representing your interest in any such certificate, except under limited circumstances.  See “Description of the Offered Certificates—Delivery, Form and Denomination” in this free writing prospectus and “Description of the Certificates—Book-Entry Registration and Definitive Certificates” in the accompanying prospectus.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

	●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited and BlackRock Financial Management, Inc., CMBS.com, Inc.; and

	●	the certificate administrator’s website initially located at www.ctslink.com.

Neither the certificate administrator nor any other party to the pooling and servicing agreement will be obligated to provide any analytical information or services regarding the mortgage loans or the certificates.  The type and amount of analytical information concerning the mortgage loans or the certificates made available to you by a third-party service will be determined solely by such service and will depend on the type of subscription, if any, that you may have with such service.

Additional Aspects of the Offered Certificates and the Trust Fund

Conflicts of Interest
The relationships between the parties to this transaction and the activities of those parties or their affiliates may give rise to certain conflicts of interest.  These conflicts of interests may arise from, among other things, the following relationships and activities:

●
the ownership of any certificates by the depositor, sponsors, mortgage loan sellers, underwriters, master servicers, special servicers, trustee, certificate administrator, trust advisor or any of their affiliates or, with respect to any securitization that may include the controlling Stamford Plaza Portfolio pari passu companion loan, by the master servicer, special servicer, or trust advisor or operating advisor under the pooling and servicing agreement for any such other securitization or any of their respective affiliates;

●
the relationships, including the ownership of other mortgage debt (including the pari passu companion loans) and non-mortgage debt or other financial dealings, of the sponsors, mortgage loan sellers, master servicers, special servicers, trustee, certificate administrator, trust advisor or, with respect to any securitization that may include the controlling Stamford Plaza Portfolio pari passu companion loan, the master servicer, special servicer, or trust advisor or operating advisor under the pooling and servicing agreement for any such other securitization or any of their respective affiliates or any of their respective affiliates with each other, any borrower, any borrower sponsor or any of their affiliates;

●
the obligation of either special servicer, or, with respect to any securitization that may include the controlling Stamford Plaza Portfolio pari passu companion loan, the special servicer under the pooling and servicing agreement for any such other securitization or any of their respective affiliates to take actions at the direction or obtain the approval of the subordinate class representative or the holder of a companion loan or its representative, as applicable;

●
the right of the majority subordinate certificateholder or the subordinate class representative on its behalf, or, with respect to any securitization that may include the controlling Stamford Plaza Portfolio pari passu companion loan, the majority subordinate certificateholder, subordinate class representative or controlling class representative (or its equivalent) under the pooling and servicing agreement for any such other securitization, to replace either special servicer, with or without cause, and any arrangements entered into between a special servicer and any such entity in consideration of such special servicer’s appointment (or continuance as) special servicer under the pooling and servicing agreement;

●
the broker-dealer activities of the underwriters and their affiliates, including taking long or short positions in the certificates or entering into credit derivative transactions with respect to the certificates;

●
the opportunity of the initial investor in the Class E, F and G certificates to request the removal or re-sizing of or other changes to the features of some or all of the mortgage loans or its imposition of additional monetary or other conditions on its acquisition of those certificates in order to allow certain mortgage loans to be included in this securitization; and

●
the activities of the master servicers, special servicers, trust advisor, sponsors, mortgage loan sellers, underwriters, trustee, or certificate administrator or, with respect to any securitization that may include the controlling Stamford Plaza Portfolio pari passu companion loan, the activities of the master servicer, special servicer, or trust advisor or operating advisor under the pooling and servicing agreement for any such other securitization or any of their respective affiliates in connection with any other transaction.

See “Risk Factors—Risks Related to the Offered Certificates—If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the Trust Fund,” “—You Will Have Limited Ability To Control the Servicing of the Mortgage Loans and the Parties with Control Over the Servicing of the Mortgage Loans May Have Interests that Conflict with Your Interests,” “—Various Other Securitization-Level Conflicts of Interest May Have an Adverse Effect on Your Offered Certificates,” “—Potential Conflicts of Interest of the Underwriters and Their Affiliates,” “—Potential Conflicts of Interest of the Subordinate Class Representative” and “—Potential Conflicts of Interest in the Selection of the Mortgage Loans” in this free writing prospectus.

Federal Tax Status	Elections will be made to treat designated portions of the trust fund as three separate “real estate mortgage investment conduits” or “REMICs” under Sections 860A through 860G of the Internal Revenue Code of 1986, as amended. Those REMICs will exclude excess interest accrued on each mortgage loan with an anticipated repayment date. The Class A-S, B and C regular interests, together with any excess interest, will be held in portions of a grantor trust and the Class A-S, B, C, PEX and V certificates will represent undivided beneficial interests in their respective portions of such grantor trust as further described under “Material Federal Income Tax Consequences” in this free writing prospectus.

The offered certificates will evidence the ownership of “regular interests” in a REMIC, as further described under “Material Federal Income Tax Consequences” in this free writing prospectus. The offered certificates and the Class A-S, B and C regular interests generally will be treated as newly originated debt instruments for federal income tax purposes. The Class A-S, B, C and PEX certificates will represent undivided beneficial interests in the Class A-S, B and C regular interests. You will be required to report income on your certificates in accordance with the accrual method of accounting, regardless of your usual method of accounting.

The Class X-A and X-B certificates will evidence the ownership of multiple “interest-only” regular interests, with each such regular interest having a notional principal balance corresponding to one of the classes of offered certificates that has a principal balance or the Class A-S, B or C regular interests, as applicable.

We anticipate that the Class , , and certificates will be issued at a premium for federal income tax purposes and we anticipate that the Class and certificates will be issued with more than a de minimis amount of original issue discount for federal income tax purposes. When determining the rate of accrual of original issue discount, if any, and market discount and the amortization of premium, for federal income tax purposes, the prepayment assumption will be that, subsequent to the date of any determination—

	●	each mortgage loan with an anticipated repayment date will repay in full on that date;

	●	no mortgage loan will otherwise be prepaid prior to maturity; and

	●	there will be no extension of the maturity of any mortgage loan.

No representation is made that the mortgage loans will in fact be repaid in accordance with this assumption or that the Internal Revenue Service will not challenge on audit the prepayment assumption used.

For a more detailed discussion of United States federal income tax aspects of investing in the offered certificates, see “Material Federal Income Tax Consequences” in this free writing prospectus and “Material Federal Income Tax Consequences” in the accompanying prospectus.

Yield Considerations
You should carefully consider the matters described under “Risk Factors—Risks Related to the Offered Certificates—The Yields to Maturity on the Offered Certificates Depend on a Number of Factors that Cannot Be Predicted with any Certainty” in this free writing prospectus, which may affect significantly the yield on your investment.  In addition, see “Yield and Maturity Considerations” in this free writing prospectus and “Yield Considerations” in the accompanying prospectus.

ERISA
The offered certificates are generally eligible for purchase by employee benefit plans pursuant to the prohibited transaction exemptions granted to the underwriters, subject to certain considerations discussed in the sections titled “ERISA Considerations” in this free writing prospectus and “ERISA Considerations” in the accompanying prospectus.

You should refer to the sections in this free writing prospectus and the accompanying prospectus referenced above if you are a benefit plan fiduciary considering the purchase of any offered certificates.  You should, among other things, consult with your counsel to determine whether all required conditions in the prohibited transaction exemptions have been satisfied.

Ratings
The offered certificates will not be issued unless each of the offered classes receives at least the following ratings from Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc. and Moody’s Investors Service, Inc.:

	Class	Fitch	KBRA	Moody’s
	Class A-1	AAAsf	AAA(sf)	Aaa(sf)
	Class A-2	AAAsf	AAA(sf)	Aaa(sf)
	Class A-3	AAAsf	AAA(sf)	Aaa(sf)
	Class A-4	AAAsf	AAA(sf)	Aaa(sf)
	Class A-5	AAAsf	AAA(sf)	Aaa(sf)
	Class A-SB	AAAsf	AAA(sf)	Aaa(sf)
	Class A-S	AAAsf	AAA(sf)	Aa1(sf)
	Class X-A	AAAsf	AAA(sf)	NR
	Class X-B	NR	AAA(sf)	NR
	Class B	AA-sf	AA-(sf)	Aa3(sf)
	Class C	A-sf	A-(sf)	A3(sf)
	Class PEX	A-sf	A-(sf)	A1(sf)

The ratings address the likelihood of full and timely distribution to the certificateholders of all distributions of interest at the applicable pass-through rate on the offered certificates on each distribution date and, except in the case of the Class X-A and X-B certificates, the ultimate distribution in full of the certificate principal balance of each class of certificates not later than the distribution date in September 2057.  Each security rating assigned to the offered certificates should be evaluated independently of any other security rating.  Such ratings do not address the tax attributes of the certificates or the receipt of any default interest or prepayment premium or yield maintenance charge or constitute an assessment of the likelihood, timing or frequency of prepayments on the mortgage loans.

A security rating is not a recommendation to buy, sell or hold securities and the assigning rating agency may revise or withdraw its rating at any time.

The ratings of the offered certificates entail substantial risks and may be unreliable as an indication of the creditworthiness of your certificates.  We hired Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc. and Moody’s Investors Service, Inc. to rate the rated offered certificates.  Information regarding the mortgage loans and the trust fund will be available to other nationally recognized statistical rating organizations that may enable them to issue unsolicited credit ratings on one or more classes of offered certificates.  If any such unsolicited ratings are lower than the ratings assigned by the hired rating agencies, that may have an adverse effect on the liquidity, market value and regulatory characteristics of the classes so rated.  Neither the depositor nor any other person or entity will have any duty to notify you if any such other rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this free writing prospectus.  In no event will ratings confirmation from any such other rating organization (except insofar as the matter involves a loan combination and such other rating organization is hired to rate securities backed by one or more of the related pari passu companion loans) be a condition to any action, or the exercise of any right, power or privilege by any person or entity, under the pooling and servicing agreement.  See “Risk Factors” and “Ratings” in this free writing prospectus and “Ratings” in the attached prospectus.  The ratings of the offered certificates may be withdrawn or lowered, the offered certificates may receive an unsolicited rating, or the Securities and Exchange Commission may determine that any or all of Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc. and Moody’s Investors Service, Inc. no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate the offered certificates, any one of which events may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates.  You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates.  See “Legal Investment” in this free writing prospectus and in the accompanying prospectus.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended.  The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended.

RISK FACTORS

You should carefully consider the risks described below and those described in the accompanying prospectus under “Risk Factors” before making an investment decision. Your investment in the offered certificates will involve some degree of risk. If any of the following risks are realized, your investment could be materially and adversely affected. Distributions on the offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans, and, therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties in assessing the risks related to the performance of the offered certificates.

The risks and uncertainties described below are not the only ones relating to your certificates. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair your investment. If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. This free writing prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this free writing prospectus and the accompanying prospectus. In connection with the information presented in this free writing prospectus relating to risks that may relate to certain of the mortgage loans or the mortgage loans in general, examples are sometimes given with respect to a particular risk and a particular mortgage loan. However, the fact that examples are given should not be interpreted as meaning that such examples reflect all of the mortgage loans in the trust to which such risk is applicable.

Risks Related to the Offered Certificates

The Certificates May Not Be a Suitable Investment for You

The certificates are not suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of certificates. For the reasons set forth in these “Risk Factors” and the “Risk Factors” described in the accompanying prospectus, the yield to maturity and the aggregate amount and timing of distributions on the certificates are subject to material variability from period to period and over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate diligence on the mortgage loans and the certificates.

The Trust Fund’s Assets May Be Insufficient to Allow for Repayment in Full on Your Certificates

If the assets of the trust fund are insufficient to make distributions on the offered certificates, no other assets will be available for distribution of the deficiency. The offered certificates will represent interests in the trust fund only and will not be obligations of or represent interests in us, any of our affiliates or any other person or entity. The offered certificates have not been guaranteed or insured by any governmental agency or instrumentality or by any other person or entity.

A Future Economic Downturn, a Downturn in Real Estate Markets or Credit Markets and/or Sovereign Debt Concerns May Increase Loan Defaults and/or Affect the Value and Liquidity of Your Investment

The global economy recently experienced a significant recession, as well as a severe, ongoing disruption in the credit markets, including the general absence of investor demand for and purchases of commercial mortgage-backed securities and other asset-backed securities and structured financial products. Although the United States economy, by some measurements, may be emerging from the recession, any recovery could be fragile and unsustainable, in which circumstances another, possibly more severe recession may ensue. The global recession and financial crisis resulted in increased vacancies, decreased rents and/or other declines in income from, or the value of, commercial real estate. Additionally, a contraction in the availability of commercial mortgage financing, together with higher mortgage rates and decreases in commercial real estate values, have prevented many commercial mortgage borrowers from refinancing their maturing mortgage loans or selling their properties for proceeds sufficient to retire such loans. These circumstances significantly increased delinquency and default rates of securitized commercial mortgage loans for a period of time, with defaults occurring throughout the United States. In addition, the declines in commercial real estate values resulted in reduced borrower equity, which circumstances gave borrowers less incentive to cure delinquencies and avoid foreclosure. Those declines in value thus tended to result in lower recoveries and greater losses upon any foreclosure sale or other liquidation. Defaults, delinquencies and losses further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of commercial mortgage-backed securities. Although commercial mortgage lenders have made financing more available in recent years, some commercial real estate markets continue to experience weakness, and further, financing availability remains limited in some respects and declines may occur in real estate values.

Furthermore, the global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries, including Greece, Ireland, Spain, Portugal and Italy, which participate in the European Monetary Union and whose sovereign debt is generally denominated in euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may spread to other countries at any time. In particular, the pace of progress, or the lack of progress, of federal statutory debt limit, budget and deficit reduction talks in the United States—as well as any accompanying interruptions to government functions and services—may cause continued volatility. For example, the United States government recently nearly reached its borrowing limit and, if Congress had not increased the borrowing limit, the United States government might have had insufficient funding to meet its financial obligations. Failure of the United States government to resolve a similar situation in any future instance could have a significant negative effect on the economy and could lead to further downgrades of the United States’ sovereign debt rating. Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under the U.S. bankruptcy code or by agreement with their creditors. For instance, the City of Detroit, Michigan recently filed a petition under chapter 9 of the U.S. bankruptcy code. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time. Moreover, other types of events may affect financial markets, such as war, revolt, insurrection, armed conflict, terrorism, political crisis, natural disasters and man-made disasters.

Investors should note that economic conditions, market conditions, and conditions in the commercial real estate and mortgage markets may adversely affect the performance of the mortgage loans and the performance of the certificates. You should be aware in particular that:

●
such circumstances may result in substantial delinquencies and defaults on the mortgage loans and adversely affect the amount of liquidation proceeds the trust fund would realize in the event of foreclosures and liquidations;

●	defaults on the mortgage loans may occur in large concentrations over a period of time, which might result in rapid declines in the value of your certificates;

●
notwithstanding that the mortgage loans were recently underwritten and originated, the values of the related mortgaged properties may have declined since the mortgage loans were originated and may decline following the issuance of the certificates and such declines may be substantial and occur in a relatively short period following the issuance of the certificates; and such declines may or may not occur for reasons largely unrelated to the circumstances of the particular property;

●
if you determine to sell your certificates, you may be unable to do so or you may be able to do so only at a substantial discount from the price you paid; this may be the case for reasons unrelated to the then-current performance of the certificates or the mortgage loans; and this may be the case within a relatively short period following the issuance of the certificates;

●
if the mortgage loans default, then the yield on your investment may be substantially reduced notwithstanding that liquidation proceeds may be sufficient to result in the repayment of the principal of and accrued interest on your certificates; an earlier than anticipated repayment of principal on any of the mortgage loans (even in the absence of losses) in the event of a default in advance of the related maturity date would tend to shorten the weighted average period during which you earn interest on your investment; and a later than anticipated repayment of principal on any of the mortgage loans (even in the absence of losses) in the event of a default upon the related maturity date would tend to delay your receipt of principal and the interest on your investment may be insufficient to compensate you for that delay;

●
even if liquidation proceeds received on defaulted mortgage loans are sufficient to cover the principal and accrued interest on those mortgage loans, the trust fund may experience losses in the form of special servicing fees, liquidation fees and other expenses (including indemnities), and you may bear losses as a result, or your yield may be adversely affected by such losses;

●
the time periods to resolve defaulted mortgage loans may be long, and those periods may be further extended because of borrower bankruptcies and related litigation; and this may be especially true in the case of mortgage loans made to borrowers that have, or whose affiliates have, substantial debts other than the mortgage loan, including related subordinate or mezzanine financing. See “—If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the Trust Fund” in this free writing prospectus;

●
some participants in the commercial mortgage-backed securities markets have previously sought permission from the IRS to allow a purchaser of a mortgaged property acquired in respect of a mortgage loan held by a REMIC to assume the extinguished debt in connection with a purchase of that property; if such permission is ever granted and the applicable special servicer pursues such a resolution strategy, then the receipt of proceeds of a foreclosure property would be delayed for an extended period; and this may occur when it would be in your best interest for the property to be sold for cash, even at a lesser price, with the proceeds distributed to certificateholders;

●
trading activity associated with indices of commercial mortgage-backed securities may also drive spreads on those indices wider than spreads on commercial mortgage-backed securities, thereby resulting in a decrease in value of such commercial mortgage-backed securities, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●
even if you intend to hold your certificates, depending on your circumstances, you may be required to report declines in the value of your certificates, and/or record losses, on your financial statements or regulatory or supervisory reports, and/or repay or post additional collateral for any secured financing, hedging arrangements or other financial transactions that you have entered into that are backed by or make reference to your certificates, in each case as if your certificates were to be sold immediately.

Any future economic downturn may lead to increased vacancies, decreased rents or other declines in income from, or the value of, commercial, multifamily and manufactured housing community real estate, which would likely have an adverse effect on commercial mortgage-backed securities that are backed by loans secured by such commercial, multifamily and manufactured housing community real estate and thus affect the value and/or liquidity of such commercial mortgage-backed securities. We cannot assure you that future dislocations in the commercial mortgage-backed securities market will not occur. Any future economic downturn may adversely affect the financial resources of the related borrower under a mortgage loan and may result in the inability of the related borrower to make principal and interest payments on, or refinance, the outstanding debt when due or to sell the related mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. In the event of a default by a borrower under a mortgage loan, the trust may suffer a partial or total loss with respect to the certificates. Any delinquency or loss on the related mortgaged properties may have an adverse effect on the distributions of principal and interest received by holders of the certificates.

Even if commercial mortgage-backed securities are performing as anticipated, the value of such commercial mortgage-backed securities in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset-backed securities or structured products. Trading activity associated with commercial mortgage-backed securities indices may also drive spreads on those indices wider than spreads on commercial mortgage-backed securities, thereby resulting in a decrease in value of such commercial mortgage-backed securities.

Market Considerations and Limited Liquidity

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that they currently intend to make a market in the certificates, the underwriters have no obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the certificates will develop. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. No representation is made by any person or entity as to what the market value of any certificate will be at any time. Furthermore, you should be aware that the market for securities of the same type as the certificates has in the past been volatile and offered very limited liquidity.

The market value of the certificates can decline even if those certificates and the mortgage loans are performing at or above your expectations. The market value of the certificates will be sensitive to fluctuations in current interest rates. However, a change in the market value of the certificates may be disproportionately impacted by upward or downward movement in current interest rates.

The market value of the certificates will also be influenced by the supply of and demand for commercial mortgage-backed securities generally. The supply of commercial mortgage-backed securities will depend on, among other things, the amount of commercial mortgage loans, whether newly originated or held in portfolio, that are available for securitization. A number of factors will affect investors’ demand for commercial mortgage-backed securities, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●
legal and other requirements and restrictions that prohibit a particular entity from investing in commercial mortgage-backed securities, limit the amount or types of commercial mortgage-backed securities that it may acquire or require it to maintain increased capital or reserves as a result of its investment in commercial mortgage-backed securities;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in commercial mortgage-backed securities for financial reporting purposes;

●
increased regulatory compliance burdens imposed on commercial mortgage-backed securities or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●
investors’ perceptions regarding the commercial real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on mortgage loans secured by income producing properties;

●
investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for commercial mortgage-backed securities as a result of the existence or cancellation of government-sponsored economic programs.

We make no representations as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. However, the following are examples of statutory and regulatory developments that may adversely affect the ability of particular investors to hold or acquire commercial mortgage-backed securities or the consequences to them of an investment in commercial mortgage-backed securities and, thus, the ability of investors in the offered certificates to resell their certificates in the secondary market:

●
Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5%; and (b) a requirement (the “Due Diligence Requirement”) that the investing credit institution or investment firm has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis. National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the investing credit institution or investment firm. If the Retention Requirement or the Due Diligence Requirement is not satisfied in respect of a securitization investment held by a non-EEA subsidiary of an EEA credit institution or investment firm then an additional risk weight may be applied to such securitization investment when taken into account on a consolidated basis at the level of the EEA credit institution or investment firm. Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU; and (ii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA insurance and reinsurance undertakings and by EEA undertakings for collective investment in transferable securities. None of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with Retention Requirement or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the certificates are not a suitable investment for EEA credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●
Section 939A of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the U.S. federal banking agencies to modify their existing regulations to remove any reliance on credit ratings. As a general rule, national banks are permitted to invest only in “investment grade” instruments, which under pre-existing regulations has been determined based on the credit ratings assigned to these instruments. These national bank investment-grade standards are incorporated into statutes and regulations governing the investing authority of most state banks, and thus most state banks are required to adhere to these same investment grade standards. In June 2012, the regulator of national banks (the Office of the Comptroller of the Currency) revised its regulatory definition of “investment grade” to require a bank’s determination regarding whether “the issuer of a security has adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure.” While national banks may continue to consider credit ratings, they may not rely exclusively on such ratings and must conduct separate due diligence to confirm the investment grade of the instruments. These changes became fully effective January 1, 2013. Likewise, in August 2012 the federal banking regulators adopted amendments to the market risk capital regulations to reflect the appropriate capital treatment of debt and securitization positions without reliance on the credit ratings assigned to those instruments; these amendments were also effective January 1, 2013 and may increase the costs or otherwise adversely affect the ability of banks, thrifts, and their holding companies and affiliates to invest in such instruments.

●
Section 939A of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that federal banking agencies amend their regulations to remove references to or reliance upon credit ratings including but not limited to those found in the federal banking agencies’ risk-based capital guidelines regulations. New regulations were issued by the banking regulators in July 2013 and began phasing in as early as January 1, 2014; these regulations implement the increased capital requirements established under the Basel Accord. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. As a result of these new regulations, investments in CMBS by depository institutions and their holding companies may result in greater capital charges to these financial institutions, and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

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The Issuing Entity is relying on an exclusion or exemption under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7). The Issuing Entity was structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule“). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013 and became effective on April 1, 2014. Conformance with the Volcker Rule and its implementing regulations is required by July 21, 2015 (subject to the possibility of up to two one-year extensions). In the interim, banking entities must make good-faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

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The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the trust fund as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, commonly known as SMMEA, no class of the offered certificates will constitute “mortgage related securities”.

Accordingly, all prospective investors in the offered certificates should consider the possible effects of legal investment, regulatory capital, accounting and other restrictions and requirements on the liquidity and value of their certificates, whether or not those requirements and restrictions would apply in connection with their initial investments in the offered certificates. In any event, all prospective investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements.

If you decide to sell your certificates, your ability to sell those certificates will depend on, among other things, whether and to what extent a secondary market then exists for your certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of your certificates or the mortgage loans. Pricing information regarding your certificates may not be generally available on an ongoing basis or on any particular date.

The primary source of ongoing information regarding the certificates, including information regarding the status of the mortgage loans and any credit support for the certificates, will be the periodic reports delivered to you. See “Description of the Offered Certificates—Reports to Certificateholders; Available Information” in this free writing prospectus and “Description of the Certificates—Reports to Certificateholders” in the accompanying prospectus. We cannot assure you that any additional ongoing information regarding the certificates will be available through any other source. The limited nature of the available information in respect of the certificates may adversely affect its liquidity, even if a secondary market for the certificates does develop.

We are not aware of any source through which pricing information regarding the certificates will be generally available on an ongoing basis or on any particular date.

In addition, you will generally have no redemption rights, and, except insofar as the certificates may be retired early as a result of prepayments or dispositions of mortgage loans, the certificates will be subject to early retirement only under certain specified circumstances described in this free writing prospectus. See “Description of the Offered Certificates—Termination of the Pooling and Servicing Agreement” in this free writing prospectus and “Description of the Certificates—Termination” in the accompanying prospectus.

Subordination of the Class A-S, B and C Regular Interests Will Affect the Timing of Distributions and the Application of Losses on the Class A-S, B, C and PEX Certificates

As described in this free writing prospectus, if your certificates are Class A-S, B, C or PEX certificates, your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B, X-C, X-D, X-E and X-Y certificates and, if your certificates are Class B or C certificates, to those of the holders of the Class A-S certificates (and the holders of the Class PEX certificates as holders of the Class PEX component of the Class A-S regular interest) and, if your certificates are Class C certificates, to those of the holders of the Class B certificates (and the holders of the Class PEX certificates as holders of the Class PEX component of the Class B regular interest). See “Description of the Offered Certificates” in this free writing prospectus. As a result, you will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the trust fund before the holders of those other classes of certificates. See “Description of the Offered Certificates—Distributions” in this free writing prospectus.

The Yields to Maturity on the Offered Certificates Depend on a Number of Factors that Cannot Be Predicted with any Certainty

The yield on your offered certificates will depend on, among other things—

●	the price you paid for your offered certificates, and

●	the rate, timing and amount of distributions on your offered certificates.

The rate, timing and amount of distributions on your offered certificates will depend on—

●	the pass-through rate for, and the other distribution terms of, your offered certificates,

●
the rate and timing of payments and other collections of principal on the mortgage loans, which in turn will be affected by amortization schedules, the dates on which balloon payments are due, any incentives for a borrower to repay its mortgage loan by an anticipated repayment date and the rate and timing of principal prepayments and other unscheduled collections, including for this purpose, any prepayments occurring by application of earnout reserves or performance holdback amounts (see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayment and Defeasance Provisions” and the footnotes to Annex A-1 to this free writing prospectus for more detail) if leasing criteria or other conditions are not satisfied, the exercise of a purchase option with respect to a mortgaged property or portion thereof by a tenant or other party or sales or other releases of a mortgaged property or a portion thereof (including an outparcel) that can result in prepayments of principal, collections made in connection with liquidations of mortgage loans due to defaults, casualties or condemnations affecting the mortgaged properties (including prepayment of the entire loan following significant casualties), or purchases, sales or other removals of mortgage loans from the trust fund,

●	the rate and timing of defaults, and the severity of losses, if any, on the mortgage loans,

●
the rate and timing of reimbursements made to the applicable master servicer, the applicable special servicer or the trustee for nonrecoverable advances and/or for advances previously made in respect of a worked-out mortgage loan that are not repaid at the time of the workout,

●	the rate, timing, severity and allocation of other shortfalls and expenses that reduce amounts available for distribution on the certificates, and

●	servicing decisions with respect to the mortgage loans.

Without limiting the generality of the statements made in the prior paragraphs, if your certificates are Class A-SB certificates, the rate and timing of principal distributions on your certificates will depend in part (i) on the Class A-SB planned principal balances and the extent to which they are achieved from time to time and, (ii) because such class is (subject to available funds and the distribution priorities) entitled to the entire principal distribution amount after the Class A-1, A-2, A-3, A-4 and A-5 certificates are fully retired, on the period of time during which the Class A-1, A-2, A-3, A-4 and A-5 certificates remain outstanding. In addition, the holders of the Class A-1, A-2, A-3, A-4 or A-5 certificates may receive principal distributions on a date when the Class A-SB certificates remain outstanding.

The Class X-A and X-B certificates will not be entitled to distributions of principal but instead will accrue interest on their notional amount. The yield to investors on the Class X-A certificates will be highly sensitive to the rate and timing of principal payments, including voluntary and involuntary prepayments, on the mortgage loans to the extent such payments are allocated to the Class A-1, A-2, A-3, A-4, A-5 or A-SB certificates or the Class A-S regular interest and the default and loss experience on the mortgage loans to the extent that losses reduce the principal balances of the Class A-1, A-2, A-3, A-4, A-5 or A-SB certificates or the Class A-S regular interest. The yield to investors on the Class X-B certificates will be highly sensitive to the rate and timing of principal payments, including voluntary and involuntary prepayments, on the mortgage loans to the extent such prepayments are allocated to Class D certificates and the Class B and C regular interests and the default and loss experience of the mortgage loans to the extent that losses reduce the principal balances of Class D certificates and the Class B and C regular interests. Investors in the Class X-A and X-B certificates should fully consider the associated risks, including the risk that a rapid rate of amortization, prepayment or other liquidation of the mortgage loans or principal losses on the mortgage loans could result in the failure of such investors to recoup fully their initial investments.

See “—Incorrect Assumptions Regarding Principal Payments and Prepayments May Lead to a Lower than Expected Yield on Your Investment”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “Yield and Maturity Considerations” in this free writing prospectus and “Risk Factors—Optional Early Termination of the Trust Fund May Result in an Adverse Impact on Your Yield or May Result in a Loss” and “Yield Considerations” in the accompanying prospectus.

Incorrect Assumptions Regarding Principal Payments and Prepayments May Lead to a Lower than Expected Yield on Your Investment

In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate assumptions regarding principal payments and prepayments on the mortgage loans to be used.

If you purchase your offered certificates at a premium, and if payments and other collections of principal on the mortgage loans occur at a rate faster than you anticipated at the time of your purchase, then your actual yield to maturity may be lower than you had assumed at the time of your purchase. Conversely, if you purchase your certificates at a discount, and if payments and other collections of principal on the mortgage loans occur at a rate slower than you anticipated at the time of your purchase, then your actual yield to maturity may be lower than you had assumed at the time of your purchase. Insofar as the principal of your certificate is repaid, you may not be able to reinvest the amounts that you receive in an alternative investment with a yield comparable to the yield on your certificates. Conversely, insofar as the principal of your certificate remains outstanding, you will be unable to reinvest that amount in an alternative investment having a yield higher than the yield on your certificates.

Additionally, under certain circumstances, certain mortgage loans permit or require prepayments, in whole or in part, despite lock-out periods that may otherwise apply. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayment and Defeasance Provisions” and “—Certain Terms of the Mortgage Loans—Partial Release and/or Partial Defeasance and/or Substitution” and Annex A-1 (including the related footnotes) to this free writing prospectus for the prepayment restrictions and any such permitted prepayments for each mortgage loan. Generally no yield maintenance charge or prepayment premium is required for partial or full prepayments in connection with a casualty or condemnation (regardless of whether the source of such prepayment includes funds of the borrower in addition to the casualty or condemnation proceeds) unless, in the case of certain of the mortgage loans, an event of default has occurred and is continuing. See “Yield and Maturity Considerations” in this free writing prospectus.

Generally speaking, a borrower is less likely to prepay a mortgage loan if prevailing interest rates are at or above the interest rate borne by its mortgage loan. On the other hand, a borrower is more likely to prepay if prevailing rates fall significantly below the interest rate borne by its mortgage loan. Borrowers are less likely to prepay mortgage loans that provide for lock-out periods, prepayment premiums or yield maintenance charges, to the extent enforceable, than otherwise identical mortgage loans without these provisions, with shorter lock-out periods or with lower or no prepayment premiums and/or yield maintenance charges.

Additionally, we cannot assure you that each borrower will have the ability to repay the remaining principal amount of its mortgage loan on the related maturity date or anticipated repayment date or that any borrower with an interest-only period will have the ability to make amortizing payments following the expiration of the initial interest-only period. Failure to repay a mortgage loan on or before its anticipated repayment date, if any, would not constitute a default entitling the lender to accelerate the maturity of such mortgage loan. The inability to make the required payments of principal would have a similar economic effect as an extension of the related maturity date or anticipated repayment date. See “Risk Factors—Risks Related to the Offered Certificates—Incorrect Assumptions Regarding Principal Payments and Prepayments May Lead to a Lower than Expected Yield on Your Investment” and “—Risks Related to the Mortgage Loans—If a Borrower is Unable To Repay Its Loan on Its Maturity Date, You May Experience a Loss or Delay in Distributions on Your Certificates” in this free writing prospectus and “Risk Factors—Optional Early Termination of the Trust Fund May Result in an Adverse Impact on Your Yield or May Result in a Loss” and “Yield Considerations” in the accompanying prospectus.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the principal balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the principal balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the applicable master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the applicable master servicer or any other party to cover any such interest shortfalls which may occur as a result. In addition, if debt service advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with principal balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with principal balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the applicable special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The applicable special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with principal balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Payment of Expenses of the Trust Fund May Reduce the Amount of Distributions on Your Offered Certificates

As described in this free writing prospectus, various fees, out-of-pocket expenses and liabilities will constitute expenses of the trust fund for which the trust fund generally is not entitled to reimbursement from any person or entity, including without limitation special servicing fees, workout fees, liquidation fees, trust advisor expenses, interest on debt service advances and servicing advances and payments in respect of indemnification to which the parties to the pooling and servicing agreement are entitled. The payment of such amounts will result in shortfalls in available funds and losses to be borne by the certificateholders. In general, the various classes of certificates will bear those shortfalls and losses in reverse order of distribution priority (and pro rata as among the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates and, as to interest, among the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B, X-C, X-D, X-E and X-Y certificates. However, as a result of allocating trust advisor expenses to reduce principal and/or interest, holders of the Class A-1, A-2, A-3, A-4, A-5, A-SB, D and E certificates, and the Class A-S, B and C regular interests (and, therefore, the Class A-S, B, C and/or PEX certificates, as applicable) may suffer a permanent loss of principal and/or, solely in the case of the Class D and E certificates and the Class B and C regular interests (and, therefore, the Class B, C and/or PEX certificates, as applicable), interest even though the aggregate principal balance of more subordinate class or classes of certificates has not been reduced to zero. See “Description of the Offered Certificates—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus and “Risk Factors—Additional Compensation and Certain Reimbursements to the Servicer Will Affect Your Right to Receive Distributions” in the accompanying prospectus.

You Will Have Limited Ability To Control the Servicing of the Mortgage Loans and the Parties with Control Over the Servicing of the Mortgage Loans May Have Interests that Conflict with Your Interests

Generally, as a holder of any of the offered certificates, you will not have any rights to participate in decisions with respect to the administration of the trust fund. Decisions relating to the administration of the trust fund will generally be made by other parties, whose decisions (even if they are made in the best interests of the certificateholders as a collective whole) may differ from the decisions that you would have made and may be contrary to your interests. Your offered certificates generally do not entitle you to vote on matters related to the servicing of the mortgage loans, except with respect to certain specified matters set forth in the pooling and servicing agreement, and you have no rights to vote on any servicing matters related to any non-serviced pari passu mortgage loan.

In addition, while there is a trust advisor with certain obligations in respect of reviewing the compliance of each special servicer with certain of its obligations under the pooling and servicing agreement, the trust advisor has no consultation rights with respect to actions by either special servicer during any subordinate control period, has no consent or control rights with respect to any mortgage loan or any non-serviced loan combination at any time, and, in the case of each non-serviced loan combination, has no consultation rights whatsoever. In addition, the trust advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary or other duty to act on behalf of the certificateholders or the trust fund or in the best interest of any particular certificateholder. It is not intended that the trust advisor act as a surrogate for the certificateholders but only that it perform the services expressly provided for under the pooling and servicing agreement. Investors should not rely on the trust advisor to affect either special servicer’s actions under the pooling and servicing agreement or to monitor the actions of the subordinate class representative or either special servicer, other than to the limited extent specifically required in respect of certain actions of such special servicer at certain prescribed times under the pooling and servicing agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the trust. In some cases these votes are by certificateholders taken as a whole, and in others the vote is by class. In all cases, voting is based on the outstanding principal balance, which is reduced by realized losses and, under certain circumstances, appraisal reduction amounts. These voting provisions may limit your ability to protect your interests with respect to matters submitted to a vote of certificateholders. See “Description of the Offered Certificates—Voting Rights,” “Transaction Parties” and “Servicing of the Mortgage Loans and Administration of the Trust Fund” in this free writing prospectus.

You Will Have No Control Over the Servicing of the Non-Serviced Loan Combination

The Stamford Plaza Portfolio mortgage loan is secured by certain mortgaged properties, which also secure one or more pari passu companion loans that are not assets of the trust fund. If the related controlling pari passu companion loan is included in another securitization, then the entire Stamford Plaza Portfolio loan combination will be serviced and administered by an other master servicer and, if applicable, specially serviced by an other special servicer, in each case under the pooling and servicing agreement related to such other securitization. There can be no assurance that such other pooling and servicing agreement will provide for a servicing arrangement that is similar to that under the pooling and servicing agreement relating to this securitization transaction, including the control and consultation rights granted to the related majority subordinate certificateholders and subordinate class representative (or their equivalents). Furthermore, even prior to servicing of the Stamford Plaza Portfolio loan combination shifting to another pooling and servicing agreement, the right to consent to certain material servicing actions and the right to replace the applicable special servicer for the Stamford Plaza Portfolio loan combination were granted to the holder of the related controlling pari passu companion loan or its representative.

As a result, no holders of the certificates will have any control over any servicing of the Stamford Plaza Portfolio mortgage loan except that the majority subordinate certificateholder under this securitization will have the right to consult with respect to certain matters, on a non-binding basis, with the related special servicer for the related pooling and servicing agreement, to the extent set forth in the related intercreditor agreement. In addition, no holder of the series 2014-C22 certificates will have any right to replace the related special servicer for any such other securitization. See “Description of the Mortgage Pool—Split Loan Structures” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

The Servicing of the Stamford Plaza Portfolio Loan Combination Will Shift to Others

With respect to the Stamford Plaza Portfolio loan combination, the servicing of that loan combination will be governed by the pooling and servicing agreement only temporarily until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, servicing responsibilities for such loan combination will shift to the master servicer and the special servicer under such other securitization and will be governed by the pooling and servicing agreement related to such other securitization and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such other master servicer or special servicer has been determined. In addition, the provisions of such other pooling and servicing agreement have not been determined, although they will be required pursuant to the related intercreditor agreement to satisfy the requirements under “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus. Prospective investors should be aware that they will not have any control over the identity of the other master servicer or special servicer, nor will they have any assurance as to the terms of the pooling and servicing agreement related to such other securitization except to the extent of compliance with the requirements referred to in the previous sentence. Moreover, regardless of whether the servicing is governed by the pooling and servicing agreement or a separate pooling and servicing agreement, the subordinate class representative will not have any consent or approval rights with respect to the servicing of the related loan combination, and the holder of the related controlling pari passu companion loan or the controlling party in the securitization of the related controlling pari passu companion loan will have rights similar to those granted to the majority subordinate certificateholders and/or the subordinate class representative in this transaction. See “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the Trust Fund

The pooling and servicing agreement provides that the mortgage loans are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the applicable master servicer or the applicable special servicer or any of their respective affiliates. See “Servicing of the Mortgage Loans and Administration of the Trust Fund—General” and “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus. We anticipate that any pooling and servicing agreement entered into in connection with the securitization of the controlling Stamford Plaza Portfolio pari passu companion loan will provide that the related loan combination will be administered, in accordance with a servicing standard that is similar to the servicing standard set forth in the pooling and servicing agreement for this transaction. See “Servicing of the Mortgage

Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

Notwithstanding the foregoing, each master servicer, each subservicer, each special servicer, or any of their respective affiliates, and, as it relates to servicing and administration of any non-serviced pari passu mortgage loan, the other master servicer (or related subservicer), the other special servicer with respect to any securitization of a non-serviced pari passu companion loan or any of their respective affiliates, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if any such party holds certificates issued pursuant to the related securitization or has financial interests in, or other financial dealings with, a borrower or a loan sponsor. Each of these relationships may create a conflict of interest.

For instance, the master servicers and the special servicers and their respective affiliates may purchase certificates. For example, it is anticipated that NCB, FSB, a master servicer and special servicer of certain of the mortgage loans, will be the initial holder of the Class X-Y certificates. The purchase of certificates by a master servicer or a special servicer, or by an affiliate of that servicer, could cause a conflict between that servicer’s duties under the pooling and servicing agreement and the interests of that servicer (or its affiliate) as a holder of a certificate, especially to the extent that certain actions or events have a disproportionate effect on one or more classes of certificates. In addition, the master servicers, the special servicers and their respective affiliates may hold or acquire pari passu or mezzanine debt or other obligations of or interest in the borrowers under the mortgage loans, tenants or managers of the related properties or affiliates of those persons. Each of these relationships may create a conflict of interest. For instance, if a special servicer or its affiliate holds a non-offered class of certificates, such special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. That action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken.

NCB, FSB is a mortgage loan seller and also will act as the master servicer and special servicer responsible for servicing the mortgage loans sold to the trust by NCB, FSB. Under these circumstances, because it is both a master servicer and special servicer and also a mortgage loan seller, NCB, FSB may have interests that conflict with the interests of the holders of the certificates. However, the pooling and servicing agreement will provide that the mortgage loans are to be serviced in accordance with the servicing standard and without regard to any obligation of any mortgage loan seller to cure a breach of a representation or warranty or repurchase any mortgage loan.

In addition, with respect to certain mortgage loans secured by residential cooperative properties, NCB, FSB or an affiliate thereof may hold, now or in the future, one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Subordinate and/or Other Financing—Existing (Secured Financing and Mezzanine and Similar Financing)”, “—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” and “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus and “Certain Legal Aspects of Mortgage Loans and Leases—Cooperative Loans” in the accompanying prospectus. Additionally, subject to the servicing standard and to the criteria described in “Servicing of the Mortgage Loans and Administration of the Trust Fund—Modifications, Waivers, Amendments and Consents” in this free writing prospectus, NCB, FSB is also permitted to approve, without the consent of the subordinate class representative or any party to the pooling and servicing agreement, the incurrence of additional and / or other additional secured indebtedness by the borrowers under the residential cooperative mortgage loans, and if it so elects, to act as lender in such instances.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit NCB, FSB from soliciting the refinance of any of the mortgage loans for which it is acting as master servicer or special servicer. In the event that NCB, FSB refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—The Yields to Maturity on the Offered Certificates Depend on a Number of Factors that Cannot Be Predicted with any Certainty” in this free writing prospectus.

Furthermore, the master servicers and the special servicers have each advised us that they intend to continue to service existing and new commercial, multifamily and manufactured housing community mortgage loans for their affiliates and for third parties, including portfolios of mortgage loans similar to the mortgage loans included in the trust fund. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the trust fund and the related mortgaged properties. As a result of the investments and activities described above, the interests of the master servicers, the special servicers and their respective affiliates and their other clients may differ from, and compete with, the interests of the trust fund. However, under the pooling and servicing agreement, each master servicer and each special servicer, as applicable, is required to service the mortgage loans for which it is responsible in accordance with the servicing standard, which requires such servicers to service the mortgage loans without regard to the ownership, servicing and/or management by such servicers of any other mortgage loans or real property.

Similarly, with respect to any non-serviced pari passu mortgage loan serviced pursuant to any other securitization, conflicts of interest similar to those described above may arise with respect to any other master servicer, other special servicer or other subservicer with respect to any such securitization, or any of their respective affiliates.

Various Other Securitization-Level Conflicts of Interest May Have an Adverse Effect on Your Offered Certificates

Conflicts Between Various Classes of Certificateholders and Lenders. Pursuant to the provisions of the pooling and servicing agreement, in the case of each mortgage loan, (a) the applicable party that is responsible for performing special servicing duties with respect to that mortgage loan following a material default is given considerable latitude in determining when and how to liquidate or modify that mortgage loan, (b) one or more third parties or representatives on their behalf will be entitled (among other rights) to replace that applicable party and grant or withhold consent to proposed servicing actions involving that mortgage loan, (c) except in limited circumstances, those third parties may not include you and will consist of one or more of the holders of a class of subordinate certificates, and (d) other third parties or their representatives may also have consultation and/or approval rights with respect to various servicing matters. Those certificateholders or other parties and their respective representatives may have interests that differ, perhaps materially, from yours. For instance, a particular representative or similar party may believe that deferring enforcement of a defaulted mortgage loan will result in higher future proceeds than would earlier enforcement, whereas the interests of the trust fund may be better served by prompt action, since delay followed by a market downturn could result in less proceeds to the trust fund than would have been realized if earlier action had been taken. You should expect these certificateholders or other parties to exercise their rights and powers in a manner that they determine is appropriate in their respective sole discretion. None of them will have any liability for acting solely in its own interests. Similarly, with respect to each non-serviced pari passu mortgage loan serviced pursuant to another securitization, conflicts of interest similar to those described above may arise with respect to any master servicer, special servicer or other subservicer with respect to such securitization, or any of their respective affiliates.

Potential Conflicts of Interest of the Trust Advisor. In the normal course of conducting its business, the trust advisor, Pentalpha Surveillance LLC, and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the master servicers, the special servicers, the certificate administrator, the trustee, the underwriters or the majority subordinate certificateholder or affiliates of any of such parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as trust advisor. We cannot assure you that the existence of any prior or current relationship or other relationships in the future will not impact the manner in which the trust advisor performs its duties under the pooling and servicing agreement.

In addition, the trust advisor and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for themselves and for third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the trust advisor and its affiliates and their clients may differ from, and compete with the interests of the issuing entity.

Although the trust advisor is required to consider the servicing standard in connection with its review of each special servicer’s activities under the pooling and servicing agreement, the trust advisor will not itself be bound by the servicing standard. In addition, although the pooling and servicing agreement will generally prohibit the trust advisor from making a principal investment in any class of certificates, that prohibition will not be construed to have been violated in connection with riskless principal transactions effected by a broker-dealer affiliate of the trust advisor pursuant to investments by an affiliate of the trust advisor if the trust advisor and such affiliate maintain policies and procedures designed to segregate personnel involved in the activities of the trust advisor under the pooling and servicing agreement from personnel involved in such affiliate’s investment activities and to prevent such affiliate and its personnel from gaining access to information regarding the trust fund and the trust advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities. In addition, we cannot assure you that such policies and procedures will be effective for their intended purposes.

In connection with each non-serviced pari passu mortgage loan serviced pursuant to another securitization servicing agreement, the statements set forth above generally apply in a similar manner in relation to the trust advisor and its activities under the applicable other securitization servicing agreement.

Conflicts Between the Trust Fund and the Mortgage Loan Sellers and Their Affiliates. Conflicts of interest may arise between the trust fund, on the one hand, and the mortgage loan sellers and their affiliates that engage in the acquisition, development, operation, financing and disposition of real estate, on the other hand. Those conflicts may arise because a mortgage loan seller and its affiliates intend to continue to actively acquire, develop, operate, lease, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the respective mortgage loan sellers and their affiliates may acquire, sell or lease properties, or finance or hedge loans secured by properties (or by ownership interests in the related borrower or other entities that own properties) that secure existing mortgage loans or properties that are in the same markets as the mortgaged properties. Such activities may include without limitation making or participating in any future mezzanine financing or, with respect to residential cooperative mortgage loans, other secured or unsecured financing, that is permitted under the terms of the mortgage loan documents or the pooling and servicing agreement under provisions that we described in this free writing prospectus. See “Description of the Mortgage Pool—Subordinate and/or Other Financing”, “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus and the “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus. Additionally, the proceeds of certain of the mortgage loans were used to refinance debt previously held by, or to acquire or refinance real estate for the benefit of, the related mortgage loan seller or an affiliate of a mortgage loan seller, and the mortgage loan sellers or their affiliates may have, may have had or may in the future acquire equity investments in the borrowers (or in the owners of the borrowers), tenants or mortgaged properties under or with respect to certain of the mortgage loans, or may be tenants at the related mortgaged properties. Such mortgage loans may contain certain terms that are more favorable to the subject borrower than would have been the case if the originating lender had not been an affiliate of the subject borrower. One or more of the mortgage loan sellers and their affiliates have had, presently have or in the future may have other business relationships with affiliates of the borrowers under the mortgage loans, such as preferential rights to make loans to or equity investments in those affiliates. In addition, with respect to certain mortgage loans, the related mortgage loan seller, an affiliate thereof or another participant in this securitization holds: (i) one or more companion loans secured by the same mortgage instrument(s) encumbering the same mortgaged property or portfolio of mortgaged properties as the related mortgage loan; and/or (ii) a mezzanine or other similar loan secured by direct or indirect equity interests in the related mortgage borrower or, with respect to certain mortgage loans secured by residential cooperative properties, NCB, FSB or an affiliate thereof may, now or in the future, hold one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien on a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related borrower. See “Description of the Mortgage Pool—Subordinate and/or Other Financing—Existing (Secured Financing and Mezzanine and Similar Financing)” and “—Split Loan Structures” and “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus and “Certain Legal Aspects of Mortgage Loans and Leases—Cooperative Loans” in the accompanying prospectus.

Under all the circumstances described above, the interests of those mortgage loan sellers and their affiliates may differ from, and compete with, the interests of the trust fund. Decisions made with respect to those interests or assets may adversely affect the amount and timing of distributions on the offered certificates.

Conflicts Between Certificateholders and Holders of Pari Passu Companion Loans. With respect to each of the Bank of America Plaza mortgage loan, the Columbus Square Portfolio mortgage loan, and the Stamford Plaza Portfolio mortgage loan, the related mortgaged property also secures one or more pari passu companion loans.

With respect to each of Bank of America Plaza mortgage loan and the Columbus Square Portfolio mortgage loan, the mortgage loan and its related pari passu companion loans will be serviced pursuant to the pooling and servicing agreement related to this transaction. Pursuant to the related intercreditor agreement, for so long as either such mortgage loan and its related pari passu companion loans are serviced under the pooling and servicing agreement for this transaction, certain decisions to be made with respect to that mortgage loan will require consultation with the holders of the related pari passu companion loans (on a non-binding basis).

With respect to the Stamford Plaza Portfolio mortgage loan, for so long as such mortgage loan and its related pari passu companion loans are serviced under the pooling and servicing agreement for this transaction, certain decisions to be made with respect to such mortgage loan will require the approval of the holder of the related controlling pari passu companion loan. However, after the securitization of the related controlling pari passu companion loan, such loan combination will be serviced pursuant to the pooling and servicing agreement related to such other securitization, and certain decisions to be made with respect to such mortgage loan may require the approval of the subordinate class representative under such other pooling and servicing agreement or such other party specified in the related intercreditor agreement or such other pooling and servicing agreement. As a result, you will have less control over the servicing of the Stamford Plaza Portfolio mortgage loan than you would have if such mortgage loan were being serviced by the applicable master servicer and the applicable special servicer pursuant to the terms of the pooling and servicing agreement for this transaction.

See “Description of the Mortgage Pool—Split Loan Structures” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus. The interests of a holder of any pari passu companion loan related to any such mortgage loan (or its designee) entitled to exercise various rights with respect to the servicing of the related loan combination may conflict with the interests of the holders of one or more classes of offered certificates. No certificateholder may take any action against any holder of a pari passu companion loan (or its designee) for having acted solely in its own interest.

Potential Conflicts of Interest of the Underwriters and Their Affiliates

The activities of the underwriters and their respective affiliates (including those acting as a mortgage loan seller, a sponsor, the custodian, the tax administrator, the certificate administrator or a master servicer in this securitization or as a similar party under any other pooling and servicing agreement entered into with respect to the controlling Stamford Plaza Portfolio pari passu companion loan) may result in certain conflicts of interest. The underwriters and their respective affiliates may retain, or own in the future, classes of certificates, and any voting rights of that class could be exercised by them in a manner that could adversely impact the certificates. Any underwriter or its affiliate may invest or take long or short positions in securities or instruments, including the certificates, that may be different from your position as an investor in the certificates. If that were to occur, that underwriter’s or its affiliate’s interests may not be aligned with your interests in certificates you acquire.

The underwriters and their respective affiliates include broker-dealers whose business includes executing securities and derivative transactions on their own behalf as principals and on behalf of clients. Accordingly, the underwriters and their respective affiliates and clients acting through them from time to time buy, sell or hold securities or other instruments, which may include one or more classes of the certificates, and do so without consideration of the fact that the underwriters acted as underwriters for the certificates. Such transactions may result in the underwriters and their respective affiliates and/or their clients having long or short positions in such instruments. Any such short positions will increase in value if the related securities or other instruments decrease in value. Further, underwriters and their respective affiliates may (on their own behalf as principals or for their clients) enter into credit derivative or other derivative transactions with other parties pursuant to which they sell or buy credit protection with respect to one or more of the certificates. The positions of the underwriters and their respective affiliates or their clients in such derivative transactions may increase in value if the certificates default or decrease in value. In conducting such activities, none of the underwriters or their respective affiliates will have any obligation to take into account the interests of the certificateholders or the holders of the pari passu companion loans or any possible effect that such activities could have on them. The underwriters and their respective affiliates and clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the certificates or the certificateholders or the holders of the pari passu companion loans. Additionally, none of the underwriters or their respective affiliates will have any obligation to disclose any of these securities or derivatives transaction to you in your capacity as a certificateholder.

In addition, none of the underwriters or their respective affiliates will have any obligation to monitor the performance of the certificates or the actions of the master servicers, the special servicers or the trustee or the certificate administrator (or of any party acting in these capacities under a pooling and servicing agreement entered into in connection with the securitization of a non-serviced pari passu companion loan) and will have no authority to advise any such party or to direct their actions.

Furthermore, the underwriters and their respective affiliates may have ongoing relationships with, render services to, and engage in transactions with the borrowers, the sponsors and their respective affiliates, which relationships and transactions may create conflicts of interest between the underwriters and their respective affiliates, on the one hand, and the issuing entity, on the other hand. See “—Various Other Securitization-Level Conflicts of Interest May Have an Adverse Effect on Your Offered Certificates—Conflicts Between the Trust Fund and the Mortgage Loan Sellers and Their Affiliates” above. Wells Fargo Bank, National Association and its affiliates are playing several roles in this transaction. Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and Wells Fargo Bank, National Association, a sponsor, mortgage loan seller, originator, a master servicer, the certificate administrator, the tax administrator, the certificate registrar and the custodian under this securitization. Wells Fargo Bank, National Association is the initial holder of one of the Bank of America Plaza pari passu companion loans and one of the Columbus Square Portfolio pari passu companion loans. In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, National Association, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III Commercial Mortgage LLC, which is a sponsor and mortgage loan seller. In addition, RBS Securities Inc., one of the underwriters, is an affiliate of The Royal Bank of Scotland, which comprises entities that are sponsors, mortgage loan sellers and originators.

Furthermore, Wells Fargo Bank, National Association is the purchaser under repurchase agreements with each of Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I

WF, LLC, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC or Walker & Dunlop Commercial Property Funding I WF, LLC, as applicable. In addition, Wells Fargo Bank, National Association is the purchaser under a repurchase agreement with a wholly-owned subsidiary of NCB, FSB for the purpose of providing short-term warehousing of mortgage loans originated or acquired by NCB, FSB; however, none of the mortgage loans that NCB, FSB will transfer to the depositor are subject to such repurchase agreement.

In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $158,381,467. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to Liberty Island Group I LLC or its affiliate, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Liberty Island Group I LLC or its affiliate on a revolving basis. The dollar amount of the mortgage loans subject to the repurchase facility that will be sold by Liberty Island Group I LLC to the depositor in connection with this securitization transaction is projected to equal, by the closing date, approximately $109,719,609. Proceeds received by Liberty Island Group I LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association each of the mortgage loans subject to that repurchase facility that are to be sold by Liberty Island Group I LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to C-III Commercial Mortgage LLC, for which that mortgage loan seller’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from the subsidiary on a revolving basis. C-III Commercial Mortgage LLC guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The aggregate cut-off date principal balance of the mortgage loans that (i) are (or, as of the securitization closing date, will be) subject to the repurchase facility and (ii) will be sold by C-III Commercial Mortgage LLC to the depositor in connection with this securitization transaction, is projected to equal approximately $63,291,423. Proceeds received by C-III Commercial Mortgage LLC in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, National Association, each of the mortgage loans subject to that repurchase facility that are to be sold by C-III Commercial Mortgage LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to Basis Real Estate Capital II, LLC, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Basis Real Estate Capital II, LLC on a revolving basis. The dollar amount of the mortgage loans subject to the repurchase facility that will be sold by Basis Real Estate Capital II, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $58,594,540. Proceeds received by Basis Real Estate Capital II, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association, each of the mortgage loans subject to that repurchase facility that are to be sold by Basis Real Estate Capital II, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to Walker & Dunlop Commercial Property Funding I WF, LLC, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Walker & Dunlop Commercial Property Funding I WF, LLC on a revolving basis. The dollar amount of the mortgage loans subject to the repurchase facility that will be sold by Walker & Dunlop Commercial Property Funding I WF, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $58,473,000. Proceeds received by Walker & Dunlop Commercial Property Funding I WF, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association, each of the mortgage loans subject to that repurchase facility that are to be sold by Walker & Dunlop Commercial Property Funding I WF, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, each of Liberty Island Group I LLC, NCB, FSB, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC, respectively, or its respective wholly-owned subsidiary or other affiliate, is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to all or substantially all of the mortgage loans that each of Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC, respectively, will transfer to the depositor and with respect to certain of the mortgage loans that NCB, FSB, will transfer to the depositor. In each instance those hedging arrangements will terminate in connection with the contribution of those mortgage loans to this securitization transaction.

As a result of the matters discussed in the preceding paragraphs, this securitization transaction will substantially reduce the economic exposure of Wells Fargo Bank, National Association to the mortgage loans that are to be transferred by Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC, respectively, to the depositor.

Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans that The Royal Bank of Scotland plc, RBS Financial Products Inc., Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC will transfer to the depositor.

In addition, Wells Fargo Bank, National Association, a master servicer, is expected to enter into a sub-servicing agreement with an affiliate of Walker & Dunlop Commercial Property Funding I WF, LLC pursuant to which such affiliate will be required to perform certain limited subservicing duties with respect to the mortgage loans that Walker & Dunlop Commercial Property Funding I WF, LLC will transfer to the depositor.

The Royal Bank of Scotland plc and RBS Financial Products Inc. are affiliates and each is a sponsor, originator and mortgage loan seller, and an affiliate of RBS Securities Inc., one of the underwriters. Pursuant to an interim servicing agreement among Wells Fargo Bank, National Association, which is also a sponsor, originator, mortgage loan seller, one of the master servicers and an affiliate of an underwriter and the depositor, The Royal Bank of Scotland plc and RBS Financial Products Inc., Wells Fargo Bank, National Association acts (from time to time) as primary servicer with respect to mortgage loans owned by The Royal Bank of Scotland plc and RBS Financial Products Inc., including, prior to their inclusion in the trust fund, some or all of the mortgage loans that The Royal Bank of Scotland plc and RBS Financial Products Inc. will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Rialto Mortgage Finance, LLC, each a sponsor, originator and mortgage loan seller, and certain affiliates of Rialto Mortgage Finance, LLC, Wells Fargo Bank, National Association acts as primary servicer with respect to mortgage loans owned by Rialto Mortgage Finance, LLC and such affiliates (subject to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans to be transferred by Rialto Mortgage Finance, LLC to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Basis Real Estate Capital II, LLC, each a sponsor, originator and mortgage loan seller, Wells Fargo Bank, National Association acts as primary servicer with respect to mortgage loans owned by Basis

Real Estate Capital II, LLC (subject to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans transferred by Basis Real Estate Capital II, LLC.

Liberty Island Group I LLC, a sponsor, is partially owned by Prudential Mortgage Capital Company, LLC, which underwrote and originated the mortgage loans that Liberty Island Group I LLC will transfer to the depositor under authority delegated by that sponsor. Prudential Asset Resources, Inc., the primary servicer of certain of those mortgage loans, is a wholly owned subsidiary of Prudential Mortgage Capital Company, LLC. Prudential Asset Resources, Inc. has an interim servicing agreement with Liberty Island Group LLC and also has a servicer acknowledgment agreement with Liberty Island Group LLC, Liberty Island Group I LLC and Wells Fargo Bank, National Association (as the purchaser under the short term warehousing facility described herein), in each case to primary service certain of Liberty Island Group I LLC’s mortgage loans prior to securitization.

Citigroup Global Markets Realty Corp., an originator and an affiliate of a co-manager with respect to the non-offered certificates, is also the initial holder of one of the Bank of America Plaza pari passu companion loans and both of the Stamford Plaza Portfolio pari passu companion loans. See “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

In addition, it is possible that an affiliate of any of the mortgage loan sellers, each of which is a sponsor, may purchase a portion of the certificates at the time of issuance or at any time thereafter.

See “Summary—Affiliations and Certain Relationships Among Certain Transaction Parties” and “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Subordinate Class Representative

It is expected that an affiliate of Seer Capital Management, LP will be the initial subordinate class representative (other than with respect to the non-serviced mortgage loans). In connection with the servicing of the mortgage loans, the special servicer may, at the direction of the subordinate class representative, take actions with respect to the mortgage loans that could adversely affect the holders of some or all of the classes of certificates. The subordinate class representative will be appointed by the majority subordinate certificateholder, which will initially be such affiliate of Seer Capital Management, LP. The subordinate class representative may have interests in conflict with those of the other certificateholders. As a result, it is possible that the subordinate class representative may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates, notwithstanding that the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Replacement of the Special Servicers” in this free writing prospectus, during a subordinate control period, the special servicer may be removed without cause by the majority subordinate certificateholder or the subordinate class representative on its behalf. See “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative” and “—Replacement of the Special Servicers” in this free writing prospectus.

The subordinate class representative and its affiliates may have interests that are in conflict with those of certificateholders, especially if the subordinate class representative or any of its affiliates holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Mortgage Loans

The anticipated initial investor in the Class E, F, G, X-C, X-D, X-E and V certificates (which, as the anticipated purchaser of the foregoing classes of certificates, is the party under the pooling and servicing agreement with the right to appoint the subordinate class representative), or an investment manager or other representative thereof was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the mortgage pool, and to request the removal, re-sizing or changes in the characteristics of some or all of the mortgage loans. The mortgage pool and some of the mortgage loans as originally proposed by the sponsors were adjusted based on some of these requests. In addition, the anticipated initial investor may have imposed additional monetary or other conditions on its acquisition of its certificates in order to allow certain mortgage loans to be included in this securitization.

We cannot assure you that you or another investor would have made the same requests to modify the original mortgage pool as such anticipated initial investor or that the final mortgage pool as affected by requests made by such anticipated initial investor will not adversely affect the performance of your certificates and benefit the performance of the anticipated initial investor’s certificates. Because of the differing subordination levels, the anticipated initial investor has interests that, in some circumstances, are likely to differ from those of purchasers of other classes of certificates, and the anticipated initial investor may desire a mortgage pool composition that benefits the anticipated initial investor but that does not benefit other investors. In addition, the anticipated initial investor may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to differ from those of other purchasers of the certificates. In any case, the anticipated initial investor performed due diligence solely for its own benefit, and its acceptance of its certificates does not constitute, and should not be construed as, an endorsement of the mortgage pool, any mortgage loan, the underwriting for any mortgage loan, any mortgage loan seller or any originator. Other investors are not entitled to rely on the anticipated initial investor’s acceptance of the mortgage pool or any mortgage loan to any extent.

In no event will the anticipated initial investor have any liability to any person or entity in connection with its review of the mortgage pool or any mortgage loan, any other due diligence conducted by the anticipated initial investor or otherwise in connection with the activities of the anticipated initial investor described in the preceding two paragraphs. The pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any cause of action that it may otherwise have against the anticipated initial investor in respect of such activities.

The anticipated initial investor will initially appoint the subordinate class representative, which will generally have consent and consultation rights with respect to material servicing decisions involving the mortgage loans (other than the non-serviced pari passu mortgage loans) and, during the subordinate control period, the right to replace each special servicer under some circumstances. In addition, the subordinate class representative will generally have consultation rights with regard to material servicing decisions involving each non-serviced pari passu mortgage loan. See “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative” and “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus. In addition, with respect to a serviced pari passu mortgage loan, the holder of the related serviced pari passu companion loan will have consultation rights with regard to material servicing decisions involving such serviced pari passu mortgage loan.

With respect to the right of the subordinate class representative to replace each special servicer under certain circumstances, investors should consider that NCB, FSB, the initial special servicer with respect to each of the mortgage loans included in the pool that are secured by residential cooperative properties, is experienced in acting as a lender and a servicer with respect to residential cooperative mortgage loans. Should the subordinate class representative elect to replace such special servicer, we cannot assure you that any successor special servicer selected pursuant to the terms of the pooling and servicing agreement would have the same familiarity or experience with the servicing of residential cooperative mortgage loans.

Because the incentives and actions of the anticipated initial investor, in some circumstances, are likely to differ from or be adverse to those of purchasers of other classes of certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this free writing prospectus and your own view of the mortgage loans.

Ratings of the Certificates Have Substantial Limitations

The ratings assigned to the certificates by the three (3) nationally recognized statistical rating organizations engaged by the depositor are based on, among other things, the economic characteristics of the underlying mortgage loans, mortgaged properties and other relevant structural features of the transaction. The ratings assigned to the certificates reflect only the views of the respective rating agencies as of the date such ratings were issued. Future events could have an adverse impact on such ratings. The ratings may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information. The ratings do not consider to what extent the certificates will be subject to prepayment or that the outstanding principal amount of any class of certificates will be prepaid.

Furthermore, the amount, type and nature of credit support, if any, provided with respect to the certificates were determined on the basis of criteria established by each hired rating agency. These criteria are sometimes based upon analysis of the behavior of mortgage loans in a larger group. However, we cannot assure you that the historical data supporting that analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of the mortgage loans in the trust. As evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued commercial mortgage-backed securities during the recent credit crisis, the assumptions by the rating agencies engaged by the depositor and other nationally recognized statistical rating organizations regarding the performance of the mortgage loans related to such commercial mortgage-backed securities were not, in all cases, correct.

Certain actions provided for in the mortgage loan agreements require, as a condition to taking such action, that a rating agency confirmation be obtained from each of the rating agencies engaged by the depositor. In certain circumstances, this condition may be deemed to have been met or waived without any such rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings on the certificates as a result of the taking of such action. If you invest in the certificates, the terms of the pooling and servicing agreement will be binding on you, and as a result, you should be aware of the procedures relating to no downgrade confirmations described under the definition of “Rating Agency Confirmation” in “Servicing of the Mortgage Loans and Administration of the Trust Fund—Rating Agency Confirmations” in this free writing prospectus.

We are not obligated to maintain any particular rating with respect to any class of certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the trust advisor, the master servicers or the special servicers, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be, or result from, an event of default on any underlying mortgage loan, any adverse change to the ratings of the certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates. A security rating does not represent an assessment of the yield to maturity that you may experience. See “Ratings” in each of this free writing prospectus and the accompanying prospectus.

Further, the rating of any class of certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those certificates. See “ERISA Considerations” and “Legal Investment” in each of this free writing prospectus and the accompanying prospectus.

The depositor has hired three (3) nationally recognized statistical rating organizations to rate the certificates. We cannot assure you as to whether another nationally recognized statistical rating organization will rate any class of certificates or, if it were to rate any class of certificates, what rating would be assigned by it. Additionally, other nationally recognized statistical rating organizations that we have not hired to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates on the basis of information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that those unsolicited ratings would be the same as, higher than or lower than the ratings assigned by the rating agencies engaged by the depositor. The issuance of unsolicited ratings on one or more classes of the certificates that are lower than the ratings assigned by the rating agencies engaged by the depositor may adversely affect the liquidity, market value and regulatory characteristics of those classes of certificates. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC and Standard and Poor’s Ratings Services. Based on preliminary feedback from those six (6) nationally recognized statistical rating organizations at that time, the depositor selected three (3) of them to rate the certificates and did not select the other three (3) nationally recognized statistical rating organizations, in part due to those nationally recognized statistical rating organizations’ initial subordination levels for the various classes of certificates. Had the depositor selected such other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would ultimately have assigned to the certificates. Although unsolicited ratings may be issued by any nationally organized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Under the rules and regulations of the Securities and Exchange Commission, information provided to a hired rating agency for the purpose of assigning or monitoring the ratings on the certificates is required to be made available to non-hired nationally recognized statistical rating organizations in order to make it possible for such nationally recognized statistical rating organizations to assign unsolicited ratings on the certificates. An unsolicited rating could be assigned at any time, including prior to the closing date. Neither the depositor nor any other person or entity will have any duty to notify you if any such other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this free writing prospectus. Nationally recognized statistical rating organizations, including the hired rating agencies, have different methodologies, criteria, models and requirements. If any non-hired rating agency assigns an unsolicited rating on the certificates, we cannot assure you that such rating will be the same as, higher than or lower than the ratings assigned by the hired rating agencies; the assignment of unsolicited ratings by a rating agency could adversely affect the liquidity, market value and regulatory characteristics of your certificates. In addition, if the depositor or any sponsor fails to make available to the non-hired nationally recognized statistical rating organizations any information provided to any hired rating agency for the purpose of assigning or monitoring the ratings on the certificates, a hired rating agency could withdraw its ratings on the certificates, which could adversely affect the liquidity, market value and regulatory characteristics of your certificates. Potential investors in the certificates are urged to make their own evaluation of the creditworthiness of the mortgage loans and the applicable credit enhancement on the certificates, and not to rely solely on the ratings on the certificates. Furthermore, the Securities and Exchange Commission may determine that any one or more of the rating agencies engaged by the depositor no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates. Any such determination may adversely affect the liquidity, market value and regulatory characteristics of your certificates.

Security ratings are not recommendations to buy, sell or hold the offered certificates. Rather, ratings are an assessment by the applicable rating agency of the likelihood that any interest on a class of offered certificates will be paid on a timely basis and that a class of offered certificates will be paid in full by its final scheduled payment date. Ratings do not consider to what extent the offered certificates will be subject to prepayment or that the principal of any class of offered certificates will be paid prior to the final scheduled payment date for that class of offered certificates, nor do the ratings consider the prices of the offered certificates or their suitability for a particular investor. A rating agency may revise or withdraw the ratings at any time in its sole discretion, including as a result of a failure by the depositor to comply with its obligation to post information provided to the hired rating agencies on a website that is accessible by a nationally recognized statistical rating organization that is not a hired rating agency. The ratings of any offered certificates may be lowered by a nationally recognized statistical rating organization (including the hired rating agencies) following the initial issuance of the offered certificates as a result of losses on the mortgage loans in excess of the levels contemplated by a nationally recognized statistical rating organization at the time of its initial rating analysis. Neither the depositor nor any sponsor nor any of their respective affiliates will have any obligation to replace or supplement any credit support, or to take any other action to maintain any ratings of the offered certificates.

Accordingly, we cannot assure you that the ratings assigned to any offered certificate on the date on which the offered certificate is originally issued will not be lowered or withdrawn by any rating agency at any time thereafter. If any rating with respect to an offered certificate is revised or withdrawn, the liquidity, market value and regulatory characteristics of that offered certificate may be adversely affected.

We note that a rating agency may have a conflict of interest where, as is the case with the ratings of the offered certificates by the hired rating agencies, the sponsor or the issuer of a security pays the fee charged by the rating agency for its rating services.

The Special Servicers May Be Directed To Take Actions

In connection with the servicing of the specially serviced mortgage loans, each special servicer may, at the direction or upon the advice of the subordinate class representative (or with respect to the Stamford Plaza Portfolio mortgage loan, for so long as it is serviced under the WFRBS 2014-C22 pooling and servicing agreement, at the direction or upon the advice of the related companion loan holder), take actions with respect to the specially serviced mortgage loans serviced by it pursuant to the pooling and servicing agreement, which actions could adversely affect the holders of some or all of the classes of certificates. The subordinate class representative will be controlled by the Class F or G certificateholders and will initially be appointed by the anticipated initial investor in the Class E, F, G, X-C, X-D, X-E and V certificates. The subordinate class representative may have interests in conflict with those of the certificateholders. As a result, it is possible that the subordinate class representative may direct either special servicer to take actions that conflict with the interests of the holders of classes of the certificates that are the same or different from the class of certificateholders that appointed the subordinate class representative. Similarly, with respect to any non-serviced pari passu mortgage loan serviced pursuant to another securitization, the related special servicer thereunder may, at the direction or upon the advice of the related other subordinate class representative (or the equivalent), take actions with respect to such non-serviced pari passu mortgage loan that could adversely affect such non-serviced pari passu mortgage loan, and therefore, the holders of some or all of the classes of certificates. Such other subordinate class representative (or the equivalent) may have interests in conflict with those of the certificateholders. Although each special servicer will have contractually agreed not to take actions that, among other things, are prohibited by law or violate the servicing standard, the terms of any mortgage loan or the applicable pooling and servicing agreement, the servicing standard and other provisions of the applicable pooling and servicing agreement will generally protect each such special servicer from liability for errors in judgment. In addition, the servicing standard is a generalized standard of conduct that allows each special servicer discretion in determining its response to particular circumstances. In addition, except as limited by certain conditions described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Replacement of the Special Servicers”, the special servicers may be removed without cause by the majority subordinate certificateholder as described in this free writing prospectus and provided in the pooling and servicing agreement.

There Are Risks Relating to the Exchangeable Certificates

The characteristics of the Class PEX certificates will reflect, in the aggregate, the characteristics of the Class A-S, B and C certificates, which, together with the Class PEX certificates, are referred to as “exchangeable certificates” in this free writing prospectus. As a result, the Class PEX certificates will be subject to the same risks as the Class A-S, B and C certificates described in this free writing prospectus. Investors are encouraged to also consider a number of factors that will limit a certificateholder’s ability to exchange exchangeable certificates:

●	At the time of a proposed exchange, a certificateholder must own exchangeable certificates in the requisite exchange proportion to make the desired exchange.

●
A certificateholder that does not own each class of the exchangeable certificates in the requisite exchange proportion may be unable to obtain the necessary exchangeable certificates because the holders of the needed certificates may be unwilling or unable to sell them or because the necessary certificates have been placed into other financial structures.

●
Principal distributions will decrease the amounts available for exchange over time and once the principal balance of the Class A-S, B or C regular interest (and, correspondingly, the Class A-S, B or C certificates and, to the extent evidencing an interest in the Class A-S, B or C regular interests, the Class PEX certificates) has been reduced to zero as a result of the payment in full of all interest and principal on such Class, exchanges will no longer be permissible.

●	Certificates may only be held in authorized denominations.

An administrative fee may be payable to DTC or any successor depository in connection with each exchange of certificates.

You May Be Bound by the Actions of Other Certificateholders Even if You Do Not Agree with Those Actions

In some circumstances, the holders of specified percentages of all the certificates, or specified percentages of each of one or more classes of certificates, will be entitled to direct, consent to or approve certain actions, including certain amendments to the pooling and servicing agreement and certain replacements of the trust advisor or a special servicer. In these cases, the direction, consent or approval of the requisite percentage(s) of certificateholders will be sufficient to bind all the certificateholders, regardless of whether you agree with that direction, consent or approval.

Because the Offered Certificates Are in Book-Entry Form, Your Rights Can Only Be Exercised Indirectly and There May Be Other Adverse Consequences

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates. As a consequence, investors may experience difficulties in identifying or communicating with other investors in the certificates for the purpose of exercising remedies, taking collective action or otherwise.

Since transactions in book-entry certificates generally can be effected only through DTC and its participating organizations: (i) the liquidity of book-entry certificates in any secondary trading market that may develop may be limited because investors may be unwilling to purchase certificates for which they cannot obtain physical certificates; (ii) your ability to pledge certificates to persons or entities that do not participate in the DTC system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates; (iii) your access to information regarding the certificates may be limited since conveyance of notices and other communications by DTC to its participating organizations, and directly and indirectly through those participating organizations to you, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect at that time; and (iv) you may experience some delay in receiving distributions of interest and principal on your certificates because distributions will be made by the certificate administrator to DTC and DTC will then be required to credit those distributions to the accounts of its participating organizations and only then will such distributions be credited to your account either directly or indirectly through DTC’s participating organizations.

See “Description of the Offered Certificates—Delivery, Form and Denomination” in this free writing prospectus and “Risk Factors—Book-Entry Registration May Hinder the Exercise of Investor

Remedies” and “Description of the Certificates—Book-Entry Registration and Definitive Certificates” in the accompanying prospectus.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in your recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur or losses be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction which the investor may be required to treat as a capital loss instead of a bad debt under Code Section 166. See “Material Federal Income Tax Consequences—Discount and Premium; Prepayment Consideration” in this free writing prospectus and “Material Federal Income Tax Consequences” in the accompanying prospectus.

State and Local Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences” in this free writing prospectus, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State and local income tax laws may differ substantially from federal income tax law. This free writing prospectus does not purport to describe any aspects of the income tax laws of any state or locality, whether one in which a mortgaged property is located or otherwise.

We cannot assure you that holders of certificates will not be subject to taxation in any particular state or local taxing jurisdiction. One or more state or local jurisdictions may attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the related borrower or the mortgaged properties or on some other basis; require nonresident holders of certificates to file returns in such jurisdiction; or attempt to impose penalties for failure to file such returns. If such a jurisdiction ultimately succeeds in collecting such taxes or penalties from nonresident holders of certificates, neither the related borrower nor any party to the pooling and servicing agreement will be required to reimburse the amount of the tax or penalty to or for the benefit of any certificateholder.

Potential purchasers should consult their own tax advisors with respect to the various state and local tax consequences of an investment in the certificates. See “State and Other Tax Consequences” in each of this free writing prospectus and the accompanying prospectus.

Commencing Legal Proceedings Against Parties to the Pooling and Servicing Agreement May Be Difficult

The trustee may not be required to commence legal proceedings against third parties at the direction of any certificateholders unless, among other conditions, at least 25% of the voting rights (determined without notionally reducing the principal balances of the certificates by any appraisal reduction amounts) associated with the certificates join in the demand and offer indemnification reasonably satisfactory to the trustee. Those certificateholders may not commence legal proceedings themselves unless the trustee has refused to institute proceedings after the conditions described above have been satisfied. These provisions may limit the ability of an investor in the certificates to enforce or cause the enforcement of the provisions of any applicable pooling and servicing agreement.

Each of the Mortgage Loan Sellers, the Depositor and the Trust Fund Are Subject to Insolvency or Bankruptcy Laws That May Affect the Trust Fund’s Ownership of the Mortgage Loans

In the event of the insolvency or similar event of a mortgage loan seller or the depositor, it is possible the trust fund’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays or reductions in payments on the certificates could occur.

Each of the mortgage loan sellers intends that its transfer of its mortgage loans to the depositor constitutes a sale, rather than a pledge of the applicable mortgage loans to secure the indebtedness of the mortgage loan seller. The depositor intends that its transfer of the mortgage loans to the trustee on behalf of the certificateholders constitutes a sale, rather than a pledge of the receivables to secure indebtedness of the depositor.

The transfer of the mortgage loans by Wells Fargo Bank, National Association and by NCB, FSB, in each case as a mortgage loan seller, in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions (12 C.F.R. § 360.6). However, this safe harbor is non-exclusive and an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the mortgage loans by Wells Fargo Bank, National Association or NCB, FSB, as applicable, would generally be respected in the event the FDIC were appointed as conservator or receiver of Wells Fargo Bank, National Association or NCB, FSB, as applicable. Nevertheless, we cannot assure you that the FDIC or another interested party would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while the claim is resolved.

If any other mortgage loan seller or the depositor were to become a debtor under the U.S. bankruptcy code, it is possible that a creditor or trustee in bankruptcy of the mortgage loan seller or the depositor, as debtor-in-possession, may argue that the sale of the mortgage loans by the mortgage loan seller or the depositor was a pledge of the applicable mortgage loans rather than a sale. An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans would generally be respected in the event a mortgage loan seller or the depositor were to become subject to a proceeding under the U.S. bankruptcy code. Nevertheless, we cannot assure you a bankruptcy trustee or another interested party would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

The Royal Bank of Scotland plc, a mortgage loan seller, is subject to the provisions of the Insolvency Act 1986 (United Kingdom Act of Parliament, 1986 ch. 45) and the Banking Act 2009 (United Kingdom Act of Parliament, 2009 ch. 1). Under the terms of the Insolvency Act 1986, certain transactions by a Scottish-registered company, such as The Royal Bank of Scotland plc, may be challenged by an insolvency officer appointed to that company on its insolvency. Under the Banking Act 2009, the Secretary of State, Prudential Regulation Authority, or Bank of England can apply to the court for implementation of an insolvency regime specifically for certain deposit-taking institutions. One aspect of this regime is that an insolvency officer will conduct the relevant insolvency process in such a manner as to promote protection of retail deposits held by such an institution (in combination with the Financial Services Compensation Scheme). Further, under the Banking Act 2009, the UK Treasury, the Prudential Regulation Authority and/or the Bank of England may also, in the circumstances set out in that Act, make an order for the transfer of any property, assets or liabilities of a UK authorized deposit taker either to a company owned by the Bank of England or to any private sector purchaser. Orders under the Banking Act 2009 may also modify the way in which rights of third parties can be exercised. These powers exist within a broader range of powers designed to ensure the stability of the UK banking sector and exercise of such may have an impact on the rights of third parties relative to The Royal Bank of Scotland plc. An opinion of counsel will be rendered on the Closing Date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the mortgage loans by The Royal Bank of Scotland plc will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale nor challenge the transaction under UK insolvency rules, nor that the transfer could not be affected by an order under the Banking Act 2009. Even if a challenge were not successful, or if an order under the Banking Act 2009 itself was successfully challenged, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Even if a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority under which the Federal Deposit Insurance Corporation can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the acting general counsel of the Federal Deposit Insurance Corporation issued a letter in which he expressed his view that, under then-existing regulations, the Federal Deposit Insurance Corporation, as receiver under the orderly liquidation authority, would not, in the exercise of its orderly liquidation authority repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the Federal Deposit Insurance Corporation staff may be considering recommending further regulations under orderly liquidation authority, the acting general counsel would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the Federal Deposit Insurance Corporation’s statutory power to disaffirm or repudiate contracts. If, however, the Federal Deposit Insurance Corporation were to adopt a different approach than that described in the acting general counsel’s letter, delays or reductions in payments on the offered certificates could occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

Risks Related to the Mortgage Loans

The Repayment of a Multifamily, Residential Cooperative, Manufactured Housing Community or Commercial Mortgage Loan is Dependent on the Cash Flow Produced by the Corresponding Mortgaged Property, Which Can Be Volatile and Insufficient To Allow Full and Timely Distributions on Your Offered Certificates

The mortgage loans are secured by various types of income-producing properties, and there are certain risks that are generally applicable to loans secured by all of those property types. Commercial lending is generally thought to expose a lender to greater risk than one-to-four family residential lending because, among, other things, it typically involves larger loans.

The repayment of a commercial mortgage loan is typically dependent upon the ability of the applicable property to produce cash flow. Even the liquidation value of a multifamily, residential cooperative, manufactured housing community or commercial property is determined, in substantial part, by the amount of the property’s cash flow (or its potential to generate cash flow). However, net operating income and cash flow can be volatile and may be insufficient to cover debt service on the loan at any given time. See “Risk Factors—Future Cash Flow and Property Values Are Not Predictable” in the accompanying prospectus. All of the mortgage loans were originated within five (5) months prior to the cut-off date and thus should generally be considered not to have long-standing payment histories. In some cases, the mortgage loans have little or no payment histories. See “Description of the Mortgage Pool—Mortgage Loan History” in this free writing prospectus.

With respect to commercial mortgage loans secured by residential cooperative properties, the repayment of such mortgage loans is typically dependent upon the payments received by the related cooperative corporation from its tenants/shareholders and/or the ability of the residential cooperative to refinance such mortgage loan. See “—Residential Cooperative Properties Have Special Risks” below.

The net operating income, cash flow and property value of the mortgaged properties may be adversely affected by any one or more of the following factors:

●	the age, design and construction quality of the property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the proximity and attractiveness of competing properties;

●	the adequacy and effectiveness of the property’s operations, management and maintenance;

●	increases in operating expenses (including but not limited to real estate taxes and assessments and insurance premiums) at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	the dependence upon a single tenant, or a concentration of tenants in a particular business or industry;

●	a decline in the financial condition of a major tenant;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national, regional or local economic conditions (including plant closings, military base closings, industry slowdowns and unemployment rates);

●	local real estate conditions (such as an oversupply of competing properties, rental space or multifamily housing);

●	demographic factors;

●	decreases in consumer confidence;

●	changes in prices for key commodities or products;

●	changes in consumer tastes and preferences, including the effects of adverse publicity; and

●	retroactive changes in building codes.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the level of tenant defaults;

●	the ability to convert an unsuccessful property to an alternative use;

●	new construction in the same market as the mortgaged property;

●	rent control laws or other laws impacting operating revenues or costs;

●	the number and diversity of tenants;

●	the availability of trained labor necessary for tenant operations;

●	with respect to residential cooperative loans, the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders;

●	the rate at which new rentals occur; and

●
the property’s operating leverage (which is the percentage of total property expenses in relation to revenue), the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants. See “—Renewal, Termination and Expiration of Leases and Reletting Entails Risks That May Adversely Affect Your Investment” in this free writing prospectus.

Some of the mortgaged properties are located in areas that (i) based upon demographics, are considered secondary or tertiary markets or (ii) have high vacancy rates for the relevant property type.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with short-term revenue sources (such as short-term or month-to-month leases) and may lead to higher rates of delinquency or defaults under mortgage loans secured by such properties.

Furthermore, if the debt service under a mortgage loan is scheduled to increase during the term of the mortgage loan pursuant to an increase in the mortgage interest rate, the expiration of an interest-only period or otherwise, we cannot assure you that the net cash flow at the related mortgaged property will be sufficient to pay the additional debt service and, even if it is sufficient, the requirement to pay the additional debt service may reduce the cash flow available to the borrower to operate and maintain the mortgaged property.

Property Value May Be Adversely Affected Even When There Is No Change in Current Operating Income

Various factors may adversely affect the value of the mortgaged properties without affecting the properties’ current net operating income. These factors include, among others:

●	changes in governmental regulations, fiscal policy, zoning or tax laws;

●	potential environmental legislation or liabilities or other legal liabilities;

●	proximity and attractiveness of competing properties;

●	new construction of competing properties in the same market;

●	convertibility of a mortgaged property to an alternative use;

●	the deterioration of socio-economic conditions in the related community, including increases in criminal activity;

●	the availability of refinancing; and

●	changes in interest rate levels.

Concentrations of Mortgaged Property Types Subject the Trust Fund to Increased Risk of Decline in Particular Industries

A concentration of mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on a pool of mortgage loans. For example, if there is a decline in tourism, the hotel industry might be adversely affected, leading to increased losses on mortgage loans secured by hospitality properties as compared to the mortgage loans secured by other property types.

In that regard, by allocated loan amount:

●	office properties represent approximately 26.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●
multifamily properties represent approximately 16.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (which includes the residential cooperative properties that are separately identified below);

●	hospitality properties represent approximately 15.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	retail properties represent approximately 12.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	mixed-use facilities represent approximately 12.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	self-storage properties represent approximately 7.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	industrial properties represent approximately 6.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	residential cooperative properties represent approximately 4.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date; and

●	manufactured housing community properties represent approximately 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

Mortgage loans that are secured by liens on the types of properties securing the mortgage loans are exposed to unique risks particular to those types of properties. For more information, you should refer to the following sections in the accompanying prospectus:

(1)           “Risk Factors”; and

(2)           “Description of the Trust Funds—Mortgage Loans—Leases”.

Office Properties Have Special Risks

Sixteen (16) of the mortgaged properties, representing approximately 26.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are office properties. See “Risk Factors—Special Risks of Mortgage Loans Secured by Office Properties” in the accompanying prospectus.

Certain of the office properties may be medical office properties or have significant tenants operating as medical office, urgent care, on-site patient care or other medical treatment service facilities. The performance of a medical office property may depend on (a) the proximity of such property to a hospital or other health care establishment and (b) reimbursements for patient fees from private or government-sponsored insurers. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus.

Hospitality Properties Have Special Risks

Nineteen (19) of the mortgaged properties, representing approximately 15.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are hospitality properties, each of which is subject to a franchise agreement, license agreement, membership agreement or hotel management agreement. See “Risk Factors—Special Risks of Mortgage Loans Secured by Hospitality Properties” in the accompanying prospectus.

Certain of the hospitality properties pose unique risks with respect to the franchise agreements, license agreements or membership agreements under which, or the hotel management company with whom, they operate.

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise, license, membership or management agreement, as applicable.

The continuation of a franchise agreement, license agreement, membership agreement or management agreement is subject to specified operating standards, such as maintenance of quality assurance scores, and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions could result in the loss or cancellation of their rights under the franchise or hotel management company agreement, license agreement, membership agreement or management agreement. Any loss or cancellation of rights under a franchise agreement, license agreement or membership agreement could result in a disruption in reservation bookings at the related hotel property and could adversely impact the public perception of the hotel property. Certain of the borrowers may not be in compliance with all of their respective franchise agreement, license agreement, membership agreement or management agreement standards. See “Description of the Mortgage Pool—Other Matters” in this free writing prospectus. We cannot assure you that a replacement franchise, license, membership or hotel management agreement could be obtained in the event of termination. In addition, replacement franchisors, licensors and/or hotel managers may require significantly higher fees as well as an investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hotel manager. Any provision in a franchise agreement, license agreement, membership agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise, license, membership and hotel management agreements is restricted. In the event of a foreclosure, the lender generally will not have the right to use the franchise license without the franchisor’s consent. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor, licensor or a hotel management company that it desires to replace prior to a foreclosure except in limited circumstances or following a foreclosure. In addition, a franchisor, licensor or hotel management company may have a right of first refusal to acquire the related hospitality property if it is proposed to be transferred (in particular, if it is proposed to be transferred to a competitor). If a franchisor, licensor or hotel management company cannot be terminated and the related franchise/management agreement imposes restrictions on transferees of the subject hospitality property, the liquidation value of that hospitality property could be materially impaired.

Certain of the hospitality properties are associated with hotel brands through franchise, membership or licensing agreements that, in the event of a foreclosure proceeding initiated on behalf of the trust, are not assignable or require franchisor consent for subsequent transfers. To the extent a hotel includes a franchise arrangement, the lender may have obtained a comfort letter from the licensor or franchisor stating that the trust will be permitted to enter into a new license or franchise agreement with the licensor or franchisor subject to the applicable terms and conditions thereof. To the extent that the related special servicer causes the trust or a single purpose entity owned by the trust to acquire a mortgaged property that has a franchise, membership or license agreement or that requires a successor or replacement franchisee, member or licensee to have a specified net worth, such special servicer will be required, to the extent consistent with the servicing standard, to take all actions reasonably necessary to permit the mortgaged property to maintain its franchise, membership interest or license with the same franchisor or licensor in place prior to such foreclosure. We cannot assure you that the trust or such single purpose entity owned by the trust will be able to maintain such license, membership interest or franchise at that time.

In addition, certain of the hospitality properties are subject to license, membership or franchise agreements which expire prior to the maturity of each of the respective mortgage loans. In those cases, the related mortgage loan documents generally require the applicable borrower to provide evidence prior to termination of the license, membership or franchise agreement that the license, membership or franchise agreement has been renewed or replaced in accordance with the terms of the mortgage loan documents. We cannot assure you that such agreements will be renewed. In the event the related borrower fails to deliver such evidence by the required date, the lender may hold all excess cash flow from the mortgaged property after payment of debt service, funding of reserves and certain other required expenditures, as cash collateral until such license, membership or franchise agreement is renewed or replaced in accordance with the terms of the mortgage loan documents. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus.

In some cases where a hospitality property is subject to a license, membership or franchise agreement, the licensor or franchisor has required the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete such repairs and/or renovations in accordance with the plan could result in the hospitality property’s losing its license, membership interest or franchise. Annex A-1 sets forth the amount of reserves, if any, established under the related mortgage loans in connection with any such repairs and/or renovations. We cannot assure you that any such amount reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, that reserve will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

In addition, there may be significant risk associated with hospitality properties that have not entered into or become a party to a franchise arrangement. Hospitality properties often enter into franchise, membership or license agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus.

Furthermore, certain of the hospitality properties have specialty use tenants, such as health clubs, fitness centers, restaurants or parking garages, as part of the mortgaged property. See “—Retail Properties Have Special Risks” above.

Retail Properties Have Special Risks

Thirty-six (36) of the mortgaged properties, representing approximately 12.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are retail properties. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics. The correlation between success of tenant businesses and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. An “anchor tenant” located on a related property is usually proportionately larger in size than most other tenants in the property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is not located on the mortgaged property, is usually proportionally larger in size than most tenants in the property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the property so as to influence and attract potential customers. The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s or shadow anchor tenant’s lease or, if the anchor tenant or shadow anchor tenant owns its own site, a decision to vacate;

●	the bankruptcy or economic decline of an anchor tenant or shadow anchor tenant; or

●	the cessation of the business of an anchor tenant (notwithstanding its continued payment of rent) or a shadow anchor tenant.

Certain of the anchor tenants (or shadow anchor tenants) at retail mortgaged properties may be dark. We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects. With respect to shadow anchor tenants, the related borrower has no control over the replacement of such tenants and, as a result, may not be in a position to mitigate the effect of such tenants going dark on leases at the related mortgaged property. Similarly, if the shadow anchor tenant is physically connected to the mortgaged property, issues requiring common direction and cooperation between land owners, such as providing for insurance and rebuilding following casualty, may become more complicated, costly and time-consuming than they would be otherwise, and adversely affect property performance. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” and “—Other Matters” in this free writing prospectus.

In addition, many of the retail mortgaged properties have sole or anchor tenants whose leases expire or may be terminated during the term, or shortly after the scheduled maturity, of the related mortgage loan. See “—Renewal, Termination and Expiration of Leases and Reletting Entails Risks That May Adversely Affect Your Investment” and “Description of the Mortgage Pool—Tenant or Other Third Party Matters—Lease Terminations and Expirations” in this free writing prospectus. Furthermore, with respect to shadow anchored properties, the related borrower will not receive rental income from such shadow anchor tenant and is less likely to have contractual remedies if such shadow anchor tenant terminates its lease or ceases operations.

Retail properties that have anchor tenant-owned stores often have reciprocal easement agreements between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Anchor tenants that own their own improvements are generally required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, in addition to the rent attributable to the underlying land. With respect to shadow anchor tenants, they may make a contribution toward common area maintenance if the reciprocal easement agreement contemplates shared responsibilities among affected property owners, but they do not pay rent. Operating covenants affecting anchor tenants may be included in the anchor tenant lease or in the reciprocal easement agreement, if any. Tenants whose leases have no operating covenants or whose covenants have expired previously or will expire during the terms of the related mortgage loan are or will not be contractually obligated to operate their stores at the applicable mortgaged property. Tenant leases at the mortgaged properties may have co-tenancy clauses which permit such stores to abate the rent payable, cease operating and/or terminate their leases if certain other stores (in particular those of anchor tenants or shadow anchor tenants) or a specified percentage of the stores at the related mortgaged property are not occupied and operating and also have certain other termination rights related to sales targets. See “Description of the Mortgage Pool—Tenant and Other Third Party Matters—Lease Terminations and Expirations—Terminations” in this free writing prospectus.

Certain tenant estoppels, including those of certain anchor tenants, obtained in connection with the origination of the mortgage loans identify disputes between the related borrower and the applicable anchor tenant or other tenants, or alleged defaults or potential defaults by the applicable property owner under the lease or reciprocal easement agreement. In addition, in the case of certain mortgaged properties, leases contain restrictions with respect to the use of other spaces or parcels at or near the subject mortgaged property that are in conflict with other leases or for which there is no corresponding restrictive covenant of record, which have resulted or may in the future result in disputes. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement agreement by the affected anchor tenant or other tenants or to litigation against the related borrower. We cannot assure you that the identified tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or other tenants.

In addition, retail properties frequently rely on adjacent properties for parking, access or other operational aspects, which can create risk. The landlord/borrower may agree to conditions or covenants in a retail lease based on such adjacent property continuing to provide such services or based upon operations at, or the continued maintenance of, such adjacent property. Accordingly, defaults on the part of the landlord/borrower could occur under that retail lease as a result of circumstances over which the landlord/borrower does not have direct control. The landlord/borrower’s sole remedy would be under a reciprocal easement agreement (or comparable agreement), if any, with the adjacent property owner.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. Certain tenants at the mortgaged properties may be paying rent but are not yet in occupancy or have signed leases but have not yet started paying rent and/or are not yet in occupancy. See “Summaries of the Fifteen Largest Mortgage Loans—Bank of America Plaza”, “—Columbus Square Portfolio” and “—North Valley Plaza” in Annex A-3 to this free writing prospectus. See also Annex A-1, including the footnotes thereto, to this free writing prospectus. Risks applicable to anchor tenants (such as bankruptcy, failure to renew leases, early terminations of leases and vacancies) also apply to other tenants. See “—Renewal, Termination and Expiration of Leases and Reletting Entails Risks That May Adversely Affect Your Investment” below. See also “—Tenant Bankruptcies May Adversely Affect the Income Produced by the Mortgaged Properties and May Adversely Affect the Distributions on Your Certificates” below. We cannot assure you that the rate of occupancy at any mortgaged property will remain at the current levels or that the net operating income contributed by the mortgaged properties will remain at current or past levels. See “—Renewal, Termination and Expiration of Leases and Reletting Entails Risks That May Adversely Affect Your Investment” in this free writing prospectus. See representation and warranty no. 42 on Annex C-1 to this free writing prospectus and the exceptions thereto on Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

In addition, certain of the retail properties have specialty use tenants, such as movie theaters, health clubs, fitness centers, gas stations, automotive dealerships, dental or medical offices, restaurants, bakeries, dry cleaners with on-site processing facilities or parking garages, as part of the mortgaged property. These mortgaged properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable or the leased spaces were to become vacant for any reason. For example, because of unique construction and/or equipment requirements of theaters and restaurants, any vacant space designed for such purposes would not easily be converted to other uses. In such cases, aspects of building site design and adaptability affect the value of properties with such tenants and other retailers at the mortgaged property. For example, the limited adaptability of certain shopping malls that have proven unprofitable has recently resulted in extremely high loss severities on mortgage loans secured by those shopping malls, which mortgage loans may have been owned by commercial mortgage-backed securitization trusts. In one particular case, a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, resulted in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan. See “—Converting Commercial Properties to Alternative Uses May Require Significant Expenses Which Could Reduce Distributions on Your Certificates; and Limited Adaptability for Other Uses May Substantially Lower the Liquidation Value of a Mortgaged Property” below. In addition, decreasing patronage at a theater or restaurant tenant could adversely affect revenue of the tenant, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit, lease defaults, and, in certain cases, bankruptcy filings. See “—Tenant Bankruptcies May Adversely Affect the Income Produced by the Mortgaged Properties and May Adversely Affect the Distributions on Your Certificates” below. Additionally, theater and restaurant receipts are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers.

Certain other tenants at the mortgaged properties, including health clubs, may have other unique risks associated with the type of business undertaken at their locations. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	the quality and philosophy of management;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; or

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multi-purpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, as with movie theaters, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case of property readily adaptable to changing consumer preferences for other uses.

See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus.

Mixed Use Facilities Have Special Risks

Five (5) mortgaged properties, securing approximately 12.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are mixed use properties, which properties contain a mix of multifamily, office and retail property. Accordingly, each such mortgaged property is subject to the risks described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks” and “—Multifamily Properties Have Special Risks” above. See Annex A-1 to this free writing prospectus for information regarding tenants that are among the five largest tenants at each mixed use property.

Mixed use properties may also be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Multifamily Properties Have Special Risks

Twenty (20) of the mortgaged properties, representing approximately 12.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are multifamily properties (which are not residential cooperative properties). A large number of factors may adversely affect the value and successful operation of a multifamily rental property. We note in particular the following:

●
Certain of the multifamily rental properties have material tenant concentrations of students (and in certain cases, additional university housing may be planned in the area of the mortgaged property, which may reduce demand for units at the related mortgaged property).

●
Certain of the multifamily rental properties have material concentrations of military personnel (and therefore may be materially adversely affected by the closing of, or a material reduction of personnel at, the local military base).

●
Certain of the multifamily rental properties consist of senior housing, or are age-restricted senior independent living facilities for individuals 55-years-old or older, thus limiting the potential tenants. See “Risk Factors—Special Risks Associated with Residential Healthcare

Facilities” and “—Special Risks of Mortgage Loans Secured by Healthcare-Related Properties” in the accompanying prospectus.

●
Certain of the multifamily rental properties receive rent subsidies from the United States Department of Housing and Urban Development under its Section 8 program or otherwise or are otherwise intended to be utilized, in whole or in part, as affordable housing.

●	Certain of the multifamily rental properties are subject to local rent control and rent stabilization laws.

Certain states regulate the relationship of an owner of a multifamily property and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Multifamily property owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions under law that limit the bases on which a landlord may terminate a tenancy or increase rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control or rent stabilization on multifamily properties. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property or the lender’s proceeds of a sale of the property following foreclosure.

See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus and “Risk Factors—Special Risks of Mortgage Loans Secured by Multifamily Properties” in the accompanying prospectus.

Self-Storage Properties Have Special Risks

Thirty-five (35) of the mortgaged properties, representing approximately 7.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are self-storage properties. See “Risk Factors—Special Risks of Mortgage Loans Secured by Warehouse and Self-Storage Facilities” in the accompanying prospectus.

Some of the self-storage mortgaged properties securing mortgage loans in the trust may lease a significant portion of the related mortgaged property to a single tenant. See “—Renewal, Termination and Expiration of Leases and Reletting Entails Risks That May Adversely Affect Your Investment” below. In addition, some of the self-storage mortgaged properties securing mortgage loans in the trust may have a material portion of the mortgaged property leased to tenants for the storage of recreational vehicles and/or boats or may derive income from sources unrelated to self-storage such as cell phone tower leases, truck rentals for self-moves, box sales, auction income and storage and servicing of rental vehicles. Tenants for such space tend to be more transient and the net cash flow for the related mortgaged property may be subject to greater fluctuations. See Annex A-1, including the footnotes thereto, to this free writing prospectus for information regarding the self-storage mortgaged properties that use a material portion of the mortgaged property for recreational vehicle leases.

In addition, tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a mortgaged property included an inspection of the contents of the self-storage units at the self-storage mortgaged properties and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Furthermore, certain mortgage loans may be secured by self-storage properties that are affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent.

Industrial Properties Have Special Risks

Thirteen (13) of the mortgaged properties, representing approximately 6.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are industrial properties. Significant factors determining the value of industrial properties include:

●	the quality of tenants;

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use;

●	building design and adaptability; and

●	the location of the property.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial properties, although industrial properties are more frequently dependent on a single tenant. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics which are valuable to an industrial property include clear heights, column spacing, zoning restrictions, number of bays and bay depths, divisibility, truck turning radius and overall functionality and accessibility. Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment (e.g., a decline in defense spending), and a particular industrial property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. In addition, lease terms with respect to industrial properties are generally for shorter periods of time than other commercial properties and may result in a substantial percentage of leased space expiring in the same year at any particular industrial property.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Further, certain of the industrial properties have tenants that are subject to risks unique to their business, such as cold storage facilities. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus.

Residential Cooperative Properties Have Special Risks

Nineteen (19) of the mortgaged properties, representing 4.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are residential cooperative properties. Various factors may adversely affect the value and successful operation of a residential cooperative property, which could adversely affect payments on your certificates, including:

●	the ability of tenants to remain in a cooperative property after its conversion from a rental property, at below market rents and subject to applicable rent control and stabilization laws;

●
the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations and the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders;

●
the concentration of shares relating to units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●
the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” in any one or more years, which may reduce the cash flow available to make payments on the related mortgage loan;

●
that, upon foreclosure, in the event a cooperative property becomes a rental property, all or certain units at that rental property could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole; and

●
that certain of the residential cooperative properties receive rent subsidies from the United States Department of Housing and Urban Development under its Section 8 program or otherwise or are otherwise required to be utilized, in whole or in part, as affordable housing.

The value and successful operation of a residential cooperative property may also be impacted by the same factors which may impact the economic performance of a multifamily property; see “—Multifamily Properties Have Special Risks” in this free writing prospectus.

A residential cooperative building and the land under the building are owned or leased by a non-profit residential cooperative corporation. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, maintenance, contributions to reserves and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

With respect to the residential cooperative mortgage loans sold to the trust by NCB, FSB, due to attributes particular to residential housing cooperatives, certain information presented with respect to such mortgage loans differs from that presented for other mortgage loans included in the trust. Several of these differences are particularly relevant to your consideration of an investment in the offered certificates. In particular, the manner in which loan-to-value ratios, debt service coverage ratios and debt yields are calculated for the residential cooperative mortgage loans sold to the trust by NCB, FSB differs from the manner in which such calculations are made for other mortgage loans included in the trust. For example, the appraised value of such a residential cooperative property used for purposes of determining the loan-to-value ratio for the related mortgage loan as of any date (other than loan-to-value ratio information for the residential cooperative mortgage loan secured by the mortgaged property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc.) is the value estimate reflected in an appraisal of such residential cooperative property determined as if such residential cooperative property is operated as a residential cooperative and, in general, equals the sum of (i) the gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent-regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. This value, based upon the most recent appraisal as of the cut-off date, is reflected as the “Appraised Value” of a residential cooperative property on Annex A-1 to this free writing prospectus. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the second preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable mortgaged property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. A residential cooperative property is also valued as a multifamily rental property to determine a “Coop-Rental Value” as set forth on Annex A-1 to this free writing prospectus. The value of a residential cooperative property as a multifamily rental property is the value estimate reflected in an appraisal of such residential cooperative property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the underwritten net cash flow for such residential cooperative property. In the case of the residential cooperative mortgage loan secured by the mortgaged property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc. the value reflected as the “Appraised Value” on Annex A-1 to this free writing prospectus is the “Coop-Rental Value” of such residential cooperative property and the loan-to-value ratio information for such residential cooperative mortgage loan as presented herein is determined based on the “Coop-Rental Value” of such residential cooperative property. In addition, for purposes of determining the debt service coverage ratio and debt yield for a residential cooperative mortgage loan, the “underwritten net cash flow” for a residential cooperative property and the “underwritten net operating income” for a residential cooperative property is the projected net cash flow reflected in an appraisal of such residential cooperative property and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent-regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. The loan-to-value ratios, debt service coverage ratios and debt yields presented herein with respect to a residential cooperative mortgage loan may differ from the loan-to-value ratios, debt service coverage ratios and debt yields that would have been determined for any such residential cooperative mortgage loan had a different methodology (including the methodology used for calculating such values with respect to the other mortgage loans sold to the depositor) been used. In addition, due to the specialized nature of residential housing cooperatives, certain information presented in and shown on Annex A-1 to this free writing prospectus with respect to mortgage loans (other than such residential cooperative mortgage loans) is not presented with respect to the residential cooperative mortgage loans sold to the depositor by NCB, FSB for inclusion in the trust and is, instead, reflected as not applicable (NAP). See “—Appraisals May Not Accurately Reflect the Value of the Mortgaged Properties” below and “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” in Annex B to this free writing prospectus.

In addition, mortgage loans secured by residential cooperative properties are uniquely structured and, in certain cases, permit the borrower to incur (1) one or more loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien on a mortgaged property that also secures a mortgage loan included in the trust and (2) unsecured loans to the related borrower. NCB, FSB commonly acts as the lender in such arrangements and is permitted pursuant to the pooling and servicing agreement to engage in such lending with respect to the residential cooperative mortgage loans included in the trust. Each of the mortgage loans secured by residential cooperative properties permit cooperative unit loans that are secured by direct equity interests in the related borrower. See “—Risks Related to the Offered Certificates—If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the Trust Fund” and “—Various Other Securitization-Level Conflicts of Interest May Have an Adverse Effect on Your Offered Certificates—Conflicts Between the Trust Fund and the Mortgage Loan Sellers and Their Affiliates”, “Description of the Mortgage Pool—Subordinate and/or Other Financing—Existing (Secured Financing and Mezzanine and Similar Financing)” and “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus and “Certain Legal Aspects of Mortgage Loans and Leases—Cooperative Loans” in the accompanying prospectus.

In certain instances, a residential cooperative borrower may not own the entire apartment building and the land under the building, but rather owns a condominium unit that is generally comprised of the residential portions of that apartment building. The other condominium units in that apartment building will generally comprise commercial space and will generally be owned by persons or entities other than the residential cooperative borrower. In instances where an apartment building has been converted to the condominium form of ownership, certain of the common areas in that building may be owned by the residential cooperative borrower and other common areas (often including the land under the building) may constitute common elements of the condominium, which common elements are owned in common by the residential cooperative borrower and the owners of the other condominium units. Where the apartment building is subject to the condominium form of ownership, each condominium unit owner will be directly responsible for the payment of real estate taxes on that owner’s unit. Certain specified maintenance and other obligations, including hazard and liability insurance premiums, may not be the direct responsibility of the residential cooperative borrower but rather will be the responsibility of the condominium board of managers. The ability of the condominium board of managers to pay certain expenses of the building will be dependent upon the payment by all condominium unit owners of common charges assessed by the condominium board of managers. As with other condominium structures, with respect to any such mortgage loan, the borrower may not control the appointment and voting of the condominium board or the condominium owners may be able to take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent. Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, has consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit.

In the case of the residential cooperative properties included in the trust, information regarding the five (5) largest tenants has not been reflected on Annex A-1 to this free writing prospectus or otherwise reflected in the portions of this free writing prospectus that discuss characteristics of the five (5) largest tenants at each mortgaged property. Notwithstanding the exclusion of the residential cooperative properties from such discussion, certain residential cooperative properties are heavily dependent on income from commercial tenancies and may, in certain instances, have space that is devoted to specialty uses. These uses may include, without limitation, dental or medical offices, restaurants, and/or parking garages. The specialty use spaces may not be readily convertible (or convertible at all) to alternative uses if those uses were to become unprofitable, or the spaces were to become vacant, for any reason. See “—Converting Commercial Properties to Alternative Uses May Require Significant Expenses Which Could Reduce Distributions on Your Certificates; and Limited Adaptability for Other Uses May Substantially Lower the Liquidation Value of a Mortgaged Property” in this free writing prospectus.

In addition, certain of the residential cooperative properties are also subject to government rent control regulations which limit the rental payments payable by subtenants of unit owners and which would be applicable to the Mortgaged Property in whole or in part if the same were operated as a multifamily rental property. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus.

Manufactured Housing Community Properties Have Special Risks

Nine (9) of the mortgaged properties, representing approximately 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are manufactured housing community properties.

The successful operation of a manufactured housing community property may depend upon the number of other competing residential developments in the local market, such as:

●	other manufactured housing community properties;

●	apartment buildings; and

●	site-built single family homes.

Other factors affecting the successful operation of a manufactured housing community property may also include:

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities it provides;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization as well as tenant association rights.

Manufactured housing community properties are “special purpose” properties that generally cannot be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the related borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

With respect to certain of the mortgage loans secured by manufactured housing community properties, the related mortgaged property may be subject to rent control and other laws regulating the relationship between a property owner and its residential tenants.

Additionally, certain of manufactured housing community properties securing mortgage loans in the trust are age restricted to individuals who satisfy a minimum age requirement (generally 55 years old), whether by recorded covenants or for self-imposed marketing purposes. Such restrictions limit the related mortgaged properties’ potential residents and may affect property performance.

Some of the manufactured housing community mortgaged properties securing mortgage loans in the trust have limited or no amenities, which may also affect property performance.

Some of the manufactured housing community mortgaged properties securing mortgage loans in the issuing entity have a material number of recreational vehicle pads. Tenants for such pads tend to be more transient and the net cash flow for the related mortgaged property may be subject to greater fluctuations. Rentals of recreational vehicle pads may also be more seasonal in nature.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the issuing entity have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex C-1 to this free writing prospectus and the exceptions thereto on Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Some of the manufactured housing community mortgaged properties securing the mortgage loans are not connected to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water and/or septic systems or private sewage treatment facilities enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the issuing entity have tenants that may not have leases and, accordingly, that are not obligated to remain at the mortgaged property for any extended period.

Depending on the location of a manufactured housing community property, occupancy and collections may be highly seasonal. For example, a manufactured housing community in the southern portion of the United States might earn most of its income from late fall to early spring. In addition, under such circumstances, a large number of tenants may be in actual occupancy only during a portion of the calendar year and may prepay a substantial amount of their rent for the period that they are not actually living in the community. If a borrower defaults while holding those prepayments of rent, a lender may not be able to recover such amounts.

Because tenants at manufactured housing communities tend to be of modest income and means and sometimes unstable employment, they can be frequently late or delinquent on rent, even in cases where the tenant may ultimately pay all its rent due over time. Accordingly, a higher percentage of rental payments may be delinquent than in the case of other income producing properties.

In addition, a manufactured housing community mortgaged property whose use is legally non-conforming can create special zoning risks where, in particular, conformity to current zoning is required upon damage to a certain percentage of the units (as opposed to the pads themselves). Even if building ordinance or law insurance were obtained, a casualty necessitating compliance with current zoning could result in the use’s being discontinued, and available insurance proceeds being insufficient (because of the relatively insignificant value of insurable improvements) to pay off the related mortgage loan. See “—Mortgaged Properties That Are Not in Compliance with Zoning and Building Code Compliance and Use Restrictions Could Adversely Affect Distributions on Your Certificates” and “Description of the Mortgage Pool—Assessments of Property Value and Condition—Zoning and Building Code Compliance” in this free writing prospectus.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the issuing entity are located, in whole or in part, in a flood zone that requires the related borrower to maintain flood insurance if it owns any material structures located therein. In addition, even if there are no material borrower-owned structures located in that flood zone, the potential for flooding may be a deterrent to tenants. See “—The Absence of or Inadequacy of Insurance Coverage on the Property May Adversely Affect Distributions on Your Certificates” in this free writing prospectus. See also representation and warranty no. 18 on Annex C-1 to this free writing prospectus and the exceptions thereto on Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

For purposes of the statistical presentation in this free writing prospectus, the number of units shown for a manufactured housing community mortgaged property includes manufactured home pads and recreational vehicle pads and may also include manager apartments, rental apartments, stick-built homes or other rentable space that are ancillary to the operation of the mortgaged property.

See “Risk Factors—Special Risks Associated with Manufactured Housing Properties” in the accompanying prospectus.

Condominium Properties Have Special Risks

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium, although the condominium rules or by-laws may otherwise allocate the right to select board members. In certain cases, the related borrower does not have a majority of votes on the condominium board. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Condominium Structures” in this free writing prospectus and “Summaries of the Fifteen Largest Mortgage Loans—Columbus Square Portfolio” in Annex A-3 to this free writing prospectus.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds. In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. The New York Condominium Act also provides that in the event 75% or more of the common areas are subject to a condemnation and 75% of the unit owners (in number and common interest) do not promptly resolve to restore, then any unit owner can bring a partition action. A partition action could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition will be sufficient to satisfy borrower’s obligations under the mortgage loan.

Due to the nature of condominiums and a borrower’s ownership interest therein, a default on a mortgage loan secured by the borrower’s interest in one or more condominium units may not allow the related lender the same flexibility in realizing upon the underlying real property as is generally available with respect to non-condominium properties. The rights of any other unit owners, the governing documents of the owners’ association and state and local laws applicable to condominiums must be considered and respected. Consequently, servicing and realizing upon such collateral could subject the issuing entity to greater expense and risk than servicing and realizing upon collateral for other mortgage loans that are not secured by condominium units.

Various Limitations and Restrictions Imposed by Affordable Housing Covenants or Programs May Result in Losses on the Mortgage Loans

Certain of the mortgage loans are or, in the future, may be secured by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties, or the mortgaged properties may benefit from government-sponsored tenant subsidy programs. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled or the benefits thereunder are reduced, those circumstances could result in less income for the project. These programs may entail, among other restrictions:

●	rent limitations that would adversely affect the ability of a borrower to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus.

Renewal, Termination and Expiration of Leases and Reletting Entails Risks That May Adversely Affect Your Investment

Repayment of mortgage loans secured by retail, office and industrial properties will be affected by the expiration of leases and the ability of the related borrowers and property managers to renew the leases or to relet the space on comparable terms. In addition, there are other factors, including changes in zoning or tax laws, restrictive covenants, tenant exclusives and rights of first refusal or rights of first offer to lease or purchase, the availability of credit for refinancing and changes in interest rate levels that may adversely affect the value of a project and/or the borrower’s ability to sell or refinance without necessarily affecting the ability to generate current income. Certain mortgaged properties securing the mortgage loans may be leased in whole or in part to government-sponsored tenants whose ability to pay rent depends on appropriations and some of whom have the right to cancel their leases at any time because of lack of appropriations. In some of these cases, the government-sponsored tenant has the right to terminate its lease at any time for any reason. See Annex A-1 for an identification of any government-sponsored tenant that constitutes one of the five largest tenants (or, if applicable, the single tenant) at any such mortgaged property.

In addition, certain mortgaged properties may have significant tenants or groups of tenants, that are paying rent but are not in occupancy or may have material vacant space that is not leased, and in certain cases, the occupancy rate (calculated as described in Annex B to this free writing prospectus) is less than 80%. Certain mortgaged properties may have tenants who have executed leases but have not yet taken occupancy or commenced rent payments. Additionally, certain mortgaged properties may have a tenant that has taken possession of the space demised under its lease with the related borrower, but has not yet commenced payments of rent due under the lease. See Annex A-1, including the footnotes thereto, to this free writing prospectus for information regarding the occupancy rate for each of the mortgaged properties, as well as information with respect to the five (5) largest tenants at each retail, office, industrial and mixed use mortgaged property that are not fully occupying their leased space or fully paying rent. See “Description of the Mortgage Pool—Other Matters” in this free writing prospectus and “Summaries of the Fifteen Largest Mortgage Loans—Bank of America Plaza”, “—Columbus Square Portfolio” and “—North Valley Plaza” in

Annex A-3 to this free writing prospectus. In addition, certain mortgaged properties may have leases out for signature with potential tenants and where indicated, occupancy figures may be presented with the expectation that such leases will be executed and that the related tenants will take, or have taken, occupancy. See Annex A-1, including the footnotes thereto, to this free writing prospectus. In addition, with respect to a residential cooperative mortgage loan, the occupancy rate for the related mortgaged property as listed on Annex A-1 to this free writing prospectus is determined using the property vacancy assumption reflected in the related appraisal for purposes of determining the appraised value of the related mortgaged property as a multifamily rental property (i.e., the “Coop-Rental Value” reflected in Annex A-1 to this free writing prospectus); such vacancy assumption does not reflect actual occupancy.

In addition, certain mortgaged properties have “dark” space where a tenant has vacated its premises. Any “dark” space may cause the mortgaged property to be less desirable to other potential tenants or the related tenant may be more likely to default in its obligations under the lease. Certain mortgaged properties may also have leased or unleased “dark” space or adjoin properties with “dark” spaces or “dark” shadow anchors. We cannot assure you that the tenants at those mortgaged properties will continue to fulfill their lease obligations or that the space will be relet. See “—Tenant Early Termination Options Entail Special Risks” below, “Description of the Mortgage Pool—Tenant or Other Third Party Matters—Lease Terminations and Expirations” in this free writing prospectus and Annex A-1 to this free writing prospectus, including the footnotes thereto. Further, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores. We are aware that Walgreens has recently announced the closure of a number of their stores. Although specific properties have not been identified by the company, we cannot assure you that mortgaged properties having such tenants will not be adversely affected. See Annex A-1 to this free writing prospectus, including the footnotes thereto, for information concerning the five (5) largest tenants at each commercial property.

In addition, with respect to certain of the mortgage loans, certain of the tenants at the related mortgaged property(ies) or other persons have rights of first refusal or offer and/or purchase options on a related mortgaged property or portions thereof in accordance with the terms of the related tenant leases or other recorded documents affecting such mortgaged property. In many cases such rights of first refusal or offer and/or purchase options of tenants or other persons are not subject to the related mortgage or remain applicable to the acceptance of a deed-in-lieu of foreclosure or a foreclosure sale or any subsequent sales of REO property by the applicable special servicer. As a result, we cannot assure you that the mortgagee’s ability to sell the related mortgaged property at or after foreclosure will not be impaired or that the foreclosure proceeds or sale proceeds in a post-foreclosure sale will not be adversely affected. See “Description of the Mortgage Pool—Tenant or Other Third Party Matters” in this free writing prospectus. See also representation and warranty no. 8 on Annex C-1 to this free writing prospectus and the exceptions thereto on Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus.

In addition, certain of the mortgaged properties, including mortgaged properties securing the fifteen largest mortgage loans, have material lease rollover risks involving the sole tenant or one of the five largest tenants, including (i) lease renewal or termination dates that occur prior to or shortly following the related loan maturity date, (ii) termination options that are exercisable prior to or shortly following the related loan maturity date, and/or (iii) leases that expire during a single calendar year or rolling 12-month period during the term of the mortgage loan. Prospective investors are encouraged to review the lease expirations for major tenants and the tenant rollover summary for certain of the top fifteen mortgage loans under the charts entitled “Major Tenants” and “Lease Expiration Schedule” in “Summaries of the Fifteen Largest Mortgage Loans—Bank of America Plaza”, “—Stamford Plaza Portfolio”, “—Offices at Broadway Station”, “—Hermosa Pavilion”, “—North Valley Plaza” and “—400 Atlantic Avenue” in Annex A-3 to this free writing prospectus and to review the lease expiration dates and corresponding size of each of the five largest tenants at each of the retail, office, industrial and mixed use mortgaged properties on Annex A-1, including the footnotes thereto, to this free writing prospectus. We cannot assure you that (1) leases that expire can be renewed, (2) the space covered by leases that expire or are terminated can be re-leased in a timely manner at comparable rents or on comparable terms or (3) the related borrower will have the cash or be able to obtain the financing to fund any required tenant improvements. Further, lease provisions among tenants may conflict in certain instances, or leases may contain restrictions on the use of parcels near the related mortgaged property for which there is no corresponding restrictive covenant of record, in each case creating termination or other risks. Income from and the market value of the mortgaged properties securing the mortgage loans would be adversely affected if vacant space in the mortgaged properties could not be leased for a significant period of time, if tenants were unable to meet their lease obligations or if, for any other reason, rental payments could not be collected or if one or more tenants ceased operations at the mortgaged property. Upon the occurrence of an event of default by a tenant, delays and costs in enforcing the lessor’s rights could occur. If a significant portion of a mortgaged property is leased to a single tenant, the failure of the borrower to relet that portion of the subject mortgaged property if that tenant vacates or fails to perform its obligations will have a greater adverse effect on your investment than if the subject mortgaged property were leased to a greater number of tenants. Prospective investors are encouraged to see “Description of the Mortgage Pool—Tenant or Other Third Party Matters—Lease Terminations and Expirations” and “—Other Matters” in this free writing prospectus.

In addition, certain tenants at the mortgaged properties securing the mortgage loans may be entitled to terminate their leases or reduce their rents based upon negotiated lease provisions if, for example, an anchor, shadow anchor or other significant tenant ceases operations, or occupancy declines below a specified percentage, at the related mortgaged property. In these cases, we cannot assure you that the operation of these provisions will not allow a termination or rent reduction. See “—Tenant Early Termination Options Entail Special Risks” below and, with respect to the five (5) largest tenants for which certain co-tenancy related remedies may currently be (or in the near future likely may be) enforced, and Annex A-1 to this free writing prospectus, including the footnotes thereto. A tenant’s lease may also be terminated or its terms otherwise adversely affected if a tenant becomes the subject of a bankruptcy proceeding.

If a significant portion of a mortgaged property is leased to a single tenant, the failure of the borrower to relet that portion of the subject mortgaged property if that tenant vacates or fails to perform its obligations will have a greater adverse effect on your investment than if the subject mortgaged property were leased to a greater number of tenants. Prospective investors are encouraged to see “Description of the Mortgage Pool—Tenant or Other Third Party Matters—Lease Terminations and Expirations” in this free writing prospectus, “Summaries of the Fifteen Largest Mortgage Loans—CSM Bakery Supplies Portfolio I”, “—Preferred Freezer Houston” and “—400 Atlantic Avenue” in Annex A-3 to this free writing prospectus and to review the lease expirations for major tenants and a tenant rollover summary for certain of the top fifteen mortgage loans under the charts entitled “Major Tenants” and “Lease Expiration Schedule” in “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus and to review the lease expiration dates of mortgaged properties with single tenants on Annex A-1, including the footnotes thereto, to this free writing prospectus.

Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions, could be substantial and could reduce cash flow from the related mortgaged properties. See “Description of the Mortgage Pool—Tenant or Other Third Party Matters—Lease Terminations and Expirations,” “—Tenant or Other Third Party Matters” and “—Other Matters” in this free writing prospectus for additional information on lease terminations and expirations at the mortgaged properties.

Forty-four (44) of the mortgage loans that are secured by retail, office, industrial and/or mixed-use properties, have either upfront, monthly and/or springing reserves for tenant improvements and leasing commissions which may serve to defray such costs. These mortgage loans represent approximately 92.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date secured by retail, office, industrial and/or mixed-use properties. We cannot assure you, however, that the funds (if any) held in such reserves for tenant improvements and leasing commissions will be sufficient to cover any of the costs and expenses associated with tenant improvements or leasing commission obligations. In addition, if a tenant defaults in its obligations to a borrower, the borrower may incur substantial costs and experience significant delays associated with enforcing rights and protecting its investment, including costs incurred in renovating or reletting the property.

If a mortgaged property has multiple tenants, re-leasing costs and costs of enforcing remedies against defaulting tenants may be incurred more frequently than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for debt service payments. These costs may cause a borrower to default in its other obligations which could reduce cash flow available for debt service payments. Multi-tenanted mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Additionally, there may be several cases in which a particular entity is a tenant at more than one of the mortgaged properties, and although it may not be one of the five largest tenants at any of those properties, it is significant to the success of the properties, and therefore the mortgage loans, in the aggregate.

Tenant Early Termination Options Entail Special Risks

Retail leases often (and office leases may) give tenants the right to terminate the related lease or abate or reduce the related rent (i) if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases, (ii) if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions, (iii) if the related borrower fails to provide a designated number of parking spaces, (iv) if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility or a tenant’s use of the mortgaged property, (v) upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time, (vi) if a tenant’s use is not permitted by zoning or applicable law, (vii) if the landlord defaults on its obligations under the lease, (viii) if a tenant’s sales do not equal or exceed specified targets or other performance related conditions, including co-tenancy requirements, are not satisfied, or (ix) if the landlord cannot satisfy a tenant’s expansion option. In each identified instance the borrower may have interests adverse to the mortgagee, and we cannot assure you that the borrower will not take actions that may trigger a tenant’s right to terminate its lease if such borrower believes that such action may otherwise benefit it or its affiliates to do so, even where such action is to the detriment of the mortgaged property.

In addition, it is common for tenants at anchored or shadow-anchored retail centers to have the right to terminate their lease or abate or reduce rent if the anchor or shadow anchor tenant goes dark. Even if tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, we cannot assure you that any loss of an anchor tenant will not have a material adverse impact on the non-anchor tenants’ ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain of the tenant leases for the mortgaged properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. Furthermore, certain of the tenant leases for the mortgaged properties permit the affected tenants to terminate their leases and/or abate or reduce rent if a specified percentage of the tenants (either by number or based on leased space) cease to operate at the applicable mortgaged property or if certain tenants at the applicable mortgaged property or at an adjacent or nearby property terminate their leases or go dark, or if a competitor commences operations at the subject mortgaged property or an adjacent or nearby property. For examples of certain tenant termination rights, including unilateral, tenant-based performance or live or imminent co-tenancy-based termination remedies among the five (5) largest tenants at each mortgaged property, see Annex A-1, including the footnotes thereto, and the “Lease Expiration Schedule”, including the footnotes thereto, in “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties and may apply to certain office properties, certain tenant leases permit the related tenant to terminate its lease either unilaterally or on the occurrence of other triggers.

Any exercise of termination rights permitting a tenant to terminate its lease could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. We cannot assure you that any vacated space could or would be relet or the revenues replaced. Furthermore, we cannot assure you that the foregoing termination and/or abatement rights will not arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant or Other Third Party Matters—Lease Terminations and Expirations” in this free writing prospectus for additional information regarding early termination options affecting the mortgaged properties.

Tenant Bankruptcies May Adversely Affect the Income Produced by the Mortgaged Properties and May Adversely Affect the Distributions on Your Certificates

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, in retail, industrial and office properties, may adversely affect the income produced by the related mortgaged property. Under the U.S. bankruptcy code, a tenant/debtor has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant, absent collateral securing the claim. The claim would be limited to the unpaid rent under the lease for the periods prior to the bankruptcy petition, or earlier repossession or surrender of the leased premises, plus the rent under the lease for the greater of one year, or 15%, not to exceed three years, of the remaining term of such lease, and the actual amount of the recovery could be less than the amount of the claim. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in this free writing prospectus.

Various Loan-Level Conflicts of Interest May Have an Adverse Effect on Your Certificates

Conflicts Between Managers and the Borrowers. Substantially all of the property managers for the mortgaged properties securing the mortgage loans or their affiliates manage additional properties, including properties that may compete with those mortgaged properties. Affiliates of the managers, and certain of the managers themselves, also may own other properties, including competing properties. The managers of the mortgaged properties securing the mortgage loans may accordingly experience conflicts of interest in the management of those mortgaged properties.

Mortgaged Properties Leased to Borrowers or Borrower-Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, a landlord may be more inclined to waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. One situation in which such a conflict may arise is in the case of certain manufactured housing community mortgaged properties. There may be a master lease with respect to the related pads between the borrower, as landlord, and an affiliate of the borrower, as tenant and owner of certain leased mobile homes.

We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. Insofar as a borrower affiliate leases space at a mortgaged property, a deterioration in the financial condition of the borrower or its affiliates can be particularly significant to the borrower’s ability to perform under the mortgage loan as it can directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. These risks may be mitigated when mortgaged properties are entirely leased to unrelated third parties. See Annex A-1, including the footnotes thereto, to this free writing prospectus.

A Concentration of Mortgaged Properties in One or More Geographic Areas Reduces Diversification and May Increase the Risk that Your Certificates May Not Be Paid in Full

Mortgaged properties located in California, New York, Texas, Florida and Connecticut represent security for approximately 21.4%, 14.1%, 9.5%, 9.4% and 7.1%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, and collectively secure approximately 61.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to geographic areas or the regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that adverse economic or other developments or natural or man-made disasters affecting a particular region of the country could increase the frequency and severity of losses on mortgage loans secured by those properties. In recent periods, several regions of the United States have experienced significant real estate downturns when others have not. Regional economic declines or conditions in regional real estate markets could adversely affect the income from, and market value of, the mortgaged properties. In addition, local or regional economies may be adversely affected to a greater degree than other areas of the country by developments affecting industries concentrated in such area. Certain mortgaged properties are located in areas whose economic well-being may be heavily dependent on one or a few particular employers, which may be from the public sector (including military bases) or the private sector. A decline in the general economic condition in the region in which mortgaged properties securing the related mortgage loans are located would result in a decrease in consumer demand in the region and the income from and market value of the mortgaged properties may be adversely affected.

Several mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets. Mortgage loans secured by mortgaged properties in these secondary or tertiary markets may be more susceptible to the impacts of risks disclosed herein.

Other regional factors—e.g., earthquakes, floods, forest fires or hurricanes or changes in governmental rules or fiscal policies—also may adversely affect the mortgaged properties. Mortgaged properties in certain regional areas may be more susceptible to certain hazards (such as earthquakes, widespread fires, hurricanes or floods) than properties in other parts of the country and properties located in coastal states may be more susceptible to hurricanes than properties in other parts of the country. As a result, areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate-related investments. There can be no assurance that the economies in such impacted areas will recover sufficiently to support income producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus. Furthermore, the mortgage loans do not all require flood insurance on the related mortgaged property unless they are in flood zones and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance. See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Maintenance of Insurance” and “Certain Legal Aspects of the Mortgage Loans” in this free writing prospectus and “Description of the Pooling and Servicing Agreements—Hazard Insurance Policies” in the accompanying prospectus.

The Concentration of Loans and Number of Loans with the Same or Related Borrowers Increases the Possibility of Loss on the Loans Which Could Reduce Distributions on Your Certificates

The effect of mortgage pool loan losses will be more severe:

●	if the pool is comprised of a small number of mortgage loans, each with a relatively large principal amount; or

●	if the losses relate to loans that account for a disproportionately large percentage of the pool’s aggregate principal balance of all mortgage loans.

The largest mortgage loan or group of cross-collateralized mortgage loans represents approximately 10.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The three, five and ten largest mortgage loans or groups of cross-collateralized mortgage loans represent approximately 25.2%, 32.1% and 43.6%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans; Mortgage Loans with Affiliated Borrowers” in this free writing prospectus and the “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus.

In addition, the mortgage pool includes some groups of mortgage loans where the mortgage loans in the particular group are not cross-collateralized or cross-defaulted but were made to borrowers related through common ownership of partnership or other equity interests and where, in general, the related mortgaged properties are commonly managed. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans; Mortgage Loans with Affiliated Borrowers”.

Tenant Concentration Increases the Risk That Cash Flow Will Be Interrupted, Which Could Reduce Distributions on Your Certificates

A deterioration in the financial condition of a tenant can be particularly significant if a mortgaged property is leased to a single or large tenant or a small number of tenants because rent interruptions by a tenant may cause the borrower to default on its obligations to the lender. Mortgaged properties leased to a single tenant or a small number of tenants also are more susceptible to interruptions of cash flow if a tenant fails to renew its lease or defaults under its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

A number of mortgaged properties securing the mortgage loans, including certain mortgage loans in the top fifteen mortgage loans included on Annex A-3 to this free writing prospectus have single tenant leases that expire during the term of the related mortgage loan or shortly thereafter or have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related mortgaged property.

Another factor that you should consider is that office, retail and industrial properties, and mixed-use properties that are used for office, retail and/or industrial purposes, also may be adversely affected if there is a concentration of a particular tenant or of tenants in the same or similar business or industry. In these cases, a problem with a particular tenant could have a disproportionately large impact on the pool mortgage loans and adversely affect distributions to certificateholders. Similarly, an adverse economic impact with respect to a particular industry could also have a disproportionately large impact on one or more particular mortgage loans or on the pool of mortgage loans if various tenants are concentrated in a particular industry.

For further information with respect to tenant concentrations, prospective investors are encouraged to review the information with respect to the five (5) largest tenants at each mortgaged property on Annex A-1 to this free writing prospectus and “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus under the charts entitled “Major Tenants” and “Lease Expiration Schedules” therein.

Limitations on the Enforceability of Multi-Borrower/Multi-Property and Multi-Borrower/Multiple Parcel Arrangements May Have an Adverse Effect on Recourse in the Event of a Default on a Mortgage Loan

Six (6) of the mortgage loans, representing approximately 21.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related multi-property or multi-parcel mortgage loan.

Arrangements whereby multiple borrowers grant their respective mortgaged properties or parcels of individual mortgaged properties as security for a multi-property mortgage loan or group of cross-collateralized mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers. Under federal and most state fraudulent conveyance statutes, the incurring of an obligation or the transfer of a property interest, including the granting of a mortgage lien or a security interest, by a person may be voided under certain circumstances if:

●	the person did not receive fair consideration or reasonably equivalent value in exchange for the obligation or transfer; and

●	the person:

(1)           was insolvent at the time of the incurrence of the obligation or transfer, or rendered insolvent by such obligations or transfer, or

(2)           was engaged in a business or a transaction or was about to engage in a business or a transaction, for which the person’s assets constituted an unreasonably small amount of capital after giving effect to the incurrence of the obligation or the transfer, or

(3)           intended to incur, or believed that it would incur, debts that would be beyond the person’s ability to pay as those debts matured.

Accordingly, a lien granted by a borrower could be avoided if a court were to determine that:

●	the borrower did not receive fair consideration or reasonably equivalent value when pledging its mortgaged property or parcel for the equal benefit of the other related borrowers; and

●	the borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital or was not able to pay its debts as they matured.

We cannot assure you that a lien granted by a borrower on its mortgaged property or parcel to secure a multi-borrower/multi-property mortgage loan, a multi-borrower/multiple-parcel mortgage loan or a group of cross-collateralized mortgage loans, or any payment thereon, would not be avoided as a fraudulent conveyance.

In addition, when multiple real properties or parcels secure a mortgage loan or a group of cross-collateralized mortgage loans, the amount of the mortgage encumbering any particular one of those properties or parcels may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property or parcel and will limit the extent to which proceeds from the property or parcel will be available to offset declines in value of the other properties or parcels securing the same mortgage loan or a group of cross-collateralized mortgage loans. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool” in this free writing prospectus for more information regarding any multi-property mortgage loans or multiple-parcel mortgage loans in the trust fund.

Borrowers’ Recent Acquisition of the Mortgaged Properties Causes Uncertainty

The related borrowers or their sponsor or affiliates, as applicable, under twenty-nine (29) mortgage loans, representing approximately 25.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, initially acquired all or part of their related mortgaged property or an interest in the owner thereof contemporaneously with or shortly prior to the origination of the related mortgage loan. Such borrowers, or others who acquired their related mortgaged property or an interest in the owner thereof within the past twelve (12) months, may have limited experience operating the particular mortgaged properties. The net operating income and cash flow of such mortgaged properties may, therefore, vary significantly from the operations, net operating income and cash flow generated by the related mortgaged properties under prior ownership and management. For certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. Furthermore, a transfer of real estate in certain jurisdictions, including through the sale of interests in the owner thereof, may give rise to a reassessment for real estate tax purposes which may result in increased operating costs. As a result of these and other similar factors, you may find it difficult to analyze the historical performance of those mortgaged properties. See “—Certain Mortgaged Properties May Have a Limited Operating History” below, and Annex A-1 to this free writing prospectus.

Certain Mortgaged Properties May Have a Limited Operating History

The mortgaged properties securing certain of the mortgage loans are newly constructed, recently opened, recently acquired and/or recently renovated to a substantial extent and, as such, have a limited operating history. We cannot assure you that any of the mortgaged properties, including the aforementioned mortgaged properties, will perform as anticipated. See “—Borrowers’ Recent Acquisition of the Mortgaged Properties Causes Uncertainty” and “Description of the Mortgage Pool—Other Matters” in this free writing prospectus. See also for loan purpose and certain historical operating information, Annex A-1, including the footnotes thereto, to this free writing prospectus, and “Summaries of the Fifteen Largest Mortgage Loans—Offices at Broadway Station”, “—CSM Bakery Supplies Portfolio I”, “—Hilton Lexington Downtown”, “—Courtyard by Marriott – Aventura” and “—Preferred Freezer Houston” in Annex A-3 to this free writing prospectus.

Risks Related to Construction, Redevelopment and Renovation at the Mortgaged Properties

Certain of the mortgaged properties are properties that are either completing initial construction, undergoing other renovation or redevelopment, or expected to undergo such renovation or redevelopment in the future, including, in the case of several hospitality properties, pursuant to property improvement plans required by the related franchisor. The existence of construction or renovation at a mortgaged property may make space unavailable to rent or may make the mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income.

To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete any current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, in the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan. Additionally, we cannot assure you that any current or planned redevelopment, renovation or expansion will be completed, that such redevelopment, renovation or expansion will be completed in the time frame contemplated, or that, when and if redevelopment, renovation or expansion is completed, such redevelopment, renovation or expansion will improve the operations at, or increase the value of, the subject property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgage loan, which could affect the ability of the related borrower to repay amounts due under such mortgage loan. In the event the related borrower (or a tenant, if applicable) fails to pay the costs of work completed or material delivered in connection with ongoing redevelopment, renovation or expansion, the portion of the mortgaged property on which there is construction may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan. The existence of construction at a mortgaged property may make such mortgaged property less attractive to tenants or their customers or, in the case of hospitality properties may require that a portion of the mortgaged property not be used during that renovation and, accordingly, could have a negative effect on net operating income. See “Description of the Mortgage Pool—Other Matters” in this free writing prospectus and “Summaries of the Fifteen Largest Mortgage Loans—Preferred Freezer Houston” in Annex A-3 to this free writing prospectus. See also Annex A-1 to this free writing prospectus and the accompanying footnotes for additional information.

If a special servicer forecloses on behalf of the trust fund on a mortgaged property that is being redeveloped, renovated or expanded, pursuant to the REMIC provisions, such special servicer will only be permitted to arrange for completion of the redevelopment, renovation or expansion if more than 10% of the costs of construction were incurred at the time the default on the related mortgage loan became imminent. As a result, the trust fund may not realize as much proceeds upon disposition of a foreclosure property as it would if it were permitted to complete construction. See “—The Operation of a Mortgaged Property Following Foreclosure May Affect the Tax Status of the Trust Fund and May Adversely Affect Distributions on Your Certificates” in this free writing prospectus.

Risks of the Anticipated Repayment Date Loans

Certain of the mortgage loans included in the mortgage pool are subject to mortgage loan documents which provide that, on or after a certain date (referred to as the “anticipated repayment date”), if the related borrower has not repaid the related mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain budgeted or reasonable expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay the related mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to make any such payment. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on each such mortgage loan after its anticipated repayment date, the payment of excess interest may be deferred and will be required to be paid, with interest (to the extent permitted under applicable law and the related mortgage loan documents), only after the outstanding principal balance of the related mortgage loan has been paid in full. Pursuant to the pooling and servicing agreement, upon payment in full, any excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates, which are not offered by this free writing prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” in this free writing prospectus and “Summaries of the Fifteen Largest Mortgage Loans—U-Haul Portfolio” in Annex A-3 to this free writing prospectus.

Converting Commercial Properties to Alternative Uses May Require Significant Expenses Which Could Reduce Distributions on Your Certificates; and Limited Adaptability for Other Uses May Substantially Lower the Liquidation Value of a Mortgaged Property

Some of the mortgaged properties securing mortgage loans in the trust may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. This is because:

●	converting commercial properties to alternate uses or converting single-tenant commercial properties to multi-tenant properties generally requires substantial capital expenditures; and

●	zoning, land use or other restrictions also may prevent alternative uses.

For example, mortgaged properties that are part of a condominium regime may not be readily convertible due to use and other restrictive covenants imposed by the condominium declaration and other related documents, especially in a situation where such mortgaged property does not represent the entire condominium regime. Additionally, any vacancy with respect to movie theater space and data centers would not easily be converted to other uses due to their unique construction requirements. In addition, converting self-storage, restaurant, manufactured housing community or fitness centers and other facilities related to physical fitness or other specialty use space to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such mortgaged properties. Furthermore, certain mortgaged properties may be subject to certain use restrictions and/or low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of such voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant impact on the related mortgage loans in the trust fund that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to any such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the related condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such a mortgaged property will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Condominium Structures” in this free writing prospectus.

Some of the mortgaged properties may have been designated as historic or landmark buildings or are located in areas designated as historic or landmark. Such properties may have restrictions related to renovations, construction or other restrictions and may not be permitted to be converted to alternative uses because of such restrictions. See “Description of the Mortgage Pool—Assessments of Property Value and Condition—Zoning and Building Code Compliance” in this free writing prospectus.

The liquidation value of a mortgaged property not readily convertible to an alternative use may be substantially less than would be the case if the mortgaged property were readily adaptable to other uses. If a mortgaged property of this type were liquidated and a lower liquidation value were obtained, less funds would be available for distributions on your certificates. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” in this free writing prospectus.

We Cannot Assure You That Any Upfront or Ongoing Deposits Made by a Borrower to Any Reserve in Respect of a Mortgaged Property Will Be Sufficient To Offset Any Cash Flow Shortfalls That May Occur at the Related Mortgaged Property

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures,

such as (but not limited to) the costs of tenant improvements and leasing commissions and recommended immediate repairs. However, we cannot assure you that any such reserve will be sufficient for its intended purpose. We also cannot assure you that cash flow from the related mortgaged properties will be sufficient to fully fund any applicable ongoing monthly reserve requirements.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Many of the mortgage loans do not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

If a Borrower is Unable To Repay Its Loan on Its Maturity Date or Anticipated Repayment Date, You May Experience a Loss or Delay in Distributions on Your Certificates

As described in this free writing prospectus, all of the mortgage loans (and any related pari passu companion loan) are balloon loans or ARD loans. All of the mortgage loans (other than loans that require interest-only payments for their entire term) have amortization schedules that are significantly longer than their respective terms and many of the mortgage loans require only payments of interest for part or all of their respective terms to maturity or anticipated repayment date, as applicable. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Amortization Characteristics” in this free writing prospectus. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment or ARD payment at maturity or on the anticipated repayment date and (ii) lead to increased losses for the trust either during the loan term or at maturity or such anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan. The ability of a borrower to make the required balloon or ARD payment at maturity or on the anticipated repayment date depends upon its ability either to refinance the related mortgage loan (including any related pari passu companion loan) or to sell the mortgaged property for an amount that is sufficient to repay the mortgage loan (including any related pari passu companion loan) in full with interest. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial properties, which may fluctuate over time;

●	prevailing interest rates;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	tax laws; and

●	prevailing general and regional economic conditions.

See “Risk Factors—Balloon Payments on Mortgage Loans Result in Heightened Risk of Borrower Default” in the accompanying prospectus for additional risk factor considerations.

None of the mortgage loan sellers, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the applicable special servicer to extend and modify mortgage loans (other than any non-serviced pari passu mortgage loan, each of which will be serviced pursuant to a separate pooling and servicing agreement) in a manner consistent with the servicing standard, subject to the limitations described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Modifications, Waivers, Amendments and Consents” in this free writing prospectus. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case. Any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, and any delay in collection of an ARD payment that would otherwise be distributable on your certificates, will likely extend the weighted average life of your certificates.

None of the master servicers or the special servicers will have the ability to extend or modify any non-serviced pari passu mortgage loan because each such non-serviced pari passu mortgage loan will be serviced by another master servicer and special servicer pursuant to a separate pooling and servicing agreement. Any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of the related non-serviced pari passu mortgage loan by the special servicer servicing such non-serviced pari passu mortgage loan, will likely extend the weighted average life of such class of certificates.

A Borrower’s Other Loans May Reduce the Cash Flow Available to the Mortgaged Property Which May Adversely Affect Distributions on Your Certificates; Mezzanine Financing Reduces a Principal’s Equity in, and Therefore Its Incentive to Support, a Mortgaged Property

The borrowers or their affiliates under some of the mortgage loans have incurred, or are permitted to incur in the future, other indebtedness that is secured by the related mortgaged properties or direct or indirect ownership interests in the borrower, including mezzanine indebtedness. In certain cases, the total additional debt on certain of the mortgage loans may not be supported by the underwritten cash flow from the mortgaged property. Additionally, with respect to the mortgage loans included in the trust that are secured by residential cooperative properties, the owners of the cooperative units underlying the cooperative properties are permitted to obtain loans secured by a pledge of such owner’s interest in the underlying borrower. In addition, certain of the mortgage loans permit certain affiliates of the borrower to advance funds to other affiliates on an unsecured basis. See “Description of the Mortgage Pool—Subordinate and/or Other Financing” in this free writing prospectus.

Furthermore, the mortgage loans generally do not prohibit indebtedness that is secured by equipment or other personal property located at the mortgaged property, trade payables or other obligations in the ordinary course of business relating to the mortgaged property. See “Description of the Mortgage Pool—Subordinate and/or Other Financing” and Annex A-1 to this free writing prospectus. Except as described in that section and Annex A-1, we make no representation with respect to the mortgage loans as to whether any subordinate financing currently encumbers any mortgaged property, whether any borrower has incurred, or is permitted to incur in the future, material unsecured debt or whether a third-party holds debt secured by a pledge of an equity interest in a related borrower.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, in general, those borrowers that have not agreed to certain special purpose covenants in the related mortgage loan documents are not prohibited from incurring additional debt. Such additional debt may be secured by other property owned by those borrowers. Certain of these borrowers may have already incurred additional debt. In addition, the owners of such borrowers generally are not prohibited from incurring mezzanine debt secured by pledges of their equity interests in those borrowers.

Further, so-called “preferred equity” structures, where a special limited partner or member receives a preferred return in exchange for an infusion of capital, can present risks that resemble additional debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return, and potential changes in the management of the mortgaged property.

When a mortgage loan borrower, or its constituent members, also has one or more other outstanding loans, even if the loans are pari passu or subordinated or are mezzanine loans or cooperative share loans such as those described above not directly secured by the mortgaged property or preferred equity obligations, the trust is subjected to additional risks. For example, the borrower may have difficulty servicing and repaying multiple loans or meeting its preferred equity obligations. Also, the existence of another loan or a preferred equity obligation generally will make it more difficult for the borrower to obtain refinancing of the mortgage loan or sell the related mortgaged property and may thus jeopardize the borrower’s ability to make any balloon payment due under the mortgage loan at maturity (or to repay an ARD loan on or near its anticipated repayment date). Moreover, the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property. Debt that is incurred by an equity owner of a borrower and is the subject of a guaranty of such borrower or is secured by a pledge of the equity ownership interests in such borrower or a preferred equity obligation effectively reduces the equity owners’ economic stake in the related mortgaged property. While the mezzanine lender has no security interest in or rights to the related mortgaged property, a default under the mezzanine loan could cause a change in control of the related borrower. The existence of such debt or a preferred equity obligation may reduce cash flow on the related borrower’s mortgaged property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a mortgaged property to suffer by not making capital infusions to support the mortgaged property. In addition, mezzanine debt for a particular mortgage loan may actually be held by the mortgage borrower or by affiliates of the mortgage borrower. See “Description of the Mortgage Pool—Subordinate and/or Other Financing—Existing (Secured Financing and Mezzanine and Similar Financing) in this free writing prospectus. See also “Summaries of the Fifteen Largest Mortgage Loans—Stamford Plaza Portfolio” in Annex A-3 to this free writing prospectus.

Additionally, if the borrower, or its constituent members, is obligated to another lender, actions taken by such other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the trust fund. If a junior lender files an involuntary bankruptcy petition against the borrower, or the borrower files a voluntary bankruptcy petition to stay enforcement by a junior lender, the trust’s ability to foreclose on the mortgaged property will be automatically stayed, and principal and interest payments might not be made during the course of the bankruptcy case. The bankruptcy of a junior lender also may operate to stay foreclosure by the trust.

Further, if another loan secured by the mortgaged property is in default, the other lender may foreclose on the mortgaged property, absent an agreement to the contrary, thereby causing a delay in payments and/or an involuntary repayment of the mortgage loan prior to maturity. The trust may also be subject to the costs and administrative burdens of involvement in foreclosure proceedings or related litigation. For example, with respect to each of the mortgage loans included in the trust that is secured by a residential cooperative property, the related borrower has incurred and/or may incur additional indebtedness secured by the related mortgaged property. In these instances, while such additional secured indebtedness is expressly subordinate to the related cooperative mortgage loan included in the trust, the intercreditor agreements that govern the interaction between the mortgagee under the mortgage loan and the lender with respect to any such additional secured debt do not contain “standstill” provisions in favor of the mortgagee under the mortgage loan. As a result, the lender with respect to any such permitted additional secured debt could foreclose upon its lien and cause a default on the related mortgage loan, regardless of whether such mortgage loan was otherwise in default.

See “Description of the Mortgage Pool—Subordinate and/or Other Financing” and Annex A-1 to this free writing prospectus and see also representations and warranties no. 9 and no. 32 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus). See also “Summaries of the Fifteen Largest Mortgage Loans—Bank of America Plaza”, “—Columbus Square Portfolio”, “—Stamford Plaza Portfolio”, “—Texas Portfolio” and “—400 Atlantic Avenue” in Annex A-3 to this free writing prospectus.

Additionally, with respect to such mortgage loans secured by residential cooperative properties, NCB, FSB or an affiliate thereof may be the lender, now or in the future, with respect to one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Subordinate and/or Other Financing—Existing (Secured Financing and Mezzanine and Similar Financing)”, “—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” and “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus and “Certain Legal Aspects of Mortgage Loans and Leases—Cooperative Loans” in the accompanying prospectus. In addition to being the lender under such arrangements, subject to the servicing standard and to the criteria described in “Servicing of the Mortgage Loans and Administration of the Trust Fund—Modifications, Waivers, Amendments and Consents” in this free writing prospectus, NCB, FSB is also permitted to approve, without the consent of the subordinate class representative or any party to the pooling and servicing agreement, the incurrence such additional secured and/or other indebtedness by the borrowers under the residential cooperative mortgage loans. See “—Risks Related to the Offered Certificates—If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the Trust Fund” and “—Various Other Securitization-Level Conflicts of Interest May Have an Adverse Effect on Your Offered Certificates—Conflicts Between the Trust Fund and the Mortgage Loan Sellers and Their Affiliates” in this free writing prospectus.

In addition, with respect to the additional secured indebtedness related to mortgage loans secured by residential cooperative properties described above, such additional secured indebtedness bears interest at a floating rate based on the London Interbank Offered Rate (commonly referred to as “LIBOR”). Similarly, future additional secured indebtedness related to mortgage loans secured by residential cooperative properties described above may also bear interest at a floating rate based on LIBOR. Accordingly, debt service for such additional secured indebtedness will generally increase as LIBOR rises and the debt service coverage ratio of such additional secured indebtedness may be adversely affected by rising interest rates, and the related borrower’s ability to make all payments due on their respective obligations, including those related to the mortgage loans included in the trust, may be adversely affected.

See “Description of the Mortgage Pool—Subordinate and/or Other Financing” and “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” and Annex A-1 to this free writing prospectus and see representation and warranty no. 9 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Litigation Arising Out of Ordinary Business or Other Activities of the Borrowers, Borrower Principals, Sponsors and Managers Could Adversely Affect Distributions on Your Certificates

There may be pending or threatened legal proceedings against the borrowers, the borrower principals, the sponsors and the managers of the mortgaged properties securing the mortgage loans and/or their respective affiliates arising out of their ordinary course of business. Some disputes may result in liability to a borrower which may have a negative impact on a borrower’s financial condition or ability to perform its obligations under the related mortgage loan documents or may distract executive management of a property manager and negatively impact their ability to effectively manage the related mortgaged property. We cannot assure you that any such litigation would not have a material adverse effect on your certificates.

Additionally there may be past, pending or threatened litigation against a borrower, borrower principal, sponsor or manager of a mortgaged property securing the mortgage loans and/or their respective affiliates due to activities unrelated to the mortgaged property.

We cannot assure you that such past, pending or future litigation or the related circumstances would not have a material adverse effect on your certificates.

See “Description of the Mortgage Pool—Litigation Considerations” in this free writing prospectus for additional information regarding certain litigation affecting the mortgaged properties and the related borrowers, sponsors, managers and their respective affiliates, and see also representation and warranty no. 15 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Bankruptcy Proceedings Relating to a Borrower Can Result in Dissolution of the Borrower and the Acceleration of the Related Mortgage Loan and Can Otherwise Impair Repayment of the Related Mortgage Loan

Under the U.S. bankruptcy code, the filing of a bankruptcy petition by or against a borrower will stay the commencement or continuation of a foreclosure action or any deficiency judgment proceeding. In addition, if a court determines that the value of the mortgaged property is less than the principal balance of the mortgage loan it secures, the amount of secured indebtedness may be reduced to the then-current value of the mortgaged property. The lender would become a general unsecured creditor for the difference between the then-current value and the amount of its outstanding mortgage indebtedness. If it otherwise meets the criteria for confirmation established by the U.S. bankruptcy code, a plan of reorganization may:

●	permit a debtor to cure existing defaults and reinstate a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter the mortgage loan’s repayment schedule.

Additionally, the trustee of the borrower’s bankruptcy or the borrower, as debtor-in-possession, has special powers to avoid, subordinate or disallow certain debts, liens or other transfers. The claims of the mortgage lender may also be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

The filing of a bankruptcy petition will stay the lender from enforcing a borrower’s assignment of rents and leases. The U.S. bankruptcy code also may interfere with the trustee’s ability to enforce any lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and costly and may significantly delay or reduce the lender’s receipt of rents. A bankruptcy court may also permit rents otherwise subject to an assignment and/or lockbox arrangement to be used by the borrower to maintain the mortgaged property or for other court authorized expenses.

In addition, the filing of a bankruptcy petition by or with respect to a third party may adversely affect a secured lender’s rights. For example, the filing of a petition by or on behalf of a junior mortgage lien holder may stay the senior mortgage lender from taking action to foreclose out such junior lien. At a minimum, the senior mortgage lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay applicable to such junior mortgage lien holder. Also, the junior lender may vote in the bankruptcy case of the borrower in favor of borrower’s plan of reorganization modifying the rights of the senior lender. Therefore, the existence of a second mortgage on a mortgaged property may adversely affect the interests of the certificateholders in the event of the filing of a petition by or on behalf of a related borrower or a junior lender. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayment and Defeasance Provisions—Other Prepayment Provisions” in this free writing prospectus.

Certain mortgage loans have a borrower or borrower sponsors or affiliates of borrower sponsors that have previously availed themselves or are affiliated with entities that have previously availed themselves of their rights under applicable bankruptcy laws. See “Summaries of the Fifteen Largest Mortgage Loans—U-Haul Portfolio”, “—North Valley Plaza” and “—Courtyard by Marriott – Aventura” in Annex A-3 to this free writing prospectus. We cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in this free writing prospectus for additional information on certain mortgage loans in the trust.

As a result of the foregoing, the recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

The mortgage pool includes some groups of mortgage loans where the mortgage loans in the particular group are not cross-collateralized or cross-defaulted but were made to borrowers related through common ownership of partnership or other equity interests and where, in general, the related mortgaged properties are commonly managed. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool— Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans; Mortgage Loans with Affiliated Borrowers” in this free writing prospectus. The bankruptcy or insolvency of any such borrower or respective affiliate could have an adverse effect on the operation of all of the related mortgaged properties and on the ability of such related mortgaged properties to produce sufficient cash flow to make required payments on the related mortgage loans. For example, if a person that owns or controls several mortgaged properties experiences financial difficulty at one such property, it could defer maintenance at one or more other mortgaged properties in order to satisfy current expenses with respect to the mortgaged property experiencing financial difficulty, or it could attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting monthly payments for an indefinite period on all the related mortgage loans.

As a result of the foregoing, the recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

A number of the borrowers under the mortgage loans are limited or general partnerships. Under some circumstances, the bankruptcy of a general partner of the partnership may result in the dissolution of that partnership. The dissolution of a borrower partnership, the winding up of its affairs and the distribution of its assets could result in an early repayment of the related mortgage loan.

With respect to certain of the mortgage loans, the borrowers may own the related mortgaged property as tenants-in-common. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for all mortgage loans are special purpose entities. See “—Tenancies in Common May Hinder Recovery” and “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Property Type Concentrations” and “—Tenancies in Common” in this free writing prospectus.

Mortgage Loans With Borrowers That Are Not Bankruptcy Remote Entities or That Do Not Have Non-Recourse Carveout Guarantees May Be More Likely To File Bankruptcy Petitions or Take Other Actions That May Adversely Affect Distributions on Your Certificates

While many of the borrowers under the mortgage loans have agreed to certain special purpose covenants to limit the bankruptcy risk arising from activities unrelated to the operation of the mortgaged property, some borrowers under the mortgage loans (including each of the borrowers with respect to the residential cooperative loans included in the trust) are not special purpose entities. Additionally, most borrowers under the mortgage loans and their owners do not have an independent director whose consent would be required to file a bankruptcy petition on behalf of such borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances.

Additionally, it is common for non-recourse mortgage loans to provide for certain carveouts to the non-recourse provisions, such as for fraud and other bad acts. Often, an individual or entity separate from the related borrower will provide a guaranty of payment with respect to the non-recourse carveouts. However, some mortgage loans included in the trust do not have separate guarantors for non-recourse carveouts. In addition, with respect to those mortgage loans with separate non-recourse carveout guarantors, many of such guarantors are also guarantors (and in some cases, non-recourse carveout guarantors) with respect to mortgage loans that are not included in the mortgage pool and some of such guarantors may have limited assets and/or liquidity relative to amounts due or potentially due under the related mortgage loan. In other cases, the recourse liability may be limited to an amount less (and in some instances significantly less) than the outstanding principal balance of the related mortgage loan. For information regarding such limitations with respect to the fifteen largest mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Non-Recourse Obligations” in this free writing prospectus. The residential cooperative loans included in the trust are generally fully recourse to the borrower and do not have separate guarantors for non-recourse carveouts. See representation and warranty no. 28 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

One of the purposes of having a separate guarantor for non-recourse carveouts that is liable in the event certain actions are taken with respect to a mortgage loan or the related mortgaged property by the related borrower or guarantor is to limit the likelihood the borrower or guarantor will inappropriately utilize bankruptcy petitions to avoid actions against the related mortgaged property. In addition, having a separate non-recourse carveout guarantor may also limit the likelihood of other bad acts (which may include fraud) by the borrower or guarantor.

Furthermore, non-consolidation opinions were generally not obtained in connection with the origination of mortgage loans with original principal balances of $30 million or less. See also representation and warranty no. 33 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Prior Bankruptcies or Other Proceedings May Be Relevant to Future Performance

We cannot assure you that any borrower, or any principal of a borrower, has not been a party to bankruptcy proceedings, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings, in the past or that certain principals have not been equity owners in other mortgaged properties that have been subject to foreclosure proceedings. In addition, with respect to certain mortgaged properties there have been pending or threatened foreclosure proceedings or other material proceedings of the borrowers, the borrower principals and the managers of the mortgaged properties securing the mortgage loans and/or their respective affiliates.

Certain principals of the borrowers under the mortgage loans have previously sponsored real estate projects that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure, and certain of the mortgage loans have refinanced a prior loan secured by the related mortgaged property which prior loan was the subject of a discounted payoff, short sale or other restructuring. If a borrower or a principal of a borrower has been a party to such a proceeding or transaction in the past, we cannot also assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, in bankruptcy or otherwise, in the event of an action or threatened action by the mortgagee or its servicer to enforce the related mortgage loan documents, or that the borrower or principal will otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any foreclosure proceedings or other material proceedings, if one were to occur, will not have a material adverse effect on your investment.

In addition, certain of the mortgage loans have sponsors that have previously filed bankruptcy, which in some cases may have involved the same mortgaged property that currently secures the mortgage loan. In each case, the related entity or person has emerged from bankruptcy. However, we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in this free writing prospectus.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

The mortgage loans generally contain a “due-on-sale” clause that, with certain exceptions, permits the holder of the mortgage to accelerate the maturity of the related mortgage loan if the borrower sells or otherwise transfers the related mortgaged property or that prohibits the borrower from doing so without the consent of the holder of the mortgage. However, the enforceability of such clauses may be limited under applicable law. In addition, many of the mortgage loans entitle the related borrower or direct or indirect equity holders of the related borrower to enter into assignments and assumptions or transfers of the related mortgaged property or such equity interests in the related borrower, subject to the satisfaction of specified conditions or the lender’s reasonable approval of the transferee. Each special servicer (or, in the case of a non-serviced pari passu mortgage loan serviced under another pooling and servicing agreement, the applicable master servicer or special servicer under such pooling and servicing agreement) generally will have authority to determine whether to waive any violation of a due-on-sale or due-on-encumbrance provision or to approve any borrower request for consent to an assignment and assumption of the mortgage loan or a transfer of interests in a borrower. In addition, the residential cooperative mortgage loans do not restrict the transfer or pledge of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units. For these reasons, we cannot assure you that the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates.

Provisions Requiring Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions May Not Be Enforceable

Provisions in the mortgage loan documents requiring yield maintenance charges, prepayment premiums or lock-out periods may not be enforceable in some states and under federal bankruptcy law. Provisions in the mortgage loan documents requiring yield maintenance charges or prepayment premiums also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium under a mortgage loan will be enforceable. Also, we cannot assure you that foreclosure proceeds under a mortgage loan will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions in the mortgage loan documents related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as requiring a yield maintenance charge. In certain jurisdictions, those collateral substitution provisions might be deemed unenforceable under applicable law or public policy, or usurious.

Further, certain loans may permit variations in the mechanics of defeasance transactions that create risk. With respect to certain of the mortgage loans, the related borrower may be permitted to deliver a certificate as to the adequacy of defeasance collateral from parties other than a recognized public accounting firm, and may not be required to obtain a rating agency confirmation in connection with the defeasance.

Substitution of Mortgaged Properties and Debt Severance Provisions May Lead to Increased Risks

Certain of the mortgage loans permit the related borrowers to substitute other similar properties in place of one or more of the mortgaged properties currently securing such mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayment and Defeasance Provisions—Partial Release and/or Partial Defeasance and/or Substitution” and “—Certain Characteristics of the Mortgage Pool— Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans; Mortgage Loans with Affiliated Borrowers” in this free writing prospectus.

If a mortgage loan allows substitution of real estate collateral, the different characteristics of any substitute properties (such as location) may adversely affect the performance of the related mortgage loan, notwithstanding the substitution criteria that the replacement properties were required to satisfy at the dates of substitution. See “Summaries of the Fifteen Largest Mortgage Loans—CSM Bakery Supplies Portfolio I” in Annex A-3 to this free writing prospectus.

If a multi-property mortgage loan or cross-collateralized group of mortgage loans allows termination of the cross-collateralization provisions, the fully severed loans may not perform as well after the termination as the aggregate indebtedness might have performed had all the properties continued to secure the aggregate indebtedness, notwithstanding the criteria that the properties were required to satisfy as a condition to the termination.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the Trust if losses are suffered. See “Risks Related to Construction, Redevelopment and Renovation at the Mortgaged Properties” and “Description of the Mortgage Pool—Other Matters” in this free writing prospectus, and “Summaries of the Fifteen Largest Mortgage Loans—Preferred Freezer Houston” in Annex A-3 to this free writing prospectus.

Mortgaged Properties That Are Not in Compliance with Zoning and Building Code Requirements and Use Restrictions Could Adversely Affect Distributions on Your Certificates

Noncompliance with zoning and building codes may cause the borrower with respect to any mortgage loan to experience cash flow delays and shortfalls that would reduce or delay the amount of proceeds available for distributions on your certificates. The mortgage loan sellers have taken steps to establish that the use and operation of the mortgaged properties securing the mortgage loans are in compliance in all material respects with all applicable zoning, land-use and building ordinances, rules, regulations, and orders. Evidence of this compliance may be in the form of legal opinions, zoning consultants’ reports, information set forth in the related appraisal, confirmations from government officials, title policy endorsements and/or representations by the related borrower in the related mortgage loan documents. These steps may not have revealed all possible violations.

Some violations of zoning, land use and building regulations may be known to exist at any particular mortgaged property, but the mortgage loan sellers generally do not consider those defects known to them to be material or have obtained title policy endorsements and/or law and ordinance insurance to mitigate the risks of loss associated with any material violation or noncompliance. In some cases, the use, operation and/or structure of a mortgaged property constitutes a permitted nonconforming use and/or structure as a result of changes in zoning laws after such mortgaged properties were constructed or for other reasons, and the structure may not be rebuilt to its current state or be used for its current purpose if a material casualty event occurs. Insurance proceeds may not be sufficient to pay the related mortgage loan in full if a material casualty event were to occur, or the mortgaged property, as rebuilt for a conforming use and/or structure, may not generate sufficient income to service the related mortgage loan and the value of the mortgaged property or its revenue producing potential may not be the same as it was before the casualty. Any potential loss in income will not be covered by law and ordinance insurance. See “Description of the Mortgage Pool—Assessments of Property Value and Condition—Zoning and Building Code Compliance” in this free writing prospectus. If a mortgaged property could not be rebuilt to its current state or its current use were no longer permitted due to building violations or changes in zoning or other regulations, then the borrower might experience cash flow delays and shortfalls or be subject to penalties that would reduce or delay the amount of proceeds available for distributions on your certificates.

In addition, certain mortgaged properties may be subject to zoning, land-use or building restrictions in the future. Mortgaged properties that do not conform to zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. Further, uses currently permitted under a zoning ordinance may be subject to “sunset” provisions that either require future approval to be continued or prohibit the use altogether after a specified period of time. Typically, no compensation is available to the landowner either from the related jurisdiction or from any insurance proceeds when a use is discontinued in such a manner. See “Description of the Mortgage Pool—Assessments of Property Value and Condition—Zoning and Building Code Compliance” and “—Other Matters” in this free writing prospectus, and see also representation and warranty no. 26 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Additionally, certain mortgaged properties may have been designated as historic or landmark buildings or may be located in areas designated as historic or landmark or may be subject to conservation restrictions to protect local flora or fauna. Such properties may have restrictions related to renovations, construction or other restrictions. See “Description of the Mortgage Pool—Assessments of Property Value and Condition—Zoning and Building Code Compliance” in this free writing prospectus.

Certain mortgaged properties may be subject to use restrictions pursuant to reciprocal easement or operating agreements. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, signs and common area use, and limitations on the borrower’s right to certain types of facilities within a prescribed radius, among other things. These limitations could adversely affect the ability of the borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loans.

Condemnations With Respect to Mortgaged Properties Could Adversely Affect Distributions on Your Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. We cannot assure you that the proceeds payable in connection with a total condemnation will be sufficient to restore the subject mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of the affected mortgaged property, or on an affected borrower’s ability to meet its obligations under the related mortgage loan. In addition, in some cases, particularly involving single-tenant mortgaged properties or mortgaged properties consisting of one or more (but less than all) of the condominium units in a building subject to a condominium declaration, if a condemnation award is not entirely applied to restore the related mortgaged property following a partial taking, or if there is a complete taking of the related mortgaged property, the resulting condemnation award may need to be shared between an affected tenant and the applicable borrower/landlord or among the condominium unit owners, thereby reducing the portion of such proceeds available to pay the related mortgage loan. Similarly, in some cases involving ground leases, if a condemnation award is not entirely applied to the related mortgaged property, the resulting condemnation award may need to be shared between the affected lessor and the borrower/lessee, thereby reducing the portion of such proceeds available to pay the related leasehold mortgage loan. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon the distributions on your certificates. See “Description of the Mortgage Pool—Other Matters” in this free writing prospectus, and see also representation and warranty no. 14 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus)

The Absence of or Inadequacy of Insurance Coverage on the Property May Adversely Affect Distributions on Your Certificates

The mortgaged properties securing the mortgage loans may suffer casualty losses due to risks (including acts of terrorism) that are not covered by insurance or for which insurance coverage is not adequate or available at commercially reasonable rates or has otherwise been contractually limited by the related mortgage loan documents. Moreover, if reconstruction or major repairs are required following a casualty, changes in laws that have occurred since the time of original construction may materially impair the borrower’s ability to effect such reconstruction or major repairs or may materially increase the cost thereof.

Some of the mortgaged properties securing the mortgage loans are located in coastal areas (including southeastern coastal states), which areas have historically been at greater risk of acts of nature, including fire, earthquakes, hurricanes and floods. The mortgage loans generally do not expressly require borrowers to maintain insurance coverage for earthquakes, hurricanes or floods and we cannot assure you that borrowers will attempt or be able to obtain adequate insurance against such risks.

Following the September 11, 2001 terrorist attacks in the New York City area and Washington, D.C. area, many reinsurance companies (which assume some of the risk of policies sold by primary insurers) eliminated coverage for acts of terrorism from their reinsurance policies. Without that reinsurance coverage, primary insurance companies would have to assume that risk themselves, which may cause them to eliminate such coverage in their policies, increase the amount of the deductible for acts of terrorism or charge higher premiums for such coverage. In order to offset this risk, Congress passed the Terrorism Risk Insurance Act of 2002, which established the Terrorism Insurance Program.

The Terrorism Insurance Program is administered by the Secretary of the Treasury and through December 31, 2014 will provide some financial assistance from the United States Government to insurers in the event of another terrorist attack that results in an insurance claim. The program applies to United States risks only and to acts that are committed by an individual or individuals as an effort to influence or coerce United States civilians or the United States Government. The Terrorism Risk Insurance Program Reauthorization Act of 2007 requires an investigation by the Comptroller General to study the availability and affordability of insurance coverage for nuclear, biological, chemical and radiological attacks.

In addition, no compensation will be paid under the Terrorism Insurance Program unless the aggregate industry losses relating to such act of terror exceed $100 million. As a result, unless the borrowers obtain separate coverage for events that do not meet these thresholds (which coverage may not be required by the respective mortgage loan documents and may not otherwise be obtainable), such events would not be covered.

The Treasury Department has established procedures for the Terrorism Insurance Program under which the federal share of compensation will be equal to 85% of the portion of insured losses that exceeds an applicable insurer deductible required to be paid during each program year (which insurer deductible was fixed by Terrorism Risk Insurance Program Reauthorization Act of 2007 at 20% of an insurer’s direct earned premium for any program year). The federal share in the aggregate in any program year may not exceed $100 billion (and the insurers will be liable for any amount that exceeds this cap). An insurer that has paid its deductible is not liable for the payment of any portion of total annual United States wide losses that exceed $100 billion, regardless of the terms of the individual insurance contracts.

Through December 2014, insurance carriers are required under the program to provide terrorism coverage in their basic policies providing “special” form coverage. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically voided to the extent that it excludes losses that would otherwise be insured losses. Any state approval of such types of exclusions in force on November 26, 2002 is also voided.

Because the Terrorism Insurance Program is a temporary program, we cannot assure you that it will create any long-term changes in the availability and cost of such insurance. On December 26, 2007, the Terrorism Insurance Program was extended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 through December 31, 2014. In July, 2014, the U.S. Senate approved a bill that would, among other things, extend the Terrorism Insurance Program until December 31, 2021. The House of Representatives has its own version of the bill which has not yet been approved by the House of Representatives. The current version of the bill that is under consideration by the House of Representatives would, among other things, extend the Terrorism Insurance Program until December 31, 2019. Any final legislation, if passed into law, may be significantly different from the Terrorism Risk Insurance Program Reauthorization Act of 2006. Moreover, we cannot assure you that subsequent terrorism insurance legislation will be passed upon expiration of the Terrorism Risk Insurance Program Reauthorization Act of 2007, or that any subsequent terrorism insurance legislation that is passed into law will not have an adverse impact on the mortgage loans or the performance of your certificates.

If Terrorism Risk Insurance Program Reauthorization Act of 2007 is not extended or renewed upon its expiration in 2014, premiums for terrorism insurance coverage will likely increase and/or the terms of such insurance may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of Terrorism Risk Insurance Program Reauthorization Act of 2007. We cannot assure you that such temporary program will create any long-term changes in the availability and cost of such insurance.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under Terrorism Risk Insurance Program Reauthorization Act of 2007. See the “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus for a summary of the terrorism insurance requirements under each of the 10 largest mortgage loans. See also representation and warranty no. 31 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Some of the mortgaged properties securing the mortgage loans are covered by blanket insurance policies which also cover other properties of the related borrower or its affiliates. If such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies may thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a tenant, an affiliate of the related borrower or other third party is permitted to satisfy the insurance requirements under the related mortgage loan documents or to self-insure. To the extent that insurance coverage relies on self-insurance, there is risk that the “insurer” will not be willing or have the financial ability to satisfy the claim when a loss occurs. Additionally, the risk of blanket or self-insurance can be aggravated if affiliated borrowers under multiple mortgage loans in the trust are covered under the same self-insurance or blanket policy. See also representation and warranty nos. 18 and 31 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Environmental Conditions at the Mortgaged Properties May Subject the Trust Fund to Liability Under Federal and State Laws, Reducing the Value and Cash Flow of the Mortgaged Properties, Which May Result in Reduced Distributions on Your Offered Certificates

The trust fund could become liable under certain circumstances for a material adverse environmental condition at any of the mortgaged properties securing the mortgage loans. Any potential environmental liability could reduce or delay distributions on the offered certificates.

Various environmental laws may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to such property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of asbestos-containing materials. In some states, contamination of a property may give rise to a lien on the property to assure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage. Additionally, third parties may seek recovery from owners or operators of real properties for cleanup costs, property damage or personal injury associated with releases of, or other exposure to, hazardous substances related to the properties.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of hazardous or toxic substances also may adversely affect the owner’s ability to refinance the property or to sell the property to a third party. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the value of the property and a borrower’s ability to repay its mortgage loan.

In addition, under certain circumstances, a lender (such as the trust) could be liable for the costs of responding to an environmental hazard.

All of the mortgaged properties securing the mortgage loans have been subject to Phase I environmental site assessments (“ESAs”) by a third-party consultant, or in some cases an update of a previous assessment or transaction screen, in connection with the origination of the mortgage loans. None of the environmental assessments of the mortgaged properties in the trust was more than ten (10) months old as of the cut-off date. In some cases, a Phase II ESA was also performed or recommended. In certain cases, gas stations operate or previously operated at Mortgaged Properties or on third-party properties adjacent to the Mortgaged Properties, and the related ESAs concluded that such gas stations and their underground storage tanks are not significant concerns for reasons including but not limited to no identified past or present spills or other releases, regulatory closure achieved for past spills or releases, and direction of hydraulic gradient. In certain cases, these assessments revealed conditions that resulted in requirements that the related borrowers establish operations and maintenance plans, monitor the mortgaged property or nearby properties, abate or remediate the condition, and/or provide additional security such as letters of credit, reserves, a secured creditor impaired property policy, environmental insurance policy or pollution legal liability environmental impairment policy or environmental indemnification. In certain cases, recommended Phase II site assessments were not performed and reserves or insurance policies were obtained in lieu thereof or the related lender otherwise determined not to have the Phase II site assessment performed. Additionally, certain of the mortgaged properties have had recognized environmental conditions for which remediation has previously occurred or ongoing remediation or monitoring is still continuing.

In addition, with respect to certain of the mortgaged properties, the related environmental site assessment may have recommended no further action where (i) underground storage tanks had been removed with no contamination found and/or were issued regulatory closure, (ii) former gas stations or dry cleaning facilities had resulted in soil and/or groundwater contamination that received regulatory closure based on completion of remediation or of a determination of low environmental risk, or (iii) nearby third-party contamination sites were not likely to impact the mortgaged properties.

In certain cases where the environmental consultant recommended that action be taken in respect of a materially adverse or potentially material adverse environmental condition at the related mortgaged property, then:

●	an environmental consultant investigated those conditions and recommended no further investigations or remediation; or

●	a responsible third party was identified as being responsible for the remediation; or

●	the related originator of the mortgage loan generally required the related borrower:

(a)	to take investigative and/or remedial action (which may have included obtaining a Phase II environmental assessment); or

(b)
to carry out an operation and maintenance plan or other specific remedial measures post-closing and/or to establish an escrow reserve in an amount estimated to be sufficient for effecting that investigation, plan and/or the remediation; or

(c)
to monitor the environmental condition and/or to carry out additional testing, in the manner and within the time frame specified in the related mortgage loan documents or by the environmental consultant; or

(d)	to obtain or seek a letter from the applicable regulatory authority stating that no further action was required; or

(e)
to obtain environmental insurance (in the form of a secured creditor impaired property policy or other form of environmental insurance) or provide an indemnity or guaranty from an individual or an entity (which may include the related loan sponsor).

In many cases, the environmental assessments described above identified the presence or likely presence of asbestos-containing materials, lead-based paint, mold, radon and/or other contaminants. Where certain levels of asbestos-containing materials, lead-based paint or mold were present above actionable levels, the environmental consultant generally recommended, and the related mortgage loan documents generally required the continuation or the establishment of an operation and maintenance plan to address the issue, or the implementation of a remediation or mitigation program to address the issue.

See “Description of the Mortgage Pool—Assessments of Property Value and Condition—Environmental Assessments” in this free writing prospectus and see also representation and warranty no. 43 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex

C-1 to this free writing prospectus) for additional information regarding certain environmental concerns impacting the mortgaged properties.

In general, different types of environmental liability insurance policies provide coverage with respect to a mortgage loan for one or more of the following losses, subject to the applicable coverage limits and deductibles, and further subject to each policy’s conditions and exclusions:

●
if during the term of some types of lender environmental policies, the borrower defaults under its mortgage loan and adverse environmental conditions exist at levels above legal limits on the related underlying real property, the insurer will indemnify the insured for an amount (in some cases capped at remediation costs) equal to the outstanding principal balance (or, in some cases, a lesser specified amount) of the related mortgage loan on the date of the default, together with accrued interest from the date of default (or, in some cases, the date that the default is reported to the insurer) until the date that the outstanding principal balance is paid; or

●
if the insured becomes legally obligated to pay as a result of a claim first made against the insured and reported to the insurer during the term of a policy, for bodily injury, property damage or clean-up costs resulting from adverse environmental conditions on, under or emanating from the underlying real property, the insurer will pay the lesser of a specified amount and the amount of that claim; or

●
if the insured enforces the related mortgage loan, the insurer will thereafter pay the lesser of a specified amount and the amount of the legally required clean-up costs for adverse environmental conditions at levels above legal limits which exist on or under the acquired underlying real property, provided that the appropriate party reported those conditions to the government in accordance with applicable law.

Environmental liability insurance policies do not cover adverse environmental conditions that the insured first became aware of before the term of the policy unless those conditions were disclosed to the insurer before the policy was issued. In some cases, policies exclude coverage for known conditions even if disclosed.

Environmental liability policies may contain additional limitations and exclusions, including, but not limited to, exclusions from coverage for mold or other microbial contamination, asbestos and lead-based paint, coverages that are less than the related loan amount or policy durations which do not extend to or beyond the maturity of the related loan.

Some borrowers under the mortgage loans may not have satisfied or may not satisfy all post-closing obligations required by the related mortgage loan documents with respect to environmental matters. We cannot assure you that recommended operations and maintenance plans have been implemented or will continue to be complied with.

In some cases, the environmental consultant did not recommend that any action be taken by the related borrower with respect to a potential adverse environmental condition at a mortgaged property because a responsible party, other than the related borrower, had been identified with respect to that condition. We cannot assure you, however, that such a responsible party will be willing or financially able to address the subject condition.

In addition, certain properties may be undergoing ongoing monitoring in connection with past remediation or low levels of contamination.

In some cases, there is no guarantor or indemnitor separate from the related borrower that is responsible for breaches of environmental covenants and/or representations.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●
the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

Portions of some of the mortgaged properties securing the mortgage loans include tenants who operate, or in the past operated, on-site dry-cleaners, automotive service centers, gasoline stations or oil wells. These types of operations involve the use and storage of hazardous substances, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the trust) under environmental laws. Dry-cleaners, automotive service centers and gasoline station operators may be required to obtain various environmental permits and licenses in connection with their operations and activities and comply with various environmental laws, including those governing the use and storage of hazardous substances. These operations incur ongoing costs to comply with environmental laws governing, among other things, containment systems and underground storage tank systems. In addition, any liability to borrowers under environmental laws, including in connection with releases into the environment of gasoline, dry-cleaning solvents, crude oil or other hazardous substances from underground storage tank systems or otherwise, could adversely impact the related borrower’s ability to repay the related mortgage loan.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the mortgaged properties are required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a mortgaged property. In addition, many of the insurance policies presently covering the mortgaged properties may specifically exclude losses due to mold.

Before the applicable special servicer acquires title to a mortgaged property on behalf of the trust, it must obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement will decrease the likelihood that the trust will become liable under any environmental law. However, this requirement may effectively preclude foreclosure until a satisfactory environmental assessment is obtained, or until any required remedial action is thereafter taken. There is accordingly some risk that the mortgaged property will decline in value while this assessment or remedial action is being obtained. Moreover, we cannot assure you that this requirement will effectively insulate the trust from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

Property Inspections and Engineering Reports May Not Reflect All Conditions That Require Repair on a Mortgaged Property

Licensed engineers or consultants generally inspected the related mortgaged properties (unless improvements are not part of the mortgaged property) and, in most cases, prepared engineering reports in connection with the origination of the mortgage loans or with this offering to assess items such as structure, exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. In those cases where a material condition was disclosed, such condition generally has been or is generally required to be remedied to the mortgagee’s satisfaction, or funds or a letter of credit as deemed necessary by the related mortgage loan seller or the related engineer or consultant have been reserved to remedy the material condition. Neither we nor any of the mortgage loan sellers conducted any additional property inspections in connection with the issuance of the certificates. An engineering report or site inspection represents only an analysis of the individual consultant, engineer or inspector at the time of such report and may not reveal all necessary or desirable repairs, maintenance or capital improvement items.

Appraisals May Not Accurately Reflect the Value of the Mortgaged Properties

In general, in connection with the origination of each mortgage loan or in connection with this offering, an appraisal was conducted in respect of the related mortgaged property by an independent appraiser that was state-certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. The resulting estimates of value are the basis of the cut-off date loan-to-value ratios referred to in this free writing prospectus. Those estimates represent the analysis and opinion of the person performing the appraisal or market analysis and are not guarantees of present or future values. The appraiser may have reached a different conclusion of value than the conclusion that would be reached by a different appraiser appraising the same property, or that would have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. Moreover, the values of the mortgaged properties securing the mortgage loans may have changed significantly since the appraisal or market study was performed. In addition, appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. The estimates of value reflected in the appraisals and the related loan-to-value ratios are presented for illustrative purposes only on Annex A-1 and Annex A-2 to this free writing prospectus. In each case, the estimate presented is the one set forth in the most recent appraisal available to us as of the cut-off date, although we generally have not obtained updates to the appraisals. We cannot assure you that the appraised values indicated accurately reflect past, present or future market values of the mortgaged properties securing the mortgage loans. We cannot assure you that the information set forth in this free writing prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. An appraisal represents only the analysis of the individual appraiser at the time of the appraisal report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. If the related appraisal is not current, there is the additional risk that events or conditions subsequent to the date of the appraisal may adversely affect the market value of the mortgaged property. See representation and warranty no. 45 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus) for additional information regarding the appraisals for the mortgaged properties.

In some cases, the appraisal obtained by the applicable originator presents both an “as-is” valuation and either an “as-completed” or “as-stabilized” valuation, the latter three of which are based on the assumption that certain events will occur with respect to the construction, re-tenanting, renovation or other repositioning of such properties. All relevant loan-to-value information presented in this free writing prospectus (except (a) with respect to mortgage loans secured by residential cooperative properties, as to which the appraisal presents valuations based on the assumptions outlined in the following paragraphs and elsewhere in this free writing prospectus, (b) in the case of the mortgaged properties identified on Annex A-1 to this free writing prospectus as Hermosa Pavilion and Preferred Freezer Houston, securing mortgage loans representing approximately 2.1% and 1.7%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, as to which the “as-completed” valuation in the related appraisal has been used and (c) in the case of the mortgaged property identified on Annex A-1 to this free writing prospectus as Alpha Health Center, securing a mortgage loan representing approximately 1.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, as to which the “as-stabilized” valuation in the related appraisal has been used) is based on an “as-is” valuation. See the footnotes to Annex A-1 to this free writing prospectus. See also “Summaries of the Fifteen Largest Mortgage Loans—Preferred Freezer Houston” in Annex A-3 to this free writing prospectus and the definition of “Appraised Value” in Annex B to this free writing prospectus.

In addition, with respect to each mortgage loan secured by a residential cooperative property (other than the residential cooperative mortgage loan secured by the mortgaged property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc.), the “Appraised Value” presented on Annex A-1 to this free writing prospectus is the appraised value of such property assuming such property is operated as a residential cooperative and, in general, equals the sum of (i) the gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. The “Coop-Rental Value” of a residential cooperative property presented on Annex A-1 to this free writing prospectus is the appraised value of such property assuming such property is operated as a multifamily rental property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the underwritten net cash flow for such residential cooperative property. Such underwritten net cash flow is the projected net cash flow reflected in such appraisal and, in general, equals projected operating income at the property assuming such property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. In the case of the residential cooperative mortgage loan secured by the mortgaged property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc. the value reflected as the “Appraised Value” on Annex A-1 to this free writing prospectus is the “Coop-Rental Value” of such residential cooperative property and the loan-to-value ratio information for such residential cooperative mortgage loan as presented herein is determined based on the “Coop-Rental Value” of such residential cooperative property. Except where otherwise specified (such as, for example, with respect to the loan-to-value ratio presented for the residential cooperative mortgage loan secured by the mortgaged property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc.), all relevant loan-to-value information with respect to mortgage loans secured by residential cooperative properties is based on the “Appraisal Value” of such property as described above, and assumes that such property is operated as a residential cooperative. See the footnotes to Annex A-1 to this free writing prospectus and “—Residential Cooperative Properties Have Special Risks” above. See also “Certain Characteristics of Mortgage Loans Secured by Residential Cooperative” in Annex B to this free writing prospectus.

Debt Service Coverage Ratio and Net Cash Flow Information Is Based on Numerous Assumptions

As described in Annex B to this free writing prospectus, underwritten net cash flow means cash flow adjusted based on a number of assumptions used by the mortgage loan sellers. No representation is made that the underwritten net cash flow set forth in this free writing prospectus as of the cut-off date or any other date represents actual future net cash flows or the actual numbers utilized by the related mortgage loan sellers in the underwriting process at origination. Each investor should review the types of assumptions described below and in Annex B to this free writing prospectus and make its own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In certain instances, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space as to which a lease was due to expire (or was still under negotiation) was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

The underwritten net cash flow for each mortgaged property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such mortgaged property to differ materially from the underwritten net cash flow set forth in this free writing prospectus. Some assumptions and subjective judgments related to future events, conditions and circumstances, including future expense levels, the re-leasing of occupied space and the retention of tenants, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the mortgage loan sellers, the master servicers, the special servicers, the certificate administrator or the trustee have control. In some cases, the underwritten net cash flow for any mortgaged property is higher or lower, and may be materially higher or lower, than the actual annual net operating income for that mortgaged property, based on historical operating statements. For example, see the Cash Flow Analysis chart and related footnotes presented in “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus. Also, see “Description of the Mortgage Pool—Subordinate and/or Other Financing” and “—Net Cash Flow and Certain Underwriting Considerations” and “—Other Matters” in this free writing prospectus for additional information regarding certain assumptions taken with respect to net cash flow by the mortgage loan seller with respect to the mortgage loans. In addition, with respect to certain mortgage loans, certain reserve and/or escrowed funds were included in the determination of available cash flow from the related mortgaged property. In addition, underwritten net cash flow for residential cooperative properties is not a measure of the actual cash flow generated by such property, but rather a measure of the projected net cash flow of such property, reflected in an appraisal and generally determined assuming such property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. See the footnotes to Annex A-1 to this free writing prospectus and “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” in Annex B to this free writing prospectus. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information.

The amounts representing net operating income, underwritten net operating income and underwritten net cash flow are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the mortgaged property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. No representation is made as to the future cash flow of the mortgaged properties, nor are the net operating income, underwritten net operating income and underwritten net cash flow set forth in this free writing prospectus intended to represent actual future cash flow.

In addition, the debt service coverage ratios set forth in this free writing prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents or the formulas or calculation used by the mortgage loan sellers for their own internal underwriting.

The Prospective Performance of the Commercial and Multifamily Mortgage Loans Included in the Trust Fund Should Be Evaluated Separately from the Performance of the Mortgage Loans in Any of the Depositor’s Other Trusts

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related mortgage loan. Each income-producing real property represents a separate and distinct business venture; and, as a result, each of the multifamily and commercial mortgage loans included in one of the depositor’s trusts requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions. Accordingly, investors should evaluate the mortgage loans underlying the offered certificates independently from the performance of mortgage loans underlying any other series of certificates.

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this free writing prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by the sponsors of assets of the type to be securitized (known as “static pool information”). Because of the highly heterogeneous nature of the assets in commercial mortgage-backed securities transactions, static pool information for prior securitized pools, even those involving the same asset types (e.g., hotels or office buildings), may be misleading, since the economics of the properties and terms of the loans may be materially different. In particular, static pool information showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. Therefore, investors should evaluate this offering on the basis of the information set forth in this free writing prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

No Party is Obligated to Review the Mortgage Loans To Determine Whether Representations and Warranties Are True; Mortgage Loan Sellers or Other Responsible Parties May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan

No party to the pooling and servicing agreement is under any duty or obligation to review the mortgage loans to determine whether the representations and warranties made by the related mortgage loan seller are true. Accordingly, any breach of a representation or warranty that exists as of the closing date may not be discovered, if at all, for an extended period of time following the closing date.

Furthermore, in connection with the mortgage loans sold by each mortgage loan seller to us for deposit into the trust fund, that mortgage loan seller is the sole person or entity (or, in the case of mortgage loans sold by Liberty Island Group I LLC, that mortgage loan seller and Liberty Island Group LLC are the sole persons, or, in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC is the sole person, or, in the case of mortgage loans sold by Walker & Dunlop Commercial Property Funding I WF, LLC, that mortgage loan seller and Walker & Dunlop Commercial Property Funding, LLC are the sole persons) with the obligation to repurchase or substitute any such mortgage loan in connection with either a material breach of such mortgage loan seller’s representations and warranties or a material document defect. No other person or entity is obligated to perform such obligation to repurchase or substitute if that mortgage loan seller (or, in the case of mortgage loans sold by Liberty Island Group I LLC, that mortgage loan seller and Liberty Island Group LLC, or, in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC, or in the case of mortgage loans sold by Walker & Dunlop Commercial Property Funding I WF, LLC, that mortgage loan seller and Walker & Dunlop Commercial Property Funding, LLC) defaults on its obligation to do so.

Each mortgage loan seller has (or, in the case of mortgage loans sold by Liberty Island Group I LLC, that mortgage loan seller and Liberty Island Group LLC have, or, in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC has, or in the case of mortgage loans sold by Walker & Dunlop Commercial Property Funding I WF, LLC, that mortgage loan seller and Walker & Dunlop Commercial Property Funding, LLC have) only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the mortgage loan seller’s representations or warranties. We cannot assure you that a mortgage loan seller has or will have (or in the case of mortgage loans sold by Liberty Island Group I LLC, that mortgage loan seller and Liberty Island Group LLC have or will have, or, in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC has or will have, or in the case of mortgage loans sold by Walker & Dunlop Commercial Property Funding I WF, LLC, that mortgage loan seller and Walker & Dunlop Commercial Property Funding, LLC have or will have) sufficient assets with which to fulfill any obligations on its part that may arise. In addition, the mortgage loan sellers (or, in the case of mortgage loans sold by Liberty Island Group I LLC, that mortgage loan seller and Liberty Island Group LLC, or, in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC, or in the case of mortgage loans sold by Walker & Dunlop Commercial Property Funding I WF, LLC, that mortgage loan seller and Walker & Dunlop Commercial Property Funding, LLC) may have various legal defenses available to them in connection with a repurchase or substitution obligation. See “Description of the Mortgage Pool—

Cures, Repurchases and Substitutions” and “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” in this free writing prospectus.

Any Loss of Value Payment Made by a Mortgage Loan Seller May Prove to Be Insufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the mortgage loan seller’s representations and warranties or any material document defects (other than a material breach that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related mortgage loan seller (or, in the case of mortgage loans sold by Liberty Island Group I LLC, that mortgage loan seller and Liberty Island Group LLC, or, in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC, or in the case of mortgage loans sold by Walker & Dunlop Commercial Property Funding I WF, LLC, that mortgage loan seller and Walker & Dunlop Commercial Property Funding, LLC) may make a payment to the trust to compensate it for the loss of value of the related mortgage loan. Upon its making such payment, the mortgage loan seller will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the applicable special servicer and, during any subordinate control period or collective consultation period, the subordinate class representative, deems such amount to be sufficient to compensate the trust fund for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust fund for such material breach or material document defect in all respects. See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus.

The Operation of a Mortgaged Property Following Foreclosure May Affect the Tax Status of the Trust Fund and May Adversely Affect Distributions on Your Certificates

If the trust fund acquires a mortgaged property as a result of a foreclosure or deed-in-lieu of foreclosure, a special servicer will generally retain an independent contractor to operate the property. Generally, the trust fund will be able to perform construction work through the independent contractor on any mortgaged property, other than repair and maintenance, only if such construction was more than 10% completed at the time a default on the related mortgage loan became imminent. In addition, (i) any net income from operations other than qualifying “rents from real property” within the meaning of Section 856(d) of the Code, (ii) any rental income based on the net profits of a tenant or sub-tenant or allocable to a non-customary service or (iii) rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total rent for the taxable year, will subject the trust fund to a federal tax on such income at the highest marginal corporate tax rate, which is currently 35%, and, in addition, possible state or local tax. In some circumstances, it is possible that the trust fund may receive income after a foreclosure that constitutes income from a “prohibited transaction”, and is subject to a 100% tax. In this event, the net proceeds available for distribution on your certificates may be reduced. A special servicer may permit the trust fund to earn such above described “net income from foreclosure property” or income from “prohibited transactions” but only if it determines that the net after-tax benefit to certificateholders is greater than under another method of operating or leasing the mortgaged property. See “Risk Factors—Foreclosure on Mortgaged Properties May Result in Adverse Tax Consequences” in the accompanying prospectus.

The REMIC provisions of the Code restrict a REMIC from becoming the owner of assets securing a mortgage loan other than real property on which the REMIC held a lien and tangible personal property incidental to such real property (within the meaning of Code Section 856(e)(1)). Therefore, upon the occurrence of a mortgage loan event of default, the interests of a borrower in non-real property assets, if they do not qualify under the REMIC provisions of the Code as described above, will not be permitted to be acquired by the trust. Rather than acquiring the ownership of such assets, the trust will be required to exercise other legal remedies available to it under applicable law including sale of such assets and application of the proceeds toward the repayment of the mortgage loan. Depending on market conditions, the proceeds from the sale of such assets could be less than the proceeds that would be received if the trust would have foreclosed on such interests and sold them at a later date.

Tenant Leases May Have Provisions That Could Adversely Affect Distributions on Your Certificates

In certain jurisdictions, if tenant leases are subordinate to the liens created by the mortgage and do not contain attornment provisions which require the tenant to recognize a successor owner, following foreclosure, as landlord under the lease, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Not all leases were reviewed to ascertain the existence of these provisions. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced.

Some of the leases at the mortgaged properties securing the mortgage loans included in the trust may not be subordinate to the related mortgage. If a lease is not subordinate to a mortgage, the trust will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property unless it has otherwise agreed with the tenant. If the lease contains provisions inconsistent with the mortgage, for example, provisions relating to application of insurance proceeds or condemnation awards, prepayment restrictions (such as the tenant’s exercise of a purchase option during a lock-out period), or which could affect the enforcement of the lender’s rights (such as a right of first refusal or a right of first offer to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage.

The Costs of Compliance with the Americans with Disabilities Act of 1990 and Fair Housing Laws May Adversely Affect a Borrower’s Ability To Repay Its Mortgage Loan

Under the Americans with Disabilities Act of 1990, public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Borrowers may incur costs complying with the Americans with Disabilities Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award of damages to private litigants. If a borrower incurs such costs or fines, the amount available to make payments on the related mortgage loan would be reduced.

In addition, under the Federal Fair Housing Act, analogous statutes in some states and regulations and guidelines issued pursuant to those laws, any and all otherwise-available units in a multifamily apartment building must be made available to any disabled person who meets the financial criteria generally applied by the landlord, including implementing alterations and accommodations in certain circumstances. The costs of this compliance may be high and the penalties for noncompliance may be severe. Thus, these fair housing statutes, regulations and guidelines present a risk of increased operating costs to the borrowers under the mortgage loans secured by multifamily apartment buildings, which may reduce (perhaps significantly) amounts available for payment on the related mortgage loan.

The Borrower’s Form of Entity May Cause Special Risks

The terms of the mortgage loans generally, but not in all cases, require that the borrowers covenant to be single-purpose entities, although in many cases the borrowers are not required to observe all covenants and conditions that typically are required in order for them to be viewed under standard rating agency criteria as “single-purpose entities” and may have been in existence for a substantial period in advance of the origination of the related mortgage loan. Also, although a borrower may currently be a single-purpose entity, in certain cases, that borrower was not originally a single-purpose entity, but at origination of the related mortgage loan its organizational documents were amended. That borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose vehicle that previously had other business activities and liabilities. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Some borrowers under the mortgage loans (including each of the borrowers with respect to the residential cooperative loans included in the trust) are not special purpose entities. See also representation and warranty no. 33 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus). For a discussion of certain risks associated with maintenance of “single-purpose entity” status, see “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” in the accompanying prospectus.

In addition, certain of the mortgage loans may be secured by a mortgaged property owned by a Delaware statutory trust, or by a borrower that has the ability to convert to a Delaware statutory trust. Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In addition, in the case of a mortgaged property that is owned by a Delaware statutory trust, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays in the event certain actions need to be taken by or on behalf of the borrower or with respect to the mortgaged property. While the beneficial ownership interests in a Delaware Statutory Trust may not presently be held by multiple parties, we cannot assure you that any beneficial interests will not subsequently be sold. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool” in this free writing prospectus.

Tenancies in Common May Hinder Recovery

Seven (7) mortgage loans, representing approximately 5.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date have one or more borrowers that own all or a specified portion of the related mortgaged property as tenants-in-common. See “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Pool—Tenancies in Common” in this free writing prospectus for additional information on certain of the mortgage loans.

In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition), such tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant-in-common proportionally. As a result, if a tenant-in-common borrower exercises such right of partition, the related mortgage loan may be subject to prepayment. In addition, the tenant-in-common structure may cause delays in the enforcement of remedies because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated. In some cases, each related tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents provide for full recourse or personal liability for losses as to the related tenant-in-common borrowers and the guarantor or for the occurrence of an event of default under such pooled loan documents if a tenant-in-common files for partition. In some cases, a related tenant-in-common borrower is a special purpose entity (in some cases bankruptcy remote), reducing the risk of bankruptcy. We cannot assure you that a bankruptcy proceeding by a single tenant-in-common borrower will not delay enforcement of this mortgage loan. Additionally, in some cases, subject to the terms of the related mortgage loan documents, a borrower or a tenant-in-common borrower may assign its interests to one or more tenant-in-common borrowers. Such change to, or increase in, the number of tenant-in-common borrowers increases the risks related to this ownership structure. See “—Bankruptcy Proceedings Relating to a Borrower Can Result in Dissolution of the Borrower and the Acceleration of the Related Mortgage Loan and Can Otherwise Impair Repayment of the Related Mortgage Loan” above.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates

The IRS has issued Revenue Procedure 2009-45, easing the tax requirements for a servicer to modify a commercial mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if a master servicer or a special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the mortgage loan is not “principally secured by real property”, that is, has a loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under in the original mortgage loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions. Revenue Procedure 2010-30 also allows lien releases in certain transactions in which the release is part of a “qualified pay-down transaction” even if the mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. Such a release and prepayment may occur despite lock-out periods that may otherwise apply. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the mortgage loan would have a loan-to-value ratio greater than 125%.

These regulations and additional guidance could affect the timing of payments and ultimate recovery on the mortgage loans, and, in turn, on one or more classes of certificates. Prospective investors should consider the possible impact on their investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Other Risks

Split Loan Structures May Adversely Affect Net Cash Flow to Sponsors, Which May Reduce Sponsors’ Commitment to Effective Management of the Mortgaged Properties

With respect to each split loan structure, although the related pari passu companion loan(s) are not assets of the trust fund, the related borrower is still obligated to make interest and principal payments on such other loan(s). As a result, the trust fund is subject to additional risks, including:

●
the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●
the risk that it may be more difficult for the borrower to refinance the mortgage loan or to sell the mortgaged property for purposes of making any balloon payment on the entire balance of the loan combination upon the maturity of the mortgage loan.

See “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

Terrorist Attacks May Adversely Affect the Value of the Offered Certificates and Payments on the Underlying Mortgage Loans

Terrorist attacks may occur at any time at any location in the world, including in the United States and at or near the mortgaged properties that secure the mortgage loans. It is impossible to predict when, how, why or where terrorist attacks may occur in the United States or elsewhere or the nature or extent of the effects of any terrorist attacks on world, national, regional or local economies, securities, financial or real estate markets or spending or travel habits. Perceptions that terrorist attacks may occur or be imminent may have the same or similar effects as actual terrorist attacks, even if terrorist attacks do not materialize. Terrorist attacks or perceptions regarding terrorist attacks may adversely affect the performance of the mortgage loans or the performance or value of the offered certificates.

Foreign Conflicts May Adversely Affect the Value of the Offered Certificates and Payments on the Underlying Mortgage Loans

The United States continues to maintain a military presence in Iraq and Afghanistan. It is uncertain what effect the activities of the United States in Iraq or Afghanistan or any future conflict with any other country or group will have on domestic and world financial markets, economies, real estate markets, insurance costs or business segments. Foreign or domestic conflict of any kind could have an adverse effect on the performance of the mortgage loans or the performance or value of the offered certificates.

Additional Risks

See “Risk Factors” in the accompanying prospectus for a description of other risks and special considerations that may be applicable to your offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this free writing prospectus and the accompanying prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

CAPITALIZED TERMS USED IN THIS FREE WRITING PROSPECTUS

From time to time we use capitalized terms in this free writing prospectus. The capitalized terms used in this free writing prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this free writing prospectus.

DESCRIPTION OF THE MORTGAGE POOL

General

The assets of the trust fund (the “Trust Fund”) created pursuant to the Pooling and Servicing Agreement will consist of a pool (the “Mortgage Pool”) of one hundred and twenty-nine (129) commercial, multifamily and manufactured housing community mortgage loans (the “Mortgage Loans”) with an aggregate principal balance (the “Cut-off Date Pool Balance” and the portion thereof attributable to each Mortgage Loan, the “Cut-off Date Principal Balance”) of $1,487,599,794 as of the respective due dates for such Mortgage Loans in September 2014 (or, in the case of any Mortgage Loan that has its first due date in October 2014, the date that would have been its due date in September 2014 under the terms of that Mortgage Loan if a monthly debt service payment were scheduled to be due in that month) (the “Cut-off Date”), in each case after application of all payments due on or before such date, whether or not received. The Cut-off Date Principal Balance of each Mortgage Loan is shown on Annex A-1 to this free writing prospectus. The Cut-off Date Principal Balances of the Mortgage Loans range from $897,778 to $150,000,000 and the average of those Cut-off Date Principal Balances is $11,531,781. As used herein, the term “Mortgage Loan” with respect to any of the Loan Combinations includes the note included in the Mortgage Pool, but does not include any related companion loan. See “—Split Loan Structures” below.

Each of the Mortgage Loans is an obligation of the related borrower to repay a specified sum with interest. Each of the Mortgage Loans is evidenced by one or more promissory notes and secured by, among other things, a mortgage, deed of trust or other similar security instrument that creates a mortgage lien on the fee ownership and/or leasehold interest of the related borrower or another party in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”). That mortgage lien is, in all cases, a first priority lien, subject only to certain permitted encumbrances.

The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, Columbus Square Portfolio and Stamford Plaza Portfolio are referred to as “Pari Passu Mortgage Loans” in this free writing prospectus. Each Pari Passu Mortgage Loan has one or more companion mortgage loans, each referred to as a “Pari Passu Companion Loan” in this free writing prospectus. Each Pari Passu Mortgage Loan together with the related Pari Passu Companion Loan(s) is referred to in this free writing prospectus as a “Loan Combination”. Each Pari Passu Mortgage Loan is pari passu in right of payment to the related Pari Passu Companion Loan(s), but the Pari Passu Companion Loans are not included in the Mortgage Pool.

The Bank of America Plaza Loan Combination and the Columbus Square Portfolio Loan Combination will be serviced by the applicable Master Servicer and the applicable Special Servicer pursuant to the Pooling and Servicing Agreement and the applicable intercreditor agreement. Each of Bank of America Plaza Loan Combination and Columbus Square Portfolio Loan Combination is sometimes referred to as a “Serviced Loan Combination”.

Each of the Bank of America Plaza Mortgage Loan and the Columbus Square Portfolio Mortgage Loan is sometimes referred to as a “Serviced Pari Passu Mortgage Loan”, and their respective Pari Passu Companion Loans are sometimes referred to as “Serviced Pari Passu Companion Loans”.

The Stamford Plaza Portfolio Loan Combination will initially be serviced by the applicable Master Servicer and the applicable Special Servicer pursuant to the Pooling and Servicing Agreement and the applicable intercreditor agreement. On and after the date of the securitization of the controlling Stamford Plaza Portfolio Pari Passu Companion Loan (the “Stamford Plaza Portfolio Controlling Pari Passu Companion Loan”), the Stamford Plaza Portfolio Loan Combination will be serviced pursuant to, and by the master servicer and special servicer designated in, the pooling and servicing agreement entered into in connection with such other securitization and the related intercreditor agreement.

Prior to the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, the Stamford Plaza Portfolio Mortgage Loan will be a “Serviced Pari Passu Mortgage Loan”, each related Pari Passu Companion Loan will be a “Serviced Pari Passu Companion Loan” and such Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loans will be, collectively, a “Serviced Loan Combination”. With respect to the Stamford Plaza Portfolio Mortgage Loan, following the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, such Pari Passu Mortgage Loan will be a “Non-Serviced Pari Passu Mortgage Loan”, each related Pari Passu Companion Loan will be a “Non-Serviced Pari Passu Companion Loan” and such Non-Serviced Pari Passu Mortgage Loan and the related Non-Serviced Pari Passu Companion Loans will be, collectively, a “Non-Serviced Loan Combination”.

All information relating to loan-to-value ratios, debt service coverage ratios, debt yields or loan per net rentable square foot or unit, as applicable, presented in this free writing prospectus with respect to each Pari Passu Mortgage Loan is calculated including its related Pari Passu Companion Loan(s), unless otherwise indicated.

Significant Obligor

The Mortgaged Property securing the Mortgage Loan identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, with a Cut-off Date Principal Balance of approximately $150,000,000, which represents approximately 10.1% of the Cut-off Date Pool Balance, is a “significant obligor” with respect to this offering as contemplated by Regulation AB under the Securities Act. See “Summaries of the Fifteen Largest Mortgage Loans—Bank of America Plaza” in the attached Annex A-3 to this free writing prospectus.

Mortgage Loan History

All of the Mortgage Loans will be acquired on the Closing Date by the Depositor from the Mortgage Loan Sellers, which either originated each such Mortgage Loan or acquired it in connection with their commercial and multifamily mortgage loan conduit programs. None of the Mortgage Loans was 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months).

All of the Mortgage Loans were originated within the four (4) months prior to the Cut-off Date and thus should generally be considered not to have long-standing payment histories. See Annex A-1 to this free writing prospectus for the origination date of each of the Mortgage Loans.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers.

Certain Characteristics of the Mortgage Pool

Concentration of Mortgage Loans and Borrowers

Several of the Mortgage Loans have Cut-off Date Principal Balances that are substantially higher than the average Cut-off Date Principal Balance. The largest Mortgage Loan is the Bank of America Plaza Mortgage Loan, which has a Cut-off Date Principal Balance of $150,000,000 and represents approximately 10.1% of the Cut-off Date Pool Balance. The three, five and ten largest Mortgage Loans have Cut-off Date Principal Balances, collectively representing approximately 25.2%, 32.1% and 43.6%, respectively, of the Cut-off Date Pool Balance. Each of the fifteen largest Mortgage Loans is described in Annex A-3 to this free writing prospectus.

Cross-Collateralized Mortgage Loans; Cross-Defaulted Mortgage Loans; Multi-Property Mortgage Loans; Mortgage Loans with Affiliated Borrowers

Nine (9) individual Mortgage Loans, representing approximately 19.0% of the Cut-off Date Pool Balance, are secured by two or more properties (other than through cross-collateralization of that Mortgage Loan with other Mortgage Loans). See the footnotes to the table below. In all cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of the related Mortgage Loan or group of cross-collateralized Mortgage Loans, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular property or group of properties. This would limit the extent to which proceeds from that property or group of properties would be available to offset declines in value of the other mortgaged properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties and each group of cross-collateralized Mortgage Loans.

Multi-Property Mortgage Loans (1)

Mortgage Loan/ Property Portfolio Names	Multi-Property Loan or Cross-Collateralized Group	Aggregate Cut-off Date Balance	% of Cut-off Date Pool Balance
Stamford Plaza Portfolio	Multi-Property	$100,000,000	6.7%
CSM Bakery Supplies Portfolio I	Multi-Property	44,557,500	3.0
U-Haul Portfolio	Multi-Property	35,000,000	2.4
Texas Portfolio	Multi-Property	31,423,000	2.1
CSM Bakery Supplies Portfolio II	Multi-Property	24,570,000	1.7
Parliament Bend and Park West Apartments	Multi-Property	22,400,000	1.5
Oak Hill Portfolio	Multi-Property	10,440,000	0.7
Geracimos Portfolio	Multi-Property	8,700,000	0.6
Rite Aid Portfolio	Multi-Property	5,554,875	0.4
Total:		$282,645,375	19.0%

(1)	Total may not equal the sum of amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example:

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance, the related Mortgaged Property comprises five (5) parcels owned by separate borrowers.

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as 1182-1214 Farmington Avenue, representing approximately 0.3% of the Cut-off Date Pool Balance, the related Mortgaged Property comprises two (2) parcels owned by separate borrowers.

Some groups of Mortgage Loans are not cross-collateralized or cross-defaulted but the loans were made to borrowers related through common ownership of partnership or other equity interests and where, in general, the related Mortgaged Properties are commonly managed. The table below shows each group of two or more Mortgage Loans that are not cross-collateralized or cross-defaulted, but have the same or affiliated borrowers/owners.

Related Borrower Loans(1)

Mortgage Loan/Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut- off Date Balance	% of Cut-off Date Pool Balance
Group A
CSM Bakery Supplies Portfolio I	4	$44,557,500	3.0%
CSM Bakery Supplies Portfolio II	7	24,570,000	1.7
Total:	11	$69,127,500	4.6%

Group B
Residence Inn – Anaheim Hills Yorba Linda	1	$13,000,000	0.9%
Residence Inn – Ft. Lauderdale	1	10,987,181	0.7
Total:	2	$23,987,181	1.6%

Group C
Newport Beach Mini U Storage I	1	$12,900,000	0.9%
Newport Beach Mini U Storage II	1	10,100,000	0.7
Total:	2	$23,000,000	1.5%

Group D
Mill Creek Run Apartments	1	$12,000,000	0.8%
Cherry Grove Apartments	1	10,600,000	0.7
Total:	2	$22,600,000	1.5%

Group E
Holiday Inn Express – Lexington	1	$8,490,624	0.6%
Holiday Inn Express – Georgetown	1	6,989,041	0.5
Total:	2	$15,479,665	1.0%

Group F
CT Self Storage - Fullerton	1	$7,750,000	0.5%
CT Self Storage - Escondido	1	5,750,000	0.4
Total:	2	$13,500,000	0.9%

Group G
KCI Fairfield Inn & Suites, Kansas City, MO	1	$5,500,000	0.4%
Hampton Inn, Manhattan, KS	1	4,623,000	0.3
Total:	2	$10,123,000	0.7%

Group H
Avon Self-Storage	1	$4,789,486	0.3%
E-Z Self-Storage	1	2,172,623	0.1
Total:	2	$6,962,109	0.5%

Group I
Saravilla Apartments	1	$3,095,006	0.2%
Polo Green Apartments	1	2,372,325	0.2
Total:	2	$5,467,332	0.4%

Group J
Highlands Mobile Village	1	$1,698,041	0.1%
Osceola MHC	1	1,650,000	0.1
Lakeview Mobile Court	1	1,500,000	0.1
Total:	3	$4,848,041	0.3%

Group K
Shackleford MHP	1	$2,472,116	0.2%
Safari MHP	1	2,025,000	0.1
Total:	2	$4,497,116	0.3%

Total	32	$199,591,944	13.4%

(1)	Totals may not equal the sum of amounts listed due to rounding.

Property Type Concentrations

This table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Aggregate Cut-off Date Balance
Office	16	$391,595,121	26.3%
Multifamily(2)	39	249,635,124	16.8
Hospitality	19	227,811,080	15.3
Retail	36	192,589,628	12.9
Mixed Use	5	190,075,000	12.8
Self Storage	35	111,588,557	7.5
Industrial	13	97,522,157	6.6
Manufactured Housing Community	9	26,783,126	1.8
Total:	172	$1,487,599,794	100.0%

(1)
Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for any Mortgaged Property relating to a Mortgage Loan secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

(2)	Includes nineteen (19) residential cooperative properties, representing 4.4% of the Cut-off Date Pool Balance by allocated loan amount.

With respect to the properties set forth in the above chart, we note in particular the following:

●
Eighteen (18) of the Mortgaged Properties, collectively securing approximately 8.6% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, are retail properties with one or more anchor or shadow anchor tenants. See “Risk Factors—Risks Related to the Mortgage Loans—Retail Properties Have Special Risks” in this free writing prospectus. See “Certain Characteristics of the Mortgage Loans and Mortgaged Properties” attached as Annex A-1 to this free writing prospectus.

●
Twenty-seven (27) of the Mortgaged Properties, securing the Mortgage Loans identified on Annex A-1 to this free writing prospectus as 55 Miracle Mile, Alpha Health Center, Sansone Regal Plaza, Carson Plaza, Normandale Village, Stuart North Shopping Center, Geracimos Portfolio, Greenbrier Plaza, 81 Washington Avenue, Orillia Station, Powell Crossing, Shoppes at Barnes Crossing, Strand Building, North Bechtle Square II, Fishers Town Center, Shops at Lily Cache Creek, 1182-1214 Farmington Avenue, Market at Summer Oaks, Franklin Commons, The Terraces at Willow Springs, Woodstock Crossing, Bayview Marketplace, S & S Plaza and Belleville Crossing – Building I, collectively securing approximately 12.0% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, have a restaurant or bakery tenant among the five (5) largest tenants (by net rentable area leased) at the Mortgaged Property. Restaurants and bakeries present unique risks, see “Risk Factors—Risks Related to the Mortgage Loans—Converting Commercial Properties to Alternative Uses May Require Significant Expenses Which Could Reduce Distributions on Your Certificates; and Limited Adaptability for Other Uses May Substantially Lower the Liquidation Value of a Mortgaged Property” in this free writing prospectus.

●
Three (3) of the Mortgaged Properties, identified on Annex A-1 to this free writing prospectus as Hermosa Pavilion, The Terraces at Willow Springs and Bayview Marketplace, collectively securing approximately 2.6% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, have a gym, health club or fitness center among the five (5) largest tenants (by net rentable area leased) at the related Mortgaged Property. Gyms, health clubs and fitness centers present unique risks. See “Risk Factors—Risks Related to the Mortgage Loans—Converting Commercial Properties to Alternative Uses May Require Significant Expenses Which Could Reduce Distributions on Your Certificates; and Limited Adaptability for Other Uses May Substantially Lower the Liquidation Value of a Mortgaged Property” in this free writing prospectus.

●
Two (2) of the Mortgaged Properties, identified on Annex A-1 to this free writing prospectus as North Valley Plaza and Sansone Regal Plaza, collectively securing approximately 2.9% of the Cut-off Date Pool Balance by allocated loan amount, have a movie theater tenant among the five (5) largest tenants (by net rentable area leased) at the related Mortgaged Property. Movie theaters present unique risks. See “Risk Factors—Risks Related to the Mortgage Loans—Converting Commercial Properties to Alternative Uses May Require Significant Expenses Which Could Reduce Distributions on Your Certificates; and Limited Adaptability for Other Uses May Substantially Lower the Liquidation Value of a Mortgaged Property” in this free writing prospectus.

●
Ten (10) of the Mortgaged Properties, securing the Mortgage Loans identified on Annex A-1 to this free writing prospectus as Alpha Health Center, Oak Hill Portfolio, Stuart North Shopping Center, North Bechtle Square II, Shops at Lily Cache Creek, 1182-1214 Farmington Avenue, Reserve at Cinco Ranch and Bayview Marketplace, collectively securing approximately 3.8% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, are each comprised of, or include among their five (5) largest tenants (by net rentable area leased), tenants operating as medical offices, urgent care facilities or dental offices. Medical offices and urgent care facilities present unique risks. See “Risk Factors—Risks Related to the Mortgage Loans—Office Properties Have Special Risks” in this free writing prospectus.

●
Two (2) Mortgaged Properties, identified on Annex A-1 to this free writing prospectus as Powell Crossing and Geracimos Portfolio – Middletown Village, securing approximately 0.5% and 0.1%, respectively, of the Cut-off Date Pool Balance, each have a dry cleaners with an on-site processing operation. See “Risk Factors—Risks Related to the Mortgage Loans—Environmental Conditions at the Mortgaged Properties May Subject the Trust Fund to Liability Under Federal and State Laws, Reducing the Value and Cash Flow of the Mortgaged Properties, Which May Result in Reduced Distributions on Your Offered Certificates” in this free writing prospectus.

●
With respect to the residential cooperative properties included in the trust, information regarding the five (5) largest tenants has not been reflected on Annex A-1 to this free writing prospectus or in the preceding bullets. Notwithstanding the exclusion of the residential cooperative properties from the statistics presented in the preceding bullets, certain residential cooperative properties are heavily dependent on income from commercial tenancies and may, in certain instances, have space that is devoted to specialty uses. These uses may include, without limitation, dental or medical offices, restaurants, and/or parking garages. The specialty use spaces may not be readily convertible (or convertible at all) to alternative uses if those uses were to become unprofitable, or the spaces were to become vacant, for any reason. See “Risk Factors—Risks Related to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this free writing prospectus.

With respect to the hospitality properties set forth in the above chart, we note in particular the following:

●
With respect to the hospitality property identified on Annex A-1 to this free writing prospectus as Korakia Pensione, securing a Mortgage Loan representing approximately 0.4% of the Cut-off Date Pool Balance, such Mortgaged Property is unflagged. See “Risk Factors—Risks Related to the Mortgage Loans—Hospitality Properties Have Special Risks” in this free writing prospectus.

●
All other hospitality properties are subject to a franchise agreement, license agreement or hotel management agreement. With respect to eleven (11) of those properties, which are identified on Annex A-1 to this free writing prospectus as Courtyard by Marriott-Aventura, Hilton Garden Inn – Middleton, Holiday Inn Express-Decatur, GA, Holiday Inn Express – Lexington, Holiday Inn Express – Georgetown, Holiday Inn Express Memphis, KCI Fairfield Inn & Suites, Kansas City, MO, Best Western Plus Dallas Hotel and Conference Center, Hampton Inn, Manhattan, KS, Red Roof Inn San Diego and Best Western Plus, representing approximately 6.3% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, the applicable franchise agreement or management agreement (including any extension options) either expires, or is unilaterally terminable by the franchisor without cause, during the term, or within twelve (12) months after the end of the term, of the related Mortgage Loan. See “Risk Factors—Risks Related to the Mortgage Loans—Hospitality Properties Have Special Risks” in this free writing prospectus.

●
With respect to the hospitality property identified on Annex A-1 to this free writing prospectus as Best Western Plus, securing a Mortgage Loan representing approximately 0.1% of the Cut-off Date Pool Balance, the Mortgaged Property is operated pursuant to a “membership agreement” with Best Western International, Inc. The comfort letter states that it is not enforceable by the lender; however the bylaws of Best Western International, Inc. provide that no transfer restrictions shall apply to a transfer to a bona fide lender following foreclosure provided that the lender enters into standard agreements with the franchisor, all unpaid amounts are satisfied and the property meets Best Western standards.

With respect to the multifamily and manufactured housing community properties set forth in the above chart, we note in particular the following:

●
With respect to the multifamily property identified on Annex A-1 to this free writing prospectus as The Dorel Apartments, representing approximately 1.0% of the Cut-off Date Pool Balance, the Mortgaged Property is 20% or more occupied by military related tenants. See “Risk Factors— Risks Related to Mortgage Loans and Mortgaged Properties—Multifamily Properties Have Special Risks” in this free writing prospectus.

●
With respect to the multifamily property identified on Annex A-1 to this free writing prospectus as Andover & Andover West, representing approximately 0.5% of the Cut-off Date Pool Balance, such Mortgaged Properties have some or all of their respective rents (i) subsidized by government low income housing programs, (ii) subject to government rent control regulations, or (iii) subject to regulatory agreements requiring low income tenants. See “Risk Factors—Risks Related to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Various Limitations and Restrictions by Affordable Housing Covenants or Programs May Result in Losses on the Mortgage Loans” in this free writing prospectus and see “Risk Factors—Special Risks of Mortgage Loans Secured by Multifamily Properties” and “—Restrictions on Certain of the Mortgaged Properties May Limit Their Use” in the accompanying prospectus.

●
With respect to the manufactured housing community properties identified on Annex A-1 to this free writing prospectus as Westwood Manor MHP, Highlands Mobile Village and Lakeview Mobile Court, collectively representing approximately 0.3% of the Cut-off Date Pool Balance, the Mortgaged Properties are age restricted to tenants at least 55 years of age.

●
With respect to the multifamily and manufactured housing community properties identified on Annex A-1 to this free writing prospectus as West Knoll Apartments, Strand Building and Mountain View MHC, collectively representing approximately 1.0% of the Cut-off Date Pool Balance, approximately 20% or more of the tenants at each such Mortgaged Property are students.

●
In addition, certain of the residential cooperative properties are subject to government rent control regulations which limit the rental payments payable by subtenants of unit owners and which would be applicable to the Mortgaged Property in whole or in part if the same were operated as a multifamily rental property. See “Risk Factors—Risks Related to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this free writing prospectus.

Tenancies in Common

Seven (7) Mortgage Loans, identified on Annex A-1 to this free writing prospectus as States Addition Apartments, Normandale Village, Newport Beach Mini U Storage I, Newport Beach Mini U Storage II, 155 Passaic Avenue, North Bechtle Square II and Belleville Crossing – Building I, collectively representing approximately 5.2% of the Cut-off Date Pool Balance, have two or more borrowers that own the related Mortgaged Property as tenants-in-common (and the respective tenants-in-common have agreed to a waiver of their rights of partition). See “Risk Factors—Risks

Related to the Mortgage Loans—Tenancies in Common May Hinder Recovery” and “—State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds” in this free writing prospectus.

Condominium Structures

Three (3) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, 55 Miracle Mile and Fifth Avenue Loft Corporation, collectively representing approximately 10.1% of the Cut-off Date Pool Balance, are secured in part by the related borrower’s interest in one or more units in a condominium. With respect to such Mortgage Loans, we note in particular the following:

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance, the Mortgaged Property consists of the co-borrowers’ interests in the commercial components of five condominium regimes; as follows: (i) 808 Columbus: 39.7%; (ii) 775 Columbus: 42.6%; (iii) 801 Amsterdam: 46.8%; (iv) 795 Columbus: 43.7%; 805 Columbus: 37.8%. For each association, the residential component owners have a majority of voting rights, but material decisions of the association nonetheless require the commercial component owners’ approval.

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as 55 Miracle Mile, representing approximately 1.4% of the Cut-off Date Pool Balance, the borrower has a 26.1% voting percentage in the condominium association and 23.6% ownership percentage in the common elements.

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Fifth Avenue Loft Corporation, representing approximately 0.3% of the Cut-off Date Pool Balance, the related Mortgaged Property consists of one (1) condominium unit in an apartment building that is comprised of seven (7) condominium units. The residential condominium unit, which comprises the Mortgaged Property, consists of residential apartment units and two (2) retail spaces (the “Residential Unit”). The six (6) commercial condominium units, which are owned separately and are not a part the Mortgaged Property, may be used for any legal use permitted by the Certificate of Occupancy (collectively, the “Commercial Unit”). The Commercial Unit is owned separately from the Residential Unit. Each condominium unit is taxed separately. Pursuant to the condominium’s governing documents, the owner of the residential condominium unit has effective control of the condominium board of managers.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, has consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit. See “Risk Factors—Risks Related to the Mortgage Loans—Converting Commercial Properties to Alternative Uses May Require Significant Expenses Which Could Reduce Distributions on Your Certificates; and Limited Adaptability for Other Uses May Substantially Lower the Liquidation Value of a Mortgaged Property” in this free writing prospectus. See also “Risk Factors—Restrictions on Certain of the Mortgaged Properties May Limit Their Use” in the accompanying prospectus. See also representation and warranty no. 8 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Residential Cooperatives

Nineteen (19) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus, representing approximately 4.4% of the Cut-off Date Pool Balance, are secured by mortgaged properties structured as residential cooperatives. See “Risk Factors—Risks Related to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this free writing prospectus.

Certain Terms of the Mortgage Loans

Due Dates. Subject, in some cases, to a next business day convention, all of the Mortgage Loans provide for scheduled payments of principal and/or interest to be due on or prior to the eleventh day of each month (each such date, a “Due Date”). The Mortgage Loans have various grace periods (which in certain cases may not end until a specified number of days after a notice of default has been provided to the related borrower) for purposes of late charges and events of default. As used in this free writing prospectus, “grace period” is the number of days before a payment default is an event of default under such Mortgage Loan. See Annex A-1, including the footnotes thereto, for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before late payment charges are due under a Mortgage Loan is based on the express terms of that Mortgage Loan. However, some jurisdictions may impose a statutorily longer period. Based solely on the express terms of the related mortgage loan documents, in no case is the grace period for purposes of events of default more than ten (10)] days after the Due Date and, with respect to balloon payments, in no event is the Due Date plus the longer of the grace period for late charges or the grace period for events of default later than the end of the collection period in the relevant month. We make no representation regarding the effect of grace periods on a borrower’s incentive to timely make its scheduled payments of principal and/or interest.

Mortgage Rates; Calculations of Interest. Each Mortgage Loan accrues interest at the annual rate specified with respect to that Mortgage Loan on Annex A-1 to this free writing prospectus. The mortgage interest rate for each Mortgage Loan is fixed for the remaining term of the loan, except for (i) increases resulting from the application of default interest rate following a default, (ii) in the case of each ARD Loan, any increase described below that may occur if the mortgage loan is not repaid on or before the related Anticipated Repayment Date and (iii) changes that result from any other loan-specific provisions that are described in the footnotes to Annex A-1 in this free writing prospectus.

All of the Mortgage Loans accrue interest based on the actual number of days elapsed during each one-month accrual period in a year assumed to consist of 360 days (“Actual/360 Basis”).

Amortization Characteristics. The Mortgage Loans have the following amortization characteristics:

●
Interest-only, Amortizing Balloon: Thirty-eight (38) Mortgage Loans, representing approximately 41.8% of the Cut-off Date Pool Balance, provide for an initial interest-only period that expires between twelve (12) and seventy-two (72) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity;

●
Amortizing Balloon: Seventy-seven (77) Mortgage Loans, representing approximately 32.5% of the Cut-off Date Pool Balance, require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity;

●
Interest-only, Balloon: Ten (10) Mortgage Loans, representing approximately 17.0% of the Cut-off Date Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date;

●
Interest-only, Amortizing ARD: Three (3) Mortgage Loans, representing approximately 6.4% of the Cut-off Date Pool Balance, provide for an initial interest-only period that expires 60 months following the related origination date and thereafter require monthly payments of principal and interest until a specified Anticipated Repayment Date, occurring approximately 10 years following the related origination date; and

●
Amortizing, ARD: One (1) Mortgage Loans, representing approximately 2.4% of the Cut-off Date Pool Balance, require only monthly payments of interest and principal until a specified Anticipated Repayment Date (as described more fully below).

In all cases, the repayment of the Mortgage Loan in full on its stated maturity date or Anticipated Repayment Date would require a substantial payment of principal on that date, except to the extent that the Mortgage Loan is prepaid prior thereto.

Four (4) Mortgage Loans, representing approximately 8.7% of the Cut-off Date Pool Balance, provide that, after a certain date (the “Anticipated Repayment Date”), if the borrower has not prepaid such ARD Loan in full, any principal outstanding from time to time on or after that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated mortgage loan rate (the “Initial Rate”). See “—ARD Loans” below.

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this free writing prospectus.

Some of the Mortgage Loans provide for a recast of the amortization schedule and an adjustment of the monthly debt service payments on the Mortgage Loan upon application of specified amounts of condemnation proceeds or insurance proceeds to pay the related unpaid principal balance or upon application of specified earnout escrow or holdback amounts if certain property performance criteria are not satisfied. Some of the individual Mortgage Loans that are secured by multiple Mortgaged Properties or parcels and permit partial prepayments of the individual or aggregate indebtedness in connection with releases of individual properties or parcels also provide for a recast of the amortization and an adjustment of the monthly debt service payments on the Mortgage Loan(s) upon any such prepayment and release.

With respect to some of the Mortgage Loans, notwithstanding that they provide for the accrual of interest on an Actual/360 Basis, the amount of the fixed periodic payments was determined as if interest accrues based on a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), which will result in a larger payment due at maturity than would otherwise have been the case.

Voluntary Prepayment and Defeasance Provisions

General

As of the Cut-off Date, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●
Ninety-three (93) of the Mortgage Loans, representing approximately 83.4% of the Cut-off Date Pool Balance, in each case prohibits voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permits the related borrower (after an initial period of at least two years following the date of initial issuance of the Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations, and other non-callable government securities within the meaning of section 2(a)(16) of the Investment Company Act of 1940, as amended (“Government Securities”), that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●
Sixteen (16) of the Mortgage Loans, representing approximately 12.0% of the Cut-off Date Pool Balance, in each case prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to prepay the related Mortgage Loan with the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●
Six (6) of the Mortgage Loans, representing approximately 2.4% of the Cut-off Date Pool Balance, in each case permits voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter permit prepayment upon the payment of a Prepayment Premium and thereafter such Mortgage Loan is freely prepayable.

●
Thirteen (13) of the Mortgage Loans, representing approximately 2.0% of the Cut-off Date Pool Balance, do not include a prepayment lockout feature and permit prepayment at any time. Any such prepayment prior to an open period is subject to a Prepayment Premium equal to a stated percentage of the principal amount prepaid. This percentage declines over the term of the related Mortgage Loan from 5% of the principal amount prepaid to 1% of the principal amount prepaid. During the open period, such Mortgage Loans are freely prepayable without payment of a Prepayment Premium.

●
One (1) of the Mortgage Loans, representing approximately 0.3% of the Cut-off Date Pool Balance, prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits voluntary principal prepayments with the payment of a fee equal to the greater of a Yield Maintenance Charge or a Prepayment Premium or defeasance for a specified period of time and thereafter such Mortgage Loan is freely prepayable.

Notwithstanding the foregoing, the Mortgage Loans generally provide for open periods of various terms prior to and including the maturity date in which the related borrower may prepay the Mortgage Loan without Prepayment Premium, Yield Maintenance Charge or defeasance requirements. In addition, under certain circumstances, certain Mortgage Loans permit prepayments, in whole or in part, despite Lock-out Periods that may otherwise apply. See “—Partial Release and/or Partial Defeasance and/or Substitution” below, and Annex A-1, including the footnotes thereto, to this free writing prospectus.

See Annex A-1 to this free writing prospectus, including the footnotes thereto, for the general prepayment restrictions applicable to each Mortgage Loan.

Other Prepayment Provisions

The loan documents for each of the related Mortgage Loans generally provide that voluntary prepayments made on a date other than a scheduled due date must include an interest payment representing interest for the remainder of the one-month accrual period in which the prepayment occurs. See “Certain Characteristics of the Mortgage Loans and Mortgaged Properties”, including the footnotes thereto, attached as Annex A-1 to this free writing prospectus.

In connection with the origination of certain Mortgage Loans, the related borrower was required to escrow funds or post a letter of credit related to obtaining certain performance objectives or other conditions and, in some of these cases, those performance objectives include achieving specified debt service coverage and/or debt yield levels or satisfying leasing criteria with respect to the property as a whole or particular portions thereof. Such funds will be released to the related borrower upon the satisfaction of the stated conditions. Additionally, such Mortgage Loans may allow or, in certain cases, may require that such escrowed funds be applied to reduce the principal balance of the related Mortgage Loan if such conditions are not met. If such conditions are not satisfied, if the mortgagee has the discretion to retain the cash or letter of credit as additional collateral, the applicable Master Servicer will generally be directed in the Pooling and Servicing Agreement to hold, when permitted, the escrows, letters of credit or proceeds of such letters of credit as additional collateral and not use such funds to reduce the principal balance of the related Mortgage Loan, unless holding such funds would otherwise be inconsistent with the Servicing Standard. If such funds are applied to reduce the principal balance of the Mortgage Loan, the Trust Fund would experience an early prepayment that may adversely affect the yield to maturity on your Certificates. In some cases, the related mortgage loan documents do not require payment of a Yield Maintenance Charge or Prepayment Premium in connection with such a prepayment. In addition, certain other Mortgage Loans have performance escrows or letters of credit and do not allow the lender to use such funds to reduce the principal balance of the related Mortgage Loan unless there is an event of default. See “Summaries of the Fifteen Largest Mortgage Loans” on Annex A-3 to this free writing prospectus.

In addition, certain of the Mortgage Loans permit the related borrower to prepay the Mortgage Loan (in some cases, with no requirement to pay any related Yield Maintenance Charge or Prepayment Premium) in order to meet certain requirements necessary to permit a property release. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayment and Defeasance Provisions—Partial Release and/or Partial Defeasance and/or Substitution” in this free writing prospectus.

In other circumstances, tenants or other third parties may have purchase rights that are conditioned upon events that, if they occurred, would constitute events of default under the related Mortgage Loans. In such cases, the lender would have the right to exercise remedies available to it under the related mortgage loan documents prior to any prepayment occurring during the Lock-out Period, though we cannot assure you as to the timing of such remedies.

With respect to the residential cooperative properties which are described as being encumbered by subordinate mortgage liens under “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”, each such Mortgage Loan is cross-defaulted with such subordinate mortgage lien(s) in the amounts described below under “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”. In each case, the subordinate lender is subject to a subordination agreement, which generally subordinates the subordinate lender’s rights and remedies to those of the lender under the Mortgage Loan; however, the subordinate lender is not subject to a standstill agreement. We cannot assure you that the foregoing circumstances, including with respect to the subordinate lender’s right to independently pursue a foreclosure action, will not result in a prepayment of the Mortgage Loan at a time when the applicable Special Servicer might otherwise have elected to modify the related Mortgage Loan or take other action with respect to the Mortgage Loan. In addition, we cannot assure you that foreclosure by the subordinate lender will not result in a material reduction in the liquidation proceeds that otherwise might have been realized by the applicable Special Servicer if the applicable Special Servicer were able to elect a different course of action.

See the “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus and the footnotes to Annex A-1 in this free writing prospectus.

Calculation of Yield Maintenance Charges

Under certain Mortgage Loans that provide for the payment of a Yield Maintenance Charge in connection with a voluntary principal prepayment, the amount of the charge is generally calculated so as to result in a payment to the lender that is equal to the difference between (a) the present value of the remaining scheduled principal and interest payments that would have become due through a certain date with respect to the prepaid portion of the Mortgage Loan had the prepayment not occurred discounted at the Yield Maintenance Discount Rate, minus (b) the amount of the prepayment. In the case of other Mortgage Loans that provide for the payment of a Yield Maintenance Charge in connection with a voluntary principal prepayment, the amount of the charge is calculated so as to result in a payment to the lender that is equal to the present value of the monthly payments of interest which would be due on the principal amount of the loan being prepaid (in certain cases, taking into account future scheduled amortization) from the prepayment date through the maturity date or Anticipated Repayment Date, as applicable, of the loan or the date that the borrower could prepay the Mortgage Loan without a prepayment charge, and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the mortgage rate and (z) Yield Maintenance Discount Rate, and discounted at the Yield Maintenance Discount Rate (which may be different from the rate in clause (z) for the same loan). In the case of other Mortgage Loans that provide for the payment of a Yield Maintenance Charge in connection with a voluntary principal prepayment, the amount of the charge is generally calculated using a methodology expressed differently than the above methodologies, but which results in a Yield Maintenance Charge which does not substantially differ in amount from the Yield Maintenance Charges that would be calculated under the foregoing methodologies. In certain cases, the amount of the Yield Maintenance Charge is subject to a minimum amount that is equal to a fixed percentage of the amount of the principal prepayment or is calculated solely on the basis of a fixed percentage of the amount of the principal prepayment. The relevant Mortgage Loan may provide for the use of a spread in determining the Yield Maintenance Discount Rate, if any. With respect to certain Mortgage Loans, Yield Maintenance Charges are calculated for a yield maintenance period that ends prior to the related maturity date or Anticipated Repayment Date. Calculation of Yield Maintenance Charges by reference to a yield maintenance period that ends prior to the related maturity date will likely result in a Yield Maintenance Charge that is lower than the Yield Maintenance Charge that would have been calculated had the yield maintenance period ended on the maturity date of such Mortgage Loan.

The “Yield Maintenance Discount Rate” means a rate generally equal to or otherwise calculated based on the yield(s) to maturity on specified United States Treasury securities or other specified Government Securities with a maturity or maturities generally corresponding to or close to either (a) the maturity date, Anticipated Repayment Date or other date that corresponds to the end of a yield maintenance period, as applicable, of the Mortgage Loan or the first date on which the related borrower could prepay the Mortgage Loan without a prepayment charge or (b) the remaining weighted average life of the Mortgage Loan, determined on a date close to the date of the prepayment. Alternatively, the rate is sometimes equal to the rate which, when compounded monthly, is equal to the semi-annual yield of the corresponding securities described above. The rate will be subject to varying rounding conventions depending on the terms of the applicable mortgage loan documents and may be increased by an applicable spread.

Defeasance Conditions Generally

As described in this free writing prospectus, some of the Mortgage Loans permit the related borrower to defease the subject Mortgage Loan in whole or, in some cases, in part, during a period that commences no earlier than the second anniversary of the Closing Date, by pledging to the holder of the Mortgage Loan the requisite amount of defeasance collateral, and thereby obtain a release of the related Mortgaged Property or, if applicable, one or more of the related Mortgaged Properties. In general, the defeasance collateral must consist of Government Securities.

In general, the Government Securities that are to be delivered in connection with the defeasance of any Mortgage Loan, must provide for a series of payments that:

●	will be made on or prior, but as closely as possible, to all successive Due Dates through and including the maturity date or, in some instances, the expiration of the Lock-out Period; and

●
will, in the case of each Due Date, be in a total amount equal to or greater than the scheduled debt service payment, including any applicable balloon payment or ARD payment, scheduled to be due or deemed due on that date, with any excess to be returned to the related borrower or a successor borrower.

Notwithstanding the foregoing, in lieu of delivering the requisite amount of Government Securities, generally a borrower may instead deliver cash sufficient for the lender to purchase the requisite amount of Government Securities.

Each multi-property Mortgage Loan that allows for partial defeasance of the aggregate debt provides that in the event of a defeasance of less than the entire aggregate debt, one or more of the related Mortgaged Properties would be released from the lien of the related mortgage and, if applicable, the cross-collateralization would terminate as to the released property or properties.

If fewer than all of the Mortgaged Properties securing any particular multi-property Mortgage Loan are permitted by the related mortgage loan documents to be released in connection with any defeasance, then the borrower generally must deliver one of the following: (a) Government Securities that provide, or an amount sufficient to purchase Government Securities that provide, payments equal to 100% to 125% of the scheduled principal and interest payments for the Mortgage Loan (or portion thereof) being defeased; or (b) Government Securities that provide, or an amount sufficient to purchase Government Securities that provide, payments equal to the lesser of (i) 100% to 125% of the scheduled principal and interest payments for the Mortgage Loan (or portion thereof) being defeased or (ii) the total of all remaining scheduled payments on, as applicable, the entire individual multi-property Mortgage Loan (assuming no defeasance shall have occurred). See “—Partial Release and/or Partial Defeasance and/or Substitution” below.

In connection with any delivery of defeasance collateral, the related borrower will be required to deliver a security agreement granting the Trust a first priority security interest in the collateral, together with an opinion of counsel confirming the first priority status of the security interest. In addition, a borrower will generally be required to deliver a certification from an independent accounting firm or provide other evidence reasonably acceptable to the lender to the effect that the defeasance collateral is sufficient to make all scheduled debt service payments under the related Mortgage Loan (or portion thereof to be defeased) through maturity or the Anticipated Repayment

Date, as applicable, or, in some instances, the expiration of the Lock-out Period. Certain Mortgage Loans may permit variations in the mechanics of defeasance transactions that create risk. For example, the related borrower may be permitted to deliver a certificate as to the adequacy of defeasance collateral from parties other than a recognized public accounting firm, and/or may not be required to obtain Rating Agency Confirmation in connection with the defeasance under certain circumstances. See also representation and warranty no. 34 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Certificateholders will not be entitled to any defeasance fees or any additional amounts payable to the lender in respect of successor borrowers established for defeasance purposes.

Partial Release and/or Partial Defeasance and/or Substitution. Some of the Mortgage Loans are secured by two or more Mortgaged Properties, and some of the Mortgage Loans that are secured by a Mortgaged Property that consists of multiple parcels, permit the borrower to obtain the release of the mortgage on one or more of the Mortgaged Properties or parcels upon a partial prepayment or partial defeasance of the related Mortgage Loan or to substitute a like property for one or more parcels of the Mortgaged Property (subject to the satisfaction of various conditions). The following paragraphs summarize the related provisions for releases in connection with partial prepayment, partial defeasance and substitution.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, representing approximately 10.1% of the Cut-off Date Pool Balance, following a defeasance lockout period, the loan documents permit the partial release of (a) an air rights parcel and (b) certain portions of the concourse area immediately below such parcel in connection with partial defeasance, subject to certain conditions, including: (i) defeasance of a portion of the loan in an amount equal to 110% of the allocated loan amount for the release property; (ii) with adjustment for the reduced loan balance and release parcel income, (A) the post-release debt yield for the remaining property is not less than pre-release debt yield, and (B) the post-release loan-to-value ratio for the remaining property is not greater than the pre-release loan-to-value ratio; (iii) a rating agency confirmation; and (iv) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial defeasance and/or partial release, among other things; provided, however, that if the release parcel is not subject to a lease or otherwise attributed value in the appraisal delivered to lender in connection with loan origination, no partial defeasance of the loan is required

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance, the tenant (William F. Ryan Community Health Center) has a purchase option to acquire certain units within the 801 Amsterdam property (one of five constituent properties comprising the mortgaged property), exercisable on or after January 1, 2020. The purchase option is not extinguished by foreclosure. The option price is $19,800,000; however, if the tenant elects to exercise the purchase option, only the entirety of the 801 Amsterdam property is permitted to be released, subject to certain conditions, including (i) payment of a release price equal to $51,500,000, together with applicable yield maintenance charges (31.25% of the release consideration being allocable to the A-1 Note); (ii) confirmation of property-related compliance with zoning and subdivision requirements, (iii) a rating agency confirmation; and (iv) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial release, among other things.

●
With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Stamford Plaza Portfolio, representing approximately 6.7% of the Cut-off Date Pool Balance, the related loan documents permit partial defeasance of the Mortgage Loan upon satisfaction of certain conditions, including: (i) no event of default exists and is continuing, (ii) the borrower will deposit defeasance collateral which provide payments in an amount equal to at least the greater of 90% of the net proceeds from the sale of the released property and 120% of the released property’s allocated loan amount, (iii) a rating agency confirmation; (iv) One Stamford Plaza and Two Stamford Plaza will not be released apart from each other; (v) after such release, the debt service coverage ratio with respect to the remaining properties equals the greater of the debt service coverage ratio of all the properties immediately preceding the release and 1.38x and (vi) after such release, the loan-to-value ratio of the remaining properties equals an amount no greater than the lesser of the loan-to-value ratio of all the properties immediately preceding the release and 63.2%.

●
With respect to each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as CSM Bakery Supplies Portfolio I and CSM Bakery Supplies Portfolio II, representing approximately 3.0% and 1.7%, respectively, of the Cut-off Date Pool Balance, the related loan documents permit the release of an individual property upon at least 20 days’ prior written notice and payment to the lender of a release price equal to at least 110% of the allocated loan amount for such individual property, in addition to required yield maintenance or prepayment premiums, so long as certain conditions are met, including: (i) the release parcel is conveyed to a bona fide third-party purchaser who is not a Restricted Party, (ii) no event of default has occurred and is continuing, (iii) the debt service coverage ratio of the remaining properties equals at least the greater of the debt service coverage ratio immediately preceding such release and (a) 1.63x with respect to the CSM Bakery Supplies Portfolio I Mortgage Loan or (b) 1.57x with respect to the CSM Bakery Supplies Portfolio II Mortgage Loan and (iv) the loan-to-value ratio of the remaining properties after such release equals no more than the lesser of the loan-to-value ratio immediately preceding such release and 65.0%. A “Restricted Party” means the borrower, any principal or the guarantor or any affiliate thereof under the CSM Bakery Supplies Portfolio I Mortgage Loan or the CSM Bakery Supplies Portfolio II Mortgage Loan.

Furthermore with respect to each of such Mortgage Loans, the related loan documents permit the release of an individual property upon at least 60 days’ prior written notice and in connection with the substitution of another individual property, so long as certain conditions are met, including: (i) the borrower has provided to lender all industry standard property due diligence material similar to the due diligence material provided to the lender in connection with the origination of the Mortgage Loan with respect to the proposed substitute property at least 30 business days before the substitution date, and the same would be satisfactory to a prudent lender for loans with similar financing arrangements as those contained in the loan agreement; (ii) the substitution is in connection with the exercise of the applicable major tenant’s right to effect such substitution in accordance with such major lease entered into in accordance with the loan agreement, and the lender has approved any amendment to such major lease in connection therewith; (iii) the borrower has delivered a rating agency confirmation as to the substitution; (iv) the borrower has delivered to lender recent appraisals of the proposed release property and substitute property; (v) after giving effect to the substitution, the rent payable under such major lease is no less than the rent that was payable thereunder immediately prior to the substitution; (vi) after giving effect to such substitution, the debt service coverage ratio of the remaining properties equals is at least (a) 1.63x with respect to the CSM Bakery Supplies Portfolio I Mortgage Loan or (b) 1.57x with respect to the CSM Bakery Supplies Portfolio II Mortgage Loan; (vii) after giving effect to such substitution, the loan-to-value ratio for the remaining properties equals no more than 65.0%; (viii) the aggregate sum of all allocated loan amounts for all released properties does not exceed 25% of the original principal amount of the Mortgage Loan; (ix) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the substitution; (x) no event of default has occurred and be continuing; and (xi) the borrower has delivered to the lender a substitution fee in the amount of 0.25% of the allocated loan amount of the release property.

●
With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Texas Portfolio, representing approximately 2.1% of the Cut-off Date Pool Balance, following the lockout period, as long as no event of default has occurred and is continuing, the related mortgage loan documents permit the release of any individual property from the lien of the related mortgage (in connection with a partial defeasance), provided, among other conditions, (i) the borrower pays an amount equal to the greater of (a) 115% of the allocated loan amount for such released property, (b) the amount that would result in the debt service coverage ratio with respect to the remaining properties being no less than 1.58x, and (c) the amount that would result in the debt service coverage ratio with respect to the remaining properties being no less than the debt service coverage ratio immediately prior to the release, (ii) rating agency confirmations are provided from each of Fitch, KBRA and Moody’s, and (iii) the release complies with the REMIC requirements.

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Normandale Village, representing approximately 0.9% of the Cut-off Date Pool Balance, the borrower may obtain the release of certain outparcels from the lien of the mortgage, provided, among other conditions, (i) no event of default has occurred and is continuing, (ii) the borrower partially prepays the debt in an amount equal to the release price for the related outparcel, the applicable interest shortfall due and the yield maintenance premium, to the extent applicable, (iii) the debt service coverage ratio for the remaining property, after giving effect to the partial release, shall be equal to or greater than the greater of (a) the debt service coverage ratio of the loan as of the closing date and (b) the debt service coverage ratio of the loan immediately prior to the partial release, (iv) the release complies with the REMIC requirements, and (v) if required by the lender, the lender shall receive a rating agency confirmation.

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Bayview Marketplace, representing approximately 0.2% of the Cut-off Date Pool Balance, the loan documents permit the release of the leased fee parcel (currently occupied by Tim Horton’s) in connection with the sale of the parcel to a bona fide third party, subject to certain conditions, including: (i) payment of a release price equal to the greatest of (A) $700,000, (B) 110% of the net proceeds related to such sale, (C) the amount that would result in the post-release debt service coverage ratio (excluding the release parcel) being not less than 1.50x, and (D) the amount that would result in the post-release loan-to-value ratio (excluding the release parcel) being no greater than (1) 65% or (2) the pre-release loan-to-value ratio (including the release parcel); (ii) payment of the applicable yield maintenance premium for such release price; and (iii) if required by lender, a rating agency confirmation.

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Marion Plaza, representing approximately 0.1% of the Cut-off Date Pool Balance, the related loan documents permit the release of an unimproved outparcel which is not presently sub-divided from the remainder of the mortgaged property upon the payment to the lender of a release price equal to (a) if the release parcel is conveyed to a third-party, which is not an affiliate of the borrower, in an arms-length sale, an amount equal to sixty percent (60%) of the purchase price of the release parcel (as set forth in the contract of sale for the release parcel; such amount, the “Third-Party Sale Release Price”) plus an amount equal to one percent (1%) of the Third-Party Sale Release Price (such amount, the “Third-Party Sale Release Fee”); and (b) if the release parcel is conveyed to an affiliate of the borrower, an amount equal to sixty percent (60%) of the appraised value of the release parcel, as determined by an appraisal (the entire cost and expense of which shall be paid by borrower) of the release parcel in form and substance reasonably acceptable to lender and prepared by an appraiser reasonably acceptable to lender and dated not more than one hundred and eighty (180) days prior to the conveyance of the release parcel (such amount, the “Affiliate Sale Release Price”) plus an amount equal to one percent (1%) of the Affiliate Sale Release Price (such amount, the “Affiliate Sale Release Fee”). The Third-Party Sale Release Price and the Affiliate Sale Release Price, as the case may be, do not require the payment of any prepayment penalty or yield maintenance fee and are required to be applied in reduction of the debt and applied to payments of principal and interest last due under the note but will not postpone or reduce any payments otherwise required pursuant to the note other than such last due payments.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. See “Risk Factors—Risks Related to the Mortgage Loans—Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates” in this free writing prospectus and “Summaries of the Fifteen Largest Mortgage Loans—Offices at Broadway Station” in Annex A-3 to this free writing prospectus. See also representation and warranty no. 29 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Non-Recourse Obligations

The Mortgage Loans (other than the residential cooperative mortgage loans sold to the depositor by NCB, FSB, which are generally full recourse to the related borrower) are generally non-recourse obligations of the related borrowers and, upon any such borrower’s default in the payment of any amount due under the related Mortgage Loan, the holder thereof may look only to the related Mortgaged Property for satisfaction of the borrower’s obligations. While many mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans do not contain such carveouts or contain limitations to such carveouts. For example, with respect to the fifteen largest Mortgage Loans:

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as CSM Bakery Supplies Portfolio I, representing approximately 3.0% of the Cut-off Date Pool Balance, the guarantor’s recourse liability solely with respect to environmental matters is capped at the original principal balance of the Mortgage Loan, plus all costs and expenses incurred by the lender in enforcing its rights and remedies under the guaranty.

In those cases where the loan documents permit recourse to the borrower or a guarantor, we and the Mortgage Loan Sellers generally have not evaluated, and we make no statement regarding, the financial condition of any such person or entity or the likelihood that such person or entity will be able to perform any guaranty obligations, including nonrecourse carveout obligations or nonrecourse carveout guaranty obligations, that may arise in connection with the related Mortgage Loan. In many cases, the net worth and/or the liquid assets of the related nonrecourse carveout guarantor(s) are less (and perhaps substantially less) than the amount of the subject Mortgage Loan. Furthermore, some Mortgage Loans do not require any guarantor or indemnitor separate from the borrower to be liable for the non-recourse carveouts. Additionally, the borrowers under the mortgage loans are generally special purpose entities with limited or no other assets. Investors should thus consider all of the Mortgage Loans to be nonrecourse in all respects.

Generally, none of the Mortgage Loans are insured or guaranteed by any Mortgage Loan Seller or any of their affiliates, the United States or any foreign government, any government entity or instrumentality, any private mortgage insurer or any other person.

See “Risk Factors—Mortgage Loans With Borrowers That Are Not Bankruptcy Remote Entities or That Do Not Have Non-Recourse Carveout Guarantees May Be More Likely To File Bankruptcy Petitions or Take Other Actions That May Adversely Affect Distributions on Your Certificates” in this free writing prospectus. See also representation and warranty no. 28 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

“Due-on-Sale” and “Due-on-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses that permit the holder of the mortgage to accelerate the maturity of the related Mortgage Loan if the borrower sells or otherwise transfers or encumbers the related Mortgaged Property or that prohibit the borrower from doing so without the consent of the holder of the mortgage, in each case except to the extent the transfer is permitted under the mortgage loan documents.

All or substantially all of the Mortgage Loans (other than the residential cooperative mortgage loans) grant the related borrower a right, exercisable on multiple occasions and, in some cases, without limit on the number of such occasions, to assign the related Mortgaged Property to and cause an assumption of the Mortgage Loan by a third-party purchaser, subject to one or any combination of the following: (i) the condition that the transferee be a third-party purchaser that is reasonably acceptable to the lender; (ii) delivery of Rating Agency Confirmation by each of the Rating Agencies; (iii) payment of an assumption fee by the related borrower; and/or (iv) the original guarantor(s) and indemnitor(s) remain liable under the mortgage loan documents (unless the lender otherwise consents) and, only if the Pooling and Servicing Agreement so requires, the original borrower delivers confirmation by each of the Rating Agencies to the effect that the transfer will not result in a qualification, downgrade or withdrawal of its then-current ratings of the Certificates. Under the Pooling and Servicing Agreement, assumption fees may be waived by the applicable Master Servicer and/or the applicable Special Servicer, as the case may be, or, if collected, will be paid to the applicable Master Servicer and/or the applicable Special Servicer as additional servicing compensation.

The Mortgage Loans generally also permit the borrower to transfer the related Mortgaged Property to an affiliate or subsidiary of the borrower, or an entity of which the borrower or an affiliate thereof is the controlling beneficial owner, upon the satisfaction of certain limited conditions set forth in the applicable mortgage loan documents and/or as determined by the applicable Master Servicer and/or the applicable Special Servicer or permit transfers in certain limited circumstances, including one or more of the following: (1) a transfer of the related Mortgaged Property or ownership interests in the borrower to a person that is affiliated with or otherwise related to the borrower or transferor; (2) transfers by the borrower of the Mortgaged Property, and/or transfers of ownership interests in the borrower, to specified individuals, entities or types of individuals or entities; (3) issuance by the borrower of new partnership or membership interests; (4) changes in ownership between existing shareholders, partners, members or other beneficial owners, as applicable, of the borrower; (5) a transfer of passive, minority (i.e., less than 50%) or non-controlling ownership interests in the related borrower (or, with respect to Mortgage Loans as to which the borrower is a Delaware statutory trust or is comprised of tenants in common, transfers to new beneficial owners in the Delaware statutory trust or to new, or among existing, tenants in common); (6) transfers of interests in the related borrower for estate planning purposes or otherwise upon the death or incapacity of a principal; (7) a transfer of publicly-traded stock of a direct or indirect equity holder in the borrower; (8) transfers of interests in the related borrower approved by the lender, which approval is subject to delivery of Rating Agency Confirmation from each of the Rating Agencies; (9) transfers to a mezzanine lender or other qualified transferee in accordance with the related intercreditor agreement; (10) in the case of residential cooperative mortgage loans, transfers or pledges of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units; (11) transfers of direct or indirect interests in a specified upstream entity; and (12) other transfers similar in nature to the foregoing. See also representation and warranty no. 32 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Furthermore, upon satisfaction of certain conditions set forth in the related mortgage loan documents, certain individual Mortgage Loans allow the borrower or its owners to incur secured secondary financing and/or mezzanine and similar financing that may otherwise be contrary to their “due-on-sale” or “due-on-encumbrance” provisions. In addition, with respect to the residential cooperative mortgage loans, the applicable master servicer will be permitted to waive the enforcement of “due-on-encumbrance” clauses to permit subordinate debt secured by the related mortgaged property subject to the satisfaction of various conditions and subject to certain parameters set forth in the Pooling and Servicing Agreement. See “—Subordinate and/or Other Financing” and “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” below and see “Risk Factors—Risks Related to the Offered Certificates—If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the Trust Fund” and “—Various Other Securitization-Level Conflicts of Interest May Have an Adverse Effect on Your Offered Certificates—

Conflicts Between the Trust Fund and the Mortgage Loan Sellers and Their Affiliates” in this free writing prospectus.

See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions” in this free writing prospectus.

Encumbered Interests

In the case of one hundred and sixty-seven (167) of the Mortgaged Properties, representing approximately 98.4% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, the borrower’s interest in the related Mortgaged Property consists of a fee interest (and we consider the borrower’s interest in a Mortgaged Property to be a fee interest if the borrower’s interest consists of overlapping fee and leasehold interests).

In the case of four (4) of the Mortgaged Properties, representing approximately 1.3% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, the borrower’s interest in the related Mortgaged Property consists of a leasehold interest in the related Mortgaged Property.

In the case of one (1) Mortgaged Property, representing approximately 0.3% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, the borrower’s interest in the related Mortgaged Property consists of both a fee interest and a leasehold interest in the related Mortgaged Property.

See “Risk Factors—Risks Related to the Mortgage Loans—Loans Secured by Mortgages on a Leasehold Interest Will Subject Your Investment to a Risk of Loss Upon a Lease Default” in this free writing prospectus.

ARD Loans

Four (4) of the Mortgage Loans (each, an “ARD Loan”), representing approximately 8.7% of the Cut-off Date Pool Balance, provide that, after a certain date (the “Anticipated Repayment Date”) set forth on Annex A-1 to this free writing prospectus, if the related borrower has not repaid the related ARD Loan in full, any principal outstanding from time to time on or after that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated mortgage loan rate (the “Initial Rate”). After its Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of such ARD Loan documents and all escrows and property expenses required under such ARD Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium). Notwithstanding the accrual of interest under each such ARD Loan at the Revised Rate after its Anticipated Repayment Date, the portion thereof accrued at the Initial Rate will continue to be payable monthly on a current basis; the obligation to pay the portion thereof accrued in excess of the Initial Rate (such interest so accrued, “Excess Interest”) will be deferred; and such Excess Interest will become due and payable only after the outstanding principal balance of such ARD Loan has been paid in full, and will accrue interest at the Revised Rate (to the extent permitted under applicable law and the loan documents). Interest accrued at the Revised Rate on previously accrued Excess Interest (whether such previously accrued Excess Interest has been added to the principal balance of the ARD Loans or is a separate deferred amount) will itself be Excess Interest that is treated in the same manner and is also not payable currently. To the extent actually collected, Excess Interest will be paid to the holders of the Class V Certificates.

Additionally, an account was established at the origination, or is required to be established upon the occurrence of the Anticipated Repayment Date, of any ARD Loan into which the tenant(s) are to be directed to deposit rents or into which other revenues from the Mortgaged Property must be deposited. The related borrower is entitled to receive remittances periodically subject to certain terms and conditions.

The amortization term for any ARD Loan is significantly longer than the period up to the Anticipated Repayment Date; consequently, the repayment of any ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto). The ARD provisions described above, to the extent applicable, may result in an incentive for the borrower to repay an ARD Loan on or before its Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that any ARD Loan will be repaid on its Anticipated Repayment Date.

Split Loan Structures

The following table presents certain information regarding the Loan Combinations:

Loan Combination Name	Cut-off Date Principal Balance of Pari Passu Mortgage Loan	Cut-off Date Principal Balance of Pari Passu Companion Loan(s)	Aggregate Cut- off Date Balance of Loan Combination	Cut-off Date LTV Ratio of Loan Combination	Pari Passu Mortgage Loan Interest Rate	Pari Passu Companion Loan Interest Rate	U/W Debt Service Coverage Ratio for Loan Combination
Bank of America Plaza	$150,000,000	$250,000,000	$400,000,000	66.1%	4.050%	4.050%	2.08x
Columbus Square Portfolio	$125,000,000	$275,000,000	$400,000,000	72.1%	4.570%	4.570%	1.15x
Stamford Plaza Portfolio	$100,000,000	$170,000,000	$270,000,000	63.2%	4.585%	4.585%	1.38x

The Bank of America Plaza Loan Combination

General. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, representing approximately 10.1% of the Cut-off Date Pool Balance (the “Bank of America Plaza Mortgage Loan”), the related Mortgaged Property (the “Bank of America Plaza Mortgaged Property”) also secures two other mortgage loans, each of which is pari passu in right of payment with the Bank of America Plaza Mortgage Loan (collectively, the “Bank of America Plaza Pari Passu Companion Loans” and, together with the Bank of America Plaza Mortgage Loan, the “Bank of America Plaza Loan Combination”). One of the Bank of America Plaza Pari Passu Companion Loans is currently held by Wells Fargo Bank, National Association and the other Bank of America Pari Passu Companion Loan is currently held by Citigroup Global Markets Realty Corp., and have a principal balance, in the aggregate, as of the Cut-off Date of approximately $250,000,000. Only the Bank of America Plaza Mortgage Loan is included in the Trust Fund. The Bank of America Plaza Pari Passu Companion Loans are not assets of the Trust Fund.

The holders of the Bank of America Plaza Loan Combination (the “Bank of America Plaza Noteholders”) have entered into an intercreditor agreement that sets forth the respective rights of each Bank of America Plaza Noteholder (the “Bank of America Plaza Intercreditor Agreement”).

Servicing. The Bank of America Plaza Loan Combination will be serviced from and after the Closing Date by Wells Fargo Bank, National Association, in its capacity as a Master Servicer, and CWCapital Asset Management LLC, in its capacity as a Special Servicer, pursuant to the terms of the Pooling and Servicing Agreement, subject to the terms of the Bank of America Plaza Intercreditor Agreement.

Advances. The applicable Master Servicer or the Trustee will be responsible for making any required principal and interest advances on the Bank of America Plaza Mortgage Loan (but not on the Bank of America Plaza Pari Passu Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the party required to make such advance determines that such an advance would not be recoverable from collections on the Bank of America Plaza Mortgage Loan. Moreover, the applicable Master Servicer or the Trustee will be responsible for making any required Servicing Advances with respect to the Bank of America Plaza Loan Combination unless the party required to make such advance determines that such an advance would not be recoverable from collections on the Bank of America Plaza Loan Combination. Furthermore, after any securitization of a Bank of America Plaza Pari Passu Companion Loan, only the applicable master servicer, special servicer and/or trustee under the servicing agreement governing such securitization (an “Other Securitization Servicing Agreement”) will be responsible for making advances of principal and interest on such Bank of America Plaza Passu Companion Loan (but not on the Bank of America Plaza

Mortgage Loan or the other Bank of America Plaza Pari Passu Companion Loan), unless such master servicer, special servicer and/or trustee, as applicable, determines that such an advance would not be recoverable from collections on such Bank of America Plaza Pari Passu Companion Loan.

Reimbursement of Servicing Advances made with respect to each Bank of America Plaza Pari Passu Companion Loan will be made as described herein under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses—Payment of Servicing Expenses; Servicing Advances”.

Distributions. The terms of the Bank of America Plaza Intercreditor Agreement set forth the respective rights of the Bank of America Plaza Noteholders with respect to distributions of funds received in respect of the Bank of America Plaza Loan Combination, and provide, in general, that:

●
the Bank of America Plaza Mortgage Loan and the Bank of America Plaza Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor; and

●
all payments, proceeds and other recoveries on or in respect of the Bank of America Plaza Mortgage Loan and the Bank of America Plaza Pari Passu Companion Loans will be applied to the Bank of America Plaza Mortgage Loan and the Bank of America Plaza Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of any applicable master servicer, special servicer, trust advisor, certificate administrator or trustee under the applicable pooling and servicing agreement) in accordance with the terms of the Bank of America Plaza Intercreditor Agreement, the Pooling and Servicing Agreement and each Other Securitization Servicing Agreement governing any securitization of a Bank of America Plaza Pari Passu Companion Loan.

Consultation and Control. The controlling note holder under the Bank of America Plaza Intercreditor Agreement with respect to the Bank of America Plaza Loan Combination will be the Subordinate Class Representative (such party, the “Bank of America Plaza Controlling Note Holder”). As such, pursuant to the terms of the Bank of America Plaza Intercreditor Agreement, certain decisions to be made with respect to the Bank of America Plaza Loan Combination, including certain major decisions (which are substantially the same as the Material Actions described herein under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Modifications, Waivers, Amendments and Consents”) will require the approval of the Subordinate Class Representative as and to the extent described herein under “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative”. Generally, during a Subordinate Control Period, if the Subordinate Class Representative fails to notify the applicable Special Servicer of its approval or disapproval of any such decisions or actions within ten (10) business days (or, in connection with a leasing matter, five (5) business days, or in connection with an acceptable insurance default, thirty (30) days) notice thereof, such decisions or actions will be deemed approved. Pursuant to the terms of the Pooling and Servicing Agreement, the Subordinate Class Representative will have certain consent and/or consultation rights with respect to the Bank of America Plaza Loan Combination for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan included in the Issuing Entity.

Notwithstanding the Bank of America Plaza Controlling Note Holder’s consent and/or consultation rights described above, the applicable Master Servicer or applicable Special Servicer is permitted to implement any major decision before the expiration of the aforementioned ten (10) business-day (or, in connection with a leasing matter, five (5) business day, or in connection with an acceptable insurance default, thirty (30) day) period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Bank of America Plaza Mortgage Loan and the Bank of America Plaza Pari Passu Companion Loans.

Pursuant to the terms of the Bank of America Plaza Intercreditor Agreement, the holder of a Bank of America Plaza Pari Passu Companion Loan (or, at any time a Bank of America Plaza Pari Passu Companion Loan is included in a securitization, the holders of the majority of the class of securities issued in such securitization designated as the “controlling class” or any other party assigned the rights to exercise the rights of the holder of such Bank of America Plaza Pari Passu Companion Loan, as and to the extent provided in the applicable Other Securitization Servicing Agreement as a non-controlling noteholder (each, a “Bank of America Plaza Non-Controlling Note Holder”)) will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to any major decisions or the implementation of any recommended actions outlined in an asset status report relating to the Bank of America Plaza Loan Combination, that the applicable Master Servicer or the applicable Special Servicer, as applicable, is required to provide to the Bank of America Plaza Controlling Note Holder under such agreement within the same time frame that the applicable Master Servicer or applicable Special Servicer, as applicable, is required to provide such notices, information and reports to the Bank of America Plaza Controlling Note Holder and (ii) to be consulted by the applicable Master Servicer or applicable Special Servicer, as applicable, on a strictly non-binding basis with respect to certain major decisions as set forth in the Bank of America Plaza Intercreditor Agreement and the implementation by the applicable Special Servicer of any recommended actions outlined in an asset status report. The consultation right of the Bank of America Plaza Non-Controlling Note Holders will expire ten (10) business days (or, in connection with a leasing matter, five (5) business days, or in connection with an acceptable insurance default, thirty (30) days) after the delivery by the applicable Master Servicer or applicable Special Servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day (or, in connection with a leasing matter, five (5) business day, or in connection with an acceptable insurance default, thirty (30) day) consultation period will begin anew. Notwithstanding the Bank of America Plaza Non-Controlling Note Holders’ consultation rights described above, the applicable Master Servicer or the applicable Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business-day (or, in connection with a leasing matter, five (5) business day, or in connection with an acceptable insurance default, thirty (30) day) period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Bank of America Plaza Mortgage Loan and the Bank of America Plaza Pari Passu Companion Loans.

In addition to the consultation rights of the Bank of America Plaza Non-Controlling Note Holders described above, the Bank of America Plaza Non-Controlling Note Holders will have the right to annual meetings (which may be held telephonically) with the applicable Master Servicer or applicable Special Servicer upon reasonable notice and at times reasonably acceptable to such Master Servicer or Special Servicer, as applicable, in which servicing issues related to the Bank of America Plaza Loan Combination are to be discussed.

Neither the applicable Master Servicer nor the applicable Special Servicer may follow any advice or consultation that is inconsistent with the Servicing Standard or any advice or consultation that would require or cause such parties to violate (a) any applicable law, including the REMIC provisions, (b) provisions of the Bank of America Plaza Intercreditor Agreement or the Pooling and Servicing Agreement or (c) the terms of the Bank of America Plaza Loan Combination loan documents.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Bank of America Plaza Intercreditor Agreement, if the Bank of America Plaza Loan Combination becomes a “defaulted mortgage loan” pursuant to the terms of the Pooling and Servicing Agreement and thereafter the applicable Special Servicer determines pursuant to the Pooling and Servicing Agreement and the Bank of America Plaza Intercreditor Agreement to pursue a sale of the Bank of America Plaza Mortgage Loan, such Special Servicer will be required to sell the Bank of America Plaza Mortgage Loan together with the Bank of America Plaza Pari Passu Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the Trustee’s (or any third party hired by the Trustee in accordance with the Pooling and Servicing Agreement) obligation to review whether any offer received for the Bank of America Plaza Mortgage Loan and the Bank of America Plaza Pari Passu Companion Loans constitutes a fair price. The Bank of America Plaza Non-Controlling Note Holders will have consultation rights in connection with such sale, as described above. See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus.

Termination of Special Servicer. The Subordinate Class Representative (during a Subordinate Control Period) and the Certificateholders with the requisite percentage of voting rights (during a

Collective Consultation Period or Senior Consultation Period) will have the right, with or without cause, to replace the applicable Special Servicer then acting with respect to the Bank of America Plaza Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Bank of America Plaza Non-Controlling Note Holders as long as such replacement special servicer satisfies the conditions set forth in the Pooling and Servicing Agreement. See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Replacement of the Special Servicers” in this free writing prospectus.

For additional information regarding the servicing of the Bank of America Plaza Loan Combination, see “Servicing of the Mortgage Loans and Administration of the Trust Fund” in this free writing prospectus.

The Columbus Square Portfolio Loan Combination

General. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance (the “Columbus Square Portfolio Mortgage Loan”), the related Mortgaged Property (the “Columbus Square Portfolio Mortgaged Property”) also secures three other mortgage loans that are pari passu in right of payment with the Columbus Square Portfolio Mortgage Loan (collectively, the “Columbus Square Portfolio Pari Passu Companion Loans” and, together with the Columbus Square Portfolio Mortgage Loans, the “Columbus Square Portfolio Loan Combination”). One of the Columbus Square Portfolio Pari Passu Companion Loans, which has a principal balance as of the Cut-off Date of $75,000,000, is currently held by Wells Fargo Bank, National Association, and the other two Columbus Square Portfolio Pari Passu Companion Loans, which have an aggregate principal balance as of the Cut-off Date of $200,000,000, are currently held by Barclays Bank PLC. Only the Columbus Square Portfolio Mortgage Loan is included in the Trust Fund. The Columbus Square Portfolio Pari Passu Companion Loans are not assets of the Trust Fund.

The holders of the Columbus Square Portfolio Loan Combination (the “Columbus Square Portfolio Noteholders”) have entered into an intercreditor agreement that sets forth the respective rights of each Columbus Square Portfolio Noteholder (the “Columbus Square Portfolio Intercreditor Agreement”).

Servicing. The Columbus Square Portfolio Loan Combination will be serviced from and after the Closing Date, by Wells Fargo Bank, National Association, in its capacity as a Master Servicer, and CWCapital Asset Management LLC, in its capacity as a Special Servicer, pursuant to the terms of the Pooling and Servicing Agreement, subject to the terms of the Columbus Square Portfolio Intercreditor Agreement.

Advances. The applicable Master Servicer or the Trustee will be responsible for making any required principal and interest advances on the Columbus Square Portfolio Mortgage Loan (but not on the Columbus Square Portfolio Pari Passu Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the party required to make such advance determines that such an advance would not be recoverable from collections on the Columbus Square Portfolio Mortgage Loan. Moreover, the applicable Master Servicer or the Trustee will be responsible for making any required Servicing Advances with respect to the Columbus Square Portfolio Loan Combination unless the party required to make such advance determines that such an advance would not be recoverable from collections on the Columbus Square Portfolio Loan Combination. Furthermore, after any securitization of a Columbus Square Portfolio Pari Passu Companion Loan, only the applicable master servicer, special servicer and/or trustee under the servicing agreement governing such securitization (an “Other Securitization Servicing Agreement”) will be responsible for making advances of principal and interest on such Columbus Square Portfolio Passu Companion Loan (but not on the Columbus Square Portfolio Mortgage Loan or any other Columbus Square Portfolio Pari Passu Companion Loan), unless such master servicer, special servicer and/or trustee, as applicable, determines that such an advance would not be recoverable from collections on such Columbus Square Portfolio Pari Passu Companion Loan.

Reimbursement of Servicing Advances made with respect to the Columbus Square Portfolio Pari Passu Companion Loans will be made as described herein under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses—Payment of Servicing Expenses; Servicing Advances”.

Distributions. The terms of the Columbus Square Portfolio Intercreditor Agreement set forth the respective rights of the Columbus Square Portfolio Noteholders with respect to distributions of funds received in respect of the Columbus Square Portfolio Loan Combination, and provide, in general, that:

●
the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor; and

●
all payments, proceeds and other recoveries on or in respect of the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans will be applied to the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of any applicable master servicer, special servicer, trust advisor, certificate administrator or trustee under the applicable pooling and servicing agreement) in accordance with the terms of the Columbus Square Portfolio Intercreditor Agreement, the Pooling and Servicing Agreement and each Other Securitization Servicing Agreement governing any securitization of a Columbus Square Portfolio Pari Passu Companion Loan.

Consultation and Control. The controlling note holder under the Columbus Square Portfolio Intercreditor Agreement with respect to the Columbus Square Portfolio Loan Combination will be the Subordinate Class Representative (such party, the “Columbus Square Portfolio Controlling Note Holder”). As such, pursuant to the terms of the Columbus Square Portfolio Intercreditor Agreement, certain decisions to be made with respect to the Columbus Square Portfolio Loan Combination, including certain major decisions (which are substantially the same as the Material Actions described herein under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Modifications, Waivers, Amendments and Consents”) will require the approval of the Subordinate Class Representative as and to the extent described herein under “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative”. Generally, during a Subordinate Control Period, if the Subordinate Class Representative fails to notify the applicable Special Servicer of its approval or disapproval of any such decisions or actions within ten (10) business days (or, in connection with a leasing matter, five (5) business days, or in connection with an acceptable insurance default, thirty (30) days) of notice thereof such decisions or actions will be deemed approved. Pursuant to the terms of the Pooling and Servicing Agreement, the Subordinate Class Representative will have certain consent and/or consultation rights with respect to the Columbus Square Portfolio Loan Combination for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan included in the Issuing Entity.

Notwithstanding the Columbus Square Portfolio Controlling Note Holder’s consent and/or consultation rights described above, the applicable Master Servicer or applicable Special Servicer is permitted to implement any major decision before the expiration of the aforementioned ten (10) business day (or, in connection with a leasing matter, five (5) business day, or in connection with an acceptable insurance default, thirty (30) day) period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans.

Pursuant to the terms of the Columbus Square Portfolio Intercreditor Agreement, the holder of a Columbus Square Portfolio Pari Passu Companion Loan (or, at any time a Columbus Square Portfolio Pari Passu Companion Loan is included in a securitization, the holders of the majority of the class of securities issued in such securitization designated as the “controlling class” or any other party assigned the rights to exercise the rights of the holder of such Columbus Square Portfolio Pari Passu Companion Loan, as and to the extent provided in the applicable Other Securitization Servicing Agreement as a non-controlling noteholder (each, a “Columbus Square Portfolio Non-Controlling Note Holder”) will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to any major decisions or the implementation of any recommended actions outlined in an asset status report relating to the Columbus Square Portfolio Loan Combination, that the applicable Master Servicer or the applicable Special Servicer, as applicable, is required to provide to the Columbus Square Portfolio Controlling Note Holder under such agreement within the same time frame that the applicable Master Servicer or applicable Special Servicer, as applicable, is required to provide such notices, information and reports to the Columbus Square Portfolio Controlling Note Holder and (ii) to be consulted by the applicable Master Servicer or applicable Special Servicer, as applicable, on a strictly non-binding basis with respect to certain major decisions as set forth in the Columbus Square Portfolio Intercreditor Agreement and the implementation by the applicable Special Servicer of any recommended actions outlined in an asset status report. The consultation right of the Columbus Square Portfolio Non-Controlling Note Holders will expire ten (10) business days (or, in connection with a leasing matter, five (5) business days, or in connection with an acceptable insurance default, thirty (30) days) after the delivery by the applicable Master Servicer or applicable Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Columbus Square Portfolio Non-Controlling Note Holders have responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day (or, in connection with a leasing matter, five (5) business day, or in connection with an acceptable insurance default, thirty (30) day) consultation period will begin anew. Notwithstanding the Columbus Square Portfolio Non-Controlling Note Holders’ consultation rights described above, the applicable Master Servicer or the applicable Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business-day (or, in connection with a leasing matter, five (5) business day, or in connection with an acceptable insurance default, thirty (30) day) period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans.

In addition to the consultation rights of the Columbus Square Portfolio Non-Controlling Note Holders described above, the Columbus Square Portfolio Non-Controlling Note Holder will have the right to annual meetings (which may be held telephonically) with the applicable Master Servicer or applicable Special Servicer upon reasonable notice and at times reasonably acceptable to such Master Servicer or Special Servicer, as applicable, in which servicing issues related to the Columbus Square Portfolio Loan Combination are to be discussed.

Neither the applicable Master Servicer nor the applicable Special Servicer may follow any advice or consultation that is inconsistent with the Servicing Standard or any advice or consultation that would require or cause such parties to violate (a) any applicable law, including the REMIC provisions, (b) provisions of the Columbus Square Portfolio Intercreditor Agreement or the Pooling and Servicing Agreement or (c) the terms of the Columbus Square Portfolio Loan Combination loan documents.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Columbus Square Portfolio Intercreditor Agreement, if the Columbus Square Portfolio Loan Combination becomes a “defaulted mortgage loan” pursuant to the terms of the Pooling and Servicing Agreement and thereafter the applicable Special Servicer determines pursuant to the Pooling and Servicing Agreement and the Columbus Square Portfolio Intercreditor Agreement to pursue a sale of the Columbus Square Portfolio Mortgage Loan, such Special Servicer will be required to sell the Columbus Square Portfolio Mortgage Loan together with the Columbus Square Portfolio Pari Passu Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the Trustee’s (or any third party hired by the Trustee in accordance with the Pooling and Servicing Agreement) obligation to review whether any offer received for the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans constitutes a fair price. The Columbus Square Portfolio Non-Controlling Note Holders will have consultation rights in connection with such sale, as described above. See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus.

Termination of Special Servicer. The Subordinate Class Representative (during a Subordinate Control Period) and the Certificateholders with the requisite percentage of voting rights (during a

Collective Consultation Period or Senior Consultation Period) will have the right, with or without cause, to replace the applicable Special Servicer then acting with respect to the Columbus Square Portfolio Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Columbus Square Portfolio Non-Controlling Note Holders as long as such replacement special servicer satisfies the conditions set forth in the Pooling and Servicing Agreement. See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Replacement of the Special Servicers” in this free writing prospectus.

For additional information regarding the servicing of the Columbus Square Portfolio Loan Combination, see “Servicing of the Mortgage Loans and Administration of the Trust Fund” in this free writing prospectus.

The Stamford Plaza Portfolio Loan Combination

General. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Stamford Plaza Portfolio, representing approximately 6.7% of the Cut-off Date Pool Balance (the “Stamford Plaza Portfolio Mortgage Loan”), the related Mortgaged Property (the “Stamford Plaza Portfolio Mortgaged Property”) also secures two other mortgage loans that are pari passu in right of payment with the Stamford Plaza Portfolio Mortgage Loan (collectively, the “Stamford Plaza Portfolio Pari Passu Companion Loans” and, together with the Stamford Plaza Portfolio Mortgage Loan, the “Stamford Plaza Portfolio Loan Combination”). The Stamford Plaza Portfolio Pari Passu Companion Loans are currently held by Citigroup Global Markets Realty Corp., and have a principal balance, in the aggregate, as of the Cut-off Date of approximately $170,000,000. Only the Stamford Plaza Portfolio Mortgage Loan is included in the Trust Fund. The Stamford Plaza Portfolio Pari Passu Companion Loans are not assets of the Trust Fund.

The holders of the Stamford Plaza Portfolio Loan Combination (the “Stamford Plaza Portfolio Noteholders“) have entered into an intercreditor agreement that sets forth the respective rights of each Stamford Plaza Portfolio Noteholder (the “Stamford Plaza Portfolio Intercreditor Agreement“).

Servicing. The Stamford Plaza Portfolio Loan Combination will initially be serviced by Wells Fargo Bank, National Association, in its capacity as a Master Servicer and specially serviced (if necessary) by CWCapital Asset Management LLC, in its capacity as a Special Servicer, pursuant to the Pooling and Servicing Agreement. After the securitization of the controlling Stamford Plaza Portfolio Pari Passu Companion Loan (the “Stamford Plaza Portfolio Controlling Pari Passu Companion Loan“), the Stamford Plaza Portfolio Loan Combination will be serviced under, and by the master servicer designated in, the pooling and servicing agreement entered into in connection with that securitization (the “Stamford Plaza Companion Loan Pooling and Servicing Agreement“), but the applicable Master Servicer will continue to be primarily responsible for making debt service advances with respect to the Stamford Plaza Portfolio Mortgage Loan notwithstanding any such transfer of servicing; provided however, the Master Servicer will have no obligation to make any advance for debt service payments relating to the Stamford Plaza Portfolio Pari Passu Companion Loans. If the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan is securitized, then the Master Servicer and the Special Servicer, as applicable, nevertheless, will be entitled to compensation for the period before the transfer, and its right to indemnification and certain other rights in respect of its servicing activities relating to the Stamford Plaza Portfolio Loan Combination will survive the transfer.

Advances. The applicable Master Servicer or the Trustee, as applicable, will be responsible for making advances of principal and interest on the Stamford Plaza Portfolio Mortgage Loan (but not on the Stamford Plaza Portfolio Pari Passu Companion Loans) pursuant to the Pooling and Servicing Agreement, unless the applicable Master Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the Stamford Plaza Portfolio Mortgage Loan.

The master servicer, the special servicer (in certain circumstances, but only with respect to servicing advances under clause (ii) below) or the trustee, as applicable, under the Stamford Plaza Companion Loan Pooling and Servicing Agreement will be responsible for making (or with respect to the special servicer and certain servicing advances, may make) (i) any required principal and interest advances on the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan as required under the terms of the Stamford Plaza Companion Loan Pooling and Servicing Agreement (but not on the

Stamford Plaza Portfolio Mortgage Loan or the other Stamford Plaza Portfolio Pari Passu Companion Loan) and (ii) any required Servicing Advances with respect to the Stamford Plaza Portfolio Loan Combination, in each case unless a similar determination of nonrecoverability is made under the Stamford Plaza Companion Loan Pooling and Servicing Agreement.

Distributions. The terms of the Stamford Plaza Portfolio Intercreditor Agreement set forth the respective rights of the Stamford Plaza Portfolio Noteholders with respect to distributions of funds received in respect of the Stamford Plaza Portfolio Loan Combination, and provides, in general, that:

●
the Stamford Plaza Portfolio Mortgage Loan and the Stamford Plaza Portfolio Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor; and

●
all payments, proceeds and other recoveries on or in respect of the Stamford Plaza Portfolio Mortgage Loan and the Stamford Plaza Portfolio Pari Passu Companion Loans will be applied to the Stamford Plaza Portfolio Mortgage Loan and the Stamford Plaza Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of any master servicer, special servicer, trust advisor, certificate administrator or trustee under the applicable pooling and servicing agreement) in accordance with the terms of the Stamford Plaza Portfolio Intercreditor Agreement, the Pooling and Servicing Agreement and the Stamford Plaza Companion Loan Pooling and Servicing Agreement, as applicable.

Consultation and Control. The controlling note holder under the Stamford Plaza Portfolio Intercreditor Agreement with respect to the Stamford Plaza Portfolio Loan Combination will be the subordinate class representative under the Stamford Plaza Companion Loan Pooling and Servicing Agreement (such party, the “Stamford Plaza Portfolio Controlling Note Holder“). Certain decisions to be made with respect to the Stamford Plaza Portfolio Loan Combination, including certain major decisions pursuant to the Stamford Plaza Companion Loan Pooling and Servicing Agreement, will require the approval of the Stamford Plaza Portfolio Controlling Note Holder.

Pursuant to the terms of the Stamford Plaza Portfolio Intercreditor Agreement, the Subordinate Class Representative and the holder of the non-controlling Stamford Plaza Portfolio Pari Passu Companion Loan, as a non-controlling noteholder (each, a “Stamford Plaza Portfolio Non-Controlling Note Holder“) will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to the Stamford Plaza Portfolio Loan Combination, that the companion loan master servicer or the companion loan special servicer, as applicable, under the Stamford Plaza Companion Loan Pooling and Servicing Agreement is required to provide to the Stamford Plaza Portfolio Controlling Note Holder under such agreement within the same time frame the companion loan master servicer or the companion loan special servicer, as applicable, is required to provide such notices, information and reports to the Stamford Plaza Portfolio Controlling Note Holder and (ii) to be consulted by the companion loan master servicer or companion loan special servicer on a strictly non-binding basis with respect to certain major decisions as set forth in the Stamford Plaza Portfolio Intercreditor Agreement and the implementation by the companion loan special servicer of any recommended actions outlined in an asset status report. The consultation right of each Stamford Plaza Portfolio Non-Controlling Note Holder will expire 10 business days after the delivery by companion loan master servicer or the companion loan special servicer, as applicable, of notice and information relating to the matter subject to consultation, whether or not such Stamford Plaza Portfolio Non-Controlling Note Holder has responded within such period; provided, that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding each Stamford Plaza Portfolio Non-Controlling Note Holder’s non-binding consultation rights described above, the companion loan master servicer or the companion loan special servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Stamford Plaza Portfolio Mortgage Loan and the Stamford Plaza Portfolio Pari Passu Companion Loans.

In addition to the non-binding consultation rights of the Stamford Plaza Portfolio Non-Controlling Note Holders described above, prior to the occurrence and continuance of a control termination event or similar event with respect to the “controlling class” under the Stamford Plaza Companion Loan Pooling and Servicing Agreement, each Stamford Plaza Portfolio Non-Controlling Note Holder will have the right to attend annual conference calls with the companion loan master servicer or the companion loan special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the companion loan master servicer or the companion loan special servicer, as applicable, in which servicing issues related to the Stamford Plaza Portfolio Loan Combination and the properties securing the Stamford Plaza Portfolio Loan Combination are discussed.

None of the applicable Master Servicer, the applicable Special Servicer or the companion loan master servicer or the companion loan special servicer may follow any advice or consultation that would require or cause such parties to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause such parties to violate provisions of the Stamford Plaza Portfolio Intercreditor Agreement, the Pooling and Servicing Agreement or the Stamford Plaza Companion Loan Pooling and Servicing Agreement, require or cause such parties to violate the terms of the Stamford Plaza Portfolio Loan Combination, or materially expand the scope of any of such parties’ responsibilities under the Stamford Plaza Portfolio Intercreditor Agreement. Neither the companion loan master servicer nor the companion loan special servicer is obligated at any time to follow or take any alternative actions recommended by any of the Stamford Plaza Portfolio Non-Controlling Note Holders.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Stamford Plaza Portfolio Intercreditor Agreement, if the Stamford Plaza Portfolio Loan Combination becomes a “defaulted mortgage loan” pursuant to the terms of the Pooling and Servicing Agreement or the Stamford Plaza Companion Loan Pooling and Servicing Agreement, as applicable, and the companion loan special servicer determines to pursue a sale of the Stamford Plaza Portfolio Mortgage Loan or either Stamford Plaza Portfolio Pari Passu Companion Loan, then the companion loan special servicer will be required to sell the Stamford Plaza Portfolio Mortgage Loan together with the Stamford Plaza Portfolio Pari Passu Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the companion loan trustee’s (or any third party hired by the companion loan trustee in accordance with the Stamford Plaza Companion Loan Pooling and Servicing Agreement) obligation to review any offer received for the Stamford Plaza Portfolio Mortgage Loan and the Stamford Plaza Portfolio Pari Passu Companion Loans. Each Stamford Plaza Portfolio Non-Controlling Note Holder will have consultation rights in connection with such sale, as described above. See “Servicing of Mortgage Loans and Administration of the Trust Fund—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus.

Appointment of Special Servicer. The Stamford Plaza Portfolio Controlling Note Holder or its designee will have the right, with or without cause, to replace the special servicer then acting with respect to the Stamford Plaza Portfolio Loan Combination and appoint a Qualified Replacement Special Servicer in lieu thereof without the consent of either Stamford Plaza Portfolio Non-Controlling Note Holder as long as such Qualified Replacement Special Servicer satisfies the conditions set forth in the Stamford Plaza Companion Loan Pooling and Servicing Agreement.

For additional information regarding the servicing of the Stamford Plaza Portfolio Loan Combination, see “Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

Subordinate and/or Other Financing

Existing (Secured Financing and Mezzanine and Similar Financing)

Except as described below under “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”, the following paragraphs summarize information regarding existing secured financing and mezzanine and similar financing incurred by one or more owners of the borrower that is secured by the related Mortgaged Property or by a pledge of all or a portion of that owner’s direct or indirect equity interests in the borrower.

Other than certain Mortgage Loans secured by residential cooperative properties, none of the Mortgage Loans have related subordinate indebtedness that is secured by the related mortgaged property. For information regarding existing secured subordinate debt with respect to Mortgage Loans secured by residential cooperative properties, see “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” below in this free writing prospectus.

The following tables set forth certain combined loan-to-value ratio and debt service coverage ratio information for the mortgage loans that have existing mezzanine indebtedness.

Existing Mezzanine Financing

Mortgage Loan/Property Portfolio Names	Mortgage Loan Cut-off Date Balance	% of Cut-off Date Pool Balance	Mezzanine Debt Cut-off Date Balance	Intercreditor or Similar Agreement	Combined Debt Service Coverage Ratio	Combined LTV Ratio
Stamford Plaza Portfolio	$100,000,000	6.7%	NAP(1)	NAP(2)	NAP	NAP
Texas Portfolio	$31,423,000	2.1%	$5,377,000	Y	1.24x	84.1%
55 Miracle Mile	$20,400,000	1.4%	$3,400,000	Y	0.95x	79.3%

(1)
The aggregate original principal balance of the Stamford Plaza Portfolio mezzanine loans is $390,000,000. The mezzanine loans’ individual original balances are, respectively $50,000,000, $100,000,000, $100,000,000, $100,000,000 and $40,000,000 and bear interest at LIBOR plus 1.50%, LIBOR plus 2.25%, LIBOR plus 2.50%, LIBOR plus 3.75% and a fixed rate of 15.00%, respectively.

(2)	The mezzanine lenders under the Stamford Plaza Portfolio mezzanine loans have executed subordination and standstill agreements.

The mezzanine loan related to each of the above described Mortgage Loans, with the exception of the Stamford Plaza Portfolio Mortgage Loan, which related mezzanine loans are each subject to separate standstill and subordination agreements, is generally subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative rights and priorities between the holders of the related Mortgage Loan and the related mezzanine loan. The intercreditor agreements generally provide, among other things that (a) the related mezzanine loan lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (b) the related mezzanine loan lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, (c) upon the occurrence of an event of default under the mezzanine loan documents, subject to certain conditions, the related mezzanine loan lender may foreclose upon the pledged equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, and (d) if the related Mortgage Loan is accelerated, an enforcement action has been commenced and is continuing under the related Mortgage Loan, a bankruptcy proceeding has been commenced against the Mortgage Loan borrower, or the related Mortgage Loan becomes a specially serviced loan as a result of an event of default under the related Mortgage Loan, then the related mezzanine loan lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon, plus any protective advances made by the related Mortgage Loan lender or its servicer and any interest thereon or on any monthly debt service advances, and plus certain fees and expenses payable to any servicer or trustee, but generally excluding any late charges, default interest, exit fees, spread maintenance, defeasance premiums or yield maintenance charges and prepayment premiums, and further excluding liquidation fees and/or workout fees if the purchase is effected within a specified period after the purchase option arises. In general, an event of default under the Mortgage Loan will trigger an event of default under the mezzanine loan. The holder of each mezzanine loan also has consent rights over certain modifications of the Mortgage Loan that adversely affect the mezzanine lender prior to an event of default under the related Mortgage Loan and certain limited consent rights over modifications of the related Mortgage Loan entered into in connection with a workout following an event of default under the related Mortgage Loan. The holder of each mezzanine loan may also have certain consent rights with respect to annual budgets, leases and alterations with respect to the related Mortgaged Property, the replacement of the property manager for the Mortgaged Property, and transfers and pledges of the Mortgage Loan to non-qualified entities. In addition, the Mortgage Loan lender may be prohibited under the intercreditor agreement from accepting a deed-in-lieu of foreclosure from the borrower until it has provided the mezzanine lender with prior written notice of such intention and given the mezzanine lender the opportunity to purchase the Mortgage Loan for a specified period of time prior to acceptance of such deed at the purchase price set forth in the immediately preceding clause (d). In some cases, upon completion of a foreclosure of a mezzanine loan, the non-recourse carveout guarantor and/or environmental indemnitor for the related Mortgage Loan may be released from liability under its related guaranty, and the foreclosing mezzanine lender may not be obligated to replace the guarantor and/or indemnitor with respect to some or all of its obligations.

With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Stamford Plaza Portfolio, representing approximately 6.7% of the Cut-off Date Principal Balance, affiliates of the borrowers (the “Stamford Plaza Borrowers“) have five outstanding junior mezzanine loans (the “Stamford Plaza Mezzanine Loans“). Two of the Mezzanine Loans are currently owned by affiliates of the borrowers, another two of the Mezzanine Loans are majority owned by affiliates of the borrowers, and the remaining Mezzanine Loan is owned by an affiliate of the borrower who has pledged its interest in such Mezzanine Loan to Westdeutsche Immobilienbank Mainz (“WIB“) as security for another subordinate loan with an equal balance. The Stamford Plaza Mezzanine Loans are secured by the direct or indirect equity interests in such borrower affiliates. The Stamford Plaza Mezzanine Loans have an aggregate original principal balance of $390,000,000, of which approximately $276,400,000 is owned by or participated to affiliates of the borrowers, and another approximately $50,000,000 is owned by an affiliate but pledged to WIB as discussed above. Pursuant to the Stamford Plaza Mezzanine Loan documents, a portion of the aggregate principal amount of the Stamford Plaza Mezzanine Loans has been allocated to each of the Stamford Plaza Portfolio Properties and other unrelated properties covered by the Stamford Plaza Mezzanine Loans (for purposes of Stamford Plaza Mezzanine Loan document provisions regarding, among other things, sales of individual properties at mezzanine loan release prices and allocation of insurance proceeds). The portion of the Stamford Plaza Mezzanine Loans so allocated to the Stamford Plaza Portfolio Properties in accordance with the Stamford Plaza Mezzanine Loan documents is approximately $227,175,000. Each of the Stamford Plaza Mezzanine Loans matures on August 6, 2024. The mezzanine lenders have entered into subordination and standstill agreements with the mortgage lender with respect to each of the Stamford Plaza Mezzanine Loans. In addition, the mezzanine lenders and WIB do not have any cure rights, purchase options or consent rights with respect to actions under the Stamford Plaza Portfolio Loan Combination.

Permitted In Future (Secured Financing and Mezzanine and Similar Financing)

Except as described below under “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”, all of the Mortgage Loans prohibit borrowers from incurring any additional mortgage indebtedness secured by the related Mortgaged Property without the consent of the lender. However, certain borrowers or their owners are permitted to incur mezzanine or similar financing secured by a pledge of all or a portion of an owner’s direct or indirect equity interests in the borrower in the future. The following table presents the principal conditions under which such financing may be incurred.

Permitted Future Mezzanine Financing

Mortgage Loan/Property Portfolio Names	Mortgage Loan Cut-off Date Balance	% of Cut- off Date Pool Balance	Maximum Principal Amount Permitted (If Specified)(1)	Other Lender Must Execute Intercreditor or Similar Agreement	Minimum Combined Debt Service Coverage Ratio of Mortgage Loan and Other Loan(2)	Maximum Combined LTV Ratio of Mortgage Loan and Other Loan(2)		Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Bank of America Plaza(4)	$150,000,000	10.1%	NAP	Y	2.10x	66.0%		Y
CSM Bakery Supplies Portfolio I(4)(5)	$44,557,500	3.0%	NAP	Y	1.20x	72.5%		Y
CSM Bakery Supplies Portfolio II(5)	$24,570,000	1.7%	NAP	Y	1.20x	72.5%		Y
Hilton Garden Inn - Middleton	$13,733,465	0.9%	$990,000	Y	1.25x	70.0%		Y
Greenbrier Plaza(6)	$7,500,000	0.5%	NAP	Y	NAP	75.0	%(7)	Y
Strand Building	$5,300,000	0.4%	NAP	Y	1.75x	60.0%		Y
Merri-Five Plaza	$4,837,500	0.3%	NAP	Y	1.30x	75.0%		Y
Red Roof Inn San Diego	$4,495,035	0.3%	NAP	Y	NAP	65.0%		Y

(1)
Indicates the maximum aggregate principal amount of the mortgage loan and the related mezzanine loan (if any) that is specifically stated in the mortgage loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)
Debt service coverage ratios and loan-to-value ratios are to be calculated in accordance with definitions set forth in the related mortgage loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be based on a recent appraisal.

(3)
Indicates whether the conditions to the financing include (a) delivery of confirmation from the Rating Agencies that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	See “Summaries of the Fifteen Largest Mortgage Loans—Bank of America Plaza” and “—CSM Bakery Supplies Portfolio I” in Annex A-3 to this free writing prospectus.

(5)
With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as CSM Bakery Supplies Portfolio I and CSM Bakery Supplies Portfolio II, the loan documents require that any permitted future mezzanine debt result in, among other things, a debt yield of not less than 8.50%.

(6)
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Greenbrier Plaza, the loan documents require that any permitted future mezzanine debt held by a third party lender result in, among other things, a combined loan-to-value ratio of no more than 60%.

(7)
The Maximum Combined LTV ratio of the Greenbrier Plaza Mortgage Loan and Other Loan is (i) 75.0% in the case of a mezzanine loan made by the Greenbrier Plaza borrower to a transferee borrower in connection with a transfer and assumption and (ii) 60.0% in the case of a mezzanine loan made by a third-party lender reasonably acceptable to the Greenbrier Plaza lender and the rating agencies.

Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives

With respect to mortgage loans secured by residential cooperative properties, many of the related borrowers have incurred additional indebtedness secured by the related Mortgaged Property. Such additional secured indebtedness in existence as of the Cut-off Date is expressly subordinate to the related cooperative Mortgage Loan included in the trust and is described on Annex A-1 to this free writing prospectus. The following table presents certain information with respect to existing subordinate mortgage indebtedness encumbering residential cooperative properties securing Mortgage Loans included in the trust.

Mortgage Loan Name	Mortgage Loan Cut-off Date Principal Balance	Non-Trust Mortgage Loan Maximum Balance Allowed	Non-Trust Mortgage Loan Balance ($) as of 8/20/2014	Total Cut- off Date Debt Balance(1)	Total Maximum Debt Balance(2)	Total Maximum Debt LTV Ratio(2)	Mortgage Loan Interest Rate	Non-Trust Mortgage Loan Interest Rate	Total Maximum Debt U/W NCF DSCR(3)
14 Horatio Street Apartments Corp.	$4,200,000	$500,000	$0	$4,200,000	$4,700,000	3.4%	3.880%	greater of 3.90% or 1MO LIBOR+3.85%	17.46x
250 Equities Corp.	$1,195,161	$250,000	$0	$1,195,161	$1,445,161	10.1%	4.100%	greater of 4.00% or 1MO LIBOR+3.75%	5.90x
250 West 16th Street Owners Corp.	$1,250,000	$750,000	$0	$1,250,000	$2,000,000	5.3%	4.000%	greater of 3.90% or 1MO LIBOR+3.75%	12.77x
3215 Owners, Ltd.	$1,400,000	$250,000	$0	$1,400,000	$1,650,000	13.2%	4.100%	greater of 3.90% or 1MO LIBOR+3.75%	7.44x
338 West 19th Street Incorporated	$897,778	$200,000	$0	$897,778	$1,097,778	13.0%	4.350%	greater of 4.00% or 1MO LIBOR+3.75%	4.25x
406 West 46th Street Corp.	$1,246,670	$250,000	$0	$1,246,670	$1,496,670	20.4%	4.000%	greater of 4.00% or 1MO LIBOR+3.75%	3.48x
72nd Street East Corporation	$4,250,000	$1,250,000	$0	$4,250,000	$5,500,000	3.7%	4.100%	greater of 3.90% or 1MO LIBOR+3.75%	40.70x
741 West End Avenue Owners Corp.	$1,246,670	$500,000	$0	$1,246,670	$1,746,670	12.1%	4.000%	greater of 4.00% or 1MO LIBOR+3.85%	5.98x
Bay Terrace Cooperative Section VIII, Inc.	$3,191,475	$500,000	$0	$3,191,475	$3,691,475	13.4%	4.000%	greater of 3.90% or 1MO LIBOR+3.75%	5.79x
Fifth Avenue Loft Corporation	$4,600,000	$1,000,000	$0	$4,600,000	$5,600,000	11.2%	4.000%	greater of 4.00% or 1MO LIBOR+3.75%	6.42x
Greenwood Arms Cooperative Corp.	$4,089,078	$500,000	$0	$4,089,078	$4,589,078	19.1%	4.000%	greater of 4.00% or 1MO LIBOR+3.75%	9.10x
Michelle Tenants Corp.	$1,496,004	$400,000	$0	$1,496,004	$1,896,004	14.4%	4.000%	greater of 4.00% or 1MO LIBOR+3.75%	6.46x
Parkside Development Company, Inc.	$6,000,000	$1,000,000	$0	$6,000,000	$7,000,000	27.7%	4.120%	greater of 4.00% or 1MO LIBOR+3.75%	4.33x
Sted Tenant Owners Corp.	$1,695,471	$200,000	$0	$1,695,471	$1,895,471	12.9%	4.000%	greater of 4.00% or 1MO LIBOR+3.75%	7.52x

(1)	The Total Cut-off Date Debt Balance is calculated using the Cut-off Date Principal Balance of the Mortgage Loan and the balance of the non-trust mortgage loan as of August 20, 2014.

(2)
The Total Maximum Debt Balance and the Total Maximum Debt LTV Ratio are calculated assuming that the non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date.

(3)
The Total Maximum Debt U/W NCF DSCR is calculated assuming (i) that interest on the non-trust mortgage loan is accruing pursuant to the applicable loan document (with the applicable interest rate determined using LIBOR in effect as of August 20, 2014 and giving effect to any applicable interest rate floor), (ii) that the non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date and (iii) that the initial interest-only period for such non-trust mortgage loan has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note.

In addition, with respect to Mortgage Loans secured by residential cooperative properties, it is anticipated that additional subordinate indebtedness secured by the related Mortgaged Property may be incurred. For example:

●
With respect to the Mortgage Loan identified on Annex A-1 to this free writing prospectus as Evelyn Court Apartment Corp., representing approximately 0.2% of the Cut-Off Date Pool Balance, the related loan documents permit the borrower to incur additional future indebtedness secured by the related Mortgaged Property, subject to the satisfaction of various conditions, including that (a) the combined loan-to-value ratio of the Mortgage Loan included in the trust and the total of such additional secured indebtedness does not exceed the lesser of (x) twenty (20%) percent of the value of the Mortgaged Property as a residential cooperatively-owned apartment building and (y) thirty-five (35%) percent of the value of the Mortgaged Property as a multi-family residential rental apartment building and (b) such additional secured indebtedness be expressly subordinate to the related cooperative Mortgage Loan included in the trust.

●
With respect to the Mortgage Loan identified on Annex A-1 to this free writing prospectus as 250 West 16th Street Owners Corp., representing approximately 0.1% of the Cut-Off Date Pool Balance, the related loan documents permit the borrower to incur additional future indebtedness secured by the related Mortgaged Property, subject to the satisfaction of various conditions, including that (a) the combined loan-to-value ratio of the Mortgage Loan included in the trust and the total of such additional secured indebtedness does not exceed the lesser of (x) forty (40%) percent of the value of the Mortgaged Property as a residential cooperatively-owned apartment building and (y) forty (40%) percent of the value of the Mortgaged Property as a multi-family residential rental apartment building and (b) such additional secured indebtedness be expressly subordinate to the related cooperative Mortgage Loan included in the trust.

In addition, with respect to each of the Mortgage Loans secured by residential cooperative properties, the Pooling and Servicing Agreement permits the applicable Master Servicer to grant consent to additional subordinate financing secured by the related cooperative property (even if such subordinate financing is prohibited by the terms of the related mortgage loan documents), subject to the satisfaction of certain conditions, including that (i) the maximum combined loan-to-value ratio not exceed 40% (based on the Value Co-op Basis of the related Mortgaged Property as set forth in an updated appraisal obtained in connection with the proposed indebtedness; provided, however, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc., such loan-to-value ratio shall be determined based upon the “Coop-Rental Value” of the related Mortgaged Property as set forth in an updated appraisal obtained in connection with the proposed indebtedness), (ii) the aggregate of proposed and existing subordinate financing secured by the related Mortgaged Property not exceed $7.5 million, (iii) the net proceeds of the subordinate debt be used principally for funding capital expenditures, major repairs or reserves, (iv) the subordinate mortgage loan is not permitted to have a stated maturity date that is prior to the maturity date of the related Mortgage Loan if the subordinate mortgage loan is not fully amortizing and (v) NCB, FSB or any affiliate thereof that originates (in accordance with its underwriting standards for such loans) the subordinate mortgage loan, executes and delivers to the Trustee for inclusion in the mortgage file an intercreditor and subordination agreement with respect to such subordinate mortgage. “Value Co-op Basis” means, with respect to any residential cooperative property securing a Mortgage Loan, the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the Master Servicer determined as if the related Mortgaged Property is operated as a residential cooperative; in general, such value equals the gross sellout value of all cooperative units in the related Mortgaged Property (applying a discount as determined by the appraiser for rent regulated and rent controlled units), based in part on various comparable sales of cooperative apartment units in the market, plus the amount of the underlying debt encumbering the related Mortgaged Property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered.

However, the intercreditor agreements that in each instance govern the interaction between the mortgagee under the Mortgage Loan and the lender with respect to any such additional secured debt do not (as to existing additional subordinate debt) and are not likely to (as to future additional secured debt) contain “standstill” provisions in favor of the mortgagee under the Mortgage Loan. As a result, the lender under any such permitted additional debt could foreclose upon its lien and cause a default on the related Mortgage Loan, regardless of whether such Mortgage Loan was otherwise in default. See “Risk Factors—Risks Related to the Mortgage Loans—A Borrower’s Other Loans May Reduce the Cash Flow Available to the Mortgaged Property Which May Adversely Affect Distributions on Your Certificates; Mezzanine Financing Reduces a Principal’s Equity in, and Therefore Its Incentive to Support, a Mortgaged Property” in this free writing prospectus.

In each of the aforementioned cases, NCB, FSB or one of its affiliates is likely to be the lender on such subordinate financing, although it is not obligated to provide such financing. In addition, the Mortgage Loans secured by residential cooperative properties do not restrict the pledge of direct equity interests in the related cooperative borrower in connection with the financing of cooperative apartment units. See “Risk Factors—Risks Related to the Offered Certificates—If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the Trust Fund” and “—Various Other Securitization-Level Conflicts of Interest May Have an Adverse Effect on Your Offered Certificates—Conflicts Between the Trust Fund and the Mortgage Loan Sellers and Their Affiliates” in this free writing prospectus.

Other Additional Financing

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without lender consent. See “—Certain Terms of the Mortgage Loans—’Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. The mortgage loan documents for such Mortgage Loans contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the mortgage loan documents but do not prohibit a change in control in the event of a permitted foreclosure. In particular, with respect to the fifteen largest Mortgage Loans or cross-collateralized loan groups, that, if aggregated, would be of comparable size:

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, representing approximately 10.1% of the Cut-off Date Pool Balance, the guarantor is permitted to pledge up to 10% of direct or indirect minority, non-controlling interest, subject to certain conditions, including the repayment of such obligations’ not being specifically tied to cash flow of the mortgaged property.

In addition, the borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related mortgage loan documents. For example:

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as 400 Atlantic Avenue, representing approximately 1.7% of the Cut-off Date Pool Balance, the borrower has incurred unsecured debt in the amount of $10,300,000 in the form of a shareholder loan from Pyriform Limited, the 100% direct owner of the borrower. Such shareholder loan is fully subordinate to the Mortgage Loan.

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Bentley Commons at Keene, representing approximately 1.1% of the Cut-off Date Pool Balance, the loan documents permit members of the borrower to provide unsecured subordinate debt to the borrower in an amount not to exceed 20% of the outstanding principal balance of the Mortgage Loan. To date, $809,928 of such unsecured loans have been provided to the borrower. Any such unsecured loan is required to be fully subordinate in all respects to the related Mortgage Loan and payable only out of available excess cash flow and payment on such loan may be made if an event of default is continuing or would be caused thereby.

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With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Holiday Inn Express – Lexington and Holiday Inn Express - Georgetown, collectively representing approximately 1.1% of the Cut-off Date Pool Balance, the respective loan documents permit any guarantor of the borrower to provide unsecured indebtedness to the borrower in an amount not to exceed 5% of the outstanding principal balance of the Mortgage Loan. Any such unsecured loan is required to be fully subordinate in all respects to the related Mortgage Loan and payable only out of available excess cash flow, and no payment on such loan may be made if an event of default has occurred and is continuing or would be caused thereby.

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With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as CT Self Storage – Fullerton and CT Self Storage – Escondido, representing approximately 0.5% and 0.4% of the Cut-off Date Pool Balance, respectively, the related borrower has or may enter into a loan with certain of its affiliates provided that, among other things, (a) payments on any such loan may only be made from excess cash flow after payments of amounts due on the related Mortgage Loan and (b) any such loan is fully subordinated in all respects to the related Mortgage Loan.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Furthermore, direct and indirect preferred equity investments have been, or are permitted to be, made in the borrowers under certain of the Mortgage Loans. For example, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Sansone Regal Plaza, representing approximately 1.0% of the Cut-off Date Pool Balance, the borrower is owned by two managing members, each of which controls a 50% interest in the borrower. The Mortgage Loan documents permit each managing member to make a future preferred equity investment in the borrower in amounts which total, in the aggregate, $627,723.28 without the consent of the lender and provided that certain conditions in the Mortgage Loan documents are satisfied.

Net Cash Flow and Certain Underwriting Considerations

Underwritten Net Cash Flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the Mortgage Loan Sellers. Each investor should review the assumptions described in Annex B to this free writing prospectus and make its own determination of the appropriateness of the assumptions used in determining Underwritten Net Cash Flow. See “Risk Factors—Risks Related to the Mortgage Loans—Debt Service Coverage and Net Cash Flow Information Is Based on Numerous Assumptions” and see “Summaries of the Fifteen Largest Mortgage Loans” in Annex A-3 to this free writing prospectus.

See “Certain Characteristics of the Mortgage Loans and Mortgaged Properties”, including the footnotes thereto, attached as Annex A-1 to this free writing prospectus for underwriting assumptions pertaining to lease income from tenants that were not paying rent or not in occupancy. See also “Description of the Mortgage Pool—Tenant or Other Third Party Matters” and “—Other Matters” in this free writing prospectus. For additional information related to calculation of Underwritten Net Cash Flow for Mortgage Loans secured by residential cooperative properties, see “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

Cash Management Agreements/Lockboxes

Ninety-five (95) of the Mortgage Loans, representing approximately 90.3% of the Cut-off Date Pool Balance, generally provide that rents, credit card receipts, accounts receivables payments and other income derived from the related Mortgaged Properties are (or, in the case of a springing arrangement, will be) subject to a cash management or lockbox arrangement.

Annex A-1 to this free writing prospectus sets forth (among other things) the type of provisions (if any) for the establishment of a lockbox under the terms of each Mortgage Loan. The following is a description of each type of provision:

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Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the Trust and then applied by servicer in accordance with the related mortgage loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

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Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Until the occurrence of a “trigger” event, which typically includes an event of default under the mortgage loan documents, such funds are forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

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Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the Trust and applied by the servicer in accordance with the related mortgage loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

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Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Until the occurrence of a “trigger” event, which typically includes an event of default under the mortgage loan documents, such funds are forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the mortgage loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the Trust Fund. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the servicer in accordance with the related mortgage loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

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Springing (With Established Account). A lockbox account is established at origination. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The mortgage loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the mortgage loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Funds are then swept into a cash management account controlled by the servicer on behalf of the Trust and applied by the servicer in accordance with the related mortgage loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

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Springing (Without Established Account). No lockbox account or agreement is established at origination. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The mortgage loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the mortgage loan documents, a lockbox account controlled by the applicable servicer on behalf of the Trust Fund would be established and the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Funds are then swept into a cash management account controlled by the servicer on behalf of the Trust and applied by the servicer in accordance with the related mortgage loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

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None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the Trust Fund. See the footnotes to Annex A-1 to this free writing prospectus for more information regarding lockbox provisions for the Mortgage Loans.

Hazard Insurance

Except to the extent that the insurance is to be maintained by a tenant or other third party or the borrower or a tenant is permitted to self-insure, each borrower under a Mortgage Loan is required to maintain all insurance required by the terms of the mortgage loan documents in the amounts set forth therein, which will be obtained from an insurer meeting the requirements of the mortgage loan documents. This includes a fire and hazard insurance policy with extended coverage. The coverage of each policy will generally be in an amount, subject to a deductible customary in the related geographic area, that is not less than the lesser of (a) the full replacement cost of the improvements that are security for the subject Mortgage Loan, with no deduction for depreciation, and (b) the outstanding principal balance owing on that Mortgage Loan, but in any event, in an amount sufficient to avoid the application of any coinsurance clause.

If, on the date of origination of a Mortgage Loan, a material portion of the borrower owned improvements on a Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency (“FEMA”) as having special flood hazards (and such flood insurance is required by FEMA and has been made available), the mortgage loan documents generally require flood insurance meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage of at least the lesser of (a) the outstanding principal balance of the Mortgage Loan and (b) the maximum amount of flood insurance available for the Mortgaged Property permitted by FEMA.

In some cases, the Mortgage Loans allow hazard insurance to be provided under a blanket insurance policy. Such a blanket insurance policy will also cover other real properties, some of which may not secure mortgage loans included in the Trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in the Trust. In addition, certain Mortgage Loans provide that a significant or sole tenant (or, if applicable, a condominium association) may obtain third-party insurance with respect to the related Mortgaged Property or with respect to its building thereon or may self-insure and that such third-party insurance or self-insurance satisfies the insurance requirements of the related borrower.

See also representation and warranty nos. 18 and 31 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Maintenance of Insurance” in this free writing prospectus for a description of the obligations of the Master Servicers and the Special Servicers with respect to the enforcement of the obligations of the borrowers under the mortgage loan documents and other matters related to the maintenance of insurance.

Litigation Considerations

There may be material pending or threatened legal proceedings against, or other past or present criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance, the guarantor (Larry Gluck) is a named defendant in a lawsuit filed by a former partner, Robert Rosania, alleging breach of contract, including the withholding of financial records and information, and seeking unspecified compensatory damages. The lawsuit involves the plaintiff’s ownership stake in various New York City properties that are mutually owned (the plaintiff has an indirect ownership in the mortgaged property of approximately 4%). The lawsuit is currently in abeyance as the parties attempt to reach a settlement, which may include Mr. Gluck’s acquisition of the plaintiff’s ownership stake in the related properties.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified in Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance, Joseph Chetrit, a principal in CG Park West LLC (a 65% owner of the borrower) and individually a 16.7% indirect equity holder in borrower, was convicted of a federal felony in 1990 (entry of goods by means of false statements) in connection with a plan to circumvent U.S. import quotas on South Korean goods by trans-shipping South Korean fabric to France and re-labeling it as French for import into the U.S. Mr. Chetrit was sentenced to 3 years’ probation, among other things.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as States Addition Apartments, representing approximately 1.9% of the Cut-off Date Pool Balance, the sponsor has been involved in two real estate projects with a third partner. A partnership dispute arose in 2013 which resulted in both parties filing suit against one another. The sponsor reported that a settlement agreement is in place and that the terms for the sponsor to buy out the third partner for approximately $10,000,000 by the middle of November, 2014.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Courtyard by Marriott – Aventura, representing approximately 1.8% of the Cut-off Date Pool Balance, affiliates of the loan sponsor (Jeffrey Soffer) filed for Chapter 11 bankruptcy protection in mid-2009 (later converted to Chapter 7 bankruptcy at the end of 2009) from the failure of the Fontainebleau Las Vegas project. The project’s funding was disrupted by the Lehman bankruptcy in 2009. The bankruptcy court approved a comprehensive settlement in November 2013, but certain actions by the Chapter 7 trustee were excluded from the scope of the settlement. The Chapter 7 trustee’s lawsuits allege fraudulent conveyance, breach of fiduciary duty, mismanagement of the project and intentional misrepresentations. These actions are currently in mediation. While settlement of the Chapter 7 trustee’s claims within the $150 million limits of applicable director and officer liability policies is a possible outcome, the claims against Jeffrey Soffer individually could exceed $2 billion (the amounts claimed being based on total project costs), and we cannot assure you that such an adverse outcome will not occur. Subject to court approval, the Chapter 7 trustee reached a settlement with Mr. Soffer and his affiliates in July 2014 that, if approved, would result in a bar of further pending lawsuits and payment by Soffer of approximately $83 million, a substantial portion of which is being paid by insurance policies. The court is expected to rule on the proposed settlement in September 2014. In addition Jeffrey Soffer was one of several co-defendants in a $100 million wrongful death action filed in

Florida in January 2014 related to a 2012 helicopter crash in the Bahamas. The lawsuit sought to undo a previous insurance settlement, among other things, and no additional insurance coverage is available for further damages. The lawsuit was dismissed without prejudice in August 2014, however, there can be no assurance that the plaintiff will not appeal the ruling or amend and refile the original complaint. Further, Jeffrey Soffer is a co-defendant in one or more breach of contract actions related to unpaid commissions aggregating to approximately $12 million, related to various projects. Further, Jeffrey Soffer is also a co-defendant in an action to enforce a $40 million guaranty delivered in connection with a loan secured by the Town Square shopping center located in Las Vegas, Nevada, which loan went into default in March 2009. After the related lenders foreclosed on that property, they sought a deficiency judgment against Mr. Soffer. The court found that Mr. Soffer was obligated to the lenders under the guaranty but referred the matter to a special master to assess the amount of damages. Following hearings in September 2013, the special master recommended that no damages be assessed. That determination is not final, however.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Normandale Village, representing approximately 0.9% of the Cut-Off Date Pool Balance, the managing member of one of the tenant-in-common borrowers, is the borrower under two other mortgage loans unrelated to the Mortgaged Property that are each in default and subject to foreclosure proceedings. In addition, principals of such managing member previously served as guarantors on another mortgage loan unrelated to the Mortgaged Property, which was subject to a foreclosure proceeding and ultimately subject to a settlement agreement with the related lender.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Gander Mountain – Arlington, representing approximately 0.6% of the Cut-off Date Pool Balance, the related nonrecourse carveout guarantor is currently being sued on a $1.5 million guaranty of a foreclosed debt that had been secured by an unrelated commercial property.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Zang Business Center, representing approximately 0.6% of the Cut-off Date Pool Balance, an entity affiliated with the carveout guarantor of the Mortgage Loan, Park and Flanders LLC (“Park”), is a lender on a defaulted loan unrelated to the Mortgage Loan. Park has filed a claim against the guarantor of such defaulted loan, and such guarantor has filed a counterclaim against both Park and the carveout guarantor of the Mortgage Loan. The amount of the defaulted loan and the details of the claim were not disclosed to the mortgage loan seller. No specific dollar amount was claimed in the countersuit.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Fishers Town Center, representing approximately 0.3% of the Cut-Off Date Pool Balance, George P. Broadbent, the Mortgage Loan sponsor and non-recourse guarantor with respect to such Mortgage Loan, caused the bankruptcy filing for five special purpose entity borrowers each of which were in maturity default as a result of their inability to refinance the related loans at maturity. In addition, Mr. Broadbent was the defendant in three litigations regarding maturity defaults between August 2009 and May 2010. These litigations were settled under a confidential agreement.

In addition, see also representation and warranty no. 15 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus). See also “—Default History, Bankruptcy Issues and Other Proceedings” below.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust Fund. For example:

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With respect to thirty-four (34) Mortgage Loans, secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, Offices at Broadway Station, U-Haul Portfolio, Texas Portfolio, North Valley Plaza, Courtyard by Marriott – Aventura, Lincoln Plaza, Sansone Regal Plaza, Hilton Garden Inn – Middleton, Normandale Village, Residence Inn – Anaheim Hills Yorba Linda, Newport Beach Mini U Storage I, Residence Inn – Ft. Lauderdale, Newport Beach Mini U Storage II, Gander Mountain – Arlington, Geracimos Portfolio, Orillia Station, Andover & Andover West, Shoppes at Barnes Crossing, Kingston Point, Merri-Five Plaza, Fishers Town Center, Shops at Lily Cache Creek, Franklin Commons, Colonial Place Apartments, The Terraces at Willow Springs, North Salem Self Storage, Shackleford MHP, Novawest Center, Big Oak Self Storage, TimberHills Apartments, Westwood Manor MHP, Best Western Plus and Great Space Self Storage, collectively representing approximately 32.7% of the Cut-off Date Pool Balance, (a) within the last ten (10) years, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, or been a non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or directly or indirectly secured a real estate loan or a real estate-related mezzanine loan that was the subject of a discounted payoff, (b) the Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

See “Risk Factors—Risks Related to the Mortgage Loans—Prior Bankruptcies or Other Proceedings May Be Relevant to Future Performance” in this free writing prospectus.

In particular, with respect to the fifteen largest Mortgage Loans or related groups that, if aggregated, would be of comparable size:

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance, affiliates of the loan sponsors (Jacob Chetrit and Larry Gluck) have been involved in prior foreclosures and mortgage loan default-related proceedings affecting their real estate interests, including a loan default on a vacant office development parcel in New York affected by the financial recession, the transfer to special servicing of an office building in New York following key tenant rollovers in 2011, defaults on two rent-stabilized, multifamily properties in New York and San Francisco where de-regulated rent projections were never achieved and ultimately resulted in foreclosures, other ongoing workout discussions regarding Maryland multifamily properties and the foreclosure of an New York office building. In addition, a mortgage loan secured by the Willis Tower in Chicago, which is currently owned by an affiliate of a non-guarantor principal (Joseph Chetrit), has recently been transferred to special servicing.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Offices at Broadway Station, representing approximately 3.2% of the Cut-off Date Pool Balance, affiliates of the sponsor (EverWest, LLC) were involved in mortgage loan defaults and related workouts of five office properties in Arizona, California and Illinois, three residential land development projects in California, Colorado and Florida, one flex office property in Colorado and one industrial property in California. The workouts included five foreclosures or note sales in 2010-2011, four deed-in-lieu transactions in 2009-2010, and one short sale in 2014.

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With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this free writing prospectus as U-Haul Portfolio, representing approximately 2.4% of the Cut-off Date Pool Balance, the guarantor (Amerco) filed Chapter 11 bankruptcy in June 2003. In March 2004 the company emerged from bankruptcy and its debt was restructured with all creditors paid and no dilution to equityholders. One factor in the bankruptcy was liability arising from improper accounting of certain SPE transactions. The company sued its auditor, PwC, in connection with the improper accounting treatment and PwC agreed to pay Amerco in excess of $50 million in damages.

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With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Texas Portfolio, representing approximately 2.1% of the Cut-off Date Pool Balance, the properties identified as “Las Palmas Apartments” and “Reata Apartments” on Annex A-1 to this free writing prospectus previously secured mortgage loans to prior borrowers that were subject to a default.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as North Valley Plaza, representing approximately 1.9% of the Cut-off Date Pool Balance, sponsors (Richard Parks and Lucia Parks) and affiliated predecessor owner of the Mortgaged Property (North Valley Mall, LLC) filed Chapter 11 bankruptcy in 2009 and 2010 following Mervyn’s bankruptcy in 2008 and inability to refinance existing debt at maturity. The approved bankruptcy plan included an amended/restated note of $25.3 million, an extended loan term to 2017 and amended payment terms. The subject Mortgage Loan is a refinancing of that obligation.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Courtyard by Marriott – Aventura, representing approximately 1.8% of the Cut-off Date Pool Balance, affiliates of the loan sponsor (Jeffrey Soffer) filed for Chapter 11 bankruptcy protection in mid-2009 (later converted to Chapter 7 bankruptcy at the end of 2009) from the failure of the Fontainebleau Las Vegas project. The project’s funding was disrupted by the Lehman bankruptcy in 2009. The bankruptcy court approved a comprehensive settlement in November 2013, but certain actions by the Chapter 7 trustee were excluded from the scope of the settlement. The Chapter 7 trustee’s lawsuits allege fraudulent conveyance, breach of fiduciary duty, mismanagement of the project and intentional misrepresentations. These actions are currently in mediation. While settlement of the Chapter 7 trustee’s claims within the $150 million limits of applicable director and officer liability policies is a possible outcome, the claims against Jeffrey Soffer individually could exceed $2 billion (the amounts claimed being based on total project costs), and we cannot assure you that such an adverse outcome will not occur. Subject to court approval, the Chapter 7 trustee reached a settlement with Mr. Soffer and his affiliates in July 2014 that, if approved, would result in a bar of further pending lawsuits and payment by Soffer of approximately $83 million, a substantial portion of which is being paid by insurance policies. The court is expected to rule on the proposed settlement in September 2014. Further, Jeffrey Soffer is also a co-defendant in an action to enforce a $40 million guaranty delivered in connection with a loan secured by the Town Square shopping center located in Las Vegas, Nevada, which loan went into default in March 2009. After the related lenders foreclosed on that property, they sought a deficiency judgment against Mr. Soffer. The court found that Mr. Soffer was obligated to the lenders under the guaranty but referred the matter to a special master to assess the amount of damages. Following hearings in September 2013, the special master recommended that no damages be assessed. That determination is not final, however.

See also representation and warranty nos. 41 and 42 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Tenant or Other Third Party Matters

Described below is certain additional factual information regarding tenants among the five (5) largest tenants (by net rentable area leased) at the Mortgaged Properties securing the Mortgage Loans and certain other third parties. See also “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus.

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Twenty-five (25) of the Mortgaged Properties, representing approximately 11.3% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, are each either wholly owner-occupied or 100% leased to a single tenant. See “Risk Factors—Risks Related to the Mortgage Loans—Tenant Concentration Increases the Risk That Cash Flow Will Be Interrupted, Which Could Reduce Distributions on Your Certificates” and “—Renewal, Termination and Expiration of Leases and Reletting Entails Risks That May Adversely Affect Your Investment” in this free writing prospectus, and Annex A-1 to this free writing prospectus.

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Fourteen (14) of the Mortgaged Properties, including each of the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, CSM Bakery Supplies Portfolio I, North Valley Plaza, Preferred Freezer Houston, CSM Bakery Supplies Portfolio II, Sansone Regal Plaza, Hilton Garden Inn – Middleton, Residence Inn – Anaheim Hills Yorba Linda, Newport Beach Mini U Storage I, Mill Creek Run Apartments, Residence Inn – Ft. Lauderdale, Geracimos Portfolio – Middletown Village, Walgreens – Lima and Rite Aid Middletown, collectively securing approximately 22.3% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, have certain tenants at the related Mortgaged Properties, hotel franchisors, homeowner’s associations, other condominium unit owners or other third parties that hold purchase options, rights of first refusal or rights of first offer to purchase their related pad site or, in some cases, the related Mortgaged Property. See “Yield and Maturity Considerations” in this free writing prospectus. See also “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus and representation and/or warranty no. 8 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

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Eight (8) of the Mortgaged Properties, identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, North Valley Plaza, Geracimos Portfolio – College Crossing, Shoppes at Barnes Crossing, The Terraces at Willow Springs, Reserve at Cinco Ranch, Novawest Center and 4400 Coldwater Canyon Avenue, representing approximately 13.3% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, have significant tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 to this free writing prospectus and the accompanying footnotes for additional information with respect to these Mortgage Loans and “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus.

Lease Terminations and Expirations

Expirations. See Annex A-1 to this free writing prospectus for tenant lease expiration dates for the five (5) largest tenants (by net rentable area leased) at each applicable Mortgaged Property and Annex A-3 for lease expirations for the five (5) largest tenants (by economic rent) among the top fifteen (15) Mortgage Loans. Whether or not any of the five (5) largest tenants at a particular Mortgaged Property have leases that expire before the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before the maturity of the related Mortgage Loan. In addition, certain other Mortgaged

Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the fifteen largest Mortgage Loans presented on Annex A-3 to this free writing prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, Columbus Square Portfolio, Stamford Plaza Portfolio, Offices at Broadway Station, Hermosa Pavilion, North Valley Plaza and 400 Atlantic Avenue.

Terminations. Leases often give tenants the right to terminate the related lease or abate or reduce the related rent for various reasons or upon various conditions, including (i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases, (ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions, (iii) if the related borrower fails to provide a designated number of parking spaces, (iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility or a tenant’s use of the Mortgaged Property, (v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time, (vi) if a tenant’s use is not permitted by zoning or applicable law, (vii) if an anchor, shadow anchor or other significant tenant or a certain percentage of tenants at or near the applicable Mortgaged Property ceases operations, (viii) if the landlord cannot satisfy a tenant’s expansion option, or (ix) if the landlord defaults on its obligations under the lease.

In some cases, a lease may be unilaterally terminated by the related tenant for no particular reason. We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain other termination rights or situations in which the tenant may cease to occupy its leased space:

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Certain tenants may have the right to terminate the related lease or abate or reduce the related rent if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

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Certain leases may permit the affected tenants to terminate their leases or abate rent prior to the stated lease expiration date for no reason after a specified period of time following commencement of the lease and/or solely upon notice to the landlord.

●	Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or may intend to sublet out a portion of their space in the future.

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Certain of the tenant leases for the retail Mortgaged Properties permit the related tenant to terminate its leases and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

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Several tenant leases for the retail Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if another specific tenant vacates its space or occupancy at the subject Mortgaged Property falls below a specified level.

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Further, certain of the tenant leases for the other retail Mortgaged Properties may permit affected tenants to terminate their leases if a tenant at an adjacent or nearby property terminates its lease or goes dark.

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See Annex A-1 to this free writing prospectus and the accompanying footnotes for information regarding certain termination options held by the five (5) largest tenants (by net rentable area leased) at each Mortgaged Property.

●	Certain tenant leases permit the tenant to go dark and, in some cases, a Mortgaged Property has dark space that is no longer occupied by the tenant even though the tenant continues to pay rent.

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Certain Mortgaged Properties may be leased in whole or in part to government-sponsored tenants whose ability to pay rent depends on appropriations and some of whom have the right to cancel their leases at any time because of lack of appropriations.

Other Matters

Described below is certain additional factual information regarding other matters at the Mortgaged Properties securing the Mortgage Loans:

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance, the Mortgaged Property is included within four separate Industrial and Commercial Incentive Program (“ICIP”) property tax subsidies administered by the City of New York. The ICIP assumes taxes are payable on the mortgaged property based on current assessments but the increased assessments for improvements are exempt from taxes for the first 16 years. The ICIP tax abatement amounts begin to taper off in the 2025-26 tax year and expire in the 2034-35 tax year. Complying with ICIP requirements is an ongoing condition of the tax abatements. The Mortgage Loan underwriting was based on the as-is, abated taxes for the 2014-2015 tax year. The taxes are projected to increase from the current level of $930,904 to $1.6 million at Mortgage Loan maturity. The terms of current leases for tenants at the Mortgaged Property provide that all tax increases are passed through to the tenants above their base year stops.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Offices at Broadway Station, representing approximately 3.2% of the Cut-off Date Pool Balance, the City and County of Denver, CO have filed a condemnation action with respect to 467 square feet (0.011 acres) currently used as sidewalk for road improvements to adjacent South Broadway. No material adverse impact is anticipated to the current use and operation of the mortgaged property. The loan documents provide that the borrower will receive the proceeds for this takings action.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as 400 Atlantic Avenue, representing approximately 1.7% of the Cut-off Date Pool Balance, there is no recourse carveout guarantor for the Mortgage Loan. At origination, the borrower provided a clean, irrevocable, evergreen letter of credit in the amount of $3,000,000 in lieu of providing a guarantor. The lender is entitled to draw upon such letter of credit in the event the borrower is determined liable for any guaranteed costs, full recourse liabilities or indemnified costs. There can be no assurance that the borrower’s obligations under the letter of credit will result in the same incentives not to take certain actions as may have existed if the borrower were liable directly for non-recourse carveouts.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Preferred Freezer Houston, representing approximately 1,7% of the Cut-off Date Pool Balance, a holdback reserve fund of $5,000,000 was established at origination, in connection with renovating and expanding the Mortgaged Property from 129,271 square feet to 226,596 square feet. The expansion is anticipated to be completed in September 2014, and the renovation of the existing building is anticipated to be completed shortly thereafter. Upon completion of the renovations and expansion, so long as no default or event of default exists, the lender will release all amounts in the holdback reserve fund to the borrower.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Alpha Health Center, representing approximately 1.1% of the Cut-off Date Pool Balance, the underwriting assumptions include two pending leases (at the time of underwriting), one of which (LabCorp) has not, as at August 25, 2014, closed (the

“Outstanding Lease”). At closing (August 21, 2014), the lender established an earn-out equal to $396,000. This earn-out is to be released after, among other things, LabCorp executes the lease, opens for business, commences paying full unabated rent and meets a minimum debt yield, but no later than February 20, 2016. If either (a) the borrower fails to make any request for the return of the earn-out fund prior to February 20, 2016, or (b) the borrower fails to satisfy on or prior to April 20, 2016, the conditions precedent to qualify for the return of the earn-out fund, then the lender will have the right to retain the earn-out fund as additional collateral for the loan or to require the borrower to apply proceeds thereof to partially defease the loan in accordance with the terms of the loan agreement.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Andover & Andover West, representing approximately 0.5% of the Cut-off Date Pool Balance, a holdback reserve fund of $1,850,000 was established at origination. Prior to the third anniversary of the origination date, the holdback reserve fund may be released to the borrower in the event that the debt service coverage ratio equals 1.40x and debt yield equals 10%. Following the third anniversary of the origination date, the pooling and servicing agreement will require that the servicer apply all sums in such holdback reserve fund to the Mortgage Loan, including to make a principal prepayment.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as 1182-1214 Farmington Avenue, representing approximately 0.3% of the Cut-off Date Pool Balance, the Connecticut Department of Transportation (CT DOT) has proposed widening approximately 1.3 miles of Route 6, the arterial roadway that provides access to the subject property, including portions that front on the subject property. The project is scheduled to commence in 2016 and be completed within 2 years. CT DOT has indicated that all driveways and entrances to businesses along Route 6 will remain open during the project. Approximately 701 square feet fronting the Advance Auto parcel will be acquired as an easement for access, sidewalk and curb improvements. CT DOT’s plans also include reconstructing 12 parking spaces fronting the Advance Auto parcel after curbs and sidewalks have been replaced. We can not assure you that there will be no impact to the Mortgaged Property or profits of the borrower as a result of the project.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as 1182-1214 Farmington Avenue, representing approximately 0.3% of the Cut-off Date Pool Balance, the mortgaged property consists of two parcels, one of which is a multi-tenant, leasehold parcel that is part of the same tax parcel with a shadow-anchored shopping center owned by a sponsor affiliate. For the leasehold parcel, the loan documents suspend a lender-held tax escrow requirement so long as a third party-held tax escrow (maintained by senior lender on underlying fee parcel) is performing.

Assessments of Property Value and Condition

Appraisals

In connection with the origination of each Mortgage Loan or in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state-certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the Mortgage Loan Sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale. Information regarding the values of the Mortgaged Properties as of the Cut-off

Date is presented in this free writing prospectus for illustrative purposes only and reflects calculations based on the “as-is” appraised value (or, (i) in the case of residential cooperative mortgage loans, other than the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc., based upon the appraised value of such property assuming such property is operated as a residential cooperative, (ii) in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc. based on the “Coop-Rental Value” of such residential cooperative property, (iii) in the case of the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Hermosa Pavilion and Preferred Freezer Houston, securing Mortgage Loans representing 2.1% and 1.7%, respectively of the Cut-off Date Pool Balance, based upon the “as-completed” valuation in the related appraisal and (iv) in the case of the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Alpha Health Center, securing a Mortgage Loan representing 1.1% of the Cut-off Date Pool Balance, based upon the “as-stabilized” valuation in the related appraisal) in each case. None of these appraisals are more than ten (10) months old as of the Cut-off Date. See “Risk Factors—Risks Related to the Mortgage Loans—Appraisals May Not Accurately Reflect the Value of the Mortgaged Properties” and “—Residential Cooperative Properties Have Special Risks” in this free writing prospectus. See also representation and warranty no. 45 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Environmental Assessments

All of the Mortgaged Properties securing the Mortgage Loans were subject to a Phase I environmental site assessments by a third-party consultant, or in some cases an update of a previous assessment or transaction screen, in connection with the origination of the Mortgage Loans. In some cases, a Phase II environmental site assessment was also performed. In certain cases, these environmental assessments revealed conditions that resulted in requirements that the related borrowers establish operations and maintenance plans, monitor the Mortgaged Property or nearby properties, abate or remediate the condition or provide additional security, such as letters of credit or reserves, or environmental indemnification. None of these environmental assessments are more than ten (10) months old as of the Cut-off Date. See “Risk Factors—Risks Related to the Mortgage Loans—Environmental Conditions at the Mortgaged Properties May Subject the Trust Fund to Liability Under Federal and State Laws, Reducing the Value and Cash Flow of the Mortgaged Properties, Which May Result in Reduced Distributions on Your Offered Certificates” in this free writing prospectus. See also representation and warranty no. 43 in Annex C-1 and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

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With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, representing approximately 10.1% of the Cut-off Date Pool Balance, the Phase I environmental site assessment identified a 4,000 gallon UST that is used for fuel storage for a diesel-powered electrical power back-up generator at the property as a recognized environmental condition. Although no leaks or spills are reported, the UST is considered an environmental risk due to its age (40+ years). The Phase I environmental consultant estimated remediation costs, if necessary, at $30,000-$100,000. The system is equipped with a continuous automatic monitoring system, an automatic shut-off and an overfill alarm.

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With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as U-Haul Portfolio which represents approximately 2.4% of the Cut-off Date Pool Balance, the Phase I environmental site assessments for various properties identified recognized environmental conditions, including in relation to prior or current hydraulic lifts, underground storage tanks, dry-cleaning operations, auto service stations, auto dealerships, gas stations, oil/water separators, septic systems and printing facilities, either on-site or on adjacent properties. In lieu of Phase II environmental site assessment and limited subsurface investigation for these properties, borrower obtained an environmental insurance policy from Great American Insurance Group, having coverage limits of $3 million per occurrence/ $15 million aggregate with a 13 year term (10 year ARD loan with 30 year maturity), and having a $25,000 deductible. The policy premium was pre-paid at closing. Great American Insurance Group has an S&P rating of “A+”.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as North Valley Plaza, representing approximately 1.9% of the Cut-off date Pool Balance, a former dry cleaning business operated on-site from 1964 to 1998 in a building currently occupied by Chase Bank, and was associated with groundwater contamination involving tetrachloroethylene (PCE). The California Department of Toxic Substances Control (DTSC) issued a remedial action order in 1998 and the then-owners (North Valley Partners, a general partnership including Northwestern Mutual Life insurance Company and Macerich) provided an indemnity to successor owners and are continuing to perform remediation. A Human Health Risk Assessment determined that residual groundwater contamination from the dry cleaning operations does not pose a risk to human health. Soil gas/ vapor monitoring is continuing under DTSC oversight. The Phase I environmental site assessment obtained in connection with the mortgage loan did not recommend any further action of the borrower.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Carson Plaza, representing approximately 1.0% of the Cut-off Date Pool Balance, the Mortgaged Property is subject to environmental contamination caused by a dry cleaner tenant. Taking into account prior remedial efforts, the environmental consultant concluded that after the related borrower has spent approximately $185,500 to complete remediation, including vapor extraction, a request may be submitted to the applicable governmental agency requesting site closure. Approximately $278,250 was escrowed at origination and will be applied to pay the costs of the requisite remediation work, with any remaining amounts to be released when the remediation work is completed and the lender is in receipt of the “no further action letter” (or an equivalent site closure letter).

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Normandale Village, representing approximately 0.9% of the Cut-off Date Pool Balance, the Phase I environmental site assessment indicated a recognized environmental condition associated with former occupancy by a dry cleaning business and subsequent subsurface investigations revealing tetrachloroethylene (PCE) impacted soils. In connection with this recognized environmental condition, a restrictive covenant was completed to document the former dry cleaners location as a restricted area with operational use restrictions and maintenance requirements. The Phase I environmental site assessment indicated that other than continuing to adhere to the restrictive covenant, no further action is recommended.

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With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Rite Aid Portfolio, representing approximately 0.4% of the Cut-off Date Pool Balance, Phase I and Phase II environmental site assessments (“ESAs”) determined that one or more historical activities including a gas station, automotive repair, taxicab company, electroplating, and possibly onsite carpet drycleaning resulted in soil and groundwater contamination above state criteria, and historic underground storage tanks may still be present. Consultants estimated that the costs to address these impacts would be in the range of $300,000 to $500,000, subject to further investigation and delineation of impacts. By letter to counsel for the previous owners of the Mortgaged Property dated May 29, 2014, counsel for tenant Rite Aid of New York, Inc. (“Rite Aid”) stated that Rite Aid had retained Leader Professional Services, Inc. environmental consultants (“Leader”) to assist Rite Aid in satisfying state regulatory remediation obligations. By letter to the New York State Department of Environmental Conservation dated May 19, 2014, Leader reported the subsurface impacts and confirmed that Rite Aid has taken the lead in performing activities with a goal of achieving regulatory closure. Additionally, Leader reported that sub-slab vapor and indoor air sampling identified sub-slab vapors but no significant indoor air impacts. The lease for this property, which is guaranteed by Rite Aid Corporation, requires the tenant to remove all hazardous substances from the property, whether or not arising from the tenant’s use of the property.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus Merri-Five Plaza, representing approximately 0.3% of the Cut-off Date Pool Balance, the related Phase I ESA reported that previous onsite dry cleaning activities had impacted the soil at the Mortgaged Property. Pursuant to Michigan state law, a Baseline Environmental Assessment (“BEA”) was prepared and submitted to the Michigan Department of Environmental Quality (“MDEQ”) in July 2014. Pursuant to a related Due Care Plan that was prepared, the borrower will install a Sub-Slab Depressurization System (“SSDS”) to mitigate potential indoor vapor intrusion. Compliance with the BEA and Due Care Plan requirements provides certain conditional liability protections to purchasers of contaminated properties in Michigan. The estimated cost of the SSDS is $6,500, and the borrower reserved $9000 at Mortgage Loan closing and is required to install the SSDS within 6 months of closing. The ESA did not recommend that the owner or operator of the Mortgaged Property take any other actions related to the dry cleaner impacts.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Avon Self Storage, representing approximately 0.3% of the Cut-off Date Pool Balance, the related Phase I ESA reported that previous onsite manufacturing activities had impacted groundwater at the Mortgaged Property. A groundwater extraction system was operated from 1997 to 2008. A monitored natural attenuation remediation plan was selected to address residual low concentration contamination in groundwater, and the Mortgaged Property is required to submit semiannual status reports to the Massachusetts Department of Environmental Protection (“MassDEP”). Additionally, a gasoline additive was detected in groundwater at the Mortgaged Property and is attributed to two nearby third-party gas stations, and a Downgradient Property Status report was submitted to the MassDEP. The ESA did not recommend any other actions related to the historical manufacturing or upgradient gas station issues. The borrower obtained a 10 year, $6 million environmental insurance policy with an optional extended reporting period for up to 36 months. The lender is an additional named insured under the insurance policy.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as La Quinta Garden Apartments, representing approximately 0.3% of the Cut-off Date Pool Balance, there is a leaking pad-mounted transformer adjacent to one of the buildings on the Mortgaged Property. Based on the date of original construction, there is the potential that the transformer contains PCBs. The estimated cost to repair or replace the transformer and properly remove the PCBs is $17,500. The borrower reserved 125% of that amount with the lender.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as The Terraces at Willow Springs, representing approximately 0.2% of the Cut-off Date Pool Balance, a Phase I environmental site assessment indicated recognized environmental conditions associated with a prior on-site dry cleaning business conducted for about 12 years. No evidence of releases was identified, but a Phase II environmental site assessment was recommended to evaluate potential soil or groundwater contamination. In lieu of a Phase II environmental site assessment, the borrower obtained a $1 million environmental insurance policy from Zurich for 10-year policy with 3-year tail. The policy premium was paid at closing.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Woodstock Crossing, representing approximately 0.2% of the Cut-off Date Pool Balance, the environmental consultant reported the former presence of a dry cleaner at the Mortgaged Property. The environmental consultant also reported the construction of a gas station on the Mortgaged Property, in addition to a gas station that is currently located adjacent to the Mortgaged Property. The adjacent gas station was identified by the environmental consultant as having a leaking underground storage tank. Sampling at the Mortgaged Property identified soil impacts below action levels attributed to the adjacent third-party gas station LUST site and the ESA recommends no further investigation or other action. The borrower has applied for protection under the Hazardous Site Reuse and Redevelopment Act with the State of Georgia which provides certain conditional liability protections to prospective purchasers.

Property Condition Assessments

In general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination of each of the Mortgage Loans or in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties “and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than ten (10) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

See also “Risk Factors—Risks Related to the Mortgage Loans—Property Inspections and Engineering Reports May Not Reflect All Conditions That Require Repair on a Mortgaged Property” in this free writing prospectus.

Seismic Review Process and Earthquake Insurance

In general, except for certain manufactured housing community properties, the underwriting guidelines applicable to the origination of the Mortgage Loans required that prospective borrowers seeking loans secured by properties located in California and areas of other states where seismic risk is deemed material obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). No such PML, PL or SEL exceeded 20%.

Zoning and Building Code Compliance

Each Mortgage Loan Seller took steps to establish that the use and operation of the Mortgaged Properties that represent security for its Mortgage Loans, at their respective dates of origination, were in compliance in all material respects with, or were legally existing non-conforming uses or structures under, applicable zoning, land-use and similar laws and ordinances, but we cannot assure you that such steps revealed all possible violations. Evidence of such compliance may have been in the form of legal opinions, zoning consultants’ reports, information set forth in the related appraisal, confirmations from government officials, title insurance endorsements, survey endorsements and/or representations by the related borrower contained in the related mortgage loan documents. In some cases, a certificate of occupancy may not be on record or may not have been issued, or there may be expired permits, with respect to a Mortgaged Property or a particular portion thereof. Other violations may be known to exist at any particular Mortgaged Property, but in each such instance the related Mortgage Loan Seller has informed us that it does not consider any such violations known to it to be material.

In some cases the improvements at a Mortgaged Property may be encroaching over set-back lines established under the local zoning ordinance or easement and, with limited exception, an endorsement to the title insurance policy or a separate policy of law and ordinance insurance was obtained to cover losses arising from any required removal of such building(s). Where the property as currently operated is a permitted nonconforming use and/or structure, the related Mortgage Loan Seller generally conducted an analysis as to—

●	the likelihood that a material casualty would occur that would prevent the Mortgaged Property from being rebuilt in its current form, and

●	whether existing replacement cost hazard insurance or, if necessary, supplemental “law and ordinance coverage” would, in the event of a material casualty, be sufficient to satisfy the entire Mortgage Loan or, taking into account the cost of repair, be sufficient to pay down that Mortgage Loan to a level such that the remaining collateral would be adequate security for the remaining loan amount.

In addition, certain Mortgaged Properties may be (or may in the future become) subject to zoning, land use or building restrictions, or may be (or may in the future become) designated as historic or landmark properties. For example:

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Walgreens – Lima, representing approximately 0.2% of the Cut-off Date Pool Balance, a portion of the mortgaged improvements encroaches approximately 7 feet into the applicable front/ street setback, resulting in the mortgaged improvements’ non-compliance with current zoning. The township’s zoning inspector has provided a letter indicating that it will not enforce the current zoning violation, and that in the event of casualty the improvements may be rebuilt within their existing footprint. The borrower had construction responsibilities for the related improvements under the single tenant lease. The tenant has provided a knowledge-qualified estoppel in connection with the loan origination indicating that there are no known landlord defaults, but not specifically acknowledging the zoning violation. The loan documents provide for springing full recourse to the borrower and guarantor if there is an enforcement action and a curative approval is not obtained as soon as reasonably possible with diligent effort after notice of enforcement is received.

See also representation and warranty no. 26 in Annex C-1 to this free writing prospectus and the exceptions thereto in Annex C-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex C-1 to this free writing prospectus).

Environmental Insurance

With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as U-Haul Portfolio, representing approximately 2.4% of the Cut-off Date Pool Balance, the Phase I environmental site assessments for various properties identified recognized environmental conditions, including in relation to prior or current hydraulic lifts, underground storage tanks, dry-cleaning operations, auto service stations, auto dealerships, gas stations, oil/water separators, septic systems and printing facilities, either on-site or on adjacent properties.. In lieu of Phase II environmental site assessment and limited subsurface investigation for these properties, borrower obtained an environmental insurance policy from Great American Insurance Group, having coverage limits of $3 million per occurrence/ $15 million aggregate with a 13 year term (10 year ARD loan with 30 year maturity), and having a $25,000 deductible. The policy premium was pre-paid at closing. Great American Insurance Group has an S & P rating of “A+”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as The Terraces at Willow Springs, representing approximately 0.2% of the Cut-off Date Pool Balance, the phase I environmental site assessment indicated recognized environmental condition associated with prior on-site dry cleaning business conducted for about 12 years. No evidence of releases were identified, but a phase II environmental site assessment was recommended to evaluate potential soil or groundwater contamination. In lieu of a phase II environmental site assessment, the borrower obtained a $1 million environmental insurance policy from Steadfast Insurance Company, a member company of Zurich North America, with a 10-year term (equivalent to loan term) and a 3-year policy tail, and having a $50,000 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

In general, the applicable Master Servicer will be required to report any claims of which it is aware that arise under a secured credit impaired property, environmental liability insurance or pollution legal liability policy relating to a Mortgage Loan while that loan is not a Specially Serviced Mortgage Loan and the applicable Special Servicer will be required to report any claims of which it is aware that arise under the policy while that Mortgage Loan is a Specially Serviced Mortgage Loan or the related Mortgaged Property has become an REO Property.

Each insurance policy referred to above has been issued or, as of the Closing Date, will have been issued.

Loan Purpose

One hundred (100) of the Mortgage Loans, representing approximately 75.0% of the Cut-off Date Pool Balance, were originated in connection with the borrower’s refinancing of a previous Mortgage Loan.

Twenty-nine (29) Mortgage Loan, representing approximately 25.0% of the Cut-off Date Pool Balance, was originated in connection with the borrower’s acquisition of the Mortgaged Property(ies) that secures such Mortgage Loan. In some cases, the acquisition price for a particular Mortgaged Property was lower than the Appraised Value for such Mortgaged Property shown on Annex A-1 to this free writing prospectus.

Exceptions to Underwriting Guidelines

The Mortgage Loan Sellers (other than Wells Fargo Bank and NCB, FSB) have not identified any material exceptions to the disclosed underwriting criteria set forth under “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” in this free writing prospectus.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance, (i) the underwritten net cash flow debt service coverage ratio (1.15x) is less than 1.25x, (ii) the underwritten management fee (1.0%) is less than 3.0% and (iii) the tenants Avantus Renal Therapy and Bareburger (3.7% of the net rentable area and 4.2% of underwritten rent) are expected to take occupancy in October 2014 and their leases contain six months and four months, respectively, of free rent and no reserve was collected for the gap rent, free rent periods or tenant improvement allowance, which represent exceptions to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the underwritten net cashflow debt service coverage ratio based on the initial interest-only period is 1.43x and when adjusted for a 3.0% management fee and excluding the tenants Avantus Renal Therapy and Bareburger from underwritten rent, the resulting net cash flow debt service coverage ratio based on the interest-only period is 1.33x; (b) according to the appraiser, the estimated market management fee is $0.30 per square foot or 0.5%; (c) eight tenants (or their parent companies), accounting for approximately 33.1% of the net rentable area and 48.9% of the underwritten rent, are rated investment-grade, and only 33.9% of the net rentable area is scheduled to expire during the Mortgage Loan term; (d) leases representing 92.9% of the net rentable area include contractual rent increases, occurring every one to five years, ranging from 2.5% to 15.0% increases; (e) the Mortgaged Property has an excellent retail location on Manhattan’s Upper West Side in New York, New York, with a retail submarket vacancy of 1.2% (as of 2nd quarter 2014) and approximately 13,000 residents living in the nearby apartments and condominiums (according to a third party research report); and (f) the loan sponsors are experienced commercial real estate owners, operators and investors with a combined portfolio in excess of 16 million square feet. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this free writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Courtyard by Marriott - Aventura, representing approximately 1.8% of the Cut-off Date Pool Balance, the underwritten occupancy (85.7%) is greater than 80.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgaged Property is located across the street from the highly trafficked, 2.7 million square foot Aventura Mall; (b) the borrower has invested approximately $3.6 million over the past three years to completely renovate the guest rooms, the lobby and lounge area, fitness center and meeting rooms; (c) the Mortgage Loan is sponsored by Jeffrey Soffer, who reports a net worth in excess of $1.0 billion; and (d) according to a third party research report, compared to its competitive set, the Mortgaged Property had RevPAR penetration rates of 121.6%, 120.1% and 137.4%; ADR penetration rates of 123.1%, 127.3% and 134.3%; and occupancy penetration rates of 98.8%, 94.4% and 102.3% for the trailing 12-month periods ending in April of 2012, 2013 and 2014, respectively. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this free writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Residence lnn – Ft. Lauderdale, representing approximately 0.7% of the Cut-off Date Pool Balance, the underwritten occupancy (84.8%) is greater than 80.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) according to a third party market research report, the Mortgaged Property reported RevPAR, ADR and occupancy penetration rates of 113.4%, 105.2% and 107.8%, respectively, as of the trailing 12-month period ending April 2014 and the Mortgaged Property ranks number one of the nine hotels in the competitive set for RevPAR; (b) the Mortgaged Property is located approximately one-half mile north-west of the Cleveland Medical Clinic, which is the major demand driver for the immediate market and the Mortgaged Property provides a free shuttle service to and from the Cleveland Medical Clinic; and (c) the loan sponsors have invested over $3.0 million in capital expenditures since 2008 and are expected to invest an additional $1.5 million within 18 months of the loan closing to upgrade guestrooms. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this free writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc., representing approximately 0.2% of the Cut-off Date Pool Balance, the appraisal obtained in connection with the origination of such residential cooperative mortgage loan valued the related Mortgaged Property as a multifamily rental property (also referred to herein as the “Coop-Rental Value”), but did not value such residential cooperative property as if operated as a residential cooperative, and, accordingly, the value reflected as the “Appraised Value” on Annex A-1 to this free writing prospectus is the appraised value of the related Mortgaged Property as a multifamily rental property (also referred to herein as the “Coop-Rental Value”) and the loan-to-value ratio information presented herein with respect to such residential cooperative mortgage loan is determined based on the “Coop-Rental Value” of such residential cooperative property, which represents an exception to the underwriting guidelines for NCB, FSB. NCB, FSB’s decision to include the Mortgage Loan notwithstanding this exception was supported by the lack of data regarding sales of comparable cooperative apartment units in the applicable local market. Certain characteristics of the Mortgage Loan can be found on Annex A-1 and Annex A-3 to this free writing prospectus. Based on the foregoing, NCB, FSB approved inclusion of such Mortgage Loan in the trust fund.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Reserve at Cinco Ranch, representing approximately 0.2% of the Cut-off Date Pool Balance, the tenant, Unique Party (“UP”), representing 7.4% of the net rentable area and 7.2% of the underwritten rent, executed a lease, but is not in occupancy and is not scheduled to commence paying rent until October 15, 2014. Wells Fargo underwrote UP’s rent; however, an escrow for the amount of underwritten rent between loan closing and UP commencing rent payments was not collected at loan closing, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the borrower purchased the Mortgaged Property in 2004 for $4.8 million and still has approximately $1.8 million of equity and $1.0 million of market equity in front of the loan; (b) prior to rent commencement, excluding UP’s rent the net cash flow debt service coverage ratio is 1.48x; and (c) the appraiser did not include UP’s executed lease when determining the appraised value of the Mortgaged Property. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this free-writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

Assignment of the Mortgage Loans

On or before the Closing Date, the Mortgage Loan Sellers will transfer to us those Mortgage Loans that are to be included in the Trust Fund, and we will transfer to the Trust Fund all of those Mortgage Loans. In each case, the transferor will assign the applicable Mortgage Loans, without recourse, to the Trustee, except as described below in this “—Assignment of the Mortgage Loans” section. See the section of the accompanying prospectus titled “Description of the Pooling and Servicing Agreements—Assignment of Mortgage Assets; Repurchases”.

The transfer by each Mortgage Loan Seller of its Mortgage Loans to the Depositor will be governed by a mortgage loan purchase agreement (a “Mortgage Loan Purchase Agreement”) between that Mortgage Loan Seller and the Depositor.

In connection with the transfer of each Mortgage Loan, the related Mortgage Loan Seller will be required to deliver to the Custodian on behalf of the Trustee, the following documents, among others:

●	either—

1.	the original mortgage note(s) evidencing that Mortgage Loan, or

2.	if any original mortgage note has been lost, a copy of that note, together with a lost note affidavit and indemnity;

●	the original or a copy of the mortgage, together with originals or copies of any intervening assignments of the mortgage;

●	the original or a copy of any separate assignment of leases and rents, together with originals or copies of any intervening assignments of that assignment of leases and rents;

●	either—

1.
an executed assignment of the mortgage in favor of the Trustee, in recordable form except for missing recording information relating to a mortgage that has not been returned from the applicable recording office, or

2.	a certified copy of that assignment as sent or to be sent for recording;

●	either—

1.
an executed assignment of any separate assignment of leases and rents in favor of the Trustee, in recordable form except for missing recording information relating to an assignment of leases and rents that has not been returned from the applicable recording office, or

2.	a certified copy of that assignment as sent or to be sent for recording;

●
an original or copy of the related policy or certificate of lender’s title insurance policy, or if a title insurance policy has not yet been issued, a “marked-up” commitment for title insurance or a pro forma policy;

●	if a material portion of the interest of the borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the related ground lease;

●
a copy of any letter of credit relating to, evidencing or constituting additional collateral for that Mortgage Loan (with the original of such letter of credit to be delivered to the applicable Master Servicer); and

●	if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement and (b) an estoppel certificate or comfort letter delivered by the franchisor, manager or similar person, as applicable, for the benefit of the holder of the Mortgage Loan in connection with the Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan, together, within such time frames as required by the related Mortgage Loan Purchase Agreement, with either (i) such instrument(s) of notice or transfer (if any) as are necessary to transfer or assign to the Trust or the Trustee the benefits of such estoppel certificate or comfort letter, or (ii) a new estoppel certificate or comfort letter (in substantially the same form and substance as the prior estoppel certificate or comfort letter) by the franchisor, manager or similar person, as applicable, for the benefit of the Trust or the Trustee (and, if a copy of a new estoppel certificate or comfort letter is delivered, then the original copy shall be included in the mortgage file promptly following receipt thereof by the related Mortgage Loan Seller).

The Pooling and Servicing Agreement and/or the respective Mortgage Loan Purchase Agreements will specify the dates by which these documents and instruments must be delivered. All promissory notes must be in the possession of the Custodian on the Closing Date and other required mortgage loan documents may be delivered after the Closing Date. Each promissory note must be endorsed to the Trustee, in that capacity, for the registered holders of the Certificates or in blank. Each assignment of a mortgage, separate assignment of leases or other security agreement must be in favor of the Trustee, in that capacity, for the registered holders of the Certificates.

The Pooling and Servicing Agreement will designate the documents listed under the first, second, fourth, sixth, seventh, eighth and ninth bullet points above as “Specially Designated Mortgage Loan Documents”, provided, that in the case of the Stamford Plaza Portfolio Mortgage Loan, following the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, (1) the Specially Designated Mortgage Loan Document contemplated under the second bullet point above need only consist of the related Mortgage in recordable form provided to the related Other Trustee or custodian under the pooling and servicing agreement that governs the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, but need not reflect evidence of recordation in the name of the related Other Trustee or the related trust established under such related pooling and servicing agreement, and (2) the Specially Designated Mortgage Loan Document contemplated by the fourth bullet point above need only be a copy of the assignment in blank.

With respect to the Stamford Plaza Portfolio Mortgage Loan, following the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, the documents described above (other than the mortgage note evidencing the Mortgage Loan included in this securitization) will be transferred to the custodian under such other securitization.

Notwithstanding any contrary provision described above, in the case of any Non-Serviced Pari Passu Mortgage Loan, the related Mortgage Loan Seller will have no duty to deliver any instrument to assign the mortgage or the assignment of assignment of leases and rents to the Trustee. The pooling and servicing agreement with respect to any such Non-Serviced Pari Passu Mortgage Loan will recognize the obligation of the designated mortgage loan seller in the related securitization to deliver instruments to assign such mortgage and assignment of leases and rents to the trustee under such securitization.

The Custodian is required to hold all of the documents delivered to it with respect to the Mortgage Loans on behalf of the Trustee, in trust for the benefit of the Certificateholders. Within a specified period of time following that delivery, the Custodian will be further required to conduct a review of those documents. The scope of the Custodian’s review of those documents will, in general, be limited solely to confirming that they have been received. No party to the Pooling and Servicing Agreement is under any duty or obligation to inspect, review or examine any of the documents relating to the Mortgage Loans to determine whether the document is valid, effective, enforceable, in recordable form or otherwise appropriate for the represented purpose.

If—

●	any of the documents required to be delivered by a Mortgage Loan Seller to the Custodian is not delivered or is otherwise defective, and

●
that omission or defect materially and adversely affects the value of the mortgage loan or the interests of the Certificateholders, or any of them, therein, including, but not limited to, a material and adverse effect on any of the distributions distributable with respect to any of the Certificates or on the value of those Certificates, then the omission or defect will constitute a material document defect. The Pooling and Servicing Agreement will provide that the absence from the mortgage file of (i) the item listed in the first bullet point above under “—Assignment of Mortgage Loans” on the Closing Date or (ii) any other Specially Designated Mortgage Loan Document by the first anniversary of the Closing Date, in each case without the presence of any factor that reasonably mitigates such absence, non-conformity or irregularity, and if the absence results from the related Mortgage Loan Seller’s failure to deliver such Specially Designated Mortgage Loan Document in accordance with the terms of the related Mortgage Loan Purchase Agreement, will be conclusively presumed to be a material document defect. The rights of the Certificateholders, or of the Trustee on their behalf, against the applicable Mortgage Loan Seller (or, in the case of Mortgage Loans sold by Liberty Island Group I LLC, that Mortgage Loan Seller and Liberty Island Group LLC, or, in the case of Mortgage Loans sold by Basis Real Estate Capital II LLC, its affiliate, Basis Investment Group LLC, or, in the case of Mortgage Loans sold by Walker & Dunlop Commercial Property Funding I WF, LLC, that Mortgage Loan Seller and Walker & Dunlop Commercial Property Funding, LLC) (such person, a “Responsible Repurchase Party”) with respect to any material document defect are described under “—Cures, Repurchases and Substitutions” below.

Additionally, in connection with the transfer of the Mortgage Loans to the Trust Fund, one or more of the Mortgage Loan Sellers may retain, either directly or through an affiliate, a portion of the Certificates issued at closing.

Representations and Warranties

As of the Closing Date, each Mortgage Loan Seller will make, with respect to each of the Mortgage Loans sold to us by that Mortgage Loan Seller, the representations and warranties set forth on Annex C-1 to this free writing prospectus, subject to the exceptions set forth on Annex C-2 to this free writing prospectus.

The representations and warranties made by each Mortgage Loan Seller as described on Annex C-1, subject to the exceptions set forth on Annex C-2 to this free writing prospectus, will be assigned by us to the Trustee under the Pooling and Servicing Agreement. If—

●	there exists a breach of any of the above-described representations and warranties made by a Mortgage Loan Seller, and

●	that breach materially and adversely affects the value of the mortgage loan or the interests of the Certificateholders therein,

then that breach will be a material breach of the representation and warranty. The rights of the Certificateholders, or of the Trustee on their behalf, against the applicable Responsible Repurchase Party with respect to any material breach are described under “—Cures, Repurchases and Substitutions” below.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties and the corresponding exceptions, serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Trust Fund, on the other. We present the related representations and warranties and any related exceptions herein in this free writing prospectus for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties is not intended as statements regarding the actual characteristics of the Mortgage Loans, Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present in this free writing prospectus. Further, whether a particular Mortgage Loan Seller elects to take an exception to a representation and warranty is determined by the nature of its related Mortgage Loans, the Mortgage Loan Seller’s interpretation of the requirements of the related representation and warranties and the terms and conditions of the Mortgage Loans as well as the Mortgage Loan Seller’s risk tolerance. As a result, the fact that one Mortgage Loan Seller has elected not to take an exception to a particular representation or warranty where another Mortgage Loan Seller, or each other Mortgage Loan Seller, has elected to take an exception, should not imply anything about the specific characteristics of that Mortgage Loan Seller’s collateral.

No party to the Pooling and Servicing Agreement or any other person is under any duty or obligation to review the Mortgage Loans to determine whether the representations and warranties made by the related Mortgage Loan Seller are true.

Cures, Repurchases and Substitutions

If there exists a material breach (generally, a breach that materially and adversely affects the value of any Mortgage Loan or the interests of the Certificateholders therein) of any of the representations and warranties made by a Mortgage Loan Seller with respect to any of the Mortgage Loans sold to us by that Mortgage Loan Seller, as discussed under “—Representations and Warranties” above, or a material document defect (generally, a document defect that materially and adversely affects value of any Mortgage Loan or the interests of the Certificateholders, or any of them, therein) with respect to any of those Mortgage Loans, as discussed under “—Assignment of the Mortgage Loans” above, then the applicable Responsible Repurchase Party will be required to take one of the following courses of action:

●	cure the material breach or the material document defect in all material respects;

●	repurchase the affected Mortgage Loan at the applicable Purchase Price; or

●
prior to the second anniversary of the Closing Date, so long as it does not result in a qualification, downgrade or withdrawal of any rating assigned by the Rating Agencies to the Certificates, as confirmed in writing by each of the Rating Agencies (unless any such Rating Agency elects not to review the matter), replace the affected Mortgage Loan with a substitute Mortgage Loan that satisfies the terms of the related Mortgage Loan Purchase Agreement, including without limitation, that—

1.	has comparable payment terms to those of the Mortgage Loan that is being replaced, and

2.	is acceptable to the Subordinate Class Representative (during any Subordinate Control Period or Collective Consultation Period).

If the applicable Responsible Repurchase Party replaces one Mortgage Loan with another Mortgage Loan, as described above, such Responsible Repurchase Party will be required to pay into the Trust the amount, if any, by which—

●	the Purchase Price, exceeds

●	the Stated Principal Balance of the substitute mortgage loan as of the date it is added to the Trust.

The time period within which the applicable Responsible Repurchase Party must complete the remedy, repurchase or substitution described above, will generally be limited to 90 days following the earlier of discovery by the applicable Mortgage Loan Seller or receipt of notice of the material breach or material document defect, as the case may be, from a party to the Pooling and Servicing Agreement. However, in most cases (but not all), if the applicable Responsible Repurchase Party is diligently attempting to correct the problem, then it will be entitled to an additional 90 days to complete that remedy, repurchase or substitution. Any remedy, repurchase or substitution with respect to a breach or defect that is related to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3) must be completed within 90 days following any discovery by the applicable Mortgage Loan Seller or any party to the Pooling and Servicing Agreement.

“Purchase Price” means, with respect to any particular Mortgage Loan or REO Property being purchased from the Trust Fund, a price approximately equal to the sum of the following:

●	the outstanding principal balance of that Mortgage Loan less any Loss of Value Payment available to reduce the principal balance;

●	all accrued and unpaid interest on that Mortgage Loan generally through the Due Date in the collection period of purchase, other than Default Interest;

●	all unreimbursed Servicing Advances with respect to that Mortgage Loan, together with any unpaid interest on those advances owing to the party or parties that made them;

●	all Servicing Advances with respect to that Mortgage Loan that were reimbursed out of collections on or with respect to other Mortgage Loans in the Trust Fund;

●	all accrued and unpaid interest on any monthly debt service advances made with respect to the subject Mortgage Loan; and

●
in the case of a repurchase or substitution of a defective Mortgage Loan by a Responsible Repurchase Party, (1) all related special servicing fees and, to the extent not otherwise included, other related Additional Trust Fund Expenses (including without limitation any liquidation fee payable in connection with the applicable purchase or repurchase), and (2) to the extent not otherwise included, any costs and expenses incurred by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Custodian or the Trustee or an agent of any of them, on behalf of the Trust Fund, in enforcing any obligation of a Responsible Repurchase Party to repurchase or replace the Mortgage Loan.

“Default Interest” means any interest that—

●	accrues on a Defaulted Mortgage Loan solely by reason of the subject default, and

●	is in excess of all interest accrued on the Mortgage Loan at the related mortgage interest rate.

Default Interest and late payment charges will be applied in accordance with the related intercreditor agreement prior to being allocated in accordance with the Pooling and Servicing Agreement.

In lieu of a Responsible Repurchase Party repurchasing, substituting or curing a material breach or material document defect (or an allegation of a material breach or material document defect), to the extent that the Mortgage Loan Seller and the applicable Special Servicer on behalf of the Trust (with the consent of the Majority Subordinate Certificateholder to the extent a Subordinate Control Period or Collective Consultation Period is then in effect) are able to agree upon a cash payment payable by the Mortgage Loan Seller to such Special Servicer on behalf of the Trust that would be deemed sufficient to compensate the Trust for a material breach or material document defect (a “Loss of Value Payment”), the Mortgage Loan Seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the Mortgage Loan Seller will be deemed to have cured the related material breach or material document defect in all respects. A Loss of Value Payment may not be made with respect to a material breach that is related to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3).

If a Mortgage Loan as to which a material document defect or material breach of representation exists is to be repurchased or replaced as described above, the Mortgage Loan is part of a group of cross-collateralized Mortgage Loans, if any, and the applicable document defect or breach does not constitute a material document defect or material breach, as the case may be, as to the other Mortgage Loans that are part of that group (without regard to this paragraph), then the applicable document defect or breach (as the case may be) will be deemed to constitute a material document defect or material breach (as the case may be) as to each such other loan in the group for purposes of the above provisions, and the related Responsible Repurchase Party will be obligated to repurchase or replace each such other loan in accordance with the provisions described above unless, in the case of such breach or document defect, the following conditions are satisfied:

●	the applicable Responsible Repurchase Party (at its expense) delivers or causes to be delivered to the Trustee and the applicable Master Servicer or the applicable Special Servicer,

as applicable, an opinion of counsel to the effect that its repurchase of only those Mortgage Loans affected by the material defect or breach (without regard to the provisions of this paragraph) will not result in an Adverse REMIC Event or any Adverse Grantor Trust Event under the Pooling and Servicing Agreement, and

●
all of the following conditions would be satisfied if the applicable Responsible Repurchase Party were to repurchase or replace only those affected Mortgage Loans (and not the other loans in the group):

1.
the debt service coverage ratio for all those other loans (excluding the affected loan(s)) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the least of (A) 0.10x below the debt service coverage ratio for the group (including the affected loans) set forth on Annex A-1 to this free writing prospectus, (B) the debt service coverage ratio for the group (including the affected loans) for the four preceding calendar quarters preceding the repurchase or replacement and (C) 1.25x;

2.
the loan-to-value ratio for the other loans in the group is not greater than the greatest of (A) the loan-to-value ratio for the group (including the affected loan(s)) set forth on Annex A-1 to this free writing prospectus plus 10%, (B) the loan-to-value ratio for the group (including the affected loan(s)) at the time of repurchase or replacement, and (C) 75%; and

3.
the exercise of remedies against the primary collateral of any Mortgage Loan in the group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loans in the group.

“Adverse REMIC Event” means any event or circumstance that would cause any of REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC under the Code, or (except as permitted under the circumstances described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Procedures With Respect to Defaulted Mortgage Loans and REO Properties”) result in the imposition of any tax on prohibited transactions or contributions after the startup date of any of REMIC I, REMIC II or REMIC III under the Code.

“Adverse Grantor Trust Event” means any event or circumstance that would cause the Grantor Trust to fail to qualify as a grantor trust under the Code or result in the imposition of any tax upon the Grantor Trust.

The obligations of the applicable Responsible Repurchase Party to cure, repurchase, substitute or make a Loss of Value Payment as described above will constitute the sole remedy available to the Certificateholders in connection with a material breach of any of the representations and warranties made by that Responsible Repurchase Party (or, if applicable, its affiliated Mortgage Loan Seller) or a material document defect, in any event with respect to a Mortgage Loan transferred by that Responsible Repurchase Party (or, if applicable, its affiliated Mortgage Loan Seller) to the Trust Fund. However, if the breach of any representation or warranty of a Mortgage Loan Seller is based on whether a borrower is required to pay a specified expense under the terms of the related mortgage loan documents, then the payment of that expense by the applicable Responsible Repurchase Party will constitute the sole remedy for that breach.

With respect to The Royal Bank of Scotland, each reference in this section and throughout this free writing prospectus to the obligations of each Responsible Repurchase Party to cure, repurchase, substitute or make Loss of Value Payments, in connection with any material breach of any of the representations and warranties made by that Mortgage Loan Seller or a material document defect, applies only to the entity (that is, either The Royal Bank of Scotland plc or RBS Financial Products Inc.) that sold the subject Mortgage Loan to the trust. See “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators—The Royal Bank of Scotland” in this free writing prospectus.

No person other than the applicable Responsible Repurchase Party will be obligated to perform the obligations of that Responsible Repurchase Party if it fails to perform its cure, repurchase, substitution, payment or other remedial obligations.

A Responsible Repurchase Party may have only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the related Mortgage Loan Seller’s representations or warranties. We cannot assure you that a Responsible Repurchase Party will fulfill such obligations on its part that may arise with respect to any Mortgage Loan as a result of the discovery of a material document defect or a material breach. See “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” in this free writing prospectus and “The Sponsor” in the accompanying prospectus.

Expenses incurred by the Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee with respect to enforcing any such obligation will be borne by the applicable Responsible Repurchase Party, or if not, will be reimbursable out of the Collection Accounts.

Changes in Mortgage Pool Characteristics

The descriptions in this free writing prospectus of the Mortgage Loans and the Mortgaged Properties are based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, and (ii) there will be no principal prepayments on or before the Cut-off Date. Prior to the issuance of the Certificates, Mortgage Loans may be removed from the Mortgage Pool as a result of prepayments, delinquencies, incomplete documentation or otherwise, if the Depositor or any Mortgage Loan Seller deems such removal necessary, appropriate or desirable. A limited number of other Mortgage Loans may be included in the Mortgage Pool prior to the issuance of the Certificates, unless including such Mortgage Loans would materially alter the characteristics of the Mortgage Pool as described in this free writing prospectus. The Depositor believes that the information set forth in this free writing prospectus will be representative of the characteristics of the Mortgage Pool as it will be constituted at the time the Certificates are issued, although the range of mortgage interest rates and maturities as well as other characteristics of the Mortgage Loans described in this free writing prospectus may vary.

A Current Report on Form 8–K describing any material changes to the composition of the Mortgage Pool will be available to purchasers of the Offered Certificates shortly after the Closing Date.

Finalized Pooling and Servicing Agreement and Other Material Agreements

We will have filed copies of the finalized Pooling and Servicing Agreement, and other material agreements relating to this offering, with the U.S. Securities and Exchange Commission (the “SEC”) on or before the date we file any prospectus supplement ultimately filed with the SEC, by filing a post-effective amendment to our registration statement or a Current Report on Form 8-K, or at such other date as the SEC by rule, regulation or staff interpretation may permit.

TRANSACTION PARTIES

The Issuing Entity

The “Issuing Entity” with respect to the Offered Certificates will be the WFRBS Commercial Mortgage Trust 2014-C22 (the “Trust”). The Trust is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Trust may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to Certificateholders and engaging in any other activities described generally in this free writing prospectus. Accordingly, the Trust may not issue securities other than the Certificates, or invest in securities, other than investing of funds in each Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Trust may not lend or borrow money, except that the Master Servicers, the Special Servicers (with respect to Servicing Advances) and the Trustee may make advances of delinquent principal and interest payments and Servicing Advances to the Trust, but only to the extent the advancing party deems these advances to be recoverable from the related Mortgage Loan. These advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “Description of the Offered Certificates—Amendment of the Pooling and Servicing

Agreement” in this free writing prospectus. The Trust administers the Mortgage Loans through the Trustee, the Certificate Administrator, the tax administrator, the Master Servicers and the Special Servicers.

The only assets of the Trust other than the Mortgage Loans and any REO Properties (which includes, with respect to any Non-Serviced Loan Combination, the Trust’s interest in any REO property acquired with respect to such Non-Serviced Loan Combination pursuant to the related pooling and servicing agreement, but which does not include any Pari Passu Companion Loan’s (whether a Serviced Pari Passu Companion Loan or a Non-Serviced Pari Passu Companion Loan) pro rata interest) are the Distribution Account, each Collection Account, the other accounts maintained pursuant to the Pooling and Servicing Agreement, the short-term investments in which funds in each Collection Account and other accounts are invested and any rights and benefits obtained in connection with the other activities described in this free writing prospectus. The Trust has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties including, with respect to any Non-Serviced Loan Combination, the Trust’s interest in any REO property acquired pursuant to the related pooling and servicing agreement, and the other activities described in this free writing prospectus, and indemnity obligations to the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers. The fiscal year of the Trust is the calendar year. The Trust has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers.

Since the Trust is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so predicting with any certainty whether or not the Trust would be characterized as a “business trust” is not possible.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation (the “Depositor”), is the depositor. The Depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing Mortgage Loans in trust in exchange for Certificates evidencing interest in such trusts and selling or otherwise distributing such Certificates. The Depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a Sponsor, an Originator, a Mortgage Loan Seller, a Master Servicer, the Certificate Administrator, the tax administrator, the Custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “—Affiliations and Certain Relationships Among Certain Transaction Parties” below.

The Depositor will have minimal ongoing duties with respect to the Offered Certificates and the Mortgage Loans. The Depositor’s duties will include, without limitation, (i) appointing a successor Trustee in the event of the resignation or removal of the Trustee, (ii) providing information in its possession with respect to the Certificates to the tax administrator to the extent necessary to perform REMIC and grantor trust tax administration, (iii) indemnifying the Trustee, the tax administrator and the Trust for any liability, assessment or costs arising from the Depositor’s bad faith, negligence or malfeasance in providing such information, (iv) indemnifying the Trustee and the tax administrator against certain securities laws liabilities, and (v) signing or contracting with the Master Servicers, signing any annual report on Form 10-K, including the certification therein required under the Sarbanes-Oxley Act, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the Trust. The Depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The Sponsors, Mortgage Loan Sellers and Originators

Wells Fargo Bank, National Association, Rialto Mortgage Finance, LLC, The Royal Bank of Scotland, Prudential Mortgage Capital Company, LLC, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC, Walker & Dunlop Commercial Property Funding I WF, LLC, NCB, FSB, National Consumer Cooperative Bank, Citigroup Global Markets Realty Corp. and Barclays Bank PLC, are referred to in this free writing prospectus as the “Originators”. The Depositor will acquire the

Mortgage Loans from Wells Fargo Bank, National Association, Rialto Mortgage Finance, LLC, The Royal Bank of Scotland, Liberty Island Group I LLC, NCB, FSB, C-III Commercial Mortgage LLC, Basis Real Estate Capital II, LLC and Walker & Dunlop Commercial Property Funding I WF, LLC(collectively, the “Mortgage Loan Sellers” or the “Sponsors”) on or about September 29, 2014 (the “Closing Date”). Each Mortgage Loan Seller is a “sponsor” of the securitization transaction described in this free writing prospectus (in such capacity, a “Sponsor”). The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 45 Fremont Street, 9th Floor, San Francisco, California 94105, and its telephone number is (415) 396-7697. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the Depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the Depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2013, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $5.8 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 775 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $15.3 billion, which were included in 38 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self-storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

See “The Sponsor” in the accompanying prospectus.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Representations and Warranties” sections of this free writing prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a

Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures were waived or modified by Wells Fargo Bank where it was determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

DSC Ratios and LTV Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this free writing prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the Trust Fund. For specific details on the calculations of debt service coverage ratios in this free writing prospectus, see Annex B to this free writing prospectus.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●
casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●
Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●
Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if, (i) the borrower maintains a blanket insurance policy, or (ii) if a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●
Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●
Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the mortgage loan, Wells Fargo Bank generally requires that at least 115% to 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●
Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originations. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Wells Fargo Bank Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Bank of America Plaza, representing approximately 10.1% of the Cut-off Date Pool Balance, was co-originated with Citigroup Global Markets Realty Corp. The Wells Fargo Bank Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Columbus Square Portfolio, representing approximately 8.4% of the Cut-off Date Pool Balance, was co-originated with Barclays Bank PLC. Each of the Bank of America Plaza Mortgage Loan and the Columbus Square Portfolio Mortgage Loan was co-originated in accordance with the underwriting guidelines described above.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the Sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the Depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage

Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this free writing prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation. The Depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this free writing prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●
comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this free writing prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, Mortgage Loan Seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage Loan Seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the mortgage loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this free writing prospectus. In addition, Mortgage Loan Seller counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex C-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage Loan Seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this free writing prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this free writing prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines.”

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from July 1, 2011 to June 30, 2014 or is still outstanding. Unless otherwise indicated, the information in the table and the footnotes to the table is reflected as of the last day of the most recent calendar quarter for which a Form ABS-15G was filed by Wells Fargo Bank and Wells Fargo Commercial Mortgage Securities, Inc. as indicated immediately below the table and footnotes.

Name of Issuing Entity(1)	Check if Regi-stered	Name of Originator	Total Assets in ABS by Originator(2)			Assets That Were Subject of Demand(3)			Assets That Were Repurchased or Replaced(3)(4)			Assets Pending Repurchase or Replacement (within cure period)(3)(5)			Demand in Dispute(3)(6)			Demand Withdrawn(3)(7)			Demand Rejected(3)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C23	X	Wachovia Bank, National Association	139	2,903,975,599.43	68.65	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1352059		Nomura Credit & Capital, Inc.	87	897,454,001.87	21.22	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation (8)	79	428,429,428.41	10.13	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	1	2,157,849.91	0.06	0	0.00	0.00

Issuing Entity Subtotal			305	4,229,859,029.71	100.00	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	1	2,157,849.91	0.06	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation (9)	50	269,226,893.21	7.49	1	13,800,000.00	0.62	0.00	0	0.00	0	0.00	0.00	1	13,800,000.00	0.62	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	1	13,800,000.00	0.62	0.00	0	0.00	0	0.00	0.00	1	13,800,000.00	0.62	0	0.00	0.00	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C24	X	Wachovia Bank, National Association	84	1,625,096,687.00	81.18	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1354736		Artesia Mortgage Capital Corporation (10)	26	214,877,938.00	10.73	1	35,588,502.00	2.75	0.00	0	0.00	0	0.00	0.00	1	35,588,502.00	2.75	0	0.00	0.00	0	0.00	0.00
		JPMorgan Chase Bank, National Association	13	102,674,000.00	5.13	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	9	59,275,000.00	2.96	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			119	2,001,932,625.00	100.00	1	35,588,502.00	2.75	0.00	0	0.00	0	0.00	0.00	1	35,588,502.00	2.75	0	0.00	0.00	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association(11)	88	2,043,814,381.00	56.74	0	87,928,158.00	2.98	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,928,158.00	2.98
CIK #: 1406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation (9)	28	195,018,502.00	5.41	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	1	87,928,158.00	2.98	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,928,158.00	2.98

Commercial Mortgages Asset Class Total			797	13,429,102,941.32		1	137,316,660.00		0.00	0		0	0.00		2	49,388,502.00		1	2,157,849.91		0	87,928,158.00

(1)
In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):  (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction.  In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions.  Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.  In addition, Wells Fargo Bank requested information from master servicers, special servicers, trustees and other Demand Entities as to demands (from investors or others) that occurred prior to July 22, 2010.  It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the end of the reporting period (for columns j-x).

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements (for columns d-f).

(3)
Includes only new demands received during the reporting period.  (For columns g-i)

In the event demands were received in prior reporting periods, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(4)
Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process.  Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during a reporting period, the corresponding principal balance utilized in calculating columns (g) through (x) shall be zero.  (For columns j-l)

(5)	Includes assets which are subject to a demand and within the cure period, but where no decision has yet been made to accept or contest the demand. (For columns m-o)

(6)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(7)
Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction.  Also includes assets for which the requesting party rescinds or retracts the demand in writing.  (For columns s-u)

(8)
On April 8, 2010, Dexia Real Estate Capital Markets (“Dexia”) (formerly known as Artesia Mortgage Capital Corporation) received a repurchase request with respect to Loan #264 GM&O Building from the special servicer for the Wachovia Bank Commercial Mortgage Trust Series 2006-C23 securitization trust.  Dexia considered the repurchase request to be without merit and rejected the repurchase request.  As of December 31, 2011, to Dexia’s knowledge, the repurchase request is no longer being pursued.  The amounts in the table with respect to this loan are reflected as of a date prior to January 1, 2012.

(9)
U.S. Bank National Association (“U.S. Bank”), as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-28 v. Dexia Real Estate Capital Markets, Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York.  On September 29, 2011, Dexia received a letter from CWCapital Asset Management LLC as special servicer for the issuing trust demanding that Dexia cure alleged defects in the documentation of Loan #58 Marketplace Retail and Office Center.  By letter dated December 29, 2011, Dexia rejected the issuing trust’s demand.  U.S. Bank, as trustee for the issuing trust, filed a complaint against Dexia (on or about December 27, 2012) arguing that Dexia had breached the terms of the mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors.  U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 Marketplace Retail and Office Center and also requests an award of damages alleged to total approximately $16.5 million.  Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013.  Judge Shira A. Scheindlin entered an order denying Dexia’s Motion on June 6, 2013.  After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia.  The matter has been set for further briefing to determine the repurchase price of the loan.  Dexia believes that the Opinion and Order is subject to reversal, and will file an appeal.

(10)
U.S. Bank, as successor-in-interest to Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C24, made demand on Dexia by letter dated April 3, 2013 (the “Demand Letter”) for repurchase of loan #12 made to Metroplaza Hotel, LLC.  In the Demand Letter, U.S. Bank claimed that Dexia breached the representations and warranties made in the mortgage loan purchase agreement for Dexia’s failure to record a UCC financing statement against Inn at Woodbridge Inc. (“Woodbridge”), the tenant under a master lease and holder of a leasehold interest in a portion of the mortgaged property that secures loan #12.  U.S. Bank claims that such failure to record a UCC financing statement against Woodbridge resulted in U.S. Bank not having a perfected security interest and enforceable lien in the personalty owned by Woodbridge and pledged as collateral for loan #12.  Dexia responded to the Demand Letter on July 2, 2013 and rejected the repurchase demand.  Dexia believes the demand was untimely, having been made beyond New York’s six-year statute of limitations for such claims.  Dexia has received no further communication from U.S. Bank.

(11)
The amounts in the table with respect to this loan are reflected as of September 30, 2013, which was the last day of the quarterly reporting period in which this loan repurchase request was rejected.  The outstanding principal balance of this loan as of June 30, 2014, was approximately $87,085,982.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from April 1, 2014 through June 30, 2014 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on August 13, 2014, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on August 13, 2014, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor.  Such Forms ABS-15G are available electronically through the SEC’s EDGAR system.  The Central Index Key number of Wells Fargo Bank is 0000740906.  The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

The Royal Bank of Scotland

General

The Royal Bank of Scotland, as used herein, refers to two affiliated companies (together, “The Royal Bank of Scotland”):  The Royal Bank of Scotland plc, which is selling thirteen (13) Mortgage Loans representing approximately 16.0% of the Cut-off Date Pool Balance, and RBS Financial Products Inc., which is selling four (4) Mortgage Loans representing approximately 3.3% of the Cut-off Date Pool Balance.  The Royal Bank of Scotland plc and RBS Financial Products Inc. are also each selling their respective interests in one (1) Mortgage Loan representing approximately 1.7% of the Cut-off Date Pool Balance.  The Royal Bank of Scotland plc is a public company registered in Scotland and wholly-owned subsidiary of The Royal Bank of Scotland Group plc. RBS Financial Products Inc. is a Delaware corporation and a wholly-owned subsidiary of RBS Holdings USA Inc. The Royal Bank of Scotland plc is a direct subsidiary of The Royal Bank of Scotland Group plc and RBS Financial Products Inc. is an indirect subsidiary of The Royal Bank of Scotland Group plc. The Royal Bank of Scotland Group plc is a public company registered in Scotland that is engaged in a wide range of banking, financial and finance-related activities in the United Kingdom and internationally.  The Royal Bank of Scotland plc and RBS Financial Products Inc. are also affiliates of RBS Securities Inc., one of the underwriters.  The principal offices of The Royal Bank of Scotland in the United States are located at 600 Washington Boulevard, Stamford, Connecticut 06901, telephone number (203) 897-2700.

The Royal Bank of Scotland’s Commercial Mortgage Securitization Program.  The Royal Bank of Scotland plc has been engaged in commercial mortgage securitization in the United States since approximately 2009 and RBS Financial Products Inc. has been engaged in commercial mortgage lending since its formation in 1990.  The vast majority of mortgage loans originated by The Royal Bank of Scotland are intended to be either sold through securitization transactions in which The Royal Bank of Scotland acts as a sponsor or sold to third parties in individual loan sale transactions.  The following is a general description of the types of commercial mortgage loans that The Royal Bank of Scotland originates:

●
Fixed-rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, residential, healthcare, self-storage and industrial properties.  These loans are The Royal Bank of Scotland’s principal loan product and are primarily originated for the purpose of securitization.

●
Floating-rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties.  These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization by The Royal Bank of Scotland and are sold in individual loan sale transactions.

In general, The Royal Bank of Scotland does not hold the loans it originates until maturity.

The Royal Bank of Scotland originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing Trust Fund.  In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria.  The Royal Bank of Scotland’s role also includes engaging third-party service providers such as the master servicers, the special servicers, the trustee and the certificate administrator, and engaging the rating agencies.  In coordination with the underwriters for the related offering, The Royal Bank of Scotland works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Neither The Royal Bank of Scotland nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions.  Instead, The Royal Bank of Scotland and/or the depositor contracts with other entities to service the mortgage loans in the securitization transactions.

The Royal Bank of Scotland affiliates commenced selling mortgage loans into securitizations in 1998.  During the period commencing on January 1, 1998 and ending on June 30, 2014, The Royal Bank of Scotland affiliates were the sponsors of 60 commercial mortgage-backed securitization transactions.  Approximately $49.6 billion of the mortgage loans included in those transactions were originated by The Royal Bank of Scotland.

The following tables set forth information with respect to originations and securitizations of fixed-rate and floating-rate commercial and multifamily mortgage loans by The Royal Bank of Scotland affiliates for the years ending on December 31, 2010, 2011, 2012, 2013 and the period from January 1, 2014 through June 30, 2014.

Fixed-Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed-Rate Loans Securitized by The Royal Bank of Scotland (approximate)
2014(1)	$932,139,442
2013	$4,560,838,347
2012	$2,284,836,866
2011	$2,101,357,203
2010	$237,100,000

(1)	Through June 30, 2014.

Floating-Rate Commercial Loans

Year	Aggregate Principal Balance of Floating-Rate Loans Securitized by The Royal Bank of Scotland (approximate)
2014(1)	$0
2013	$253,333,333
2012	$0
2011	$0
2010	$0

(1)	Through June 30, 2014.

The Royal Bank of Scotland’s Underwriting Standards

Each of the mortgage loans originated by The Royal Bank of Scotland was generally originated in accordance with the underwriting criteria described below.  Each lending situation is unique,

however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan.  These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.  The Royal Bank of Scotland originates mortgage loans principally for securitization.

General.  The Royal Bank of Scotland originates commercial mortgage loans from its headquarters in Stamford, Connecticut as well as from its origination offices in Chicago, Illinois, Irvine and Los Angeles, California and Atlanta, Georgia.  Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans.  Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria.  All mortgage loans must be approved by at least two or more members of The Royal Bank of Scotland’s credit committee, depending on the size of the mortgage loan.

Loan Analysis.  Generally, The Royal Bank of Scotland performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan.  In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references.  In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property.  Each report is reviewed for acceptability by a real estate finance credit officer of The Royal Bank of Scotland.  The borrower’s and property manager’s experience and presence in the subject market are also reviewed.  Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval.  All mortgage loans must be approved by an independent credit officer with the appropriate level of approval authority for the size of the loan together with approval from either the Head of Commercial Real Estate Securitization or more senior management depending upon the size of the loan.  Larger loans are reviewed and approved by more senior credit officers and more senior management.  If deemed appropriate, a member of the real estate team within the credit department will visit the subject property.  The credit officer may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis.  Prior to origination of a loan, The Royal Bank of Scotland typically performs, or causes to be performed, site inspections at each property.  Depending on the property type, such inspections generally include an evaluation of one or more of the following:  functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas.  Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio.  The Royal Bank of Scotland typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.  The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal.  In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and LTV Ratio.  The Royal Bank of Scotland’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios.  A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered.  The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance.  However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by The Royal Bank of Scotland may vary from these guidelines.

Escrow Requirements.  Generally, The Royal Bank of Scotland requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves.  In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender.  Generally, the required escrows for mortgage loans originated by The Royal Bank of Scotland are as follows (see Annex A-1 to this free writing prospectus for instances in which reserves were not taken):

●
Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments.  The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●
Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums.  The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●
Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years.  The Royal Bank of Scotland relies on information provided by an independent engineer to make this determination.  The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●
Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary.  Upon funding of the applicable mortgage loan, The Royal Bank of Scotland generally requires that at least 115% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan.  The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●
Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term.  To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.  The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report.  The Royal Bank of Scotland generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an approved environmental firm.  The Royal Bank of Scotland or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions.  In cases in which the Phase I site assessment identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, The Royal Bank of Scotland generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation.

Physical Condition Report.  The Royal Bank of Scotland generally obtains a current physical condition report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm.  The Royal Bank of Scotland, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan.  In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, The Royal Bank of Scotland often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

Title Insurance Policy.  The borrower is required to provide, and The Royal Bank of Scotland or its counsel typically will review, a title insurance policy for each property.  The title insurance policies provided typically must meet the following requirements:  (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance.  The Royal Bank of Scotland typically requires the borrower to provide one or more of the following insurance policies:  (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance.  In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors.  Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Review Procedures in the Event of a Mortgage Loan Substitution.  RBS will perform a review of any RBS Mortgage Loan that it elects to substitute for a RBS Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect.  RBS, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement  and the Pooling and Servicing Agreement (the “Qualification Criteria”).  Legal counsel may also be engaged by RBS to render any tax opinion required in connection with the substitution.

Co-Originations.  From time to time, The Royal Bank of Scotland originates mortgage loans together with other financial institutions.  The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect The Royal Bank of Scotland as the payee.  The

Royal Bank of Scotland has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.  The Royal Bank of Scotland Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Stamford Plaza Portfolio, representing approximately 6.7% of the Cut-off Date Pool Balance, was co-originated with Citigroup Global Markets Realty Corp.  The Stamford Plaza Portfolio Mortgage Loan was co-originated in accordance with the underwriting guidelines described above.

Exceptions.  Notwithstanding the discussion above, one or more of the Mortgage Loans originated by The Royal Bank of Scotland may vary from, or do not comply with, The Royal Bank of Scotland’s underwriting guidelines described above.  In addition, in the case of one or more of the mortgage loans, The Royal Bank of Scotland or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors.  None of the Mortgage Loans originated by The Royal Bank of Scotland were originated with any material exceptions to The Royal Bank of Scotland’s underwriting guidelines and procedures.

Review of Mortgage Loans for Which The Royal Bank of Scotland is the Sponsor

Overview.  In connection with the securitization described in this free writing prospectus, The Royal Bank of Scotland, as a sponsor of this offering, has conducted a review of the Mortgage Loans it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to such Mortgage Loans is accurate in all material respects.  The Royal Bank of Scotland determined the nature, extent and timing of the review and the level of assistance provided by any third parties.  The review of The Royal Bank of Scotland’s Mortgage Loans was conducted as described below with respect to each of those Mortgage Loans.  The review of The Royal Bank of Scotland’s mortgage loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of The Royal Bank of Scotland or its affiliates (collectively, “The Royal Bank of Scotland Deal Team”) with the assistance of certain third parties.  The Royal Bank of Scotland has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the Depositor and the review’s findings and conclusions.  The review procedures described below were employed with respect to all of The Royal Bank of Scotland’s Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this free writing prospectus, as further described below.

Database.  To prepare for securitization, members of The Royal Bank of Scotland Deal Team created a database of loan-level and property-level information, and prepared an asset summary report, regarding each of The Royal Bank of Scotland’s mortgage loans.  The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by The Royal Bank of Scotland during the underwriting process.  After origination of each of The Royal Bank of Scotland’s Mortgage Loans, The Royal Bank of Scotland Deal Team may have updated the information in the database and the related asset summary report with respect to The Royal Bank of Scotland Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of The Royal Bank of Scotland Deal Team.  Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (“The Royal Bank of Scotland Data Tape”) containing detailed information regarding each of The Royal Bank of Scotland’s Mortgage Loans was created from the information in the database referred to in the prior paragraph.  The Royal Bank of Scotland Data Tape was used by The Royal Bank of Scotland Deal Team to provide the numerical information regarding The Royal Bank of Scotland’s Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation.  The Depositor, on behalf of The Royal Bank of Scotland, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by The Royal Bank of Scotland, relating to information in this free writing prospectus regarding The Royal Bank of Scotland’s Mortgage Loans.  These procedures included:

●	comparing the information in The Royal Bank of Scotland Data Tape against various source documents provided by The Royal Bank of Scotland;

●
comparing numerical information regarding The Royal Bank of Scotland’s Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in The Royal Bank of Scotland Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to The Royal Bank of Scotland’s Mortgage Loans disclosed in this free writing prospectus.

Legal Review.  The Royal Bank of Scotland engaged various law firms to conduct certain legal reviews of The Royal Bank of Scotland’s Mortgage Loans for disclosure in this free writing prospectus.  In anticipation of the securitization of the mortgage loans originated by The Royal Bank of Scotland, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from The Royal Bank of Scotland’s standard form loan documents.  In addition, origination counsel for each mortgage loan reviewed The Royal Bank of Scotland’s representations and warranties set forth on Annex C-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of The Royal Bank of Scotland’s Mortgage Loans.  Such assistance included, among other things, (i) a review of sections of the mortgage loan documents that deviate materially from The Royal Bank of Scotland’s standard form documents, as identified by The Royal Bank of Scotland and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by The Royal Bank of Scotland relating to its Mortgage Loans, and (iii) a review of a due diligence questionnaire completed by the origination counsel.

The Royal Bank of Scotland prepared, and both originating counsel and securitization counsel reviewed, the loan summaries for The Royal Bank of Scotland’s Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for The Royal Bank of Scotland’s Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Summaries of the Fifteen Largest Mortgage Loans” in the attached Annex A-3 to this free writing prospectus.

Other Review Procedures.  With respect to any pending litigation that existed at the origination of any of The Royal Bank of Scotland’s Mortgage Loans, The Royal Bank of Scotland requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.  In connection with the origination of each Mortgage Loan originated by The Royal Bank of Scotland, The Royal Bank of Scotland, together with origination counsel, conducted a search with respect to each borrower under the related Mortgage Loan to determine whether it filed for bankruptcy.  If The Royal Bank of Scotland became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of its Mortgage Loans, The Royal Bank of Scotland obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Mortgage Loan originated by The Royal Bank of Scotland, The Royal Bank of Scotland Deal Team also consulted with the applicable The Royal Bank of Scotland mortgage loan origination team to confirm that each of The Royal Bank of Scotland’s Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—The Royal Bank of Scotland’s Underwriting Standards,” as well as to identify any material deviations from those origination and underwriting criteria.  See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” above.

Findings and Conclusions.  The Royal Bank of Scotland found and concluded with reasonable assurance that the disclosure regarding each Mortgage Loan to be sold to us by The Royal Bank of Scotland in this free writing prospectus is accurate in all material respects.  The Royal Bank of Scotland also found and concluded with reasonable assurance that The Royal Bank of Scotland’s Mortgage Loans were originated in accordance with The Royal Bank of Scotland’s origination procedures and underwriting criteria.

Neither The Royal Bank of Scotland nor any of its affiliates will insure or guarantee distributions on the Certificates.  The Certificateholders will have no rights or remedies against The Royal Bank of Scotland for any losses or other claims in connection with the Certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by The Royal Bank of Scotland in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this free writing prospectus, The Royal Bank of Scotland plc filed its most recent Form ABS-15G with the SEC on February 14, 2014.  Such Form ABS-15G is available electronically through the SEC’s EDGAR system.  The Central Index Key number of The Royal Bank of Scotland plc is 0000729153.  With respect to the period from and including July 1, 2011, to and including June 30, 2014, The Royal Bank of Scotland plc does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

As of the date of this free writing prospectus, RBS Financial Products Inc. filed its most recent Form ABS-15G with the SEC on August 12, 2014.  Such Form ABS-15G is available electronically through the SEC’s EDGAR system.  The Central Index Key number of RBS Financial Products Inc. is 0001541615.  With respect to the period from and including July 1, 2011, to and including June 30, 2014, RBS Financial Products Inc. does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—The Royal Bank of Scotland” has been provided by The Royal Bank of Scotland.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Rialto Capital Management, LLC, a Delaware limited liability company that was formed in January 2009.  The executive offices of Rialto Mortgage are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties.  All of the Mortgage Loans being sold to the Depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated by Rialto Mortgage.  This is the seventh commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments.  The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates.  The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below.  Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan.  These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis.  Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan.  In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references.  In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property.  Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage.  The borrower’s and property manager’s experience and presence in the subject market are also reviewed.  Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval.  All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage, two officers of Rialto Capital Management LLC and one officer of Lennar Corporation.  If deemed appropriate, a member of the real estate team will visit the subject property.  The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis.  Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property.  Depending on the property type, such inspections generally include an evaluation of one or more of the following:  functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas.  Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio.  Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.  The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal.  In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio.  In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property.  The debt service coverage ratio is an important measure of the likelihood of default on a particular asset.  In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●
the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property.  Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities.  For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy.  There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors.  For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio.  Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default.  In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors.  For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt.  When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset.  It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition.  As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset.  To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report.  Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser.  The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report.  Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset.  Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee.  Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property.  In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report.  Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems.  In some cases, engineering reports are based on, and limited to, information available through visual inspection.  Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination.  In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report.  If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake.  Generally, if a seismic report concludes that the related real property is estimated to have a probably maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance.  In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property:  zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.  In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements.  Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters.  Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve.  Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances.  Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.  In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets.  In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions.  Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above.  In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors.  None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview.  Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans.  This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”).  The review procedures described below were employed with respect to the Rialto Mortgage Loans.  No sampling procedures were used in the review process.  Rialto Mortgage is the Mortgage Loan Seller with respect to twenty-one (21) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage.  All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database.  To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans.  The database was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process.  Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team.  Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans.  A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above.  The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this free writing prospectus.

Data Comparison and Recalculation.  The Depositor, on behalf of Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this free writing prospectus regarding the Rialto Mortgage Loans.  These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●
comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this free writing prospectus.

Legal Review.  Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this free writing prospectus.  In anticipation of the securitization described in this free writing prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties.  Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans.  Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a Due Diligence Questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures.  The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions.  Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this free writing prospectus is accurate in all material respects.  Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above.  Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution.  Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect.  Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”).  Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act.  Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 11, 2014.  Rialto Mortgage’s Central Index Key number is 0001592182.  With respect to the period from and including January 1, 2011 to and including June 30, 2014, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

Liberty Island Group I LLC

General

Liberty Island Group I LLC (“Liberty Island”) is a Delaware limited liability company, which was formed in July 2011.  Liberty Island is wholly-owned by Liberty Island Group LLC (“Liberty Island’s Parent”), a Delaware limited liability company, which was formed in June 2011.  Liberty Island’s Parent was formed as a joint venture between Prudential Mortgage Capital Company (“PMCC”) and affiliated funds of Perella Weinberg Partners’ Asset Based Value Strategy (“PWP”) to acquire or originate and securitize mortgage loans.  PMCC currently underwrites and originates the loans intended for securitization and sells them to Liberty Island’s Parent pursuant to the terms of a mortgage loan purchase agreement.  An investment committee with representation from both PMCC and PWP evaluates and approves all loans prior to origination.  Liberty Island utilizes PMCC’s underwriting guidelines as the basis for its underwriting and closing policies and procedures.  These policies and procedures were used by PMCC in the origination of the loans contributed to the securitization by Liberty Island (the “Liberty Island Mortgage Loans”).  Please see “Liberty Island’s Underwriting Standards and Processes” section below for further detail.  Prudential Asset Resources (“PAR”), an affiliate of PMCC, serviced most of the Liberty Island Mortgage Loans prior to securitization and will continue to act as primary servicer with respect to certain of the Liberty Island Mortgage Loans after securitization.  Under “Description of the Mortgage Pool—Representations and Warranties”, with respect to the Liberty Island Mortgage Loans, Liberty Island and Liberty Island’s Parent, and no other party, will be jointly and severally responsible for curing a breach or defect, repurchasing an affected mortgage loan from the Trust Fund, substituting the affected mortgage loan with another mortgage loan or making a loss of value payment based on such defect or breach.

Wells Fargo Bank, National Association provides short-term warehousing of mortgage loans originated by Liberty Island through a repurchase facility.  All of the Liberty Island Mortgage Loans are

(or are expected to be) subject to such repurchase facility.  Liberty Island expects to use the proceeds from its sale of the Liberty Island Mortgage Loans to the Depositor to, among other things, reacquire such mortgage loans from Wells Fargo Bank, National Association.

Liberty Island’s Securitization Program.  This is the 19th commercial mortgage loan securitization to which Liberty Island is contributing loans and Liberty Island has not been involved in the securitization of any other types of financial assets.  However, PMCC, an affiliate of Liberty Island and the originator of the Liberty Island Mortgage Loans, has been active in the commercial mortgage securitization business for years and has originated for securitization several billion dollars of commercial mortgage loans.  As of the date of this free writing prospectus, PMCC filed its most recent Form ABS-15G with the SEC on February 12, 2014.  Such Form ABS-15G is available electronically through the SEC’s EDGAR system.  PMCC’s Central Index Key number is 0001549224.  In addition, certain members of Liberty Island’s board and investment committee were senior commercial mortgage-backed securitization or commercial real estate bankers at other known institutions and have been active in the commercial mortgage securitization business for years.

Since 2012, Liberty Island contributed approximately $1,764,698,717 of mortgage loans to 18 commercial mortgage securitizations.  Liberty Island did not securitize any commercial mortgage loans prior to 2012 and has not been involved in the securitization of any other types of financial assets.

The commercial and multifamily mortgage loans originated and acquired to be securitized by Liberty Island may include both small balance and large balance fixed-rate loans.  The commercial mortgage loans that will be sold by Liberty Island to the Depositor have been originated and/or acquired by it or an affiliate.

In connection with providing the representations and warranties described above under “Description of the Mortgage Pool—Representations and Warranties,” PMCC will conduct due diligence review on Liberty Island’s behalf.  In addition, origination counsel for each loan will review and/or prepare, among other things, individual loan summaries and initial exception lists to the representations and warranties.  Mortgage Loan Seller’s counsel will also review certain loan documentation and perform due diligence procedures.  If a cure, repurchase or substitution is required with respect to a mortgage loan sold by Liberty Island due to a material document defect or material breach of a representation or warranty with respect to such mortgage loan, Liberty Island and Liberty Island’s Parent will be jointly and severally responsible for any cure, repurchase or substitution.  See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” and “Risk Factors—Risks Related to the Mortgage Loans—No Party is Obligated to Review the Mortgage Loans To Determine Whether Representations and Warranties Are True; Mortgage Loan Sellers or Other Responsible Parties May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan”.  In addition, Liberty Island and Liberty Island’s Parent have agreed to jointly and severally indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Offered Certificates.

In addition, Liberty Island is a party to a repurchase facility and an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to each of the Liberty Island Mortgage Loans.  See “—Affiliations and Certain Relationships Among Certain Transaction Parties” below.

Liberty Island’s Underwriting Standards and Processes

Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by PMCC for acquisition by Liberty Island, as approved by Liberty Island.

Notwithstanding the discussion below, given the unique nature of commercial properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors.  Consequently, we cannot assure you that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.  For important information about the circumstances that have affected the underwriting of the Liberty Island Mortgage Loans, see the “Risk Factors” section of this free writing prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated:  (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis.  Generally, PMCC reviews and analyzes borrower, property and market information pertinent to the underwriting of the loan.  Areas of review and analysis include, without limitation, the following:  borrower cost basis and equity; sources and uses of funds; borrower and sponsor experience, credit strength/suitability, and financial wherewithal; property management; property market/submarket; property operating statements and rent rolls; ground lease (if applicable); and appraisal, environmental, engineering, and seismic reports (as applicable).  PMCC performs an inspection or retains a third party to perform an inspection of each property.

Loan Approval.  All mortgage loans originated by PMCC for acquisition by Liberty Island must be approved by an investment committee consisting of senior personnel from PMCC and PWP on behalf of Liberty Island.  The Liberty Island investment committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or may decline a mortgage loan transaction.

DSC Ratios and LTV Ratios.  Generally, the debt service coverage ratio for mortgage loans originated by PMCC for acquisition by Liberty Island will be equal to or greater than 1.25x and the loan-to-value ratio for mortgage loans originated by PMCC for acquisition by Liberty Island will be equal to or less than 80%; provided, however, that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, related property, reserves or other factors.  A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the stressed loan-to-value derived using a stressed capitalization rate is considered.  The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance.

In addition, with respect to certain mortgage loans originated by PMCC for acquisition by Liberty Island, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower.  Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

Assessments of Property Condition.  As part of the underwriting process, PMCC will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan.  To aid in that analysis, PMCC will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals.  PMCC will require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser.  In addition, PMCC will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession.  Furthermore, the appraisal report will include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments.  Phase I environmental site assessments or updates of previously conducted assessments are performed on all mortgaged properties.  Depending on the findings of the Phase I assessment, any of the following may be required:  additional environmental testing, such as a Phase II environmental assessment on the subject mortgaged property; an environmental insurance policy; cash reserves for any recommended remediation action and/or a guaranty with respect to environmental matters.

Engineering Assessments.  Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan.  The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures.  In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

Seismic Report.  Seismic reports or updates of previously conducted seismic reports are performed on all mortgaged properties located in seismic zones 3 or 4.  The reports will conclude to an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario.  This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”) or scenario expected loss (“SEL”).  Generally, any of the mortgage loans as to which the property was estimated to have PML or SEL in excess of 20% of the estimated replacement cost, would either be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance.  With respect to each mortgage loan, PMCC will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions; surveys; recorded documents; temporary or permanent Certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; third party prepared zoning reports; and/or representations by the related borrower.  Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, PMCC will consider whether to require the related borrower to obtain law and ordinance coverage and/or if an alternative mitigating factor is in place.

Hazard, Liability and Other Insurance.  Pursuant to the underwriting guidelines, the mortgage loans typically requires that the related property be insured by a hazard insurance policy with a lender approved deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property.

Flood insurance, if available, must be in effect for any property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as having special hazards.  The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, to be provided by a generally acceptable insurance carrier in an amount that is generally consistent with currently prevailing capital market standards.

The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion.  The policies may contain some conditions and exclusions from coverage, including exclusions related to acts of terrorism.  Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates; in some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

The properties are typically not insured for earthquake risk unless a seismic report indicates a PML of greater than 20%.

Escrow Requirements.  Generally, PMCC requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves.  Generally, the required escrows for mortgage loans originated by PMCC for acquisition by Liberty Island are as follows:

●
Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the estimated annual property taxes are required to provide PMCC with sufficient funds to satisfy all taxes and assessments.  PMCC may waive this escrow requirement under certain circumstances.

●
Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide PMCC with sufficient funds to pay all insurance premiums.  PMCC may waive this escrow requirement under certain circumstances.

●
Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan.  Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type.  PMCC may waive this escrow requirement under certain circumstances.

●
Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary.  Upon funding of the mortgage loan, PMCC generally requires that at least 115% to 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan.  PMCC may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●
Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term.  To mitigate this risk with respect to retail and office properties, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.  PMCC may waive this escrow requirement under certain circumstances.

Furthermore, PMCC may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower.

Exceptions.  Notwithstanding the discussion above, one or more of the Liberty Island Mortgage Loans may vary from, or do not comply with, Liberty Island’s underwriting guidelines described above.  In addition, in the case of one or more of the Liberty Island Mortgage Loans, Liberty Island or its originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors.  None of the Liberty Island Mortgage Loans were originated with any material exceptions from Liberty Island’s underwriting guidelines and procedures.

Review of Mortgage Loans for Which Liberty Island is the Sponsor

Overview.  Liberty Island, in its capacity as the Sponsor of the Liberty Island Mortgage Loans, has conducted a review of the Liberty Island Mortgage Loans in connection with the securitization described in this free writing prospectus designed and effected to provide reasonable assurance that the disclosure related to the Liberty Island Mortgage Loans is accurate in all material respects.  Liberty Island determined the nature, extent and timing of the review and the level of assistance provided by any third parties.  The review of the Liberty Island Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of PMCC (collectively, the “Liberty Island Deal Team”) with the assistance of certain third parties.  Liberty Island has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the mortgage loans that it is selling to the Depositor and the review’s findings and conclusions.  The review procedures described below were employed with respect to all of the Liberty Island Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this free writing prospectus, as further described below.

Database.  To prepare for securitization, members of the Liberty Island Deal Team created a database of loan-level and property-level information relating to each Liberty Island Mortgage Loan.  The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by PMCC during the underwriting process.  Prior to securitization of each Liberty Island Mortgage Loan, the Liberty Island Deal Team may have updated the information in the database with respect to such Liberty Island Mortgage Loan based on current information provided by the PAR relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Liberty Island Deal Team.  Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Liberty Island Data Tape”) containing detailed information regarding each Liberty Island Mortgage Loan was created from the information in the database referred to in the prior paragraph.  The Liberty Island Data Tape was used by the Liberty Island Deal Team to provide the numerical information regarding the Liberty Island Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation.  The Depositor, on behalf of Liberty Island, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Liberty Island relating to information in this free writing prospectus regarding the Liberty Island Mortgage Loans.  These procedures included:

●	comparing the information in the Liberty Island Data Tape against various source documents provided by Liberty Island;

●
comparing numerical information regarding the Liberty Island Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the Liberty Island Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Liberty Island Mortgage Loans disclosed in this free writing prospectus.

Legal Review.  In anticipation of the securitization of each Liberty Island Mortgage Loan, Mortgage Loan Seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material loan terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations.  Mortgage Loan Seller’s counsel reviewed the legal summaries for each Liberty Island Mortgage Loan, together with pertinent parts of the mortgage loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this free writing prospectus.  In addition, Mortgage Loan Seller counsel reviewed Liberty Island’s representations and warranties set forth on Annex C-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Liberty Island Mortgage Loans.  Such assistance included, among other things, a review of a due diligence questionnaire completed by the Liberty Island Deal Team.  Securitization counsel also reviewed the property release provisions, if any, for each Liberty Island Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage Loan Seller’s counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this free writing prospectus, based on its review of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures.  Prior to securitization, Liberty Island confirmed with PAR that, to the best of PAR’s knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (iv) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (v) any existing or incipient material defaults.

Findings and Conclusions.  Liberty Island found and concluded with reasonable assurance that the disclosure regarding the Liberty Island Mortgage Loans in this free writing prospectus is accurate in all material respects.  Liberty Island also found and concluded with reasonable assurance that the Liberty Island Mortgage Loans were originated in accordance with Liberty Island’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines.”

Compliance with Rule 15Ga-1 under the Exchange Act

Liberty Island Group I LLC has no history as a securitizer prior to February 2012.  As of the date of this free writing prospectus, Liberty Island Group I LLC filed its most recent Form ABS-15G with the SEC on February 12, 2014, generally relating to the annual period which ended on December 31, 2013.  Such Form ABS-15G is available electronically through the SEC’s EDGAR system.  The Central Index Key number of Liberty Island Group I LLC is 0001555501.  For the period from and including July 1, 2011, to and including June 30, 2014, Liberty Island Group I LLC does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—Liberty Island Group I LLC” has been provided by Liberty Island.

NCB, FSB

General

NCB, FSB is a federal savings bank chartered under the Home Owners’ Loan Act and regulated by the Office of the Comptroller of the Currency.  NCB, FSB is wholly-owned by National Consumer Cooperative Bank, a federally chartered corporation.  The executive offices of NCB, FSB are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202.  NCB, FSB is engaged in a wide range of banking, financial and finance-related activities throughout the United States.

In connection with providing the representations and warranties described above under “Description of the Mortgage Pool—Representations and Warranties”, NCB, FSB will conduct its own due diligence review.  In addition, mortgage loan seller’s counsel will prepare, among other things, initial exception lists to the representations and warranties.  Counsel will also review certain loan documentation and perform due diligence procedures.  If a cure, repurchase or substitution is required with respect to a mortgage loan sold by NCB, FSB in the event of a material document defect or material breach of a representation or warranty with respect to such mortgage loan, NCB, FSB will be the sole party responsible for any repurchase or substitution.  See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” and “Risk Factors—Risks Related to the Mortgage Loans—No Party is Obligated to Review the Mortgage Loans to Determine Whether Representations and

Warranties Are True; Mortgage Loan Sellers or Other Responsible Parties May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan” in this free writing prospectus.  In addition, NCB, FSB has agreed to indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Offered Certificates.

Neither NCB, FSB nor any of its affiliates will insure or guarantee distributions on the Certificates.  The Certificateholders will have no rights or remedies against NCB, FSB for any losses or other claims in connection with the Certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by NCB, FSB in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus.

A wholly-owned subsidiary of NCB, FSB is a party to a repurchase facility with Wells Fargo Bank, National Association.  None of the Mortgage Loans that NCB, FSB will transfer to the Depositor are subject to such repurchase agreement.  NCB, FSB is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to three (3) of the NCB, FSB Mortgage Loans, which have an aggregate Cut-off Date Balance of $25,695,276, representing approximately 1.7% of the Cut-off Date Pool Balance, and such hedging arrangements will terminate with respect to such loans that NCB, FSB will transfer to the Depositor in connection with the transfer of those Mortgage Loans pursuant to this securitization transaction.  See “—Affiliations and Certain Relationships” below.

NCB, FSB’s Securitization Program

NCB, FSB has been an active participant in securitization of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor since 2002.  Its parent, National Consumer Cooperative Bank, has been an active participant in securitization of commercial and multifamily mortgage loans as a mortgage loan seller since 1992.  This is the 36th commercial mortgage loan securitization to which NCB, FSB and its affiliates are contributing loans.  During the period commencing on January 1, 1992 and ending on June 30, 2014, NCB, FSB and its affiliates sold approximately $4.5 billion of commercial and multifamily mortgage loans into commercial mortgage-backed securitization transactions.  Since 1998, NCB, FSB together with its parent National Consumer Cooperative Bank securitized approximately $3.0 billion of multifamily loans in agency mortgage security backed transactions.

In addition to commercial and multifamily mortgage loans, NCB, FSB has securitized residential mortgage loans.

NCB, FSB’s Underwriting Standards and Processes

General.  All of the mortgage loans sold to the Depositor by NCB, FSB were originated by NCB, FSB or an affiliate of NCB, FSB, generally in accordance with the underwriting criteria described below.  Eighteen (18) of the twenty (20) Mortgage Loans that NCB, FSB will transfer to the Depositor were originated by its parent company, National Consumer Cooperative Bank.  NCB, FSB has implemented general loan policies and guidelines establishing certain procedures with respect to underwriting its mortgage loans.  The underwriting and origination procedures and the credit analysis with respect to any particular mortgage loan may significantly differ from one mortgage loan to another, and will be driven by circumstances particular to that mortgage loan and the related mortgaged real property, including, among others, its type, physical quality, size, environmental condition, location, market conditions, reserve requirements and other factors.  Accordingly, there is no assurance that every loan will comply in all respects with NCB, FSB’s general guidelines.

Loan Analysis.  In connection with the origination of mortgage loans, NCB, FSB conducts an extensive review of the related mortgaged real property, which includes an analysis of the appraisal, environmental report, property condition report, seismic reports (where applicable), historical operating statements, ground lease (where applicable), leases, maintenance schedules and rent rolls (where applicable), budgets, sources and uses and related information provided by the borrower.  The credit of the borrower and, generally for loans other than those secured by residential cooperative properties, certain of its key principals, are examined for financial strength and character prior to origination of the mortgage loan, which may include a review of annual financial statements and judgment, lien, bankruptcy and outstanding litigation searches.  As part of the underwriting process, a site inspection of each mortgaged real property is conducted by NCB, FSB, an affiliate or a third-party engineering firm.

Loan Approval.  Prior to commitment, all mortgage loans must be approved by NCB, FSB’s credit committee (the make-up of which varies by loan size and type) in accordance with its credit policies.  The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Environmental Assessments.  An environmental site assessment (generally a Phase I environmental site assessment) is performed on all mortgaged properties.  The environmental assessments are performed during the 12 month period preceding origination of the related mortgage loan.  Depending on the findings of the environmental site assessment, any of the following may be required:  additional environmental testing, such as a Phase II environmental assessment on the subject mortgaged property; obligating the related borrower to perform remediation as a condition to the closing of such mortgage loan or within a period following the closing of such mortgage loan; and/or the posting of cash reserves, letters of credit or guaranties so secure the performance of any recommended remediation action.  Additionally, all borrowers are required to provide customary environmental representations, warranties, covenants and indemnities relating to the existence and use of hazardous substances on the mortgaged properties.

Property Condition Assessments.  Independent engineering firms conduct inspections with respect to each mortgaged real property generally within the twelve-month period preceding the origination of the related mortgage loan.  The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures.  In some instances where deferred maintenance items are identified, repairs or maintenance are completed before closing or cash reserves, letters of credit or guaranties so secure the performance of the deferred maintenance items.

Appraisals.  An appraisal of each of the mortgaged properties is performed prior to the origination of each such loan.  Independent MAI appraisers performed the appraisals.  Such appraisals generally complied with (or the appraiser certified that such appraisal complied with) the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

Seismic Report.  If the property consists of improvements located in seismic zone 3 or 4, NCB, FSB typically requires a seismic report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake.

Title Insurance.  The borrower is required to provide, and NCB, FSB’s origination counsel reviews, a title insurance policy for each property.  The title insurance policies provided typically must meet the following requirements:  (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Additional Debt.  Certain of the residential cooperative mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured.  The mortgage loans that are other than residential cooperative mortgage loans will generally prohibit additional indebtedness secured by the related mortgaged property, but may have or permit additional unsecured indebtedness and trade payables.  In many cases, NCB, FSB or one of its affiliates is and/or will be the lender on that additional debt.  The debt service coverage ratios described herein would be lower if the payments related to such additional debt were included in the calculation of such debt service coverage ratios and the loan-to-value ratios described herein would be higher if the amount of any such additional subordinate debt were included in the calculation of such loan-to-value ratios.

Debt Service Coverage Ratio and LTV Ratio.  NCB, FSB evaluates debt service coverage ratios and loan-to-value ratios when underwriting a mortgage loan.  Generally, the debt service coverage ratio for mortgage loans (other than residential cooperative mortgage loans) originated or acquired by NCB, FSB will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans (other than residential cooperative mortgage loans) originated or acquired by NCB, FSB will be equal to or less than 75%; provided, however, exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors.  Debt service coverage ratios are calculated based on Underwritten Net Cash Flow.  Underwritten Net Cash Flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral.  For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized.  We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance.  Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements.  In the case of a residential cooperative property, Underwritten Net Cash Flow is the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the cut-off date and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser.  However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend.  The loan-to-value ratio with respect to each mortgage loan secured by a residential cooperative property (other than the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc.) is calculated using the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the cut-off date determined as if such residential cooperative property is operated as a residential cooperative.  This value, in general, equals the sum of (i) the gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering the related Mortgaged Property.  With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the preceding sentence is calculated without regard to any applicable sale price restriction.  The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property.  The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered.  In addition, NCB, FSB will calculate a loan-to-value ratio for each residential cooperative mortgage loan based upon the value of such residential cooperative property as a multifamily rental property.  The value of a residential cooperative property as a multifamily rental property is reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the cut-off date and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the Underwritten Net Cash Flow for such residential cooperative property.  In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc, the value reflected as the “Appraised Value” on Annex A-1 to this free writing prospectus is the value of such Mortgaged Property as a multifamily rental property and the loan-to-value ratio information for such Mortgage Loan as presented herein is determined based on the “Coop-Rental Value” of such Mortgaged Property.

Zoning and Building Code Compliance.  With respect to each mortgage loan, NCB, FSB will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use and building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions; surveys; recorded documents; temporary or permanent Certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; third party prepared zoning reports; information set forth in the appraisal of the related property; and/or representations by the related borrower.  NCB, FSB generally requires borrowers to obtain law and ordinance coverage.  If a material violation exists with respect to a mortgaged property, NCB, FSB may require the borrower to remediate such violation and/or to establish a reserve to cover the cost of such remediation.

Hazard, Liability and Other Insurance.  The mortgage loans typically require that the related property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan or 100% of the full insurable replacement cost of the improvements located on the property.  If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation.  Flood insurance, if available, must be in effect for any property that at the time of origination included material improvements in any area identified by the Federal Emergency Management Agency as being situated in a Special Flood Hazard Area.  The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration and be provided by a generally acceptable insurance carrier in an amount not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property, and (iii) the maximum amount of insurance available under the National Flood Insurance Program.  The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion.  The policies may contain some conditions and exclusions of coverage, including exclusions related to acts of terrorism.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for bodily injury or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or loss of income insurance in an amount not less than 100% of the projected shareholder or unit owner maintenance income for the related property (in the case of a residential cooperative mortgage loan) or projected rental income (in the case of a mortgage loan other than a residential cooperative mortgage loan) for a period of not less than twelve months.

The properties are typically not insured for earthquake risk unless a seismic report indicates a PML of greater than 20%.

Escrow Requirements.  NCB, FSB may require a borrower to fund various escrows.  Such escrows may include escrows for taxes and insurance premiums (to cover amounts due prior to their respective due dates), reserves to cover the cost of repairs recommended pursuant to a building condition report prepared for NCB, FSB or an affiliate that originated the loan, and/or reserves to secure the performance of environmental or other remediation work.  In the case of mortgage loans that are other than residential cooperative mortgage loans, such escrows may also include replacement reserves, reserves to cover the costs of tenant improvements, leasing commissions and other re-tenanting expenses and reserves to cure deficiencies in debt service coverage ratios.  In some cases such reserves may only be required upon the occurrence of certain events.  A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve.  NCB, FSB may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NCB, FSB’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Exceptions.  Notwithstanding the discussion under “NCB, FSB’s Underwriting Standards and Processes” above, one or more of NCB, FSB’s mortgage loans may vary from, or not comply with, NCB, FSB’s underwriting policies and guidelines described above.  In addition, in the case of one or more of NCB, FSB’s mortgage loans, NCB, FSB or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors.  For any material exceptions to NCB, FSB’s underwriting guidelines described above in respect of the NCB, FSB Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Review of Mortgage Loans for Which NCB, FSB is the Sponsor

Overview.  NCB, FSB, in its capacity as the Sponsor of the NCB, FSB Mortgage Loans, has conducted a review of the NCB, FSB Mortgage Loans it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to the NCB, FSB Mortgage Loans is accurate in all material respects.  NCB, FSB determined the nature, extent and timing of the review and the level of assistance provided by any third parties.  The review of the NCB, FSB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of NCB, FSB (collectively, the “NCB, FSB Deal Team”) with the assistance of certain third parties.  NCB, FSB has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the mortgage loans that it is selling to the Depositor and the review’s findings and conclusions.  The review procedures described below were employed with respect to all of the NCB, FSB Mortgage Loans (rather than relying on sampling procedures).

Database.  To prepare for securitization, members of the NCB, FSB Deal Team created a database of loan-level and property-level information relating to each NCB, FSB Mortgage Loan.  The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments and property condition reports, insurance policies, borrower-supplied information (including, to the extent available, maintenance schedules and rent rolls (if applicable), leases and financial or operating statements) and information collected by NCB, FSB during the underwriting process.  Prior to securitization of each NCB, FSB Mortgage Loan, the NCB, FSB Deal Team may have updated the information in the database with respect to such NCB, FSB Mortgage Loan based on current information brought to the attention of the NCB, FSB Deal Team relating to loan payment status and escrows, updated operating statements, maintenance schedules and rent rolls (if applicable), leasing activity, and other relevant information.  Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “NCB, FSB Data Tape”) containing detailed information regarding each NCB, FSB Mortgage Loan was created from, among other sources, the information in the database referred to in the prior paragraph.  The NCB, FSB Data Tape was used by the NCB, FSB Deal Team to provide the numerical information regarding the NCB, FSB Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation.  The Depositor, on behalf of NCB, FSB, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by NCB, FSB relating to information in this free writing prospectus regarding the NCB, FSB Mortgage Loans.  These procedures included:

●	comparing the information in the NCB, FSB Data Tape against various source documents provided by NCB, FSB;

●
comparing numerical information regarding the NCB, FSB Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the NCB, FSB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NCB, FSB Mortgage Loans disclosed in this free writing prospectus.

Legal Review.  NCB, FSB engaged counsel to conduct certain legal reviews of the NCB, FSB Mortgage Loans for disclosure in this free writing prospectus.  In anticipation of the securitization of each NCB, FSB Mortgage Loan, counsel reviewed the principal loan documents for each mortgage loan to identify material deviations from NCB, FSB’s standard form loan documents.  In addition, counsel reviewed NCB, FSB’s representations and warranties set forth on Annex C-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Other Review Procedures.  NCB, FSB has serviced each NCB, FSB mortgage loan since origination and has confirmed that it is not aware of any material events, except as previously identified, concerning the related Mortgage Loan, the Mortgaged Property and the borrower occurring since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property or borrower, or notice of non-compliance with environmental laws; (iv) bankruptcies involving any borrower; and (v) any existing or incipient material defaults.

The NCB, FSB Deal Team also reviewed the NCB, FSB Mortgage Loans to confirm, with the assistance of counsel, whether any NCB, FSB Mortgage Loan materially deviated from the underwriting guidelines set forth under “—NCB, FSB’s Underwriting Standards and Processes” above.  See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Findings and Conclusions.  NCB, FSB found and concluded with reasonable assurance that the disclosure regarding the NCB, FSB Mortgage Loans in this free writing prospectus is accurate in all material respects.  NCB, FSB also found and concluded with reasonable assurance that the NCB, FSB Mortgage Loans were originated in accordance with NCB, FSB’s origination policies, procedures and underwriting criteria set forth “under “—NCB, FSB’s Underwriting Standards and Processes” above except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Review Procedures in the Event of a Mortgage Loan Substitution.  NCB, FSB will perform a review of any NCB, FSB Mortgage Loan that it elects to substitute for a NCB, FSB Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect.  NCB, FSB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement.  NCB, FSB may engage a third party accounting firm to compare the such criteria against the underlying source documentation to verify the accuracy of the review by NCB, FSB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act.  Legal counsel will also be engaged by NCB, FSB to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this free writing prospectus, NCB, FSB filed its most recent Form ABS-15G with the SEC on February 12, 2014.  Such Form ABS-15G is available electronically though the SEC’s EDGAR system.  The Central Index Key number of NCB, FSB is 0001577313.  With respect to the period from and including July 1, 2011, to and including June 30, 2014, NCB, FSB does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—NCB, FSB” has been provided by NCB, FSB.

C-III Commercial Mortgage LLC

General

C-III Commercial Mortgage LLC (“C3CM”) is a Sponsor of, and a seller of certain Mortgage Loans (the “C3CM Mortgage Loans”) into, the securitization described in this free writing prospectus.  C3CM is a limited liability company organized under the laws of the State of Delaware on June 9, 2010.  C3CM is a direct, wholly-owned subsidiary of C-III Capital Partners LLC (“C-III Parent”).

C-III Parent is a privately-held commercial real estate company that commenced operations in March of 2010.  C-III Parent, together with its direct and indirect subsidiaries, including C3CM, are collectively referred to herein as the “C-III Capital Group”.  The C-III Capital Group is engaged in a broad range of activities, including principal investment, loan origination, CDO management, fund management and primary and special loan servicing.  The principal place of business of the C-III Capital Group is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039.

C3CM originates, and acquires from unaffiliated third party originators, multifamily, manufactured housing community and commercial mortgage loans and mezzanine loans throughout the United States.  Acquired loans may have been originated using underwriting guidelines not established by C3CM.

The following tables set forth information with respect to originations and securitizations of fixed-rate multifamily, manufactured housing community and commercial mortgage loans by C3CM during the calendar years 2010, 2011, 2012, 2013 and the first six calendar months of 2014.

Originations and Securitizations of Fixed-Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	Originations(a)		Securitizations(b)
	No. of Loans	Approximate Aggregate Principal Balance at Origination	No. of Loans	Approximate Aggregate Principal Balance at Securitization

2010(c)	5	$30,090,000	0	$0
2011	35	$195,668,500	30	$181,834,330
2012	79	$365,601,000	72	$326,672,918
2013	117	$505,529,000	122	$540,435,224
2014(d)	46	$224,713,500	36	$176,837,697

(a)	Includes mortgage loans that were originated by a correspondent, re-underwritten by C3CM and acquired by C3CM at or about the time of origination.

(b)	Excludes mortgage loans sold to issuers of collateralized debt obligations managed or administered by an affiliate of C3CM.

(c)	C3CM was organized on June 9, 2010.

(d)	Reflects activity from January 1, 2014 to and including June 30, 2014.

C-III Asset Management LLC, a wholly-owned subsidiary of C-III Parent, acts as the servicer of the multifamily, manufactured housing community and commercial mortgage loans that C3CM owns pending the securitization or other disposition of those loans.

Wells Fargo Central Pacific Holdings, Inc. (which is an affiliate of Wells Fargo Bank, National Association, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC) is an investor in C-III Parent and, as such, holds a less than 10% indirect equity interest in C3CM.  In addition, Wells Fargo Bank, National Association provides short-term warehousing of mortgage loans originated or acquired by C3CM, indirectly through a repurchase facility between Wells Fargo Bank, National Association and a wholly-owned subsidiary of C3CM, C-III Mortgage Funding LLC (“C3MF”).  C3CM guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility.  All of the C3CM Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $63,291,423, are currently (or, as of the Closing Date for this securitization, are expected to be) subject to such repurchase facility.  C3CM intends to use the proceeds from its sale of the C3CM Mortgage Loans to the Depositor to, among other things, reacquire the warehoused C3CM Mortgage Loans through its wholly-owned subsidiary from Wells Fargo Bank, National Association, free and clear of any liens.  Wells Fargo Bank, National Association acts as interim custodian for the loan files with respect to all of the C3CM Mortgage Loans prior to securitization.

In addition, C3CM or C3MF is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to all of the C3CM Mortgage Loans, which have an aggregate Cut-off Date Balance of approximately $63,291,423, representing approximately 4.3% of the Cut-off Date Pool Balance.  Those hedging arrangements will terminate in connection with the contribution of such Mortgage Loans to this securitization transaction.

Based on an unaudited Statement of Assets, Liabilities and Member’s Equity – Income Tax Basis, as of June 30, 2014, C3CM and its wholly-owned subsidiaries had combined total assets of approximately $231.4 million, combined total liabilities of approximately $136.5 million and combined total member’s equity of approximately $94.8 million.

In connection with commercial mortgage securitization transactions, C3CM will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, C3CM works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria. In connection with contributing mortgage loans to a securitization, C3CM will make certain loan-level representations and warranties, will undertake certain loan document delivery requirements and will undertake certain obligations to repurchase or replace mortgage loans affected by uncured material breaches of those representations and warranties and/or document delivery requirements.

C3CM’s Underwriting Guidelines and Processes

Set forth below is a discussion of general underwriting guidelines and processes with respect to multifamily, manufactured housing community and commercial mortgage loans originated by C3CM for securitization.

Notwithstanding the discussion below, given the unique nature of multifamily, manufactured housing community and commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily, manufactured housing community or commercial mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily, manufactured housing community or commercial mortgage loan originated by C3CM will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular C3CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus and “Annex C-2—Exceptions to Mortgage Loan Representations and Warranties” in this free writing prospectus.

A. Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each multifamily, manufactured housing community and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

B. Loan Approval. Prior to commitment, each multifamily, manufactured housing community and commercial mortgage loan to be originated must be approved by a loan committee that includes senior executives of C-III Parent. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

C. Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, C3CM’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by C3CM and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily, manufactured housing community or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

D. Additional Debt. Certain mortgage loans originated by C3CM may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the C-III Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

E. Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●
Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●
Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective multifamily, manufactured housing community or commercial mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●
Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective multifamily, manufactured housing community or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, the repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by C3CM in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

F. Title Insurance. The borrower is required to provide, and C3CM or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey. In some cases, the title insurer may be an affiliate of C3CM.

G. Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), C3CM typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements on the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke,

windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months; and (iii) insurance coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance).

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) is greater than 20%.

H. Zoning and Building Code Compliance. In connection with the origination of a multifamily, manufactured housing community or commercial mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, C3CM may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, C3CM may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

I. Escrow Requirements. Generally, C3CM requires most borrowers to fund escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily, manufactured housing community and commercial mortgage loan originated by C3CM. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the mortgage loan documents which may include, but not be limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or satisfying other conditions.

Furthermore, C3CM may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, C3CM may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, C3CM may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the C3CM are as follows:

●
Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●
Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy that covers the related mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, franchisor or unaffiliated property manager, if applicable) is obligated to maintain the insurance, or (v) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●
Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●
Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence or during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●
Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●
Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the C3CM Mortgage Loans, please see Annex A-1 to this free writing prospectus.

Exceptions

Notwithstanding the discussion under “—C3CM’s Underwriting Guidelines and Processes” above, one or more of the C3CM Mortgage Loans may vary from, or do not comply with, C3CM’s underwriting guidelines described above. In addition, in the case of one or more of the C3CM Mortgage Loans, C3CM or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to C3CM’s underwriting guidelines described above in respect of the C3CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Review of Mortgage Loans for Which C3CM is the Sponsor

A.           Overview. C3CM has conducted a review of the C3CM Mortgage Loans in connection with the securitization described in this free writing prospectus. C3CM determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the C3CM Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of C3CM with the assistance of certain third parties. C3CM has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the C3CM Mortgage Loans that are being sold to the Depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the C3CM Mortgage Loans (rather than relying on sampling procedures).

B.           Data Tape. To prepare for securitization, members of C3CM created a data tape of loan-level and property-level information, and prepared an asset summary report, relating to each C3CM Mortgage Loan. The data tape and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by C3CM or a third party originator during the underwriting process. After origination of each C3CM Mortgage Loan, C3CM may have updated the information in the data tape and the related asset summary report with respect to such C3CM Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of C3CM. Such updates were not intended to be, and do not serve as, a re-underwriting of any C3CM Mortgage Loan. The C3CM data tape was used by C3CM to provide the numerical information regarding the C3CM Mortgage Loans in this free writing prospectus.

C.           Data Comparisons and Recalculation. The Depositor, on behalf of C3CM, engaged a third party accounting firm to perform certain data comparison and recalculation procedures that were designed or provided by C3CM, relating to information in this free writing prospectus regarding the C3CM Mortgage Loans. These procedures included:

●	comparing the information in the C3CM data tape against various source documents obtained or provided by C3CM;

●
comparing numerical information regarding the C3CM Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the C3CM data tape; and

●	recalculating certain percentages, ratios and other formulae relating to the C3CM Mortgage Loans disclosed in this free writing prospectus.

D.           Legal Review. C3CM engaged various law firms to conduct certain legal reviews of the C3CM Mortgage Loans for disclosure in this free writing prospectus. In anticipation of the securitization, lender’s origination counsel for each C3CM Mortgage Loan reviewed the representations and warranties set forth on Annex C-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the C3CM Mortgage Loans. Such assistance included, among other things, a review of (i) the C3CM data tape, (ii) C3CM’s asset summary report or credit memorandum for each C3CM Mortgage Loan, (iii) certain reports or other written confirmations from origination counsel identifying the existence, or confirming the absence, of representation and warranty exceptions relating to certain C3CM Mortgage Loans, (iv) a due diligence questionnaire completed by C3CM with respect to the C3CM Mortgage Loans, and (v) select provisions in certain mortgage loan documents with respect to certain of the C3CM Mortgage Loans.

E.           Other Review Procedures. With respect to any material pending litigation of which C3CM was aware at the origination of any C3CM Mortgage Loan, C3CM requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If C3CM became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any C3CM Mortgage Loan, C3CM obtained information on the status of the related Mortgaged Property from the related borrower to confirm no material damage to the related Mortgaged Property.

C3CM also reviewed the C3CM Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any C3CM Mortgage Loan materially deviated from the underwriting guidelines set forth under “—C3CM’s Underwriting Guidelines and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

F.           Findings and Conclusions. C3CM found and concluded with reasonable assurance that the disclosure regarding the C3CM Mortgage Loans in this free writing prospectus is accurate in all material respects. C3CM also found and concluded with reasonable assurance that the C3CM Mortgage Loans were originated in accordance with C3CM’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this free writing prospectus, C3CM filed its most recent Form ABS-15G with the SEC on January 10, 2014. Such Form ABS-15G is available electronically through the SEC’s

EDGAR system. The Central Index Key number of C3CM is 0001541214. For the period from and including July 1, 2011 to and including June 30, 2014, C3CM does not have any activity to report as required by Rule 15Ga-1, with respect to the repurchase and replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—C-III Commercial Mortgage LLC” has been provided by C3CM.

Basis Real Estate Capital II, LLC

General

Basis Real Estate Capital II, LLC (“Basis Real Estate Capital”) is a limited liability company organized under the laws of the state of Delaware and an indirect subsidiary of Basis Investment Group LLC (“Basis” or “Basis Investment”). Basis is a privately-held company that commenced operations in January of 2009. Basis (and its direct and indirect subsidiaries) was formed to invest in commercial real estate debt. Basis is a multi-strategy real estate investment platform that owns and manages approximately eight million square feet of commercial real estate (located in both the U.S. and Canada) and originates and acquires performing and distressed loans, mezzanine loans, subordinate participation interests, commercial mortgage-backed securities and preferred equity. The executive offices of Basis Investment Group LLC are located at 75 Broad Street, Suite 1602, New York, New York 10004.

Wells Fargo Bank, National Association provides short-term warehousing of mortgage loans originated by Basis Real Estate Capital through a repurchase facility. The mortgage loans that Basis Real Estate Capital will be selling to the Depositor (the “Basis Mortgage Loans”) are (or are expected to be) subject to such repurchase facility. Basis Real Estate Capital is using the proceeds from its sale of the Basis Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such mortgage loans from Wells Fargo Bank, National Association free and clear of any liens.

Basis’ Securitization Program

This is the 17th commercial mortgage securitization to which Basis and its affiliates are contributing loans. However, certain key principals and members of the senior management team of Basis were senior officers at CWCapital, LLC and GMAC Commercial Mortgage Corporation and have been active in the commercial mortgage securitization business since 1997 and from 1997 through 2007, they were directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans.

During 2010, 2011, 2012 and 2013 and through August 26, 2014, Basis contributed approximately $1,267,191,385 of mortgage loans to multiple commercial mortgage securitizations. Basis did not securitize any commercial mortgage loans prior to 2010 and has not been involved in the securitization of any other types of financial assets.

Basis originates and acquires commercial and multifamily mortgage loans and mezzanine loans throughout the United States. The commercial and multifamily mortgage loans originated or acquired to be securitized by Basis may include both small balance and large balance fixed-rate and floating-rate loans. The commercial and multifamily mortgage loans that will be sold by Basis Real Estate Capital to the Depositor have been originated or acquired by it or an affiliate.

In connection with providing the representations and warranties described above under “Description of the Mortgage Pool—Representations and Warranties”, Basis will conduct its own due diligence review. In addition, closing counsel for each loan will review and/or prepare, among other things, individual loan summaries and initial exception lists to the representations and warranties. Counsel will also review certain loan documentation and perform due diligence procedures. If a cure, repurchase or substitution is required with respect to a mortgage loan sold by Basis Real Estate Capital in the event of a material document defect or material breach of a representation or warranty with respect to such mortgage loan, Basis Investment will be the sole party responsible for any repurchase or substitution. See “Description of the Mortgage Pool—Cures, Repurchases and

Substitutions” and “Risk Factors—Risks Related to the Mortgage Loans—No Party is Obligated to Review the Mortgage Loans to Determine Whether Representations and Warranties Are True; Mortgage Loan Sellers or Other Responsible Parties May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan” in this free writing prospectus. In addition, Basis Investment has agreed to indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Offered Certificates.

In addition, Basis is a party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to each of the Basis Mortgage Loans. See “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties” below.

Basis’ Underwriting Standards and Processes

Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Basis or its affiliates.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” section of this free writing prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced Sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, Basis performs both a credit analysis and collateral analysis with respect to each mortgage loan, the loan applicant, and the real estate that will secure the loan. Generally, the credit analysis of the borrower and the real estate includes a review of historical financial statements, including rent rolls (generally unaudited), third party credit reports, judgment, lien, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Basis typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities and are generally required to be structured to limit the possibility of becoming insolvent or bankrupt. The collateral analysis typically includes, in each case to the extent available and applicable, an analysis of the historical property operating statements, rent rolls, operating budgets, and a review of tenant leases. Basis generally requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a staff member of Basis or a third-party consultant for compliance with Basis’ program standards. Generally, a member of the Basis’ underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. All mortgage loans to be originated by Basis require approval by a loan credit committee which includes senior personnel from Basis. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or may decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated or acquired by Basis will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated or acquired by Basis will be equal to or less than 75%; provided, however, that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Basis may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves and/or guarantees, Basis’ judgment of improved property and/or market performance in the future and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Basis, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

Environmental Assessments. Phase I environmental site assessments or updates of previously conducted assessments are performed on all mortgaged properties. Depending on the findings of the Phase I assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment on the subject mortgaged property; an environmental insurance policy; cash reserves for any recommended remediation action and/or a guaranty with respect to environmental matters. With respect to a majority of properties, the environmental assessments are performed during the 12-month period before the applicable Cut-off Date. Additionally, all borrowers are required to provide customary environmental representations, warranties and covenants relating to the existence and use of hazardous substances on the mortgaged properties. Any material adverse environmental conditions or circumstances revealed by these environmental assessments for the mortgaged properties are described in this free writing prospectus.

Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination or the purchase of a mortgage loan. For a majority of the properties, the inspections are conducted within the 12-month period before the applicable Cut-off Date. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

Appraisal. An appraisal for each property is performed or an existing appraisal updated in connection with the origination or the purchase of the related mortgage loan. For a majority of the properties, the appraisals are performed during the 12-month period before the applicable Cut-off Date. The Appraised Value of the related property or properties is greater than the original principal balance of the related mortgage loan. All such appraisals are conducted by an independent appraiser that is state-certified or designated as a member of the Appraisal Institute. The appraisal (or a separate letter) for all properties contains a statement by the appraiser to the effect that the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, were followed in preparing the appraisal.

Seismic Report. If the property consists of improvements located in California or in seismic zone 3 or 4, Basis typically requires a seismic report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. If that loss is in excess of 20% of the estimated replacement cost for the improvements at the property, Basis may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price. It should be noted, however, that because the seismic assessments may not necessarily have used the same assumptions in assessing probable maximum loss, it is possible that some of the real properties that were considered unlikely to experience a probable maximum loss in excess of 20% of estimated replacement cost might have been the subject of a higher estimate had different assumptions been used.

Zoning and Building Code Compliance. With respect to each mortgage loan, Basis will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent Certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Basis will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Basis to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Basis’ judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Hazard, Liability and Other Insurance. The mortgage loans typically require that the related property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except in certain instances where credit tenants are required to obtain this insurance or may self-insure.

Flood insurance, if available, must be in effect for any property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as having special hazards. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property, (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, and (iv) 100% of the replacement cost of the improvements located on the property, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates; in some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

The properties are typically not insured for earthquake risk. For properties located in California and some other seismic zones, Basis typically conducts seismic studies to assess the “probable maximum loss”. In general, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the probable maximum loss is greater than 20%.

Earnouts and Additional Collateral Loans. Some of Basis’ mortgage loans may be additionally secured by cash reserves or irrevocable letters of credit that will be released upon satisfaction by the borrower of leasing-related matters or other conditions, including, in some cases, achieving specified debt service coverage ratios or loan-to-value ratios. For a description of the cash reserves or letters or credit and related earnout information for the Basis Mortgage Loans, see Annex A-1 to this free writing prospectus and the related footnotes.

Escrow Requirements. Generally, Basis requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Basis are as follows:

●
Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Basis with sufficient funds to satisfy all taxes and assessments. Basis may waive this escrow requirement under certain circumstances.

●
Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Basis with sufficient funds to pay all insurance premiums. Basis may waive this escrow requirement under certain circumstances.

●
Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Basis may waive this escrow requirement under certain circumstances.

●
Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Basis generally requires that at least 120% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Basis may waive this escrow requirement under certain circumstances.

●
Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Basis may waive this escrow requirement under certain circumstances.

Furthermore, Basis may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Basis may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Basis’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Exceptions. Notwithstanding the discussion under “—Basis’ Underwriting Standards and Processes” above, one or more of Basis’ mortgage loans may vary from, or not comply with, Basis’ underwriting guidelines described above. In addition, in the case of one or more of Basis’ mortgage loans, Basis or another Originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to Basis’ underwriting guidelines described above in respect of the Basis’ Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” above.

Review of Mortgage Loans for Which Basis Real Estate Capital is the Sponsor

Overview. Basis, in its capacity as the Sponsor of the Basis Mortgage Loans, has conducted a review of the Basis Mortgage Loans it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to the Basis Mortgage Loans is accurate in all material respects. Basis determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Basis Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Basis (collectively, the “Basis Deal Team”) with the assistance of certain third parties. Basis has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the Depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Basis Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this free writing prospectus, as further described below.

Database. To prepare for securitization, members of the Basis Deal Team created a database of loan-level and property-level information relating to each Basis Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Basis during the underwriting process. Prior to securitization of each Basis Mortgage Loan, the Basis Deal Team may have updated the information in the database with respect to such Basis Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Basis Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Basis Data Tape”) containing detailed information regarding each Basis Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Basis Data Tape was used by the Basis Deal Team to provide the numerical information regarding the Basis Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation. The Depositor, on behalf of Basis, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Basis relating to information in this free writing prospectus regarding the Basis Mortgage Loans. These procedures included:

●	comparing the information in the Basis Data Tape against various source documents provided by Basis;

●
comparing numerical information regarding the Basis Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the Basis Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Basis Mortgage Loans disclosed in this free writing prospectus.

Legal Review. Basis engaged various law firms to conduct certain legal reviews of the Basis Mortgage Loans for disclosure in this free writing prospectus. In anticipation of the securitization of each Basis Mortgage Loan originated by Basis, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Basis’s standard form loan documents. In addition, origination counsel for each Basis Mortgage Loan reviewed Basis’s representations and warranties set forth on Annex C-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Basis Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Basis Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Basis Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage Loan Seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this free writing prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Basis confirmed with the related servicers for the Basis Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (iv) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (v) any existing or incipient material defaults.

The Basis Deal Team also consulted with Basis personnel responsible for the origination of the Basis Mortgage Loans to confirm that the Basis Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Basis’ Underwriting Standards and Processes,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Findings and Conclusions. Basis found and concluded with reasonable assurance that the disclosure regarding the Basis Mortgage Loans in this free writing prospectus is accurate in all material respects. Basis also found and concluded with reasonable assurance that the Basis Mortgage Loans were originated in accordance with Basis’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines.”

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this free writing prospectus, Basis Real Estate Capital II, LLC filed its most recent Form ABS-15G with the SEC on February 14, 2014. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of Basis Real Estate Capital II, LLC is 0001542105. With respect to the period from and including July 1, 2011 to and including June 30, 2014, Basis Real Estate Capital II, LLC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—Basis Real Estate Capital II, LLC” has been provided by Basis Real Estate Capital.

Walker & Dunlop Commercial Property Funding I WF, LLC

General

Walker & Dunlop Commercial Property Funding I WF, LLC (“WDCPF I WF”) is a limited liability company organized under the laws of the state of Delaware and an indirect, wholly-owned subsidiary of Walker & Dunlop Commercial Property Funding, LLC (together with its subsidiaries, including WDCPF I WF, “WDCPF”). WDCPF is affiliated with Walker & Dunlop, Inc., a commercial real estate finance company operating in the United States and specializing in multifamily lending, asset management, investing and servicing of loans and an affiliate of Fortress Investment Group LLC. WDCPF was formed to originate and invest in commercial real estate debt. The executive offices of WDCPF are located at 535 Madison Avenue, 12th Floor, New York, New York 10022. WDCPF also maintains offices in Charlotte, North Carolina and Dallas, Texas.

WDCPF I WF is a Sponsor of, and a seller of certain mortgage loans into, the securitization described in this free writing prospectus. In addition, Wells Fargo Bank, National Association (an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the Depositor, and Wells Fargo Securities, LLC, one of the underwriters) provides warehouse financing to WDCPF I WF through a repurchase facility. All of the WDCPF I WF Mortgage Loans that WDCPF I WF will transfer to the Depositor are (or are expected to be prior to the Closing Date) subject to that repurchase facility. If such is the case at the time the Certificates are issued, then WDCPF I WF will use the proceeds from its sale of the WDCPF I WF Mortgage Loans to the Depositor to, among other things, acquire the warehoused WDCPF I WF Mortgage Loans from Wells Fargo Bank, National Association free and clear of any liens. As of August 29, 2014, Wells Fargo Bank, National Association is the repurchase agreement counterparty with respect to four (4) WDCPF I WF Mortgage Loans with an aggregate Cut-off Date balance of $58,473,000, representing approximately 3.9% of the Cut-off Date Pool Balance; provided that the number and dollar amount of WDCPF I WF Mortgage Loans subject to such repurchase facilities may increase or decrease prior to the issuance of the Certificates.

In addition, WDCPF I WF is a party to a repurchase facility and an interest rate hedging arrangement with Wells Fargo Bank with respect to each of the WDCPF I WF Mortgage Loans. Wells Fargo Bank is also the interim custodian of the loan files for all of the WDCPF I WF Mortgage Loans. Wells Fargo Bank, a master servicer, is also expected to enter into a sub-servicing agreement with an affiliate of Walker & Dunlop Commercial Property Funding I WF, LLC pursuant to which such affiliate will be required to perform certain limited subservicing duties with respect to the mortgage loans that Walker & Dunlop Commercial Property Funding I WF, LLC will transfer to the depositor. See “—Affiliations and Certain Relationships Among Certain Transaction Parties” below.

WDCPF’s Securitization Program

This is the first commercial mortgage securitization into which WDCPF I WF is contributing commercial mortgage loans.

WDCPF originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels and mixed-use, self-storage and industrial properties located in North America and Puerto Rico. WDCPF’s origination program generally originates fixed rate commercial mortgage loans having maturities between five and ten years. Additionally, WDCPF may from time to time originate bridge/transitional loans, mezzanine loans and preferred equity investments.

In connection with this commercial mortgage securitization transaction, WDCPF I WF will transfer the WDCPF I WF Mortgage Loans to the Depositor, who will then transfer the WDCPF I WF Mortgage Loans to the Issuing Entity. In return for the transfer by the Depositor to the Issuing Entity of the WDCPF I WF Mortgage Loans (together with the other mortgage loans being securitized), the Issuing Entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters and initial purchasers engaged by the securitization depositor, WDCPF I WF will work with rating agencies, investors, servicers and other mortgage loan sellers and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, WDCPF I WF will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the WDCPF I WF Mortgage Loans. In the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, WDCPF I WF and Walker & Dunlop Commercial Property Funding, LLC will generally be jointly and severally obligated to repurchase or replace the affected mortgage loan. We cannot assure you that either such entity will repurchase or replace a defective mortgage loan, and no affiliate of such entities will be responsible for doing so if such entities fail with respect to their obligations. In addition, WDCPF I WF and Walker & Dunlop Commercial Property Funding, LLC have agreed to jointly and severally indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Offered Certificates.

Review of WDCPF I WF Mortgage Loans

Overview. WDCPF I WF has conducted a review of the Mortgage Loans it is selling to the Depositor (the “WDCPF I WF Mortgage Loans”) in connection with the securitization described in this free writing prospectus. The review of the WDCPF I WF Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of WDCPF or one or more of its affiliates (the “WDCPF Review Team”). The review procedures described below were employed with respect to all of the WDCPF I WF Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the WDCPF Review Team created a database of loan-level and property-level information relating to each WDCPF I WF Mortgage Loan. Data for the database was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets), information collected during the underwriting process, and information collected after each WDCPF I WF Mortgage Loan’s origination (including, but not limited to, servicing updates regarding payment and escrow status, updated operating statements, rent rolls and leasing reports, and information otherwise brought to the attention of the WDCPF Review Team).

A data tape (the “WDCPF I WF Data Tape“) containing detailed information regarding each WDCPF I WF Mortgage Loan was created from the information in the database referred to in the prior paragraph. The WDCPF I WF Data Tape was used to provide the numerical information regarding the WDCPF I WF Mortgage Loans in this free writing prospectus.

Data Validation and Recalculation. The Depositor, on behalf of WDCPF I WF, engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by WDCPF I WF, relating to information in this free writing prospectus regarding the WDCPF I WF Mortgage Loans. These procedures included:

●	comparing the information in the WDCPF I WF Data Tape against various source documents provided by WDCPF I WF that are described above under “—Database”;

●	comparing numerical information regarding the WDCPF I WF Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the WDCPF I WF Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the WDCPF I WF Mortgage Loans disclosed in this free writing prospectus.

Legal Review. WDCPF engaged various law firms to conduct certain legal reviews of the WDCPF I WF Mortgage Loans for disclosure in this free writing prospectus. At the time each WDCPF I WF Mortgage Loan was originated, WDCPF’s origination counsel reviewed the related Mortgage Loan documents against the loan-level securitization representations and warranties of WDCPF I WF set forth on Annex C-1 to this free writing prospectus and, if applicable, identified any exceptions thereto.

WDCPF also engaged legal counsel to review, among other things, (i) WDCPF’s internal credit memorandum for each WDCPF I WF Mortgage Loan; (ii) a review of the representation and warranty exception reports referred to above relating to certain of the WDCPF I WF Mortgage Loans; (iii) WDCPF’s responses to a due diligence questionnaire relating to each WDCPF I WF Mortgage Loan; and (iv) certain loan documents with respect to certain of the WDCPF I WF Mortgage Loans.

Underwriting Review. At the time of loan origination, the WDCPF Review Team reviewed each WDCPF I WF Mortgage Loan and identified any material deviations from the underwriting guidelines set forth under “—WDCPF I WF’s Underwriting Standards” below. See “WDCPF I WF’s Underwriting Standards—Exceptions” below.

Other Review Procedures. With respect to any material pending litigation of which WDCPF was aware at the origination of any WDCPF I WF Mortgage Loan, WDCPF requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

Findings and Conclusions. Based on the foregoing review procedures, WDCPF determined that the disclosure regarding the WDCPF I WF Mortgage Loans in this free writing prospectus is accurate in all material respects. WDCPF also determined that the WDCPF I WF Mortgage Loans were originated in accordance with WDCPF’s origination procedures and underwriting criteria, except as described below under “WDCPF I WF’s Underwriting Standards—Exceptions.” WDCPF I WF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

WDCPF I WF’s Underwriting Standards

Overview. Set forth below is a description of certain general underwriting guidelines with respect to commercial mortgage loans originated by WDCPF I WF for securitization.

Notwithstanding the description below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that mortgaged property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of WDCPF I WF’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of certain WDCPF I WF Mortgage Loans, see “Exceptions” below.

If a mortgage loan exhibits any one or more of the following characteristics, variances from origination procedures and underwriting criteria described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent provided by the related sponsor and/or borrower and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party reports including appraisals, environmental reports, engineering assessments, zoning reports and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the mortgaged property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified, all financial, occupancy and other information contained in this free writing prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by WDCPF I WF require approval by a loan credit committee, which includes senior executives of WDCPF. The committee may approve a mortgage loan as recommended, request that additional due diligence be completed prior to approval, approve subject to modifications of loan terms, or decline a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for a mortgage loan originated by WDCPF I WF is required to be equal to or greater than 1.20x, and the loan-to-value ratio for a mortgage loan originated by WDCPF I WF is required to be equal to or less than 80%; provided, that the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to a mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, WDCPF I WF may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, WDCPF I WF’s judgment of improved property and/or market performance and/or other relevant factors.

Additionally, with respect to certain mortgage loans originated by WDCPF I WF, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only-interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by WDCPF I WF may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured. It is possible that an affiliate of WDCPF I WF may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt, and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of WDCPF I WF’s underwriting process, the following third party assessments and reports will generally be obtained:

●
Appraisals. Independent appraisals or an update of an independent appraisal are required in connection with the origination of each mortgage loan. WDCPF I WF requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such statute is not applicable to WDCPF) and the Uniform Standards of Professional Appraisal Practice.

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Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-13 entitled, “Standard Practice for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all real property collateral. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues.

Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

●
Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●
Zoning and Building Code Compliance. With respect to each mortgage loan, WDCPF I WF will generally consider whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that WDCPF I WF may, on a case-by-case basis, consider a loan secured by real property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, WDCPF I WF requires most borrowers to fund various escrows, such as (to the extent applicable):

●
Taxes. Typically, an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide WDCPF I WF with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or high net worth individual sponsor; or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

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Insurance. If the mortgaged property is insured under an individual policy (i.e., the mortgaged property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide WDCPF I WF with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy; or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

●
Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●
Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, WDCPF I WF generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter; (ii) if the estimated cost of such repair or remediation does not materially impact the mortgaged property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation; or (iii) if environmental insurance is obtained or already in place.

●
Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the loan term. Special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term; or (ii) where rent at the related mortgaged property is considered below market.

WDCPF I WF may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, WDCPF I WF may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and WDCPF I WF’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the WDCPF I WF Mortgage Loans, please see Annex A to this free writing prospectus.

Title Insurance Policy. The borrower is required to provide, and WDCPF I WF or its origination counsel typically will review, a title insurance policy for each mortgaged property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located; (b) in an amount at least equal to the original principal balance of the mortgage loan; (c) protection and benefits run to the mortgagee and its successors and assigns; (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located; and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. WDCPF typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions

The WDCPF I WF Mortgage Loans were originated in accordance with the underwriting criteria set forth above.

Servicing

Interim servicing for all loans originated by WDCPF prior to securitization is typically performed by Walker & Dunlop, LLC, an affiliate of WDCPF. Generally, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization, but Walker & Dunlop, LLC is expected to retain certain non-cashiering sub-servicing responsibilities, including with respect to all of the WDCPF I WF Mortgage Loans.

Repurchase Requests

WDCPF I WF has no prior history as a securitizer and therefore has not filed a Form ABS-15G. WDCPF I WF has no demand, repurchase or replacement history to report as required by Rule 15Ga-1. The Central Index Key Number of WDCPF I WF is 0001617874.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this free writing prospectus, the Sponsors (directly or through affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount generally equal to the excess, if any, of:

(a)           the sum of any proceeds received or value of any interests retained from the sale of the Certificates to investors (whether or not in this offering) and the sale of servicing rights to Wells Fargo Bank, National Association for the servicing of the Mortgage Loans (other than Mortgage Loans sold by NCB, FSB to the Depositor) and the Serviced Pari Passu Companion Loans (excluding primary servicing rights, if any, retained by a Sponsor), over

(b)           the sum of certain costs and expenses of originating or acquiring the Mortgage Loans and certain costs and expenses related to the issuance, offering and sale of the Certificates as generally described in this free writing prospectus.

In the case of the Mortgage Loans as to which Wells Fargo Bank, National Association is the Master Servicer, the mortgage servicing rights (excluding primary servicing rights, if any, retained by a Sponsor) will be sold to the applicable Master Servicer for a price based on the value of the master servicing fees to be paid to such Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by such Master Servicer with respect to the Mortgage Loans.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee (the “Trustee”) on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2014, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance of approximately $33 billion, of which approximately 39 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $13 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as owner trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the Depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The Certificate Administrator, Tax Administrator, Certificate Registrar and Custodian

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator, tax administrator, certificate registrar, and custodian under the Pooling and Servicing Agreement (the “Certificate Administrator”).

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.5 trillion in assets and 264,000 employees as of December 31, 2013, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The Depositor, the Sponsors, the Master Servicers, the Special Servicers, the Trustee, the Trust Advisor and the Mortgage Loan Sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As Certificate Administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the Issuing Entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2013, Wells Fargo Bank was acting as securities administrator with respect to more than $244 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the pooling and servicing agreement. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2013, Wells Fargo Bank was acting as custodian of more than 67,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a Sponsor or an affiliate of a Sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage-backed securities (“RMBS”) trusts, and an amended complaint on July 18, 2014, which included 8 additional RMBS trusts, for an alleged total of 284 RMBS trusts (together, the “complaint”). The complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and U.S. Bank) by certain of the institutional investor plaintiffs. The complaint against Wells Fargo Bank as trustee alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s purported failure to enforce repurchase obligations of mortgage loan sellers for alleged breaches of representations and warranties concerning loan quality, failure to notify securityholders of purported events of default allegedly caused by breaches by mortgage loan servicers and purported failure to abide by appropriate standards of care following events of default. The relief sought includes money damages in an unspecified amount, reimbursement of certain expenses and equitable relief.

Other cases alleging similar causes of action have previously been filed against Wells Fargo Bank and other trustees by RMBS investors in other transactions.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on the Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

The information set forth under this sub-heading has been provided by Wells Fargo Bank. None of the depositor, the underwriters or any other person, other than Wells Fargo Bank, makes any representation or warranty as to the accuracy or completeness of such information.

The Master Servicers

           Wells Fargo Bank, National Association

Wells Fargo Bank will act as the master servicer under the Pooling and Servicing Agreement for all of the Mortgage Loans to be deposited into the Trust Fund other than the Mortgage Loans sold to the Depositor by NCB, FSB (in such capacity, a “Master Servicer”). Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia managers.

Wells Fargo Bank is also a Sponsor, an Originator, a Mortgage Loan Seller, the Certificate Administrator, the tax administrator, the custodian and the certificate registrar under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the Depositor, and of Wells Fargo Securities, LLC, an underwriter. Wells Fargo Bank is the purchaser under repurchase agreements with each of Rialto Mortgage, Liberty Island, NCB, FSB, C3CM, Basis Real Estate Capital and WDCPF I WF, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject Mortgage Loan Seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage, Liberty Island, NCB, FSB, C3CM, Basis Real Estate Capital or WDCPF I WF as applicable. Pursuant to an interim servicing agreement between Wells Fargo Bank and Basis Real Estate Capital, a Sponsor and Mortgage Loan Seller, Wells Fargo Bank acts from time-to-time as primary servicer with respect to certain mortgage loans owned by Basis Real Estate Capital (subject, in some cases, to the repurchase facility described above in this paragraph), including, prior to their inclusion in the Trust Fund, some or all of the Mortgage Loans to be transferred by Basis Real Estate Capital to the Depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank with regard to any Mortgage Loan being transferred by Basis Real Estate Capital that is serviced by Wells Fargo Bank prior to its inclusion in the Trust Fund. Pursuant to an interim servicing agreement among Wells Fargo Bank, The Royal Bank of Scotland plc, and RBS Financial Products Inc., each a Sponsor, Originator and Mortgage Loan Seller and an affiliate of an underwriter, Wells Fargo Bank acts (from time-to-time) as primary servicer with respect to certain mortgage loans owned by The Royal Bank of Scotland plc and RBS Financial Products Inc., including, prior to their inclusion in the Trust Fund, some or all of the Mortgage Loans to be transferred by The Royal Bank of Scotland plc and RBS Financial Products Inc. to the Depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank with regard to any Mortgage Loan being transferred by The Royal Bank of Scotland plc or RBS Financial Products Inc. that is serviced by Wells Fargo Bank prior to its inclusion in the Trust Fund. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage and certain affiliates of Rialto Mortgage, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage and such affiliates (subject, in some cases, to the repurchase facility described above in this paragraph), including, prior to their inclusion in the Trust Fund, some or all of the Mortgage

Loans to be transferred by Rialto Mortgage to the Depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank with regard to any Mortgage Loan being transferred by Rialto Mortgage that is serviced by Wells Fargo Bank prior to its inclusion in the Trust Fund. Pursuant to an interim servicing agreement between Wells Fargo Bank and Citigroup Global Markets Realty Corp., an Originator, Wells Fargo Bank acts from time-to-time as primary servicer with respect to certain mortgage loans owned by Citigroup Global Markets Realty Corp., including, prior to the related Mortgage Loan’s inclusion in the Trust Fund, the Bank of America Plaza Loan Combination and the Stamford Plaza Portfolio Loan Combination. There are currently no outstanding servicing advances made by Wells Fargo Bank with regard to those Loan Combinations. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the Trust Fund, some or all of the Mortgage Loans transferred by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the Trust Fund. See “—Affiliations and Certain Relationships Among Certain Transaction Parties” below.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC D1086-120, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions Corp.’s Strategy CS software. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2011	As of 12/31/2012	As of 12/31/2013	As of 6/30/2014
By Approximate Number:	38,132	35,189	33,354	33,537
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.7	$428.5	$434.4	$446.8

Within this portfolio, as of June 30, 2014, are approximately 24,312 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $370.4 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of June 30, 2014, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period*	Approximate Securitized Master- Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2011	$340,642,112,537	$1,880,456,070	0.55%
Calendar Year 2012	$331,765,453,800	$2,133,375,220	0.64%
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
YTD June 30, 2014	$356,671,012,551	$1,837,421,456	0.52%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), Standard & Poor’s Ratings Services (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Above Average	MOR CS1
Master Servicer:	CMS1-	Above Average	MOR CS1

The long-term deposits of Wells Fargo Bank are rated “AA-” by S&P, “Aa3” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA-” by Fitch. The short-term deposits of Wells Fargo Bank are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as a Master Servicer, will remain responsible for its duties under the Pooling and Servicing Agreement. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code (“UCC”) searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this free writing prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as a Master Servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

NCB, FSB

NCB, FSB, a federal savings bank chartered under the Home Owners’ Loan Act and regulated by the Office of the Comptroller of the Currency, will act as master servicer with respect to twenty (20) of the Mortgage Loans, representing 4.5% of Cut-off Date Pool Balance (in such capacity, a “Master Servicer”. NCB, FSB is one of the Mortgage Loan Sellers and one of the Special Servicers. Its servicing offices are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. NCB, FSB has been servicing mortgage loans since 1990. As of June 30, 2014, NCB, FSB was the primary or master servicer of a portfolio of multifamily and commercial mortgage loans in commercial mortgage-backed securities transactions and in agency mortgage-backed security and cash sale transactions in the United States totaling approximately $4.0 billion in aggregate outstanding principal balance. There are currently no outstanding servicing advances made by NCB, FSB in regards to any Mortgage Loan being transferred by it for inclusion in the Trust Fund.

As of December 31, 2013, NCB, FSB had total assets of $1,697.6 million, a capital base in excess of regulatory requirements and a Tier 1 Capital to Total Assets ratio of 12.3%. For the year ended December 31, 2013, NCB, FSB reported net income of $23.4 million for a return on average assets of 1.40%. As of June 30, 2014, NCB, FSB had total assets of $1,704.8 million (unaudited), a capital base in excess of regulatory requirements and a Tier 1 Capital to Total Assets ratio of 12.75%. For the six months ended June 30, 2014, NCB, FSB reported net income of $6.7 million (unaudited).

NCB, FSB is rated by Fitch and S&P as master, primary and special commercial mortgage servicers. Current ratings are shown below:

Servicer Rating Type	Fitch	S&P
Master Servicer	CMS2-	Average
Primary Servicer	CPS1-	Above Average
Special Servicer	CSS3+	Average

NCB, FSB is also a Fannie Mae-approved multifamily loan servicer.

NCB, FSB’s total portfolio of serviced commercial and multifamily mortgage loans by approximate number of loans and approximate unpaid principal balance is shown below:

Year-End	2010(1)	2011(1)	2012(1)	2013(1)	2014(2)
By Approximate Number:	4,371	4,323	4,327	4,040	3,971
By Approximate Aggregate Unpaid Principal Balance (in billions):	$5.9 billion	$5.8 billion	$5.9 billion	$5.8 billion	$5.7 billion

(1)	As of the last day of the calendar year indicated.
(2)	As of June 30, 2014

Within NCB, FSB’s total portfolio of serviced commercial and multifamily mortgage loans, as of June 30, 2014, are approximately 1,522 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $4.0 billion related to commercial mortgage-backed securities transactions (including agency mortgage-backed security and cash sale transactions). In addition to servicing loans related to commercial mortgage-backed securities transactions, NCB, FSB also services whole loans for itself and a variety of investors. The properties securing loans in NCB, FSB’s servicing portfolio, as of June 30, 2014, were located in 32 states and the District of Columbia and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

NCB, FSB has detailed operating policies and procedures for the performance of its master servicing obligations. NCB, FSB servicing policies and procedures are updated periodically to keep pace with changes in the commercial mortgage-backed securities industry generally and have been generally consistent for the last three years in all material respects. The only significant changes in NCB, FSB’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by Fannie Mae.

NCB, FSB utilizes a multi-application mortgage-servicing technology platform, with multiple capabilities and reporting functions, to facilitate the processing of mortgage servicing activities. Among other functions, this platform performs account maintenance, tracks borrower communications, tracks escrow deposits, balances and withdrawals, tracks loan prepayments and payoffs, updates transaction data and generates various account reports. NCB, FSB’s primary servicing system runs on McCracken Financial Solutions Corp. Strategy CS software. NCB, FSB reports to trustees and certificate administrators in the CREFC® format. NCB, FSB has a formal, documented disaster recovery and business continuity plan, including the use of off-site backup facilities, which is managed by its on-site staff.

The table below sets forth information regarding principal and interest advances and servicing advances made by NCB, FSB, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth is the amount of such advances as of the last day of the period indicated (expressed as a dollar amount and as a percentage of NCB, FSB’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2010	$2,779,797,453	$1,946,616	0.07%
Calendar Year 2011	$2,402,678,491	$4,673,792	0.19%
Calendar Year 2012	$1,994,945,814	$6,060,444	0.30%
Calendar Year 2013	$1,717,374,349	$7,688,745	0.45%
2014 (as of June 30)	$1,589,801,027	$7,000,000	0.44%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

NCB, FSB may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, NCB, FSB, as a Master Servicer, will remain responsible for its duties under the Pooling and Servicing Agreement. NCB, FSB may engage third-party vendors to provide technology or process efficiencies. NCB, FSB monitors its third-party vendors in compliance with its internal vendor management procedures and applicable law. NCB, FSB has entered into contracts with third party vendors for the following functions:

●	provision of loan servicing software – McCracken/Strategy CS;

●	tracking and reporting of flood zone changes;

●	legal representation;

●	performance of ongoing property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Generally, all amounts received by NCB, FSB on the mortgage loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by NCB, FSB. Funds are then transferred to segregated investor specific accounts pursuant to the servicing agreements.

Via a password-protected website, for commercial mortgage-backed securitization transactions for which NCB, FSB is master servicer, NCB, FSB provides its commercial mortgage-backed securities investors with access to data and reports.

There are no legal proceedings pending against NCB, FSB, or to which any property of NCB, FSB is subject, that are material to the Certificateholders, nor does NCB, FSB have actual knowledge of any such proceedings that are contemplated by governmental authorities.

No securitization transaction in which NCB, FSB was acting as master servicer has experienced a servicer event of default under any applicable servicing agreement as a result of any action or inaction of NCB, FSB as master servicer, including as a result of a failure by NCB, FSB to comply with the applicable servicing criteria in connection with any securitization transaction. NCB, FSB has not been terminated as master servicer in any securitization due to a servicing default. NCB, FSB has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which NCB, FSB is acting as master servicer. No assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to NCB, FSB has disclosed any material noncompliance by NCB, FSB with such applicable servicing criteria in connection with any securitization in which NCB, FSB was acting as master servicer.

NCB, FSB, as a Master Servicer, will be required to pay all expenses incurred by it in connection with its responsibilities under the Pooling and Servicing Agreement (subject to reimbursement as described in this free writing prospectus), including all fees of any sub-servicers retained by it.

In its capacity as Master Servicer, NCB, FSB will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, NCB, FSB may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent NCB, FSB performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

The information provided in this free writing prospectus concerning NCB, FSB has been provided by it.

The Special Servicers

CWCapital Asset Management LLC

CWCapital Asset Management LLC (“CWCAM”), a Delaware limited liability company, will initially be appointed as special servicer for the Mortgage Loans to be deposited into the Issuing Entity (other than any Non-Serviced Mortgage Loans and the NCB, FSB Mortgage Loans) and any Serviced Pari Passu Companion Loan (in such capacity, a “Special Servicer”), and in such capacity, CWCAM will be responsible for the servicing and administration of such Mortgage Loans and such Serviced Pari Passu Companion Loans that are Specially Serviced Mortgage Loans and REO Properties, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and other transactions relating to such Mortgage Loans and such Serviced Pari Passu Companion Loans that are non-Specially Serviced Mortgage Loans, pursuant to the Pooling and Servicing Agreement. CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in special servicing, management and investment management of commercial real estate assets, including:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and insurance brokerage services; and

●	investing in, surveilling and managing as special servicer, commercial real estate assets including unrated and non-investment grade rated securities issued pursuant to CRE, CDO and CMBS transactions.

CWCAM was organized in June 2005. In July of 2005, it acquired Allied Capital Corporation’s special servicing operations and replaced Allied Capital Corporation as special servicer for all transactions for which Allied Capital Corporation served as special servicer. In February 2006, an affiliate of CWCAM merged with CRIIMI MAE Inc. (“CMAE”) and the special servicing operations of CRIIMI MAE Services L.P., the special servicing subsidiary of CMAE, were consolidated into the special servicing operations of CWCAM. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own and manage assets similar in type to the assets of the issuing entity. Accordingly, the assets of CWCAM and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

As of December 31, 2011, CWCAM acted as special servicer with respect to 149 domestic and one Canadian CMBS pools containing approximately 12,000 loans secured by properties throughout the United States and Canada with a then current unpaid principal balance in excess of $151 billion. As of December 31, 2012, CWCAM acted as special servicer with respect to 154 domestic and one Canadian CMBS pools containing approximately 10,500 loans secured by properties throughout the United States and Canada with a then current unpaid principal balance in excess of $140 billion. As of December 31, 2013, CWCAM acted as special servicer with respect to 160 domestic and one Canadian CMBS pools containing approximately 9,200 loans secured by properties throughout the United States and Canada with a then current unpaid principal balance in excess of $125 billion. As of June 30, 2014, CWCAM acted as special servicer with respect to 154 domestic CMBS pools containing approximately 8,300 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $117 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of June 30, 2014, CWCAM had 119 employees responsible for the special servicing of commercial real estate assets. As of June 30, 2014, within the CMBS pools described in the preceding paragraph, 598 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Recent refinements include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage subservicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that is material to the Certificateholders.

CWCAM or an affiliate of CWCAM assisted Seer Capital Management, LP or one of its affiliates with its due diligence of the mortgage loans prior to the closing date.

CWCAM may enter into one or more arrangements with the Majority Subordinate Certificateholder, the Subordinate Class Representative or other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any person who has the right to replace CWCAM as a Special Servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as a Special Servicer under the Pooling and Servicing Agreement and limitations on the right of such person to replace CWCAM as a Special Servicer.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

The foregoing information under this subheading regarding CWCAM has been provided by CWCAM. None of the Depositor, the underwriters, any Master Servicer, the Trust Advisor, the Trustee, the Certificate Administrator, the other Special Servicer or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

NCB, FSB

NCB, FSB, a federal savings bank chartered under the Home Owners’ Loan Act and regulated by the Office of the Comptroller of the Currency, will, with respect to twenty (20) of the Mortgage Loans, representing 4.5% of the Cut-off Date Pool Balance, initially be responsible for the servicing and administration of the Specially Serviced Mortgage Loans and REO Properties and, with respect to the applicable mortgage loans that are non-Specially Serviced Mortgage Loans, reviewing and evaluating certain borrower requests and applicable master servicer’s written analysis and recommendations. NCB, FSB is one of the Mortgage Loan Sellers and one of the Master Servicers. Its servicing offices are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. NCB, FSB has been servicing mortgage loans since 1990.

As of December 31, 2013, NCB, FSB had total assets of $1,697.6 million, a capital base in excess of regulatory requirements and a Tier 1 Capital to Total Assets ratio of 12.3%. For the year ended December 31, 2013, NCB, FSB reported net income of $23.4 million for a return on average assets of 1.40%. As of June 30, 2014, NCB, FSB had total assets of $1,704.8 million (unaudited), a capital base in excess of regulatory requirements and a Tier 1 Capital to Total Assets ratio of 12.75%. For the six months ended June 30, 2014, NCB, FSB reported net income of $6.7 million (unaudited).

NCB, FSB is approved as a special servicer by Fitch and S&P and currently has a special servicer rating of “CSS3+” by Fitch and “Average” by S&P. NCB, FSB is also a Fannie Mae-approved multifamily loan servicer.

NCB, FSB’s total portfolio of serviced commercial and multifamily mortgage loans by approximate number of loans and approximate unpaid principal balance is shown below:

Year-End	2010(1)	2011(1)	2012(1)	2013(1)	2014(2)
By Approximate Number:	4,371	4,323	4,327	4,040	3,971
By Approximate Aggregate Unpaid Principal Balance (in billions):	$5.9 billion	$5.8 billion	$5.9 billion	$5.8 billion	$5.7 billion

(1)	As of the last day of the calendar year indicated.
(2)	As of June 30, 2014

Within NCB, FSB’s total portfolio of serviced commercial and multifamily mortgage loans, as of June 30, 2014, are approximately 1,522 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $4.0 billion related to commercial mortgage-backed securities (including agency mortgage-backed security and cash sale transactions). In addition to servicing loans related to commercial mortgage-backed securities transactions, NCB, FSB also services whole loans for itself and a variety of investors. The properties securing loans in NCB, FSB’s servicing portfolio, as of June 30, 2014, were located in 32 states and the District of Columbia and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

NCB, FSB has been acting as a special servicer of mortgage loans in CMBS transactions since 2010. NCB, FSB’s parent, National Consumer Cooperative Bank, has acted as a special servicer of mortgage loans in CMBS transactions since 1998. In 2010, National Consumer Cooperative Bank transferred its CMBS special servicing operations to NCB, FSB. As of June 30, 2014, NCB, FSB was named the special servicer in approximately 28 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $1.4 billion. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily mortgage loans and REO Properties that have been referred to NCB, FSB as special servicer in CMBS transactions from 2010 to June 30, 2014.

	(Approximate amounts)
Portfolio Size – CMBS Special Servicing	2010(1)	2011(1)	2012(1)	2013(1)	2014(2)
Total	$19,933,597	$24,575,526	$47,478,196	$41,180,052	$56,556,373

(1)	Size of portfolio for which NCB, FSB acted as special servicer as of the last day of the calendar year indicated.
(2)	Size of portfolio for which NCB, FSB acted as special servicer as of June 30, 2014.

NCB, FSB has detailed servicing policies and procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under NCB, FSB’s servicing agreements, including procedures for managing delinquent and specially serviced loans and loans subject to the bankruptcy of the borrower. These policies and procedures include, among other things, measures for notifying borrowers of payment delinquencies and other loan defaults and for working with borrowers to facilitate collections and performance. NCB, FSB periodically updates its servicing policies and procedures to keep pace with changes in the commercial mortgage-backed securities industry generally and to comply with changes in federal or state law or investor requirements. These policies and procedures are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB.

NCB, FSB’s servicing personnel are highly skilled professionals that proactively manage specially serviced assets through the workout cycle from initiation of foreclosure, bankruptcy, real estate owned or modification. NCB, FSB takes a disciplined approach to the management and resolution of specially serviced loans and evaluates all viable resolution strategies to determine the strategy that generates the highest net present value for the holder of such specially serviced loan. Default resolution strategies are determined in accordance with the respective pooling and servicing agreement and the terms of the related mortgage loan documents.

NCB, FSB has not engaged and does not currently intend to engage any third party servicers to perform on its behalf any of its special servicing duties with respect to the trust mortgage loans for which NCB, FSB acts as special servicer.

NCB, FSB has a formal, documented disaster recovery and business continuity plan, including the use of off-site backup facilities, which is managed by its on-site staff.

There are no legal proceedings pending against NCB, FSB, or to which any property of NCB, FSB is subject, that are material to the Certificateholders, nor does NCB, FSB have actual knowledge of any such proceedings that are contemplated by governmental authorities.

No securitization transaction in which NCB, FSB was acting as special servicer has experienced a servicer event of default under any applicable servicing agreement as a result of any action or inaction of NCB, FSB as special servicer, including as a result of a failure by NCB, FSB to comply with the applicable servicing criteria in connection with any securitization transaction. NCB, FSB has not been terminated as special servicer in any securitization due to a servicing default. NCB, FSB has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which NCB, FSB is acting as special servicer. No assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to NCB, FSB has disclosed any material noncompliance by NCB, FSB with such applicable servicing criteria in connection with any securitization in which NCB, FSB was acting as special servicer.

NCB, FSB, as a Special Servicer, will be required to pay all expenses incurred in connection with its responsibilities under the Pooling and Servicing Agreement (subject to reimbursement as described in this free writing prospectus), including all fees of any sub-servicers retained by it.

Although NCB, FSB does not presently intend to enter into any such arrangement, NCB, FSB may, in the future, enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, NCB, FSB’s appointment as special servicer under the Pooling and Servicing Agreement and limitations on such person’s right to replace NCB, FSB as the special servicer.

The information provided in this free writing prospectus concerning NCB, FSB has been provided by it.

Additional Primary Servicer

Prudential Asset Resources, Inc. (“PAR”), a Delaware corporation, will act as primary servicer with respect to some or all of those pooled mortgage loans sold by the sponsor, Liberty Island, to the Depositor for deposit into the Trust Fund. PAR is a wholly owned subsidiary of Prudential Mortgage Capital Company, LLC (“PMCC”), which is delegated the loan originations, underwriting and closing functions for the mortgage loans being deposited into the pool by Liberty Island. PMCC, an indirect subsidiary of Prudential Financial, Inc., owns a minority indirect interest in Liberty’s parent company.

PAR’s principal offices are located at 2100 Ross Avenue, Suite 2500, Dallas, TX 75201. The company was formed in 2001 to consolidate Prudential’s disparate servicing operations. PAR services commercial and agricultural mortgage loans for Prudential’s general and separate accounts as well as for CMBS trusts, commercial mortgage CDOs, Freddie Mac CMEs and other loan portfolios owned and/or originated through Freddie Mac, Fannie Mae, FHA and institutional investors.

PAR is rated by Fitch, S&P and Morningstar. Current ratings are shown below:

Servicer Rating Type	Fitch	S&P	Morningstar
Master Servicer	CMS2+	Above Average	MOR CS2
Primary Servicer	CPS1	Strong	MOR CS1
Special Servicer	CSS2-	Above Average	N/A

PAR’s total portfolio of serviced loans by outstanding principal balance is shown below:

Year-End	2011	2012	2013	As of 6/30/2014 (Approx.)
CMBS	$10,717,861,142	$10,178,085,964	$8,674,700,089	$8,281,328,483
Total Loans	$68,410,689,362	$70,124,273,375	$75,410,562,561	$76,748,807,923

PAR utilizes the McCracken Strategy servicing system, which is widely used in the commercial mortgage loan servicing industry. The servicing teams perform numerous functions, including new loan set up, payment processing, escrow and reserve administration, and UCC continuations. The surveillance group monitors and reviews financial statements, rent rolls, property inspections and the completion of deferred maintenance items, as well as serving as the primary liaison for rating agencies. Asset management is responsible for general oversight of the loan collateral and for credit-related borrower requests. The investor reporting teams perform numerous reconciliations and generate monthly reports to investors. The accounting group is responsible for cash releases to trustees and/or investors in addition to their general accounting responsibilities. The quality control and improvement group monitors performance of all other groups through the compilation and reporting of more than 250 monthly performance metrics.

PAR has administrative, supervisory and quality control policies and procedures for the performance of its servicing obligations in compliance with applicable servicing agreements and with the servicing criteria set forth in Item 1122 of Regulation AB. PAR’s policies and procedures are updated as processes change to ensure continuing compliance with regulatory and program changes in addition to changing practices in the servicing industry. There have been no material non-compliance or default issues brought against PAR in the servicing of its CMBS or other loans.

Generally, all loan payments received by PAR are initially deposited into commingled receipts accounts. Funds are then transferred to segregated investor-specific accounts pursuant to the servicing agreements.

Via a password-protected website, PAR provides its CMBS investors with access to data and reports. A separate password-protected website provides borrowers with access to loan documents, monthly statements, and current and historical loan information.

From time-to-time, PAR and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. PAR does not believe that any such lawsuits or legal proceedings individually or in the aggregate, now have or in the future may have, a material adverse effect on its business or its ability to service as master, primary or special servicer.

PAR has an interim servicing agreement with Liberty Island and also has a servicer acknowledgement agreement with Liberty Island, Liberty Island’s parent and Wells Fargo Bank, National Association (as the purchaser under the short-term warehousing facility described herein), in either case to primary, service some or all of the Liberty Island Mortgage Loans prior to securitization.

PAR has acquired the right to be appointed as the primary servicer of nine (9) Mortgage Loans, representing approximately 7.4% of the Cut-off Date Pool Balance, which are some or all of the Liberty Island Mortgage Loans. Accordingly, Wells Fargo Bank, as Master Servicer, and PAR, as primary servicer, will enter into a Primary Servicing Agreement dated as of August 1, 2014 (the “PAR Primary Servicing Agreement”). The primary servicing of the related Liberty Island Mortgage Loans will be governed by the PAR Primary Servicing Agreement.

Pursuant to the PAR Primary Servicing Agreement, PAR, as primary servicer, on behalf of the Master Servicer, will be responsible for certain of the obligations of the Master Servicer with respect to certain of the Liberty Island Mortgage Loans described under “The Pooling and Servicing Agreement” in this free writing prospectus, including, but not limited to, collecting monthly payments and escrow and reserve payments, preparing reports and performing annual inspections of the related Mortgaged Property. PAR will have no obligation to make P&I Advances on the Liberty Island Mortgage Loans. PAR will be responsible for performing the primary servicing of the related Liberty Island Mortgage Loans in a manner consistent with the Servicing Standard under the Pooling and Servicing Agreement.

As compensation for its activities under the PAR Primary Servicing Agreement, PAR will be paid a primary servicing fee with respect to certain of the Liberty Island Mortgage Loans only to the extent that the Master Servicer receives the servicing fee with respect to such Liberty Island Mortgage Loans under the Pooling and Servicing Agreement. PAR will be entitled to certain additional servicing compensation with respect to certain of the Liberty Island Mortgage Loans, including, but not limited to, a portion of Modification Fees and Assumption Fees, but only from amounts to which the Master Servicer is entitled under the Pooling and Servicing Agreement.

PAR may not resign as primary servicer except (a) upon 30 days prior written notice to the Master Servicer and payment by PAR of all reasonable out-of-pocket costs and expenses of the Master Servicer in connection with such resignation and transfer of servicing (or as otherwise agreed to between the Master Servicer and PAR), or (b) upon the determination that its duties under the PAR Primary Servicing Agreement are no longer permissible under applicable law and such incapacity cannot be cured by PAR.

The Master Servicer will have the right to terminate PAR as primary servicer for so long as certain termination events under the PAR Primary Servicing Agreement occur and are not remedied, including, but not limited to, events similar to clause (viii) of “Servicer Termination Events”. In addition, the Depositor will have the right to terminate PAR as primary servicer under the PAR Primary Servicing Agreement upon any failure of PAR to comply with the Exchange Act reporting requirements of the Pooling and Servicing Agreement, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under the Pooling and Servicing Agreement.

The information set forth under this sub-heading regarding PAR has been provided by PAR.

The Trust Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as trust advisor under the Pooling and Servicing Agreement (in such capacity, the “Trust Advisor”). Pentalpha Surveillance, located at 375 N. French Road, Amherst, New York, is privately held and primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance is an affiliate of the privately-owned Pentalpha group of companies, which is headquartered at Two Greenwich Office Park North, Greenwich, Connecticut. The Pentalpha group of companies was founded in 1995 and is managed by James Callahan. Mr. Callahan has historically focused on subordinate debt trading of commercial and residential mortgage-backed securities, as well as securities backed by consumer and corporate loans.

Pentalpha Surveillance maintains proprietary software and a team of industry operations veterans dedicated to investigating and resolving securitization matters including, but not limited to, collection optimization, representation and warranty settlements, derivative contract errors, and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. Some of the company’s oversight assignments utilize “after the action” compliance reviews while others are more proactive and include delegated authority that requires Pentalpha Surveillance to provide “loan-level preapprovals” before a vendor takes an action. More than $500 billion of residential, commercial and other income-producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the US government. Excluding the WFRBS series 2014-C22 transaction, Pentalpha Surveillance has been appointed as operating advisor or trust advisor for approximately $54 billion of commercial mortgage-backed securities in 49 transactions since October 2010.

Pentalpha Surveillance is not an affiliate of the Issuing Entity, the Depositor, the Sponsors, the Mortgage Loan Sellers, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, any “originators” (within the meaning of Item 1110 of Regulation AB), any “significant obligor” (within the meaning of Items 1101 and 1112 of Regulation AB) or the initial Subordinate Class Representative.

From time to time Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as Trust Advisor pursuant to the Pooling and Servicing Agreement or that is material to the holders of the Certificates.

The information set forth in this subheading “—The Trust Advisor” concerning the Trust Advisor and its affiliates has been provided by Pentalpha Surveillance.

Affiliations and Certain Relationships Among Certain Transaction Parties

In this section, we describe affiliations and relationships between a legal entity that is a party to this securitization transaction, on the one hand, and any separate legal entity that is a material party to this securitization transaction, on the other. Each of the entities described below may have conflicts of interest that arise from circumstances other than its affiliation with another party to the securitization. In this section, we do not describe all the conflicts of interest that a party to the securitization may have. For additional information regarding conflicts of interest, see the “Risk Factors” section of this free writing prospectus.

Wells Fargo Bank, a Sponsor, Originator and Mortgage Loan Seller, is also a Master Servicer, the Certificate Administrator, the tax administrator, the custodian and the certificate registrar under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the Depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National

Association is the initial holder of one of the Bank of America Plaza pari passu companion loans and one of the Columbus Square Portfolio pari passu companion loans.

Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C3CM, a Sponsor and Mortgage Loan Seller.

Wells Fargo Bank is the purchaser under repurchase agreements with each of Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C3CM, Basis Real Estate Capital II, LLC and WDCPF I WF, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject Mortgage Loan Seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C3CM, Basis Real Estate Capital II, LLC and WDCPF I WF, as applicable.

In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the Rialto Mortgage Loans expected to be subject to that repurchase facility is projected to equal, as of the Cut-off Date, approximately $158,381,467. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Rialto Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the Depositor free and clear of any liens.

In the case of the repurchase facility provided to Liberty Island Group I LLC or its affiliate, Wells Fargo Bank has agreed to purchase mortgage loans from Liberty Island Group I LLC or its affiliate on a revolving basis. The dollar amount of the Mortgage Loans subject to the repurchase facility that will be sold by Liberty Island Group I LLC to the Depositor in connection with this securitization transaction is projected to equal, by the Closing Date, approximately $109,719,609. Proceeds received by Liberty Island Group I LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the Mortgage Loans subject to that repurchase facility that are to be sold by Liberty Island Group I LLC to the Depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the Depositor free and clear of any liens.

In the case of the repurchase facility provided to C3CM, for which C3CM’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. C3CM guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The C3CM Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility are projected to have an aggregate Cut-off Date Balance of approximately $63,291,423. Proceeds received by C3CM in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, each of the Mortgage Loans subject to such repurchase facility that are to be sold by C3CM to the Depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the Depositor free and clear of any liens.

In the case of the repurchase facility provided to Basis Real Estate Capital II, LLC, Wells Fargo Bank has agreed to purchase Mortgage Loans from Basis Real Estate Capital II, LLC, on a revolving basis. The dollar amount of the Mortgage Loans subject to the repurchase facility that will be sold by Basis Real Estate Capital II, LLC to the Depositor in connection with this securitization transaction is projected to equal, as of the Cut-off Date, approximately $58,594,540. Proceeds received by Basis Real Estate Capital II, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the Mortgage Loans subject to that repurchase facility that are to be sold by Basis Real Estate Capital II, LLC to the Depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the Depositor free and clear of any liens.

In the case of the repurchase facility provided to WDCPF I WF, Wells Fargo Bank has agreed to purchase mortgage loans from WDCPF I WF on a revolving basis. The dollar amount of the Mortgage Loans subject to the repurchase facility that will be sold by WDCPF I WF to the Depositor in connection with this securitization transaction is projected to equal, by the Closing Date, approximately

$58,473,000. Proceeds received by WDCPF I WF in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the Mortgage Loans subject to that repurchase facility that are to be sold by WDCPF I WF to the Depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the Depositor free and clear of any liens.

In addition, each of Liberty Island Group I LLC, NCB, FSB, C3CM, Basis Real Estate Capital II, LLC and WDCPF I WF respectively, or, in any such case, its respective wholly-owned subsidiary or other affiliate of the related Mortgage Loan Seller, is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to all or substantially all of the Mortgage Loans that each of Liberty Island Group I LLC, C3CM, Basis Real Estate Capital II, LLC and WDCPF I WF, respectively, will transfer to the depositor and with respect to certain of the Mortgage Loans that NCB, FSB, will transfer to the depositor. In each instance those hedging arrangements will terminate in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed above, this securitization transaction will substantially reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by Rialto Mortgage Finance, LLC, Liberty Island Group I LLC, C3CM, Basis Real Estate Capital II, LLC and WDCPF I WF respectively, to the Depositor.

Wells Fargo Bank is the interim custodian of the loan files for all of the RBS Mortgage Loans, Rialto Mortgage Loans, Liberty Mortgage Loans, C3CM Mortgage Loans, Basis Mortgage Loans and WDCPF I WF Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated by such Mortgage Loan Sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related Mortgage Loan Sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements among Wells Fargo Bank and Rialto Mortgage, a Sponsor, Originator and Mortgage Loan Seller, and certain affiliates of Rialto Mortgage, Wells Fargo Bank acts (from time to time) as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage and such affiliates (subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the Trust Fund, some or all of the Rialto Mortgage Loans.

Pursuant to an interim servicing agreement between Wells Fargo Bank and Basis Real Estate Capital, a Sponsor, Originator and Mortgage Loan Seller, Wells Fargo Bank acts as primary servicer with respect to mortgage loans owned by Basis Real Estate Capital (subject to the repurchase facility described above) from time-to-time, including, prior to their inclusion in the Trust Fund, some or all of the Basis Mortgage Loans.

Pursuant to an interim servicing agreement between Wells Fargo Bank, a Sponsor, Originator and Mortgage Loan Seller, and Citigroup Global Markets Realty Corp., an Originator, Wells Fargo Bank acts as primary servicer with respect to certain Mortgage Loans owned by Citigroup Global Markets Realty Corp. from time to time, including, prior to the related Mortgage Loans’ inclusion in the Trust Fund, the Bank of America Plaza Loan Combination and the Stamford Plaza Portfolio Loan Combination.

Wells Fargo Bank, a Master Servicer, is expected to enter into a primary servicing agreement with Prudential Asset Resources, Inc., an affiliate of Liberty Island Group I LLC, pursuant to which Prudential Asset Resources, Inc. will be required to perform certain of the primary servicing duties with respect to certain of the Mortgage Loans that Liberty Island Group I LLC will transfer to the Depositor.

Wells Fargo Bank, a Master Servicer, is expected to enter into a sub-servicing agreement with an affiliate of WDCPF I WF pursuant to which such affiliate will be required to perform certain limited subservicing duties with respect to the WDCPF I WF Mortgage Loans.

The Royal Bank of Scotland plc and RBS Financial Products Inc. are affiliates and each of them is a Sponsor, Originator and Mortgage Loan Seller, and an affiliate of RBS Securities Inc., one of the underwriters. Pursuant to an interim servicing agreement among Wells Fargo Bank, which is also a Sponsor, Originator, Mortgage Loan Seller, the Certificate Administrator, the Custodian, the Certificate Registrar, one of the Master Servicers and an affiliate of an underwriter and the Depositor, The Royal Bank of Scotland plc and RBS Financial Products Inc., Wells Fargo Bank acts (from time to time) as primary servicer with respect to certain mortgage loans owned by The Royal Bank of Scotland plc and RBS Financial Products Inc., including, prior to their inclusion in the Trust Fund, some or all of the Mortgage Loans to be transferred by The Royal Bank of Scotland plc and RBS Financial Products Inc. to the Depositor.

NCB, FSB, a Sponsor, is one of the Mortgage Loan Sellers, one of the Master Servicers and one of the Special Servicers. In addition, Wells Fargo Bank, National Association is the purchaser under a repurchase agreement with a wholly-owned subsidiary of NCB, FSB, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by NCB, FSB. None of the Mortgage Loans that NCB, FSB will transfer to the Depositor are subject to such repurchase agreement. NCB, FSB is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to three (3) of the NCB, FSB Mortgage Loans, which have an aggregate Cut-off Date Balance of $25,695,276, representing approximately 1.7% of the Cut-off Date Pool Balance and such hedging arrangements will terminate with respect to such Mortgage Loans that NCB, FSB will transfer to the Depositor in connection with the transfer of those Mortgage Loans pursuant to this securitization transaction.

Liberty Island Group I LLC, a Sponsor, is partially owned by Prudential Mortgage Capital Company, LLC, which underwrote and originated the Mortgage Loans that Liberty Island Group I LLC will transfer to the Depositor under authority delegated by that Sponsor. Prudential Asset Resources, Inc., the primary servicer of certain of the Mortgage Loans, is a wholly-owned subsidiary of Prudential Mortgage Capital Company, LLC. Prudential Asset Resources, Inc. has an interim servicing agreement with Liberty Island Group LLC and also has a servicer acknowledgment agreement with Liberty Island Group LLC, Liberty Island Group I LLC and Wells Fargo Bank, National Association (as the purchaser under the short-term warehousing facility described herein), in either case to primary service certain of Liberty Island Group I LLC’s mortgage loans prior to securitization. See “Risk Factors—Risks Related to the Offered Certificates—Potential Conflicts of Interest of the Underwriters and Their Affiliates.”

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related Mortgage Loan Seller. See “Description of the Mortgage Pool—Subordinate and/or Other Financing.” In addition, with respect to certain mortgage loans secured by residential cooperative properties, NCB, FSB or an affiliate thereof may, now or in the future, hold one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Subordinate and/or Other Financing” and “Transaction Parties—Affiliations and Certain Relationships Among Certain Transaction Parties” in this free writing prospectus.

CWCapital Asset Management LLC or an affiliate of CWCapital Asset Management LLC assisted Seer Capital Management, LP or one of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Citigroup Global Markets Realty Corp., an Originator and an affiliate of a co-manager with respect to the non-offered certificates, is also the initial holder of one of the Bank of America Plaza pari passu companion loans and both of the Stamford Plaza Portfolio pari passu companion loans.

See “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” and “—The Master Servicers” and “—The Special Servicers” in this free writing prospectus and “The Depositor” and “The Sponsor” in the accompanying prospectus.

DESCRIPTION OF THE OFFERED CERTIFICATES

General

The Certificates will be issued on the Closing Date pursuant to the Pooling and Servicing Agreement and will consist of 22 classes (each, a “Class”). Some of the provisions of the Offered Certificates and the Pooling and Servicing Agreement are described in this “Description of the Offered Certificates” section of this free writing prospectus. For additional detailed information regarding the terms of the Pooling and Servicing Agreement and the Offered Certificates, you should refer to the section in this free writing prospectus titled “Servicing of the Mortgage Loans and Administration of the Trust Fund” and to the sections in the accompanying prospectus titled “Description of the Certificates” and “Description of the Pooling and Servicing Agreements”.

The Certificates collectively will represent the entire beneficial ownership interest in a Trust Fund consisting primarily of:

●	the Mortgage Loans;

●	any and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date, in each case exclusive of payments of principal, interest and other amounts due on or before that date;

●	the mortgage loan documents for the Mortgage Loans (insofar as they are required to be delivered to the Custodian on behalf of the Trustee);

●	certain rights with respect to the Mortgage Loans granted to us under the Mortgage Loan Purchase Agreements;

●
any Mortgaged Property that is acquired for the benefit of the registered holder of a Certificate (a “Certificateholder”) through foreclosure, deed-in-lieu of foreclosure or otherwise following a default on the corresponding Mortgage Loan (upon acquisition, each, an “REO Property”, which such REO Property includes (a) with respect to any Non-Serviced Loan Combination, any interest in the related “REO Property” acquired with respect to such Non-Serviced Loan Combination pursuant to the applicable pooling and servicing agreement by or on behalf of the Trust Fund with respect to such Non-Serviced Loan Combination and (b) with respect to any Serviced Loan Combination, the Trust’s interest therein (but not the pro rata interest of the related Serviced Pari Passu Companion Loan holder); and

●
those funds or assets as from time to time are deposited in each Collection Account described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Collection Accounts” in this free writing prospectus, the REO Account as described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—REO Account”, the Distribution Account described under “—Distribution Account” below or the Interest Reserve Account described under “—Interest Reserve Account” below.

The Certificates will consist of the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B, X-C, X-D, X-E, X-Y, A-S, B, C, PEX, D, E, F, G, V and R Certificates (collectively, the “Certificates”):

●
the Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, X-A, X-B, B, C and PEX Certificates, which are the Classes of Certificates that are offered by this free writing prospectus (collectively, the “Offered Certificates”); and

●	the Class X-C, X-D, X-E, X-Y, D, E, F, G, V and R Certificates, which are the Classes of Certificates that—

1.	will be retained or privately placed by us, and

2.	are not offered by this free writing prospectus.

●
On the Closing Date, the Trust will also issue uncertificated regular interests in REMIC III referred to in this free writing prospectus as the “Class A-S Regular Interest”, the “Class B Regular Interest” and the “Class C Regular Interest”, and collectively, the “Regular Interests”. The Regular Interests are not offered by this free writing prospectus.

None of the Class X-C, X-D, X-E, X-Y, D, E, F, G, V or R Certificates or the Class A-S, B or C Regular Interests are being offered by this free writing prospectus and any information presented in this free writing prospectus with respect to such Certificates or Regular Interest is provided solely to enhance a prospective purchaser’s understanding of the Offered Certificates.

Certificate Principal Balances and Certificate Notional Amounts

The Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, B, C, PEX, D, E, F and G Certificates are the only Certificates that will have principal balances and are sometimes referred to as the principal balance certificates (collectively, the “Principal Balance Certificates”). The aggregate principal balance of each Class of Principal Balance Certificates will represent the total distributions of principal to which the holders of that Class are entitled over time out of payments and other collections on the assets of the Trust Fund. Accordingly, on each distribution date, the principal balance of each of these Classes will be reduced by any principal distributions actually made with respect to that Certificate on that distribution date. See “—Distributions” below. On any particular distribution date, the principal balance of each of these Classes of Certificates may also be permanently reduced, without any corresponding distribution, in connection with losses on the Mortgage Loans and default-related and otherwise unanticipated Trust Fund expenses. Notwithstanding the provisions described above, the principal balance of a Class of Principal Balance Certificates (and therefore the notional amount of the Class X-A, X-B, X-C, X-D, X-E or X-Y Certificates, as applicable) may be reinstated under limited circumstances in connection with a recovery of amounts that had previously been determined to constitute nonrecoverable advances. See “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below.

The Class A-S, B and C Certificates may be exchanged for Class PEX Certificates, and Class PEX Certificates may be exchanged for Class A-S, B and C Certificates, in each case only in the manner described under “—Exchanges of Exchangeable Certificates and Class PEX Certificates” in this free writing prospectus. The Class A-S, B, C and PEX Certificates are sometimes collectively referred to herein as the “Exchangeable Certificates”.

The Class A-S, B and C Regular Interests will have principal balances equal to the initial principal balances of the Class A-S, B and C Certificates, respectively. The Class A-S, B, C and PEX Certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such Regular Interests. Each of the Class A-S, B and C Certificates will, at all times, represent a beneficial interest in a percentage of the outstanding principal balance of the Class A-S, B and C Regular Interests, respectively. The Class PEX Certificates will, at all times, represent a beneficial interest in the remaining percentages of the outstanding principal balances of the Class A-S, B and C Regular Interests. We sometimes refer to the Class PEX Certificates’ beneficial interests in the Class A-S, B and C Regular Interests as the “Class A-S component”, “Class B component” and “Class C component” of the Class PEX Certificates.

Following any exchange of Class A-S, B and C Certificates for Class PEX Certificates or any exchange of Class PEX Certificates for Class A-S, B and C Certificates as described herein, the percentage interest of the outstanding principal balances of the Class A-S, B and C Regular Interests that is represented by the Class A-S, B and C Certificates, on the one hand, and the Class PEX Certificates, on the other hand, will be increased or decreased accordingly. The initial aggregate certificate principal balance of the Class A-S, B and C Certificates on the cover page represents the principal balance of such classes without giving effect to any exchange. The principal balance of the Class PEX Certificates on the cover page is equal to the aggregate of the principal balances of the Class A-S, B and C Certificates and represents the maximum principal balance of the Class PEX Certificates that could be issued in an exchange. The principal balance of each of the Class A-S, B and C Regular Interests will equal the aggregate of the applicable percentage interests of the Class A-S, B and C Certificates, respectively, and each of the related components of the Class PEX Certificates. The principal balances of the Class A-S, B and C Certificates to be issued on the Closing Date will be reduced, in required proportions, by an amount equal to the principal balance of the Class PEX Certificates issued on the Closing Date.

The respective notional amounts of the Class X-A, X-B, X-C, X-D and X-E Certificates will each be comprised of components that correspond to respective Classes of Principal Balance Certificates and the Class A-S, B and C Regular Interests, as applicable. The notional amount of the Class X-A Certificates will be comprised of seven (7) components corresponding to the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates and the Class A-S Regular Interest. The notional amount of the Class X-B Certificates will be comprised of three (3) components corresponding to the Class D Certificates and the Class B and C Regular Interests. The notional amount of the Class X-C Certificates will be comprised of one (1) component corresponding to the Class E Certificates. The notional amount of the Class X-D Certificates will be comprised of one (1) component corresponding to the Class F Certificates. The notional amount of the Class X-E Certificates will be comprised of one (1) component corresponding to the Class G Certificates. Each component of the Class X-A, X-B, X-C, X-D or X-E Certificates will have a notional amount equal to the aggregate principal balance of its corresponding Class of Principal Balance Certificates or Regular Interests, as applicable, from time to time. Accordingly, for purposes of calculating the amount of accrued interest with respect to those Certificates, the Class X-A Certificates will have a notional amount equal to the aggregate principal balance of the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates and the Class A-S Regular Interest outstanding from time to time, the Class X-B Certificates will have a notional amount equal to the aggregate principal balance of the Class D Certificates and the Class B and C Regular Interests outstanding from time to time, the Class X-C Certificates will have a notional amount equal to the principal balance of the Class E Certificates outstanding from time to time, the Class X-D Certificates will have a notional amount equal to the principal balance of the Class F Certificates outstanding from time to time and the Class X-E Certificates will have a notional amount equal to the principal balance of the Class G Certificates outstanding from time to time.

The notional amount of the Class X-Y Certificates will be equal to the aggregate principal balance of the Designated NCB Mortgage Loans outstanding from time to time. A “Designated NCB Mortgage Loan” is a Mortgage Loan sold by NCB, FSB that with respect to which the Prepayment Premium payable in connection with certain prepayments is equal to a stated percentage of the amount prepaid (which percentage declines over the term of the Mortgage Loan from 5% of the principal amount prepaid to 1% of the principal amount prepaid). Thirteen (13) of the twenty (20) Mortgage Loans being sold by NCB, FSB to the Depositor, having an aggregate Cut-off Date Principal Balance of $29,558,534 and representing approximately 2.0% of the Cut-off Date Pool Balance, are Designated NCB Mortgage Loans.

The Class R Certificates will not have a principal balance or notional amount. They will be residual interest Certificates. The holders of the Class R Certificates are not expected to receive any material payments.

The Class V Certificates will not have a principal balance or notional amount and will only be entitled to receive Excess Interest on the ARD Loans.

In general, principal balances and notional amounts will be reported on a class-by-class basis. In order to determine the principal balance of any Principal Balance Certificate from time to time, you may multiply the original principal balance of that Certificate as of the Closing Date, as specified on the face of that Certificate, by the then-applicable certificate factor for the relevant Class. The certificate factor for any Class of Principal Balance Certificates, as of any date of determination, will equal a fraction, expressed as a percentage, the numerator of which will be the then-outstanding aggregate principal balance of that Class, and the denominator of which will be the original aggregate principal balance of that Class. Certificate factors will be reported monthly in the Certificate Administrator’s report.

“Excess Interest” with respect to each ARD Loan is the interest accrued on such Mortgage Loan after the Anticipated Repayment Date allocable to the difference between the Revised Rate and the sum of the Mortgage Pass-Through Rate and the Administrative Fee Rate, plus any compound interest thereon, to the extent permitted by law.

Exchanges of Exchangeable Certificates

Exchanges. Class A-S, B and C Certificates may be exchanged for Class PEX Certificates and vice versa, in whole or in part. This process may occur repeatedly. In the event that the principal balance of the Class A-S, B, C and/or PEX Certificates is reduced to zero as a result of such Class being paid all interest and principal in full, exchanges will no longer be permissible. With respect to any exchange, each of the Class A-S, B and C Certificates will be required in order to exchange such Certificates for Class PEX Certificates, using the initial principal balances of the individual Certificates being exchanged (rather than the outstanding principal balance), in each case, in the applicable Exchange Proportion (defined below). This Exchange Proportion is based on the initial principal balances of the Classes (rather than the outstanding principal balances). The aggregate principal balance of the Certificates (with each Class rounded to the nearest whole dollar) received in an exchange, immediately after the exchange, must equal the aggregate principal balance of the Certificates (with each Class rounded to the nearest whole dollar) surrendered for exchange immediately prior to such exchange.

An “Exchange Proportion” consists of Class A-S, B and C certificates with original certificate principal balances (regardless of current certificate principal balance) that represent approximately 46.28%, 30.58% and 23.14%, respectively, of the aggregate original certificate principal balances of all Class A-S, B and C certificates involved in the exchange.

The Class PEX Certificates will only receive distributions of interest, principal, Prepayment Premiums and Yield Maintenance Charges that are allocated to the Class A-S, B and C Certificates exchanged for such Class PEX Certificates. Any Realized Losses or other shortfalls, including as a result of the application of Appraisal Reduction Amounts, allocated to Class A-S, B and C Certificates that were exchanged for Class PEX Certificates will be borne by such Class PEX Certificates. See “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below.

For a discussion of the federal income tax consequences of the acquisition, ownership and disposition of the Exchangeable Certificates, see “Material Federal Income Tax Consequences—Taxation of the Exchangeable Certificates.”

Procedures and Fees. If a Certificateholder wishes to exchange Class A-S, B and C Certificates for Class PEX Certificates, or Class PEX Certificates for Class A-S, B and C Certificates, such Certificateholder must notify the Certificate Administrator in writing or by e-mail at cts.cmbs.bond.admin@wellsfargo.com no later than 3 business days prior to the proposed date of such exchange (the “Exchange Date”). The Exchange Date can be any business day other than the first or last business day of the month, subject to satisfaction of the Certificate Administrator. In addition, the Certificateholder must provide notice on the Certificateholder’s letterhead, which notice must carry a medallion stamp guarantee and set forth the following information: the CUSIP numbers of the Class A-S, B and C Certificates to be exchanged and the Class PEX Certificates to be received (or vice versa), the principal balance of the Class A-S, B and C (or Class PEX) Certificates to be exchanged, the Certificateholder’s DTC participant number and the proposed Exchange Date. The Certificateholder and the Certificate Administrator will utilize the “deposit and withdrawal system” at DTC to exchange the Certificates.

The principal and interest entitlements of the Certificates received must equal the entitlements of the Certificates surrendered. The notice of exchange will become irrevocable on the 2nd business day before the proposed Exchange Date.

In connection with each exchange, the Certificateholder must pay any fees charged by DTC or any successor depository, and such fees must be received by the Certificate Administrator prior to the Exchange Date or such exchange will not be effected. The first distribution on Class A-S, B and C Certificates, or Class PEX Certificates, as applicable, will be made in the month following the month of exchange to the Certificateholder of record as of the applicable record date for such Certificate.

Neither the Certificate Administrator nor the Depositor will have any obligation to ensure the availability of the applicable Certificates to accomplish any exchange.

Distribution Account

General. The Certificate Administrator must establish and maintain an account (the “Distribution Account”) in which it will hold funds pending their distribution on the Certificates and from which it will make those distributions. That Distribution Account is required to be maintained in the name of the Certificate Administrator on behalf of the Trustee for the benefit of the Certificateholders and in a manner and with a depository institution that satisfies the standards of each of the Rating Agencies for securitizations similar to the one involving the Offered Certificates. One or more subaccounts of the Distribution Account will be established to account separately for the deposits and distributions with respect to REMIC I, REMIC II, REMIC III, the portion of the Trust that holds the Class A-S, B and C Regular Interests and the portion of the Trust that holds the Excess Interest.

Deposits. On the business day prior to each distribution date, each Master Servicer will be required to remit to the Certificate Administrator for deposit in the Distribution Account the following funds:

●
All payments and other collections on the Mortgage Loans and any REO Properties in the Trust Fund for which that Master Servicer acts as Master Servicer, that are then on deposit in the related Collection Account, exclusive of any portion of those payments and other collections that represents one or more of the following:

1.	monthly debt service payments due on a Due Date in a collection period subsequent to the collection period related to the subject distribution date;

2.	payments and other collections received by or on behalf of the Trust Fund after the end of the related collection period;

3.	Authorized Collection Account Withdrawals, including—

(a)
amounts payable to either Master Servicer or either Special Servicer as indemnification or as compensation, including master servicing fees, special servicing fees, workout fees, liquidation fees, assumption fees, Modification Fees and, to the extent not otherwise applied to cover interest on advances, late payment charges and Default Interest,

(b)	amounts payable in reimbursement of outstanding advances, together with interest on those advances,

(c)	amounts payable with respect to other Additional Trust Fund Expenses,

(d)	amounts payable with respect to the Trust Advisor as trust advisor fees,

(e)
amounts payable to any master servicer, special servicer, certificate administrator, trustee or trust advisor with respect to reimbursement for costs or expenses, servicing advances, compensation or indemnification related to any Non-Serviced Pari Passu Mortgage Loan serviced pursuant to another securitization, and

(f)	amounts deposited in such Collection Account in error.

●	Any advances of delinquent monthly debt service payments made by that Master Servicer with respect to those Mortgage Loans for that distribution date.

●	Any payments made by that Master Servicer to cover Prepayment Interest Shortfalls incurred with respect to those Mortgage Loans during the related collection period.

See “—Advances of Delinquent Monthly Debt Service Payments” below and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Collection Accounts” and “—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

With respect to the distribution date that occurs in March of any calendar year (and if the final distribution date occurs in January (except in a leap year) or February of any year, with respect to the distribution date in such January or February), the Certificate Administrator will be required to transfer from the Interest Reserve Account, which we describe under “—Interest Reserve Account” below, to the Distribution Account the interest reserve amounts that are then being held in that Interest Reserve Account with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis.

The Certificate Administrator may, at its own risk, invest funds held in the Distribution Account in Permitted Investments and will be entitled to the interest and other income earned on those funds and will be obligated to make up investment losses.

“Permitted Investments” means United States Government Securities and other investment grade obligations specified in the Pooling and Servicing Agreement.

Withdrawals. The Certificate Administrator may from time to time make withdrawals from the Distribution Account for any of the following purposes (the order set forth below not constituting an order of priority for withdrawals):

●	to make distributions on the Certificates;

●
to pay itself, the tax administrator, the Master Servicers, the Special Servicers, the Depositor and the Trustee monthly fees that are described under “—Matters Regarding the Certificate Administrator and the Tax Administrator”, “The Trustee—Matters Regarding the Trustee” and “—Reports to Certificateholders; Available Information” below;

●
to pay any indemnities and reimbursements owed to itself (in each of its capacities), the Trustee and various related persons as described under “—Matters Regarding the Certificate Administrator and the Tax Administrator” below;

●	to pay for any opinions of counsel required to be obtained in connection with any amendments to the Pooling and Servicing Agreement;

●
to pay any federal, state and local taxes imposed on the Trust Fund, its assets and/or transactions, together with all incidental costs and expenses, that are required to be borne by the Trust Fund as described under “Material Federal Income Tax Consequences—REMICs—Taxation of Owners of REMIC Residual Certificates—Prohibited Transactions Tax and Other Taxes” in the accompanying prospectus and “Servicing of the Mortgage Loans and Administration of the Trust Fund—REO Account” in this free writing prospectus;

●	to pay itself net investment earnings earned on funds in the Distribution Account for each collection period;

●
to pay for the cost of recording the Pooling and Servicing Agreement in a public recording office, if determined to be beneficial to the Certificateholders and the Subordinate Class Representative consents;

●
with respect to each distribution date during February of any year and each distribution date during January of any year that is not a leap year, to transfer to the Interest Reserve Account the interest reserve amounts required to be so transferred in that month with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis;

●	to pay to the person entitled thereto any amounts deposited in the Distribution Account in error; and

●	to clear and terminate the Distribution Account upon the termination of the Pooling and Servicing Agreement.

Interest Reserve Account

The Certificate Administrator must maintain an account (which may be a sub-account of the Distribution Account) (the “Interest Reserve Account”) in which it will hold the interest reserve amounts described in the next paragraph with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis. That Interest Reserve Account must be maintained by the Certificate Administrator on behalf of and in the name of the Trustee for the benefit of the Certificateholders and in a manner and with a depository institution that satisfies each Rating Agency’s standards for securitizations similar to the one involving the Offered Certificates. The Certificate Administrator may, at its own risk, invest funds held in the Interest Reserve Account in Permitted Investments, and will be entitled to the interest and other income earned on those funds and will be obligated to make up investment losses.

During January, except in a leap year, and February of each calendar year, the Certificate Administrator must, on or before the distribution date in that month, withdraw from the Distribution Account and deposit in the Interest Reserve Account the interest reserve amount with respect to each of the Mortgage Loans that accrue interest on an Actual/360 Basis and for which the monthly debt service payment due in that month was either received or advanced. In general, that interest reserve amount for each of those Mortgage Loans will equal one day’s interest accrued at the related mortgage interest rate net of the Administrative Fee Rate, on the Stated Principal Balance of that Mortgage Loan as of the end of the related collection period.

In March of each calendar year (and if the final distribution date occurs in January (except in a leap year) or February of any year, in such January or February), the Certificate Administrator must, on or before the distribution date in that month, withdraw from the Interest Reserve Account and deposit in the Distribution Account any and all interest reserve amounts then on deposit in the Interest Reserve Account with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis. All interest reserve amounts that are so transferred from the Interest Reserve Account to the Distribution Account will be included in the Available Distribution Amount for the distribution date during the month of transfer.

Distributions

General. On each distribution date, the Certificate Administrator will make all distributions required to be made on the Certificates on that distribution date to the holders of record as of the close of business on the related record date, provided that the final distribution of principal and/or interest to the registered holder of any Offered Certificate will not be made until presentation and surrender of that Certificate at the location to be specified in a notice of the pendency of that final distribution.

Distributions made to a Class of Certificateholders will be allocated, pro rata, among those Certificateholders in proportion to their respective percentage interests in that Class.

In order for a Certificateholder to receive distributions by wire transfer on and after any particular distribution date, that Certificateholder must provide the Certificate Administrator with written wiring instructions no later than five days prior to the last day of the calendar month preceding the month in which that distribution date occurs. Otherwise, that Certificateholder will receive its distributions by check mailed to it.

Cede & Co. will be the registered holder of your Offered Certificates, and you will receive distributions on your Offered Certificates through DTC and its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), until physical Certificates are issued, if ever. See “—Delivery, Form and Denomination” below and “Description of the Certificates—Book-Entry Registration and Definitive Certificates” in the accompanying prospectus.

If, in connection with any distribution date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on the expected receipt of any monthly payment based on information set forth in a report, or any monthly payment expected to be paid on the last two business days preceding such distribution date, and the related borrower fails to make such payments at such time, the Certificate Administrator will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such distribution date, but we cannot assure you that DTC will be able to do so. The Certificate Administrator, the Master Servicers, the Special Servicers and the Trustee will not be liable or held responsible for any resulting delay, or claims by DTC resulting therefrom, in the making of such distribution to the Certificateholders. In addition, if the Certificate Administrator incurs out-of-pocket expenses, despite reasonable efforts to avoid or mitigate such expenses, as a consequence of a borrower failing to make such payments, the Certificate Administrator will be entitled to reimbursement from the Trust. Any such reimbursement will constitute Additional Trust Fund Expenses.

Interest Distributions. All of the Classes of the Certificates will bear interest, except for the Class R and V Certificates. The interest accrual period for each distribution date for the Offered Certificates will be the calendar month immediately preceding the month in which that distribution date occurs.

With respect to each interest-bearing Class of the Certificates (other than the Class PEX Certificates) and the Class A-S, B and C Regular Interests, interest will accrue during each interest accrual period based upon:

●	the pass-through rate for that Class and interest accrual period;

●	the aggregate principal balance or notional amount, as the case may be, of that Class outstanding immediately prior to the related distribution date;

●	with respect to the Class A-S, B and C Regular Interests and each Class of Certificates, the assumption that each interest accrual period consists of 30 days and each year consists of 360 days.

The Class PEX Certificates do not have a pass-through rate, but receive distributions of interest equal to the sum of the interest that would be distributable to the Class A-S, B and C Certificates exchanged for such Class PEX Certificates.

On each distribution date, subject to the Available Distribution Amount for that date and the distribution priorities described under “—Priority of Distributions” below, the holders of each interest-bearing Class of the Certificates (other than the Class A-S, B, C and PEX Certificates) and each of the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and/or PEX Certificates, as applicable), as described below will be entitled to receive the sum of—

●	an amount equal to:

1.	the total amount of interest accrued during the related interest accrual period with respect to that Class, reduced by

2.	the portion of any Net Aggregate Prepayment Interest Shortfall (if any) for that distribution date that is allocable to that Class as described further below, and

●	any shortfall between that amount as calculated for the prior distribution date and the amount of interest actually distributed on that Class on the prior distribution date.

“Net Aggregate Prepayment Interest Shortfall” means, with respect to any distribution date, the excess, if any, of:

●	the total Prepayment Interest Shortfalls incurred with respect to the Mortgage Loans during the related collection period; over

●	the sum of the total payments made by the Master Servicers to cover those Prepayment Interest Shortfalls.

“Prepayment Interest Shortfall” means, with respect to any Mortgage Loan (including any Non-Serviced Pari Passu Mortgage Loan) that was subject to a principal prepayment in full or in part made (or, if resulting from the application of insurance proceeds or condemnation proceeds, any other early recovery of principal received) prior to the Due Date for that Mortgage Loan in any collection period, the amount of interest, to the extent not collected from the related borrower or otherwise (without regard to any Prepayment Premium or Yield Maintenance Charge that may have been collected), not received by the Trust, that would have accrued on the amount of such principal prepayment during the period from the date to which interest was paid by the related borrower to, but not including, the related Due Date immediately following the date of the subject principal prepayment (net of related master servicing fees (and, in the case of an ARD Loan after its Anticipated Repayment Date, net of any Excess Interest, and, in the case of any Non-Serviced Pari Passu Mortgage Loan, net of an additional rate payable to the Other Master Servicer or Other Trust Advisor), and, further, net of any portion of that interest that represents Default Interest and/or late payment charges).

“Prepayment Interest Excess” means, with respect to any Mortgage Loan (including any Non-Serviced Pari Passu Mortgage Loan) that was subject to a principal prepayment in full or in part made (or, if resulting from the application of insurance proceeds or condemnation proceeds, any other early recovery of principal received) after the Due Date for that Mortgage Loan in any collection period, any payment of interest (net of related master servicing fees and, further, net of any portion of that interest that represents Default Interest or Excess Interest, and, in the case of any Non-Serviced Pari Passu Mortgage Loan, net of an additional rate payable to the Other Master Servicer or Other Trust Advisor) actually collected from the related borrower or out of such insurance proceeds or condemnation proceeds, as the case may be, and intended to cover the period from and after the Due Date to, but not including, the date of prepayment (without regard to any Prepayment Premium or Yield Maintenance Charge that may have been collected).

Notwithstanding the foregoing, the amount otherwise distributable in respect of interest on a Class of Certificates on any distribution date will be adjusted in accordance with the provisions described below:

●
In the case of the Class B and C Regular Interests (and, therefore, the Class B and C Certificates and the Class B and C components of the Class PEX Certificates) and the Class D and E Certificates, the amount otherwise distributable in respect of interest on that distribution date will be reduced by the amount of Trust Advisor Expenses allocated to that Class as described under “—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” below (which excludes Designated Trust Advisor Expenses);

●
If and to the extent that any such Trust Advisor Expenses were previously allocated to reduce the interest distributable on the Class B and/or C Regular Interests (and, therefore, on the Class B and C Certificates and the Class B and C components of the Class PEX Certificates) or the Class D Certificates on a prior distribution date, the amount otherwise distributable in respect of interest on the Class B and C Regular Interests (and, therefore, on the Class B and C Certificates and the Class B and C components of the Class PEX Certificates) and the Class D Certificates (in that order) will be increased (in each case, up to the amount of the Trust Advisor Expenses previously so allocated to that Class), and the amount otherwise distributable in respect of interest on the Class E Certificates and (if necessary) Class D Certificates and (if necessary) Class C Regular Interest (in that order) (and, therefore the Class C Certificates and the Class C component of the Class PEX Certificates) will be reduced (in each case, up to the amount of interest otherwise distributable on that Class on the current distribution date);

●
If any such Trust Advisor Expenses were previously allocated to the Class B or C Regular Interests or the Class D or E Certificates, and the expenses are subsequently recovered from a source other than the borrowers under the Mortgage Loans or the related Mortgaged Properties, then, to the extent of any portion of such recovery remaining after application to reimburse the holders of any Principal Balance Certificates that suffered write-offs in connection with Trust Advisor Expenses (see “—Loss Reimbursement Amounts” below), the interest otherwise distributable on those Classes in the aggregate will be increased by the amount of that recovery, which aggregate increase will be allocated to the Class B and C Regular Interests (and therefore, the Class B and C Certificates and the Class B and C components of the Class PEX Certificates) and the Class D and E Certificates, in that order, in each case up to the aggregate unrecovered amount of such Trust Advisor Expenses previously allocated to that Class; and

●
If any Class of Principal Balance Certificates (other than the Class A-S, B, C or PEX Certificates) or any of the Class A-S, B or C Regular Interests (and, therefore, the Class A-S, B, C and/or PEX Certificates, as applicable) experiences a reinstatement of its principal balance on any distribution date under the limited circumstances that we describe under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below, then that Class will also be entitled (also subject to the Available Distribution Amount for that distribution date and the distribution priorities described under “—Priority of Distributions” below) to the interest that would have accrued (at its pass-through rate for the interest accrual period related to such distribution date) for certain prior interest accrual periods and interest will thereafter accrue on the principal balance of that Class (as calculated taking into account any such restorations and any reductions in such principal balance from time to time) at the pass-through rate for that Class in effect from time to time (such amounts of interest are referred to herein as “Recovered Interest Amounts”).

No portion of any Net Aggregate Prepayment Interest Shortfall for any distribution date will be allocable to the Class X-A, X-B, X-C, X-D, X-E or X-Y Certificates. The portion of any Net Aggregate Prepayment Interest Shortfall for any distribution date that is allocable to any particular Class of Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates), and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and/or PEX Certificates, as applicable) will equal the product of—

●	the amount of that Net Aggregate Prepayment Interest Shortfall, multiplied by

●	a fraction—

1.
the numerator of which is the total amount of interest accrued during the related interest accrual period with respect to that Class of Certificates (other than the Class A-S, B, C and PEX Certificates) or Regular Interests, and

2.
the denominator of which is the total amount of interest accrued during the related interest accrual period with respect to all of the Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates) and the Class A-S, B and C Regular Interests.

With respect to each Class of interest-bearing Certificates and the Class A-S, B and C Regular Interests, the accrued interest for that Class, subject to all the above-described adjustments as described above and elsewhere in this free writing prospectus, is the interest entitlement for that Class and distribution date.

Calculation of Pass-Through Rates. The pass-through rate applicable to each interest-bearing Class of Certificates (other than the Class PEX Certificates) and the Class A-S, B and C Regular Interests for the initial interest accrual period is shown in the table and the related footnotes appearing under the caption “Summary—Description of the Offered Certificates” in this free writing prospectus.

The pass-through rates for the Class         Certificates and for the Class         Regular Interest for each subsequent interest accrual period will, in the case of each of those Classes, remain fixed at the pass-through rate applicable to that Class of Certificates for the initial interest accrual period.

The pass-through rate applicable to the Class         Certificates for each interest accrual period will equal the WAC Rate for the distribution date that corresponds to that interest accrual period.

The pass-through rate applicable to the Class         Certificates for each interest accrual period will be a variable rate equal to the WAC Rate for the distribution date that corresponds to that interest accrual period minus a specified percentage.

The pass-through rates for the Class         Certificates and the Class         Regular Interests for each subsequent interest accrual period will, in the case of each of those Classes, equal to the lesser of:

●	the pass-through rate applicable to that Class of Certificates or Regular Interest for the initial interest accrual period, and

●	the WAC Rate for the distribution date that corresponds to that subsequent interest accrual period.

The Class PEX Certificates do not have a pass-through rate, but receive distributions of interest equal to the interest that would be distributable to the Class A-S, B and C Certificates exchanged for such Class PEX Certificates.

The pass-through rate applicable to the Class X-A Certificates for each interest accrual period will equal the excess, if any, of the WAC Rate for the distribution date that corresponds to that interest accrual period, over the weighted average of the pass-through rates applicable to the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates and the Class A-S Regular Interest, weighted according to the respective aggregate outstanding principal balances of those Classes and such Regular Interests immediately prior to that distribution date. The pass-through rate applicable to the Class X-B Certificates for each interest accrual period will equal the excess, if any, of the WAC Rate for the distribution date that corresponds to that interest accrual period, over the weighted average of the pass-through rates applicable to the Class D Certificates and the Class B and C Regular Interests, weighted according to the respective aggregate outstanding principal balances of such Class and those Regular Interests immediately prior to that distribution date. The pass-through rate applicable to the Class X-C Certificates for each interest accrual period will equal the excess, if any, of the WAC Rate for the distribution date that corresponds to that interest accrual period, over the pass-through rate applicable to the Class E Certificates. The pass-through rate applicable to the Class X-D Certificates for each interest accrual period will equal the excess, if any, of the WAC Rate for the distribution date that corresponds to that interest accrual period, over the pass-through rate applicable to the Class F Certificates. The pass-through rate applicable to the Class X-E Certificates for each interest accrual period will equal the excess, if any, of the WAC Rate for the distribution date that corresponds to that interest accrual period, over the pass-through rate applicable to the Class G Certificates. The pass-through rate applicable to the Class X-Y Certificates for each interest accrual period will equal the Class X-Y Strip Rate.

The “Class X-Y Strip Rate” for each Designated NCB Mortgage Loan for any distribution date will be equal to [0.20]% per annum multiplied by a fraction, expressed as a percentage, the numerator of which is the number of days in the corresponding mortgage loan accrual period, and the denominator of which is 30.

The calculation of the WAC Rate will be unaffected by any change in the mortgage interest rate for any Mortgage Loan, including in connection with any bankruptcy or insolvency of the related borrower or any modification of that Mortgage Loan agreed to by the applicable Master Servicer or the applicable Special Servicer.

“WAC Rate” means, for each distribution date, the weighted average of the respective Mortgage Pass-Through Rates with respect to all of the Mortgage Loans for that distribution date, weighted on the basis of their respective Stated Principal Balances immediately prior to that determination date.

“Mortgage Pass-Through Rate” means, with respect to any Mortgage Loan for any distribution date, an annual rate generally equal to:

(a) either:

●
in the case of a Mortgage Loan that accrues interest on a 30/360 Basis, a rate per annum equal to the mortgage interest rate for that Mortgage Loan under its contractual terms in effect as of the Closing Date, minus the Administrative Fee Rate for that Mortgage Loan; or

●	in the case of a Mortgage Loan that accrues interest on an Actual/360 Basis, twelve times a fraction, expressed as a percentage—

1.
the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest equal to the product of (a) the number of days in the related interest accrual period, multiplied by (b) the Stated Principal Balance of that Mortgage Loan immediately preceding that determination date, multiplied by (c) 1/360, multiplied by (d) a rate per annum equal to the mortgage interest rate for that Mortgage Loan under its contractual terms in effect as of the Closing Date, minus the related Administrative Fee Rate for that Mortgage Loan, and

2.	the denominator of which is the Stated Principal Balance of that Mortgage Loan immediately preceding that determination date;

less

(b)	in the case of a Designated NCB Mortgage Loan, the Class X-Y Strip Rate for such Mortgage Loan for that distribution date.

Notwithstanding the foregoing, if the subject distribution date occurs in any January (except in a leap year) or in any February, then the amount of interest referred to in the numerator of the fraction described in clause 1 of the second bullet under clause (a) in the first paragraph of this definition will be decreased to reflect any interest reserve amount with respect to the subject Mortgage Loan that is transferred from the Distribution Account to the Interest Reserve Account during that month. Furthermore, if the subject distribution date occurs in March of any year (or, if the subject distribution date is the final distribution date, in January (except in a leap year) or February of any year), then the amount of interest referred to in the numerator of the fraction described in clause 1 of the second bullet of the first paragraph of this definition will be increased to reflect any interest reserve amounts with respect to the subject Mortgage Loan that are transferred from the Interest Reserve Account to the Distribution Account during that month.

For purposes of calculating the pass-through rates of the Certificates, the Mortgage Pass-Through Rate of each Mortgage Loan will not reflect any modification, waiver or amendment of that Mortgage Loan occurring subsequent to the Closing Date (whether entered into by the applicable Master Servicer, the applicable Special Servicer or any other appropriate party or in connection with any bankruptcy, insolvency or other similar proceeding involving the related borrower), or any Default Interest.

The “Administrative Fee Rate” means, for each Mortgage Loan, the sum of (i) the certificate administrator fee rate, (ii) except with respect to the Stamford Plaza Portfolio Mortgage Loan, the trust advisor fee rate, (iii) the applicable master servicing fee rate (which master servicing fee rate, in the case of the Stamford Plaza Portfolio Mortgage Loan, includes a primary servicing fee rate equal to 0.005% per annum relating to the applicable primary servicing fee, which will be payable to the Master Servicer prior to a securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan and will be payable to the applicable Other Master Servicer on and after a securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan) and (iv) the CREFC® Intellectual Property Royalty License Fee Rate.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Mortgage Loan and for any distribution date is the amount accrued during the related interest accrual period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Mortgage Loan as of the close of business on the immediately preceding distribution date; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Mortgage Loan is computed and will be prorated for partial periods. Each Master Servicer, to the extent sufficient funds are on deposit in the related Collection Account, will remit payments to CREFC® of the CREFC® Intellectual Property Royalty License Fee on a monthly basis out of amounts on deposit in the Collection Account.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

“Principal Distribution Amount” means, for any distribution date prior to the final distribution date, an amount equal to the total, without duplication, of the following—

1.
all payments of principal, including voluntary principal prepayments, received by or on behalf of the Trust Fund with respect to the Mortgage Loans during the related collection period, exclusive of any of those payments that represents a collection of principal for which an advance was previously made for a prior distribution date or that represents a monthly payment of principal due on or before the Cut-off Date for the related Mortgage Loan or on a Due Date for the related Mortgage Loan subsequent to the collection period for the subject distribution date,

2.
all monthly payments of principal that were received by or on behalf of the Trust Fund with respect to the Mortgage Loans prior to, but that are due (or deemed due) during, the related collection period,

3.
all other collections, including liquidation proceeds, condemnation proceeds, insurance proceeds and repurchase proceeds, that were received by or on behalf of the Trust Fund with respect to any of the Mortgage Loans or any related REO Properties during the related collection period and that were identified and applied by the applicable Master Servicer as recoveries of principal of the subject Mortgage Loan(s), in each case net of any portion of the particular collection that represents a collection of principal for which an advance of principal was previously made for a prior distribution date or that represents a monthly payment of principal due on or before the Cut-off Date for the related Mortgage Loan, and

4.	all advances of principal made with respect to the Mortgage Loans and any REO Mortgage Loans for that distribution date.

Notwithstanding the foregoing, (A) if any insurance proceeds, condemnation proceeds and/or liquidation proceeds are received with respect to any Mortgage Loan, or if any Mortgage Loan is otherwise liquidated, including at a discount, in any event during the collection period for the subject distribution date, then that portion, if any, of the aggregate amount described in clauses 1 through 4 above that is attributable to that Mortgage Loan will be reduced – to not less than zero – by any workout fees or liquidation fees paid with respect to that Mortgage Loan from a source other than related Default Interest and late payment charges during the collection period for the subject distribution date; (B) the aggregate amount described in clauses 1 through 4 above will be further subject to reduction—to not less than zero—by any nonrecoverable advances (and interest thereon) that are reimbursed from the principal portion of debt service advances and payments and other collections of principal on the Mortgage Pool (see “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses”) during the related collection period (although any of those amounts that were reimbursed from advances or collections of principal and are subsequently collected (notwithstanding the nonrecoverability determination) on the related Mortgage Loan will be added to the Principal Distribution Amount for the distribution date following the collection period in which the subsequent collection occurs); and (C) the aggregate amount described in clauses 1 through 4 above will be subject to further reduction – to not less than zero – by any advances (and interest thereon) with respect to a Defaulted Mortgage Loan that remained unreimbursed at the time of the loan’s modification while a Specially Serviced Mortgage Loan and are reimbursed from the principal portion of debt service advances and payments and other collections of principal on the Mortgage Pool (see “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses”) during that collection period (although any of those amounts that were reimbursed from principal collections and are subsequently collected on the related Mortgage Loan will be added to the Principal Distribution Amount for the distribution date following the collection period in which the subsequent collection occurs).

“Defaulted Mortgage Loan” means a Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) that is both (A) a Specially Serviced Mortgage Loan and (B) is either (i) delinquent 120 days or more with respect to any balloon payment or 60 days or more with respect to any other monthly payment, with such delinquency to be determined without giving effect to any grace period permitted by the related mortgage or promissory note and without regard to any acceleration of payments under the related mortgage and promissory note, or (ii) a Mortgage Loan as to which the amounts due thereunder have been accelerated following any other material default.

Furthermore, unless and until all Classes of Certificates other than the Control-Eligible Certificates have been retired, the Principal Distribution Amount (or any lesser portion thereof allocable to the Class A-1, A-2, A-3, A-4, A-5, A-SB, D or E Certificates or the Class A-S, B or C Regular Interests) for each distribution date will be reduced to the extent of any Trust Advisor Expenses (other than Designated Trust Advisor Expenses) that exceed the amount of interest otherwise payable on the Class B or C Regular Interests (and, therefore, the Class B and C Certificates and the Class B and C components of the Class PEX Certificates) or Class D or E Certificates on that distribution date. “Control-Eligible Certificates” means the Class F and G Certificates.

For the final distribution date, the “Principal Distribution Amount” will be an amount equal to the total Stated Principal Balance of the Mortgage Pool outstanding immediately prior to that final distribution date.

The Class A-S, B and C Certificates’ respective interest entitlements for any distribution date will equal their percentage interest of the interest entitlements of the Class A-S, B and C Regular Interests, respectively, on that distribution date. The Class PEX Certificates’ interest entitlement for any distribution date will equal their percentage interest of the interest entitlement of each of the Class A-S, B and C Regular Interests for that distribution date. The Class R and V Certificates are not interest-bearing Certificates and will not have pass-through rates.

Principal Distributions. Subject to the relevant Available Distribution Amount and the priority of distributions described under “—Priority of Distributions” below, the total amount of principal payable with respect to each Class of the Principal Balance Certificates and the Class A-S, B and C Regular Interests on each distribution date will equal that Class’s allocable share of the Principal Distribution Amount for that distribution date as described below.

In general, the Principal Distribution Amount for each distribution date will be allocated in the following amounts and order of priority:

●	to the holders of the Class A-SB Certificates in an amount equal to the lesser of—

1.	the Principal Distribution Amount for that distribution date, and

2.	the excess of (a) the principal balance of the Class A-SB Certificates immediately prior to that distribution date over (b) the Class A-SB Planned Principal Balance for that distribution date;

●	to the holders of the Class A-1 Certificates in an amount equal to the lesser of—

1.
the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB Certificates as described in the immediately preceding bullet point), and

2.	the principal balance of the Class A-1 Certificates immediately prior to that distribution date;

●	to the holders of the Class A-2 Certificates in an amount equal to the lesser of—

1.
the portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB and Class A-1 Certificates as described in the preceding bullet points), and

2.	the principal balance of the Class A-2 Certificates immediately prior to that distribution date;

●	to the holders of the Class A-3 Certificates in an amount equal to the lesser of —

1.
the portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB, A-1 and A-2 Certificates as described in the preceding bullet points), and

2.	the principal balance of the Class A-3 Certificates immediately prior to that distribution date;

●	to the holders of the Class A-4 Certificates in an amount equal to the lesser of—

1.
the portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB, A-1, A-2 and A-3 Certificates as described in the preceding bullet points), and

2.	the principal balance of the Class A-4 Certificates immediately prior to that distribution date;

●	to the holders of the Class A-5 Certificates in an amount equal to the lesser of—

1.
the portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB, A-1, A-2, A-3 and A-4 Certificates as described in the preceding bullet points), and

2.	the principal balance of the Class A-5 Certificates immediately prior to that distribution date;

●	to the holders of the Class A-SB Certificates in an amount equal to the lesser of—

1.
the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB, A-1, A-2, A-3, A-4 and A-5 Certificates as described in the preceding bullet points), and

2.	the principal balance of the Class A-SB Certificates following the distributions to the Class A-SB Certificates pursuant to the first bullet point above;

●	to the holders of the Class A-S Regular Interest (and, therefore, to the Class A-S Certificates and the Class A-S component of the Class PEX Certificates) in an amount equal to the lesser of—

1.
the portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB, A-1, A-2, A-3, A-4 and A-5 Certificates as described in the preceding bullet points), and

2.	the principal balance of the Class A-S Regular Interest immediately prior to that distribution date;

●	to the holders of the Class B Regular Interest (and, therefore, to the Class B Certificates and the Class B component of the Class PEX Certificates) in an amount equal to the lesser of—

1.
the portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB, A-1, A-2, A-3, A-4 and A-5 Certificates and the Class A-S Regular Interest as described in the preceding bullet points), and

2.	the principal balance of the Class B Regular Interest immediately prior to that distribution date;

●	to the holders of the Class C Regular Interest (and, therefore, to the Class C Certificates and the Class C component of the Class PEX Certificates) in an amount equal to the lesser of—

1.
the portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB, A-1, A-2, A-3, A-4 and A-5 Certificates and the Class A-S and B Regular Interests as described in the preceding bullet points), and

2.	the principal balance of the Class C Regular Interest immediately prior to that distribution date;

●	to the holders of the Class D Certificates in an amount equal to the lesser of—

1.
the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB, A-1, A-2, A-3, A-4 and A-5 Certificates and the Class A-S, B and C Regular Interests as described in the preceding bullet points), and

2.	the principal balance of the Class D Certificates immediately prior to that distribution date.

●	to the holders of the Class E, F and G Certificates, in that order, in each case in an amount equal to the lesser of—

1.
the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the holders of the Classes of Certificates or Regular Interests with an earlier alphabetical designation as described in the preceding bullet points or in this bullet point), and

2.	the principal balance of such Class of Certificates immediately prior to that distribution date.

Notwithstanding the provision described in the foregoing paragraph, if any of the Class A-1, A-2, A-3, A-4, A-5 and/or A-SB Certificates are outstanding at a time when the aggregate principal balance of the Class A-S, B and C Regular Interests (and therefore, the Class A-S, B, C and PEX Certificates) and the Class D, E, F and G Certificates has been reduced to zero as described under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below, or, in any event, as of the final distribution date for the Certificates, the Principal Distribution Amount for that distribution date and any distribution date thereafter will be allocated to the holders of the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates up to an aggregate amount equal to the lesser of (a) that Principal Distribution Amount and (b) the aggregate principal balance of those Classes outstanding immediately prior to that distribution date, which amount will be allocated between such Classes on a pro rata basis in accordance with their respective aggregate principal balances immediately prior to that distribution date.

The Class A-S, B and C Certificates’ respective allocable share of the Principal Distribution Amount for any distribution date will equal their percentage interest of the Class A-S, B and C Regular Interests’ respective allocable shares of the Principal Distribution Amount on that distribution date. The Class PEX Certificates’ share of the Principal Distribution Amount for any distribution date will equal their percentage interest of each of the Class A-S, B and C Regular Interests’ allocable share of the Principal Distribution Amount for that distribution date.

“Class A-SB Planned Principal Balance” means, for any distribution date, the balance shown for such distribution date in the table set forth in Annex G to this free writing prospectus. Such balances were calculated using, among other things, a 0% CPR and the Structuring Assumptions. See “Yield and Maturity Considerations—Weighted Average Life” in this free writing prospectus. Based on such assumptions, the principal balance of the Class A-SB Certificates on each distribution date would be expected to be reduced to the balance indicated for such distribution date in the table set forth in Annex G to this free writing prospectus. There is no assurance, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB Certificates on any distribution date will be equal to the balance that is specified for such distribution date in the table.

To the extent that a Master Servicer, a Special Servicer or the Trustee is reimbursed for any nonrecoverable advance (including any interest accrued thereon), or for any advance (including any interest accrued thereon) with respect to a Mortgage Loan that remains unreimbursed following its modification while a Specially Serviced Mortgage Loan, during any collection period out of the principal portion of debt service advances and payments and other collection of principal on the Mortgage Pool, the Principal Distribution Amount for the related distribution date will be reduced by the amount of such reimbursement (although any such amount that is subsequently recovered will generally be added to the Principal Distribution Amount for the distribution date following the collection period in which the recovery occurs). See “—Advances of Delinquent Monthly Debt Service Payments”, “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses” and the definition of “Principal Distribution Amount” under “Description of the Offered Certificates—Distributions” in this free writing prospectus.

Loss Reimbursement Amounts. As discussed under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below, the aggregate principal balance of any Class of Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates), and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and/or PEX Certificates, as applicable) may be reduced without a corresponding distribution of principal. If such a reduction occurs as described in that section with respect to any Class of Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates), and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and/or PEX Certificates, as applicable), then subject to the relevant Available Distribution Amount and the priority of distributions described under “—Priority of Distributions” below, the holder(s) of that Class will be entitled to be reimbursed for the amount of that reduction, without interest (and without duplication of any amount reflected in a reinstatement of the aggregate principal balance of that Class under the limited circumstances described in this free writing prospectus with respect to recoveries of amounts previously determined to have constituted nonrecoverable advances). Any such allocation of losses and/or reimbursement amounts allocated to the Class A-S, B and C Regular Interests will be allocated between the Class A-S, B and/or C Certificates, as applicable, on the one hand, and the Class PEX Certificates, on the other hand, based on their respective percentage interests in the related Regular Interests.

Priority of Distributions

On each distribution date, the Certificate Administrator will apply the Available Distribution Amount for that distribution date in the following amounts and order of priority, in each case to the extent of the remaining portion of the Available Distribution Amount for that distribution date:

●
first, to make distributions of interest to the holders of the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B, X-C, X-D, X-E and X-Y Certificates, pro rata according to the respective amounts of interest entitlements with respect to those Classes as described under “—Interest Distributions” above;

●
second, to make distributions of principal to the holders of the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates according to the respective portions of the Principal Distribution Amount for that distribution date that are allocated to those Classes as their current entitlements to principal as described under “—Principal Distributions” above;

●
third, to reimburse the holders of the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates for any Realized Losses and Additional Trust Fund Expenses previously allocated to those Classes (as described under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below and excluding Trust Advisor Expenses other than Designated Trust Advisor Expenses) and for which reimbursement has not previously been made, which distributions are required to be made pro rata in accordance with the respective entitlements of those Classes;

●
fourth, sequentially to the holders of the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and/or PEX Certificates, as applicable) and the Class D, E, F and G Certificates, in that order (with no distribution to be made on any such Class until all the distributions described in this clause have been made to all other such Classes with an earlier distribution priority (if any)), first, to make a distribution of interest up to the amount of interest entitlements on that Class for that distribution date as described above under “—Interest Distributions”; then, to make a distribution of principal up to the portion of the Principal Distribution Amount for that distribution date that is allocated to that Class as described above under “—Principal Distributions”; and, finally, to reimburse any Realized Losses and Additional Trust Fund Expenses previously allocated to that Class (as described under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below and excluding Trust Advisor Expenses other than Designated Trust Advisor Expenses) and for which reimbursement has not previously been made;

●
fifth, to reimburse the holders of the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates (on a pro rata basis in accordance with their respective entitlements) and then the Class A-S, B and C Regular Interests and the Class D, E, F and G Certificates, in that order, for any other amounts that may previously have been allocated to those Classes in reduction of their certificate principal balances and for which reimbursement has not previously been made; and

●	finally, to the holders of the Class R Certificates any remaining portion of the Available Distribution Amount for that distribution date.

Notwithstanding any contrary provision described above, if the Available Distribution Amount includes any recoveries of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) from a source other than the proceeds of the Mortgage Loan, those recoveries will, prior to the distributions described above, be distributed to the holders of any Principal Balance Certificates that suffered write-offs in connection with Trust Advisor Expenses. Those distributions will be made to the holders of the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates (on a pro rata basis) and then the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and/or PEX Certificates, as applicable) and Class D and E Certificates, in that order, in each case up to the amount of the write-offs previously experienced by that Class in respect of Trust Advisor Expenses (other than Designated Trust Advisor Expenses).

“Available Distribution Amount” means, with respect to any distribution date, in general, the sum of—

1.
the amounts remitted by the Master Servicers to the Certificate Administrator for such distribution date, as described under “Description of the Offered Certificates—Distribution Account—Deposits” in this free writing prospectus, exclusive of any portion thereof that represents one or more of the following:

●	Prepayment Premiums, Yield Maintenance Charges and/or Excess Interest (which are separately distributable on the Certificates as described in this free writing prospectus); and

●
any amounts that may be withdrawn from the Distribution Account, as described under “Description of the Offered Certificates—Distribution Account—Withdrawals” in this free writing prospectus, for any reason other than distributions on the Certificates, including if such distribution date occurs during January, other than a leap year, or February of any year, the interest reserve amounts with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis, which are to be deposited into the Interest Reserve Account; plus

2.
if such distribution date occurs in March of any year (or, if the distribution date is the final distribution date and occurs in January (except in a leap year) or February of any year), the aggregate of the interest reserve amounts then on deposit in the Interest Reserve Account in respect of each Mortgage Loan that accrues interest on an Actual/360 Basis, which are to be deposited into the Distribution Account.

Any portion of the Available Distribution Amount distributed to the Class A-S, B and C Regular Interests will be allocated between the Class A-S, B and/or C Certificates, as applicable, on the one hand, and the Class PEX Certificates, on the other hand, based on their respective percentage interests in the related Regular Interests.

The Certificate Administrator will apply the Available Distribution Amount as described under “Description of the Offered Certificates—Distributions” in this free writing prospectus to distribute principal and accrued interest on the Certificates on each distribution date.

Distributions of Yield Maintenance Charges and Prepayment Premiums. If any Yield Maintenance Charge or Prepayment Premium is collected during any particular collection period with respect to any Mortgage Loan, then on the distribution date corresponding to that collection period, the Certificate Administrator will pay a portion of that Yield Maintenance Charge or Prepayment Premium (or, in the case of a Designated NCB Mortgage Loan, 50% of the Prepayment Premium) (net of liquidation fees payable therefrom) in the following manner: (1) pro rata, between the (x) the group (“YM Group A”) of Class A-1, A-2, A-3, A-4, A-5, A-SB and X-A Certificates and the Class A-S Regular Interest, and (y) the group (“YM Group B” and, collectively with the YM Group A, the “YM Groups”) of Class B and C Regular Interests and the Class D and X-B Certificates, based upon the aggregate of principal distributed to the applicable Classes of Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates) and the Class A-S, B and C Regular Interests in each YM Group for that distribution date, and (2) among the Classes of Certificates and the Regular Interests in each YM Group, in the following manner, up to an amount equal to the product of (a) the Yield Maintenance Charge or Prepayment Premium allocated to such YM Group, (b) the related Base Interest Fraction, and (c) a fraction, which in no event may be greater than 1.0, the numerator of which is equal to the amount of principal distributed to the holder(s) of that such Class or Regular Interest for that distribution date, and the denominator of which is the total amount of principal distributed to all such Certificates and Regular Interests in that YM Group for that distribution date. Any Yield Maintenance Charge or Prepayment Premium allocated to such YM Group remaining after such distributions to Principal Balance Certificates or Regular Interests described above will be distributed to the Class X-A or X-B Certificates, as applicable, in such YM Group.

The Class X-Y Certificates will be entitled to receive 50% of any Prepayment Premium received in connection with any Designated NCB Mortgage Loan.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates) and the Class A-S, B and C Regular Interests, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that Class or Regular Interest, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●
if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that Class, then the Base Interest Fraction will equal zero; and

●
if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that Class, then the Base Interest Fraction shall be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●
if a Discount Rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Mortgage Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●
if a Discount Rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Mortgage Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the Certificate Administrator or the applicable Master Servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Mortgage Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

Any portions of Prepayment Premiums and/or Yield Maintenance Charges distributed to the Class A-S, B and C Regular Interests will be allocated between the Class A-S, B and/or C Certificates, as applicable, on the one hand, and the Class PEX Certificates, on the other hand, based on their respective percentage interests in the related Regular Interests.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-C, X-D, X-E, E, F, G, R or V Certificates. The holders of the Class X-B Certificates will be entitled to all Prepayment Premiums and Yield Maintenance Charges (or, in the case of Prepayment Premiums collected with respect to Designated NCB Mortgage Loans, 50% of the Prepayment Premiums, with the other 50% of such Prepayment Premiums payable to the holders of the Class X-Y Certificates) collected after the Class A-1, A-2, A-3, A-4, A-5, X-A, A-SB and D Certificates, and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and PEX Certificates, as applicable) are retired.

See “Risk Factors—Risks Related to the Mortgage Loans—Provisions Requiring Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions May Not Be Enforceable” and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayment and Defeasance Provisions” in this free writing prospectus and “Description of Certificates—Distributions on the Certificates in Respect of Prepayment Premiums or in Respect of Equity Participations” in the accompanying prospectus.

Application of Mortgage Loan Collections. The Available Distribution Amount and Principal Distribution Amount for each distribution date will depend in part on how collections on the Mortgage Loans are allocated. The Pooling and Servicing Agreement requires that all amounts received by the Trust Fund in respect of any group of cross-collateralized Mortgage Loans, if any, including any payments from borrowers, insurance proceeds, condemnation proceeds and liquidation proceeds (including any such collections on or in respect of Corrected Mortgage Loans but exclusive, if applicable, in the case of each Serviced Loan Combination, of amounts payable to the holder of the related Pari Passu Companion Loan pursuant to the related intercreditor agreement), together with any other cash recoveries on and proceeds of any cross-collateralized group will be applied among the Mortgage Loans constituting such group in accordance with the express provisions of the related Mortgage Loan documents (including any modifications, waivers or amendments thereto or supplemental agreements entered into in connection with the servicing and administration of such Mortgage Loan) and, in the absence of such express provisions, in accordance with the Servicing Standard.

The Pooling and Servicing Agreement further provides that all amounts received by the Trust Fund in respect of or allocable to any particular Mortgage Loan, including any payments from borrowers, insurance proceeds, condemnation proceeds or liquidation proceeds (including any such collections on or in respect of Corrected Mortgage Loans), together with any other cash recoveries on and proceeds of such Mortgage Loan will be applied to amounts due and owing under the related mortgage note and mortgage (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related mortgage loan documents and, in the absence of such express provisions or if and to the extent that such terms authorize the lender to use its discretion, must be applied:

first, as a recovery of any related and unreimbursed Servicing Advances (together with, without duplication, any unliquidated advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute nonrecoverable servicing advances) and, if applicable, unpaid liquidation expenses;

second, as a recovery of accrued and unpaid interest (together with, without duplication, any unliquidated advances in respect of prior debt service advances of such interest and any debt service advances of interest theretofore determined to constitute nonrecoverable debt service advances) on such Mortgage Loan to, but not including, the Due Date in the collection period in which the collection occurred, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest or Excess Interest; provided, however, that in no event will any portion of any liquidation proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal-Reduced Interest Amount;

third, as a recovery of principal (together with, without duplication, any unliquidated advances in respect of prior debt service advances of such principal and any prior debt service advances of such principal theretofore determined to constitute nonrecoverable debt service advances) of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if a liquidation event has occurred in respect of such Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

fourth, as a recovery of any Appraisal-Reduced Interest Amounts that have occurred and are then existing with respect to such Mortgage Loan;

fifth, unless a liquidation event has occurred in respect of such Mortgage Loan, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items;

sixth, unless a liquidation event has occurred in respect of such Mortgage Loan, as a recovery of reserve funds to the extent then required to be held in escrow;

seventh, as a recovery of any Default Interest and late payment charges then due and owing under such Mortgage Loan;

eighth, as a recovery of any Prepayment Premium or Yield Maintenance Charge then due and owing under such Mortgage Loan;

ninth, as a recovery of any assumption fees and modification fees then due and owing under such Mortgage Loan;

tenth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal or Excess Interest (and if both (x) fees that constitute additional master servicing compensation or additional special servicing compensation and (y) trust advisor consulting fees are due and owing, first, allocated to fees that constitute additional master servicing compensation or additional special servicing compensation, and then allocated to trust advisor consulting fees);

eleventh, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

twelfth, in the case of each ARD Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Excess Interest on such ARD Loan.

provided that, in connection with any Mortgage Loan (or Serviced Loan Combination), payments or proceeds received from the related borrower with respect to any partial release (including pursuant to a condemnation) of a Mortgaged Property at a time when the loan-to-value ratio of the related Mortgage Loan (or Serviced Loan Combination) exceeds 125% (based solely on the value of the real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the Trustee) must be applied to reduce the principal balance of such Mortgage Loan (or Serviced Loan Combination) in the manner permitted by the REMIC provisions of the Code.

In connection with each REO Property or with respect to a Non-Serviced Loan Combination, any interest in an REO property acquired with respect to such Non-Serviced Loan Combination, the Pooling and Servicing Agreement requires that all amounts received by the Trust Fund, exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property (or with respect to a Non-Serviced Loan Combination, any interest in REO Property acquired with respect to such Non-Serviced Loan Combination) and exclusive, if applicable, in the case of a Serviced Loan Combination if the related Mortgaged Property has become an REO Property, of any amounts payable to the holder of the related Serviced Pari Passu Companion Loan pursuant to the related intercreditor agreement, be treated:

first, as a recovery of any related and unreimbursed Servicing Advances (together with any unliquidated advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute nonrecoverable servicing advances) and, if applicable, unpaid liquidation expenses;

second, as a recovery of accrued and unpaid interest (together with any unliquidated advances in respect of prior debt service advances of such interest and any debt service advances of interest theretofore determined to constitute nonrecoverable debt service advances) on the related REO Mortgage Loan to, but not including, the Due Date in the collection period of receipt by or on behalf of the Trust Fund, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest or Excess Interest; provided, however, that in no event will any portion of any liquidation proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal-Reduced Interest Amount;

third, as a recovery of principal (together with any unliquidated advances in respect of prior debt service advances of such principal and any debt service advances of principal theretofore determined to constitute nonrecoverable debt service advances) of the related REO Mortgage Loan to the extent of its entire unpaid principal balance;

fourth, as a recovery of any Appraisal-Reduced Interest Amounts that have occurred and are then existing with respect to such Mortgage Loan;

fifth, as a recovery of any Default Interest and late payment charges deemed to be due and owing in respect of the related REO Mortgage Loan;

sixth, as a recovery of any Prepayment Premium or Yield Maintenance Charge deemed to be due and owing in respect of the related REO Mortgage Loan;

seventh, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Mortgage Loan (other than any Excess Interest) (and if both (x) fees that constitute additional master servicing compensation or additional special servicing compensation and (y) trust advisor consulting fees are due and owing, first, allocated to fees that constitute additional master servicing compensation or additional special servicing compensation, and then allocated to trust advisor consulting fees); and

eighth, in the case of an REO Mortgage Loan that relates to an ARD Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Excess Interest on such REO Mortgage Loan.

Any payments, collections and recoveries related to a Serviced Loan Combination are required to be allocated in accordance with the terms and conditions of the Pooling and Servicing Agreement and the related intercreditor agreement. Any payments, collections and recoveries related to a Non-Serviced Loan Combination are required to be allocated in accordance with the terms and conditions of the applicable pooling and servicing agreement and/or the related intercreditor agreement. See “Servicing of the Mortgage Loans and Administration of the Trust Fund” in this free writing prospectus.

As of any date of determination, an “Appraisal-Reduced Interest Amount” with respect to a Mortgage Loan or REO Mortgage Loan is the amount of any reduction in a debt service advance on the related Mortgage Loan that results from an Appraisal Reduction Amount as described below under “—Advances of Delinquent Monthly Debt Service Payments”.

Excess Interest. On each distribution date, the Certificate Administrator is required to distribute any Excess Interest received with respect to an ARD Loan during the one-month period ending on the related determination date to the holders of the Class V Certificates.

Treatment of REO Properties

Notwithstanding that any Mortgaged Property or an interest therein may be acquired as part of the Trust Fund through foreclosure, deed-in-lieu of foreclosure or otherwise, the related Mortgage Loan will be treated as having remained outstanding, until the REO Property is liquidated, for purposes of determining—

●	distributions on the Certificates,

●	allocations of Realized Losses and Additional Trust Fund Expenses to the Certificates, and

●	the amount of all fees payable to the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator and the Trustee under the Pooling and Servicing Agreement.

In connection with the foregoing, the related Mortgage Loan will be taken into account when determining the WAC Rate and the Principal Distribution Amount for each distribution date.

Operating revenues and other proceeds from an REO Property will be applied—

●
first, to pay – or to reimburse the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator and/or the Trustee for the payment of – any taxes, fees, costs and expenses incurred in connection with the operation and disposition of the REO Property, and

●	thereafter, as collections of principal, interest and other amounts that would have been due on the related Mortgage Loan.

To the extent described under “—Advances of Delinquent Monthly Debt Service Payments” below, the applicable Master Servicer or the Trustee, as applicable, will be required to advance delinquent monthly debt service payments with respect to each Mortgage Loan as to which the corresponding Mortgaged Property has become an REO Property, in all cases as if the Mortgage Loan had remained outstanding.

Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses

As a result of Realized Losses and Additional Trust Fund Expenses, the total Stated Principal Balance of the Mortgage Loans may decline below the aggregate principal balance of the Certificates. If this occurs following the distributions made to the Certificateholders on any distribution date, then, except to the extent the resulting mismatch exists because of the reimbursement of advances on worked-out loans from advances and collections of principal on the Mortgage Pool (see “—Advances of Delinquent Monthly Debt Service Payments” below and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses”), the respective aggregate principal balances of the Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates), and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and PEX Certificates, as applicable) are to be sequentially reduced in the following order, until the aggregate principal balance of those Classes of Certificates equals the total Stated Principal Balance of the Mortgage Loans that will be outstanding immediately following that distribution date.

Order of Allocation	Class
1st	G
2nd	F
3rd	E
4th	D
5th	Class C Regular Interest (and, therefore, the Class C Certificates and the Class C component of the Class PEX Certificates)
6th	Class B Regular Interest (and, therefore, the Class B Certificates and the Class B component of the Class PEX Certificates)
7th	Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S component of the Class PEX Certificates)
8th	Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates, pro rata, based on their total outstanding principal balances

Any reduction of the principal balances of the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates will be made on a pro rata basis in accordance with the relative sizes of those principal balances at the time of the reduction. Any reduction of the principal balance of the Class A-S, B or C Regular Interest will be allocated between the Class A-S, B and/or C Certificates, as applicable, on the one hand, and the Class PEX Certificates, on the other hand, based on their respective percentage interests in the related Regular Interests.

The above-described reductions in the aggregate principal balances of the respective Classes of the Certificates identified in the foregoing table will represent an allocation of the Realized Losses and/or Additional Trust Fund Expenses that caused the particular mismatch in balances between the Mortgage Loans and those Classes. In general, certain Additional Trust Fund Expenses will result in a shortfall in the distribution of interest on one or more subordinate Classes of Certificates. However, unless and until collections of principal on the Mortgage Loans are diverted to cover that interest shortfall, such Additional Trust Fund Expense will not result in a mismatch in balances between the Mortgage Loans and the Certificates.

The Realized Loss, if any, in connection with the liquidation of a Defaulted Mortgage Loan, or related REO Property, held by the Trust Fund, will be an amount generally equal to the excess, if any, of:

●	the outstanding principal balance of the Mortgage Loan as of the commencement of the collection period in which the final recovery determination or final payment was made, plus, without duplication—

1.	all accrued and unpaid interest on the Mortgage Loan (excluding any Default Interest and Excess Interest) to, but not including, the Due Date in such collection period, and

2.
all related unreimbursed Servicing Advances and unpaid liquidation expenses and certain special servicing fees, liquidation fees and/or workout fees incurred on the Mortgage Loan not previously reflected as a Realized Loss, and interest on advances made in respect of the Mortgage Loan, over

●	all payments and proceeds, if any, received by the trust in respect of that Mortgage Loan during such collection period.

“Realized Losses” means losses on or with respect to the Mortgage Loans arising from the inability of the applicable Master Servicer and/or the applicable Special Servicer to collect all amounts due and owing under the Mortgage Loans, including by reason of the fraud or bankruptcy of a borrower or, to the extent not covered by insurance, a casualty of any nature at a Mortgaged Property, as and to the extent described above. With respect to a Serviced Loan Combination, only the Pari Passu Mortgage Loan’s pari passu portion of any such losses will be treated as a Realized Loss of the Trust.

If any of the debt due under a Mortgage Loan is forgiven, whether in connection with a modification, waiver or amendment granted or agreed to by the applicable Master Servicer, the applicable Special Servicer or any other relevant party or in connection with the bankruptcy, insolvency or similar proceeding involving the related borrower, the amount forgiven, other than Default Interest, also will be treated as a Realized Loss (but the principal portion of the debt that is forgiven will generally be recognized as a Realized Loss on the distribution date that occurs after the collection period in which the forgiveness occurs and the interest portion of the debt that is forgiven will eventually be recognized as a Realized Loss over time).

Any reimbursements of advances determined to be nonrecoverable and advance interest thereon, that are made in any collection period from the principal portion of debt service advances and collections or other receipts of principal on the Mortgage Pool that would otherwise be included in the Principal Distribution Amount for the related distribution date (see “—Advances of Delinquent Monthly Debt Service Payments” below and “Servicing of the Mortgage Loans and Administration of the Trust

Fund—Servicing and Other Compensation and Payment of Expenses”) will create a deficit (or increase an otherwise-existing deficit) between the aggregate Stated Principal Balance of the Mortgage Pool and the aggregate principal balance of the Certificates on the succeeding distribution date. The related reimbursements and payments made during any collection period will therefore result in the allocation of those amounts as Realized Losses (in reverse sequential order in accordance with the loss allocation rules described above) to reduce principal balances of the Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates), and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and/or PEX Certificates, as applicable) on the distribution date for that collection period. However, if the Principal Distribution Amount for any distribution date includes any collections of amounts that (i) were previously determined to constitute nonrecoverable advances, (ii) were reimbursed to a Master Servicer or the Trustee from advances or collections in respect of principal thereby resulting in a deficit described above and (iii) were subsequently recovered, then the principal balances of the Certificates will, in general, be restored (in sequential order of distribution priority, with this restoration occurring on a pro rata basis as between those Classes that are pari passu with each other in respect of loss allocations) to the extent of the lesser of such amount and the amount of Realized Losses previously allocated thereto.

The reimbursement of advances on worked-out loans from advances or collections of principal on the Mortgage Pool (see “—Advances of Delinquent Monthly Debt Service Payments” below and “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses”) during any collection period will create a deficit (or increase an otherwise-existing deficit) between the aggregate Stated Principal Balance of the Mortgage Pool and the aggregate principal balance of the Certificates on the succeeding distribution date but there will not be any allocation of that deficit to reduce the principal balances of the Principal Balance Certificates on such distribution date (although an allocation may subsequently be made if the amount reimbursed to a Master Servicer, the applicable Special Servicer or the Trustee ultimately is deemed to be nonrecoverable from the proceeds of the Mortgage Loan).

With respect to any Non-Serviced Loan Combination serviced pursuant to another pooling and servicing agreement, the related master servicer (the “Other Master Servicer”) will be, or is expected to be, obligated to make servicing advances with respect to such Non-Serviced Loan Combination and will be, or is expected to be, entitled to reimbursement for such servicing advances pursuant to provisions that are similar, but not necessarily identical, to the provisions set forth above. In addition, if any such servicing advance is determined to be a nonrecoverable advance under the related pooling and servicing agreement, then the Other Master Servicer (or the trustee under such agreement), as applicable, will be, or is expected to be, entitled to reimbursement from general collections on the Mortgage Loans in this securitization for the pro rata portion of such nonrecoverable advances allocable to the related Non-Serviced Pari Passu Mortgage Loan pursuant to the terms of the related intercreditor agreement.

“Additional Trust Fund Expense” means an expense of the Trust Fund that—

●	arises out of a default on a Mortgage Loan or a Serviced Pari Passu Companion Loan or an otherwise unanticipated event,

●	is not included in the calculation of a Realized Loss,

●	is not covered by a Servicing Advance or a corresponding collection from the related borrower, and

●	is not covered by late payment charges or Default Interest collected on the Mortgage Loans (to the extent such coverage is provided for in the Pooling and Servicing Agreement).

The following items are some examples (but not a complete list) of Additional Trust Fund Expenses:

●	any special servicing fees, workout fees and liquidation fees paid to the applicable Special Servicer that are not otherwise allocated as a Realized Loss;

●
any interest paid to a Master Servicer, a Special Servicer or the Trustee with respect to unreimbursed advances (except to the extent that Default Interest and/or late payment charges are used to pay interest on advances as described under “—Advances of Delinquent Monthly Debt Service Payments” below and under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses—Payment of Servicing Expenses; Servicing Advances” in this free writing prospectus and “Description of the Pooling and Servicing Agreements—Servicing Compensation and Payment of Expenses” in the accompanying prospectus);

●	the cost of various opinions of counsel required or permitted to be obtained in connection with the servicing of the Mortgage Loans and the administration of the other assets of the Trust Fund;

●	any unanticipated, non-mortgage loan specific expenses of the Trust Fund, including—

1.
any reimbursements and indemnification to the Certificate Administrator, the tax administrator, the Certificate Registrar, the Custodian, the Trustee and certain related persons, as described under “—The Trustee—Matters Regarding the Trustee” below and “Transaction Parties—The Certificate Administrator, Tax Administrator, Certificate Registrar and Custodian” above;

2.
any reimbursements and indemnification to the Master Servicers, the Special Servicers, the Trust Advisor and us as described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus, or to the Subordinate Class Representative as described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus; and

3.
any federal, state and local taxes, and tax-related expenses payable out of assets of the Trust Fund, as described under “Material Federal Income Tax Consequences—REMICs—Taxation of Owners of REMIC Residual Certificates—Prohibited Transactions Tax and Other Taxes” in the accompanying prospectus;

●
rating agency fees, other than on-going surveillance fees, and amounts paid as indemnities to the Rating Agencies for Rating Agency Confirmations, that cannot be recovered from the borrower and that are not paid by any party to the Pooling and Servicing Agreement or by the related Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement to which it is a party;

●
any amounts expended on behalf of the Trust Fund to remediate an adverse environmental condition at any Mortgaged Property securing a Mortgage Loan that comes into and continues in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, as described under “Description of the Pooling and Servicing Agreements—Realization upon Defaulted Mortgage Loans” in the accompanying prospectus; and

●
with respect to any Non-Serviced Pari Passu Mortgage Loan, any additional trust fund expenses of the issuing entity under the related pooling and servicing agreement will be, or are expected to be, paid out of collections on, and other proceeds of, such Non-Serviced Pari Passu Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan, thereby potentially resulting in a loss to the Trust Fund in the same manner as the Additional Trust Fund Expenses described above. For further information relating to the allocation of expenses, losses and shortfalls relating to the Non-Serviced Loan Combination, see “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

Notwithstanding the provisions described above, any Realized Losses or Additional Trust Fund Expenses in the form of Trust Advisor Expenses, other than Designated Trust Advisor Expenses, will be allocated as described under “—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” below. Designated Trust Advisor Expenses will be allocated and borne by the Certificateholders in generally the same manner as other Realized Losses or Additional Trust Fund Expenses.

Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses

The Trust Advisor, and any applicable other trust advisor or operating advisor with respect to any Non-Serviced Pari Passu Mortgage Loan (each, an “Other Trust Advisor”), will be entitled to indemnification or reimbursement in respect of its obligations under the Pooling and Servicing Agreement as described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus. We refer to expenses incurred by the Trust Advisor for which it is entitled to indemnification or reimbursement, or, with respect to any such Non-Serviced Pari Passu Mortgage Loan, the Trust Fund’s pro rata share of any expenses incurred by the Other Trust Advisor for which it is entitled to indemnification or reimbursement under the applicable other pooling and servicing agreement as “Trust Advisor Expenses”. The Trust Advisor will be entitled to reimbursement of its indemnified expenses or reimbursement of certain expenses to the extent provided in the Pooling and Servicing Agreement on or about each distribution date, except that the amount reimbursed in respect of Trust Advisor Expenses, other than Designated Trust Advisor Expenses, on each distribution date must not exceed the sum of:

●
the interest otherwise distributable on the Class B and C Regular Interests (and, therefore, on the Class B, C and/or PEX Certificates, as applicable) and Class D and E Certificates on that distribution date, and

●
and the portion of the Principal Distribution Amount that would otherwise be paid on the Class A-1, A-2, A-3, A-4, A-5, A-SB, D and E Certificates, and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and PEX Certificates, as applicable) on that distribution date.

Immediately prior to the distributions to be made to the Certificateholders on each distribution date, the Certificate Administrator is required to allocate the Trust Advisor Expenses, other than Designated Trust Advisor Expenses, reimbursed on that date to reduce the interest otherwise distributable on such distribution date on the Class E and D Certificates and the Class C and B Regular Interests (and, therefore, on the Class C and B Certificates and the Class C and B components of the Class PEX Certificates, as applicable), in that order, in each case until the interest otherwise distributable on that Class on such distribution date has been reduced to zero. No such Trust Advisor Expenses will be allocated to reduce the interest distributable on the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B, X-C, X-D, X-E, X-Y, F or G Certificates or the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S component of the Class PEX Certificates, as applicable) on any distribution date. Any remaining unallocated portion of such Trust Advisor Expenses will constitute “Excess Trust Advisor Expenses”, which will be allocated to reduce the Principal Distribution Amount (or any lesser portion thereof equal to the aggregate outstanding principal balance of the Class A-1, A-2, A-3, A-4, A-5, A-SB, D and E Certificates, and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and PEX Certificates, as applicable)) for the applicable distribution date. Such reduction will also result in a write-off of the principal balances of the Class E and D Certificates and the Class C, B and A-S Regular Interests, in that order, in each case until the principal balance of that Class has been reduced to zero. Thereafter, the Certificate Administrator will be required to allocate any remaining amount of such Trust Advisor Expenses among the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates, pro rata (based upon their respective principal balances), until the aggregate principal balance of the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates has been reduced to zero.

Any Trust Advisor Expenses allocated to a Class of Certificates as described above will be allocated among the respective Certificates of such Class in proportion to the percentage interests evidenced by the respective Certificates.

Any Trust Advisor Expenses (other than Designated Trust Advisor Expenses) that remain unreimbursed after giving effect to reimbursement and allocation provisions described above on any distribution date will not be reimbursed to the Trust Advisor on that distribution date and will be carried forward to and be reimbursable on succeeding distribution dates, subject to the same provisions, until the Trust Advisor is reimbursed for those Trust Advisor Expenses.

Trust Advisor Expenses other than Designated Trust Advisor Expenses will not reduce the amount of any principal or interest distributable on the Control-Eligible Certificates.

“Designated Trust Advisor Expenses” consist of any Trust Advisor Expenses for which the Trust Advisor is indemnified under the Pooling and Servicing Agreement or for which the Other Trust Advisor with respect to a Non-Serviced Loan Combination is entitled to indemnification under the related intercreditor agreement (see “Servicing of the Mortgage Loans and Administration of the Trust Fund—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus) and arise from any legal action that is pending or threatened against the Trust Advisor at the time of its discharge, termination or resignation under the Pooling and Servicing Agreement (see “Servicing of the Mortgage Loans and Administration of the Trust Fund—Termination, Discharge and Resignation of the Trust Advisor” in this free writing prospectus).

Advances of Delinquent Monthly Debt Service Payments

Each Master Servicer will be required to make, for each distribution date, a total amount of advances of principal and/or interest generally equal to all scheduled monthly debt service payments on the Mortgage Loans for which it acts as master servicer (including any Pari Passu Mortgage Loan, but not any Pari Passu Companion Loan), other than balloon payments, Excess Interest and Default Interest, and assumed monthly debt service payments on Mortgage Loans (as described below), in each case net of master servicing fees and, with respect to any Non-Serviced Pari Passu Mortgage Loan, the master or similar servicing and administrative fees payable to the Other Master Servicer or other parties under the applicable other pooling and servicing agreement, that—

●	were due or deemed due, as the case may be, during the collection period related to the subject distribution date, and

●	were not paid by or on behalf of the respective borrowers or otherwise collected as of the close of business on the last day of the related collection period.

A monthly debt service payment will be assumed to be due with respect to each Mortgage Loan (including any Pari Passu Mortgage Loan, but not any Pari Passu Companion Loan) as to which:

●
the related Mortgage Loan is delinquent with respect to its balloon payment beyond the end of the collection period in which its maturity date occurs and as to which no arrangements have been agreed to for the collection of the delinquent amounts, including an extension of maturity; or

●	the corresponding Mortgaged Property has become an REO Property.

The assumed monthly debt service payment deemed due on any Mortgage Loan described in the prior sentence that is delinquent as to its balloon payment will equal, for its maturity date and for each successive Due Date that it remains outstanding and part of the Trust Fund, the monthly debt service payment that would have been due on the Mortgage Loan on the relevant date if the related balloon payment had not come due and the Mortgage Loan had, instead, continued to amortize (if amortization was required) and accrue interest according to its terms in effect prior to that maturity date. The assumed monthly debt service payment deemed due on any Mortgage Loan described in the second preceding sentence as to which the related Mortgaged Property has become an REO Property, will equal, for each Due Date that the REO Property or any portion thereof or interest therein remains part of the Trust Fund, the monthly debt service payment or, in the case of a Mortgage Loan delinquent with respect to its balloon payment, the assumed monthly debt service payment due or deemed due on the last Due Date prior to the acquisition of that REO Property.

Notwithstanding the foregoing, if it is determined that an Appraisal Reduction Amount exists with respect to any Mortgage Loan, then the applicable Master Servicer will reduce the interest portion, but not the principal portion, of each monthly debt service advance that it must make with respect to that Mortgage Loan during the period that the Appraisal Reduction Amount exists. The interest portion of any monthly debt service advance required to be made with respect to any Mortgage Loan as to which there exists an Appraisal Reduction Amount, will equal the product of—

●
the amount of the interest portion of that monthly debt service advance that would otherwise be required to be made for the subject distribution date without regard to this sentence and the prior sentence, multiplied by

●	a fraction—

1.	the numerator of which is equal to the Stated Principal Balance of the Mortgage Loan, net of the Appraisal Reduction Amount, and

2.	the denominator of which is equal to the Stated Principal Balance of the Mortgage Loan.

Each Non-Serviced Pari Passu Mortgage Loan serviced pursuant to another securitization will be, or is expected to be, subject to provisions in the applicable other pooling and servicing agreement relating to the calculation of appraisal reductions that are similar, but not necessarily identical, to the provisions set forth above. The existence of an appraisal reduction in respect of a Non-Serviced Pari Passu Mortgage Loan will proportionately reduce the applicable Master Servicer’s or the Trustee’s, as the case may be, obligation to make monthly debt service advances on such Non-Serviced Pari Passu Mortgage Loan and will generally have the effect of reducing the amount otherwise available for current distributions to the holders of the most subordinate Class or Classes of Certificates. Any Appraisal Reduction Amount on a Loan Combination will be allocated or deemed allocated, pro rata, to the holder of the Pari Passu Mortgage Loan and the holder of the related Pari Passu Companion Loan.

With respect to any distribution date, the applicable Master Servicer will be required to make monthly debt service advances either out of its own funds or, subject to replacement as and to the extent provided in the Pooling and Servicing Agreement, out of funds held in its Collection Account that are not required to be paid on the Certificates on that distribution date.

If the applicable Master Servicer fails to make a required monthly debt service advance and the Trustee has been notified of same, the Trustee will be obligated to make that advance, subject to a determination of recoverability.

The applicable Master Servicer and the Trustee will each be entitled to recover any monthly debt service advance made by it out of its own funds from collections on the Mortgage Loan as to which the advance was made. Neither the applicable Master Servicer nor the Trustee will be obligated to make any monthly debt service advance that it or the applicable Special Servicer determines, subject to the Servicing Standard, or, with respect to the Trustee, in its reasonable, good faith judgment, would not ultimately be recoverable (together with interest on the advance) out of collections on the related Mortgage Loan. If the applicable Master Servicer or the Trustee makes any monthly debt service advance that it or the applicable Special Servicer subsequently determines, subject to the Servicing Standard, or, with respect to the Trustee, in its reasonable, good faith judgment, will not be recoverable out of collections on the related Mortgage Loan, it may obtain reimbursement for that advance, together with interest accrued on the advance as described in the fourth succeeding paragraph, out of general collections on the Mortgage Loans and any REO Properties in the Trust Fund on deposit in the Collection Accounts from time to time. In making such recoverability determination, such person will be entitled to consider (among other things) the obligations of the borrower under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such person may update or change its recoverability determinations at any time and may obtain from the applicable Special Servicer any analysis, appraisals or market value estimates or other information in the possession of such Special Servicer for such purposes. The Trustee will be entitled to conclusively rely on any recoverability determination made by the applicable Master Servicer or the applicable Special Servicer. The applicable Master Servicer and the applicable Special Servicer will be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the other such party with respect to a particular monthly debt service advance for any Mortgage Loan or REO Property. With respect to any Non-Serviced Pari Passu Mortgage Loan and the applicable Master Servicer’s and Trustee’s obligation to make monthly debt service advances, the applicable Master Servicer and Trustee may make their own independent determination as to nonrecoverability notwithstanding any determination of nonrecoverability by the Other Master Servicer or Other Trustee.

Any monthly debt service advance, with interest, that has been determined to be a nonrecoverable advance with respect to the Mortgage Pool will be reimbursable from the Collection Accounts in the collection period in which the nonrecoverability determination is made and in subsequent collection periods. Any reimbursement of a nonrecoverable monthly debt service advance, including interest accrued thereon, will be made first from the principal portion of current debt service advances and payments and other collections of principal on the Mortgage Pool (thereby reducing the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates), and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and PEX Certificates, as applicable) on the related distribution date) prior to the application of any other general collections on the Mortgage Pool against such reimbursement. To the extent that the amount representing principal is insufficient to fully reimburse the party entitled to the reimbursement, then, such party may elect at its sole option and in its sole discretion to defer the reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for consecutive periods up to twelve months (provided that any such deferral exceeding six months will require, during the occurrence and continuance of any Subordinate Control Period, the consent of the Subordinate Class Representative) and any election to so defer shall be deemed to be in accordance with the Servicing Standard; provided that no such deferral shall occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement. To the extent that the reimbursement is made from principal collections, the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates), and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and PEX Certificates, as applicable) on the related distribution date will be reduced and a Realized Loss will be allocated (in reverse sequential order in accordance with the loss allocation rules described above under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses”) to reduce the aggregate principal balance of the Certificates on that distribution date. To the extent that reimbursement is made from other collections, the funds available to make distributions to Certificateholders of their interest distribution amounts on the related distribution date may be reduced, causing a shortfall in interest distributions on the Offered Certificates. The applicable Master Servicer or the Trustee, as applicable, must give the Rating Agencies at least 15 days’ notice (in accordance with the procedures regarding Rule 17g-5 under the Exchange Act (“Rule 17g-5”) set forth in the Pooling and Servicing Agreement) prior to any reimbursement to it of nonrecoverable advances from amounts in any Collection Account or the Distribution Account, as applicable, allocable to interest on the Mortgage Loans unless (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such nonrecoverable advances, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any advance is a nonrecoverable advance or whether to defer reimbursement of a nonrecoverable advance or the determination in clause (1) above, or (3) in the case of a Master Servicer, it has not timely received from the Trustee information requested by such Master Servicer to consider in determining whether to defer reimbursement of a nonrecoverable advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the applicable Master Servicer or Trustee, as applicable, must give each Rating Agency notice (in accordance with the procedures regarding Rule 17g-5 set forth in the Pooling and Servicing Agreement) of the anticipated reimbursement as soon as reasonably practicable.

Additionally, in the event that any monthly debt service advance (including any interest accrued thereon) with respect to a Mortgage Loan remains unreimbursed following the time that such Mortgage Loan is modified while a Specially Serviced Mortgage Loan, the applicable Master Servicer or the Trustee will be entitled to reimbursement for that advance (even though that advance has not been determined to be nonrecoverable), on a monthly basis, out of — but solely out of — the principal portion of debt service advances and payments and other collections of principal on all the Mortgage Loans after the application of those principal payments and collections to reimburse any party for nonrecoverable debt service advances (as described in the prior paragraph) and/or nonrecoverable servicing advances as described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus (thereby reducing the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates) and the Class A-S, B and C Regular Interests on the related distribution date) or collections on the related Mortgage Loan intended as a reimbursement of such advance. If any such advance is not reimbursed in whole on any distribution date due to insufficient advances and collections of principal in respect of the related collection period, then the portion of that advance which remains unreimbursed will be carried over (with interest thereon continuing to accrue) for reimbursement on the following distribution date (to the extent of principal collections available for that purpose). If any such advance, or any portion of any such advance, is determined, at any time during this reimbursement process, to be ultimately nonrecoverable out of collections on the related Mortgage Loan, or is determined, at any time during the reimbursement process, to be ultimately nonrecoverable out of the principal portion of debt service advances and payments and other collections of principal on all the Mortgage Loans, then the applicable Master Servicer or the Trustee, as applicable, will be entitled to immediate reimbursement as a nonrecoverable advance in an amount equal to the portion of that advance that remains outstanding, plus accrued interest (under the provisions and subject to the conditions described in the preceding paragraph). The reimbursement of advances on worked-out loans from advances and collections of principal as described in the first sentence of this paragraph during any collection period will result in a reduction of the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates) and the Class A-S, B and C Regular Interests on the related distribution date but will not result in the allocation of a Realized Loss on such distribution date (although a Realized Loss may subsequently arise if the amount reimbursed to the applicable Master Servicer or the Trustee ultimately is deemed to be nonrecoverable from the proceeds of the Mortgage Loan).

The applicable Master Servicer and the Trustee will generally each be entitled to receive interest on monthly debt service advances made by that party out of its own funds. However, that interest will commence accruing on any monthly debt service advance made in respect of a scheduled monthly debt service payment only on the date on which any applicable grace period for that payment expires. Interest will accrue on the amount of each monthly debt service advance for so long as that advance is outstanding, at an annual rate equal to the prime rate as published in the “Money Rates” section of The Wall Street Journal, as that prime rate may change from time to time.

Interest accrued with respect to any monthly debt service advance will generally be payable at any time on or after the date when the advance is reimbursed, in which case the payment will be made out of general collections on the Mortgage Loans and any REO Properties on deposit in the Collection Account thereby reducing amounts available for distribution on the Certificates. Under some circumstances, Default Interest and/or late payment charges may be used to pay interest on advances prior to making payment from those general collections, but prospective investors should assume that the available amounts of Default Interest and late payment charges will be de minimis. See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses—Additional Servicing Compensation” in this free writing prospectus.

For information regarding procedures for reimbursement of Servicing Advances together with interest thereon, see “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses—Payment of Servicing Expenses; Servicing Advances” below.

Fees and Expenses

The following table summarizes the related fees and expenses to be paid from the assets of the Trust Fund and the recipient, source and frequency of payments for those fees and expenses.  Except as described in the column captioned “Source of Payment”, these fees and expenses will be generally distributed prior to any amounts being paid to the holders of the Offered Certificates.  In each case where we describe the amount of an entitlement, we describe that amount without regard to any limitation on the sources of funds from which the entitlement may be paid.  Refer to the column titled “sources of payment” for such limitations.

Type	Recipient	Amount	Frequency	Source of Payment

Fees

Master Servicing Fee	Master Servicers and sub-servicers
The product of the portion of the per annum master servicing fee rate for the applicable Master Servicer and the related Mortgage Loan (including any Non-Serviced Pari Passu Mortgage Loan) and each Serviced Pari Passu Companion Loan that is applicable to such month, determined in the same manner as the applicable mortgage interest rate is determined for that Mortgage Loan for such month, and the Stated Principal Balance of that Mortgage Loan.  The master servicing fee rate will range, on a loan-by-loan basis, from 0.015% per annum to 0.100% per annum.  With respect to each Mortgage Loan for which a sub-servicer acts as sub-servicer, a portion of the master servicing fee is payable to that sub-servicer.

Monthly.
Interest payment on the related Mortgage Loan, Serviced Pari Passu Companion Loan (including any related REO Mortgage Loan or REO Companion Loan) and, with respect to unpaid master servicing fees (including any sub-servicing fees) in respect of any Mortgage Loan, out of the portion of any related insurance proceeds, condemnation proceeds or liquidation proceeds allocable as interest or general collections.

Special Servicing Fee	Special Servicers
For any Specially Serviced Mortgage Loan, REO Mortgage Loan or REO Companion Loan, the product of the portion of a rate equal to the greater of (i) 0.25% per annum and (ii) a per annum rate that would result in a special servicing fee of $1,000 for such loan for the related month, determined in the same manner as the applicable mortgage rate is determined for such loan for such month, and the Stated Principal Balance of each such loan (in each case, excluding any Non-Serviced Pari Passu Mortgage Loan).

			Monthly.	Any and all collections on the Mortgage Loans and any related Serviced Pari Passu Companion Loan (including any related REO Mortgage Loan or REO Companion Loan).
Workout Fee	Special Servicers
1.00% of each collection of principal and interest on each applicable worked-out Mortgage Loan (and any related Serviced Pari Passu Companion Loan) for as long as it remains a worked-out Mortgage Loan; provided, however, that the amount of any workout fee may be reduced by certain Offsetting Modification Fees as described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses—Principal Special Servicing Compensation—Workout Fee” in this free writing prospectus.
			Monthly following a workout and before any redefault.	The related collections on such Mortgage Loan (including any related REO Mortgage Loan) and any related Serviced Pari Passu Companion Loan.

Type	Recipient	Amount	Frequency	Source of Payment

Liquidation Fee	Special Servicers
(a) 1.00% of the liquidation proceeds received in connection with a final disposition of each applicable Specially Serviced Mortgage Loan or REO Property (other than any Non-Serviced Pari Passu Mortgage Loan) or portion thereof and any condemnation proceeds and insurance proceeds received by the Trust Fund (net of any Default Interest, late payment charges), other than (with certain exceptions) in connection with the purchase or repurchase of any Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) (and any related Serviced Pari Passu Companion Loan) from the Trust Fund by any person, or (b) if such rate in clause (a) above would result in an aggregate liquidation fee less than $25,000 then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% of the liquidation proceeds or (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000, in each case as calculated prior to the application of any Offsetting Modification Fees; provided, however, that the amount of any liquidation fee may be reduced by certain Offsetting Modification Fees as described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses—Principal Special Servicing Compensation—Liquidation Fee” in this free writing prospectus.

			Upon receipt of liquidation proceeds, condemnation proceeds and insurance proceeds on a Specially Serviced Mortgage Loan (including any REO Mortgage Loan).	The related liquidation proceeds, condemnation proceeds or insurance proceeds.
Trustee Fee	Trustee	The fixed monthly fee of $210 payable to the Trustee by the Certificate Administrator from the Certificate Administrator’s fee pursuant to the Pooling and Servicing Agreement.	Monthly.	Any and all collections and P&I advances on the Mortgage Loans in the pool, to the extent included in the amounts remitted by the applicable Master Servicer.
Certificate Administrator Fee	Certificate Administrator
The product of the portion of a rate equal to 0.0031% per annum applicable to such month, determined in the same manner as the applicable mortgage rate is determined for each Mortgage Loan (including each Non-Serviced Pari Passu Mortgage Loan) for such month, and the Stated Principal Balance of each Mortgage Loan.

Monthly.
Any and all collections and P&I advances on the Mortgage Loans (including each Non-Serviced Pari Passu Mortgage Loan) in the pool, to the extent included in the amounts remitted by the applicable Master Servicer.

Trust Advisor Fee	Trust Advisor
The product of the portion of a rate equal to 0.00215% per annum applicable to such month, determined in the same manner as the applicable mortgage rate is determined for each Mortgage Loan (other than the Stamford Plaza Portfolio Mortgage Loan) for such month, and the Stated Principal Balance of each Mortgage Loan.
Monthly.
Any and all collections and P&I advances on the Mortgage Loans (other than the Stamford Plaza Portfolio Mortgage Loan), to the extent included in the amounts remitted by the applicable Master Servicer.

Type	Recipient	Amount	Frequency	Source of Payment

Trust Advisor Consultation Fee	Trust Advisor	An amount equal to $10,000 in connection with each Material Action for which the Trust Advisor engages in consultation under the Pooling and Servicing Agreement.		Actual collections of the related fee from the related borrower.
Additional Servicing Compensation	Master Servicers/ Special Servicers	All defeasance fees, Modification Fees, Assumption Fees, Assumption Application Fees and consent fees.(1)	From time to time.	Actual collections of the related fees or investment income, as applicable.
Late payment charges and Default Interest to the extent not used to offset interest on advances.(1)
Any and all amounts collected for checks returned for insufficient funds on the applicable Mortgage Loans and the Serviced Pari Passu Companion Loans;(1)

All or a portion of charges for beneficiary statements or demands and other loan processing fees actually paid by the borrowers under the applicable Mortgage Loans and the Serviced Pari Passu Companion Loans;(1)

Any Prepayment Interest Excesses arising from any principal prepayments on the applicable Mortgage Loans;(1) and

Interest or other income earned on deposits in the collection or other accounts maintained by the applicable Master Servicer or applicable Special Servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each collection period and, further, in the case of a servicing account or reserve account, only to the extent such interest or other income is not required to be paid to any borrower under applicable law or under the related Mortgage Loan).(1)

Expenses
Servicing Advances	Master Servicers and Trustee (and Special Servicers, if applicable)	The amount of any applicable Servicing Advances.	From time to time.
Recoveries on the related Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) and any related Serviced Pari Passu Companion Loan, or to the extent that the party making the advance determines the advance is nonrecoverable, from any and all collections on the Mortgage Loans (including the Non-Serviced Pari Passu Mortgage Loans).

Type	Recipient	Amount	Frequency	Source of Payment

Interest on Servicing Advances	Master Servicers and Trustee (and Special Servicers, if applicable)	Interest accrued from time to time on the amount of the applicable Servicing Advance at the prime lending rate as published in the “Money Rates” section of The Wall Street Journal.	When the advance is reimbursed.
First from late payment charges and Default Interest in excess of the regular interest rate on the related Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) and any related Serviced Pari Passu Companion Loan, and then from any and all other collections on the Mortgage Loans (including the Non-Serviced Pari Passu Mortgage Loans).

P&I Advances	Master Servicers and Trustee	The amount of any applicable P&I advances.	From time to time.	Recoveries on the related Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from any and all other collections on the Mortgage Loans.
Interest on P&I Advances	Master Servicers and Trustee	Interest accrued from time to time on the amount of the advance at the prime lending rate as published in the “Money Rates” section of The Wall Street Journal.	When the advance is reimbursed.	First from late payment charges and Default Interest in excess of the regular interest rate on the related Mortgage Loan, and then from any and all other collections on the Mortgage Loans.
Indemnification Expenses	Trustee, Certificate Administrator, Master Servicers and Special Servicers (and their directors, members, managers, officers, employees and agents)
Losses, liabilities and expenses incurred by the Trustee, the Certificate Administrator, a Master Servicer or a Special Servicer in connection with any legal action or claim relating to the Pooling and Servicing Agreement or the Certificates (subject to applicable limitations under the Pooling and Servicing Agreement).
			From time to time.	Any and all collections on the Mortgage Loans.
Indemnification Expenses	Trust Advisor/the Other Trust Advisor with respect to a Non-Serviced Loan Combination
Losses, liabilities and expenses incurred by the Trust Advisor and, with respect to any Non-Serviced Pari Passu Mortgage Loan, the Other Trust Advisor, in connection with any legal action or claim relating to the Pooling and Servicing Agreement or the Certificates (subject to applicable limitations under the Pooling and Servicing Agreement or expenses incurred in connection with the replacement of a Special Servicer) or, with respect to the Other Trust Advisor, the applicable Non-Serviced Pari Passu Mortgage Loan.
From time to time.
Amounts that do not constitute Designated Trust Advisor Expenses will be reimbursed first from amounts otherwise distributable in respect of interest on the Class B and C Regular Interests (and therefore, the Class B and C Certificates) and the Class D and E Certificates, then from amounts otherwise distributable in respect of principal on all of the Certificates (other than the Control-Eligible Certificates); amounts constituting Designated Trust Advisor Expenses will be reimbursed from any and all collections on the Mortgage Loans.

Type	Recipient	Amount	Frequency	Source of Payment

Additional Trust Fund Expenses not advanced	Third parties	Based on third party charges. See “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” above.	From time to time.	Any and all collections on the Mortgage Loans.
CREFC® Intellectual Property Royalty License Fee	CREFC®
With respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the outstanding principal amount of each Mortgage Loan and based upon the same interest accrual basis as the related Mortgage Loan.
			Monthly.	Any and all collections on the Mortgage Loans.

(1)
Allocable between the applicable Master Servicer and the applicable Special Servicer as provided in the Pooling and Servicing Agreement and as described in “Servicing of the Mortgage Loans and Administration of the Trust Fund—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

In general, with respect to the Stamford Plaza Portfolio Mortgage Loan after the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, (a) references in the table to the applicable Special Servicer and the Trust Advisor will mean the related Other Special Servicer and the related Other Trust Advisor, except that (i) the rights to compensation will be governed by the pooling and servicing agreement for the other securitization, which may set forth provisions differing from those set forth above and may result in higher compensation being paid, and (ii) the related Other Trust Advisor (like the Trust Advisor) will have no entitlement to an ongoing fee payable out of collections with respect such Mortgage Loan, (b) with respect to Servicing Advances on or in respect of such Loan Combination, references in the table to the applicable Master Servicer, the Trustee or the applicable Special Servicer will mean the related Other Master Servicer, the related Other Trustee or the related Other Special Servicer, respectively, except with respect to such Servicing Advances (and interest thereon) that were made by the applicable Master Servicer, the Trustee or the applicable Special Servicer, as applicable, and have not been reimbursed to it, and (c) the applicable Master Servicer will cease to be entitled, and we anticipate the Other Master Servicer will become entitled, to a primary servicing fee (which fee will be included in the applicable Master Servicer’s master servicing fee until the other securitization occurs).  Solely for purposes of the presentation of the master servicing fee rates set forth in the table, the master servicing fee rate for the Stamford Plaza Portfolio Mortgage Loan is net of the primary servicing fee rate that will be included in that master servicing fee rate until the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan.  Any compensation earned prior to the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan will be due and payable to the applicable Master Servicer and applicable Special Servicer, as applicable (if not already paid), after such securitization in accordance with the Pooling and Servicing Agreement.

See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination”.

Reports to Certificateholders; Available Information

Certificate Administrator Reports.  Based on monthly reports prepared by the Master Servicers and the Special Servicers and delivered by the Master Servicers to the Certificate Administrator, the Certificate Administrator will be required to prepare and make available electronically or, upon written request from registered holders or from those parties that cannot receive such statement electronically, provide by first class mail, on each distribution date to each registered holder of a Certificate, the parties to the Pooling and Servicing Agreement and any other designee of the Depositor, a report substantially in the form attached to this free writing prospectus as Annex F (a “Distribution Date Statement”) setting forth, among other things specified in the Pooling and Servicing Agreement the following information:

1.
the amount of the distribution on the distribution date to the holders of each Class of Principal Balance Certificates and the Class A-S, B and C Regular Interests in reduction of the principal balance of the Certificates;

2.
the amount of the distribution on the distribution date to the holders of each Class of interest-bearing Certificates and the Class A-S, B and C Regular Interests allocable to the interest distributable on that Class of Certificates or Regular Interest;

3.	the aggregate amount of debt service advances made in respect of the Mortgage Pool for the distribution date;

4.
the aggregate amount of compensation paid to the Certificate Administrator and the Trustee and servicing compensation paid to each Master Servicer and each Special Servicer during the related collection period;

5.	the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after the distribution date;

6.	the number, aggregate unpaid principal balance, weighted average remaining term to maturity and weighted average mortgage rate of the Mortgage Loans as of the end of the related collection period;

7.
the number and aggregate unpaid principal balance of Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more and (D) current but specially serviced or in foreclosure but not an REO Property;

8.	the value of any REO Property included in the Trust Fund as of the end of the related collection period, on a loan-by-loan basis, based on the most recent appraisal or valuation;

9.
the Available Distribution Amount for the distribution date and the amount of available funds with respect to (i) the Class A-S Certificates and Class A-S component of the Class PEX Certificates, (ii) the Class B Certificates and Class B component of the Class PEX Certificates, and (iii) the Class C Certificates and Class C component of the Class PEX Certificates, in each case for the distribution date;

10.
the amount of the distribution on the distribution date to the holders of any Class of Certificates and the Class A-S, B and C Regular Interests allocable to Yield Maintenance Charges and/or Prepayment Premiums;

11.	the total interest distributable for each Class of interest-bearing Certificates and the Class A-S, B and C Regular Interests for the distribution date;

12.	the pass-through rate in effect for each Class of interest-bearing Certificates for the interest accrual period related to the current distribution date;

13.
the Principal Distribution Amount for the distribution date, separately setting forth the portion thereof that represents scheduled principal and the portion thereof representing prepayments and other unscheduled collections in respect of principal;

14.
the total outstanding principal balance or notional amount, as the case may be, of each Class of Certificates immediately before and immediately after the distribution date, separately identifying any reduction in these amounts as a result of the allocation of Realized Losses and Additional Trust Fund Expenses;

15.
the amount of any Appraisal Reduction Amounts effected in connection with the distribution date on a loan-by-loan basis and the aggregate amount of Appraisal Reduction Amounts as of the distribution date;

16.	the number and related principal balances of any Mortgage Loans extended or modified during the related collection period on a loan-by-loan basis;

17.	the amount of any remaining unpaid interest shortfalls for each Class of interest-bearing Certificates as of the close of business on the distribution date;

18.	a loan-by-loan listing of each Mortgage Loan which was the subject of a principal prepayment during the related collection period and the amount of principal prepayment occurring;

19.
the amount of the distribution on the distribution date to the holders of each Class of Certificates in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated thereto;

20.	the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related determination date;

21.
with respect to any Mortgage Loan as to which a liquidation occurred during the related collection period (other than through a payment in full), (A) the loan number thereof, (B) the aggregate of all liquidation proceeds which are included in the Available Distribution Amount and other amounts received in connection with the liquidation (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss attributable to the liquidation;

22.
with respect to any REO Property included in the Trust as to which the applicable Special Servicer determined that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered during the related collection period, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all liquidation proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss attributable to the related REO Mortgage Loan in connection with that determination;

23.	the aggregate amount of interest on monthly debt service advances in respect of the Mortgage Loans paid to each Master Servicer and/or the Trustee since the prior distribution date;

24.	the aggregate amount of interest on Servicing Advances in respect of the Mortgage Loans paid to each Master Servicer, each Special Servicer and/or the Trustee since the prior distribution date;

25.	a loan by loan listing of any Mortgage Loan which was defeased during the related collection period;

26.	a loan by loan listing of any material modification, extension or waiver of a Mortgage Loan;

27.
a loan by loan listing of any material breach of the representations and warranties given with respect to Mortgage Loan by the applicable Mortgage Loan Seller, as provided by the applicable Master Servicer, the applicable Special Servicer or the Depositor;

28.	the amounts of any excess liquidation proceeds held in the Certificate Administrator’s account designated for such excess liquidation proceeds;

29.	the amount of the distribution on the distribution date to the holders of the Class R and V Certificates; and

30.	an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related collection period.

On each distribution date, the Certificate Administrator shall make available to the general public on the “Certificate Administrator’s Website” (initially www.ctslink.com) a copy of the Distribution Date Statement.

Book-Entry Certificates.  See “Description of the Certificates—Book-Entry Registration and Definitive Certificates” in the accompanying prospectus for information regarding the ability of holders of Offered Certificates in book-entry form to obtain access to the reports of the Certificate Administrator.

Each Distribution Date Statement will be substantially in the form attached to this free writing prospectus as Annex F.

Information Available Electronically.  The Certificate Administrator will be required to make available to any Privileged Person (except as described below, and provided that the free writing prospectus, the Distribution Date Statements, the Pooling and Servicing Agreement and the SEC filings will be made available to the general public) the following items by means of the Certificate Administrator’s Website.

(A)        The following documents, which must be made available under a tab or heading designated “deal documents”:

1.	the free writing prospectus that relates to the Offered Certificates;

2.	the Pooling and Servicing Agreement, each Mortgage Loan Purchase Agreement and any amendments and exhibits thereto;

3.	the CREFC® loan setup file prepared by, or delivered to, the Certificate Administrator;

(B)        The following documents, which must be made available under a tab or heading designated “SEC filings”:

1.	Any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(C)        The following documents, which must be made available under a tab or heading designated “periodic reports”:

1.	the Distribution Date Statements;

2.	the CREFC® Reports (other than the CREFC® loan setup file) prepared by, or delivered to, the Certificate Administrator;

3.	the annual reports prepared by the Trust Advisor;

(D)        The following documents, which must be made available under a tab or heading designated “additional documents”:

1.	summaries of Final Asset Status Reports;

2.	inspection reports; and

3.	appraisals;

(E)        The following documents, which must be made available under a tab or heading designated “special notices”:

1.	notice of final payment on the Certificates;

2.	notice of termination of a Master Servicer or a Special Servicer;

3.	notice of a Servicer Termination Event with respect to a Master Servicer or a Special Servicer;

4.
notice of the resignation of any party to the Pooling and Servicing Agreement and notice of the acceptance of appointment to such party, to the extent such notice is prepared or received by the Certificate Administrator;

5.	officer’s certificates supporting the determination that any advance was (or, if made, would be) a nonrecoverable advance;

6.	any “special notice” by a Certificateholder that wishes to communicate with others, pursuant to the Pooling and Servicing Agreement;

7.	any Assessment of Compliance delivered to the Certificate Administrator;

8.	any Attestation Reports delivered to the Certificate Administrator;

9.
any reports delivered to the Certificate Administrator by the Trust Advisor in connection with its review of a Special Servicer’s net present value and Appraisal Reduction Amount calculations as described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Review and Consultation With Respect to Calculations of Net Present Value and Appraisal Reduction Amounts” in this free writing prospectus;

10.
any recommendation received by the Certificate Administrator from the Trust Advisor for the termination of a Special Servicer during any period when the Trust Advisor is entitled to make such a recommendation, and any direction of the requisite percentage of the Certificateholders to terminate a Special Servicer in response to such recommendation;

11.
any proposal received by the Certificate Administrator from a requisite percentage of Certificateholders for the termination of a Special Servicer during any period when such Certificateholders are entitled to make such a proposal, and any direction of the requisite percentage of the Certificateholders to terminate a Special Servicer in response to such proposal; and

12.
any proposal received by the Certificate Administrator from a requisite percentage of Certificateholders for the termination of Trust Advisor, and any direction of the requisite percentage of the Certificateholders to terminate the Trust Advisor in response to such proposal;

(F)         An investor question-and-answer forum (the “Investor Q&A Forum”), which must be made available as described more fully below; and

(G)        An investor registry (the “Investor Registry”), which must be made available (solely to Certificateholders and beneficial owners) as described more fully below.

Notwithstanding the description set forth above, the Certificate Administrator will be authorized to use such other headings and labels as it may reasonably determine from time to time.

The Rating Agencies and NRSROs will have access to the Investor Q&A Forum but will not have a means to submit questions on the Investor Q&A Forum.  The Rating Agencies and NRSROs will not have access to the Investor Registry.  As used herein, “NRSRO” means a nationally recognized statistical rating organization, as such term is defined in Section 3(a)(62) of the Exchange Act; provided that when referred to in connection with the Certificate Administrator’s Website or the Rule 17g-5 Information Provider’s Website, “NRSRO” means a nationally recognized statistical rating organization that has delivered an NRSRO Certification to the Certificate Administrator.

“Privileged Person” includes the Depositor and its designees, the underwriters, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Subordinate Class

Representative, the Trust Advisor, any Mortgage Loan Seller, any person who provides the Certificate Administrator with an Investor Certification, any “master servicer” under any pooling and servicing agreement related to a Non-Serviced Pari Passu Companion Loan, and any Rating Agency or NRSRO that delivers an NRSRO Certification to the Certificate Administrator, which Investor Certification and NRSRO Certification may be submitted electronically by means of the Certificate Administrator’s Website.

The Certificate Administrator will make the Investor Q&A Forum available to Privileged Persons by means of the Certificate Administrator’s Website, where Certificateholders and beneficial owners of Certificates may submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, and submit inquiries to the applicable Master Servicer or the applicable Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans, or the Mortgaged Properties, and where Privileged Persons may view previously submitted inquiries and related answers.  The Certificate Administrator will forward such inquiries to the appropriate person.  The Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, will be required to answer each inquiry, unless it determines that answering the inquiry would not be in the best interests of the Trust and/or the Certificateholders, would be in violation of applicable law or the mortgage loan documents, would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, or is otherwise not advisable to answer, in which case the Certificate Administrator will not post such inquiry on the Investor Q&A Forum.  The Certificate Administrator will be required to post the inquiries and related answers on the Investor Q&A Forum, subject to the immediately preceding sentence and subject to and in accordance with the Pooling and Servicing Agreement.  In addition, no party will post or otherwise disclose direct communications with the Subordinate Class Representative as part of its response to any inquiries.  The Investor Q&A Forum may not reflect questions, answers, and other communications which are not submitted through the Certificate Administrator’s Website.  Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any other person, including the Depositor and the underwriters.  None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no person other than the respondent will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner by means of the Certificate Administrator’s Website.  Certificateholders and beneficial owners may register on a voluntary basis for the investor registry and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s Website will initially be located at www.ctslink.com. Access will be provided by the Certificate Administrator to Privileged Persons upon receipt by the Certificate Administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) will also be located on and submitted electronically by means of the Certificate Administrator’s Website.  The NRSRO Certification will state that such NRSRO is a Rating Agency or that (i) such NRSRO has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), (ii) such NRSRO has access to the Depositor’s 17g-5 website and, (iii) such NRSRO shall keep the information obtained from the Depositor’s 17g-5 website confidential (an “NRSRO Certification”).  Such NRSRO shall be deemed to recertify to the foregoing each time it accesses the Certificate Administrator’s Website.  An NRSRO Certification will be deemed to have been executed by an NRSRO if the Depositor so directs the Rule 17g-5 Information Provider.

The parties to the Pooling and Servicing Agreement will not be required to provide that certification.  In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer.  The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement.  The Certificate Administrator will make no representations or warranties as to the accuracy or completeness of such documents and will assume no responsibility for them.  The Certificate Administrator will not be deemed to have knowledge of any information posted on its website solely by virtue of such posting.  In addition, the Certificate Administrator may disclaim responsibility for any information for which it is not the original source.  Assistance in using the Certificate Administrator’s Website can be obtained by calling its customer service desk at 866-846-4526.

The Rating Agencies and NRSROs will have access to the Investor Q&A Forum but will not have a means to submit questions on the Investor Q&A Forum.  The Rating Agencies and NRSROs will not have access to the Investor Registry.

The Rule 17g-5 Information Provider will be required to make certain information available, to Rating Agencies and NRSROs through the facilities of a website.

“Investor Certification” means a certificate representing that such person executing the certificate is a Certificateholder, a beneficial owner of a Certificate or a prospective purchaser of a Certificate and that either (a) such person is not a borrower, a manager of a Mortgaged Property, an affiliate of any borrower or manager of a Mortgaged Property, or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor or investor in or of an affiliate of any borrower (collectively, a “Borrower Party”), in which case such person will have access to all the reports and information made available to Certificateholders under the Pooling and Servicing Agreement, or (b) such person is a Borrower Party, in which case such person will only receive access to the Distribution Date Statements prepared by the Certificate Administrator.  The Investor Certification will be substantially in the form(s) provided for in the Pooling and Servicing Agreement, may be submitted electronically by means of the Certificate Administrator’s Website and, as a condition to an investor’s access to the Certificate Administrator’s Website or information made available by the applicable Master Servicer or the applicable Special Servicer, accompanied by an investor confidentiality agreement.  The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and shall restrict access to the Certificate Administrator’s Website to a mezzanine lender upon notice from the applicable Special Servicer pursuant to the Pooling and Servicing Agreement that such mezzanine lender has commenced foreclosure proceedings against the equity collateral pledged to secure the related mezzanine loan.

“CREFC®” means the CRE Finance Council.

“CREFC® Reports” collectively refer to the following electronic files:  (i) CREFC® bond level file, (ii) CREFC® collateral summary file, (iii) CREFC® property file, (iv) CREFC® loan periodic update file, (v) CREFC® loan setup file, (vi) CREFC® financial file, (vii) CREFC® special servicer loan file, (viii) CREFC® comparative financial status report, (ix) CREFC® delinquent loan status report, (x) CREFC® historical loan modification and corrected mortgage loan report, (xi) CREFC® operating statement analysis report, (xii) CREFC® NOI adjustment worksheet, (xiii) CREFC® REO status report, (xiv) CREFC® servicer watch list, (xv) CREFC® loan level reserve/LOC report, (xvi) CREFC® advance recovery report, (xvii) CREFC® reconciliation of funds report, and (xviii) solely with respect to the Loan Combinations, CREFC® total loan report.

Other Information.  The Pooling and Servicing Agreement will require that the Certificate Administrator make available at its offices, during normal business hours, for review (by any Privileged Person that is not a borrower,  a manager of a Mortgaged Property or an affiliate of the foregoing, an agent of a borrower, rating agency or an NRSRO), originals or copies of, among other things, the following items (to the extent such items are in its possession) (except to the extent not permitted by applicable law or under any of the related mortgage loan documents):

(A)	any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing revealed certain environmental issues;

(B)
the most recent annual (or more frequent, if available) operating statements, rent rolls, or, with respect to residential cooperative mortgage loans, maintenance schedules (to the extent such rent rolls or maintenance schedules have been made available by the related borrower) and/or lease summaries and retail “sales information”, if any, collected by or on behalf of the applicable Master Servicer or the applicable Special Servicer with respect to each Mortgaged Property;

(C)
the mortgage files, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into or consented by the applicable Master Servicer and/or the applicable Special Servicer and delivered to the Certificate Administrator;

(D)	any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act of 1933; and

(E)	each of the documents made available by the Certificate Administrator via its website as described under “—Information Available Electronically” above.

You should assume that the Trustee, the Certificate Administrator or any document Custodian, as the case may be, will be permitted to require payment of a sum sufficient to cover the reasonable out-of-pocket costs and expenses of providing the copies.

In connection with providing access to or copies of the items described above to Certificateholders, beneficial owners of Certificates and prospective purchasers of Certificates, the Trustee, the Master Servicers, the Special Servicers, the Certificate Administrator or any document Custodian, as the case may be, may require an Investor Certification executed by the requesting person or entity.

The Certificate Administrator will make available all distribution date statements, CREFC® reports and supplemental notices (provided they are received by the Certificate Administrator) to certain modeling financial services (i.e., Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc. and CMBS.com, Inc.) in accordance with the provisions of the Pooling and Servicing Agreement.

The Trust will file distribution reports on Form 10-D, annual reports on Form 10-K and (if applicable) current reports on Form 8-K with the SEC regarding the Certificates, to the extent, and for such time, as it shall be required to do so under the Exchange Act.  Such reports will be filed under the name of the issuing entity (File No. 333-172366).  Members of the public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days between the hours of 10 a.m. and 3 p.m. Additional information regarding the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a site on the World Wide Web at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.  The Depositor has filed the prospectus and the related registration statement, including all exhibits thereto, through the EDGAR system, so the materials should be available by logging onto the SEC’s website.  The SEC maintains computer terminals providing access to the EDGAR system at the office referred to above.

Voting Rights

The Certificates will be allocated voting rights for purposes of certain actions that may be taken pursuant to the Pooling and Servicing Agreement.  98% of the voting rights will be allocated to the holders of the Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, B, C, PEX, D, E, F and G Certificates, in proportion to the respective aggregate principal balances of those Classes (or, in connection with a proposed termination and replacement of a Special Servicer at the direction of the Certificateholders generally or following a recommendation of the Trust Advisor, each as described under “Servicing of the Mortgage Loans and Administration of the Trust Fund—Replacement of the Special Servicers” in this free writing prospectus, in proportion to the respective aggregate principal balances of those Classes as notionally reduced taking into account the application of any Appraisal Reduction Amounts in respect of the Mortgage Loans); 2% of the voting rights will be allocated pro rata based upon the outstanding notional amount of the Class X-A, X-B, X-C, X-D, X-E and X-Y Certificates among the holders of the Class X-A, X-B, X-C, X-D, X-E and/or X-Y Certificates, whichever are outstanding from time to time; and 0% of the voting rights will be allocated to the holders of the Class V or R Certificates.  Voting rights allocated to a Class of Certificateholders will be allocated among those Certificateholders in proportion to their respective percentage interests in that Class.  Notwithstanding the foregoing, solely in connection with Certificateholder proposals, or directions, to terminate and replace a Special Servicer or the Trust Advisor, Appraisal Reduction Amounts in respect of the Mortgage Loans will be allocated to notionally reduce the aggregate principal balances of the respective Classes of Principal Balance Certificates for purposes of allocating the voting rights.

Delivery, Form and Denomination

General.  We intend to deliver the Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, B, C and PEX Certificates in minimum principal balance denominations of $10,000. We intend to deliver the Class X-A and X-B Certificates in minimum notional amount denominations of $1,000,000. Investments in excess of those minimum denominations may be made in multiples of $1.

You will receive your Offered Certificates in book-entry form through the facilities of DTC.  See “Description of the Certificates—General” and “—Book-Entry Registration and Definitive Certificates” in the accompanying prospectus.  For additional information regarding clearance and settlement procedures for the Offered Certificates and for information with respect to tax documentation procedures relating to the Offered Certificates, see Annex D to this free writing prospectus.

Matters Regarding the Certificate Administrator and the Tax Administrator

The Certificate Administrator will be entitled to a monthly fee for its services, a portion of which will be paid to the Trustee as the Trustee fee.  That fee will accrue with respect to each and every Mortgage Loan at 0.0037% per annum on the Stated Principal Balance of the subject Mortgage Loan for the related distribution date and will be calculated based on the same interest accrual basis as the subject Mortgage Loan, which is either an Actual/360 Basis or a 30/360 Basis.  The Certificate Administrator will be required to pay to the Trustee a monthly fee for its services as set forth in the Pooling and Servicing Agreement.  The Certificate Administrator fee is payable out of general collections on the Mortgage Loans and any REO Properties in the Trust Fund.  In addition, the Trustee and the Certificate Administrator will be entitled to recover from the Trust Fund all reasonable unanticipated expenses and disbursements incurred or made in accordance with any of the provisions of the Pooling and Servicing Agreement, but not including routine overhead expenses incurred in the ordinary course of performing its duties under the Pooling and Servicing Agreement, and not including any expense, disbursement or advance as may arise from its willful misfeasance, negligence or bad faith.

The holders of Certificates representing a majority of the total voting rights determined without notionally reducing the principal balances of the Certificates by any Appraisal Reduction Amounts) may remove any of the Certificate Administrator, the tax administrator or the Trustee, upon written notice to the Master Servicers, the Special Servicers, us and the Trustee.

The Trust Fund will indemnify the Certificate Administrator (in each of the capacities in which it serves under the Pooling and Servicing Agreement) and its directors, officers, employees, agents and affiliates against any and all losses, liabilities, damages, claims or expenses, including, without limitation, reasonable attorneys’ fees, arising with respect to the Pooling and Servicing Agreement, the Mortgage Loans or the Certificates, other than (i) those resulting from the breach of the Certificate Administrator’s representations and warranties or from willful misconduct, bad faith or negligence in the performance of, or negligent disregard of, its duties, (ii) the Certificate Administrator’s allocable overhead and (iii) any cost or expense expressly required to be borne by the Certificate Administrator.

All expenses incurred by the Certificate Administrator in connection with the transfer of the mortgage files to a successor certificate administrator, following the removal of the Certificate Administrator without cause are required to be reimbursed to such removed Certificate Administrator within thirty (30) days of demand therefor, such reimbursement to be made by the Certificateholders that terminated such Certificate Administrator.

None of the Certificate Administrator, the Custodian, the tax administrator or the Trustee will be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Pooling and Servicing Agreement.  Neither the Trustee nor the Certificate Administrator will be liable for any failure or delay in the performance of its obligations under the Pooling and Servicing Agreement due to force majeure or acts of God; provided that any such failure or delay is not also a result of its own negligence, bad faith or willful misconduct.  In addition in no event will the Trustee or the Certificate Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.  None of the Certificate Administrator, the tax administrator or the Trustee will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement or in the exercise of any of its rights or powers if, in the opinion of that entity, the repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

With respect to any Non-Serviced Loan Combination serviced pursuant to another securitization, the related certificate administrator (each, an “Other Certificate Administrator”) is, or is expected to be, entitled to indemnification with respect to amounts related to such Non-Serviced Loan Combination pursuant to provisions that are similar to those described above and is, or is expected to be, entitled to reimbursement from the Trust Fund for the related Non-Serviced Pari Passu Mortgage Loan’s pro rata share of any such amounts.

Amendment of the Pooling and Servicing Agreement

The Pooling and Servicing Agreement may be amended by the mutual agreement of the Depositor, the Master Servicers, the Special Servicers, the Trust Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders, or the consent of any holder of any Pari Passu Companion Loan, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision therein which may be inconsistent with any other provision therein or to correct any error, (iii) to conform the Pooling and Servicing Agreement to the free writing prospectus (or the private placement memorandum relating to certificates not offered hereby), (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which will not be inconsistent with the then-existing provisions, (v) subject to the delivery of an opinion of counsel, to relax or eliminate (A) any requirement under the Pooling and Servicing Agreement imposed by the provisions of the federal income tax law relating to REMICs (if the provisions are amended or clarified such that any such requirement may be relaxed or eliminated) or (B) certain transfer restrictions imposed on the Certificates (if applicable law is amended or clarified such that certain transfer restrictions may be relaxed or eliminated), (vi) as evidenced by an opinion of counsel, either (X) to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any of REMIC I, REMIC II or REMIC III or the Grantor Trust at least from the effective date of such amendment, or (Y) to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any of REMIC I, REMIC II or REMIC III or the Grantor Trust, (vii) to modify, add to or eliminate certain provisions of the Pooling and Servicing Agreement relating to transfers of Class R Certificates, (viii) to avoid the qualification, downgrade or withdrawal of the rating then assigned to any Class of Certificates to which a rating has been assigned by a Rating Agency at the request of the Depositor (or the placement of the Class on “negative credit watch” status in contemplation of any such action with respect thereto), (ix) for the purpose of amending the duties and procedures by which the Rule 17g-5 Information Provider is bound, or (x) in the event of a TIA Applicability Determination (as defined below), to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to (A) effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided that, among other things,

(a)           any such amendment for the specific purposes described in clause (iv), (vii) or (ix) above will not adversely affect in any material respect the interests of any Certificateholder or any third-party beneficiary of the Pooling and Servicing Agreement or of any provision thereof, as evidenced by an opinion of counsel to that effect;

(b)           no such amendment will adversely affect any holder of a Serviced Pari Passu Companion Loan related to a Serviced Loan Combination then serviced and administered under the Pooling and Servicing Agreement without the written consent of such holder; and

(c)           no such amendment will materially adversely affect the rights, or increase the obligations, of any Mortgage Loan Seller under the Pooling and Servicing Agreement or under the related Mortgage Loan Purchase Agreement without the written consent of such Mortgage Loan Seller.

In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA.  (See for example, In Retirement Bd.  of the Policemen’s Annuity and Benefit Fund of the City of Chicago, et al. v. The Bank of New York Mellon, 11 Civ. 5459 (WHP) (S.D.N.Y. Apr. 3, 2012) and Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865 (KBF) (S.D.N.Y. Dec. 7, 2012)).  These rulings are contrary to more than three decades of market and Securities and Exchange Commission practice, as well as guidance provided by the Division of Corporation Finance as posted on the Securities and Exchange Commission’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”) regarding the TIA, Section 304(a)(2) (which guidance was updated on May 3, 2012 to note the first of these rulings referred to above and to state that the “staff is considering CDI 202.01 in light of this ruling”).  See also Harbor Financial, Inc. 1988 SEC No-Act.  LEXIS 1463 (Oct. 31, 1988).  If any of these rulings by the lower courts is affirmed on appeal, or if there is a change by the Division of Corporation Finance of its position that agreements similar to the Pooling and Servicing Agreement are exempt from the TIA under Section 304(a)(2), that would likely result in the Pooling and Servicing Agreement being required to be qualified under the TIA.

In the event that subsequent to the date of this free writing prospectus the Depositor, following non-binding consultation with the Trustee, informs the Trustee that it has determined that the TIA does apply to the Pooling and Servicing Agreement (a “TIA Applicability Determination”), the Pooling and Servicing Agreement will provide that it will be amended, without the consent of any Certificateholder, to the extent necessary to comply with the TIA.  In addition, if the TIA were to apply to the Pooling and Servicing Agreement, the TIA provides that certain provisions would automatically be deemed to be included in the Pooling and Servicing Agreement (and the Pooling and Servicing Agreement thus would be statutorily amended without any further action); provided, however, that it shall be deemed that the parties to the Pooling and Servicing Agreement have agreed that, to the extent permitted under the TIA, the Pooling and Servicing Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of the Pooling and Servicing Agreement or would otherwise alter the provisions of the Pooling and Servicing Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party thereto.  Generally, the TIA provisions include additional obligations of the Trustee, certain additional reporting requirements, and heightened conflict of interest rules which may require, for example, that the Trustee resign in the event the interests of the holders of the various Classes of Certificates differ from one another under certain circumstances and that one or more other trustees be appointed in its place.  While investors should understand the potential for such amendments, investors should not purchase Certificates with any expectation that the TIA will be determined to apply or that any such amendments will be made.

The Pooling and Servicing Agreement may also be amended by the parties thereto with (1) the consent of the holders of Certificates entitled to not less than 66-2/3% of the voting rights allocated to each Class that is materially affected by the amendment and (2) the holder of the Serviced Pari Passu Companion Loan(s) materially affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of Certificateholders; provided that no such amendment may, among other things, (i) reduce in any manner the amount of, or delay the timing of, payments received on the Certificates without the consent of each affected Certificateholder, or which are to be distributed to the holder of a Serviced Pari Passu Companion Loan without the consent of such holder of a Serviced Pari Passu Companion Loan, (ii) reduce the aforesaid percentage of aggregate principal balance or notional amount, as applicable, of each Class of Certificates which are required to consent to any such amendment, without the consent of all the holders of each Class of Certificates affected thereby, (iii) adversely affect the status of any of REMIC I, REMIC II or REMIC III as a REMIC or the Grantor Trust as a grantor trust under the Code, without the consent of 100% of the Certificateholders, (iv) amend any section of the Pooling and Servicing Agreement that relates to the amendment thereof without the consent of all the holders of all Certificates of the Class(es) affected thereby and the consent of the holder of any affected Serviced Pari Passu Companion Loan, (v) otherwise materially adversely affect any Class of Certificateholders without the consent of all of the Certificateholders of that Class, (vi) otherwise materially adversely affect the holder of any Serviced Pari Passu Companion Loan without the consent of such holder, or (vii) materially adversely affect the rights or increase the obligations of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Mortgage Loan Purchase Agreement without the written consent of such Mortgage Loan Seller.

In addition, the Pooling and Servicing Agreement may not be amended in any manner that adversely affects any Serviced Pari Passu Companion Loan without the consent of the holder of such Serviced Pari Passu Companion Loan.

In no event may the definition of the Servicing Standard be amended in a manner that would materially adversely affect Certificateholders without a Rating Agency Confirmation and an opinion of counsel delivered to the Trustee and the Certificate Administrator.

Furthermore, no amendment of the Pooling and Servicing Agreement may be consented to by any party to the Pooling and Servicing Agreement unless such party has obtained or received an opinion of counsel to the effect that the amendment is permitted under the Pooling and Servicing Agreement as described above.

Termination of the Pooling and Servicing Agreement

The obligations created by the Pooling and Servicing Agreement will terminate following the earliest of—

1.	the final payment or advance on, or other liquidation of, the last Mortgage Loan or related REO Property remaining in the Trust Fund,

2.
the purchase of all of the Mortgage Loans and REO Properties remaining in the Trust Fund or held on behalf of the Trust Fund by any single Certificateholder or group of Certificateholders of the Class (if any) that is then entitled to appoint the Subordinate Class Representative, either Master Servicer or either Special Servicer, in that order of preference, and

3.	the exchange by any single holder of all the Certificates for all of the Mortgage Loans and REO Properties remaining in the Trust Fund.

Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder.  The final distribution to the registered holder of each Certificate will be made only upon surrender and cancellation of that Certificate at the office of the Certificate Administrator or at any other location specified in the notice of termination.

The right of the Certificateholders of the Class (if any) that is then entitled to appoint the Subordinate Class Representative, either Master Servicer or either Special Servicer to purchase all of the Mortgage Loans and REO Properties remaining in the Trust Fund is subject to the conditions (among others) that—

●	the total Stated Principal Balance of the Mortgage Pool is 1.0% or less of the Cut-off Date Pool Balance,

●
within 30 days after notice of the election of that person to make the purchase is given, no person with a higher right of priority to make the purchase notifies the other parties to the Pooling and Servicing Agreement of its election to do so, and

●
if more than one holder or group of Certificateholders of the Class (if any) that is then entitled to appoint the Subordinate Class Representative desire to make the purchase, preference will be given to the holder or group of holders with the largest percentage interest in the relevant Class.

Any purchase by any single holder or group of Certificateholders of the Class (if any) that is then entitled to appoint the Subordinate Class Representative, either Master Servicer or either Special Servicer of all the Mortgage Loans and REO Properties remaining in the Trust Fund is required to be made at a price equal to:

●	the sum of—

1.	the aggregate Purchase Price of all the Mortgage Loans remaining in the Trust Fund, other than any Mortgage Loans as to which the Mortgaged Properties have become REO Properties, and

2.
the appraised value of all REO Properties then included in the Trust Fund, in each case as determined by an appraiser mutually agreed upon by the applicable Master Servicer, the applicable Special Servicer and the Trustee; minus

●	solely in the case of a purchase by a Master Servicer or a Special Servicer, the total of all amounts payable or reimbursable to the purchaser under the Pooling and Servicing Agreement.

If any party above, other than NCB, FSB as the Master Servicer of the NCB, FSB Mortgage Loans, exercises such purchase option, NCB, FSB, so long as NCB, FSB is a Master Servicer or Special Servicer under the Pooling and Servicing Agreement, will be entitled to purchase the remaining NCB, FSB Mortgage Loans and any related REO Property, and if NCB, FSB elects to purchase such Mortgage Loans and REO Properties that other party will then purchase only the remaining Mortgage Loans and REO Property that are not being purchased by NCB, FSB.

With respect to the foregoing options to purchase the Mortgage Loans and REO Properties, if both of the Master Servicers or Special Servicers wish to elect to exercise such rights, then the Master Servicer or Special Servicer servicing the greater principal balance of Mortgage Loans shall be entitled to exercise such right, subject to NCB, FSB’s prior right to acquire the NCB, FSB Mortgage Loans.

The purchase will result in early retirement of the then-outstanding Certificates.  The termination price, exclusive of any portion of the termination price payable or reimbursable to any person other than the Certificateholders, will constitute part of the Available Distribution Amount for the final distribution date.  Any person or entity making the purchase will be responsible for reimbursing the parties to the Pooling and Servicing Agreement for all reasonable out-of-pocket costs and expenses incurred by the parties in connection with the purchase.

An exchange by any single holder of all of the Certificates for all of the Mortgage Loans and REO Properties remaining in the Trust Fund may be made by giving written notice to each of the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.  If an exchange is to occur as described above, then the holder of the Certificates, no later than the business day immediately preceding the distribution date on which the final distribution on the Certificates is to occur, must deposit in the applicable Collection Account amounts that are together equal to all amounts then due and owing to the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the tax administrator, the Trustee and their respective agents under the Pooling and Servicing Agreement.  No such exchange may occur until the aggregate principal balance of the Class A-1, A-2, A-3, A-4, A-5, A-SB and D Certificates, and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and PEX Certificates) is reduced to zero.

The Trustee

Eligibility Requirements

The Trustee is at all times required to be, and will be required to resign if it fails to be, (i) a corporation, bank, trust company or association organized and doing business under the laws of the United States of America or any state thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority or (ii) an institution whose short term debt obligations are at all times rated not less than “F-1” by Fitch and “P-1” by Moody’s Investors Service, Inc. (“Moody’s”) and, if rated by Kroll Bond Rating Agency, Inc. (“KBRA”), the equivalent rating by KBRA (or, in the case of either such Rating Agency, such lower rating as is the subject of a confirmation from such Rating Agency (or, in the case of a Serviced Loan Combination, any NRSRO rating mortgage-backed securities backed by the related Pari Passu Companion Loan) that such Trustee will not cause a downgrade, withdrawal or qualification of the then-current ratings of any Class of Certificates) and whose long-term unsecured debt is at all times rated not less than “A-” by Fitch (“Fitch”), “A1” by Moody’s (or “A2” by Moody’s if it has a short term unsecured debt rating of at least “P-1” by Moody’s), provided, however, that the Trustee may maintain a long term rating of “Baa2” by Moody’s if the Master Servicer maintains a rating of at least “A2” by Moody’s.

Duties of the Trustee

The Trustee will make no representations as to the validity or sufficiency of the Pooling and Servicing Agreement, the Certificates or any asset or related document and is not accountable for the use or application by the Depositor of any of the Certificates or any of the proceeds of the Certificates, or for the use or application by the Depositor of funds paid in consideration of the assignment of the Mortgage Loans to the Trust or deposited into any fund or account maintained with respect to the Certificates or any account maintained pursuant to the Pooling and Servicing Agreement or for investment of any such amounts.  The Pooling and Servicing Agreement generally provides that (i) the Trustee, prior to the occurrence of an Servicer Termination Event and after the curing or waiver of all Servicer Termination Events which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Pooling and Servicing Agreement, (ii) if a Servicer Termination Event occurs and is continuing, the Trustee must exercise such of the rights and powers vested in it by the Pooling and Servicing Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs, (iii) any permissive right of the Trustee contained in the Pooling and Servicing Agreement will not be construed as a duty and (iv) the Trustee will be liable in accordance with the Pooling and Servicing Agreement only to the extent of the obligations specifically imposed upon and undertaken by the Trustee.  However, upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee is required to examine the documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.  The Certificate Administrator is required to notify Certificateholders of any termination of a Master Servicer or a Special Servicer or appointment of a successor to such Master Servicer or such Special Servicer.  The Trustee will be obligated to make any advance required to be made, and not made, by the applicable Master Servicer or the applicable Special Servicer under the Pooling and Servicing Agreement, provided that the Trustee will not be obligated to make any advance that it deems to be a nonrecoverable advance.  In addition, the Trustee will not be obligated to make any Servicing Advances with respect to any Non-Serviced Pari Passu Mortgage Loan.  The Trustee will be entitled, but not obligated, to rely conclusively on any determination by the applicable Master Servicer or the applicable Special Servicer, that an advance, if made, would be a nonrecoverable advance.  The Trustee will be entitled to reimbursement for each advance made by it in the same manner and to the same extent as, but prior to, the applicable Master Servicer.  See “Advances of Delinquent Monthly Debt Service Payments” in this free writing prospectus.

Matters Regarding the Trustee

The Trust Fund will indemnify the Trustee and its directors, officers, employees, agents and affiliates against any and all losses, liabilities, damages, claims or expenses, including, without limitation, reasonable attorneys’ fees, arising with respect to the Pooling and Servicing Agreement, the

Mortgage Loans or the Certificates, other than (i) those resulting from the breach of the Trustee’s representations and warranties or from willful misconduct, fraud, bad faith or negligence in the performance of, or negligent disregard of, its duties, (ii) the Trustee’s allocable overhead and (iii) any cost or expense expressly required to be borne by the Trustee.

The Trustee will not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized by the Pooling and Servicing Agreement.  The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement or in the exercise of any of its rights or powers if, in the opinion of that entity, the repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.  Also see “—Matters Regarding the Certificate Administrator and the Tax Administrator” above in this free writing prospectus.

With respect to any Non-Serviced Loan Combination serviced pursuant to the another securitization, the related trustee (the “Other Trustee”) will be, or is expected to be, entitled to indemnification with respect to amounts related to such Non-Serviced Loan Combination pursuant to provisions that are similar to those described above and is, or is expected to be, entitled to reimbursement from the Trust Fund for the related Non-Serviced Pari Passu Mortgage Loan’s pro rata share of any such amounts.

Provisions similar to the provisions described under the sections of the accompanying prospectus entitled “Description of the Pooling and Servicing Agreements—Duties of the Trustee”, “—Certain Matters Regarding the Trustee” and “—Resignation and Removal of the Trustee” will apply to the Certificate Administrator and the tax administrator.

Resignation and Removal of the Trustee

The Trustee may at any time resign from its obligations and duties under the Pooling and Servicing Agreement by giving written notice to the Depositor, the Certificate Administrator, the tax administrator, the Master Servicers, the Special Servicers, the Rule 17g-5 Information Provider (who will promptly post such notice to the Rule 17g-5 Information Provider’s Website), and all Certificateholders.  Upon receiving the notice of resignation, the Depositor is required to promptly appoint a successor Trustee meeting the requirements set forth above.  If no successor Trustee shall have been so appointed and have accepted appointment within 30 days after the giving of the notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If at any time the Trustee (i) shall cease to be eligible to continue as Trustee under the Pooling and Servicing Agreement, or (ii) shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or (iii) the continuation of the Trustee as such would result in a downgrade, qualification or withdrawal of the rating by the Rating Agencies of any Class of Certificates with a rating as evidenced in writing by the Rating Agencies, then the Depositor may (and, if it fails to do so within ten (10) business days, the requesting Master Servicer must as soon as practicable) remove the Trustee and appoint a successor Trustee meeting the eligibility requirements set forth above.  Holders of the Certificates entitled to more than 50% of the voting rights (determined without notionally reducing the principal balances of the Certificates by any Appraisal Reduction Amounts) may, at their expense, at any time remove the Trustee without cause and appoint a successor Trustee.

Any resignation or removal of the Trustee and appointment of a successor trustee will not become effective until acceptance of appointment by the successor trustee meeting the eligibility requirements set forth above.  Upon any succession of the Trustee, the predecessor trustee will be entitled to the payment of compensation and reimbursement agreed to under the Pooling and Servicing Agreement for services rendered and expenses incurred prior to the date of removal.  The resigning Trustee will be required to pay all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with the resignation of the Trustee and the transfer of its duties (including, but not limited to, reasonable out-of-pocket costs and expenses associated with the engagement of a successor, transferring mortgage files (if applicable) and related information, records and reports to the successor).

All expenses incurred by the Trustee in connection with the transfer of its duties to a successor trustee following the removal of the Trustee without cause are required to be reimbursed to such removed Trustee within thirty (30) days of demand therefor, such reimbursement to be made by the Certificateholders that terminated such Trustee.

In addition, certain provisions regarding the obligations and duties of the Trustee, including those related to resignation and termination, may be subject to amendment in connection with a TIA Applicability Determination.  See “Amendment of the Pooling and Servicing Agreement” in this free writing prospectus.

Suits, Actions and Proceedings by Certificateholders

No Certificateholder will have any right by virtue of any provision of the Pooling and Servicing Agreement or the Certificates to institute any suit, action or proceeding in equity or at law against any party to the Pooling and Servicing Agreement or the Certificates or any borrower, unless that Certificateholder shall have previously given to the Trustee a written notice of default, and unless also (except in the case of a default by the Trustee) the holders of Certificates entitled to at least 25% of the voting rights (determined without notionally reducing the principal balances of the Certificates by any Appraisal Reduction Amounts) shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee under the Pooling and Servicing Agreement and shall have offered to the Trustee such reasonable indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.  No one or more holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of the Pooling and Servicing Agreement or the Certificates to affect, disturb or prejudice the rights of any other holders of Certificates, or to obtain or seek to obtain priority over or preference to any other such holder (which priority or preference is not otherwise provided for herein), or to enforce any right under the Pooling and Servicing Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Certificateholders.  For the protection and enforcement of the provisions described above, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General.  The yield on any Offered Certificate will depend on—

●	the price at which that Certificate is purchased by an investor,

●	the rate, timing and amount of distributions on that Certificate, and

●	any losses or shortfalls incurred on that Certificate.

The rate, timing and amount of distributions on any Offered Certificate will in turn depend on, among other things:

●	the pass-through rate for that Certificate,

●
the rate and timing of principal payments, including those arising from voluntary and involuntary prepayments, repurchases for material document defects or material breaches of representations, sales of defaulted mortgage loans and REO Properties, exercise of purchase options by holders of mezzanine loans, and other principal collections on the Mortgage Loans, and the extent to which those amounts are to be applied in reduction of the principal balance or notional amount, as applicable, of that Certificate,

●
the rate and timing of reimbursements made to the applicable Master Servicer, the applicable Special Servicer or the Trustee for nonrecoverable advances and/or for advances previously made in respect of a worked-out Mortgage Loan that are not repaid at the time of the workout,

●
the rate, timing and severity of Realized Losses and Additional Trust Fund Expenses, as well as Trust Advisor Expenses, and the extent to which those losses and expenses are allocable in reduction of the principal balance of that Certificate or result in reductions or shortfalls in interest distributable to that Certificate, and

●	the timing and severity of any Net Aggregate Prepayment Interest Shortfalls and the extent to which those shortfalls result in the reduction of the interest distributions of that Certificate.

Rate and Timing of Principal Payments.  The yield to maturity on the Offered Certificates purchased at a discount or a premium will be affected by the rate and timing of principal distributions on, or otherwise resulting in a reduction of the aggregate principal balances of, those Certificates.  In turn, the rate and timing of distributions on, or otherwise resulting in a reduction of the aggregate principal balances of, those Certificates will be directly related to the rate and timing of principal payments on or with respect to the Mortgage Loans.  Finally, the rate and timing of principal payments on or with respect to the Mortgage Loans will be affected by their amortization schedules, the dates on which balloon payments are due to occur, any incentives for a borrower to repay its mortgage loan by an anticipated repayment date and the rate and timing of principal prepayments and other unscheduled collections on them, including for this purpose, any prepayments occurring by application of earnout reserves or performance holdback amounts if leasing criteria or other conditions are not satisfied or by reason of sales or other releases of real properties and/or parcels, collections made in connection with liquidations of Mortgage Loans due to defaults, casualties or condemnations affecting the Mortgaged Properties, sales of Mortgage Loans following default or purchases or other removals of Mortgage Loans from the Trust Fund.  In some cases, a Mortgage Loan’s amortization schedule will be recast upon the occurrence of certain events, including casualties, condemnations and prepayments in connection with property releases.  See “Risk Factors—Risks Related to the Offered Certificates—The Yields to Maturity on the Offered Certificates Depend on a Number of Factors that Cannot Be Predicted with any Certainty” and “—Incorrect Assumptions Regarding Principal Payments and Prepayments May Lead to a Lower than Expected Yield on Your Investment” and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayment and Defeasance Provisions” for a discussion of certain of the Mortgage Loans with the above described characteristics.

With respect to any Class of Offered Certificates with a pass-through rate based upon, equal to or limited by the WAC Rate, the respective pass-through rate (and, accordingly, the yield) on those Classes of Offered Certificates could (or, in the case of the Class X-A and X-B Certificates and any other Class of Certificates with a pass-through rate based upon or equal to the WAC Rate, will) be adversely affected if Mortgage Loans with relatively high mortgage interest rates experienced a faster rate of principal payments than Mortgage Loans with relatively low mortgage interest rates.

Prepayments and other early liquidations of the Mortgage Loans will result in distributions on the Offered Certificates of amounts that would otherwise be paid over the remaining terms of those Mortgage Loans.  This will tend to shorten the weighted average lives of the Offered Certificates.  Defaults on the Mortgage Loans, particularly at or near their maturity dates, may result in significant delays in distributions of principal on the Mortgage Loans and, accordingly, on the Offered Certificates, while work-outs are negotiated or foreclosures are completed.  These delays will tend to lengthen the weighted average lives of the Offered Certificates.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund—Modifications, Waivers, Amendments and Consents” in this free writing prospectus.

With respect to the Class A-SB Certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, A-2, A-3, A-4 and A-5 Certificates remain outstanding.  As such, the Class A-SB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans than they were when the Class A-1, A-2, A-3, A-4 and A-5 Certificates were outstanding.

The extent to which the yield to maturity on any Offered Certificate may vary from the anticipated yield will depend upon the degree to which the Certificate is purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn paid in a reduction of the principal balance of the Certificate.  If you purchase your Offered Certificates at a discount, you should consider the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to you that is lower than your anticipated yield.  If you purchase Class X-A or X-B Certificates or otherwise purchase your Offered Certificates at a premium, you should consider the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to you that is lower than your anticipated yield.

If you purchase Class X-A or X-B Certificates, your yield to maturity will be particularly sensitive to the rate and timing of principal payments on the Mortgage Loans.  Each payment of principal in reduction of the aggregate principal balance of the Class A-1, A-2, A-3, A-4, A-5 or A-SB Certificates and the Class A-S Regular Interest will result in a reduction in the aggregate notional amount of the Class X-A Certificates, and each payment of principal in reduction of the aggregate principal balance of the Class D Certificates and the Class B and C Regular Interests will result in a reduction in the notional amount of the Class X-B Certificates.  Accordingly, if principal payments on the Mortgage Loans occur at a rate faster than that assumed at the time of purchase, then your actual yield to maturity with respect to the Class X-A Certificates will, and your actual yield to maturity with respect to the Class X-B Certificates may, be lower than that assumed at the time of purchase.  Your yield to maturity would also be adversely affected by sales of Mortgage Loans following default, Mortgage Loan Seller repurchases of Mortgage Loans in connection with a material breach or representation or warranty or other removals of Mortgage Loans from the Trust Fund.  Prior to investing in the Class X-A or X-B Certificates, you should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the Mortgage Loans could result in your failure to fully recover your initial investment.  The rating(s) on the Class X-A or X-B Certificates do not address whether a purchaser of those certificates would be able to recover its initial investment.

Because the rate of principal payments on or with respect to the Mortgage Loans will depend on future events and a variety of factors, we cannot assure you as to that rate or the rate of principal prepayments in particular.

Even if they are collected and payable on your Offered Certificates, Prepayment Premiums and Yield Maintenance Charges may not be sufficient to offset fully any loss in yield on your Offered Certificates attributable to the related prepayments of, the Mortgage Loans.

Delinquencies and Defaults on the Mortgage Loans.  The rate and timing of delinquencies and defaults on the Mortgage Loans will affect—

●	the amount of distributions on your Offered Certificates,

●	the yield to maturity of your Offered Certificates,

●	if you are purchasing Principal Balance Certificates, the rate of principal distributions on your Offered Certificates,

●	if you are purchasing Class X-A or X-B Certificates, the rate of reductions in the notional amount of your Offered Certificates, and

●	the weighted average life of your Offered Certificates.

Delinquencies on the Mortgage Loans, unless covered by advances, may result in shortfalls in distributions of interest and/or principal on your Offered Certificates for the current month.  Although any shortfalls in distributions of interest may be made up on future distribution dates, no interest would accrue on those shortfalls.  Thus, any shortfalls in distributions of interest would adversely affect the yield to maturity of your Offered Certificates.

If—

●
you calculate the anticipated yield to maturity for your Offered Certificates based on an assumed rate of default on the Mortgage Loans and amount of losses on the Mortgage Loans that is lower than the default rate and amount of losses actually experienced, and

●	the additional losses result in a reduction of the total distributions on, or the aggregate principal balance of your Offered Certificates,

then your actual yield to maturity will be lower than you calculated and could, under some scenarios, be negative.

With respect to the Mortgage Loans secured by residential cooperative properties, certain of the Mortgage Loans have subordinate secured debt held by NCB, FSB or its affiliates with interest rates that are based on LIBOR, which will result in higher debt service payments, and a correspondingly higher likelihood of default during times where LIBOR increases above a certain threshold.  In addition, the related intercreditor agreements do not include “standstill” provisions and, as a result, in the event any subordinate secured debt defaults and the holder of such subordinate secured debt, which may be NCB, FSB, begins foreclosure proceedings, a default will occur with respect to the related Mortgage Loan which may result in a prepayment of such Mortgage Loan during a time in which it is otherwise locked out or at a time in which the Mortgage Loan was otherwise performing.  See “Description of the Mortgage Pool—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus.

The timing of any loss on a liquidated Mortgage Loan that results in a reduction of the total distributions on or the aggregate principal balance of your Offered Certificates will also affect your actual yield to maturity, even if the rate of defaults and severity of losses are consistent with your expectations.  In general, the earlier your loss occurs, the greater the effect on your yield to maturity.

The yield on your Certificates will also depend on the extent to which losses and expenses experienced by the Trust Fund are allocated to reduce your certificate principal balance or otherwise reduce amounts distributable to you.  The notional amount of the Class X-A and X-B Certificates will be reduced by any Realized Losses with respect to the Mortgage Loans or Additional Trust Fund Expenses allocated to reduce the classes of Principal Balance Certificates or Regular Interests on which that notional amount is based.  Because the Control-Eligible Certificates do not provide credit support to other Classes of Certificates in respect of Trust Advisor Expenses other than Designated Trust Advisor Expenses, the yield on those other Classes of Certificates may be affected by losses arising from such Trust Advisor Expenses at a time when other losses would not have affected their yield.

Even if losses on the Mortgage Loans do not result in a reduction of the total distributions on, or the aggregate principal balance of your Offered Certificates, the losses may still affect the timing of distributions on, and the weighted average life and yield to maturity of your Offered Certificates.

In addition, if the applicable Master Servicer, the applicable Special Servicer or the Trustee is reimbursed for any advance made by it that it has determined is not recoverable out of collections on the related Mortgage Loan, then that advance (together with accrued interest thereon) will, to the fullest extent permitted, be reimbursed first out of the principal portion of current debt service advances and payments and other collections of principal otherwise distributable on the Certificates, prior to being deemed reimbursed out of payments and other collections of interest on the Mortgage Pool otherwise distributable on the Certificates.  Any such reimbursement from advances and collections of principal will reduce the amount of principal otherwise distributable on the Certificates on the related distribution date.

In the event that any advance (including any interest accrued thereon) with respect to a Mortgage Loan remains unreimbursed following the time that such Mortgage Loan is modified as a Specially Serviced Mortgage Loan, the applicable Master Servicer or the Trustee, as applicable, will be entitled to reimbursement for that advance (even though that advance has not been determined to be nonrecoverable from collections on the related Mortgage Loan), out of amounts in the Collection Accounts representing the principal portion of current debt service advances and payments and other collections of principal after the application of those advances and collections of principal to reimburse any party for nonrecoverable debt service advances and Servicing Advances as contemplated by the prior paragraph.  Any such reimbursement payments will reduce the amount of principal otherwise distributable on the Certificates on the related distribution date.

Relevant Factors.  The following factors, among others, will affect the rate and timing of principal payments and defaults and the severity of losses on or with respect to the Mortgage Loans:

●	prevailing interest rates;

●	the terms of the Mortgage Loans, including—

1.	provisions that impose prepayment Lock-out Periods or require Yield Maintenance Charges or Prepayment Premiums;

2.	due-on-sale and due-on-encumbrance provisions;

3.	provisions requiring that upon occurrence of certain events, funds held in escrow or proceeds from letters of credit be applied to principal;

4.
the exercise of purchase options by tenants or others and other sales of real properties and/or parcels by borrowers that can result in prepayments of principal, including during a Lock-out Period for the Mortgage Loan; and

5.	amortization terms;

●	the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located;

●
the general supply and demand for commercial, multifamily and manufactured housing community rental space of the type available at the Mortgaged Properties in the areas in which those properties are located;

●	the quality of management of the Mortgaged Properties;

●	the servicing of the Mortgage Loans;

●	possible changes in tax laws; and

●	other opportunities for investment.

See “Risk Factors”, “Description of the Mortgage Pool”, “Servicing of the Mortgage Loans and Administration of the Trust Fund” in this free writing prospectus, the “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus, and “Risk Factors” and “Description of the Pooling and Servicing Agreements” in the accompanying prospectus.

The rate of prepayment on the Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level.  When the prevailing market interest rate is below the annual rate at which a Mortgage Loan accrues interest, the related borrower may have an increased incentive to refinance the Mortgage Loan.  Conversely, to the extent prevailing market interest rates exceed the annual rate at which a Mortgage Loan accrues interest, the related borrower may be less likely to voluntarily prepay the Mortgage Loan.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some underlying borrowers may sell their Mortgaged Properties in order to realize their equity in those properties, to meet cash flow needs or to make other investments.  In addition, some underlying borrowers may be motivated by federal and state tax laws, which are subject to change, to sell their Mortgaged Properties.

A number of the underlying borrowers are partnerships.  The bankruptcy of the general partner in a partnership may result in the dissolution of the partnership.  The dissolution of a borrower partnership, the winding-up of its affairs and the distribution of its assets could result in an acceleration of its payment obligations under the related Mortgage Loan.

Neither we nor any of the underwriters makes any representation regarding:

●	the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans;

●	the relative importance of those factors;

●	the percentage of the aggregate principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any particular date; or

●	the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions.  Because monthly distributions will not be made to Certificateholders until, at the earliest, the 15th day of the month following the month in which interest accrued on the Offered Certificates, the effective yield to the holders of the Offered Certificates will be lower than the yield that would otherwise be produced by the applicable pass-through rate and purchase prices, assuming the prices did not account for the delay.

Weighted Average Life

For purposes of this free writing prospectus, the weighted average life of any Offered Certificate refers to the average amount of time that will elapse from the assumed settlement date of September 29, 2014 until each dollar to be applied in reduction of the aggregate principal balance of those Certificates is paid to the investor.  For purposes of this “Yield and Maturity Considerations” section, the weighted average life of any Offered Certificate is determined by:

●	multiplying the amount of each principal distribution on the Offered Certificate by the number of years from the assumed settlement date to the related distribution date;

●	summing the results; and

●	dividing the sum by the total amount of the reductions in the principal balance of the Offered Certificate.

Accordingly, the weighted average life of any Offered Certificate will be influenced by, among other things, the rate at which principal of the Mortgage Loans is paid or otherwise collected or advanced and the extent to which those payments, collections and/or advances of principal are in turn applied in reduction of the principal balance of that Certificate.

The tables set forth below show, with respect to each Class of Offered Certificates with principal balances,

●          the weighted average life of that Class, and

●          the percentage of the initial aggregate principal balance of that Class that would be outstanding after each of the specified dates,

based upon each of the indicated levels of CPR and the Structuring Assumptions.

The actual characteristics and performance of the Mortgage Loans will differ from the assumptions used in calculating the tables below.  Neither we nor any of the underwriters makes any representation that the Mortgage Loans will behave in accordance with the Structuring Assumptions set forth in this free writing prospectus.  The tables below are hypothetical in nature and are provided only to give a general sense of how the principal cash flows might behave under the assumed prepayment scenarios.  Any difference between the assumptions used in calculating the tables below and the actual characteristics and performance of the Mortgage Loans, or actual prepayment experience, will affect the percentages of initial aggregate principal balances outstanding over time and the weighted average lives of the respective Classes of the Offered Certificates.  You must make your own decisions as to the appropriate prepayment, liquidation and loss assumptions to be used in deciding whether to purchase any Offered Certificate.

Prepayments on Mortgage Loans are commonly measured relative to a prepayment standard or model.  The prepayment model used in this free writing prospectus is the “constant prepayment rate” or “CPR” model, which represents an assumed constant rate of prepayment each month, which is expressed on a per annum basis, relative to the then-outstanding principal balance of a pool of loans (in this case, the Mortgage Loans) for the life of those loans.  The CPR model does not purport to be either an historical description of the prepayment experience of any pool of loans or a prediction of the anticipated rate of prepayment of any pool of loans, including the Mortgage Pool.  We do not make any representations about the appropriateness of the CPR model.

Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-1 Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	85%	85%	85%	85%	85%
September 2016	69%	69%	69%	69%	69%
September 2017	48%	48%	48%	48%	48%
September 2018	22%	22%	22%	22%	22%
September 2019 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	2.73	2.72	2.72	2.72	2.72

Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-2 Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	4.89	4.88	4.86	4.84	4.66

Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-3 Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	6.92	6.91	6.89	6.87	6.67

Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-4 Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	99%	99%	96%
September 2024 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.84	9.79	9.72	9.66	9.45

Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-5 Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.89	9.88	9.88	9.85	9.62

Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-SB Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	80%	80%	80%	80%	80%
September 2021	59%	59%	59%	59%	59%
September 2022	39%	39%	39%	39%	39%
September 2023	18%	18%	18%	18%	18%
September 2024 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	7.44	7.44	7.44	7.44	7.44

Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-S Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.96	9.96	9.93	9.88	9.63

Percentages of Initial Certificate Principal Balance Outstanding for the
Class B Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.96	9.96	9.96	9.94	9.64

Percentages of Initial Certificate Principal Balance Outstanding for the
Class C Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.96	9.96	9.96	9.96	9.71

Percentages of Initial Certificate Principal Balance Outstanding for the
Class PEX Certificates at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.96	9.96	9.95	9.92	9.65

Yield Sensitivity of the Class X-A and Class X-B Certificates

The yield to investors on the Class X-A Certificates will be highly sensitive to the rate and timing of principal payments, including voluntary and involuntary prepayments, on the Mortgage Loans to the extent such prepayments are allocated to the Class A-1, A-2, A-3, A-4, A-5 or A-SB Certificates or the Class A-S Regular Interest and the default and loss experience on the Mortgage Loans to the extent that losses reduce the principal balances of the Class A-1, A-2, A-3, A-4, A-5 or A-SB Certificates or the Class A-S Regular Interest.  The yield to investors on the Class X-B Certificates will be highly sensitive to the rate and timing of principal payments, including voluntary and involuntary prepayments, on the Mortgage Loans to the extent such prepayments are allocated to the Class D Certificates or the Class B or C Regular Interests and the default and loss experience of the Mortgage Loans to the extent that losses reduce the principal balance of the Class D Certificates or the Class B or C Regular Interests.  If you are contemplating an investment in the Class X-A or X-B Certificates, you should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment and/or liquidation of the Mortgage Loans could result in your failure to fully recover your initial investment.  Prepayment Premiums and Yield Maintenance Charges may not be sufficient to offset the negative effects on yield caused by prepayments.  In addition, no Prepayment Premiums or Yield Maintenance Charges are payable in connection with prepayments from casualty insurance proceeds and condemnation awards, certain repurchases for material document defects or material breaches of representations, the exercise of purchase options and the optional termination of the Trust.

Pre-Tax Yield to Maturity Tables

The tables set forth below show the pre-tax corporate bond equivalent yields to maturity with respect to each Class of Offered Certificates.  We prepared these tables using the Structuring Assumptions (except as otherwise described herein), and further assuming (a) the specified purchase prices, and (b) the indicated prepayment scenarios.  The assumed purchase prices are expressed as a percentage of the initial total notional amount or principal balance, as applicable, of the respective Class of Offered Certificates and are exclusive of accrued interest.

The yields set forth in the tables were calculated by:

●
determining the monthly discount rate that, when applied to the assumed stream of cash flows to be paid on the respective Class of Offered Certificates, would cause the discounted present value of that assumed stream of cash flows to equal—

1.	the related assumed purchase price, plus

2.	accrued interest at the initial pass-through rate for the applicable Class of Offered Certificates from and including September 1, 2014 to but excluding the assumed settlement date; and

●	converting those monthly discount rates to corporate bond equivalent rates.

Those calculations do not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as distributions on their Certificates.  Consequently, they do not purport to reflect the return on any investment on a Class of offered when reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) of the Class A-1 Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class A-2 Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class A-3 Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class A-4 Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class A-5 Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class A-SB Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class A-S Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class X-A Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class X-B Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class B Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class C Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) of the Class PEX Certificates
at the Specified Percentages of CPR

0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Assumed Price (in 32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

The characteristics of the Mortgage Loans will differ in some respects from those assumed in preparing the tables.  The tables are presented for illustrative purposes only.  Neither the Mortgage Pool nor any Mortgage Loan will prepay at any constant rate, and it is unlikely that the Mortgage Loans will prepay in a manner consistent with any designated scenario for the tables.  In addition, we cannot assure you that—

●	the Mortgage Loans will prepay at any particular rate,

●
the Mortgage Loans will not prepay, involuntarily or otherwise, during Lock-out Periods (including any contemporaneous periods when defeasance is permitted) or during any period when principal prepayments are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge (including any contemporaneous period when defeasance is permitted),

●	the Mortgage Loans will not default or that the Mortgage Loans will default at any particular rate,

●	the actual pre-tax yields on, or any other distribution characteristics of, any Class of Offered Certificates will correspond to any of the information shown in the tables set forth above, or

●	the total purchase prices of the Offered Certificates will be as assumed.

For federal income tax information reporting, the prepayment assumption used in reporting original issue discount or the amortization of premium, if any, for an Offered Certificate will be that—

●	each ARD Loan is repaid in full on its Anticipated Repayment Date,

●	no Mortgage Loan will otherwise be prepaid prior to maturity, and

●	there will be no extension of the maturity of any Mortgage Loan.

No representation is made that the Mortgage Loans will in fact be repaid in accordance with this assumption or that the IRS will not challenge on audit the prepayment assumption used.  You must make your own decision as to the appropriate assumptions, including prepayment and default assumptions, to be used in deciding whether to purchase any Offered Certificates.

SERVICING OF THE MORTGAGE LOANS AND ADMINISTRATION OF THE TRUST FUND

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Pari Passu Mortgage Loan) and, in the case of any Serviced Loan Combination, the related Serviced Pari Passu Companion Loans and any REO Properties (other than any interest in REO Property acquired with respect to any Non-Serviced Loan Combination) will be governed by a Pooling and Servicing Agreement to be dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among the Depositor, the Master Servicers, the Special Servicers, the Trust Advisor, the Certificate Administrator and the Trustee. In this “Servicing of the Mortgage Loans and Administration of the Trust Fund” section, we describe some of the provisions of the Pooling and Servicing Agreement relating to the servicing and administration of such Mortgage Loans and REO Properties. You should refer to the accompanying prospectus, in particular the section captioned “Description of the Pooling and Servicing Agreements”, for additional important information regarding provisions of the Pooling and Servicing Agreement that relate to the rights and obligations of the Master Servicers and the Special Servicers.

In addition to the Pooling and Servicing Agreement, any Serviced Loan Combination will also be serviced and administered in accordance with the related intercreditor agreement. For more detailed information, please see “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus. In reviewing the remainder of this section, you should be aware that the consultation and other rights of the holder of any Serviced Pari Passu Companion Loan are in addition to the consent, approval, direction and/or consultation rights of the Subordinate Class Representative and/or the Trust Advisor otherwise described in this section.

As used herein, references to the Mortgage Loans, when discussing servicing activities of the Mortgage Loans (a) does include, unless otherwise specifically indicated, Serviced Pari Passu Mortgage Loans and (b) does not include, unless otherwise specifically indicated, Non-Serviced Pari Passu Mortgage Loans. In certain instances references are made that specifically exclude Non-Serviced Pari Passu Mortgage Loans from the servicing provisions in this free writing prospectus by indicating actions are taken with respect of the Mortgage Loans “other than the Non-Serviced Pari Passu Mortgage Loans” or “except with respect to the Non-Serviced Pari Passu Mortgage Loans” or words of similar import. These exclusions are intended to highlight particular provisions to draw prospective investor’s attention to the fact that the Master Servicer, Special Servicer or Trustee are not responsible for the particular servicing or administrative activity and are not intended to imply that when other servicing actions are described in this free writing prospectus without such specific carveouts, that the Master Servicer, Special Servicer or Trustee are responsible for those duties with respect to the Non-Serviced Pari Passu Mortgage Loans. Servicing of the Stamford Plaza Portfolio Mortgage Loan, upon securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan will be handled under the related pooling and servicing agreement governing that securitization. While the related pooling and servicing agreement is anticipated to be similar in many respects to the servicing provisions of the Pooling and Servicing Agreement discussed in this free writing prospectus, there may be differences and prospective investors are nonetheless encouraged to review “—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus for a discussion of certain consideration related to the servicing of the Stamford Plaza Portfolio Mortgage Loan.

In general, subject to the more specific discussions in the other subsections of this “Servicing of the Mortgage Loans and Administration of the Trust Fund” section, each Master Servicer will be responsible for the servicing and administration of—

●	all Mortgage Loans (other than any Non-Serviced Pari Passu Mortgage Loans) for which it acts as Master Servicer and as to which no Servicing Transfer Event has occurred, and

●
all worked-out Mortgage Loans (other than any Non-Serviced Pari Passu Mortgage Loans) which have become Corrected Mortgage Loans for which it acts as Master Servicer and as to which no new Servicing Transfer Event has occurred.

Each Master Servicer and each Special Servicer will each be responsible for servicing and administering the Mortgage Loans (other than any Non-Serviced Pari Passu Mortgage Loans) and any REO Properties (other than any REO property acquired with respect to any Non-Serviced Loan Combination) for which it is responsible, directly or through sub-servicers (including primary servicers), in accordance with the “Servicing Standard”, which means:

●
in the best interests and for the benefit of the Certificateholders and, with respect to each Serviced Loan Combination, for the benefit of the holders of the related Serviced Pari Passu Companion Loan (as determined by the applicable Master Servicer or Special Servicer, as the case may be, in its good faith and reasonable judgment), as a collective whole,

●
in accordance with any and all applicable laws, the terms of the Pooling and Servicing Agreement, the terms of the respective Mortgage Loans (provided that in the event a Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan document would or potentially would result in an Adverse REMIC Event (for which determination, such Master Servicer and such Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as a Trust expense), such Master Servicer or the Special Servicer, as applicable, must comply with the REMIC provisions of the Code to the extent necessary to avoid an Adverse REMIC Event) and, in the case of a Serviced Loan Combination, the related intercreditor agreement, and

●	to the extent consistent with the foregoing, in accordance with the following standards:

●
with the same care, skill, prudence and diligence as it services and administers comparable mortgage loans and manages real properties on behalf of third parties or on behalf of itself, whichever is the higher standard with respect to mortgage loans and REO properties that are comparable to the Mortgage Loans and any REO Properties for which it is responsible under the Pooling and Servicing Agreement, giving due consideration to customary and usual standards of practice utilized by prudent institutional commercial mortgage loan servicers under comparable circumstances;

●	with a view to—

1.	in the case of the applicable Master Servicer, the timely collection of all scheduled payments of principal and interest (including any balloon payment) under those Mortgage Loans,

2.	in the case of the applicable Master Servicer, the full collection of all Yield Maintenance Charges and Prepayment Premiums that may become payable under those Mortgage Loans, and

3.
in the case of the applicable Special Servicer, if a Mortgage Loan comes into and continues in default and, in the good faith and reasonable judgment of such Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, including payments of Yield Maintenance Charges, Prepayment Premiums, Default Interest and late payment charges, or the related Mortgaged Property becomes an REO Property, the maximization of the recovery of principal and interest on that Defaulted Mortgage Loan to the Certificateholders (or, in the case of a Serviced Loan Combination, to the Certificateholders and the holder of the related Serviced Pari Passu Companion Loan), as a collective whole, on a present value basis; and

●	without regard to any potential conflict of interest arising from—

1.
any known relationship that the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, any of the Mortgage Loan Sellers or any other party to the Pooling and Servicing Agreement,

2.
the ownership of any Certificate or any interest in a Serviced Pari Passu Companion Loan by the applicable Master Servicer or the applicable Special Servicer, or either of their respective affiliates, as the case may be,

3.
the obligation of the applicable Master Servicer to make advances or otherwise to incur servicing expenses with respect to any Mortgage Loan, Serviced Pari Passu Companion Loan or REO Property serviced or administered, respectively, under the Pooling and Servicing Agreement,

4.
the obligation of the applicable Special Servicer to make, or to direct the applicable Master Servicer to make, Servicing Advances or otherwise to incur servicing expenses with respect to any Mortgage Loan, Serviced Pari Passu Companion Loan or REO Property serviced or administered, respectively, under the Pooling and Servicing Agreement,

5.
the right of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its affiliates to receive reimbursement of costs, or the sufficiency of any compensation payable to it, under the Pooling and Servicing Agreement or with respect to any particular transaction,

6.	the ownership, servicing and/or management by the applicable Master Servicer or applicable Special Servicer, as the case may be, or any of its affiliates, of any other mortgage loans or real property,

7.
the ownership by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its affiliates of any other debt owed by, or secured by ownership interests in, any of the borrowers or any affiliate of a borrower, and

8.
the obligations of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its affiliates to repurchase any Mortgage Loan from the Trust Fund, or to indemnify the Trust Fund, in any event as a result of a material breach or a material document defect.

For discussions of certain servicing-related issues concerning the Non-Serviced Loan Combination, see “—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” below, as well as “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

As used in this free writing prospectus, a “Specially Serviced Mortgage Loan” means any Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) and any Serviced Pari Passu Companion Loan being serviced under the Pooling and Servicing Agreement, including any REO Mortgage Loan or REO Companion Loan, for which any of the following events (each, a “Servicing Transfer Event”) has occurred:

1.
the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the applicable Master Servicer or the applicable Special Servicer, on or before the Due Date of such balloon payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer, as applicable (and such Master Servicer or such Special Servicer, as applicable, will be required to promptly forward such commitment to the applicable Special Servicer or the applicable Master Servicer, as applicable) which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing does not occur during that time or the applicable Master Servicer is required during that time to make any monthly debt service advance in respect of the Mortgage Loan (or, in the case of any Serviced Loan Combination, in respect of the Mortgage Loan included in the same Loan Combination), a Servicing Transfer Event will occur immediately);

2.
the related borrower fails to make when due any monthly debt service payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

3.
the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder, and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder) that a default in making any monthly debt service payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder, and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such balloon payment will become due (or, if the borrower has delivered a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer (and such Master Servicer or such Special Servicer, as applicable, will be required to promptly forward such commitment to the applicable Special Servicer or the applicable Master Servicer, as applicable) which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due, the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder, and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder) that (a) the borrower is likely not to make one or more assumed monthly debt service payments as described under “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” in this free writing prospectus prior to such a refinancing or (b) the refinancing is not likely to occur within 120 days following the date on which the balloon payment will become due);

4.
there has occurred a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the Pooling and Servicing Agreement) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the applicable Master Servicer or the applicable Special Servicer (and, in the case of the applicable Special Servicer and to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder, and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder), materially impair the value of the related Mortgaged Property as security for such

Mortgage Loan or Serviced Pari Passu Companion Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of Serviced Pari Passu Mortgage Loan, the holders of the related Serviced Pari Passu Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Pari Passu Companion Loan (or, if no cure period is specified, sixty (60) days);

5.
a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

6.
the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

7.
the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

8.	the applicable Master Servicer or the applicable Special Servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

9.
the applicable Master Servicer or the applicable Special Servicer (and in the case of the applicable Special Servicer, during a Subordinate Control Period, with the consent of the Subordinate Class Representative) determines that (i) a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the Pooling and Servicing Agreement) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for sixty (60) days.

A Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) or Serviced Loan Combination will become a “Corrected Mortgage Loan” when (other than by reason of a liquidation event occurring in respect of such Mortgage Loan or Serviced Loan Combination or the related Mortgaged Property becoming an REO Property):

●
with respect to the circumstances described in clauses 1 and 2 immediately above in this definition, the related borrower makes three consecutive full and timely monthly debt service payments under the terms of the mortgage loan documents, as those terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the applicable Master Servicer or the applicable Special Servicer;

●
with respect to the circumstances described in clauses 3, 4, 5, 6, 7 and 9 immediately above in this definition, those circumstances cease to exist in the good faith reasonable judgment of the applicable Special Servicer; and

●	with respect to the circumstances described in clause 8 immediately above in this definition, the proceedings are terminated,

provided that with respect to a Serviced Loan Combination, neither the Serviced Pari Passu Mortgage Loan nor the Serviced Loan Combination shall be a Corrected Mortgage Loan unless both the Serviced Pari Passu Mortgage Loan and the entire Serviced Loan Combination are Corrected Mortgage Loans.

If a Servicing Transfer Event exists with respect to any Serviced Pari Passu Mortgage Loan or Serviced Pari Passu Companion Loan, it will be considered to exist for the entire Serviced Loan Combination. Notwithstanding any contrary provision described above, no Serviced Pari Passu Mortgage Loan will be a Corrected Mortgage Loan unless both the Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) are Corrected Mortgage Loans.

A Special Servicer, on the other hand, will generally be responsible for the servicing and administration of each Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) with respect to which it is engaged to act as Special Servicer as to which a Servicing Transfer Event has occurred and is continuing. Such Special Servicer will also be responsible for the administration of each REO Property (other than any interest in an REO Property acquired with respect to any Non-Serviced Loan Combination) related to each such Mortgage Loan.

Despite the foregoing, the Pooling and Servicing Agreement will require the applicable Master Servicer to make P&I Advances with respect to any Mortgage Loan that is a Specially Serviced Mortgage Loan and each successor REO Mortgage Loan in respect thereof, make Servicing Advances with respect to any Specially Serviced Mortgage Loan or REO Property (other than any REO Property acquired with respect to a Non-Serviced Loan Combination) and related REO Mortgage Loan, receive payments, collect information and deliver reports to the Certificate Administrator and the Trustee required under the Pooling and Servicing Agreement with respect to any Specially Serviced Mortgage Loans or REO Property (other than any REO Property acquired with respect to a Non-Serviced Loan Combination) and related REO Mortgage Loan, and render such incidental services with respect to any Specially Serviced Mortgage Loan or REO Property (other than any REO Property acquired with respect to a Non-Serviced Loan Combination) as and to the extent as may be specifically provided for in Pooling and Servicing Agreement. In addition, the applicable Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Mortgage Loans and Serviced Pari Passu Companion Loans with respect to which it is engaged to act as Special Servicer that are not Specially Serviced Mortgage Loans.

The applicable Master Servicer will transfer servicing of a Mortgage Loan to the applicable Special Servicer upon the occurrence of a Servicing Transfer Event with respect to that Mortgage Loan. The applicable Special Servicer will return the servicing of that Mortgage Loan, if applicable, to the applicable Master Servicer, and that Mortgage Loan will be considered to have been worked-out, if and when all Servicing Transfer Events with respect to that Mortgage Loan cease to exist. Notwithstanding the transfer of the servicing of any Mortgage Loan to a Special Servicer, the applicable Master Servicer will continue to be responsible for providing various reports to the Certificate Administrator and/or the Trustee, making any required monthly debt service advances and (other than with respect to any Non-Serviced Loan Combination) making any required Servicing Advances with respect to any Specially Serviced Mortgage Loans and REO Properties.

None of the Master Servicers or the Special Servicers will have any responsibility for the performance by any other Master Servicer or other Special Servicer with respect to any such party’s obligations and duties under the Pooling and Servicing Agreement, except in any instance where the same party acts in all or any two of such capacities.

Subject to the restrictions and limitations of the Pooling and Servicing Agreement, the Trust Advisor will generally conduct an annual review of each Special Servicer’s operational practices on a platform-level basis employed in servicing Specially Serviced Mortgage Loans to formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of the Specially Serviced Mortgage Loans. In addition, during any Collective Consultation Period or Senior Consultation Period, the Trust Advisor may be required to consult with the applicable Special Servicer with regard to asset status reports and certain other matters in connection with the servicing of the Specially Serviced Mortgage Loans, as described more fully below. In addition, in connection with the Stamford Plaza Portfolio Loan Combination, prior to securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, the Trust Advisor will have no obligation to review the activities of the Special Servicer under the Pooling and Servicing Agreement.

The Trust Advisor will not review the activities of any other special servicer with respect to the securitization of any Non-Serviced Pari Passu Companion Loan, and as a result will not provide a review of any special servicing actions in respect of any Non-Serviced Pari Passu Mortgage Loan. The trust advisor or operating advisor with respect to such other securitization will, or is expected to, have obligations that are similar to those of the Trust Advisor described in this free writing prospectus. In addition, in connection with the Stamford Plaza Portfolio Loan Combination, prior to securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, the Trust Advisor will have no obligation to review the activities of the Special Servicer under the Pooling and Servicing Agreement.

As used in this free writing prospectus, “REO Mortgage Loan” means the successor mortgage loan to a Mortgage Loan (which may be a Mortgage Loan included in a Loan Combination) deemed to be outstanding with respect to each related REO Property and “REO Companion Loan” means the successor mortgage loan to a Serviced Pari Passu Companion Loan deemed to be outstanding with respect to any REO Property related to a Serviced Loan Combination.

Servicing and Other Compensation and Payment of Expenses

The Master Servicing Fee. The principal compensation to be paid to each Master Servicer with respect to its master servicing activities will be the master servicing fee.

The master servicing fee for each Master Servicer:

●
will be earned with respect to each and every Mortgage Loan (including any Non-Serviced Pari Passu Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is acting as Master Servicer, including—

1.	each such Mortgage Loan that is a Specially Serviced Mortgage Loan,

2.	each such Mortgage Loan as to which the corresponding Mortgaged Property has become an REO Property, and

3.	each such Mortgage Loan as to which defeasance has occurred; and

●	in the case of each such Mortgage Loan or Serviced Pari Passu Companion Loan, will—

1.	be calculated on the same interest accrual basis as that Mortgage Loan, which will be a 30/360 Basis or an Actual/360 Basis, as applicable,

2.	accrue at a master servicing fee rate, on a loan-by-loan basis,

3.	accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that Mortgage Loan, and

4.
be payable monthly to the applicable Master Servicer from amounts received with respect to interest on that Mortgage Loan or Serviced Pari Passu Companion Loan or, upon liquidation of the Mortgage Loan, to the extent such interest collections on deposit in the applicable Collection Account or the Companion Loan Collection Account, as applicable, are not sufficient with respect to Mortgage Loans, from general collections on all the Mortgage Loans.

Certain of the Mortgage Loans will be sub-serviced by sub-servicers that will be entitled to a sub-servicing fee with respect to each such Mortgage Loan, including, without limitation, Prudential Asset Resources, Inc., who will primary service certain Mortgage Loans. The rate at which the sub-servicing fee for each such Mortgage Loan accrues is included in the applicable master servicing fee rate for each of those Mortgage Loans.

With respect to the Stamford Plaza Portfolio Mortgage Loan, prior to the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, the applicable Master Servicer’s servicing fee rate will include a rate per annum equal to a primary servicing fee rate. Following the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, the applicable Other Master Servicer will be, or is expected to be, entitled to a servicing fee accruing at such primary servicing fee rate, and the Master Servicer’s master servicing fee rate will be reduced by a rate equal to such primary servicing fee rate.

Each Master Servicer will be entitled to designate a portion of its master servicing fee accrued at a specified rate per annum, the right to which portion will be transferable by such Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of such Master Servicer or any termination of such Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

Prepayment Interest Shortfalls. The Pooling and Servicing Agreement will require each Master Servicer to make a non-reimbursable compensating interest payment on each distribution date in an amount equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans for which it is acting as Master Servicer (other than Specially Serviced Mortgage Loans and Mortgage Loans on which the applicable Special Servicer allowed or consented to the applicable Master Servicer allowing a principal prepayment on a date other than the applicable Due Date and other than any Non-Serviced Pari Passu Mortgage Loan) during the related collection period, and (ii) the aggregate of (A) that portion of the master servicing fees earned by such Master Servicer for the related distribution date that is, in the case of each and every Mortgage Loan and successor REO Property thereto for which such master servicing fees are being paid in the related collection period, calculated for this purpose at 0.01% per annum, and (B) all Prepayment Interest Excesses received by such Master Servicer during the related collection period; provided that the applicable Master Servicer shall pay (without regard to clause (ii) above) the amount of any Prepayment Interest Shortfall otherwise described in clause (i) above incurred in connection with any principal prepayment received in respect of a Mortgage Loan during the related collection period to the extent such Prepayment Interest Shortfall occurs as a result of the applicable Master Servicer allowing the related borrower to deviate from the terms of the related mortgage loan documents regarding principal prepayments (other than (w) subsequent to a default under the related mortgage loan documents, (x) pursuant to applicable law or a court order (including in connection with amounts collected as insurance proceeds or condemnation proceeds to the extent that such applicable law or court order limits the ability of the applicable Master Servicer to apply the proceeds in accordance with the related mortgage loan documents), (y) at the request or with the consent of the applicable Special Servicer or (z) during any Subordinate Control Period or Collective Consultation Period, at the request or with the consent of the Subordinate Class Representative). No Master Servicer will be required to make any compensating interest payments as a result of any prepayments on Mortgage Loans for which it does not act as Master Servicer.

Any payments made by a Master Servicer with respect to any distribution date to cover Prepayment Interest Shortfalls will be included in the Available Distribution Amount for that distribution date, as described under “Description of the Offered Certificates—Distributions” in this free writing prospectus. If the amount of Prepayment Interest Shortfalls incurred with respect to the Mortgage Loans during any collection period exceeds the total of any and all payments made by a Master Servicer with respect to the related distribution date to cover those Prepayment Interest Shortfalls with respect to the Mortgage Loans, then the resulting Net Aggregate Prepayment Interest Shortfall will be allocated among the respective Classes of the Principal Balance Certificates, in reduction of the interest distributable on those Certificates, on a pro rata basis as and to the extent described under “Description of the Offered Certificates—Distributions—Interest Distributions” in this free writing prospectus.

Principal Special Servicing Compensation. The principal compensation to be paid to the applicable Special Servicer with respect to its special servicing activities for each Mortgage Loan for which it is acting as Special Servicer will be—

●	the special servicing fee,

●	the workout fee, and

●	the liquidation fee.

Special Servicing Fee. The special servicing fee:

●	will be earned with respect to—

1.	each Specially Serviced Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) and any related Serviced Pari Passu Companion Loan, and

2.
each Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) and any Serviced Pari Passu Companion Loan, in each case as to which the corresponding Mortgaged Property has become an REO Property;

●	in the case of each Mortgage Loan or Serviced Pari Passu Companion Loan described in the foregoing bullet, will—

1.	be calculated on the same interest accrual basis as that Mortgage Loan, which will be a 30/360 Basis or an Actual/360 Basis, as applicable,

2.	accrue at a special servicing fee rate equal to the greater of (i) 0.25% per annum and (ii) a per annum rate that would result in a special servicing fee of $1,000 for the related month, and

3.	accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that Mortgage Loan; and

●
except as otherwise described in the next paragraph, will be payable monthly from related liquidation proceeds, insurance proceeds or condemnation proceeds (if any) in respect of such Mortgage Loan (except in the case of any Serviced Pari Passu Companion Loan) and then from general collections on all the Mortgage Loans and any related REO Properties that are on deposit in the Collection Accounts from time to time.

Workout Fee. The applicable Special Servicer will, in general, be entitled to receive a workout fee with respect to each Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) and any Serviced Pari Passu Companion Loan worked out by that Special Servicer. Except as otherwise described in the next sentence, the workout fee will be payable out of, and will be calculated by application of a workout fee rate of 1.00% to, each payment of interest, other than Default Interest and Excess Interest, if any, and each payment of principal received on the Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, for so long as it remains a worked-out Mortgage Loan.

The workout fee with respect to any worked-out Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, will cease to be payable if that worked-out Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, again becomes a Specially Serviced Mortgage Loan or if the related Mortgaged Property becomes an REO Property. However, a new workout fee would become payable if the Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, again became a worked-out mortgage loan after having again become a Specially Serviced Mortgage Loan.

In addition, the determination and payment of the workout fee with respect to any Corrected Mortgage Loan for which the amount of related Offsetting Modification Fees is greater than zero shall be adjusted in the following manner: (i) the workout fee rate shall be multiplied by the aggregate amount of all the scheduled payments of principal and interest scheduled to become due under the terms of such Corrected Mortgage Loan during the period from the date when such Mortgage Loan or

Serviced Pari Passu Companion Loan, as applicable, becomes a Corrected Mortgage Loan to and including the maturity date of such Corrected Mortgage Loan, without discounting for present value (the resulting product, the “Workout Fee Projected Amount”); and (ii) either (a) if the amount of the Offsetting Modification Fees for such Corrected Mortgage Loan is greater than or equal to the Workout Fee Projected Amount for such Corrected Mortgage Loan, the applicable Special Servicer shall not be entitled to any payments in respect of the workout fee with respect to such Corrected Mortgage Loan, or (b) if the amount of Offsetting Modification Fees for such Corrected Mortgage Loan is less than the Workout Fee Projected Amount, the applicable Special Servicer shall be entitled to payments of the workout fee with respect to such Corrected Mortgage Loan, on the terms and conditions set forth in the Pooling and Servicing Agreement without regard to this sentence, until the cumulative amount of such payments is equal to the excess of the Workout Fee Projected Amount over the Offsetting Modification Fees, after which date the applicable Special Servicer will not be entitled to any further payments in respect of the workout fee for such Corrected Mortgage Loan.

If a Special Servicer is terminated or resigns, it will retain the right to receive any and all workout fees payable with respect to Mortgage Loans (and any Serviced Pari Passu Companion Loan) that were worked out by it (or, except in circumstances where that Special Servicer is terminated for cause, as to which the circumstances that constituted the applicable Servicing Transfer Event were resolved but for the making of three monthly debt service payments according to that work-out) and as to which no new Servicing Transfer Event had occurred as of the time of its termination or resignation. The successor to that Special Servicer will not be entitled to any portion of those workout fees.

Although workout fees are intended to provide a Special Servicer with an incentive to perform its duties better, the payment of any workout fee will reduce amounts distributable to the Certificateholders.

Liquidation Fee. The applicable Special Servicer will be entitled to receive a liquidation fee with respect to each Specially Serviced Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) serviced by such Special Servicer for which a full, partial or discounted payoff is obtained from the related borrower. The applicable Special Servicer will also be entitled to receive a liquidation fee with respect to any Specially Serviced Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) or REO Property (other than a REO Property acquired with respect to any Non-Serviced Loan Combination) as to which it receives any liquidation proceeds, insurance proceeds or condemnation proceeds, except as described in the next paragraph. In each case, except as described in the next paragraph, the liquidation fee will be payable from, and will be calculated by application of the Liquidation Fee Rate to the related payment or proceeds, exclusive of any portion of that payment or proceeds that represents a recovery of Default Interest and/or late payment charges. The “Liquidation Fee Rate” will be a rate equal to 1.0% or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000, in each case as calculated prior to the application of any Offsetting Modification Fees.

In general, no liquidation fee will be payable based on, or out of, proceeds received in connection with the purchase or repurchase of any Mortgage Loan from the Trust Fund by (i) a Responsible Repurchase Party in connection with a material breach of representation or warranty or a material document defect in accordance with the related Mortgage Loan Purchase Agreement (if the purchase occurs prior to the end of the period, as the same may be extended, in which the Responsible Repurchase Party must cure, repurchase or substitute in respect of such circumstances), (ii) any person in connection with a termination of the Trust Fund or (iii) another creditor of the related borrower or its owners pursuant to any intercreditor or other similar agreement, if the purchase occurs within 90 days after the creditor’s purchase option first becomes exercisable. No liquidation fee will be payable in connection with the payment of any Loss of Value Payment by a Responsible Repurchase Party if the Loss of Value Payment is made within 90 days after the obligation to cure, repurchase or substitute the related Mortgage Loan arises. Furthermore, no liquidation fee will be payable at the expense of the series 2014-C22 trust fund based on, or out of, proceeds received in connection with the repurchase or replacement of any Serviced Pari Passu Companion Loan in connection with the other securitization under circumstances similar to those described above.

In addition, if a liquidation fee otherwise becomes payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, then such liquidation fee payable to the applicable Special Servicer with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, in the aggregate will be reduced by the amount of any Offsetting Modification Fees. Furthermore, if a Mortgage Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (1) of the definition of “Specially Serviced Mortgage Loan” and the related proceeds are received within 90 days following the related stated maturity date in connection with the full and final payoff or refinancing of the related Mortgage Loan, in each case the related Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation.

Although liquidation fees are intended to provide a Special Servicer with an incentive to better perform its duties, the payment of any liquidation fee will reduce amounts distributable to the Certificateholders.

The Pooling and Servicing Agreement will provide that, with respect to each collection period during which any Disclosable Special Servicer Fees were received by a Special Servicer, such Special Servicer must deliver or cause to be delivered to the applicable Master Servicer within two business days following the related Determination Date, and, if so delivered, the applicable Master Servicer must deliver or cause to be delivered to the Certificate Administrator within three business days following the related Determination Date, in each case without charge, a report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by such Special Servicer or any of its affiliates during the related collection period.

The total amount of workout fees, liquidation fees and Modification Fees that are received by the applicable Special Servicer with respect to the workout, liquidation (including partial liquidation), modification, extension, waiver or amendment of a Specially Serviced Mortgage Loan or REO Mortgage Loan will be subject to an aggregate cap equal to the greater of $1,000,000 and 1.00% of the Stated Principal Balance of the subject Specially Serviced Mortgage Loan (or Serviced Loan Combination that is in special servicing) or REO Mortgage Loan.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan), Serviced Loan Combination or REO Property (other than any REO Property acquired with respect to any Non-Serviced Loan Combination), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the applicable Special Servicer or any of its affiliates that is paid by any person (including, without limitation, the Issuing Entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan and any purchaser of any Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan, Serviced Loan Combination or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) or Serviced Loan Combination, the management or disposition of any REO Property, and the performance by the applicable Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees (defined below) and (2) any Special Servicer compensation to which the applicable Special Servicer is entitled pursuant to the Pooling and Servicing Agreement.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions or fees and appraisal fees received or retained by the applicable Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, any Serviced Pari Passu Companion Loan or any REO Property in accordance with the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will provide that a Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the Trust Fund, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, and any purchaser of any Mortgage Loan, Serviced Pari Passu Companion Loan or any REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property or Serviced Pari Passu Companion Loan, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided that such prohibition will not apply to Permitted Special Servicer/Affiliate Fees.

Additional Servicing Compensation. Each Master Servicer will be entitled to the following items as additional master servicing compensation, in each case, related to a Mortgage Loan or Serviced Pari Passu Companion Loan for which such Master Servicer acts as Master Servicer, or, in the case of penultimate bullet below, related to an investment account maintained by such Master Servicer, to the extent that such items are actually collected on the Mortgage Loans (other than with respect to any Non-Serviced Pari Passu Mortgage Loan) and any Serviced Pari Passu Companion Loan:

●	100% of any defeasance fees;

●
(x) 50% of Modification Fees actually collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) and paid in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement and (y) 100% of Modification Fees actually collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) and paid in connection with a consent, approval or other action that the applicable Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement;

●
100% of Assumption Fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent, approval or other action that the applicable Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement, and 50% of Assumption Fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement;

●
100% of Assumption Application Fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan);

●
100% of consent fees on Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Pari Passu Companion Loan, as applicable) and is paid in connection with a consent the applicable Master Servicer is permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement, and 50% of consent fees on Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Pari Passu Companion Loan, as applicable) and is paid in connection with a consent that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement;

●	any and all amounts collected for checks returned for insufficient funds on all Mortgage Loans and any Serviced Pari Passu Companion Loan;

●
100% of charges for beneficiary statements or demands and other loan processing fees actually paid by the borrowers under the Mortgage Loans and any Serviced Pari Passu Companion Loan other than any Specially Serviced Mortgage Loan;

●
(a) 100% of other loan processing fees actually paid by the borrowers under the Mortgage Loans that are not Specially Serviced Mortgage Loans and the Serviced Pari Passu Companion Loan to the extent that the consent of the applicable Special Servicer is not required in connection with the associated action and (b) 50% of other loan processing fees actually paid by the borrowers under the Mortgage Loans that are not Specially Serviced Mortgage Loans and the Serviced Pari Passu Companion Loan to the extent that the consent of the applicable Special Servicer is required in connection with the associated action;

●	any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans;

●
interest or other income earned on deposits in the collection or other accounts maintained by the applicable Master Servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each collection period and, further, in the case of a servicing account or reserve account, only to the extent such interest or other income is not required to be paid to any borrower under applicable law or under the related Mortgage Loan); and

●	a portion of late payment charges and Default Interest.

The applicable Special Servicer will be entitled to the following items as additional special servicing compensation, to the extent that such items are actually collected on the Mortgage Loans (other than with respect to any Non-Serviced Pari Passu Mortgage Loan) and, if applicable, any Serviced Pari Passu Companion Loan, in each case which it is responsible for servicing:

●
100% of Modification Fees actually collected during the related collection period with respect to any Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or successor REO Mortgage Loans and any REO Companion Loan;

●
50% of Modification Fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of such Special Servicer under the Pooling and Servicing Agreement;

●
100% of Assumption Fees collected during the related collection period with respect to Mortgage Loans that are Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan), and 50% of Assumption Fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of such Special Servicer under the Pooling and Servicing Agreement;

●
100% of Assumption Application Fees collected during the related collection period with respect to Mortgage Loans that are Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan, if applicable);

●
100% of consent fees on Mortgage Loans (and any related Serviced Pari Passu Companion Loan) that are Specially Serviced Mortgage Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Pari Passu Companion Loan, as applicable), and 50% of consent fees on Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Pari Passu Companion Loan, as applicable) and is paid in connection with a consent that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of such Special Servicer under the Pooling and Servicing Agreement;

●	100% of charges for beneficiary statements or demands actually paid by the borrowers under the Specially Serviced Mortgage Loans;

●
50% of the other loan processing fees actually paid by the borrowers under the Mortgage Loans that are not Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) to the extent that the consent of such Special Servicer is required in connection with the associated action, and 100% of other loan processing fees actually paid by the borrowers under the Mortgage Loans that are Specially Serviced Mortgage Loans;

●
interest or other income earned on deposits in the REO Account and the loss of value reserve account maintained by such Special Servicer (but only to the extent of the net investment earnings, if any, with respect to such REO Account for each collection period); and

●	a portion of late payment charges and Default Interest.

As used in this free writing prospectus, “Assumption Application Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) or Serviced Pari Passu Companion Loan, any and all assumption application fees actually paid by the related borrower and not prohibited from being charged by the lender under the mortgage loan documents, with respect to any application submitted to the applicable Master Servicer or the applicable Special Servicer for a proposed assumption or substitution transaction or proposed transfer of an interest in such borrower.

As used in this free writing prospectus, “Assumption Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) or Serviced Pari Passu Companion Loan, any and all assumption fees actually paid by the related borrower and not prohibited from being charged by the lender under the mortgage loan documents, with respect to any assumption or substitution agreement entered into by the applicable Master Servicer or the applicable Special Servicer or paid by the related borrower with respect to any transfer of an interest in such borrower.

As used in this free writing prospectus, “Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) or Serviced Pari Passu Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, extends, amends or waives any term of the related mortgage loan documents (as evidenced by a signed writing) agreed to by the applicable Master Servicer or the applicable Special Servicer (as applicable), other than any Assumption Fees, Assumption Application Fees, consent fees and any defeasance fee; provided that (A) in connection with each modification, restructure, extension, waiver or amendment that constitutes a workout of a Specially Serviced Mortgage Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan immediately after giving effect to such transaction; (B) the preceding clause (A) shall be construed only as a limitation on the amount of Modification Fees that may be collected in connection with each individual such transaction involving a Specially Serviced Mortgage Loan and not as a limitation on the cumulative amount of Modification Fees that may be collected in connection with multiple such transactions involving such Specially Serviced Mortgage Loan; and (C) for purposes of such preceding clauses (A) and (B), a Modification Fee shall be deemed to have been collected in connection with a workout of a Specially Serviced Mortgage Loan if such fee arises substantially in consideration of or otherwise in connection with such workout, whether the related borrower must pay such fee upon the consummation of such workout and/or on one or more subsequent dates.

As used in this free writing prospectus, “Offsetting Modification Fees” means, for purposes of any workout fee or liquidation fee payable to the applicable Special Servicer in connection with any

Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan), Serviced Pari Passu Companion Loan, REO Mortgage Loan (other than with respect to any Non-Serviced Pari Passu Mortgage Loan) or REO Companion Loan, any and all Modification Fees collected by the applicable Special Servicer as additional special servicing compensation to the extent that (1) such Modification Fees were earned and collected by the applicable Special Servicer either (A) in connection with the workout or liquidation (including partial liquidation) of the Specially Serviced Mortgage Loan or REO Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) or REO Companion Loan as to which such workout fee or liquidation fee became payable or (B) in connection with the immediately prior workout of such Mortgage Loan while it was previously a Specially Serviced Mortgage Loan, provided that (in the case of this clause (B), the Servicing Transfer Event that resulted in its again becoming a Specially Serviced Mortgage Loan occurred within 12 months following the consummation of such prior workout, and provided, further, that there shall be deducted from the Offsetting Modification Fees otherwise described in this clause (1) an amount equal to that portion of such Modification Fees that were previously applied to actually reduce the payment of a workout fee or liquidation fee; and (2) such Modification Fees were earned in connection with a modification, extension, waiver or amendment of such Mortgage Loan at a time when such Mortgage Loan was a Specially Serviced Mortgage Loan.

Each Special Servicer has advised the Depositor that it may, and the Pooling and Servicing Agreement will authorize such Special Servicer to, enter into one or more arrangements with the Majority Subordinate Certificateholder and/or the Subordinate Class Representative, or any other person(s) that may be entitled to remove or replace such Special Servicer, to provide for the payment by such Special Servicer to such party or parties of certain of such Special Servicer’s compensation under the Pooling and Servicing Agreement, whether in consideration of such Special Servicer’s appointment or continuation of appointment as a Special Servicer in connection with the Pooling and Servicing Agreement or the related intercreditor agreement, limitations on such parties’ right to terminate or replace a Special Servicer in connection with the Pooling and Servicing Agreement or the related intercreditor agreement or otherwise. If a Special Servicer exercises the authority described in the preceding sentence, any and all obligations pursuant to any such agreement shall constitute obligations solely of such Special Servicer and not of any other party hereto. If such Special Servicer enters into such an agreement and one or more other person(s) thereafter become the applicable Majority Subordinate Certificateholder and/or the Subordinate Class Representative, or becomes entitled to remove or replace such Special Servicer, as applicable, such agreement shall not be binding on such other person(s), nor may it limit the rights that otherwise inure to the benefit of such other person(s) as the Majority Subordinate Certificateholder and/or the Subordinate Class Representative, as applicable, or as a party otherwise entitled to remove or replace such Special Servicer, in the absence of such other persons(s)’ express written consent, which may be granted or withheld in their sole discretion.

With respect to any Non-Serviced Loan Combination serviced pursuant to another securitization, the related Other Master Servicer and the related special servicer for such other securitization (the “Other Special Servicer”) will be, or are expected to be, entitled to compensation with respect to the related Non-Serviced Pari Passu Mortgage Loan that is substantially similar in all material respects to or materially consistent with the provisions set forth above, although the compensation payable to an Other Master Servicer or Other Special Servicer may be greater, and modification fees, assumption fees, default interest, late payment charges and other charges and fees allocable to offset trust fund expenses may be less, than would be the case under the Pooling and Servicing Agreement. See “Description of the Offered Certificates—Fees and Expenses” and “—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

Compensation of the Trust Advisor. The principal compensation to be paid to the Trust Advisor with respect to its advisory activities will be the trust advisor fee.

The trust advisor fee:

●	will be earned with respect to each and every Mortgage Loan (other than any Mortgage Loan included in the Stamford Plaza Portfolio Loan Combination), including, without limitation—

1.	each such Mortgage Loan, if any, that is a Specially Serviced Mortgage Loan,

2.	each such Mortgage Loan, if any, as to which the corresponding Mortgaged Property has become an REO Property, and

3.	each such Mortgage Loan as to which defeasance has occurred; and

●	in the case of each such Mortgage Loan, will—

1.	be calculated on the same interest accrual basis as that Mortgage Loan, which will be a 30/360 Basis or an Actual/360 Basis, as applicable,

2.	accrue at the trust advisor fee rate, on a loan-by-loan basis,

3.	accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that Mortgage Loan, and

4.
be payable monthly to the Trust Advisor from amounts received with respect to interest on that Mortgage Loan or, upon liquidation of the Mortgage Loan, to the extent such interest collections are not sufficient, from general collections on all the Mortgage Loans.

The Trust Advisor ongoing fee rate will be a fixed rate equal to 0.00215% per annum.

In addition, as additional compensation for its activities under the Pooling and Servicing Agreement, the Trust Advisor shall be entitled to receive the trust advisor consulting fee. The trust advisor consulting fee shall be payable, subject to the limitations set forth below, in an amount equal to $10,000 in connection with each Material Action for which the Trust Advisor engages in consultation under the Pooling and Servicing Agreement; provided, however, that (i) no such fee shall be paid except to the extent such fee is actually paid by the related borrower (and in no event shall such fee be paid from the Trust Fund); (ii) the Trust Advisor shall be entitled to waive all or any portion of such fee in its sole discretion and (iii) the applicable Master Servicer or the applicable Special Servicer, as applicable, shall be authorized to waive the borrower’s payment of such fee in whole or in part if the applicable Master Servicer or the applicable Special Servicer, as applicable, (A) determines that such waiver is consistent with the Servicing Standard and (B) consults with the Trust Advisor prior to effecting such waiver. In connection with each Material Action for which the Trust Advisor has consultation rights under the Pooling and Servicing Agreement, the applicable Master Servicer or the applicable Special Servicer, as applicable, must use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable trust advisor consulting fee from the related borrower, in each case only to the extent that such collection is not prohibited by the related mortgage loan documents. In no event may a Master Servicer or a Special Servicer, as applicable, take any enforcement action in connection with the collection of such trust advisor consulting fee, except that such restrictions shall not be construed to prohibit requests for payment of such trust advisor consulting fee.

In connection with the Stamford Plaza Portfolio Loan Combination, the Trust Advisor will have no duty to consult with the Special Servicer or, after such Loan Combination becomes serviced under the pooling and servicing agreement for the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, the Other Special Servicer under such other securitization, and will not be entitled to any trust advisor ongoing fees or trust advisor consulting fees with respect to that mortgage loan. We anticipate that any trust advisor or operating advisor appointed under such other securitization (each, an “Other Trust Advisor“) will be entitled to compensation with respect to the Non-Serviced Pari Passu Mortgage Loan that is similar in type to the compensation payable to the Trust Advisor under the Pooling and Servicing Agreement as described above. See “Description of the Offered Certificates—Fees and Expenses”, “Servicing of the Mortgage Loans and Administration of the Trust Fund—Additional Matters Relating to the Servicing of the Loan Combinations—Servicing of the Stamford Plaza Portfolio Plaza Portfolio Loan Combination” in this free writing prospectus.

Investment of Accounts. Each of the Master Servicers and the Special Servicers will be authorized to invest or direct the investment of funds held in any Collection Account, escrow and/or reserve account or REO Account maintained by it, in Permitted Investments. See “—Collection Accounts” below. A Master Servicer or Special Servicer—

●	will be entitled to retain any interest or other income earned on those funds, and

●
will be required to cover any losses of principal of those investments from its own funds, to the extent those losses are incurred with respect to investments made for the benefit of such Master Servicer or Special Servicer, as applicable.

Neither the Master Servicers nor the Special Servicers will be obligated, however, to cover any losses resulting from the bankruptcy or insolvency of any depository institution or trust company holding any of those accounts.

Payment of Servicing Expenses; Servicing Advances. Each of the Master Servicers, the Special Servicers and the Trustee will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its activities under the Pooling and Servicing Agreement. The Master Servicers, the Special Servicers and the Trustee will not be entitled to reimbursement for these expenses except as expressly provided in the Pooling and Servicing Agreement.

Any and all customary, reasonable and necessary out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred or to be incurred by a Master Servicer or a Special Servicer (or, if applicable, the Trustee) in connection with the servicing or administration of a Mortgage Loan, any Serviced Pari Passu Companion Loan and any related Mortgaged Property as to which a default, delinquency or other unanticipated event has occurred or is imminent, or in connection with the administration of any REO Property, will be advances (any such advances, “Servicing Advances”). The Pooling and Servicing Agreement may also designate certain other expenses as Servicing Advances. Subject to the limitations described below, the applicable Master Servicer will be required to make any Servicing Advances relating to any Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) or REO Property (other than any REO Property acquired with respect to any Non-Serviced Loan Combination) for which it acts as Master Servicer. Servicing Advances will be reimbursable from future payments and other collections, including insurance proceeds, condemnation proceeds and liquidation proceeds, received in connection with the related Mortgage Loan (or Serviced Pari Passu Companion Loan) or REO Property.

The applicable Special Servicer must notify the applicable Master Servicer whenever a Servicing Advance is required to be made with respect to any Specially Serviced Mortgage Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Loan Combination), and the applicable Master Servicer must make the Servicing Advance unless such Master Servicer determines such advance to be a nonrecoverable advance, except that the applicable Special Servicer must either (i) make any necessary emergency Servicing Advances on a Specially Serviced Mortgage Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Loan Combination) or (ii) notify the applicable Master Servicer no later than one (1) business day after such Special Servicer acquires actual knowledge of the need for such emergency Servicing Advance on a Specially Serviced Mortgage Loan and request such Master Servicer to make such emergency Servicing Advance. If the applicable Special Servicer makes an emergency Servicing Advance, the applicable Master Servicer must reimburse such Special Servicer for such emergency Servicing Advance (with interest on such advance) within five business days following the applicable Special Servicer’s request for reimbursement, upon which the applicable Master Servicer will be deemed to have made the Servicing Advance. Notwithstanding the foregoing, the applicable Master Servicer need not so reimburse an emergency Servicing Advance that it determines to be a nonrecoverable advance but such Servicing Advance, like other nonrecoverable advances, may be reimbursed to the applicable Special Servicer from amounts on deposit in the Collection Accounts and/or the Companion Loan Collection Account.

If a Master Servicer is required under the Pooling and Servicing Agreement to make a Servicing Advance, but does not do so within ten days after the Servicing Advance is required to be made, then the Trustee will be required:

●	if it has actual knowledge of the failure, to give the defaulting party notice of its failure, and

●	if the failure continues for one more business day, to make the Servicing Advance.

Except for the Master Servicers, the Special Servicers or the Trustee as described above, no person will be required to make any Servicing Advances with respect to any Mortgage Loan, any Serviced Pari Passu Companion Loan or any related Mortgaged Property or REO Property.

Despite the foregoing discussion or anything else to the contrary in this free writing prospectus, none of the Master Servicers, the Special Servicers or the Trustee will be obligated to make Servicing Advances that it determines, subject to the Servicing Standard, or, with respect to the Trustee, in its reasonable, good faith judgment, would not be ultimately recoverable from expected collections on the related Mortgage Loan, any related Serviced Pari Passu Companion Loan (if applicable) or any related REO Property. If the applicable Master Servicer, the applicable Special Servicer or the Trustee makes any Servicing Advance that it subsequently determines, subject to the Servicing Standard, or, with respect to the Trustee, in its reasonable, good faith judgment, is not recoverable from expected collections on the related Mortgage Loan (or Serviced Pari Passu Companion Loan) or any related REO Property, it may obtain reimbursement for that advance, together with interest on that advance, out of general collections on the Mortgage Pool on deposit in the related Collection Account (or the other Collection Account as an Uncovered Amount) from time to time, subject to, in the case of a Serviced Loan Combination, the duty of the applicable Master Servicer to use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust under the related intercreditor agreement to obtain reimbursement from the holder of any Serviced Pari Passu Companion Loan for that holder’s pro rata share of the advance or interest. The Trustee may conclusively rely on the determination of the applicable Master Servicer or the applicable Special Servicer regarding the nonrecoverability of any Servicing Advance. Absent bad faith, the determination by any authorized person that an advance constitutes a nonrecoverable advance as described above will be conclusive and binding. In addition, each Special Servicer may, at its option and in its sole discretion, make a determination, subject to the Servicing Standard, that any Servicing Advance previously made and any proposed Servicing Advance, if made, would not ultimately be recoverable, in which case such determination shall be conclusive and binding on the applicable Master Servicer and the Trustee and such Servicing Advance will constitute a nonrecoverable Servicing Advance (but this statement will not be construed to entitle such Special Servicer to reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination that a Servicing Advance constitutes or would constitute a nonrecoverable advance).

Any Servicing Advance (with interest) that has been determined to be a nonrecoverable advance with respect to the Mortgage Pool will be reimbursable from the Collection Accounts and/or the Companion Loan Collection Account, as applicable, in the collection period in which the nonrecoverability determination is made and in subsequent collection periods. Any reimbursement of a nonrecoverable servicing advance (including interest accrued thereon) will be made first from the principal portion of current debt service advances and payments and other collections of principal on the Mortgage Pool (thereby reducing the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates on the related distribution date) prior to the application of any other general collections on the Mortgage Pool against such reimbursement. To the extent that the amount representing principal is insufficient to fully reimburse the party entitled to the reimbursement, then such party may elect at its sole option and in its sole discretion to defer the reimbursement of some or all of the portion that exceeds such amount (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for consecutive periods up to twelve months (provided that any such deferral exceeding six months will require, during the occurrence and continuance of any Subordinate Control Period, the consent of the Subordinate Class Representative) and any election to so defer shall be deemed to be in accordance with the Servicing Standard or any duty under the Pooling and Servicing Agreement; provided that no such deferral shall occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement. To the extent that the reimbursement is made from principal collections, the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates on the related distribution date will be reduced and a Realized Loss will be allocated (in reverse sequential order in accordance with the loss allocation rules described above under “Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses”) to reduce the aggregate principal balance of the Certificates on that distribution date. To the extent that reimbursement is made from other collections, the funds available to make distributions to Certificateholders of their interest distribution amounts on the related distribution date may be reduced, causing a shortfall in interest distributions on the Offered Certificates. The applicable Master Servicer or the Trustee, as applicable, must give the Rating Agencies at least 15 days’ notice (in accordance with the procedures regarding Rule 17g-5 set forth in the Pooling and Servicing Agreement) prior to any reimbursement to it of nonrecoverable advances from amounts in the Collection Accounts or the Distribution Account, as applicable, allocable to interest on the Mortgage Loans unless (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such nonrecoverable advances, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any advance is a nonrecoverable advance or whether to defer reimbursement of a nonrecoverable advance or the determination in clause (1) above, or (3) in the case of the applicable Master Servicer, it has not timely received from the Trustee information requested by such Master Servicer to consider in determining whether to defer reimbursement of a nonrecoverable advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the applicable Master Servicer or Trustee, as applicable, must give each Rating Agency notice (in accordance with the procedures regarding Rule 17g-5 set forth in the Pooling and Servicing Agreement) of the anticipated reimbursement as soon as reasonably practicable.

Additionally, in the event that any Servicing Advance (including any interest accrued thereon) with respect to a Mortgage Loan remains unreimbursed following the time that such Mortgage Loan is modified while a Specially Serviced Mortgage Loan, the applicable Master Servicer or the Trustee will be entitled to reimbursement for that advance (even though that advance has not been determined to be nonrecoverable), on a monthly basis, out of — but solely out of — the principal portion of current debt service advances and payments and other collections of principal on all the Mortgage Loans after the application of those principal advances and principal payments and collections to reimburse any party for nonrecoverable servicing advances (as described in the prior paragraph) and/or nonrecoverable debt service advances as described under “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” in this free writing prospectus (thereby reducing the Principal Distribution Amount otherwise distributable on the related distribution date) or collections on the related Mortgage Loan intended as a reimbursement of such advance (in the case of any Serviced Loan Combination, subject to the additional provisions described further below). If any such advance is not reimbursed in whole in respect of any distribution date due to insufficient principal advances and principal collections during the related collection period, then the portion of that advance which remains unreimbursed will be carried over (with interest thereon continuing to accrue) for reimbursement on the following distribution date (to the extent of principal collections available for that purpose). If any such advance, or any portion of any such advance, is determined, at any time during this reimbursement process, to be ultimately nonrecoverable out of collections on the related Mortgage Loan or is determined, at any time during the reimbursement process, to be ultimately nonrecoverable out of the principal portion of debt service advances and payments and other collections of principal on all the Mortgage Loans, then the applicable Master Servicer or the Trustee, as applicable, will be entitled to immediate reimbursement as a nonrecoverable advance in an amount equal to the portion of that advance that remains outstanding, plus accrued interest (as described in the preceding paragraph). The reimbursement of advances on worked-out loans from principal advances and collections of principal as described in the first sentence of this paragraph during any collection period will result in a reduction of the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates), and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and PEX Certificates, as applicable) on the related distribution date but will not result in the allocation of a Realized Loss on such distribution date (although a Realized Loss may subsequently arise if the amount reimbursed to the applicable Master Servicer or the Trustee ultimately turns out to be nonrecoverable from the proceeds of the Mortgage Loan).

Insofar as a Special Servicer may make Servicing Advances, it will have the same rights described above as a Master Servicer and the Trustee.

The Pooling and Servicing Agreement will also permit the applicable Master Servicer, and require the applicable Master Servicer at the direction of the applicable Special Servicer if a Specially Serviced Mortgage Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Loan Combination) is involved, to pay directly out of the applicable Collection Account and/or the Companion Loan Collection Account any servicing expense that, if advanced by the applicable Master Servicer or applicable Special Servicer, would not be recoverable (together with interest on the advance) from expected collections on the related Mortgage Loan, any Serviced Pari Passu Companion Loan or any related REO Property. This is only to be done, however, when a Master Servicer or a Special Servicer, as the case may be, has determined in accordance with the Servicing Standard that making the payment is in the best interests of the Certificateholders.

The Master Servicers, the Special Servicers and the Trustee will each be entitled to receive interest on Servicing Advances made by that entity. The interest will accrue on the amount of each Servicing Advance for so long as the Servicing Advance is outstanding, at a rate per annum equal to the prime rate as published in the “Money Rates” section of The Wall Street Journal, as that prime rate may change from time to time. Interest accrued with respect to any Servicing Advance will generally be payable at any time on or after the date when the advance is reimbursed, in which case the payment will be made out of general collections on the Mortgage Loans and any REO Properties on deposit in the Collection Accounts, thereby reducing amounts available for distribution on the Certificates (in the case of a Serviced Loan Combination, subject to the additional provisions described below). Under some circumstances, Default Interest and/or late payment charges may be used to pay interest on advances prior to making payment from those general collections, but prospective investors should assume that the available amounts of Default Interest and late payment charges will be de minimis.

Notwithstanding any contrary provisions described above, if a Servicing Advance with respect to a Serviced Loan Combination has been determined to be nonrecoverable (after considering amounts, if any, on deposit in the related Collection Account and/or the Companion Loan Collection Account) and that advance or interest thereon is paid from general collections on the Mortgage Pool on deposit in the related Collection Account as described above, then the applicable Master Servicer will be required to use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust under the related intercreditor agreement to obtain reimbursement from the holder of any Serviced Pari Passu Companion Loan for that holder’s pro rata share of the advance or interest.

With respect to any Non-Serviced Loan Combination serviced pursuant to another securitization, the related Other Master Servicer, the related Other Special Servicer and the related Other Trustee will, or are expected to, be required to make servicing advances with respect to such Non-Serviced Loan Combination on terms similar to the terms of the Pooling and Servicing Agreement relating to servicing advances, and each of them will, or is expected to, be entitled to receive interest on servicing advances made by those parties in accordance with the related pooling and servicing agreement, and any such advance, with interest thereon, will be reimbursable pro rata from payments allocable to such Pari Passu Mortgage Loan pursuant to the related intercreditor agreement. See “—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

Trust Advisor Expenses. The Trust Advisor will be entitled to payments of indemnification amounts or certain Additional Trust Fund Expenses payable to the Trust Advisor pursuant to the Pooling and Servicing Agreement (other than the Trust Advisor ongoing fee and the trust advisor consulting fee), which we refer to as Trust Advisor Expenses. In general, the amount of Trust Advisor Expenses reimbursable to the Trust Advisor on each distribution date must not exceed the sum of (i) the portion of the Principal Distribution Amount for such distribution date otherwise distributable to the Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates), and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and/or PEX Certificates, as applicable) that are not Control-Eligible Certificates and (ii) the aggregate amount of distributable certificate interest (calculated without regard to the reduction by Trust Advisor Expenses for such distribution date, in each case, allocable to the Class E and D Certificates and the Class C, B and A-S Regular Interests for such distribution date. Amounts so reimbursed on each distribution date will be allocated and borne by the Certificateholders to the extent and in the manner described under “Description of the Offered Certificates—Distributions—Interest Distributions” and “—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses”. Any amount of Trust Advisor Expenses that are not reimbursed on a distribution date because of the limitations set forth in the immediately preceding sentence will be payable on the next distribution date to the extent funds are sufficient, in accordance with such limitations, to make such payments. Notwithstanding these provisions, Trust Advisor Expenses incurred in connection with legal proceedings that are pending or threatened against the Trust Advisor at the time of its discharge, termination or resignation will be Designated Trust Advisor Expenses and, as such, will not be subject to the limitations described above and will instead be treated in substantially the same manner as other unanticipated expenses of the Trust Fund for purposes of payment by the Trust Fund and allocation between the various Classes of Certificateholders.

Asset Status Reports

No later than 45 days after the occurrence of a Servicing Transfer Event with respect to any Specially Serviced Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan), the Special Servicer with respect to such Specially Serviced Mortgage Loan must, in general, deliver to the Subordinate Class Representative, among others, an asset status report with respect to that Mortgage Loan and the related Mortgaged Property or Properties. That asset status report is required to include the following information to the extent reasonably determinable:

●	a summary of the status of the subject Specially Serviced Mortgage Loan and any negotiations with the related borrower;

●
a discussion of the general legal and environmental considerations reasonably known to such Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies set forth in the Pooling and Servicing Agreement and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

●	the most current rent roll or maintenance schedule (as applicable) and income or operating statement available for the related Mortgaged Property or Properties;

●	a summary of such Special Servicer’s recommended action with respect to the Specially Serviced Mortgage Loan;

●	the appraised value of the related Mortgaged Property or Properties, together with the assumptions used in the calculation thereof; and

●	such other information as such Special Servicer deems relevant in light of the Servicing Standard.

Each asset status report will be required to be delivered to the Subordinate Class Representative (during a Subordinate Control Period or Collective Consultation Period), the Trust Advisor (during a Collective Consultation Period or Senior Consultation Period), the applicable Master Servicer, the Certificate Administrator (upon request) and the Rule 17g-5 Information Provider (which will be required to promptly post the report to the Rule 17g-5 Information Provider’s Website). During a Subordinate Control Period, if the Subordinate Class Representative does not disapprove an asset status report within ten business days of receipt (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related intercreditor agreement), the applicable Special Servicer will be required to implement the recommended action as outlined in the asset status report. In addition, during a Subordinate Control Period, the Subordinate Class Representative may object to any asset status report within ten business days of receipt (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related intercreditor agreement); provided that the applicable Special Servicer will be required to implement the recommended action as outlined in the asset status report if it makes a determination in accordance with the Servicing Standard that the objection is not in the best interest of all the Certificateholders (as a collective whole, as if they together constituted a single lender). If, during a Subordinate Control Period, the Subordinate Class Representative disapproves the asset status report and the applicable Special Servicer has not made the affirmative determination described above, the applicable Special Servicer will be required to revise the asset status report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. During a Subordinate Control Period, the applicable Special Servicer will be required to revise the asset status report until the Subordinate Class Representative fails to disapprove the revised asset status report as described above, until the Subordinate Class Representative’s approval is no longer required or until the applicable Special Servicer makes a determination that the objection is not in the best interests of the Certificateholders

(as a collective whole, as if they together constituted a single lender). If, during a Subordinate Control Period, the Subordinate Class Representative and the applicable Special Servicer have not agreed upon an asset status report within 90 days following the Subordinate Class Representative’s receipt of the initial asset status report, the applicable Special Servicer will implement the actions described in the most recent asset status report submitted by such Special Servicer to the Subordinate Class Representative. Notwithstanding the foregoing, if the applicable Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the applicable Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the ten business day period (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related intercreditor agreement) referenced above and if such Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of such period would materially and adversely affect the interest of the Certificateholders and the applicable Special Servicer has made commercially reasonable efforts, during a Subordinate Control Period, to contact the Subordinate Class Representative.

In addition, the applicable Special Servicer will be required to deliver a summary (as approved by the Subordinate Class Representative if a Subordinate Control Period is in effect) of each Final Asset Status Report to the Certificate Administrator. Upon receipt of such summary, the Certificate Administrator will be required to post such summary on its website.

A “Final Asset Status Report”, with respect to any Specially Serviced Mortgage Loan, means each related asset status report, together with such other data or supporting information provided by the applicable Special Servicer to the Subordinate Class Representative, in each case prepared in connection with the workout or liquidation of such Specially Serviced Mortgage Loan and which, in any event, will not include any Privileged Information; provided that no asset status report shall be considered to be a Final Asset Status Report unless, during a Subordinate Control Period, the Subordinate Class Representative has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent, or has been deemed to approve or consent to such action.

Each of the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) will be entitled to consult on a non-binding basis with the applicable Special Servicer and propose possible alternative courses of action and provide other feedback in respect of any asset status report, and such Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by the Subordinate Class Representative and/or the Trust Advisor, as applicable. The applicable Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Subordinate Class Representative and/or the Trust Advisor. Consultation with the Trust Advisor will occur in the manner described under “—The Trust Advisor” below.

Also notwithstanding the provisions described above, in connection with any asset status report, the Subordinate Class Representative and the Trust Advisor may not direct or advise the applicable Special Servicer to act, and the applicable Special Servicer is to ignore any direction for it to act, in any manner that would—

●
require or cause such Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other provision of the Pooling and Servicing Agreement, including such Special Servicer’s obligation to act in accordance with the Servicing Standard and the REMIC provisions of the Code;

●	result in an adverse tax consequence for the Trust Fund;

●
expose the Trust, the parties to the Pooling and Servicing Agreement or any of their respective affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability; or

●	materially expand the scope of the Master Servicers’ or the Special Servicers’ responsibilities under the Pooling and Servicing Agreement.

During any Collective Consultation Period or Senior Consultation Period, a Special Servicer will be required to consult on a non-binding basis with the Trust Advisor with respect to Material Actions (regardless of whether such Material Action is covered by an asset status report); provided, however, that such Special Servicer shall not consult with the Trust Advisor with respect to Material Actions related to collateral substitutions, assignments, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that such Special Servicer may perform under the Pooling and Servicing Agreement, to the extent such actions do not relate to the restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan or REO Property.

The Majority Subordinate Certificateholder and the Subordinate Class Representative

The Majority Subordinate Certificateholder. The “Majority Subordinate Certificateholder” will be the holder(s) of a majority interest in (i) during a Subordinate Control Period, the most subordinate Class among the Control-Eligible Certificates that has an aggregate principal balance, net of Appraisal Reduction Amounts allocable thereto, that is at least equal to 25% of its total initial principal balance or (ii) during a Collective Consultation Period, the most subordinate Class among the Control-Eligible Certificates that has an aggregate principal balance, without regard to Appraisal Reduction Amounts, that is at least equal to 25% of its total initial principal balance. Notwithstanding anything to the contrary contained herein, at any time that the holder of a majority interest in the Class F Certificates is the Majority Subordinate Certificateholder, the Majority Subordinate Certificateholder may waive its right to appoint a Subordinate Class Representative and to exercise any of the rights of the Majority Subordinate Certificateholder set forth in the Pooling and Servicing Agreement by irrevocable written notice delivered to the Depositor, Trustee, Certificate Administrator, Master Servicers, Special Servicers and Trust Advisor. Any such waiver shall remain effective with respect to such holder and such class until such time as the Majority Subordinate Certificateholder has sold or transferred a majority of the Class F Certificates to an unaffiliated third party. Following any such transfer the successor majority subordinate certificateholder will again have the rights of the Majority Subordinate Certificateholder without regard to any prior waiver by the predecessor majority subordinate certificateholder. The successor majority subordinate certificateholder will also have the right to irrevocably waive its right to appoint a Subordinate Class Representative and to exercise any of the rights of the Subordinate Class Representative. No successor majority subordinate certificateholder will have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Mortgage Loan prior to its purchase of the Class F Certificates and had not become a Corrected Mortgage Loan prior to such purchase until such Mortgage Loan becomes a Corrected Mortgage Loan. Unless a Senior Consultation Period is deemed to occur and is continuing pursuant to clause (ii) of the definition of “Senior Consultation Period,” a “Subordinate Control Period” will exist when the aggregate principal balance of the Class F Certificates, net of any Appraisal Reduction Amounts allocable to that Class, is at least equal to 25% of the initial principal balance of the Class F Certificates.

During any Subordinate Control Period, the Majority Subordinate Certificateholder, or the Subordinate Class Representative on its behalf, will have the right to terminate the applicable Special Servicer, with or without cause (in each case, other than with respect to any Non-Serviced Pari Passu Mortgage Loan), and appoint itself or an affiliate or another person as the successor special servicer. See “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus. It will be a condition to such appointment that the successor special servicer be a Qualified Replacement Special Servicer and that each Rating Agency confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the Certificates. It is anticipated that an affiliate of Seer Capital Management, LP will purchase the Class E, F, G, X-C, X-D, X-E and V Certificates on the Closing Date and become the initial Majority Subordinate Certificateholder.

Subordinate Class Representative. The Majority Subordinate Certificateholder will have a continuing right to appoint, remove or replace a subordinate class representative in its sole discretion (the “Subordinate Class Representative”). This right may be exercised at any time and from time to time. The Subordinate Class Representative may resign at any time. The Subordinate Class Representative may not be a borrower or an affiliate of a borrower. If at any time the Majority Subordinate Certificateholder has not appointed a Subordinate Class Representative (unless the

Majority Subordinate Class Representative has expressly waived its right to act as or appoint a Subordinate Class Representative and to exercise any of the rights of the Majority Subordinate Certificateholder), then the Majority Subordinate Certificateholder shall be deemed to be the Subordinate Class Representative.

Rights and Powers of Subordinate Class Representative. During any Subordinate Control Period, (i) the Subordinate Class Representative generally will be entitled to approve or disapprove asset status reports (other than asset status reports related to any Non-Serviced Pari Passu Mortgage Loan) and (ii) the applicable Special Servicer generally will not be permitted to take or consent to the applicable Master Servicer taking any Material Action not otherwise covered by an approved asset status report, unless and until such Special Servicer has notified the Subordinate Class Representative and the Subordinate Class Representative has consented (or failed to object) thereto in writing within 10 business days (or, in connection with a leasing matter, 5 business days, or in connection with an Acceptable Insurance Default, 30 days) of having been notified thereof in writing and provided with all reasonably requested information by it. However, the applicable Special Servicer may take any Material Action (or consent to the applicable Master Servicer taking a Material Action) without waiting for the response of the Subordinate Class Representative if such Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, if affected, the holder of any Serviced Pari Passu Companion Loan, as a collective whole. Furthermore, during a Subordinate Control Period, the Subordinate Class Representative may, in general, direct a Special Servicer (other than with respect to any Non-Serviced Pari Passu Mortgage Loan) to take, or to refrain from taking, any actions as that representative may deem advisable with respect to the servicing and administration of Specially Serviced Mortgage Loans and REO Properties or as to which provision is otherwise made in the Pooling and Servicing Agreement. During a Subordinate Control Period, the Subordinate Class Representative will have the right to remove an existing Special Servicer, with or without cause, and appoint a successor to such Special Servicer as described under “—Replacement of the Special Servicers” below (in each case, other than with respect to any Non-Serviced Pari Passu Mortgage Loan). With respect to any Non-Serviced Pari Passu Mortgage Loan serviced pursuant to another securitization, the Subordinate Class Representative will be permitted to request that the Other Special Servicer with respect to such securitization consult with it on a non-binding basis with respect to material actions under the pooling and servicing agreement for such securitization, which are, or are expected to be, similar to the Material Actions under the Pooling and Servicing Agreement, in accordance with the terms of the related intercreditor agreement.

Unless a Senior Consultation Period is deemed to occur and is continuing pursuant to clause (ii) of the definition of “Senior Consultation Period”, a “Collective Consultation Period” will exist when both (i) the aggregate principal balance of the Class F Certificates, reduced by any Appraisal Reduction Amounts allocable to that Class, is less than 25% of the initial principal balance of the Class F Certificates and (ii) the aggregate principal balance of the Class F Certificates, without regard to any Appraisal Reduction Amounts allocable to that Class, is at least 25% of the initial principal balance of the Class F Certificates. A “Senior Consultation Period” will exist when either (i) the aggregate principal balance of the Class F Certificates, without regard to the allocation of any Appraisal Reduction Amounts to that Class, is less than 25% of the initial principal balance of the Class F Certificates or (ii) during such time as the Class F Certificates are the most subordinate class among the Class F and G Certificates that have a then-outstanding principal balance, net of Appraisal Reduction Amounts, at least equal to 25% of its initial principal balance, the then-Majority Subordinate Certificateholder has irrevocably waived its right to appoint a Subordinate Class Representative and to exercise any of the rights of the Majority Subordinate Certificateholder or cause the exercise of the rights of the Subordinate Class Representative until such rights are reinstated to a successor majority subordinate certificateholder pursuant to the terms of the Pooling and Servicing Agreement; provided, however, that with respect to any Non-Serviced Pari Passu Mortgage Loan serviced pursuant to another securitization, the existence of a senior consultation period with respect to the Subordinate Class Representative under this transaction will have, or is expected to have, no effect on the rights of the subordinate class representative with respect to such other securitization.

During any Collective Consultation Period, the Subordinate Class Representative will have consultation rights (in addition to those of the Trust Advisor) with respect to Material Actions not otherwise covered by an asset status report as to which the Subordinate Class Representative has been consulted (in each case, other than with respect to any Non-Serviced Pari Passu Mortgage Loan).

During any Collective Consultation Period or Senior Consultation Period, the Majority Subordinate Certificateholder and the Subordinate Class Representative will have no right to remove an existing Special Servicer. With respect to any Non-Serviced Pari Passu Mortgage Loan serviced pursuant to another securitization, the occurrence and continuance of a Collective Consultation Period or Senior Consultation Period with respect to the Subordinate Class Representative under this transaction will have, or is expected to have, no effect on the rights of the subordinate class representative with respect to such other securitization.

Also notwithstanding the provisions described above, the Subordinate Class Representative may not direct or advise the applicable Special Servicer to act, and the applicable Special Servicer is to ignore any direction for it to act, in any manner that would—

●
require or cause such Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other provision of the Pooling and Servicing Agreement or any intercreditor agreement, including that party’s obligation to act in accordance with the Servicing Standard and the REMIC provisions of the Code;

●	result in an adverse tax consequence for the Trust Fund;

●
expose the Trust, the parties to the Pooling and Servicing Agreement or any of their respective affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability; or

●	materially expand the scope of a Master Servicer’s or such Special Servicer’s responsibilities under the Pooling and Servicing Agreement.

When reviewing this “Servicing of the Mortgage Loans and Administration of the Trust Fund” section, it is important that you consider the effects that the rights and powers of the Subordinate Class Representative discussed above could have on the actions of the applicable Special Servicer.

Also notwithstanding the provisions described above, the existence of a Subordinate Control Period, Collective Consultation Period or Senior Consultation Period under the Pooling and Servicing Agreement will not limit the control and consultation rights of the holder of the Pari Passu Companion Loan included in any Serviced Loan Combination that we describe in this free writing prospectus.

Liability to Borrowers. In general, any and all expenses of the Subordinate Class Representative are to be borne by the holders of the appointing Class, in proportion to their respective percentage interests in that Class, and not by the Trust Fund. However, if a claim is made against the Subordinate Class Representative by a borrower with respect to the Pooling and Servicing Agreement or any particular Mortgage Loan and the Trust or a party to the Pooling and Servicing Agreement is also named in the relevant legal action, a Special Servicer will generally assume the defense of the claim on behalf of and at the expense of the Trust Fund, provided that such Special Servicer (in its sole judgment) determines that the Subordinate Class Representative acted in good faith, without negligence or willful misfeasance with regard to the particular matter at issue.

No Liability to the Trust Fund and Certificateholders. The Pooling and Servicing Agreement will provide that each Certificateholder, by its acceptance of its related Certificate, will be deemed to have acknowledged and agreed that (i) the Subordinate Class Representative may have special relationships and interests that conflict with those of holders and owners of one or more Classes of Certificates; (ii) the Subordinate Class Representative may act solely in the interests of the holders of the Class F and/or G Certificates; (iii) the Subordinate Class Representative does not have any duties to the Trust Fund or to the holders of any Class of Certificates; (iv) the Subordinate Class Representative may take actions that favor the interests of the holders of the Class F and/or G Certificates over the interests of the holders of one or more other Classes of Certificates; (v) the Subordinate Class Representative will have no liability whatsoever to the Trust Fund, the Certificateholders or any borrower for having acted as described in this paragraph, or in exercising its rights, powers and privileges, in taking any action or refraining from taking any action, or in giving any consent or failing to give any consent, in each case, pursuant to the Pooling and Servicing Agreement; and (vi) no Certificateholder may take any action whatsoever against the Subordinate Class Representative or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal thereof as a result of the Subordinate Class Representative having acted in the manner described in this paragraph, or a result of the special relationships or interests described in this paragraph.

The Trust Advisor

General. The Trust Advisor will agree in the Pooling and Servicing Agreement to perform specified services for the benefit of the Trustee on behalf of the Trust with respect to all Mortgage Loans (other than the Stamford Plaza Portfolio Mortgage Loan) and, in the case of each Serviced Loan Combination, the holder of the related Serviced Pari Passu Companion Loan(s). The Trust Advisor will perform certain review duties on a platform-level basis that will generally include an annual review (consistent with the requirements of the Pooling and Servicing Agreement) of, and (if any Mortgage Loans in the Mortgage Pool were Specially Serviced Mortgage Loans during the preceding calendar year) the preparation of an annual report regarding, certain actions by the applicable Special Servicer pursuant to the Pooling and Servicing Agreement. The review and report generally will be based on: (a) during a Subordinate Control Period, any Final Asset Status Reports delivered to the Trust Advisor by the applicable Special Servicer, (b) during a Collective Consultation Period or Senior Consultation Period, any asset status report and certain additional information delivered to the Trust Advisor by the applicable Special Servicer, (c) during a Senior Consultation Period, in addition to the foregoing, a meeting with the applicable Special Servicer to conduct a limited review of such Special Servicer’s operational practices on a platform-level basis, and (d) during any review period, such other additional limited non-privileged information and documentation provided by the applicable Special Servicer to the Trust Advisor that is required or permitted to be delivered to the Trust Advisor under the Pooling and Servicing Agreement. In addition, during any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer will be required to consult with the Trust Advisor with regard to certain matters with respect to such Special Servicer’s servicing of the Specially Serviced Mortgage Loans to the extent described in this free writing prospectus and set forth in the Pooling and Servicing Agreement.

The obligations of the Trust Advisor under the Pooling and Servicing Agreement are primarily to provide analytical and reporting services. When we use the words “consult”, “recommend” or words of similar import in respect of the Trust Advisor and any servicing action or inaction, we are referring to the Trust Advisor’s analytical and reporting services, and not to a duty to make recommendations for or against any servicing action. Although the Trust Advisor must consider the Servicing Standard in its analysis, the Trust Advisor will not itself be bound by the Servicing Standard. The Trust Advisor will have no liability to any Certificateholders, any particular Certificateholder or the holder of any Serviced Pari Passu Companion Loan for actions taken or not taken under the Pooling and Servicing Agreement. No other party to the Pooling and Servicing Agreement, and no Subordinate Class Representative, will have any duty to monitor or supervise the performance by the Trust Advisor of its duties under the Pooling and Servicing Agreement. The Trust Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including, without limitation, any Certificateholder. See “Risk Factors—Risks Related to the Offered Certificates—You Will Have Limited Ability To Control the Servicing of the Mortgage Loans and the Parties with Control Over the Servicing of the Mortgage Loans May Have Interests that Conflict with Your Interests” in this free writing prospectus and “—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus below. For the avoidance of doubt, the Trust Advisor is not an Investment Adviser within the meaning of the Investment Company Act of 1940, as amended, and will not owe any fiduciary duty to any person in connection with the Pooling and Servicing Agreement.

The ability to perform the duties of the Trust Advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information required to be delivered to the Trust Advisor and the accuracy and the completeness of such information. In addition, it is possible that the lack of access to Privileged Information or a Special Servicer’s failure to schedule or attend an annual meeting or to provide appropriate staff at such meeting may limit or prohibit the Trust Advisor from performing its annual reporting duties under the Pooling and Servicing Agreement in which case any annual report will describe any resulting limitations or prohibitions.

With respect to any Non-Serviced Pari Passu Mortgage Loan serviced pursuant to another securitization, the Other Trust Advisor under the related other securitization will act as trust advisor with respect to the related Pari Passu Companion Loan pursuant to the applicable other pooling and servicing agreement, and will have obligations that are similar, but not necessarily identical, to those of the Trust Advisor described in this section.

The Trust Advisor will have no rights or duties with respect to the Non-Serviced Pari Passu Mortgage Loans, the Non-Serviced Pari Passu Companion Loans, or the assessment of the actions of any special servicer in this securitization or any other securitization taken with respect to any such mortgage loans.

Annual Reports and Meeting

Based on (a) the Trust Advisor’s review of (i) during any Subordinate Control Period, any previously identified Final Asset Status Reports delivered to the Trust Advisor by the applicable Special Servicer, and (ii) during any Collective Consultation Period or Senior Consultation Period, any asset status reports and other information delivered to the Trust Advisor by the applicable Special Servicer and, (b) during a Senior Consultation Period, in addition to the foregoing review, the Trust Advisor’s meeting with the applicable Special Servicer as described below, the Trust Advisor will prepare an annual report to be delivered to the Certificate Administrator (and made available through the Certificate Administrator’s Website) setting forth its assessment of such Special Servicer’s overall performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform-level basis with respect to the workout, restructuring, resolution, sale and liquidation of Specially Serviced Mortgage Loans (or, during any Subordinate Control Period, with respect to the workout, restructuring, resolution, sale and liquidation of Specially Serviced Mortgage Loans with respect to which a Final Asset Status Report has been issued) and with respect to each Final Asset Status Report prepared during the prior calendar year. Only as used in connection with the Trust Advisor’s annual report, the term “platform-level basis” refers to a Special Servicer’s performance of its duties as they relate to the workout, restructuring, resolution, sale and liquidation of Specially Serviced Mortgage Loans, taking into account such Special Servicer’s specific duties under the Pooling and Servicing Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Trust Advisor of the items required to be reviewed pursuant to the Pooling and Servicing Agreement. No annual report will be required from the Trust Advisor with respect to a Special Servicer if during the prior calendar year no asset status report was prepared by such Special Servicer (or, during a Subordinate Control Period, finalized by such Special Servicer) in connection with any Specially Serviced Mortgage Loan or REO Property that such Special Servicer was obligated to service. In addition, in the event a Special Servicer is replaced during the prior calendar year, the Trust Advisor’s annual report will only relate to the entity that was acting as such Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. No annual report will be required from the Trust Advisor with respect to a Special Servicer if during the prior calendar year no asset status report was prepared by such Special Servicer (or, during a Subordinate Control Period, finalized by such Special Servicer) in connection with any Specially Serviced Mortgage Loan or REO Property that such Special Servicer was obligated to service. The Trust Advisor will provide the applicable Special Servicer, the Subordinate Class Representative (during any Subordinate Control Period or Collective Consultation Period) and the holder of each Serviced Pari Passu Companion Loan with a copy of such annual report. The applicable Special Servicer and the Subordinate Class Representative must be given an opportunity to review any annual report required to be delivered to it by the Trust Advisor at least 10 days prior to the delivery thereof to the Certificate Administrator. In the event that the Trust Advisor has provided for review to the applicable Special Servicer a Trust Advisor annual report containing an assessment of the performance of the applicable Special Servicer that in the reasonable view of such Special Servicer presents a negative assessment of such Special Servicer’s performance, that Special Servicer will be permitted to provide to the Trust Advisor reasonably limited non-privileged information and documentation, in each case that is reasonably relevant to the facts upon which the Trust Advisor has based such assessment, and the Trust Advisor will undertake a reasonable review of such additional limited non-privileged information and documentation prior to finalizing its annual assessment. Notwithstanding the foregoing, the content of the Trust Advisor’s annual report will be determined solely by the Trust Advisor.

Forms of annual report are attached to this free writing prospectus as Annexes E-1 and E-2. In each annual report, the Trust Advisor will identify any material deviations, by the applicable Special Servicer (i) from the Trust Advisor’s understanding of the Servicing Standard and (ii) from such Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the workout, restructuring, resolution, sale or liquidation of Specially Serviced Mortgage Loans. Each annual report will be required to comply with the confidentiality requirements described in this free writing prospectus regarding Privileged Information and set forth in the Pooling and Servicing Agreement.

As used in this free writing prospectus, “Privileged Information” means (i) any correspondence between the Subordinate Class Representative and the applicable Special Servicer related to any Specially Serviced Mortgage Loan or the exercise of the Subordinate Class Representative’s consent or consultation rights under the Pooling and Servicing Agreement, and (ii) any information that a Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related borrower or other interested party or in litigation or in potential proceedings.

Within 60 days following the end of each calendar year during a Senior Consultation Period, the Trust Advisor will be required to meet with representatives of each Special Servicer that prepared an asset status report with respect to a Specially Serviced Mortgage Loan or REO Property during such calendar year and, subject to the limitations described in this free writing prospectus or as otherwise set forth in the Pooling and Servicing Agreement, review certain operational activities related to Specially Serviced Mortgage Loans as described in the Pooling and Servicing Agreement. During such annual meeting, the Trust Advisor will be required to discuss the Special Servicer’s operational practices in light of the Servicing Standard and such Special Servicer’s obligations under the Pooling and Servicing Agreement and will discuss such Special Servicer’s stated policies and procedures, operational controls and protocols, risk management systems, technological infrastructure (systems), intellectual resources, such Special Servicer’s reasoning for believing it is in compliance with the Pooling and Servicing Agreement and other pertinent information the Trust Advisor may consider relevant, in each case, in so far as such information relates to the workout, restructuring, resolution, sale or liquidation of Specially Serviced Mortgage Loans. The Trust Advisor will be required to provide such Special Servicer with at least 30 days prior written notice of the date proposed for an annual meeting. The Trust Advisor and the applicable Special Servicer will determine a mutually acceptable date for the annual meeting and the Trust Advisor will be required to deliver, at least 14 days prior to such annual meeting, a proposed written agenda to such Special Servicer, including the identity, if any, of the Final Asset Status Report(s) that will be discussed during the annual meeting.

In connection with the annual meeting described in the preceding paragraph, the Trust Advisor and the applicable Special Servicer may discuss any of the asset status reports produced by such Special Servicer with respect to any Specially Serviced Mortgage Loan as part of the Trust Advisor’s annual assessment of such Special Servicer. The applicable Special Servicer will be required to make available servicing officers with relevant knowledge regarding the applicable Specially Serviced Mortgage Loans and the related platform level information for each annual meeting.

Subordinate Control Period. With respect to all Mortgage Loans (other than a Non-Serviced Pari Passu Mortgage Loan), during a Subordinate Control Period, the Trust Advisor’s obligations will be limited to the general reviews described in this free writing prospectus and as set forth in the Pooling and Servicing Agreement and generally will not involve an assessment of specific actions of a Special Servicer and, in any event, will be subject to limitations described in this free writing prospectus and as set forth in the Pooling and Servicing Agreement.

The Trust Advisor shall not be required, in connection with any annual report during a Subordinate Control Period, to consider any Specially Serviced Mortgage Loan or REO Property with respect to which a Final Asset Status Report was not issued during the most recently ended calendar year.

During any Subordinate Control Period, the applicable Special Servicer will deliver to the Trust Advisor each Final Asset Status Report. The Trust Advisor will be obligated to keep confidential, subject to the exceptions described in the following paragraph, any Privileged Information received from a Special Servicer or Subordinate Class Representative in connection with the Subordinate Class

Representative’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Certificates.

The Trust Advisor, the Trust Advisor’s subcontractors and the Trust Advisor’s affiliates will not disclose such Privileged Information so received from a Special Servicer or Subordinate Class Representative to any other person (including any Certificateholders which are not then holders of the Control-Eligible Certificates), other than (A) to the other parties to the Pooling and Servicing Agreement, to the extent expressly required by the Pooling and Servicing Agreement, (B) any trustee or certificate administrator appointed for the benefit of any Serviced Pari Passu Companion Loan and (C) under the circumstances described in the following sentence. If the Trust Advisor, its subcontractors or its affiliates, or any other party to the Pooling and Servicing Agreement (other than the Special Servicers), receives Privileged Information and has been advised that such information is Privileged Information, then such person will be prohibited from disclosing such information received by it to any other person (including in connection with preparing any responses to any investor-submitted inquiries posed on the Investor Q&A Forum), except to the extent that (a) the applicable Special Servicer and the Subordinate Class Representative have consented in writing to its disclosure, (b) such Privileged Information becomes generally available and known to the public, other than as a result of a disclosure directly or indirectly by such person, (c) it is reasonable and necessary for such person to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies, (d) such Privileged Information was already known to such person and not otherwise subject to a confidentiality obligation, (e) such disclosure is expressly authorized or required under another provision of the Pooling and Servicing Agreement and/or (f) such disclosure is required by applicable law, rule, regulation, order, judgment or decree. Notwithstanding the foregoing, the Trust Advisor will be permitted to share Privileged Information with its affiliates and any subcontractors of the Trust Advisor to the extent necessary and for the sole purpose of permitting the Trust Advisor to perform its duties under the Pooling and Servicing Agreement, to the extent such parties agree in writing to be bound by the same confidentiality provisions applicable to the Trust Advisor, which will inure to the benefit of the Subordinate Class Representative.

In addition, during any Subordinate Control Period, the applicable Special Servicer will forward any Appraisal Reduction Amount calculations and net present value calculations used in such Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan to the Trust Advisor after they have been finalized, and the Trust Advisor may review such calculations in support of its annual report on such Special Servicer’s activities but shall not opine on, or otherwise call into question (whether in the annual report or otherwise), such Appraisal Reduction Amount calculations and/or net present value calculations.

Consultation Rights of the Trust Advisor During a Collective Consultation Period or Senior Consultation Period. During any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer will promptly deliver each asset status report prepared in connection with the workout, restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan to the Trust Advisor and, during a Collective Consultation Period, the Subordinate Class Representative. The Trust Advisor will be required to provide any comments it may have to the applicable Special Servicer in respect of the asset status reports within 10 business days of receipt of the asset status report and any additional information reasonably requested by the Trust Advisor, and propose possible alternative courses of action to the extent it determines such alternatives may be in the best interest of the Certificateholders (including any holders of Control-Eligible Certificates) and the holder of any Serviced Pari Passu Companion Loan, as applicable, as a collective whole. In addition, during any Collective Consultation Period or Senior Consultation Period, the Trust Advisor will be required to consult on a non-binding basis with the applicable Special Servicer with respect to, and prior to, Material Actions (regardless of whether such Material Actions are covered by an asset status report) and will be required to provide any comments it may have within 10 business days of receipt of the request for consultation and any additional information reasonably requested by the Trust Advisor. Any such consultation during a Collective Consultation Period will be in addition to any consultation between the Subordinate Class Representative and the applicable Special Servicer. Notwithstanding the undertakings described in this paragraph or any other provision of the Pooling and Servicing Agreement to the contrary, the Trust Advisor will have no obligation to consult with respect to collateral substitutions, assignments, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that either Special Servicer may perform under the Pooling and Servicing Agreement to the extent such actions do not relate to the workout, restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan or REO Property.

Each Special Servicer will be obligated to consider such written alternative courses of action and any other feedback provided by the Trust Advisor and, during any Collective Consultation Period, the Subordinate Class Representative. The applicable Special Servicer will revise the asset status reports as it deems necessary to take into account such input and/or comments, to the extent such Special Servicer determines that the Trust Advisor’s and/or Subordinate Class Representative’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders, taking into account the interests of all of the Certificateholders (and the holder of any affected Serviced Pari Passu Companion Loan, as applicable) as a collective whole.

The applicable Special Servicer will not be required to take or to refrain from taking any action because of an objection or comment by the Trust Advisor or a recommendation of the Trust Advisor that would require or cause such Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other provision of the Pooling and Servicing Agreement, including that party’s obligation to act in accordance with the Servicing Standard and the REMIC provisions of the Code or result in an adverse tax consequence for the Trust Fund. For the avoidance of doubt, the applicable Special Servicer will not be required to take or to refrain from taking any action because of an objection or comment by the Trust Advisor or a recommendation of the Trust Advisor in any event.

Trust Advisor Ongoing Fees. The ongoing fee of the Trust Advisor will be payable monthly from amounts received in respect of each Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) as described above under “—Servicing and Other Compensation and Payment of Expenses—Compensation of the Trust Advisor”. The trust advisor consulting fee will be payable in connection with Material Actions on which the Trust Advisor has consultation rights, subject to the limitations described under “—Servicing and Other Compensation and Payment of Expenses—Compensation of the Trust Advisor”.

Trust Advisor Indemnity. The Trust Advisor, its affiliates and any of its managers, members, directors, officers, employees or agents will be entitled to indemnification by the Trust Fund against any loss, liability or expense incurred in connection with any actual or threatened legal action or claim that relates to the Pooling and Servicing Agreement or the Certificates; provided that such indemnification will be subject to the limitations described under “Description of the Offered Certificates” in this free writing prospectus; provided, further, that such indemnification will not extend to any loss, liability or expense incurred by reason of the Trust Advisor’s willful misfeasance, bad faith or negligence in the performance of obligations or duties under the Pooling and Servicing Agreement or by reason of the Trust Advisor’s negligent disregard of such obligations or duties. See “—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” below.

Net Present Value Calculations

The Pooling and Servicing Agreement will require that all net present value calculations and determinations with respect to any Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan), any Serviced Pari Passu Companion Loan or any Mortgaged Property or any REO Property (other than any REO Property acquired with respect to any Non-Serviced Loan Combination) (including for purposes of the definition of Servicing Standard) be made using a Discount Rate (a) for principal and interest payments on a Mortgage Loan (or Loan Combination, as applicable), or the sale of a Mortgage Loan (or Loan Combination, as applicable), equal to the higher of (x) the rate determined by the applicable Master Servicer or the applicable Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrower on similar non-defaulted debt of such borrower as of such date of determination and (y) the mortgage interest rate on the applicable Mortgage Loan based on its outstanding principal balance, and (b) for all other cash flows, including property cash flow, identical to the “discount rate” set forth in the most recent appraisal or appraisal update of the related Mortgaged Property obtained under the Pooling and Servicing Agreement.

Review and Consultation With Respect to Calculations of Net Present Value and Appraisal Reduction Amounts

During any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer will forward any calculations of Appraisal Reduction Amount or net present value to the Trust Advisor and (during any Collective Consultation Period) the Subordinate Class Representative, and (a) the Trust Advisor will be required (upon receipt of all information and supporting materials reasonably required to be provided to the Trust Advisor as described in the following sentence) to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the applicable Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by such Special Servicer, and (b) insofar as the calculation and/or application of such Special Servicer under review as contemplated by clause (a) requires or depends upon the exercise of discretion by such Special Servicer, the Trust Advisor will be required to assess the reasonableness of the determination made by such Special Servicer in the exercise of such discretion. The applicable Special Servicer will be required to deliver the foregoing calculations, together with information and supporting materials (with respect to the Appraisal Reduction Amount, once such information is received from the applicable Master Servicer) (including such additional information reasonably requested by the Trust Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Trust Advisor and (during any Collective Consultation Period) the Subordinate Class Representative. If the Trust Advisor does not agree with (i) the mathematical calculations, (ii) the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation or (iii) the reasonableness of any determination made by the applicable Special Servicer in the exercise of its discretion, the Trust Advisor and the applicable Special Servicer will consult in good faith with each other in order to resolve (x) any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or (y) any disagreement over the reasonableness of a determination made by the applicable Special Servicer in the exercise of its discretion. During any Collective Consultation Period, the applicable Special Servicer will also be required to send to the Subordinate Class Representative copies of the applicable Special Servicer’s calculations and the information and supporting materials and to engage in consultation with the Subordinate Class Representative in connection with its calculations and determinations. During any Collective Consultation Period, if the Trust Advisor and the Subordinate Class Representative agree on such matters and provide written notice of such agreement to the applicable Special Servicer, the applicable Special Servicer will be required to perform its calculations in accordance with such agreement. Otherwise, if the Trust Advisor and the Subordinate Class Representative do not reach agreement on such matters following the Trust Advisor’s calculation and verification procedures, the related Special Servicer will be required to proceed according to its determination, and the Trust Advisor will be required to promptly prepare a report on the matter, which report will set forth its and the applicable Special Servicer’s calculations (including material differences in assumptions used therein), and deliver such report to the Certificate Administrator, who will be required to post the report to the Certificate Administrator’s Website, and, if applicable, to the holder of a Serviced Pari Passu Companion Loan. No other action is required in connection with such circumstances.

Replacement of the Special Servicers

During any Subordinate Control Period, the Majority Subordinate Certificateholder will have the right to terminate a Special Servicer, with or without cause, and appoint itself or an affiliate or another person as the successor special servicer. It will be a condition to such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the Certificates, and (ii) the successor special servicer is a Qualified Replacement Special Servicer.

During any Collective Consultation Period or Senior Consultation Period, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the voting rights (taking into account the allocation of Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the principal balances of the Principal Balance Certificates) of all Certificates on an

aggregate basis, requesting a vote to terminate a Special Servicer and appoint a successor special servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any fees and expenses of counsel or any Rating Agency) to be incurred by the Certificate Administrator in connection with administering such vote (which fees and expenses shall not be paid from the Trust Fund) and (iii) delivery by such holders to the Certificate Administrator of a Rating Agency Confirmation from each of the Rating Agencies (to be obtained at the expenses solely of such Certificateholders) and the equivalent from each NRSRO hired to provide ratings with respect to any commercial mortgage-backed securities backed by a Serviced Pari Passu Companion Loan, the Certificate Administrator will be required to post such request on the Certificate Administrator’s Website and conduct the solicitation of votes of all Certificates in such regard. Upon the written direction of holders of Principal Balance Certificates evidencing at least 75% of the aggregate voting rights (taking into account the allocation of Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the principal balances of the Principal Balance Certificates) of all Principal Balance Certificates on an aggregate basis, the Trustee will be required to terminate all of the rights and obligations of a Special Servicer under the Pooling and Servicing Agreement and appoint the successor special servicer that was proposed by the Certificateholders requesting the vote. Such termination and replacement will be further conditioned, however, on such successor special servicer being a Qualified Replacement Special Servicer. Any such termination will also be subject to the terminated a Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of advances, and other rights set forth in the Pooling and Servicing Agreement which survive termination. If a proposed termination and replacement of a Special Servicer by Certificateholders as described above is not consummated within 180 days following the initial request of the Certificateholders who requested a vote, then the proposed termination and replacement shall have no further force or effect (except that the Certificate Administrator shall be entitled to apply any amounts prepaid by such Certificateholders for expenses to pay any expenses incurred by the Certificate Administrator).

In addition, with respect to any Mortgage Loans (other than any Non-Serviced Pari Passu Mortgage Loan) during any Senior Consultation Period, if the Trust Advisor determines, in its sole discretion exercised in good faith, that a Special Servicer is not performing its duties under the Pooling and Servicing Agreement in accordance with the Servicing Standard, the Trust Advisor will have the right to recommend the replacement of such Special Servicer. In such event, the Trust Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the applicable Special Servicer, a written recommendation (in electronic format) detailing the reasons supporting its position and recommending a suggested replacement special servicer. The Certificate Administrator will be required to post such recommendation on the Certificate Administrator’s Website and mail such recommendation to the registered Certificateholders. The Trust Advisor’s recommendation to replace a Special Servicer must be confirmed by an affirmative vote of Certificateholders having at least a majority of the aggregate voting rights (taking into account the application of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the aggregate principal balances of the Certificates) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace a Special Servicer, the Certificate Administrator will be required to request a Rating Agency Confirmation from each of the Rating Agencies at that time, unless such Certificateholders themselves deliver such Rating Agency Confirmation. In the event the Trustee and the Certificate Administrator receive a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the Pooling and Servicing Agreement), the Trustee will then be required to terminate all of the rights and obligations of the applicable Special Servicer under the Pooling and Servicing Agreement and to appoint the successor special servicer that has been approved by the Certificateholders and constitutes a Qualified Replacement Special Servicer. Any such termination will be subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of advances and other rights set forth in the Pooling and Servicing Agreement which survive termination. The reasonable costs and expenses associated with the Trust Advisor’s identification of a Qualified Replacement Special Servicer, and the Certificate Administrator’s obtaining such Rating Agency Confirmations and administering the vote of the Certificateholders will be an Additional Trust Fund Expense. If a proposed termination and replacement of a Special Servicer recommended by the Trust Advisor as described above is not consummated within 180 days following the initial recommendation of the Trust Advisor, then (i) the proposed termination and replacement shall have no further force or effect, (ii) the Certificate Administrator will post such notice to the

Certificate Administrator’s Website in accordance with the Pooling and Servicing Agreement and (iii) the Certificate Administrator will notify the Trustee and the then-current applicable Special Servicer. The costs and expenses of administering the notices, solicitation of votes and otherwise incurred by the Certificate Administrator, the Trustee or the Trust Advisor in connection with the proposed removal and replacement (including the costs and expenses associated with obtaining Rating Agency Confirmations and the applicable Opinion of Counsel) will constitute expenses of the Trust Fund to be paid by withdrawal from the Distribution Account. None of the Special Servicers, any Certificateholder or any other Person will have any cause of action against the Trust Advisor or any other Person based upon or arising from the Trust Advisor’s determination under this paragraph, or the result of the vote of the Certificateholders.

A “Qualified Replacement Special Servicer” is a person as to which all of the following conditions are satisfied at the relevant date of determination: (i)(a) all the representations and warranties of a Special Servicer set forth in the Pooling and Servicing Agreement are true and accurate as applied to such person (other than any change in the entity type or state or jurisdiction of formation), (b) no event or circumstances constitutes or would constitute, but for notice or the passage of time, a Servicer Termination Event with respect to such person, (c) such person is not the Trust Advisor or an affiliate of the Trust Advisor, and there exists no agreement as a result of which, whether or not subject to any condition or contingency, such person would become an affiliate of the Trust Advisor or merge or be consolidated with or into the Trust Advisor (regardless of the identity of the surviving person) or succeed to any portion of the business of the Trust Advisor that includes the Trust Advisor’s rights or duties under the Pooling and Servicing Agreement, (d) neither such person nor any affiliate thereof is obligated, whether by agreement or otherwise, and whether or not subject to any condition or contingency, to pay any fee to, or otherwise compensate or grant monetary or other consideration to, the Trust Advisor or any affiliate thereof pursuant to the Pooling and Servicing Agreement (1) in connection with the special servicing obligations that such person would assume under the Pooling and Servicing Agreement or the performance thereof or (2) in connection with the appointment of such person as, or any recommendation by the Trust Advisor for such person to become, the successor special servicer, (e) such person is not entitled to receive any compensation from the Trust Advisor in connection with its activities under the Pooling and Servicing Agreement and (f) such person is not entitled to receive from the Trust Advisor or any affiliate thereof any fee in connection with the appointment of such person as successor special servicer, unless, in the case of each of the foregoing clauses (a) through (f), the appointment of such person as successor special servicer has been expressly approved by 100% of the Certificateholders; and (ii) is not a prohibited party and has not been terminated in the capacity of Master Servicer or Special Servicer under the Pooling and Servicing Agreement in whole or in part as a result of an event described in clause (ix) of the definition of “Servicer Termination Event” that appears in “—Servicer Termination Event” below in this free writing prospectus, unless the appointment of such person as successor special servicer has been expressly approved by the Depositor acting in its reasonable discretion.

With respect to any Non-Serviced Pari Passu Mortgage Loan serviced pursuant to another securitization, during any “subordinate control period”, the majority subordinate certificateholder under the related pooling and servicing agreement, or the subordinate class representative under such agreement on its behalf, will have the right to terminate the related special servicer, with or without cause, and appoint itself or an affiliate or another person as the successor to such special servicer.

In addition, with respect to any Non-Serviced Pari Passu Mortgage Loan serviced pursuant to another securitization, during any “collective consultation period” or “senior consultation period” under the related pooling and servicing agreement, at the written direction of holders of principal balance certificates under such agreement evidencing a certain percentage of the voting rights of such certificates, a vote to terminate the related Other Special Servicer may be requested, and a successor special servicer may be appointed, pursuant to terms expected to be similar (but not identical) to those in the Pooling and Servicing Agreement.

Maintenance of Insurance

In the case of each Mortgage Loan (including any Specially Serviced Mortgage Loan but excluding any Non-Serviced Pari Passu Mortgage Loan) and Serviced Loan Combination, the applicable Master Servicer will be required to use reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain (including identifying the extent to which a borrower is maintaining insurance coverage and, if the borrower does not so maintain, the applicable Master Servicer will be required, subject to certain limitations set forth in the Pooling and Servicing Agreement, to itself cause to be maintained with Qualified Insurers having the Required Claims-Paying Ratings) for the related Mortgaged Property:

●
a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is generally at least equal to the lesser of the full replacement cost of improvements securing the Mortgage Loan or Serviced Loan Combination or the outstanding principal balance of the Mortgage Loan or Serviced Loan Combination, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause; and

●	all other insurance coverage as is required, or (subject to the Servicing Standard) that the holder of the Mortgage Loan is entitled to reasonably require, under the related mortgage loan documents.

Notwithstanding the foregoing, however:

●
a Master Servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless that insurance policy was in effect at the time of the origination of the related Mortgage Loan or Serviced Loan Combination pursuant to the related mortgage loan documents and is available at commercially reasonable rates and the Trustee has an insurable interest; and

●
a Master Servicer will not be required to cause the borrower to maintain, or itself obtain, insurance coverage that such Master Servicer has determined is either (i) not available at any rate or (ii) not available at commercially reasonable rates and the related hazards are not at the time commonly insured against at the then-available rates for properties similar to the related Mortgaged Property and located in or around the region in which the related Mortgaged Property is located.

Notwithstanding the provisions described in the prior bullet, if the borrower fails to maintain with respect to the related mortgaged real property specific insurance coverage (i) with respect to a casualty insurance policy providing “special” form coverage that does not specifically exclude, terrorist or similar acts, and/or (ii) with respect to damages or casualties caused by terrorist or similar acts, a Master Servicer must cause the borrower to maintain, or itself obtain, such insurance upon terms not materially less favorable than those in place as of the Closing Date, unless the applicable Special Servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard, and (during any Subordinate Control Period) with the consent of the Subordinate Class Representative or (during any Collective Consultation Period or Senior Consultation Period) after having consulted with the Trust Advisor and (during any Collective Consultation Period) the Subordinate Class Representative, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related mortgaged real property and located in or around the region in which such related mortgaged real property is located, or (b) such insurance is not available at any rate (failure to maintain required insurance due to either of clause (a) or clause (b), an “Acceptable Insurance Default”). The Subordinate Class Representative and/or Trust Advisor, as applicable, will have no more than 30 days to respond to a Special Servicer’s request for such consent or consultation; provided that upon such Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow such Special Servicer to consult with the Subordinate Class Representative and/or Trust Advisor, such Special Servicer will not be required to do so.

Each of the Master Servicers (at its own expense) and the Special Servicers (at the expense of the Trust Fund) will be entitled to rely on insurance consultants in making the insurance-related determinations described above.

With respect to each REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Loan Combination), the related Special Servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with Qualified Insurers having the Required Claims-Paying Ratings (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements at such REO Property or (ii) the outstanding principal balance of the related REO Mortgage Loan and, if applicable, REO Companion Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1 million per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months (or at least 18 months in the case of any REO Property whose related REO Mortgage Loan or, if applicable, REO Companion Loan had an initial principal balance greater than $35,000,000), in each case, if so required pursuant to the related mortgage loan documents.

Notwithstanding the foregoing, however:

●	a Special Servicer will not be required in any event to maintain or obtain the insurance coverage otherwise described above unless the Trustee has an insurable interest; and

●
a Special Servicer will not be required to maintain or obtain the insurance coverage otherwise described above to the extent that the coverage is not available at commercially reasonable rates or that requiring or maintaining such insurance coverage would not be consistent with the Servicing Standard.

If (1) either Master Servicer or either Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Pari Passu Mortgage Loan) or REO Properties (other than any interest in REO Property acquired with respect to any Non-Serviced Loan Combination), as applicable, as to which it is the Master Servicer or the Special Servicer, as the case may be, then, to the extent such policy (a) is obtained from a Qualified Insurer having the Required Claims-Paying Ratings, and (b) provides protection equivalent to the individual policies otherwise required, or (2) such Master Servicer or Special Servicer, as applicable, has long-term unsecured debt obligations that are rated not lower than “A-” by Fitch (or, if not rated by Fitch, an equivalent rating by (A) at least two NRSROs (which may include KBRA and/or Moody’s) or (B) one NRSRO (which may include KBRA and/or Moody’s) and A.M. Best Company), “A3” by Moody’s (or, if not rated by Moody’s, at least “A-” by S&P (or, if not rated by S&P, an equivalent rating by (A) at least two NRSROs (which may include KBRA and/or Fitch) or (B) one NRSRO (which may include KBRA and/or Fitch) and A.M. Best Company)) and an equivalent rating by KBRA (if then rated by KBRA) or has received a Rating Agency Confirmation from each Rating Agency with respect to which such rating is not satisfied, and such Master Servicer or Special Servicer, as applicable, self-insures for its obligation to maintain the individual policies otherwise required, then such Master Servicer or Special Servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the applicable Master Servicer or Special Servicer, as the case may be, whichever maintains such policy, must if there has not been maintained on any Mortgaged Property or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there will have been one or more losses that would have been covered by such an individual policy, promptly deposit into the applicable Collection Account maintained by the related Master Servicer (and, if a Serviced Loan Combination is involved, the Companion Loan Collection Account, with such deposits to be pro rata according to the outstanding principal balances of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s)) from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). See “Description of the Mortgage Pool—Split Loan Structures” in this free writing prospectus.

Subject to the foregoing discussion, see also “Description of Pooling and Servicing Agreements—Hazard Insurance Policies” in the accompanying prospectus.

“Qualified Insurer” means, with respect to any insurance policy, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction.

“Required Claims-Paying Ratings”: With respect to (i) any insurance carrier providing coverage for a Mortgaged Property related to any Mortgage Loan or Serviced Loan Combination, a claims-paying ability rating of at least “A-” by Fitch (or, if not rated by Fitch, an equivalent rating by (A) at least two NRSROs (which may include KBRA and/or Moody’s) or (B) one NRSRO (which may include KBRA and/or Moody’s) and A.M. Best Company), “A3” by Moody’s (or, if not rated by Moody’s, at least “A-” by S&P (or, if not rated by S&P, an equivalent rating by (A) at least two NRSROs (which may include KBRA and/or Fitch) or (B) one NRSRO (which may include KBRA and/or Fitch) and A.M. Best Company)) and an equivalent rating by KBRA (if then rated by KBRA), and (ii) fidelity bond coverage or errors and omissions insurance, an insurance carrier with a claims-paying ability rating at least equal to any one of the following: (a) “A-” by S&P, (b) “A3” by Moody’s, (c) “A-” by Fitch or (d) “A:X” by A.M. Best Company; provided, however, that (A) an insurance carrier shall be deemed to have the applicable claims-paying ability ratings set forth above if the obligations of such insurance carrier under the related insurance policy are guaranteed or backed in writing by an entity that has long-term unsecured debt obligations that are rated not lower than the ratings set forth above or claims-paying ability ratings that are not lower than the ratings set forth above; and (B) an insurance carrier will be deemed to have the applicable claims-paying ability ratings set forth above in this clause (ii) if a Rating Agency Confirmation is obtained from the Rating Agency whose rating requirement has not been satisfied.

Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions

In connection with each Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan) and Serviced Loan Combination, the applicable Master Servicer (with respect to any such Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) and, if applicable, any related Serviced Pari Passu Companion Loan that, in either case, is not a Specially Serviced Mortgage Loan) or the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan), will be required to determine whether to waive any violation of a due-on-sale or due-on-encumbrance provision or to approve any borrower request for consent to an assignment and assumption of the Mortgage Loan or a further encumbrance of the related Mortgaged Property. However, subject to the related mortgage loan documents, if the subject Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) exceeds specified size thresholds (either actual or relative) or fails to satisfy other applicable conditions imposed by the Rating Agencies, then neither the applicable Master Servicer nor the applicable Special Servicer may enter into such a waiver or approval, unless it has received Rating Agency Confirmation from any or all Rating Agencies, as applicable, and, to the extent such actions relate to a Serviced Loan Combination, the equivalent from each NRSRO hired to provide ratings with respect to any commercial mortgage-backed securities backed by the related Serviced Pari Passu Companion Loan(s). Furthermore, except in limited circumstances, the applicable Master Servicer may not enter into such a waiver or approval without the consent of the applicable Special Servicer, and such Special Servicer will not be permitted to grant that consent or to itself enter into such a waiver or approval unless such Special Servicer has complied with any applicable provisions of the Pooling and Servicing Agreement described above under “—The Majority Subordinate Certificateholder and the Subordinate Class Representative—Rights and Powers of Subordinate Class Representative” and “—The Trust Advisor”. Notwithstanding the foregoing, with respect to the Mortgage Loans secured by residential cooperative properties, the related Master Servicer will be permitted to waive the enforcement of “due-on-encumbrance” clauses to permit subordinate debt secured by the related Mortgaged Property without the consent of the applicable Special Servicer or any other person, but subject to the satisfaction of various conditions set forth in the related Pooling and Servicing Agreement. See “Description of the Mortgage Pool—Subordinate and/or Other Financing” and “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” above.

Transfers of Interests in Borrowers

The applicable Master Servicer will generally have the right to consent, without the approval of the applicable Special Servicer, to any transfers of an interest in a borrower under a Mortgage Loan or Serviced Pari Passu Companion Loan (other than a Non-Serviced Pari Passu Mortgage Loan) that is not a Specially Serviced Mortgage Loan, to the extent the transfer is allowed under the terms of the related Mortgage Loan documents (without the exercise of any lender approval or discretion other than confirming the satisfaction of other specified conditions that do not include any other lender approval or discretion and does not involve incurring new mezzanine indebtedness), including any consent to transfer to any subsidiary or affiliate of a borrower or to a person acquiring less than a majority interest in the borrower. However, subject to the terms of the related mortgage loan documents and applicable law, if—

●
the subject Mortgage Loan (alone or together with all other Mortgage Loans that have the same or a known affiliated borrower) is one of the ten largest Mortgage Loans in the Trust Fund (according to Stated Principal Balance), has a Cut-off Date Principal Balance in excess of $20,000,000 or has a Stated Principal Balance at the time of such proposed transfer that is equal to or greater than 5% of the then aggregate mortgage pool balance, or a Serviced Loan Combination is involved and the related pooling and servicing agreement would require Rating Agency Confirmation if such Serviced Loan Combination was serviced thereunder; and

●	the transfer is of an interest in the borrower of greater than 49% or otherwise would result in a change in control of the borrower,

then the applicable Master Servicer may not consent to the transfer unless it has received written confirmation from each of the Rating Agencies that this action would not result in the qualification, downgrade or withdrawal of any of the ratings then assigned by that Rating Agency to the Certificates and the equivalent from each rating agency hired to provide ratings with respect to any commercial mortgage-backed securities backed by any related Serviced Pari Passu Companion Loan. The Mortgage Loans secured by residential cooperative properties do not restrict the transfer or pledge of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units.

Modifications, Waivers, Amendments and Consents

The applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan) or the applicable Master Servicer (with respect to any Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) or Serviced Pari Passu Companion Loan that, in either case, is not a Specially Serviced Mortgage Loan) may, consistent with the Servicing Standard and the Pooling and Servicing Agreement, agree to:

●	modify, waive or amend any term of any Mortgage Loan;

●	extend the maturity of any Mortgage Loan;

●	defer or forgive the payment of interest (including Default Interest) on and principal of any Mortgage Loan;

●	defer or forgive the payment of late payment charges on any Mortgage Loan;

●	defer or forgive Yield Maintenance Charges or Prepayment Premiums on any Mortgage Loan;

●	permit the release, addition or substitution of collateral securing any Mortgage Loan;

●	permit the release, addition or substitution of the borrower or any guarantor of any Mortgage Loan; or

●	respond to or approve borrower requests for consent on the part of the mortgagee (including lease reviews and lease consents related thereto).

The ability of a Special Servicer or a Master Servicer to agree to any of the foregoing, however, is subject to the discussions under “—The Majority Subordinate Certificateholder and the Subordinate Class Representative—Rights and Powers of Subordinate Class Representative”, “—The Trust Advisor” and “—Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions” above in this free writing prospectus, and further, to each of the following limitations, conditions and restrictions:

●
Unless the applicable Master Servicer has obtained the consent of the applicable Special Servicer, such Master Servicer may not agree to, or consent to, a request to modify, waive or amend any term of, or take any of the other above-referenced actions with respect to, any Mortgage Loan in the Trust Fund, that would (1) affect the amount or timing of any related payment of principal, interest or other amount payable under that Mortgage Loan, (2) materially and adversely affect the security for that Mortgage Loan or (3) constitute a Material Action, except (a) for certain waivers of Default Interest and/or late payment charges and (b) with respect to certain routine matters.

●
With limited exceptions generally involving the waiver of Default Interest and late payment charges, the applicable Special Servicer may not agree to, or consent to the applicable Master Servicer’s agreeing to, modify, waive or amend any term of, and may not take, or consent to such Master Servicer’s taking, any of the other above-referenced actions with respect to any Mortgage Loan, if doing so would—

1.	affect the amount or timing of any related payment of principal, interest or other amount payable under the Mortgage Loan, or

2.	in the judgment of the applicable Special Servicer, materially impair the security for the Mortgage Loan,

unless a material default on the Mortgage Loan has occurred or, in the judgment of the applicable Special Servicer, a default with respect to payment on the Mortgage Loan at maturity or on an earlier date is reasonably foreseeable, or the applicable Special Servicer reasonably believes that there is a significant risk of such a default, and, in either case, the modification, waiver, amendment or other action is reasonably likely to produce an equal or a greater recovery to the Certificateholders as a collective whole, on a present value basis than would liquidation.

●	Neither a Master Servicer nor a Special Servicer may extend the date on which any balloon payment is scheduled to be due on any Mortgage Loan, to a date beyond the earlier of—

1.	five years prior to the Rated Final Distribution Date, and

2.
if the Mortgage Loan, is secured by a lien solely or primarily on the related borrower’s leasehold interest in the corresponding Mortgaged Property, 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the then-current term of the related ground lease, plus any unilateral options to extend.

●
Neither a Master Servicer nor a Special Servicer may make or permit any modification, waiver or amendment of any term of, or take any of the other above-referenced actions with respect to, any Mortgage Loan (or any related Serviced Pari Passu Companion Loan), if doing so would result in an Adverse REMIC Event.

●
Subject to applicable law, the related mortgage loan documents and the Servicing Standard, neither a Master Servicer nor a Special Servicer may permit any modification, waiver or amendment of any term of any Mortgage Loan that is not a Specially Serviced Mortgage Loan (or any related Serviced Pari Passu Companion Loan) unless all related fees and expenses are paid by the borrower.

●
A Special Servicer may not permit or consent to a Master Servicer’s permitting any borrower to add or substitute any real estate collateral for any Mortgage Loan (or any related Serviced Pari Passu Companion Loan), unless such Special Servicer has first—

1.	determined, based upon an environmental assessment prepared by an independent person who regularly conducts environmental assessments, at the expense of the borrower, that—

(a)	the additional or substitute collateral is in compliance with applicable environmental laws and regulations, and

(b)
there are no circumstances or conditions present with respect to the new collateral relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then applicable environmental laws or regulations; and

2.
received, at the expense of the related borrower to the extent permitted to be charged by the holder of the Mortgage Loan under the related mortgage loan documents, a Rating Agency Confirmation with respect to the addition or substitution of real estate collateral (and, in the case of any Serviced Loan Combination, an analogous “rating agency confirmation” from each hired rating agency for any commercial mortgage-backed securities backed by any related Serviced Pari Passu Companion Loan, if applicable).

●
With limited exceptions generally involving the delivery of substitute collateral, the paydown of the subject Mortgage Loan or the release of non-material parcels, the applicable Special Servicer may not release or consent to the applicable Master Servicer’s releasing any material real property collateral securing a performing Mortgage Loan in the Trust Fund other than in accordance with the terms of, or upon satisfaction of, the Mortgage Loan.

The foregoing limitations, conditions and restrictions will not apply to any of the acts referenced in this “—Modifications, Waivers, Amendments and Consents” section that occurs automatically, or that results from the exercise of a unilateral option by the related borrower (within the meaning of Treasury Regulations Section 1.1001-3(c)(3)); provided, however, that in the case of transactions involving a release of a lien on real property that secures a Mortgage Loan, such a lien release shall be permitted only if the related Mortgage Loan will continue to be “principally secured by real property” after the lien is released, or if it will not be, the release is part of a transaction that meets the requirements of a “qualified pay-down transaction” under Revenue Procedure 2010-30. Also, in no event will either the applicable Master Servicer or the applicable Special Servicer be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a borrower if, in its judgment, opposition would not ultimately prevent the confirmation of the plan or one substantially similar.

Notwithstanding the foregoing, a Master Servicer will not be required to seek the consent of, or provide prior notice to, the applicable Special Servicer or any Certificateholder or holder of a Serviced Pari Passu Companion Loan or obtain any Rating Agency Confirmation in order to approve the following modifications, waivers or amendments of non-Specially Serviced Mortgage Loans: (i) waivers of minor covenant defaults (other than financial covenants), including late financial statements; (ii) releases of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related mortgage loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related mortgage loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related mortgage loan documents that do not include any other approval or exercise)) and such release is made as required by the related mortgage loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property); (iii) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan; (iv) granting other routine approvals, including the granting of subordination and non-disturbance and attornment agreements and consents involving routine leasing activities that (A) do not involve a ground lease or lease of an outparcel and (B) affect less than the lesser of (or, in the case of any Mortgage Loan primary serviced by Prudential Asset Resources, Inc. or any successor or assign, the greater of) (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property; (v) approvals of annual budgets to operate a residential cooperative Mortgaged Property; (vi) approvals of annual budgets to operate a

Mortgaged Property (other than a residential cooperative Mortgaged Property), other than a budget with (1) a material (more than 15%) increase in operating expenses or (2) payments to entities actually known by the applicable Master Servicer to be affiliates of the related borrower (excluding payments to affiliated entities agreed to at the origination of the related Mortgage Loan or previously agreed by the applicable Special Servicer); (vii) approving a change of the property manager that does not otherwise constitute a Material Action pursuant to clause 10 of the definition thereof at the request of the related borrower (provided that (x) the related Mortgaged Property is not a hospitality property and either (A) the change occurs in connection with an assignment and assumption approved in accordance with the applicable provisions of the Pooling and Servicing Agreement or (B) the successor property manager is not affiliated with the borrower and is a nationally or regionally recognized manager of similar properties and the related Mortgage Loan does not have a Stated Principal Balance that is greater than or equal to $8,500,000 or 2% of the then-aggregate Stated Principal Balance of the Mortgage Pool, whichever is less or (y) the related Mortgaged Property is a residential cooperative property), (viii) (A) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgaged Property securing a residential cooperative Mortgage Loan or (B) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgaged Property securing a Mortgage Loan other than a residential cooperative Mortgage Loan where the release or reduction of or withdrawal from (as applicable) the applicable letter of credit, reserve funds or additional collateral is not conditioned on obtaining the consent of the lender and the conditions to the release, reduction or withdrawal (as applicable) that are set forth in the related mortgage loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related mortgage loan documents that do not include any other approval or exercise), (ix) with respect to mortgage loans secured by residential cooperative properties, the related borrower incurring subordinate debt secured by the related property, subject to the satisfaction of various conditions set forth in the Pooling and Servicing Agreement; (x) modifications to cure any ambiguity in, or to correct or supplement any provision of an intercreditor agreement to the extent permitted therein without obtaining any Rating Agency Confirmation, except that the Subordinate Class Representative’s consent shall be required for any such modification of an intercreditor agreement during any Subordinate Control Period or (xi) modifications, waivers or amendments of any provisions of the Mortgage Loan documents that are made to correct any manifest, typographical or grammatical errors therein or to correct or supplement any inconsistent or defective provisions therein, so long as such modification, waiver or amendment does not affect any economic term of the Mortgage Loan or is otherwise immaterial; provided that such modification, waiver, consent or amendment (A) would not constitute a “significant modification” of the subject Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b), would not cause any Mortgage Loan (or a Serviced Pari Passu Companion Loan) to cease to be treated as “principally secured by real property” and would not otherwise constitute an Adverse REMIC Event with respect to REMIC I, REMIC II or REMIC III or constitute an Adverse Grantor Trust Event with respect to the Grantor Trust, and (B) would be consistent with the Servicing Standard.

In connection with (i) the release of any portion of a Mortgaged Property from the lien of the related Mortgage Loan or (ii) the taking of any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the mortgage loan documents require the applicable Master Servicer or the applicable Special Servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation of the value of the collateral shall be solely based on the real property included therein.

All modifications, amendments, material waivers and other Material Actions entered into or taken and all consents with respect to the Mortgage Loans must be in writing. Each of the applicable Master Servicer and the applicable Special Servicer must deliver to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, amendment or other action agreed to or taken by it, promptly following its execution.

In circumstances in which a Master Servicer is not permitted to enter into a modification, waiver, consent or amendment without the approval of the applicable Special Servicer, (A) such Master Servicer must promptly provide the applicable Special Servicer with written notice of any borrower request for such modification, waiver or amendment, such Master Servicer’s written analysis, and with all information that the applicable Special Servicer may reasonably request in order to withhold or grant any such consent, (B) the applicable Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard (and subject to the other provisions of the Pooling and Servicing Agreement that require the applicable Special Servicer to obtain the approval of or engage in consultations with other parties), and (C) if any such consent has not been expressly denied within (x) for consents other than in connection with a Serviced Loan Combination, 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) of the applicable Special Servicer’s receipt from such Master Servicer of such Master Servicer’s written analysis and all information reasonably requested thereby in order to make an informed decision, or (y) for consents in connection with a Serviced Loan Combination, within 5 business days (or, in connection with an Acceptable Insurance Default with respect to a Serviced Loan Combination, 30 days) after the time period provided for in the related intercreditor agreement, such consent shall be deemed to have been granted. If approval is granted or deemed to have been granted by the applicable Special Servicer, such Master Servicer will be responsible for entering into the relevant documentation.

“Material Action” means, for any Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) and any related Serviced Pari Passu Companion Loan, any of the following actions:

1.
any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing any Specially Serviced Mortgage Loan that comes into and continues in default;

2.
any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan or Loan Combination or any extension of the maturity date of a Mortgage Loan or Loan Combination;

3.
following a default or an event of default with respect to a Mortgage Loan or Loan Combination, any exercise of remedies, including the acceleration of the Mortgage Loan or Loan Combination or initiation of any proceedings, judicial or otherwise, under the related mortgage loan documents;

4.	any sale of a Defaulted Mortgage Loan or REO Property for less than the applicable Purchase Price;

5.
any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at a Mortgaged Property or an REO Property;

6.
any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Loan Combination or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

7.
any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Loan Combination or any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the borrower, other than the waiver of a “due-on-encumbrance” clause with respect to a mortgage loan secured by a residential cooperative property to permit subordinate debt secured by the related mortgaged property subject to the satisfaction of various conditions and subject to certain parameters set forth in the Pooling and Servicing Agreement and discussed under “Description of the

Mortgage Pool—Subordinate and/or Other Financing” and “—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus;

8.
any incurrence of additional debt by a borrower or any mezzanine financing by any beneficial owner of a borrower (to the extent that the lender has consent rights pursuant to the related mortgage loan documents (for purposes of the determination whether a lender has such consent rights pursuant to the related mortgage loan documents, any Mortgage Loan document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender will constitute such consent rights)), other than the incurrence of additional indebtedness by a residential cooperative borrower (subject to the satisfaction of various conditions and subject to certain parameters set forth in the Pooling and Servicing Agreement and discussed under “Description of the Mortgage Pool—Subordinate and/or Other Financing” and “—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus);

9.
any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan or Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

10.
any property management company changes (with respect to a Mortgage Loan with a principal balance equal to or greater than $2,500,000 and other than with respect to residential cooperative properties), including, without limitation, approval of the termination of a manager and appointment of a new property manager, or franchise changes (with respect to a Mortgage Loan or Loan Combination for which the lender is required to consent or approve such changes under the mortgage loan documents);

11.
other than with respect to Mortgage Loans secured by residential cooperative properties, releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

12.
any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower, guarantor or other obligor releasing a borrower, guarantor or other obligor from liability under a Mortgage Loan or Serviced Loan Combination other than pursuant to the specific terms of such Mortgage Loan or Serviced Loan Combination and for which there is no lender discretion;

13.	any determination of an Acceptable Insurance Default;

14.
any determination by the applicable Master Servicer to transfer a Mortgage Loan or Loan Combination to the applicable Special Servicer under the circumstances described in paragraph 3 of the definition of “Servicing Transfer Event”; or

15.
any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (or, in the case of any Mortgage Loan primary serviced by Prudential Asset Resources, Inc. or any successor or assign, the greater of) (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Mortgage Loan.

Required Appraisals

Within 60 days (or within such longer period as the Special Servicer is (as certified thereby to the Trustee in writing) diligently using reasonable efforts to obtain the appraisal referred to below) following the occurrence of any Appraisal Trigger Event with respect to any of the Mortgage Loans (other than any Non-Serviced Pari Passu Mortgage Loan) or any Serviced Pari Passu Companion Loan, the applicable Special Servicer will be required to obtain an appraisal of the related Mortgaged Property from an independent appraiser meeting the qualifications imposed in the Pooling and Servicing Agreement, unless—

●	an appraisal had previously been obtained within the prior nine months, and

●	the applicable Special Servicer has no knowledge of changed circumstances that in the reasonable judgment of such Special Servicer would materially affect the value of the Mortgaged Property.

Notwithstanding the foregoing, if the Stated Principal Balance of the subject Mortgage Loan is less than $2,000,000, then the applicable Special Servicer may, at its option, perform an internal valuation of the related Mortgaged Property rather than obtain an appraisal.

As a result of any appraisal or other valuation, it may be determined that an Appraisal Reduction Amount exists with respect to the subject Mortgage Loan. An Appraisal Reduction Amount is relevant to (i) the amount of any advances of delinquent interest required to be made with respect to the affected Mortgage Loan and (ii) the determination of whether a Subordinate Control Period is in effect as of any date of determination and, during a Subordinate Control Period, the identity of the Class of Certificateholders whose members are entitled to appoint the Subordinate Class Representative.

If an Appraisal Trigger Event occurs with respect to any Specially Serviced Mortgage Loan, then the applicable Special Servicer will have an ongoing obligation to obtain or perform, as the case may be, every nine months following the occurrence of that Appraisal Trigger Event, an update of the prior required appraisal or other valuation. Based upon that update, the applicable Special Servicer is required to redetermine (in consultation with the Subordinate Class Representative during any Subordinate Control Period, or in consultation with one or more of the Subordinate Class Representative and the Trust Advisor, under the procedures described under “—Review and Consultation With Respect to Calculations of Net Present Value and Appraisal Reduction Amounts” above, during any Collective Consultation Period or Senior Consultation Period), and report to the Certificate Administrator, the Trustee and the applicable Master Servicer the new Appraisal Reduction Amount, if any, with respect to the Mortgage Loan. This ongoing obligation will cease if and when—

●	any and all Servicing Transfer Events with respect to the Mortgage Loan have ceased, and

●	no other Servicing Transfer Event or Appraisal Trigger Event has occurred with respect to the subject Mortgage Loan during the preceding 90 days.

The cost of each required appraisal, and any update of that appraisal, will be advanced by the applicable Master Servicer, at the direction of the applicable Special Servicer, and will be reimbursable to the applicable Master Servicer as a Servicing Advance.

Notwithstanding the foregoing, solely for purposes of determining whether a Subordinate Control Period is in effect (and the identity of the Class of Certificateholders entitled to appoint the Subordinate Class Representative), whenever the applicable Special Servicer obtains an appraisal or updated appraisal under the Pooling and Servicing Agreement, the Subordinate Class Representative will have the right, exercisable within ten business days after such Special Servicer’s report of the resulting Appraisal Reduction Amount, to direct such Special Servicer to hire a qualified appraiser reasonably satisfactory to the Subordinate Class Representative to prepare a second appraisal of the Mortgaged Property at the expense of the Subordinate Class Representative. The applicable Special Servicer must use reasonable efforts to cause the delivery of such second appraisal within 30 days following the direction of the Subordinate Class Representative. Within ten business days following its receipt of such second appraisal, such Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal and receipt of information requested from the applicable Master Servicer reasonably required to perform such recalculation of the Appraisal Reduction Amount, any recalculation of the Appraisal Reduction Amount is warranted and, if so, shall recalculate the applicable Appraisal Reduction Amount on the basis of such second appraisal. Solely for purposes of determining whether a Subordinate Control Period is in effect and the identity of the Class of Certificates whose members are entitled to appoint the Subordinate Class Representative:

●
the first appraisal will be disregarded and have no force or effect, and, if an Appraisal Reduction Amount is already then in effect, the Appraisal Reduction Amount for the related Mortgage Loan shall be calculated on the basis of the most recent prior appraisal or updated appraisal obtained under the Pooling and Servicing Agreement (or, if no such appraisal exists, there shall be no Appraisal Reduction Amount for purposes of determining whether a Subordinate Control Period is in effect and the identity of the Class of Certificates whose members are entitled to appoint the Subordinate Class Representative) unless and until (a) the Subordinate Class Representative fails to exercise its right to direct the applicable Special Servicer to obtain a second appraisal within the exercise period described above or (b) if the Subordinate Class Representative exercises its right to direct the applicable Special Servicer to obtain a second appraisal, such second appraisal is not received by such Special Servicer within 90 days following such direction, whichever occurs earlier (and, in such event, an Appraisal Reduction Amount calculated on the basis of such first appraisal, if any, shall be effective); and

●
if the Subordinate Class Representative exercises its right to direct the applicable Special Servicer to obtain a second appraisal and such second appraisal is received by such Special Servicer within 90 days following such direction, the Appraisal Reduction Amount (if any), calculated on the basis of the second appraisal (if such Special Servicer determines that a recalculation was warranted as described above) or (otherwise) on the basis of the first appraisal shall be effective.

In addition, if there is a material change with respect to any of the Mortgaged Properties related to a Mortgage Loan with respect to which an Appraisal Reduction Amount has been calculated, then (i) during any Subordinate Control Period, the holder (or group of holders) of Certificates representing a majority of the aggregate voting rights of the Classes of Principal Balance Certificates reduced by Appraisal Reduction Amounts allocated thereto to less than 25% of each such Class’s initial principal balance and (ii) during any Collective Consultation Period, the Majority Subordinate Certificateholder will have the right, at its sole cost and expense, to present to the applicable Special Servicer an additional appraisal prepared by a qualified appraiser on an “as-is” basis and acceptable to such Special Servicer in accordance with the Servicing Standard. Subject to the applicable Special Servicer’s confirmation, determined in accordance with the Servicing Standard, that there has been a change with respect to the related Mortgaged Property and such change was material, the applicable Special Servicer will be required to recalculate such Appraisal Reduction Amount based upon such additional appraisal and updated information. If required by any such recalculation, any applicable Class of Principal Balance Certificates notionally reduced by any Appraisal Reduction Amounts allocated to such class will have its related certificate principal balance notionally restored to the extent required by such recalculation, and there will be a redetermination of whether a Subordinate Control Period or a Collective Consultation Period is then in effect. With respect to each Class of Control-Eligible Certificates, the right to present the Special Servicers with any such additional appraisals as provided above will be limited to no more frequently than once in any twelve-month period for each Mortgage Loan with respect to which an Appraisal Reduction Amount has been calculated.

Except as otherwise described below, “Appraisal Reduction Amount“ means for any Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) as to which an Appraisal Trigger Event has occurred, an amount that:

●	will be determined shortly following the later of—

1.	the date on which the relevant appraisal or other valuation is obtained or performed, as described under “—Required Appraisals” in this free writing prospectus; and

2.	the date on which the relevant Appraisal Trigger Event occurred; and

●	will generally equal the excess, if any, of “x” over “y” where—

1.	“x” is equal to the sum of, without duplication:

(a)	the Stated Principal Balance of that Mortgage Loan;

(b)
to the extent not previously advanced by or on behalf of the applicable Master Servicer or the Trustee, all unpaid interest, other than any Default Interest and/or Excess Interest, accrued on that Mortgage Loan through the most recent Due Date prior to the date of determination;

(c)	all accrued but unpaid special servicing fees with respect to that Mortgage Loan;

(d)
all related unreimbursed advances made by or on behalf of the applicable Master Servicer, the applicable Special Servicer or the Trustee with respect to that Mortgage Loan, together with interest on those advances;

(e)	any other outstanding Additional Trust Fund Expenses (other than certain Trust Advisor Expenses) with respect to that Mortgage Loan; and

(f)
all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents and any unfunded improvement or other applicable reserves, with respect to the related Mortgaged Property or REO Property, for which neither the applicable Master Servicer nor the applicable Special Servicer holds any escrow funds or reserve funds; and

2.	“y” is equal to the sum of:

(a)
the excess, if any, of 90% of the resulting appraised value of the related Mortgaged Property (determined in the case of a residential cooperative property, other than the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc., assuming such property is operated as a residential cooperative and determined in the case of the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc., assuming such Mortgaged Property is operated as a multifamily rental property) or REO Property, over the amount of any obligations secured by liens on the property that are prior to the lien of that Mortgage Loan;

(b)	the amount of escrow payments and reserve funds held by the related Master Servicer or the related Special Servicer with respect to the subject Mortgage Loan that—

●	are not required to be applied to pay real estate taxes and assessments, insurance premiums or ground rents,

●	are not otherwise scheduled to be applied (except to pay debt service on the Mortgage Loan) within the next 12 months, and

●	may be applied toward the reduction of the principal balance of the Mortgage Loan; and

(c)	the amount of any letter of credit that constitutes additional security for the Mortgage Loan that may be used to reduce the principal balance of the subject Mortgage Loan.

If, however—

●	an Appraisal Trigger Event occurs with respect to any applicable Mortgage Loan,

●
the appraisal or other valuation referred to in the first bullet of this definition is not obtained or performed with respect to the related Mortgaged Property or REO Property within 60 days of the Appraisal Trigger Event referred to in the first bullet of this definition, and either—

1.
no comparable appraisal or other valuation had been obtained or performed with respect to the related Mortgaged Property or REO Property, as the case may be, during the 9-month period prior to that Appraisal Trigger Event, or

2.
there has been a material change in the circumstances surrounding the related Mortgaged Property or REO Property, as the case may be, subsequent to the earlier appraisal or other valuation that, in such Special Servicer’s judgment, materially affects the property’s value, then until the required appraisal or other valuation is obtained or performed, the Appraisal Reduction Amount for the subject Mortgage Loan will equal 25% of the Stated Principal Balance of the subject Mortgage Loan. After receipt of the required appraisal or other valuation with respect to the related Mortgaged Property or REO Property, the applicable Special Servicer will be required to determine the Appraisal Reduction Amount, if any, for the subject Mortgage Loan as described in the first sentence of this definition.

Also notwithstanding the foregoing, with respect to a Serviced Loan Combination, any Appraisal Reduction Amounts generally will be calculated with respect to the entirety of such Serviced Loan Combination as if it were a single “Mortgage Loan” owned by the Trust, the resulting amount will then be allocated to the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis according to their respective outstanding principal balances and the amount so allocated will be the “Appraisal Reduction Amount” for such Mortgage Loan or Pari Passu Companion Loan, as applicable.

An Appraisal Reduction Amount as calculated above will be reduced to zero as of the date all Servicing Transfer Events have ceased to exist with respect to the related Mortgage Loan and at least 90 days have passed following the occurrence of the most recent Appraisal Trigger Event. No Appraisal Reduction Amount as calculated above will exist as to any Mortgage Loan after it has been paid in full, liquidated, repurchased or otherwise disposed of.

As used in this free writing prospectus, “Appraisal Trigger Event” means, with respect to any Mortgage Loan (other than a Non-Serviced Pari Passu Mortgage Loan) and any Serviced Pari Passu Companion Loan, any of the following events:

●	the occurrence of a Servicing Transfer Event and the modification of the Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, by the applicable Special Servicer in a manner that—

1.
materially affects the amount or timing of any payment of principal or interest due thereon, other than, or in addition to, bringing monthly debt service payments current with respect to the Mortgage Loan or Serviced Pari Passu Companion Loan;

2.
except as expressly contemplated by the related mortgage loan documents, results in a release of the lien of the related mortgage instrument on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as-is), that is not less than the fair market value (as-is) of the property to be released, as determined by an appraisal delivered to such Special Servicer (at the expense of the related borrower and upon which the applicable Special Servicer may conclusively rely); or

3.
in the reasonable judgment of the applicable Special Servicer, otherwise materially impairs the security for the Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, or materially reduces the likelihood of timely payment of amounts due thereon;

●	the Mortgaged Property securing the Mortgage Loan becomes an REO Property;

●	the passage of 60 days after a receiver or similar official is appointed and continues in that capacity with respect to the Mortgaged Property securing the Mortgage Loan;

●
the related borrower becomes the subject of (1) voluntary bankruptcy, insolvency or similar proceedings or (2) involuntary bankruptcy, insolvency or similar proceedings that remain undismissed for 60 days;

●
the related borrower fails to make when due any monthly debt service payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days; and

●
the related borrower fails to make when due any balloon payment and the borrower does not deliver to the applicable Master Servicer or the applicable Special Servicer, on or before the Due Date of the balloon payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable Master Servicer (and such Master Servicer will be required to promptly forward such commitment to the applicable Special Servicer) which provides that such refinancing will occur within 120 days after the date on which the balloon payment will become due (provided that if either such refinancing does not occur during that time or the applicable Master Servicer is required during that time to make any monthly debt service advance in respect of the Mortgage Loan, an Appraisal Trigger Event will occur immediately).

With respect to any Non-Serviced Pari Passu Mortgage Loan serviced pursuant to another securitization, any applicable Appraisal Reduction Amount will be determined by the related Other Master Servicer or the related Other Special Servicer, as applicable, on terms that are, or are expected to be, similar, but not necessarily identical, to those described above (although the appraisal trigger events, the timing of obtaining the requisite appraisals and the exact calculation of the Appraisal Reduction Amount may vary). See “—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination” in this free writing prospectus.

Additionally, with respect to any Serviced Loan Combination, if an Appraisal Trigger Event occurs with respect to either the related Serviced Pari Passu Mortgage Loan or the related Serviced Pari Passu Companion Loan, it will be deemed to exist with respect to the entirety of such Serviced Loan Combination.

Collection Accounts

General. Each Master Servicer will be required to establish and maintain an account (each a “Collection Account”) for purposes of holding payments and other collections that it receives with respect to the Mortgage Loans it is obligated to service pursuant to the Pooling and Servicing Agreement. With respect to the Serviced Loan Combinations, the related Master Servicer will also be required to establish and maintain a separate custodial account (the “Companion Loan Collection Account”), which may be a sub-account of the related Collection Account, and deposit therein all payments and other collections that it receives with respect to the Serviced Pari Passu Companion Loans. The Trust will be entitled to amounts on deposit in the Companion Loan Collection Account only to the extent that those amounts are not payable to the holders of the Serviced Pari Passu Companion Loans. The Collection Accounts and the Companion Loan Collection Account must be maintained in a manner and with a depository institution that satisfies each Rating Agency’s standards for securitizations similar to the one involving the Offered Certificates.

The funds held in each Collection Account and the Companion Loan Collection Account may be held as cash or invested in Permitted Investments. See “—Servicing and Other Compensation and Payment of Expenses—Additional Servicing Compensation” above.

Deposits. Each Master Servicer must deposit or cause to be deposited in its Collection Account or the Companion Loan Collection Account, as applicable, generally within one business day following receipt of properly identified funds by it, all payments on and proceeds of the Mortgage Loans that are received by or on behalf of such Master Servicer with respect to the related Mortgage Loans or Serviced Pari Passu Companion Loans, as applicable. These payments and proceeds include borrower payments, insurance and condemnation proceeds (other than amounts to be applied to the restoration of a property), amounts remitted monthly by the applicable Special Servicer from an REO Account, the proceeds of any escrow or reserve account that are applied to the indebtedness under the Mortgage Loans or Serviced Pari Passu Companion Loan, as applicable, and the sales proceeds of any sale of any Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, on behalf of the Trust Fund that may occur as otherwise described in this free writing prospectus. Notwithstanding the foregoing, a Master Servicer need not deposit into its Collection Account any amount that such Master Servicer would be authorized to withdraw immediately from that Collection Account as described under “—Withdrawals” below and will be entitled to instead pay that amount directly to the person(s) entitled thereto.

Withdrawals. Each Master Servicer may make withdrawals from the related Collection Account for any one or more of the following purposes (which are generally not governed by any set of payment priorities) (each an “Authorized Collection Account Withdrawal”):

1.
to remit to the Certificate Administrator for deposit in the Distribution Account described under “Description of the Offered Certificates—Distribution Account” in this free writing prospectus, on the business day preceding each distribution date, all payments and other collections on the Mortgage Loans and the Trust’s interest in any related REO Properties that are then on deposit in that Collection Account, exclusive of any portion of those payments and other collections that represents one or more of the following—

(a)	monthly debt service payments due on a Due Date subsequent to the collection period for the subject distribution date;

(b)	payments and other collections received by or on behalf of the Trust Fund after the end of the related collection period; and

(c)	amounts that are payable or reimbursable from that Collection Account to any person other than the Certificateholders in accordance with any of clauses 2 through 5 below;

2.
to pay or reimburse one or more parties to the Pooling and Servicing Agreement for unreimbursed servicing and monthly debt service advances, master servicing compensation, special servicing compensation and indemnification payments or reimbursement to which they are entitled (subject to any limitations on the amount or source of funds that may be used to make such payment or reimbursement, including, in the case of any such advances, compensation, indemnifications or reimbursements, that relate to a Serviced Loan Combination, any provisions that limit the payment or reimbursement of a pro rata portion thereof from the applicable Collection Account to the extent that funds available therefor have been received on the related Serviced Pari Passu Companion Loan(s) and, in the case of Trust Advisor Expenses other than Designated Trust Advisor Expenses, the limitations described under “Description of the Offered Certificates—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus);

3.
to pay or reimburse any other items that are payable or reimbursable out of such Collection Account or otherwise at the expense of the Trust Fund under the terms of the Pooling and Servicing Agreement (including interest that accrued on advances, costs associated with permitted environmental remediation, unpaid expenses incurred in connection with the sale or liquidation of a Mortgage Loan or REO Property, amounts owed by the Trust Fund to a third party pursuant to any intercreditor or other similar agreement, the costs of various opinions of counsel and tax-related advice and costs incurred in connection with various servicing actions and the CREFC® Intellectual Property Royalty License Fee);

4.
in connection with a Non-Serviced Pari Passu Mortgage Loan, to pay, out of the Collection Account, to the related Other Master Servicer, Other Special Servicer or Other Trust Advisor and/or the holders of the related Non-Serviced Pari Passu Companion Loan(s), any amount reimbursable to such party by the holder of such Non-Serviced Pari Passu Mortgage Loan pursuant to the terms of the related intercreditor agreement;

5.
to remit to any third party that is entitled thereto any Mortgage Loan payments that are not owned by the Trust Fund, such as any payments attributable to the period before the Cut-off Date and payments that are received after the sale or other removal of a Mortgage Loan from the Trust Fund;

6.	to withdraw amounts deposited in such Collection Account in error;

7.
in accordance with the terms of the Pooling and Servicing Agreement, to pay or reimburse the applicable person for any Uncovered Amount in respect of any other Master Servicer’s Collection Account, any such person’s right to payment or reimbursement for any such Uncovered Amount being limited to any general funds in the subject Master Servicer’s Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject Master Servicer’s Collection Account pursuant to any of clauses 1-6 above; and

8.	to clear and terminate such Collection Account upon the termination of the Pooling and Servicing Agreement.

As used in clause 7 above, “Uncovered Amount” means, with respect to any Master Servicer’s Collection Account, any Additional Trust Fund Expense, nonrecoverable advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to the Pooling and Servicing Agreement, but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement; provided that any such Additional Trust Fund Expense, nonrecoverable advance or other item will be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

The Pooling and Servicing Agreement will contain additional provisions with respect to the timing of the payments, reimbursements and remittances generally described above. The payments, reimbursements and remittances described above may result in shortfalls to the holders of the Offered Certificates in any particular month even if those shortfalls do not ultimately become Realized Losses for those holders.

The related Master Servicer may make withdrawals from the Companion Loan Collection Account for any one or more of the following purposes (which are not governed by any set of payment priorities): (i) to pay to the holder(s) of the related Serviced Pari Passu Companion Loan(s) any amounts received on or with respect to the related Pari Passu Companion Loan(s) or any successor REO Companion Loan with respect thereto that are deposited in the Companion Loan Collection Account (exclusive of any portion of those amounts which the related Master Servicer has actual knowledge are then payable or reimbursable to any person as described in the following clauses (ii) through (v)); (ii) to pay or reimburse one or more parties to the Pooling and Servicing Agreement or the holder(s) of the related Serviced Pari Passu Companion Loan(s) for unreimbursed servicing advances, master servicing compensation, special servicing compensation and indemnification payments or reimbursement to which they are entitled with respect to such Serviced Loan Combination (subject to any limitations on the amount or source of funds that may be used to make such payment or reimbursement, including as a result of the provisions described in the next succeeding paragraph); (iii) to pay or reimburse any other items that are payable or reimbursable out of the Companion Loan Collection Account or otherwise at the expense of the holder(s) of the related Serviced Pari Passu Companion Loan(s) under the terms of the Pooling and Servicing Agreement and/or the related intercreditor agreement (including interest that accrued on advances, costs associated with permitted environmental remediation, unpaid expenses incurred in connection with the sale or liquidation of such Serviced Loan Combination (or any related REO Property), amounts owed by the holder of the related Serviced Pari Passu Companion Loan to a third party pursuant to the related intercreditor agreement, the costs of various opinions of counsel and tax related advice and costs incurred in connection with various servicing actions); (iv) to withdraw amounts deposited in the Companion Loan Collection Account in error; and (v) to clear and terminate the Companion Loan Collection Account upon the termination of the Pooling and Servicing Agreement or, if earlier, the final liquidation of such Serviced Loan Combination.

Notwithstanding the provisions described in the preceding paragraphs, in connection with any expense, cost, reimbursement or other amount in the nature of servicing advances, interest on advances, liquidation expenses, nonrecoverable advances, certain environmental expenses or indemnification and similar expenses that relate to any Serviced Loan Combination, any withdrawal for the payment or reimbursement thereof must be made from the related Collection Account and the Companion Loan Collection Account pro rata according to the related intercreditor agreement and based on the respective outstanding principal balances of the related Pari Passu Mortgage Loan and the Serviced Pari Passu Companion Loan(s) included in such Serviced Loan Combination but, to the extent that the amount on deposit in the Companion Loan Collection Account at any particular time is insufficient to satisfy such pro rata portion of the payment or reimbursement, such payment or reimbursement shall be made from general collections on deposit in the related Collection Account. In that latter event, to the extent that the amount is so paid from the Collection Account and funds that would otherwise have been available in the Companion Loan Collection Account and used to pay such amount are subsequently collected or recovered, then such funds shall be deposited into the related Collection Account.

Procedures With Respect to Defaulted Mortgage Loans and REO Properties

With respect to all Mortgage Loans (other than any Non-Serviced Pari Passu Mortgage Loan), promptly upon such Mortgage Loan becoming a Defaulted Mortgage Loan, and, if the applicable Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, as a collective whole (or if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, in the best interest of the Certificateholders and the holder of the related Serviced Pari Passu Companion Loan(s) as a collective whole), to attempt to sell such Defaulted Mortgage Loan (and if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, to sell the entire Serviced Loan Combination), the applicable Special Servicer shall use reasonable efforts to solicit offers for such Defaulted Mortgage Loan or Serviced Loan Combination on behalf of the Certificateholders (or if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, on behalf of the Certificateholders and the holder of the related Serviced Pari Passu Companion Loan(s)) in such manner as will be reasonably likely to realize a fair price. The applicable Special Servicer will be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for such Defaulted Mortgage Loan.

The applicable Special Servicer will be required to give the Trustee, the Certificate Administrator, the applicable Master Servicer, the Trust Advisor (at any time other than a Subordinate Control Period), the Subordinate Class Representative (at any time other than during a Senior Consultation Period) and the Majority Subordinate Certificateholder (at any time other than during a Senior Consultation Period), not less than three business days’ prior written notice of its intention to sell any Defaulted Mortgage Loan. No Interested Person will be obligated to submit an offer to purchase any Defaulted Mortgage Loan. In no event shall the Trustee, in its individual capacity, offer for or purchase any Defaulted Mortgage Loan.

Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan will be determined by the applicable Special Servicer, if the highest offeror is a person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be supplied with and will rely on the most recent appraisal or updated appraisal conducted in accordance with the Pooling and Servicing Agreement within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. The appraiser conducting any such new appraisal will be an appraiser selected by the applicable Special Servicer if no Interested Person thereof with respect to a Defaulted Mortgage Loan and selected by the Trustee if an Interested Person is so making an offer. The cost of any such appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance. Notwithstanding the foregoing, but subject to the proviso in the first sentence of this paragraph, in the event that an offer from an Interested Person is equal to or in excess of the Purchase Price for such Mortgage Loan, then the Trustee will not be required to make any such determination of fair price and such offer will be deemed to be a fair price (provided such offer is also the highest cash offer received and at least two independent offers have been received). Where any Interested Person is among those submitting offers with respect to a Defaulted Mortgage Loan, the applicable Special Servicer shall require that all offers be submitted to the Trustee in writing. In determining whether any such offer from a person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the applicable Special Servicer will take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine (9) months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any appraiser will be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Trustee may conclusively rely on the opinion of an independent appraiser or other independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund in connection with making such determination. The Purchase Price for any Defaulted Mortgage Loan will in all cases be deemed a fair price (but subject to the proviso in the first sentence of this paragraph with respect to an offer from an Interested Person).

In connection with the sale of any Defaulted Mortgage Loan under the provisions described above for less than the Purchase Price, the applicable Special Servicer will be required to obtain the approval of the Subordinate Class Representative (during any Subordinate Control Period) or consult with the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period), in each case subject to the applicable Special Servicer’s prevailing duty to comply with the Servicing Standard. In addition, in considering any such sale, the related Special Servicer will consider the interests of the Certificateholders (and the holder of any Serviced Pari Passu Companion Loan, if applicable, as a collective whole). In connection with any consultation with the Trust Advisor contemplated above, the applicable Special Servicer shall provide the Trust Advisor with any relevant information reasonably requested by the Trust Advisor in order to enable it to consult with the applicable Special Servicer.

Notwithstanding any of the foregoing, the applicable Special Servicer will not be obligated to accept the highest cash offer if such Special Servicer determines (in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Subordinate Class Representative and, to the extent a Collective Consultation Period or a Senior Consultation Period is then in effect, in consultation with the Trust Advisor), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the holder of the related Serviced Pari Passu Companion Loan, if applicable, (as a collective whole), and such Special Servicer may accept a lower cash offer (from any person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the holder of the related Serviced Pari Passu Companion Loan (as a collective whole). In connection with any consultation with the Trust Advisor contemplated above, the applicable Special Servicer will provide the Trust Advisor with any relevant information reasonably requested by the Trust Advisor in order to enable it to consult with the applicable Special Servicer.

A Special Servicer will not be permitted to foreclose upon or otherwise cause the Trust to acquire ownership of any collateral other than a Mortgaged Property unless it receives an opinion of counsel that such acquisition will not cause any REMIC Pool to fail to qualify as a REMIC and will not subject any REMIC Pool to tax (other than “net income from foreclosure property,” within the meaning of the REMIC provisions).

Notwithstanding the provisions described above, the sale of any Defaulted Mortgage Loan that consists of a Serviced Loan Combination will be governed by the provisions described under “Description of the Mortgage Pool—Split Loan Structures”.

The applicable Special Servicer will use its reasonable efforts, consistent with the Servicing Standard, to solicit cash offers for each REO Property (other than any interest in REO Property acquired with respect to a Non-Serviced Loan Combination) in such manner as will be reasonably likely to realize a fair price for any REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period by which the REMIC provisions require its sale). The applicable Special Servicer will accept the first (and, if multiple cash offers are received by a specified offer date, the highest) cash offer received from any person that constitutes a fair price for such REO Property. If the applicable Special Servicer reasonably believes that it will be unable to realize a fair price with respect to any REO Property within the time constraints imposed by the REMIC provisions, then the applicable Special Servicer will be required, consistent with the Servicing Standard, to dispose of such REO Property upon such terms and conditions as it shall deem necessary and desirable to maximize the recovery thereon under the circumstances.

No Mortgage Loan Seller, Certificateholder or any affiliate of any such person is obligated to submit an offer to purchase any REO Property, and the Trustee, in its individual capacity, may not offer for or purchase any REO Property.

Whether any cash offer constitutes a fair price for any REO Property will be determined by the applicable Special Servicer or, if such cash offer is from such Special Servicer or any affiliate of such Special Servicer, by the Trustee. In determining whether any offer received from the applicable Special Servicer or an affiliate of the applicable Special Servicer represents a fair price for any REO

Property, the Trustee will be supplied with and will be entitled to rely on the most recent appraisal in the related servicing file conducted in accordance with the Pooling and Servicing Agreement within the preceding 9-month period (or, in the absence of any such appraisal or if there has been a material change at the subject property since any such appraisal, on a new appraisal to be obtained by the applicable Special Servicer, the cost of which will be covered by, and be reimbursable as, a Servicing Advance). The appraiser conducting any such new appraisal must be a qualified appraiser that is (i) selected by the applicable Special Servicer if neither the applicable Special Servicer nor any affiliate thereof is submitting an offer with respect to the subject REO Property and (ii) selected by the Trustee if either the applicable Special Servicer or any affiliate thereof is so submitting an offer. Notwithstanding the foregoing, but subject to the proviso in the first sentence of this paragraph, in the event that an offer from an Interested Person is equal to or in excess of the Purchase Price for such Mortgage Loan, then such offer will be deemed to be a fair price and the Trustee will not be required to make any such determination. Where any Mortgage Loan Seller, any Certificateholder or any affiliate of any such person is among those submitting offers with respect to any REO Property, the applicable Special Servicer will require that all offers be submitted to it (or, if the applicable Special Servicer or an affiliate thereof is submitting an offer, be submitted to the Trustee) in writing. In determining whether any offer from a person other than any Mortgage Loan Seller, any Certificateholder or any affiliate of any such person constitutes a fair price for any REO Property, the applicable Special Servicer will be required to take into account the results of any appraisal or updated appraisal that it or the applicable Master Servicer may have obtained in accordance with the Pooling and Servicing Agreement within the prior nine (9) months, as well as, among other factors, the occupancy level and physical condition of such REO Property, the state of the then-current local economy and commercial real estate market where such REO Property is located and the obligation to dispose of such REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period required under the REMIC provisions). The Purchase Price for any REO Property will in all cases be deemed a fair price. No cash offer from the applicable Special Servicer or any affiliate thereof will constitute a fair price for any REO Property unless such offer is the highest cash offer received and at least two independent offers have been received. In the event the offer of the applicable Special Servicer or any affiliate thereof is the only offer received or is the higher of only two offers received, then additional offers will be solicited. If an additional offer or offers, as the case may be, are received for any REO Property and the original offer of such Special Servicer or any affiliate thereof is the highest of all offers received, then the offer of such Special Servicer or such affiliate will be accepted, provided that the Trustee has otherwise determined that such offer constitutes a fair price for the subject REO Property. Any offer by the applicable Special Servicer for any REO Property will be unconditional; and, if accepted, the subject REO Property will be transferred to such Special Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of a real property.

Notwithstanding anything contained in the preceding paragraph to the contrary, and, if applicable, to the extent consistent with any related intercreditor agreement, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. If the Trustee designates such a third party to make such determination, the Trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and shall be reimbursable from, the offering Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, from the applicable Collection Account; provided that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

Subject to the provisions described above, the applicable Special Servicer must act on behalf of the Trust (and the holder of any applicable REO Companion Loan) in negotiating with independent third parties in connection with the sale of any Defaulted Mortgage Loan or REO Property and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or REO Property, and the collection of all amounts payable in connection therewith. In connection with the sale of any Defaulted Mortgage Loan or REO Property, the applicable Special Servicer may charge prospective offerors, and may retain, fees that approximate such Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or evaluating offers without obligation to deposit such amounts into the related Collection Account. Any sale of a Defaulted Mortgage Loan or any REO Property will be final and without recourse to the Trustee or the Trust, and if such sale is consummated in accordance with the terms of the Pooling and Servicing Agreement, neither such Special Servicer nor the Trustee shall have any liability to any Certificateholder with respect to the Purchase Price therefor accepted.

If title to any Mortgaged Property is acquired by a Special Servicer on behalf of the Trust Fund, then such Special Servicer will be required to sell that property not later than the end of the third calendar year following the year of acquisition, unless—

●
the IRS grants an extension of time to sell the property, or such an extension is deemed to have been granted under IRS regulations or administrative procedures or the IRS does not deny an application for an extension of time, or

●
such Special Servicer obtains an opinion of independent counsel generally to the effect that the holding of the property subsequent to the end of the third calendar year following the year in which the acquisition occurred will not result in an Adverse REMIC Event.

Regardless of whether a Special Servicer applies for or is granted an extension of time to sell the property as contemplated by the first bullet of the prior sentence or receives the opinion contemplated by the second bullet of the prior sentence, such Special Servicer must act in accordance with the Servicing Standard and the terms and conditions of the Pooling and Servicing Agreement to liquidate the property. If an extension is granted or opinion given, such Special Servicer must sell the REO Property within the period specified in the extension or opinion, as the case may be.

Any sale of any Defaulted Mortgage Loan or REO Property will be for cash only. A Special Servicer in that capacity will have no authority to provide financing to the purchaser.

A Special Servicer may, and, if required for the REO Property to continue to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8), will be required to, retain an independent contractor to operate and manage the REO Property. The retention of an independent contractor will not relieve such Special Servicer of its obligations with respect to the REO Property.

In general, a Special Servicer or an independent contractor employed by such Special Servicer at the expense of the Trust will be obligated to operate and manage any REO Property held by the Trust in a manner that:

●	maintains its status as foreclosure property under the REMIC provisions of the Code, and

●
would, to the extent commercially reasonable and consistent with the preceding bullet, maximize net after-tax proceeds received from that property without materially impairing such Special Servicer’s ability to sell the REO Property promptly at a fair price.

The applicable Special Servicer must review the operation of each prospective REO Property prior to acquisition of title by the Trust and consult with the tax administrator, to determine the Trust’s federal income tax reporting position with respect to the income it is anticipated that the Trust would derive from such property if the trust acquired it. The applicable Special Servicer could determine that it would not be commercially reasonable to manage and operate the property in a manner that would avoid the imposition of—

●	a tax on net income from foreclosure property, within the meaning of Section 860G(c) of the Code, or

●	a tax on prohibited transactions under Section 860F of the Code.

To the extent that income the Trust receives from an REO Property is subject to—

●	a tax on net income from foreclosure property, that income would be subject to federal tax at the highest marginal corporate tax rate, which is currently 35%, or

●	a tax on prohibited transactions, that income would be subject to federal tax at a 100% rate.

The determination as to whether income from an REO Property held by the Trust would be subject to a tax will depend on the specific facts and circumstances relating to the management and operation of each REO Property. The risk of taxation being imposed on income derived from the operation of foreclosed real property is particularly present in the case of hospitality and healthcare properties. Generally, income from an REO Property that is directly operated by the applicable Special Servicer would be apportioned and classified as service or non-service income. The service portion of the income could be subject to federal tax either at the highest marginal corporate tax rate or at the 100% rate. The non-service portion of the income could be subject to federal tax at the highest marginal corporate tax rate or, although it appears unlikely, at the 100% rate. Any tax imposed on the Trust’s income from an REO Property would reduce the amount available for distribution to the Certificateholders.

An “Interested Person” is the Depositor, any Master Servicer, any Special Servicer, any borrower, any manager of a Mortgaged Property, any independent contractor engaged by a Special Servicer, the Trust Advisor, or, in connection with any individual Mortgage Loan, a holder of a related mezzanine loan, or any known affiliate of any such party.

REO Account

If an REO Property (other than any REO Property acquired with respect to a Non-Serviced Loan Combination) is acquired, the applicable Special Servicer will be required to establish and maintain an account for the retention of revenues and other proceeds derived from that REO Property (an “REO Account”). The funds held in each such REO Account may be held as cash or invested in Permitted Investments. Any interest or other income earned on funds in the REO Account maintained by the applicable Special Servicer will be payable to that Special Servicer, subject to the limitations described in the Pooling and Servicing Agreement.

The applicable Special Servicer will be required to withdraw from the REO Account maintained by that Special Servicer funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property held by the Trust Fund, but only to the extent of amounts on deposit in the account relating to that particular REO Property. Promptly following the end of each collection period, the applicable Special Servicer will be required to withdraw from its REO Account and deposit, or deliver to the applicable Master Servicer for deposit, into the related Collection Account the total of all amounts received in respect of each REO Property held by the Trust Fund during that collection period, net of any withdrawals made out of those amounts, as described in the preceding sentence and any amounts as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of that property, including the creation of a reasonable reserve for (i) the payment of taxes, assessments, insurance premiums, other amounts necessary for the proper operation, management and maintenance of the applicable REO Properties and certain third-party expenses in accordance with the Pooling and Servicing Agreement (including expenses relating to any appraisal, property inspection and environmental assessment reports required by the Pooling and Servicing Agreement), (ii) the reimbursement of certain expenses in respect of the REO Properties and (iii) the payment of repairs, replacements, necessary capital improvements and other related expenses.

Inspections; Collection of Operating Information

The applicable Special Servicer will be required to perform or cause to be performed a physical inspection of a Mortgaged Property (other than any Mortgaged Property securing any Non-Serviced Pari Passu Mortgage Loan) securing a Specially Serviced Mortgage Loan as soon as practicable (but in any event not later than 60 days) after the loan becomes a Specially Serviced Mortgage Loan (and such Special Servicer must continue to perform or cause to be performed a physical inspection of the subject Mortgaged Property at least once per calendar year thereafter for so long as the subject

Mortgage Loan remains a Specially Serviced Mortgage Loan or if such Mortgaged Property becomes an REO Property). The applicable Special Servicer will be entitled to reimbursement of the reasonable and direct out-of-pocket expenses incurred by it in connection with each such inspection, generally as Servicing Advances. Each Master Servicer must, at its own expense, inspect or cause to be inspected each Mortgaged Property (other than any Mortgaged Property securing any Non-Serviced Pari Passu Mortgage Loan) for which it is acting as Master Servicer every calendar year beginning in 2015, or every second calendar year beginning in 2016 if the unpaid principal balance of the related Mortgage Loan (or the portion thereof allocated to such Mortgaged Property) is less than $2,000,000. However, with respect to any Mortgage Loan (other than a Specially Serviced Mortgage Loan or any Non-Serviced Pari Passu Mortgage Loan) that has an unpaid principal balance of less than $2,000,000 and has been placed on the CREFC® servicer watch list, the applicable Master Servicer must, at the request and expense of the Subordinate Class Representative, inspect or cause to be inspected the related Mortgaged Property every calendar year beginning not earlier than 2015 so long as such Mortgage Loan continues to be on the CREFC® servicer watch list. Notwithstanding the provisions described above, the applicable Master Servicer will not be obligated to inspect any particular Mortgaged Property during any one-year or two-year, as applicable, period contemplated above in the two preceding sentences, if the applicable Special Servicer has already done so during that period pursuant to the provisions described in the first sentence of this paragraph or on any date when the Mortgage Loan is a Specially Serviced Mortgage Loan. Each of the applicable Master Servicer and the applicable Special Servicer will be required to prepare a written report of each such inspection performed by it or on its behalf and deliver the report to the Certificate Administrator and the Trustee (and to the applicable Master Servicer, if done by a Special Servicer, and to the applicable Special Servicer, if done by a Master Servicer) and (x) promptly following delivery, if there has been a material adverse change in the condition of the Mortgaged Property or REO Property, as applicable, deliver to the Majority Subordinate Certificateholder, the Subordinate Class Representative (and, if a Mortgaged Property or REO Property relates to any Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) if and to the extent required under the applicable Intercreditor Agreement), and the Rating Agencies (subject to the Pooling and Servicing Agreement) or (y) upon request, to the Subordinate Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Majority Subordinate Certificateholder (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) and, if applicable, any Serviced Pari Passu Companion Loan holder.

Commencing with respect to the calendar year ending December 31, 2014 (as to annual information) and the calendar quarter ending on March 31, 2015 (as to quarterly information), the applicable Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the applicable Master Servicer, in the case of each non-Specially Serviced Mortgage Loan (other than any Non-Serviced Pari Passu Mortgage Loan), must make reasonable efforts to collect promptly from each related borrower quarterly and annual operating statements, budgets and/or rent rolls (as applicable) and, with respect to Mortgage Loans secured by residential cooperative properties, maintenance schedules, of the related Mortgaged Property, and quarterly and annual financial statements of such borrower, whether or not delivery of such items is required pursuant to the terms of the related mortgage loan documents; provided, however, that the applicable Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the applicable Master Servicer, in the case of each non-Specially Serviced Mortgage Loan, are not required to use reasonable efforts to collect quarterly operating statements, budgets, rent rolls (if applicable), maintenance schedules (if applicable) and financial statements with respect to any residential cooperative mortgage loan. In addition, the applicable Special Servicer must cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property (other than any REO Property acquired with respect to any Non-Serviced Loan Combination) and collect all such items promptly following their preparation. The applicable Master Servicer (in the case of all Mortgaged Properties securing Serviced Mortgage Loans) or applicable Special Servicer (in the case of REO Properties other than REO Properties related to Non-Serviced Pari Passu Mortgage Loans), as applicable, will be required to prepare CREFC® operating statement analysis reports, CREFC® comparative financial status reports and annual CREFC® NOI adjustment worksheets on the basis of the information; provided, however, that any analysis or update of any CREFC® operating statement analysis report or CREFC® NOI adjustment worksheet with respect to the first calendar quarter of each year will only be required to the extent provided in the then-current applicable CREFC® guidelines.

Rating Agency Confirmations

The Pooling and Servicing Agreement will contain a provision to the effect that:

●	if all the following conditions are satisfied—

(a)
delivery of a Rating Agency Confirmation from each of the Rating Agencies is a condition precedent to any action under the mortgage loan documents related to a Mortgage Loan or the Pooling and Servicing Agreement,

(b)
the party required to obtain such Rating Agency Confirmations as contemplated under the Pooling and Servicing Agreement (the “Requesting Party”) has made a request to any such Rating Agency for such Rating Agency Confirmation, and

(c)
within 10 business days following the posting of such request to the Rule 17g-5 Information Provider’s Website, such Rating Agency (I) has not replied to such request or (II) has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation,

●	then all the following provisions shall apply:

(i)
in the case of (c)(I) above, such Requesting Party will be required to confirm that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again,

(ii)
if there is no response to either such request for Rating Agency Confirmation within 5 business days following such second request as contemplated by clause (i) above (after seeking to confirm that the applicable Rating Agency received such second Rating Agency Confirmation request) or if the Requesting Party receives the response to the initial request described above in clause (c)(II), then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Mortgage Loans (other than as described in clause (y) or clause (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the applicable Master Servicer (with respect to matters it is processing) or the applicable Special Servicer (with respect to matters it is processing) shall determine (with the consent of the Subordinate Class Representative, during any Subordinate Control Period, which consent will be deemed given if the Subordinate Class Representative does not respond within 5 business days following receipt of a request to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not to waive such condition for such particular action at such time (other than with respect to defeasance, release or substitution of any collateral, in which case such condition will be deemed to be satisfied), (y) with respect to a replacement or successor of a Master Servicer or a Special Servicer, such condition will be deemed to be satisfied if (i) the applicable replacement is rated at least “CMS3” (in the case of the applicable Master Servicer) or “CSS3” (in the case of the applicable Special Servicer), if Fitch is the non-responding Rating Agency; (ii) KBRA has not cited servicing concerns with respect to the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; or (iii) the applicable replacement is currently acting as master servicer or special servicer, as applicable, on a “deal-level” or “transaction-level” basis for all of the mortgage loans in other commercial mortgage-backed securities transactions and Moody’s has not cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; and (z) with respect to a replacement or successor Trust Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement trust advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction with respect to which the replacement trust advisor acts as trust advisor or operating advisor prior to the time of determination;

(iii)
in connection with any determination made by the Requesting Party, as contemplated in clause (i) above, the applicable Special Servicer or the applicable Master Servicer, as applicable, will be required to obtain the consent of the Subordinate Class Representative (during any Subordinate Control Period) or consult with the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period), with consent or approval deemed to be granted by the Subordinate Class Representative (during any Subordinate Control Period), if it does not respond within five business days of its receipt of a request for consideration from the applicable Special Servicer or the applicable Master Servicer, as applicable; and

(iv)
promptly following the Requesting Party’s determination to take any action discussed above without receiving affirmative Rating Agency Confirmation from a Rating Agency, the Requesting Party (to the extent that the applicable information has been provided to the Requesting Party) will be required to provide notice, which may be transmitted by electronic mail to the Rule 17g-5 Information Provider (which will promptly post such notice to the Rule 17g-5 Information Provider’s Website pursuant to the Pooling and Servicing Agreement).

“Rule 17g-5 Information Provider” means the Certificate Administrator acting in the capacity as “Rule 17g-5 Information Provider” under the Pooling and Servicing Agreement.

Insofar as any matter involving a Serviced Loan Combination requires a Rating Agency Confirmation, substantially similar provisions will also apply with respect to the hired rating agencies for any commercial mortgage-backed securities backed by the related Serviced Pari Passu Companion Loan(s) if the holder(s) of such Pari Passu Companion Loan(s) have notified the parties to the Pooling and Servicing Agreement of the identity of the applicable rating agencies, the identity of the applicable rule 17g-5 information provider and the location of the applicable rule 17g-5 information provider’s website.

For all other matters or actions not specifically discussed above, including without limitation any amendment to the Pooling and Servicing Agreement, the applicable Requesting Party will be required to obtain an affirmative Rating Agency Confirmation from each of the Rating Agencies.

In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by a Master Servicer or a Special Servicer in accordance with the procedures discussed above.

As used in this free writing prospectus “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing by each applicable Rating Agency that a proposed action, failure to act or other event specified in this free writing prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency) and, if a Serviced Loan Combination is involved, confirmation in writing by each applicable hired rating agency for any commercial mortgage-backed securities backed by the related Serviced Pari Passu Companion Loan(s), that a proposed action, failure to act or other event specified in this free writing prospectus will not in and of itself result in a downgrade, withdrawal or qualification of the then-current rating assigned to any class of such commercial mortgage-backed securities (if then rated by such rating agency); provided that if a Requesting Party receives a written waiver or acknowledgment from the relevant rating agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought, then the requirement to receive a Rating Agency Confirmation from such rating agency with respect to such matter will not apply. For the purposes of this definition, any confirmation, waiver, request, acknowledgment or approval which is required to be in writing may be in the form of electronic mail. Notwithstanding anything to the contrary set forth in the Pooling and Servicing Agreement, at any time during which the Certificates are no longer rated by a Rating Agency, and, if a Serviced Loan Combination is involved, the commercial mortgage-backed securities backed by the related Serviced Pari Passu Companion Loan(s) are no longer rated by a hired rating agency for such commercial mortgage-backed securities, then no Rating Agency Confirmation will be required under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will provide that the Depositor, the Rule 17g-5 Information Provider, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers and the Trust Advisor may amend the Pooling and Servicing Agreement to change the procedures regarding compliance with Rule 17g-5, without any Certificateholder consent; provided that such amendment does not materially increase the responsibilities of the Rule 17g-5 Information Provider; provided, further, that notice of any such amendment must be provided to the Rule 17g-5 Information Provider, who will post such notice to the Rule 17g-5 Information Provider’s Website, and within 2 business days following delivery to the Rule 17g-5 Information Provider, deliver the notice to the Rating Agencies; and provided, further, that no amendment to such provisions may be made without the consent of the Depositor for any commercial mortgage-backed securities backed by a Non-Serviced Pari Passu Companion Loan. “Rule 17g-5 Information Provider’s Website” means www.ctslink.com, under the “NRSRO” tab for the related transaction.

Servicer Termination Events

“Servicer Termination Event” means, with respect to the applicable Master Servicer or the applicable Special Servicer, each of the following events, circumstances and conditions:

(i)
such Master Servicer or such Special Servicer, as the case may be, fails to deposit, or to remit to the appropriate party for deposit, into the related Collection Account, the Companion Loan Collection Account or the REO Account, as applicable, any amount required to be so deposited or remitted, which failure continues unremedied for 1 business day following the date on which the deposit or remittance was required to be made;

(ii)
any failure by such Master Servicer to remit to the Certificate Administrator for deposit in the Distribution Account any amount required to be so remitted, which failure continues unremedied beyond a specified time on the business day following the date on which the remittance was required to be made;

(iii)
any failure by such Master Servicer or such Special Servicer, as the case may be, to timely make any Servicing Advance required to be made by that party under the Pooling and Servicing Agreement, which failure continues unremedied for five business days (or, in the case of an emergency Servicing Advance, three business days) following the date on which written notice of such failure has been given to such Master Servicer or such Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement;

(iv)
any failure by such Master Servicer or such Special Servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or agreements under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days after written notice has been given to such Master Servicer or Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement or by Certificateholders entitled to not less than 25% of the voting rights (determined without notionally reducing the principal balances of the Certificates by any Appraisal Reduction Amounts) or by, if affected by that failure, the holder of a

Serviced Pari Passu Companion Loan; provided, however, that, with respect to any such failure that is not curable within such 30-day period, such Master Servicer or Special Servicer, as the case may be, will have an additional cure period of 60 days to effect such cure so long as such Master Servicer or Special Servicer, as the case may be, has commenced to cure the failure within the initial 30-day period and has provided the Trustee with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure;

(v)
any breach on the part of such Master Servicer or Special Servicer, as the case may be, of any of its representations or warranties contained in the Pooling and Servicing Agreement that materially and adversely affects the interests of any Class of Certificateholders or any holder of a Serviced Pari Passu Companion Loan, which breach continues unremedied for 30 days after written notice of it has been given to such Master Servicer or Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, by Certificateholders entitled to not less than 25% of the voting rights (determined without notionally reducing the principal balances of the Certificates by any Appraisal Reduction Amounts) or by, if affected by such breach, the holder of a Serviced Pari Passu Companion Loan; provided, however, that, with respect to any such breach that is not curable within such 30-day period, such Master Servicer or Special Servicer, as the case may be, will have an additional cure period of 60 days to effect such cure so long as such Master Servicer or Special Servicer, as the case may be, has commenced to cure the failure within the initial 30-day period and has provided the Trustee with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure;

(vi)
the occurrence of any of various events of bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings with respect to such Master Servicer or such Special Servicer, as the case may be, or the taking by such Master Servicer or such Special Servicer, as the case may be, of various actions indicating its bankruptcy, insolvency or inability to pay its obligations;

(vii)
any of Fitch, KBRA or Moody’s has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or securities backed by a Serviced Pari Passu Companion Loan, or (ii) placed one or more Classes of Certificates or securities backed by a Serviced Pari Passu Companion Loan on “watch status” in contemplation of rating downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Fitch, KBRA or Moody’s, as applicable, within 60 days of actual knowledge of such event by the applicable Master Servicer or the applicable Special Servicer, as the case may be) and, in the case of either of clauses (i) or (ii), citing servicing concerns with such Master Servicer or such Special Servicer, as applicable, as the sole or a material factor in such rating action;

(viii)
any failure by the applicable Master Servicer to timely make any monthly remittance required to be made under the Pooling and Servicing Agreement to the holder of a Serviced Pari Passu Companion Loan, which failure continues unremedied for one business day following the date on which such remittance was first required to be made; or

(ix)
any failure by such Master Servicer or such Special Servicer to deliver (a) any Exchange Act reporting items (other than items to be delivered by a Designated Sub-Servicer) required to be delivered by such Master Servicer or such Special Servicer, as applicable, to the Certificate Administrator under the Pooling and Servicing Agreement by the time required under the Pooling and Servicing Agreement after any applicable grace periods or (b) any Exchange Act reporting items that a sub-servicer or Servicing Function Participant (such a sub-servicer or Servicing Function Participant, the “Sub-Servicing Entity”) retained by such Master Servicer or Special Servicer, as applicable (other than a Designated Sub-Servicer), is required to deliver (any Sub-Servicing Entity that defaults in accordance with the provision of this bullet point will be terminated at the direction of the Depositor).

When a single entity acts as two or more of the capacities of a Master Servicer and a Special Servicer, a Servicer Termination Event (other than an event described in the seventh bullet above) in one capacity will constitute a Servicer Termination Event in both or all such capacities.

Rights Upon the Occurrence of a Servicer Termination Event

If a Servicer Termination Event occurs with respect to a Master Servicer or a Special Servicer and remains unremedied, the Trustee will be authorized, and at the direction of Certificateholders entitled to not less than 25% of the voting rights (determined without notionally reducing the principal balances of the Certificates by any Appraisal Reduction Amounts), or, in the case of such Special Servicer, at the direction of the Subordinate Class Representative during a Subordinate Control Period, the Trustee will be required, to terminate all of the obligations and rights of the defaulting party under the Pooling and Servicing Agreement accruing from and after receipt by the applicable defaulting party of such a notice of termination, other than any rights the defaulting party may have as a Certificateholder or as the holders of a Serviced Pari Passu Combination Loan, entitlements to amounts payable to the terminated party at the time of termination and any entitlements of the terminated party that survive the termination. Notwithstanding the foregoing, if a Servicer Termination Event with respect to the applicable Special Servicer affects a Serviced Pari Passu Companion Loan, and such Special Servicer is not otherwise terminated, then at the written direction of the holder of such Serviced Pari Passu Companion Loan, the Trustee will be required to terminate such Special Servicer solely with respect to the related Serviced Loan Combination.

Upon any termination, subject to the discussion in the next two paragraphs and under “—Replacement of the Special Servicers” above, the Trustee must either:

●	succeed to all of the responsibilities, duties and liabilities of the terminated Master Servicer or Special Servicer, as the case may be, under the Pooling and Servicing Agreement; or

●
appoint an established mortgage loan servicing institution reasonably acceptable to the Subordinate Class Representative to act as successor to the terminated Master Servicer or Special Servicer, as the case may be.

Upon a Servicer Termination Event, the holders of Certificates entitled to a majority of the voting rights (determined without notionally reducing the principal balances of the Certificates by any Appraisal Reduction Amounts) or, alternatively, if a Servicer Termination Event involving the applicable Special Servicer has occurred, the Subordinate Class Representative during a Subordinate Control Period, may require the Trustee to appoint or petition a court to appoint an established mortgage loan servicing institution to act as successor Master Servicer or Special Servicer, as the case may be, rather than have the Trustee or its designee act as that successor; provided that (1) the successor is the subject of a Rating Agency Confirmation from each Rating Agency and an analogous “rating agency confirmation” from each hired rating agency for any commercial mortgage-backed securities backed by any Serviced Pari Passu Companion Loan, and (2) if such successor (in the case of a successor to the resigning or terminated Master Servicer) does not have a master servicer rating from Fitch that is “CMS2” or above, such successor is reasonably acceptable to the Subordinate Class Representative and, if such successor has a master servicer rating from Fitch that is “CMS2” or above, the Subordinate Class Representative shall have been consulted with respect to the identity of (although it need not have approved) such successor.

Notwithstanding the foregoing discussion in this “—Rights Upon the Occurrence of a Servicer Termination Event” section, if a Master Servicer receives a notice of termination because of the occurrence of any of the Servicer Termination Events described in the seventh bullet under the definition of “Servicer Termination Event” that appears in this free writing prospectus, such Master Servicer will have the right, at its expense, to sell or cause to be sold its master servicing rights to a successor, and if it elects to do so, it will have the option to continue to serve as a Master Servicer for a period of up to 45 days.

If a Servicer Termination Event under the eighth bullet under the definition of “Servicer Termination Event” occurs on the part of the applicable Master Servicer, or if any other Servicer Termination Event occurs on the part of the applicable Master Servicer affecting the related Serviced

Loan Combination and the related Master Servicer is not terminated pursuant to the Pooling and Servicing Agreement, whether as a result of waiver of the Servicer Termination Event or otherwise, the affected Serviced Pari Passu Companion Loan holder will be entitled to require such Master Servicer to appoint a sub-servicer, subject to certain conditions that will include the delivery of Rating Agency Confirmation and an analogous “rating agency confirmation” from each hired rating agency for any commercial mortgage-backed securities backed by any related Serviced Pari Passu Companion Loan, to be selected by such Master Servicer, that will be responsible for primary servicing such Serviced Loan Combination.

The appointment of any entity as a successor to a terminated Master Servicer or Special Servicer as described in the second bullet of the second paragraph or in the third or fourth paragraph of this “—Rights Upon the Occurrence of an Servicer Termination Event” section may not occur unless each of the Rating Agencies have confirmed that the appointment of that entity will not result in a qualification, downgrade or withdrawal of any of the then-current ratings of the Certificates.

In general, Certificateholders entitled to at least 66-2/3% of the voting rights (determined without notionally reducing the principal balances of the Certificates by any Appraisal Reduction Amounts) allocated to each Class of Certificates (and the holder of any Serviced Pari Passu Companion Loan, if affected) affected by any Servicer Termination Event may waive the Servicer Termination Event, except that:

●
the Servicer Termination Events described in the first, second and seventh bullets under the definition of “Servicer Termination Event” that appears in this free writing prospectus may only be waived by all of the holders of the affected Classes of Certificates (and, with respect to any Serviced Loan Combination, the holder of the related Serviced Pari Passu Companion Loan, if affected);

●
the holder of a Serviced Pari Passu Companion Loan will be exclusively entitled to waive any Servicer Termination Event described in the eighth bullet of the definition of Servicer Termination Event that arises with respect to such Serviced Pari Passu Companion Loan;

●
the Depositor will be exclusively entitled to waive any Servicer Termination Event described in the ninth bullet under the definition of Servicer Termination Event (but if any Serviced Loan Combination is involved and such Serviced Pari Passu Companion Loan is the subject of another securitization, the Depositor may not grant such a waiver without the consent of each other depositor with respect to each other securitization); and

●
no waiver of any Servicer Termination Event by one or more persons will have any force or effect unless and until the party requesting the waiver at its own expense has reimbursed the Trustee and the Certificate Administrator for any monies spent by them in connection with such Servicer Termination Event, together with interest thereon from and including the date so spent to but excluding the date of reimbursement.

Upon any waiver of a Servicer Termination Event, the Servicer Termination Event will cease to exist and will be deemed to have been remedied for every purpose under the Pooling and Servicing Agreement.

Termination, Discharge and Resignation of the Trust Advisor

The Trust Advisor may be removed upon (i) the written direction of holders of Certificates evidencing not less than 25% of the aggregate voting rights (taking into account the allocation of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class principal balances of the Principal Balance Certificates to which such Appraisal Reduction Amounts are allocable) of all Certificates on an aggregate basis requesting a vote to replace the Trust Advisor with a replacement trust advisor selected by such Certificateholders (subject to certain criteria for the replacement Trust Advisor in the Pooling and Servicing Agreement), (ii) payment by such requesting holders to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, (iii) delivery by such holders to the Certificate Administrator of Rating Agency Confirmation from each Rating Agency with respect to the appointment of such replacement trust advisor (which confirmations will be obtained at the expense of such holders) and (iv) delivery by such holders to the Certificate Administrator of an analogous “rating agency confirmation” from each hired rating agency for any commercial mortgage-backed securities backed by a Serviced Pari Passu Companion Loan that the appointment of such replacement trust advisor will not result in a downgrade of such commercial mortgage-backed securities (which confirmation will be obtained at the expense of such holders). In addition, during any Subordinate Control Period, the identity of the proposed replacement trust advisor will be subject to the consent of the Subordinate Class Representative (such consent not to be unreasonably withheld), provided that such consent will be deemed to have been granted if no objection is made within ten business days following the Subordinate Class Representative’s receipt of the request for consent, and, if granted, such consent may not thereafter be revoked or withdrawn. Thereafter, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of holders of at least 75% of the aggregate voting rights (taking into account the allocation of Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class principal balances of the Principal Balance Certificates to which such Appraisal Reduction Amounts are allocable) of all Certificates on an aggregate basis, the Trustee will immediately replace the Trust Advisor with the replacement trust advisor. If a proposed termination and replacement of the Trust Advisor as described above is not consummated within 180 days following the initial request of the Certificateholders who requested a vote, then the proposed termination and replacement will have no further force or effect.

In addition, in the event (i) the Trust Advisor fails to duly observe or perform in any material respect any of its duties, covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for a period of thirty (30) days after written notice has been given to the Trust Advisor, (ii) of the insolvency of the Trust Advisor, or (iii) the Trust Advisor acknowledges in writing its inability to perform its duties under the Pooling and Servicing Agreement, then either the Depositor or the Trustee may, and upon the written direction of the Certificateholders representing at least 51% of the voting rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the principal balances of the Principal Balance Certificates), the Trustee shall, terminate the Trust Advisor. In the event that the Trust Advisor is terminated, the Trustee is required to select a replacement trust advisor pursuant to the terms of the Pooling and Servicing Agreement. In addition, during any Subordinate Control Period, the identity of the proposed replacement trust advisor shall be subject to the consent of the Subordinate Class Representative (such consent not to be unreasonably withheld), provided that such consent will be deemed to have been granted if no objection is made within ten business days following the Subordinate Class Representative’s receipt of the request for consent, and, if granted, such consent may not thereafter be revoked or withdrawn. If the Trustee is unable to find a replacement trust advisor within thirty (30) days of the termination of the Trust Advisor, the Depositor will be permitted to find a replacement trust advisor. Unless and until a replacement trust advisor is appointed, no party may act as the Trust Advisor.

The Trust Advisor will be discharged from its duties under the Pooling and Servicing Agreement when the aggregate certificate principal balance of the Class A-1, A-2, A-3, A-4, A-5, A-SB, D and E Certificates and the Class A-S, B and C Regular Interests (and, therefore, the Class A-S, B, C and PEX Certificates) has been reduced to zero.

If the Trust Advisor is discharged, terminated or resigns, in all such circumstances, it will remain entitled to any accrued and unpaid fees, which shall be payable in accordance with the priorities described in the Pooling and Servicing Agreement, and indemnification in respect of the period prior to its termination on the terms and conditions provided in the Pooling and Servicing Agreement.

The Trust Advisor may resign upon 30 days’ prior written notice if a replacement trust advisor meeting the eligibility requirements described in this free writing prospectus has accepted its appointment as the replacement trust advisor. The resigning Trust Advisor will be required to pay all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with the resignation of the Trust Advisor and the transfer of its duties (including, but not limited to, reasonable out-of-pocket costs and expenses associated with higher market fees of a successor, transferring related information, records and reports to the successor, and obtaining a Rating Agency Confirmation from each Rating Agency with respect to the appointment of a replacement trust advisor). During a Subordinate Control Period, the identity of the replacement trust advisor will be subject to the reasonable approval of the Subordinate Class Representative; provided that such approval will be deemed to have been granted if no objection is made within ten business days following the Subordinate Class Representative’s receipt of the request for such approval, and, if granted, such approval may not thereafter be revoked or withdrawn.

Any replacement trust advisor must (or the personnel responsible for supervising the obligations of the Trust Advisor must) meet the following criteria: (i) be regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and have at least 5 years of experience in collateral analysis and loss projections, and (ii) have at least 5 years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Resignation of the Master Servicers and the Special Servicers

Any Master Servicer or Special Servicer may resign from the obligations and duties imposed on it under the Pooling and Servicing Agreement upon a determination that its duties are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of such Master Servicer or such Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by such Master Servicer or such Special Servicer, as the case may be, at the date of the Pooling and Servicing Agreement). Any such determination requiring the resignation of a Master Servicer or a Special Servicer must be evidenced by an opinion of counsel to such effect. Unless applicable law requires the resignation of such Master Servicer or such Special Servicer (as the case may be) to be effective immediately, and the opinion of counsel so states, no such resignation shall become effective until the Trustee or other successor has assumed the responsibilities and obligations of the resigning party in accordance with the Pooling and Servicing Agreement; provided that, if no successor to such Master Servicer or such Special Servicer (as the case may be) is so appointed and has accepted appointment within 90 days after such Master Servicer or such Special Servicer has given notice of such resignation, the resigning Master Servicer or Special Servicer (as the case may be) may petition any court of competent jurisdiction for the appointment of a successor.

In addition, each Master Servicer and Special Servicer will have the right to resign at any other time for any reason, provided that (i) a willing successor (including any such successor identified by the resigning party) has been found that is, solely in the case of a successor to a Special Servicer if it is a resigning Special Servicer, acceptable to the Subordinate Class Representative (during any Subordinate Control Period), (ii) solely in the case of a Special Servicer if it is the resigning party, the resigning party has consulted with the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period) with respect to the identity and quality of its proposed successor, (iii) the succession is the subject of a Rating Agency Confirmation from each Rating Agency (and, if applicable, an analogous rating agency confirmation from each rating agency rating a security issued in connection with the securitization of a Serviced Pari Passu Companion Loan), (iv) the successor accepts appointment in writing prior to the effectiveness of such resignation, and (v) the successor is not a “prohibited party” under the Pooling and Servicing Agreement at the time of such succession (unless the Depositor consents to such appointment).

A resigning Master Servicer or Special Servicer, as applicable, will be required to pay all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with the resignation of such party and the transfer of its duties (including, but not limited to, the costs of obtaining Rating Agency Confirmation and reasonable out-of-pocket costs and expenses associated with transferring servicing files to the successor).

No Master Servicer or Special Servicer will be permitted to resign except as described above.

Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor

The Pooling and Servicing Agreement will require each of the Master Servicers and Special Servicers to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions. That requirement is considered to be satisfied if an affiliate of the applicable Master Servicer or Special Servicer (as the case may be) maintains a fidelity bond and errors and omissions policy (or their equivalent) and the bond and policy each extends coverage to such Master Servicer or such Special Servicer, as the case may be. Each such policy must be issued by a Qualified Insurer with the Required Claims-Paying Rating. In addition, so long as the long-term unsecured debt obligations of such Master Servicer or such Special Servicer, as the case may be, are rated not lower than “A-” by Fitch, “A3” by Moody’s and the equivalent rating by KBRA (if then rated by KBRA) or a Rating Agency Confirmation from such Rating Agency with respect to which such rating is not satisfied has been received, such Master Servicer or such Special Servicer, as the case may be, may self-insure with respect to the fidelity bond and errors and omissions coverage required as described above, in which case it will not be required to maintain an insurance policy with respect to such coverage.

In no event will the Depositor, the Trust Advisor, the Master Servicers, the Special Servicers or any of their respective members, managers, directors, officers, employees or agents be under any liability to the Trust, the Trustee or the Certificateholders or any holder of a Serviced Pari Passu Companion Loan for any action taken or not taken in good faith pursuant to the Pooling and Servicing Agreement or for errors in judgment. None of the Depositor, the Trust Advisor, the Master Servicers, the Special Servicers nor any of their respective members, managers, directors, officers, employees or agents will be protected, however, against any liability that would otherwise be imposed by reason of breach of representation or warranty made in the Pooling and Servicing Agreement, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement, or by reason of willful misfeasance, bad faith or negligence in the performance of obligations or duties under, the Pooling and Servicing Agreement or by reason of reckless disregard of those obligations and duties.

Furthermore, the Pooling and Servicing Agreement will entitle the Depositor, the Trust Advisor, the Master Servicers, Special Servicers and their respective members, managers, directors, officers, employees and agents to indemnification out of the Trust Fund for any loss, liability, claim, damages, penalty, fine, cost or expense incurred in connection with any actual or threatened legal action or claim that relates to the Pooling and Servicing Agreement, the Certificates or the Trust. Such indemnification will not extend, however, to any such amount (i) specifically required to be borne by the relevant party, without right of reimbursement, pursuant to the terms of the Pooling and Servicing Agreement, (ii) incurred in connection with any legal action or claim against the relevant party resulting from any breach of a representation or warranty made by it in the Pooling and Servicing Agreement, or (iii) incurred in connection with any legal action or claim against the relevant party resulting from any willful misfeasance, bad faith or negligence in the performance of obligations and duties under the Pooling and Servicing Agreement or resulting from negligent disregard of such obligations and duties. For the purposes of indemnification of a Master Servicer or Special Servicer and limitation of liability, a Master Servicer or Special Servicer will be deemed not to have engaged in willful misfeasance or committed bad faith, fraud or negligence in the performance of its respective obligations or duties or acted in negligent disregard or other disregard of its respective obligations or duties under the Pooling and Servicing Agreement if a Master Servicer or Special Servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because such Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan document would or potentially would result in an Adverse REMIC Event (for which determination, such Master Servicer and such Special Servicer shall be entitled to rely on advice of counsel, the cost of which shall be reimbursed as a Trust expense), as such parties will be directed to do pursuant to the Pooling and Servicing Agreement. Insofar as any losses, liabilities or expenses described above relate in whole or in part to a Serviced Loan Combination, payment or reimbursement thereof must be made from collections on or in respect of the respective components of such Serviced Loan Combination (with the amount paid from the related Collection Account from general collections on all Mortgage Loans if amounts on deposit in respect of the related Serviced Pari Passu Mortgage Loan are insufficient therefor) and the Companion Loan Collection Account pro rata according to the related intercreditor agreement and based on the respective outstanding principal balances of such Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) included in such Serviced Loan Combination, but, to the extent that the amount on deposit in the Companion Loan Collection Account at any particular time is insufficient to satisfy the pro rata portion of the payment or reimbursement allocable to the related Serviced Pari Passu Companion Loan(s), such payment or reimbursement must be made from general collections on deposit in the related Collection Account. In that latter event, to the extent that the amount is so paid from the Collection Account and funds that would otherwise have been available in the Companion Loan Collection Account and used to pay such amount are subsequently collected or recovered, then such funds shall be deposited into such Collection Account. Each Master Servicer and each Special Servicer will be required to use efforts consistent with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related intercreditor agreement to obtain reimbursement from the holder of any Serviced Pari Passu Companion Loan for the portion of its pro rata portion of the payment or reimbursement allocable to such Serviced Pari Passu Companion Loan. Any indemnification payments to which the Trust Advisor may become entitled will constitute Trust Advisor Expenses (except, in the case of a Serviced Loan Combination, to the extent, if any, they are paid or reimbursed by the holder of the related Serviced Pari Passu Companion Loan) and be paid, and allocated to and borne by the Certificateholders, at the times and in the manner described under “Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” in this free writing prospectus. The Trust Advisor will not be entitled to reimbursement of expenses for its services except those for which it is entitled to indemnification as described above or otherwise specifically provided for under the Pooling and Servicing Agreement.

With respect to any Non-Serviced Loan Combination serviced pursuant to another securitization, the related depositor and any related Other Master Servicer or Other Special Servicer will, or are expected to, be entitled to limitations on liability and indemnification with respect to amounts related to such Non-Serviced Loan Combination pursuant to provisions that are, or are expected to be, similar, but not necessarily identical, to those described above and will be entitled to reimbursement from the Trust Fund for the related Non-Serviced Pari Passu Mortgage Loan’s pro rata share of any such amounts.

The Depositor, the Master Servicers, the Special Servicers and the Trust Advisor will be under no obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under the Pooling and Servicing Agreement and, except in the case of a legal action the costs of which such party is specifically required to bear, in its opinion does not involve it in any ultimate expense or liability for which it would not be reimbursed; provided, however, that the Depositor, the Master Servicers, the Special Servicers or the Trust Advisor may in its discretion undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the Certificateholders (or, if a Serviced Loan Combination is involved, the rights of the Certificateholders and the related holder(s) of the Serviced Pari Passu Companion Loan). In such event, the legal expenses and costs of such action, and any liability resulting therefrom, will be expenses, costs and liabilities of the Trust, and the Depositor, the Master Servicers, the Special Servicers or the Trust Advisor, as the case may be, will be entitled to be reimbursed therefor from the Collection Accounts or the Distribution Account. Insofar as any losses, liabilities or expenses described above relate in whole or in part to a Serviced Loan Combination, payment or reimbursement thereof must be made from collections on or in respect of the respective components of such Serviced Loan Combination (with the amount paid from the related Collection Account (from general collections on all Mortgage Loans if amounts on deposit in respect of the related Serviced Pari Passu Mortgage Loan are insufficient therefor) and the Companion Loan Collection Account pro rata according to the related intercreditor agreement and based on the respective outstanding principal balances of the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) included in such Loan Combination, but, to the extent that the amount on deposit in the Companion Loan Collection Account at any particular time is insufficient to satisfy the pro rata portion of the payment or reimbursement allocable to the related Serviced Pari Passu Companion Loan(s), such payment or reimbursement shall be made from general collections on deposit in the related Collection Account. In that latter event, to the extent that the amount is so paid from the

Collection Account and funds that would otherwise have been available in the Companion Loan Collection Account and used to pay such amount are subsequently collected or recovered, then such funds shall be deposited into the related Collection Account. The applicable Master Servicer and the applicable Special Servicer will each be required to use efforts consistent with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related intercreditor agreement to obtain reimbursement from each holder of a related Serviced Pari Passu Companion Loan for the payment or reimbursement made from the Collection Account as described above with respect to that holder’s allocable share of a loss, liability or expense. In no event will the Trust Advisor have any duty to appear in any legal proceedings in connection with the Pooling and Servicing Agreement. The rights of any party to the Pooling and Servicing Agreement described above will be in addition to any general rights of indemnification that such party may otherwise have as described above. Payments or reimbursements to the Trust Advisor pursuant to the provisions described in this paragraph will be subject to the limitations regarding the timing and sources of indemnification payments to the Trust Advisor that we described generally in this free writing prospectus.

Notwithstanding any other provisions of the Pooling and Servicing Agreement to the contrary, the parties thereto will agree, and the Certificateholders by their acceptance of their Certificates will be deemed to have agreed, that (i) there could be multiple strategies to resolve any Specially Serviced Mortgage Loan and that the goal of the Trust Advisor’s participation is to provide monitoring (subject to, and in accordance with, the provisions of the Pooling and Servicing Agreement) relating to a Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute, (ii) the Trust Advisor shall have no liability to any Certificateholder or any Serviced Pari Passu Companion Loan Holders for any actions taken or for refraining from taking any actions under the Pooling and Servicing Agreement, (iii) the agreements of the Trust Advisor set forth in the other provisions of the Pooling and Servicing Agreement shall be construed solely as agreements to perform analytical and reporting services, (iv) the Trust Advisor shall have no authority or duty to make a determination on behalf of the Trust Fund, nor have any responsibility for decisions made by or on behalf of the Trust Fund, (v) insofar as the words “consult”, “recommend” or words of similar import are used in the Pooling and Servicing Agreement in respect of the Trust Advisor and any servicing action or inaction, such words shall be construed to mean the performance of analysis and reporting services, which the applicable Special Servicer may determine not to accept, (vi) the absence of a response by the Trust Advisor to an “asset status report” or other matter in which the Pooling and Servicing Agreement contemplates consultation with the Trust Advisor shall not be construed as an approval, endorsement, acquiescence or recommendation for or against any proposed action (but, in the event of such absence of a response, the applicable Special Servicer (x) shall be deemed to have complied with the relevant provision that otherwise required consultation with the Trust Advisor and (y) shall be entitled to proceed as if consultation with the Trust Advisor had not initially been required in connection with such “asset status report” or other matter), (vii) any provision of the Pooling and Servicing Agreement that otherwise purports, or that may be construed, to impose on the Trust Advisor a duty to consider the Servicing Standard or the interests of the Certificateholders shall be construed as a requirement to use the Servicing Standard or such interests as the basis of measurement in its analysis and reporting and the basis of measurement in its evaluation of the performance of the applicable Special Servicer and its determination of whether an action, recommendation or report by such Special Servicer is in compliance with the Pooling and Servicing Agreement, and not to impose on the Trust Advisor a duty to itself comply with the Servicing Standard or itself act in the interests of the Certificateholders, and, if applicable, the holder of any Serviced Pari Passu Companion Loan, and such measurement basis shall be construed to refer to no particular Class of Certificates or particular Certificateholders or particular holder of a Serviced Pari Passu Companion Loan, (viii) no other party to the Pooling and Servicing Agreement, and no Subordinate Class Representative, shall have any duty to monitor or supervise the performance by the Trust Advisor of its services under the Pooling and Servicing Agreement, and (ix) the Trust Advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, and will not owe any fiduciary duty to any person pursuant to the Pooling and Servicing Agreement.

With limited exception, any person into which the Depositor, the Trust Advisor, the Master Servicers or the Special Servicers may be merged or consolidated, or any person resulting from any merger or consolidation to which that person is a party, or any person succeeding to the business of that person, will be the successor of that person in the capacity in which that person was serving under the Pooling and Servicing Agreement.

Evidence as to Compliance

Each of the Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee (but only if the Trustee has made an advance during the applicable calendar year) is required, under the Pooling and Servicing Agreement (and each Additional Servicer will be required under its sub-servicing agreement) to deliver annually to the Certificate Administrator and the Depositor on or before the date specified in the Pooling and Servicing Agreement, an officer’s certificate stating that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement, the applicable primary servicing agreement or the applicable sub-servicing or primary servicing agreement in the case of an Additional Servicer, as applicable, has been made under the officer’s supervision, and (ii) to the best of the officer’s knowledge, based on the review, such party has fulfilled all its obligations under the Pooling and Servicing Agreement, the applicable primary servicing agreement or the applicable sub-servicing servicing agreement in the case of an Additional Servicer, as applicable, in all material respects throughout the year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to the officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

“Additional Servicer” means each affiliate of any Master Servicer, any Mortgage Loan Seller, the Depositor, any master servicer or special servicer with respect to any securitization of a Non-Serviced Pari Passu Companion Loan or any of the underwriters that services any of the Mortgage Loans and each person that is not an affiliate of any Master Servicer, any Mortgage Loan Seller, the Depositor or any of the Underwriters, other than the related Special Servicer, and that, in either case, services 10% or more of the Mortgage Loans based on the principal balance of the Mortgage Loans.

“Designated Sub-Servicer” means any sub-servicer or Additional Servicer to be engaged on the Closing Date by any Master Servicer at the direction of a Mortgage Loan Seller.

“Servicing Function Participant” means any person, other than the applicable Master Servicer, the applicable Special Servicer and the Trust Advisor, that, within the meaning of Item 1122 of Regulation AB, is primarily responsible for performing activities that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless such person’s activities relate only to 5% or less of the Mortgage Loans based on the principal balance of the Mortgage Loans or the applicable servicer takes responsibility for the activities of such person in accordance with Regulation AB.

In addition, each of the Master Servicers, the Special Servicers (regardless of whether the applicable Special Servicer has commenced special servicing of any Mortgage Loan), the Trust Advisor, the Certificate Administrator, the custodian, the Trustee and each Servicing Function Participant, at its own expense, is required to furnish (and each of the preceding parties, as applicable, shall (i) with respect to any Servicing Function Participant that is a Designated Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other Servicing Function Participant, cause each Servicing Function Participant (other than any party to the Pooling and Servicing Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to furnish, each at its own expense), annually, to the Trustee, the Certificate Administrator, the Depositor and the Rule 17g-5 Information Provider, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●
the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status thereof; and

●
a statement that a registered public accounting firm has issued an attestation report on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver a report (an “Attestation Report”) of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Red. Reg. 1,506 – 1,631 (Jan. 7, 2005)) or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Certain fees and expenses incurred by the Certificate Administrator in connection with any additional disclosure required under the Exchange Act as a result of the occurrence of certain unexpected events will be reimbursable to the Certificate Administrator as Additional Trust Fund Expenses.

Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination

Servicing of the Stamford Plaza Portfolio Loan Combination

Following the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, the Stamford Plaza Portfolio Mortgage Loan will be a Non-Serviced Pari Passu Mortgage Loan, and the related Loan Combination and any related REO Property will be serviced under the pooling and servicing agreement that governs such securitization. With respect to the Stamford Plaza Portfolio Mortgage Loan, it is expected that the Other Master Servicer under such pooling and servicing agreement will generally make servicing advances and remit collections on the Stamford Plaza Portfolio Mortgage Loan to or on behalf of the Trust Fund. The Master Servicer will generally be obligated to compile reports that include information on the Stamford Plaza Portfolio Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights as holder of the Stamford Plaza Portfolio Mortgage Loan under the terms of the related intercreditor agreement, and make debt service advances with respect to the Stamford Plaza Portfolio Mortgage Loan, subject to a non-recoverability determination. The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee under the Pooling and Servicing Agreement will have no obligation or authority to (a) supervise any Other Master Servicer, Other Special Servicer, Other Certificate Administrator or Other Trustee or (b) make Servicing Advances with respect to the Stamford Plaza Portfolio Loan Combination. The obligation of the Master Servicer to provide information and collections and make debt service advances to the Certificate Administrator for the benefit of the Certificateholders with respect to the Stamford Plaza Portfolio Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Other Master Servicer or Other Special Servicer.

In connection with the securitization of the Stamford Plaza Portfolio Controlling Pari Passu Companion Loan, the related other pooling and servicing agreement is expected to contain terms and conditions that are customary for securitization transactions involving assets similar to the Stamford Plaza Portfolio Loan Combination. However, the servicing arrangements under any such pooling and servicing agreement are currently unknown and in all likelihood will differ in certain respects from the servicing arrangements under the Pooling and Servicing Agreement for the series 2014-C22 securitization. See “Description of the Mortgage Pool – Split Loan Structures – The Stamford Plaza Portfolio Loan Combination.”

CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

General

The following discussion contains summaries of certain legal aspects of the Mortgage Loans with respect to the Mortgaged Properties located in California and New York, representing approximately 21.4% and 14.1% respectively, of the Cut-off Date Pool Balance by allocated loan amount, which are general in nature. The following summaries and the discussion of in the accompanying prospectus do not purport to reflect all the laws applicable to the Mortgage Loans. The summaries are qualified in the entirety by reference to the applicable federal and state laws governing the Mortgage Loans.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs and expenses of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to seek to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

Other Aspects

The discussion under “Certain Legal Aspects of Mortgage Loans and Leases” in the accompanying prospectus presents other legal aspects of the Mortgage Loans that you should consider prior to making any investment in the Offered Certificates.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

Upon the issuance of the Offered Certificates, Sidley Austin LLP, our counsel, will deliver its opinion generally to the effect that, assuming compliance with the Pooling and Servicing Agreement and any intercreditor agreement and any amendments thereto, and subject to any other assumptions set forth in the opinion, each of “REMIC I”, “REMIC II” and “REMIC III” (each, a “REMIC Pool”) will qualify as a REMIC under the Code.

In addition, on the Closing Date, Sidley Austin LLP, special counsel to the Depositor, will deliver its opinion that the portions of the assets of the Trust Fund consisting of (i) the Excess Interest and the excess interest distribution account, and (ii) the Class A-S, B and C Regular Interests will be treated as a grantor trust for federal income tax purposes under subpart E, part I of subchapter J of the Code (the “Grantor Trust”). Accordingly, (a) the Class V Certificates will evidence undivided beneficial interests in the portion of the Grantor Trust in clause (i) above and (b) the Exchangeable Certificates will evidence undivided beneficial interests in the applicable percentage interests in the Class A-S, B and C Regular Interests.

The assets of REMIC I will generally include—

●	the Mortgage Loans (exclusive of the Excess Interest),

●	any REO Properties acquired on behalf of the Certificateholders,

●	the Collection Account maintained by each Master Servicer,

●	the REO Account maintained by each Special Servicer, and

●	the Distribution Account and Interest Reserve Account.

For federal income tax purposes,

●	the separate non-certificated regular interests in REMIC I will be the regular interests in REMIC I and will be the assets of REMIC II,

●	the separate non-certificated regular interests in REMIC II will be the regular interests in REMIC II and will be the assets of REMIC III,

●
the Class A-1, A-2, A-3, A-4, A-5, A-SB, D, E, F and G Certificates and the Class A-S, B and C Regular Interests will evidence the ownership of regular interests in, and will generally be treated as debt obligations of, REMIC III,

●
the Class A-S, B, C and PEX Certificates will evidence the ownership of their respective percentage interests in the portion of the Grantor Trust consisting of the Class A-S, B and C Regular Interests,

●
the Class X-A Certificates will evidence the ownership of seven regular interests in REMIC III, each one corresponding to one of the components of the Class X-A Certificates’ notional amount, and the Class X-A Certificates will generally be treated as debt obligations of, REMIC III,

●
the Class X-B Certificates will evidence the ownership of three regular interests in REMIC III, each one corresponding to one of the components of the Class X-B Certificates’ notional amount, and the Class X-B Certificates will generally be treated as debt obligations of, REMIC III,

●
the Class X-C Certificates will evidence the ownership of one regular interest in REMIC III, corresponding to the component of the Class X-C Certificates’ notional amount, and the Class X-C Certificates will generally be treated as debt obligations of, REMIC III,

●
the Class X-D Certificates will evidence the ownership of one regular interest in REMIC III, corresponding to the component of the Class X-D Certificates’ notional amount, and the Class X-D Certificates will generally be treated as debt obligations of, REMIC III,

●
the Class X-E Certificates will evidence the ownership of one regular interest in REMIC III, corresponding to the component of the Class X-E Certificates’ notional amount, and the Class X-E Certificates will generally be treated as debt obligations of, REMIC III,

●
the Class X-Y Certificates will evidence the ownership of one regular interest in REMIC III, and will have a notional amount corresponding to the aggregate principal balance of the Designated NCB Mortgage Loans outstanding from time to time, and the Class X-Y Certificates will generally be treated as debt obligations of, REMIC III,,

●	the Class V Certificates will evidence ownership in the portion of the Grantor Trust consisting of Excess Interest and the excess interest distribution account, and

●	the Class R Certificates will evidence ownership of the sole Class of residual interests in each of REMIC I, REMIC II and REMIC III.

If the Trust Fund fails to comply with the ongoing requirements of the Code for REMIC status, a REMIC Pool may lose its REMIC status. If so, the Trust Fund may become taxable as a corporation, and the Offered Certificates may not be given the tax treatment summarized below. Although the Code authorizes the Treasury Department to issue regulations providing relief in the event of an inadvertent termination of REMIC status, the Treasury Department has not done so. Any relief mentioned above, moreover, may be accompanied by sanctions. These sanctions could include the imposition of a corporate tax on all or a portion of the Trust’s income for the period in which the requirements for REMIC status are not satisfied. The Pooling and Servicing Agreement will include provisions designed to maintain the status of each REMIC Pool as a REMIC under the Code.

For purposes of the tax discussions below under “—Characterization of Investments in Offered Certificates,” under “—Discount and Premium; Prepayment Consideration” and for the avoidance of doubt, except as otherwise indicated.

Characterization of Investments in Offered Certificates

Except to the extent noted below, Offered Certificates held by a real estate investment trust (“REIT”) will be “real estate assets” within the meaning of section 856(c)(5)(B) of the Code in the same proportion that the assets of the Trust would be so treated. In addition, interest, including original issue discount, if any, on Offered Certificates held by a REIT will be interest described in section 856(c)(3)(B) of the Code to the extent that those Certificates are treated as “real estate assets” within the meaning of section 856(c)(5)(B) of the Code.

Most of the Mortgage Loans to be included in the Trust are not secured by real estate used for residential or other purposes prescribed in section 7701(a)(19)(C) of the Code. Consequently, in general, it appears that the Offered Certificates will be treated as assets qualifying under that section to only a limited extent. Accordingly, investment in the Offered Certificates may not be suitable for a thrift institution seeking to be treated as a “domestic building and loan association” under section 7701(a)(19)(C) of the Code. The Offered Certificates will be treated as “qualified mortgages” for another REMIC under section 860G(a)(3)(C) of the Code.

To the extent an Offered Certificate represents ownership of an interest in a mortgage loan that is secured in part by the related borrower’s interest in a bank account, that mortgage loan is not secured solely by real estate. Therefore:

●	a portion of that Certificate may not represent ownership of “loans secured by an interest in real property” or other assets described in section 7701(a)(19)(C) of the Code;

●	a portion of that Certificate may not represent ownership of “real estate assets” under section 856(c)(5)(B) of the Code; and

●	the interest on that Certificate may not constitute “interest on obligations secured by mortgages on real property” within the meaning of section 856(c)(3)(B) of the Code.

In addition, most of the Mortgage Loans that we intend to include in the Trust contain defeasance provisions under which the lender may release its lien on the collateral securing the Mortgage Loan in return for the borrower’s pledge of substitute collateral in the form of Government Securities. Generally, under the Treasury regulations, if a REMIC releases its lien on real property that secures a qualified mortgage, that mortgage ceases to be a qualified mortgage on the date the lien is released unless certain conditions are satisfied. In order for the Mortgage Loan to remain a qualified mortgage, the Treasury regulations require that—

(1)	the borrower pledges substitute collateral that consist solely of Government Securities;

(2)	the mortgage loan documents allow that substitution;

(3)
the lien is released to facilitate the disposition of the property or any other customary commercial transaction, and not as part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages; and

(4)	the release is not within two years of the startup day of the REMIC.

Following the defeasance of a Mortgage Loan, regardless of whether the foregoing conditions were satisfied, that Mortgage Loan would not be treated as a “loan secured by an interest in real property” or a “real estate asset” and interest on that loan would not constitute “interest on obligations secured by real property” for purposes of sections 7701(a)(19)(C), 856(c)(5)(B) and 856(c)(3)(B) of the Code, respectively.

Discount and Premium; Prepayment Consideration

The IRS has issued regulations under sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. Section 1272(a)(6) of the Code provides for special rules applicable to the accrual of original issue discount on, among other things, REMIC regular interests. The Treasury Department has not issued regulations under that section. You should be aware, however, that the regulations issued under sections 1271 to 1275 of the Code and section 1272(a)(6) of the Code do not adequately address all issues relevant to, or are not applicable to, prepayable securities such as the Offered Certificates. We recommend that you consult with your own tax advisor concerning the tax treatment of your Offered Certificates.

For federal income tax reporting purposes, we anticipate that the Class     ,     ,     , and       Certificates and the Class       Regular Interest will be issued at a premium, and that the Class       and       Certificates and the Class       and       Regular Interests will be issued with more than a de minimis amount of original issue discount. Whether any holder of these Classes of Offered Certificates will be treated as holding a Certificate with amortizable bond premium will depend on the Certificateholder’s purchase price and the payments remaining to be made on the Certificate at the time of its acquisition by the Certificateholder. If you acquire an interest in any Class of Offered Certificates issued at a premium, you should consider consulting your own tax advisor regarding the possibility of making an election to amortize the premium. See “Material Federal Income Tax Consequences—REMICs—Taxation of Owners of REMIC Regular Certificates—Premium” in the accompanying prospectus.

In addition, we anticipate that the Certificate Administrator will treat the Class X-A, X-B Certificates as having no qualified stated interest. Accordingly, such Classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received thereon over their issue price (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on either such Class attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or X-B Certificate may be entitled to a loss (which loss may be a capital loss) to the extent it becomes certain that such Certificateholder will not recover a portion of its basis in such Class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such Classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

When determining the rate of accrual of original issue discount and market discount, if any, and the amortization of premium, if any, with respect to the Certificates for federal income tax purposes, the prepayment assumption used will be that following any date of determination:

●	no mortgage loan in the Trust will otherwise be prepaid prior to maturity except that each Mortgage Loan with an Anticipated Repayment Date is assumed to repay in full on that date, and

●	there will be no extension of maturity for any Mortgage Loan in the Trust.

For a more detailed discussion of the federal income tax aspects of investing in the Offered Certificates, see “Material Federal Income Tax Consequences” in the accompanying prospectus.

Prepayment Premiums and Yield Maintenance Charges actually collected on the Mortgage Loans will be paid on the Offered Certificates as and to the extent described in this free writing prospectus. It is not entirely clear under the Code when the amount of a Prepayment Premium or Yield Maintenance Charge should be taxed to the holder of a Class of Offered Certificates entitled to that amount. For federal income tax reporting purposes, the tax administrator will report Prepayment Premiums or Yield Maintenance Charges as income to the holders of a Class of Offered Certificates entitled thereto only after the applicable Master Servicer’s actual receipt of those amounts. The IRS may nevertheless seek to require that an assumed amount of Prepayment Premiums and Yield Maintenance Charges be included in payments projected to be made on the Offered Certificates and that the taxable income be reported based on the projected constant yield to maturity of the Offered Certificates. Therefore, the projected Prepayment Premiums and Yield Maintenance Charges would be included prior to their actual receipt by holders of the Offered Certificates. If the projected Prepayment Premiums and Yield Maintenance Charges were not actually received, presumably the holder of an Offered Certificate would be allowed to claim a deduction or reduction in gross income at the time the unpaid Prepayment Premiums and Yield Maintenance Charges had been projected to be received. Moreover, it appears that Prepayment Premiums and Yield Maintenance Charges are to be treated as ordinary income rather than capital gain. However, the correct characterization of the income is not entirely clear. We recommend you consult your own tax advisors concerning the treatment of Prepayment Premiums and Yield Maintenance Charges.

Taxation of the Exchangeable Certificates

Each Exchangeable Certificate (other than any Class PEX Certificate) will represent a beneficial ownership interest in a regular interest issued by REMIC III, and the income tax consequences to the holder of an Exchangeable Certificate (other than any Class PEX Certificate) with respect to the applicable underlying regular interest will be the same as the income tax consequences to a holder of any other Offered Certificate, as described herein.

The Class PEX Certificates will represent beneficial ownership interests in the Class A-S, B and C Regular Interests, but each such regular interest will be taxable as a separate regular interest for federal income tax purposes, and the holder of a Class PEX Certificate must account separately for its interest in each such regular interest. The income tax consequences of holding a Class PEX Certificate with respect to each of the Class A-S, B and C Regular Interests will therefore be the same as the income tax consequences to the holder of separate Class A-S, B and C Certificates, as described herein. A purchaser must allocate its basis in the Class PEX Certificates among the interests in each of the Class A-S, B and C Regular Interests in accordance with their relative fair market values as of the time of acquisition. Similarly, on the sale of such Class PEX Certificate, the holder must allocate the amount received on the sale among the interests in each such regular interest in accordance with their relative fair market values as of the time of sale. Prospective beneficial owners of the Class PEX Certificates should consult their tax advisors as to the appropriate method of accounting for their interest in the Class PEX Certificates.

The exchange of the requisite proportions of the Class A-S, B and C Certificates for the Class PEX Certificates, and the exchange of the Class PEX Certificates for the requisite proportions of the Class A-S, B and C Certificates, will not be taxable. See “Material Federal Income Tax Consequences—Tax Treatment of Exchangeable Certificates” in the accompanying prospectus.

Further Information

For further information regarding the federal income tax consequences of investing in the Offered Certificates, including consequences of purchase, ownership and disposition of Offered Certificates, see “Material Federal Income Tax Consequences—REMICs” in the accompanying prospectus.

STATE AND OTHER TAX CONSEQUENCES

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” in this free writing prospectus, potential investors should consider the state, local and other income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential investors should consult their own tax advisors with respect to the various tax consequences of investments in the Offered Certificates. For further information regarding state and other tax consequences of investing in the Offered Certificates, see “State and Other Tax Consequences” in the accompanying prospectus.

ERISA CONSIDERATIONS

Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Code impose requirements on any employee benefit plan, or other retirement plan, arrangement or account, that is subject to the fiduciary responsibility provisions of ERISA (“ERISA Plan”) or any other employee benefit or retirement plan, arrangement or account that is subject to Section 4975 of the Code, including any individual retirement account or Keogh plan (collectively, with an ERISA Plan, a “Plan”). ERISA imposes duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties in Interest with respect to such Plan. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Plan, and any person who provides investment advice with respect to such assets for a fee, is a fiduciary of such Plan. Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the prohibited transactions restrictions of ERISA and Section 4975 of the Code. However, such plans may be subject to similar provisions of applicable federal, state or local law.

Plan Assets

The U.S. Department of Labor (“DOL”) has issued a final regulation (29 C.F.R. Section 2510.3-101) concerning what constitutes the assets of a Plan. That DOL regulation, as modified by Section 3(42) of ERISA, provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an “equity” investment will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. Under the terms of the regulation, if the assets of the Trust were deemed to constitute plan assets by reason of a Plan’s investment in Offered Certificates, such plan assets would include an undivided interest in the Mortgage Loans and any other assets of the Trust.

The Depositor, the underwriters, the Master Servicers, the Special Servicers, the Trust Advisor and certain of their respective affiliates might be considered or might become Parties in Interest with respect to investing Plans. Moreover, the Trustee, the Certificate Administrator, or any insurer, primary insurer or other issuer of a credit support instrument relating to the primary assets in the Trust, or certain of their respective affiliates, might be considered Parties in Interest with respect to investing Plans. In the absence of an applicable exemption, “prohibited transactions” within the meaning of ERISA and Section 4975 of the Code could arise if Offered Certificates were acquired by, or with “plan assets” of, a Plan with respect to which any such person is a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975 of the Code (a “Party in Interest”).

In addition, an insurance company proposing to acquire or hold Offered Certificates with assets of its general account should consider the extent to which such acquisition or holding would be subject to the requirements of ERISA and Section 4975 of the Code under John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), and Section 401(c) of ERISA, as amended by the Small Business Job Protection Act of 1996, Public Law No. 104-188, and subsequent DOL and judicial guidance. See “—Insurance Company General Accounts” below.

Special Exemption Applicable to the Offered Certificates

With respect to the acquisition and holding of the Offered Certificates, the DOL has granted substantially identical exemptions to the predecessors of Wells Fargo Securities, LLC and RBS Securities Inc. (formerly known as Greenwich Capital Markets Inc.) (collectively, the “Exemption”). The Exemption generally exempts from certain of the prohibited transaction rules of ERISA and Section 4975 of the Code transactions relating to:

●	the initial purchase, the holding, and the subsequent resale by Plans of Certificates evidencing interests in pass-through trusts; and

●	transactions in connection with the servicing, management and operation of such trusts,

provided that the assets of such trusts consist of certain secured receivables, loans and other obligations that meet the conditions and requirements of the Exemption. We expect that the Exemption generally will apply to the Offered Certificates.

The assets covered by the Exemption include mortgage loans such as the Mortgage Loans and fractional undivided interests in such loans.

The Exemption as applicable to the Offered Certificates sets forth the following five general conditions which must be satisfied for exemptive relief:

●
the acquisition of the Offered Certificates by a Plan must be on terms, including the price for the Certificates, that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●
the Offered Certificates acquired by the Plan must have received a rating at the time of such acquisition that is in one of the four highest generic rating categories from at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”);

●	the Trustee must not be an affiliate of any other member of the Restricted Group, other than an underwriter;

●
the sum of all payments made to and retained by the underwriters in connection with the distribution of the Offered Certificates must represent not more than reasonable compensation for underwriting the Certificates; the sum of all payments made to and retained by us in consideration of our assignment of the Mortgage Loans to the Trust Fund must represent not more than the fair market value of such Mortgage Loans; the sum of all payments made to and retained by the Certificate Administrator, tax administrator, the Trustee, the Master Servicers, the Special Servicers and any sub-servicer must represent not more than reasonable compensation for such person’s services under the Pooling and Servicing

Agreement or other relevant servicing agreement and reimbursement of such person’s reasonable expenses in connection therewith; and

●	the Plan investing in the Certificates must be an “accredited investor” as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

Some of the relief provided by the Exemption does not apply to Plans sponsored by any member of the Restricted Group.

It is a condition of the issuance of the Offered Certificates that they receive the ratings as required by the Exemption, and we believe that each of the Rating Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to Offered Certificates as of the Closing Date. In addition, the third general conditions set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

Moreover, the Exemption provides relief from certain self-dealing/conflict of interest prohibited transactions, but only if, among other requirements:

●	the investing Plan fiduciary or its affiliates is an obligor with respect to five percent or less of the fair market value of the obligations contained in the Trust;

●	the Plan’s investment in each Class of Certificates does not exceed 25% of all of the Certificates outstanding of that Class at the time of the acquisition;

●
immediately after the acquisition, no more than 25% of the assets of the Plan are invested in Certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity;

●
in connection with the acquisition of Certificates in the initial offering, at least 50% of each Class of Certificates in which Plans invest and of the aggregate interests in the Trust are acquired by persons independent of the Restricted Group; and

●	the Plan is not sponsored by a member of the Restricted Group.

We believe that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to us or which we cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

“Restricted Group” means, collectively, the following persons and entities—the Trustee, the Exemption-Favored Parties, us, the Master Servicers, the Special Servicers, any primary servicer, any sub-servicer, any other person considered a “sponsor” under the Exemption, each borrower, if any, with respect to Mortgage Loans constituting more than 5.0% of the Cut-off Date Pool Balance, and any and all affiliates of any of the aforementioned persons.

“Exemption” means PTE 96-22 issued to a predecessor of Wells Fargo Securities, LLC and PTE 90-59 issued to RBS Securities Inc. (formerly known as Greenwich Capital Markets Inc.), each as subsequently amended by PTE 97-34, PTE 2000-58, PTE 2002-41, PTE 2007-5 and PTE 2013-08 and as may be subsequently amended after the Closing Date.

“Exemption-Favored Party” means any of the following—

●	Wells Fargo Securities, LLC,

●	RBS Securities Inc.,

●	any person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Wells Fargo Securities, LLC or RBS Securities Inc., and

●
any member of the underwriting syndicate or selling group of which a person described in the prior three bullets is a manager or co-manager with respect to any particular Class of the Offered Certificates.

“PTE” means prohibited transaction exemption.

Insurance Company General Accounts

Based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Savings Bank, an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). Any investor that is an insurance company using the assets of an insurance company general account should note that under Section 401(c) of ERISA and regulations issued thereunder, assets of an insurance company general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998, if the insurer satisfies various conditions.

Any assets of an insurance company general account which support insurance policies or annuity contracts issued to Plans after December 31, 1998, or on or before that date for which the insurer does not comply with the 401(c) Regulations, may be treated as “plan assets” of such Plans. Because Section 401(c) does not relate to insurance company separate accounts, separate account assets continue to be treated as “plan assets” of any Plan that is invested in such separate account. Insurance companies contemplating the investment of general account assets in any Class of Certificates that is not rated at least “BBB-” (or the respective equivalent) by at least one Exemption Rating Agency at the time of purchase should consult with their legal counsel with respect to the applicability of Section 401(c).

Accordingly, any insurance company that acquires or holds any Offered Certificate with “plan assets” of a Plan will be deemed to have represented and warranted to us, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers and the Trust Advisor that (1) such acquisition and holding are permissible under applicable law, satisfy the requirements of the Exemption or will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, and will not subject us, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers or the Trust Advisor to any obligation in addition to those undertaken in the Pooling and Servicing Agreement, or (2) the source of funds used to acquire and hold such Certificates is an “insurance company general account”, as defined in DOL Prohibited Transaction Class Exemption 95-60 (“PTCE 95-60”), and the applicable conditions set forth in Sections I and III of PTCE 95-60 have been satisfied.

General Investment Considerations

Prospective Plan investors should consult with their legal counsel concerning the impact of ERISA, Section 4975 of the Code or any corresponding provisions of applicable federal, state or local law, the applicability of the Exemption or other exemptive relief, and the potential consequences to their specific circumstances, prior to making an investment in the Offered Certificates. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of ERISA regarding prudent investment procedure and diversification, an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio. A fiduciary of a governmental plan or church plan not subject to ERISA or Section 4975 of the Code should make its own determination as to the need for and the availability of any exemptive relief under any applicable federal, state or local law.

Any sale of Offered Certificates to a plan does not constitute any representation or warranty by the Depositor, any borrower, the Trustee, the Certificate Administrator, the

Special Servicers, the Master Servicers, any underwriter or the Trust that an investment in the Offered Certificates meets relevant legal requirements with respect to investments by plans generally or any particular plan, or that such investment is appropriate for plans generally or any particular plan.

LEGAL INVESTMENT

No Class of the Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended.

No representations are made as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory or other purposes, or as to the ability of particular investors to purchase the Offered Certificates under applicable legal investment restrictions. Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. See “Risk Factors—Risks Related to the Offered Certificates—Market Considerations and Limited Liquidity”.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether, and to what extent, the Offered Certificates will constitute legal investments for them or are subject to investment, capital or other regulatory restrictions.

See “Legal Investment” in the accompanying prospectus.

LEGAL MATTERS

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina

RATINGS

It is a condition to their issuance that the respective Classes of Offered Certificates receive investment grade credit ratings from three NRSROs engaged by the Depositor to rate the offered certificates (each a “Rating Agency” and collectively, the “Rating Agencies”).

The ratings on the Offered Certificates address the likelihood of—

●	the timely receipt by their holders of all distributions of interest to which they are entitled on each distribution date, and

●
except in the case of the Class X-A and X-B Certificates, the ultimate receipt by their holders of all distributions of principal to which they are entitled on or before the distribution date in September 2057.

The ratings on the Offered Certificates take into consideration—

●	the credit quality of the Mortgage Loans,

●	structural and legal aspects associated with the Offered Certificates, and

●	the extent to which the payment stream from the Mortgage Loans is adequate to make distributions of interest and principal required under the Offered Certificates.

The ratings on the respective Classes of Offered Certificates do not represent any assessment of—

●	the tax attributes of the Offered Certificates or of the Trust Fund,

●	whether or to what extent prepayments of principal may be received on the Mortgage Loans,

●	the likelihood, timing or frequency of prepayments of principal on the Mortgage Loans,

●	the degree to which the amount or frequency of prepayments of principal on the Mortgage Loans might differ from those originally anticipated,

●
whether or to what extent the interest distributable on any Class of Offered Certificates may be reduced in connection with Net Aggregate Prepayment Interest Shortfalls (or analogous amounts in connection with balloon payments) or whether any compensating interest payments will be made, and

●	whether and to what extent Default Interest will be received.

A security rating does not represent any assessment of the yield to maturity that investors may experience in the event of rapid prepayments and/or other liquidations of the Mortgage Loans. In general, the ratings on the Offered Certificates address credit risk and not prepayment risk. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of the Class X-A or X-B Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such Certificates. The notional amounts of the Class X-A and X-B Certificates on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such notional amounts, but only the obligation to distribute interest timely on such notional amounts as so reduced from time to time. Therefore, the ratings of the Class X-A and X-B Certificates should be evaluated independently from similar ratings on other types of securities.

Additionally, other NRSROs that we have not engaged to rate the Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class. As part of the process of obtaining ratings for the Certificates, the Depositor had initial discussions with and submitted certain materials to DBRS, Fitch Ratings, Inc., KBRA, Moody’s, Morningstar and Standard and Poor’s Ratings Services (“S&P”). Based on preliminary feedback from those six (6) NRSROs at that time, the Depositor hired the Rating Agencies to rate the Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Certificates. Had the Depositor selected such other NRSROs to rate the Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor.

Neither the Depositor nor any other person or entity will have any duty to notify you if any such other NRSRO issues, or delivers notice of its intention to issue, unsolicited ratings on one or more Classes of Certificates after the date of this free writing prospectus. In no event will ratings confirmation from any such other NRSRO (except insofar as the matter involves a Mortgage Loan with a split loan structure and such other rating organization is hired to rate the securities backed by the related Pari Passu Companion Loan) be a condition to any action, or the exercise of any right, power or privilege by any person or entity, under the Pooling and Servicing Agreement.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO, or is no longer qualified to rate the Certificates, and that determination may have an adverse effect on the liquidity, market value and regulatory characteristics of the Certificates.

On or before the Closing Date, the Depositor will prepay fees for ongoing ratings surveillance to each of the Rating Agencies, and anticipates that they will perform ratings surveillance with respect to their ratings of the Offered Certificates for as long as the Offered Certificates remain outstanding. However, the Depositor has no obligation and no ability to ensure that any Rating Agency performs ratings surveillance. In addition, one or more of the Rating Agencies may cease to perform ratings surveillance on one or more Classes of Offered Certificates if the information furnished to that Rating Agency is insufficient to allow it to continue to perform ratings surveillance.

For additional information, please see “Ratings” in the accompanying prospectus.

INDEX OF DEFINED TERMS

2		C3MF	236
		CDI 202.01	321
2010 PD AMENDING DIRECTIVE	x	Certificate Administrator	258
		Certificate Administrator’s Website	314
3		Certificateholder	275
		Certificates	275
30/360 Basis	149	C-III Capital Group	235
		C-III Parent	235
A		Class	275
		Class A-S component	276
Acceptable Insurance Default	373	Class A-S Regular Interest	276
Actual/360 Basis	148	Class A-SB Planned Principal Balance	291
Additional Servicer	407	Class B component	276
Additional Trust Fund Expense	300	Class B Regular Interest	276
Administrative Fee Rate	286	Class C component	276
Adverse Grantor Trust Event	197	Class C Regular Interest	276
Adverse REMIC Event	197	Class X-Y Strip Rate	285
ALTA	214	Clearstream	54, 281
Anticipated Repayment Date	149, 158	Closing Date	200
Appraisal Institute	203	CMAE	265
Appraisal Reduced Interest Amount	297	Collection Account	387
Appraisal Reduction Amount	384	Collective Consultation Period	363
Appraisal Trigger Event	386	Columbus Square Portfolio Controlling
ARD Loan	158	Note Holder	163
Assessment of Compliance	407	Columbus Square Portfolio Intercreditor
Assumption Application Fees	353	Agreement	162
Assumption Fees	353	Columbus Square Portfolio Loan
Attestation Report	408	Combination	162
Authorized Collection Account Withdrawal	387	Columbus Square Portfolio Mortgage
Available Distribution Amount	293	Loan	162
		Columbus Square Portfolio Mortgaged
B		Property	162
		Columbus Square Portfolio Non-
Bank of America Plaza Controlling Note		Controlling Note Holder	163
Holder	160	Columbus Square Portfolio Noteholders	162
Bank of America Plaza Intercreditor		Columbus Square Portfolio Pari Passu
Agreement	159	Companion Loans	162
Bank of America Plaza Loan Combination	159	Companion Loan Collection Account	387
Bank of America Plaza Mortgage Loan	159	Control-Eligible Certificates	288
Bank of America Plaza Mortgaged		Corrected Mortgage Loan	344
Property	159	CRE Loans	207
Bank of America Plaza Non-Controlling		CREFC®	317
Note Holder	161	CREFC® Intellectual Property Royalty
Bank of America Plaza Noteholders	159	License Fee	286
Bank of America Plaza Pari Passu		CREFC® Intellectual Property Royalty
Companion Loans	159	License Fee Rate	287
Base Interest Fraction	294	CREFC® Reports	317
Basis	244	CRR	64
Basis Data Tape	249	Custodian	258
Basis Deal Team	249	Cut-off Date	140
Basis Investment	244	Cut-off Date Pool Balance	140
Basis Mortgage Loans	244	Cut-off Date Principal Balance	140
Basis Real Estate Capital	244	CWCAM	265
Borrower Party	317
		D
C
		Default Interest	196
C3CM	235
C3CM Mortgage Loans	235

Defaulted Mortgage Loan	288	K
Demand Entities	209
Demand Letter	209	KBRA	324
Depositor	199
Designated NCB Mortgage Loan	277	L
Designated Sub-Servicer	407
Designated Trust Advisor Expenses	303	Liberty Island	223
Dexia	209	Liberty Island Data Tape	228
Disclosable Special Servicer Fees	350	Liberty Island Deal Team	228
Discount Rate	294	Liberty Island Mortgage Loans	223
Distribution Account	279	Liberty Island’s Parent	223
Distribution Date Statement	311	LIBOR	118
DOL	414	Liquidation Fee Rate	349
DTC	54	Loan Combination	140
Due Date	148	Lock-out Period	149
Due Diligence Requirement	64	Loss of Value Payment	196

E		M

EDGAR	318	Majority Subordinate Certificateholder	362
EEA	ix, 64	Master Servicer	259, 262
ERISA	414	Material Action	380
ERISA Plan	414	Modification Fees	353
ESAs	127	Moody’s	261, 324
Euroclear	54, 281	Morningstar	261
Excess Interest	158, 277	Mortgage Loan	140
Exchange Act	209	Mortgage Loan Purchase Agreement	192
Exchange Date	278	Mortgage Loan Sellers	200
Exchange Proportion	278	Mortgage Loans	140
Exchangeable Certificates	276	Mortgage Pass-Through Rate	286
Exemption	415, 416	Mortgage Pool	140
Exemption Rating Agency	415	Mortgaged Property	140
Exemption-Favored Party	416
		N
F
		NCB, FSB Data Tape	234
FIEL	xi	NCB, FSB Deal Team	234
Final Asset Status Report	361	Net Aggregate Prepayment Interest
Fitch	261, 324	Shortfall	282
FSMA	x	Non-Serviced Loan Combination	141
		Non-Serviced Pari Passu Companion Loan	141
G		Non-Serviced Pari Passu Mortgage Loan	141
		NRSRO	315
Government Securities	149	NRSRO Certification	316
Grantor Trust	410
		O
H
		OCC	200
HIGH NET WORTH COMPANIES,		Offsetting Modification Fees	353
UNINCORPORATED ASSOCIATIONS,		Originator	209
ETC	x	Other Certificate Administrator	320
		Other Master Servicer	300
I		Other Securitization Servicing Agreement	159, 162
		Other Special Servicer	354
Initial Rate	149, 158	Other Trust Advisor	302, 355
Interest Reserve Account	281	Other Trustee	325
Interested Person	394
Investor Certification	317	P
Investor Q&A Forum	315
Investor Registry	315	P&I	261
Issuing Entity	198	PAR	223, 269
		PAR Primary Servicing Agreement	270
		Pari Passu Companion Loan	140

Pari Passu Mortgage Loans	140	S
Participants	281
Party in Interest	415	S&P	419
PCR	214	SEL	188, 203, 226
Pentalpha Surveillance	271	Senior Consultation Period	362, 363
Permitted Investments	280	Serviced Loan Combination	140, 141
Permitted Special Servicer/Affiliate Fees	350	Serviced Pari Passu Companion Loan	141
PL	188, 203	Serviced Pari Passu Companion Loans	140
Plan	414	Serviced Pari Passu Mortgage Loan	140, 141
PMCC	223,269	Servicer Termination Event	398
PML	188, 203, 226, 240	Servicing Advances	356
Pooling and Servicing Agreement	340	Servicing Function Participant	407
PPA	261	Servicing Transfer Event	342
Prepayment Interest Excess	283	Similar Requirements	64
Prepayment Interest Shortfall	283	Special Servicer	265
Prepayment Premium	294	Specially Designated Mortgage Loan
Principal Balance Certificates	276	Documents	193
Principal Distribution Amount	287	Specially Serviced Mortgage Loan	342
Privileged Information	367	Sponsor	200
Privileged Person	315	Sponsors	200
PTCE 95-60	417	Stamford Plaza Borrowers	169
PTE	417	Stamford Plaza Companion Loan Pooling
Purchase Price	195	and Servicing Agreement	165
PWP	223	Stamford Plaza Mezzanine Loans	169
		Stamford Plaza Portfolio Controlling Note
Q		Holder	166
		Stamford Plaza Portfolio Controlling Pari
Qualification Criteria	207, 214, 223	Passu Companion Loan	140, 165
Qualified Insurer	375	Stamford Plaza Portfolio Intercreditor
Qualified Replacement Special Servicer	372	Agreement	165
		Stamford Plaza Portfolio Loan
R		Combination	165
		Stamford Plaza Portfolio Mortgage Loan	165
Rating Agencies	418	Stamford Plaza Portfolio Mortgaged
Rating Agency	418	Property	165
Rating Agency Confirmation	397	Stamford Plaza Portfolio Non-Controlling
Recovered Interest Amounts	284	Note Holder	166
Regulation AB	408	Stamford Plaza Portfolio Noteholders	165
REIT	411	Stamford Plaza Portfolio Pari Passu
RELEVANT MEMBER STATE	ix	Companion Loans	165
RELEVANT PERSONS	x	Standard & Poor’s Ratings Services	261
REMIC Pool	410	Subordinate Class Representative	362
REO Account	394	Subordinate Control Period	362
REO Companion Loan	346	Sub-Servicing Entity	399
REO Mortgage Loan	346
Requesting Party	396	T
Required Claims-Paying Ratings	375
Responsible Repurchase Party	194	The Royal Bank of Scotland	210
Restricted Group	416	The Royal Bank of Scotland Data Tape	215
Retention Requirement	64	The Royal Bank of Scotland Deal Team	215
Revised Rate	149,158	TIA	321
Rialto Mortgage	217	TIA Applicability Determination	321
Rialto Mortgage Data Tape	222	Trust	198
Rialto Mortgage Loans	217	Trust Advisor	271
Rialto Mortgage Review Team	221	Trust Advisor Expenses	302
Rule 15Ga-1	209	Trust Fund	140
Rule 17g-5	305	Trustee	257
Rule 17g-5 Information Provider	397
Rule 17g-5 Information Provider’s		U
Website	398
		U.S. Bank	209

UCC	261	Wells Fargo Bank	200, 258
Uncovered Amount	389	Wells Fargo Bank Data Tape	206
UPB	261	Wells Fargo Bank Deal Team	205
		WIB	169
V		Woodbridge	209
		Workout Fee Projected Amount	349
Value Co-op Basis	172	WTNA	257
Volcker Rule	65
		Y
W
		Yield Maintenance Charge	294
WAC Rate	285	Yield Maintenance Discount Rate	152
Wachovia	259	YM Group A	293
Wachovia Bank	200	YM Group B	293
WDCPF	251	YM Groups	293
WDCPF I WF	251	YTD	261
WDCPF I WF Data Tape	252
WDCPF I WF Mortgage Loans	252
WDCPF Review Team	252

Annex A-1

Certain Characteristics of the Mortgage Loans and Mortgaged Properties

(THIS PAGE INTENTIONALLY LEFT BLANK)

WFRBS Commercial Mortgage Trust 2014-C22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built
1	Bank of America Plaza	WFB		333 South Hope Street	Los Angeles	CA	90071	Office	CBD	1974
2	Columbus Square Portfolio	WFB		775, 795, 805, 808 Columbus Avenue; 801 Amsterdam Avenue	New York	NY	10025	Mixed Use	Retail/Other/Office	2007
3	Stamford Plaza Portfolio	RBS		Various	Stamford	CT	06901	Office	CBD	Various
3.01	Two Stamford Plaza	RBS		281 Tresser Boulevard	Stamford	CT	06901	Office	CBD	1986
3.02	Four Stamford Plaza	RBS		107 Elm Street	Stamford	CT	06901	Office	CBD	1979
3.03	One Stamford Plaza	RBS		263 Tresser Boulevard	Stamford	CT	06901	Office	CBD	1986
3.04	Three Stamford Plaza	RBS		301 Tresser Boulevard	Stamford	CT	06901	Office	CBD	1981
4	Hampton Inn & Suites - Brickell	WFB		50 Southwest 12th Street	Miami	FL	33130	Hospitality	Limited Service	2011
5	Offices at Broadway Station	WFB		900 & 990 South Broadway; 100 East Tennessee Avenue	Denver	CO	80209	Office	Suburban	1903
6	CSM Bakery Supplies Portfolio I	RBS		Various	Various	Various	Various	Industrial	Warehouse	Various
6.01	1912 Montreal Road	RBS		1912 Montreal Road	Tucker	GA	30084	Industrial	Warehouse	1967
6.02	3301 Montreal Industrial Way	RBS		3301 Montreal Industrial Way	Tucker	GA	30084	Industrial	Warehouse	2000
6.03	1400 W 2700 N	RBS		1400 W 2700 N	Pleasant View	UT	84404	Industrial	Warehouse	2008
6.04	3765 Walden Avenue	RBS		3765 Walden Avenue	Lancaster	NY	14086	Industrial	Warehouse	1971
7	U-Haul Portfolio	WFB		Various	Various	Various	Various	Self Storage	Self Storage	Various
7.01	U-Haul - Yonkers	WFB		937 Saw Mill River Road	Yonkers	NY	10710	Self Storage	Self Storage	1950
7.02	U-Haul - Pleasant Hills	WFB		5 Clairton Boulevard	Pleasant Hills	PA	15236	Self Storage	Self Storage	1978
7.03	U-Haul - Coraopolis	WFB		5356 University Boulevard	Moon Township	PA	15108	Self Storage	Self Storage	1980
7.04	U-Haul - El Paso	WFB		8833 Dyer Street	El Paso	TX	79904	Self Storage	Self Storage	1971
7.05	U-Haul - Washington	WFB		960 Washington Road	Washington	PA	15301	Self Storage	Self Storage	1980
7.06	U-Haul - Corpus Christi	WFB		3611 South Port Avenue	Corpus Christi	TX	78415	Self Storage	Self Storage	1951
7.07	U-Haul - Houston North	WFB		4825 West 34th Street	Houston	TX	77092	Self Storage	Self Storage	1978
7.08	U-Haul - Lebanon	WFB		87 Hanover Street	Lebanon	NH	03766	Self Storage	Self Storage	1976
7.09	U-Haul - Fontana	WFB		16823 East Foothill Boulevard	Fontana	CA	92335	Self Storage	Self Storage	1970
7.10	U-Haul - Olympia	WFB		2516 4th Avenue East	Olympia	WA	98506	Self Storage	Self Storage	1939
7.11	U-Haul - Detroit	WFB		3175 South Fort Street	Detroit	MI	48217	Self Storage	Self Storage	1965
7.12	U-Haul - Westfield	WFB		50 Springfield Road	Westfield	MA	01085	Self Storage	Self Storage	1955
7.13	U-Haul - Livermore	WFB		3429 Gardella Plaza	Livermore	CA	94550	Self Storage	Self Storage	1982
7.14	U-Haul - Cincinnati	WFB		2320 Gilbert Avenue	Cincinnati	OH	45206	Self Storage	Self Storage	1920
7.15	U-Haul - Memphis	WFB		3020 Lamar Avenue	Memphis	TN	38114	Self Storage	Self Storage	1966
7.16	U-Haul - Birmingham	WFB		1636 Center Point Parkway	Birmingham	AL	35215	Self Storage	Self Storage	1970
7.17	U-Haul - Macon	WFB		770 Gray Highway	Macon	GA	31211	Self Storage	Self Storage	1966
7.18	U-Haul - Grand Island	WFB		1730 South Locust Street	Grand Island	NE	68801	Self Storage	Self Storage	1979
7.19	U-Haul - Wichita	WFB		5213 East Pawnee Street	Wichita	KS	67218	Self Storage	Self Storage	1970
7.20	U-Haul - Bloomsburg	WFB		2101 Columbia Boulevard	Bloomsburg	PA	17815	Self Storage	Self Storage	1990
7.21	U-Haul - Longview	WFB		410 West Marshall Avenue	Longview	TX	75601	Self Storage	Self Storage	1939
8	Hermosa Pavilion	RBS		1601 Pacific Coast Highway	Hermosa Beach	CA	90254	Mixed Use	Retail/Office/Storage	1988
9	Texas Portfolio	WDCPF		Various	Various	TX	Various	Multifamily	Garden	Various
9.01	Rincon Apartments	WDCPF		3801 North McColl Street	McAllen	TX	78501	Multifamily	Garden	2001
9.02	Las Palmas Apartments	WDCPF		4200 Las Palmas Circle	Brownsville	TX	78521	Multifamily	Garden	2002
9.03	Reata Apartments	WDCPF		3102 Haine Drive	Harlingen	TX	78550	Multifamily	Garden	2002
10	Hilton Lexington Downtown	WFB		369 West Vine Street	Lexington	KY	40507	Hospitality	Full Service	1982
11	States Addition Apartments	LIG I		2598 4th Street	Dickinson	ND	58601	Multifamily	Garden	2010
12	North Valley Plaza	WFB		757, 765, 801 and 855 East Avenue; 2156 Pillsbury Road; 2421, 2443 and 2471 Cohasset Road	Chico	CA	95926	Retail	Anchored	1968
13	Courtyard by Marriott - Aventura	WFB		2825 Northeast 191st Street	Aventura	FL	33180	Hospitality	Limited Service	1999
14	Preferred Freezer Houston	RBS		7080 Express Lane	Houston	TX	77078	Industrial	Warehouse	1990
15	400 Atlantic Avenue	LIG I		400 Atlantic Avenue	Boston	MA	02110	Office	CBD	1890
16	CSM Bakery Supplies Portfolio II	RBS		Various	Various	Various	Various	Industrial	Warehouse	Various
16.01	7351 Crider Avenue	RBS		7351 Crider Avenue	Pico Rivera	CA	90660	Industrial	Warehouse	1960
16.02	32621 Central Avenue	RBS		32621 Central Avenue	Union City	CA	94587	Industrial	Warehouse	1965
16.03	2570 Kiel Way	RBS		2570 Kiel Way	North Las Vegas	NV	89030	Industrial	Warehouse	1993
16.04	11350 Sunrise Park Drive	RBS		11350 Sunrise Park Drive	Rancho Cordova	CA	95742	Industrial	Warehouse	1989
16.05	8235 McHard Road	RBS		8235 McHard Road	Houston	TX	77053	Industrial	Warehouse	2005
16.06	5455 Louie Lane	RBS		5455 Louie Lane	Reno	NV	89511	Industrial	Warehouse	1996
16.07	805 West 2500 South	RBS		805 West 2500 South	Salt Lake City	UT	84119	Industrial	Warehouse	1975
17	Parliament Bend and Park West Apartments	RMF		Various	San Antonio	TX	78216	Multifamily	Garden	Various
17.01	Park West Apartments	RMF		11845 West Avenue	San Antonio	TX	78216	Multifamily	Garden	1979
17.02	Parliament Bend Apartments	RMF		11838 Parliament Street	San Antonio	TX	78216	Multifamily	Garden	1982
18	55 Miracle Mile	RMF		55 Miracle Mile	Coral Gables	FL	33134	Mixed Use	Retail/Office	2004
19	Lincoln Plaza	RMF		4345 North Lincoln Boulevard	Oklahoma City	OK	73105	Office	CBD	1967
20	Park City 3 and 4 Apartments, Inc.	NCB, FSB		97-07, 97-37 63rd Road and 97-10 62nd Drive; 97-40, 98-20 62nd Drive and 98-05 63rd Road	Rego Park	NY	11374	Multifamily	Cooperative	1955
21	Bentley Commons at Keene	Basis		197 Water Street	Keene	NH	03431	Multifamily	Senior Housing	1902
22	Alpha Health Center	Basis		300 East Pulaski Highway	Elkton	MD	21921	Office	Medical	1992
23	Sansone Regal Plaza	LIG I		8826, 8846, 8866, 8868, 8876, 8878 and 8880 South Eastern Avenue	Las Vegas	NV	89123	Retail	Anchored	1999
24	The Dorel Apartments	WFB		2908 Trimmier Road	Killeen	TX	76542	Multifamily	Garden	2013
25	Carson Plaza	CIIICM		603-677 East university Drive and 18902 & 18906 Avalon Boulevard	Carson	CA	90746	Retail	Anchored	1963
26	Hilton Garden Inn - Middleton	WFB		1801 Deming Way	Middleton	WI	53562	Hospitality	Limited Service	2004
27	Normandale Village	WDCPF		5159 West 98th Street	Bloomington	MN	55437	Retail	Anchored	1973
28	Residence Inn - Anaheim Hills Yorba Linda	WFB		125 South Festival Drive	Anaheim	CA	92808	Hospitality	Limited Service	2002
29	Newport Beach Mini U Storage I	WFB		1177 Camelback Street	Newport Beach	CA	92660	Self Storage	Self Storage	1994
30	Plymouth Hills	WFB		14201 Ridge Road	Plymouth Township	MI	48170	Manufactured Housing Community	Manufactured Housing Community	1995
31	Mill Creek Run Apartments	RMF		6687 Skipper Road	Macon	GA	31216	Multifamily	Garden	2005
32	Residence Inn - Ft. Lauderdale	WFB		2605 Weston Road	Weston	FL	33331	Hospitality	Limited Service	2001
33	Cherry Grove Apartments	RMF		1100 David Street	North Myrtle Beach	SC	29582	Multifamily	Garden	2001
34	Oak Hill Portfolio	RBS		Various	Various	GA	Various	Office	Medical	Various
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)	RBS		60 & 110 Oak Hill Blvd; 39 A, B, & C Oak Hill Court	Newnan	GA	30265	Office	Medical	2007
34.02	Blairsville VA Clinic	RBS		1294 Highway 515 East	Blairsville	GA	30512	Office	Medical	2010
34.03	Peachtree City Building	RBS		10 Eastbrook Bend	Peachtree City	GA	30269	Office	Medical	1986
35	Newport Beach Mini U Storage II	WFB		1111 Camelback Street	Newport Beach	CA	92660	Self Storage	Self Storage	1998
36	Stuart North Shopping Center	RBS		2101-2189 SE Federal Hwy	Stuart	FL	34994	Retail	Unanchored	2007
37	Gander Mountain - Arlington	CIIICM		1459 East Interstate 20	Arlington	TX	76018	Retail	Single Tenant	2013
38	Holiday Inn Express-Decatur, GA	RBS		2183 North Decatur Road	Decatur	GA	30033	Hospitality	Limited Service	2001
39	StorageMart - Crofton	WFB		1110 Maryland Route 3 Southbound Lane	Gambrills	MD	21054	Self Storage	Self Storage	2009
40	All Storage Railhead	RBS		7601 Crowley Road	Fort Worth	TX	76134	Self Storage	Self Storage	2007
41	Geracimos Portfolio	WDCPF		Various	Various	Various	Various	Retail	Various	Various
41.01	Geracimos Portfolio - South Village & Extended	WDCPF		2525, 2527, 2535 & 2533 Augustine Herman Highway	Chesapeake City	MD	21915	Retail	Unanchored	2007
41.02	Geracimos Portfolio - College Crossing	WDCPF		3135 Joseph Biggs Memorial Highway	North East	MD	21901	Retail	Unanchored	2010
41.03	Geracimos Portfolio - Middletown Village	WDCPF		400 West Main Street	Middletown	DE	19709	Retail	Unanchored	1984
41.04	Geracimos Portfolio - Ocean City	WDCPF		12742 Ocean Gateway	Ocean City	MD	21842	Retail	Single Tenant	1978
42	Zang Business Center	LIG I		555 Zang Street	Lakewood	CO	80228	Office	Suburban	1978
43	Holiday Inn Express - Lexington	Basis		1780 Sharkey Way	Lexington	KY	40511	Hospitality	Limited Service	2008
44	Rolling Hills Apartments	LIG I		6535 Premier Drive	Nashville	TN	37209	Multifamily	Garden	1970
45	West Knoll Apartments	LIG I		260 South Main Street	Newark	DE	19711	Multifamily	Garden	1963
46	CT Self Storage - Fullerton	WFB		900 South Raymond Avenue	Fullerton	CA	92831	Self Storage	Self Storage	2003
47	Greenbrier Plaza	RBS		12902 & 12912 Brookhurst Street	Garden Grove	CA	92840	Office	CBD	1985
48	81 Washington Avenue	RMF		230 1st Street	Miami Beach	FL	33139	Mixed Use	Retail/Office	1938
49	Hampton Inn - Greenville	WFB		15 Park Woodruff Drive	Greenville	SC	29607	Hospitality	Limited Service	1997
50	Orillia Station	RMF		18129 East Valley Highway	Kent	WA	98032	Retail	Anchored	2003

A-1-1

WFRBS Commercial Mortgage Trust 2014-C22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built
51	Andover & Andover West	RBS		2555 Eastgate Road & 2534 Key Street	Toledo	OH	43614	Multifamily	Garden	1971
52	Holiday Inn Express Memphis	LIG I		7784 Wolf Trail Cove	Germantown	TN	38138	Hospitality	Limited Service	2009
53	Holiday Inn Express - Georgetown	Basis		140 Osborne Way	Georgetown	KY	40324	Hospitality	Limited Service	2009
54	Powell Crossing	RMF		3975 Powell Road	Powell	OH	43065	Retail	Shadow Anchored	2001
55	Holiday Inn Express & Suites Dallas East	CIIICM		8703 East R L Thornton Freeway	Dallas	TX	75228	Hospitality	Limited Service	2009
56	Fairfield Inn Suites - Lock Haven	CIIICM		50 Spring Street	Lock Haven	PA	17745	Hospitality	Limited Service	2009
57	Shoppes at Barnes Crossing	LIG I		3944 North Gloster Street	Tupelo	MS	38804	Retail	Anchored	2004
58	WalMart Orangeburg	RMF		2795 North Road	Orangeburg	SC	29118	Retail	Single Tenant	1993
59	Parkside Development Company, Inc.	NCB, FSB		3856 Bronx Boulevard	Bronx	NY	10467	Multifamily	Cooperative	1957
60	155 Passaic Avenue	RBS		155 Passaic Avenue	Fairfield	NJ	07004	Office	CBD	1985
61	CT Self Storage - Escondido	WFB		1530 East Grand Avenue	Escondido	CA	92027	Self Storage	Self Storage	2004
62	Rite Aid Portfolio	Basis		Various	Various	Various	Various	Retail	Single Tenant	Various
62.01	Rite Aid Buffalo	Basis		350 Niagara Street	Buffalo	NY	14201	Retail	Single Tenant	1995
62.02	Rite Aid Bluefield	Basis		4248 Coal Heritage Road	Bluefield	WV	24701	Retail	Single Tenant	1999
62.03	Rite Aid Hinton	Basis		513 Stokes Drive	Hinton	WV	25951	Retail	Single Tenant	1999
62.04	Rite Aid Branchland	Basis		5798 McClellan Highway	Branchland	WV	25506	Retail	Single Tenant	1997
63	KCI Fairfield Inn & Suites, Kansas City, MO	RBS		11820 North West Plaza Circle	Kansas City	MO	64153	Hospitality	Limited Service	1996
64	Korakia Pensione	RBS		257 South Patencio Road	Palm Springs	CA	92262	Hospitality	Limited Service	1926
65	Strand Building	RMF		3609 Forbes Avenue	Pittsburg	PA	15213	Mixed Use	Multifamily/Retail	1891
66	Kingston Point	WDCPF		1919 Boulevard De Province	Baton Rouge	LA	70816	Multifamily	Garden	1975
67	Best Western Plus Dallas Hotel and Conference Center	Basis		8051 Lyndon B Johnson Freeway	Dallas	TX	75251	Hospitality	Limited Service	1983
68	North Bechtle Square II	WFB		1985-2075 North Bechtle Avenue	Springfield	OH	45504	Retail	Unanchored	2003
69	Merri-Five Plaza	RMF		31072-31230 Five Mile Road	Livonia	MI	48154	Retail	Anchored	1958
70	Fishers Town Center	RMF		8395 East 116th Street	Fishers	IN	46038	Retail	Unanchored	2003
71	Avon Self-Storage	RMF		100 Ladge Drive	Avon	MA	02322	Self Storage	Self Storage	2005
72	Hampton Inn, Manhattan, KS	RBS		501 East Poyntz Avenue	Manhattan	KS	66502	Hospitality	Limited Service	1998
73	Fifth Avenue Loft Corporation	NCB, FSB		140 Fifth Avenue	New York	NY	10011	Multifamily	Cooperative	1900
74	Shops at Lily Cache Creek	RMF		741-769 East Boughton Road	Bolingbrook	IL	60440	Retail	Shadow Anchored	2003
75	Red Roof Inn San Diego	RBS		4545 Mission Bay Drive	San Diego	CA	92109	Hospitality	Limited Service	1981
76	La Quinta Garden Apartments	RMF		4505 Aldine Mail Route Road	Houston	TX	77039	Multifamily	Garden	1977
77	72nd Street East Corporation	NCB, FSB		320 East 72nd Street	New York	NY	10021	Multifamily	Cooperative	1929
78	14 Horatio Street Apartments Corp.	NCB, FSB		14 Horatio Street	New York	NY	10014	Multifamily	Cooperative	1959
79	1182-1214 Farmington Avenue	WFB		1182-1214 Farmington Avenue	Bristol	CT	06010	Retail	Unanchored	2003
80	Market at Summer Oaks	RMF		4500 Summer Avenue	Memphis	TN	38122	Retail	Anchored	1988
81	Greenwood Arms Cooperative Corp.	NCB, FSB		86-10 151st Avenue	Howard Beach	NY	11414	Multifamily	Cooperative	1964
82	Franklin Commons	RMF		109-137 Commons Drive	Franklin	NC	28734	Retail	Shadow Anchored	2012
83	Durham Apartments	WFB		8300, 8310 & 8320 16 1/2 Mile Road	Sterling Heights	MI	48312	Multifamily	Garden	1987
84	San Luis Shopping Center	RMF		582 East Piceno Drive	San Luis	AZ	85349	Retail	Shadow Anchored	2009
85	Monte Vista Mini Storage	WFB		2000 West Monte Vista Avenue	Turlock	CA	95382	Self Storage	Self Storage	2004
86	Colonial Place Apartments	RBS		9952 E. National Circle NW	Tucker	GA	30084	Multifamily	Garden	1967
87	The Terraces at Willow Springs	WFB		2500 Old Alabama Road	Roswell	GA	30076	Retail	Unanchored	1987
88	Evelyn Court Apartment Corp.	NCB, FSB		604-608 Tompkins Avenue	Mamaroneck	NY	10543	Multifamily	Cooperative	1925
89	Park Town Cooperative Homes No. 1, Inc.	NCB, FSB		858 Wade Walk	Cincinnati	OH	45214	Multifamily	Cooperative	1960
90	Bay Terrace Cooperative Section VIII, Inc.	NCB, FSB		209-20 and 209-80 18th Avenue	Bayside	NY	11360	Multifamily	Cooperative	1960
91	Woodstock Crossing	LIG I		12050 Highway 92	Woodstock	GA	30188	Retail	Anchored	1999
92	Continental Self Storage	WFB		510 & 520 East Whitehouse Canyon Road	Green Valley	AZ	85614	Self Storage	Self Storage	1997
93	SaraVilla Apartments	WFB		23700 SaraVilla Drive	Clinton Township	MI	48035	Multifamily	Garden	1990
94	Greenport Plaza	CIIICM		300 Fairview Avenue	Greenport	NY	12534	Retail	Anchored	1964
95	Reserve at Cinco Ranch	WFB		22167 Westheimer Parkway	Katy	TX	77450	Retail	Unanchored	2003
96	Bayview Marketplace	WFB		715 and 721 South Wayne Road	Westland	MI	48186	Retail	Shadow Anchored	2007
97	North Salem Self Storage	CIIICM		3519 North Salem Road	Fayetteville	AR	72704	Self Storage	Self Storage	2007
98	Walgreens - Lima	WFB		701 North Cable Road	Lima	OH	45805	Retail	Single Tenant	2003
99	Rite Aid Middletown	CIIICM		1915 Central Avenue	Middletown	OH	45044	Retail	Single Tenant	1999
100	Shackleford MHP	CIIICM		4023 South Shackleford Road	Little Rock	AR	72204	Manufactured Housing Community	Manufactured Housing Community	1968
101	74 Fifth Avenue Owner’s Corporation	NCB, FSB		74 Fifth Avenue	New York	NY	10011	Multifamily	Cooperative	1910
102	Novawest Center	WFB		24300, 24301, 24371 and 24404 Catherine Industrial Drive	Novi	MI	48375	Industrial	Flex	1987
103	Polo Green Apartments	WFB		13801 Canal Road	Sterling Heights	MI	48313	Multifamily	Garden	1988
104	Big Oak Self Storage	WFB		3932 Tate Street; 2501 Harris Avenue	Sacramento	CA	95838	Self Storage	Self Storage	1986
105	TimberHills Apartments	WFB		2464-2499 Northwest Garryanna Street	Corvallis	OR	97330	Multifamily	Garden	1979
106	S&S Plaza	RMF		2150 Walker Lake Road	Mansfield	OH	44903	Retail	Shadow Anchored	2003
107	4400 Coldwater Canyon Avenue	WFB		4400 Coldwater Canyon Avenue	Studio City	CA	91604	Office	Suburban	1983
108	EZ Self-Storage	RMF		751 West Queen Street	Southington	CT	06489	Self Storage	Self Storage	2001
109	Belleville Crossing - Building I	RMF		5840-5880 Belleville Crossing Street	Belleville	IL	62226	Retail	Shadow Anchored	2008
110	Sandpiper Self Storage	RBS		5990 Walt Loop Road	Lakeland	FL	33809	Self Storage	Self Storage	1992
111	Marion Plaza	NCB, FSB		2101 Enterprise Drive	Marion	SC	29571	Retail	Shadow Anchored	2009
112	Safari MHP	CIIICM		2935 Calder Drive	League City	TX	77573	Manufactured Housing Community	Manufactured Housing Community	1972
113	Westwood Manor MHP	CIIICM		7115 Stewart Road	Liberty	MO	64068	Manufactured Housing Community	Manufactured Housing Community	1971
114	The Mill MHC	CIIICM		6542 Highway 42	Rex	GA	30273	Manufactured Housing Community	Manufactured Housing Community	1964
115	Best Western Plus	CIIICM		160 Montrose West Avenue	Copley	OH	44321	Hospitality	Limited Service	1998
116	Highlands Mobile Village	CIIICM		1100 US 27 North	Sebring	FL	33870	Manufactured Housing Community	Manufactured Housing Community	1970
117	Sted Tenant Owners Corp.	NCB, FSB		1345 East 4th Street and 1350 East 5th Street	Brooklyn	NY	11230	Multifamily	Cooperative	1956
118	Osceola MHC	CIIICM		2660 North Orange Blossom Trail	Kissimmee	FL	34744	Manufactured Housing Community	Manufactured Housing Community	1946
119	Lakeview Mobile Court	CIIICM		2652 Bayview Street	Sebring	FL	33870	Manufactured Housing Community	Manufactured Housing Community	1957
120	Mountain View MHC	CIIICM		1060 South Main Street	Brigham City	UT	84302	Manufactured Housing Community	Manufactured Housing Community	1959
121	Drake Lane Owners, Inc.	NCB, FSB		179, 183, & 189 Drake Avenue	New Rochelle	NY	10805	Multifamily	Cooperative	1962
122	Michelle Tenants Corp.	NCB, FSB		210-50 41st Avenue	Bayside	NY	11361	Multifamily	Cooperative	1962
123	3215 Owners, Ltd.	NCB, FSB		3215 Netherland Avenue	Bronx	NY	10463	Multifamily	Cooperative	1940
124	250 West 16th Street Owners Corp.	NCB, FSB		250 West 16th Street	New York	NY	10011	Multifamily	Cooperative	1889
125	Great Space Self Storage	CIIICM		26300 Old 41 Road	Bonita Springs	FL	34135	Self Storage	Self Storage	1991
126	406 West 46th Street Corp.	NCB, FSB		406 West 46th Street	New York	NY	10036	Multifamily	Cooperative	1884
127	741 West End Avenue Owners Corp.	NCB, FSB		741 West End Avenue	New York	NY	10025	Multifamily	Cooperative	1927
128	250 Equities Corp.	NCB, FSB		250 West 22nd Street	New York	NY	10011	Multifamily	Cooperative	1889
129	338 West 19th Street Incorporated	NCB, FSB		338 West 19th Street	New York	NY	10011	Multifamily	Cooperative	1900

A-1-2

WFRBS Commercial Mortgage Trust 2014-C22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Year Renovated	Number of Units(2)	Unit of Measure	Cut-off Date Balance Per Unit/SF/ Room/Pad ($)(3)	Original Balance ($)(3)	Cut-off Date Balance ($)(3)	% of Aggregate Cut-off Date Balance(3)	Maturity Date or ARD Balloon Payment ($)(3)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date
1	Bank of America Plaza	2009	1,432,285	Sq. Ft.	279	150,000,000	150,000,000	10.1%	150,000,000	N	8/7/2014	10/1/2014	9/1/2024		9/1/2024
2	Columbus Square Portfolio		494,224	Sq. Ft.	809	125,000,000	125,000,000	8.4%	114,617,729	N	8/8/2014	9/11/2014	2/11/2018	3/11/2018	8/11/2024
3	Stamford Plaza Portfolio	Various	982,483	Sq. Ft.	275	100,000,000	100,000,000	6.7%	91,646,329	N	8/6/2014	9/6/2014	8/6/2019	9/6/2019	8/6/2024
3.01	Two Stamford Plaza	1994	258,132	Sq. Ft.		28,370,787	28,370,787	1.9%
3.02	Four Stamford Plaza	1996	261,982	Sq. Ft.		24,555,243	24,555,243	1.7%
3.03	One Stamford Plaza	1994	216,252	Sq. Ft.		23,665,730	23,665,730	1.6%
3.04	Three Stamford Plaza	1993	246,117	Sq. Ft.		23,408,240	23,408,240	1.6%
4	Hampton Inn & Suites - Brickell		221	Rooms	248,290	55,000,000	54,872,138	3.7%	44,657,140	N	6/19/2014	8/11/2014		8/11/2014	7/11/2024
5	Offices at Broadway Station	2010	318,053	Sq. Ft.	150	47,612,500	47,612,500	3.2%	47,612,500	N	7/21/2014	9/11/2014	8/11/2024		8/11/2024
6	CSM Bakery Supplies Portfolio I	Various	684,768	Sq. Ft.	65	44,557,500	44,557,500	3.0%	40,819,908	Y	8/21/2014	10/6/2014	9/6/2019	10/6/2019	9/6/2024	9/6/2044
6.01	1912 Montreal Road		247,678	Sq. Ft.		13,520,000	13,520,000	0.9%
6.02	3301 Montreal Industrial Way		169,844	Sq. Ft.		12,350,000	12,350,000	0.8%
6.03	1400 W 2700 N		137,735	Sq. Ft.		10,497,500	10,497,500	0.7%
6.04	3765 Walden Avenue	1991	129,511	Sq. Ft.		8,190,000	8,190,000	0.6%
7	U-Haul Portfolio	Various	421,632	Sq. Ft.	83	35,000,000	35,000,000	2.4%	28,022,980	Y	8/22/2014	10/11/2014		10/11/2014	9/11/2024	9/11/2044
7.01	U-Haul - Yonkers		65,687	Sq. Ft.		9,577,876	9,577,876	0.6%
7.02	U-Haul - Pleasant Hills		27,412	Sq. Ft.		2,987,501	2,987,501	0.2%
7.03	U-Haul - Coraopolis		18,431	Sq. Ft.		2,240,626	2,240,626	0.2%
7.04	U-Haul - El Paso		36,570	Sq. Ft.		2,096,281	2,096,281	0.1%
7.05	U-Haul - Washington		11,900	Sq. Ft.		1,778,275	1,778,275	0.1%
7.06	U-Haul - Corpus Christi	1981	37,199	Sq. Ft.		1,715,393	1,715,393	0.1%
7.07	U-Haul - Houston North		34,711	Sq. Ft.		1,614,882	1,614,882	0.1%
7.08	U-Haul - Lebanon	2000	12,796	Sq. Ft.		1,451,489	1,451,489	0.1%
7.09	U-Haul - Fontana		20,596	Sq. Ft.		1,274,086	1,274,086	0.1%
7.10	U-Haul - Olympia	1961	11,569	Sq. Ft.		1,260,566	1,260,566	0.1%
7.11	U-Haul - Detroit		28,768	Sq. Ft.		1,216,444	1,216,444	0.1%
7.12	U-Haul - Westfield		15,000	Sq. Ft.		1,173,661	1,173,661	0.1%
7.13	U-Haul - Livermore		11,100	Sq. Ft.		1,102,530	1,102,530	0.1%
7.14	U-Haul - Cincinnati		13,450	Sq. Ft.		1,095,834	1,095,834	0.1%
7.15	U-Haul - Memphis	1984	18,140	Sq. Ft.		991,965	991,965	0.1%
7.16	U-Haul - Birmingham		10,150	Sq. Ft.		782,441	782,441	0.1%
7.17	U-Haul - Macon		12,669	Sq. Ft.		640,179	640,179	0.0%
7.18	U-Haul - Grand Island		9,515	Sq. Ft.		569,048	569,048	0.0%
7.19	U-Haul - Wichita		10,150	Sq. Ft.		547,917	547,917	0.0%
7.20	U-Haul - Bloomsburg		8,858	Sq. Ft.		451,786	451,786	0.0%
7.21	U-Haul - Longview		6,961	Sq. Ft.		431,220	431,220	0.0%
8	Hermosa Pavilion	2005	120,226	Units	265	31,875,000	31,875,000	2.1%	28,461,678	N	8/12/2014	10/6/2014	9/6/2018	10/6/2018	9/6/2024
9	Texas Portfolio	Various	520	Units	60,429	31,423,000	31,423,000	2.1%	28,068,439	N	7/30/2014	9/11/2014	8/11/2018	9/11/2018	8/11/2024
9.01	Rincon Apartments		232	Units		14,907,000	14,907,000	1.0%
9.02	Las Palmas Apartments		144	Units		8,573,000	8,573,000	0.6%
9.03	Reata Apartments		144	Units		7,943,000	7,943,000	0.5%
10	Hilton Lexington Downtown	2010	366	Rooms	77,650	28,420,000	28,420,000	1.9%	27,454,499	N	6/19/2014	8/11/2014	7/11/2017	8/11/2017	7/11/2019
11	States Addition Apartments		235	Units	119,149	28,000,000	28,000,000	1.9%	22,719,906	N	8/20/2014	10/1/2014		10/1/2014	9/1/2021
12	North Valley Plaza	2005	241,419	Sq. Ft.	115	27,785,000	27,785,000	1.9%	23,673,719	N	6/27/2014	8/11/2014	7/11/2016	8/11/2016	7/11/2024
13	Courtyard by Marriott - Aventura	2012	166	Rooms	164,268	27,300,000	27,268,473	1.8%	22,179,710	N	7/17/2014	9/11/2014		9/11/2014	8/11/2024
14	Preferred Freezer Houston	2014	226,596	Sq. Ft.	115	26,000,000	26,000,000	1.7%	23,775,805	Y	8/27/2014	10/1/2014	9/1/2019	10/1/2019	9/1/2024	9/1/2044
15	400 Atlantic Avenue	1996	99,749	Sq. Ft.	251	25,000,000	25,000,000	1.7%	25,000,000	N	7/31/2014	9/1/2014	8/1/2024		8/1/2024
16	CSM Bakery Supplies Portfolio II		527,171	Sq. Ft.	47	24,570,000	24,570,000	1.7%	22,509,008	Y	8/21/2014	10/6/2014	9/6/2019	10/6/2019	9/6/2024	9/6/2044
16.01	7351 Crider Avenue		241,294	Sq. Ft.		10,465,000	10,465,000	0.7%
16.02	32621 Central Avenue		85,907	Sq. Ft.		3,315,000	3,315,000	0.2%
16.03	2570 Kiel Way		56,984	Sq. Ft.		3,185,000	3,185,000	0.2%
16.04	11350 Sunrise Park Drive		44,444	Sq. Ft.		2,112,500	2,112,500	0.1%
16.05	8235 McHard Road		29,428	Sq. Ft.		2,112,500	2,112,500	0.1%
16.06	5455 Louie Lane		40,030	Sq. Ft.		1,950,000	1,950,000	0.1%
16.07	805 West 2500 South		29,084	Sq. Ft.		1,430,000	1,430,000	0.1%
17	Parliament Bend and Park West Apartments		559	Units	40,072	22,400,000	22,400,000	1.5%	20,506,905	N	8/20/2014	10/6/2014	9/6/2019	10/6/2019	9/6/2024
17.01	Park West Apartments		327	Units		13,302,389	13,302,389	0.9%
17.02	Parliament Bend Apartments		232	Units		9,097,611	9,097,611	0.6%
18	55 Miracle Mile		65,233	Sq. Ft.	313	20,400,000	20,400,000	1.4%	19,814,096	N	8/21/2014	10/6/2014	9/6/2017	10/6/2017	9/6/2019
19	Lincoln Plaza	2013/2014	154,085	Sq. Ft.	117	18,120,000	18,092,391	1.2%	13,579,330	N	8/1/2014	9/6/2014		9/6/2014	8/6/2024
20	Park City 3 and 4 Apartments, Inc.	1999	1,089	Units	16,529	18,000,000	18,000,000	1.2%	15,802,629	N	8/20/2014	10/1/2014		10/1/2014	9/1/2024
21	Bentley Commons at Keene	2007	109	Units	148,624	16,200,000	16,200,000	1.1%	13,578,349	N	8/14/2014	10/1/2014	9/1/2015	10/1/2015	9/1/2024
22	Alpha Health Center	2012	91,303	Sq. Ft.	177	16,160,000	16,160,000	1.1%	13,194,588	N	8/21/2014	10/1/2014		10/1/2014	9/1/2024
23	Sansone Regal Plaza		140,682	Sq. Ft.	107	15,000,000	15,000,000	1.0%	12,432,552	N	8/7/2014	10/1/2014		10/1/2014	9/1/2024
24	The Dorel Apartments		202	Units	73,267	14,800,000	14,800,000	1.0%	13,204,974	N	7/24/2014	9/1/2014	8/1/2015	9/1/2015	8/1/2021
25	Carson Plaza	1991	80,838	Sq. Ft.	179	14,500,000	14,500,000	1.0%	12,638,888	N	8/22/2014	10/5/2014	8/5/2017	9/5/2017	9/5/2024
26	Hilton Garden Inn - Middleton	2012	133	Rooms	103,259	13,750,000	13,733,465	0.9%	11,102,472	N	8/5/2014	9/11/2014		9/11/2014	8/11/2024
27	Normandale Village	2007	140,400	Sq. Ft.	93	13,100,000	13,100,000	0.9%	10,545,443	N	8/26/2014	10/1/2014		10/1/2014	9/1/2024
28	Residence Inn - Anaheim Hills Yorba Linda	2013	128	Rooms	101,563	13,000,000	13,000,000	0.9%	11,084,348	N	8/5/2014	10/1/2014	9/1/2016	10/1/2016	9/1/2024
29	Newport Beach Mini U Storage I		84,951	Sq. Ft.	152	12,900,000	12,900,000	0.9%	11,783,614	N	7/10/2014	8/11/2014	7/11/2019	8/11/2019	7/11/2024
30	Plymouth Hills		630	Pads	19,048	12,000,000	12,000,000	0.8%	10,428,602	N	7/1/2014	8/11/2014	7/11/2017	8/11/2017	7/11/2024
31	Mill Creek Run Apartments		223	Units	53,812	12,000,000	12,000,000	0.8%	11,013,744	N	8/20/2014	10/6/2014	9/6/2016	10/6/2016	9/6/2021
32	Residence Inn - Ft. Lauderdale		100	Rooms	109,872	11,000,000	10,987,181	0.7%	8,924,736	N	7/25/2014	9/1/2014		9/1/2014	8/1/2024
33	Cherry Grove Apartments		172	Units	61,628	10,600,000	10,600,000	0.7%	9,903,334	N	7/31/2014	9/6/2014	8/6/2015	9/6/2015	8/6/2019
34	Oak Hill Portfolio	Various	65,846	Sq. Ft.	159	10,440,000	10,440,000	0.7%	9,517,244	N	8/29/2014	10/1/2014		10/1/2014	9/1/2019
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)		49,986	Sq. Ft.		7,665,000	7,665,000	0.5%
34.02	Blairsville VA Clinic		10,000	Sq. Ft.		1,586,000	1,586,000	0.1%
34.03	Peachtree City Building	2005	5,860	Sq. Ft.		1,189,000	1,189,000	0.1%
35	Newport Beach Mini U Storage II		64,096	Sq. Ft.	158	10,100,000	10,100,000	0.7%	9,225,931	N	7/10/2014	8/11/2014	7/11/2019	8/11/2019	7/11/2024
36	Stuart North Shopping Center		42,787	Sq. Ft.	233	9,975,000	9,975,000	0.7%	9,308,935	N	8/20/2014	10/1/2014	9/1/2020	10/1/2020	9/1/2024
37	Gander Mountain - Arlington		52,000	Sq. Ft.	175	9,100,000	9,100,000	0.6%	7,375,136	N	8/19/2014	10/1/2014		10/1/2014	9/1/2024
38	Holiday Inn Express-Decatur, GA	2009	62	Rooms	143,562	8,915,000	8,900,852	0.6%	6,625,901	N	7/8/2014	9/1/2014		9/1/2014	8/1/2024
39	StorageMart - Crofton		83,830	Sq. Ft.	106	8,900,000	8,900,000	0.6%	8,129,872	N	7/8/2014	8/11/2014	7/11/2016	8/11/2016	7/11/2021
40	All Storage Railhead		191,390	Sq. Ft.	47	8,900,000	8,900,000	0.6%	7,192,549	N	8/22/2014	10/1/2014		10/1/2014	9/1/2024
41	Geracimos Portfolio	Various	60,926	Sq. Ft.	143	8,700,000	8,700,000	0.6%	7,487,445	N	8/25/2014	10/1/2014	9/1/2016	10/1/2016	9/1/2024
41.01	Geracimos Portfolio - South Village & Extended		28,885	Sq. Ft.		3,727,500	3,727,500	0.3%
41.02	Geracimos Portfolio - College Crossing		24,000	Sq. Ft.		3,205,600	3,205,600	0.2%
41.03	Geracimos Portfolio - Middletown Village	2006	6,415	Sq. Ft.		1,095,900	1,095,900	0.1%
41.04	Geracimos Portfolio - Ocean City	2003	1,626	Sq. Ft.		671,000	671,000	0.0%
42	Zang Business Center	2012	122,780	Sq. Ft.	70	8,600,000	8,600,000	0.6%	8,600,000	N	7/17/2014	9/1/2014	8/1/2024		8/1/2024
43	Holiday Inn Express - Lexington		78	Rooms	108,854	8,500,000	8,490,624	0.6%	6,952,307	N	7/2/2014	9/1/2014		9/1/2014	8/1/2024
44	Rolling Hills Apartments	2010	276	Units	30,724	8,500,000	8,479,835	0.6%	6,880,365	N	6/30/2014	8/1/2014		8/1/2014	7/1/2024
45	West Knoll Apartments		100	Units	82,500	8,250,000	8,250,000	0.6%	7,208,189	N	8/15/2014	10/1/2014	9/1/2017	10/1/2017	9/1/2024
46	CT Self Storage - Fullerton		101,144	Sq. Ft.	77	7,750,000	7,750,000	0.5%	6,626,337	N	6/19/2014	8/11/2014	7/11/2016	8/11/2016	7/11/2024
47	Greenbrier Plaza		102,682	Sq. Ft.	73	7,500,000	7,500,000	0.5%	7,500,000	N	7/10/2014	9/1/2014	8/1/2024		8/1/2024
48	81 Washington Avenue	2008	14,211	Sq. Ft.	528	7,500,000	7,500,000	0.5%	6,146,130	N	8/14/2014	10/6/2014		10/6/2014	9/6/2024
49	Hampton Inn - Greenville		115	Rooms	65,143	7,500,000	7,491,495	0.5%	6,109,820	N	7/23/2014	9/1/2014		9/1/2014	8/1/2024
50	Orillia Station		47,062	Sq. Ft.	151	7,100,000	7,100,000	0.5%	6,378,358	N	8/11/2014	9/6/2014	8/6/2018	9/6/2018	8/6/2024

A-1-3

WFRBS Commercial Mortgage Trust 2014-C22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Year Renovated	Number of Units(2)	Unit of Measure	Cut-off Date Balance Per Unit/SF/ Room/Pad ($)(3)	Original Balance ($)(3)	Cut-off Date Balance ($)(3)	% of Aggregate Cut-off Date Balance(3)	Maturity Date or ARD Balloon Payment ($)(3)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date
51	Andover & Andover West	2014	266	Units	26,316	7,000,000	7,000,000	0.5%	6,173,421	N	7/30/2014	9/1/2014	8/1/2017	9/1/2017	8/1/2024
52	Holiday Inn Express Memphis		72	Rooms	97,080	7,000,000	6,989,774	0.5%	5,289,501	N	7/25/2014	9/1/2014		9/1/2014	8/1/2024
53	Holiday Inn Express - Georgetown		85	Rooms	82,224	7,000,000	6,989,041	0.5%	5,217,207	N	7/18/2014	9/1/2014		9/1/2014	8/1/2024
54	Powell Crossing		48,751	Sq. Ft.	143	6,950,000	6,950,000	0.5%	6,091,141	N	7/1/2014	8/6/2014	7/6/2017	8/6/2017	7/6/2024
55	Holiday Inn Express & Suites Dallas East		90	Rooms	76,667	6,900,000	6,900,000	0.5%	5,168,562	N	8/25/2014	10/1/2014		10/1/2014	9/1/2024
56	Fairfield Inn Suites - Lock Haven		65	Rooms	103,846	6,750,000	6,750,000	0.5%	5,478,029	N	8/20/2014	10/1/2014		10/1/2014	9/1/2024
57	Shoppes at Barnes Crossing		74,947	Sq. Ft.	83	6,250,000	6,250,000	0.4%	5,347,560	N	8/7/2014	10/1/2014	9/1/2016	10/1/2016	9/1/2024
58	WalMart Orangeburg		196,674	Sq. Ft.	31	6,200,000	6,193,034	0.4%	5,057,572	N	7/24/2014	9/6/2014		9/6/2014	8/6/2024
59	Parkside Development Company, Inc.	2009	166	Units	36,145	6,000,000	6,000,000	0.4%	5,312,534	N	8/11/2014	10/1/2014		10/1/2014	9/1/2024
60	155 Passaic Avenue	2008	88,178	Sq. Ft.	68	6,000,000	5,993,008	0.4%	4,868,038	N	7/23/2014	9/1/2014		9/1/2014	8/1/2024
61	CT Self Storage - Escondido		76,305	Sq. Ft.	75	5,750,000	5,750,000	0.4%	4,910,827	N	8/4/2014	9/11/2014	8/11/2016	9/11/2016	8/11/2024
62	Rite Aid Portfolio		44,020	Sq. Ft.	126	5,554,875	5,554,875	0.4%	4,870,260	N	8/15/2014	10/1/2014	9/1/2017	10/1/2017	9/1/2024
62.01	Rite Aid Buffalo		10,600	Sq. Ft.		1,768,125	1,768,125	0.1%
62.02	Rite Aid Bluefield		11,060	Sq. Ft.		1,528,061	1,528,061	0.1%
62.03	Rite Aid Hinton		11,180	Sq. Ft.		1,151,260	1,151,260	0.1%
62.04	Rite Aid Branchland		11,180	Sq. Ft.		1,107,429	1,107,429	0.1%
63	KCI Fairfield Inn & Suites, Kansas City, MO	2009	129	Rooms	42,636	5,500,000	5,500,000	0.4%	4,853,569	N	6/24/2014	8/1/2014	7/1/2017	8/1/2017	7/1/2024
64	Korakia Pensione		28	Rooms	189,286	5,300,000	5,300,000	0.4%	4,317,731	N	8/20/2014	10/1/2014		10/1/2014	9/1/2024
65	Strand Building	2005	37,655	Sq. Ft.	141	5,300,000	5,300,000	0.4%	4,873,579	N	8/21/2014	10/6/2014	9/6/2019	10/6/2019	9/6/2024
66	Kingston Point	2012	155	Units	33,871	5,250,000	5,250,000	0.4%	3,917,857	N	8/25/2014	10/1/2014		10/1/2014	9/1/2024
67	Best Western Plus Dallas Hotel and Conference Center	2014	160	Rooms	32,500	5,200,000	5,200,000	0.3%	4,831,519	N	8/21/2014	10/1/2014		10/1/2014	9/1/2019
68	North Bechtle Square II		37,083	Sq. Ft.	136	5,047,500	5,039,427	0.3%	3,745,351	N	7/10/2014	9/1/2014		9/1/2014	8/1/2024
69	Merri-Five Plaza		79,367	Sq. Ft.	61	4,837,500	4,837,500	0.3%	4,020,952	N	8/13/2014	10/6/2014		10/6/2014	9/6/2024
70	Fishers Town Center		24,475	Sq. Ft.	196	4,800,000	4,790,157	0.3%	3,967,638	N	7/10/2014	8/6/2014		8/6/2014	7/6/2024
71	Avon Self-Storage		69,168	Sq. Ft.	69	4,800,000	4,789,486	0.3%	3,931,519	N	7/2/2014	8/6/2014		8/6/2014	7/6/2024
72	Hampton Inn, Manhattan, KS		72	Rooms	64,208	4,623,000	4,623,000	0.3%	3,887,732	N	7/18/2014	9/1/2014	8/1/2015	9/1/2015	8/1/2024
73	Fifth Avenue Loft Corporation	2008	20	Units	230,000	4,600,000	4,600,000	0.3%	4,600,000	N	6/26/2014	8/1/2014	7/1/2024		7/1/2024
74	Shops at Lily Cache Creek		17,960	Sq. Ft.	251	4,500,000	4,500,000	0.3%	3,959,035	N	8/7/2014	9/6/2014	8/6/2017	9/6/2017	8/6/2024
75	Red Roof Inn San Diego	2011	67	Rooms	67,090	4,500,000	4,495,035	0.3%	3,680,511	N	7/23/2014	9/1/2014		9/1/2014	8/1/2024
76	La Quinta Garden Apartments		163	Units	26,166	4,265,000	4,265,000	0.3%	3,673,330	N	7/31/2014	9/6/2014	8/6/2016	9/6/2016	8/6/2024
77	72nd Street East Corporation	1996	49	Units	86,735	4,250,000	4,250,000	0.3%	4,250,000	N	7/15/2014	9/1/2014	8/1/2024		8/1/2024
78	14 Horatio Street Apartments Corp.	1999	149	Units	28,188	4,200,000	4,200,000	0.3%	3,321,877	N	8/19/2014	10/1/2014		10/1/2014	9/1/2024
79	1182-1214 Farmington Avenue		27,192	Sq. Ft.	154	4,200,000	4,190,412	0.3%	3,419,437	N	6/26/2014	8/11/2014		8/11/2014	7/11/2024
80	Market at Summer Oaks		86,695	Sq. Ft.	47	4,100,000	4,100,000	0.3%	3,335,297	N	8/19/2014	10/6/2014		10/6/2014	9/6/2024
81	Greenwood Arms Cooperative Corp.	2006	160	Units	25,557	4,100,000	4,089,078	0.3%	3,257,326	N	6/26/2014	8/1/2014		8/1/2014	7/1/2024
82	Franklin Commons		32,000	Sq. Ft.	125	4,000,000	4,000,000	0.3%	3,270,342	N	8/19/2014	10/6/2014		10/6/2014	9/6/2024
83	Durham Apartments		232	Units	17,220	4,000,000	3,995,005	0.3%	3,210,734	N	7/31/2014	9/1/2014		9/1/2014	8/1/2024
84	San Luis Shopping Center		40,256	Sq. Ft.	99	3,975,000	3,975,000	0.3%	3,300,821	N	8/6/2014	9/6/2014	8/6/2015	9/6/2015	8/6/2024
85	Monte Vista Mini Storage		100,900	Sq. Ft.	39	3,900,000	3,895,404	0.3%	3,158,827	N	8/11/2014	9/11/2014		9/11/2014	8/11/2024
86	Colonial Place Apartments		107	Units	34,075	3,650,000	3,646,014	0.2%	2,989,663	N	7/31/2014	9/1/2014		9/1/2014	8/1/2024
87	The Terraces at Willow Springs		49,958	Sq. Ft.	70	3,500,000	3,495,912	0.2%	2,838,721	N	7/29/2014	9/11/2014		9/11/2014	8/11/2024
88	Evelyn Court Apartment Corp.	2006	70	Units	49,933	3,500,000	3,495,276	0.2%	2,773,435	N	7/16/2014	9/1/2014		9/1/2014	8/1/2024
89	Park Town Cooperative Homes No. 1, Inc.	1996	322	Units	10,559	3,400,000	3,400,000	0.2%	2,728,957	N	8/15/2014	10/1/2014		10/1/2014	9/1/2024
90	Bay Terrace Cooperative Section VIII, Inc.	1996	120	Units	26,596	3,200,000	3,191,475	0.2%	2,542,303	N	6/30/2014	8/1/2014		8/1/2014	7/1/2024
91	Woodstock Crossing	2004	66,122	Sq. Ft.	48	3,150,000	3,150,000	0.2%	2,770,640	N	8/8/2014	10/1/2014		10/1/2014	9/1/2021
92	Continental Self Storage	2002	76,866	Sq. Ft.	41	3,150,000	3,142,727	0.2%	2,560,244	N	7/1/2014	8/11/2014		8/11/2014	7/11/2024
93	SaraVilla Apartments	1998	136	Units	22,757	3,100,000	3,095,006	0.2%	2,296,849	N	7/11/2014	9/1/2014		9/1/2014	8/1/2024
94	Greenport Plaza		118,690	Sq. Ft.	25	3,000,000	3,000,000	0.2%	2,354,516	N	8/22/2014	10/5/2014		10/5/2014	9/5/2024
95	Reserve at Cinco Ranch		21,210	Sq. Ft.	141	3,000,000	2,996,621	0.2%	2,446,392	N	8/11/2014	9/11/2014		9/11/2014	8/11/2024
96	Bayview Marketplace		21,024	Sq. Ft.	133	2,800,000	2,793,376	0.2%	1,748,278	N	7/28/2014	9/11/2014		9/11/2014	8/11/2024
97	North Salem Self Storage		68,808	Sq. Ft.	38	2,600,000	2,597,045	0.2%	2,117,358	N	7/11/2014	9/1/2014		9/1/2014	8/1/2024
98	Walgreens - Lima		14,490	Sq. Ft.	174	2,525,000	2,522,038	0.2%	2,046,537	N	8/1/2014	9/11/2014		9/11/2014	8/11/2024
99	Rite Aid Middletown		10,966	Sq. Ft.	229	2,512,500	2,512,500	0.2%	2,097,264	N	8/8/2014	10/1/2014		10/1/2014	9/1/2021
100	Shackleford MHP		143	Pads	17,288	2,475,000	2,472,116	0.2%	2,008,065	N	8/5/2014	9/5/2014		9/5/2014	8/5/2024
101	74 Fifth Avenue Owner’s Corporation	2014	33	Units	72,727	2,400,000	2,400,000	0.2%	2,400,000	N	6/23/2014	8/1/2014	7/1/2024		7/1/2024
102	Novawest Center	2011	115,909	Sq. Ft.	21	2,400,000	2,394,657	0.2%	1,961,189	N	7/1/2014	8/1/2014		8/1/2014	7/1/2024
103	Polo Green Apartments		88	Units	26,958	2,375,000	2,372,325	0.2%	1,936,728	N	7/11/2014	9/1/2014		9/1/2014	8/1/2024
104	Big Oak Self Storage		85,950	Sq. Ft.	27	2,350,000	2,344,623	0.2%	1,912,610	N	7/1/2014	8/11/2014		8/11/2014	7/11/2024
105	TimberHills Apartments		52	Units	44,372	2,310,000	2,307,350	0.2%	1,878,652	N	7/22/2014	9/11/2014		9/11/2014	8/11/2024
106	S&S Plaza		16,203	Sq. Ft.	142	2,300,000	2,297,527	0.2%	1,888,065	N	8/8/2014	9/6/2014		9/6/2014	8/6/2024
107	4400 Coldwater Canyon Avenue		22,798	Sq. Ft.	96	2,200,000	2,197,223	0.1%	1,762,796	N	7/25/2014	9/11/2014		9/11/2014	8/11/2024
108	EZ Self-Storage		35,625	Sq. Ft.	61	2,175,000	2,172,623	0.1%	1,781,335	N	7/16/2014	9/6/2014		9/6/2014	8/6/2024
109	Belleville Crossing - Building I		8,969	Sq. Ft.	236	2,118,750	2,118,750	0.1%	1,859,825	N	7/16/2014	9/6/2014	8/6/2017	9/6/2017	8/6/2024
110	Sandpiper Self Storage		48,360	Sq. Ft.	43	2,100,000	2,097,898	0.1%	1,740,818	N	7/25/2014	9/1/2014		9/1/2014	8/1/2024
111	Marion Plaza		23,920	Sq. Ft.	86	2,062,500	2,062,500	0.1%	1,775,776	N	7/15/2014	9/1/2014	7/1/2016	8/1/2016	8/1/2024
112	Safari MHP		133	Pads	15,226	2,025,000	2,025,000	0.1%	1,639,488	N	8/21/2014	10/5/2014		10/5/2014	9/5/2024
113	Westwood Manor MHP		79	Pads	25,038	1,980,000	1,977,969	0.1%	1,635,988	N	7/29/2014	9/1/2014		9/1/2014	8/1/2024
114	The Mill MHC		147	Pads	13,333	1,960,000	1,960,000	0.1%	1,658,736	N	8/25/2014	10/5/2014	9/5/2015	10/5/2015	9/5/2024
115	Best Western Plus	2013	51	Rooms	37,255	1,900,000	1,900,000	0.1%	1,429,930	N	9/2/2014	10/2/2014		10/2/2014	9/2/2024
116	Highlands Mobile Village		80	Pads	21,226	1,700,000	1,698,041	0.1%	1,381,622	N	7/29/2014	9/1/2014		9/1/2014	8/1/2024
117	Sted Tenant Owners Corp.	2002	96	Units	17,661	1,700,000	1,695,471	0.1%	1,350,599	N	6/25/2014	8/1/2014		8/1/2014	7/1/2024
118	Osceola MHC		70	Pads	23,571	1,650,000	1,650,000	0.1%	1,345,418	N	8/7/2014	10/1/2014		10/1/2014	9/1/2024
119	Lakeview Mobile Court		108	Pads	13,889	1,500,000	1,500,000	0.1%	1,286,534	N	7/11/2014	9/1/2014	8/1/2016	9/1/2016	8/1/2024
120	Mountain View MHC		84	Pads	17,857	1,500,000	1,500,000	0.1%	1,240,477	N	8/15/2014	10/1/2014		10/1/2014	9/1/2024
121	Drake Lane Owners, Inc.	1999	67	Units	22,358	1,500,000	1,498,005	0.1%	1,191,639	N	7/17/2014	9/1/2014		9/1/2014	8/1/2024
122	Michelle Tenants Corp.	1998	70	Units	21,371	1,500,000	1,496,004	0.1%	1,191,705	N	6/27/2014	8/1/2014		8/1/2014	7/1/2024
123	3215 Owners, Ltd.	1999	48	Units	29,167	1,400,000	1,400,000	0.1%	1,400,000	N	6/25/2014	8/1/2014	7/1/2024		7/1/2024
124	250 West 16th Street Owners Corp.	2011	43	Units	29,070	1,250,000	1,250,000	0.1%	1,250,000	N	7/10/2014	9/1/2014	8/1/2024		8/1/2024
125	Great Space Self Storage	2013	38,764	Sq. Ft.	32	1,250,000	1,248,752	0.1%	1,036,465	N	7/25/2014	9/1/2014		9/1/2014	8/1/2024
126	406 West 46th Street Corp.	1996	15	Units	83,111	1,250,000	1,246,670	0.1%	993,088	N	6/25/2014	8/1/2014		8/1/2014	7/1/2024
127	741 West End Avenue Owners Corp.	2002	35	Units	35,619	1,250,000	1,246,670	0.1%	993,088	N	6/10/2014	8/1/2014		8/1/2014	7/1/2024
128	250 Equities Corp.	2004	23	Units	51,964	1,200,000	1,195,161	0.1%	956,760	N	6/2/2014	7/1/2014		7/1/2014	6/1/2024
129	338 West 19th Street Incorporated	2005	17	Units	52,810	900,000	897,778	0.1%	723,980	N	6/18/2014	8/1/2014		8/1/2014	7/1/2024

A-1-4

WFRBS Commercial Mortgage Trust 2014-C22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)
1	Bank of America Plaza	4.05000%	0.00215%	0.00310%	0.02000%	0.00050%	4.02425%	Actual/360	513,281.25	Interest-only, Balloon	Actual/360	120	120	120
2	Columbus Square Portfolio	4.57000%	0.00215%	0.00310%	0.02000%	0.00050%	4.54425%	Actual/360	597,001.36	Interest-only, Amortizing Balloon	Actual/360	120	119	42
3	Stamford Plaza Portfolio	4.58500%	0.00000%	0.00310%	0.01500%	0.00050%	4.56640%	Actual/360	511,748.31	Interest-only, Amortizing Balloon	Actual/360	120	119	60
3.01	Two Stamford Plaza
3.02	Four Stamford Plaza
3.03	One Stamford Plaza
3.04	Three Stamford Plaza
4	Hampton Inn & Suites - Brickell	4.62000%	0.00215%	0.00310%	0.04000%	0.00050%	4.57425%	Actual/360	282,612.17	Amortizing Balloon		120	118	0
5	Offices at Broadway Station	4.23000%	0.00215%	0.00310%	0.04000%	0.00050%	4.18425%	Actual/360	170,165.09	Interest-only, Balloon	Actual/360	120	119	120
6	CSM Bakery Supplies Portfolio I	4.56300%	0.00215%	0.00310%	0.02000%	0.00050%	4.53725%	Actual/360	227,437.30	Interest-only, Amortizing ARD	Actual/360	120	120	60
6.01	1912 Montreal Road
6.02	3301 Montreal Industrial Way
6.03	1400 W 2700 N
6.04	3765 Walden Avenue
7	U-Haul Portfolio	4.22000%	0.00215%	0.00310%	0.02000%	0.00050%	4.19425%	Actual/360	171,564.82	Amortizing ARD		120	120	0
7.01	U-Haul - Yonkers
7.02	U-Haul - Pleasant Hills
7.03	U-Haul - Coraopolis
7.04	U-Haul - El Paso
7.05	U-Haul - Washington
7.06	U-Haul - Corpus Christi
7.07	U-Haul - Houston North
7.08	U-Haul - Lebanon
7.09	U-Haul - Fontana
7.10	U-Haul - Olympia
7.11	U-Haul - Detroit
7.12	U-Haul - Westfield
7.13	U-Haul - Livermore
7.14	U-Haul - Cincinnati
7.15	U-Haul - Memphis
7.16	U-Haul - Birmingham
7.17	U-Haul - Macon
7.18	U-Haul - Grand Island
7.19	U-Haul - Wichita
7.20	U-Haul - Bloomsburg
7.21	U-Haul - Longview
8	Hermosa Pavilion	4.34100%	0.00215%	0.00310%	0.02000%	0.00050%	4.31525%	Actual/360	158,508.60	Interest-only, Amortizing Balloon	Actual/360	120	120	48
9	Texas Portfolio	4.35800%	0.00215%	0.00310%	0.06000%	0.00050%	4.29225%	Actual/360	156,575.49	Interest-only, Amortizing Balloon	Actual/360	120	119	48
9.01	Rincon Apartments
9.02	Las Palmas Apartments
9.03	Reata Apartments
10	Hilton Lexington Downtown	4.13000%	0.00215%	0.00310%	0.04000%	0.00050%	4.08425%	Actual/360	137,820.03	Interest-only, Amortizing Balloon	Actual/360	60	58	36
11	States Addition Apartments	5.01000%	0.00215%	0.00310%	0.06000%	0.00050%	4.94425%	Actual/360	171,073.51	Amortizing Balloon		84	84	0
12	North Valley Plaza	4.41000%	0.00215%	0.00310%	0.02000%	0.00050%	4.38425%	Actual/360	139,300.59	Interest-only, Amortizing Balloon	Actual/360	120	118	24
13	Courtyard by Marriott - Aventura	4.64000%	0.00215%	0.00310%	0.02000%	0.00050%	4.61425%	Actual/360	140,605.27	Amortizing Balloon		120	119	0
14	Preferred Freezer Houston	4.45000%	0.00215%	0.00310%	0.02000%	0.00050%	4.42425%	Actual/360	130,966.88	Interest-only, Amortizing ARD	Actual/360	120	120	60
15	400 Atlantic Avenue	4.55000%	0.00215%	0.00310%	0.06000%	0.00050%	4.48425%	Actual/360	96,108.22	Interest-only, Balloon	Actual/360	120	119	120
16	CSM Bakery Supplies Portfolio II	4.56300%	0.00215%	0.00310%	0.02000%	0.00050%	4.53725%	Actual/360	125,414.00	Interest-only, Amortizing ARD	Actual/360	120	120	60
16.01	7351 Crider Avenue
16.02	32621 Central Avenue
16.03	2570 Kiel Way
16.04	11350 Sunrise Park Drive
16.05	8235 McHard Road
16.06	5455 Louie Lane
16.07	805 West 2500 South
17	Parliament Bend and Park West Apartments	4.52000%	0.00215%	0.00310%	0.02000%	0.00050%	4.49425%	Actual/360	113,763.86	Interest-only, Amortizing Balloon	Actual/360	120	120	60
17.01	Park West Apartments
17.02	Parliament Bend Apartments
18	55 Miracle Mile	5.02000%	0.00215%	0.00310%	0.02000%	0.00050%	4.99425%	Actual/360	109,761.10	Interest-only, Amortizing Balloon	Actual/360	60	60	36
19	Lincoln Plaza	5.06000%	0.00215%	0.00310%	0.02000%	0.00050%	5.03425%	Actual/360	106,562.11	Amortizing Balloon		120	119	0
20	Park City 3 and 4 Apartments, Inc.	3.84000%	0.00215%	0.00310%	0.08000%	0.00050%	3.75425%	Actual/360	73,447.73	Amortizing Balloon		120	120	0
21	Bentley Commons at Keene	4.75000%	0.00215%	0.00310%	0.02000%	0.00050%	4.72425%	Actual/360	84,506.87	Interest-only, Amortizing Balloon	Actual/360	120	120	12
22	Alpha Health Center	4.79000%	0.00215%	0.00310%	0.02000%	0.00050%	4.76425%	Actual/360	84,688.27	Amortizing Balloon		120	120	0
23	Sansone Regal Plaza	5.25000%	0.00215%	0.00310%	0.06000%	0.00050%	5.18425%	Actual/360	82,830.56	Amortizing Balloon		120	120	0
24	The Dorel Apartments	4.30000%	0.00215%	0.00310%	0.02000%	0.00050%	4.27425%	Actual/360	73,240.97	Interest-only, Amortizing Balloon	Actual/360	84	83	12
25	Carson Plaza	4.40000%	0.00215%	0.00310%	0.02000%	0.00050%	4.37425%	Actual/360	72,610.33	Interest-only, Amortizing Balloon	Actual/360	120	120	35
26	Hilton Garden Inn - Middleton	4.46000%	0.00215%	0.00310%	0.02000%	0.00050%	4.43425%	Actual/360	69,342.81	Amortizing Balloon		120	119	0
27	Normandale Village	4.37400%	0.00215%	0.00310%	0.06000%	0.00050%	4.30825%	Actual/360	65,398.64	Amortizing Balloon		120	120	0
28	Residence Inn - Anaheim Hills Yorba Linda	4.44000%	0.00215%	0.00310%	0.02000%	0.00050%	4.41425%	Actual/360	65,406.44	Interest-only, Amortizing Balloon	Actual/360	120	120	24
29	Newport Beach Mini U Storage I	4.38000%	0.00215%	0.00310%	0.02000%	0.00050%	4.35425%	Actual/360	64,445.85	Interest-only, Amortizing Balloon	Actual/360	120	118	60
30	Plymouth Hills	4.19000%	0.00215%	0.00310%	0.02000%	0.00050%	4.16425%	Actual/360	58,612.04	Interest-only, Amortizing Balloon	Actual/360	120	118	36
31	Mill Creek Run Apartments	4.69000%	0.00215%	0.00310%	0.02000%	0.00050%	4.66425%	Actual/360	62,164.43	Interest-only, Amortizing Balloon	Actual/360	84	84	24
32	Residence Inn - Ft. Lauderdale	4.60000%	0.00215%	0.00310%	0.02000%	0.00050%	4.57425%	Actual/360	56,390.88	Amortizing Balloon		120	119	0
33	Cherry Grove Apartments	4.55000%	0.00215%	0.00310%	0.02000%	0.00050%	4.52425%	Actual/360	54,024.02	Interest-only, Amortizing Balloon	Actual/360	60	59	12
34	Oak Hill Portfolio	4.26800%	0.00215%	0.00310%	0.02000%	0.00050%	4.24225%	Actual/360	51,468.60	Amortizing Balloon		60	60	0
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)
34.02	Blairsville VA Clinic
34.03	Peachtree City Building
35	Newport Beach Mini U Storage II	4.38000%	0.00215%	0.00310%	0.02000%	0.00050%	4.35425%	Actual/360	50,457.60	Interest-only, Amortizing Balloon	Actual/360	120	118	60
36	Stuart North Shopping Center	4.46500%	0.00215%	0.00310%	0.02000%	0.00050%	4.43925%	Actual/360	50,334.63	Interest-only, Amortizing Balloon	Actual/360	120	120	72
37	Gander Mountain - Arlington	4.57000%	0.00215%	0.00310%	0.02000%	0.00050%	4.54425%	Actual/360	46,487.63	Amortizing Balloon		120	120	0
38	Holiday Inn Express-Decatur, GA	4.83400%	0.00215%	0.00310%	0.02000%	0.00050%	4.80825%	Actual/360	51,257.63	Amortizing Balloon		120	119	0
39	StorageMart - Crofton	4.39000%	0.00215%	0.00310%	0.02000%	0.00050%	4.36425%	Actual/360	44,515.16	Interest-only, Amortizing Balloon	Actual/360	84	82	24
40	All Storage Railhead	4.48700%	0.00215%	0.00310%	0.02000%	0.00050%	4.46125%	Actual/360	45,026.27	Amortizing Balloon		120	120	0
41	Geracimos Portfolio	4.79300%	0.00215%	0.00310%	0.06000%	0.00050%	4.72725%	Actual/360	45,609.08	Interest-only, Amortizing Balloon	Actual/360	120	120	24
41.01	Geracimos Portfolio - South Village & Extended
41.02	Geracimos Portfolio - College Crossing
41.03	Geracimos Portfolio - Middletown Village
41.04	Geracimos Portfolio - Ocean City
42	Zang Business Center	4.36000%	0.00215%	0.00310%	0.10000%	0.00050%	4.25425%	Actual/360	31,680.65	Interest-only, Balloon	Actual/360	120	119	120
43	Holiday Inn Express - Lexington	4.84000%	0.00215%	0.00310%	0.02000%	0.00050%	4.81425%	Actual/360	44,802.30	Amortizing Balloon		120	119	0
44	Rolling Hills Apartments	4.53000%	0.00215%	0.00310%	0.06000%	0.00050%	4.46425%	Actual/360	43,219.90	Amortizing Balloon		120	118	0
45	West Knoll Apartments	4.42000%	0.00215%	0.00310%	0.06000%	0.00050%	4.35425%	Actual/360	41,410.30	Interest-only, Amortizing Balloon	Actual/360	120	120	36
46	CT Self Storage - Fullerton	4.54000%	0.00215%	0.00310%	0.02000%	0.00050%	4.51425%	Actual/360	39,452.52	Interest-only, Amortizing Balloon	Actual/360	120	118	24
47	Greenbrier Plaza	4.22000%	0.00215%	0.00310%	0.02000%	0.00050%	4.19425%	Actual/360	26,741.32	Interest-only, Balloon	Actual/360	120	119	120
48	81 Washington Avenue	4.90000%	0.00215%	0.00310%	0.02000%	0.00050%	4.87425%	Actual/360	39,804.50	Amortizing Balloon		120	120	0
49	Hampton Inn - Greenville	4.72000%	0.00215%	0.00310%	0.02000%	0.00050%	4.69425%	Actual/360	38,988.04	Amortizing Balloon		120	119	0
50	Orillia Station	4.65000%	0.00215%	0.00310%	0.02000%	0.00050%	4.62425%	Actual/360	36,610.21	Interest-only, Amortizing Balloon	Actual/360	120	119	48

A-1-5

WFRBS Commercial Mortgage Trust 2014-C22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)
51	Andover & Andover West	4.82800%	0.00215%	0.00310%	0.06000%	0.00050%	4.76225%	Actual/360	36,845.14	Interest-only, Amortizing Balloon	Actual/360	120	119	36
52	Holiday Inn Express Memphis	5.29000%	0.00215%	0.00310%	0.06000%	0.00050%	5.22425%	Actual/360	42,112.69	Amortizing Balloon		120	119	0
53	Holiday Inn Express - Georgetown	4.91000%	0.00215%	0.00310%	0.02000%	0.00050%	4.88425%	Actual/360	40,555.09	Amortizing Balloon		120	119	0
54	Powell Crossing	4.55000%	0.00215%	0.00310%	0.02000%	0.00050%	4.52425%	Actual/360	35,421.41	Interest-only, Amortizing Balloon	Actual/360	120	118	36
55	Holiday Inn Express & Suites Dallas East	5.05000%	0.00215%	0.00310%	0.02000%	0.00050%	5.02425%	Actual/360	40,537.97	Amortizing Balloon		120	120	0
56	Fairfield Inn Suites - Lock Haven	4.61000%	0.00215%	0.00310%	0.02000%	0.00050%	4.58425%	Actual/360	34,643.85	Amortizing Balloon		120	120	0
57	Shoppes at Barnes Crossing	4.57000%	0.00215%	0.00310%	0.06000%	0.00050%	4.50425%	Actual/360	31,928.31	Interest-only, Amortizing Balloon	Actual/360	120	120	24
58	WalMart Orangeburg	4.76000%	0.00215%	0.00310%	0.02000%	0.00050%	4.73425%	Actual/360	32,379.52	Amortizing Balloon		120	119	0
59	Parkside Development Company, Inc.	4.12000%	0.00215%	0.00310%	0.08000%	0.00050%	4.03425%	Actual/360	25,525.96	Amortizing Balloon		120	120	0
60	155 Passaic Avenue	4.60000%	0.00215%	0.00310%	0.02000%	0.00050%	4.57425%	Actual/360	30,758.66	Amortizing Balloon		120	119	0
61	CT Self Storage - Escondido	4.50000%	0.00215%	0.00310%	0.02000%	0.00050%	4.47425%	Actual/360	29,134.41	Interest-only, Amortizing Balloon	Actual/360	120	119	24
62	Rite Aid Portfolio	4.57000%	0.00215%	0.00310%	0.02000%	0.00050%	4.54425%	Actual/360	28,377.25	Interest-only, Amortizing Balloon	Actual/360	120	120	36
62.01	Rite Aid Buffalo
62.02	Rite Aid Bluefield
62.03	Rite Aid Hinton
62.04	Rite Aid Branchland
63	KCI Fairfield Inn & Suites, Kansas City, MO	4.85400%	0.00215%	0.00310%	0.02000%	0.00050%	4.82825%	Actual/360	29,036.39	Interest-only, Amortizing Balloon	Actual/360	120	118	36
64	Korakia Pensione	4.72300%	0.00215%	0.00310%	0.02000%	0.00050%	4.69725%	Actual/360	27,561.12	Amortizing Balloon		120	120	0
65	Strand Building	4.80000%	0.00215%	0.00310%	0.02000%	0.00050%	4.77425%	Actual/360	27,807.26	Interest-only, Amortizing Balloon	Actual/360	120	120	60
66	Kingston Point	4.94700%	0.00215%	0.00310%	0.06000%	0.00050%	4.88125%	Actual/360	30,529.08	Amortizing Balloon		120	120	0
67	Best Western Plus Dallas Hotel and Conference Center	5.51000%	0.00215%	0.00310%	0.02000%	0.00050%	5.48425%	Actual/360	29,557.66	Amortizing Balloon		60	60	0
68	North Bechtle Square II	4.79000%	0.00215%	0.00310%	0.02000%	0.00050%	4.76425%	Actual/360	28,892.92	Amortizing Balloon		120	119	0
69	Merri-Five Plaza	5.34000%	0.00215%	0.00310%	0.02000%	0.00050%	5.31425%	Actual/360	26,983.15	Amortizing Balloon		120	120	0
70	Fishers Town Center	5.16000%	0.00215%	0.00310%	0.09000%	0.00050%	5.06425%	Actual/360	26,238.84	Amortizing Balloon		120	118	0
71	Avon Self-Storage	4.88000%	0.00215%	0.00310%	0.02000%	0.00050%	4.85425%	Actual/360	25,416.56	Amortizing Balloon		120	118	0
72	Hampton Inn, Manhattan, KS	4.86000%	0.00215%	0.00310%	0.02000%	0.00050%	4.83425%	Actual/360	24,423.22	Interest-only, Amortizing Balloon	Actual/360	120	119	12
73	Fifth Avenue Loft Corporation	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	15,546.30	Interest-only, Balloon	Actual/360	120	118	120
74	Shops at Lily Cache Creek	4.72000%	0.00215%	0.00310%	0.02000%	0.00050%	4.69425%	Actual/360	23,392.83	Interest-only, Amortizing Balloon	Actual/360	120	119	36
75	Red Roof Inn San Diego	4.83900%	0.00215%	0.00310%	0.02000%	0.00050%	4.81325%	Actual/360	23,716.14	Amortizing Balloon		120	119	0
76	La Quinta Garden Apartments	4.82000%	0.00215%	0.00310%	0.02000%	0.00050%	4.79425%	Actual/360	22,428.57	Interest-only, Amortizing Balloon	Actual/360	120	119	24
77	72nd Street East Corporation	4.10000%	0.00215%	0.00310%	0.08000%	0.00050%	4.01425%	Actual/360	14,722.51	Interest-only, Balloon	Actual/360	120	119	120
78	14 Horatio Street Apartments Corp.	3.88000%	0.00215%	0.00310%	0.08000%	0.00050%	3.79425%	Actual/360	19,761.97	Amortizing Balloon		120	120	0
79	1182-1214 Farmington Avenue	4.70000%	0.00215%	0.00310%	0.02000%	0.00050%	4.67425%	Actual/360	21,782.79	Amortizing Balloon		120	118	0
80	Market at Summer Oaks	4.68000%	0.00215%	0.00310%	0.02000%	0.00050%	4.65425%	Actual/360	21,214.89	Amortizing Balloon		120	120	0
81	Greenwood Arms Cooperative Corp.	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	19,574.03	Amortizing Balloon		120	118	0
82	Franklin Commons	4.83000%	0.00215%	0.00310%	0.02000%	0.00050%	4.80425%	Actual/360	21,059.21	Amortizing Balloon		120	120	0
83	Durham Apartments	4.29000%	0.00215%	0.00310%	0.02000%	0.00050%	4.26425%	Actual/360	19,771.38	Amortizing Balloon		120	119	0
84	San Luis Shopping Center	4.44000%	0.00215%	0.00310%	0.02000%	0.00050%	4.41425%	Actual/360	19,999.28	Interest-only, Amortizing Balloon	Actual/360	120	119	12
85	Monte Vista Mini Storage	4.55000%	0.00215%	0.00310%	0.02000%	0.00050%	4.52425%	Actual/360	19,876.76	Amortizing Balloon		120	119	0
86	Colonial Place Apartments	4.88300%	0.00215%	0.00310%	0.02000%	0.00050%	4.85725%	Actual/360	19,333.83	Amortizing Balloon		120	119	0
87	The Terraces at Willow Springs	4.59000%	0.00215%	0.00310%	0.02000%	0.00050%	4.56425%	Actual/360	17,921.64	Amortizing Balloon		120	119	0
88	Evelyn Court Apartment Corp.	3.93000%	0.00215%	0.00310%	0.08000%	0.00050%	3.84425%	Actual/360	16,568.60	Amortizing Balloon		120	119	0
89	Park Town Cooperative Homes No. 1, Inc.	4.29000%	0.00215%	0.00310%	0.08000%	0.00050%	4.20425%	Actual/360	16,805.67	Amortizing Balloon		120	120	0
90	Bay Terrace Cooperative Section VIII, Inc.	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	15,277.29	Amortizing Balloon		120	118	0
91	Woodstock Crossing	4.71000%	0.00215%	0.00310%	0.06000%	0.00050%	4.64425%	Actual/360	16,356.03	Amortizing Balloon		84	84	0
92	Continental Self Storage	4.65000%	0.00215%	0.00310%	0.02000%	0.00050%	4.62425%	Actual/360	16,242.56	Amortizing Balloon		120	118	0
93	SaraVilla Apartments	4.75000%	0.00215%	0.00310%	0.02000%	0.00050%	4.72425%	Actual/360	17,673.64	Amortizing Balloon		120	119	0
94	Greenport Plaza	5.13000%	0.00215%	0.00310%	0.02000%	0.00050%	5.10425%	Actual/360	17,123.72	Amortizing Balloon		120	120	0
95	Reserve at Cinco Ranch	4.75000%	0.00215%	0.00310%	0.02000%	0.00050%	4.72425%	Actual/360	15,649.42	Amortizing Balloon		120	119	0
96	Bayview Marketplace	4.77000%	0.00215%	0.00310%	0.08000%	0.00050%	4.68425%	Actual/360	18,124.86	Amortizing Balloon		120	119	0
97	North Salem Self Storage	4.71000%	0.00215%	0.00310%	0.02000%	0.00050%	4.68425%	Actual/360	13,500.21	Amortizing Balloon		120	119	0
98	Walgreens - Lima	4.57000%	0.00215%	0.00310%	0.09000%	0.00050%	4.47425%	Actual/360	12,899.04	Amortizing Balloon		120	119	0
99	Rite Aid Middletown	4.88000%	0.00215%	0.00310%	0.02000%	0.00050%	4.85425%	Actual/360	14,512.70	Amortizing Balloon		84	84	0
100	Shackleford MHP	4.60000%	0.00215%	0.00310%	0.02000%	0.00050%	4.57425%	Actual/360	12,687.95	Amortizing Balloon		120	119	0
101	74 Fifth Avenue Owner’s Corporation	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	8,111.11	Interest-only, Balloon	Actual/360	120	118	120
102	Novawest Center	4.81000%	0.00215%	0.00310%	0.08000%	0.00050%	4.72425%	Actual/360	12,606.48	Amortizing Balloon		120	118	0
103	Polo Green Apartments	4.75000%	0.00215%	0.00310%	0.02000%	0.00050%	4.72425%	Actual/360	12,389.12	Amortizing Balloon		120	119	0
104	Big Oak Self Storage	4.69000%	0.00215%	0.00310%	0.02000%	0.00050%	4.66425%	Actual/360	12,173.87	Amortizing Balloon		120	118	0
105	TimberHills Apartments	4.67000%	0.00215%	0.00310%	0.02000%	0.00050%	4.64425%	Actual/360	11,938.92	Amortizing Balloon		120	119	0
106	S&S Plaza	4.95000%	0.00215%	0.00310%	0.02000%	0.00050%	4.92425%	Actual/360	12,276.71	Amortizing Balloon		120	119	0
107	4400 Coldwater Canyon Avenue	4.24000%	0.00215%	0.00310%	0.02000%	0.00050%	4.21425%	Actual/360	10,809.80	Amortizing Balloon		120	119	0
108	EZ Self-Storage	4.88000%	0.00215%	0.00310%	0.02000%	0.00050%	4.85425%	Actual/360	11,516.88	Amortizing Balloon		120	119	0
109	Belleville Crossing - Building I	4.62000%	0.00215%	0.00310%	0.02000%	0.00050%	4.59425%	Actual/360	10,886.99	Interest-only, Amortizing Balloon	Actual/360	120	119	36
110	Sandpiper Self Storage	5.25200%	0.00215%	0.00310%	0.02000%	0.00050%	5.22625%	Actual/360	11,598.88	Amortizing Balloon		120	119	0
111	Marion Plaza	4.88000%	0.00215%	0.00310%	0.08000%	0.00050%	4.79425%	Actual/360	10,921.18	Interest-only, Amortizing Balloon	Actual/360	120	119	23
112	Safari MHP	4.54000%	0.00215%	0.00310%	0.02000%	0.00050%	4.51425%	Actual/360	10,308.56	Amortizing Balloon		120	120	0
113	Westwood Manor MHP	5.15000%	0.00215%	0.00310%	0.02000%	0.00050%	5.12425%	Actual/360	10,811.32	Amortizing Balloon		120	119	0
114	The Mill MHC	5.08000%	0.00215%	0.00310%	0.02000%	0.00050%	5.05425%	Actual/360	10,617.74	Interest-only, Amortizing Balloon	Actual/360	120	120	12
115	Best Western Plus	5.18000%	0.00215%	0.00310%	0.02000%	0.00050%	5.15425%	Actual/360	11,307.38	Amortizing Balloon		120	120	0
116	Highlands Mobile Village	4.65000%	0.00215%	0.00310%	0.02000%	0.00050%	4.62425%	Actual/360	8,765.83	Amortizing Balloon		120	119	0
117	Sted Tenant Owners Corp.	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	8,116.06	Amortizing Balloon		120	118	0
118	Osceola MHC	4.75000%	0.00215%	0.00310%	0.02000%	0.00050%	4.72425%	Actual/360	8,607.18	Amortizing Balloon		120	120	0
119	Lakeview Mobile Court	4.66000%	0.00215%	0.00310%	0.02000%	0.00050%	4.63425%	Actual/360	7,743.54	Interest-only, Amortizing Balloon	Actual/360	120	119	24
120	Mountain View MHC	5.18000%	0.00215%	0.00310%	0.02000%	0.00050%	5.15425%	Actual/360	8,218.14	Amortizing Balloon		120	120	0
121	Drake Lane Owners, Inc.	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	7,161.23	Amortizing Balloon		120	119	0
122	Michelle Tenants Corp.	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	7,161.23	Amortizing Balloon		120	118	0
123	3215 Owners, Ltd.	4.10000%	0.00215%	0.00310%	0.08000%	0.00050%	4.01425%	Actual/360	4,849.77	Interest-only, Balloon	Actual/360	120	118	120
124	250 West 16th Street Owners Corp.	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	4,224.54	Interest-only, Balloon	Actual/360	120	119	120
125	Great Space Self Storage	5.26000%	0.00215%	0.00310%	0.02000%	0.00050%	5.23425%	Actual/360	6,910.29	Amortizing Balloon		120	119	0
126	406 West 46th Street Corp.	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	5,967.69	Amortizing Balloon		120	118	0
127	741 West End Avenue Owners Corp.	4.00000%	0.00215%	0.00310%	0.08000%	0.00050%	3.91425%	Actual/360	5,967.69	Amortizing Balloon		120	118	0
128	250 Equities Corp.	4.10000%	0.00215%	0.00310%	0.08000%	0.00050%	4.01425%	Actual/360	5,798.38	Amortizing Balloon		120	117	0
129	338 West 19th Street Incorporated	4.35000%	0.00215%	0.00310%	0.08000%	0.00050%	4.26425%	Actual/360	4,480.31	Amortizing Balloon		120	118	0

A-1-6

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions(4)	Grace Period Default (Days)	Grace Period Late (Days)	Appraised Value ($)(5)(6)	Appraisal Date	Coop -Rental Value(7)	Coop - LTV as Rental (7)	Coop - Unsold Percent(8)	Coop - Sponsor Units(8)	Coop - Investor Units(8)	Coop - Coop Units(8)	Coop - Sponsor/ Investor Carry(8)
1	Bank of America Plaza	120	0	0	0	L(24),D(89),O(7)	5	5	605,000,000	6/24/2014
2	Columbus Square Portfolio	41	420	420	1	L(25),D(91),O(4)	0	5	555,000,000	7/16/2014
3	Stamford Plaza Portfolio	59	360	360	1	L(25),D(91),O(4)	0	0	427,200,000	6/25/2014
3.01	Two Stamford Plaza								121,200,000	6/25/2014
3.02	Four Stamford Plaza								104,900,000	6/25/2014
3.03	One Stamford Plaza								101,100,000	6/25/2014
3.04	Three Stamford Plaza								100,000,000	6/25/2014
4	Hampton Inn & Suites - Brickell	0	360	358	2	L(26),D(90),O(4)	0	5	78,000,000	5/14/2014
5	Offices at Broadway Station	119	0	0	1	L(25),D(91),O(4)	0	5	76,800,000	6/23/2014
6	CSM Bakery Supplies Portfolio I	60	360	360	0	L(24),GRTR 1% or YM(89),O(7)	0	0	68,450,000	Various
6.01	1912 Montreal Road								20,700,000	6/18/2014
6.02	3301 Montreal Industrial Way								19,000,000	6/18/2014
6.03	1400 W 2700 N								16,150,000	6/11/2014
6.04	3765 Walden Avenue								12,600,000	6/17/2014
7	U-Haul Portfolio	0	360	360	0	L(24),D(92),O(4)	0	0	49,205,000	Various
7.01	U-Haul - Yonkers								12,400,000	6/17/2014
7.02	U-Haul - Pleasant Hills								4,200,000	6/18/2014
7.03	U-Haul - Coraopolis								3,150,000	6/18/2014
7.04	U-Haul - El Paso								3,650,000	6/15/2014
7.05	U-Haul - Washington								2,500,000	6/18/2014
7.06	U-Haul - Corpus Christi								2,750,000	6/16/2014
7.07	U-Haul - Houston North								2,200,000	6/13/2014
7.08	U-Haul - Lebanon								1,900,000	6/19/2014
7.09	U-Haul - Fontana								2,300,000	6/17/2014
7.10	U-Haul - Olympia								1,730,000	6/20/2014
7.11	U-Haul - Detroit								1,675,000	6/26/2014
7.12	U-Haul - Westfield								1,650,000	6/19/2014
7.13	U-Haul - Livermore								1,550,000	6/20/2014
7.14	U-Haul - Cincinnati								1,400,000	6/21/2014
7.15	U-Haul - Memphis								1,500,000	6/25/2014
7.16	U-Haul - Birmingham								1,100,000	6/25/2014
7.17	U-Haul - Macon								900,000	6/18/2014
7.18	U-Haul - Grand Island								800,000	6/17/2014
7.19	U-Haul - Wichita								700,000	6/16/2014
7.20	U-Haul - Bloomsburg								600,000	6/18/2014
7.21	U-Haul - Longview								550,000	6/17/2014
8	Hermosa Pavilion	48	360	360	0	L(24),D(91),O(5)	0	0	43,400,000	6/5/2014
9	Texas Portfolio	47	360	360	1	L(25),D(91),O(4)	0	0	43,750,000	6/16/2014
9.01	Rincon Apartments								20,600,000	6/16/2014
9.02	Las Palmas Apartments								12,150,000	6/16/2014
9.03	Reata Apartments								11,000,000	6/16/2014
10	Hilton Lexington Downtown	34	360	360	2	L(26),D(30),O(4)	0	5	41,000,000	5/27/2014
11	States Addition Apartments	0	276	276	0	L(25),GRTR 1% or YM(55),O(4)	5	5	41,000,000	5/15/2014
12	North Valley Plaza	22	360	360	2	L(26),D(90),O(4)	0	5	44,000,000	5/20/2014
13	Courtyard by Marriott - Aventura	0	360	359	1	L(25),D(91),O(4)	0	5	39,000,000	6/16/2014
14	Preferred Freezer Houston	60	360	360	0	L(24),D(92),O(4)	0	0	38,200,000	12/1/2014
15	400 Atlantic Avenue	119	0	0	1	L(25),D(91),O(4)	5	5	52,000,000	6/25/2014
16	CSM Bakery Supplies Portfolio II	60	360	360	0	L(24),GRTR 1% or YM(89),O(7)	0	0	37,800,000	Various
16.01	7351 Crider Avenue								16,100,000	6/13/2014
16.02	32621 Central Avenue								5,100,000	6/16/2014
16.03	2570 Kiel Way								4,900,000	6/12/2014
16.04	11350 Sunrise Park Drive								3,250,000	6/16/2014
16.05	8235 McHard Road								3,250,000	6/17/2014
16.06	5455 Louie Lane								3,000,000	6/12/2014
16.07	805 West 2500 South								2,200,000	6/11/2014
17	Parliament Bend and Park West Apartments	60	360	360	0	L(24),GRTR 1% or YM(92),O(4)	0	0	29,300,000	7/17/2014
17.01	Park West Apartments								17,400,000	7/17/2014
17.02	Parliament Bend Apartments								11,900,000	7/17/2014
18	55 Miracle Mile	36	360	360	0	L(23),GRTR 1% or YM(33),O(4)	0	0	30,000,000	7/8/2014
19	Lincoln Plaza	0	300	299	1	L(25),D(91),O(4)	0	0	26,000,000	6/24/2014
20	Park City 3 and 4 Apartments, Inc.	0	480	480	0	GRTR 1% or YM(113),1%(3),O(4)	10	10	268,630,000	6/23/2014	190,500,000	9.4%	3.9%	19	22	1	233,517
21	Bentley Commons at Keene	12	360	360	0	L(24),D(93),O(3)	5	5	22,960,000	6/25/2014
22	Alpha Health Center	0	360	360	0	L(24),D(93),O(3)	5	5	26,000,000	1/1/2015
23	Sansone Regal Plaza	0	360	360	0	L(24),D(92),O(4)	5	5	22,220,000	5/21/2014
24	The Dorel Apartments	11	360	360	1	L(25),D(55),O(4)	5	5	19,900,000	5/23/2014
25	Carson Plaza	35	360	360	0	L(24),D(93),O(3)	0	0	22,200,000	7/29/2014
26	Hilton Garden Inn - Middleton	0	360	359	1	L(25),D(91),O(4)	0	5	21,300,000	7/8/2014
27	Normandale Village	0	360	360	0	L(24),D(92),O(4)	0	0	17,500,000	7/24/2014
28	Residence Inn - Anaheim Hills Yorba Linda	24	360	360	0	L(24),D(92),O(4)	5	5	20,200,000	6/3/2014
29	Newport Beach Mini U Storage I	58	360	360	2	L(26),D(90),O(4)	0	5	23,500,000	5/6/2014
30	Plymouth Hills	34	360	360	2	L(26),D(90),O(4)	0	5	26,800,000	5/23/2014
31	Mill Creek Run Apartments	24	360	360	0	L(24),D(56),O(4)	0	0	17,500,000	6/10/2014
32	Residence Inn - Ft. Lauderdale	0	360	359	1	L(25),D(91),O(4)	5	5	15,200,000	6/4/2014
33	Cherry Grove Apartments	11	360	360	1	L(25),D(31),O(4)	0	0	15,200,000	6/24/2014
34	Oak Hill Portfolio	0	360	360	0	L(24),D(32),O(4)	5	5	15,800,000	9/1/2014
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)								11,600,000	9/1/2014
34.02	Blairsville VA Clinic								2,400,000	9/1/2014
34.03	Peachtree City Building								1,800,000	9/1/2014
35	Newport Beach Mini U Storage II	58	360	360	2	L(26),D(90),O(4)	0	5	19,000,000	5/6/2014
36	Stuart North Shopping Center	72	360	360	0	L(24),D(92),O(4)	0	0	14,800,000	7/3/2014
37	Gander Mountain - Arlington	0	360	360	0	L(24),D(93),O(3)	0	0	13,000,000	7/6/2014
38	Holiday Inn Express-Decatur, GA	0	300	299	1	L(25),D(91),O(4)	5	0	13,100,000	5/29/2014
39	StorageMart - Crofton	22	360	360	2	L(26),D(54),O(4)	0	5	12,550,000	1/20/2014
40	All Storage Railhead	0	360	360	0	L(24),D(92),O(4)	0	0	12,000,000	6/25/2014
41	Geracimos Portfolio	24	360	360	0	L(24),D(92),O(4)	5	0	11,670,000	Various
41.01	Geracimos Portfolio - South Village & Extended								5,000,000	7/16/2014
41.02	Geracimos Portfolio - College Crossing								4,300,000	7/16/2014
41.03	Geracimos Portfolio - Middletown Village								1,470,000	7/16/2014
41.04	Geracimos Portfolio - Ocean City								900,000	7/18/2014
42	Zang Business Center	119	0	0	1	L(25),D(88),O(7)	5	5	12,450,000	6/9/2014
43	Holiday Inn Express - Lexington	0	360	359	1	L(25),D(93),O(2)	5	5	12,300,000	4/24/2014
44	Rolling Hills Apartments	0	360	358	2	L(26),D(90),O(4)	5	5	15,050,000	5/16/2014
45	West Knoll Apartments	36	360	360	0	L(24),D(92),O(4)	5	5	11,000,000	7/1/2014
46	CT Self Storage - Fullerton	22	360	360	2	L(26),D(81),O(13)	0	5	12,180,000	5/1/2014
47	Greenbrier Plaza	119	0	0	1	L(60),GRTR 1% or YM(56),O(4)	0	0	16,800,000	5/26/2014
48	81 Washington Avenue	0	360	360	0	L(24),D(92),O(4)	0	0	11,900,000	6/13/2014
49	Hampton Inn - Greenville	0	360	359	1	L(25),D(91),O(4)	5	5	11,100,000	4/23/2014
50	Orillia Station	47	360	360	1	L(25),D(91),O(4)	0	0	10,400,000	5/13/2014

A-1-7

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions(4)	Grace Period Default (Days)	Grace Period Late (Days)	Appraised Value ($)(5)(6)	Appraisal Date	Coop -Rental Value(7)	Coop - LTV as Rental (7)	Coop - Unsold Percent(8)	Coop - Sponsor Units(8)	Coop - Investor Units(8)	Coop - Coop Units(8)	Coop - Sponsor/ Investor Carry(8)
51	Andover & Andover West	35	360	360	1	L(25),D(91),O(4)	5	5	11,000,000	6/16/2014
52	Holiday Inn Express Memphis	0	300	299	1	L(25),D(91),O(4)	5	5	10,800,000	6/17/2014
53	Holiday Inn Express - Georgetown	0	300	299	1	L(25),D(93),O(2)	5	5	10,100,000	6/2/2014
54	Powell Crossing	34	360	360	2	L(26),D(90),O(4)	0	0	9,400,000	5/20/2014
55	Holiday Inn Express & Suites Dallas East	0	300	300	0	L(24),D(93),O(3)	0	0	9,800,000	5/29/2014
56	Fairfield Inn Suites - Lock Haven	0	360	360	0	L(24),D(93),O(3)	0	0	9,700,000	6/19/2014
57	Shoppes at Barnes Crossing	24	360	360	0	L(24),D(92),O(4)	5	5	8,500,000	6/30/2014
58	WalMart Orangeburg	0	360	359	1	L(25),D(88),O(7)	0	0	9,125,000	5/27/2014
59	Parkside Development Company, Inc.	0	480	480	0	GRTR 1% or YM(113),1%(3),O(4)	10	10	25,270,000	4/16/2014	22,300,000	26.9%	0.0%	0	0	0	NAP
60	155 Passaic Avenue	0	360	359	1	L(25),D(91),O(4)	0	5	8,600,000	6/6/2014
61	CT Self Storage - Escondido	23	360	360	1	L(25),D(82),O(13)	0	5	9,100,000	5/2/2014
62	Rite Aid Portfolio	36	360	360	0	L(24),D(94),O(2)	5	5	7,500,000	Various
62.01	Rite Aid Buffalo								2,150,000	7/2/2014
62.02	Rite Aid Bluefield								2,175,000	7/9/2014
62.03	Rite Aid Hinton								1,625,000	7/9/2014
62.04	Rite Aid Branchland								1,550,000	7/9/2014
63	KCI Fairfield Inn & Suites, Kansas City, MO	34	360	360	2	L(26),D(90),O(4)	5	5	10,000,000	3/21/2014
64	Korakia Pensione	0	360	360	0	L(24),D(92),O(4)	0	0	8,200,000	6/9/2014
65	Strand Building	60	360	360	0	L(24),D(89),O(7)	0	0	8,000,000	7/17/2014
66	Kingston Point	0	300	300	0	L(24),D(92),O(4)	5	0	7,460,000	6/9/2014
67	Best Western Plus Dallas Hotel and Conference Center	0	360	360	0	L(24),D(33),O(3)	5	5	8,800,000	5/2/2014
68	North Bechtle Square II	0	300	299	1	L(25),D(91),O(4)	5	5	6,730,000	11/8/2013
69	Merri-Five Plaza	0	360	360	0	L(24),D(92),O(4)	0	0	6,450,000	5/15/2014
70	Fishers Town Center	0	360	358	2	L(24),GRTR 1% or YM(92),O(4)	0	0	6,400,000	5/21/2014
71	Avon Self-Storage	0	360	358	2	L(26),D(90),O(4)	0	0	6,700,000	6/3/2014
72	Hampton Inn, Manhattan, KS	11	360	360	1	L(25),D(90),O(5)	5	5	6,900,000	3/19/2014
73	Fifth Avenue Loft Corporation	118	0	0	2	5%(23),4%(24),3%(24),2%(24),1%(21),O(4)	10	10	50,000,000	6/4/2014	22,600,000	20.4%	0.0%	0	0	0	NAP
74	Shops at Lily Cache Creek	35	360	360	1	L(24),GRTR 1% or YM(83),O(13)	0	10	6,000,000	7/10/2014
75	Red Roof Inn San Diego	0	360	359	1	L(25),D(90),O(5)	5	0	7,030,000	6/25/2014
76	La Quinta Garden Apartments	23	360	360	1	L(25),D(91),O(4)	0	0	5,350,000	6/30/2014
77	72nd Street East Corporation	119	0	0	1	5%(23),4%(24),3%(24),2%(24),1%(21),O(4)	10	10	150,600,000	6/6/2014	137,100,000	3.1%	0.0%	0	0	0	NAP
78	14 Horatio Street Apartments Corp.	0	360	360	0	GRTR 1% or YM(113),1%(3),O(4)	10	10	136,822,803	4/25/2014	67,200,000	6.3%	10.1%	0	15	0	94,404
79	1182-1214 Farmington Avenue	0	360	358	2	L(26),D(90),O(4)	0	5	6,700,000	4/29/2014
80	Market at Summer Oaks	0	360	360	0	L(24),D(92),O(4)	0	0	5,760,000	6/30/2014
81	Greenwood Arms Cooperative Corp.	0	360	358	2	5%(24),4%(24),3%(24),2%(24),1%(20),O(4)	10	10	24,000,000	4/29/2014	33,200,000	12.3%	0.0%	0	0	0	NAP
82	Franklin Commons	0	360	360	0	L(24),D(92),O(4)	0	0	5,400,000	7/23/2014
83	Durham Apartments	0	360	359	1	L(25),GRTR 1% or YM(91),O(4)	5	5	8,450,000	3/31/2014
84	San Luis Shopping Center	11	360	360	1	L(25),D(91),O(4)	0	0	5,550,000	6/26/2014
85	Monte Vista Mini Storage	0	360	359	1	L(25),D or GRTR 1% or YM(91),O(4)	0	5	6,050,000	6/2/2014
86	Colonial Place Apartments	0	360	359	1	L(25),GRTR 1% or YM(91),O(4)	5	5	4,870,000	6/18/2014
87	The Terraces at Willow Springs	0	360	359	1	L(25),D(91),O(4)	0	5	4,725,000	5/16/2014
88	Evelyn Court Apartment Corp.	0	360	359	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	12,100,000	5/28/2014	8,400,000	41.6%	10.0%	0	0	7	NAP
89	Park Town Cooperative Homes No. 1, Inc.	0	360	360	0	GRTR 1% or YM(113),1%(3),O(4)	10	10	10,300,000	6/4/2014	10,300,000	33.0%	2.5%	0	0	8	NAP
90	Bay Terrace Cooperative Section VIII, Inc.	0	360	358	2	5%(23),4%(24),3%(24),2%(24),1%(21),O(4)	10	10	27,590,000	5/23/2014	16,900,000	18.9%	0.0%	0	0	0	NAP
91	Woodstock Crossing	0	360	360	0	L(24),D(56),O(4)	5	5	5,825,000	6/13/2014
92	Continental Self Storage	0	360	358	2	L(26),GRTR 1% or YM(90),O(4)	0	5	5,350,000	5/1/2014
93	SaraVilla Apartments	0	300	299	1	L(25),GRTR 1% or YM(91),O(4)	5	5	4,525,000	3/11/2014
94	Greenport Plaza	0	324	324	0	L(24),D(93),O(3)	0	0	4,500,000	6/28/2014
95	Reserve at Cinco Ranch	0	360	359	1	L(25),D(91),O(4)	0	5	4,000,000	5/26/2014
96	Bayview Marketplace	0	240	239	1	L(25),D(91),O(4)	0	5	4,300,000	5/23/2014
97	North Salem Self Storage	0	360	359	1	L(25),D(92),O(3)	0	0	4,110,000	6/3/2014
98	Walgreens - Lima	0	360	359	1	L(25),D(91),O(4)	0	5	5,880,000	4/25/2014
99	Rite Aid Middletown	0	300	300	0	L(24),D(57),O(3)	0	0	3,350,000	3/24/2014
100	Shackleford MHP	0	360	359	1	L(25),D(91),O(4)	0	0	3,300,000	6/26/2014
101	74 Fifth Avenue Owner’s Corporation	118	0	0	2	5%(24),4%(24),3%(24),2%(24),1%(20),O(4)	10	10	89,200,000	5/2/2014	38,100,000	6.3%	0.0%	0	0	0	NAP
102	Novawest Center	0	360	358	2	L(26),D(90),O(4)	5	5	3,800,000	3/4/2014
103	Polo Green Apartments	0	360	359	1	L(25),GRTR 1% or YM(91),O(4)	5	5	4,025,000	3/11/2014
104	Big Oak Self Storage	0	360	358	2	L(26),D(90),O(4)	0	5	4,730,000	4/22/2014
105	TimberHills Apartments	0	360	359	1	L(25),D(91),O(4)	0	5	3,330,000	3/13/2014
106	S&S Plaza	0	360	359	1	L(25),D(91),O(4)	0	2	3,100,000	6/20/2014
107	4400 Coldwater Canyon Avenue	0	360	359	1	L(25),D(91),O(4)	0	5	5,950,000	6/17/2014
108	EZ Self-Storage	0	360	359	1	L(25),D(91),O(4)	0	0	3,000,000	6/3/2014
109	Belleville Crossing - Building I	35	360	360	1	L(25),D(91),O(4)	0	0	2,845,000	5/27/2014
110	Sandpiper Self Storage	0	360	359	1	L(25),D(91),O(4)	5	5	3,300,000	6/13/2014
111	Marion Plaza	22	360	360	1	L(25),D(91),O(4)	10	10	2,875,000	5/13/2014							NAP
112	Safari MHP	0	360	360	0	L(24),D(92),O(4)	0	0	3,000,000	7/11/2014
113	Westwood Manor MHP	0	360	359	1	L(25),D(92),O(3)	0	0	2,700,000	5/20/2014
114	The Mill MHC	12	360	360	0	L(24),D(93),O(3)	0	0	2,630,000	7/14/2014
115	Best Western Plus	0	300	300	0	L(24),D(93),O(3)	0	0	3,100,000	6/18/2014
116	Highlands Mobile Village	0	360	359	1	L(25),GRTR 1% or YM(89),O(6)	0	0	2,320,000	6/12/2014
117	Sted Tenant Owners Corp.	0	360	358	2	5%(24),4%(24),3%(24),2%(24),1%(20),O(4)	10	10	14,673,984	5/30/2014	11,100,000	15.3%	28.1%	27	0	0	103,087
118	Osceola MHC	0	360	360	0	L(24),GRTR 1% or YM(90),O(6)	0	0	2,200,000	6/6/2014
119	Lakeview Mobile Court	23	360	360	1	L(25),GRTR 1% or YM(88),O(7)	0	0	2,060,000	6/12/2014
120	Mountain View MHC	0	360	360	0	L(24),D(93),O(3)	0	0	2,100,000	6/24/2014
121	Drake Lane Owners, Inc.	0	360	359	1	5%(23),4%(24),3%(24),2%(24),1%(21),O(4)	10	10	8,120,000	6/10/2014	5,800,000	25.8%	3.0%	2	0	0	(2,486)
122	Michelle Tenants Corp.	0	360	358	2	5%(24),4%(24),3%(24),2%(24),1%(20),O(4)	10	10	13,132,900	5/9/2014	9,200,000	16.3%	22.9%	16	0	0	102,088
123	3215 Owners, Ltd.	118	0	0	2	5%(23),4%(24),3%(24),2%(24),1%(21),O(4)	10	10	12,470,000	5/28/2014	7,400,000	18.9%	6.3%	0	2	1	9,764
124	250 West 16th Street Owners Corp.	119	0	0	1	5%(23),4%(24),3%(24),2%(24),1%(21),O(4)	10	10	37,650,000	6/2/2014	15,400,000	8.1%	11.6%	0	5	0	(20,552)
125	Great Space Self Storage	0	360	359	1	L(25),D(92),O(3)	0	0	2,480,000	5/30/2014
126	406 West 46th Street Corp.	0	360	358	2	5%(23),4%(24),3%(24),2%(24),1%(21),O(4)	10	10	7,330,282	5/21/2014	4,280,000	29.1%	0.0%	0	0	0	NAP
127	741 West End Avenue Owners Corp.	0	360	358	2	5%(23),4%(24),3%(24),2%(24),1%(21),O(4)	10	10	14,450,000	5/15/2014	8,200,000	15.2%	8.6%	3	0	0	(2,922)
128	250 Equities Corp.	0	360	357	3	5%(24),4%(24),3%(24),2%(24),1%(20),O(4)	10	10	14,330,120	4/17/2014	7,100,000	16.8%	17.4%	4	0	0	702
129	338 West 19th Street Incorporated	0	360	358	2	GRTR 1% or YM(113),1%(3),O(4)	10	10	8,430,000	1/15/2014	4,000,000	22.4%	47.1%	8	0	0	94,988

A-1-8

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Coop - Committed Secondary Debt(9)	U/W NOI DSCR (x)(3)(10)	U/W NCF DSCR (x)(3)(10)	Cut-off Date LTV Ratio(3)(5)(6)	LTV Ratio at Maturity or ARD(3)(5)(6)	Cut-off Date U/W NOI Debt Yield(3)(10)	Cut-off Date U/W NCF Debt Yield(3)(10)	U/W Revenues ($)(10)(11)	U/W Expenses ($)(10)	U/W Net Operating Income ($)(10)	U/W Replacement ($)(10)	U/W TI/LC ($)	U/W Net Cash Flow ($)(10)	Occupancy Rate(2)(12)	Occupancy as-of Date(12)	U/W Hotel ADR
1	Bank of America Plaza		2.28	2.08	66.1%	66.1%	9.3%	8.6%	63,011,458	25,626,454	37,385,004	286,457	2,864,570	34,233,977	89.5%	8/19/2014
2	Columbus Square Portfolio		1.17	1.15	72.1%	66.1%	6.7%	6.6%	29,269,650	2,376,810	26,892,839	49,422	450,000	26,393,417	95.7%	7/31/2014
3	Stamford Plaza Portfolio		1.52	1.38	63.2%	57.9%	9.3%	8.4%	42,900,089	17,690,143	25,209,946	196,495	2,200,986	22,812,465	88.0%	6/19/2014
3.01	Two Stamford Plaza								10,840,468	4,690,954	6,149,514	51,626	543,672	5,554,216	85.1%	6/19/2014
3.02	Four Stamford Plaza								10,222,977	4,503,973	5,719,004	52,396	537,855	5,128,753	79.7%	6/19/2014
3.03	One Stamford Plaza								9,385,773	3,909,797	5,475,976	43,250	489,825	4,942,901	89.8%	6/19/2014
3.04	Three Stamford Plaza								12,450,872	4,585,420	7,865,452	49,223	629,634	7,186,595	98.1%	6/19/2014
4	Hampton Inn & Suites - Brickell		1.77	1.63	70.3%	57.3%	10.9%	10.1%	13,168,775	7,170,357	5,998,417	0	0	5,533,402	78.5%	6/30/2014	184
5	Offices at Broadway Station		2.28	2.10	62.0%	62.0%	9.8%	9.0%	8,356,744	3,691,673	4,665,071	63,611	318,030	4,283,430	94.7%	7/17/2014
6	CSM Bakery Supplies Portfolio I		1.62	1.51	65.1%	59.6%	9.9%	9.2%	4,556,495	136,695	4,419,800	102,715	198,674	4,118,411	100.0%	9/1/2014
6.01	1912 Montreal Road								1,382,840	41,485	1,341,355	31,173	60,295	1,249,887	100.0%	9/1/2014
6.02	3301 Montreal Industrial Way								1,263,886	37,917	1,225,969	28,491	55,108	1,142,369	100.0%	9/1/2014
6.03	1400 W 2700 N								1,073,374	32,201	1,041,173	24,197	46,802	970,175	100.0%	9/1/2014
6.04	3765 Walden Avenue								836,395	25,092	811,303	18,854	36,469	755,980	100.0%	9/1/2014
7	U-Haul Portfolio		1.87	1.82	71.1%	57.0%	11.0%	10.7%	6,275,346	2,429,466	3,845,885	101,951	0	3,743,937	90.0%	Various
7.01	U-Haul - Yonkers								1,222,261	295,856	926,406	15,765	0	910,641	89.8%	6/25/2014
7.02	U-Haul - Pleasant Hills								457,904	178,801	279,103	7,401	0	271,702	97.7%	6/25/2014
7.03	U-Haul - Coraopolis								330,429	103,512	226,917	4,608	0	222,309	92.6%	12/31/2013
7.04	U-Haul - El Paso								408,681	211,130	197,551	7,680	0	189,871	79.4%	6/25/2014
7.05	U-Haul - Washington								273,006	107,476	165,530	3,689	0	161,841	90.0%	6/25/2014
7.06	U-Haul - Corpus Christi								408,381	133,263	275,119	12,276	0	262,843	96.7%	6/25/2014
7.07	U-Haul - Houston North								320,051	123,453	196,598	3,125	0	193,474	99.8%	6/25/2014
7.08	U-Haul - Lebanon								295,650	116,161	179,489	3,455	0	176,034	97.7%	6/25/2014
7.09	U-Haul - Fontana								320,646	114,600	206,046	2,677	0	203,369	75.4%	6/26/2014
7.10	U-Haul - Olympia								260,678	100,861	159,817	2,777	0	157,040	92.3%	6/25/2014
7.11	U-Haul - Detroit								257,089	113,196	143,893	6,329	0	137,564	75.9%	6/25/2014
7.12	U-Haul - Westfield								221,996	102,202	119,795	4,050	0	115,745	95.8%	6/25/2014
7.13	U-Haul - Livermore								200,552	91,989	108,564	2,331	0	106,233	86.5%	6/25/2014
7.14	U-Haul - Cincinnati								258,619	95,498	163,121	6,187	0	156,934	97.4%	6/25/2014
7.15	U-Haul - Memphis								185,982	94,190	91,792	726	0	91,067	93.7%	6/25/2014
7.16	U-Haul - Birmingham								141,221	68,631	72,590	2,132	0	70,458	83.0%	6/25/2014
7.17	U-Haul - Macon								148,416	77,550	70,866	1,900	0	68,966	82.1%	6/25/2014
7.18	U-Haul - Grand Island								129,210	72,249	56,962	1,713	0	55,249	96.6%	6/25/2014
7.19	U-Haul - Wichita								165,846	84,202	81,644	4,872	0	76,772	87.9%	6/25/2014
7.20	U-Haul - Bloomsburg								112,663	65,867	46,796	2,480	0	44,316	97.1%	6/25/2014
7.21	U-Haul - Longview								156,065	78,779	77,286	5,778	0	71,509	89.9%	6/25/2014
8	Hermosa Pavilion		1.43	1.36	73.4%	65.6%	8.5%	8.1%	3,744,201	1,030,521	2,713,680	24,045	104,921	2,584,713	94.3%	6/30/2014
9	Texas Portfolio		1.66	1.59	71.8%	64.2%	9.9%	9.5%	5,279,048	2,159,204	3,119,844	130,000	0	2,989,844	94.0%	7/31/2014
9.01	Rincon Apartments								2,384,151	963,688	1,420,462	58,000	0	1,362,462	91.4%	7/31/2014
9.02	Las Palmas Apartments								1,501,179	624,963	876,216	36,000	0	840,216	97.9%	7/31/2014
9.03	Reata Apartments								1,393,718	570,553	823,165	36,000	0	787,165	94.4%	7/31/2014
10	Hilton Lexington Downtown		2.33	1.93	69.3%	67.0%	13.6%	11.2%	16,547,442	12,695,992	3,851,450	0	0	3,189,552	68.5%	4/30/2014	124
11	States Addition Apartments		1.50	1.48	68.3%	55.4%	11.0%	10.8%	4,054,250	965,179	3,089,071	52,875	0	3,036,196	100.0%	3/31/2014
12	North Valley Plaza		1.80	1.67	63.1%	53.8%	10.8%	10.0%	3,999,485	986,290	3,013,196	55,528	167,883	2,789,785	86.7%	6/16/2014
13	Courtyard by Marriott - Aventura		1.84	1.63	69.9%	56.9%	11.4%	10.1%	8,996,055	5,886,743	3,109,312	0	0	2,749,470	85.7%	5/31/2014	157
14	Preferred Freezer Houston		1.58	1.43	68.1%	62.2%	9.6%	8.7%	2,538,344	50,767	2,487,577	235,229	0	2,252,348	100.0%	9/1/2014
15	400 Atlantic Avenue		2.04	1.84	48.1%	48.1%	9.4%	8.5%	4,002,539	1,650,476	2,352,063	24,937	210,746	2,116,380	100.0%	6/30/2014
16	CSM Bakery Supplies Portfolio II		1.61	1.46	65.0%	59.5%	9.9%	8.9%	2,501,609	75,048	2,426,561	79,076	152,950	2,194,534	100.0%	9/1/2014
16.01	7351 Crider Avenue								1,069,386	32,081	1,037,305	33,803	65,383	938,118	100.0%	9/1/2014
16.02	32621 Central Avenue								338,400	10,152	328,248	10,697	20,690	296,861	100.0%	9/1/2014
16.03	2570 Kiel Way								323,525	9,706	313,819	10,227	19,781	283,812	100.0%	9/1/2014
16.04	11350 Sunrise Park Drive								215,152	6,455	208,698	6,801	13,155	188,742	100.0%	9/1/2014
16.05	8235 McHard Road								215,152	6,455	208,698	6,801	13,155	188,742	100.0%	9/1/2014
16.06	5455 Louie Lane								196,559	5,897	190,662	6,213	12,018	172,431	100.0%	9/1/2014
16.07	805 West 2500 South								143,435	4,303	139,132	4,534	8,770	125,828	100.0%	9/1/2014
17	Parliament Bend and Park West Apartments		1.44	1.32	76.5%	70.0%	8.8%	8.0%	4,034,215	2,064,562	1,969,653	167,700	0	1,801,953	95.7%	8/18/2014
17.01	Park West Apartments								2,381,653	1,185,996	1,195,656	98,100	0	1,097,556	95.7%	8/18/2014
17.02	Parliament Bend Apartments								1,652,562	878,566	773,996	69,600	0	704,396	95.7%	8/18/2014
18	55 Miracle Mile		1.29	1.25	68.0%	66.0%	8.3%	8.1%	2,786,252	1,086,450	1,699,801	13,047	35,392	1,651,363	79.5%	8/15/2014
19	Lincoln Plaza		1.38	1.28	69.6%	52.2%	9.8%	9.0%	2,241,937	471,569	1,770,367	23,113	115,563	1,631,691	100.0%	9/1/2014
20	Park City 3 and 4 Apartments, Inc.		15.12	15.12	6.7%	5.9%	74.0%	74.0%	23,024,451	9,698,100	13,326,351	269,000	NAP	13,326,351	96.0%	6/23/2014
21	Bentley Commons at Keene		1.54	1.51	70.6%	59.1%	9.7%	9.5%	5,381,607	3,815,321	1,566,286	32,700	0	1,533,586	96.3%	6/30/2014
22	Alpha Health Center		1.71	1.58	62.2%	50.7%	10.8%	9.9%	2,169,804	431,011	1,738,793	18,261	119,866	1,600,666	91.3%	8/18/2014
23	Sansone Regal Plaza		1.54	1.43	67.5%	56.0%	10.2%	9.5%	2,104,924	576,811	1,528,113	28,136	75,170	1,424,807	91.0%	6/30/2014
24	The Dorel Apartments		1.51	1.45	74.4%	66.4%	8.9%	8.6%	2,287,707	964,020	1,323,687	50,000	0	1,273,687	100.0%	6/30/2014
25	Carson Plaza		1.58	1.50	65.3%	56.9%	9.5%	9.0%	1,850,978	472,607	1,378,371	12,126	60,629	1,305,617	87.4%	7/15/2014
26	Hilton Garden Inn - Middleton		2.25	1.99	64.5%	52.1%	13.6%	12.0%	5,408,396	3,539,944	1,868,452	0	0	1,652,116	79.3%	6/30/2014	123
27	Normandale Village		1.61	1.39	74.9%	60.3%	9.6%	8.3%	2,335,952	1,073,054	1,262,898	49,295	123,052	1,090,551	88.4%	7/1/2014
28	Residence Inn - Anaheim Hills Yorba Linda		2.10	1.88	64.4%	54.9%	12.7%	11.3%	4,318,795	2,671,337	1,647,458	0	0	1,474,706	78.9%	5/31/2014	115
29	Newport Beach Mini U Storage I		1.99	1.96	54.9%	50.1%	11.9%	11.8%	2,125,358	585,476	1,539,882	20,370	0	1,519,512	86.3%	4/30/2014
30	Plymouth Hills		2.91	2.87	44.8%	38.9%	17.1%	16.8%	3,375,558	1,328,681	2,046,877	31,600	0	2,015,277	95.1%	6/12/2014
31	Mill Creek Run Apartments		1.58	1.52	68.6%	62.9%	9.8%	9.5%	2,086,836	907,131	1,179,705	44,396	0	1,135,309	93.7%	7/18/2014
32	Residence Inn - Ft. Lauderdale		2.12	1.90	72.3%	58.7%	13.1%	11.7%	3,718,620	2,281,159	1,437,461	0	0	1,288,716	84.8%	5/31/2014	118
33	Cherry Grove Apartments		1.41	1.34	69.7%	65.2%	8.6%	8.2%	1,745,265	832,111	913,154	43,000	0	870,154	98.3%	6/25/2014
34	Oak Hill Portfolio		1.80	1.67	66.1%	60.2%	10.7%	9.9%	1,515,279	402,250	1,113,030	13,171	65,919	1,033,940	98.8%	7/15/2014
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)								1,125,061	300,207	824,854	9,999	50,043	764,812	100.0%	7/15/2014
34.02	Blairsville VA Clinic								268,916	98,403	170,513	2,000	10,010	158,503	92.2%	7/15/2014
34.03	Peachtree City Building								121,302	3,639	117,663	1,172	5,866	110,625	100.0%	7/15/2014
35	Newport Beach Mini U Storage II		2.00	1.97	53.2%	48.6%	12.0%	11.8%	1,709,105	496,272	1,212,833	17,968	0	1,194,865	87.2%	4/30/2014
36	Stuart North Shopping Center		1.70	1.63	67.4%	62.9%	10.3%	9.9%	1,510,813	485,666	1,025,147	6,418	32,091	986,638	100.0%	7/31/2014
37	Gander Mountain - Arlington		1.32	1.30	70.0%	56.7%	8.1%	8.0%	1,029,002	293,580	735,422	7,800	0	727,622	100.0%	9/1/2014
38	Holiday Inn Express-Decatur, GA		1.65	1.45	67.9%	50.6%	11.4%	10.0%	2,519,624	1,503,480	1,016,143	0	0	890,162	87.8%	5/31/2014	130
39	StorageMart - Crofton		1.40	1.38	70.9%	64.8%	8.4%	8.3%	1,055,723	305,527	750,196	12,575	0	737,622	81.1%	4/30/2014
40	All Storage Railhead		1.56	1.52	74.2%	59.9%	9.4%	9.2%	1,295,131	454,160	840,971	21,823	0	819,148	89.5%	7/11/2014
41	Geracimos Portfolio		1.63	1.49	74.6%	64.2%	10.2%	9.4%	1,092,922	201,853	891,069	10,263	64,319	816,487	97.3%	7/26/2014
41.01	Geracimos Portfolio - South Village & Extended								487,077	95,348	391,728	5,019	22,437	364,272	94.4%	7/26/2014
41.02	Geracimos Portfolio - College Crossing								395,620	69,137	326,483	3,061	24,809	298,613	100.0%	7/26/2014
41.03	Geracimos Portfolio - Middletown Village								127,103	17,275	109,828	1,074	12,290	96,464	100.0%	7/26/2014
41.04	Geracimos Portfolio - Ocean City								83,122	20,093	63,029	1,109	4,783	57,137	100.0%	7/26/2014
42	Zang Business Center		2.96	2.50	69.1%	69.1%	13.1%	11.0%	2,012,399	885,380	1,127,019	24,556	153,137	949,326	85.2%	7/10/2014
43	Holiday Inn Express - Lexington		1.89	1.71	69.0%	56.5%	12.0%	10.8%	2,436,670	1,418,985	1,017,685	0	0	920,218	83.4%	3/31/2014	109
44	Rolling Hills Apartments		2.07	1.93	56.3%	45.7%	12.7%	11.8%	2,590,595	1,515,703	1,074,892	71,964	0	1,002,928	94.9%	5/9/2014
45	West Knoll Apartments		1.52	1.43	75.0%	65.5%	9.2%	8.6%	1,117,969	360,607	757,362	45,450	0	711,912	100.0%	7/7/2014
46	CT Self Storage - Fullerton		1.78	1.74	63.6%	54.4%	10.8%	10.6%	1,199,167	358,665	840,502	16,922	0	823,580	90.5%	6/16/2014
47	Greenbrier Plaza		4.49	4.06	44.6%	44.6%	19.2%	17.4%	2,291,817	852,411	1,439,407	34,912	103,199	1,301,296	97.5%	6/1/2014
48	81 Washington Avenue		1.26	1.23	63.0%	51.6%	8.0%	7.8%	812,338	209,027	603,311	2,132	14,212	586,969	100.0%	6/30/2014
49	Hampton Inn - Greenville		2.63	2.33	67.5%	55.0%	16.4%	14.6%	3,510,397	2,279,491	1,230,906	0	0	1,090,490	77.6%	4/30/2014	111
50	Orillia Station		1.59	1.50	68.3%	61.3%	9.9%	9.3%	1,013,459	313,119	700,339	7,059	36,265	657,014	92.7%	7/12/2014

A-1-9

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Coop - Committed Secondary Debt(9)	U/W NOI DSCR (x)(3)(10)	U/W NCF DSCR (x)(3)(10)	Cut-off Date LTV Ratio(3)(5)(6)	LTV Ratio at Maturity or ARD(3)(5)(6)	Cut-off Date U/W NOI Debt Yield(3)(10)	Cut-off Date U/W NCF Debt Yield(3)(10)	U/W Revenues ($)(10)(11)	U/W Expenses ($)(10)	U/W Net Operating Income ($)(10)	U/W Replacement ($)(10)	U/W TI/LC ($)	U/W Net Cash Flow ($)(10)	Occupancy Rate(2)(12)	Occupancy as-of Date(12)	U/W Hotel ADR
51	Andover & Andover West		1.83	1.62	46.8%	39.3%	11.5%	10.2%	1,386,209	792,042	594,167	66,500	0	527,667	88.0%	6/16/2014
52	Holiday Inn Express Memphis		1.73	1.57	64.7%	49.0%	12.5%	11.4%	1,950,505	1,076,596	873,909	0	0	793,788	70.4%	3/31/2014	105
53	Holiday Inn Express - Georgetown		1.65	1.48	69.2%	51.7%	11.5%	10.3%	2,071,286	1,267,169	804,117	0	0	721,266	72.4%	5/31/2014	90
54	Powell Crossing		1.72	1.57	73.9%	64.8%	10.5%	9.6%	1,156,666	426,398	730,268	17,550	46,356	666,362	100.0%	5/21/2014
55	Holiday Inn Express & Suites Dallas East		1.68	1.52	70.4%	52.7%	11.8%	10.7%	1,949,827	1,133,152	816,675	0	0	738,682	63.1%	4/30/2014	91
56	Fairfield Inn Suites - Lock Haven		1.86	1.67	69.6%	56.5%	11.4%	10.3%	1,930,459	1,158,914	771,545	0	0	694,326	72.0%	6/30/2014	112
57	Shoppes at Barnes Crossing		1.52	1.37	73.5%	62.9%	9.3%	8.4%	789,529	208,873	580,656	11,242	45,032	524,381	74.9%	8/5/2014
58	WalMart Orangeburg		1.55	1.36	67.9%	55.4%	9.7%	8.6%	619,616	18,588	601,028	29,501	41,739	529,787	100.0%	9/1/2014
59	Parkside Development Company, Inc.	1,000,000	4.92	4.92	23.7%	21.0%	25.1%	25.1%	3,078,133	1,571,005	1,507,128	24,900	NAP	1,507,128	95.0%	4/16/2014
60	155 Passaic Avenue		2.04	1.79	69.7%	56.6%	12.6%	11.0%	1,690,728	937,871	752,858	25,561	66,106	661,190	84.9%	6/30/2014
61	CT Self Storage - Escondido		1.87	1.83	63.2%	54.0%	11.4%	11.1%	1,067,567	414,225	653,342	13,455	0	639,887	96.2%	7/30/2014
62	Rite Aid Portfolio		1.49	1.40	74.1%	64.9%	9.1%	8.6%	658,149	151,120	507,029	5,013	23,921	478,095	100.0%	9/1/2014
62.01	Rite Aid Buffalo								194,414	44,640	149,774	1,481	7,066	141,227	100.0%	9/1/2014
62.02	Rite Aid Bluefield								190,751	43,799	146,952	1,453	6,933	138,566	100.0%	9/1/2014
62.03	Rite Aid Hinton								139,452	32,020	107,432	1,062	5,068	101,302	100.0%	9/1/2014
62.04	Rite Aid Branchland								133,532	30,661	102,871	1,017	4,853	97,001	100.0%	9/1/2014
63	KCI Fairfield Inn & Suites, Kansas City, MO		2.23	1.91	55.0%	48.5%	14.1%	12.1%	2,752,203	1,975,779	776,424	0	0	666,336	70.0%	3/31/2014	81
64	Korakia Pensione		1.80	1.60	64.6%	52.7%	11.2%	10.0%	1,688,252	1,092,847	595,404	0	0	527,874	60.0%	4/30/2014	244
65	Strand Building		1.62	1.56	66.3%	60.9%	10.2%	9.8%	768,937	228,964	539,973	11,161	9,192	519,619	100.0%	8/15/2014
66	Kingston Point		1.34	1.21	70.4%	52.5%	9.3%	8.4%	1,235,978	745,761	490,217	47,120	0	443,098	93.5%	8/5/2014
67	Best Western Plus Dallas Hotel and Conference Center		1.90	1.57	59.1%	54.9%	13.0%	10.7%	2,268,298	1,594,306	673,992	0	0	557,024	52.6%	6/30/2014	51
68	North Bechtle Square II		1.49	1.36	74.9%	55.7%	10.3%	9.3%	740,790	224,047	516,742	17,058	29,632	470,053	88.2%	6/30/2014
69	Merri-Five Plaza		1.65	1.44	75.0%	62.3%	11.1%	9.7%	818,357	282,846	535,511	15,873	52,456	467,182	82.8%	7/29/2014
70	Fishers Town Center		1.46	1.37	74.8%	62.0%	9.6%	9.0%	653,635	193,621	460,013	4,895	23,255	431,864	88.0%	6/23/2014
71	Avon Self-Storage		1.56	1.53	71.5%	58.7%	10.0%	9.7%	845,415	368,332	477,084	10,379	0	466,705	82.7%	7/15/2014
72	Hampton Inn, Manhattan, KS		1.78	1.55	67.0%	56.3%	11.3%	9.8%	1,740,350	1,217,453	522,897	0	0	453,283	61.3%	3/31/2014	108
73	Fifth Avenue Loft Corporation	1,000,000	7.86	7.86	9.2%	9.2%	31.9%	31.9%	2,394,100	928,000	1,466,100	11,000	NAP	1,466,100	94.5%	6/4/2014
74	Shops at Lily Cache Creek		1.48	1.39	75.0%	66.0%	9.2%	8.6%	630,836	216,162	414,673	2,694	22,947	389,032	100.0%	6/26/2014
75	Red Roof Inn San Diego		2.06	1.84	63.9%	52.4%	13.0%	11.6%	1,567,815	982,753	585,062	0	0	522,349	76.8%	5/31/2014	82
76	La Quinta Garden Apartments		1.64	1.46	79.7%	68.7%	10.4%	9.2%	1,310,732	868,048	442,684	48,900	0	393,784	93.3%	7/21/2014
77	72nd Street East Corporation	1,250,000	52.38	52.38	2.8%	2.8%	217.8%	217.8%	12,347,473	3,092,900	9,254,573	33,100	NAP	9,254,573	95.0%	6/6/2014
78	14 Horatio Street Apartments Corp.	500,000	19.04	19.04	3.1%	2.4%	107.5%	107.5%	7,045,662	2,530,850	4,514,812	31,750	NAP	4,514,812	94.9%	4/25/2014
79	1182-1214 Farmington Avenue		1.79	1.65	62.5%	51.0%	11.2%	10.3%	637,888	170,132	467,756	10,605	25,724	431,427	94.3%	6/2/2014
80	Market at Summer Oaks		1.82	1.69	71.2%	57.9%	11.3%	10.5%	720,416	257,427	462,989	17,339	16,677	428,973	91.8%	7/1/2014
81	Greenwood Arms Cooperative Corp.	500,000	9.94	9.94	17.0%	13.6%	57.1%	57.1%	3,861,406	1,527,700	2,333,706	50,700	NAP	2,333,706	95.0%	4/29/2014
82	Franklin Commons		1.60	1.45	74.1%	60.6%	10.1%	9.2%	484,924	80,947	403,976	4,800	32,000	367,176	100.0%	7/31/2014
83	Durham Apartments		3.45	3.07	47.3%	38.0%	20.5%	18.2%	1,564,438	746,869	817,569	90,016	0	727,553	97.0%	6/10/2014
84	San Luis Shopping Center		1.85	1.70	71.6%	59.5%	11.2%	10.3%	599,206	155,335	443,871	6,038	28,984	408,850	92.1%	7/17/2014
85	Monte Vista Mini Storage		1.78	1.72	64.4%	52.2%	10.9%	10.5%	605,884	181,045	424,839	14,100	0	410,739	91.9%	7/14/2014
86	Colonial Place Apartments		1.64	1.48	74.9%	61.4%	10.5%	9.4%	829,429	447,868	381,561	37,450	0	344,111	99.0%	6/6/2014
87	The Terraces at Willow Springs		1.78	1.61	74.0%	60.1%	10.9%	9.9%	527,604	145,544	382,060	9,992	24,797	347,272	84.6%	7/9/2014
88	Evelyn Court Apartment Corp.		3.16	3.16	28.9%	22.9%	18.0%	18.0%	1,112,516	485,000	627,516	14,000	NAP	627,516	95.0%	5/28/2014
89	Park Town Cooperative Homes No. 1, Inc.		4.55	4.55	33.0%	26.5%	27.0%	27.0%	2,151,885	1,234,262	917,623	96,600	NAP	917,623	95.0%	6/4/2014
90	Bay Terrace Cooperative Section VIII, Inc.	500,000	6.45	6.45	11.6%	9.2%	37.1%	37.1%	3,068,690	1,886,000	1,182,690	39,000	NAP	1,182,690	95.0%	5/23/2014
91	Woodstock Crossing		2.15	1.81	54.1%	47.6%	13.4%	11.3%	702,023	280,792	421,232	22,833	43,853	354,546	94.1%	6/17/2014
92	Continental Self Storage		1.66	1.61	58.7%	47.9%	10.3%	10.0%	496,305	173,135	323,170	9,682	0	313,489	86.0%	4/30/2014
93	SaraVilla Apartments		2.04	1.79	68.4%	50.8%	14.0%	12.3%	946,505	514,363	432,141	52,088	0	380,053	96.3%	5/31/2014
94	Greenport Plaza		1.87	1.37	66.7%	52.3%	12.8%	9.4%	676,911	293,228	383,683	19,474	83,507	280,702	90.9%	7/1/2014
95	Reserve at Cinco Ranch		1.86	1.69	74.9%	61.2%	11.7%	10.6%	529,649	180,072	349,577	6,575	25,464	317,538	89.3%	7/18/2014
96	Bayview Marketplace		1.68	1.56	65.0%	40.7%	13.1%	12.1%	516,586	150,953	365,632	4,205	23,169	338,259	100.0%	6/5/2014
97	North Salem Self Storage		1.69	1.61	63.2%	51.5%	10.6%	10.0%	413,985	139,772	274,213	13,789	0	260,424	86.7%	6/27/2014
98	Walgreens - Lima		2.16	2.14	42.9%	34.8%	13.2%	13.2%	344,350	10,331	334,020	2,174	0	331,846	100.0%	9/1/2014
99	Rite Aid Middletown		1.40	1.34	75.0%	62.6%	9.7%	9.3%	255,503	11,577	243,925	1,676	8,281	233,968	100.0%	9/1/2014
100	Shackleford MHP		1.63	1.58	74.9%	60.9%	10.0%	9.8%	477,725	229,415	248,310	7,150	0	241,160	94.4%	6/1/2014
101	74 Fifth Avenue Owner’s Corporation		26.41	26.41	2.7%	2.7%	107.1%	107.1%	4,088,185	1,517,520	2,570,665	28,020	NAP	2,570,665	95.1%	5/2/2014
102	Novawest Center		2.65	1.87	63.0%	51.6%	16.8%	11.8%	756,587	354,996	401,591	35,932	82,956	282,703	83.1%	7/1/2014
103	Polo Green Apartments		2.26	2.06	58.9%	48.1%	14.2%	12.9%	668,837	332,270	336,566	30,008	0	306,558	96.6%	5/31/2014
104	Big Oak Self Storage		2.09	2.00	49.6%	40.4%	13.0%	12.5%	559,744	254,295	305,449	12,893	0	292,557	74.6%	3/12/2014
105	TimberHills Apartments		1.54	1.45	69.3%	56.4%	9.6%	9.0%	408,674	188,132	220,542	13,000	0	207,542	98.1%	6/30/2014
106	S&S Plaza		1.61	1.51	74.1%	60.9%	10.4%	9.7%	329,004	91,165	237,840	3,241	12,014	222,586	77.8%	7/9/2014
107	4400 Coldwater Canyon Avenue		2.15	1.91	36.9%	29.6%	12.7%	11.3%	504,472	225,091	279,381	8,474	22,655	248,252	94.4%	7/15/2014
108	EZ Self-Storage		1.53	1.49	72.4%	59.4%	9.7%	9.5%	377,906	166,465	211,441	5,344	0	206,098	95.7%	7/8/2014
109	Belleville Crossing - Building I		1.66	1.59	74.5%	65.4%	10.2%	9.8%	319,204	102,920	216,284	1,345	7,727	207,212	100.0%	6/17/2014
110	Sandpiper Self Storage		1.52	1.47	63.6%	52.8%	10.1%	9.7%	383,878	172,003	211,875	7,349	0	204,527	92.0%	7/15/2014
111	Marion Plaza		1.68	1.56	71.7%	61.8%	10.7%	9.9%	328,602	108,345	220,257	3,588	11,960	204,709	100.0%	7/1/2014
112	Safari MHP		1.65	1.60	67.5%	54.6%	10.1%	9.8%	453,298	248,578	204,721	6,650	0	198,071	85.7%	6/30/2014
113	Westwood Manor MHP		1.46	1.43	73.3%	60.6%	9.6%	9.4%	331,414	141,969	189,445	3,950	0	185,495	87.3%	5/21/2014
114	The Mill MHC		1.60	1.54	74.5%	63.1%	10.4%	10.0%	496,928	292,908	204,020	7,350	0	196,670	73.5%	5/31/2014
115	Best Western Plus		2.04	1.76	61.3%	46.1%	14.6%	12.6%	933,464	656,638	276,826	0	0	239,487	56.7%	6/30/2014	93
116	Highlands Mobile Village		1.39	1.35	73.2%	59.6%	8.6%	8.4%	237,237	91,210	146,027	4,000	0	142,027	91.3%	8/23/2014
117	Sted Tenant Owners Corp.	200,000	8.23	8.23	11.6%	9.2%	47.3%	47.3%	1,388,500	586,500	802,000	22,000	NAP	802,000	95.0%	5/30/2014
118	Osceola MHC		1.37	1.33	75.0%	61.2%	8.6%	8.3%	316,589	175,339	141,251	3,640	0	137,611	94.3%	6/11/2014
119	Lakeview Mobile Court		1.36	1.30	72.8%	62.5%	8.4%	8.1%	253,097	126,778	126,319	5,400	0	120,919	91.7%	6/10/2014
120	Mountain View MHC		1.51	1.46	71.4%	59.1%	9.9%	9.6%	256,654	108,000	148,654	4,236	0	144,417	91.7%	7/10/2014
121	Drake Lane Owners, Inc.		5.06	5.06	18.4%	14.7%	29.0%	29.0%	1,113,207	678,500	434,707	14,000	NAP	434,707	95.0%	6/10/2014
122	Michelle Tenants Corp.	400,000	7.77	7.77	11.4%	9.1%	44.6%	44.6%	1,390,339	722,450	667,889	18,250	NAP	667,889	95.0%	5/9/2014
123	3215 Owners, Ltd.	250,000	8.86	8.86	11.2%	11.2%	36.8%	36.8%	1,021,119	505,300	515,819	19,000	NAP	515,819	95.0%	5/28/2014
124	250 West 16th Street Owners Corp.	750,000	20.55	20.55	3.3%	3.3%	83.4%	83.4%	1,892,454	850,500	1,041,954	12,000	NAP	1,041,954	95.0%	6/2/2014
125	Great Space Self Storage		1.82	1.74	50.4%	41.8%	12.1%	11.5%	327,646	177,129	150,518	6,314	0	144,203	81.3%	5/27/2014
126	406 West 46th Street Corp.	250,000	4.03	4.03	17.0%	13.5%	23.2%	23.2%	486,894	198,170	288,724	2,740	NAP	288,724	95.0%	5/21/2014
127	741 West End Avenue Owners Corp.	500,000	7.77	7.77	8.6%	6.9%	44.6%	44.6%	903,590	347,000	556,590	5,000	NAP	556,590	95.0%	5/15/2014
128	250 Equities Corp.	250,000	6.87	6.87	8.3%	6.7%	40.0%	40.0%	838,264	360,500	477,764	5,000	NAP	477,764	95.0%	4/17/2014
129	338 West 19th Street Incorporated	200,000	4.99	4.99	10.6%	8.6%	29.9%	29.9%	477,038	209,000	268,038	2,800	NAP	268,038	95.0%	1/15/2014

A-1-10

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W Hotel RevPAR	Most Recent Period(13)	Most Recent Revenues ($)(13)	Most Recent Expenses ($)(13)	Most Recent NOI ($)(13)	Most Recent Capital Expenditures (13)	Most Recent NCF ($)(13)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period(13)	Second Most Recent Revenues ($)(13)	Second Most Recent Expenses ($)(13)	Second Most Recent NOI ($)(13)	Second Most Recent Capital Expenditures(13)	Second Most Recent NCF ($)(13)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR
1	Bank of America Plaza		TTM 6/30/2014	58,775,667	25,608,463	33,167,204	0	33,167,204			Actual 2013	53,763,284	24,898,805	28,864,479	0	28,864,479
2	Columbus Square Portfolio		Actual 2013	21,821,850	2,488,024	19,333,826	0	19,333,826			Actual 2012	23,636,329	3,215,058	20,421,271	0	20,421,271
3	Stamford Plaza Portfolio		TTM 5/31/2014	40,748,377	17,979,232	22,769,145	0	22,769,145			Actual 2013	38,746,292	17,808,117	20,938,175	0	20,938,175
3.01	Two Stamford Plaza		TTM 5/31/2014	10,777,126	4,780,105	5,997,021	0	5,997,021			Actual 2013	10,658,366	4,713,702	5,944,664	0	5,944,664
3.02	Four Stamford Plaza		TTM 5/31/2014	9,205,045	4,531,180	4,673,865	0	4,673,865			Actual 2013	8,152,870	4,512,158	3,640,712	0	3,640,712
3.03	One Stamford Plaza		TTM 5/31/2014	9,714,401	3,974,033	5,740,368	0	5,740,368			Actual 2013	9,289,918	3,960,514	5,329,404	0	5,329,404
3.04	Three Stamford Plaza		TTM 5/31/2014	11,051,805	4,693,914	6,357,891	0	6,357,891			Actual 2013	10,645,138	4,621,743	6,023,395	0	6,023,395
4	Hampton Inn & Suites - Brickell	144	TTM 6/30/2014	12,592,475	7,221,552	5,370,923	0	5,370,923	184	144	Actual 2013	11,943,323	6,724,996	5,218,327	0	5,218,327	176	137
5	Offices at Broadway Station		TTM 6/30/2014	7,086,786	3,616,309	3,470,477	0	3,470,477			Actual 2013	6,621,381	3,573,401	3,047,980	0	3,047,980
6	CSM Bakery Supplies Portfolio I		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
6.01	1912 Montreal Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
6.02	3301 Montreal Industrial Way		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
6.03	1400 W 2700 N		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
6.04	3765 Walden Avenue		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
7	U-Haul Portfolio		TTM 4/30/2014	6,274,309	1,985,940	4,288,369	0	4,288,369			Actual 2013	6,142,276	1,975,804	4,166,472	0	4,166,472
7.01	U-Haul - Yonkers		TTM 4/30/2014	1,222,287	208,157	1,014,130	0	1,014,130			Actual 2013	1,211,356	229,924	981,432	0	981,432
7.02	U-Haul - Pleasant Hills		TTM 4/30/2014	457,911	145,822	312,089	0	312,089			Actual 2013	433,157	144,473	288,684	0	288,684
7.03	U-Haul - Coraopolis		TTM 4/30/2014	330,425	85,772	244,653	0	244,653			Actual 2013	335,514	94,893	240,621	0	240,621
7.04	U-Haul - El Paso		TTM 4/30/2014	408,431	169,498	238,933	0	238,933			Actual 2013	480,575	165,074	315,501	0	315,501
7.05	U-Haul - Washington		TTM 4/30/2014	273,000	89,188	183,812	0	183,812			Actual 2013	259,029	82,591	176,438	0	176,438
7.06	U-Haul - Corpus Christi		TTM 4/30/2014	408,375	106,509	301,866	0	301,866			Actual 2013	355,261	106,140	249,121	0	249,121
7.07	U-Haul - Houston North		TTM 4/30/2014	320,033	100,508	219,525	0	219,525			Actual 2013	293,450	99,466	193,984	0	193,984
7.08	U-Haul - Lebanon		TTM 4/30/2014	295,618	94,701	200,917	0	200,917			Actual 2013	272,469	88,077	184,392	0	184,392
7.09	U-Haul - Fontana		TTM 4/30/2014	320,706	94,065	226,641	0	226,641			Actual 2013	328,896	93,489	235,407	0	235,407
7.10	U-Haul - Olympia		TTM 4/30/2014	260,691	84,511	176,180	0	176,180			Actual 2013	260,670	84,107	176,563	0	176,563
7.11	U-Haul - Detroit		TTM 4/30/2014	257,070	92,297	164,773	0	164,773			Actual 2013	226,913	87,503	139,410	0	139,410
7.12	U-Haul - Westfield		TTM 4/30/2014	221,997	88,712	133,285	0	133,285			Actual 2013	219,261	91,568	127,693	0	127,693
7.13	U-Haul - Livermore		TTM 4/30/2014	200,562	76,148	124,414	0	124,414			Actual 2013	199,676	65,399	134,277	0	134,277
7.14	U-Haul - Cincinnati		TTM 4/30/2014	258,607	77,078	181,529	0	181,529			Actual 2013	239,891	77,474	162,417	0	162,417
7.15	U-Haul - Memphis		TTM 4/30/2014	185,988	79,907	106,081	0	106,081			Actual 2013	193,883	78,751	115,132	0	115,132
7.16	U-Haul - Birmingham		TTM 4/30/2014	141,162	59,925	81,237	0	81,237			Actual 2013	132,598	65,258	67,340	0	67,340
7.17	U-Haul - Macon		TTM 4/30/2014	148,422	68,034	80,388	0	80,388			Actual 2013	138,407	64,404	74,003	0	74,003
7.18	U-Haul - Grand Island		TTM 4/30/2014	128,426	64,276	64,150	0	64,150			Actual 2013	122,144	59,999	62,145	0	62,145
7.19	U-Haul - Wichita		TTM 4/30/2014	165,886	72,669	93,217	0	93,217			Actual 2013	155,990	69,575	86,415	0	86,415
7.20	U-Haul - Bloomsburg		TTM 4/30/2014	112,651	58,187	54,464	0	54,464			Actual 2013	101,749	60,056	41,693	0	41,693
7.21	U-Haul - Longview		TTM 4/30/2014	156,061	69,976	86,085	0	86,085			Actual 2013	181,387	67,583	113,804	0	113,804
8	Hermosa Pavilion		TTM 6/30/2014	3,258,550	911,066	2,347,484	0	2,347,484			Actual 2013	3,062,414	891,855	2,170,559	0	2,170,559
9	Texas Portfolio		TTM 6/30/2014	5,153,229	2,398,748	2,754,481	36,000	2,718,481			Actual 2013	5,047,537	2,327,850	2,719,687	0	2,719,687
9.01	Rincon Apartments		TTM 6/30/2014	2,355,158	1,008,446	1,346,712	0	1,346,712			Actual 2013	2,359,320	978,443	1,380,877	0	1,380,877
9.02	Las Palmas Apartments		TTM 6/30/2014	1,462,727	721,292	741,436	0	741,436			Actual 2013	1,427,307	716,327	710,980	0	710,980
9.03	Reata Apartments		TTM 6/30/2014	1,335,343	669,011	666,332	36,000	630,332			Actual 2013	1,260,910	633,080	627,830	0	627,830
10	Hilton Lexington Downtown	85	TTM 4/30/2014	16,424,935	12,633,947	3,790,988	0	3,790,988	124	85	Actual 2013	16,316,787	12,597,373	3,719,414	0	3,719,414	123	85
11	States Addition Apartments		TTM 03/31/2014	4,049,113	1,011,596	3,037,517	0	3,037,517			Actual 2013	4,008,086	978,934	3,029,152	0	3,029,152
12	North Valley Plaza		TTM 4/30/2014	2,825,330	647,574	2,177,757	0	2,177,757			Actual 2013	2,864,946	856,624	2,008,322	0	2,008,322
13	Courtyard by Marriott - Aventura	135	TTM 5/31/2014	8,996,055	5,830,257	3,165,798	0	3,165,798	157	135	Actual 2013	8,414,161	5,538,787	2,875,374	0	2,875,374	151	126
14	Preferred Freezer Houston		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
15	400 Atlantic Avenue		Actual 2013	3,356,537	1,696,749	1,659,788	0	1,659,788			Actual 2012	3,583,759	1,595,465	1,988,294	0	1,988,294
16	CSM Bakery Supplies Portfolio II		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
16.01	7351 Crider Avenue		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
16.02	32621 Central Avenue		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
16.03	2570 Kiel Way		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
16.04	11350 Sunrise Park Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
16.05	8235 McHard Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
16.06	5455 Louie Lane		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
16.07	805 West 2500 South		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
17	Parliament Bend and Park West Apartments		TTM 06/30/14	4,015,551	1,947,418	2,068,132	0	2,068,132			Actual 2013	3,918,350	1,811,821	2,106,529	0	2,106,529
17.01	Park West Apartments		TTM 06/30/14	2,357,343	1,110,060	1,247,282	0	1,247,282			Actual 2013	2,285,225	1,014,526	1,270,699	0	1,270,699
17.02	Parliament Bend Apartments		TTM 06/30/14	1,658,208	837,358	820,850	0	820,850			Actual 2013	1,633,125	797,295	835,830	0	835,830
18	55 Miracle Mile		Annualized 6/30/14	2,762,486	940,191	1,822,296	0	1,822,296			Actual 2013	2,405,248	812,182	1,593,066	0	1,593,066
19	Lincoln Plaza		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
20	Park City 3 and 4 Apartments, Inc.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
21	Bentley Commons at Keene		TTM 5/31/2014	5,321,528	3,761,081	1,560,447	0	1,560,447			Actual 2013	5,188,374	3,666,862	1,521,512	0	1,521,512
22	Alpha Health Center		Actual 2013	1,090,521	132,948	957,573	0	957,573			Actual 2012	471,708	82,325	389,383	43,928	345,455
23	Sansone Regal Plaza		TTM 4/30/2014	1,733,991	421,888	1,312,103	0	1,312,103			Actual 2013	1,387,216	339,649	1,047,567	0	1,047,567
24	The Dorel Apartments		Annualized 9 6/30/2014	2,318,147	689,319	1,628,828	0	1,628,828			NAV	NAV	NAV	NAV	NAV	NAV
25	Carson Plaza		TTM 7/31/2014	1,584,146	356,362	1,227,784	108,310	1,119,474			Actual 2013	1,505,391	356,049	1,149,342	112,591	973,655
26	Hilton Garden Inn - Middleton	97	TTM 6/30/2014	5,408,396	3,533,991	1,874,406	0	1,874,406	123	97	Actual 2013	5,325,421	3,427,331	1,898,091	0	1,898,091	122	96
27	Normandale Village		TTM 6/30/2014	1,623,813	946,398	677,414	0	677,414			Actual 2013	1,573,435	913,026	660,409	0	660,409
28	Residence Inn - Anaheim Hills Yorba Linda	91	TTM 5/31/2014	4,318,795	2,670,056	1,648,739	0	1,648,739	115	91	Actual 2013	4,278,965	2,640,657	1,638,308	0	1,638,308	113	90
29	Newport Beach Mini U Storage I		TTM 4/30/2014	2,125,358	517,440	1,607,918	0	1,607,918			Actual 2013	2,091,920	518,024	1,573,896	0	1,573,896
30	Plymouth Hills		TTM 5/31/2014	3,338,180	1,135,455	2,202,725	0	2,202,725			Actual 2013	3,316,960	1,156,624	2,160,336	0	2,160,336
31	Mill Creek Run Apartments		TTM 06/30/14	2,028,674	927,768	1,100,906	0	1,100,906			Actual 2013	1,977,641	914,806	1,062,835	0	1,062,835
32	Residence Inn - Ft. Lauderdale	100	TTM 5/31/2014	3,718,620	2,274,349	1,444,271	0	1,444,271	118	100	Actual 2013	3,397,248	2,077,314	1,319,935	0	1,319,935	115	92
33	Cherry Grove Apartments		TTM 06/30/14	1,723,489	723,125	1,000,364	0	1,000,364			Actual 2013	1,654,459	755,270	899,189	0	899,189
34	Oak Hill Portfolio		TTM 6/30/2014	1,136,873	331,111	805,762	0	805,762			Actual 2013	1,093,951	332,859	761,092	0	761,092
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)		TTM 6/30/2014	906,133	244,677	661,456	0	661,456			Actual 2013	863,217	247,196	616,021	0	616,021
34.02	Blairsville VA Clinic		TTM 6/30/2014	230,740	86,434	144,306	0	144,306			Actual 2013	230,734	85,663	145,071	0	145,071
34.03	Peachtree City Building		NAV	NAV	NAV	NAV	0	NAV			NAV	NAV	NAV	NAV	0	NAV
35	Newport Beach Mini U Storage II		TTM 4/30/2014	1,709,105	451,011	1,258,094	0	1,258,094			Actual 2013	1,678,730	458,362	1,220,368	0	1,220,368
36	Stuart North Shopping Center		TTM 6/30/2014	1,315,574	329,451	986,123	0	986,123			Actual 2013	1,231,688	313,120	918,568	0	918,568
37	Gander Mountain - Arlington		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
38	Holiday Inn Express-Decatur, GA	110	TTM 5/31/2014	2,603,717	1,496,631	1,107,086	0	1,107,086	130	114	Actual 2013	2,512,128	1,479,752	1,032,376	0	1,032,376	125	110
39	StorageMart - Crofton		TTM 4/30/2014	1,025,432	250,890	774,543	0	774,543			Actual 2013	971,562	222,366	749,196	0	749,196
40	All Storage Railhead		TTM 6/30/2014	1,246,990	466,672	780,318	0	780,318			Actual 2013	1,174,824	463,594	711,230	0	711,230
41	Geracimos Portfolio		YTD 6 6/30/2014	1,012,768	123,986	888,782	0	888,782			Actual 2013	1,015,431	112,899	902,532	0	902,532
41.01	Geracimos Portfolio - South Village & Extended		YTD 6 6/30/2014	473,524	55,356	418,168	0	418,168			Actual 2013	461,891	49,123	412,768	0	412,768
41.02	Geracimos Portfolio - College Crossing		YTD 6 6/30/2014	321,550	47,172	274,378	0	274,378			Actual 2013	334,732	42,883	291,849	0	291,849
41.03	Geracimos Portfolio - Middletown Village		YTD 6 6/30/2014	136,834	11,244	125,590	0	125,590			Actual 2013	136,495	10,706	125,789	0	125,789
41.04	Geracimos Portfolio - Ocean City		YTD 6 6/30/2014	80,860	10,214	70,646	0	70,646			Actual 2013	82,313	10,187	72,126	0	72,126
42	Zang Business Center		Actual 2013	1,769,592	874,809	894,783	0	894,783			NAV	NAV	NAV	NAV	NAV	NAV
43	Holiday Inn Express - Lexington	84	TTM 3/31/2014	2,635,629	1,490,540	1,145,089	0	1,145,089	109	91	Actual 2013	2,602,077	1,472,387	1,129,690	0	1,129,690	108	90
44	Rolling Hills Apartments		TTM 4/30/2014	2,687,155	1,513,916	1,173,239	0	1,173,239			Actual 2013	2,561,120	1,423,865	1,137,255	0	1,137,255
45	West Knoll Apartments		TTM 07/31/2014	1,090,390	292,618	797,772	0	797,772			Actual 2013	1,078,990	322,414	756,576	0	756,576
46	CT Self Storage - Fullerton		TTM 3/31/2014	1,199,161	356,448	842,713	0	842,713			Actual 2013	1,193,822	355,513	838,309	0	838,309
47	Greenbrier Plaza		TTM 4/30/2014	2,251,831	1,004,963	1,246,868	0	1,246,868			Actual 2013	2,230,533	955,535	1,274,998	0	1,274,998
48	81 Washington Avenue		TTM 05/31/14	752,248	169,998	582,250	0	582,250			Actual 2013	661,358	167,149	494,209	0	494,209
49	Hampton Inn - Greenville	83	TTM 4/30/2014	3,660,471	2,383,336	1,277,135	0	1,277,135	111	86	Actual 2013	3,509,757	2,257,475	1,252,282	0	1,252,282	107	83
50	Orillia Station		TTM 05/31/14	1,029,719	339,636	690,083	0	690,083			Actual 2013	1,027,198	331,337	695,861	0	695,861

A-1-11

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W Hotel RevPAR	Most Recent Period(13)	Most Recent Revenues ($)(13)	Most Recent Expenses ($)(13)	Most Recent NOI ($)(13)	Most Recent Capital Expenditures (13)	Most Recent NCF ($)(13)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period(13)	Second Most Recent Revenues ($)(13)	Second Most Recent Expenses ($)(13)	Second Most Recent NOI ($)(13)	Second Most Recent Capital Expenditures(13)	Second Most Recent NCF ($)(13)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR
51	Andover & Andover West		TTM 5/31/2014	965,650	649,035	316,615	0	316,615			NAV	NAV	NAV	NAV	NAV	NAV
52	Holiday Inn Express Memphis	72	TTM 03/31/2014	2,005,174	1,023,481	981,693	0	981,693	105	74	Actual 2013	1,940,749	1,021,280	919,469	0	919,469	103	72
53	Holiday Inn Express - Georgetown	65	TTM 5/31/2014	2,071,286	1,257,704	813,582	0	813,582	90	65	Actual 2013	1,812,122	1,227,187	584,935	0	584,935	90	57
54	Powell Crossing		TTM 04/30/14	1,168,548	342,968	825,580	0	825,580			Actual 2013	1,090,494	278,548	811,946	0	811,946
55	Holiday Inn Express & Suites Dallas East	57	TTM 4/30/2014	1,949,827	967,075	982,751	0	982,751	91	57	Actual 2013	1,801,864	942,223	859,641	0	859,641	90	53
56	Fairfield Inn Suites - Lock Haven	80	TTM 6/30/2014	1,936,939	1,143,871	793,068	0	793,068	112	81	Actual 2013	1,896,709	1,100,567	796,142	0	796,142	113	79
57	Shoppes at Barnes Crossing		Actual 2013	749,542	195,650	553,892	0	553,892			Actual 2012	690,876	186,824	504,053	0	504,053
58	WalMart Orangeburg		NAV	NAV	NAV	NAV	NAV	NAV			Actual 2013	635,972	0	635,972	0	635,972
59	Parkside Development Company, Inc.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
60	155 Passaic Avenue		TTM 5/31/2014	1,507,877	927,545	580,332	0	580,332			Actual 2013	1,581,774	916,628	665,146	0	665,146
61	CT Self Storage - Escondido		TTM 3/31/2014	1,066,531	408,228	658,303	0	658,303			Actual 2013	1,068,121	405,944	662,177	0	662,177
62	Rite Aid Portfolio		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
62.01	Rite Aid Buffalo		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
62.02	Rite Aid Bluefield		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
62.03	Rite Aid Hinton		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
62.04	Rite Aid Branchland		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
63	KCI Fairfield Inn & Suites, Kansas City, MO	57	TTM 3/31/2014	2,751,708	1,991,229	760,479	0	760,479	81	57	Actual 2013	2,737,525	1,974,888	762,637	0	762,637	81	57
64	Korakia Pensione	146	TTM 4/30/2014	1,688,252	1,045,369	642,883	0	642,883	244	146	Actual 2013	1,620,539	1,016,207	604,332	0	604,332	241	140
65	Strand Building		TTM 07/31/14	789,951	202,553	587,399	0	587,399			Actual 2013	781,577	181,190	600,387	0	600,387
66	Kingston Point		TTM 6/30/2014	1,217,474	716,059	501,415	0	501,415			Actual 2013	1,185,100	728,024	457,076	0	457,076
67	Best Western Plus Dallas Hotel and Conference Center	33	TTM 6/30/2014	2,268,298	1,471,855	796,443	0	796,443	51	27	Actual 2013	2,289,517	1,580,591	708,926	0	708,926	50	27
68	North Bechtle Square II		TTM 4/30/2014	759,139	226,087	533,052	0	533,052			Actual 2013	737,987	211,058	526,929	0	526,929
69	Merri-Five Plaza		TTM 06/30/14	721,485	242,682	478,803	0	478,803			Actual 2013	733,470	254,308	479,162	0	479,162
70	Fishers Town Center		TTM 05/31/14	638,874	194,027	444,846	0	444,846			Actual 2013	633,376	190,421	442,955	0	442,955
71	Avon Self-Storage		TTM 05/31/14	842,737	369,406	473,331	0	473,331			Actual 2013	803,999	362,274	441,725	0	441,725
72	Hampton Inn, Manhattan, KS	66	TTM 3/31/2014	1,739,329	1,229,841	509,488	0	509,488	108	66	Actual 2013	1,805,074	1,219,556	585,518	0	585,518	107	68
73	Fifth Avenue Loft Corporation		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
74	Shops at Lily Cache Creek		TTM 06/30/14	606,372	217,703	388,670	0	388,670			Actual 2013	587,690	199,395	388,295	0	388,295
75	Red Roof Inn San Diego	63	TTM 5/31/2014	1,567,149	903,051	664,098	0	664,098	82	63	Actual 2013	1,485,480	879,657	605,823	0	605,823	81	60
76	La Quinta Garden Apartments		TTM 07/31/14	1,266,972	934,924	332,048	0	332,048			Actual 2013	1,104,596	730,823	373,772	0	373,772
77	72nd Street East Corporation		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
78	14 Horatio Street Apartments Corp.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
79	1182-1214 Farmington Avenue		TTM 4/30/2014	647,333	184,260	463,073	0	463,073			Actual 2013	648,403	174,383	474,020	0	474,020
80	Market at Summer Oaks		Annualized 6/30/14	726,936	260,059	466,878	0	466,878			Actual 2013	738,501	258,507	479,994	0	479,994
81	Greenwood Arms Cooperative Corp.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
82	Franklin Commons		TTM 05/30/14	459,386	80,177	379,209	0	379,209			Actual 2013	418,206	67,606	350,601	0	350,601
83	Durham Apartments		TTM 4/30/2014	1,592,980	762,308	830,671	0	830,671			Actual 2013	1,573,460	725,963	847,497	0	847,497
84	San Luis Shopping Center		TTM 06/30/14	565,930	163,612	402,318	0	402,318			Actual 2013	368,183	116,503	251,680	0	251,680
85	Monte Vista Mini Storage		TTM 6/30/2014	621,006	141,026	479,980	0	479,980			Actual 2013	619,270	140,998	478,272	0	478,272
86	Colonial Place Apartments		TTM 4/30/2014	818,600	451,546	367,054	0	367,054			Actual 2013	794,449	445,498	348,951	0	348,951
87	The Terraces at Willow Springs		TTM 4/30/2014	382,484	143,683	238,802	0	238,802			Actual 2013	384,798	133,605	251,193	0	251,193
88	Evelyn Court Apartment Corp.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
89	Park Town Cooperative Homes No. 1, Inc.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
90	Bay Terrace Cooperative Section VIII, Inc.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
91	Woodstock Crossing		TTM 05/14/2014	746,013	240,049	505,964	0	505,964			Actual 2013	757,128	247,722	509,406	0	509,406
92	Continental Self Storage		TTM 4/30/2014	508,763	142,369	366,394	0	366,394			Actual 2013	491,506	133,872	357,634	0	357,634
93	SaraVilla Apartments		TTM 5/31/2014	978,289	560,700	417,589	0	417,589			Actual 2013	924,064	499,023	425,041	0	425,041
94	Greenport Plaza		TTM 5/31/2014	676,911	258,036	418,875	0	418,875			Actual 2013	666,555	254,821	411,734	0	411,734
95	Reserve at Cinco Ranch		TTM 4/30/2014	465,584	166,114	299,471	71,632	227,839			Actual 2013	492,482	168,631	323,851	44,470	279,381
96	Bayview Marketplace		TTM 7/3/2014	522,717	141,408	381,309	0	381,309			Actual 2013	518,379	143,039	375,340	0	375,340
97	North Salem Self Storage		TTM 4/30/2014	419,084	112,977	306,106	3,430	302,676			Actual 2013	399,543	105,752	293,791	0	293,791
98	Walgreens - Lima		Actual 2013	355,000	0	355,000	0	355,000			Actual 2012	355,000	0	355,000	0	355,000
99	Rite Aid Middletown		Actual 2013	244,500	0	244,500	0	244,500			Actual 2012	244,500	0	244,500	0	244,500
100	Shackleford MHP		TTM 5/31/2014	477,725	228,763	248,962	0	248,962			Actual 2013	469,072	217,681	251,392	0	251,392
101	74 Fifth Avenue Owner’s Corporation		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
102	Novawest Center		TTM 5/31/2014	793,772	359,816	433,956	0	433,956			Actual 2013	741,738	353,707	388,031	0	388,031
103	Polo Green Apartments		TTM 5/31/2014	666,714	309,594	357,120	0	357,120			Actual 2013	648,317	309,843	338,474	0	338,474
104	Big Oak Self Storage		TTM 4/30/2014	563,362	253,430	309,932	0	309,932			Actual 2013	561,070	243,205	317,864	0	317,864
105	TimberHills Apartments		TTM 6/30/2014	432,502	151,206	281,296	0	281,296			Actual 2013	416,626	180,450	236,176	0	236,176
106	S&S Plaza		TTM 05/31/14	269,040	77,952	191,088	0	191,088			Actual 2013	256,960	78,678	178,283	0	178,283
107	4400 Coldwater Canyon Avenue		TTM 5/30/2014	614,834	230,653	384,181	0	384,181			Actual 2013	608,830	231,108	377,722	0	377,722
108	EZ Self-Storage		TTM 05/31/14	377,906	118,306	259,601	0	259,601			Actual 2013	371,707	131,582	240,125	0	240,125
109	Belleville Crossing - Building I		TTM 05/31/14	239,775	87,874	151,901	0	151,901			Actual 2013	231,466	86,638	144,828	0	144,828
110	Sandpiper Self Storage		TTM 4/30/2014	383,878	163,681	220,197	0	220,197			Actual 2013	373,092	163,783	209,309	0	209,309
111	Marion Plaza		Actual 2013	338,984	99,221	239,763	0	239,763			Actual 2012	333,980	99,647	234,333	0	234,333
112	Safari MHP		TTM 5/31/2014	475,528	248,326	227,202	0	227,202			Actual 2013	459,624	239,790	219,834	0	219,834
113	Westwood Manor MHP		TTM 5/31/2014	331,414	102,306	229,108	0	229,108			Actual 2013	309,300	99,928	209,372	0	209,372
114	The Mill MHC		TTM 6/30/2014	497,719	282,434	215,285	0	215,285			Actual 2013	476,271	270,237	206,034	6,500	199,534
115	Best Western Plus	50	TTM 6/30/2014	1,040,236	693,346	346,890	41,610	305,280	99	56	Actual 2013	751,694	565,594	186,100	30,068	156,032	86	40
116	Highlands Mobile Village		TTM 6/30/2014	228,978	77,645	151,333	0	151,333			Actual 2013	214,668	84,641	130,027	0	130,027
117	Sted Tenant Owners Corp.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
118	Osceola MHC		TTM 6/30/2014	313,413	167,784	145,629	0	145,629			Actual 2013	305,647	165,876	139,771	0	139,771
119	Lakeview Mobile Court		TTM 5/31/2014	257,516	112,343	145,172	0	145,172			TTM 9/30/2013	250,971	110,437	140,534	0	140,534
120	Mountain View MHC		TTM 6/30/2014	260,573	97,875	162,698	0	162,698			Actual 2013	261,126	90,469	170,657	0	170,657
121	Drake Lane Owners, Inc.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
122	Michelle Tenants Corp.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
123	3215 Owners, Ltd.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
124	250 West 16th Street Owners Corp.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
125	Great Space Self Storage		TTM 5/31/2014	306,668	170,233	136,435	0	136,435			Actual 2013	263,206	156,366	106,840	0	106,840
126	406 West 46th Street Corp.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
127	741 West End Avenue Owners Corp.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
128	250 Equities Corp.		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
129	338 West 19th Street Incorporated		NAP	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP

A-1-12

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent Period(13)	Third Most Recent Revenues ($)(13)	Third Most Recent Expenses ($)(13)	Third Most Recent NOI ($)(13)	Third Most Recent Capital Expenditures(13)	Third Most Recent NCF ($)(13)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(14)(15)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date
1	Bank of America Plaza	Actual 2012	52,527,192	22,919,691	29,607,501	0	29,607,501			N	Capital Group	323,554	22.6%	2/28/2018
2	Columbus Square Portfolio	NAV	NAV	NAV	NAV	NAV	NAV			N	Whole Foods	62,454	12.6%	8/31/2029
3	Stamford Plaza Portfolio	Actual 2012	34,338,385	17,668,861	16,669,524	0	16,669,524			N	Various	Various	Various	Various
3.01	Two Stamford Plaza	Actual 2012	9,509,931	4,684,702	4,825,229	0	4,825,229			N	SSI (US) Inc dba Spencer Stuar	22,987	8.9%	8/31/2020
3.02	Four Stamford Plaza	Actual 2012	10,215,175	4,485,572	5,729,603	0	5,729,603			N	Icon International, Inc.	76,555	29.2%	1/31/2018
3.03	One Stamford Plaza	Actual 2012	7,612,479	3,912,498	3,699,981	0	3,699,981			N	Towers Watson Pennsylvania	68,234	31.6%	10/31/2016
3.04	Three Stamford Plaza	Actual 2012	7,000,800	4,586,089	2,414,711	0	2,414,711			N	W.R. Berkley Corp	92,124	37.4%	2/28/2021
4	Hampton Inn & Suites - Brickell	Actual 2012	9,453,520	5,659,524	3,793,996	0	3,793,996	162	108	N
5	Offices at Broadway Station	Actual 2012	7,074,134	3,229,116	3,845,018	0	3,845,018			N	Host My Site - LNH, Inc.	45,736	14.4%	11/30/2019
6	CSM Bakery Supplies Portfolio I	NAV	NAV	NAV	NAV	NAV	NAV			N	CSM Bakery Products NA., Inc.	684,768	100.0%	6/1/2029
6.01	1912 Montreal Road	NAV	NAV	NAV	NAV	NAV	NAV			N	CSM Bakery Products NA., Inc.	247,678	100.0%	6/1/2029
6.02	3301 Montreal Industrial Way	NAV	NAV	NAV	NAV	NAV	NAV			N	CSM Bakery Products NA., Inc.	169,844	100.0%	6/1/2029
6.03	1400 W 2700 N	NAV	NAV	NAV	NAV	NAV	NAV			N	CSM Bakery Products NA., Inc.	137,735	100.0%	6/1/2029
6.04	3765 Walden Avenue	NAV	NAV	NAV	NAV	NAV	NAV			N	CSM Bakery Products NA., Inc.	129,511	100.0%	6/1/2029
7	U-Haul Portfolio	Actual 2012	5,951,851	1,984,343	3,967,508	0	3,967,508			N
7.01	U-Haul - Yonkers	Actual 2012	1,181,114	223,870	957,244	0	957,244			N
7.02	U-Haul - Pleasant Hills	Actual 2012	425,432	150,873	274,559	0	274,559			N
7.03	U-Haul - Coraopolis	Actual 2012	322,224	96,937	225,287	0	225,287			N
7.04	U-Haul - El Paso	Actual 2012	507,286	158,331	348,955	0	348,955			N
7.05	U-Haul - Washington	Actual 2012	247,006	85,840	161,166	0	161,166			N
7.06	U-Haul - Corpus Christi	Actual 2012	305,828	124,556	181,272	0	181,272			N
7.07	U-Haul - Houston North	Actual 2012	271,968	95,158	176,810	0	176,810			N
7.08	U-Haul - Lebanon	Actual 2012	257,095	83,180	173,915	0	173,915			N
7.09	U-Haul - Fontana	Actual 2012	296,734	94,256	202,478	0	202,478			N
7.10	U-Haul - Olympia	Actual 2012	247,174	82,969	164,205	0	164,205			N
7.11	U-Haul - Detroit	Actual 2012	239,821	87,331	152,490	0	152,490			N
7.12	U-Haul - Westfield	Actual 2012	224,530	80,788	143,742	0	143,742			N
7.13	U-Haul - Livermore	Actual 2012	186,659	64,889	121,770	0	121,770			N
7.14	U-Haul - Cincinnati	Actual 2012	235,700	82,114	153,586	0	153,586			N
7.15	U-Haul - Memphis	Actual 2012	191,743	75,812	115,931	0	115,931			N
7.16	U-Haul - Birmingham	Actual 2012	150,787	59,319	91,468	0	91,468			N
7.17	U-Haul - Macon	Actual 2012	136,533	64,506	72,027	0	72,027			N
7.18	U-Haul - Grand Island	Actual 2012	114,918	67,219	47,699	0	47,699			N
7.19	U-Haul - Wichita	Actual 2012	146,697	69,296	77,401	0	77,401			N
7.20	U-Haul - Bloomsburg	Actual 2012	100,281	54,104	46,177	0	46,177			N
7.21	U-Haul - Longview	Actual 2012	162,321	82,995	79,326	0	79,326			N
8	Hermosa Pavilion	Actual 2012	2,822,991	867,017	1,955,974	0	1,955,974			N	24 Hour Fitness	50,765	42.2%	7/31/2020
9	Texas Portfolio	Actual 2012	5,109,966	2,190,027	2,919,939	0	2,919,939			N
9.01	Rincon Apartments	Actual 2012	2,385,965	953,751	1,432,214	0	1,432,214			N
9.02	Las Palmas Apartments	Actual 2012	1,399,460	643,706	755,755	0	755,755			N
9.03	Reata Apartments	Actual 2012	1,324,540	592,570	731,970	0	731,970			N
10	Hilton Lexington Downtown	Actual 2012	14,832,962	11,814,716	3,018,246	0	3,018,246	118	77	N
11	States Addition Apartments	Actual 2012	3,146,255	690,223	2,456,032	0	2,456,032			Y
12	North Valley Plaza	Actual 2012	2,710,960	924,370	1,786,590	0	1,786,590			N	Cinemark	50,494	20.9%	9/30/2019
13	Courtyard by Marriott - Aventura	Actual 2012	6,647,137	4,667,482	1,979,655	0	1,979,655	136	98	N
14	Preferred Freezer Houston	NAV	NAV	NAV	NAV	NAV	NAV			N	Preferred Freezer	226,596	100.0%	8/1/2034
15	400 Atlantic Avenue	Actual 2011	3,733,999	1,646,971	2,087,028	0	2,087,028			N	Goulston & Storrs, P.C.	99,749	100.0%	5/31/2024
16	CSM Bakery Supplies Portfolio II	NAV	NAV	NAV	NAV	NAV	NAV			N	BakeMark USA LLC	527,171	100.0%	9/1/2034
16.01	7351 Crider Avenue	NAV	NAV	NAV	NAV	NAV	NAV			N	BakeMark USA LLC	241,294	100.0%	9/1/2034
16.02	32621 Central Avenue	NAV	NAV	NAV	NAV	NAV	NAV			N	BakeMark USA LLC	85,907	100.0%	9/1/2034
16.03	2570 Kiel Way	NAV	NAV	NAV	NAV	NAV	NAV			N	BakeMark USA LLC	56,984	100.0%	9/1/2034
16.04	11350 Sunrise Park Drive	NAV	NAV	NAV	NAV	NAV	NAV			N	BakeMark USA LLC	44,444	100.0%	9/1/2034
16.05	8235 McHard Road	NAV	NAV	NAV	NAV	NAV	NAV			N	BakeMark USA LLC	29,428	100.0%	9/1/2034
16.06	5455 Louie Lane	NAV	NAV	NAV	NAV	NAV	NAV			N	BakeMark USA LLC	40,030	100.0%	9/1/2034
16.07	805 West 2500 South	NAV	NAV	NAV	NAV	NAV	NAV			N	BakeMark USA LLC	29,084	100.0%	9/1/2034
17	Parliament Bend and Park West Apartments	Actual 2012	3,600,050	1,960,309	1,639,741	0	1,639,741			N
17.01	Park West Apartments	Actual 2012	2,099,732	1,111,058	988,674	0	988,674			N
17.02	Parliament Bend Apartments	Actual 2012	1,500,318	849,251	651,067	0	651,067			N
18	55 Miracle Mile	Actual 2012	2,008,662	841,683	1,166,978	0	1,166,978			N	HSBC Bank	7,383	11.3%	6/30/2016
19	Lincoln Plaza	NAV	NAV	NAV	NAV	NAV	NAV			N	Oklahoma Health Care Authority	154,085	100.0%	2/28/2024
20	Park City 3 and 4 Apartments, Inc.	NAP	NAP	NAP	NAP	NAP	NAP
21	Bentley Commons at Keene	Actual 2012	4,871,252	3,552,105	1,319,147	0	1,319,147			N
22	Alpha Health Center	NAV	NAV	NAV	NAV	NAV	NAV			N	AMNA Medical Center	30,800	33.7%	12/31/2026
23	Sansone Regal Plaza	NAV	NAV	NAV	NAV	NAV	NAV			N	Regal Cinemas (Leased Fee)	65,487	46.5%	6/30/2024
24	The Dorel Apartments	NAV	NAV	NAV	NAV	NAV	NAV			N
25	Carson Plaza	Actual 2012	1,547,474	353,870	1,193,604	77,724	1,115,880			N	99 Cent Only Stores	21,000	26.0%	1/31/2025
26	Hilton Garden Inn - Middleton	Actual 2012	4,696,011	3,096,173	1,599,838	0	1,599,838	117	83	N
27	Normandale Village	Actual 2012	1,934,733	867,464	1,067,269	0	1,067,269			N	Lund’s, Inc.	38,335	27.3%	10/31/2024
28	Residence Inn - Anaheim Hills Yorba Linda	Actual 2012	3,812,724	2,453,772	1,358,952	0	1,358,952	103	80	N
29	Newport Beach Mini U Storage I	Actual 2012	1,938,409	484,125	1,454,284	0	1,454,284			N
30	Plymouth Hills	Actual 2012	3,309,166	1,162,818	2,146,348	0	2,146,348			N
31	Mill Creek Run Apartments	Actual 2012	2,039,143	826,855	1,212,288	0	1,212,288			N
32	Residence Inn - Ft. Lauderdale	Actual 2012	2,996,891	1,842,631	1,154,260	0	1,154,260	112	81	N
33	Cherry Grove Apartments	Actual 2012	1,189,475	717,806	471,669	0	471,669			N
34	Oak Hill Portfolio	Actual 2012	1,178,208	329,673	848,535	0	848,535			N	Various	Various	Various	Various
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)	Actual 2012	974,855	247,234	727,621	0	727,621			N	Department of Veteran Affairs	10,000	20.0%	8/19/2014
34.02	Blairsville VA Clinic	Actual 2012	203,353	82,439	120,914	0	120,914			N	Blairsville V.A. Clinic	9,216	92.2%	8/16/2015
34.03	Peachtree City Building	NAV	NAV	NAV	NAV	NAV	NAV			N	Outpatient Imaging	5,860	100.0%	12/31/2016
35	Newport Beach Mini U Storage II	Actual 2012	1,621,325	436,265	1,185,060	0	1,185,060			N
36	Stuart North Shopping Center	Actual 2012	1,174,357	328,658	845,699	0	845,699			N	Premier Wellness	6,115	14.3%	4/30/2024
37	Gander Mountain - Arlington	NAV	NAV	NAV	NAV	NAV	NAV			N	Gander Mountain	52,000	100.0%	5/19/2029
38	Holiday Inn Express-Decatur, GA	Actual 2012	2,420,597	1,451,916	968,681	0	968,681	121	106	N
39	StorageMart - Crofton	Actual 2012	700,250	194,209	506,042	0	506,042			N
40	All Storage Railhead	Actual 2012	1,031,014	446,390	584,624	0	584,624			N
41	Geracimos Portfolio	Actual 2012	982,758	109,068	873,690	0	873,690			N	Various	Various	Various	Various
41.01	Geracimos Portfolio - South Village & Extended	Actual 2012	435,125	46,972	388,153	0	388,153			N	Library	5,728	19.8%	3/31/2017
41.02	Geracimos Portfolio - College Crossing	Actual 2012	329,594	43,532	286,062	0	286,062			N	Bayview Beer Wine Sprits	4,414	18.4%	10/31/2019
41.03	Geracimos Portfolio - Middletown Village	Actual 2012	134,821	10,674	124,147	0	124,147			N	Go Green Cleaners	3,400	53.0%	5/31/2019
41.04	Geracimos Portfolio - Ocean City	Actual 2012	83,218	7,890	75,328	0	75,328			N	Starbucks	1,626	100.0%	6/30/2019
42	Zang Business Center	NAV	NAV	NAV	NAV	NAV	NAV			N	Einstein and Noah Corp.	46,485	37.9%	12/31/2022
43	Holiday Inn Express - Lexington	Actual 2012	2,514,757	1,346,012	1,168,745	0	1,168,745	106	87	N
44	Rolling Hills Apartments	Actual 2012	2,293,951	1,075,409	1,218,542	0	1,218,542			N
45	West Knoll Apartments	Actual 2012	1,072,385	310,956	761,429	0	761,429			N
46	CT Self Storage - Fullerton	Actual 2012	1,121,424	370,169	751,255	0	751,255			N
47	Greenbrier Plaza	Actual 2012	2,131,593	948,971	1,182,622	0	1,182,622			N	County of Orange / SSA	61,006	59.4%	3/31/2018
48	81 Washington Avenue	Actual 2012	615,475	148,657	466,818	0	466,818			N	Gluttony Box Co., LLC	10,303	72.5%	11/30/2018
49	Hampton Inn - Greenville	Actual 2012	2,964,796	2,066,517	898,279	0	898,279	101	69	N
50	Orillia Station	Actual 2012	935,037	316,247	618,790	0	618,790			N	Staples	23,800	50.6%	12/31/2017

A-1-13

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent Period(13)	Third Most Recent Revenues ($)(13)	Third Most Recent Expenses ($)(13)	Third Most Recent NOI ($)(13)	Third Most Recent Capital Expenditures(13)	Third Most Recent NCF ($)(13)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(14)(15)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date
51	Andover & Andover West	NAV	NAV	NAV	NAV	NAV	NAV			N
52	Holiday Inn Express Memphis	Actual 2012	1,921,776	1,013,797	907,979	0	907,979	100	71	N
53	Holiday Inn Express - Georgetown	Actual 2012	1,776,124	1,342,465	433,659	0	433,659	84	54	N
54	Powell Crossing	Actual 2012	1,044,669	496,208	548,461	0	548,461			N	Pet Supplies Plus	9,000	18.5%	7/31/2019
55	Holiday Inn Express & Suites Dallas East	Actual 2012	1,805,354	828,704	976,650	0	976,650	88	53	N
56	Fairfield Inn Suites - Lock Haven	Actual 2012	2,126,170	1,179,229	946,941	0	946,941	117	88	N
57	Shoppes at Barnes Crossing	Actual 2011	107,770	46,960	60,810	0	60,810			N	Bed, Bath & Beyond	23,000	30.7%	1/31/2020
58	WalMart Orangeburg	Actual 2012	635,972	0	635,972	0	635,972			N	Wal-Mart	196,674	100.0%	7/19/2019
59	Parkside Development Company, Inc.	NAP	NAP	NAP	NAP	NAP	NAP
60	155 Passaic Avenue	Actual 2012	1,323,150	848,264	474,886	0	474,886			N	SAIC	25,007	28.4%	12/31/2019
61	CT Self Storage - Escondido	Actual 2012	1,000,673	388,571	612,102	0	612,102			N
62	Rite Aid Portfolio	NAV	NAV	NAV	NAV	NAV	NAV			N
62.01	Rite Aid Buffalo	NAV	NAV	NAV	NAV	NAV	NAV			N	Rite Aid	10,600	100.0%	1/31/2029
62.02	Rite Aid Bluefield	NAV	NAV	NAV	NAV	NAV	NAV			N	Rite Aid	11,060	100.0%	2/28/2029
62.03	Rite Aid Hinton	NAV	NAV	NAV	NAV	NAV	NAV			N	Rite Aid	11,180	100.0%	2/28/2029
62.04	Rite Aid Branchland	NAV	NAV	NAV	NAV	NAV	NAV			N	Rite Aid	11,180	100.0%	2/28/2029
63	KCI Fairfield Inn & Suites, Kansas City, MO	Actual 2012	2,858,038	2,046,370	811,668	0	811,668	83	59	N
64	Korakia Pensione	Actual 2012	1,496,109	928,598	567,511	0	567,511	238	130	N
65	Strand Building	Actual 2012	773,172	199,513	573,659	0	573,659			N	Market On Forbes IGA	4,000	10.6%	8/30/2026
66	Kingston Point	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
67	Best Western Plus Dallas Hotel and Conference Center	Actual 2012	2,262,936	1,359,449	903,487	0	903,487	50	26	N
68	North Bechtle Square II	Actual 2012	626,370	185,958	440,412	0	440,412			N	The Bull of Springfield I (dba El Toro Restaurant)	5,916	16.0%	6/30/2019
69	Merri-Five Plaza	Actual 2012	703,313	240,492	462,821	0	462,821			N	Dollar Tree Stores	15,074	19.0%	4/30/2025
70	Fishers Town Center	Actual 2012	594,335	180,505	413,830	0	413,830			N	McAlister’s Deli	4,200	17.2%	2/29/2024
71	Avon Self-Storage	Actual 2012	749,439	358,672	390,767	0	390,767			N
72	Hampton Inn, Manhattan, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
73	Fifth Avenue Loft Corporation	NAP	NAP	NAP	NAP	NAP	NAP
74	Shops at Lily Cache Creek	Actual 2012	584,279	190,669	393,610	0	393,610			N	Five Guys	2,360	13.1%	9/30/2020
75	Red Roof Inn San Diego	Actual 2012	1,359,390	792,595	566,795	0	566,795	79	54	N
76	La Quinta Garden Apartments	NAV	NAV	NAV	NAV	NAV	NAV			N
77	72nd Street East Corporation	NAP	NAP	NAP	NAP	NAP	NAP
78	14 Horatio Street Apartments Corp.	NAP	NAP	NAP	NAP	NAP	NAP
79	1182-1214 Farmington Avenue	Actual 2012	645,889	154,159	491,729	0	491,729			N	Advance Auto	7,000	25.7%	12/31/2018
80	Market at Summer Oaks	Actual 2012	684,915	226,621	458,293	0	458,293			N	EC Barton & Co.	23,226	26.8%	6/17/2019
81	Greenwood Arms Cooperative Corp.	NAP	NAP	NAP	NAP	NAP	NAP
82	Franklin Commons	NAV	NAV	NAV	NAV	NAV	NAV			N	Dollar Tree Store	9,000	28.1%	1/31/2018
83	Durham Apartments	Actual 2012	1,481,196	719,387	761,808	0	761,808			N
84	San Luis Shopping Center	NAV	NAV	NAV	NAV	NAV	NAV			N	Goodwill Store	14,400	35.8%	9/30/2023
85	Monte Vista Mini Storage	Actual 2012	599,748	140,705	459,043	0	459,043			N
86	Colonial Place Apartments	Actual 2012	722,390	424,055	298,335	0	298,335			N
87	The Terraces at Willow Springs	Actual 2012	400,899	145,374	255,525	0	255,525			N	Footnotes Dance Studio	7,600	15.2%	9/30/2023
88	Evelyn Court Apartment Corp.	NAP	NAP	NAP	NAP	NAP	NAP
89	Park Town Cooperative Homes No. 1, Inc.	NAP	NAP	NAP	NAP	NAP	NAP
90	Bay Terrace Cooperative Section VIII, Inc.	NAP	NAP	NAP	NAP	NAP	NAP
91	Woodstock Crossing	Actual 2012	748,304	221,610	526,694	0	526,694			N	Kroger	54,322	82.2%	2/28/2019
92	Continental Self Storage	Actual 2012	436,097	119,934	316,162	28,257	287,905			N
93	SaraVilla Apartments	Actual 2012	940,865	557,091	383,774	0	383,774			N
94	Greenport Plaza	Actual 2012	657,457	233,983	423,474	0	423,474			N	Big Lots	28,050	23.6%	1/31/2016
95	Reserve at Cinco Ranch	Actual 2012	521,000	171,258	349,742	0	349,742			N	Sola Salon	4,820	22.7%	1/31/2025
96	Bayview Marketplace	Actual 2012	514,359	163,713	350,646	475	350,171			N	Anytime Fitness	3,964	18.9%	12/31/2018
97	North Salem Self Storage	Actual 2012	286,183	89,874	196,309	0	196,309			N
98	Walgreens - Lima	Actual 2011	355,000	0	355,000	0	355,000			N	Walgreens	14,490	100.0%	4/30/2078
99	Rite Aid Middletown	NAV	NAV	NAV	NAV	NAV	NAV			N	Rite Aid	10,966	100.0%	12/14/2024
100	Shackleford MHP	Actual 2012	456,022	200,541	255,480	0	255,480			N
101	74 Fifth Avenue Owner’s Corporation	NAP	NAP	NAP	NAP	NAP	NAP
102	Novawest Center	Actual 2012	743,701	353,357	390,344	0	390,344			N	High Voltage Maintenance	7,160	6.2%	10/29/2019
103	Polo Green Apartments	Actual 2012	631,854	369,961	261,893	0	261,893			N
104	Big Oak Self Storage	Actual 2012	556,774	234,990	321,783	0	321,783			N
105	TimberHills Apartments	Actual 2012	374,649	157,049	217,600	0	217,600			N
106	S&S Plaza	Actual 2012	302,918	90,787	212,131	0	212,131			N	Cici’s Pizza	3,928	24.2%	8/31/2023
107	4400 Coldwater Canyon Avenue	Actual 2012	580,463	229,659	350,804	0	350,804			N	Brown, Koro & Romag, LLP	5,110	22.4%	7/31/2017
108	EZ Self-Storage	Actual 2012	360,577	128,871	231,706	0	231,706			N
109	Belleville Crossing - Building I	Actual 2012	218,594	82,252	136,343	0	136,343			N	AT&T Mobility	3,150	35.1%	12/31/2018
110	Sandpiper Self Storage	Actual 2012	347,907	156,285	191,622	0	191,622			N
111	Marion Plaza	Actual 2011	349,941	116,714	233,227	0	233,227			N	Dollar Tree Stores, Inc.	8,240	34.4%	1/31/2019
112	Safari MHP	Actual 2012	444,560	227,104	217,456	0	217,456			N
113	Westwood Manor MHP	Actual 2012	338,615	95,898	242,717	0	242,717			N
114	The Mill MHC	Actual 2012	508,549	285,564	222,985	0	222,985			N
115	Best Western Plus	NAV	NAV	NAV	NAV	NAV	NAV			N
116	Highlands Mobile Village	Actual 2012	201,551	83,594	117,957	0	117,957			N
117	Sted Tenant Owners Corp.	NAP	NAP	NAP	NAP	NAP	NAP
118	Osceola MHC	Actual 2012	308,762	153,971	154,791	0	154,791			N
119	Lakeview Mobile Court	TTM 9/30/2012	249,075	111,418	137,656	0	137,656			N
120	Mountain View MHC	Actual 2012	252,339	84,349	167,989	0	167,989			N
121	Drake Lane Owners, Inc.	NAP	NAP	NAP	NAP	NAP	NAP
122	Michelle Tenants Corp.	NAP	NAP	NAP	NAP	NAP	NAP
123	3215 Owners, Ltd.	NAP	NAP	NAP	NAP	NAP	NAP
124	250 West 16th Street Owners Corp.	NAP	NAP	NAP	NAP	NAP	NAP
125	Great Space Self Storage	NAV	NAV	NAV	NAV	NAV	NAV			N
126	406 West 46th Street Corp.	NAP	NAP	NAP	NAP	NAP	NAP
127	741 West End Avenue Owners Corp.	NAP	NAP	NAP	NAP	NAP	NAP
128	250 Equities Corp.	NAP	NAP	NAP	NAP	NAP	NAP
129	338 West 19th Street Incorporated	NAP	NAP	NAP	NAP	NAP	NAP

A-1-14

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	2nd Largest Tenant Name(14)(15)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(14)(15)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(14)(15)(16)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date
1	Bank of America Plaza	Shepard Mullin	185,927	13.0%	12/31/2024	Bank of America	163,512	11.4%	6/30/2022	Kirkland & Ellis	101,756	7.1%	12/31/2019
2	Columbus Square Portfolio	Mandell Nursery	55,022	11.1%	6/30/2030	TJ Maxx	40,550	8.2%	10/31/2019	Michael’s	34,424	7.0%	3/31/2020
3	Stamford Plaza Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
3.01	Two Stamford Plaza	Wiggin and Dana LLP	22,987	8.9%	1/31/2022	Boardroom Inc.	22,360	8.7%	2/29/2020	Hexcel Corporation	22,023	8.5%	2/28/2022
3.02	Four Stamford Plaza	Noble Americas Corp	48,058	18.3%	3/15/2021	Digitas, Inc.	24,029	9.2%	6/16/2024	Cushman & Wakefield	15,238	5.8%	5/31/2017
3.03	One Stamford Plaza	Tronox	27,145	12.6%	3/31/2023	Regus Equity Business Centers	19,020	8.8%	10/31/2015	Dickstein Shapiro LLP	14,891	6.9%	5/31/2022
3.04	Three Stamford Plaza	Merrill Lynch, Pierce,Fenner	55,833	22.7%	2/28/2018	Glencore, Ltd.	45,537	18.5%	2/28/2022	Five Mile Capital Partners LLC	15,381	6.2%	7/31/2016
4	Hampton Inn & Suites - Brickell
5	Offices at Broadway Station	Integra Telecom Holdings, Inc.	44,192	13.9%	4/30/2017	National Multiple Sclerosis	40,957	12.9%	1/31/2023	Hospital Shared Services, Inc.	36,157	11.4%	4/30/2018
6	CSM Bakery Supplies Portfolio I
6.01	1912 Montreal Road
6.02	3301 Montreal Industrial Way
6.03	1400 W 2700 N
6.04	3765 Walden Avenue
7	U-Haul Portfolio
7.01	U-Haul - Yonkers
7.02	U-Haul - Pleasant Hills
7.03	U-Haul - Coraopolis
7.04	U-Haul - El Paso
7.05	U-Haul - Washington
7.06	U-Haul - Corpus Christi
7.07	U-Haul - Houston North
7.08	U-Haul - Lebanon
7.09	U-Haul - Fontana
7.10	U-Haul - Olympia
7.11	U-Haul - Detroit
7.12	U-Haul - Westfield
7.13	U-Haul - Livermore
7.14	U-Haul - Cincinnati
7.15	U-Haul - Memphis
7.16	U-Haul - Birmingham
7.17	U-Haul - Macon
7.18	U-Haul - Grand Island
7.19	U-Haul - Wichita
7.20	U-Haul - Bloomsburg
7.21	U-Haul - Longview
8	Hermosa Pavilion	Salon Republic	16,179	13.5%	9/30/2029	Fusion Learning, Inc.	6,486	5.4%	2/28/2017	Keller Williams Beach Cities	4,800	4.0%	2/29/2016
9	Texas Portfolio
9.01	Rincon Apartments
9.02	Las Palmas Apartments
9.03	Reata Apartments
10	Hilton Lexington Downtown
11	States Addition Apartments
12	North Valley Plaza	Sportsman’s Warehouse	40,622	16.8%	5/31/2024	Goodwill Industries	26,432	10.9%	10/21/2023	99 Cents Only Store	18,176	7.5%	9/30/2024
13	Courtyard by Marriott - Aventura
14	Preferred Freezer Houston
15	400 Atlantic Avenue
16	CSM Bakery Supplies Portfolio II
16.01	7351 Crider Avenue
16.02	32621 Central Avenue
16.03	2570 Kiel Way
16.04	11350 Sunrise Park Drive
16.05	8235 McHard Road
16.06	5455 Louie Lane
16.07	805 West 2500 South
17	Parliament Bend and Park West Apartments
17.01	Park West Apartments
17.02	Parliament Bend Apartments
18	55 Miracle Mile	Cibo Wine Bar	7,076	10.8%	9/30/2021	All Inclusive Collection	6,657	10.2%	6/30/2022	Tarpon Bend	6,500	10.0%	12/31/2024
19	Lincoln Plaza
20	Park City 3 and 4 Apartments, Inc.
21	Bentley Commons at Keene
22	Alpha Health Center	Tri-State MRI & Imaging	10,000	11.0%	12/31/2023	Alpha Dental Excellence	8,000	8.8%	2/28/2015	Olive Garden	7,500	8.2%	12/31/2022
23	Sansone Regal Plaza	Freedom Medical Supply	6,000	4.3%	10/31/2018	Havana Grill	5,857	4.2%	4/30/2015	Asian Seafood Market	4,484	3.2%	6/30/2018
24	The Dorel Apartments
25	Carson Plaza	Crown Drug Store	8,750	10.8%	12/14/2018	Dollar Zone	5,683	7.0%	9/30/2015	California Credit Union	4,921	6.1%	8/31/2018
26	Hilton Garden Inn - Middleton
27	Normandale Village	Frattallones Hardware	17,926	12.8%	5/31/2021	Haskell’s, Inc.	6,237	4.4%	1/31/2017	Dana’s Apparel	5,566	4.0%	5/30/2016
28	Residence Inn - Anaheim Hills Yorba Linda
29	Newport Beach Mini U Storage I
30	Plymouth Hills
31	Mill Creek Run Apartments
32	Residence Inn - Ft. Lauderdale
33	Cherry Grove Apartments
34	Oak Hill Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)	Outpatient Imaging	5,246	10.5%	8/31/2016	Endocrine Consultants	4,500	9.0%	1/31/2016	Tomco Construction	3,500	7.0%	8/31/2018
34.02	Blairsville VA Clinic
34.03	Peachtree City Building
35	Newport Beach Mini U Storage II
36	Stuart North Shopping Center	Mattress Firm	4,500	10.5%	8/31/2017	First Citizens Bank and Trust	3,800	8.9%	1/31/2027	First Watch Restaurant	3,500	8.2%	6/30/2017
37	Gander Mountain - Arlington
38	Holiday Inn Express-Decatur, GA
39	StorageMart - Crofton
40	All Storage Railhead
41	Geracimos Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
41.01	Geracimos Portfolio - South Village & Extended	Serenity	3,500	12.1%	12/31/2014	Maria’s Restaurant	3,500	12.1%	12/31/2016	Annie Mac	1685	5.8%	5/31/2017
41.02	Geracimos Portfolio - College Crossing	Cecil College Bookstore	4,300	17.9%	12/31/2016	Pizza Hut	3,326	13.9%	10/31/2015	Cecil County Credit Union	2354	9.8%	1/31/2016
41.03	Geracimos Portfolio - Middletown Village	Manhattan Bagel	3,015	47.0%	7/4/2017
41.04	Geracimos Portfolio - Ocean City
42	Zang Business Center	American Truck Business Services, LLC	28,963	23.6%	9/30/2020	UC Synergetic, Inc.	14,717	12.0%	2/28/2019	Honeywell International	11,164	9.1%	3/31/2016
43	Holiday Inn Express - Lexington
44	Rolling Hills Apartments
45	West Knoll Apartments
46	CT Self Storage - Fullerton
47	Greenbrier Plaza	Hamni Financial Corp.	10,308	10.0%	1/31/2017	K.C. Yoo- Waterfront Café	4,295	4.2%	10/31/2014	Hopper Engineering Associates	2,635	2.6%	6/30/2017
48	81 Washington Avenue	Villazzo, LLC	3,908	27.5%	8/31/2024
49	Hampton Inn - Greenville
50	Orillia Station	Baja Fresh Mexican	3,013	6.4%	9/30/2019	Le’s Deli & Bakery	2,100	4.5%	5/30/2023	Danny Tuan Tran & Ho	1,820	3.9%	10/31/2019

A-1-15

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	2nd Largest Tenant Name(14)(15)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(14)(15)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(14)(15)(16)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date
51	Andover & Andover West
52	Holiday Inn Express Memphis
53	Holiday Inn Express - Georgetown
54	Powell Crossing	Goodwill	5,000	10.3%	10/31/2015	Lair’s Hallmark	5,000	10.3%	2/28/2017	Average Joe’s Pub & Grill	4,000	8.2%	3/31/2015
55	Holiday Inn Express & Suites Dallas East
56	Fairfield Inn Suites - Lock Haven
57	Shoppes at Barnes Crossing	Dollar Tree	12,000	16.0%	1/31/2025	David’s Bridal	11,000	14.7%	10/31/2020	Margarita’s Mexican Grill	5,629	7.5%	4/14/2015
58	WalMart Orangeburg
59	Parkside Development Company, Inc.
60	155 Passaic Avenue	Broadway Insurance	13,127	14.9%	10/31/2021	Daniella Koren	7,644	8.7%	11/30/2017	Weinberg Lieberman	4,872	5.5%	11/30/2017
61	CT Self Storage - Escondido
62	Rite Aid Portfolio
62.01	Rite Aid Buffalo
62.02	Rite Aid Bluefield
62.03	Rite Aid Hinton
62.04	Rite Aid Branchland
63	KCI Fairfield Inn & Suites, Kansas City, MO
64	Korakia Pensione
65	Strand Building	Golden Palace Buffet	3,000	8.0%	7/31/2024	Suntan Seekers	3,000	8.0%	8/31/2019	Exchange	2,755	7.3%	5/31/2018
66	Kingston Point
67	Best Western Plus Dallas Hotel and Conference Center
68	North Bechtle Square II	Sake One, Inc.	4,250	11.5%	10/31/2022	Vision Service Corporation (dba Eye Mart Optical)	4,000	10.8%	11/30/2023	AHMF Inc (dba The Original Mattress Factory)	3,392	9.1%	12/31/2017
69	Merri-Five Plaza	AutoZone Development	8,600	10.8%	12/31/2021	U-Sew, LLC	4,837	6.1%	4/30/2016	Tandy Leather Comp	4,800	6.0%	9/30/2024
70	Fishers Town Center	Original Pancake House	3,900	15.9%	3/31/2019	Taylor’s Bakery	3,250	13.3%	11/30/2018	Scottrade, Inc.	1,300	5.3%	12/31/2015
71	Avon Self-Storage
72	Hampton Inn, Manhattan, KS
73	Fifth Avenue Loft Corporation
74	Shops at Lily Cache Creek	Bella’s Dog Grooming	2,100	11.7%	8/31/2016	Lily Cache Dental	1,800	10.0%	3/31/2019	T-Mobile of Illinois	1,500	8.4%	5/31/2016
75	Red Roof Inn San Diego
76	La Quinta Garden Apartments
77	72nd Street East Corporation
78	14 Horatio Street Apartments Corp.
79	1182-1214 Farmington Avenue	Howley Bread Group	4,500	16.5%	12/31/2018	Nishiki Japanese Restaurant	3,800	14.0%	2/28/2019	Alex Faigel Bristol	3,020	11.1%	8/31/2020
80	Market at Summer Oaks	ALDI	15,889	18.3%	6/15/2015	Harbor Freight Tools	15,233	17.6%	2/29/2020	Advance Auto	7,500	8.7%	12/31/2018
81	Greenwood Arms Cooperative Corp.
82	Franklin Commons	Asian King	4,200	13.1%	9/30/2017	Cato Corporation	4,160	13.0%	1/31/2018	Shoe Show, Inc.	3,440	10.8%	10/31/2017
83	Durham Apartments
84	San Luis Shopping Center	Dollar Tree Store	9,000	22.4%	4/30/2019	Shoe Department Store	5,000	12.4%	5/31/2019	Rue 21 Store	4,456	11.1%	1/31/2019
85	Monte Vista Mini Storage
86	Colonial Place Apartments
87	The Terraces at Willow Springs	Northpoint Personal Training	7,258	14.5%	5/31/2021	Davinci’s Pizza	6,000	12.0%	12/31/2023	Kids Stay N Play North	4,000	8.0%	9/30/2017
88	Evelyn Court Apartment Corp.
89	Park Town Cooperative Homes No. 1, Inc.
90	Bay Terrace Cooperative Section VIII, Inc.
91	Woodstock Crossing	Nail & Tanning Salon	1,500	2.3%	3/31/2015	Pizza Hut	1,200	1.8%	5/31/2015	Best Quality Cleaners	1,200	1.8%	9/30/2014
92	Continental Self Storage
93	SaraVilla Apartments
94	Greenport Plaza	Salvation Army	18,607	15.7%	10/4/2016	Aldi	16,800	14.2%	4/30/2017	Advance Auto	10,800	9.1%	3/31/2016
95	Reserve at Cinco Ranch	Derek McKaskle, D.D.S.	3,530	16.6%	9/30/2018	Kids R Kids	3,515	16.6%	5/31/2018	Ralph A. Brock II, DDS	2,100	9.9%	5/31/2018
96	Bayview Marketplace	Dental Care Alliance	3,277	15.6%	12/17/2017	Laundry Shop	2,754	13.1%	2/28/2017	AdvancedUrgent Care	2,720	12.9%	9/30/2016
97	North Salem Self Storage
98	Walgreens - Lima
99	Rite Aid Middletown
100	Shackleford MHP
101	74 Fifth Avenue Owner’s Corporation
102	Novawest Center	Red Level Networks, LLC	6,131	5.3%	1/31/2017	Great Lakes Gourmet Food	5,120	4.4%	9/30/2015	Eclipse, Inc.	5,105	4.4%	8/31/2014
103	Polo Green Apartments
104	Big Oak Self Storage
105	TimberHills Apartments
106	S&S Plaza	Radio Shack Store	2,404	14.8%	6/30/2015	Gamestop	1,875	11.6%	2/28/2019	Penn Station East Coast Subs	1,800	11.1%	2/28/2020
107	4400 Coldwater Canyon Avenue	American Citizenship Center, LLC	3,108	13.6%	8/19/2015	Roddenberry Entertainment, Inc.	3,100	13.6%	4/30/2015	Commercial Programming Systems, Inc.	1,822	8.0%	12/1/2014
108	EZ Self-Storage
109	Belleville Crossing - Building I	Qdoba Mexican Grill #2542	2,400	26.8%	9/30/2018	Nail Spa	2,257	25.2%	3/12/2019	General Nutrition Corp	1,162	13.0%	9/30/2015
110	Sandpiper Self Storage
111	Marion Plaza	The Cato Corporation	4,160	17.4%	1/31/2019	Shoe Show, Inc.	3,760	15.7%	2/28/2016	Springleaf Financial Services, Inc.	1,760	7.4%	12/31/2018
112	Safari MHP
113	Westwood Manor MHP
114	The Mill MHC
115	Best Western Plus
116	Highlands Mobile Village
117	Sted Tenant Owners Corp.
118	Osceola MHC
119	Lakeview Mobile Court
120	Mountain View MHC
121	Drake Lane Owners, Inc.
122	Michelle Tenants Corp.
123	3215 Owners, Ltd.
124	250 West 16th Street Owners Corp.
125	Great Space Self Storage
126	406 West 46th Street Corp.
127	741 West End Avenue Owners Corp.
128	250 Equities Corp.
129	338 West 19th Street Incorporated

A-1-16

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	5th Largest Tenant Name(14)(15)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)
1	Bank of America Plaza	Alston & Bird	81,094	5.7%	12/31/2023	7/7/2014	7/7/2014		7/3/2014	13.0%	N	Y	Refinance	0	4,151,842	518,981
2	Columbus Square Portfolio	HomeGoods	27,019	5.5%	5/31/2021	7/15/2014	7/15/2014				N	Y	Refinance	0	249,368	77,575
3	Stamford Plaza Portfolio	Various	Various	Various	Various	7/8/2014	7/8/2014				N	Y	Refinance	945,000	963,416	481,708
3.01	Two Stamford Plaza	Ace American Insurance Co	18,465	7.2%	8/31/2018	7/8/2014	7/8/2014				N	Y
3.02	Four Stamford Plaza	Drum Capital Management LLC	9,900	3.8%	7/31/2018	7/8/2014	7/8/2014				N	Y
3.03	One Stamford Plaza	Intrepid Aviation Management	12,757	5.9%	10/31/2017	7/8/2014	7/8/2014				N	Y
3.04	Three Stamford Plaza	Sustainable Growth Advisers	8,780	3.6%	5/31/2019	7/8/2014	7/8/2014				N	Y
4	Hampton Inn & Suites - Brickell					5/19/2014	5/16/2014				N	Y	Refinance	0	511,536	56,838
5	Offices at Broadway Station	Global Technology Resources	34,144	10.7%	1/31/2020	6/2/2014	7/2/2014				N	Y	Acquisition	0	284,793	94,931
6	CSM Bakery Supplies Portfolio I					8/6/2014	8/6/2014				N	Y	Acquisition	0	0	Springing
6.01	1912 Montreal Road					8/6/2014	8/6/2014				N	Y
6.02	3301 Montreal Industrial Way					8/6/2014	8/6/2014				N	Y
6.03	1400 W 2700 N					8/6/2014	8/6/2014				N	Y
6.04	3765 Walden Avenue					8/6/2014	8/6/2014				N	Y
7	U-Haul Portfolio					Various	Various		Various	Various	Various	Y	Refinance	128,381	0	Springing
7.01	U-Haul - Yonkers					6/30/2014	6/25/2014				N	Y
7.02	U-Haul - Pleasant Hills					7/11/2014	7/11/2014				N	Y
7.03	U-Haul - Coraopolis					7/9/2014	7/10/2014				N	Y
7.04	U-Haul - El Paso					6/30/2014	6/30/2014				N	Y
7.05	U-Haul - Washington					6/30/2014	7/9/2014				N	Y
7.06	U-Haul - Corpus Christi					6/30/2014	6/30/2014				N	Y
7.07	U-Haul - Houston North					6/30/2014	6/30/2014				N	Y
7.08	U-Haul - Lebanon					6/30/2014	6/30/2014				N	Y
7.09	U-Haul - Fontana					6/30/2014	6/25/2014		6/30/2014	15.0%	N	Y
7.10	U-Haul - Olympia					6/30/2014	6/30/2014		6/30/2014	10.0%	N	Y
7.11	U-Haul - Detroit					6/30/2014	6/30/2014				N	Y
7.12	U-Haul - Westfield					6/30/2014	6/30/2014				N	Y
7.13	U-Haul - Livermore					6/30/2014	6/30/2014		6/30/2014	14.0%	N	Y
7.14	U-Haul - Cincinnati					6/30/2014	6/30/2014				N	Y
7.15	U-Haul - Memphis					7/10/2014	6/30/2014		6/30/2014	8.0%	N	Y
7.16	U-Haul - Birmingham					7/11/2014	6/30/2014				N	Y
7.17	U-Haul - Macon					6/30/2014	6/27/2014				N	Y
7.18	U-Haul - Grand Island					7/10/2014	6/30/2014				N	Y
7.19	U-Haul - Wichita					6/30/2014	6/30/2014				N	Y
7.20	U-Haul - Bloomsburg					6/30/2014	6/26/2014				N	Y
7.21	U-Haul - Longview					6/30/2014	6/30/2014				N	Y
8	Hermosa Pavilion	Precision Development	4,738	3.9%	4/9/2017	6/19/2014	6/24/2014		6/19/2014	8.0%	N	Y	Refinance	0	136,844	22,807
9	Texas Portfolio					7/14/2014	6/27/2014				N	Y	Acquisition	118,363	360,832	45,104
9.01	Rincon Apartments					7/14/2014	6/27/2014				N	Y
9.02	Las Palmas Apartments					7/14/2014	6/27/2014				N	Y
9.03	Reata Apartments					7/14/2014	6/27/2014				N	Y
10	Hilton Lexington Downtown					5/29/2014	5/29/2014				N	Y	Acquisition	0	174,996	19,444
11	States Addition Apartments					5/30/2014	6/2/2014				N	Y	Acquisition	0	213,255	23,695
12	North Valley Plaza	Dollar Tree	13,898	5.8%	12/31/2014	5/21/2014	5/28/2014		5/22/2014	10.0%	N	Y	Refinance	0	51,458	25,729
13	Courtyard by Marriott - Aventura					6/23/2014	6/23/2014				N	Y	Refinance	0	179,697	19,967
14	Preferred Freezer Houston					7/17/2014	7/18/2014				N	Y	Refinance	0	0	Springing
15	400 Atlantic Avenue					7/17/2014	11/22/2013				N	Y	Acquisition	0	0	Springing
16	CSM Bakery Supplies Portfolio II					8/6/2014	8/6/2014				N	Y	Acquisition	0	0	Springing
16.01	7351 Crider Avenue					8/6/2014	8/6/2014		6/26/2014	15.0%	N	Y
16.02	32621 Central Avenue					8/6/2014	8/6/2014		6/25/2014	18.0%	N	Y
16.03	2570 Kiel Way					8/6/2014	8/6/2014				N	Y
16.04	11350 Sunrise Park Drive					8/6/2014	8/6/2014		6/23/2014	8.0%	N	Y
16.05	8235 McHard Road					8/6/2014	8/6/2014				N	Y
16.06	5455 Louie Lane					8/6/2014	8/6/2014		6/24/2014	11.0%	N	Y
16.07	805 West 2500 South					8/6/2014	8/6/2014		6/20/2014	17.0%	N	Y
17	Parliament Bend and Park West Apartments					Various	7/21/2014				N	Y	Acquisition	0	407,352	43,106
17.01	Park West Apartments					7/22/2014	7/21/2014				N	Y
17.02	Parliament Bend Apartments					7/21/2014	7/21/2014				N	Y
18	55 Miracle Mile	Environmental Health Systems Research Institute, Inc.	4,444	6.8%	9/30/2019	7/16/2014	7/17/2014				N	Y	Refinance	0	235,812	32,083
19	Lincoln Plaza					7/8/2014	7/8/2014				N	Y	Refinance	2,875	25,945	2,745
20	Park City 3 and 4 Apartments, Inc.					6/17/2014	7/16/2014				N	Y	Refinance	0	0	Springing
21	Bentley Commons at Keene					7/1/2014	7/1/2014				N	Y	Refinance	0	131,218	32,805
22	Alpha Health Center	Cecil Surgery Center	5,746	6.3%	3/31/2022	7/8/2014	7/8/2014				N	Y	Refinance	467,400	35,371	11,790
23	Sansone Regal Plaza	Ali Baba Restaurant	4,500	3.2%	7/31/2020	4/30/2014	4/30/2014				N	Y	Acquisition	0	29,961	5,992
24	The Dorel Apartments					5/29/2014	6/3/2014				N	Y	Refinance	0	114,701	14,337
25	Carson Plaza	The Glamour Spot	2,750	3.4%	9/30/2015	8/13/2014	8/11/2014		8/13/2014	18.0%	N	Y	Refinance	0	94,623	10,514
26	Hilton Garden Inn - Middleton					7/1/2014	7/1/2014				N	Y	Refinance	0	33,738	18,742
27	Normandale Village	Famous Dave’s of America INC. ID FDA2031	5,420	3.9%	7/31/2017	8/1/2014	8/1/2014				N	Y	Refinance	7,000	225,792	39,514
28	Residence Inn - Anaheim Hills Yorba Linda					6/17/2014	6/11/2014		6/20/2014	10.0%	N	Y	Refinance	0	78,984	9,873
29	Newport Beach Mini U Storage I					5/15/2014	5/15/2014	6/9/2014	5/15/2014	13.0%	N	Y	Refinance	0	25,380	6,345
30	Plymouth Hills					6/12/2014	6/12/2014				N	Y	Refinance	0	0	0
31	Mill Creek Run Apartments					6/19/2014	6/19/2014				N	Y	Acquisition	27,225	113,465	10,315
32	Residence Inn - Ft. Lauderdale					6/11/2014	6/10/2014				N	Y	Refinance	0	154,926	15,493
33	Cherry Grove Apartments					6/27/2014	6/27/2014				N	Y	Acquisition	23,625	53,956	6,423
34	Oak Hill Portfolio	Various	Various	Various	Various	7/29/2014	7/29/2014				N	Y	Acquisition	0	99,480	9,948
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)	Auto-Owners Insurance	3,436	6.9%	7/31/2017	7/29/2014	7/29/2014				N	Y
34.02	Blairsville VA Clinic					7/29/2014	7/29/2014				N	Y
34.03	Peachtree City Building					7/29/2014	7/29/2014				N	Y
35	Newport Beach Mini U Storage II					5/15/2014	5/15/2014	6/9/2014	5/15/2014	10.0%	N	Y	Refinance	0	27,630	5,526
36	Stuart North Shopping Center	Fred Astair Dance	3,485	8.1%	4/30/2017	7/15/2014	7/15/2014				N	Y	Acquisition	12,438	69,847	6,558
37	Gander Mountain - Arlington					7/10/2014	7/10/2014				N	Y	Acquisition	0	0	0
38	Holiday Inn Express-Decatur, GA					6/3/2014	6/3/2014				N	Y	Refinance	0	113,238	9,436
39	StorageMart - Crofton					5/5/2014	5/5/2014				N	Y	Refinance	0	0	Springing
40	All Storage Railhead					7/1/2014	7/1/2014				N	Y	Refinance	0	148,132	16,459
41	Geracimos Portfolio	Various	Various	Various	Various	7/28/2014	Various				N	Y	Refinance	32,115	0	5,495
41.01	Geracimos Portfolio - South Village & Extended	VSMCCC Clinic	1,408	4.9%	10/31/2018	7/28/2014	8/11/2014				N	Y
41.02	Geracimos Portfolio - College Crossing	Eclispe Dance School	2,221	9.3%	1/31/2019	7/28/2014	8/11/2014				N	Y
41.03	Geracimos Portfolio - Middletown Village					7/28/2014	7/28/2014				N	Y
41.04	Geracimos Portfolio - Ocean City					7/28/2014	8/15/2014				N	Y
42	Zang Business Center	Surveying and Mapping, Inc.	3,232	2.6%	12/31/2015	6/16/2014	6/18/2014				N	Y	Acquisition	95,091	0	Springing
43	Holiday Inn Express - Lexington					5/1/2014	4/30/2014				N	Y	Refinance	0	47,616	4,329
44	Rolling Hills Apartments					5/20/2014	5/21/2014				N	Y	Refinance	366,350	80,067	11,438
45	West Knoll Apartments					7/14/2014	7/11/2014				N	Y	Refinance	346,875	9,918	4,959
46	CT Self Storage - Fullerton					5/19/2014	5/19/2014		4/23/2014	11.0%	N	Y	Refinance	0	29,585	5,917
47	Greenbrier Plaza	Credit Card Services, Inc.	2,441	2.4%	12/31/2015	5/26/2014	5/26/2014				N	Y	Refinance	0	0	Springing
48	81 Washington Avenue					6/27/2014	6/27/2014				N	Y	Refinance	0	48,334	4,603
49	Hampton Inn - Greenville					4/28/2014	4/29/2014				N	Y	Refinance	0	62,004	7,750
50	Orillia Station	Happy at the Bay	1,555	3.3%	5/30/2018	5/20/2014	5/22/2014		5/27/2014	11.0%	N	Y	Refinance	76,380	62,247	11,857

A-1-17

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	5th Largest Tenant Name(14)(15)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)
51	Andover & Andover West					6/17/2014	6/18/2014				N	Y	Refinance	48,576	44,790	14,930
52	Holiday Inn Express Memphis					6/26/2014	6/26/2014				N	Y	Refinance	0	73,931	9,241
53	Holiday Inn Express - Georgetown					6/8/2014	6/10/2014				N	Y	Refinance	0	43,830	4,383
54	Powell Crossing	Kenneth’s Hair Salon	3,200	6.6%	10/30/2017	5/29/2014	5/30/2014				N	Y	Refinance	6,921	16,397	15,616
55	Holiday Inn Express & Suites Dallas East					3/31/2014	3/28/2014				N	Y	Refinance	0	109,992	9,166
56	Fairfield Inn Suites - Lock Haven					6/30/2014	6/27/2014				N	Y	Refinance	0	72,714	10,388
57	Shoppes at Barnes Crossing	Beauty Supply	4,676	6.2%	11/30/2024	7/1/2014	7/3/2014				N	Y	Refinance	13,500	73,224	8,136
58	WalMart Orangeburg					6/25/2014	6/25/2014				N	Y	Refinance	0	0	Springing
59	Parkside Development Company, Inc.					5/9/2014	5/7/2014				N	Y	Refinance	0	6,267	6,267
60	155 Passaic Avenue	Mortgage Masters	4,468	5.1%	10/31/2017	6/10/2014	6/10/2014				N	Y	Refinance	0	74,562	18,641
61	CT Self Storage - Escondido					5/20/2014	5/20/2014		4/23/2014	7.0%	N	Y	Refinance	0	34,212	5,702
62	Rite Aid Portfolio					Various	Various	Various			N	Y	Acquisition	13,750	0	Springing
62.01	Rite Aid Buffalo					11/13/2013	12/5/2013	1/3/2014			N	Y
62.02	Rite Aid Bluefield					12/23/2013	12/30/2013				N	Y
62.03	Rite Aid Hinton					12/23/2013	12/30/2013				N	Y
62.04	Rite Aid Branchland					12/23/2013	12/30/2013				N	Y
63	KCI Fairfield Inn & Suites, Kansas City, MO					4/2/2014	4/2/2014				N	Y	Refinance	0	57,966	8,281
64	Korakia Pensione					6/11/2014	6/12/2014				N	Y	Refinance	33,188	20,607	3,435
65	Strand Building	Supercuts	1,644	4.4%	9/30/2019	7/8/2014	7/8/2014				N	Y	Refinance	0	46,498	6,326
66	Kingston Point					7/24/2014	7/24/2014				N	Y	Refinance	40,106	46,774	4,677
67	Best Western Plus Dallas Hotel and Conference Center					5/8/2014	5/8/2014				N	Y	Refinance	30,626	80,265	8,918
68	North Bechtle Square II	QC Financial Services	2,320	6.3%	1/31/2016	11/25/2013	11/21/2013				N	Y	Refinance	0	10,546	5,273
69	Merri-Five Plaza	Merriman Drugs	4,000	5.0%	12/31/2015	6/2/2014	6/2/2014				N	Y	Refinance	69,068	10,585	10,585
70	Fishers Town Center	KKBB, Inc.	1,300	5.3%	1/31/2015	5/29/2014	5/29/2014				N	Y	Refinance	0	19,366	6,148
71	Avon Self-Storage					6/9/2014	6/9/2014				N	Y	Acquisition	4,688	11,747	11,188
72	Hampton Inn, Manhattan, KS					4/2/2014	4/2/2014				N	Y	Refinance	0	46,000	11,500
73	Fifth Avenue Loft Corporation					6/11/2014	6/10/2014				N	Y	Refinance	0	0	Springing
74	Shops at Lily Cache Creek	LA Tan	1,500	8.4%	1/31/2018	7/11/2014	7/11/2014				N	Y	Acquisition	0	10,291	9,801
75	Red Roof Inn San Diego					6/19/2014	7/17/2014				N	Y	Refinance	2,031	19,176	2,739
76	La Quinta Garden Apartments					7/8/2014	7/8/2014				N	Y	Acquisition	240,000	69,016	8,217
77	72nd Street East Corporation					6/12/2014	6/12/2014				N	Y	Refinance	0	0	Springing
78	14 Horatio Street Apartments Corp.					5/8/2014	5/5/2014				N	Y	Refinance	0	0	Springing
79	1182-1214 Farmington Avenue	BCR Communications LLC	1,879	6.9%	11/30/2017	5/7/2014	5/22/2014				N	Y	Refinance	0	21,323	1,866; Springing
80	Market at Summer Oaks	Bucanas Mexican Rest.	7,500	8.7%	10/31/2015	7/14/2014	7/14/2014		7/14/2014	12.0%	N	Y	Refinance	151,979	33,442	10,616
81	Greenwood Arms Cooperative Corp.					5/15/2014	5/15/2014				N	Y	Refinance	0	17,670	17,670
82	Franklin Commons	Lend Mark Financial, LLC	2,000	6.3%	4/30/2019	7/24/2014	7/25/2014				N	Y	Acquisition	3,750	2,671	1,272
83	Durham Apartments					4/9/2014	4/9/2014				N	Y	Refinance	71,469	0	Springing
84	San Luis Shopping Center	Sally Beauty Store	1,500	3.7%	6/30/2019	6/30/2014	6/2/2014				N	Y	Acquisition	27,563	17,619	3,356
85	Monte Vista Mini Storage					6/5/2014	6/4/2014		6/3/2014	6.0%	N	Y	Refinance	0	11,328	3,776
86	Colonial Place Apartments					6/20/2014	6/22/2014				N	Y	Refinance	40,404	49,259	4,105
87	The Terraces at Willow Springs	Minuteman Press	1,800	3.6%	4/30/2016	6/11/2014	6/11/2014				N	Y	Refinance	23,125	62,472	5,206
88	Evelyn Court Apartment Corp.					6/9/2014	6/5/2014				N	Y	Refinance	0	0	Springing
89	Park Town Cooperative Homes No. 1, Inc.					7/7/2014	7/7/2014				N	Y	Refinance	0	33,896	8,711
90	Bay Terrace Cooperative Section VIII, Inc.					6/5/2014	6/5/2014				N	Y	Refinance	0	0	Springing
91	Woodstock Crossing	Tabor Clips, Inc.	1,000	1.5%	5/31/2024	6/11/2014	2/7/2014	2/10/2014			N	Y	Acquisition	0	72,205	6,564
92	Continental Self Storage					6/4/2014	6/4/2014				N	Y	Refinance	0	10,134	3,378
93	SaraVilla Apartments					3/25/2014	3/25/2014				N	Y	Refinance	0	7,551	7,551
94	Greenport Plaza	Fosters Refrigerator	10,000	8.4%	2/28/2017	6/20/2014	6/24/2014				N	Y	Refinance	3,907	30,577	10,192
95	Reserve at Cinco Ranch	Unique Party	1,565	7.4%	10/31/2019	5/21/2014	5/20/2014				N	Y	Refinance	0	59,360	7,420
96	Bayview Marketplace	Happy’s Pizza	2,545	12.1%	2/25/2019	5/30/2014	5/30/2014				N	Y	Refinance	0	17,489	5,830
97	North Salem Self Storage					6/9/2014	6/10/2014				N	Y	Refinance	0	13,462	1,346
98	Walgreens - Lima					5/19/2014	5/19/2014				N	N	Refinance	0	0	Springing
99	Rite Aid Middletown					7/2/2014	7/2/2014				N	Y	Acquisition	0	0	0
100	Shackleford MHP					6/25/2014	6/23/2014				N	Y	Refinance	34,375	1,357	1,357
101	74 Fifth Avenue Owner’s Corporation					5/19/2014	5/20/2014				N	Y	Refinance	0	0	Springing
102	Novawest Center	Community Links	5,081	4.4%	4/30/2018	3/17/2014	4/11/2014	6/9/2014			N	Y	Refinance	244,918	8,973	8,973
103	Polo Green Apartments					3/25/2014	3/25/2014				N	Y	Refinance	0	4,995	4,995
104	Big Oak Self Storage					5/5/2014	5/5/2014		5/5/2014	4.0%	N	Y	Refinance	16,500	13,965	2,793
105	TimberHills Apartments					6/4/2014	6/4/2014		6/4/2014	8.0%	N	Y	Refinance	0	36,600	3,660
106	S&S Plaza	Onemain Financial	1,534	9.5%	10/31/2016	6/30/2014	6/30/2014				N	Y	Refinance	36,086	2,681	1,277
107	4400 Coldwater Canyon Avenue	Muse Entertainment, USA	1,465	6.4%	12/30/2015	6/26/2014	6/26/2014		6/26/2014	12.0%	N	Y	Refinance	0	17,945	3,589
108	EZ Self-Storage					6/9/2014	6/9/2014				N	Y	Acquisition	15,281	6,210	2,957
109	Belleville Crossing - Building I					6/5/2014	6/5/2014				N	Y	Acquisition	6,696	4,833	4,603
110	Sandpiper Self Storage					6/17/2014	6/17/2014				N	Y	Refinance	950	22,831	2,537
111	Marion Plaza	WC Marion, LLC (Verizon Wireless)	1,200	5.0%	11/30/2014	6/16/2014	6/16/2014				N	Y	Acquisition	0	31,791	3,974
112	Safari MHP					7/15/2014	7/16/2014				N	Y	Refinance	0	10,164	1,129
113	Westwood Manor MHP					5/28/2014	5/28/2014				N	Y	Acquisition	37,038	21,106	1,131
114	The Mill MHC					7/8/2014	7/8/2014				N	Y	Refinance	6,000	33,675	3,061
115	Best Western Plus					6/27/2014	7/1/2014				N	Y	Refinance	0	10,748	3,583
116	Highlands Mobile Village					6/17/2014	6/16/2014				N	Y	Refinance	0	14,329	1,433
117	Sted Tenant Owners Corp.					6/11/2014	6/10/2014				N	N	Refinance	0	30,472	15,236
118	Osceola MHC					6/17/2014	6/17/2014				N	Y	Refinance	525	19,266	1,751
119	Lakeview Mobile Court					6/17/2014	6/17/2014				N	Y	Acquisition	0	20,230	2,023
120	Mountain View MHC					6/20/2014	6/20/2014		7/11/2014	10.0%	N	Y	Acquisition	31,425	8,329	757
121	Drake Lane Owners, Inc.					6/25/2014	6/19/2014				N	Y	Refinance	0	0	Springing
122	Michelle Tenants Corp.					5/27/2014	5/19/2014				N	Y	Refinance	0	0	Springing
123	3215 Owners, Ltd.					7/6/2014	6/5/2014				N	N	Refinance	0	18,000	9,000
124	250 West 16th Street Owners Corp.					6/13/2014	6/12/2014				N	Y	Refinance	0	0	Springing
125	Great Space Self Storage					6/4/2014	6/3/2014				N	Y	Refinance	1,250	13,782	1,378
126	406 West 46th Street Corp.					5/23/2014	5/22/2014				N	Y	Refinance	0	11,667	5,833
127	741 West End Avenue Owners Corp.					5/23/2014	5/23/2014				N	Y	Refinance	0	0	Springing
128	250 Equities Corp.					5/2/2014	5/2/2014				N	Y	Refinance	0	0	Springing
129	338 West 19th Street Incorporated					1/29/2014	1/28/2014				N	Y	Refinance	0	9,167	9,167

A-1-18

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(17)	Replacement Reserve Cap ($)(17)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)(18)	Monthly TI/LC Reserve ($)(18)	TI/LC Reserve Cap ($)(18)
1	Bank of America Plaza	Cash		0	Springing			0	23,871	0	Cash		0	Springing	0
2	Columbus Square Portfolio	Cash		0	Springing			6,177	6,177	148,267	Cash		0	Springing	0
3	Stamford Plaza Portfolio	Cash		0	Springing			4,470,000	16,375	0	Cash		0	187,500	0
3.01	Two Stamford Plaza
3.02	Four Stamford Plaza
3.03	One Stamford Plaza
3.04	Three Stamford Plaza
4	Hampton Inn & Suites - Brickell	Cash		0	Springing			0	28,472	0	Cash		0	2,083	100,000
5	Offices at Broadway Station	Cash		0	Springing			0	5,300	0	Cash		0	26,504	636,000
6	CSM Bakery Supplies Portfolio I			0	Springing			0	Springing	0			0	Springing	0
6.01	1912 Montreal Road
6.02	3301 Montreal Industrial Way
6.03	1400 W 2700 N
6.04	3765 Walden Avenue
7	U-Haul Portfolio			0	Springing			0	8,433	198,449	Cash		0	0	0
7.01	U-Haul - Yonkers
7.02	U-Haul - Pleasant Hills
7.03	U-Haul - Coraopolis
7.04	U-Haul - El Paso
7.05	U-Haul - Washington
7.06	U-Haul - Corpus Christi
7.07	U-Haul - Houston North
7.08	U-Haul - Lebanon
7.09	U-Haul - Fontana
7.10	U-Haul - Olympia
7.11	U-Haul - Detroit
7.12	U-Haul - Westfield
7.13	U-Haul - Livermore
7.14	U-Haul - Cincinnati
7.15	U-Haul - Memphis
7.16	U-Haul - Birmingham
7.17	U-Haul - Macon
7.18	U-Haul - Grand Island
7.19	U-Haul - Wichita
7.20	U-Haul - Bloomsburg
7.21	U-Haul - Longview
8	Hermosa Pavilion	Cash		19,000	1,583	Cash		0	1,938	0	Cash		0	8,331	200,000
9	Texas Portfolio	Cash		24,302	12,151	Cash		987,632	10,833	0	Cash		0	0	0
9.01	Rincon Apartments
9.02	Las Palmas Apartments
9.03	Reata Apartments
10	Hilton Lexington Downtown	Cash		0	Springing			0	Springing	0			0	0	0
11	States Addition Apartments	Cash		18,852	6,284	Cash		4,410	4,410	0	Cash		0	0	0
12	North Valley Plaza	Cash		0	4,719	Cash		0	4,627	0	Cash		0	13,963; Springing	700,000
13	Courtyard by Marriott - Aventura	Cash		0	Springing			0	29,987	0	Cash		0	0	0
14	Preferred Freezer Houston			15,357	5,119	Cash		0	Springing	0	Cash		0	Springing	0
15	400 Atlantic Avenue			0	Springing			0	0	0			0	0	0
16	CSM Bakery Supplies Portfolio II			0	Springing			0	Springing	0			0	Springing	0
16.01	7351 Crider Avenue
16.02	32621 Central Avenue
16.03	2570 Kiel Way
16.04	11350 Sunrise Park Drive
16.05	8235 McHard Road
16.06	5455 Louie Lane
16.07	805 West 2500 South
17	Parliament Bend and Park West Apartments	Cash		27,428	13,061	Cash		0	13,975	0	Cash		0	0	0
17.01	Park West Apartments
17.02	Parliament Bend Apartments
18	55 Miracle Mile	Cash		73,881	5,864	Cash		100,000	1,087	0	Cash		350,000	3,283	0
19	Lincoln Plaza	Cash		28,458	4,517	Cash		0	1,926	0	Cash		0	9,630	0
20	Park City 3 and 4 Apartments, Inc.			0	Springing			0	0	0			0	0	0
21	Bentley Commons at Keene	Cash		15,645	Springing	Cash		5,450	2,725	0	Cash		0	0	0
22	Alpha Health Center	Cash		17,481	1,345	Cash		0	1,522	0	Cash		360,000	9,977	300,000
23	Sansone Regal Plaza	Cash		19,101	1,910			2,340	2,340	250,000	Cash		9,850	9,850	150,000
24	The Dorel Apartments	Cash		0	Springing			4,167	4,167	0	Cash		0	0	0
25	Carson Plaza	Cash		11,565	1,051	Cash		1,347	1,347	0	Cash		6,737	6,737	161,676
26	Hilton Garden Inn - Middleton	Cash		0	Springing			0	18,028	0	Cash		0	0	0
27	Normandale Village	Cash		29,027	2,540	Cash		0	4,108	0	Cash		0	0	0
28	Residence Inn - Anaheim Hills Yorba Linda	Cash		0	Springing			0	14,396	0	Cash		0	0	0
29	Newport Beach Mini U Storage I	Cash		0	Springing			0	Springing	0			0	0	0
30	Plymouth Hills			0	0			0	0	0			0	0	0
31	Mill Creek Run Apartments	Cash		0	Springing			0	5,600	0	Cash		0	0	0
32	Residence Inn - Ft. Lauderdale	Cash		0	Springing			0	12,395	0	Cash		0	0	0
33	Cherry Grove Apartments	Cash		0	12,203	Cash		0	3,583	0	Cash		0	0	0
34	Oak Hill Portfolio	Cash		16,053	2,007	Cash		0	1,098	0	Cash		0	5,487	0
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)
34.02	Blairsville VA Clinic
34.03	Peachtree City Building
35	Newport Beach Mini U Storage II	Cash		0	Springing			0	Springing	0			0	0	0
36	Stuart North Shopping Center	Cash		7,592	3,796	Cash		0	535	19,254	Cash		0	2,500	100,000
37	Gander Mountain - Arlington			2,134	1,067	Cash		0	650	0	Cash		0	0	0
38	Holiday Inn Express-Decatur, GA	Cash		12,810	2,135	Cash		0	8,750	0	Cash		0	0	0
39	StorageMart - Crofton			0	Springing			0	Springing	0			0	0	0
40	All Storage Railhead	Cash		5,850	975	Cash		0	1,819	65,471	Cash		0	0	0
41	Geracimos Portfolio	Cash		3,065	1,533	Cash		5,670	856	0	Cash		0	5,676	0
41.01	Geracimos Portfolio - South Village & Extended
41.02	Geracimos Portfolio - College Crossing
41.03	Geracimos Portfolio - Middletown Village
41.04	Geracimos Portfolio - Ocean City
42	Zang Business Center			0	Springing			2,050	2,050	0	Cash		12,800	12,800	425,000
43	Holiday Inn Express - Lexington	Cash		25,151	2,096	Cash		0	8,122	0	Cash		0	0	0
44	Rolling Hills Apartments	Cash		18,048	6,016	Cash		6,000	6,000	0	Cash		0	0	0
45	West Knoll Apartments	Cash		10,176	1,454	Cash		3,790	3,790	0	Cash		0	0	0
46	CT Self Storage - Fullerton	Cash		0	Springing			0	1,083	30,000	Cash		0	0	0
47	Greenbrier Plaza			0	Springing			0	0	0			0	0	0
48	81 Washington Avenue	Cash		19,999	6,349	Cash		0	178	0	Cash		0	1,184	0
49	Hampton Inn - Greenville	Cash		0	Springing			0	11,701	0	Cash		0	0	0
50	Orillia Station	Cash		7,135	566	Cash		70,000	588	0	Cash		0	3,022	0

A-1-19

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(17)	Replacement Reserve Cap ($)(17)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)(18)	Monthly TI/LC Reserve ($)(18)	TI/LC Reserve Cap ($)(18)
51	Andover & Andover West	Cash		0	Springing			5,542	5,542	0	Cash		0	0	0
52	Holiday Inn Express Memphis	Cash		8,569	2,142	Cash		6,500	6,500	0	Cash		0	0	0
53	Holiday Inn Express - Georgetown	Cash		6,308	3,154	Cash		0	8,122	0	Cash		0	0	0
54	Powell Crossing	Cash		11,876	792	Cash		0	609	0	Cash		0	4,063	243,750
55	Holiday Inn Express & Suites Dallas East	Cash		56,958	4,746	Cash		6,499	6,499	300,000	Cash		0	0	0
56	Fairfield Inn Suites - Lock Haven	Cash		9,410	2,353	Cash		128,211	13,211	0	Cash		0	0	0
57	Shoppes at Barnes Crossing	Cash		15,471	1,289	Cash		951	951	0	Cash		3,500	3,500; Springing	150,000
58	WalMart Orangeburg			0	Springing			0	Springing	0			0	Springing	0
59	Parkside Development Company, Inc.	Cash		0	Springing			0	0	0			0	0	0
60	155 Passaic Avenue	Cash		0	Springing			2,130	2,130	0	Cash		250,000	5,509	500,000
61	CT Self Storage - Escondido	Cash		0	Springing			0	898	30,000	Cash		0	0	0
62	Rite Aid Portfolio			0	Springing			79,100	0	0	Cash		0	Springing	0
62.01	Rite Aid Buffalo
62.02	Rite Aid Bluefield
62.03	Rite Aid Hinton
62.04	Rite Aid Branchland
63	KCI Fairfield Inn & Suites, Kansas City, MO	Cash		8,077	Springing	Cash		9,172	9,172	0	Cash		0	0	0
64	Korakia Pensione	Cash		15,304	5,101	Cash		5,628	5,628	0	Cash		0	0	0
65	Strand Building	Cash		4,384	2,087	Cash		50,000	930	0	Cash		0	974	11,690
66	Kingston Point	Cash		23,831	12,155	Cash		0	3,927	0			0	0	0
67	Best Western Plus Dallas Hotel and Conference Center	Cash		20,070	6,690	Cash		0	8,143	0	Cash		0	0	0
68	North Bechtle Square II	Cash		0	Springing			0	1,442	0	Cash		0	3,090	0
69	Merri-Five Plaza	Cash		3,233	1,078	Cash		0	1,323	0	Cash		200,000	4,371	0
70	Fishers Town Center	Cash		4,253	506	Cash		0	408	0	Cash		0	0	0
71	Avon Self-Storage	Cash		3,559	1,130	Cash		0	865	0	Cash		0	0	0
72	Hampton Inn, Manhattan, KS	Cash		12,845	Springing	Cash		5,798	5,798	0	Cash		0	0	0
73	Fifth Avenue Loft Corporation			0	Springing			0	0	0			0	0	0
74	Shops at Lily Cache Creek	Cash		2,975	708	Cash		0	225	8,082	Cash		1,048	0	12,572
75	Red Roof Inn San Diego	Cash		1,826	1,826	Cash		5,224	5,224	0	Cash		0	0	0
76	La Quinta Garden Apartments	Cash		19,171	6,086	Cash		260,000	4,075	0	Cash		0	0	0
77	72nd Street East Corporation			0	Springing			0	0	0			0	0	0
78	14 Horatio Street Apartments Corp.			0	Springing			0	0	0			0	0	0
79	1182-1214 Farmington Avenue	Cash		8,400	933	Cash		0	884	16,315	Cash		0	2,144	100,000
80	Market at Summer Oaks	Cash		11,872	1,256	Cash		0	1,445	0	Cash		200,000	4,167	200,000
81	Greenwood Arms Cooperative Corp.	Cash		0	Springing			0	0	0			0	0	0
82	Franklin Commons	Cash		5,680	1,352	Cash		0	400	0	Cash		100,000	2,667	175,000
83	Durham Apartments			0	Springing			0	Springing	0			0	0	0
84	San Luis Shopping Center	Cash		1,267	603	Cash		0	503	0	Cash		0	1,845	0
85	Monte Vista Mini Storage	Cash		0	724	Cash		0	1,175	28,200	Cash		0	0	0
86	Colonial Place Apartments	Cash		20,260	1,688	Cash		0	2,675	0	Cash		0	0	0
87	The Terraces at Willow Springs	Cash		10,616	965	Cash		0	833	0	Cash		0	2,066	100,000
88	Evelyn Court Apartment Corp.			0	Springing			0	0	0			0	0	0
89	Park Town Cooperative Homes No. 1, Inc.	Cash		41,615	3,789	Cash		0	0	0			0	0	0
90	Bay Terrace Cooperative Section VIII, Inc.			0	Springing			0	0	0			0	0	0
91	Woodstock Crossing	Cash		2,857	952	Cash		1,375	1,375	0	Cash		0	Springing	0
92	Continental Self Storage	Cash		0	406	Cash		0	807	46,120	Cash		0	0	0
93	SaraVilla Apartments	Cash		43,052	4,305	Cash		0	4,341	0	Cash		0	0	0
94	Greenport Plaza	Cash		3,965	1,983	Cash		1,623	1,623	0	Cash		300,000	0	300,000
95	Reserve at Cinco Ranch	Cash		11,808	1,968	Cash		0	548	0	Cash		0	1,950	100,000
96	Bayview Marketplace	Cash		6,341	634	Cash		0	350	20,000	Cash		0	1,928	100,000
97	North Salem Self Storage	Cash		999	999	Cash		1,159	1,159	0	Cash		0	0	0
98	Walgreens - Lima			0	Springing			0	Springing	0			0	Springing	0
99	Rite Aid Middletown			0	0			0	0	0			0	0	0
100	Shackleford MHP	Cash		4,115	343	Cash		596	596	0	Cash		0	0	0
101	74 Fifth Avenue Owner’s Corporation			0	Springing			0	0	0			0	0	0
102	Novawest Center	Cash		3,275	1,092	Cash		0	2,994	0	Cash		100,000	Springing	100,000
103	Polo Green Apartments	Cash		27,292	2,481	Cash		0	2,501	0	Cash		0	0	0
104	Big Oak Self Storage	Cash		6,272	697	Cash		0	1,074	38,678	Cash		0	0	0
105	TimberHills Apartments	Cash		3,845	987	Cash		0	1,083	0	Cash		0	0	0
106	S&S Plaza	Cash		3,712	707	Cash		0	270	0	Cash		60,000	1,001	0
107	4400 Coldwater Canyon Avenue	Cash		2,835	473	Cash		0	Springing	0			0	Springing	0
108	EZ Self-Storage	Cash		1,695	404	Cash		0	445	0	Cash		0	0	0
109	Belleville Crossing - Building I	Cash		1,901	905	Cash		0	112	0	Cash		50,000	644	0
110	Sandpiper Self Storage	Cash		4,984	997	Cash		0	612	0	Cash		0	0	0
111	Marion Plaza	Cash		678	339	Cash		0	299	0	Cash		0	997; Springing	50,000
112	Safari MHP	Cash		4,439	1,110	Cash		554	554	0	Cash		0	0	0
113	Westwood Manor MHP	Cash		1,532	1,532	Cash		329	329	0	Cash		0	0	0
114	The Mill MHC	Cash		659	220	Cash		613	613	0	Cash		0	0	0
115	Best Western Plus	Cash		10,431	1,304	Cash		3,112	3,112	0	Cash		0	0	0
116	Highlands Mobile Village	Cash		5,036	839	Cash		333	333	0	Cash		0	0	0
117	Sted Tenant Owners Corp.	Cash		0	Springing			0	0	0			0	0	0
118	Osceola MHC	Cash		5,610	1,122	Cash		303	303	0	Cash		0	0	0
119	Lakeview Mobile Court	Cash		1,526	763	Cash		450	450	0	Cash		0	0	0
120	Mountain View MHC	Cash		1,067	356	Cash		353	353	0	Cash		0	0	0
121	Drake Lane Owners, Inc.			0	Springing			0	0	0			0	0	0
122	Michelle Tenants Corp.			0	Springing			0	0	0			0	0	0
123	3215 Owners, Ltd.	Cash		0	Springing			0	0	0			0	0	0
124	250 West 16th Street Owners Corp.			0	Springing			0	0	0			0	0	0
125	Great Space Self Storage	Cash		8,364	1,673	Cash		526	526	0	Cash		0	0	0
126	406 West 46th Street Corp.	Cash		0	Springing			0	0	0			0	0	0
127	741 West End Avenue Owners Corp.			0	Springing			0	0	0			0	0	0
128	250 Equities Corp.			0	Springing			0	0	0			0	0	0
129	338 West 19th Street Incorporated	Cash		0	Springing			0	0	0			0	0	0

A-1-20

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)	Other Escrow I (Monthly) ($)(19)
1	Bank of America Plaza			0	0			Tenant Specific TILC Reserve	2,991,870	0
2	Columbus Square Portfolio			0	0				0	0
3	Stamford Plaza Portfolio	Cash		0	0			Tenant Specific TILC	665,870	0
3.01	Two Stamford Plaza
3.02	Four Stamford Plaza
3.03	One Stamford Plaza
3.04	Three Stamford Plaza
4	Hampton Inn & Suites - Brickell	Cash		0	0				0	0
5	Offices at Broadway Station	Cash		0	0			Rent Concession Reserve	100,000	0
6	CSM Bakery Supplies Portfolio I			0	0				0	0
6.01	1912 Montreal Road
6.02	3301 Montreal Industrial Way
6.03	1400 W 2700 N
6.04	3765 Walden Avenue
7	U-Haul Portfolio			0	0				0	0
7.01	U-Haul - Yonkers
7.02	U-Haul - Pleasant Hills
7.03	U-Haul - Coraopolis
7.04	U-Haul - El Paso
7.05	U-Haul - Washington
7.06	U-Haul - Corpus Christi
7.07	U-Haul - Houston North
7.08	U-Haul - Lebanon
7.09	U-Haul - Fontana
7.10	U-Haul - Olympia
7.11	U-Haul - Detroit
7.12	U-Haul - Westfield
7.13	U-Haul - Livermore
7.14	U-Haul - Cincinnati
7.15	U-Haul - Memphis
7.16	U-Haul - Birmingham
7.17	U-Haul - Macon
7.18	U-Haul - Grand Island
7.19	U-Haul - Wichita
7.20	U-Haul - Bloomsburg
7.21	U-Haul - Longview
8	Hermosa Pavilion	Cash		0	0			Salon Republic TI/LC and Rent Reserve	968,019	0
9	Texas Portfolio			0	0			Renovation Reserve	210,950	0
9.01	Rincon Apartments
9.02	Las Palmas Apartments
9.03	Reata Apartments
10	Hilton Lexington Downtown			0	0			Seasonality / PIP Reserve	Seasonality - $249,951 / PIP - $1,800,000	Seasonality - $35,707; Springing
11	States Addition Apartments			0	0				0	0
12	North Valley Plaza	Cash		0	0			Tenant Specific TILC / Free Rent Reserve	Tenant Specific TILC - $1,994,734 / Free Rent - $520,036	0
13	Courtyard by Marriott - Aventura			0	0			Seasonality Reserve	170,215	28,369
14	Preferred Freezer Houston			0	0			Rent Discount Reserve	170,000	0
15	400 Atlantic Avenue			0	0			Tenant Specific TI/LC Reserve	3,000,000	0
16	CSM Bakery Supplies Portfolio II			0	0				0	0
16.01	7351 Crider Avenue
16.02	32621 Central Avenue
16.03	2570 Kiel Way
16.04	11350 Sunrise Park Drive
16.05	8235 McHard Road
16.06	5455 Louie Lane
16.07	805 West 2500 South
17	Parliament Bend and Park West Apartments			0	0				0	0
17.01	Park West Apartments
17.02	Parliament Bend Apartments
18	55 Miracle Mile	Cash		0	0				0	0
19	Lincoln Plaza	Cash		0	0			Critical Tenant TI/LC Funds	0	Springing
20	Park City 3 and 4 Apartments, Inc.			0	0				0	0
21	Bentley Commons at Keene			0	0				0	0
22	Alpha Health Center	Cash		0	0			Rent Reserve	105,000	0
23	Sansone Regal Plaza	Cash		0	0				0	0
24	The Dorel Apartments			0	0				0	0
25	Carson Plaza	Cash		0	0			Orleans & York Deli Tenant Improvement	15,000	0
26	Hilton Garden Inn - Middleton			0	0				0	0
27	Normandale Village			0	0			Hope Chest TI/LC Reserve; Hope Chest Free Rent Reserve	41,712	30,523
28	Residence Inn - Anaheim Hills Yorba Linda			0	0			Property Renovation Funds	500,000	0
29	Newport Beach Mini U Storage I			0	0				0	0
30	Plymouth Hills			0	0				0	0
31	Mill Creek Run Apartments			0	0			Working Capital Funds	134,400	0
32	Residence Inn - Ft. Lauderdale			0	0			Property Renovation Reserve	1,500,000	0
33	Cherry Grove Apartments			0	0				0	0
34	Oak Hill Portfolio	Cash		0	0			Piedmont Tenant Reserve	658,182	0
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)
34.02	Blairsville VA Clinic
34.03	Peachtree City Building
35	Newport Beach Mini U Storage II			0	0				0	0
36	Stuart North Shopping Center	Cash		0	0			Premier Wellness Reserve	113,668	0
37	Gander Mountain - Arlington			0	0				0	0
38	Holiday Inn Express-Decatur, GA			0	0			PIP Reserve	0	Springing
39	StorageMart - Crofton			0	0				0	0
40	All Storage Railhead			0	0				0	0
41	Geracimos Portfolio	Cash		0	0			Tenant Achievement Reserve	0	0
41.01	Geracimos Portfolio - South Village & Extended
41.02	Geracimos Portfolio - College Crossing
41.03	Geracimos Portfolio - Middletown Village
41.04	Geracimos Portfolio - Ocean City
42	Zang Business Center	Cash		0	0				0	0
43	Holiday Inn Express - Lexington			0	0				0	0
44	Rolling Hills Apartments			0	0				0	0
45	West Knoll Apartments			0	0				0	0
46	CT Self Storage - Fullerton			0	0				0	0
47	Greenbrier Plaza			0	0				0	0
48	81 Washington Avenue	Cash		0	0			Critical Tenant TI/LC Funds	0	Springing
49	Hampton Inn - Greenville			0	0			PIP Reserve	2,460,000	Springing
50	Orillia Station	Cash		0	0			Staples Rollover Funds	0	8,333

A-1-21

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)	Other Escrow I (Monthly) ($)(19)
51	Andover & Andover West			0	0				0	0
52	Holiday Inn Express Memphis			0	0				0	0
53	Holiday Inn Express - Georgetown			0	0				0	0
54	Powell Crossing	Cash		0	0			Critical Tenant TI/LC Funds	0	Springing
55	Holiday Inn Express & Suites Dallas East			0	0			PIP Reserve	0	Springing
56	Fairfield Inn Suites - Lock Haven			0	0			Seasonality Reserve	104,000	0
57	Shoppes at Barnes Crossing	Cash		0	0			Beauty Supply Holdback	450,000	0
58	WalMart Orangeburg			0	0			Critical Tenant TI/LC Funds	0	Springing
59	Parkside Development Company, Inc.			0	0			Collateral Security Agreement for Capital Improvements	3,000,000	0
60	155 Passaic Avenue	Cash		0	0				0	0
61	CT Self Storage - Escondido			0	0			Ground Rent Reserve	0	Springing
62	Rite Aid Portfolio			0	0				0	0
62.01	Rite Aid Buffalo
62.02	Rite Aid Bluefield
62.03	Rite Aid Hinton
62.04	Rite Aid Branchland
63	KCI Fairfield Inn & Suites, Kansas City, MO			0	0			PIP Reserve	470,000	Springing
64	Korakia Pensione			0	0				0	0
65	Strand Building	Cash		0	0				0	0
66	Kingston Point			0	0				0	0
67	Best Western Plus Dallas Hotel and Conference Center			0	0				0	0
68	North Bechtle Square II	Cash		0	0			Rent Concession Reserve	9,000	0
69	Merri-Five Plaza	Cash		0	0			Critical Tenant TI/LC Funds	0	Springing
70	Fishers Town Center			0	0			Gumbo A Go-Go Free Rent Reserve Funds	20,088	0
71	Avon Self-Storage			0	0				0	0
72	Hampton Inn, Manhattan, KS			0	0			PIP Reserve	0	Springing
73	Fifth Avenue Loft Corporation			0	0				0	0
74	Shops at Lily Cache Creek	Cash		0	0				0	0
75	Red Roof Inn San Diego			0	0				0	0
76	La Quinta Garden Apartments			0	0				0	0
77	72nd Street East Corporation			0	0				0	0
78	14 Horatio Street Apartments Corp.			0	0				0	0
79	1182-1214 Farmington Avenue	Cash		0	0			Ground Rent Reserve	0	Springing
80	Market at Summer Oaks	Cash		0	0				0	0
81	Greenwood Arms Cooperative Corp.			0	0				0	0
82	Franklin Commons	Cash		0	0			Critical Tenant TI/LC Funds	0	Springing
83	Durham Apartments			0	0				0	0
84	San Luis Shopping Center	Cash		0	0			Critical Tenant TI/LC Funds	0	Springing
85	Monte Vista Mini Storage			0	0				0	0
86	Colonial Place Apartments			0	0				0	0
87	The Terraces at Willow Springs	Cash		0	0			Tenant Specific TILC Reserve	26,581	0
88	Evelyn Court Apartment Corp.			0	0				0	0
89	Park Town Cooperative Homes No. 1, Inc.			0	0				0	0
90	Bay Terrace Cooperative Section VIII, Inc.			0	0				0	0
91	Woodstock Crossing			0	0				0	0
92	Continental Self Storage			0	0				0	0
93	SaraVilla Apartments			0	0			Liquidity Reserve	125,000	0
94	Greenport Plaza	Cash		0	0				0	0
95	Reserve at Cinco Ranch	Cash		0	0			Sola Salon Reserves	124,000	0
96	Bayview Marketplace	Cash		0	0				0	0
97	North Salem Self Storage			0	0				0	0
98	Walgreens - Lima			0	0			Driveway Casualty Reserve	0	Springing
99	Rite Aid Middletown			0	0				0	0
100	Shackleford MHP			0	0				0	0
101	74 Fifth Avenue Owner’s Corporation			0	0				0	0
102	Novawest Center	Cash		0	0			Tenant Specific TILC Reserve	125,427	0
103	Polo Green Apartments			0	0			Liquidity Reserve	125,000	0
104	Big Oak Self Storage			0	0				0	0
105	TimberHills Apartments			0	0				0	0
106	S&S Plaza	Cash		0	0			Penn Station Funds	9,495	0
107	4400 Coldwater Canyon Avenue			0	0			BKR Free Rent Reserve	20,287	0
108	EZ Self-Storage			0	0				0	0
109	Belleville Crossing - Building I	Cash		0	0				0	0
110	Sandpiper Self Storage			0	0				0	0
111	Marion Plaza	Cash		0	0			DSCR Shortfall Reserve	0	Springing
112	Safari MHP			0	0				0	0
113	Westwood Manor MHP			0	0			Liquidity Reserve	50,000	2,000
114	The Mill MHC			0	0				0	0
115	Best Western Plus			0	0				0	0
116	Highlands Mobile Village			0	0				0	0
117	Sted Tenant Owners Corp.			0	0				0	0
118	Osceola MHC			0	0				0	0
119	Lakeview Mobile Court			0	0			Capital Improvement Reserve	10,000	0
120	Mountain View MHC			0	0				0	0
121	Drake Lane Owners, Inc.			0	0				0	0
122	Michelle Tenants Corp.			0	0				0	0
123	3215 Owners, Ltd.			0	0				0	0
124	250 West 16th Street Owners Corp.			0	0				0	0
125	Great Space Self Storage			0	0				0	0
126	406 West 46th Street Corp.			0	0				0	0
127	741 West End Avenue Owners Corp.			0	0				0	0
128	250 Equities Corp.			0	0				0	0
129	338 West 19th Street Incorporated			0	0				0	0

A-1-22

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback(20)	Ownership Interest	Ground Lease Initial Expiration Date
1	Bank of America Plaza	0	Cash		Rent Concession Reserve	520,213	0	0	Cash			Fee
2	Columbus Square Portfolio	0				0	0	0				Fee
3	Stamford Plaza Portfolio	0	Cash			0	0	0				Fee
3.01	Two Stamford Plaza											Fee
3.02	Four Stamford Plaza											Fee
3.03	One Stamford Plaza											Fee
3.04	Three Stamford Plaza											Fee
4	Hampton Inn & Suites - Brickell	0				0	0	0				Fee
5	Offices at Broadway Station	0	Cash		Tenant Specific TILC Reserve	45,840	0	0	Cash			Fee
6	CSM Bakery Supplies Portfolio I	0				0	0	0				Fee
6.01	1912 Montreal Road											Fee
6.02	3301 Montreal Industrial Way											Fee
6.03	1400 W 2700 N											Fee
6.04	3765 Walden Avenue											Fee
7	U-Haul Portfolio	0				0	0	0				Fee
7.01	U-Haul - Yonkers											Fee
7.02	U-Haul - Pleasant Hills											Fee
7.03	U-Haul - Coraopolis											Fee
7.04	U-Haul - El Paso											Fee
7.05	U-Haul - Washington											Fee
7.06	U-Haul - Corpus Christi											Fee
7.07	U-Haul - Houston North											Fee
7.08	U-Haul - Lebanon											Fee
7.09	U-Haul - Fontana											Fee
7.10	U-Haul - Olympia											Fee
7.11	U-Haul - Detroit											Fee
7.12	U-Haul - Westfield											Fee
7.13	U-Haul - Livermore											Fee
7.14	U-Haul - Cincinnati											Fee
7.15	U-Haul - Memphis											Fee
7.16	U-Haul - Birmingham											Fee
7.17	U-Haul - Macon											Fee
7.18	U-Haul - Grand Island											Fee
7.19	U-Haul - Wichita											Fee
7.20	U-Haul - Bloomsburg											Fee
7.21	U-Haul - Longview											Fee
8	Hermosa Pavilion	0	Cash			0	0	0				Fee
9	Texas Portfolio	0	Cash			0	0	0				Fee
9.01	Rincon Apartments											Fee
9.02	Las Palmas Apartments											Fee
9.03	Reata Apartments											Fee
10	Hilton Lexington Downtown	Seasonality - $249,951	Cash		Parking Rent Reserve	56,250	Springing	0	Cash			Fee
11	States Addition Apartments	0				0	0	0				Fee
12	North Valley Plaza	0	Cash		Starbucks Reserve	600,000	0	0	Cash			Fee
13	Courtyard by Marriott - Aventura	170,215	Cash		PIP Reserve	0	Springing	0				Fee
14	Preferred Freezer Houston	0	Cash			0	0	0			5,000,000	Fee
15	400 Atlantic Avenue	0	Cash		Flood Insurance Reserve	50,000	0	0	Cash			Fee
16	CSM Bakery Supplies Portfolio II	0				0	0	0				Fee
16.01	7351 Crider Avenue											Fee
16.02	32621 Central Avenue											Fee
16.03	2570 Kiel Way											Fee
16.04	11350 Sunrise Park Drive											Fee
16.05	8235 McHard Road											Fee
16.06	5455 Louie Lane											Fee
16.07	805 West 2500 South											Fee
17	Parliament Bend and Park West Apartments	0				0	0	0				Fee
17.01	Park West Apartments											Fee
17.02	Parliament Bend Apartments											Fee
18	55 Miracle Mile	0				0	0	0				Fee
19	Lincoln Plaza	0				0	0	0				Fee
20	Park City 3 and 4 Apartments, Inc.	0				0	0	0				Fee
21	Bentley Commons at Keene	0				0	0	0				Fee
22	Alpha Health Center	0	Cash			0	0	0			396,000	Fee
23	Sansone Regal Plaza	0				0	0	0				Fee
24	The Dorel Apartments	0				0	0	0				Fee
25	Carson Plaza	0	Cash		Environmental Reserve	278,250	0	0	Cash			Fee
26	Hilton Garden Inn - Middleton	0				0	0	0				Fee
27	Normandale Village	0	Cash		Dana’s Apparel Reserve; Lund’s CAPEX reserve	348,000	0	0	Cash			Fee
28	Residence Inn - Anaheim Hills Yorba Linda	0	Cash			0	0	0				Fee
29	Newport Beach Mini U Storage I	0				0	0	0				Fee
30	Plymouth Hills	0				0	0	0				Fee
31	Mill Creek Run Apartments	0	Cash		Master Lessee Surplus Funds	0	Springing	0				Fee
32	Residence Inn - Ft. Lauderdale	0	Cash			0	0	0				Fee
33	Cherry Grove Apartments	0				0	0	0				Fee
34	Oak Hill Portfolio	0	Cash			0	0	0				Fee
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)											Fee
34.02	Blairsville VA Clinic											Fee
34.03	Peachtree City Building											Fee
35	Newport Beach Mini U Storage II	0				0	0	0				Fee
36	Stuart North Shopping Center	0	Cash			0	0	0				Fee
37	Gander Mountain - Arlington	0				0	0	0				Fee
38	Holiday Inn Express-Decatur, GA	0				0	0	0				Fee
39	StorageMart - Crofton	0				0	0	0				Fee
40	All Storage Railhead	0				0	0	0				Fee
41	Geracimos Portfolio	0	Cash			0	0	0				Fee
41.01	Geracimos Portfolio - South Village & Extended											Fee
41.02	Geracimos Portfolio - College Crossing											Fee
41.03	Geracimos Portfolio - Middletown Village											Fee
41.04	Geracimos Portfolio - Ocean City											Fee
42	Zang Business Center	0				0	0	0				Fee
43	Holiday Inn Express - Lexington	0				0	0	0				Fee
44	Rolling Hills Apartments	0				0	0	0				Fee
45	West Knoll Apartments	0				0	0	0				Fee
46	CT Self Storage - Fullerton	0				0	0	0				Fee
47	Greenbrier Plaza	0				0	0	0				Fee
48	81 Washington Avenue	0				0	0	0				Fee
49	Hampton Inn - Greenville	0	Cash			0	0	0				Fee
50	Orillia Station	0	Cash		Critical Tenant TI/LC Funds	0	Springing	0				Fee

A-1-23

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback(20)	Ownership Interest	Ground Lease Initial Expiration Date
51	Andover & Andover West	0				0	0	0			1,850,000	Fee
52	Holiday Inn Express Memphis	0				0	0	0				Fee
53	Holiday Inn Express - Georgetown	0				0	0	0				Fee
54	Powell Crossing	0				0	0	0				Fee
55	Holiday Inn Express & Suites Dallas East	500,000			Quality Assurance Escrow	30,000	0	0	Cash			Fee
56	Fairfield Inn Suites - Lock Haven	104,000	Cash			0	0	0				Fee
57	Shoppes at Barnes Crossing	0	Cash			0	0	0				Fee
58	WalMart Orangeburg	0				0	0	0				Fee
59	Parkside Development Company, Inc.	0	Cash			0	0	0				Fee
60	155 Passaic Avenue	0				0	0	0				Leasehold	10/31/2052
61	CT Self Storage - Escondido	0				0	0	0				Leasehold	10/1/2028
62	Rite Aid Portfolio	0				0	0	0				Fee
62.01	Rite Aid Buffalo											Fee
62.02	Rite Aid Bluefield											Fee
62.03	Rite Aid Hinton											Fee
62.04	Rite Aid Branchland											Fee
63	KCI Fairfield Inn & Suites, Kansas City, MO	0	Cash			0	0	0				Fee
64	Korakia Pensione	0				0	0	0				Fee
65	Strand Building	0				0	0	0				Fee
66	Kingston Point	0				0	0	0				Fee
67	Best Western Plus Dallas Hotel and Conference Center	0				0	0	0				Fee
68	North Bechtle Square II	0	Cash		Sake One Reserve	50,000	0	0	Cash			Fee
69	Merri-Five Plaza	0				0	0	0				Fee
70	Fishers Town Center	0	Cash		Gumbo A Go-Go TI/LC Reserve	50,129	1,938	97,900	Cash			Fee
71	Avon Self-Storage	0				0	0	0				Fee
72	Hampton Inn, Manhattan, KS	0				0	0	0				Fee
73	Fifth Avenue Loft Corporation	0				0	0	0				Fee
74	Shops at Lily Cache Creek	0				0	0	0				Fee
75	Red Roof Inn San Diego	0				0	0	0				Leasehold	11/1/2061
76	La Quinta Garden Apartments	0				0	0	0				Fee
77	72nd Street East Corporation	0				0	0	0				Fee
78	14 Horatio Street Apartments Corp.	0				0	0	0				Fee
79	1182-1214 Farmington Avenue	0				0	0	0				Fee and Leasehold	7/1/2054
80	Market at Summer Oaks	0				0	0	0				Fee
81	Greenwood Arms Cooperative Corp.	0				0	0	0				Fee
82	Franklin Commons	0				0	0	0				Fee
83	Durham Apartments	0				0	0	0				Fee
84	San Luis Shopping Center	0				0	0	0				Fee
85	Monte Vista Mini Storage	0				0	0	0				Fee
86	Colonial Place Apartments	0				0	0	0				Fee
87	The Terraces at Willow Springs	0	Cash			0	0	0				Fee
88	Evelyn Court Apartment Corp.	0				0	0	0				Fee
89	Park Town Cooperative Homes No. 1, Inc.	0				0	0	0				Fee
90	Bay Terrace Cooperative Section VIII, Inc.	0				0	0	0				Leasehold	7/31/2057
91	Woodstock Crossing	0				0	0	0				Fee
92	Continental Self Storage	0				0	0	0				Fee
93	SaraVilla Apartments	0	Cash			0	0	0				Fee
94	Greenport Plaza	0				0	0	0				Fee
95	Reserve at Cinco Ranch	0	Cash			0	0	0				Fee
96	Bayview Marketplace	0				0	0	0				Fee
97	North Salem Self Storage	0				0	0	0				Fee
98	Walgreens - Lima	0				0	0	0				Fee
99	Rite Aid Middletown	0				0	0	0				Fee
100	Shackleford MHP	0				0	0	0				Fee
101	74 Fifth Avenue Owner’s Corporation	0				0	0	0				Fee
102	Novawest Center	0	Cash		Eclipse Reserve	50,000	0	0	Cash			Fee
103	Polo Green Apartments	0	Cash			0	0	0				Fee
104	Big Oak Self Storage	0				0	0	0				Fee
105	TimberHills Apartments	0				0	0	0				Fee
106	S&S Plaza	0	Cash		Critical Tenant TI/LC Funds	0	Springing	0				Fee
107	4400 Coldwater Canyon Avenue	0	Cash			0	0	0				Fee
108	EZ Self-Storage	0				0	0	0				Fee
109	Belleville Crossing - Building I	0				0	0	0				Fee
110	Sandpiper Self Storage	0				0	0	0				Fee
111	Marion Plaza	0				0	0	0				Fee
112	Safari MHP	0				0	0	0				Fee
113	Westwood Manor MHP	100,000	Cash			0	0	0				Fee
114	The Mill MHC	0				0	0	0				Fee
115	Best Western Plus	0				0	0	0				Fee
116	Highlands Mobile Village	0				0	0	0				Fee
117	Sted Tenant Owners Corp.	0				0	0	0				Fee
118	Osceola MHC	0				0	0	0				Fee
119	Lakeview Mobile Court	0	Cash			0	0	0				Fee
120	Mountain View MHC	0				0	0	0				Fee
121	Drake Lane Owners, Inc.	0				0	0	0				Fee
122	Michelle Tenants Corp.	0				0	0	0				Fee
123	3215 Owners, Ltd.	0				0	0	0				Fee
124	250 West 16th Street Owners Corp.	0				0	0	0				Fee
125	Great Space Self Storage	0				0	0	0				Fee
126	406 West 46th Street Corp.	0				0	0	0				Fee
127	741 West End Avenue Owners Corp.	0				0	0	0				Fee
128	250 Equities Corp.	0				0	0	0				Fee
129	338 West 19th Street Incorporated	0				0	0	0				Fee

A-1-24

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Annual Ground Rent Payment	Annual Ground Rent Increases(21)	Lockbox	Whole Loan Cut- off Date Balance ($)(22)	Whole Loan Debt Service ($)(23)	Subordinate Secured Debt Original Balance ($)(24)
1	Bank of America Plaza			Hard/Springing Cash Management
2	Columbus Square Portfolio			Hard/Upfront Cash Management
3	Stamford Plaza Portfolio			Hard/Upfront Cash Management
3.01	Two Stamford Plaza
3.02	Four Stamford Plaza
3.03	One Stamford Plaza
3.04	Three Stamford Plaza
4	Hampton Inn & Suites - Brickell			Springing (Without Established Account)
5	Offices at Broadway Station			Hard/Upfront Cash Management
6	CSM Bakery Supplies Portfolio I			Hard/Springing Cash Management
6.01	1912 Montreal Road
6.02	3301 Montreal Industrial Way
6.03	1400 W 2700 N
6.04	3765 Walden Avenue
7	U-Haul Portfolio			Soft/Springing Cash Management
7.01	U-Haul - Yonkers
7.02	U-Haul - Pleasant Hills
7.03	U-Haul - Coraopolis
7.04	U-Haul - El Paso
7.05	U-Haul - Washington
7.06	U-Haul - Corpus Christi
7.07	U-Haul - Houston North
7.08	U-Haul - Lebanon
7.09	U-Haul - Fontana
7.10	U-Haul - Olympia
7.11	U-Haul - Detroit
7.12	U-Haul - Westfield
7.13	U-Haul - Livermore
7.14	U-Haul - Cincinnati
7.15	U-Haul - Memphis
7.16	U-Haul - Birmingham
7.17	U-Haul - Macon
7.18	U-Haul - Grand Island
7.19	U-Haul - Wichita
7.20	U-Haul - Bloomsburg
7.21	U-Haul - Longview
8	Hermosa Pavilion			Hard/Springing Cash Management
9	Texas Portfolio			Soft/Upfront Cash Management
9.01	Rincon Apartments
9.02	Las Palmas Apartments
9.03	Reata Apartments
10	Hilton Lexington Downtown			Hard/Springing Cash Management
11	States Addition Apartments			Soft/Springing Cash Management
12	North Valley Plaza			Hard/Upfront Cash Management
13	Courtyard by Marriott - Aventura			Springing (Without Established Account)
14	Preferred Freezer Houston			Hard/Springing Cash Management
15	400 Atlantic Avenue			Hard/Springing Cash Management
16	CSM Bakery Supplies Portfolio II			Hard/Springing Cash Management
16.01	7351 Crider Avenue
16.02	32621 Central Avenue
16.03	2570 Kiel Way
16.04	11350 Sunrise Park Drive
16.05	8235 McHard Road
16.06	5455 Louie Lane
16.07	805 West 2500 South
17	Parliament Bend and Park West Apartments			Springing (Without Established Account)
17.01	Park West Apartments
17.02	Parliament Bend Apartments
18	55 Miracle Mile			Hard/Springing Cash Management
19	Lincoln Plaza			Hard/Springing Cash Management
20	Park City 3 and 4 Apartments, Inc.			None
21	Bentley Commons at Keene			Springing (Without Established Account)
22	Alpha Health Center			Springing (With Established Account)
23	Sansone Regal Plaza			Hard/Springing Cash Management
24	The Dorel Apartments			Hard/Springing Cash Management
25	Carson Plaza			Springing (Without Established Account)
26	Hilton Garden Inn - Middleton			None
27	Normandale Village			Springing (Without Established Account)
28	Residence Inn - Anaheim Hills Yorba Linda			Hard/Springing Cash Management
29	Newport Beach Mini U Storage I			Springing (Without Established Account)
30	Plymouth Hills			None
31	Mill Creek Run Apartments			Springing (Without Established Account)
32	Residence Inn - Ft. Lauderdale			Hard/Springing Cash Management
33	Cherry Grove Apartments			Springing (Without Established Account)
34	Oak Hill Portfolio			Hard/Springing Cash Management
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)
34.02	Blairsville VA Clinic
34.03	Peachtree City Building
35	Newport Beach Mini U Storage II			Springing (Without Established Account)
36	Stuart North Shopping Center			Springing (Without Established Account)
37	Gander Mountain - Arlington			Springing (Without Established Account)
38	Holiday Inn Express-Decatur, GA			Springing (Without Established Account)
39	StorageMart - Crofton			Springing (Without Established Account)
40	All Storage Railhead			Springing (Without Established Account)
41	Geracimos Portfolio			Soft/Springing Cash Management
41.01	Geracimos Portfolio - South Village & Extended
41.02	Geracimos Portfolio - College Crossing
41.03	Geracimos Portfolio - Middletown Village
41.04	Geracimos Portfolio - Ocean City
42	Zang Business Center			Hard/Springing Cash Management
43	Holiday Inn Express - Lexington			Hard/Springing Cash Management
44	Rolling Hills Apartments			None
45	West Knoll Apartments			None
46	CT Self Storage - Fullerton			Springing (Without Established Account)
47	Greenbrier Plaza			None
48	81 Washington Avenue			Hard/Springing Cash Management
49	Hampton Inn - Greenville			Springing (Without Established Account)
50	Orillia Station			Hard/Springing Cash Management

A-1-25

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Annual Ground Rent Payment	Annual Ground Rent Increases(21)	Lockbox	Whole Loan Cut- off Date Balance ($)(22)	Whole Loan Debt Service ($)(23)	Subordinate Secured Debt Original Balance ($)(24)
51	Andover & Andover West			Springing (With Established Account)
52	Holiday Inn Express Memphis			Hard/Springing Cash Management
53	Holiday Inn Express - Georgetown			Hard/Springing Cash Management
54	Powell Crossing			Springing (Without Established Account)
55	Holiday Inn Express & Suites Dallas East			Springing (Without Established Account)
56	Fairfield Inn Suites - Lock Haven			Springing (Without Established Account)
57	Shoppes at Barnes Crossing			Springing (Without Established Account)
58	WalMart Orangeburg			Springing (Without Established Account)
59	Parkside Development Company, Inc.			None	7,000,000	29,006	1,000,000
60	155 Passaic Avenue	$50,830	To be adjusted on the 8th anniversary of the Rent Commencement Date and every five years thereafter by 3%.	Hard/Springing Cash Management
61	CT Self Storage - Escondido	$65,720	Every 5 years, beginning 2/1/2007, base rent is increased by the lesser of (i) 11%; or (ii) CPI for the January immediately prior to the adjustment date divided by CPI five years earlier	Springing (Without Established Account)
62	Rite Aid Portfolio			Hard/Upfront Cash Management
62.01	Rite Aid Buffalo
62.02	Rite Aid Bluefield
62.03	Rite Aid Hinton
62.04	Rite Aid Branchland
63	KCI Fairfield Inn & Suites, Kansas City, MO			Springing (Without Established Account)
64	Korakia Pensione			Springing (Without Established Account)
65	Strand Building			Springing (With Established Account)
66	Kingston Point			Soft/Springing Cash Management
67	Best Western Plus Dallas Hotel and Conference Center			Springing (Without Established Account)
68	North Bechtle Square II			Soft/Springing Cash Management
69	Merri-Five Plaza			Springing (Without Established Account)
70	Fishers Town Center			Hard/Springing Cash Management
71	Avon Self-Storage			Springing (Without Established Account)
72	Hampton Inn, Manhattan, KS			Springing (Without Established Account)
73	Fifth Avenue Loft Corporation			None	5,600,000	19,026	1,000,000
74	Shops at Lily Cache Creek			Springing (Without Established Account)
75	Red Roof Inn San Diego	$96,000	(21)	Hard/Springing Cash Management
76	La Quinta Garden Apartments			Springing (Without Established Account)
77	72nd Street East Corporation			None	5,500,000	18,947	1,250,000
78	14 Horatio Street Apartments Corp.			None	4,700,000	21,554	500,000
79	1182-1214 Farmington Avenue	$25,000	5% increase every 5 years	Springing (Without Established Account)
80	Market at Summer Oaks			Springing (Without Established Account)
81	Greenwood Arms Cooperative Corp.			None	4,589,078	21,364	500,000
82	Franklin Commons			Springing (Without Established Account)
83	Durham Apartments			None
84	San Luis Shopping Center			Hard/Springing Cash Management
85	Monte Vista Mini Storage			Springing (Without Established Account)
86	Colonial Place Apartments			Springing (Without Established Account)
87	The Terraces at Willow Springs			None
88	Evelyn Court Apartment Corp.			None
89	Park Town Cooperative Homes No. 1, Inc.			None
90	Bay Terrace Cooperative Section VIII, Inc.	$10,710.00 + all real estate taxes assessed against the demised premises.		None	3,691,475	17,027	500,000
91	Woodstock Crossing			None
92	Continental Self Storage			None
93	SaraVilla Apartments			None
94	Greenport Plaza			Springing (Without Established Account)
95	Reserve at Cinco Ranch			Springing (Without Established Account)
96	Bayview Marketplace			Springing (Without Established Account)
97	North Salem Self Storage			Springing (Without Established Account)
98	Walgreens - Lima			Springing (Without Established Account)
99	Rite Aid Middletown			Springing (With Established Account)
100	Shackleford MHP			Springing (Without Established Account)
101	74 Fifth Avenue Owner’s Corporation			None
102	Novawest Center			None
103	Polo Green Apartments			None
104	Big Oak Self Storage			None
105	TimberHills Apartments			None
106	S&S Plaza			Hard/Springing Cash Management
107	4400 Coldwater Canyon Avenue			Springing (Without Established Account)
108	EZ Self-Storage			Springing (Without Established Account)
109	Belleville Crossing - Building I			Hard/Springing Cash Management
110	Sandpiper Self Storage			Springing (Without Established Account)
111	Marion Plaza			None
112	Safari MHP			Springing (Without Established Account)
113	Westwood Manor MHP			Springing (Without Established Account)
114	The Mill MHC			Springing (Without Established Account)
115	Best Western Plus			Springing (Without Established Account)
116	Highlands Mobile Village			Springing (Without Established Account)
117	Sted Tenant Owners Corp.			None	1,895,471	8,892	200,000
118	Osceola MHC			Springing (Without Established Account)
119	Lakeview Mobile Court			Springing (Without Established Account)
120	Mountain View MHC			Springing (Without Established Account)
121	Drake Lane Owners, Inc.			None
122	Michelle Tenants Corp.			None	1,896,004	8,613	400,000
123	3215 Owners, Ltd.			None	1,650,000	5,775	250,000
124	250 West 16th Street Owners Corp.			None	2,000,000	6,799	750,000
125	Great Space Self Storage			Springing (Without Established Account)
126	406 West 46th Street Corp.			None	1,496,670	6,913	250,000
127	741 West End Avenue Owners Corp.			None	1,746,670	7,760	500,000
128	250 Equities Corp.			None	1,445,161	6,743	250,000
129	338 West 19th Street Incorporated			None	1,097,778	5,256	200,000

A-1-26

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Subordinate Secured Debt Cut-off Date Balance ($)(25)	Whole Loan U/W NOI DSCR (x)(10)(23)	Whole Loan U/W NCF DSCR (x)(10)(23)	Whole Loan Cut- off Date LTV Ratio(6)(26)	Whole Loan Cut- off Date U/W NOI Debt Yield(10)(26)	Whole Loan Cut- off Date U/W NCF Debt Yield(10)(26)	Mezzanine Debt Cut-off Date Balance($)(27)	Sponsor(28)	Affiliated Sponsors	Mortgage Loan Number
1	Bank of America Plaza								Brookfield Office Properties Inc.		1
2	Columbus Square Portfolio								Jacob Chetrit; Laurence Gluck		2
3	Stamford Plaza Portfolio								Aby Rosen; Michael Fuchs		3
3.01	Two Stamford Plaza										3.01
3.02	Four Stamford Plaza										3.02
3.03	One Stamford Plaza										3.03
3.04	Three Stamford Plaza										3.04
4	Hampton Inn & Suites - Brickell								Bernard Wolfson		4
5	Offices at Broadway Station								EverWest, LLC		5
6	CSM Bakery Supplies Portfolio I								AG Net Lease Realty Fund III, L.P.	Y - Group A	6
6.01	1912 Montreal Road										6.01
6.02	3301 Montreal Industrial Way										6.02
6.03	1400 W 2700 N										6.03
6.04	3765 Walden Avenue										6.04
7	U-Haul Portfolio								AMERCO		7
7.01	U-Haul - Yonkers										7.01
7.02	U-Haul - Pleasant Hills										7.02
7.03	U-Haul - Coraopolis										7.03
7.04	U-Haul - El Paso										7.04
7.05	U-Haul - Washington										7.05
7.06	U-Haul - Corpus Christi										7.06
7.07	U-Haul - Houston North										7.07
7.08	U-Haul - Lebanon										7.08
7.09	U-Haul - Fontana										7.09
7.10	U-Haul - Olympia										7.10
7.11	U-Haul - Detroit										7.11
7.12	U-Haul - Westfield										7.12
7.13	U-Haul - Livermore										7.13
7.14	U-Haul - Cincinnati										7.14
7.15	U-Haul - Memphis										7.15
7.16	U-Haul - Birmingham										7.16
7.17	U-Haul - Macon										7.17
7.18	U-Haul - Grand Island										7.18
7.19	U-Haul - Wichita										7.19
7.20	U-Haul - Bloomsburg										7.20
7.21	U-Haul - Longview										7.21
8	Hermosa Pavilion								Shaoul Levy		8
9	Texas Portfolio							5,377,000	Key Real Estate Company; Key Real Estate Company; Key Real Estate Company		9
9.01	Rincon Apartments										9.01
9.02	Las Palmas Apartments										9.02
9.03	Reata Apartments										9.03
10	Hilton Lexington Downtown								Lexington Downtown Hotel Investment, LLC		10
11	States Addition Apartments								Chris Vrame, Patrick Gardner, and Gus C. Gianulias		11
12	North Valley Plaza								Lucia and Richard Parks as individuals and as trustees of the Parks Family Trust		12
13	Courtyard by Marriott - Aventura								Jeffrey Soffer		13
14	Preferred Freezer Houston								H.N. Gorin, Inc.		14
15	400 Atlantic Avenue								Dr. Stephen Zuellig		15
16	CSM Bakery Supplies Portfolio II								AG Net Lease Realty Fund III, L.P.	Y - Group A	16
16.01	7351 Crider Avenue										16.01
16.02	32621 Central Avenue										16.02
16.03	2570 Kiel Way										16.03
16.04	11350 Sunrise Park Drive										16.04
16.05	8235 McHard Road										16.05
16.06	5455 Louie Lane										16.06
16.07	805 West 2500 South										16.07
17	Parliament Bend and Park West Apartments								Richard A. Fishman		17
17.01	Park West Apartments										17.01
17.02	Parliament Bend Apartments										17.02
18	55 Miracle Mile							3,400,000	Raoul Thomas		18
19	Lincoln Plaza								Richard I. Tanenbaum		19
20	Park City 3 and 4 Apartments, Inc.										20
21	Bentley Commons at Keene								Glenn Kaplan, John K. Scanlan		21
22	Alpha Health Center								Zahid Aslam		22
23	Sansone Regal Plaza								Roland Sansone		23
24	The Dorel Apartments								Jonathan Marcus; Arnold Marcus; David Schuss; Eric Schuss		24
25	Carson Plaza								Sunny Bhullar		25
26	Hilton Garden Inn - Middleton								David A. Lenz Investments, LLC; C.J. Raymond Investments, L.L.C.		26
27	Normandale Village							0	Andrew E. Bruce; Barry S. Chavin; Timothy J. Wallen; Andrew C. Teske		27
28	Residence Inn - Anaheim Hills Yorba Linda								Ronald Franklin; Richard Vilardo	Y- Group B	28
29	Newport Beach Mini U Storage I								Brian Dahn; Robert J. Conway; Thomas Conway	Y- Group C	29
30	Plymouth Hills								Jerome A. Ruggirello		30
31	Mill Creek Run Apartments								Matthew A. Sharp; J. David Kelsey	Y - Group D	31
32	Residence Inn - Ft. Lauderdale								Ronald Franklin; Richard Vilardo	Y- Group B	32
33	Cherry Grove Apartments								Matthew A. Sharp; J. David Kelsey	Y - Group D	33
34	Oak Hill Portfolio								Shailendra Group		34
34.01	Oak Hill Building I, III, & Oak Hill Park (A, B, & C)										34.01
34.02	Blairsville VA Clinic										34.02
34.03	Peachtree City Building										34.03
35	Newport Beach Mini U Storage II								Brian Dahn; Robert J. Conway; Thomas Conway	Y- Group C	35
36	Stuart North Shopping Center								Fraga Properties		36
37	Gander Mountain - Arlington								David T. Diamond		37
38	Holiday Inn Express-Decatur, GA								Paresh Patel		38
39	StorageMart - Crofton								E. Stanley Kroenke		39
40	All Storage Railhead								Jay Schuminsky		40
41	Geracimos Portfolio							0	Dean A. Geracimos		41
41.01	Geracimos Portfolio - South Village & Extended										41.01
41.02	Geracimos Portfolio - College Crossing										41.02
41.03	Geracimos Portfolio - Middletown Village										41.03
41.04	Geracimos Portfolio - Ocean City										41.04
42	Zang Business Center								Unico Investment Group LLC		42
43	Holiday Inn Express - Lexington								Thakor Maggan; Prakash Maggan; Manish Patel; Harish Patel; Ketan Patel; Dipak Patel; Bhavisha Patel	Y - Group E	43
44	Rolling Hills Apartments								Robert T. Bethel, Theresa H. Bethel		44
45	West Knoll Apartments								Sami Tasneem Khan		45
46	CT Self Storage - Fullerton								CT Self Storage II, LLC	Y - Group F	46
47	Greenbrier Plaza								Dolphinshire, LP		47
48	81 Washington Avenue								Craig Robins; Christian Jagodzinski		48
49	Hampton Inn - Greenville								Vivian A. Wong; Thomas K. F. Wong; Sarah Kit-Bing Lam		49
50	Orillia Station								Thomas Milton Funke		50

A-1-27

WFRBS Commercial Mortgage Trust 2014-C22
ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Subordinate Secured Debt Cut-off Date Balance ($)(25)	Whole Loan U/W NOI DSCR (x)(10)(23)	Whole Loan U/W NCF DSCR (x)(10)(23)	Whole Loan Cut- off Date LTV Ratio(6)(26)	Whole Loan Cut- off Date U/W NOI Debt Yield(10)(26)	Whole Loan Cut- off Date U/W NCF Debt Yield(10)(26)	Mezzanine Debt Cut-off Date Balance($)(27)	Sponsor(28)	Affiliated Sponsors	Mortgage Loan Number
51	Andover & Andover West								Jim Dixon, Elie Estephan & Perry Stancado		51
52	Holiday Inn Express Memphis								Rajesh C. Patel, Anil C. Patel, Vikash Patel, Rakesh Patel, and Hemina Patel		52
53	Holiday Inn Express - Georgetown								Thakor Maggan; Ketan Patel; Dipak Patel; Bhavisha Patel; Prakash Maggan	Y - Group E	53
54	Powell Crossing								William A. Morris; Gallant W. Floyd		54
55	Holiday Inn Express & Suites Dallas East								Navnitkumar C. Patel; Sunitabahen N. Patel		55
56	Fairfield Inn Suites - Lock Haven								Mathias R. Shaner		56
57	Shoppes at Barnes Crossing								RCG Ventures Distressed Real Estate Opportunity Fund, LP		57
58	WalMart Orangeburg								Michael Weisser		58
59	Parkside Development Company, Inc.	0	4.33	4.33	27.7%	21.5%	21.5%				59
60	155 Passaic Avenue								Time Equities		60
61	CT Self Storage - Escondido								CT Self Storage II, LLC	Y - Group F	61
62	Rite Aid Portfolio								Marc Jacobowitz, Yerachmeal Jacobson		62
62.01	Rite Aid Buffalo										62.01
62.02	Rite Aid Bluefield										62.02
62.03	Rite Aid Hinton										62.03
62.04	Rite Aid Branchland										62.04
63	KCI Fairfield Inn & Suites, Kansas City, MO								RHW Management, Inc.	Y - Group G	63
64	Korakia Pensione								Makar Properties		64
65	Strand Building								Ronald J. Levick		65
66	Kingston Point							0	Strategic Realty Capital LLC		66
67	Best Western Plus Dallas Hotel and Conference Center								Jay Patel, Dhirubhai Chaturvedi		67
68	North Bechtle Square II								Steven P. Wathen; James W. Haring; Timothy P. Galvin		68
69	Merri-Five Plaza								William E. Watch; Warren Terrace		69
70	Fishers Town Center								George P. Broadbent		70
71	Avon Self-Storage								Robert Moser; Robert Morgan	Y - Group H	71
72	Hampton Inn, Manhattan, KS								RHW Management, Inc.	Y - Group G	72
73	Fifth Avenue Loft Corporation	0	6.42	6.42	11.2%	26.2%	26.2%				73
74	Shops at Lily Cache Creek								Lakeview Crossing Shopping Center Dallas, TX. Limited Partnership		74
75	Red Roof Inn San Diego								Palacio Mission Bay LLC		75
76	La Quinta Garden Apartments								Swapnil Agarwal		76
77	72nd Street East Corporation	0	40.70	40.70	3.7%	168.3%	168.3%				77
78	14 Horatio Street Apartments Corp.	0	17.46	17.46	3.4%	96.1%	96.1%				78
79	1182-1214 Farmington Avenue								AMPM Enterprises; Alan Eisenbaum; Wayne Eisenbaum		79
80	Market at Summer Oaks								Rafat Shaikh; Samina Sheikh		80
81	Greenwood Arms Cooperative Corp.	0	9.10	9.10	19.1%	50.9%	50.9%				81
82	Franklin Commons								James J. Morrison, Jr.; Patricia P. Morrison		82
83	Durham Apartments								George M. Nyman; George M. Nyman Revocable Living Trust		83
84	San Luis Shopping Center								Surendra Agarwal; Kanak L. Agarwal; Sanjay Agarwal		84
85	Monte Vista Mini Storage								Ramson Piro; Rainer Brendel		85
86	Colonial Place Apartments								R. James Properties Inc		86
87	The Terraces at Willow Springs								Andrew D. Porter; Thomas C. Bowen		87
88	Evelyn Court Apartment Corp.										88
89	Park Town Cooperative Homes No. 1, Inc.										89
90	Bay Terrace Cooperative Section VIII, Inc.	0	5.79	5.79	13.4%	32.0%	32.0%				90
91	Woodstock Crossing										91
92	Continental Self Storage								Kent R. Greenwald		92
93	SaraVilla Apartments								Petrina Badalamenti; Petrina Badalamenti Revocable Trust	Y - Group I	93
94	Greenport Plaza								Steven Gordon & Richard Wilbert		94
95	Reserve at Cinco Ranch								Blitz Family Trust; Elaine Blitz; Robert Heintzleman; F. Peter Fisher; Colleen E. Campbell; Fisher-Campbell Family Trust		95
96	Bayview Marketplace								Joseph Paluzzi, III		96
97	North Salem Self Storage								Henry K. Jordan, Jr.		97
98	Walgreens - Lima								Victoire Hovland		98
99	Rite Aid Middletown								Mordechai Berezin		99
100	Shackleford MHP								Ronald K. Weiss; Richard Nodel	Y - Group K	100
101	74 Fifth Avenue Owner’s Corporation										101
102	Novawest Center								James C. Holmes, Jr.; Diane Waterloo; Gerald C. Dietz, Sr.; Brian M. Dietz; Paul J. Dietz		102
103	Polo Green Apartments								Petrina Badalamenti; Petrina Badalamenti Revocable Trust	Y - Group I	103
104	Big Oak Self Storage								James R. Patterson		104
105	TimberHills Apartments								Dr. Mohomed Aliniazee		105
106	S&S Plaza								Scott J. Weiner; Stacy W. Cushing		106
107	4400 Coldwater Canyon Avenue								Scott Weiss; Wilfred Von Der Ahe		107
108	EZ Self-Storage								Robert Moser; Robert Morgan	Y - Group H	108
109	Belleville Crossing - Building I								David A. Rifkind; Todd S. August		109
110	Sandpiper Self Storage								Lawrence W. Maxwell		110
111	Marion Plaza								Isaac A. Seruya		111
112	Safari MHP								Ronald K. Weiss	Y - Group K	112
113	Westwood Manor MHP								David J. Griffith		113
114	The Mill MHC								Bruce M. Simon		114
115	Best Western Plus								Ram A. Lavani; Ashwin Lavani; Pravin Monpara		115
116	Highlands Mobile Village								Richard J. O’Brien	Y - Group J	116
117	Sted Tenant Owners Corp.	0	7.52	7.52	12.9%	42.3%	42.3%				117
118	Osceola MHC								Richard O’Brien	Y - Group J	118
119	Lakeview Mobile Court								Richard J. O’Brien	Y - Group J	119
120	Mountain View MHC								David Reynolds		120
121	Drake Lane Owners, Inc.										121
122	Michelle Tenants Corp.	0	6.46	6.46	14.4%	35.2%	35.2%				122
123	3215 Owners, Ltd.	0	7.44	7.44	13.2%	31.3%	31.3%				123
124	250 West 16th Street Owners Corp.	0	12.77	12.77	5.3%	52.1%	52.1%				124
125	Great Space Self Storage								(28)		125
126	406 West 46th Street Corp.	0	3.48	3.48	20.4%	19.3%	19.3%				126
127	741 West End Avenue Owners Corp.	0	5.98	5.98	12.1%	31.9%	31.9%				127
128	250 Equities Corp.	0	5.90	5.90	10.1%	33.1%	33.1%				128
129	338 West 19th Street Incorporated	0	4.25	4.25	13.0%	24.4%	24.4%				129

A-1-28

WFRBS Commercial Mortgage Trust 2014-C22

FOOTNOTES TO ANNEX A-1

See “Annex B: Additional Mortgage Loan Information/Definitions” in the Free Writing Prospectus for additional information on all mortgage loans and “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” for additional information on the 15 largest mortgage loans.

(1)
“WFB” denotes Wells Fargo Bank, National Association, “RBS” denotes The Royal Bank of Scotland plc and RBS Financial Products Inc. (“RBSFP”), “RMF” denotes Rialto Mortgage Finance, LLC, “LIG I” denotes Liberty Island Group I LLC, “Basis” denotes Basis Real Estate Capital II, LLC, “CIIICM” denotes C-III Commercial Mortgage LLC and “WDCPF” denotes Walker & Dunlop Commercial Property Funding I WF, LLC.  RBSFP was the originator of mortgage loan #8 (Hermosa Pavillion), #47 (Greenbriar Plaza), #64 (Korakia Pensione) and #75 (Red Roof Inn San Diego).  RBSFP and the Royal Bank of Scotland plc co-originated mortgage loan #16 (CSM Bakery Supplies Portfolio II). The Royal Bank of Scotland plc was the sole originator of all other RBS loans.

(2)
For mortgage loan #2 (Columbus Square Portfolio), the Number of Units includes 275,957 square feet of retail space, 109,823 square feet of office and other space and 108,444 square feet of parking space on a lease that expires April 30, 2029.

For mortgage loan #8 (Hermosa Pavilion), the mortgaged property consists of 55,446 square feet of retail space, 53,397 of office space, and 4,476 square feet of storage space.

For mortgage loan #18 (55 Miracle Mile), the Number of Units includes 40,109 square feet of retail space and 25,124 square feet of office space.  The collateral also includes 400 spaces within the parking structure.

For mortgage loan #23 (Sansone Regal Plaza), the Number of Units and Occupancy Rate include the largest tenant (65,487 square feet), who owns the improvements built on the pad site.

For mortgage loan #48 (81 Washington Avenue), the Number of Units includes 10,303 square feet of restaurant space and 3,908 square feet of office space.

For mortgage loan #65 (Strand Building), the Number of Units includes 22,896 square feet of multifamily space (20 units) and 14,759 square feet of retail space.

For mortgage loan #112 (Safari MHP), the mortgaged property includes 83 mobile home sites and 50 RV sites.

For mortgage loan #118 (Osceola MHC), the mortgaged property includes 64 mobile home sites and six apartment units.

(3)
For mortgage loan #1 (Bank of America Plaza), the mortgage loan represents Note A-1 of three pari passu companion loans, which have a combined Cut-off Date principal balance of $400,000,000.  Note A-2 and Note A-3 are not included in the trust.  All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Note A-1, Note A-2 and Note A-3 in the aggregate (“Bank of America Plaza Loan Combination”).  The Note A-1 mortgage loan is the controlling interest in Bank of America Plaza Loan Combination.

For mortgage loan #2 (Columbus Square Portfolio), the mortgage loan represents Note A-1 of four pari passu companion loans, which have a combined Cut-off Date principal balance of $400,000,000.  Note A-2, Note A-3 and Note A-4 are not included in the trust.  All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Note A-1, Note A-2, Note A-3 and Note A-4 in the aggregate (“Columbus Square Portfolio Loan Combination”).  The Note A-1 mortgage loan is the controlling interest in Columbus Square Portfolio Loan Combination.

For mortgage loan #3 (Stamford Plaza Portfolio), the mortgage loan represents Note A-3 of three pari passu companion loans, which have a combined Cut-off Date principal balance of $270,000,000.  Notes A-1 and A-2 are not included in the trust.  All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Note A-1, Note A-2 and Note A-3 in the aggregate (“Stamford Plaza Portfolio Loan Combination”).  The Note A-3 mortgage loan is a non-controlling interest in the Stamford Plaza Portfolio Loan Combination.

(4)
For mortgage loans #2 (Columbus Square Portfolio) and #96 (Bayview Marketplace), the borrower is required to pay a yield maintenance premium if the partial release occurs prior to the lockout release date.

For mortgage loan #26 (Hilton Garden Inn – Middleton), the developer has a right to repurchase the mortgaged property accompanied with a yield maintenance payment, prior to the lockout release date.

(5)
For mortgage loan #14 (Preferred Freezer Houston), the Appraised Value assumes the borrower has completed a $5,000,000 expansion plan adding 97,325 square feet of rentable space as of December 1, 2014.  Cut-off Date LTV and LTV Ratio at Maturity were calculated assuming the expansion has been completed.  The Cut-off Date LTV and LTV Ratio at Maturity, assuming the renovations have not been completed and based on an as-is appraised value of $32,500,000, are 80.0% and 73.0%, respectively.

For mortgage loan #22 (Alpha Health Center), the Cut-off Date LTV Ratio and LTV Ratio at Maturity shown are based on the Cut-off Date Balance net of the $396,000 holdback for the Lab Corp. tenant, and the as-is appraised value of $25,100,000. Lab Corp. is expected to take occupancy and begin paying rent no later than February 20, 2016. The Cut-Off Date LTV Ratio and LTV Ratio at Maturity based on the Cut-off Date Balance and the as-is appraised value are 64.6% and 52.6%, respectively.

For mortgage loan #51 (Andover and Andover West), the Cut-off Date LTV Ratio and LTV Ratio at Maturity shown are based on the Cut-off Date Balance net of the $1,850,000 holdback and the as-is appraised value of $11,000,000. The Cut-Off Date LTV Ratio and LTV Ratio at Maturity based on the Cut-off Date Balance and the as-is appraised value are 63.6% and 56.1%, respectively.

(6)
Except for mortgage loan #89 (Park Town Cooperative Homes No. 1, Inc.), for the mortgage loans secured by residential cooperative properties the as-is appraised value of each mortgaged property is the appraised value of such mortgaged property assuming such mortgaged property is operated as a residential cooperative.

With respect to mortgage loan #89 (Park Town Cooperative Homes No. 1, Inc.), the as-is appraised value is the Coop-Rental Value of such residential cooperative property and the loan-to-value ratio information for such residential cooperative mortgage loan as presented herein is determined based on the Coop-Rental Value of such residential cooperative property.

(7)	The Coop - Rental Value of a residential cooperative property is the appraised value of such mortgaged property assuming such mortgaged property is operated as a multifamily rental property.

A-1-29

WFRBS Commercial Mortgage Trust 2014-C22

FOOTNOTES TO ANNEX A-1

(8)
Coop - Sponsor Units refers to the number of units owned by the original sponsor responsible for the mortgaged property’s conversion into cooperative ownership. A sponsor may rent its units or opt to market them for sale (either individually or as a whole). Coop - Investor Units refers to a bulk number of units owned by a non-tenant investor(s), who can rent or sell the units. Coop - Coop Units refers to the number of units owned by the borrower, which is a cooperative corporation. In this capacity, the cooperative may manage its units as an investor would or use the units for the benefit of its cooperative members. Coop – Unsold Percent refers to the ratio of the total number of units collectively owned by the original sponsor, a non-tenant investor or the cooperative corporation to the number of units with shares allocated.  Coop - Sponsor/Investor Carry is the sponsor’s or the investor’s net cash flow calculated by subtracting maintenance charges on the sponsor or investor owned units from the actual rents payable on such units, to the extent available.

(9)
With respect to the mortgage loans secured by residential cooperative properties, the Coop - Committed Secondary Debt equals the balance of any subordinate line of credit mortgage loan (the “Subordinate LOC”), based on the full face amount of the Subordinate LOC.

(10)
For purposes of determining the debt service coverage ratio and debt yield for a residential cooperative mortgage loan, the U/W NCF and the U/W NOI for a residential cooperative property is the projected net cash flow reflected in an appraisal of such residential cooperative property. Accordingly, U/W Revenues, U/W Expenses, U/W Net Operating Income, U/W Replacement and U/W Net Cash Flow are derived from the appraisal.

(11)	For mortgage loan #7 (U-Haul Portfolio), 20.3% of U/W Revenues includes moving and truck rental services.

(12)
With respect to the residential cooperative mortgage loans, the Occupancy Rate reported reflects the property vacancy assumption in the related appraisal for purposes of determining the Appraised Value of the related mortgaged property as a multifamily rental property (i.e., the Coop - Rental Value). Additionally, the Occupancy as-of Date reflects the appraisal valuation date for such loans.

(13)
The Most Recent NOI, Second Most Recent NOI, Third Most Recent NOI and the related fields shown for the mortgage loans secured by residential cooperative properties are “NAP”. Residential cooperatives are not-for-profit entities that set maintenance fees to cover current expenses and plan for future capital needs. A residential cooperative can increase or decrease maintenance fees according to its anticipated expenses and level of cash reserves. The historical NOI figures are not representative of the cash flow generated by the property if it were operated as a multifamily rental property.

(14)	In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises, that were included in the underwriting.

For mortgage loan #1 (Bank of America Plaza), the fifth largest tenant (81,094 square feet), representing 5.7% of net rentable square feet, has abated rent through June 2015.  There is a $472,505 reserve representing the outstanding rent abatement.

For mortgage loan #8 (Hermosa Pavilion), the second largest tenant (16,179 square feet), representing 13.5% of net rentable square feet, has executed a lease and is in occupancy but has a six month rent abatement.  There is a $104,706 reserve covering the rent abatement period through March 2015.

For mortgage loan #12 (North Valley Plaza), the fourth largest tenant (18,176 square feet), representing 7.5% of net rentable square feet, has executed a lease but is not in occupancy or paying rent.  The fourth largest tenant is anticipated to begin paying rent in January 2015.  There is a $599,933 reserve representing free rent and outstanding tenant improvements and leasing commissions.

For mortgage loan #57 (Shoppes at Barnes Crossing), the fifth largest tenant (4,676 square feet), representing 6.2% of net rentable square feet, has executed a lease, but is not yet in occupancy or paying rent. There is a $450,000 upfront escrow in association with the tenant’s lease. The fifth largest tenant is expected to be in occupancy as of December 2014.

For mortgage loan #69 (Merri-Five Plaza), the fourth largest tenant (4,800 square feet), representing 6.0% of net rentable square feet, is expected to take occupancy on October 1, 2014 and commence rental payments on November 1, 2014.

For mortgage loan #87 (The Terraces at Willow Springs), the third largest tenant (6,000 square feet), representing 12.0% of net rentable square feet, is currently paying abated rent until January 2015.

For mortgage loan #95 (Reserve at Cinco Ranch), the largest tenant (4,820 square feet), representing 22.7% of net rentable square feet has abated rent in September 2015 and October 2016.  There is a $124,000 reserve representing one years’ rent plus reimbursements.   The second largest tenant (3,530 square feet), representing 16.6% of net rentable square feet, has a one month rent credit in September 2016.  The fourth largest tenant (2,100 square feet), representing  9.9% of net rentable square feet, has a one month rent credit in July 2016.  The fifth largest tenant (1,565 square feet), representing 7.4% of net rentable square feet, has executed a lease but is not in occupancy or paying rent.  The fifth largest tenant is anticipated to begin paying rent in October 2014.

For mortgage loan #102 (Novawest Center), the largest tenant (7,160 square feet), representing 6.2% of net rentable square feet, has abated rent for October 2014.  There is a $4,573 reserve representing the rent abatement.

For mortgage loan #107 (4400 Coldwater Canyon Avenue), the largest tenant (5,110 square feet), representing 22.4% of net rentable square feet, has rent abatements on 3,745 square feet in July 2015 and 1,365 square feet in September 2015 and September 2016.  There is a $20,287 reserve representing the rent abatement period. The second largest tenant (3,108 square feet), representing 13.6% of net rentable square feet, has vacated its space, but continues to pay rent.  The second largest tenant has been underwritten as vacant.

(15)
The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #1 (Bank of America Plaza), the second largest tenant (185,927 square feet), representing 13.0% of net rentable square feet, may reduce its space by one full floor on December 31, 2019 upon providing 12 months’ written notice.  The third largest tenant (163,512 square feet), representing 11.4% of net rentable square feet, has a one-time right to reduce its space by one full floor or 12,000 to 13,000 square feet of its highest or lowest contiguous floors upon providing notice on or before September 30, 2018 and payment of a termination fee equal to all unamortized tenant improvements, leasing commissions, space plan allowances and out of pocket expenses incurred by the landlord.  The fifth largest tenant (81,094 square feet), representing 5.7% of net rentable square feet, may terminate its lease on 25,773 square feet as of June 30, 2018 upon providing 12 months’ written notice and payment of a termination fee equal to $2,410,728.

A-1-30

WFRBS Commercial Mortgage Trust 2014-C22

FOOTNOTES TO ANNEX A-1

For mortgage loan #2 (Columbus Square Portfolio), the second largest tenant (55,022 square feet), representing 11.1% of net rentable square feet, may terminate its lease at any time upon providing four months’ written notice and payment of a termination fee equal to three years’ rent.

For mortgage loan #3 (Stamford Plaza Portfolio), the largest tenant (92,124 square feet), representing 9.4% of net rentable square feet, has a one-time right to terminate their three leases upon providing nine months’ written notice prior to the respective lease terminations of February 28, 2021 (46,062 square feet) and June 30, 2021 (46,063 square feet).  The second largest tenant (76,555 square feet), representing 7.8% of net rentable square feet, shall have a one-time right to reduce its leased space by 11,895 square feet as of September 2015 upon serving nine months’ notice.  The third largest tenant (55,833 square feet), representing 5.7% of net rentable square feet, shall have a one-time right to terminate 11,371 square feet of the lease upon serving 12 months’ notice following a trigger event (discovery of hazardous substances or disruption of services).

For mortgage loan #12 (North Valley Plaza), the second largest tenant (40,622 square feet), representing 16.8% of net rentable square feet, may terminate its lease if gross sales are less than $8,000,000 in the fifth lease year (anticipated to end May 2019) upon providing 60 days’ written notice.  The fourth largest tenant (18,176 square feet), representing 7.5% of net rentable square feet, may terminate its lease in the fifth or sixth lease year (anticipated to end September 2019 and 2020, respectively) if gross sales are less than $3,000,000 in the third lease year (anticipated to end September 2017) upon payment of all unamortized tenant improvements and leasing commissions.

For mortgage loan #19 (Lincoln Plaza), the sole tenant (154,085 square feet), representing 100.0% of net rentable square feet, may terminate its lease at the end of any fiscal year if the state and federal legislatures fail to allocate sufficient funds to the tenant for the rental payments required under the lease.

For mortgage loan #22 (Alpha Health Center), the third largest tenant, representing approximately 8.8% of net rentable square feet, has the right to terminate its lease any time upon 60 days’ prior written notice.

For mortgage loan #23 (Sansone Regal Plaza), the second largest tenant (6,000 square feet), representing 4.3% of net rentable square feet, may terminate its lease at the property anytime after April 30, 2016, upon providing three months’ written notice.

For mortgage loan #42 (Zang Business Center), the second largest tenant (28,963 square feet), representing 23.6% of net rentable square feet, may terminate its lease at the property anytime after August 31, 2015, upon providing 12 months’ written notice.

For mortgage loan #54 (Powell Crossing), the largest tenant (9,000 square feet), representing 18.5% of net rentable square feet, may terminate its lease if the tenant does not achieve gross sales of at least $1,750,000 by the 12 month period ending July 31, 2019.  The largest tenant must provide 60 days’ prior written notice by October 29, 2019 along with the payment of a $10,000 termination fee.

For mortgage loan #60 (155 Passaic Avenue), the largest tenant (25,007 square feet), representing 28.4% of net rentable square feet, shall have a one-time right to reduce its leased space by 54% on December 31, 2017 upon providing nine months’ written notice and provided the tenant is not in default.

For mortgage loan #68 (North Bechtle Square II), the fifth largest tenant (2,320 square feet), representing 6.3% of net rentable square feet, may terminate its lease at any time they are prohibited by statute, ordinance, regulation, court order or administrative decision from continuing its regular business operations, upon providing 30 days’ written notice and payment of a termination fee equal to six months minimum rent.

For mortgage loan #80 (Market at Summer Oaks), the second largest tenant (15,889 square feet), representing 18.3% of net rentable square feet, may terminate its lease at any time upon nine months’ notice plus payment of six months’ base rent as a termination fee.

For mortgage loan #82 (Franklin Commons), the fourth largest tenant (3,440 square feet), representing 10.8% of net rentable square feet, may terminate its lease if tenant’s gross sales are less than $600,000 for the 12 month period ending September 30, 2015 on 30 days’ notice within 60 days after the end of the 12 month period.

For mortgage loan #94 (Greenport Plaza), the third largest tenant (16,800 square feet), representing 14.2% of net rentable square feet, has the right to terminate the lease at any time with 90 days’ notice and payment of a $12,750 termination fee.

For mortgage loan #95 (Reserve at Cinco Ranch), the fifth largest tenant (1,565 square feet), representing 7.4% of net rentable square feet, has a one-time right to terminate its lease if sales are at or below $200,000 for the 12 month period ending June 30, 2017, upon providing three months’ written notice and payment of $10,000.

For mortgage loan #98 (Walgreens – Lima), the only tenant (14,490 square feet), representing 100% of net rentable square feet, may terminate its lease on July 31, 2028 and every five years thereafter, upon providing nine months’ written notice.

For mortgage loan #102 (Novawest Center), the third largest tenant (5,120 square feet), representing 4.4% of net rentable square feet, has a one-time termination right, prior to September 30, 2015, if the third largest tenant sells its business and provides 120 days’ written notice.  The fifth largest tenant (5,081 square feet), representing 4.4% of net rentable square feet, has a one-time right to termination its lease as of October 31, 2016, upon providing 120 days’ written notice and payment of a termination fee equal to $22,798.

For mortgage loan #107 (4400 Coldwater Canyon Avenue), the fourth largest tenant (1,822 square feet), representing 8.0% of net rentable square feet, may terminate its lease at any time upon providing 60 days’ written notice.

For mortgage loan #111 (Marion Plaza), the third largest tenant (3,760 square feet), representing 15.7% of net rentable square feet, may terminate its lease after February 28, 2016 in the event that gross sales are less than $600,000 for any twelve consecutive months. The tenant has the right to terminate the lease on 90 days’ notice given within 60 days after the end of such twelve month period.

(16)
For mortgage loan #5 (Offices at Broadway Station), the fourth largest tenant (36,157 square feet), representing 11.4% of net rentable square feet, subleases 7,832 square feet for a total annual base rent of $107,533 ($13.73 per square foot, expiring May 31, 2015) and 260 square feet for a total annual base rent of $12,384 ($47.63 per square foot, expiring December 31, 2015.

A-1-31

WFRBS Commercial Mortgage Trust 2014-C22

FOOTNOTES TO ANNEX A-1

(17)
For mortgage loan #4 (Hampton Inn & Suites - Brickell), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of the Monthly Replacement Reserves immediately prior to the adjustment and 1/12th of (i) 3% of operating income from the prior fiscal year for monthly payments through July 2015; (ii) 3.5% of operating income from the prior fiscal year for monthly payments from August 2015 through July 2016; and (iii) 4% of operating income from the prior fiscal year from August 2016 through the end of the loan term.

For mortgage loan #10 (Hilton Lexington Downtown), the Monthly Replacement Reserve commences on the monthly payment date in February 2016 and will be adjusted to an amount equal to the greater of the Monthly Replacement Reserve immediately prior to the adjustment and 1/12th of 4% of revenue from the prior fiscal year.

For mortgage loan #13 (Courtyard by Marriott – Aventura), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of the Monthly Replacement Reserve immediately prior to the adjustment and 1/12th of 4% of revenue from the prior fiscal year.

For mortgage loans #26 (Hilton Garden Inn – Middleton) and #49 (Hampton Inn – Greenville), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of the Monthly Replacement Reserve immediately prior to the adjustment and 1/12th of 4% of operating income from the prior fiscal year.

For mortgage loans #28 (Residence Inn – Anaheim Hills Yorba Linda) and #32 (Residence Inn – Ft. Lauderdale), the Monthly Replacement Reserve will be adjusted to an amount equal to 4% of gross revenue for the immediately preceding calendar month.

For mortgage loans #38 (Holiday Inn Express-Decatur, GA), #63 (KCI Fairfield Inn & Suites, Kansas City, MO) and #72 (Hampton Inn, Manhattan, KS), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of (i) 1/12th of  4%  times the total revenue from the immediately prior 12 months, or (ii) the monthly amount per the related Franchise Agreement excluding any amounts attributable to a PIP.

For mortgage loans #43 (Holiday Inn Express Lexington), #53 (Holiday Inn Express Georgetown), #67 (Best Western Dallas Hotel and Conference Center), the Monthly Replacement Reserve, to be adjusted annually each January, is equal to the greater of (1) 1/12th of 4% of the actual annual gross income and (2) such amount required by the related franchisor, but in no event may the Monthly Replacement Reserve be less than the initial Monthly Replacement Reserve.

For mortgage loan #55 (Holiday Inn Express & Suites Dallas East) the Monthly Replacement Reserve, to be adjusted each January, is equal to 1/12th of 4% of the actual annual gross income and shall never be less than the initial monthly replacement reserve deposit. The Monthly Replacement Reserve Cap will not apply until the earlier to occur of (i) franchisor has renewed or extended the term of the franchise agreement for an additional term of no less than ten (10) years and borrower provides lender with reasonable confirmation that any related PIP has been completed to the satisfaction of franchisor, or (ii) borrower has entered into a replacement franchise agreement with a qualified franchisor, the term of which replacement franchise agreement must expire no earlier than five (5) years after the maturity date, and any related PIP has been completed to the satisfaction of the franchisor.

For mortgage loan #56 (Fairfield Inn Suites – Lock Haven), the Monthly Replacement Reserve, to be adjusted each January, will equal 1/12th of 8% of the gross annual income for the first 36 months of the loan term, or until the reserve is greater than or equal to $578,500 (whichever shall occur first), and 1/12th of 4% of the gross annual income thereafter.

For mortgage loans #64 (Korakia Pensionne) and #75 (Red Roof Inn San Diego), the Monthly Replacement Reserve will be adjusted monthly to an amount equal to 1/12th of  4% times the total operating income from the immediately prior 12 months.

For mortgage loan #115 (Best Western Plus), the Monthly Replacement Reserve, to be adjusted each January, is equal to 1/12th of 4% of the actual annual gross income and shall never be less than the initial monthly replacement reserve deposit.

(18)	For mortgage loan #2 (Columbus Square Portfolio), the Monthly TI/LC Reserve commences on the January 2018 payment date.

For mortgage loan #23 (Sansone Regal Plaza), for years one through five, borrower shall make monthly deposits into the TI/LC Reserve equal to $9,850, subject to a $150,000 cap. For year six through year ten of the loan term, the Monthly TI/LC Reserve amount shall either (i) increase to $11,850, subject to a $350,000 cap, or (ii) in the event Regal Cinemas (Leased Fee) has extended its lease at least three years beyond the loan maturity date and occupancy of the property is 85% or greater, monthly deposits remain at $9,850, subject to a $150,000 cap.

For mortgage loan #57 (Shoppes at Barnes Crossing), borrower shall make monthly deposits into the leasing reserve based on the following: (a) prior to the date that is earlier of (i) eighteen months before expiration of the largest tenant  (23,000 square feet), representing 30.7% of net rentable square feet and (ii) six months prior to the expiration of the third largest tenant (11,000 square feet), representing 14.7% of net rentable square feet, the borrower shall make monthly deposits of $3,500 subject to a $150,000 cap; (b) if the largest tenant’s lease has not been renewed by date which is 18 months prior to expiration of its term, borrower shall make monthly deposits of $8,334, subject to a $300,000 cap. Upon renewal, monthly deposits will return to $3,500 subject to a $150,000 cap; (c) if the third largest tenant’s lease has not been renewed six months prior to expiration, the borrower shall make monthly deposits of $15,000, subject to a $300,000 cap. Upon renewal, monthly deposits will return to $3,500 subject to a $150,000 cap.

For mortgage loan #102 (Novawest Center), a Monthly TI/LC Reserve payment of $6,717 is only required if the balance of the TI/LC escrow falls below $25,000.

For mortgage loan #109 (Belleville Crossing - Building I), the TI/LC Reserve on each Monthly Payment Date occurring on or after April 1, 2019 shall not be required if the property is at least 85% occupied by tenants that are open for business and the balance in the TI/LC account exceeds $60,000.

(19)	For mortgage loan #10 (Hilton Lexington Downtown), the Other Escrow I Monthly payment is only required from February through May and September through November of each year.

For mortgage loan #13 (Courtyard by Marriott – Aventura), the Other Escrow I Monthly payment is only required from November through April.

(20)
For mortgage loan #14 (Preferred Freezer Houston), the lender held back $5,000,000 at closing.  This holdback can be disbursed in whole but not in part, provided no event of default has occurred or is continuing, to reimburse borrower only for the costs of the lender approved renovation work pursuant to the terms specified in the loan documents.  If the approved renovation work has not been completed pursuant to the loan document terms, the lender may call an event of default and apply the unreleased proceeds at its discretion including to pay down the loan.

A-1-32

WFRBS Commercial Mortgage Trust 2014-C22

FOOTNOTES TO ANNEX A-1

For mortgage loan #22 (Alpha Health Center), the $396,000 holdback is an earn-out reserve which will be deposited in a lender-controlled reserve account and released upon delivery of a written request and subject to the tenant, Lab Corp., being in occupancy and paying full rent, provided the U/W NCF DSCR and U/W NCF Debt Yield are at least 1.15x and 9.75%, respectively.  If these conditions are not met by February 20, 2016 and pursuant to the loan documents, the lender may apply the unreleased proceeds at its discretion including to pay down the loan.  Assuming the full holdback balance is applied to the full loan amount of $16,160,000 the Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 62.8%, 51.0%, 1.71x, 1.58x, 11.0% and 10.2%, respectively.

For mortgage loan #51 (Andover & Andover West) the $1,850,000 holdback is an earn-out reserve which will be deposited in a lender-controlled reserve account and released upon delivery of a written request delivered on or after August 30, 2017 and subject to the DSCR and NOI debt yield reaching 1.40x and 10.0%, respectively.  If DSCR and NOI debt yield fail to reach 1.40x and 10.0% by August 30, 2017,  pursuant to the loan documents, the lender may apply the unreleased proceeds to pay down the loan.  Assuming the full loan amount of $7,000,000 without netting out the holdback, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 63.6%, 56.1%, 1.34x, 1.19x, 8.5%, and 7.5% respectively.

(21)
For mortgage loan #75 (Red Roof Inn San Diego) Commencing 10/01/14, monthly Base Rent shall be 0.631% of the latest assessed value of the land (excluding improvements) as shown on the real property tax rolls of the San Diego County Tax Assessor but in no event less than $8,000.  Commencing 10/01/15 and annually thereafter through 09/30/19, monthly Base Rent shall increase by 2% over the monthly Base Rent for the immediately preceding calendar month.  Commencing 10/01/19 and every 5 years thereafter through LED, monthly Base Rent will be reset to equal 0.631% of the then assessed value of the land (excluding improvements) as shown on the real property tax rolls of the San Diego County Tax Assessor adjusted for any decline-in-value reassessment in effect at that time, but in no event < $8,000.00, and increased by 2% annually thereafter.

(22)
With respect to the mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness, the Whole Loan Cut-off Date Balance equals the sum of the Cut-off Date Balance of the WFRBS 2014-C22 Trust mortgage loan plus the balance of the existing subordinate loan, assuming the existing subordinate loan amount is fully advanced and the entire amount thereof is outstanding as of the Cut-off Date.

(23)
The Whole Loan Debt Service, Whole Loan U/W NOI DSCR and Whole Loan U/W NCF DSCR for the mortgage loans secured by residential cooperative properties that have existing subordinate secured debt are calculated assuming (i) that interest on the subordinate secured indebtedness is accruing pursuant to the applicable loan document (with the applicable interest rate determined using 1-month LIBOR in effect as of August 20, 2014 and giving effect to any applicable interest rate floor), (ii) that the subordinate secured indebtedness has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date and (iii) that the initial interest-only period for such subordinate secured indebtedness has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note.

(24)
The Subordinate Secured Debt Original Balance for the mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness indicates as if the existing subordinate loan amount is fully advanced on the date of closing of said subordinate loan.

(25)
With respect to the mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness, the Subordinate Secured Debt Cut-off Date Balance indicates the balance of the subordinate secured indebtedness as of August 20, 2014.

(26)
The Whole Loan Cut-off Date LTV Ratio, Whole Loan Cut-off Date U/W NOI Debt Yield and Whole Loan Cut-off Date U/W NCF Debt Yield for the mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness are calculated assuming that the subordinate secured indebtedness has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date.

(27)
For mortgage loan #3 (Stamford Plaza Portfolio), affiliates of the borrowers have five outstanding junior mezzanine loans (the “Mezzanine Loans”). Two of the Mezzanine Loans are currently owned by affiliates of the borrowers, another two of the Mezzanine Loans are majority owned by affiliates of the borrowers, and the remaining Mezzanine Loan is owned by an affiliate of the borrower who has pledged its interest in such Mezzanine Loan to Westdeutsche Immobilienbank Mainz (“WIB”) as security for another subordinate loan with an equal balance. The Mezzanine Loans are secured by the direct or indirect equity interests in such borrower affiliates. The Mezzanine Loans have an aggregate original principal balance of $390,000,000, of which approximately $276,400,000 is owned by or participated to affiliates of the borrowers, and another approximately $50,000,000 is owned by an affiliate but pledged to WIB as discussed above.  Pursuant to the Mezzanine Loan documents, a portion of the aggregate principal amount of the Mezzanine Loans has been allocated to each of the Stamford Plaza Portfolio Properties and other unrelated properties covered by the Mezzanine Loans (for purposes of Mezzanine Loan document provisions regarding, among other things, sales of individual properties at mezzanine loan release prices and allocation of insurance proceeds). The portion of the Mezzanine Loans so allocated to the Stamford Plaza Portfolio Properties in accordance with the Mezzanine Loan documents is approximately $227,175,000. The Mezzanine Loans all mature on August 6, 2024. The mezzanine lenders have entered into subordination and standstill agreements with the mortgage lender with respect to each of the Mezzanine Loans. In addition, the mezzanine lenders and WIB do not have any cure rights, purchase options or consent rights with respect to actions under the Stamford Plaza Portfolio Loan Combination.

(28)
With respect to the mortgage loans secured by residential cooperative properties, each mortgaged property is owned by the borrower, which is a cooperative housing corporation. No individual or entity (other than the borrower) has recourse obligations with respect to the loans, including pursuant to any guaranty or environmental indemnity.

For mortgage loan #48 (81 Washington Avenue), the second largest tenant (3,908 square feet), representing 27.5% of net rentable square feet of the mortgaged property is affiliated with the sponsor.

For mortgage loan #65 (Strand Building), the largest tenant (4,000 square feet), representing 10.6% of net rentable square feet of the mortgaged property is affiliated with the sponsor.

For mortgage loan #125 (Great Space Self Storage), the sponsors are: Charles F. Sample; Brian M. Geidner; Charles F. Sample, as Trustee of te Charles F. Sample Trust u/a/d 3/27/2003; Brian M. Geidner, as Trustee of the Brian M. Geinder Revocable Trust Agreement u/a/d April 16, 2002.

A-1-33

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Annex A-2

Mortgage Pool Information

(THIS PAGE INTENTIONALLY LEFT BLANK)

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Loan Seller	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Wells Fargo Bank, National Association	34	$660,152,359	44.4%	4.369%	115	374	1.77	x	10.2%	9.5%	66.9%	60.4%
The Royal Bank of Scotland(1)	18	311,373,307	20.9	4.554	117	358	1.53		10.1	9.2	65.1	58.4
Rialto Mortgage Finance, LLC	21	158,381,467	10.6	4.796	105	353	1.40		9.5	8.9	71.1	62.1
Liberty Island Group I LLC	9	109,719,609	7.4	4.790	109	323	1.68		10.8	9.9	62.9	54.7
NCB, FSB	20	67,614,088	4.5	4.013	119	413	13.21		63.6	63.5	13.9	11.8
C-III Commercial Mortgage LLC	17	63,291,423	4.3	4.722	118	347	1.49		10.2	9.5	68.7	56.3
Basis Real Estate Capital II, LLC	6	58,594,540	3.9	4.844	114	353	1.55		10.8	9.9	67.2	55.7
Walker & Dunlop Commercial Property Funding I WF, LLC	4	58,473,000	3.9	4.479	119	355	1.50		9.8	9.1	72.8	62.3
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

(1) The mortgage loan seller referred to herein as The Royal Bank of Scotland is comprised of two affiliated companies: The Royal Bank of Scotland plc and RBS Financial Products Inc. With respect to the mortgage loans being sold to the trust by The Royal Bank of Scotland (a) thirteen (13) of the mortgage loans, having an aggregate cut-off date principal balance of $237,633,272 and representing approximately 16.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated by and are being sold to the trust only by The Royal Bank of Scotland plc, (b) four (4) of the mortgage loans, having a cut-off date principal balance of $49,170,035 and representing approximately 3.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was originated by RBS Financial Products Inc. and is being sold to the trust by RBS Financial Products Inc, and (c) one (1) of the mortgage loans, having a cut-off date principal balance of $24,570,000 and representing approximately 1.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were co-originated by The Royal Bank of Scotland plc and RBS Financial Products Inc. and both The Royal Bank of Scotland plc and RBS Financial Products Inc. are selling their respective interests in the loan to the trust.

A-2-1

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Property Type	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Office	16	$391,595,121	26.3%	4.343%	118	353	1.86	x	9.8%	9.0%	63.3%	60.2%
CBD	9	306,585,399	20.6	4.340	119	351	1.83		9.6	8.8	63.4	60.4
Suburban	3	58,409,723	3.9	4.250	119	359	2.15		10.4	9.4	62.1	61.8
Medical	4	26,600,000	1.8	4.585	96	360	1.62		10.8	9.9	63.7	54.4
Multifamily	39	249,635,124	16.8	4.453	109	360	4.70		24.7	24.3	54.4	47.0
Garden	19	167,883,536	11.3	4.607	104	343	1.54		10.3	9.7	69.4	60.2
Cooperative	19	65,551,588	4.4	3.986	119	415	13.58		65.2	65.2	12.1	10.2
Senior Housing	1	16,200,000	1.1	4.750	120	360	1.51		9.7	9.5	70.6	59.1
Hospitality	19	227,811,080	15.3	4.645	110	351	1.74		12.2	10.8	68.1	56.5
Limited Service	18	199,391,080	13.4	4.718	117	349	1.71		12.0	10.8	67.9	55.0
Full Service	1	28,420,000	1.9	4.130	58	360	1.93		13.6	11.2	69.3	67.0
Retail	36	192,589,628	12.9	4.667	118	355	1.52		10.3	9.5	69.2	58.2
Anchored	10	98,822,500	6.6	4.647	118	359	1.53		10.4	9.4	67.4	56.9
Unanchored	9	38,516,528	2.6	4.721	119	351	1.54		10.5	9.7	71.5	60.4
Shadow Anchored	8	28,697,153	1.9	4.683	119	348	1.54		10.6	9.8	72.8	60.8
Single Tenant	9	26,553,446	1.8	4.649	116	354	1.42		9.4	8.9	68.4	56.8
Mixed Use	5	190,075,000	12.8	4.599	113	399	1.21		7.3	7.1	71.4	65.3
Retail/Other/Office	1	125,000,000	8.4	4.570	119	420	1.15		6.7	6.6	72.1	66.1
Retail/Office/Storage	1	31,875,000	2.1	4.341	120	360	1.36		8.5	8.1	73.4	65.6
Retail/Office	2	27,900,000	1.9	4.988	76	360	1.24		8.2	8.0	66.7	62.1
Multifamily/Retail	1	5,300,000	0.4	4.800	120	360	1.56		10.2	9.8	66.3	60.9
Self Storage	35	111,588,557	7.5	4.442	116	360	1.75		10.8	10.5	65.4	54.9
Self Storage	35	111,588,557	7.5	4.442	116	360	1.75		10.8	10.5	65.4	54.9
Industrial	13	97,522,157	6.6	4.539	120	360	1.48		10.0	9.1	65.8	60.1
Warehouse	12	95,127,500	6.4	4.532	120	360	1.48		9.8	9.0	65.9	60.3
Flex	1	2,394,657	0.2	4.810	118	358	1.87		16.8	11.8	63.0	51.6
Manufactured Housing Community	9	26,783,126	1.8	4.536	119	360	2.09		12.9	12.6	60.3	50.6
Manufactured Housing Community	9	26,783,126	1.8	4.536	119	360	2.09		12.9	12.6	60.3	50.6
	172	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
State	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
California	20	$317,661,400	21.4%	4.252%	120	360	1.91	x	10.2%	9.5%	64.6%	60.4%
Southern	14	277,106,344	18.6	4.222	120	360	1.95		10.1	9.4	64.8	61.4
Northern	6	40,555,057	2.7	4.455	118	360	1.67		10.8	10.1	62.9	53.7
New York	23	209,687,589	14.1	4.384	119	412	5.03		25.1	24.9	53.6	48.4
Texas	19	141,979,897	9.5	4.514	114	357	1.48		9.7	9.1	71.7	62.9
Florida	11	139,197,484	9.4	4.703	110	359	1.56		10.5	9.7	69.3	58.6
Connecticut	6	106,363,035	7.1	4.596	119	360	1.39		9.4	8.5	63.4	57.7
Georgia	12	70,102,957	4.7	4.611	103	352	1.55		10.5	9.6	67.0	58.8
Colorado	2	56,212,500	3.8	4.250	119	0	2.16		10.3	9.3	63.1	63.1
Kentucky	3	43,899,665	3.0	4.392	80	350	1.82		13.0	11.0	69.2	62.5
Ohio	9	32,717,325	2.2	4.700	116	342	1.90		12.8	12.0	60.9	49.9
Michigan	8	32,704,314	2.2	4.562	119	344	2.30		15.5	14.2	56.9	45.8
Maryland	5	32,664,100	2.2	4.682	110	360	1.50		10.0	9.3	67.5	57.7
Massachusetts	3	30,963,147	2.1	4.589	119	358	1.79		9.6	8.8	52.6	50.1
North Dakota	1	28,000,000	1.9	5.010	84	276	1.48		11.0	10.8	68.3	55.4
South Carolina	4	26,347,029	1.8	4.674	95	359	1.64		11.2	10.2	68.8	59.7
Tennessee	4	20,561,574	1.4	4.803	119	338	1.75		12.3	11.4	62.8	49.8
Nevada	3	20,135,000	1.4	5.075	120	360	1.44		10.1	9.3	66.9	56.9
Pennsylvania	6	19,508,188	1.3	4.513	120	360	1.70		10.9	10.3	69.3	57.9
Oklahoma	1	18,092,391	1.2	5.060	119	299	1.28		9.8	9.0	69.6	52.2
New Hampshire	2	17,651,489	1.2	4.706	120	360	1.54		9.8	9.6	70.6	58.9
Wisconsin	1	13,733,465	0.9	4.460	119	359	1.99		13.6	12.0	64.5	52.1
Utah	3	13,427,500	0.9	4.632	120	360	1.50		9.9	9.2	65.8	59.5
Minnesota	1	13,100,000	0.9	4.374	120	360	1.39		9.6	8.3	74.9	60.3
Delaware	2	9,345,900	0.6	4.464	120	360	1.44		9.3	8.7	75.0	65.3
Washington	2	8,360,566	0.6	4.585	119	360	1.55		10.1	9.5	68.7	60.7
Missouri	2	7,477,969	0.5	4.932	118	360	1.78		12.9	11.4	59.8	51.7
Arizona	2	7,117,727	0.5	4.533	119	359	1.66		10.8	10.2	65.9	54.4
Illinois	2	6,618,750	0.4	4.688	119	360	1.45		9.5	9.0	74.8	65.8
Mississippi	1	6,250,000	0.4	4.570	120	360	1.37		9.3	8.4	73.5	62.9
New Jersey	1	5,993,008	0.4	4.600	119	359	1.79		12.6	11.0	69.7	56.6
Louisiana	1	5,250,000	0.4	4.947	120	300	1.21		9.3	8.4	70.4	52.5
Kansas	2	5,170,917	0.3	4.792	119	360	1.58		11.3	9.9	67.4	56.4
Arkansas	2	5,069,161	0.3	4.656	119	359	1.60		10.3	9.9	68.9	56.1
Indiana	1	4,790,157	0.3	5.160	118	358	1.37		9.6	9.0	74.8	62.0
North Carolina	1	4,000,000	0.3	4.830	120	360	1.45		10.1	9.2	74.1	60.6
West Virginia	3	3,786,750	0.3	4.570	120	360	1.40		9.1	8.6	74.1	64.9
Oregon	1	2,307,350	0.2	4.670	119	359	1.45		9.6	9.0	69.3	56.4
Alabama	1	782,441	0.1	4.220	120	360	1.82		11.0	10.7	71.1	57.0
Nebraska	1	569,048	0.0	4.220	120	360	1.82		11.0	10.7	71.1	57.0
Total/Weighted Average:	172	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-3

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Cut-off Date Balances

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date Balances ($)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
897,778 - 1,000,000	1	$897,778	0.1%	4.350%	118	358	4.99	x	29.9%	29.9%	10.6%	8.6%
1,000,001 - 2,000,000	16	24,462,744	1.6	4.555	119	354	4.67		25.2	24.9	43.4	35.7
2,000,001 - 3,000,000	19	45,684,173	3.1	4.725	117	345	2.95		16.7	15.7	61.5	49.8
3,000,001 - 4,000,000	12	42,481,819	2.9	4.494	116	355	2.49		15.9	15.0	55.8	45.3
4,000,001 - 5,000,000	13	57,729,667	3.9	4.630	119	359	7.66		38.0	37.3	52.5	43.9
5,000,001 - 6,000,000	10	54,887,310	3.7	4.728	114	362	1.95		12.8	11.8	61.7	51.9
6,000,001 - 7,000,000	8	54,021,849	3.6	4.826	119	336	1.52		11.1	10.0	66.9	53.9
7,000,001 - 8,000,000	5	37,341,495	2.5	4.605	119	360	2.18		12.9	12.0	61.3	53.3
8,000,001 - 9,000,000	8	69,221,311	4.7	4.582	114	351	1.67		10.8	9.9	69.6	59.5
9,000,001 - 10,000,000	2	19,075,000	1.3	4.515	120	360	1.47		9.3	9.0	68.6	59.9
10,000,001 - 15,000,000	13	163,160,646	11.0	4.493	106	360	1.75		11.3	10.6	64.9	56.3
15,000,001 - 20,000,000	4	68,452,391	4.6	4.602	120	375	5.04		26.9	26.4	51.5	41.3
20,000,001 - 30,000,000	9	229,843,473	15.5	4.577	102	348	1.57		10.4	9.5	66.2	59.6
30,000,001 - 50,000,000	5	190,468,000	12.8	4.346	120	360	1.70		9.8	9.3	67.9	61.5
50,000,001 - 70,000,000	1	54,872,138	3.7	4.620	118	358	1.63		10.9	10.1	70.3	57.3
90,000,001 - 100,000,000	1	100,000,000	6.7	4.585	119	360	1.38		9.3	8.4	63.2	57.9
100,000,001 - 150,000,000	2	275,000,000	18.5	4.286	120	420	1.66		8.1	7.7	68.8	66.1
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-4

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF DSCRs (x)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.15 - 1.20	1	$125,000,000	8.4%	4.570%	119	420	1.15	x	6.7%	6.6%	72.1%	66.1%
1.21 - 1.30	6	61,842,391	4.2	4.936	100	337	1.26		8.8	8.3	68.5	57.6
1.31 - 1.40	16	228,063,033	15.3	4.559	115	357	1.37		9.2	8.4	69.0	61.4
1.41 - 1.50	20	189,614,248	12.7	4.729	112	342	1.46		10.1	9.4	69.4	59.4
1.51 - 1.60	21	191,022,029	12.8	4.682	116	354	1.55		10.4	9.7	68.2	58.8
1.61 - 1.70	14	168,588,329	11.3	4.569	115	359	1.64		11.0	10.1	67.3	56.2
1.71 - 1.80	7	32,372,793	2.2	4.716	119	350	1.74		12.0	11.0	66.1	53.8
1.81 - 1.90	8	99,776,874	6.7	4.447	118	360	1.84		11.4	10.4	63.1	53.9
1.91 - 2.00	8	83,675,145	5.6	4.360	98	360	1.95		13.0	11.7	60.7	54.6
2.01 - 2.25	4	202,506,863	13.6	4.107	120	359	2.09		9.5	8.8	64.8	64.5
2.26 - 2.75	2	16,091,495	1.1	4.528	119	359	2.42		14.6	12.7	68.4	62.5
2.76 - 3.00	1	12,000,000	0.8	4.190	118	360	2.87		17.1	16.8	44.8	38.9
3.01 - 3.50	2	7,490,281	0.5	4.122	119	359	3.11		19.3	18.1	38.7	31.0
3.51 - 52.38	19	69,556,312	4.7	4.014	119	419	13.08		62.6	62.4	14.7	13.3
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-5

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
Range of Underwritten NOI Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
6.7 - 8.0	2	$132,500,000	8.9%	4.589%	119	417	1.15	x	6.8%	6.7%	71.6%	65.3%
8.1 - 9.0	10	122,923,041	8.3	4.534	98	360	1.34		8.5	8.2	72.4	65.6
9.1 - 10.0	29	597,575,501	40.2	4.428	119	356	1.67		9.5	8.8	66.1	60.9
10.1 - 11.0	26	268,575,342	18.1	4.643	113	350	1.61		10.7	10.1	68.6	57.1
11.1 - 12.0	17	131,071,524	8.8	4.695	119	349	1.67		11.5	10.5	65.2	53.6
12.1 - 13.0	10	52,948,249	3.6	4.785	113	349	1.78		12.7	11.3	61.2	50.5
13.1 - 14.0	8	73,301,066	4.9	4.380	94	351	1.99		13.4	11.6	67.1	59.6
14.1 - 16.0	3	9,772,325	0.7	4.892	119	348	1.92		14.2	12.4	57.2	47.9
16.1 - 17.0	2	9,886,153	0.7	4.742	119	359	2.22		16.5	13.9	66.4	54.2
17.1 - 18.0	2	15,495,276	1.0	4.131	118	360	2.94		17.3	17.1	41.2	35.3
19.1 - 20.0	1	7,500,000	0.5	4.220	119	0	4.06		19.2	17.4	44.6	44.6
20.1 - 217.8	19	66,051,317	4.4	4.007	119	415	13.50		65.0	64.9	13.3	11.2
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-6

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
Range of Underwritten NCF Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
6.6 - 8.0	4	$164,000,000	11.0%	4.578%	119	406	1.19	x	7.1%	6.9%	72.2%	65.4%
8.1 - 9.0	25	553,393,348	37.2	4.407	115	356	1.65		9.3	8.6	66.2	61.7
9.1 - 10.0	38	301,324,346	20.3	4.667	116	356	1.54		10.3	9.6	68.5	58.9
10.1 - 11.0	18	227,970,722	15.3	4.652	113	345	1.68		11.3	10.5	68.6	56.2
11.1 - 12.0	14	123,845,922	8.3	4.464	104	356	1.90		12.9	11.5	62.8	54.8
12.1 - 13.0	6	18,005,331	1.2	4.822	119	324	1.85		13.9	12.3	59.3	46.3
13.1 - 14.0	1	2,522,038	0.2	4.570	119	359	2.14		13.2	13.2	42.9	34.8
14.1 - 15.0	1	7,491,495	0.5	4.720	119	359	2.33		16.4	14.6	67.5	55.0
16.1 - 17.0	1	12,000,000	0.8	4.190	118	360	2.87		17.1	16.8	44.8	38.9
17.1 - 18.0	2	10,995,276	0.7	4.128	119	359	3.77		18.8	17.6	39.6	37.7
18.1 - 19.0	1	3,995,005	0.3	4.290	119	359	3.07		20.5	18.2	47.3	38.0
19.1 - 217.8	18	62,056,312	4.2	3.989	119	419	14.17		67.9	67.9	11.1	9.5
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-7

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
2.7 - 20.0	16	$52,656,312	3.5%	3.955%	119	415	15.84	x	75.4%	75.4%	8.3%	7.1%
20.1 - 25.0	1	6,000,000	0.4	4.120	120	480	4.92		25.1	25.1	23.7	21.0
25.1 - 30.0	1	3,495,276	0.2	3.930	119	359	3.16		18.0	18.0	28.9	22.9
30.1 - 35.0	1	3,400,000	0.2	4.290	120	360	4.55		27.0	27.0	33.0	26.5
35.1 - 40.0	1	2,197,223	0.1	4.240	119	359	1.91		12.7	11.3	36.9	29.6
40.1 - 45.0	3	22,022,038	1.5	4.244	118	360	3.19		17.4	16.6	44.5	40.4
45.1 - 50.0	4	38,339,628	2.6	4.582	119	359	1.94		11.2	10.1	47.9	45.0
50.1 - 55.0	5	32,898,752	2.2	4.524	115	360	1.93		12.4	11.8	54.1	48.8
55.1 - 60.0	4	19,194,887	1.3	4.842	102	359	1.80		12.6	11.3	57.8	48.8
60.1 - 65.0	20	300,514,566	20.2	4.552	119	356	1.64		10.4	9.5	63.3	56.3
65.1 - 70.0	30	511,211,775	34.4	4.485	109	346	1.71		10.3	9.4	67.4	61.2
70.1 - 75.0	41	469,004,338	31.5	4.562	117	373	1.44		9.2	8.7	72.4	62.3
75.1 - 79.7	2	26,665,000	1.8	4.568	120	360	1.34		9.1	8.2	77.0	69.8
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-8

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
Range of Balloon or ARD LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
2.4 - 20.0	16	$52,656,312	3.5%	3.955%	119	415	15.84	x	75.4%	75.4%	8.3%	7.1%
20.1 - 25.0	2	9,495,276	0.6	4.050	120	435	4.27		22.5	22.5	25.6	21.7
25.1 - 30.0	2	5,597,223	0.4	4.270	120	360	3.51		21.4	20.8	34.5	27.7
30.1 - 35.0	1	2,522,038	0.2	4.570	119	359	2.14		13.2	13.2	42.9	34.8
35.1 - 40.0	3	22,995,005	1.5	4.402	118	360	2.52		16.0	15.0	45.8	38.9
40.1 - 45.0	4	13,886,751	0.9	4.504	119	306	3.00		16.3	15.0	50.1	42.9
45.1 - 50.0	9	66,634,661	4.5	4.662	117	346	1.84		11.5	10.5	53.8	47.9
50.1 - 55.0	25	196,492,702	13.2	4.709	117	344	1.66		11.5	10.5	64.5	52.6
55.1 - 60.0	26	446,586,886	30.0	4.628	117	354	1.53		10.3	9.5	67.7	57.7
60.1 - 65.0	28	239,504,191	16.1	4.507	113	359	1.62		9.9	9.2	69.5	62.4
65.1 - 70.0	13	431,228,750	29.0	4.349	110	388	1.61		8.8	8.1	70.1	66.4
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-9

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Mortgage Rates

				Weighted Average
Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
3.840 - 4.000	13	$48,408,649	3.3%	3.925%	119	413	12.34	x	61.6%	61.6%	10.1%	8.5%
4.001 - 4.250	11	295,574,883	19.9	4.121	114	368	2.95		14.2	13.3	62.4	60.2
4.251 - 4.500	22	282,299,248	19.0	4.390	114	360	1.69		10.7	10.0	67.1	59.1
4.501 - 4.750	43	606,347,877	40.8	4.597	117	372	1.47		9.5	8.9	67.5	59.6
4.751 - 5.000	24	131,074,696	8.8	4.839	119	344	1.52		10.9	9.8	67.1	54.5
5.001 - 5.250	11	103,520,517	7.0	5.078	98	320	1.39		10.2	9.6	68.9	57.2
5.251 - 5.500	4	15,173,924	1.0	5.298	119	332	1.53		11.7	10.6	66.7	53.2
5.501 - 5.510	1	5,200,000	0.3	5.510	60	360	1.57		13.0	10.7	59.1	54.9
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-10

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Original Terms to Maturity or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Original Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
60	5	$75,060,000	5.0%	4.546%	59	360	1.60	x	11.0%	9.7%	67.9%	64.7%
84	6	69,362,500	4.7	4.705	84	324	1.48		10.1	9.8	69.6	60.2
120	118	1,343,177,294	90.3	4.494	119	365	2.23		12.8	12.1	64.1	56.7
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-11

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
58 - 60	5	$75,060,000	5.0%	4.546%	59	360	1.60	x	11.0%	9.7%	67.9%	64.7%
61 - 84	6	69,362,500	4.7	4.705	84	324	1.48		10.1	9.8	69.6	60.2
85 - 120	118	1,343,177,294	90.3	4.494	119	365	2.23		12.8	12.1	64.1	56.7
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-12

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Original Amortization Terms

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Original Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	10	$252,612,500	17.0%	4.148%	120	0	3.44	x	15.2%	14.4%	59.7%	59.7%
240	1	2,793,376	0.2	4.770	119	239	1.56		13.1	12.1	65.0	40.7
241 - 300	11	93,668,991	6.3	4.995	108	292	1.44		11.0	10.2	69.0	53.1
301 - 360	104	989,524,927	66.5	4.557	113	360	1.78		11.6	10.8	65.8	57.1
361 - 420	1	125,000,000	8.4	4.570	119	420	1.15		6.7	6.6	72.1	66.1
421 - 480	2	24,000,000	1.6	3.910	120	480	12.57		61.8	61.8	11.0	9.7
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-13

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	10	$252,612,500	17.0%	4.148%	120	0	3.44	x	15.2%	14.4%	59.7%	59.7%
239 - 240	1	2,793,376	0.2	4.770	119	239	1.56		13.1	12.1	65.0	40.7
241 - 300	11	93,668,991	6.3	4.995	108	292	1.44		11.0	10.2	69.0	53.1
301 - 360	104	989,524,927	66.5	4.557	113	360	1.78		11.6	10.8	65.8	57.1
361 - 420	1	125,000,000	8.4	4.570	119	420	1.15		6.7	6.6	72.1	66.1
421 - 480	2	24,000,000	1.6	3.910	120	480	12.57		61.8	61.8	11.0	9.7
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

A-2-14

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Mortgage Loans by Amortization Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Amortization Type	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Interest-only, Amortizing Balloon	38	$621,387,125	41.8%	4.526%	111	372	1.48	x	9.5%	8.9%	68.0%	61.3%
Amortizing Balloon	77	483,472,669	32.5	4.683	115	351	2.53		15.8	14.9	62.1	50.1
Interest-only, Balloon	10	252,612,500	17.0	4.148	120	0	3.44		15.2	14.4	59.7	59.7
Interest-only, Amortizing ARD	3	95,127,500	6.4	4.532	120	360	1.48		9.8	9.0	65.9	60.3
Amortizing ARD	1	35,000,000	2.4	4.220	120	360	1.82		11.0	10.7	71.1	57.0
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-15

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Mortgage Loans by Loan Purpose

				Weighted Average
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Refinance	100	$1,115,823,090	75.0%	4.495%	117	366	2.33	x	13.4%	12.7%	63.8%	56.0%
Acquisition	29	371,776,704	25.0	4.540	107	351	1.65		10.2	9.4	66.9	61.0
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-16

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Mortgage Loans by Lockbox Type

				Weighted Average
Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Hard/Springing Cash Management	26	$502,480,988	33.8%	4.438%	111	354	1.73	x	10.1%	9.2%	66.7%	61.6%
Springing (Without Established Account)	54	390,906,510	26.3	4.650	115	356	1.58		10.6	9.8	68.6	57.8
Hard/Upfront Cash Management	5	305,952,375	20.6	4.507	119	389	1.42		8.4	7.9	66.8	61.6
None	34	143,874,994	9.7	4.249	118	381	7.40		37.4	36.7	37.4	31.4
Soft/Springing Cash Management	5	81,989,427	5.5	4.632	108	324	1.60		10.8	10.4	70.7	56.8
Soft/Upfront Cash Management	1	31,423,000	2.1	4.358	119	360	1.59		9.9	9.5	71.8	64.2
Springing (With Established Account)	4	30,972,500	2.1	4.808	117	355	1.57		10.8	9.9	60.5	50.8
Total/Weighted Average:	129	$1,487,599,794	100.0%	4.506%	115	363	2.16	x	12.6%	11.8%	64.6%	57.3%

A-2-17

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
Type of Escrow	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)
Tax Escrow	101	$1,210,072,251	81.3%	102	$1,218,772,251	81.9%	25	$249,405,454	16.8%
Insurance Escrow	74	533,402,436	35.9	75	552,502,567	37.1	52	920,584,727	61.9
Replacement Reserve	40	508,052,450	34.2	94	1,199,126,032	80.6	11	170,354,799	11.5
TI/LC Reserve(1)	15	114,151,442	13.1	31	410,139,924	47.0	14	428,236,826	49.1

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of office, retail, industrial and mixed-use.

A-2-18

WFRBS Commercial Mortgage Trust 2014-C22

Annex A-2: Loan Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

Prepayment Restriction	Sept 2014	Sept 2015	Sept 2016	Sept 2017	Sept 2018	Sept 2019	Sept 2020	Sept 2021	Sept 2022	Sept 2023	Sept 2024
Locked Out	95.59%	95.62%	2.33%	0.51%	0.52%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	83.42	83.43	83.43	83.99	84.03	85.12	85.13	84.17	0.00
Yield Maintenance	2.42	2.40	12.28	14.09	14.08	13.93	13.89	12.69	12.67	12.32	0.00
Prepayment Premium	1.99	1.98	1.97	1.97	1.97	2.07	2.08	2.19	2.20	2.21	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1.31	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$1,487.60	$1,479.20	$1,469.58	$1,457.88	$1,443.12	$1,354.40	$1,334.15	$1,252.76	$1,231.99	$1,210.24	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.44%	98.79%	98.00%	97.01%	91.05%	89.68%	84.21%	82.82%	81.36%	0.00%

(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

A-2-19

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-3

Summaries of the Fifteen Largest Mortgage Loans

(THIS PAGE INTENTIONALLY LEFT BLANK)

BANK OF AMERICA PLAZA

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-1

BANK OF AMERICA PLAZA

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-2

BANK OF AMERICA PLAZA

Echo Park
Echo Park Lake
Barlow Respiratory Hospital
Dodger Stadium
Pasadena Fwy
Radio Hill Gardens
Temple St
Historic Filipinotown
101
Hollywood Fwy
Silver Lake Medical Ctr.
Court St
Sunset Blvd
Douglas St
Stadium Way
Figueroa Terr
Chavez Ravine
METRO GOLD LINE
Los Angeles State Historic Park
Main St
Alvarado St
Belmont Ave
Glendale Blvd
Spring St
110
Old Chinatown Central Plaza
METROLINK
Los Angeles River
3rd St
St. Vincent Medical Ctr.
Beverly Blvd
Court St
Alpine St
Chinatown
Chinatown
Bonnie Brae St
LOS ANGELES
Cesar Chavez Ave
Hill St
Broadway
Vignes St
3rd St
1st St
2nd St
Harbor Fwy
Figueroa St
Cathedral of Our Lady of The Angels
MacArthur Park
Bank of America Plaza
333 South Hope Street
Los Angeles, CA 90071
Westlake
Westlake/MacArthur Park
LA Dept. of Water & Power
LA Opera
Temple St
METRO
Macy St
Bunker Hill
Stanley Mosk Courthouse
LA Union Station
Union Station
METRO RED/PURPLE LINES
Lucas Ave
The Westin Bonaventure Hotel
Walt Disney Concert Hall
Grand Ave
US Courthouse
101
Santa Ana Fwy
7th St
Good Samaritan Hospital
6th St
Beaudry Ave
Civic Center
Spring St
LA City Hall
8th St
Wilshire Blvd
Financial District
Museum of Contemporary Art
101
Wells Fargo Center
Civic Center
1st St
Roybal Federal Bldg.
James Wood Blvd
Loyola Law School
Figueroa at Wilshire
US Bank Tower
400 Hope
3rd St
2nd St
San Pedro St
Little Tokyo
Center St
Mission Rd
Garland Ave
LA Central Library
Olympic Blvd
110
777 Figueroa
Metro Center
Pershing Square
4th St
Gallery Row
Little Tokyo
METRO GOLD LINE
1st St
Pico/Aliso
Flower St
7th St
The Los Angeles Theatre Center
Southern California Inst. of Architecture
Figueroa St
6th St
Ritz-Carlton Los Angeles
Hope St
8th St
5th St
3rd St
Albany St
Arts District
3rd St
METROLINK
Nokia Theatre, LA Live
Jewelry District
Downtown
Santa Fe Ave
Pico Blvd
Cherry St
9th St
Broadway
4th St
Staples Center
BLUE EXPO LINES
Fashion Institute of Design & Merchandising
Main St
Wall St
San Julian St
Towne Ave
Stanford Ave
Central Ave
Alameda St
5th St
4th St
Mission Rd
Anderson St
Los Angeles Convention Center
Pico
Grand Ave
California Market Center
Palmetto St
South Park
Olympic Blvd
Agatha St
6th St
6th St
METRO
Pico Blvd
Fashion District
10
California Hospital Medical Ctr.
8th St
Kohler St
Mateo St
Industrial St
7th St
Venice Blvd
9th St
110
Figueroa St
Santee St
Pico Blvd
Crocker St
10th St
Grand
Harbor Fwy
Los Angeles Technical Trade College
14th St
Stanford Ave
12th St
14th Pl
Santa Monica Fwy
Washington Blvd
METRO BLUE LINE
Central Ave
23rd St
Orthopaedic Institute for Children
San Pedro
10
Grand Ave
Broadway
Main St
23rd St
22nd St
Maple Ave
Trinity St
San Pedro St
Stanford Ave
Griffith Ave
Central Ave
Naomi Ave
Jefferson Blvd
30th St
32nd St
22nd St
Santa Clarita
SANTA SUSANA MTS.
SAN GABRIEL MTS.
ANGELES NATIONAL FOREST
LOS ANGELES COUNTY
Simi Valley
Chatsworth
Northridge
La Canada Flintridge
VENTURA COUNTY
Burbank
Glendale
Altadena
Thousand Oaks
Pasadena
Calabasas
SAN MONICA MTS.
Topanga State Park
Arcadia
LOS ANGELES
Malibu
Santa Monica
Santa Monica Bay
El Segundo
Whittier
Pacific Ocean
Torrance
Lakewood
Fullerton
ANAHEIM
LONG BEACH
Long Beach Harbor
Huntington Beach

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-3

No. 1 Bank of America Plaza

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Office
Original Principal Balance(1):	$150,000,000			Specific Property Type:	CBD
Cut-off Date Principal Balance(1):	$150,000,000			Location:	Los Angeles, CA
% of Initial Pool Balance:	10.1%			Size:	1,432,285 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF(1):	$279.27
Borrower Names:	333 South Hope Co. LLC; 333 South Hope Plant LLC			Year Built/Renovated:	1974/2009
Sponsor:	Brookfield Office Properties Inc.			Title Vesting:	Fee
Mortgage Rate:	4.050%			Property Manager:	Self-managed
Note Date:	August 7, 2014			3rd Most Recent Occupancy (As of):	95.0% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	93.0% (12/31/2012)
Maturity Date:	September 1, 2024			Most Recent Occupancy (As of):	92.0% (12/31/2013)
IO Period:	120 months			Current Occupancy (As of):	89.5% (8/19/2014)
Loan Term (Original):	120 months
Seasoning:	0 months			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of):	$29,607,501 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$28,864,479 (12/31/2013)
Call Protection:	L(24),D(89),O(7)			Most Recent NOI (As of)(4):	$33,167,204 (TTM 6/30/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt(1)(2):	Yes
Additional Debt Type(1)(2):	Pari Passu and Future Mezzanine			U/W Revenues:	$63,011,458
				U/W Expenses:	$25,626,454
				U/W NOI(4):	$37,385,004
Escrows and Reserves(3):				U/W NCF:	$34,233,977
				U/W NOI DSCR(1):	2.28x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	2.08x
Taxes	$4,151,842	$518,981	NAP	U/W NOI Debt Yield(1):	9.3%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	8.6%
Replacement Reserves	$0	$23,871	NAP	As-Is Appraised Value:	$605,000,000
TI/LC Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Date:	June 24, 2014
Tenants Specific TI/LC Reserve	$2,991,870	$0	NAP	Cut-off Date LTV Ratio(1):	66.1%
Tenants Specific Rent Concession Reserve	$520,213	$0	NAP	LTV Ratio at Maturity or ARD(1):	66.1%

(1)
The Bank of America Plaza Loan Combination, totalling $400,000,000, is comprised of three pari passu notes. The controlling Note A-1 had an original principal balance of $150,000,000, has an outstanding principal balance as of the Cut-off Date of $150,000,000 and will be contributed to the WFRBS 2014-C22 Trust. Notes A-2 and A-3 had a combined original principal balance of $250,000,000 and are expected to be contributed to future trusts. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Bank of America Plaza Loan Combination.

(2)	See “Subordinate and Mezzanine Indebtedness” section.
(3)	See “Escrows” section.
(4)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (the “Bank of America Plaza Loan Combination”) is evidenced by three pari passu promissory notes (the A-1, A-2 and A-3 notes, respectively) secured by a first mortgage encumbering an office building located in Los Angeles, California (the “Bank of America Plaza Property”).  The Bank of America Plaza Loan Combination was co-originated on August 7, 2014 by Wells Fargo Bank, National Association and Citigroup Global Markets Realty Corp.  The Bank of America Plaza Loan Combination had an original principal balance of $400,000,000, has an outstanding principal balance as of the Cut-off Date of $400,000,000 and accrues interest at an interest rate of 4.050% per annum.  The Bank of America Plaza Loan Combination had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments through the term of the Bank of America Plaza Loan Combination.  The Bank of America Plaza Loan Combination matures on September 1, 2024.  See “Description of the Mortgage Pool – Split Loan Structures – The Bank of America Plaza Loan Combination” and “Servicing of the Mortgage Loans and Administration of the Trust Fund – Additional Matters Relating to the Servicing of the Bank of America Plaza Loan Combination” in the Free Writing Prospectus.

Note A-1, which represents the controlling interest in the Bank of America Plaza Loan Combination, will be contributed to the WFRBS 2014-C22 Trust, had an original principal balance of $150,000,000 and has an outstanding principal balance as of the Cut-off Date of $150,000,000.  Notes A-2 and A-3 (the “Bank of America Plaza Companion Loans”), which are expected to be contributed to future trusts, had a combined original principal balance of $250,000,000 and each represents the non-controlling

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-4

BANK OF AMERICA PLAZA

interests in the Bank of American Plaza Loan Combination.  As of the loan closing date, the A-2 note had an original principal balance of $116,670,000 and the A-3 note had an original principal balance of $133,330,000. However, the lender provides no assurances that the note A-2 and A-3 will not be split further.

Following the lockout period, the borrowers have the right to defease the Bank of America Plaza Loan Combination in whole, or in part (see “Partial Release” section), on any date before March 1, 2024.  In addition, the Bank of America Plaza Loan Combination is prepayable without penalty on or after March 1, 2024.

Sources and Uses

Sources			Uses
Original loan combination amount	$400,000,000	100.0%	Loan payoff(1)	$212,736,296	53.2%
			Reserves	7,663,925	1.9
			Closing costs	1,457,860	0.4
			Return of equity	178,141,919	44.5
Total Sources	$400,000,000	100.0%	Total Uses	$400,000,000	100.0%

(1)	The Bank of America Plaza Property was previously securitized in MSCM 2004-HQ4. Loan payoff represents a $168.7 million trust balance and $44.0 million of subordinate debt.

The Property.  The Bank of America Plaza Property is a 55-story, class A, LEED Gold certified office building containing 1,432,285 square feet located in Los Angeles, California.  Situated on 4.2 acres, the Bank of America Plaza Property was originally constructed in 1974 and the office tower consists of 49 stories, the plaza level and four mechanical floors.  Below the office tower is the concourse level which contains a 194-seat auditorium and retail space.  The ground floor plaza features gardens, public art and three 24-foot waterfalls.  The Bank of America Plaza Property contains nine levels of underground parking totaling 2,242 spaces, resulting in a parking ratio of 1.6 spaces per 1,000 square feet of net rentable area.  Other building amenities include twenty-one escalators, a professional copy center, on-site auto repair and car wash, 24-hour building security and a web-based visitor management system.  Two of the largest tenants, The Capital Group and Sheppard Mullin (together consisting of approximately 35.6% of the net rentable square footage and 39.8% of Annual U/W Base Rent) both operate their global headquarters from the Bank of America Plaza Property and have been in occupancy for 36 and 40 years, respectively.  As of August 19, 2014, the Bank of America Plaza Property was 89.5% occupied by 31 tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-5

BANK OF AMERICA PLAZA

The following table presents certain information relating to the tenancy at the Bank of America Plaza Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
The Capital Group(3)	NR/NR/NR	323,554	22.6%	$26.00	$8,413,679	25.8%	2/28/2018(4)
Bank of America(5)	A/Baa2/A-	163,512	11.4%	$29.31(6)	$4,793,001(6)	14.7%	6/30/2022(7)(8)
Sheppard Mullin(9)	NR/NR/NR	185,927	13.0%	$24.49	$4,553,151	14.0%	12/31/2024(10)(11)
Kirkland & Ellis	NR/NR/NR	101,756	7.1%	$23.56	$2,397,380	7.4%	12/31/2019
Alston & Bird	NR/NR/NR	81,094	5.7%	$23.50	$1,905,604(12)	5.9%	12/31/2023(13)
Seyfarth & Shaw	NR/NR/NR	55,228	3.9%	$31.63	$1,746,862	5.4%	3/31/2019
Total Major Tenants		911,071	63.6%	$26.13	$23,809,677	73.1%

Non-Major Tenants		371,031	25.9%	$23.56	$8,742,976	26.9%

Occupied Collateral Total		1,282,102	89.5%	$25.39	$32,552,653	100.0%

Vacant Space		150,183	10.5%

Collateral Total		1,432,285	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent increases through August 2015.
(3)	The Capital Group is a private asset management firm founded in 1931 with assets in excess of one trillion dollars.
(4)	The Capital Group has two, five-year renewal options with 19 months’ notice.
(5)
Bank of America is an international financial institution that serves individual customers, corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services.

(6)	The Annual U/W Base Rent and Annual U/W Base Rent PSF for Bank of America represent the tenant’s average rent over their lease term. The tenant’s current in-place rent is $25.78 per square foot.
(7)
Bank of America has a one-time right to reduce its space by one full floor or 12,000 to 13,000 square feet of its highest or lowest contiguous floors upon providing notice on June 30, 2019 with 12-months’ notice.

(8)	Bank of America has two, five-year renewal options with 19-months’ notice.
(9)	Sheppard Mullin is a law firm that practices bankruptcy, corporate law, securities law, intellectual property, litigation, real estate, and tax and estate planning.
(10)	Sheppard Mullin may reduce its space by one full floor on December 31, 2019 with 12-months’ notice.
(11)	Sheppard Mullin has two, four-year renewal options with nine months’ notice.
(12)	Alston & Bird has a rent abatement period that expires in June 2015. An escrow was collected at closing for the remaining rent concessions.
(13)	Alston & Bird may terminate 25,773 square feet on June 30, 2018 with 12-months’ notice and a termination fee of $2,410,728.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-6

BANK OF AMERICA PLAZA

The following table presents certain information relating to the lease rollover schedule at the Bank of America Plaza Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	7	6,439	0.4%	6,439	0.4%	$117,609	0.4%	$18.27
2014	0	0	0.0%	6,439	0.4%	$0	0.0%	$0.00
2015	0	0	0.0%	6,439	0.4%	$0	0.0%	$0.00
2016	4	17,832	1.2%	24,271	1.7%	$485,307	1.5%	$27.22
2017	6	76,462	5.3%	100,733	7.0%	$1,883,542	5.8%	$24.63
2018	8	437,191	30.5%	537,924	37.6%	$10,724,524	32.9%	$24.53
2019	8	195,576	13.7%	733,500	51.2%	$5,080,457	15.6%	$25.98
2020	2	15,450	1.1%	748,950	52.3%	$468,606	1.4%	$30.33
2021	4	41,478	2.9%	790,428	55.2%	$1,073,697	3.3%	$25.89
2022	4	164,439	11.5%	954,867	66.7%	$4,825,103	14.8%	$29.34
2023	2	80,671	5.6%	1,035,538	72.3%	$1,900,528	5.8%	$23.56
2024	5	246,564	17.2%	1,282,102	89.5%	$5,993,280	18.4%	$24.31
Thereafter	0	0	0.0%	1,282,102	89.5%	$0	0.0%	$0.00
Vacant	0	150,183	10.5%	1,432,285	100.0%	$0	0.0%	$0.00
Total/Weighted Average	50(4)	1,432,285	100.0%			$32,552,653	100.0%	$25.39

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	Multiple tenants operate under more than one lease. There are 31 tenants subject to 50 leases.

The following table presents historical occupancy percentages at the Bank of America Plaza Property:

Historical Occupancy

12/31/2009(1)	12/31/2010(1)	12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	8/19/2014(2)
94.0%	94.0%	95.0%	93.0%	92.0%	89.5%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

The following table presents historical base rent per square foot at Bank of America Plaza Property:

Historical Average Base Rent (PSF)(1)

12/31/2011	12/31/2012	12/31/2013	6/30/2014
$21.79	$21.92	$21.38	$21.20

(1)	Information obtained from borrower operating statements. The average base rent is based on the gross potential rent divided by the total square footage.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-7

BANK OF AMERICA PLAZA

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Bank of America Plaza Property:

Cash Flow Analysis

	2011	2012	2013	TTM 6/30/2014	U/W	U/W $ per SF
Base Rent	$31,216,203	$31,394,104	$30,617,785	$30,371,257	$32,552,653(1)	$22.73
Grossed Up Vacant Space	0	0	0	0	3,314,834	2.31
Total Reimbursables	19,248,665	19,957,742	20,928,986	22,426,286	22,516,480	15.72
Parking Income	6,991,844	7,363,885	7,985,629	8,010,994	8,010,994	5.59
Other Income	618,297	242,045	176,754	203,246	203,246	0.14
Less Free Rent	(598,846)	(6,430,584)	(5,945,870)	(2,236,116)	0(2)	0.00
Less Vacancy	0	0	0	0	(3,586,749)(3)	(2.50)
Effective Gross Income	$57,476,163	$52,527,192	$53,763,284	$58,775,667	$63,011,458	$43.99

Total Operating Expenses	$22,620,951	$22,919,691	$24,898,805	$25,608,463	$25,626,454	$17.89

Net Operating Income	$34,855,212	$29,607,501	$28,864,479	$33,167,204	$37,385,004	$26.10

TI/LC	0	0	0	0	2,864,570	2.00
Capital Expenditures	0	0	0	0	286,457	0.20
Net Cash Flow	$34,855,212	$29,607,501	$28,864,479	$33,167,204	$34,233,977	$23.90

NOI DSCR(4)	2.12x	1.80x	1.76x	2.02x	2.28x
NCF DSCR(4)	2.12x	1.80x	1.76x	2.02x	2.08x
NOI DY(4)	8.7%	7.4%	7.2%	8.3%	9.3%
NCF DY(4)	8.7%	7.4%	7.2%	8.3%	8.6%

(1)
The increase in the U/W Base Rent from the TTM 6/30/2014 is attributed to contractual rent increases through August 2015 ($1,567,800) and rent averaging for Bank of America, Wells Fargo and MetLife ($616,845).

(2)
The remaining free rent for Alston & Bird ($472,505) and Analysis Group ($47,708) expires in June 2015 and August 2015, respectively. A free rent escrow was collected at closing for all outstanding concessions.

(3)	The underwritten economic vacancy is 10.0%. The Bank of America Plaza Property was 89.5% physically occupied as of August 19, 2014.
(4)	DSCRs and debt yields are based on the Bank of America Plaza Loan Combination.

Appraisal. As of the appraisal valuation date of June 24, 2014, the Bank of America Plaza Property had an “as-is” appraised value of $605,000,000.

Environmental Matters.  According to a Phase I environmental site assessment dated July 7, 2014, a recognized environmental condition (“REC”) exists at the Bank of America Plaza Property.  The REC is related to a 4,000 gallon underground storage tank (“UST”) used to store diesel for the back-up power system.  No leaks or spills from the UST have been reported; however, based upon the age (40 years), the onsite UST is considered to be a REC. The UST system is equipped with a continuous automatic monitoring system, an automatic shutoff device and overfills alarm and a spill and overfill sump.  An environmental consultant estimated that the potential remediation costs associated with the aforementioned REC could range from $30,000 to $100,000.

Market Overview and Competition. The Bank of America Plaza is situated along the entire block bounded by Hope Street and 4th Street to the south and east and 3rd Street and Flower Street to the north and west in the Bunker Hill District within the Los Angeles central business district. Downtown Los Angeles experienced significant investment over the past two decades from public and non-profit institutions and several public/private partnerships that have resulted in new developments including LA Live, Staples Center, an expanded Convention Center, the Cathedral, Disney Concert Hall and the Colburn School that have increased interest in downtown Los Angeles. The Bunker Hill neighborhood encompasses approximately 133 acres and comprises the northern section of the financial district. Marked by higher topography, Bunker Hill is located north of Fifth Street and east of Figueroa Street and the predominant land use consists of high rise office buildings. Other local attractions within Bunker Hill include the Museum of Contemporary Art and the Angel’s Flight Funicular. According to a third party market research report, the Bank of America Plaza Property is located within the Downtown Los Angeles submarket. As of the second quarter of 2014, the submarket had a total inventory of 77 class A office buildings comprising approximately 38.5 million square feet. The class A office submarket reported a vacancy rate of 15.4%, and the appraiser concluded to a market rent ranging between $22.00 per square foot and $25.00 per square foot, triple net for the Bank of America Plaza Property.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-8

BANK OF AMERICA PLAZA

The following table presents certain information relating to comparable properties to the Bank of America Plaza Property:

Competitive Set(1)

	Bank of America Plaza (Subject)	Figueroa at Wilshire	TCW Building	801 Tower	Wells Fargo Tower North	Wells Fargo Tower South	Ernst & Young Plaza
Location	Los Angeles, CA	Los Angeles, CA	Los Angeles, CA	Los Angeles, CA	Los Angeles, CA	Los Angeles, CA	Los Angeles, CA
Distance from Subject	--	1.5 miles	6.5 miles	1.6 miles	1.2 miles	1.2 miles	1.6 miles
Property Type	Office	Office	Office	Office	Office	Office	Office
Year Built/Renovated	1974/2009	1991	1991	1992	1982	1982	1985
Stories	55	52	35	25	54	45	41
Total GLA	1,432,285 SF	1,038,971 SF	685,402 SF	458,149 SF	1,404,714 SF	1,109,326 SF	916,756 SF
Total Occupancy	90%	87%	99%	88%	84%	83%	87%

(1)	Information obtained from the appraisal.

The Borrowers. The borrowers are 333 South Hope Co. LLC and 333 South Hope Plant LLC, which are single purpose entities with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Bank of America Plaza Loan Combination. Brookfield DTLA Holdings LLC is the guarantor of certain nonrecourse carveouts under the Bank of America Plaza Loan Combination.

The Sponsor. The sponsor is Brookfield Office Properties Inc. (“Brookfield”).   Brookfield is one of North America’s largest public real estate companies.  Brookfield owns and manages a portfolio of 114 commercial properties in 16 cities and 20 development sites comprising over approximately 103 million square feet in markets that include New York, London (England), Toronto (Canada), Los Angeles and Washington, D.C.

Escrows. The loan documents provide for upfront reserves in the amount of $4,151,842 for taxes, $2,991,870 for tenant improvements and leasing commissions and $520,213 for rent concessions associated with the Alston & Bird ($472,505) and Analysis Group space ($47,708).  The loan documents provide for the guarantor to deliver a reserve guaranty of $3,785,317 in lieu of a cash deposit for tenant improvements and leasing commissions associated with the Bank of America and Alston & Bird space.  If at any time (i) an event of default has occurred and is continuing; (ii) the Bank of America Plaza Loan Combination has been assumed;  (iii) the sponsor owns less than 10.0% of the borrower or no longer controls the borrower; or (iv) the reserve guaranty is no longer in full force and effect, the borrowers will deposit with the lender an amount equal to $3,785,317 less any amounts that would have been required to be distributed to the borrowers during the Bank of America Plaza Loan Combination term.

The loan documents require monthly deposits of $518,981 for real estate taxes, $23,871 for replacement reserves and beginning on September 1, 2020, monthly deposits of $119,357 for tenant improvements and leasing commissions. The loan documents do not require monthly escrows for insurance provided (i) no event of default has occurred and is continuing; (ii) the insurance required to be maintained by the borrowers is maintained pursuant to one or more blanket insurance policies; and (iii) the borrowers provides the lender with timely proof of payment of insurance premiums.

Lockbox and Cash Management. The Bank of America Plaza Loan Combination requires a lender-controlled lockbox account, which is already in place, and that the borrowers direct tenants to pay their rents directly into such lockbox account.  The loan documents also require that all rents received by the borrowers or the property manager be deposited into the lockbox account within three business days of receipt.   Prior to the occurrence of a Trigger Period (as defined below), all funds on deposit in the lockbox account are distributed to the borrower.  During a Trigger Period, all cash flow is swept to a lender controlled cash management account.

A “Trigger Period” will commence upon a Cash Trap Event Period (as defined below), a Capital Group Cash Trap Event Period (as defined below), or the exercise of the borrowers’ right to incur mezzanine financing (see “Subordinate and Mezzanine Indebtedness” below).  A Trigger Period caused by a Cash Trap Event Period or a Capital Group Cash Trap Event Period will end when the related Cash Trap Event Period or Capital Group Cash Trap Event Period ends, as described below.  A Trigger Period caused by the exercise of the borrower’s right to incur mezzanine financing will end upon the repayment in full of the Bank of America Plaza Loan Combination.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; or (ii) the net cash flow debt service coverage ratio is less than 1.30x at the end of any calendar quarter.  A Cash Trap Event Period will be cured, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), (a) upon the net cash flow debt service coverage ratio being equal to or greater than 1.30x for two consecutive calendar quarters; or (b) the payment of funds by the borrower into a reserve account or in lieu of posting funds into a reserve account, posting a letter of credit that will be held as additional security during the loan term, which, if applied to reduce the outstanding principal balance of the loan, the debt service coverage ratio would be equal to or greater than 1.30x.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-9

BANK OF AMERICA PLAZA

A “Capital Group Cash Trap Event Period” will commence (i) July 30, 2016, in the event that The Capital Group does not renew all of its space under the current lease or (ii) upon the occurrence of any event after July 30, 2016 which would cause The Capital Group’s exercise of its renewal option to be ineffective, null or void.  A Capital Group Cash Trap Event Period will end upon the earlier of (a) funds have been deposited into an account in an amount equal $8,088,850 (which may be reduced if and to the extent that the actual tenant improvement and leasing commission costs relating to a qualified replacement lease is less than $25.00 per square foot for the area leased pursuant to such qualified replacement lease); or (b) the net cash flow debt service coverage ratio is equal to or greater than 1.30x at the end of any calendar quarter and the entire space previously leased by The Capital Group has been leased to a replacement tenant (or relet to The Capital Group) for a lease term of no less than five years and such tenant is in occupancy and operating within the space.

Property Management.  The Bank of America Plaza Property is managed by an affiliate of the borrowers.

Assumption. The borrowers have a  two-time right to transfer the Bank of America Plaza Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from Fitch, KBRA and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 Certificates, and similar confirmations with respect to the ratings of any securities backed by the Bank of America Plaza Companion Loans.

Partial Release. The borrowers are permitted to release any air rights with respect to a land parcel and a portion of the concourse level immediately below the air rights (“Release Parcels”) from the lien of the Bank of America Plaza Loan Combination provided (i) no event of default has occurred and is continuing; (ii) any construction associated with the improvement of the Release Parcels will not interfere with any tenant or give rise to any right for any tenant to terminate its lease; (iii) the partial defeasance of 110.0% of the allocated loan amount associated with the Release Parcels, based on a current appraisal; (iv) the remaining portion of the Bank of America Plaza Property has a net cash flow debt yield not less than the net cash flow debt yield immediately prior to the release; and (v) the remaining portion of the Bank of America Plaza Property has a loan-to-value ratio that is equal to or less than the loan-to-value ratio immediately prior to the release.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness.  The borrower has the right to incur mezzanine financing subject to the satisfaction of certain conditions including (i) the execution of an intercreditor agreement in form and substance acceptable to the lender and each of Fitch, KBRA and Moody’s; (ii) the combined loan-to-value ratio is not greater than 66.0%; (iii) the combined debt service coverage ratio is not less than 2.10x; and (iv) receipt of rating agency confirmations from Fitch, KBRA and Moody’s that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 Certificates and similar confirmations with respect to the ratings of any securities backed by the Bank of America Plaza Companion Loans.

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the Bank of America Plaza Property; provided, however, if TRIPRA is discontinued or not renewed, the borrowers will be require to carry terrorism coverage in an amount at least equal to the lesser of (i) the outstanding principal balance of the Bank of America Plaza Loan Combination or (ii) the sum of the business income insurance equal to 100% of the projected gross income from the Bank of America Plaza Property for a 12-month period from the date of casualty plus the full replacement cost.  However, the borrowers shall not be required to spend on terrorism coverage more than two times the amount of the premium for property insurance required to insure against physical hazards and business interruption.  The loan documents also require business interruption insurance covering no less than the thirty-six month period following the occurrence of a casualty event, together with a twelve-month extended period of indemnity.

Earthquake Insurance:  The loan documents do not require earthquake insurance.  The seismic report indicated a probable maximum loss of 13%.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-10

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A-3-11

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A-3-12

COLUMBUS SQUARE PORTFOLIO

WHOLE FOODS MARKET
W 98 ST
AHEAD

SEPHORA

T·J·maxx
now
shop
online

HomeGoods

Wine
WHOLE FOODS

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-13

COLUMBUS SQUARE PORTFOLIO

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-14

COLUMBUS SQUARE PORTFOLIO

Columbus Square Portfolio
775, 795, 805, 808 Columbus Avenue; 801 Amsterdam Avenue
New York, NY 10025
MANHATTAN
Harlem
Upper West Side
Upper East Side
CENTRAL PARK
Jacqueline Kennedy Onassis Reservoir
Hudson River
Riverside Park
Morningside Park
Columbia University
Barnard College
Union Theological Seminary
Jewish Theological Seminary
Teacher's College, Columbia Univ.
Columbia Law School
Mt. Sinai St. Lukes Hospital
The Cathedral Church of St. John the Divine
Henry Hudson Parkway
Riverside Dr.
Broadway
Amsterdam Ave.
Columbus Ave.
Central Park West
Manhattan Ave.
Morningside Ave.
Frederick Douglass Blvd.
Adam Powell Jr. Blvd.
St. Nicholas Ave.
West End Ave.
Madison Ave.
Park Ave.
Lexington Ave.
3rd Ave.
5th Ave.
W. 110th St.
W. 96th St.
W. 86th St.
W. 72nd St.
E. 96th St.
E. 86th St.
E. 79th St.
E. 72nd St.
North Woods
The Great Hill
The Pool
North Meadow
East Meadow
Great Lawn
The Ramble
The Lake
Turtle Pond
Conservatory Pond
Strawberry Fields
Bethesda Fountain
Boat House
Belvedere Castle
Delacorte Theatre
Shakespeare Garden
Central Park Tennis Center
North Meadow Recr. Center
Conservatory Garden
Metropolitan Museum of Art
Guggenheim Museum
Jewish Museum
Cooper-Hewitt Museum
Neue Gallery
Museum of the City of NY
Museo del Barrio
Mt. Sinai Hospital
Mt. Sinai School of Medicine
Lenox Hill Hospital
Whitney Museum of American Art
New York Society Library
Rose Center for Earth and Space
American Museum of Natural History
New-York Historical Society
Children's Museum of Manhattan
Beacon Theatre
Verdi Square
W. 79th Street Boat Basin
W. 87th Street Dog Run
Marymount Manhattan College
BRONX
QUEENS
BROOKLYN
NEW JERSEY
Fort Lee
Edgewater
Cliffside Park
North Bergen
West New York
Weehawken
Union City
Hoboken
Washington Heights
East Harlem
Astoria
Woodside
Long Island City
Greenpoint
Williamsburg
Midtown
Chelsea

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-15

No. 2 Columbus Square Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Portfolio
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Mixed Use
Original Principal Balance(1):	$125,000,000			Specific Property Type:	Retail/Other/Office
Cut-off Date Principal Balance(1):	$125,000,000			Location:	New York, NY
% of Initial Pool Balance:	8.4%			Size:	494,224 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF(1):	$809.35
Borrower Names:	Various(2)			Year Built/Renovated(5):	Various/NAP
Sponsors:	Jacob Chetrit; Laurence Gluck			Title Vesting:	Fee
Mortgage Rate:	4.570%			Property Manager:	Self-managed
Note Date:	August 8, 2014			3rd Most Recent Occupancy (As of)(6):	NAV
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(7):	71.9% (12/31/2012)
Maturity Date:	August 11, 2024			Most Recent Occupancy (As of)(7):	75.0% (12/31/2013)
IO Period:	42 months			Current Occupancy (As of)(8):	95.7% (7/31/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	420 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of)(6):	NAV
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$20,421,271 (12/31/2012)
Call Protection(3):	L(25),D(91),O(4)			Most Recent NOI (As of)(9):	$19,333,826 (12/31/2013)
Lockbox Type:	Hard/Upfront Cash Management
Additional Debt(1):	Yes
Additional Debt Type(1):	Pari Passu			U/W Revenues:	$29,269,650
				U/W Expenses:	$2,376,810
				U/W NOI(9):	$26,892,839
				U/W NCF(9):	$26,393,417
				U/W NOI DSCR(1)(9):	1.17x
Escrows and Reserves(4):				U/W NCF DSCR(1)(9):	1.15x
				U/W NOI Debt Yield(1)(9):	6.7%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1)(9):	6.6%
Taxes	$249,368	$77,575	NAP	As-Is Appraised Value:	$555,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	July 16, 2014
Replacement Reserves	$6,177	$6,177	$148,267	Cut-off Date LTV Ratio(1):	72.1%
TI/LC Reserve	$0	Springing(4)	$4,500,000	LTV Ratio at Maturity or ARD(1):	66.1%

(1)
The Columbus Square Portfolio Loan Combination, totaling $400,000,000, is comprised of four pari passu notes (Notes A-1, A-2, A-3 and A-4). The controlling Note A-1 had an original balance of $125,000,000, has an outstanding principal balance of $125,000,000 as of the Cut-off Date and will be contributed to the WFRBS 2014-C22 Trust. The remaining three pari passu notes had an aggregate principal balance of $275,000,000 and are expected to be contributed to future trusts. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Columbus Square Portfolio Loan Combination.

(2)	See “The Borrowers” section.
(3)	See “Purchase Option” section.
(4)	See “Escrows” section.
(5)	The Columbus Square Portfolio Properties were constructed in 2007 and 2008.
(6)	3rd Most Recent Occupancy and 3rd Most Recent NOI are not available because historical statements prior to 2012 include the non-collateral apartment and condominium unit performance.
(7)	See “Historical Occupancy” section.
(8)	Two tenants (Avantus Renal Therapy and Bareburger) comprising 3.7% of the net rentable area and 4.2% of the underwritten base rent are not yet in occupancy. Occupancy excluding these tenants is 92.0%.
(9)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (the “Columbus Square Portfolio Loan Combination”) is evidenced by four pari passu promissory notes (the A-1, A-2, A-3 and A-4 notes, respectively) secured by a first mortgage encumbering five mixed-use condominium units located in New York, New York (the “Columbus Square Portfolio Properties”).  The Columbus Square Portfolio Loan Combination was co-originated on August 8, 2014 by Wells Fargo Bank, National Association and Barclays Bank PLC.  The Columbus Square Portfolio Loan Combination had an original principal balance of $400,000,000, has an outstanding principal balance as of the Cut-off Date of $400,000,000 and accrues interest at an interest rate of 4.570% per annum.  The Columbus Square Portfolio Loan Combination had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest-only for the first 42 payments following origination and, thereafter, requires payments of principal and interest based on a 35-year amortization schedule.  The Columbus Square Portfolio Loan Combination matures on August 11, 2024.  See “Description of the Mortgage Pool – Split Loan Structures – The Columbus Square Portfolio Loan Combination” and “Servicing of the Mortgage Loans and Administration of the Trust Fund – Additional Matters Relating to the Servicing of the Columbus Square Portfolio Loan Combination” in the Free Writing Prospectus.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-16

COLUMBUS SQUARE PORTFOLIO

Note A-1, which represents the controlling interest in the Columbus Square Portfolio Loan Combination and will be contributed to the WFRBS 2014-C22 Trust, had an original principal balance of $125,000,000 and has an outstanding principal balance as of the Cut-off Date of $125,000,000. The remaining three pari passu notes, which collectively had an aggregate original principal balance of $275,000,000 and each represents non-controlling interests in the Columbus Square Portfolio Loan Combination, are expected to be contributed to future trusts (the “Columbus Square Portfolio Companion Loans”). As of the loan closing date, the A-2 note had an original principal balance of $103,750,000, the A-3 note had an original principal balance of $75,000,000 and the A-4 note had an original principal balance of $96,250,000; however, the lender provides no assurances that any non-securitized pari passu notes will not be split further. The holders of the respective promissory notes evidencing the Columbus Square Portfolio Loan Combination have entered into a co-lender agreement that sets forth the respective rights of each note holder.

Following the lockout period, the borrowers have the right to defease the Columbus Square Portfolio Loan Combination in whole, or prepay in connection with a certain partial release by paying a yield maintenance premium, if applicable (see “Purchase Option” section), on any date before May 11, 2024.  In addition, the Columbus Square Portfolio Loan Combination is prepayable without penalty on or after May 11, 2024.

Sources and Uses

Sources			Uses
Original loan combination amount	$400,000,000	100.0%	Loan payoff	$271,916,460	68.0%
			Reserves	255,545	0.1
			Closing costs	7,071,223	1.8
			Return of equity	120,756,773	30.2
Total Sources	$400,000,000	100.0%	Total Uses	$400,000,000	100.0%

The Properties. The Columbus Square Portfolio Properties comprise five mixed-use condominium buildings (see “Description of the Mortgage Pool – Certain Characteristics of the Mortgage Loans – Condominium Structures” in the Free Writing Prospectus)  situated on two separate blocks located on Manhattan’s Upper West Side within New York, New York. The Columbus Square Portfolio Properties contain 494,224 square feet of predominantly retail space constructed by the sponsors in 2007 and 2008, as detailed in the following table:

Building Name	Year Built	NRSF	% of NRSF	Annual U/W Base Rent	% of Annual U/W Base Rent	Retail SF	% of Building SF	Community Facility SF	% of Building SF	Parking SF	% of Building SF
775 Columbus	2008	39,644	8.0%	$3,847,641	13.5%	22,664	57.2%	10,715	27.0%	6,265	15.8%
795 Columbus	2007	104,218	21.1%	$6,927,149	24.3%	59,911	57.5%	44,307	42.5%	0	0.0%
805 Columbus	2007	40,260	8.1%	$3,136,876	11.0%	26,531	65.9%	13,729	34.1%	0	0.0%
808 Columbus	2007	240,852	48.7%	$12,385,867	43.4%	157,177	65.3%	0	0.0%	83,675	34.7%
801 Amsterdam	2008	69,250	14.0%	$2,252,890	7.9%	9,674	14.0%	41,072	59.3%	18,504	26.7%
Total/Weighted Average		494,224	100.0%	$28,550,424	100.0%	275,957	55.8%	109,823	22.2%	108,444	21.9%

The retail space is comprised of 275,957 square feet, with approximately 98,000 square feet at grade level, and 178,000 square feet of below grade space. The retail portion of the Columbus Square Portfolio Properties is located along Columbus Avenue and is anchored by Whole Foods, who recently expanded with an adjoining 2,775 square foot wine store (the first Whole Foods wine store in New York City), TJ Maxx, which added its HomeGoods concept after experiencing high sales volumes, and Michael’s, which expanded by an additional 10,572 square feet in March 2013. Eight tenants (or their parent companies), accounting for approximately 33.1% of the net rentable area and 48.9% of the annual underwritten base rent, are rated investment-grade, and only 33.9% of the net rentable area is scheduled to expire during the loan term. The majority of the community facility portion of the Columbus Square Portfolio Properties is leased to the Mandell School, a private co-educational institution founded in 1939 for pre-school through eighth graders. The 775 and 795 Columbus properties house the Mandell School’s elementary and preparatory divisions and their Upper West Side pre-school. Three below-grade parking garages containing 392 parking spaces leased to Quik Park comprise the remainder of the Columbus Square Portfolio Properties. The sponsors began to assemble land for this project in the late 1990s, and transformed the site, previously home to condominiums and rent-controlled apartments, into a 24/7 “live, work and play” neighborhood. The Columbus Square Portfolio Properties are situated in the Columbus Square mixed-use development, which includes the Columbus Square Luxury Apartments (located above the Columbus Square Portfolio Properties), the Park West Village Apartments and Central Park West Condominiums, which include over 3,200 units and 13,000 residents combined. No portion of the Columbus Square Luxury Apartments, Park West Village Apartments or the Central Park West Condominiums is collateral for the Columbus Square Portfolio Loan Combination. As of July 31, 2014, the Columbus Square Portfolio Properties were 95.7% occupied by 23 tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-17

COLUMBUS SQUARE PORTFOLIO

The following table presents certain information relating to the tenancy at the Columbus Square Portfolio Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)	Lease Expiration Date

Anchor Tenants
Whole Foods	NR/NR/BBB-	62,454	12.6%	$73.06(4)	$4,562,703(4)	16.0%	NAV	NAV	8/31/2029(5)
Michael’s	NR/B3/NR	34,424	7.0%	$57.37	$1,975,000	6.9%	NAV	NAV	3/31/2020(6)
HomeGoods	NR/A3/A+	27,019	5.5%	$71.58(7)	$1,933,902(7)	6.8%	$362	18.4%	5/31/2021(8)
TJ Maxx	NR/A3/A+	40,550	8.2%	$47.21(9)	$1,914,494(9)	6.7%	$512	8.4%	10/31/2019(10)
Total Anchor Tenants		164,447	33.3%	$63.16	$10,386,100	36.4%

Major Tenants
Mandell School	NR/NR/NR	55,022	11.1%	$58.79	$3,234,757	11.3%	NAP	NAP	6/30/2030(11)
Petco	NR/B3/B	19,487	3.9%	$95.96	$1,869,973	6.5%	NAP	NAP	10/31/2020
JPMorgan Chase	A+/A3/A	4,955	1.0%	$330.56(12)	$1,637,944(12)	5.7%	NAP	NAP	11/30/2030
Duane Reade	NR/Baa1/BBB	17,196	3.5%	$80.46(13)	$1,383,547(13)	4.8%	NAV	NAV	10/31/2030
Sephora	NR/NR/A+	5,602	1.1%	$216.82(14)	$1,214,617(14)	4.3%	$812(15)	21.5%(15)	1/31/2026
Total Major Tenants		102,262	20.7%	$91.34	$9,340,838	32.7%

Non-Major Tenants		97,754	19.8%	$71.79	$7,018,236	24.6%

Total Retail & Community Facility Tenants		364,463	73.7%	$73.38	$26,745,174	93.7%

Parking Tenant
Quik Park		108,444	21.9%	$16.65	$1,805,250	6.3%			4/30/2029

Occupied Collateral Total		472,907	95.7%	$60.37	$28,550,424	100.0%

Vacant Space		21,317	4.3%

Collateral Total		494,224	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through October 2015.
(3)	Sales and occupancy costs are based on the current in-place rent and the trailing 12-month period ending January 31, 2014 unless otherwise noted.
(4)	The Annual U/W Base Rent and Annual U/W Base Rent PSF for Whole Foods represent the tenant’s average rent over the lease term. The tenant’s current in-place rent is $59.75 per square foot.
(5)	Whole Foods has six, 5-year lease renewal options.
(6)	Michael’s has two 10-year lease renewal options.
(7)	The Annual U/W Base Rent and Annual U/W Base Rent PSF for HomeGoods represent the tenant’s average rent over the lease term. The tenant’s current in-place rent is $66.62 per square foot.
(8)	HomeGoods has three, 5-year lease renewal options.
(9)	The Annual U/W Base Rent and Annual U/W Base Rent PSF for TJ Maxx represent the tenant’s average rent over the lease term. The tenant’s current in-place rent is $43.04 per square foot.
(10)	TJ Maxx has three, 5-year lease renewal options.
(11)
Mandell School has the right to terminate their lease at any time with four months written notice and subject to the payment of a termination fee equal to three years rent (three years rent totals approximately $8.4 million through June 2015, $9.7 million through June 2020, $11.2 million through June 2025 and $12.8 million through June 2030).

(12)	The Annual U/W Base Rent and Annual U/W Base Rent PSF for JP Morgan Chase represent the tenant’s average rent over the lease term. The tenant’s current in-place rent is $253.48 per square foot.
(13)	The Annual U/W Base Rent and Annual U/W Base Rent PSF for Duane Reade represent the tenant’s average rent over the lease term. The tenant’s current in-place rent is $64.90 per square foot.
(14)	The Annual U/W Base Rent and Annual U/W Base Rent PSF for Sephora represent the tenant’s average rent over the lease term. The tenant’s current in-place rent is $174.94 per square foot.
(15)	Sales and occupancy costs are for the trailing 12-month period ending April 30, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-18

COLUMBUS SQUARE PORTFOLIO

The following table presents certain information relating to the lease rollover schedule at the Columbus Square Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2014	0	0	0.0%	0	0.0%	$0	$0.00
2015	0	0	0.0%	0	0.0%	$0	$0.00
2016	0	0	0.0%	0	0.0%	$0	$0.00
2017	0	0	0.0%	0	0.0%	$0	$0.00
2018	0	0	0.0%	0	0.0%	$0	$0.00
2019	1	40,550	8.2%	40,550	8.2%	$1,914,494	$47.21
2020	4	68,153	13.8%	108,703	22.0%	$4,546,123	$66.70
2021	2	28,550	5.8%	137,253	27.8%	$2,193,499	$76.83
2022	2	1,512	0.3%	138,765	28.1%	$250,813	$165.88
2023	3	19,798	4.0%	158,563	32.1%	$1,412,400	$71.34
2024	2	8,966	1.8%	167,529	33.9%	$1,788,736	$199.50
Thereafter	9	305,378	61.8%	472,907	95.7%	$16,444,358	$53.85
Vacant	0	21,317	4.3%	494,224	100.0%	$0	$0.00
Total/Weighted Average	23	494,224	100.0%			$28,550,424	$60.37

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Columbus Square Portfolio Properties:

Historical Occupancy

12/31/2011(1)	12/31/2012(2)	12/31/2013(2)	7/31/2014(3)
NAV	71.9%	75.0%	95.7%

(1)	12/31/2011 historical occupancy is not available because historical statements prior to 2012 include the non-collateral apartment and condominium unit performance.
(2)
Information obtained from the borrowers. 12/31/2012 and 12/31/2013 occupancy is lower as the Columbus Square Portfolio Properties were still in lease-up phase. While the buildings were constructed in 2007 and 2008, the final building (805 Columbus) did not open until August 2010. Approximately 134,382 square feet (27.2% of NRSF) in new leases were signed in 2013 and 2014.

(3)
Information obtained from the underwritten rent roll. Two tenants (Avantus Renal Therapy and Bareburger) comprising 3.7% of the net rentable area and 4.2% of the underwritten base rent are not yet in occupancy. Occupancy excluding these tenants is 92.0%.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-19

COLUMBUS SQUARE PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Columbus Square Portfolio Properties:

Cash Flow Analysis

	2012	2013(1)	U/W(1)	U/W $ per SF
Base Rent	$22,345,979	$21,411,531	$28,550,424	$57.77
Grossed Up Vacant Space	0	0	2,917,555	5.90
Percentage Rent	0	0	0	0.00
Total Reimbursables	1,025,172	83,728	152,226	0.31
Other Income	415,820	372,424	567,000	1.15
Less Vacancy & Credit Loss	(150,642)	(45,833)	(2,917,555)(2)	(5.90)
Effective Gross Income	$23,636,329	$21,821,850	$29,269,650	$59.22

Total Operating Expenses	$3,215,058	$2,488,024	$2,376,810(3)	$4.81

Net Operating Income	$20,421,271	$19,333,826	$26,892,839	$54.41

TI/LC	0	0	450,000	0.91
Capital Expenditures	0	0	49,422	0.10
Net Cash Flow	$20,421,271	$19,333,826	$26,393,417	$53.40

NOI DSCR(4)	0.89x	0.84x	1.17x
NCF DSCR(4)	0.89x	0.84x	1.15x
NOI DY(4)	5.1%	4.8%	6.7%
NCF DY(4)	5.1%	4.8%	6.6%

(1)
The increase in Base Rent from 2013 to U/W is primarily due to approximately $4.1 million (approximately 134,382 square feet; 27.2% of NRSF) in new leasing activity along with approximately $908,000 in contractual rent increases and $2.1 million rent averaging for investment-grade rated tenants.

(2)	The underwritten economic vacancy is 9.3%. The Columbus Square Portfolio Properties were 95.7% leased and 92.0% physically occupied as of July 31, 2014.
(3)
The Columbus Square Portfolio Properties benefit from Industrial and Commercial Incentive Programs (“ICIPs”) and 421a tax exemptions (the parking garages benefit from the 421a exemptions), which result in a reduced property tax expense. The property tax expense as of year-end 2013 was $140,846. The ICIPs expire in 2034 and will be gradually phased out beginning in the 2025/2026 tax year. The 421a exemptions expire in 2021 and 2022 (the 808 Columbus property’s exemption expires in 2032) and will be gradually phased out beginning in the 2013/2014 and 2014/2015 tax years (the 808 Columbus property’s exemption will be phased out beginning in the 2023/2024 tax years). The U/W property tax expense of $949,975 is based on the current abated tax expense. The taxes are projected to increase from the current level to $1,638,023 by the time the Columbus Square Portfolio Loan Combination matures. According to the leases, all tax increases may be passed through to the tenants at the Columbus Square Portfolio Properties.

(4)	DSCRs and debt yields are based on the Columbus Square Portfolio Loan Combination.

Appraisal. As of the appraisal valuation date of July 16, 2014, the Columbus Square Portfolio Properties had an “as-is” appraised value of $555,000,000.

Environmental Matters. According to a Phase I environmental site assessment dated July 15, 2014, there was no evidence of any recognized environmental conditions at the Columbus Square Portfolio Properties. However, six above ground storage tanks (“ASTs”) are maintained at the Columbus Square Portfolio Properties. Based on a review of the online database, the tanks at the 775, 795 and 805 Columbus properties have current permits but the remaining two tanks are listed with expired registrations. The Phase I environmental consultant recommends provision of current permits, and if it is determined the two ASTs do not have the appropriate permits, the permits/registrations should be renewed or obtained. The borrowers are in the process of renewing the permits.

Market Overview and Competition. The Columbus Square Portfolio Properties are situated on two abutting city blocks bounded by 100th Street to the north, 97th Street to the south, Amsterdam Avenue to the west and Columbus Avenue to the east in the Upper West Side neighborhood of Manhattan. The Upper West Side is an upscale, primarily residential area known for its cultural, educational and historical institutions, including Columbia University (1.0 mile north of the Columbus Square Portfolio Properties), Lincoln Center (1.8 miles south) and the American Museum of Natural History (1.0 mile south), in addition to Central Park (less than one mile east). The Columbus Square Portfolio Properties are part of the larger Columbus Square development, which contains five buildings, 500,000 square feet of retail and community facility space, over 3,200 units and over 13,000 residents combined. Nearby and adjacent uses include a mix of high-rise, luxury and market rate residential buildings with multi-level retail and older pre-war high rise residential buildings, providing significant foot traffic for the Columbus Square Portfolio Properties. According to a third party market research report, the median household income is approximately $111,000 within a one-mile radius of the Columbus Square Portfolio Properties, while the median home value is approximately $905,000.

The Columbus Square Portfolio Properties neighborhood is serviced by an excellent transportation network via subway and public bus. The Columbus Square Portfolio Properties are located one block northwest of the 96th Street (at Central Park West) subway station, which provides access to the B and C subway lines and two blocks northeast of 96th Street (at Broadway) subway station, which provides access to the 1, 2 and 3 subway lines. Further, the Metropolitan Transit Authority bus system makes this neighborhood accessible from virtually all locations north, south and east. Crosstown buses run along 66th, 79th-81st, 86th, 96th/97th and 110th Streets. Uptown bus service is available along Central Park West, Amsterdam Avenue, Broadway and Riverside Drive, and downtown buses run along Central Park West, Columbus Avenue, Broadway and Riverside Drive.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-20

COLUMBUS SQUARE PORTFOLIO

According to a third party market research report, the Columbus Square Portfolio Properties are located within the Upper West Side submarket. As of the second quarter of 2014, the retail submarket had a total inventory of 4.3 million square feet across 266 buildings. The retail submarket reported a vacancy rate of 1.2%, down from 6.3% as of the fourth quarter of 2007, with an average retail rent of approximately $103.49 per square foot on a gross equivalent basis. The appraiser concluded to a market rent of $55.00 per square foot on a gross basis for the community facility space, and $5,000 per licensed space for the parking garage, which equates to a rent of $18.07 per square foot of parking square footage.

The Borrowers. The borrowers are 808 Columbus Commercial Owner LLC, 775 Columbus LLC, 795 Columbus LLC, 805 Columbus LLC and 801 Amsterdam Commercial Owner LLC, all single purpose entities whose managing member has two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Columbus Square Portfolio Loan Combination. Jacob Chetrit and Laurence Gluck are the guarantors of certain nonrecourse carveouts under the Columbus Square Portfolio Loan Combination.

The Sponsors. The sponsors are Jacob Chetrit and Laurence Gluck. Jacob Chetrit is among the principals of The Chetrit Group.  Founded by Joseph Chetrit, The Chetrit Group is a privately held real estate investment firm headquartered in Manhattan, with a portfolio of over 14.0 million square feet of commercial real estate in New York, Chicago, Miami, Los Angeles and other countries. Laurence Gluck is the founder and owner of Stellar Management, an owner-manager of over two million square feet of office space and apartments (approximately 12,000 units in 100 buildings) in New York City, Washington, D.C., San Francisco, and South Florida. Stellar Management has management teams based in New York, Washington, D.C. and San Francisco. Jacob Chetrit and Laurence Gluck have been involved in prior loan defaults, modifications and foreclosures, and Laurence Gluck is involved in ongoing litigation with a former business partner. See “Description of the Mortgage Pool - Default History, Bankruptcy Issues and Other Proceedings” and “Description of the Mortgage Pool - Litigation Considerations” in the Free Writing Prospectus.

Escrows. The loan documents provide for upfront reserves in the amount of $249,368 for real estate taxes and $6,177 for replacement reserves. The loan documents require monthly deposits of $77,575 for real estate taxes, $6,177 for replacement reserves (subject to a cap of $148,267) and monthly deposits beginning January 11, 2018 of $70,726 for tenant improvements and leasing commissions (subject to a cap of $4,500,000).  The loan documents do not require monthly escrows for insurance provided (i) no event of default has occurred and is continuing; (ii) the insurance required to be maintained by the borrowers is maintained pursuant to one or more blanket insurance policies approved by the lender; (iii) the borrowers provide the lender with timely proof of payment of insurance premiums, and (iv) the borrowers provide evidence of renewal of insurance policies.

Lockbox and Cash Management. The Columbus Square Portfolio Loan Combination requires a lender-controlled lockbox account, which is already in place, and that the borrowers direct tenants to pay their rents directly into such lockbox account. The loan documents also require that all rents received by the borrowers or the property manager be deposited into the lockbox account within one business day of receipt. Funds are then swept into a cash management account controlled by the lender and prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds after application in accordance with the loan documents are distributed to the borrowers’ operating account. During a Cash Trap Event Period, all excess cash flow is retained in the cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the net cash flow debt yield falling below 5.25% at the end of any calendar quarter. A Cash Trap Event Period will be cured, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), upon the net cash flow debt yield being equal to or greater than 5.25% for two consecutive calendar quarters.

Property Management. The Columbus Square Portfolio Properties are managed by an affiliate of the borrowers.

Assumption. The borrowers have a two-time right to transfer the Columbus Square Portfolio Properties provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee’s experience, financial strength and general business standing; and (iii) the lender has received confirmation from Fitch, KBRA and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 Certificates, and similar confirmations with respect to the ratings of any securities backed by the Columbus Square Portfolio Companion Loans.

Partial Release. See “Purchase Option” section.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Purchase Option. A tenant at the 801 Amsterdam property, William F. Ryan (24,581 square feet; 5.0% of net rentable area) may exercise a purchase option on the tenant’s leased condominium unit (provided the tenant is not in default of the lease) at a purchase price of $19.8 million. In the event the purchase option is exercised (between January 2020 and January 2030), the borrowers must release the 801 Amsterdam property from the lien of the Columbus Square Portfolio Combination Loan mortgage with payment of a release price equal to $51.5 million, together with any applicable yield maintenance charges, subject to, among other things: (i) confirmation of compliance with zoning and subdivision requirements; (ii) confirmation from Fitch, KBRA and Moody’s that such release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 Certificates, and similar confirmations with respect to the ratings of any securities backed by the Columbus Square

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-21

COLUMBUS SQUARE PORTFOLIO

Portfolio Companion Loans; and (iii) opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial release.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Columbus Square Portfolio Properties. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-22

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-23

STAMFORD PLAZA PORTFOLIO

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-24

STAMFORD PLAZA PORTFOLIO

STAMFORD
Greenwich
Darien
Springdale
Glenbrook
Downtown
Richmond Hill
Riverside
Old Greenwich
Harbor Point
Shippan Point
The Cove
Long Island Sound
Stamford Harbor
Greenwich Cove
Wescott Cove
Cove Harbor
Holly Pond
Cove Island
FAIRFIELD COUNTY
New Haven 38 miles
N.Y. City 34 miles
METRO NORTH
NEW HAVEN LINE
METRO NORTH NEW CANAAN LINE
STAMFORD METRO NORTH/ AMTRAK
SPRINGDALE
GLENBROOK
NOROTON HEIGHTS
RIVERSIDE
OLD GREENWICH
Lord & Taylor
Ridgeway Shopping Center
University of Connecticut - Stamford
Landmark Square
Stamford Ctr for the Arts
Stamford Town Center
Stamford Hospital
One Stamford Forum
UBS
RBS
Ernst & Young
Petromar International
Mianus River Park
Skalzi Park
E.G. Brennan Municipal Golf Course
Michael Cione Park
Rosa Hartman Park
Binney Park
Innis Arden Country Club
Southfield Park & Ball Field
Kosciuszco Park
Cummings Park
West Beach Park
Cove Island Park
Woodland Park
Sleepy Hollow Park
Sterling Farm Municipal Golf Course
Woodway Park
Wood Way Country Club
Wee Burn Country Club
High Ridge Rd
Oaklawn Ave
Newfield Ave
Stillwater Rd
Westover Rd
Bridge St
Washington Blvd
Summer St
Bedford St
Strawberry Hill Ave
Hope St
Glenbrook Rd
Hoyt St
Middlesex Rd
Courtland Ave
Palmer Hill Rd
Valley Rd
Sheephill Rd
Havemeyer Ln
Broad St
Tresser Blvd
E. Main St
W. Main St
Myrtle Ave
Elm St
Cove Rd
Seaside Ave
Weed Ave
Selleck St
West Ave
Atlantic St
Magee Ave
Shippan Ave
Harbor Dr
Lockwood Rd
Summit Rd
Sound Beach Ave
Fairfield Ave
Miamus River
CONNECTICUT
NEW YORK
NEW JERSEY
STAMFORD
YONKERS
BRONX
NEW YORK CITY
MANHATTAN
QUEENS
Long Island Sound
Stamford Plaza Portfolio
1 One Stamford Plaza Stamford, CT
2 Two Stamford Plaza Stamford, CT
3 Three Stamford Plaza Stamford, CT
4 Four Stamford Plaza Stamford, CT

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-25

No. 3 – Stamford Plaza Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	The Royal Bank of Scotland			Single Asset/Portfolio:	Portfolio
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Office
Original Principal Balance(1):	$100,000,000			Specific Property Type:	CBD
Cut-off Date Principal Balance(1):	$100,000,000			Location:	Stamford, CT
% of Initial Pool Balance:	6.7%			Size:	982,483 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF(1):	$274.81
Borrower Names:	Various(2)			Year Built/Renovated:	Various – See Table
Sponsors:	Aby Rosen and Michael Fuchs			Title Vesting:	Fee
Mortgage Rate:	4.585%			Property Manager:	Self-managed
Note Date:	August 6, 2014			3rd Most Recent Occupancy (As of):	88.2% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	91.4% (12/31/2012)
Maturity Date:	August 6, 2024			Most Recent Occupancy (As of):	91.4% (12/31/2013)
IO Period:	60 months			Current Occupancy (As of):	88.0% (6/19/2014)
Loan Term (Original):	120 months
Seasoning:	1 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$16,669,524 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(5):	$20,938,175 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of)(5):	$22,769,145 (TTM 5/31/2014)
Lockbox Type:	Hard/Upfront Cash Management
Additional Debt(1)(3):	Yes			U/W Revenues:	$42,900,089
Additional Debt Type(1)(3):	Pari Passu, Mezzanine and other Affiliate Subordinate Debt			U/W Expenses:	$17,690,143
				U/W NOI(5):	$25,209,946
Escrows and Reserves(4):				U/W NCF(5):	$22,812,465
				U/W NOI DSCR(1):	1.52x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.38x
Taxes	$963,416	$481,708	NAP	U/W NOI Debt Yield(1):	9.3%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	8.4%
Replacement Reserves	$4,470,000	$16,375	NAP	As-Is Appraised Value:	$427,200,000
TI/LC Reserves	$0	$187,500	NAP	As-Is Appraisal Valuation Date:	June 25, 2014
Deferred Maintenance	$945,000	$0	NAP	Cut-off Date LTV Ratio(1):	63.2%
Tenant Specific TI/LC Reserve	$665,870	$0	NAP	LTV Ratio at Maturity or ARD(1):	57.9%

(1)
The Stamford Plaza Portfolio Loan Combination, totaling $270,000,000, is comprised of three pari passu notes (Notes A-1, A-2, and A-3). The non-controlling Note A-3 had an original principal balance of $100,000,000, has an outstanding principal balance of $100,000,000 as of the Cut-off Date and will be contributed to the WFRBS 2014-C22 Trust. The remaining two pari passu notes had an aggregate original principal balance of $170,000,000 and are anticipated to be contributed to future trusts. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Stamford Plaza Portfolio Loan Combination.

(2)	The borrower is comprised of three separate limited liability companies, collectively: One Stamford Plaza Owner LLC; Three Stamford Plaza Owner LLC; and Four Stamford Plaza Owner LLC.
(3)	See “Subordinate and Mezzanine Indebtedness” section.
(4)	See “Escrows” section.
(5)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (the “Stamford Plaza Portfolio Loan Combination”) is evidenced by three pari passu notes (the A-1, A-2, and A-3 notes, respectively) secured by a first mortgage encumbering four adjacent office properties located in Stamford, Connecticut (the “Stamford Plaza Portfolio Properties”).  The Stamford Plaza Portfolio Loan Combination was co-originated on August 6, 2014 by The Royal Bank of Scotland and Citigroup Global Markets Realty Corp. The Stamford Plaza Portfolio Loan Combination had an original principal balance of $270,000,000, has an outstanding principal balance as of the Cut-off Date of $270,000,000 and accrues interest at an interest rate of 4.585% per annum.  The Stamford Plaza Portfolio Loan Combination had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments for the first 60 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule.  The Stamford Plaza Portfolio Loan matures on August 6, 2024. See “Description of the Mortgage Pool—Additional Indebtedness—Split Loan Structures—The Stamford Plaza Portfolio Loan Combination” and “The Pooling and Servicing Agreement—Servicing Of The Mortgage Loans And Administration Of The Trust Fund—Additional Matters Relating to the Servicing of the Non-Serviced Loan Combination—Servicing of the Stamford Plaza Portfolio Loan Combination” in the Free Writing Prospectus.

Note A-3, which represents a non-controlling interest in the Stamford Plaza Portfolio Loan Combination and will be contributed to the WFRBS 2014-C22 Trust, had an original principal balance of $100,000,000 and has an outstanding principal balance as of the

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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Cut-off Date of $100,000,000. The remaining two pari passu notes had an aggregate original principal balance of $170,000,000 and are anticipated to be contributed to future trusts (collectively, the “Stamford Plaza Portfolio Companion Loans”). The lender provides no assurances that Note A-1 or Note A-2 will not be split further.
Following the lockout period, the borrower has the right to defease the Stamford Plaza Portfolio Loan Combination in whole, or in part (see “Partial Release” section), on any date before August 6, 2024.  In addition, the Stamford Plaza Portfolio Loan Combination is prepayable without penalty on or after May 6, 2024.

Sources and Uses

Sources			Uses
Original loan amount	$270,000,000	99.7%	Loan payoff	$262,500,217	97.0%
Sponsor’s new cash contribution	695,992	0.3	Reserves	7,044,286	2.6
			Closing Costs	1,151,489	0.4
Total Sources	$270,695,992	100.0%	Total Uses	$270,695,992	100.0%

The Properties. The Stamford Plaza Portfolio Properties are comprised of two, 15-story, class A office buildings and two, 16-story class A office buildings containing 982,483 square feet located in Stamford, Connecticut. Situated on 12.8 acres, the Stamford Plaza Portfolio Properties were built between 1979 and 1986 and renovated between 1993 and 1996. The Stamford Plaza Portfolio Properties are located at the southwestern corner of the intersection of Tresser Boulevard and Elm Street, just north of Interstate 95 and within close walking distance to the Metro-North commuter railroad (Stamford Station), which serves Stamford via the New Haven line. The Stamford Plaza Portfolio Properties are located directly adjacent to each other and form a contiguous office complex linked by common interior and exterior walkways. Shared amenities include a cafeteria, sundry shop, fitness center, conference facilities, ATM machines, and shuttle bus to the Stamford Station. Parking is provided by three covered parking structures comprising 2,575 spaces, which equates to 2.6 spaces per 1,000 square feet of rentable area. Eight investment grade tenants comprise 36.2% of the net rentable area and 43.3% of the underwritten base rent, including W.R. Berkley Corp., Merrill Lynch, Pierce, Fenner & Smith, Icon International, Inc., Noble Americas Corp, Webster Bank NA, and Chevron USA Inc. As of June 19, 2014, the Stamford Plaza Portfolio Properties were 88.0% occupied by 60 tenants.

The following table presents certain information relating to the Stamford Plaza Portfolio Properties:

Property Name	Property Type	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	U/W Net Cash Flow
Two Stamford Plaza	Office	$28,370,787	28.4%	85.1%	1986/1994	258,132	$121,200,000	$5,554,216
Four Stamford Plaza	Office	$24,555,243	24.6%	79.7%	1979/1996	261,982	$104,900,000	$5,128,753
One Stamford Plaza	Office	$23,665,730	23.7%	89.8%	1986/1994	216,252	$101,100,000	$4,942,901
Three Stamford Plaza	Office	$23,408,240	23.4%	98.1%	1981/1993	246,117	$100,000,000	$7,186,595
Total/Weighted Average		$100,000,000	100.0%	88.0%		982,483	$427,200,000	$22,812,465

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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The following table presents certain information relating to the tenancy at the Stamford Plaza Portfolio Properties:

Major Tenants(1)
Tenant Name	Property(2)	Credit Rating (Fitch/Moody’s/ S&P)(3)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
W.R. Berkley Corp(4)	Three	BBB+/Baa2/BBB+	92,124	9.4%	$48.71	$4,487,026	11.5%	Various(4)
Icon International, Inc.	Four	BBB+/NR/BBB	76,555	7.8%	$45.58	$3,489,155	8.9%	1/31/2018(5)
Merrill Lynch, Pierce, Fenner	Three	A/Baa2/NR	55,833	5.7%	$49.41	$2,758,942	7.0%	2/28/2018(6)
Towers Watson Pennsylvania	One	NR/NR/NR	68,234	6.9%	$38.72	$2,642,227	6.7%	10/31/2016
Glencore, Ltd.	Three	NR/NR/NR	45,537	4.6%	$52.21	$2,377,321	6.1%	2/28/2022(7)
Noble Americas Corp	Four	BBB-/Baa3/BBB-	48,058	4.9%	$44.68	$2,147,425	5.5%	3/15/2021
Tronox LLC	One, Two	NR/Ba3/BB	27,358	2.8%	$48.76	$1,333,939	3.4%	3/31/2023(8)
Wiggin and Dana LLP	Two	NR/NR/NR	22,987	2.3%	$47.00	$1,080,389	2.8%	1/31/2022
Hexcel Corporation	Two	NR/NR/BBB-	22,023	2.2%	$47.00	$1,035,081	2.6%	2/28/2022
Boardroom Inc.	Two	NR/NR/NR	22,360	2.3%	$45.00	$1,006,200	2.6%	2/29/2020(9)

Total Major Tenants - Collateral			481,069	49.0%	$46.48	$22,357,704	57.1%

Non-Major Tenants - Collateral			383,109	39.0%	$43.84	$16,794,677	42.9%

Occupied Collateral Total			864,178	88.0%	$45.31	$39,152,381	100.0%

Vacant Space			118,305	12.0%

Collateral Total			982,483	100.0%

(1)	Information obtained from the underwritten rent roll.
(2)	“One” denotes the One Stamford Plaza Property; “Two” denotes the Two Stamford Plaza Property; “Three” denotes the Three Stamford Plaza Property; and “Four” denotes the Four Stamford Plaza Property.
(3)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(4)
Three operating units of W.R. Berkley Corp are tenants with separate leases at the Three Stamford Plaza Property: 46,062 square feet (4.7% of NRSF and 5.8% of Annual U/W Base Rent) expiring on February 28, 2021; 35,698 square feet (3.6% of NRSF and 4.4% of Annual U/W Base Rent) expiring on June 30, 2021, and 10,364 square feet (1.1% of NRSF and 1.3% of Annual U/W Base Rent) expiring on June 30, 2021. The tenants have the option to terminate their respective leases as of March 2016, November 2016 and November 2017, respectively, with nine months written notice. In addition, the tenants each have one, five-year extension option.

(5)	Icon International, Inc. has a one-time option to surrender 11,895 square feet of leased space as of September 2015 with nine months’ notice.
(6)	Merrill Lynch, Pierce, Fenner has the option to surrender up to 11,371 square feet of its leased space with 12 months’ notice.
(7)	Glencore, Ltd. may terminate its lease as of June 2017 with 12 months notice.
(8)	Tronox LLC may terminate its lease as of March 2019 with 12 months notice.
(9)	Boardroom Inc. may terminate its lease as of March 2016 with 12 months notice.

The following table presents certain information relating to the lease rollover schedule at the Stamford Plaza Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	2	5,388	0.5%	5,388	0.5%	$1,690	$0.31
2014	0	0	0.0%	5,388	0.5%	$0	$0.00
2015	7	42,988	4.4%	48,376	4.9%	$1,838,493	$42.77
2016	12	130,483	13.3%	178,859	18.2%	$5,433,306	$41.64
2017	8	61,116	6.2%	239,975	24.4%	$2,954,775	$48.35
2018	14	202,818	20.6%	442,793	45.1%	$9,417,486	$46.43
2019	7	42,019	4.3%	484,812	49.3%	$1,788,822	$42.57
2020	10	82,359	8.4%	567,171	57.7%	$3,463,761	$42.06
2021	4	140,182	14.3%	707,353	72.0%	$6,634,450	$47.33
2022	4	105,438	10.7%	812,791	82.7%	$5,222,450	$49.53
2023	2	27,358	2.8%	840,149	85.5%	$1,333,939	$48.76
2024	1	24,029	2.4%	864,178	88.0%	$1,063,208	$44.25
Thereafter	0	0	0.0%	864,178	88.0%	$0	$0.00
Vacant	0	118,305	12.0%	982,483	100.0%	$0	$0.00
Total / Weighted Average	71	982,483	100.0%			$39,152,381	$45.31

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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STAMFORD PLAZA PORTFOLIO

The following table presents historical occupancy percentages at the Stamford Plaza Portfolio Properties:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	6/19/2014(2)
88.2%	91.4%	91.4%	88.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Stamford Plaza Portfolio Properties:

Cash Flow Analysis

	2012	2013	TTM 5/31/2014	U/W(1)	U/W $ per SF(1)
Base Rent	$29,750,903	$34,863,266	$36,870,779	$39,152,381	$39.85
Grossed Up Vacant Space	0	0	0	5,459,642	5.56
Total Reimbursables	3,051,172	2,316,480	2,275,449	2,158,032	2.20
Other Income	1,536,310	1,566,546	1,602,149	1,589,677	1.62
Less Vacancy & Credit Loss	0	0	0	(5,459,642)(2)	(5.56)
Effective Gross Income	$34,338,385	$38,746,292	$40,748,377	$42,900,089	$43.66

Total Operating Expenses	$17,668,861	$17,808,117	$17,979,232	$17,690,143	$18.01

Net Operating Income	$16,669,524	$20,938,175(3)	$22,769,145	$25,209,946	$25.66
TI/LC	0	0	0	2,200,985	2.24
Replacement Reserves	0	0	0	196,497	0.20
Net Cash Flow	$16,669,524	$20,938,175	$22,769,145	$22,812,465	$23.22

NOI DSCR(4)	1.01x	1.26x	1.37x	1.52x
NCF DSCR(4)	1.01x	1.26x	1.37x	1.38x
NOI DY(4)	6.2%	7.8%	8.4%	9.3%
NCF DY(4)	6.2%	7.8%	8.4%	8.4%

(1)
The increase in Base Rent and Net Operating Income from TTM 5/31/2014 to U/W is due to average contractual rent of $1,368,594 over the respective lease terms of eight investment grade tenants totaling 36.2% of the net rentable area and 43.3% of the U/W Base Rent and contractual rent steps through August 2015.

(2)	The underwritten economic vacancy is 11.7%. The Stamford Plaza Portfolio Properties were 88.0% physically occupied as of June 19, 2014.
(3)	2013 NOI is higher than 2012 NOI due to new leases and renewals; three new major tenant leases totaling more than $2.4 million in rental income were signed in 2012.
(4)	DSCRs and debt yields are based on the Stamford Plaza Portfolio Mortgage Loan Combination.

Appraisal.  As of the appraisal valuation date of June 25, 2014, the Stamford Plaza Portfolio Properties had an aggregate “as-is” appraised value of $427,200,000.

Environmental Matters. According to the Phase I environmental site assessments dated July 8, 2014, there was no evidence of any recognized environmental conditions at the Stamford Plaza Portfolio Properties.

Market Overview. The Stamford Plaza Portfolio Properties are located in downtown Stamford, Connecticut, approximately 40 miles northeast of New York City. The City of Stamford is located within Fairfield County, which is tied both economically and culturally to Manhattan with many residents commuting to Manhattan each day. Fairfield County’s proximity to New York City, combined with less expensive office rents than Manhattan, make it an attractive destination for large corporate headquarters and regional offices. The Stamford Plaza Portfolio Properties are located within close walking proximity to the Metro North – Stamford train station. Stamford’s economy is diverse, and serves as a headquarters or very large office destination for many significant corporations including The Royal Bank of Scotland, UBS, Thomson-Reuters, General Electric and Sikorsky. According to a third party market research report, the 2014 population and average household income within a five-mile radius of the Stamford Plaza Portfolio Properties were 172,794 and $134,841, respectively.

According to the appraisal, the Stamford Plaza Portfolio Properties are located within the class A Stamford central business district (“CBD”) submarket of the Fairfield County office market. As of the first quarter 2014, the Fairfield County class A office market had a vacancy rate and average annual asking gross lease rate of 18.6% and $40.15 per square foot, respectively. As of the first quarter of 2014, the Stamford CBD class A submarket had a vacancy rate and average annual asking gross lease rate of 21.4% and $47.92 per square foot, respectively.

The Borrower. The borrower, collectively, is One Stamford Plaza Owner LLC, Three Stamford Plaza Owner LLC and Four Stamford Plaza Owner LLC, all of which are Delaware limited liability companies and single purpose entities. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Stamford Plaza Portfolio Loan Combination. Aby Rosen and Michael Fuchs are the guarantors of certain nonrecourse carveouts under the Stamford Plaza Portfolio Loan Combination.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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STAMFORD PLAZA PORTFOLIO

The Sponsors.  The sponsors are Aby Rosen and Michael Fuchs. Aby Rosen and Michael Fuchs are the founders of RFR Realty LLC (“RFR”), a Manhattan based global real estate investment, development and management company founded in 1991. RFR’s diverse portfolio includes signature office towers, ultra-luxury condominiums, hotels and high-end retail developments. Led by a team of senior executives whose members average over 20 years of commercial real estate experience, RFR manages more than 60 assets and development projects in New York City, Stamford, Miami, Las Vegas and Germany.

Escrows. The loan documents provide for upfront escrows in the amount of $963,416 for real estate taxes, $945,000 for deferred maintenance, $4,470,000 for replacement reserves and $665,870 for tenant-specific tenant improvements and leasing commissions.  The loan documents provide for monthly escrows in the amount of $481,708 for real estate taxes, $16,375 for replacement reserves and $187,500 for tenant improvements and leasing commissions. Ongoing monthly reserves for insurance are not required as long as the Stamford Plaza Portfolio Properties are covered by an acceptable blanket insurance policy.

Lockbox and Cash Management.  The Stamford Plaza Portfolio Loan Combination requires lender-controlled lockbox accounts, which are already in place and that the borrower directs tenants and the parking and property managers to pay their rents and revenue, respectively, directly into the lockbox accounts. The loan documents also require that all rents, cash revenues and all other monies received by the borrower, the property manager, or the parking manager, as applicable, be deposited into the applicable lockbox account within two business days of receipt.

In the event that a Portfolio Trigger Period (as defined below) is in effect, the borrower is required to make monthly deposits for (i) approved operating expenses and extraordinary expenses and (ii) all excess cash flow funds generated by the Stamford Plaza Portfolio Properties. So long as no Portfolio Trigger Period has occurred and is continuing, funds sufficient to pay an amount equal to such operating expense monthly deposit amount will be disbursed to the borrower, and all excess cash will be disbursed to the borrower.

A “Portfolio Trigger Period” will commence upon the earlier of (i) an event of default; (ii) the amortizing debt service coverage ratio being less than 1.20x; (iii) any Major Tenant (as defined below) becoming insolvent or subject to any bankruptcy or insolvency action; (iv) any Major Tenant being in default under its lease beyond applicable notice and cure periods; (v) any Major Tenant giving notice in writing that it is exercising a termination, cancellation and/or lease rejection right under its lease and/or such Major Lease (as defined below) otherwise fails to be in full force and effect; and (vi) the occurrence of a Major Tenant Non-Renewal Event (as defined below). A Portfolio Trigger Period will end with respect to clause (i) above, if such event of default has been cured; with respect to clause (ii) above, the amortizing debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters; with respect to clause (iii) above, the Major Tenant has affirmed its lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction; with respect to clause (iv) above, borrower has provided to lender evidence satisfactory to lender that such default under such Major Lease has been cured and the Major Tenant is paying full unabated rent; with respect to clause (v) above, borrower has provided lender evidence satisfactory to lender that such Major Tenant has revoked or rescinded all termination, cancellation and/or rejection notices with respect to its lease and has re-affirmed its lease as being in full force and effect; and with respect to clause (vi) above, the debt service coverage ratio excluding any gross rents received from such Major Tenant is greater than 1.25x.

“Major Lease” is defined as (i) any lease which covers 25,000 or more rentable square feet of improvements; (ii) any lease which has any option, offer or right of first refusal to acquire any portion of the Stamford Plaza Portfolio Properties; (iii) any lease which is with an affiliate of the borrower or of the guarantor; (iv) any lease entered into during the continuance of an event of default; and (v) any instrument guaranteeing or providing credit support for any such Major Lease.

“Major Tenant” is defined as any tenant which, individually or when aggregated with all other affiliated tenants at the Stamford Plaza Portfolio Properties covers 15% or more of the total rental income for the Stamford Plaza Portfolio Properties or covers 100,000 or more rentable square feet of improvements, and any parent or any affiliate guaranteeing or providing credit support for such Major Tenant.

“Major Tenant Non-Renewal Event” means the occurrence of both (A) and (B) as follows: (A) any Major Tenant (x) fails to deliver written notice to borrower extending the term of its lease upon the earlier to occur of (i) one year prior to the expiration of the then applicable term of the applicable lease or (ii) the renewal notice period required under such lease and (y) such lease is not renewed for a minimum renewal term of five years and (B) the debt service coverage ratio for the succeeding twelve month period and excluding any gross rents to be received from such Major Tenant is less than 1.25x.

Property Management.  The Stamford Plaza Portfolio Properties are managed by an affiliate of the borrower.

Assumption.  The borrower has the right to transfer all, but not less than all, of the Stamford Plaza Portfolio Properties, subject to customary conditions set forth in the loan documents, including but not limited to: (i) no event of default has occurred and is continuing; (ii) the proposed transferee, the property manager and management agreement are satisfactory to the lender and applicable rating agencies; (iii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iv) the lender has received confirmation from Fitch, KBRA and Moody’s and each rating agency rating any securities backed by the Stamford Plaza Portfolio Companion Loans that such assumption will not result in a downgrade, withdrawal or qualification of the then-current ratings assigned to the Series 2014-C22 Certificates.

Partial Release.  On any payment date after September 1, 2016, the borrower may obtain the release of an individual property from the lien of the related mortgage in connection with a partial defeasance upon the satisfaction of certain conditions including but not limited to: (i) no event of default has occurred or is continuing at the time that the release occurs; (ii) the borrower has

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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STAMFORD PLAZA PORTFOLIO

delivered defeasance collateral in an amount equal to the greater of (a) 90% of net proceeds of the sale of the released property; and (b) 120% of the released property’s allocated loan amount; (iii) after such release, the amortizing debt service coverage ratio of the remaining properties must be greater than the greater of (x) the amortizing debt service coverage ratio immediately preceding such release and (y) 1.38x; (iv) after such release, the loan-to-value ratio of the remaining properties must not be greater than the lesser of (x) the loan-to-value ratio immediately preceding such release and (y) 63.2%; and (v) borrower shall not be permitted to release the One Stamford Plaza and Two Stamford Plaza properties separately.

Real Estate Substitution.  Not permitted.

Subordinate and Mezzanine Indebtedness.  Affiliates of the borrowers have five outstanding junior mezzanine loans (the “Mezzanine Loans”).  Two of the Mezzanine Loans are currently owned by affiliates of the borrowers, another two of the Mezzanine Loans are majority owned by affiliates of the borrowers, and the remaining Mezzanine Loan is owned by an affiliate of the borrower who has pledged its interest in such Mezzanine Loan to Westdeutsche Immobilienbank Mainz (“WIB”) as security for another subordinate loan with an equal balance.  The Mezzanine Loans are secured by the direct or indirect equity interests in such borrower affiliates.  The Mezzanine Loans have an aggregate original principal balance of $390,000,000, of which approximately $276,400,000 is owned by or participated to affiliates of the borrowers, and another approximately $50,000,000 is owned by an affiliate but pledged to WIB as discussed above.  Pursuant to the Mezzanine Loan documents, a portion of the aggregate principal amount of the Mezzanine Loans has been allocated to each of the Stamford Plaza Portfolio Properties and other unrelated properties covered by the Mezzanine Loans (for purposes of Mezzanine Loan document provisions regarding, among other things, sales of individual properties at the mezzanine loan release prices and allocation of insurance proceeds).  The portion of the Mezzanine Loans so allocated to the Stamford Plaza Portfolio Properties in accordance with the Mezzanine Loan documents is approximately $227,175,000.  The Mezzanine Loans all mature on August 6, 2024. The mezzanine lenders have entered into subordination and standstill agreements with the mortgage lender with respect to each of the Mezzanine Loans.  In addition, the mezzanine lenders and WIB do not have any cure rights, purchase options or consent rights with respect to actions under the Stamford Plaza Portfolio Loan Combination.   See “Description of the Mortgage Pool—Subordinate and/or Other Financing—Existing (Secured Financing and Mezzanine and Similar Financing)” in the Free Writing Prospectus.

Ground Lease.  None.

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Stamford Plaza Portfolio Properties. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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HAMPTON INN & SUITES BRICKELL

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-32

HAMPTON INN & SUITES BRICKELL

Design District
Earlington Heights
Airport Expwy
Julia Tuttle Causeway
Miami Intl. Airport 3 miles
NW 36th St
Allapattah
Moore Park
The Shops at Midtown Miami
Edgewater
Biscayne Bay
Pace Picnic Island
NW 22nd Ave
NW 17th Ave
NW 12th Ave
Metrorail
NW 10th Ave
NW 7th Ave
NW 2nd Ave
N Miami Ave
NE 2nd Ave
Biscayne Blvd
Allapattah
Santa Clara
NW 20th St
VA Miami Medical Ctr.
University of Miami Hospital
Pace Park
Overtown
Civic Center
NW 14th St
MetroMover
Adrienne Arsht Ctr. for the Performing Arts
Venetian Causeway
MacArthur Causeway
Watson Island
Miami Children's Museum
Jungle Island
Sewell Park
Culmer
Dolphin Expwy
NW 10th St
Bicentennial Park
American Airlines Arena
Miami River
Overtown/Arena
NW 7th St
NW 6th St
Freedom Tower
Port of Miami
Port of Miami Tunnel
Stephen P. Clark Govt. Center
Miami Dade College
Bayside Marketplace
Marlins Park
Government Center
Miami-Dade Public Library
Bay Front Park
Miami Beach 3 miles
Little Havana
W. Flagler St
SW 1st St
Downtown
Dodge Island
Southeast Financial Ctr.
MIAMI
Miami Tower
Brickell Key
SW 7th St
SW 8th St
Tamiami Trail
The Shops at Mary Brickell Village
Hampton Inn & Suites - Brickell
50 Southwest 12th Street
Miami, FL 33130
Shenandoah
Brickell
Espirito Santo Plaza
The Roads
SW 3rd Ave
Brickell
Four Seasons Hotel and Tower
SW 22nd Ave
SW 17th Ave
SW 12th Ave
Metrorail
S. Miami Ave
Brickell Blvd
SW 22nd St
Vizcaya
Miami-Dade County
Alice Wainwright Park
Patricia and Phillip Frost Museum of Science
S Dixie Hwy
S. Bayshore Dr
Vizcaya Museum & Gardens
Coconut Grove
Mercy Hospital
Grove Isle
Biscayne Bay
Kennedy Park
Miami City Hall
North Miami Beach
North Miami
Hialeah
Miami Beach
MIAMI
Atlantic Ocean
Coral Gables

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-33

No. 4 – Hampton Inn & Suites Brickell

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Hospitality
Original Principal Balance:	$55,000,000			Specific Property Type(2):	Limited Service
Cut-off Date Principal Balance:	$54,872,138			Location:	Miami, FL
% of Initial Pool Balance:	3.7%			Size:	221 Rooms
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per Room:	$248,290
Borrower Name:	Brickell Hotel Group, LLLP			Year Built/Renovated:	2011/NAP
Sponsor:	Bernard Wolfson			Title Vesting:	Fee
Mortgage Rate:	4.620%			Property Manager:	Hospitality America, Inc.
Note Date:	June 19, 2014			3rd Most Recent Occupancy (As of)(3):	NAP
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	66.8% (12/31/2012)
Maturity Date:	July 11, 2024			Most Recent Occupancy (As of):	77.6% (12/31/2013)
IO Period:	None			Current Occupancy (As of):	78.5% (TTM 6/30/2014)
Loan Term (Original):	120 months
Seasoning:	2 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon			3rd Most Recent NOI (As of):	$3,793,996 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$5,218,327 (12/31/2013)
Call Protection:	L(26),D(90),O(4)			Most Recent NOI (As of)(4):	$5,370,923 (TTM 6/30/2014)
Lockbox Type:	Springing (Without Established Account)
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$13,168,775
				U/W Expenses:	$7,170,357
				U/W NOI(4):	$5,998,417
				U/W NCF:	$5,533,402
				U/W NOI DSCR:	1.77x
Escrows and Reserves(1):				U/W NCF DSCR:	1.63x
				U/W NOI Debt Yield:	10.9%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	10.1%
Taxes	$511,536	$56,838	NAP	As-Is Appraised Value:	$78,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	May 14, 2014
FF&E Reserve	$0	$28,472	NAP	Cut-off Date LTV Ratio:	70.3%
TI/LCs	$0	$2,083	$100,000	LTV Ratio at Maturity or ARD:	57.3%

(1)	See “Escrows” section.
(2)	The Hampton Inn & Suites Brickell Property includes approximately 10,438 square feet of retail space that is 100.0% leased to six tenants.
(3)	The Hampton Inn & Suites Brickell Property opened in September 2011. Occupancy excludes the 10,438 square feet leased to retail tenants.
(4)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Hampton Inn & Suites Brickell Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in a limited service hotel located in Miami, Florida (the “Hampton Inn & Suites Brickell Property”). The Hampton Inn & Suites Brickell Mortgage Loan was originated on June 19, 2014 by Wells Fargo Bank, National Association. The Hampton Inn & Suites Brickell Mortgage Loan had an original principal balance of $55,000,000, has an outstanding principal balance as of the Cut-off Date of $54,872,138 and accrues interest at an interest rate of 4.620% per annum. The Hampton Inn & Suites Brickell Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-Off Date, and requires payments of principal and interest based on a 30-year amortization schedule. The Hampton Inn & Suites Brickell Mortgage Loan matures on July 11, 2024.

Following the lockout period, the borrower has the right to defease the Hampton Inn & Suites Brickell Mortgage Loan in whole, but not in part, on any date before April 11, 2024. In addition, the Hampton Inn & Suites Brickell Mortgage Loan is prepayable without penalty on or after April 11, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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HAMPTON INN & SUITES BRICKELL

Sources and Uses

Sources			Uses
Original loan amount	$55,000,000	100.0%	Loan payoff	$22,802,403	41.5%
			Reserves	$511,536	0.9
			Closing costs	$612,354	1.1
			Return of equity	$31,073,707	56.5
Total Sources	$55,000,000	100.0%	Total Uses	$55,000,000	100.0%

The Property. The Hampton Inn & Suites Brickell Property is a 221-room, 15-story, limited service hotel located immediately south of the central business district of Miami, Florida.  The Hampton Inn & Suites Brickell Property was built in 2011 and is situated on a 0.9 acre site.  The ground floor consists of 10,438 square feet that is primarily leased to three restaurants, which opened between October 2013 and March 2014.  Additionally, floors one through five of the Hampton Inn & Suites Brickell Property consist of the parking garage, which contains 212 parking spaces. The Hampton Inn & Suites Brickell Property is comprised of 80 standard king guestrooms, 63 standard double-queen guestrooms, 60 king suite guestrooms, 8 double-queen suite guestrooms, and 10 ADA-accessible guestrooms.  The guestrooms are located on floors seven through 15.  All of the communal space is located on the sixth floor of the building. Amenities include a lounge, breakfast area, fitness center, business center, an outdoor pool, a sundry shop, guest laundry room, and five meeting rooms totaling 3,795 square feet.  The franchise agreement with Hilton Hotels Corporation expires in August 2031.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Hampton Inn & Suites Brickell Property:

Cash Flow Analysis

	2012(1)	2013	TTM 6/30/2014	U/W	U/W $ per Room
Occupancy	66.8%	77.6%	78.5%	78.5%
ADR	$162.14	$176.11	$183.59	$183.59
RevPAR	$108.33	$136.61	$144.04	$144.12

Total Revenue	$9,453,520	$11,943,323	$12,592,475	$13,168,775(2)	$59,587
Total Department Expenses	2,193,561	2,635,840	2,922,939	2,853,513	12,912
Gross Operating Profit	$7,259,959	$9,307,483	$9,669,536	$10,315,261	$46,675

Total Undistributed Expenses	2,623,029	3,168,452	3,361,045	3,356,643	15,188
Profit Before Fixed Charges	$4,636,930	$6,139,031	$6,308,491	$6,958,618	$31,487

Total Fixed Charges	842,934	920,704	937,568	960,201	4,345

Net Operating Income	$3,793,996	$5,218,327	$5,370,923	$5,998,417	$27,142
FF&E				465,016	2,104
Net Cash Flow	$3,793,996	$5,218,327	$5,370,923	$5,533,402	$25,038

NOI DSCR	1.12x	1.54x	1.58x	1.77x
NCF DSCR	1.12x	1.54x	1.58x	1.63x
NOI DY	6.9%	9.5%	9.8%	10.9%
NCF DY	6.9%	9.5%	9.8%	10.1%

(1)	The Hampton Inn & Suites Brickell Property opened in September 2011.
(2)
U/W Total Revenue includes $480,337 of base rent and reimbursements paid by six retail tenants. Tenants accounting for 93.1% of the net retail rentable area took occupancy between October 2013 and March 2014.

Appraisal. As of the appraisal valuation date of May 14, 2014, the Hampton Inn & Suites Brickell Property had an “as-is” appraised value of $78,000,000.

Environmental Matters. According to the Phase I environmental site assessment dated May 16, 2014, there was no evidence of any recognized environmental conditions at the Hampton Inn & Suites Brickell Property.

Market Overview and Competition.  The Hampton Inn & Suites Brickell Property is located in Miami, Florida along the south side of Southwest 12th Street, bounded by Southwest 1st Avenue to the west and South Miami Avenue to the east. The Hampton Inn & Suites Brickell Property is located just south of Miami’s central business district within the heart of the Brickell financial district. According to the appraisal, the Brickell financial district is home to 28 foreign consulates and six foreign trade offices.  Miami also serves as the headquarters of Latin American operations for over 1,400 multinational corporations and has the largest concentration of international banks in the United States.  The Hampton Inn & Suites Brickell Property is situated eight miles southeast of the Miami International Airport, which is the United States’ third largest international port of entry for foreign air passengers and the

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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HAMPTON INN & SUITES BRICKELL

seventh largest in the world.   The Port of Miami, located approximately three miles northeast of the Hampton Inn & Suites Brickell Property, is one of the largest and most important ports in the United States for both cargo and cruise ships.

The following table presents certain information relating to the Hampton Inn & Suites Brickell Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Hampton Inn & Suites Brickell			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
6/30/2014 TTM	79.0%	$164.33	$129.76	78.5%	$183.92	$144.30	99.4%	111.9%	111.2%
6/30/2013 TTM	73.9%	$168.66	$124.72	74.6%	$172.50	$128.66	100.9%	102.3%	103.2%
6/30/2012 TTM	73.8%	$153.77	$113.41	58.8%	$166.83	$98.11	79.7%	108.5%	86.5%

(1)
Information obtained from a third party hospitality report dated July 18, 2014. The competitive set includes the following hotels: Holiday Inn Port of Miami Downtown, Courtyard Miami Downtown Hotel Brickell, b2 Miami Downtown, Conrad Miami and aloft Hotel Miami Brickell.

The Borrower. The borrower is Brickell Hotel Group, LLLP, a Florida limited liability limited partnership and a single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hampton Inn & Suites Brickell Mortgage Loan. The borrower is 10% owned by the general partner, Brickell SPE, LLC, and 90% owned by various limited partners. Bernard Wolfson, who owns 90% of the general partner, is the guarantor of certain nonrecourse carveouts under the Hampton Inn & Suites Brickell Mortgage Loan.

The Sponsor. The sponsor is Bernard Wolfson. Bernard Wolfson serves as the managing member of the borrower and has over 40 years of real estate experience with offices, warehouses, hotels, apartments, commercial space, and vacant land. Mr. Wolfson is the president of Hospitality Operations, Inc. Hospitality Operations, Inc. has focused on developing, owning, and managing hotels since 1994; they currently own and manage six hotels in the South Florida market, totaling 866 rooms.

Escrows. The loan documents provide for upfront escrows in the amount of $511,536 for real estate taxes. The loan documents provide for monthly escrows in the amount of $56,838 for real estate taxes, and FF&E monthly deposits amount equal to the greater of $28,472 or 3.0% of operating income for months one through 12; 3.5% for months 13 through 24; and 4.0% thereafter. The loan documents also provide for monthly tenant improvements and leasing commissions in the amount of $2,083 (subject to a cap of $100,000). The loan documents do not require monthly escrows for insurance provided (i) no event of default has occurred and is continuing; (ii) the insurance is maintained by the borrower pursuant to one or more blanket insurance policies; and (iii) the borrower provides the lender with timely proof of payment of insurance premiums.

Lockbox and Cash Management. Upon the occurrence of a Cash Trap Event Period (as defined below), the borrower will be required to establish a lender-controlled lockbox account and cause all rents to be deposited directly into such lockbox account. During a Cash Trap Event Period, all excess funds on deposit in the lockbox account are swept to a lender-controlled subaccount on a monthly basis.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the debt service coverage ratio falling below 1.20x at the end of any calendar month; or (iii) an event of default under the franchise agreement. A Cash Trap Event Period will expire with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the date that the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters; and with regard to clause (iii), upon the cure of such event of default or the borrower enters into a replacement franchise agreement acceptable to lender.

Property Management. The Hampton Inn & Suites Brickell Property is managed by Hospitality America, Inc.

Assumption. The borrower has the two-time right to transfer the Hampton Inn & Suites Brickell Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmations from Fitch, KBRA and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Hampton Inn & Suites Brickell Property, as

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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HAMPTON INN & SUITES BRICKELL

well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Windstorm Insurance:  The loan documents require windstorm insurance covering the full replacement cost of the Hampton Inn & Suites Brickell Property during the loan term.  At the time of closing, the Hampton Inn & Suites Brickell had insurance coverage for windstorm.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-38

OFFICES AT BROADWAY STATION

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-39

OFFICES AT BROADWAY STATION

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-40

OFFICES AT BROADWAY STATION

The Offices at Broadway Station
900 & 990 South Broadway; 100 East Tennessee Avenue
Denver, CO 80209
DENVER
Commerce City
ADAMS COUNTY
Elyria-Swansea
Denver Intl. Airport 17 miles
Denver Coliseum
Park Hill Golf Course
MLK Jr. Blvd
30TH/DOWNING
Coors Field
UNION
LoDo
Downtown
E. 26th Ave
Park Hill
City Park Golf Course
Denver City Park
Montview Blvd
Elitch Gardens
Denver Performing Arts Ctr.
Pepsi Center
Uptown
Presbyterian-St. Lukes Medical Ctr.
Sports Authority Field at Mile High
Auraria Campus
Colorado Conv. Center
Colfax Ave
W. 20th Ave
Sloan Lake
W. Colfax Ave
Denver Art Museum
State Capitol
Denver Public Library
Clyfford Still Museum
Cheesman Park
VA Eastern Colorado
Rose Medical Center
RTD LIGHT RAIL
LAMAR
SHERIDAN
PERRY
KNOX
DECATUR-FEDERAL
10TH/OSAGE
Denver Health Medical Ctr.
E. 8th Ave
Denver Botanic Gardens
E. 6th Ave
Lakewood Country Club
6th Ave Frwy
Barnum Park
JEFFERSON COUNTY
E. 1st Ave
Cherry Creek
Denver Country Club
Cherry Creek Shopping Center
Crestmoor Park
W. Alameda Ave
E. Alameda Ave
ALAMEDA
DENVER COUNTY
Lakewood
Morrison Rd
Westwood
Washington Park
University Blvd
Colorado Blvd
Glendale
W. Mississippi Ave
I-25/BROADWAY
LOUISIANA/PEARL
Garland Park
Veterans Park
Ruby Hill Park
Overland Golf Course
Platt Park
UNIV. OF DENVER
University of Denver
W. Jewell Ave
Green Gables Country Club
W. Evans Ave
EVANS
COLORADO
Evans Ave
Harvard Gulch Golf Course
University Park
Porter Adventist Hospital
E. Yale Ave
YALE
W. Yale Ave
Sheridan Blvd
Federal Blvd
Knox Ct
Pecos St
York St
Brighton Blvd
Blake St
Downing St
S. Broadway
RTD LIGHT RAIL
Bear Valley Shopping Center
Swedish Medical Center
Wellshire Golf Course
E. Hampden Ave
ENGLEWOOD
City Center Englewood
Englewood
Englewood Municipal Golf Course
ARAPAHOE COUNTY
SOUTHMOOR
Cherry Hills Village
Cherry Hills Country Club
Pinehurst Country Club
Sheridan
OXFORD-CITY OF SHERIDAN
W. Quincy Ave
E. Quincy Ave
Broomfield
Thornton
Northglenn
Westminster
Denver International Airport
Rocky Mountain Arsenal National Wildlife Refuge
Arvada
Commerce City
Wheat Ridge
Golden
Lakewood
Glendale
AURORA
Englewood
Cherry Hills Village
Greenwood Village
Littleton
Centennial
Highlands Ranch
Parker
Lone Tree

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-41

No. 5 – Offices at Broadway Station

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Office
Original Principal Balance:	$47,612,500			Specific Property Type:	Suburban
Cut-off Date Principal Balance:	$47,612,500			Location:	Denver, CO
% of Initial Pool Balance:	3.2%			Size:	318,053 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF:	$149.70
Borrower Name:	900 South Broadway, LLC			Year Built/Renovated:	1903/2006
Sponsor:	EverWest, LLC			Title Vesting:	Fee
Mortgage Rate:	4.230%			Property Manager:	Self-managed
Note Date:	July 21, 2014			3rd Most Recent Occupancy (As of):	88.2% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	86.2% (12/31/2012)
Maturity Date:	August 11, 2024			Most Recent Occupancy (As of):	85.5% (12/31/2013)
IO Period:	120 months			Current Occupancy (As of)(2):	94.7% (7/17/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of):	$3,845,018 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$3,047,980 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$3,470,477 (TTM 6/30/2014)
Lockbox Type:	Hard/Upfront Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$8,356,744
				U/W Expenses:	$3,691,673
				U/W NOI(3):	$4,665,071
Escrows and Reserves(1):				U/W NCF(3):	$4,283,430
				U/W NOI DSCR:	2.28x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	2.10x
Taxes	$284,793	$94,931	NAP	U/W NOI Debt Yield:	9.8%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield:	9.0%
Replacement Reserves	$0	$5,300	NAP	As-Is Appraised Value:	$76,800,000
TI/LC Reserve	$0	$26,504	$636,000	As-Is Appraisal Valuation Date:	June 23, 2014
Tenant Specific TI/LC Reserve	$45,840	$0	NAP	Cut-off Date LTV Ratio:	62.0%
Rent Concession Reserve	$100,000	$0	NAP	LTV Ratio at Maturity or ARD:	62.0%

(1)	See “Escrows” section.
(2)	See “Historical Occupancy” section.
(3)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Offices at Broadway Station Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering two, four-story class A office buildings and a four-story parking structure totaling 318,053 square feet and located in Denver, Colorado (the “Offices at Broadway Station Property”). The Offices at Broadway Station Mortgage Loan was originated on July 21, 2014 by Wells Fargo Bank, National Association. The Offices at Broadway Station Mortgage Loan had an original principal balance of $47,612,500, has an outstanding principal balance as of the Cut-off Date of $47,612,500 and accrues interest at an interest rate of 4.230% per annum. The Offices at Broadway Station Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date, and requires interest-only payments through the term of the Offices at Broadway Station Mortgage Loan. The Offices at Broadway Station Mortgage Loan matures on August 11, 2024.

Following the lockout period, the borrower has the right to defease the Offices at Broadway Station Mortgage Loan in whole, but not in part, on any date before May 11, 2024. In addition, the Offices at Broadway Station Mortgage Loan is prepayable without penalty on or after May 11, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-42

OFFICES AT BROADWAY STATION

Sources and Uses

Sources			Uses
Original loan amount	$47,612,500	63.7%	Purchase Price	$73,250,000	98.0%
Sponsor’s new cash contribution	$27,161,677	36.3	Reserves	430,633	00.6%
			Closing costs	1,093,544	01.5%
Total Sources	$74,774,177	100.0%	Total Uses	$74,774,177	100.0%

The Property.  The Offices at Broadway Station Property is comprised of two, four-story class A office buildings and a four-story parking structure totaling 318,053 square feet of rentable area located in Denver, Colorado.  The 900 South Broadway building contains 159,371 square feet of rentable area, and the 990 South Broadway building contains 148,443 square feet of rentable area.  There is an additional 10,239 square feet of creative office space on the ground floor of the parking structure.  The 900 South Broadway building was constructed in 1903 and renovated in 2006; the 990 Broadway building was built in 1984 and renovated in 2006; and the parking structure was built in 2009.  The Offices at Broadway Station Property is situated on a 6.5-acre parcel adjacent to the Broadway Station light rail stop and contains 733 parking spaces, resulting in a parking ratio of 2.3 spaces per 1,000 square feet of rentable area.  As of July 17, 2014, the Offices at Broadway Station Property was 94.7% occupied by 14 tenants.  The City of Denver and the County of Denver each have a pending condemnation action against a portion of vacant land at the Offices at Broadway Station Property comprising approximately 467 square feet (the “Condemnation Parcel”)(see “Free Release” section).  See “Description of the Mortgage Pool – Other Matters” in the Free Writing Prospectus.

The following table presents certain information relating to the tenancy at the Offices at Broadway Station Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Host My Site – LNH, Inc.	NR/NR/NR	45,736	14.4%	$16.23	$742,295	16.0%	11/30/2019
Integra Telecom Holdings, Inc.	NR/NR/NR	44,192	13.9%	$16.04	$708,968	15.3%	4/30/2017
National Multiple Sclerosis	NR/NR/NR	40,957	12.9%	$16.50	$675,791	14.5%	1/31/2023
Global Technology Resources	NR/NR/NR	34,144	10.7%	$15.00	$512,160	11.0%	1/31/2020
Hospital Shared Services, Inc.	NR/NR/NR	36,157(2)	11.4%	$13.56	$490,375	10.6%	4/30/2018
Total Major Tenants		201,186	63.3%	$15.56	$3,129,589	67.4%

Non-Major Tenants		99,978	31.4%	$15.17	$1,516,816	32.6%

Occupied Collateral Total		301,164	94.7%	$15.43	$4,646,405	100.0%

Vacant Space		16,889	5.3%

Collateral Total		318,053	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through May 2015.
(2)
The Worth Group subleases 7,832 square feet at a rental rate of $13.73 per square foot, triple net, on a lease that expires on May 31, 2015, and Northfield Medical, LLC subleases 260 square feet at a rental rate of $47.63 per square foot gross on a lease that expires on December 31, 2015. The Annual U/W Base Rent is based on Hospital Shared Services, Inc.’s original lease terms.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-43

OFFICES AT BROADWAY STATION

The following table presents certain information relating to the lease rollover schedule at the Offices at Broadway Station Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	1	1,300	0.4%	1,300	0.4%	$0	$0.00
2014	0	0	0.0%	1,300	0.4%	$0	$0.00
2015	3	18,546	5.8%	19,846	6.2%	$271,572	$14.64
2016	0	0	0.0%	19,846	6.2%	$0	$0.00
2017	4	59,457	18.7%	79,303	24.9%	$953,208	$16.03
2018	2	36,157	11.4%	115,460	36.3%	$490,375	$13.56
2019	2	45,736	14.4%	161,196	50.6%	$742,295	$16.23
2020	4	80,853	25.4%	242,049	76.1%	$1,251,374	$15.48
2021	0	0	0.0%	242,049	76.1%	$0	$0.00
2022	2	18,158	5.7%	260,207	81.8%	$261,791	$14.42
2023	1	40,957	12.9%	301,164	94.7%	$675,791	$16.50
2024	0	0	0.0%	301,164	94.7%	$0	$0.00
Thereafter	0	0	0.0%	301,164	94.7%	$0	$0.00
Vacant	0	16,889	5.3%	318,053	100.0%	$0	$0.00
Total/Weighted Average	19(5)	318,053	100.0%			$4,646,405	$15.43

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	The MTM leased space is used as the management office.
(5)	The Offices at Broadway Station Property is leased to 14 tenants subject to 19 leases.

The following table presents historical occupancy percentages at the Offices at Broadway Station Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	7/17/2014(2)(3)
88.2%	86.2%	85.5%	94.7%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.
(3)
Occupancy increased due to new leases signed by Dewberry Engineers Inc. (13,363 square feet), DHM Design Corporation (7,919 square feet), Peerless Network, Inc. (5,234 square feet) and Summit Geophysical (2,802 square feet).

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-44

OFFICES AT BROADWAY STATION

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Offices at Broadway Station Property:

Cash Flow Analysis

	2012	2013	TTM 6/30/2014	U/W(1)	U/W $ per SF
Base Rent	$3,939,169	$3,681,503	$3,901,629	$4,646,405	$14.61
Grossed Up Vacant Space	0	0	0	270,224	0.85
Total Reimbursables	2,953,973	3,015,461	3,281,299	3,502,340	11.01
Other Income	180,992	210,971	232,540	281,939	0.89
Less Vacancy & Collection Loss	0	(286,554)	(328,682)	(344,164)(2)	(1.08)
Effective Gross Income	$7,074,134	$6,621,381	$7,086,786	$8,356,744	$26.27

Total Operating Expenses	$3,229,116	$3,573,401	$3,616,309	$3,691,673	$11.61

Net Operating Income	$3,845,018	$3,047,980	$3,470,477	$4,665,071	$14.67

TI/LC	0	0	0	318,030	1.00
Capital Expenditures	0	0	0	63,611	0.20
Net Cash Flow	$3,845,018	$3,047,980	$3,470,477	$4,283,430	$13.47

NOI DSCR	1.88x	1.49x	1.70x	2.28x
NCF DSCR	1.88x	1.49x	1.70x	2.10x
NOI DY	8.1%	6.4%	7.3%	9.8%
NCF DY	8.1%	6.4%	7.3%	9.0%

(1)
The increase in Base Rent, Effective Gross Income and Net Operating Income from 2013 to U/W is primarily attributable to Global Technology Resource expanding 8,720 square feet ($373,584 of U/W Base Rent), expiration of free rent periods ($262,070 of U/W Base Rent), new leases signed by Dewberry Engineers Inc. (13,363 square feet; $202,182 of U/W Base Rent), DHM Design Corporation (7,919 square feet; $128,684 of U/W Base Rent), Peerless Network, Inc. (5,234 square feet; $83,744 of U/W Base Rent), Summit Geophysical (2,802 square feet; $42,030 of U/W Base Rent) and rent steps through May 2015 ($125,665 of U/W Base Rent).

(2)	The underwritten economic vacancy is 7.0%. The Offices at Broadway Station Property was 94.7% physically occupied as of July 17, 2014.

Appraisal. As of the appraisal valuation date of June 23, 2014, the Offices at Broadway Station Property had an “as-is” appraised value of $76,800,000.

Environmental Matters. According to the Phase I environmental report dated July 2, 2014, there was no evidence of any recognized environmental conditions at the Offices at Broadway Station Property.

Market Overview and Competition. The Offices at Broadway Station Property is situated at the southeast quadrant of the intersection of Interstate 25 and South Broadway, approximately three miles south of the Denver central business district and 30.0 miles southwest of Denver International Airport. South Broadway is a major arterial that passes through the Denver central business district and has a daily traffic count in excess of 41,000 vehicles. The Offices at Broadway Station Property also has frontage on Interstate 25, which has a traffic count of approximately 190,000 vehicles per day and links the states of New Mexico, Colorado and Wyoming. The Offices at Broadway Station Property is adjacent to the Broadway Station stop of the Regional Transportation District (“RTD”) light rail transit line that provides access to downtown Denver and the southeastern suburbs of Denver. RTD is in the process of expanding light rail service to the western suburbs of Denver, ending in the city of Golden, Colorado. According to the appraisal, as of year-end 2014, the population within a one-, three- and five-mile radius of the Offices at Broadway Station Property is estimated to be 13,441, 193,639 and 491,381, respectively. The estimated average household income within the same one-, three- and five-mile radius is estimated to be $89,244, $75,142 and $73,503, respectively. The population within a three-mile radius of the Offices at Broadway Station Property has increased by approximately 8.1% over the last four years.

According to the appraisal, The Offices at Broadway Station Property is located within the Colorado Boulevard/I-25 Corridor submarket. As of the first quarter of 2014, the submarket reported a total office inventory of 5.3 million square feet, representing 3.4% of the overall Denver office market. For the same period, the overall office submarket reported a 13.2% vacancy rate with average asking rents of $17.69 per square foot, full service gross, while the class A office submarket reported a 6.8% vacancy rate with average asking rents of $25.90 per square foot, full service gross. There have not been any deliveries of new space in the submarket in the past five years, and there is currently no new office space under construction.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-45

OFFICES AT BROADWAY STATION

The following table presents certain information relating to comparable office properties for the Offices at Broadway Station Property:

Competitive Set(1)

	Offices at Broadway Station (Subject)	Zang & Root Buildings	Hardware Block	Market Center	1899 Wynkoop	1515 Wynkoop
Location	Denver, CO	Denver, CO	Denver, CO	Denver, CO	Denver, CO	Denver, CO
Distance from Subject	--	5.1 miles	4.9 miles	5.0 miles	6.3 miles	5.6 miles
Property Type	Office	Office	Office	Office	Office	Office
Year Built/Renovated	Various	1890-1910/1985-2005	1910/2001	1890/2010	2000/NAV	2008/NAP
Stories	3	3	4	4	9	7
Total GLA	318,053 SF	92,175 SF	52,125 SF	117,488 SF	165,616 SF	306,791 SF
Total Occupancy	95%	90%	100%	93%	92%	90%

(1)	Information obtained from the appraisal and a third party market research report.

The Borrower. The borrower is 900 South Broadway, LLC, a single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Offices at Broadway Station Mortgage Loan. EverWest, LLC is the guarantor of certain nonrecourse carveouts under the Offices at Broadway Station Mortgage Loan.

The Sponsor.  The sponsor is EverWest LLC, formerly known as Alliance Capital Partners (“Alliance”).  Founded in 1997 and headquartered in Denver, Colorado, Alliance is a privately held real estate operating and investment company with a management team containing over 100 years of combined commercial real estate experience.  As of July 2014, Alliance’s commercial real estate portfolio comprised 30 office, industrial, retail and multifamily properties located in 10 states and totaling approximately 5.2 million square feet.  Alliance and its affiliates have been involved with multiple loan workouts related to commercial and residential real estate investments.  See “Description of the Mortgage Pool – Prior Default History, Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

Escrows. The loan documents provide for upfront escrows in the amount of $284,793 for real estate taxes, $45,840 for tenant improvements and leasing commissions (“TI/LCs”) associated with the Peerless Network, Inc. space and $100,000 for rent credits associated with the following tenants: Dewberry Engineers, Inc. ($55,000), Peerless Network, Inc. ($33,500) and Summit Geophysical ($11,500). The loan documents require ongoing monthly escrows in the amount of $94,931 for real estate taxes, $5,300 for replacement reserves and $26,504 for general TI/LCs (subject to a cap of $636,000). Until the earlier of (i) December 31, 2019 or (ii) the completion of the tenant improvements related to the National Multiple Sclerosis space, the initial $204,785 accumulated in the TI/LC reserve will only be available for disbursement in connection with TI/LCs for the National Multiple Sclerosis space. The loan documents do not require monthly escrows for insurance provided (i) no event of default has occurred and is continuing; (ii) the insurance required to be maintained by the borrower is maintained pursuant to one or more blanket insurance polices; and (iii) the borrower provides the lender with timely proof of payment of insurance premiums.

Lockbox and Cash Management. The Offices at Broadway Station Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs tenants to pay their rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. Funds are then swept into a cash management account controlled by the lender and prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds after application in accordance with the loan documents are distributed to the borrower’s operating account. During a Cash Trap Event Period, all excess cash flow is retained in the cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio being less than 1.57x at the end of any calendar month. A Cash Trap Event Period will end, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.57x for two consecutive calendar quarters.

Property Management. The Offices at Broadway Station Property is managed by an affiliate of the borrower.

Assumption. The borrower has a two-time right to transfer the Offices at Broadway Station Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee’s experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, KBRA and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 Certificates.

Partial Release. Not permitted.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-46

OFFICES AT BROADWAY STATION

Free Release.  Provided no event of default exists, the borrower is permitted to release a certain vacant parcel of land (the “Free Release Parcel”) from the lien of the Offices at Broadway Station Mortgage Loan, provided that the loan-to-value ratio immediately following the release is less than or equal to 65.0%.  No value has been attributed to nor has any income been underwritten attributed to the Free Release parcel.  In addition, the borrower is permitted to a free release of a separate Condemnation Parcel when required by the condemning agency (see “The Property” section).

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Offices at Broadway Station Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-47

CSM BAKERY SUPPLIES PORTFOLIO I

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-48

CSM BAKERY SUPPLIES PORTFOLIO I

Marietta
Chattahoochee Plantation
Sandy Springs
Dunwoody
Norcross
Doraville
Chamblee
Smyrna
Vinings
Brookhaven
Tucker
Mountain Park
Lilburn
Buckhead
Mableton
Bolton
ATLANTA
Lindbergh
Druid Hills
North Decatur
Clarkston
Scottdale
Decatur
Stone Mountain
Midtown
Bankhead
Downtown
East Atlanta
Avondale
Belvedere
Cascade Heights
Redan
Gresham Park
East Point
Lakewood
Panthersville
College Park
Hapeville
Forest Park
Union City
Morrow
DEKALB COUNTY
CLAYTON COUNTY
HENRY COUNTY
GWINNETT COUNTY
ROCKDALE COUNTY
FULTON COUNTY
COBB COUNTY

BOX ELDER COUNTY
CACHE COUNTY
Brigham City
CACHE NATIONAL FOREST
Pleasant View
North Ogden
WEBER COUNTY
OGDEN
Roy
Clearfield
Great Salt Lake
Syracuse
Layton
MORGAN COUNTY
DAVIS COUNTY
WASATCH NATL FOREST
Antelope Island State Park
Farmington
North Salt Lake
Bountiful
WASATCH RANGE
SALT LAKE CITY
West Valley City
South Salt Lake
SALT LAKE COUNTY
Park City

CSM Bakery Supplies Portfolio I

1	1912 Montreal Road	Tucker, GA
2	3301 Montreal Industrial Way	Tucker, GA
3	1400 W 2700 N	Pleasant View, UT
4	3765 Walden Avenue	Lancaster, NY

Grand Island
North Tonawanda
Getzville
Tonawanda
Harris Hill
Amherst
Clarence
Kenmore
Williamsville
Rochester 55 miles
NY State Thruway
Buffalo Niagara International Airport
Fort Erie
BUFFALO
Depew
Lancaster
Downtown
Cheektowaga
Sloan
ERIE COUNTY
West Seneca
Aurora Expwy
Lake Erie
Lackawanna
Elma
CANADA
U.S.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-49

No. 6 – CSM Bakery Supplies Portfolio I

Loan Information				Property Information
Mortgage Loan Seller:	The Royal Bank of Scotland			Single Asset/Portfolio:	Portfolio
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Industrial
Original Principal Balance:	$44,557,500			Specific Property Type:	Warehouse
Cut-off Date Principal Balance:	$44,557,500			Location:	Various – See Table
% of Initial Pool Balance:	3.0%			Size:	684,768 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per Unit/SF:	$65.07
Borrower Name:	AGNL Pastry, L.L.C.			Year Built/Renovated:	Various – See Table
Sponsor:	AG Net Lease Realty Fund III, L.P.			Title Vesting:	Fee
Mortgage Rate:	4.563%			Property Manager:	Self-managed
Note Date:	August 21, 2014			3rd Most Recent Occupancy(3):	NAV
Anticipated Repayment Date:	September 6, 2024			2nd Most Recent Occupancy(3):	NAV
Maturity Date:	September 6, 2044			Most Recent Occupancy(3):	NAV
IO Period:	60 months			Current Occupancy (As of):	100.0% (9/1/2014)
Loan Term (Original):	120 months
Seasoning:	0 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing ARD			3rd Most Recent NOI (As of)(3):	NAV
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(3):	NAV
Call Protection:	L(24),GRTR 1% or YM(89),O(7)			Most Recent NOI (As of)(3):	NAV
Lockbox Type:	Hard/Springing Cash Management
Additional Debt(1):	Yes			U/W Revenues:	$4,556,495
Additional Debt Type(1):	Future Mezzanine			U/W Expenses:	$136,695
				U/W NOI:	$4,419,800
				U/W NCF:	$4,118,411
				U/W NOI DSCR :	1.62x
Escrows and Reserves(2):				U/W NCF DSCR:	1.51x
				U/W NOI Debt Yield:	9.9%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	9.2%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$68,450,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date(4):	Various
Capital Expense Reserves	$0	Springing	$875,000	Cut-off Date LTV Ratio:	65.1%
TI/LC	$0	Springing	$2,000,000	LTV Ratio at Maturity or ARD:	59.6%

(1)	See “Mezzanine and Subordinate Indebtedness” section.
(2)	See “Escrows” section.
(3)	Historical occupancy and historical financial data is not available as the CSM Bakery Supplies Portfolio I was acquired in a sale-leaseback transaction in August, 2014.
(4)	See “Appraisal” section.

The Mortgage Loan. The mortgage loan (the “CSM Bakery Supplies Portfolio I Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering four industrial warehouse buildings located in Georgia, Utah and New York (the “CSM Bakery Supplies Portfolio I Properties”). The CSM Bakery Supplies Portfolio I Mortgage Loan was originated on August 22, 2014 by The Royal Bank of Scotland. The CSM Bakery Supplies Portfolio I Mortgage Loan had an original principal balance of $44,557,500, has an outstanding principal balance as of the Cut-off Date of $44,557,500 and accrues interest at an interest rate of 4.563% per annum. The CSM Bakery Supplies Portfolio I Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments for the first 60 months following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule through the Anticipated Repayment Date (“ARD”). The ARD is September 6, 2024 and the final maturity date is September 6, 2044. In the event the CSM Bakery Supplies Portfolio I Mortgage Loan is not paid in full on or before the ARD, the CSM Bakery Supplies Portfolio I Mortgage Loan will accrue interest at an interest rate equal to the greater of (i) the initial interest rate plus 3.000% and (ii) the treasury rate plus 3.000% points per annum and will have a remaining term of 240 months. The occurrence of the ARD without the repayment of the CSM Bakery Supplies Portfolio I Mortgage Loan automatically triggers a full cash flow sweep whereby all excess cash flow will be used to pay down the outstanding principal balance.

Following the lockout period, the borrower has the right to prepay the CSM Bakery Supplies Portfolio I Mortgage Loan in whole or in part (see “Partial Release” section) on any date before March 6, 2024, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. In addition, the CSM Bakery Supplies Portfolio I Mortgage Loan is prepayable without penalty on or after March 6, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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CSM BAKERY SUPPLIES PORTFOLIO I

Sources and Uses

Sources			Uses
Original loan amount	$44,557,500	64.6%	Purchase price	$68,518,725	99.4%
Sponsor’s new cash contribution	24,384,075	35.4	Closing Costs	422,851	0.6
Total Sources	$68,941,575	100.0%	Total Uses	$68,941,575	100.0%

The Properties. The CSM Bakery Supplies Portfolio I Properties is comprised of four industrial warehouse properties totaling 684,768 square feet located in Georgia, Utah and New York. The CSM Bakery Supplies Portfolio I Properties range in size from 129,511 square feet to 247,678 square feet. The CSM Bakery Supplies Portfolio I Properties are generally comprised of 62.6% warehouse space, 27.7% cold warehouse space and 9.7% office space.  All of the CSM Bakery Supplies Portfolio I Properties are leased under a single 15-year lease by CSM Bakery Products NA Inc. (“CSM Bakery Supplies”), and as of September 1, 2014, the CSM Bakery Supplies Portfolio I Properties were 100.0% occupied.  In most cases, CSM Bakery Supplies or a predecessor company have occupied the CSM Bakery Supplies Portfolio I Properties since construction and are considered to be mission critical locations by CSM, CSM Bakery Supplies’ parent company.  The leases at the CSM Bakery Supplies Portfolio I Properties are cross-defaulted with the leases at the CSM Bakery Supplies Portfolio II Properties; however, the CSM Bakery Supplies Portfolio I Mortgage Loan is not cross-defaulted with the CSM Bakery Supplies Portfolio II Mortgage Loan, which will also be contributed to the WFRBS 2014-C22 Trust.

CSM Bakery Supplies, a wholly-owned subsidiary of Amsterdam-based CSM, is a large supplier and a leading global producer of bakery products worldwide and offers a wide variety of products including ingredients, semi-finished, frozen, almost-ready, and ready-made food products.  CSM has operations in Europe, Africa, North America, Latin America and Asia.  CSM operates in 60 locations with over 9,500 employees worldwide. The North American division, Bakery Supplies North America (“BSNA”), is active in the U.S., Canada, and Latin America.  BSNA develops, produces and sells a wide selection of bakery ingredients and products to professional bakeries, top consumer food companies, grocers and retailers.  For the 2013 fiscal year, based on company filings CSM generated net sales of approximately €2.50 billion.  The company was acquired in 2013 by Rhône Capital for an enterprise value of €1.05 billion.

The following table presents certain information relating to the CSM Bakery Supplies Portfolio I Properties:

Location (City, State)	Specific Property Type	Allocated Cut- off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Current Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value
Tucker, Georgia	Warehouse	$13,520,000	30.3%	100.0%	1967/NAP	247,678	$20,700,000
Tucker, Georgia	Warehouse	$12,350,000	27.7%	100.0%	2000/NAP	169,844	$19,000,000
Pleasant View, Utah	Warehouse	$10,497,500	23.6%	100.0%	2008/NAP	137,735	$16,150,000
Lancaster, New York	Warehouse	$8,190,000	18.4%	100.0%	1971/1991	129,511	$12,600,000

Total/Weighted Average		$44,557,500	100.0%	100.0%		684,768	$68,450,000

The following table presents certain information relating to the tenancy at the CSM Bakery Supplies Portfolio I Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
CSM Bakery Products NA, Inc.	NR/NR/NR	684,768	100.0%	$7.00	$4,796,311	100.0%	6/1/2029

Occupied Collateral Total		684,768	100.0%	$7.00	$4,796,311	100.0%

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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CSM BAKERY SUPPLIES PORTFOLIO I

The following table presents certain information relating to the lease rollover schedule at the CSM Bakery Supplies Portfolio I Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2014	0	0	0.0%	0	0.0%	$0	$0.00
2015	0	0	0.0%	0	0.0%	$0	$0.00
2016	0	0	0.0%	0	0.0%	$0	$0.00
2017	0	0	0.0%	0	0.0%	$0	$0.00
2018	0	0	0.0%	0	0.0%	$0	$0.00
2019	0	0	0.0%	0	0.0%	$0	$0.00
2020	0	0	0.0%	0	0.0%	$0	$0.00
2021	0	0	0.0%	0	0.0%	$0	$0.00
2022	0	0	0.0%	0	0.0%	$0	$0.00
2023	0	0	0.0%	0	0.0%	$0	$0.00
2024	0	0	0.0%	0	0.0%	$0	$0.00
Thereafter	1	684,768	100.0%	684,768	100.0%	$4,796,311	$7.00
Vacant	0	0	0.0%	684,768	100.0%	$0	$0.00
Total/Weighted Average	1	684,768	100.0%			$4,796,311	$7.00

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the CSM Bakery Supplies Portfolio I Properties:

Historical Occupancy(1)

9/1/2014(2)
100.0%

(1)
Historical occupancy is unavailable because this transaction constitutes a sale-leaseback. In most cases, CSM Bakery Supplies or a predecessor company occupied the CSM Bakery Supplies Portfolio I Properties since construction.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the in-place operating performance and the Underwritten Net Cash Flow at the CSM Bakery Supplies Portfolio I Properties:

Cash Flow Analysis(1)

	In-Place	U/W	U/W $ per SF
Base Rent	$4,796,311	$4,796,311	$7.00
Grossed Up Vacant Space	0	0	0.00
Total Reimbursables	0	0	0.00
Other Income	0	0	0.00
Less Vacancy & Credit Loss	0	(239,816)(2)	(0.35)
Effective Gross Income	$4,796,311	$4,556,495	$6.65

Total Operating Expenses	$0	$136,695	$0.20

Net Operating Income	$4,796,311	$4,419,800	$6.45
TI/LC	0	198,674	0.29
Capital Expenditures	0	102,715	0.15
Net Cash Flow	$4,796,311	$4,118,411	$6.01

NOI DSCR	1.76x	1.62x
NCF DSCR	1.76x	1.51x
NOI DY	10.8%	9.9%
NCF DY	10.8%	9.2%

(1)	No historical financial information is available as the sponsor purchased the CSM Bakery Supplies Portfolio I Properties in August, 2014 in a sale-leaseback transaction.
(2)	The underwritten economic vacancy is 5.0%. The CSM Bakery Supplies Portfolio I Properties were 100.0% physically occupied as of September 1, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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CSM BAKERY SUPPLIES PORTFOLIO I

Appraisal. As of the appraisal valuation dates ranging from June 11, 2014 to June 18, 2014, the CSM Bakery Supplies Portfolio I Properties had an aggregate “as-is” appraised value of $68,450,000.

Environmental Matters. According to the Phase I environmental site assessments dated August 6, 2014, there was no evidence of any recognized environmental conditions at the CSM Bakery Supplies Portfolio I Properties.

Market Overview.  The CSM Bakery Supplies Portfolio I Properties are located in Tucker, Georgia (2); Pleasant View, Utah; and Lancaster, New York.

The two Tucker, Georgia properties are located approximately 14 miles northeast of the Atlanta central business district.  According to the appraisal, the Tucker properties are located within the Atlanta industrial market and Northeast industrial submarket. The Northeast Atlanta industrial submarket had a vacancy rate of 9.5% and average net asking rents of $3.94 per square foot as of the first quarter of 2014.  The city of Atlanta has 10 Fortune 500 headquartered firms, which places Atlanta fourth among cities in the United States behind New York, Houston, and Dallas. Furthermore, more than 700 Fortune 1,000 companies have local operations in Atlanta, and of these companies, 20 are headquartered in Atlanta.  Atlanta’s Hartsfield International Airport is a major cargo center, and international air cargo traffic through Hartsfield grew by 111% during the past decade.

The Pleasant View, Utah property is located approximately 47 miles north of the Salt Lake City central business district.  According to the appraisal, the Pleasant View property is located near the Airport industrial submarket of the Salt Lake City industrial market.   The Airport industrial submarket had a vacancy of 5.8% and average net asking rents of $4.80 per square foot as of the first quarter 2014.

The Lancaster, New York property is located approximately 12 miles east of the Buffalo central business district.  According to the appraisal, the Lancaster property is located in Buffalo’s East Industrial submarket.  The East Industrial submarket had a vacancy of 6.8% and average net asking rents of $6.80 per square foot as of the first quarter 2014.

The Borrower.  The borrower is AGNL Pastry, L.L.C., a single purpose entity with two independent directors. The borrower is ultimately controlled by AG Net Lease III Corp and AG Net Lease III (SO) Corp, the guarantors of certain nonrecourse carveouts under the CSM Bakery Supplies Portfolio I Mortgage Loan.

The Sponsor.  The sponsor is AG Net Lease Realty Fund III, L.P. (“AG Net Lease”), a subsidiary of Angelo, Gordon & Co.  AG Net Lease is a real estate investment firm that focuses on the management, acquisition, financing, disposition, leasing and construction of commercial real estate throughout North America and select international markets. AG Net Lease was founded in 1993 and has acquired over $13 billion of properties with transactions ranging from $5.0 million to $200.0 million.

Escrows. Monthly tax, insurance, replacement and TI/LC reserves are not required as long as no Cash Management Period (as defined below) has occurred and is continuing.

Lockbox and Cash Management. The CSM Bakery Supplies Portfolio I Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs tenants to pay their rents directly to such lockbox account. The loan documents also require that all cash revenues and all other monies received by the borrower or manager be deposited into the lockbox account within one business day after receipt. Prior to the occurrence of a Cash Management Period (as defined below), all funds on deposit in the lockbox account are swept into the borrower’s operating account. During a Cash Management Period, all funds on deposit in the lockbox account are swept to a lender-controlled cash management account.

A “Cash Management Period” will commence (i) if an event of default has occurred and is continuing; (ii) if the amortizing debt service coverage ratio is less than 1.25x; (iii) with the commencement of a Lease Sweep Period (as defined below); or (iv) with the making of any approved mezzanine loan. A Cash Management Period will end, with respect to clause (i) with the cure of such event of default; with respect to clause (ii) upon the achievement of an amortizing debt service coverage ratio of 1.25x for two consecutive calendar quarters; and with respect to clause (iii) when such Lease Sweep Period has ended.

A “Lease Sweep Period” will commence on the first payment date under the CSM Bakery Supplies Portfolio I Mortgage Loan following the occurrence of any of the following: (i) any Major Lease (as defined below) at any of the CSM Bakery Supplies Portfolio I Properties is surrendered, cancelled or terminated prior to its then current expiration date; (ii) if any tenant under a Major Lease discontinues its business at the premises; (iii) upon the occurrence of an insolvency proceeding by any tenant under a Major Lease.  A Lease Sweep Period will end, with respect to clause (i) the date on which such space has been fully leased pursuant to a replacement lease and all associated expenses have been paid in full; with respect to clause (ii) when the tenant under the Major Lease commences operations again at its premises in accordance with the terms of the Major Lease; and with respect to clause (iii) if the applicable insolvency proceeding regarding the tenant under the applicable Major Lease has terminated and the applicable Major Lease has been affirmed, assumed or assigned in accordance with the applicable bankruptcy code.

A “Major Lease” is defined as the CSM Bakery Supplies lease and any other lease entered into which demises more than 20% of the leasable area of any of the CSM Bakery Supplies Portfolio I Properties.

Property Management. The CSM Bakery Supplies Portfolio I Properties are managed by the tenant under the CSM lease.

Assumption. The CSM Bakery Supplies Portfolio I Mortgage Loan borrower has the right to transfer all, but not less than all, of the CSM Bakery Supplies Portfolio I Properties, subject to customary conditions set forth in the loan documents, including but not limited to: (i) no event of default has occurred and is continuing; (ii) the proposed transferee, property manager and management

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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CSM BAKERY SUPPLIES PORTFOLIO I

agreement are satisfactory to the lender and applicable rating agencies; (iii) the anticipated repayment date has not occurred; and (iv) the lender has received confirmation from Fitch, KBRA and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the then current ratings assigned to the Series 2014-C22 Certificates.

Partial Release. On any payment date, the borrower may obtain the release of an individual property from the lien of the related mortgage (and the related loan documents) in connection with a partial release upon the satisfaction of certain conditions including but not limited to: (i) the property to be released must be the subject of a sale to a bona fide third party purchaser who is neither a Restricted Party (as defined below) nor an affiliate of a Restricted Party; (ii) the borrower will provide the lender a written request at least 20 days prior to the proposed release date; (iii) no event of default has occurred or is continuing at the time that the release occurs; (iv) prepayment by the borrower in an amount equal to 110% of the allocated loan amount for the individual property to be released, along with any applicable yield maintenance or prepayment premium; (v) after such release, the amortizing debt service coverage ratio of the remaining properties must not be less than the greater of (x) the amortizing debt service coverage ratio immediately preceding such release and (y) 1.63x; (vi) after such release, the loan to value ratio of the remaining properties must not be greater than the lesser of (x) the loan to value ratio immediately preceding such release and (y) 65.0%.

A “Restricted Party” means the borrower, any principal or the guarantor or any affiliate thereof under the CSM Bakery Supplies Portfolio I Mortgage Loan.

Real Estate Substitution. The substitution of one or more of the CSM Bakery Supplies Portfolio I Properties is permitted following the lockout period subject to (i) the aggregate sum of all allocated loan amounts for all substituted properties cannot exceed 25% of the loan amount; (ii) receipt of rating agency confirmation from Fitch, KBRA and Moody’s that such substitution will not result in a downgrade of any of the Series 2014-C22 Certificates; (iii) substitution collateral must have rent at or higher than the CSM Bakery Supplies lease being substituted; (iv) after such substitution, the amortizing debt service coverage ratio must not be less than 1.63x; (v) after such substitution, the loan to value ratio must not be greater than 65.0%.

Subordinate and Mezzanine Indebtedness. There is no existing mezzanine debt related to the CSM Bakery Supplies Portfolio I Mortgage Loan. However, future mezzanine debt is permitted subject to satisfaction of certain conditions, including (i) execution of an intercreditor agreement in form and substance acceptable to Fitch, KBRA and Moody’s and reasonably acceptable to the lender; (ii) the combined debt service coverage ratio is not less than 1.20x; (iii) the combined loan-to-value ratio will not be greater than 72.5%; (iv) the combined debt yield is not less than 8.5%; and (v) mezzanine loan documents acceptable to Fitch, KBRA and Moody’s and reasonably acceptable to the lender have been delivered to the lender.

Ground Lease.  None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the CSM Bakery Supplies Portfolio I Properties. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

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U-HAUL PORTFOLIO

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-56

U-HAUL PORTFOLIO

CANADA
Vancouver
Calgary
Winnipeg
Québec
Montreal
Ottawa
Toronto
Lake Superior
Lake Michigan
Lake Huron
Lake Ontario
Lake Erie
Seattle
Portland
Boise
San Francisco
Sacramento
San Jose
Salt Lake City
Las Vegas
Los Angeles
San Diego
Phoenix
Denver
Albuquerque
El Paso
Minneapolis
Milwaukee
Chicago
Detroit
Cleveland
Pittsburgh
New York
Boston
Philadelphia
Baltimore
Washington DC
Omaha
Kansas City
St. Louis
Indianapolis
Louisville
Nashville
Memphis
Charlotte
Atlanta
Charleston
Oklahoma City
Fort Worth
Dallas
Austin
San Antonio
Houston
New Orleans
Jacksonville
Orlando
Tampa
Miami
Chihuahua
Monterrey
Guadalajara
Mexico City
MEXICO
Pacific Ocean
Atlantic Ocean
Gulf of Mexico
Caribbean Sea
BAHAMAS
CUBA
WA
OR
CA
NV
ID
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
MD
DE
NJ
CT
MA
VT
NH
ME
RI
U-Haul Portfolio
1 U-Haul - Yonkers Yonkers, NY
2 U-Haul - Pleasant Hills Pleasant Hills, PA
3 U-Haul - Coraopolis Moon Township, PA
4 U-Haul - El Paso El Paso, TX
5 U-Haul - Washington Washington, PA
6 U-Haul - Corpus Christi Corpus Christi, TX
7 U-Haul - Houston North Houston, TX
8 U-Haul - Lebanon Lebanon, NH
9 U-Haul - Fontana Fontana, CA
10 U-Haul - Olympia Olympia, WA
11 U-Haul - Detroit Detroit, MI
12 U-Haul - Westfield Westfield, MA
13 U-Haul - Livermore Livermore, CA
14 U-Haul - Cincinnati Cincinnati, OH
15 U-Haul - Memphis Memphis, TN
16 U-Haul - Birmingham Birmingham, AL
17 U-Haul - Macon Macon, GA
18 U-Haul - Grand Island Grand Island, NE
19 U-Haul - Wichita Wichita, KS
20 U-Haul - Bloomsburg Bloomsburg, PA
21 U-Haul - Longview Longview, TX

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-57

No. 7 – U-Haul Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Portfolio
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Self Storage
Original Principal Balance:	$35,000,000			Specific Property Type:	Self Storage
Cut-off Date Principal Balance:	$35,000,000			Location:	Various – See Table
% of Initial Pool Balance:	2.4%			Size:	421,632 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$83.01
Borrower Names:	UHIL 7, LLC; AREC 7, LLC			Year Built/Renovated:	Various – See Table
Sponsor:	AMERCO			Title Vesting:	Fee
Mortgage Rate:	4.220%			Property Manager:	Self-managed
Note Date:	August 22, 2014			3rd Most Recent Occupancy (As of):	83.0% (12/31/2011)
Anticipated Repayment Date:	September 11, 2024			2nd Most Recent Occupancy (As of):	83.9% (12/31/2012)
Maturity Date:	September 11, 2044			Most Recent Occupancy (As of):	84.7% (12/31/2013)
IO Period:	None			Current Occupancy (As of):	90.0% (6/25/2014)
Loan Term (Original):	120 months
Seasoning:	0 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing ARD			3rd Most Recent NOI (As of):	$3,967,508 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$4,166,472 (12/31/2013)
Call Protection:	L(24),D(92),O(4)			Most Recent NOI (As of):	$4$4,288,369 (TTM 4/30/2014)
Lockbox Type:	Soft/Springing Cash Management
Additional Debt:	None
Additional Debt Type:	NAP
				U/W Revenues:	$6,275,348
				U/W Expenses:	$2,429,465
				U/W NOI:	$3,845,883
				U/W NCF:	$3,743,935
				U/W NOI DSCR:	1.87x
Escrows and Reserves(1):				U/W NCF DSCR:	1.82x
				U/W NOI Debt Yield:	11.0%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	10.7%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$49,205,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	Various
Deferred Maintenance	$128,381	$0	NAP	Cut-off Date LTV Ratio:	71.1%
Replacement Reserves	$0	$8,433	$198,449	LTV Ratio at Maturity or ARD:	57.0%

(1)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “U-Haul Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering 21 self storage properties totaling 421,632 square feet and located in 14 states (the “U-Haul Portfolio Properties”). The U-Haul Portfolio Mortgage Loan was originated on August 22, 2014 by Wells Fargo Bank, National Association. The U-Haul Portfolio Mortgage Loan had an original principal balance of $35,000,000, has an outstanding principal balance as of the Cut-off Date of $35,000,000 and accrues interest at an interest rate of 4.220% per annum. The U-Haul Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date, and requires principal and interest payments based on a 30-year amortization schedule through the Anticipated Repayment Date (“ARD”).  The ARD is September 11, 2024, and the final maturity date is September 11, 2044.  In the event the U-Haul Portfolio Mortgage Loan is not paid off on or before the ARD, the borrower will be required to make payments of principal and interest based on an interest rate equal to the lesser of (i) the initial mortgage rate plus 5.00% and (ii) 3.00% plus the greater of (a) the initial interest rate and (b) the 10-year swap yield as of the ARD plus 1.65%.  The ARD automatically triggers a Cash Trap Event Period (see “Lockbox and Cash Management” section) whereby all excess cash flow will be used to pay down the principal balance of the U-Haul Portfolio Mortgage Loan.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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U-HAUL PORTFOLIO

Following the lockout period, the borrower has the right to defease the U-Haul Portfolio Mortgage Loan in whole, but not in part, on any date before June 11, 2024. In addition, the U-Haul Portfolio Mortgage Loan is prepayable without penalty on or after June 11, 2024.

Sources and Uses

Sources			Uses
Original loan amount	$35,000,000	100.0%	Loan payoff(1)	$20,622,995	58.9%
			Reserves	128,381	00.4%
			Closing costs	871,959	02.5%
			Return of equity	13,376,665	38.2%
Total Sources	$35,000,000	100.0%	Total Uses	$35,000,000	100.0%

(1)	The U-Haul Portfolio Properties were previously securitized in MLMT 2005-CKI1.

The Properties. The U-Haul Portfolio Properties comprise 21 self storage properties totaling 421,632 square feet and located in 14 states (see table below). The U-Haul Portfolio Properties were constructed between 1920 and 1990, and four properties were renovated between 1961 and 2000. As of June 25, 2014, the U-Haul Portfolio Properties were 90.0% occupied.

The following table presents certain information relating to the U-Haul Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value
U-Haul – Yonkers, NY	$9,577,876	27.4%	89.8%	1950/NAP	65,687	$12,400,000
U-Haul – Pleasant Hills, PA	$2,987,501	8.5%	97.7%	1978/NAP	27,412	$4,200,000
U-Haul – Coraopolis, PA	$2,240,626	6.4%	92.6%	1980/NAP	18,431	$3,150,000
U-Haul – El Paso, TX	$2,096,281	6.0%	79.4%	1971/NAP	36,570	$3,650,000
U-Haul – Washington, PA	$1,778,275	5.1%	90.0%	1980/NAP	11,900	$2,500,000
U-Haul – Corpus Christi, TX	$1,715,393	4.9%	96.7%	1951/1981	37,199	$2,750,000
U-Haul – Houston North, TX	$1,614,882	4.6%	99.8%	1978/NAP	34,711	$2,200,000
U-Haul – Lebanon, NH	$1,451,489	4.1%	97.7%	1976/2000	12,796	$1,900,000
U-Haul – Fontana, CA	$1,274,086	3.6%	75.4%	1970/NAP	20,596	$2,300,000
U-Haul – Olympia, WA	$1,260,566	3.6%	92.3%	1939/1961	11,569	$1,730,000
U-Haul – Detroit, MI	$1,216,444	3.5%	75.9%	1965/NAP	28,768	$1,675,000
U-Haul – Westfield, MA	$1,173,661	3.4%	95.8%	1955/NAP	15,000	$1,650,000
U-Haul – Livermore, CA	$1,102,530	3.2%	86.5%	1982/NAP	11,100	$1,550,000
U-Haul – Cincinnati, OH	$1,095,834	3.1%	97.4%	1920/NAP	13,450	$1,400,000
U-Haul – Memphis, TN	$991,965	2.8%	93.7%	1966/1984	18,140	$1,500,000
U-Haul – Birmingham, AL	$782,441	2.2%	83.0%	1970/NAP	10,150	$1,100,000
U-Haul – Macon, GA	$640,179	1.8%	82.1%	1966/NAP	12,669	$900,000
U-Haul – Grand Island, NE	$569,048	1.6%	96.6%	1979/NAP	9,515	$800,000
U-Haul – Wichita, KS	$547,917	1.6%	87.9%	1970/NAP	10,150	$700,000
U-Haul – Bloomberg, PA	$451,786	1.3%	97.1%	1990/NAP	8,858	$600,000
U-Haul – Longview, TX	$431,220	1.2%	89.5%	1939/NAP	6,961	$550,000
Total/Weighted Average	$35,000,000	100.0%	90.0%		421,632	$49,205,000

The following table presents historical occupancy percentages at the U-Haul Portfolio Properties:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	6/25/2014(2)
83.0%	83.9%	84.7%	90.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-59

U-HAUL PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the U-Haul Portfolio Properties:

Cash Flow Analysis

	2012	2013	TTM 4/30/2014	U/W	U/W $ per SF
Base Rent	$4,722,597	$4,830,786	$4,997,556	$4,997,798	$11.85
Grossed Up Vacant Space	0	0	0	1,071,390	2.54
Other Income	1,229,254	1,311,490	1,276,753	1,277,550	3.03
Less Vacancy & Collection Loss	0	0	0	(1,071,390)(1)	(2.54)
Effective Gross Income	$5,951,851	$6,142,276	$6,274,309	$6,275,348	$14.88

Total Operating Expenses	$1,984,343	$1,975,804	$1,985,940	$2,429,465(2)	$5.76

Net Operating Income	$3,967,508	$4,166,472	$4,288,369	$3,845,883	$9.12

Capital Expenditures	0	0	0	101,948	0.24
Net Cash Flow	$3,967,508	$4,166,472	$4,288,369	$3,743,935	$8.88

NOI DSCR	1.93x	2.02x	2.08x	1.87x
NCF DSCR	1.93x	2.02x	2.08x	1.82x
NOI DY	11.3%	11.9%	12.3%	11.0%
NCF DY	11.3%	11.9%	12.3%	10.7%

(1)	The underwritten economic vacancy is 17.7%. The U-Haul Portfolio Properties were 90.0% physically occupied as of June 25, 2014.
(2)
The increase in underwritten operating expenses is primarily due to a 6.0% underwritten management fee. The historical operating statements do not include a management fee, as the U-Haul Portfolio Properties are self-managed.

Appraisal. As of the appraisal valuation dates ranging from June 13, 2014 to June 26, 2014, the U-Haul Portfolio Properties had an “as-is” appraised value of $49,205,000.

Environmental Matters. According to the Phase I environmental reports dated June and July 2014, there was no evidence of any recognized environmental conditions (“RECs”) at 13 of the U-Haul Portfolio Properties.  RECs were identified at the following eight U-Haul Portfolio Properties: Fontana, California; El Paso, Texas; Grand Island, Nebraska; Detroit, Michigan; Lebanon, New Hampshire; Westfield, Massachusetts; Bloomsburg, Pennsylvania; and Cincinnati, Ohio.  See “Description of the Mortgage Pool – Assessments of Property Value and Condition – Environmental Assessments” in the Free Writing Prospectus.

In lieu of undergoing additional investigation related to the RECs, the borrower obtained a $15.0 million environmental insurance policy.

The Borrowers. The borrowers are UHIL 7, LLC and AREC 7, LLC, each of which is a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the U-Haul Portfolio Mortgage Loan. AMERCO is the guarantor of certain nonrecourse carveouts under the U-Haul Portfolio Mortgage Loan.

The Sponsor. The sponsor is AMERCO, which engages in the manufacturing, repair and rental of U-Haul equipment and storage space.  As of July 15, 2014, AMERCO owned and managed approximately 1,540 U-Haul retail centers throughout the United States and Canada.  AMERCO filed for chapter 11 bankruptcy in 2003 and emerged from bankruptcy in 2004.  See “Description of the Mortgage Pool – Default History, Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

Escrows. The loan documents provide for an upfront escrow in the amount of $128,381 for deferred maintenance.  The borrower is also required to make ongoing monthly deposits of $8,433 for replacement reserves (subject to a cap of $198,449).  Ongoing monthly reserves for real estate taxes are not required as long as (i) no event of default has occurred and is continuing; (ii) the borrower provides the lender with timely proof of payment; and (iii) there is an amount equal to $290,000 deposited and maintained in the real estate tax escrow account. Ongoing monthly reserves for insurance are not required as long as (i) no event of default has occurred and is continuing; (ii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums; and (iii) either (a) the U-Haul Portfolio Properties are covered by an acceptable blanket insurance policy or (b) if the U-Haul Portfolio Properties are not covered by an acceptable blanket insurance policy, there is an amount equal to $42,000 deposited and maintained in the insurance escrow account.

Lockbox and Cash Management. The U-Haul Portfolio Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower and property manager deposit all cash revenues and all other monies received into such lockbox account within two business days after receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds on deposit in the lockbox account are disbursed to the borrower. During a Cash Trap Event Period, all funds on deposit in the lockbox account are swept to a lender-controlled cash management account on a daily basis.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the debt service coverage ratio being less than 1.15x for two consecutive calendar quarters; (iii) the borrower’s failure to provide timely evidence of payment of taxes or to provide timely evidence that the U-Haul Portfolio Properties are insured in accordance with the loan documents; or (iv) the payment date that is three payment dates prior to the ARD. A Cash Trap Event Period will end, with regard to clause (i), upon the cure of such event of default (except for a Cash Trap Event Period triggered by an event of default

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-60

U-HAUL PORTFOLIO

caused by a bankruptcy action of the borrower, which will not expire); with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.25x for four consecutive calendar quarters; and with regard to clause (iii), upon the borrower providing evidence to the lender of the applicable payment of taxes and/or evidence of insurance.  A Cash Trap Event Period triggered by clause (iv) will not expire until the full repayment of the U-Haul Portfolio Mortgage Loan.  In addition, a Cash Trap Event Period cure shall occur no more than five times during the term of the U-Haul Portfolio Mortgage Loan.

Property Management.  The U-Haul Portfolio Properties are managed by an affiliate of the borrower.

Assumption.  The borrower has a one-time right to transfer the U-Haul Portfolio Properties, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, KBRA and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 Certificates.

Partial Release.  Not permitted.

Real Estate Substitution.  Not permitted.

Subordinate and Mezzanine Indebtedness.  Not permitted.

Ground Lease.  None.

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the U-Haul Portfolio Properties, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-61

HERMOSA PAVILION

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-62

HERMOSA PAVILION

Los Angeles International Airport
LOS ANGELES
Inglewood
Hollywood Park Racetrack
Century Blvd
Lennox
Vista del Mar
Pershing Dr
Aviation Blvd
La Cienega Blvd
Inglewood Ave
Imperial Hwy
Century Fwy
Hawthorne
METRO GREEN LINE
Automobile Driving Museum
Northrop Grumman
Aviation (LAX Shuttle Connection)
Robert F. Kennedy Medical Ctr.
Crenshaw
El Segundo
Virginia St
Mariposa
120th St
Downtown Los Angeles 18 miles
Dockweiler State Beach
Recreation Park
Grand Ave
Hawthorne
El Segundo Blvd
El Segundo
The Lakes at El Segundo Golf Course
Chevron Oil Refinery
Del Aire
San Diego Fwy
135th St
Douglas
Rosecrans Ave
Manhattan Village
Manhattan Bch Marriott Golf Course
Highland Ave
Ocean Dr
Ardmore Ave
Sepulveda Blvd
Marine Ave
Redondo Beach
Hawthorne Blvd
Crenshaw Blvd
Manhattan Beach County Park
Polliwog Park
Aviation Park
Lawndale
Alondra Park
Beach Blvd
Manhattan Beach Blvd
Manhattan Beach Pier, Roundhouse Aquarium
Downtown Manhattan Beach
Manhattan Beach
Glen Anderson Park
Redondo Beach Ave
El Camino College
Alondra Park Golf Course
Pacific Ocean
LOS ANGELES COUNTY
Redondo Beach Blvd
Artesia Blvd
Hermosa Beach
Hermosa Pavilion
1601 Pacific Coast Highway
Hermosa Beach, CA 90254
South Bay Galleria
Prairie Ave
182nd St
Downtown Hermosa Beach
Pier Ave
Hermosa Beach Pier
Hermosa Ave
Clark Stadium
Pacific Coast Hwy
Ripley Ave
Columbia Regional Park
Long Beach 13 miles
190th St
Anita St
Dominguez Park
South Bay Medical Center
Beryl St
Del Amo Blvd
Redondo Beach Pier
Downtown Redondo Beach
Vincent St
Prospect Ave
The Pier Shopping Center
Redondo Beach
King Harbor
Anza Ave
Madrona Ave
Maple Ave
Torrance Blvd
Redondo Beach Historic Library
Torrance
Del Amo Fashion Center
Camino Real
Carson St
Catalina Ave
Palos Verdes Blvd
Madrona Marsh Nature Preserve
Sepulveda Blvd
Redondo Beach State Park
Pacific Coast Hwy
Lomita Blvd
105
405
107
91
1
SAN GABRIEL MTS.
SANTA SUSANA MTS.
Simi Valley
Thousand Oaks
Burbank
Glendale
Pasadena
SANTA MONICA MTS.
LOS ANGELES
Santa Monica
Pacific Ocean
Torrance
ANAHEIM
LONG BEACH
Fullerton
Huntington Beach

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-63

No. 8 – Hermosa Pavilion

Loan Information				Property Information
Mortgage Loan Seller:	The Royal Bank of Scotland			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Mixed Use
Original Principal Balance:	$31,875,000			Specific Property Type(2):	Retail/Office/Storage
Cut-off Date Principal Balance:	$31,875,000			Location:	Hermosa Beach, CA
% of Initial Pool Balance:	2.1%			Size(2):	120,226 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$265.13
Borrower Name:	1601 PCH, LP			Year Built/Renovated:	1988/2005
Sponsor:	Shaoul J. Levy			Title Vesting:	Fee
Mortgage Rate:	4.341%			Property Manager:	Platinum Realty Management, Inc.
Note Date:	August 12, 2014			3rd Most Recent Occupancy (As of):	85.7% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	87.8% (12/31/2012)
Maturity Date:	September 6, 2024			Most Recent Occupancy (As of):	95.0% (12/31/2013)
IO Period:	48 months			Current Occupancy (As of)(3):	94.3% (6/30/2014)
Loan Term (Original):	120 months
Seasoning:	0 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of)(4):	$1,955,974 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(4):	$2,170,559 (12/31/2013)
Call Protection:	L(24),D(91),O(5)			Most Recent NOI (As of)(4):	$2,347,484 (TTM 6/30/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$3,744,201
				U/W Expenses:	$1,030,521
				U/W NOI(4):	$2,715,680
				U/W NCF(4):	$2,584,713
Escrows and Reserves(1):				U/W NOI DSCR:	1.43x
				U/W NCF DSCR:	1.36x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	8.5%
Taxes	$136,844	$22,807	NAP	U/W NCF Debt Yield:	8.1%
Insurance	$19,000	$1,583	NAP	As-Is Appraised Value(5):	$42,500,000
Replacement Reserves	$0	$1,938	NAP	As-Is Appraisal Valuation Date:	June 5, 2014
TI/LC Reserve	$0	$8,331	$200,000	Cut-off Date LTV Ratio(5):	73.4%
Salon Republic Reserve	$968,019	$0	NAP	LTV Ratio at Maturity or ARD(5):	65.6%

(1)	See “Escrows” section.
(2)
The property type mix by square feet is as follows: Retail - 55,446 square feet (46.1% of net rentable area); Office – 53,397 square feet (44.4% of net rentable area); Storage – 4,476 square feet (3.7% of net rentable area)

(3)	Includes Salon Republic (16,179 square feet; 13.5% of net rentable area), which has a lease in place and is expected to open for business in October 2014.
(4)	See “Cash Flow Analysis” section.
(5)
The appraiser concluded to an as-completed appraised value of $43,400,000 as of June 5, 2014 based on improvements resulting from the completion of Salon Republic’s planned $800,000 build-out of the Hermosa Pavilion Property. The Cut-off Date LTV Ratio and LTV Ratio at Maturity shown are based on the as-completed appraised value of $43,400,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the as-is appraised value are 75.0% and 67.0%, respectively.

The Mortgage Loan.  The mortgage loan (the “Hermosa Pavilion Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a mixed use primarily retail and office center located in Hermosa Beach, California (the “Hermosa Pavilion Property”).  The Hermosa Pavilion Mortgage Loan was originated on August 12, 2014 by The Royal Bank of Scotland.  The Hermosa Pavilion Mortgage Loan had an original principal balance of $31,875,000, has an outstanding principal balance as of the Cut-off Date of $31,875,000 and accrues interest at an interest rate of 4.341% per annum.  The Hermosa Pavilion Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of interest-only for the first 48 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule.  The Hermosa Pavilion Mortgage Loan matures on September 6, 2024.

Following the lockout period, the borrower has the right to defease the Hermosa Pavilion Mortgage Loan in whole, but not in part, on any date before May 1, 2024. In addition, the Hermosa Pavilion Mortgage Loan is prepayable without penalty on or after May 1, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-64

HERMOSA PAVILION

Sources and Uses

Sources			Uses
Original loan amount	$31,875,000	100.0%	Loan payoff	$21,412,279	67.2%
			Reserves	1,123,863	3.5
			Closing costs	519,855	1.6
			Return of equity	8,819,003	27.7
Total Sources	$31,875,000	100.0%	Total Uses	$31,875,000	100.0%

The Property. The Hermosa Pavilion Property is a mixed use, retail and office property containing approximately 120,226 square feet located in Hermosa Beach, California. Originally constructed in 1988 as a movie theatre anchored retail center, the Hermosa Pavilion Property was extensively remodeled in 2005 to accommodate 24 Hour Fitness. The Hermosa Pavilion Property consists of an enclosed two-story building that contains retail and office uses and is situated on a 1.92-acre parcel. The two-story building has an enclosed mall design and contains multiple commercial and retail tenants with a central interior plaza on the ground floor. The second level is accessed via a central stairway and elevator and contains commercial, office, and executive suite tenants. The anchor, 24 Hour Fitness, occupies both levels with a private stairway. The Hermosa Pavilion Property includes a six-level parking garage providing 458 parking spaces resulting in a parking ratio of 3.8 spaces per 1,000 square feet of net rentable area. As of June 30, 2014 the Hermosa Pavilion Property was 94.3% occupied by 42 tenants.

The following table presents certain information relating to the tenancy at the Hermosa Pavilion Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(2)	Occupancy Cost(2)	Lease Expiration Date

Anchor Tenant
24 Hour Fitness	B3/NR/B	50,765	42.2%	$26.41	$1,340,947	42.1%	NAV	NAV	7/31/2020(3)
Total Anchor Tenant		50,765	42.2%	$26.41	$1,340,947	42.1%

Major Tenants
Salon Republic(4)	NR/NR/NR	16,179	13.5%	$22.19	$358,980	11.3%	NAV	NAV	9/30/2029
Fusion Learning	NR/NR/NR	6,486	5.4%	$33.72	$218,708	6.9%	NAV	NAV	2/28/2017
Precision Development	NR/NR/NR	4,738	3.9%	$35.28	$167,157	5.2%	NAV	NAV	4/9/2017
Keller Williams Beach Cities	NR/NR/NR	4,800	4.0%	$30.00	$144,000	4.5%	NAV	NAV	2/29/2016
Your Event, Inc.	NR/NR/NR	4,476	3.7%	$16.59	$74,243	2.3%	NAV	NAV	MTM
Total Major Tenants		36,679	30.5%	$26.26	$963,087	30.2%

Non-Major Tenants		25,875	21.5%	$34.01	$880,039	27.6%

Occupied Collateral Total		113,319	94.3%	$28.10	$3,184,073	100.0%

Vacant Space		6,907	5.7%

Collateral Total		120,226	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Tenants are not required to report sales.
(3)
24 Hour Fitness does not report sales but membership as of July 2014 was approximately 16,000 members, compared to the chain average of 9,000 per location, per the tenant. 24 Hour Fitness has three, 5-year lease renewal options.

(4)	Salon Republic is expected to open for business in October 2014. The Salon Republic Reserve includes $104,706 for the Salon Republic gap rent and rent abatement through March 2015.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-65

HERMOSA PAVILION

The following table presents certain information relating to the lease rollover schedule at the Hermosa Pavilion Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	20	11,131	9.3%	11,131	9.3%	$343,314	$30.84
2014	4	752	0.6%	11,883	9.9%	$29,280	$38.94
2015	5	1,607	1.3%	13,490	11.2%	$67,090	$41.75
2016	3	10,535	8.8%	24,025	20.0%	$313,116	$29.72
2017	2	11,224	9.3%	35,249	29.3%	$385,865	$34.38
2018	5	9,315	7.7%	44,564	37.1%	$293,615	$31.52
2019	1	1,811	1.5%	46,375	38.6%	$51,867	$28.64
2020	1	50,765	42.2%	97,140	80.8%	$1,340,947	$26.41
2021	0	0	0.0%	97,140	80.8%	$0	$0.00
2022	0	0	0.0%	97,140	80.8%	$0	$0.00
2023	0	0	0.0%	97,140	80.8%	$0	$0.00
2024	0	0	0.0%	97,140	80.8%	$0	$0.00
Thereafter	1	16,179	13.5%	113,319	94.3%	$358,980	$22.19
Vacant	0	6,907	5.7%	120,226	100.0%	$0	$0.00
Total/Weighted Average	42	120,226	100.0%			$3,184,073	$28.10

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Hermosa Pavilion Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	6/30/2014(2)
85.7%	87.8%	95.0%	94.3%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Hermosa Pavilion Property:

Cash Flow Analysis

	2012(1)	2013(1)	TTM 6/30/2014	U/W(2)	U/W $ per SF
Base Rent	$2,292,225	$2,506,825	$2,697,470	$3,184,073	$26.48
Grossed Up Vacant Space	0	0	0	185,876	1.55
Percentage Rent	0	0	0	0	0.00
Total Reimbursables	521,979	551,267	559,460	598,853	4.98
Other Income	8,787	4,322	1,620	1,620	0.01
Less Vacancy & Credit Loss	0	0	0	(226,222)(3)	(1.88)
Effective Gross Income	$2,822,991	$3,062,414	$3,258,550	$3,744,201	$31.14

Total Operating Expenses	$867,017	$891,855	$911,066	$1,030,521	$8.57

Net Operating Income	$1,955,974	$2,170,559	$2,347,484	$2,713,680	$22.57
TI/LC	0	0	0	104,921	0.87
Capital Expenditures	0	0	0	24,045	0.20
Net Cash Flow	$1,955,974	$2,170,559	$2,347,484	$2,584,713	$21.50

NOI DSCR	1.03x	1.14x	1.23x	1.43x
NCF DSCR	1.03x	1.14x	1.23x	1.36x
NOI DY	6.1%	6.8%	7.4%	8.5%
NCF DY	6.1%	6.8%	7.4%	8.1%

(1)
The Hermosa Pavilion Property entered foreclosure in 2009 and was sold to the sponsor in 2010.  At the time of sale, occupancy was approximately 50.0%.  Through a repositioning strategy and capital investment, the sponsor has increased occupancy from 50.0% to 94.3% as of June 30, 2014.

(2)
The increase in U/W Base Rents from TTM 6/30/2014 is due to the Salon Republic lease that is scheduled to commence in October 2014 which will increase base rental income at the Hermosa Pavilion Property by $358,980.  The Salon Republic Reserve includes $104,706 for the Salon Republic gap rent and rent abatement through March 2015.

(3)	The underwritten economic vacancy is 5.7%. The Hermosa Pavilion Property was 94.3% occupied as of June 30, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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HERMOSA PAVILION

Appraisal.  As of the appraisal valuation date of June 5, 2014, the Hermosa Pavilion Property had an “as-is” appraised value of $42,500,000 and an “as-completed” appraised value of $43,400,000.

Environmental Matters. According to the Phase I environmental report dated June 24, 2014, there was no evidence of any recognized environmental conditions at the Hermosa Pavilion Property.

Market Overview.  The Hermosa Pavilion Property is located approximately 21.4 miles south of downtown Los Angeles and approximately 6.1 miles south of the Los Angeles International Airport.  The Hermosa Pavilion Property is located at the northwest corner of 16th Street and Pacific Coast Highway, a primary commercial thoroughfare that provides access to the regional freeway system including the San Diego (Interstate 405) freeway.  The Hermosa Pavilion Property is located between the City of Manhattan Beach, the Hermosa Beach pier, and the City of Redondo, in a commercial corridor that includes a Vons anchored shopping center immediately to the south.  According to the appraisal, as of 2014, the estimated population within a three- and five-mile radius of the Hermosa Pavilion Property is 177,516 and 416,300, respectively.  The estimated average household income within the same three- and five-mile radius was $118,490 and $96,344, respectively. The Hermosa Pavilion Property falls within both the South Bay/Torreance retail submarket and the El Segundo/Beach Cities office submarket.

According to a third party report, the South Bay/Torrance retail submarket is a coastal zone home to upper income beachfront cities in Los Angeles County, including Hermosa Beach, Manhattan Beach, and Redondo Beach. The community’s main, shopping, dining, and entertainment area is the Hermosa Beach Pier, less than one mile west of the Hermosa Pavilion Property. As of the first quarter of 2014, the South Bay/Torrance submarket had a reported vacancy of 4.1% and an average asking rate of $32.30 per square foot, on a triple-net basis.

According to a third party report, the El Segundo/Beach Cities office submarket contains a concentration of high technology, aerospace/defense and business companies.  The submarket is located within the greater Los Angeles South Bay and contains newer office buildings and commercial amenities.  According to a third party market research report, as of the first quarter of 2014, the El Segundo/ Beach Cities submarket had a reported market vacancy of 17.9% and a class A rent average asking rate of $31.32 per square foot, on full service gross basis while posting a positive net absorption of 151,972 square feet in 2013.

The Borrower. The borrower is a recycled special purpose entity and is 70.0% owned by Sofiya Machulskaya, 15.0% owned by the Lion Property Trust, and the remainder divided among another four partners. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hermosa Pavilion Mortgage Loan.  Shaoul J. Levy is the guarantor of certain nonrecourse carveouts under the Hermosa Pavilion Mortgage Loan.

The Sponsor. The sponsor is Shaoul J. Levy, the founder of Levy Affiliated.  Mr. Levy has over 25 years of experience investing in real estate and acquired his first major commercial property in 1988. Mr. Levy formed Levy Affiliated to invest in real estate in Southern California on behalf of high net worth individuals, and has since grown the company to a team of 50 individuals overseeing a real estate portfolio of nearly $500 million spread across the western United States. He has extensive experience investing across a variety of deal structures, having sourced, negotiated and executed over $630 million of real estate transactions. In total, he has acquired 56 commercial properties, representing approximately 4.0 million square feet of buildings.

Escrows. The loan documents provide for upfront escrows in the amount of $136,844 for real estate taxes, $19,000 for insurance, and $968,019 for the Salon Republic Reserve.  The loan documents provide for monthly on-going escrows in the amount of $22,807 for real estate tax, $1,583 for insurance, $1,938 for replacement reserves, and $8,331 for TI/LCs (capped at $200,000).   Additionally, during a Lease Sweep Period (as defined below), all excess cash flow is deposited into the TI/LC reserve until such time that $560,000 has been deposited into the TI/LC reserve.

Lockbox and Cash Management. The Hermosa Pavilion Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs tenant to pay their rents directly into such lockbox account.  Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds on deposit in the lockbox account are swept into the borrowers’ operating account on a daily basis.  During a Cash Trap Event Period, all funds on deposit in the lockbox account are swept to a lender-controlled cash management account on a monthly basis.

A “Cash Trap Event Period” will commence upon the earlier of (i) the maturity date of the mortgage loan, (ii) the occurrence and continuation of an event of default, (iii) an amortizing debt service coverage ratio less than 1.05x, or (iv) the commencement of a Lease Sweep Period. A Cash Trap Event Period will end when, with respect to clause (i), the Hermosa Pavilion Mortgage Loan and all other obligations under the loan documents have been repaid in full; with respect to clause (ii), any event of default has been cured and no other event of default has occurred and is continuing; with respect to clause (iii), the lender has determined that the Hermosa Pavilion Property has achieved an amortizing debt service coverage ratio of 1.05x for two consecutive calendar quarters; and with respect to clause (iv) the Lease Sweep Period has ended.

A “Lease Sweep Period” shall commence on the first payment date following the occurrence of any of the following: (i) the date that is six months prior to the end of the term of any Major Lease (as defined below) (including any renewal terms); (ii) the date required under a Major Lease by which the applicable Major Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (iii) any Major Lease is surrendered, cancelled or terminated prior to its then current expiration date; (iv) any Major Tenant shall discontinue its business at its premises (i.e., “goes dark”); (v) the occurrence and continuance (beyond any applicable notice and cure periods) of a material monetary default under any Major Lease by the applicable Major Tenant thereunder; or (vi) the occurrence of certain insolvency proceedings related to a Major Tenant.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-67

HERMOSA PAVILION

A Lease Sweep Period will end upon the earlier to occur of (x) the accumulation of $560,000 in the reserve to pay for all anticipated expenses in connection with the re-leasing of the space under the applicable Major Lease that gave rise to the subject Lease Sweep Period, including brokerage commissions and tenant improvements, and any anticipated shortfalls of payments required hereunder during any period of time that rents are insufficient as a result of down-time or free rent periods, or (y) the occurrence of any of the following: (1) with respect to a Lease Sweep Period caused by clauses (i), (ii), (iii) or (iv), upon the earlier to occur of (A) the date on which the Major Tenant irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the borrower that is acceptable to lender) with respect to all of the space demised under its Major Lease, and in lender’s judgment, sufficient funds have been accumulated in the reserve (during the continuance of the Lease Sweep Period) to pay for all anticipated leasing expenses for such Major Lease and any other anticipated expenses in connection with such renewal or extension, or (B) the date on which all of the space demised under the Major Lease that gave rise to the Lease Sweep Period has been fully leased pursuant to a replacement lease or replacement leases approved by lender, and all Major Lease leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full whether from funds contained in any reserve accounts; (2) with respect to clause (v) if the Major Tenant default has been cured, and no other Major Tenant default has occurred for a period of three consecutive months following such cure; or (3) with respect to a lease Sweep Period caused by clause (vi) if the applicable Major Tenant insolvency proceeding has terminated and the applicable Major Lease has been affirmed, assumed or assigned in a manner satisfactory to lender.

A “Major Lease” is the 24 Hour Fitness lease and any other lease which covers 30,000 or more rentable square feet of the Hermosa Pavilion Property.

A “Major Tenant” is any tenant under either a Major Lease, or under one or more leases, which when taken together cover in the aggregate 30,000 or more rentable square feet of the Hermosa Pavilion Property.

Property Management. The Hermosa Pavilion Property is managed by Platinum Realty Management, Inc.

Assumption. The borrower has the right to transfer the Hermosa Pavilion Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to the following: (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee’s experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, KBRA, and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Hermosa Pavilion. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Earthquake Insurance: The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 8%.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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TEXAS PORTFOLIO

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-70

TEXAS PORTFOLIO

University Dr
Univ. of Texas-Pan American
Sprague St
Edinburg
Mile 6 Rd
Mile 5 Rd
Mile 4 Rd
Mile 3 Rd
Mile 2 Rd
Ware Rd
McColl Rd
Wisconsin Rd
Trenton Rd
Closner Blvd
La Homa
Palmhurst
HIDALGO COUNTY
Edinburg Regional Medical Ctr.
Nurillo
Owassa Rd
Violet Rd
Nolana St
Sugar Rd
I Rd
San Juan Rd
Palmview
Griffin Pkwy
Conway Rd
Bryan Rd
Shary Rd
Daffodil Ave
Depot Rd
N 10th St
Farm Ave
MCALLEN
La Vista Ave
Cesar Chavez Rd
Mission
E 9th St
South Texas Community University
Pecan Blvd
Hackberry Ave
San Juan
Tower Rd
McAllen Convention Center
Pharr
Nebraska Rd
Brownsville 50 miles
Seven Oaks Resort and Country Club
Bentsen Rd
Jackson Ave
E 5th St
Club at Cimarron
La Plaza Mall
McAllen Medical Center
Rio Grande Regional Hospital
Sam Houston St
Alamo
Palm View Municipal Golf Course
Ridge Rd
TX
MX
McAllen International Airport
Jackson Rd
El Gato Rd
Military Hwy
Tierra del Sol Golf Club
Rio Grande

Texas Portfolio

1	Rincon Apartments	McAllen, TX
2	Las Palmas Apartments	Brownsville, TX
3	Reata Apartments	Harlingen, TX

Houston 326 miles
Marine Military Academy
Valley International Airport
LAGUNA ATASCOSA NATL. WILDLIFE REFUGE
Harlingen
Valley Baptist Medical Ctr.
McAllen 25 miles
Valle Vista Mall
Gulf of Mexico
La Feria
San Benito
CAMERON COUNTY
Port Isabel-Cameron County Airport
Bayview
Green Valley Farms
Laguna Vista
Rangerville
TEXAS
Los Fresnos
Port Isabel
Los Indios
PALO ALTO BATTLEFIELD NATL. HISTORIC PARK
BROWNSVILLE
San Pedro
Valley Regional Medical Ctr.
Brazos Island State Park
North Town Plaza
Sunrise Mall
MEXICO
Brownsville-South Padre Is. Intl. Airport
Rio Grande
Gladys Porter Zoo
Univ. of Texas at Brownsville
MATAMOROS

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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TEXAS PORTFOLIO

No. 9 – Texas Portfolio

Loan Information				Properties Information
Mortgage Loan Seller:	Walker & Dunlop Commercial Property Funding I WF, LLC			Single Asset/Portfolio:	Portfolio
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Multifamily
Original Principal Balance:	$31,423,000			Specific Property Type:	Garden
Cut-off Date Principal Balance:	$31,423,000			Location:	Various – See Table
% of Initial Pool Balance:	2.1%			Size:	520 units
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per Unit(1):	$60,429
Borrower Names:	AMG Rincon, LLC; AMG Reata, LLC; AMG Las Palmas, LLC			Year Built/Renovated:	Various – See Table
Sponsors:	Anthony Iarocci, III; Brian Gibbs; Gary Solomon, Sr.			Title Vesting:	Fee
Mortgage Rate:	4.358%			Properties Manager:	Self-managed
Note Date:	July 30, 2014			3rd Most Recent Occupancy (As of)(3):	93.4% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(3):	89.2% (12/31/2012)
Maturity Date:	August 11, 2024			Most Recent Occupancy (As of)(3):	88.1% (12/31/2013)
IO Period:	48 months			Current Physical Occupancy (As of):	94.0% (7/21/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$2,919,939 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$2,719,687 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of)(4):	$2,754,481 (TTM 6/30/2014)
Lockbox Type:	Soft/In-Place Cash Management
Additional Debt(1):	Yes			U/W Revenues:	$5,279,048
Additional Debt Type(1):	Mezzanine			U/W Expenses:	$2,159,204
				U/W NOI(4):	$3,119,844
				U/W NCF:	$2,989,844
Escrows and Reserves(2):				U/W NOI DSCR(1):	1.66x
				U/W NCF DSCR(1):	1.59x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	9.9%
Taxes	$360,832	$45,104	NAP	U/W NCF Debt Yield(1):	9.5%
Insurance	$24,302	$12,151	NAP	As-Is Appraised Value:	$43,750,000
Replacement Reserve	$987,632	$10,833	NAP	As-Is Appraisal Valuation Date:	June 16, 2014
Deferred Maintenance	$118,363	$0	NAP	Cut-off Date LTV Ratio(1):	71.8%
Renovation Reserve	$210,950	$0	NAP	LTV Ratio at Maturity or ARD(1):	64.3%

(1)
See “Subordinate and Mezzanine Indebtedness” section. The equity interests in the borrowers under the Texas Portfolio Mortgage Loan have been pledged to secure mezzanine indebtedness with a balance as of the Cut-off Date of $5,377,000. All LTV, DSCR, debt yield and Cut-off Date Principal Balance Per Unit numbers shown in the chart above are based solely on the $31,423,000 mortgage loan financing. As of the Cut-off Date, the combined U/W NCF DSCR is 1.24x (based on a 9.45% interest rate on the mezzanine indebtedness), the combined LTV ratio is 84.1% and the combined U/W NCF Debt Yield is 8.1%.

(2)	See “Escrows” section.
(3)	See “Historical Occupancy” section.
(4)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (the “Texas Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by deeds of trust encumbering three garden style multifamily properties totaling 520 units located in McAllen, Texas, Harlingen, Texas, and Brownsville, Texas (the “Texas Portfolio Properties”).  The Texas Portfolio Mortgage Loan was originated on July 30, 2014 by Walker & Dunlop Commercial Property Funding I WF, LLC.  The Texas Portfolio Mortgage Loan had an original principal balance of $31,423,000, has an outstanding principal balance as of the Cut-off Date of $31,423,000 and accrues interest at an interest rate of 4.358% per annum.  The Texas Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments for the first 48 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule.  The Texas Portfolio Mortgage Loan matures on August 11, 2024.

Following the lockout period, the borrowers have the right to defease the Texas Portfolio Mortgage Loan in whole, or in part (see “Partial Release” section), on any due date before May 11, 2024.  In addition, the Texas Portfolio Mortgage Loan is prepayable without penalty on or after May 11, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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TEXAS PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$31,423,000	71.8%	Purchase price(1)	$41,292,000	94.4%
Mezzanine loan	5,377,000	12.3	Reserves	1,702,079	3.9
Sponsors’ new cash contribution	6,955,857	15.9	Closing costs	761,778	1.7
Total Sources	$43,755,857	100.0%	Total Uses	$43,755,857	100.0%

(1)
The Texas Portfolio Properties were part of a six-property portfolio acquisition.  The purchase price reflects the purchase price allocated to the Texas Portfolio Properties as reflected in the settlement statements and title policies.

The Properties. The Texas Portfolio Properties consist of three multifamily properties containing 520 units located in McAllen, Texas (Rincon Apartments), Harlingen, Texas (Reata Apartments), and Brownsville, Texas (Las Palmas Apartments). The Texas Portfolio Properties were built between 2001 and 2002 and the unit mix is made up of 304 one-bedroom units and 216 two-bedroom units. As of July 21, 2014, the Texas Portfolio Properties were 94.0% occupied.

The Rincon Apartments property consists of 14 two-story, garden-style multifamily buildings and one single-story clubhouse/office situated on a 12.7-acre parcel in McAllen, Texas.  Built in 2001, the property contains 232 units comprised of 136 one-bedroom units (averaging 668 square feet) and 96 two-bedroom units (averaging 1,038 square feet).

Las Palmas Apartments property consists of nine two-story, garden-style multifamily buildings and one single-story clubhouse/office situated on an 8.7-acre parcel in Brownsville, Texas.  Built in 2002, the property contains 144 units comprised of 80 one-bedroom units (averaging 656 square feet) and 64 two-bedroom units (averaging 1,022 square feet).

The Reata Apartments property consists of nine two-story, garden-style multifamily buildings and one single-story clubhouse/office situated on a 6.3-acre parcel in Harlingen, Texas.  Built in 2002, the property contains 144 units comprised of 88 one-bedroom units (averaging 660 square feet) and 56 two-bedroom units (averaging 1,026 square feet).

Common area amenities at each of the Texas Portfolio Properties include a swimming pool, picnic area and barbeque grills, fitness center, business center, covered parking and gated access.

The following table presents certain information relating to the Texas Portfolio Properties:

Property Name - Location	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	No. of Units
Rincon Apartments – McAllen, TX	$14,907,000	47.4%	91.4%	2001/NAP	232
Las Palmas Apartments – Brownsville, TX	$8,573,000	27.3%	97.9%	2002/NAP	144
Reata Apartments – Harlingen, TX	$7,943,000	25.3%	94.4%	2002/NAP	144
Total/Weighted Average	$31,423,000	100.0%	94.0%		520

The following table presents certain information relating to the unit mix of the Texas Portfolio Properties:

Apartment Unit Summary(1)

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)	Average In-Place Monthly Rent per Unit
1 Bedroom	304	58.5%	667	$749
2 Bedroom	216	41.5%	1,022	$948
Total/Weighted Average	520	100.0%	814	$832

(1)	Information obtained from the underwritten rent rolls.

The following table presents historical occupancy percentages at the Texas Portfolio Properties:

Historical Occupancy
12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	7/21/2014(2)
93.4%	89.2%	88.1%	94.0%

(1)	Economic occupancy for the entirety of each calendar year. Information obtained from the borrowers.
(2)	Physical occupancy as of July 21, 2014. Information obtained from the borrowers.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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TEXAS PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Texas Portfolio Properties:

Cash Flow Analysis

	2012	2013	TTM 6/30/2014	U/W		U/W $ per Unit
Base Rent	$5,211,706	$5,165,813	$5,161,171	$4,833,022		$9,294
Grossed Up Vacant Space	0	0	0	345,680		665
Other Income(1)	515,228	560,728	550,959	550,920		1,059
Less Vacancy & Credit Loss	(616,968)	(679,003)	(558,901)	(450,574	)(2)	(866)
Effective Gross Income	$5,109,966	$5,047,538	$5,153,229	$5,279,048		$10,152

Total Operating Expenses	$2,190,027	$2,327,850	$2,398,748	$2,159,204		$4,152

Net Operating Income	$2,919,939	$2,719,688	$2,754,481	$3,119,844	(3)	$6,000
Capital Expenditures	0	0	36,000	130,000		250
Net Cash Flow	$2,919,939	$2,719,688	$2,718,481	$2,989,844		$5,750

NOI DSCR	1.55x	1.45x	1.47x	1.66x
NCF DSCR	1.55x	1.45x	1.45x	1.59x
NOI DY	9.3%	8.7%	8.8%	9.9%
NCF DY	9.3%	8.7%	8.7%	9.5%

(1)	Other Income is largely comprised of water/sewer reimbursements, trash reimbursements, parking and garage fees, cable television fees, late fees, pet fees and other forms of miscellaneous income.
(2)	The underwritten economic vacancy is 8.7%. The Texas Portfolio Properties were 94.0% physically occupied as of July 21, 2014.
(3)	Based on trailing 9 months collections with respect to net rental income and trailing 12 months collections with respect to Other Income.

Appraisal. As of the appraisal valuation date of June 16, 2014, the Texas Portfolio Properties had an aggregate “as-is” appraised value of $43,750,000.

Environmental Matters. According to Phase I environmental assessments dated June 27, 2014, there was no evidence of any recognized environmental conditions at the Texas Portfolio Properties.

Market Overview. The Texas Portfolio Properties are located in the cities of McAllen, Harlingen and Brownsville, all of which are within the far southern portion of the State of Texas.

Rincon Apartments

The Rincon Apartments property is located in McAllen, Texas, within the McAllen-Edinburg-Pharr metropolitan statistical area (“McAllen MSA”).  According to third-party market research reports, the McAllen MSA had an estimated population of 840,500 as of March 2014.  In addition, the McAllen MSA population has grown roughly 17.5% since 2007 and is projected to increase 9.0% by 2018.  The number of households within a five-mile radius of the Rincon Apartments property is expected to increase through 2019 with an annual growth rate of 1.4%.  The average household income within a one-mile radius in 2014 is $68,865.  The economy of the McAllen MSA is heavily influenced by its proximity to the Mexican border.  Major employment sectors in the McAllen MSA are education and health services (25.7%), trade, transportation and utilities (21.4%), government (23.3%), and leisure and hospitality (9.1%).  The McAllen MSA had a vacancy rate of 2.5% as of the first quarter of 2014, which is lower than the national rate of 4.1% and represents a significant decrease from a five-year high of 6.9% in 2009.  Furthermore, the average asking rent for the McAllen MSA as of the first quarter of 2014 was $684 per unit per month.

Reata Apartments & Las Palmas Apartments

The Reata Apartments property (Harlingen, Texas) and the Las Palmas Apartments property (Brownsville, Texas) are located within the Brownsville-Harlingen Metropolitan Statistical Area (the “Brownsville MSA”).  According to third-party market research reports, the Brownsville MSA had an estimated population of 428,500 as of March 2014.  In addition, the average household income within a one-mile radius of the Reata Apartments property and the Las Palmas Apartment property in 2014 is $74,403 and $44,833, respectively.  The Brownsville MSA’s economy is based on international trade with Mexico through the North America Free Trade Agreement and is home to a growing manufacturing sector.  The Port of Brownsville is a major economic growth driver for the region and provides an important link between the road networks of nearby Mexico and the Gulf Intracoastal Waterway of Texas.  The Brownsville MSA had a vacancy rate of 4.7% as of the first quarter of 2014, which represents a significant decrease from a five-year high of 7.5% in 2009.  For the same period, the average asking rent for the Brownsville MSA was $627 per unit per month.

The Borrowers. The borrowers are AMG Rincon, LLC, AMG Reata, LLC and AMG Las Palmas, LLC, each a newly formed single purpose entity with two independent directors. Anthony Iarocci, III, Brian Gibbs, and Gary Solomon, Sr. are the guarantors of certain nonrecourse carveouts under the Texas Portfolio Mortgage Loan.

The Sponsors.  The sponsors are Anthony Iarocci, III, Brian Gibbs, and Gary Solomon, Sr.  Mr. Iarocci’s real estate experience has primarily been in the new construction area, having been a principal in the development of over 1,000 apartment units in the past

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-74

TEXAS PORTFOLIO

four years.  Brian Gibbs is a developer, owner and operator of real estate in New Orleans.  Gary Solomon, Sr. has been an active venture capitalist for the past 24 years and is currently involved with companies that employ approximately 1,200 employees.  In 1991, Mr. Solomon purchased Crescent Bank & Trust which currently has $600 million in assets and 400 employees.

Escrows. The loan documents provide for upfront reserves in the amount of $360,832 for real estate taxes, $24,302 for insurance, $118,363 for deferred maintenance, $987,632 for replacement reserves and $210,950 for a renovation reserve. The renovation reserve will be primarily used to (i) complete minor roof repairs at the Las Palmas Apartments property ($13,600), the Reata Apartments property ($16,050) and the Rincon Apartments property ($21,300), (ii) add new parking spots at the Las Palmas Apartments property ($10,000), and (iii) complete ongoing interior upgrades at the Rincon Palmas Apartments property ($150,000). The loan documents also provide for ongoing monthly reserves in the amount of $45,104 for real estate taxes, $12,151 for insurance and $10,833 for replacement reserves.

Lockbox and Cash Management. The loan documents require a lender-controlled lockbox account, which is already in place, and that all cash revenues and all other monies received by the borrowers or the property manager be deposited into the lockbox account within one business day of receipt. All amounts on deposit in the lockbox account are swept on a daily basis into a lender-controlled cash management account. Prior to the occurrence of a Cash Trap Event (as defined below), all excess funds remaining on deposit in the cash management account after application to debt service and other expenses in accordance with the cash management agreement will be swept to the borrowers’ operating account. Upon the occurrence of a Cash Trap Event, all such excess funds will be swept into the excess cash flow account and held as additional collateral for the Texas Portfolio Mortgage Loan.

A “Cash Trap Event” will commence (i) upon the occurrence of an event of default, or (ii) if the aggregate debt service coverage ratio (including the debt service for the Texas Portfolio Mezzanine Loan (as defined below)) calculated based on the trailing three calendar months is less than 1.10x.

Property Management.  The Texas Portfolio Properties are managed by an affiliate of the borrowers.

Assumption.  Commencing on July 30, 2015, the borrowers have the right to transfer the Texas Portfolio Properties, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee’s experience, financial strength and general business standing; (iii) the Texas Portfolio Mezzanine Lender (see “Subordinate and Mezzanine Indebtedness” below) consents in writing to such transfer, (iv) a recourse guaranty and an environmental indemnity are executed by an affiliate of the transferee, and (v) rating agency confirmations are provided (or deemed provided) from each of Fitch, KBRA and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 certificates.

Partial Release.  Following the lockout period, as long as no event of default has occurred and is continuing, the borrowers are permitted to release any individual property from the lien of the Texas Portfolio Mortgage Loan (in connection with a partial defeasance), subject to certain conditions, including (i) the payment of a release price equal to the greatest of (A) 115% of the allocated loan amount of the property being released, (B) the amount that would result in the debt service coverage ratio with respect to the remaining properties being no less than 1.58x, and (C) the amount that would result in the debt service coverage ratio with respect to the remaining properties being no less than the debt service coverage ratio immediately prior to the release, and (ii) rating agency confirmations are provided (or deemed provided) from each of Fitch, KBRA and Moody’s that such partial release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 certificates.

Real Estate Substitution.  Not permitted.

Subordinate and Mezzanine Indebtedness.  ColFin Texas Portfolio Funding, LLC (the “Texas Portfolio Mezzanine Lender”) has made a $5,377,000 mezzanine loan (the “Texas Portfolio Mezzanine Loan”) to AMG Mezz Borrower, LLC, the limited liability company that owns 100% of the borrowers under the Texas Portfolio Mortgage Loan.  The Texas Portfolio Mezzanine Loan accrues interest at an interest rate of 9.450% per annum and requires interest-only payments for the initial 48 months of the term and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule.  The rights of the Texas Portfolio Mezzanine Lender are further described under “Description of the Mortgage Pool—Subordinate and/or Other Financing—Existing (Secured Financing and Mezzanine and Similar Financing)” in the Free Writing Prospectus.

Ground Lease.  None.

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the Texas Portfolio Properties.  The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-75

HILTON LEXINGTON DOWNTOWN

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-76

HILTON LEXINGTON DOWNTOWN

Louisville 70 miles
Cincinnati, OH 75 miles
Kearney Hill Golf Links
CINCINNATI
ST. LOUIS
LOUISVILLE
Lexington
Evansville
NASHVILLE
Knoxville
MEMPHIS
Chattanooga
Huntsville
Masterson Station Park
Meadowthorpe
Spring Valley Golf Club
Coldstream Park
MLK Park
Lexington Country Club
Old Paris Place
VA Medical Center Leestown
New Circle Rd
LEXINGTON
Whitaker Bank Ballpark
Bluegrass Community & Tech. College
Cardinal Valley
McConnell Springs Park
Bryan Station
Blue Grass Airport 2 miles
Rupp Arena
Lexington Opera House
Transylvania University
Lexington Center
Kentucky Theater
Downtown
Hilton Lexington Downtown
369 West Vine Street
Lexington, KY 40507
The Red Mile
Picadome Golf Course
Memorial Coliseum
Gardenside
Ashland
Cardinal Run Park
William T. Young Library
UK Medical Center
St. Joseph Hospital
University of Kentucky
Idle Hour Country Club
Central Baptist Hospital
Commonwealth Stadium
Montclair
Shriners Hospitals for Children
Twin Oaks
UK Arboretum
FAYETTE COUNTY
Zandale
Reservoir No. 3
St. Joseph East Hospital
The Mall at Lexington Green
Fayette Mall
Shillito Park
Lakeside Municipal Golf Course
Tates Creek Golf Course
Jacobson Reservoir
JESSAMINE COUNTY

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-77

No. 10 – Hilton Lexington Downtown

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Hospitality
Original Principal Balance:	$28,420,000			Specific Property Type:	Full Service
Cut-off Date Principal Balance:	$28,420,000			Location:	Lexington, KY
% of Initial Pool Balance:	1.9%			Size:	366 rooms
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per Room:	$77,650
Borrower Name:	Lexington Downtown Hotel, LLC			Year Built/Renovated:	1982/2010
Sponsor:	Lexington Downtown Hotel Investment, LLC			Title Vesting:	Fee
Mortgage Rate:	4.130%			Property Manager:	New Castle Hotels & Resorts
Note Date:	June 19, 2014			3rd Most Recent Occupancy (As of):	58.7% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	65.1% (12/31/2012)
Maturity Date:	July 11, 2019			Most Recent Occupancy (As of):	69.0% (12/31/2013)
IO Period:	36 months			Current Occupancy (As of):	68.5% (4/30/2014)
Loan Term (Original):	60 months
Seasoning:	2 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$3,018,246 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$3,719,414 (12/31/2013)
Call Protection:	L(26),D(30),O(4)			Most Recent NOI (As of):	$3,790,988 (TTM 4/30/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt:	None
Additional Debt Type:	NAP
				U/W Revenues:	$16,547,442
				U/W Expenses:	$12,695,992
				U/W NOI:	$3,851,450
Escrows and Reserves(1):				U/W NCF:	$3,189,552
				U/W NOI DSCR:	2.33x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	1.93x
Taxes	$174,996	$19,444	NAP	U/W NOI Debt Yield:	13.6%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield:	11.2%
FF&E	$0	(1)	NAP	As-Is Appraised Value:	$41,000,000
PIP Reserve	$1,800,000	Springing	NAP	As-Is Appraisal Valuation Date:	May 27, 2014
Parking Rent Reserve	$56,250	Springing	NAP	Cut-off Date LTV Ratio:	69.3%
Seasonality Reserve	$249,951	$35,707	$249,951	LTV Ratio at Maturity or ARD:	67.0%

(1)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Hilton Lexington Downtown Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in a full service hotel located in Lexington, Kentucky (the “Hilton Lexington Downtown Property”). The Hilton Lexington Downtown Mortgage Loan was originated on June 19, 2014 by Wells Fargo Bank, National Association. The Hilton Lexington Downtown Mortgage Loan had an original principal balance of $28,420,000, has an outstanding principal balance as of the Cut-off Date of $28,420,000 and accrues interest at an interest rate of 4.130% per annum. The Hilton Lexington Downtown Mortgage Loan had an initial term of 60 months, has a remaining term of 58 months as of the Cut-off Date and requires interest-only payments for the first 36 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Hilton Lexington Downtown Mortgage Loan matures on July 11, 2019.

Following the lockout period, the borrower has the right to defease the Hilton Lexington Downtown Mortgage Loan in whole, but not in part, on any date before April 11, 2019. In addition, the Hilton Lexington Downtown Mortgage Loan is prepayable without penalty on or after April 11, 2019.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-78

HILTON LEXINGTON DOWNTOWN

Sources and Uses

Sources			Uses
Original loan amount	$28,420,000	66.2%	Purchase price	$38,930,000	90.7%
Buyer credits	2,805,000(1)	06.5%	Reserves	2,281,197	5.3
Sponsor’s new cash contribution	11,700,867	27.3%	Closing costs	1,714,670	4.0
Total Sources	$42,925,867	100.0%	Total Uses	$42,925,867	100.0%

(1)	Represents a $1,830,000 credit for property improvement plan (“PIP”) work and a $975,000 credit for equity rollover from the prior ownership structure.

The Property.  The Hilton Lexington Downtown Property is a 366-room full service hotel located in the central business district of Lexington, Kentucky.  Built in 1982 and renovated in 2010, the Hilton Lexington Downtown Property is situated on floors 1-17 of a 22-story high rise tower; floors 18-22 comprise 38 leasehold condominium units, which are owned by a third-party through an air rights lease and are not part of the collateral. See “Description of the Mortgage Pool – Certain Characteristics of the Mortgage Pool – Condominium Structures” in the Free Writing Prospectus. The Hilton Lexington Downtown Property is part of a mixed use development which also includes a 240,000 square foot office building and the 476-space Vine Center parking garage (both properties are not part of the collateral). Through July 2038, the borrower leases and operates (via a third party vendor) the Vine Center parking garage.  The Hilton Lexington Downtown Property was formerly operated as a Radisson hotel and was re-flagged to a Hilton in 2009, along with $16.0 million of capital improvements.  In addition, the borrower plans to complete a $1.8 million property improvement plan (“PIP”) by February 2016.  The Hilton Lexington Downtown Property comprises 366 guestrooms, including 185 king guestrooms, 173 two-queen guestrooms and eight suites.  Amenities at the Hilton Lexington Downtown Property include two food and beverage outlets, room service, indoor pool, exercise room, business center and 16 conference rooms totaling 20,209 square feet. The Hilton Lexington Downtown Property is subject to a franchise agreement that expires in June 2029.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Hilton Lexington Downtown Property:

Cash Flow Analysis

	2012	2013	TTM 4/30/2014	U/W	U/W $ per Room
Occupancy	65.1%	69.0%	68.5%	68.5%
ADR	$118.23	$123.37	$123.67	$123.67
RevPAR	$77.02	$85.16	$84.76	$84.76

Total Revenue	$14,832,962	$16,316,787	$ 16,424,935	$16,547,442	$45,212
Total Department Expenses	6,009,268	6,448,835	6,469,375	6,469,375	17,676
Gross Operating Profit	$8,823,694	$9,867,952	$9,955,560	$10,078,067	$27,536

Total Undistributed Expenses	5,419,061	5,765,974	5,757,889	5,797,165	15,839
Profit Before Fixed Charges	$3,404,633	$4,101,978	$4,197,671	$4,280,902	$11,696

Total Fixed Charges	386,387	382,564	406,683	429,452	1,173

Net Operating Income	$3,018,246	$3,719,414	$3,790,988	$3,851,450	$10,523
FF&E	0	0	0	661,898	1,808
Net Cash Flow	$3,018,246	$3,719,414	$3,790,988	$3,189,552	$8,715

NOI DSCR	1.82x	2.25x	2.29x	2.33x
NCF DSCR	1.82x	2.25x	2.29x	1.93x
NOI DY	10.6%	13.1%	13.3%	13.6%
NCF DY	10.6%	13.1%	13.3%	11.2%

Appraisal. As of the appraisal valuation date of May 27, 2014, the Hilton Lexington Downtown Property had an “as-is” appraised value of $41,000,000.

Environmental Matters. According to the Phase I environmental site assessment dated May 29, 2014, there was no evidence of any recognized environmental conditions at the Hilton Lexington Downtown Property.

Market Overview and Competition. The Hilton Lexington Downtown Property is located at the northeast corner of the intersection of West Vine Street and South Mill Street, in the central business district of Lexington, Kentucky. Lexington is the second largest city in Kentucky and is home to the headquarters of Lexmark International, the Kentucky Horse Park and the University of Kentucky. Primary access to the local area is provided by Interstate 75 from the north and south and Interstate 64 from the east and west. The Hilton Lexington Downtown Property is within walking distance to Rupp Arena (the University of Kentucky basketball arena), the Lexington Convention Center and an array of restaurants and nightlife. Directly adjacent to the Hilton Lexington Downtown Property is Triangle Park, which serves as a community gathering site and hosts Lexington’s Christmas tree and ice skating rink in the winter as well as outdoor concerts and festivals in the spring and summer. In addition, the Hilton Lexington Downtown Property is located less than one mile north of the main campus of the University of Kentucky.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-79

HILTON LEXINGTON DOWNTOWN

The following table presents certain information relating to the Hilton Lexington Downtown Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Hilton Lexington Downtown			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
4/30/2014 TTM	58.7%	$125.81	$73.90	68.0%	$124.72	$84.76	115.7%	99.1%	114.7%
4/30/2013 TTM	58.5%	$122.45	$71.66	67.4%	$120.90	$81.47	115.2%	98.7%	113.7%
4/30/2012 TTM	58.0%	$120.80	$70.06	61.4%	$119.47	$73.30	105.8%	98.9%	104.6%

(1)
Information obtained from a third party hospitality report dated May 19, 2014. The competitive set includes the following hotels: The Campbell House, Hyatt Regency Lexington, Marriott Griffin Gate Resort & Spa and Embassy Suites Lexington.

The Borrower. The borrower is Lexington Downtown Hotel, LLC, a Delaware limited liability company and a single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hilton Lexington Downtown Mortgage Loan. Bryan E. Gordon and Seth M. Wolkov are the guarantors of certain nonrecourse carveouts under the Hilton Lexington Downtown Mortgage Loan.

The Sponsor. The sponsor is Lexington Downtown Hotel Investment, LLC. The executive officers of the sponsor are Bryan E. Gordon and Seth M. Wolkov, who serve as chairman/managing director and senior vice president, respectively, of Madison Capital Management. Founded in 1996, Madison Capital Management is a private investment holding company that has invested over $1 billion into a diverse portfolio of investments including hospitality and multifamily commercial real estate assets.

Escrows. The loan documents provide for an upfront real estate tax escrow in the amount of $174,996 and ongoing monthly escrows of $19,444.

The loan documents provide for an upfront escrow in the amount of $1,800,000 for a PIP reserve. Additional deposits into the PIP Reserve may be required if the lender determines in its reasonable discretion that any future PIP work may be required. Future deposits into the PIP Reserve shall be in an amount equal to 125% of the estimated costs to complete such additional PIP work.

The loan documents provide for an upfront escrow in the amount of $56,250, which represents three months’ rent for the parking structure located adjacent to the Hilton Lexington Downtown Property, which the borrower leases in its entirety. If disbursements are made from the Parking Rent Reserve due to insufficient cash flow from the Hilton Lexington Downtown Property to pay the rent then due under the parking agreement, the borrower shall replenish the account on the following monthly payment date.

The loan documents provide for an upfront escrow in the amount of $249,951 for a Seasonality Reserve, which may be used for the payment of any monthly debt service payment in December or January of each year, only to the extent that there is insufficient cash flow from the Hilton Lexington Downtown Property to make such debt service payment or pay operating expenses. The borrower is also required to make deposits of $35,707 into the Seasonality Reserve account in February, March, April, May, September, October and November of each year (subject to a cap of $249,951).

Ongoing monthly reserves for insurance are not required as long as (i) no event of default has occurred and is continuing; (ii) the Hilton Lexington Downtown Property is covered by an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.

Prior to February 2016, ongoing monthly FF&E reserves are not required as long as no event of default has occurred and is continuing. Commencing February 2016, ongoing monthly FF&E reserves are required in an amount equal to one-twelfth of 4.0% of gross revenue for the prior fiscal year.

Lockbox and Cash Management. The Hilton Lexington Downtown Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower and property manager cause all receipts payable with respect to the Hilton Lexington Downtown Property to be deposited directly into the lockbox account. The loan documents also require all revenues received by the borrower or the property manager to be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds on deposit in the lockbox account are swept to the borrower’s operating account on a monthly basis. During a Cash Trap Event Period, all funds on deposit in the lockbox account are swept to a lender-controlled cash management account on a monthly basis.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the amortizing debt service coverage ratio falling below 1.15x at the end of any calendar month (unless, within 10 business days, the borrower provides the lender with a letter of credit in an amount which, if applied to the outstanding principal balance of the Hilton Lexington Downtown Mortgage Loan, would cause the debt service coverage ratio to be equal to or greater than 1.15x). A Cash Trap Event Period will expire, with regard to clause (i), upon the cure of such event of default, or with regard to clause (ii), upon the amortizing debt service coverage ratio being equal to or greater than 1.20x for one calendar quarter.

Property Management. The Hilton Lexington Downtown Property is managed by New Castle Hotels & Resorts.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-80

HILTON LEXINGTON DOWNTOWN

Assumption. The borrower has the two-time right to transfer the Hilton Lexington Downtown Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from Fitch, KBRA and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C22 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Hilton Lexington Downtown Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-81

No. 11 – States Addition Apartments

Loan Information				Property Information
Mortgage Loan Seller:	Liberty Island Group I LLC			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Multifamily
Original Principal Balance:	$28,000,000			Specific Property Type:	Garden
Cut-off Date Principal Balance:	$28,000,000			Location:	Dickinson, ND
% of Initial Pool Balance:	1.9%			Size:	235 units
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per Unit:	$119,149
Borrower Names(1):	Dakota West 235, LLC and UOPG, LLC			Year Built/Renovated(2):	2010-2013/NAP
Sponsors:	Chris Vrame, Patrick Gardner, and Gus C. Gianulias			Title Vesting:	Fee
Mortgage Rate:	5.010%			Property Manager:	Roers Property Management, LLC
Note Date:	August 20, 2014			3rd Most Recent Occupancy:	NAV
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	99.5% (12/31/2012)
Maturity Date:	September 1, 2021			Most Recent Occupancy (As of):	99.2% (12/31/2013)
IO Period:	None			Current Occupancy (As of):	100.0% (3/31/2014)
Loan Term (Original):	84 months
Seasoning:	0 months			Underwriting and Financial Information:
Amortization Term (Original):	276 months
Loan Amortization Type:	Amortizing Balloon			3rd Most Recent NOI (As of):	$2,456,032 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$3,029,152 (12/31/2013)
Call Protection:	L(25), GRTR 1% or YM(55),O(4)			Most Recent NOI (As of):	$3,037,517 (TTM 3/31/2014)
Lockbox Type:	Soft/Springing Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$4,054,250
				U/W Expenses:	$965,179
				U/W NOI:	$3,089,071
				U/W NCF:	$3,036,196
				U/W NOI DSCR:	1.50x
Escrows and Reserves:				U/W NCF DSCR:	1.48x
				U/W NOI Debt Yield:	11.0%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	10.8%
Taxes	$213,255	$23,695	NAP	As-Is Appraised Value:	$41,000,000
Insurance	$18,852	$6,284	NAP	As-Is Appraisal Valuation Date:	May 15, 2014
Replacement Reserves	$4,410	$4,410	NAP	Cut-off Date LTV Ratio:	68.3%
				LTV Ratio at Maturity or ARD:	55.4%

(1)	An affiliate of the borrower, States Addition Properties, LLC, acts as master tenant of the States Addition Apartments Property via a master lease agreement.
(2)	Construction of the buildings commenced in 2010 and was completed in 2013.

The States Addition Apartments mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering three contiguous multifamily properties containing a total of eight garden/low-rise buildings located in Dickinson, North Dakota (the “States Addition Apartments Property”). The complexes were built between 2010 and 2013, and comprise 235 units totaling 242,279 square feet. The unit mix is made up of 43 one bedroom/one bathroom units, eight two bedroom/one bathroom units, 143 two bedroom/two bathroom units, 40 three bedroom/two bathroom units, and one efficiency unit. Each unit features a balcony or patio, air conditioning, dishwasher, and in-unit washer/dryers.

The States Addition Apartments Property is located off of Interstate 94. St. Joseph’s Hospital, the primary hospital in the region, is building a new $85.0 million facility a few blocks northeast of the States Addition Apartments Property. Sanford Health recently opened a clinic less than one mile northeast from the States Addition Apartments Property. A new retail property, which will include a movie theater, is being developed west of the property across the business loop. Less than one mile northwest, a new retail center anchored by a SpartanNash grocery store and a new Menards home improvement store recently opened. Other demand drivers for the States Addition Apartments Property include Dickinson State University with less than 2,000 students enrolled and limited on-campus housing, a community recreation center, and a baseball field complex, located a few blocks to the east.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-82

STATES ADDITION APARTMENTS

Sources and Uses

Sources			Uses
Original loan amount	$28,000,000	68.6%	Purchase price	$40,000,000	98.0%
Sponsor’s new cash contribution	12,800,285	31.4	Reserves	236,517	0.6
			Closing Costs	563,768	1.4
Total Sources	$40,800,285	100.0%	Total Uses	$40,800,285	100.0%

The following table presents certain information relating to the unit mix of the States Addition Apartments Property:

Unit Mix Summary(1)

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)	U/W Average Rent
1 Bedroom/1 Bathroom	43	18.3%	778	$1,112
2 Bedroom/1 Bathroom	8	3.4%	1,065	$1,357
2 Bedroom/2 Bathroom	143	60.9%	1,065	$1,581
3 Bedroom/2 Bathroom	40	17.0%	1,173	$1,696
Efficiency Unit(2)	1	0.4%	308	NAV
Total/Weighted Average	235	100.0%	1,028	$1,506
(1)	Information obtained from the underwritten rent roll.
(2)	Efficiency unit not included in underwriting.

The following table presents historical occupancy percentages at the States Addition Apartments Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(2)	12/31/2013(2)	3/31/2014(3)

NAV	99.5%	99.2%	100.0%

(1)	Occupancy unavailable during lease-up period.
(2)	Information obtained from underwritten rent roll.
(3)	Information obtained from the borrower.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the States Addition Apartments Property:

Cash Flow Analysis

	2012	2013	TTM 3/31/2014	U/W	U/W $ per Unit
Base Rent	$3,128,015	$3,993,976	$4,035,001	$4,219,800	$17,957
Grossed Up Vacant Space	0	0	0	0	0
Less Concessions	0	0	0	0	0
Other Income	33,875	56,679	45,440	45,440	193
Less Vacancy & Credit Loss	(15,635)	(42,569)	(31,328)	(210,990)(1)	(898)
Effective Gross Income	$3,146,255	$4,008,086	$4,049,113	$4,054,250	$17,252

Total Operating Expenses	$690,223	$978,934	$1,011,596	$965,179	$4,107

Net Operating Income	$2,456,032	$3,029,152	$3,037,517	$3,089,071	$13,145
Replacement Reserves	0	0	0	52,875	225
Net Cash Flow	$2,456,032	$3,029,152	$3,037,517	$3,036,196	$12,920

NOI DSCR	1.20x	1.48x	1.48x	1.50x
NCF DSCR	1.20x	1.48x	1.48x	1.48x
NOI DY	8.8%	10.8%	10.8%	11.0%
NCF DY	8.8%	10.8%	10.8%	10.8%

(1)	The underwritten economic vacancy is 5.0%. The States Addition Apartments Property was 100.0% physically occupied as of March 31, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-83

No. 12 – North Valley Plaza

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Retail
Original Principal Balance:	$27,785,000			Specific Property Type:	Anchored
Cut-off Date Principal Balance:	$27,785,000			Location:	Chico, CA
% of Initial Pool Balance:	1.9%			Size:	241,419 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$115.09
Borrower Name:	North Valley Mall II, LLC			Year Built/Renovated:	1968/2005
Sponsor(1):	Various			Title Vesting:	Fee
Mortgage Rate:	4.410%			Property Manager:	Talon Property Management, LLC
Note Date:	June 27, 2014			3rd Most Recent Occupancy (As of)(6):	59.8% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of) (6):	59.2% (12/31/2012)
Maturity Date:	July 11, 2024			Most Recent Occupancy (As of)(6):	70.5% (12/31/2013)
IO Period:	24 months			Current Occupancy (As of)(6):	86.7% (6/16/2014)
Loan Term (Original):	120 months
Seasoning:	2 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$1,786,590 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$2,008,322 (12/31/2013)
Call Protection:	L(26),D(90),O(4)			Most Recent NOI (As of):	$2,177,757 (TTM 4/30/2014)
Lockbox Type:	Hard/Upfront Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$3,999,485
				U/W Expenses:	$986,290
				U/W NOI(7):	$3,013,196
Escrows and Reserves:				U/W NCF:	$2,789,785
				U/W NOI DSCR:	1.80x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	1.67x
Taxes	$51,458	$25,729	NAP	U/W NOI Debt Yield:	10.8%
Insurance	$0	$4,719	NAP	U/W NCF Debt Yield:	10.0%
Replacement Reserves	$0	$4,627	NAP	As-Is Appraised Value:	$44,000,000
TI/LC Reserve	$0	$13,963	$700,000(2)	As-Is Appraisal Valuation Date:	May 20, 2014
Tenant Specific TI/LC Reserve(3)	$1,994,734	$0	NAP	Cut-off Date LTV Ratio:	63.1%
Free Rent Reserve(4)	$520,036	$0	NAP	LTV Ratio at Maturity or ARD:	53.8%
Starbucks Reserve(5)	$600,000	$0	NAP

(1)
The sponsors are Lucia Parks and Richard Parks as individuals and as trustees of the Parks Family Trust.  Lucia Parks and Richard Parks filed Chapter 11 bankruptcy in 2009 and 2010.  In addition, Lucia Parks and Richard Parks were involved with a loan re-structuring in 2011, which was related to the North Valley Plaza Property, and a deed-in-lieu of foreclosure in 2012.  See “Description of the Mortgage Pool – Default History, Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

(2)	The TI/LC Reserve will be capped at $700,000 as long as (i) no event of default has occurred and is continuing or (ii) the amortizing net cash flow DSCR is greater than 1.25x.
(3)	Upfront Tenant Specific TI/LC Reserves are required for Sportsman’s Warehouse ($1,218,660), 99¢ Only Stores ($417,323), Galaxies Sports Bar ($180,000) and Buffalo Wild Wings ($178,750).
(4)	Upfront Free Rent Reserves are required for Galaxies Sports Bar ($233,211), 99¢ Only Stores ($185,610) and Buffalo Wild Wings ($104,215).
(5)
The upfront Starbucks Reserve is required for the development of a pad site for Starbucks.  Lender will disburse (i) $400,000 upon (a) receipt of an executed lease acceptable to lender and (b) evidence that all required permits have been received; and (ii) $200,000 upon (a) confirmation that no liens exist as a result of the construction and (b) receipt of a certificate of occupancy.

(6)	See “Historical Occupancy” section.
(7)	See “Cash Flow Analysis” section.

The North Valley Plaza mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering a 241,419 square foot anchored retail center (the “North Valley Plaza Property”) located in Chico, California. The North Valley Plaza Property, originally built in 1968 as an enclosed mall, was redeveloped as an open air community center in 2001, and additional shop space was added in 2005.  The North Valley Plaza Property comprises seven single-story retail buildings situated on a 33.6-acre site. The North Valley Plaza Property is anchored by a 14-screen Cinemark movie theater, Sportsman’s Warehouse, Goodwill Industries and 99¢ Only Stores, and includes five pad sites that are ground leased by Buffalo Wild Wings, Galaxies Sports Bar & Grill, Panda Express, Taco Bell and Wendy’s.  The North Valley Plaza Property features 1,931 surface parking spaces, resulting in a parking ratio of 8.0 spaces per 1,000 square feet of rentable area. The North Valley Plaza Property was 86.7% leased to 26 tenants as of June 16, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-84

NORTH VALLEY PLAZA

Sources and Uses

Sources			Uses
Original loan amount	$27,785,000	100.0%	Loan Payoff	$24,037,352	86.5%
			Reserves	3,166,228	11.4
			Closing costs	549,815	0 2.0%
			Return of equity	31,605	0.1
Total Sources	$27,785,000	100.0%	Total Uses	$27,785,000	100.0%

The following table presents certain information relating to the tenancy at the North Valley Plaza Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF	Occupancy Cost	Lease Expiration Date

Anchor Tenants
Cinemark	NR/NR/BB-	50,494	20.9%	$11.50	$580,681	18.4%	(2)	10.8%	9/30/2019
Sportsman’s Warehouse	NR/NR/B+	40,622	16.8%	$9.00	$365,598	11.6%	NAV	NAV	5/31/2024(3)
Goodwill Industries	NR/NR/NR	26,432	10.9%	$9.60	$253,747	8.0%	NAV	NAV	10/21/2023
99¢ Only Stores(4)	NR/NR/NR	18,176	7.5%	$12.50	$227,200	7.2%	NAV	NAV	9/30/2024(5)
Total Anchor Tenants		135,724	56.2%	$10.52	$1,427,226	45.2%

Major Tenants
Galaxies Sports Bar & Restaurant(6)	NR/NR/NR	(7)	(7)	(7)	$180,000	5.7%	NAV	NAV	5/31/2030
Bank of America	A/Baa2/A-	7,260	3.0%	$23.10	$167,706	5.3%	NAV	NAV	12/31/2018
Trader Joes	NR/NR/NR	12,130	5.0%	$12.00	$145,560	4.6%	NAV	NAV	1/31/2016
Total Major Tenants		19,390	8.0%	$25.44(7)	$493,266	15.6%

Non-Major Tenants		54,150	22.4%	$22.89	$1,239,503	39.2%

Occupied Collateral Total		209,259	86.7%	$15.10(7)	$3,159,995	100.0%

Vacant Space		32,160	13.3%

Collateral Total		241,419	100.0%

(1)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Cinemark generated gross sales of $7,141,216 ($510,087 per screen) for the trailing 12-month period ending December 31, 2013.
(3)
Sportsman’s Warehouse may terminate its lease with 60 days’ notice if gross sales do not exceed $8,000,000 (approximately $197 per square foot) in the fifth lease year (anticipated to end May 31, 2019).  The tenant took occupancy in June 2014 and sales information is not yet available.

(4)
99¢ Only Stores is currently completing its buildout and once buildout is complete, the tenant is allowed a 90 day free rent period.  99¢ Only Stores is expected to commence rent payments in January 2015 and lender has reserved an amount equal to nine months’ rent.

(5)
99¢ Only Stores may terminate its lease with 180 days’ notice if gross annual sales are less than $3,000,000 (approximately $165 per square foot) for the third year following the lease commencement date (anticipated to be October 2014).  However, the termination cannot be effective prior to the fifth lease year or later than the sixth lease year.  If the tenant exercises its termination option, the tenant must pay a termination fee equal to all unamortized leasing commissions incurred by the landlord and the unamortized portion of the tenant improvement allowance.

(6)
Galaxies Sports Bar & Restaurant executed a lease in May 2014 and has 270 days to obtain all necessary permits and complete planned construction.  Tenant may terminate its lease if it is not able to obtain all necessary permits and licenses within the 270 day period.  Rental payments are anticipated to commence June 2015.  Lender has reserved an amount equal to one year’s rent.

(7)
Galaxies Sports Bar & Restaurant owns its own improvements and is the lessee under a ground lease from the borrower, which has no attributed square footage.  The Annual U/W Base Rent PSF for Total Major Tenants and Occupied Collateral Total exclude the Annual U/W Base Rent PSF associated with the tenant.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-85

NORTH VALLEY PLAZA

The following table presents certain information relating to the lease rollover schedule at the North Valley Plaza Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	2	2,700	1.1%	2,700	1.1%	$74,520	$27.60
2014	1	13,898	5.8%	16,598	6.9%	$86,862	$6.25
2015	4	9,284	3.8%	25,882	10.7%	$194,990	$21.00
2016	4	22,250	9.2%	48,132	19.9%	$303,827	$13.66
2017	1	1,524	0.6%	49,656	20.6%	$40,234	$26.40
2018	3	15,873	6.6%	65,529	27.1%	$348,379	$21.95
2019	2	54,334	22.5%	119,863	49.6%	$640,681	$11.79
2020	0	0	0.0%	119,863	49.6%	$0	$0.00
2021	1	4,166	1.7%	124,029	51.4%	$128,697	$30.89
2022	0	0	0.0%	124,029	51.4%	$0	$0.00
2023	1	26,432	10.9%	150,461	62.3%	$253,747	$9.60
2024	2	58,798	24.4%	209,259	86.7%	$592,798	$10.08
Thereafter	5	0(4)	0.0%	209,259	86.7%	$495,259	$0.00(4)
Vacant	0	32,160	13.3%	241,419	100.0%	$0	$0.00
Total/Weighted Average	26	241,419	100.0%			$3,159,995	$15.10(4)

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)
Galaxies Sports Bar & Restaurant, Buffalo Wild Wing’s, Panda Express, Wendy’s and Taco Bell own their own improvements and have no attributed square footage.  The Annual U/W Base Rent PSF excludes the Annual U/W Base Rent PSF associated with those tenants.

The following table presents historical occupancy percentages at the North Valley Plaza Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	6/16/2014(2)
59.8%(3)	59.2%	70.5%(4)	86.7%(5)

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.
(3)	Mervyn’s (34.6% of the net rentable area) declared bankruptcy in 2008 and vacated.
(4)	Goodwill Industries (10.9% of the net rentable area) took occupancy.
(5)	Sportsman’s Warehouse (16.8% of the net rentable area) took occupancy.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-86

NORTH VALLEY PLAZA

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the North Valley Plaza Property:

Cash Flow Analysis

	2012	2013	TTM 4/30/2014	U/W	U/W $ per SF
Base Rent	$2,164,584	$2,341,252	$2,299,793	$3,159,995	$13.09
Grossed Up Vacant Space	0	0	0	507,234	2.10
Total Reimbursables	365,020	289,785	291,279	621,083	2.57
Percentage Rent	181,357	233,909	234,259	218,407	0.90
Less Vacancy & Credit Loss	0	0	0	(507,234)(1)	(2.10)
Effective Gross Income	$2,710,960	$2,864,946	$2,825,330	$3,999,485(2)	$16.57

Total Operating Expenses	$924,370	$856,624	$647,574	$986,290	$4.09

Net Operating Income	$1,786,590	$2,008,322	$2,177,757	$3,013,196(2)	$12.48

TI/LC	0	0	0	167,883	0.70
Capital Expenditures	0	0	0	55,528	0.23
Net Cash Flow	$1,786,590	$2,008,322	$2,177,757	$2,789,785	$11.56

NOI DSCR	1.07x	1.20x	1.30x	1.80x
NCF DSCR	1.07x	1.20x	1.30x	1.67x
NOI DY	6.4%	7.2%	7.8%	10.8%
NCF DY	6.4%	7.2%	7.8%	10.0%

(1)	The underwritten economic vacancy is 13.8%. The North Valley Plaza Property was 86.7% physically occupied as of June 16, 2014.
(2)
The increase in U/W Effective Gross Income and U/W Net Operating Income is due to new leases signed with Sportsman’s Warehouse, 99¢ Only Stores, Galaxies Sports Bar & Restaurant and Buffalo Wild Wings which represent 27.2% of the U/W Base Rent.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-87

No. 13 – Courtyard by Marriott - Aventura

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Hospitality
Original Principal Balance:	$27,300,000			Specific Property Type:	Limited Service
Cut-off Date Principal Balance:	$27,268,473			Location:	Aventura, FL
% of Initial Pool Balance:	1.8%			Size:	166 Rooms
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per Room:	$164,268
Borrower Name:	Champion Retail Limited Partnership			Year Built/Renovated:	1999/2012
Sponsor(1):	Jeffrey Soffer			Title Vesting:	Fee
Mortgage Rate:	4.640%			Property Manager:	Self-managed
Note Date:	July 17, 2014			3rd Most Recent Occupancy (As of):	77.9% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(6):	71.9% (12/31/2012)
Maturity Date:	August 11, 2024			Most Recent Occupancy (As of):	83.8% (12/31/2013)
IO Period:	None			Current Occupancy (As of):	85.7% (5/31/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon			3rd Most Recent NOI (As of)(6):	$1,979,655 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$2,875,374 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$3,165,798 (TTM 5/31/2014)
Lockbox Type:	Springing (Without Established Account)
Additional Debt:	None
Additional Debt Type:	NAP
				U/W Revenues:	$8,996,055
				U/W Expenses:	$5,886,743
				U/W NOI:	$3,109,312
				U/W NCF:	$2,749,470
Escrows and Reserves:				U/W NOI DSCR:	1.84x
				U/W NCF DSCR:	1.63x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	11.4%
Taxes	$179,697	$19,967	NAP	U/W NCF Debt Yield:	10.1%
Insurance(2)	$0	Springing	NAP	As-Is Appraised Value:	$39,000,000
FF&E Reserve	$0	$29,987(3)	NAP	As-Is Appraisal Valuation Date:	June 16, 2014
PIP Reserve(4)	$0	Springing	NAP	Cut-off Date LTV Ratio:	69.9%
Seasonality Reserve(5)	$170,215	$28,369	$170,215	LTV Ratio at Maturity or ARD:	56.9%

(1)
Jeffrey Soffer is involved in various pending litigation matters involving claims resulting from the Fontainebleau Las Vegas project filing for Chapter 11 bankruptcy protection in mid-2009 (converted to Chapter 7 bankruptcy at the end of 2009), as well as other matters. See “Description of the Mortgage Pool – Default History, Bankruptcy Issues and Other Proceedings” and “Description of the Mortgage Pool – Litigation Considerations” in the Free Writing Prospectus.

(2)
Ongoing monthly reserves for insurance are not required as long as (i) no event of default has occurred and is continuing; (ii) the Courtyard by Marriott - Aventura Property is covered by an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.

(3)	Monthly FF&E deposits are required in an amount equal to one twelfth of 4.0% of total revenue. The initial monthly estimate of $29,987 can be adjusted subject to re-balancing over the loan term.
(4)
If any additional replacements or alterations to the Courtyard by Marriott - Aventura Property as required by the franchisor (“PIP Work”), the borrower must deposit an amount equal to 115% of the estimated costs to complete such additional PIP Work, as reasonably determined by lender.

(5)
The Seasonality Reserve may be used towards payment of any monthly debt service payments occurring in June, July, August and September of each year; however, each disbursement can be no greater than $42,553.75. Ongoing monthly reserves are required in November, December, January, February, March and April subject to a $170,215 cap.

(6)	See “Cash Flow Analysis” section.

The Courtyard by Marriott - Aventura mortgage loan is evidenced by a single promissory note secured by a first mortgage encumbering a five-story, limited service hotel, located in Aventura, Florida approximately 15.0 miles south of Fort Lauderdale (the “Courtyard by Marriott - Aventura Property”). The Courtyard by Marriott - Aventura Property was built in 1999, and the lobby and guest rooms were renovated in 2011 and 2012, respectively, for a total cost of approximately $3.6 million. The Courtyard by Marriott - Aventura Property comprises 166 guest rooms, which includes 91 king guestrooms, 61 double queen guestrooms and 14 king suites. Amenities at the Courtyard by Marriott - Aventura Property include a full-service restaurant, heated outdoor swimming pool, outdoor patio lounge area, fitness center, two meeting rooms totaling approximately 1,300 square feet and a 24-hour sundry shop. The Courtyard by Marriott - Aventura Property is located 0.5 mile south of the 2.7 million square foot Aventura Mall and two miles south of the Gulfstream Park Racing and Casino complex. The Courtyard by Marriott franchise agreement expires in April 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-88

COURTYARD BY MARRIOTT AVENTURA

Sources and Uses

Sources			Uses
Original loan amount	$27,300,000	100.0%	Loan payoff	$18,004,989	66.0%
			Reserves	349,912	1.2
			Closing costs	272,326	1.0
			Return of equity	8,672,773	31.8
Total Sources	$27,300,000	100.0%	Total Uses	$27,300,000	100.0%

The following table presents certain information relating to the Courtyard by Marriott - Aventura Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Courtyard by Marriott Aventura			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
4/30/2014 TTM	82.8%	$115.98	$96.05	84.7%	$155.77	$131.96	102.3%	134.3%	137.4%
4/30/2013 TTM	79.4%	$111.60	$88.61	74.9%	$142.10	$106.46	94.4%	127.3%	120.1%
4/30/2012 TTM	79.6%	$105.12	$83.71	78.7%	$129.38	$101.81	98.8%	123.1%	121.6%

(1)
Information obtained from a third party hospitality report dated May 19, 2014. The competitive set includes: Springhill Suites Fort Lauderdale Airport & Cruise Port, Hampton Inn Hallandale Beach Aventura, Hilton Garden Inn Fort Lauderdale Airport Cruise Port, Courtyard Fort Lauderdale Airport & Cruise Port and Best Western Plus Fort Lauderdale Airport South Inn & Suites.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Courtyard by Marriott - Aventura Property:

Cash Flow Analysis

	2011	2012	2013	TTM 5/31/2014	U/W	U/W $ per Room
Occupancy	77.9%	71.9%(1)	83.8%	85.7%	85.7%
ADR	$130.48	$136.34	$150.51	$157.07	$157.07
RevPAR	$101.70	$98.00	$126.20	$134.55	$134.55

Total Revenue	$6,496,115	$6,647,137	$8,414,161	$8,996,055	$8,996,055	$54,193
Total Department Expenses	1,944,935	2,015,059	2,398,118	2,532,478	2,532,478	15,256
Gross Operating Profit	$4,551,180	$4,632,078	$6,016,043	$6,463,577	$6,463,577	$38,937

Total Undistributed Expenses	2,232,829	2,190,339	2,725,096	2,884,061	2,884,113	17,374
Profit Before Fixed Charges	$2,318,351	$2,441,739	$3,290,947	$3,579,516	$3,579,464	$21,563

Total Fixed Charges	462,240	462,084	415,573	413,718	470,152	2,832

Net Operating Income	$1,856,111	$1,979,655	$2,875,374	$3,165,798	$3,109,312	$18,731
FF&E	0	0	0	0	359,842	2,168
Net Cash Flow	$1,856,111	$1,979,655	$2,875,374	$3,165,798	$2,749,470	$16,563

NOI DSCR	1.10x	1.17x	1.70x	1.88x	1.84x
NCF DSCR	1.10x	1.17x	1.70x	1.88x	1.63x
NOI DY	6.8%	7.3%	10.5%	11.6%	11.4%
NCF DY	6.8%	7.3%	10.5%	11.6%	10.1%

(1)	The Courtyard by Marriott - Aventura Property underwent a guestroom renovation in 2012 and two full floors consisting of approximately 76 rooms were taken offline on a rolling basis.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-89

No. 14 – Preferred Freezer Houston

Loan Information				Property Information
Mortgage Loan Seller:	The Royal Bank of Scotland			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Industrial
Original Principal Balance:	$26,000,000			Specific Property Type:	Warehouse
Cut-off Date Principal Balance:	$26,000,000			Location:	Houston, TX
% of Initial Pool Balance:	1.7%			Size:	226,596 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$114.74
Borrower Name:	7080 Express Lane Owner, LLC			Year Built/Renovated:	1990/2014
Sponsor:	H.N. Gorin, Inc.			Title Vesting:	Fee
Mortgage Rate:	4.450%			Property Manager:	Self-managed
Note Date:	August 27, 2014			3rd Most Recent Occupancy(3):	NAV
Anticipated Repayment Date:	September 1, 2024			2nd Most Recent Occupancy(3):	NAV
Maturity Date:	September 1, 2044			Most Recent Occupancy(3):	NAV
IO Period:	60 months			Current Occupancy (As of):	100.0% (9/1/2014)
Loan Term (Original):	120 months
Seasoning:	0 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing ARD
Interest Accrual Method:	Actual/360			3rd Most Recent NOI(3):	NAV
Call Protection:	L(24),D(92),O(4)			2nd Most Recent NOI(3):	NAV
Lockbox Type:	Hard/Springing Cash Management			Most Recent NOI(3):	NAV
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$2,538,344
				U/W Expenses:	$50,767
				U/W NOI:	$2,487,577
Escrows and Reserves				U/W NCF:	$2,252,348
				U/W NOI DSCR :	1.58x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	1.43x
Taxes	$0	Springing	NAP	U/W NOI Debt Yield:	9.6%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield:	8.7%
Replacement Reserve	$0	Springing	NAP	As-Is Appraised Value(4):	$32,500,000
TI/LC Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Date:	July 14, 2014
Rent Discount Reserve(1)	$170,000	$0	$0	Cut-off Date LTV Ratio(4):	68.1%
Holdback(2)	$5,000,000	$0	$0	LTV Ratio at Maturity or ARD(4):	62.2%

(1)
Preferred Freezer Services is currently paying a discounted annualized in-place base rent of $2,250,000, which is anticipated to be completed in September 2014. The Rent Discount Reserve funds will be partially released in an amount equal to $42,500 on each payment date beginning on October 1, 2014.

(2)
At closing, the lender held back $5,000,000 of loan proceeds ($22.07 per square foot) in connection with renovating and expanding the Preferred Freezer Houston Property from 129,271 square feet to 226,596 square feet. The renovation and expansion are anticipated to be completed in September 2014, and the holdback will not be released until all construction is completed.

(3)	Historical occupancy and historical financial data is not available as the Preferred Freezer Houston Property was acquired in May 2013.
(4)
The appraiser concluded to an as-completed appraised value of $38,200,000 as of December 1, 2014 based on improvements resulting from the completion of the borrower’s planned $5,000,000 renovation and expansion of the Preferred Freezer Houston Property. The Cut-off Date LTV Ratio and LTV Ratio at ARD shown are based on the Cut-off Date Balance inclusive of the $5,000,000 holdback and the as-completed appraised value of $38,200,000. The Cut-off Date LTV Ratio and LTV Ratio at ARD based on the Cut-off Date Balance inclusive of the $5,000,000 holdback and the as-is appraised value are 80.0% and 73.2%, respectively.

The Preferred Freezer Houston mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering a 226,596 square foot warehouse and cold storage portfolio located in Houston, Texas (the “Preferred Freezer Houston Property”). The Preferred Freezer Houston Property is 100.0% leased by Preferred Freezer Services, Inc. on a 20-year, triple-net lease. The Preferred Freezer Houston Property was built in 1990 and is currently undergoing a renovation and expansion expected to be completed in September 2014. There are five dock doors on the west side of the building and 29 dock high doors on the north side of the building with levelers, automatic roll-up doors, air locks and safety lights. The dock area is cooled to 36 degrees Fahrenheit and has a 20-foot ceiling clear height, while the majority of the building is freezer space that is cooled to negative 10 degrees Fahrenheit and has 20-foot to 54-foot ceiling clear heights. Additionally, the Preferred Freezer Houston Property includes a 4,700 square foot office area.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-90

PREFERRED FREEZER HOUSTON

Sources and Uses

Sources			Uses
Original loan amount	$26,000,000	100.0%	Loan payoff	$14,111,753	54.3%
			Holdback	5,000,000	19.2
			Reserves	170,000	0.6
			Closing costs	638,334	2.5
			Return of equity	6,079,913	23.4
Total Sources	$26,000,000	100.0%	Total Uses	$26,000,000	100.0%

The following table presents certain information relating to the tenancy at the Preferred Freezer Houston Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Preferred Freezer Services	NR/NR/NR	226,596	100.0%	$11.79	$2,671,941	100.0%	6/30/2034(2)

Occupied Collateral Total		226,596	100.0%	$11.79	$2,671,941	100.0%

(1)
Annual U/W Base Rent PSF and Annual U/W Base Rent are based on an amount equal to 9% of the total estimated construction costs of approximately $29,700,000. Total construction costs incurred as of July 31, 2014 are approximately $24,500,000, and approximately $5,000,000 of in-process renovation work is expected to be completed in September, 2014. Preferred Freezer Services is currently paying a discounted annualized in-place base rent of $2,250,000, and a Rent Discount Reserve was funded at closing.

(2)	Preferred Freezer Services has four, 5-year lease renewal options.

The following table presents certain information relating to the lease rollover schedule at the Preferred Freezer Houston Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2014	0	0	0.0%	0	0.0%	$0	$0.00
2014	0	0	0.0%	0	0.0%	$0	$0.00
2015	0	0	0.0%	0	0.0%	$0	$0.00
2016	0	0	0.0%	0	0.0%	$0	$0.00
2017	0	0	0.0%	0	0.0%	$0	$0.00
2018	0	0	0.0%	0	0.0%	$0	$0.00
2019	0	0	0.0%	0	0.0%	$0	$0.00
2020	0	0	0.0%	0	0.0%	$0	$0.00
2021	0	0	0.0%	0	0.0%	$0	$0.00
2022	0	0	0.0%	0	0.0%	$0	$0.00
2024	0	0	0.0%	0	0.0%	$0	$0.00
Thereafter	1	226,596	100.0%	226,596	100.0%	$2,671,941	$11.79
Vacant	0	0	0.0%	226,596	100.0%	$0	$0.00
Total/Weighted Average	1	226,596	100.0%			$2,671,941	$11.79

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Preferred Freezer Houston Property:

Historical Occupancy(1)

9/1/2014(2)
100.0%

(1)	Historical occupancy is unavailable as the Preferred Freezer Houston Property was acquired in May 2013.
(2)	Information obtained from the underwritten rent roll.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-91

PREFERRED FREEZER HOUSTON

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the in-place operating performance and the Underwritten Net Cash Flow at the Preferred Freezer Houston Property:

Cash Flow Analysis(1)

	In Place	As Completed	U/W	U/W $ per SF
Base Rent	$2,250,000	$2,671,920(2)	$2,671,941(2)	$11.79
Grossed Up Vacant Space	0	0	0	0.00
Total Reimbursables	376,967	376,967	0	0.00
Other Income	0	0	0	0.00
Less Vacancy & Credit Loss	0	0	(133,597)(3)	(0.59)
Effective Gross Income	$2,626,967	$3,048,884	$2,538,344	$11.20

Total Operating Expenses	$376,967	$376,967	$50,767	$0.22

Net Operating Income	$2,250,000	$2,671,917	$2,487,577	$10.98
Capital Expenditures		0	235,229	1.04
Net Cash Flow	$2,250,000	$2,671,917	$2,252,348	$9.94

NOI DSCR	1.43x	1.70x	1.58x
NCF DSCR	1.43x	1.70x	1.43x
NOI DY	8.7%	10.3%	9.6%
NCF DY	8.7%	10.3%	8.7%
(1)	No historical financial information is available as the sponsor purchased the Preferred Freezer Houston Property in May 2013.
(2)
Annual U/W Base Rent is based on an amount equal to 9% of the total estimated construction costs of approximately $29,700,000. Total construction costs incurred to date are approximately $24,500,000, and approximately $5,000,000 of in-process renovation work is expected to be completed in September 2014. Preferred Freezer Services is currently paying a discounted annualized in-place base rent of $2,250,000, and a Rent Discount Reserve was funded at closing.

(3)	The underwritten economic vacancy is 5.0%. The Preferred Freezer Houston Property was 100.0% physically occupied as of September 1, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-92

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-93

No. 15 – 400 Atlantic Avenue

Loan Information				Property Information
Mortgage Loan Seller:	Liberty Island Group I LLC			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Office
Original Principal Balance:	$25,000,000			Specific Property Type:	CBD
Cut-off Date Principal Balance:	$25,000,000			Location:	Boston, MA
% of Initial Pool Balance:	1.7%			Size:	99,749 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF:	$250.63
Borrower Name:	400 Atlantic Avenue, LLC			Year Built/Renovated:	1890/1996
Sponsor:	Dr. Stephen Zuellig			Title Vesting:	Fee
Mortgage Rate:	4.550%			Property Manager:	Cushman & Wakefield of Massachusetts, Inc.
Note Date:	July 31, 2014			3rd Most Recent Occupancy (As of):	100.0% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	100.0% (12/31/2012)
Maturity Date:	August 1, 2024			Most Recent Occupancy (As of):	100.0% (12/31/2013)
IO Period:	120 months			Current Occupancy (As of):	100.0% (6/30/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	None
Loan Amortization Type:	Interest Only, Balloon			3rd Most Recent NOI (As of):	$2,087,028 (12/31/2011)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$1,988,295 (12/31/2012)
Call Protection:	L(25), D(91),O(4)			Most Recent NOI (As of)(5):	$1,659,788 (12/31/2013)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt(1):	Yes
Additional Debt Type(1):	Unsecured Subordinate Debt			U/W Revenues:	$4,002,538
				U/W Expenses:	$1,650,476
				U/W NOI(5):	$2,352,063
				U/W NCF:	$2,116,380
Escrows and Reserves:				U/W NOI DSCR:	2.04x
				U/W NCF DSCR:	1.84x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	9.4%
Taxes(2)	$0	Springing	NAP	U/W NCF Debt Yield:	8.5%
Insurance(3)	$0	Springing	NAP	As-Is Appraised Value:	$52,000,000
TI/LC Reserve	$3,000,000	NAP	NAP	As-Is Appraisal Valuation Date:	June 25, 2014
Flood Insurance Reserve(4)	$50,000	NAP	NAP	Cut-off Date LTV Ratio:	48.1%
				LTV Ratio at Maturity or ARD:	48.1%

(1)	See “Sources and Uses” section.
(2)	Monthly tax escrows are not required provided that no event of default has occurred and is continuing.
(3)	Monthly insurance escrows are not required provided that no event of default has occurred and is continuing.
(4)
The borrower deposited $50,000 into a reserve which will be used by lender to acquire force place flood insurance in the event that the borrower does not purchase the required insurance within 30 days. Funds in this reserve will be released to borrower within five business days after delivery to lender of policies of insurance.

(5)	See “Cash Flow Analysis” section.

The 400 Atlantic Avenue mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering an office building located in Boston, Massachusetts (the “400 Atlantic Avenue Property”). The building was originally built in 1890 and subsequently renovated (most recently in 1984 and 1996). The 400 Atlantic Avenue Property is a six-story (the sixth floor was added in 1984), class B, single-tenant, “boutique”, urban office building with 99,749 rentable square feet fully occupied by Goulston & Storrs. Goulston & Storrs is an Am Law 200 law firm that was established in Boston in 1900 and currently has offices in Boston, New York, Washington, DC and Beijing. Goulston & Storrs has operated out of the 400 Atlantic Avenue property since June 1985.  Initially, Goulston & Storrs occupied approximately 52,981 square feet but has expanded twice, in 1990 (approximately 25,210 square feet) and 1994 (approximately 21,558 square feet). The 400 Atlantic Avenue Property is centrally located proximate to various modes of transportation and desirable waterfront views. The 400 Atlantic Avenue Property is located within the Boston central business district and within walking distance from the Seaport District.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-94

400 ATLANTIC AVENUE

Sources and Uses

Sources			Uses
Original loan amount	$25,000,000	50.4%	Purchase price	$46,342,568	93.4%
Borrower’s contribution	14,344,803	28.9	Upfront escrows	3,050,000	6.1
Other sources(1)	10,300,000	20.7	Closing costs	135,711	0.3
			Other uses(2)	116,524	0.2
Total Sources	$49,644,803	100.0%	Total Uses	$49,644,803	100.0%

(1)
Unsecured Subordinated Debt: The borrower has obtained a $10.3 million subordinate shareholder loan from Pryiform Limited, the 100% direct owner of the borrower. The shareholder loan is fully subordinate to the 400 Atlantic Avenue mortgage loan. The shareholder loan accrues at an interest rate of 7.50%, has a term of 121 months and is interest-only for the full term of the loan.

(2)	Other uses include title and legal fees.

The following table presents certain information relating to the tenancy at the 400 Atlantic Avenue Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Goulston & Storrs	NR/NR/NR	99,749	100.0%	$38.50(1)	$3,840,337	100.0%	5/31/2024(2)
Total Major Tenants		99,749	100.0%	$38.50	$3,840,337	100.0%

(1)	Goulston & Storrs’ rent increases to $40.50 per square foot on June 1, 2018 and increases to $42.50 per square foot on June 1, 2021.
(2)	Goulston & Storrs has one, 5 or 10-year extension option remaining.

The following table presents certain information relating to the lease rollover schedule at the 400 Atlantic Avenue Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative of Total NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2014	0	0	0.0%	0	0.0%	$0	$0.00
2015	0	0	0.0%	0	0.0%	$0	$0.00
2016	0	0	0.0%	0	0.0%	$0	$0.00
2017	0	0	0.0%	0	0.0%	$0	$0.00
2018	0	0	0.0%	0	0.0%	$0	$0.00
2019	0	0	0.0%	0	0.0%	$0	$0.00
2020	0	0	0.0%	0	0.0%	$0	$0.00
2021	0	0	0.0%	0	0.0%	$0	$0.00
2022	0	0	0.0%	0	0.0%	$0	$0.00
2023	0	0	0.0%	0	0.0%	$0	$0.00
2024	1	99,749	100.0	99,749	100.0%	$3,840,337	$38.50
Thereafter	0	0	0.0%	99,749	100.0%	$0	$0.00
Vacant	0	0	0.0%	99,749	100.0%	$0	$0.00
Total/Weighted Average	1	99,749	100.0%			$3,840,337	$38.50

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the 400 Atlantic Avenue Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	6/30/2014(2)
100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-95

400 ATLANTIC AVENUE

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 400 Atlantic Avenue Property:

Cash Flow Analysis

	2011	2012	2013	U/W(1)	U/W $ per SF
Base Rent	$3,248,158	$3,216,339	$2,952,309	$3,840,337	$38.50
Grossed Up Vacant Space	0	0	0	0	0.00
Total Reimbursables	478,641	360,220	397,028	280,537	2.81
Other Income	7,200	7,200	7,200	88,054	0.88
Less Vacancy & Credit Loss	0	0	0	(206,389)(2)	(2.07)
Effective Gross Income	$3,734,000	$3,583,760	$3,356,537	$4,002,538	$40.13

Total Operating Expenses	$1,646,970	$1,595,464	$1,696,749	$1,650,476	$16.55

Net Operating Income	$2,087,028	$1,988,295	$1,659,788	$2,352,063	$23.58
TI/LC	0	0	0	210,746	2.11
Capital Expenditures	0	0	0	24,937	0.25
Net Cash Flow	$2,087,028	$1,988,295	$1,659,788	$2,116,380	$21.22

NOI DSCR	1.81x	1.72x	1.44x	2.04x
NCF DSCR	1.81x	1.72x	1.44x	1.84x
NOI DY	8.3%	8.0%	6.6%	9.4%
NCF DY	8.3%	8.0%	6.6%	8.5%

(1)
The increase in U/W Base Rent and U/W Net Operating Income over 2013 is due to the extension of the Goulston & Storr’s lease to 2024 and the increase in annual rent, effective as of June 1, 2014, to $3,840,337. Additionally, the 2013 Base Rent numbers include six months’ free rent.

(2)	The underwritten vacancy is 4.9%. The 400 Atlantic Avenue was 100.0% physically occupied as of June 30, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-3-96

Annex B

ADDITIONAL MORTGAGE LOAN INFORMATION/DEFINITIONS

General. For purposes of the statistical information regarding the Mortgage Loans set forth in this free writing prospectus, including the Annexes hereto (with respect to Mortgage Loans secured by residential cooperatives the following is supplemented and modified as provided in “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below):

(1)	“ADR” means, with respect to any hospitality property, the average daily rate.

(2)
“Appraised Value” means, for any Mortgaged Property securing a Mortgage Loan, the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the cut-off date. The appraisals for certain of the Mortgaged Properties state an “as-stabilized” value and/or “as-renovated” value as well as an “as-is” value for such properties based on the assumption that certain events will occur with respect to the re-tenanting, renovation or other repositioning of such properties. The “as-is” value is presented as the Appraised Value in this free writing prospectus, except (a) with respect to the Mortgaged Properties identified on Annex A-1 to this free writing prospectus as Hermosa Pavilion and Preferred Freezer Houston, securing Mortgage Loans that represent approximately 2.1% and 1.7%, respectively, of the Cut-off Date Pool Balance, as to which the “as-completed” value provided in the related appraisal has been used, (b) with respect to the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Alpha Health Center, securing a Mortgage Loan that represents approximately 1.1% of the Cut-off Date Pool Balance, as to which the “as-stabilized” value provided in the related appraisal has been used and (c) where we specifically state otherwise. See the footnotes to Annex A-1 to this free writing prospectus. For additional information related to calculation of “Appraised Value” for Mortgage Loans secured by residential cooperatives see “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

(3)
“Cash Flow Analysis” is, with respect to the one or more Mortgaged Properties securing a Mortgage Loan among the fifteen largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Expenses” and underwritten replacement reserves and tenant improvements and leasing commissions. For this purpose:

●
“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●
“Total Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each Cash Flow Summary contained in the “Summaries of the Fifteen Largest Mortgage Loans” attached as Annex A-3 to this free writing prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the Cash Flow Summaries reflects adjustments made by the Mortgage Loan Seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization charges and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the Cash Flow Summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which has not been verified by the Depositor, any underwriters, the Mortgage Loan Sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated.

(4)
“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Principal Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Properties determined as described under “Description of the Mortgage Pool—Assessments of Property Value and Condition—Appraisals” in this free writing prospectus. See also the footnotes to Annex A-1 in this free writing prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this free writing prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this free writing prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this free writing prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Related to the Mortgage Loans—Appraisals May Not Accurately Reflect the Value of the Mortgaged Properties” in this free writing prospectus. Unless clearly indicated otherwise, the Cut-off Date Loan-to-Value Ratio for each of the Mortgage Loans contained in any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Cut-off Date Principal Balance of all those Mortgage Loans and the aggregate Appraised Value of all the related Mortgaged Properties securing the group. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A-1 to this free writing prospectus. In the case of a Mortgage Loan that is part of a Loan Combination, such loan-to-value ratio was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan as of the cut-off date.

(5)
“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio” “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or properties to the annual debt service as shown on Annex A-1 to this free writing prospectus. In the case of Mortgage Loans with an interest-only period that has not expired as of the Cut-off Date but will expire prior to maturity or any related Anticipated Repayment Date (as applicable), 12 months of principal and interest payments is used as the annual debt service. In the case of any Mortgage Loan that provides for payments of interest-only for its entire term or through any related Anticipated Repayment Date (as applicable), 12 months of interest-only payments is used as the annual debt service. Unless clearly indicated otherwise, the Underwritten Debt Service Coverage Ratio for each of the Mortgage Loans contained in any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate annual debt service payable under all of those Mortgage Loans. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Debt Service Coverage Ratio than is shown on Annex A-1 to this free writing prospectus.

In the case of a Mortgage Loan that is part of a Loan Combination, such debt service coverage ratio was calculated based on the aggregate annual debt service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this free writing prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this free writing prospectus accurately reflect that ability.

(6)
“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date or of an ARD Loan scheduled to be outstanding on the Anticipated Repayment Date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Properties determined as described under “Description of the Mortgage Pool—Assessments of Property Value and Condition—Appraisals” in this free writing prospectus. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this free writing prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this free writing prospectus. See “Risk Factors—Risks Related to the Mortgage Loans—Appraisals May Not Accurately Reflect the Value of the Mortgaged Properties” in this free writing prospectus. In the case of each Mortgage Loan that is part of a Loan Combination, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Mortgage Loan and the related Pari Passu Companion Loan. Unless clearly indicated otherwise, the LTV Ratio at Maturity or ARD for each of the Mortgage Loans contained in any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate principal balance of all those Mortgage Loans scheduled to be outstanding on the stated maturity date or Anticipated Repayment Date (as applicable), assuming (among other things) no prepayments or defaults, and the aggregate Appraised Value of all the related Mortgaged Properties securing the group. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps, substantially higher) LTV Ratio at Maturity or ARD than is shown on Annex A-1 to this free writing prospectus.

(7)
“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

(8)
“Occupancy Rate” means (i) in the case of multifamily rental properties (other than residential cooperative properties) and manufactured housing community properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; (iv) in the case of self-storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented for the trailing 12-month period ending on the date of determination, depending on borrower reporting; and (v) in the case of residential cooperative properties, the property vacancy assumption reflected in the related appraisal for purposes of determining the appraised value of the related Mortgaged Property as a multifamily rental property (i.e., the “Coop-Rental Value” reflected in Annex A-1 to this free writing prospectus); such vacancy assumption for residential cooperative properties does not reflect actual occupancy. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the cut-off date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this free writing prospectus.

(9)
“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property. With respect to a residential cooperative mortgage loan, the Occupancy As Of Date is the date of the related appraisal from which the Occupancy Rate is derived.

(10)
“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any Lock-out Period or Yield Maintenance Charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●
“D(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●
“L(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●
“O(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●
“YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●
“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●
“GRTR of @% or YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

(11)	“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

(12)	“RevPAR” means, with respect to any hospitality property, revenues per available room.

(13)	“Stated Principal Balance” means, for each Mortgage Loan in the Trust Fund, a principal amount that:

●
will initially equal its unpaid principal balance as of the cut-off date or, in the case of a replacement Mortgage Loan, as of the date it is added to the Trust Fund, after application of all payments of principal due on or before that date, whether or not those payments have been received; and

●
will be permanently reduced on each subsequent distribution date, to not less than zero, by that portion, if any, of the Principal Distribution Amount (without regard to the adjustments otherwise contemplated by clauses 1 through 4 of the definition thereof) for that distribution date that represents principal actually received or advanced on that Mortgage Loan, and the principal portion of any Realized Loss (see “Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses”) incurred with respect to that Mortgage Loan during the related collection period.

However, the “Stated Principal Balance” of any Mortgage Loan in the Trust Fund will, in all cases, be zero as of the distribution date following the collection period in which it is determined that all amounts ultimately collectable with respect to that Mortgage Loan or any related REO Property have been received.

(14)	“Structuring Assumptions” means, collectively, the following assumptions regarding the Certificates and the Mortgage Loans in the Trust Fund:

●
except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 to this free writing prospectus and the Cut-off Date Pool Balance is as described in this free writing prospectus;

●	the initial aggregate principal balance or notional amount, as the case may be, of each interest-bearing Class of Certificates is as described in this free writing prospectus;

●	the pass-through rate for each interest-bearing Class of Certificates is as described in this free writing prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●
no Additional Trust Fund Expenses (including Trust Advisor Expenses) arise, no Servicing Advances are made under the Pooling and Servicing Agreement and the only expenses of the Trust consist of the trustee fees, the certificate administrator fees, the master servicing fees (including any applicable primary or sub-servicing fees), the CREFC® Intellectual Property Royalty License Fees and the Trust Advisor fees, each as set forth on Annex A-1 to this free writing prospectus;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●
each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●
all monthly debt service payments on the Mortgage Loans are timely received by a Master Servicer on behalf of the Trust on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the Trust Fund is paid in full on its Anticipated Repayment Date;

●
no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●
except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment Lock-out Period, including any contemporaneous period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge, including any contemporaneous period when defeasance is permitted;

●
except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPRs set forth in the subject tables or other relevant part of this free writing prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●
no person or entity entitled thereto exercises its right of optional termination as described in this free writing prospectus under “Description of the Offered Certificates—Termination of the Pooling and Servicing Agreement”;

●	no Mortgage Loan is required to be repurchased, as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in October 2014; and

●	the Offered Certificates are settled with investors on September 29, 2014.

(15)
“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising), (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments, and (c) reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property (other than a residential cooperative property), the related Mortgage Loan Seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents, except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the Mortgage Loan Seller determined revenue from rents by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g. an economic vacancy based on actual collections for a specified trailing period), (b) current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year. In determining revenue for multifamily, manufactured housing community and self-storage properties, the Mortgage Loan Sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or come combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 75% and daily rates based on third-party-provided market information or daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related Mortgage Loan Seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 2% to 6% (depending on the property) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the Mortgage Loan Seller, and are: (a) in the case of retail, office, self-storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues. In addition, in some cases, the Mortgage Loan Seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the applicable Mortgage Loan Seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within twelve months of the cut-off date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any mortgage loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this free writing prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan Seller may not (and likely will not) conform to an analysis of the same property by other persons or entities.

For additional information related to calculation of “Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” for Mortgage Loans secured by residential cooperative properties, see “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

See “Risk Factors—Risks Related to the Mortgage Loans—Debt Service Coverage Ratio and Net Cash Flow Information is Based on Numerous Assumptions” and “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations” in this free writing prospectus.

(16)
“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Principal Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Loan Combination, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan as of the cut-off date. Unless clearly indicated otherwise, the Underwritten NCF Debt Yield for each Mortgage Loan contained in any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Principal Balance of all the Mortgage Loans in the group. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A-1 to this free writing prospectus.

(17)
“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. For additional information related to calculation of “Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” for Mortgage Loans secured by residential cooperative properties, see “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below. See “Risk Factors—Risks Related to the Mortgage Loans—Debt Service Coverage Ratio and Net Cash Flow Information is Based on Numerous Assumptions” in this free writing prospectus.

(18)
“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Principal Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Loan Combination, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan as of the cut-off date. Unless clearly indicated otherwise and as set forth below, the Underwritten NOI Debt Yield for each Mortgage Loan contained in any group of cross-collateralized Mortgage Loans is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Principal Balance of all the Mortgage Loans in the group. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A-1 to this free writing prospectus.

You should review the footnotes to Annex A-1 in this free writing prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Principal Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this free writing prospectus, including information in Annexes A-1 and A-3 to this free writing prospectus is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the ten largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives

With respect to the residential cooperative mortgage loans sold to the Trust by NCB, FSB, due to attributes particular to residential housing cooperatives, certain information presented herein differs from that presented for other Mortgage Loans included in the Trust. Several of these differences are particularly relevant to your consideration of an investment in the Offered Certificates. In particular, the manner in which loan-to-value ratios, debt service coverage ratios and debt yields are calculated for the residential cooperative mortgage loans sold to the Trust by NCB, FSB differs from the manner in which such calculations are made for other Mortgage Loans included in the Trust.

For example, the appraised value of such a residential cooperative property used for purposes of determining the loan-to-value ratio for the related Mortgage Loan as of any date (other than loan-to-value ratio information calculated as of the origination date or cut-off date for the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc.) is the value estimate reflected in an appraisal of such residential cooperative property determined as if such residential cooperative property is operated as a residential cooperative and, in general, such value equals the sum of (i) the gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. This value, based upon the most recent appraisal as of the Cut-off Date, is reflected as the “Appraised Value” of a residential cooperative property on Annex A-1 to this free writing prospectus. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the second preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. A residential cooperative property is also valued as a multifamily rental property to determine a “Coop-Rental Value” as set forth on Annex A-1 to this free writing prospectus. The value of a residential cooperative property as a multifamily rental property is the value estimate reflected in an appraisal of such residential cooperative property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the Underwritten Net Cash Flow for such residential cooperative property. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Park Town Cooperative Homes No. 1, Inc. the value reflected as the “Appraised Value” on Annex A-1 to this free writing prospectus is the “Coop-Rental Value” of such residential cooperative property and the loan-to-value ratio information for such Mortgage Loan as presented herein is determined based on the “Coop-Rental Value” of such Mortgaged Property.

In addition, for purposes of determining the debt service coverage ratio and debt yield for a residential cooperative mortgage loan, the “Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” for a residential cooperative property and the “Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” for a residential cooperative property is the projected net cash flow reflected in an appraisal of such residential cooperative property and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend.

The loan-to-value ratios, debt service coverage ratios and debt yields presented herein with respect to such a residential cooperative mortgage loan may differ from the loan-to-value ratios, debt service coverage ratios and debt yields that would have been determined for such residential cooperative mortgage loan had a different methodology (including the methodology used for calculating such values with respect to the other mortgage loans sold to the Depositor) been used. In addition, due to the specialized nature of residential housing cooperatives, certain information presented in and shown on Annex A-1 to this free writing prospectus with respect to Mortgage Loans (other than such residential cooperative mortgage loans) is not presented with respect to the residential cooperative mortgage loans sold to the Depositor by NCB, FSB for inclusion in the Trust and is, instead, reflected as not applicable (NAP).

Annex C-1

Mortgage Loan Representations and Warranties

Each Mortgage Loan Seller will, solely as to the Mortgage Loans that it is transferring to the Depositor, make the representations and warranties set forth below as of the date specified below or, if no such date is specified, as of the Closing Date, in each case subject to the exceptions to those representations and warranties that are described on Annex C-2 for the applicable Mortgage Loan Seller. Capitalized terms used but not otherwise defined in this Annex C-1 shall have the meanings set forth in the main body of the free writing prospectus or, if not defined therein, in the related mortgage loan purchase agreement.

Each mortgage loan purchase agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Trust Fund, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties is not intended as statements regarding the actual characteristics of the Mortgage Loans, Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

In addition, for purposes of the following representations and warranties, the phrase “the Mortgage Loan Seller’s knowledge” and other words and phrases of like import shall mean, except where otherwise expressly set forth below, the actual state of knowledge of the Mortgage Loan Seller, its officers and employees responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth below in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the Mortgage Loan Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth herein). All information contained in documents which are part of or required to be part of a mortgage file, as specified in the Pooling and Servicing Agreement (to the extent such documents exist) shall be deemed within the Mortgage Loan Seller’s knowledge.

1.           Complete Mortgage File. With respect to each Mortgage Loan, to the extent that the failure to deliver the same would constitute a “Material Document Defect” in the Pooling and Servicing Agreement and/or Mortgage Loan Purchase Agreement, (i) a copy of the mortgage file for each Mortgage Loan and (ii) originals or copies of all financial statements, appraisals, environmental reports, engineering reports, seismic assessment reports, leases, rent rolls, Insurance Policies and certificates, legal opinions and tenant estoppels in the possession or under the control of such Mortgage Loan Seller that relate to such Mortgage Loan, will be or have been delivered to the Master Servicer with respect to each Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or Mortgage Loan Purchase Agreement. For the avoidance of doubt, the Mortgage Loan Seller shall not be required to deliver any attorney-client privileged communication, draft documents or any documents or materials prepared by it or its affiliates for internal uses, including without limitation, credit committee briefs or memoranda and other internal approval documents.

2.           Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to the Depositor, no mortgage note or mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

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3.           Loan Document Status. Each related mortgage note, mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related mortgage notes, mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the mortgage note, mortgage or other Mortgage Loan documents.

4.           Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.           Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

6.           Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related mortgage file or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such mortgage, mortgage note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related mortgage in any manner which materially interferes with the security intended to be provided by such mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the mortgage file, there have been no

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modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.           Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances, and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to the Permitted Encumbrances and Title Exceptions, except as such enforcement may be limited by Standard Qualifications, subject to the limitations described in paragraph 11 below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.           Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the mortgage, the first priority lien of the mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the mortgage for another Mortgage Loan contained in the same cross-collateralized Group, and (g) condominium declarations of record and identified in such Title Policy, provided that none of which clauses (a) through (g), individually or in the aggregate, materially interferes with the current marketability or principal use of the Mortgaged Property, the security intended to be provided by such mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the

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Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.           Junior Liens. It being understood that B notes secured by the same mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as disclosed in the Prospectus.

10.         Assignment of Leases and Rents. There exists as part of the related mortgage file an Assignment of Leases (either as a separate instrument or incorporated into the related mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11.         Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12.         Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared by a third party engineering consultant in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon the due diligence customarily performed by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, and except as set forth in such engineering report or property condition report or with respect to which repairs were required to be reserved for or made, (a) all major building systems for the improvements of each related Mortgaged Property are in good working order, and (b) each related Mortgaged Property (i) is free of any material damage, and (ii) is in good repair and condition, and (iii) is free of patent and observable structural defects, except, as to all statements in clauses (a) and (b) above, to the extent: (x) any damage or deficiencies would not reasonably be expected to materially and adversely affect the use or operation

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of the Mortgaged Property or the security intended to be provided by such mortgage, or repairs with respect to such damage or deficiencies are estimated to not exceed 5% of the original principal balance of the Mortgage Loan; (y) such repairs have been completed; or (z) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs.

To the Mortgage Loan Seller’s knowledge, based on the engineering report or property condition assessment and the Sponsor Diligence (as defined in paragraph 42), there are no issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the current marketability or principal use of the Mortgaged Property other than those disclosed in the engineering report or Servicing File and those addressed in sub-clauses (x), (y), and (z) of the preceding sentence.

13.         Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14.         Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15.         Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the current marketability of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

16.         Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with lender pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Depositor or its servicer. Any and all material requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with the Mortgage Loan Seller’s practices with respect to escrow releases or such released

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funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

17.         No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund.

18.         Insurance. Each related Mortgaged Property is, and is required pursuant to the related mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Services (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance (except where an applicable tenant lease does not permit the tenant to abate rent under any circumstances), which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months), or a specified dollar amount which, in the reasonable judgment of the Mortgage Loan Seller, will cover no less than 12 months (18 months for Mortgage Loans with a principal balance of $35 million or more) of rental income; (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during the time period, or up to the specified dollar amount, set forth in clause (i) above.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, which correlates to a 10% probability of exceedance in an exposure period of 50 years. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Services in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19.         Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

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20.         No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21.         No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22.         REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23.         Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24.         Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the mortgage note, each holder of the mortgage note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25.         Trustee under Deed of Trust. With respect to each mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the mortgage and applicable law or may be substituted in accordance with the mortgage and applicable law by the related mortgagee, and, except

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in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid.

26.           Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27.           Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

28.           Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) Mortgagor’s fraud or intentional misrepresentation; (iii) criminal acts by the Mortgagor or guarantor resulting in the seizure or forfeiture of all or part of the Mortgaged Property;

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(iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) Mortgagor’s commission of material physical waste at the Mortgaged Property.

29.         Mortgage Releases. The terms of the related mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30.         Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31.         Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related

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thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms, or as otherwise indicated on Annex C-2.

32.         Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on an exhibit to the related Mortgage Loan Purchase Agreement, or future permitted mezzanine debt as set forth on an exhibit to the related Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on an exhibit to the related Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33.         Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Principal Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Principal Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34.         Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will

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be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the mortgage note as set forth in clause (iii) above, (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.           Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

36.           Ground Leases. For purposes of these representations and warranties, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(A)           The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related mortgage file;

(B)           The lessor under such Ground Lease has agreed in a writing included in the related mortgage file (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, provided that lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(C)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such

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Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)           The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the mortgagee on the lessor’s fee interest is subject;

(E)           Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(F)           The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(G)           The Ground Lease and Related Documents require the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(H)           A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(I)           The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(J)           Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(K)           In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

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(L)           Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37.           Servicing. The servicing and collection of each Mortgage Loan complied with all applicable laws and regulations and was in all material respects legal, proper and in accordance with customary commercial mortgage servicing practices.

38.           Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex C-1.

39.           Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality or single tenant properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan.

40.           No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex C-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.           Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42.           Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions in accordance with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis or NCO, or a similar service designed to elicit information about each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions, in accordance with the

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standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization. ((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Controlling Owner or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state or federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

43.           Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

In the case of each Mortgage Loan set forth on an exhibit to the related Mortgage Loan Purchase Agreement, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on such exhibit (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor

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questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least three years beyond the maturity of the Mortgage Loan.

44.           Lease Estoppels. With respect to each Mortgage Loan secured by retail, office or industrial properties, the Mortgage Loan Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll (except for tenants for whom the related lease income was excluded from the Mortgage Loan Seller’s underwriting). With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan (or such longer period as the Mortgage Loan Seller may deem reasonable and appropriate based on the Mortgage Loan Seller’s practices in connection with the origination of similar commercial and multifamily loans intended for securitization), and to the Mortgage Loan Seller’s knowledge, based solely on the related estoppel, (x) the related lease is in full force and effect and (y) there exists no material default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

45.           Appraisal. The mortgage file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.           Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to this Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47.           Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Loan Combination.

48.           Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49.           Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

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Annex C-2

Exceptions to Mortgage Loan Representations and Warranties

The exceptions to the representations and warranties set forth below are grouped by Mortgage Loan Seller and listed by the number of the related representation and warranty set forth on Annex C-1 and the mortgage loan name and number identified on Annex A-1. Capitalized terms used but not otherwise defined in this Annex C-2 shall have the meanings set forth in Annex B or, if not defined therein, in the main body of this free writing prospectus or, if not defined therein, in the related Mortgage Loan Purchase Agreement.

Wells Fargo Bank, National Association

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(7) Lien, Valid Assignment	Bank of America Plaza (Loan No. 1)
Loan Combination: $400,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in amount of $150,000,000; Note A-2 in amount of $116,670,000; and Note A-3 in amount of $133,330,000. Wells Fargo is contributing Note A-1 to WFRBS 2014-C22 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFRBS 2014-C22 Trust.

(7) Lien, Valid Assignment	Columbus Square Portfolio (Loan No. 2)
Loan Combination: $400,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in amount of $125,000,000; Note A-2 in amount of $103,750,000; Note A-3 in amount of $75,000,000; and Note A-4 in amount of $96,250,000). Wells Fargo is contributing Note A-1 to WFRBS 2014-C22 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFRBS 2014-C22 Trust.

(8) Permitted Liens, Title Insurance	Bank of America Plaza (Loan No. 1)
Loan Combination: $400,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in amount of $150,000,000; Note A-2 in amount of $116,670,000; and Note A-3 in amount of $133,330,000. Wells Fargo is contributing Note A-1 to WFRBS 2014-C22 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFRBS 2014-C22 Trust.

(8) Permitted Liens	Columbus Square Portfolio (Loan No. 2)
Loan Combination: $400,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in amount of $125,000,000; Note A-2 in amount of $103,750,000; Note A-3 in amount of $75,000,000; and Note A-4 in amount of $96,250,000). Wells Fargo is contributing Note A-1 to WFRBS 2014-C22 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFRBS 2014-C22 Trust.

Fractional Condominium Regimes: Mortgaged property consists of co-borrowers’ interests in commercial component of five condominium regimes; as follows: (i) 808 Columbus: 39.7%; (ii) 775 Columbus: 42.6%; (iii) 801 Amsterdam: 46.8%; (iv) 795 Columbus: 43.7%; 805 Columbus: 37.8%. For each association, the residential component owners have a majority of voting rights, but material decisions of the association nonetheless require the commercial component owners’ approval.

Tenant Purchase Option: Tenant (William F. Ryan Community Health Center) has purchase option to acquire certain units within the 801 Amsterdam property (one of five constituent properties comprising the mortgaged property), exercisable in 2017 following 10th anniversary of lease commencement date. The purchase option is not extinguished by foreclosure. The option price is $19,800,000; however, if tenant elects to

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Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

exercise the purchase option, only the entirety of the 801 Amsterdam property is permitted to be released, subject to certain conditions, including (i) payment of a release price equal to $51,500,000, together with applicable yield maintenance charges (31.25% of the release consideration being allocable to the A-1 Note); (ii) confirmation of property-related compliance with zoning and subdivision requirements, (iii) a rating agency confirmation; and (iv) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial release, among other things.

Tax Abatement Program. The mortgaged property is included within four separate 25-year Industrial and Commercial Incentive Program (ICIP) property tax subsidies administered by the City of New York. The ICIP assumes taxes are payable of the mortgaged property based on current assessments but the increased assessments for improvements are exempt from taxes for the first 16 years. The ICIP tax abatement amounts begin to taper off in the 2025-26 tax year and expire in the 2034-35 tax year. Complying with ICIP requirements is an ongoing condition of the tax abatements. The loan underwriting was based on the as-is, abated taxes for the 2014-2015 tax year. The taxes are projected to increase from the current level of $930,904 to $1.6 million at loan maturity. The terms of current leases for tenants at the property provide that all tax increases are passed through to the tenants.

(8) Permitted Liens, Title Insurance	North Valley Plaza (Loan No. 12)
Tenant (Panda Express) has Right of First Offer (ROFO) to purchase subject property if that pad site is marketed for sale; ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof (if pad site is not subject of separate foreclosure action)

(8) Permitted Liens	Hilton Garden Inn – Middleton (Loan No. 26)
Developer (Greenway Center, LLC) has right to repurchase mortgaged property for greater of (i) fair market value or (ii) the sum of hard and soft costs if property is vacated for 360 days of more. Loan documents provide for greater of 1% or yield maintenance if repurchase rights exercised prior to expiration of defeasance lockout, and defeasance applies thereafter until open prepay period. Loan documents also provide for personal liability to borrower and guarantor for losses related to exercise of repurchase rights.

(8) Permitted Liens	Residence Inn – Anaheim Hills Yorba Linda (Loan No. 28) Residence Inn – Ft. Lauderdale (Loan No. 32)
Franchisor (Marriott International, Inc.) has Right of First Refusal (ROFR) to acquire related property if there is transfer of hotel or controlling direct or indirect interest in the Borrower to a competitor (generally, any person having an interest, other than as a passive investor, in another hotel brand comprised of at least 20 full service or 50 limited service hotels). ROFR is not extinguished by foreclosure or deed-in-lieu thereof, but is subordinate to the interests of bona fide lenders who are not competitors where franchisor has approved such financing.

(8) Permitted Liens	Newport Beach Mini U Storage I (Loan No. 29)
Developer (The Irvine Companies) has Right of First Refusal (ROFR) to purchase subject property if bona fide offer received that borrower otherwise willing to accept; ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

(8) Permitted Liens	Walgreens – Lima (Loan No. 98)
Tenant (Walgreen Co.) has Right of First Refusal (ROFR) to purchase subject property if bona fide offer received borrower otherwise willing to accept; ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

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Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(14) Condemnation	Offices at Broadway Station (Loan No. 5)
City and County of Denver, CO have filed a condemnation action with respect to 467 square feet (0.011 acres) currently used as sidewalk for road improvements to adjacent South Broadway. No material adverse impact is anticipated to current use and operation of the mortgaged property. Loan documents provide that borrower receives proceeds for this takings action.

(14) Condemnation	1182-1214 Farmington Avenue (Loan No. 79)
Connecticut Department of Transportation (CT DOT) has proposed widening approximately 1.3 miles of Route 6, the arterial roadway that provides access to the subject property, including portions that front on the subject property. The project is scheduled to commence in 2016 and be completed within 2 years. CT DOT has indicated that all driveways and entrances to businesses along Route 6 will remain open during the project. Approximately 701 sf fronting the Advance Auto parcel will be acquired as an easement for access, sidewalk and curb improvements. CT DOT’s plans also include reconstructing 12 parking spaces fronting the Advance Auto parcel after curbs and sidewalks have been replaced.

(15) Actions Concerning Mortgage Loan	Columbus Square Portfolio (Loan No. 2)
Guarantor (Larry Gluck) is a named defendant in a lawsuit filed by a former partner, Robert Rosania, alleging breach of contract, including the withholding of financial records and information, and seeking unspecified compensatory damages. The lawsuit involves the plaintiff’s ownership stake in various New York City properties that are mutually owned (the plaintiff has an indirect ownership in the mortgaged property of approximately 4%). The lawsuit is currently in abeyance as the parties attempt to reach a settlement, which may include Mr. Gluck’s acquisition of the plaintiff’s ownership stake in the related properties.

(15) Actions Concerning Mortgage Loan	Offices at Broadway Station (Loan No. 5)
City and County of Denver, CO have filed a condemnation action with respect to 467 square feet (0.011 acres) currently used as sidewalk for road improvements to adjacent South Broadway. No material adverse impact is anticipated to current use and operation of the mortgaged property. Loan documents provide that borrower receives proceeds for this takings action.

(15) Actions Concerning Mortgage Loan	Courtyard by Marriott – Aventura (Loan No. 13)
Affiliates of sponsor (Jeffrey Soffer) filed for Chapter 11 bankruptcy protection in mid-2009 (later converted to Chapter 7 bankruptcy at the end of 2009) from the failure of Fontainebleau Las Vegas project. The project’s funding was disrupted by the Lehman bankruptcy in 2009. The bankruptcy court approved a comprehensive settlement in November 2013, but certain actions by the Chapter 7 trustee were excluded from the scope of the settlement. The Chapter 7 trustee’s lawsuits allege fraudulent conveyance, breach of fiduciary duty, mismanagement of the project and intentional misrepresentations. These actions are currently in mediation. While settlement of the Chapter 7 trustee’s claims within the $150 million limits of applicable director and officer liability policies is a possible outcome, the claims against Jeffrey Soffer individually could exceed $2 billion (the amounts claimed being based on total project costs), and we cannot assure you that such an adverse outcome will not occur. Subject to court approval, the Chapter 7 trustee reached a settlement with Soffer and its affiliates in July 2014 that, if approved, would result in a bar of further pending lawsuits and payment by Soffer of approximately $83 million, a substantial portion of which is being paid by insurance policies. The court is expected to rule on the proposed settlement in September 2014. In addition Jeffrey Soffer was one of several co-defendants in a $100 million wrongful death action filed in Florida in January 2014 related to a 2012 helicopter crash in the Bahamas. The lawsuit sought to undo a previous insurance settlement, among other things, and no additional insurance coverage is available for further damages. In August 2014, the lawsuit was dismissed by the

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Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

court without prejudice, however, there is no assurance that the plaintiff will not appeal such dismissal or amend and refile the petition for suit. Further, Jeffrey Soffer is a co-defendant in one or more breach of contract actions related to unpaid commissions aggregating to approximately $12 million, related to various projects. Further, Jeffrey Soffer is also a co-defendant in an action to enforce a $40 million guaranty delivered in connection with a loan secured by the Town Square shopping center located in Las Vegas, Nevada, which loan went into default in March 2009. After the related lenders foreclosed on that property, they sought a deficiency judgment against Mr. Soffer. The court found that Mr. Soffer was obligated to the lenders under the guaranty but referred the matter to a special master to assess the amount of damages. Following hearings in September 2013, the special master recommended that no damages be assessed. That determination is not final, however.

(15) Actions Concerning Mortgage Loan	1182-1214 Farmington Avenue (Loan No. 79)
Connecticut Department of Transportation (CT DOT) has proposed widening approximately 1.3 miles of Route 6, the arterial roadway that provides access to the subject property, including portions that front on the subject property. The project is scheduled to commence in 2016 and be completed within 2 years. CT DOT has indicated that all driveways and entrances to businesses along Route 6 will remain open during the project. Approximately 701 sf fronting the Advance Auto parcel will be acquired as an easement for access, sidewalk and curb improvements. CT DOT’s plans also include reconstructing 12 parking spaces fronting the Advance Auto parcel after curbs and sidewalks have been replaced.

(16) Escrow Deposits	1182-1214 Farmington Avenue (Loan No. 79)
Mortgaged property consists of 2 parcels, one of which is a multi-tenant, leasehold parcel that is part of the same tax parcel with a shadow-anchored shopping center owned by a sponsor affiliate. For the leasehold parcel, the loan documents suspend a lender-held tax escrow requirement so long as a third party-held tax escrow (maintained by senior lender on underlying fee parcel) is performing.

(18) Insurance	Bank of America Plaza (Loan No. 1)
Deductible: Loan documents provide for property policy deductible of $250,000. In-place property coverage provides for $50,000 deductible.

Insurance Syndicate: Loan documents provide that all insurance providers must have a financial strength rating of S&P “A”; provided, that insurance may be provided through a syndicate of insurers of which at least 75% (if four or fewer members of syndicate) or 60% (if five of more members of syndicate) of insurers having such ratings, with no insurers having a rating lower than S & P “BBB”. (No requirement that non-S&P “A” rated insurance providers have at least an “A:VIII” rating from AM. Best Company.)

(18) Insurance	U-Haul Portfolio (Loan No. 7)
Loan documents provide for (A) property policy deductible of $250,000, together with personal liability to borrower and guarantors for losses related to non-payment of deductible; and (B) if guarantor net worth is at least $250 million, self-insured retention of up to $5 million permitted as to liability policy. In-place coverage provides for $250,000 deductible.

(18) Insurance	North Valley Plaza (Loan No. 12)
Buffalo Wild Wings, Galaxies Sports Bar & Restaurant, Panda Express, Taco Bell and Wendy’s pad sites are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.

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Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(18) Insurance	Bayview Marketplace (Loan No. 96)
Tim Horton’s pad site is a leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.

(18) Insurance	Walgreens – Lima (Loan No. 98)
Borrower’s obligation to provide required insurance (including property, rent loss, terrorism and liability coverage) is suspended if tenant (Walgreen Co.) elects to self-insure in accordance with its lease, which is permitted if, among other things, Walgreen maintains a minimum net worth of $100 million. In addition, if Walgreen elects to provide third party insurance in accordance with its lease, the borrowers’ obligation to provide rent loss or terrorism insurance is suspended, but the lease has no rent abatement or termination remedies for any reason during the loan term. Further, if the Walgreen lease is in full force effect and there is no lease or loan default, the provisions of the Walgreen lease shall control disbursement of any casualty proceeds.

(19) Access; Utilities; Separate Tax Parcels	1182-1214 Farmington Avenue (Loan No. 79)
Mortgaged property consists of 2 parcels, one of which is a multi-tenant, leasehold parcel that is part of the same tax parcel with a shadow-anchored shopping center owned by a sponsor affiliate. Real estate taxes for the combined parcel are paid for by the ground lessor and escrowed by the fee mortgagee. The loan documents do not require the borrower to pursue a separate tax parcel application with respect to the leasehold parcel.

(26) Local Law Compliance	Walgreens – Lima (Loan No. 98)
A portion of the mortgaged improvements encroaches approximately 7 feet into the applicable front/ street setback, resulting in the mortgaged improvements’ non-compliance with current zoning. The township’s zoning inspector has provided a letter indicating that it will not enforce the current zoning violation, and that in the event of casualty the improvements may be rebuilt within their existing footprint. The borrower had construction responsibilities for the related improvements under the single tenant lease. The tenant has provided a knowledge-qualified estoppel in connection with the loan origination indicating that there are no known landlord defaults, but not specifically acknowledging the zoning violation. The loan documents provide for springing full recourse to the borrower and guarantor if there is an enforcement action and a curative approval is not obtained as soon as reasonably possible with diligent effort after notice of enforcement is received.

(28) Recourse Obligations	North Valley Plaza (Loan No. 12)
Guarantors (Richard Parks and Lucia Parks) have stated net worth of $13.9 million as of March 31, 2014, which is substantially comprised of equity in the mortgaged property. At the time of loan origination, the related LTV was 63.1%, and the DSCR NCF was 1.67x.

(31) Acts of Terrorism Exclusion	Bank of America Plaza (Loan No. 1) Newport Beach Mini U Storage I (Loan No. 29) Residence Inn – Ft. Lauderdale (Loan No. 32) Newport Beach Mini U Storage II
If TRIPRA or a successor statute is not in effect, borrower shall not be required to spend on terrorism insurance more than 2 times the cost of the property and rent loss coverage (excluding terrorism) required by the loan documents.

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Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(Loan No. 35)

(33) Single-Purpose Entity	Hilton Lexington Downtown (Loan No. 10)
Borrower is an SPE with permitted ancillary activities related to the operation of an adjacent condominium. Mortgaged property consists of floors 1-17 of a 22 story building. Floors 18-22 are comprised of 38 leasehold residential condominium units. Borrower is co-landlord with respect to the condominium units, and is responsible for maintaining residential common areas and managing HOA books in exchange for $30,000 annual management fee. The reciprocal easement agreement between the borrower (as owner of the mortgaged property) and condominium association provides, among other things, that the borrower has the option of obtaining insurance for both properties (i.e., the entire building), and any insurance for the condominium property is subject to the terms of the mortgage loan documents.

(33) Single-Purpose Entity	Courtyard by Marriott - Aventura (Loan No. 13)
Borrower is a recycled SPE, but prior owned property is not same as mortgaged property (borrower previously owned Courtyard Orlando, which was conveyed to affiliate prior to loan origination). Lender obtained clean Phase I ESA for the prior owned property. Borrower and guarantor are personally liable for losses related to prior owned property.

(33) Single-Purpose Entity	Continental Self Storage (Loan No. 92)
Borrower is a recycled SPE, but prior owned property is not same as mortgaged property (borrower previously owned unimproved parcel and private road parcel in Green Valley, AZ). Prior owned property was sold in July 2011 and private road parcel was conveyed to members in June 2014. Search of historical records and database review did not indicate evidence of recognized environmental conditions. Borrower and guarantor are personally liable for losses related to prior owned property.

(33) Single-Purpose Entity	Reserve at Cinco Ranch (Loan No. 95)
Borrower is a recycled SPE, but prior owned property not same as mortgaged property (borrower previously owned a multifamily property in Los Angeles, CA that was transferred approximately 10 years ago). An environmental database search on the other property did not identify any environmental issues. The loan documents provide that the borrower and guarantor are personally liable for losses related to prior owned property.

(42) Organization of Mortgagor	Columbus Square Portfolio (Loan No. 2)
Joseph Chetrit, a principal in CG Park West LLC (a 65% owner of the borrower) and individually a 16.7% indirect equityholder in borrower, was convicted of a federal felony in 1990 (entry of goods by means of false statements) in connection with a plan to circumvent U.S. import quotas on South Korean goods by trans-shipping South Korean fabric to France and re-labeling it as French for import into the U.S. Mr. Chetrit was sentenced to 3 years’ probation, among other things.

(42) Organization of Mortgagor	U-Haul Portfolio (Loan No. 7)
Guarantor (Amerco) filed Chapter 11 bankruptcy in June 2003. In March 2004 the company emerged from bankruptcy and its debt was restructured with all creditors paid and no dilution to equityholders. One factor in the bankruptcy was liability arising from improper accounting of certain SPE transaction. The company sued its auditor, PwC, in connection with the improper accounting treatment and obtained a settlement in excess of $50 million.

(42) Organization of Mortgagor	North Valley Plaza (Loan No. 12)
Sponsors (Richard Parks and Lucia Parks) and affiliated predecessor owner of the mortgaged property (North Valley Mall, LLC) filed Chapter 11 bankruptcy in 2009 and 2010 following Mervyn’s bankruptcy in 2008 and inability to refinance existing debt at maturity. The approved bankruptcy plan included an amended/restated note of $25.3 million, an

C-2-6

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

extended loan term to 2017 and amended payment terms. The subject mortgage loan is a refinancing of that obligation.

(42) Organization of Mortgagor	Courtyard by Marriott - Aventura (Loan No. 13)
Affiliates of sponsor (Jeffrey Soffer) filed for Chapter 11 bankruptcy protection in mid-2009 (later converted to Chapter 7 bankruptcy at the end of 2009) from the failure of Fontainebleau Las Vegas project. The project’s funding was disrupted by the Lehman bankruptcy in 2009. The bankruptcy court approved a comprehensive settlement in November 2013, but certain actions by the Chapter 7 trustee were excluded from the scope of the settlement. The Chapter 7 trustee’s lawsuits allege fraudulent conveyance, breach of fiduciary duty, mismanagement of the project and intentional misrepresentations. These actions are currently in mediation. While settlement of the Chapter 7 trustee’s claims within the $150 million limits of applicable director and officer liability policies is a possible outcome, the claims against Jeffrey Soffer individually could exceed $2 billion (the amounts claimed being based on total project costs), and we cannot assure you that such an adverse outcome will not occur. Subject to court approval, the Chapter 7 trustee reached a settlement with Soffer and its affiliates in July 2014 that, if approved, would result in a bar of further pending lawsuits and payment by Soffer of approximately $83 million, a substantial portion of which is being paid by insurance policies. The court is expected to rule on the proposed settlement in September 2014.

(42) Organization of Mortgagor	Big Oak Self Storage (Loan No. 104)	Sponsor (Jim Patterson) and his wife filed for Chapter 13 bankruptcy protection in mid -1990’s. Bankruptcy was closed in 1998.

(43) Environmental Conditions	Bank of America Plaza (Loan No. 1)
The Phase I environmental site assessment identified a 4,000 gallon UST that is used for fuel storage for a diesel-powered electrical power back-up generator at the property as a recognized environmental condition. Although no leaks or spills are reported, the UST is considered an environmental risk due to its age (40+ years). The Phase I environmental consultant estimated remediation costs, if necessary, at $30,000-$100,000. The system is equipped with a continuous automatic monitoring system, an automatic shut-off and an overfill alarm.

(43) Environmental Conditions	U-Haul Portfolio (Loan No. 7)
Phase I environmental site assessments for various properties identified recognized environmental conditions, as follows: (i) Fontana, CA: Two hydraulic lifts and oil/water separator on-site; (ii) Westfield, MA: Property was previously used as an auto dealership with possible hydraulic lifts; also, one 1000 gallon UST on-site; (iii) Detroit, MI: Former auto service and gas station, and one leaking UST incident currently pending; (iv) Grand Island, NE: Former auto repair hydraulic lift operated on-site, and dry cleaning operation operated on adjacent property; (v) Lebanon, NH: Two abandoned UST’s on adjacent property; (vi) Cincinnati, OH: Property was previously used for dry cleaning operation and auto service station, and adjacent property was occupied by printing facility; (vii) Bloomsburg, PA: Property was previously used as an auto service station, and five UST’s may have been removed without soil sampling; heating oil UST that is out of service; an on-site hydraulic lift that is sealed in concrete; floor drains in service bay that may have contained an oil/ water separator; and a prior on-site septic system; and (viii) El Paso, TX: Property contains eight abandoned hydraulic lifts with potential subsurface equipment; and an oil/water separator that may have leaked. In lieu of Phase II environmental site assessment and limited subsurface investigation for these properties, borrower obtained an environmental insurance policy from Great American Insurance Group, having coverage limits of $3 million per occurrence/ $15 million aggregate with a 13 year term (10 year ARD

C-2-7

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

loan with 30 year maturity), and having a $25,000 deductible. The policy premium was pre-paid at closing. Great American Insurance Group has an S & P rating of “A+”.

(43) Environmental Conditions	The Terraces at Willow Springs (Loan No. 87)
Phase I ESA indicated recognized environmental condition associated with prior on-site dry cleaning business conducted for about 12 years. No evidence of releases identified, but Phase II ESA was recommended to evaluate potential soil or groundwater contamination. In lieu of a Phase II, borrower obtained a $1 million environmental insurance policy from Steadfast Insurance Company, a member company of Zurich North America, with a 10 year term (equivalent to loan term) and 3 year policy tail, and having a $50,000 deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

(45) Appraisal	North Bechtle Square II (Loan No. 68)	Appraisal is dated November 8, 2013 (more than 6 months prior to July 10, 2014 loan origination).

(45) Appraisal	Bayview Marketplace (Loan No. 96)
Appraisal was ordered by Bernard Financial Corporation (mortgage broker and sub-servicer), and not directly by Wells Fargo. The appraisal was reviewed and approved through Wells Fargo’s internal peer review process.

C-2-8

The Royal Bank of Scotland

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(2) Whole Loan; Ownership of Mortgage Loans	Stamford Plaza Portfolio (Loan No. 3)
$270,000,000 loan to the borrower is secured on a pari passu basis by various notes (A-1 Note in amount of $120,000,000, A-2 Note in amount of $50,000,000, each in favor of Citigroup Global Markets Realty Corp. (“Citigroup”), and A-3 Note in amount of $100,000,000 in favor of The Royal Bank of Scotland (“RBS”)). RBS is contributing the A-3 Note to the WFRBS 2014-C22 Trust, and Citigroup will contribute the A-1 and A-2 Notes to a future securitization. The Mortgage Loan will be serviced pursuant to the WFRBS 2014-C22 Pooling and Servicing Agreement; however, after the A-1 Note is securitized, the Mortgage Loan will be serviced pursuant to that other securitization’s pooling and servicing agreement.

(5) Hospitality Provisions
Holiday Inn Express—Decatur, GA (Loan No. 38)

KCI Fairfield Inn & Suites, Kansas City, MO (Loan No. 63)

Korakia Pensione (Loan No. 64)

Hampton Inn, Manhattan, KS (Loan No. 72)

Red Roof Inn San Diego (Loan No. 75)

The Mortgage Loan documents contain an executed comfort letter in favor of The Royal Bank of Scotland. The Mortgage Loan Seller or its designee will provide written notice of the transfer and a request to franchisor for the issuance of a replacement comfort letter in favor of the Trust in the form and within the applicable time period required by such comfort letter. However, there can be no assurances that the franchisor will issue a new comfort letter in favor of the Trust.

(7) Liens, Valid Assignment	Stamford Plaza Portfolio (Loan No. 3)
$270,000,000 loan to the borrower is secured on a pari passu basis by various notes (A-1 Note in amount of $120,000,000, A-2 Note in amount of $50,000,000, each in favor of Citigroup Global Markets Realty Corp. (“Citigroup”), and A-3 Note in amount of $100,000,000 in favor of The Royal Bank of Scotland (“RBS”)). RBS is contributing the A-3 Note to the WFRBS 2014-C22 Trust, and Citigroup will contribute the A-1 and A-2 Notes to a future securitization. The Mortgage Loan will be serviced pursuant to the WFRBS 2014-C22 Pooling and Servicing Agreement; however, after the A-1 Note is securitized, the Mortgage Loan will be serviced pursuant to that other securitization’s pooling and servicing agreement.

(28) Recourse Obligations	Stamford Plaza Portfolio (Loan No. 3)	The Mortgage Loan provides for recourse for losses in connection with borrower’s commission of intentional physical waste at the Mortgaged Property.

(30) Financial Reporting and Rent Rolls	Stamford Plaza Portfolio (Loan No. 3)	The Mortgage Loan requires the borrower to provide the holder of the Mortgage Loan with monthly operating statements and rent rolls.

C-2-9

Rialto Mortgage Finance, LLC

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(18) Insurance	55 Miracle Mile (Loan No. 18)
Solely with respect to the common elements at the condominium, the insurance maintained by the condominium association does not comply with all of the requirements in the representations and warranties including that the condominium documents do not require that (x) the insurers satisfy the rating requirements set forth in the representations and warranties, (y) the lender be named as an insured on the policies or (z) the lender be furnished with notice of any modification or termination of the insurance maintained by the condominium association.

Solely with respect to the common elements at the condominium the insurance maintained by the condominium association does not require that lender control the application or disbursements of the proceeds; however, the board of directors of the condominium association has agreed to appoint (upon the occurrence of a casualty or condemnation resulting in damage to the common elements or other portions of the condominium for which the condominium association is required to maintain or maintains insurance in excess of $1,000,000.00), an insurance trustee to receive proceeds and for so long as the Mortgage encumbers the Mortgaged Property, the Board has agreed that (i) such insurance trustee will be required, in addition to meeting the requirements set forth in the condominium documents, to have a credit rating of at least “A” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., “A2” by Moody’s Investor Service, Inc., or “A” by Fitch, Inc. or an equivalent rating by any other statistical rating agency in the event any of the foregoing have not rated any such insurance trustee, (ii) it will direct the insurance trustee to deposit any proceeds in a separate trust account for the benefit of the condominium unit owners and their mortgagees and (iii) disburse such proceeds in a manner consistent with the practices of prudent commercial lenders.

(18) Insurance	WalMart Orangeburg (Loan No. 58)
The Mortgage Loan documents permit Wal-Mart Stores, Inc. to provide insurance for the Mortgaged Property provided, the Insurance Waiver Conditions (as defined in the Mortgage Loan documents) are satisfied.

The Mortgage Loan also permits Wal-Mart Stores, Inc. to self-insure provided, the Self Insurance Conditions (as defined in the Mortgage Loan documents), are satisfied, which conditions include, among other things, that Wal-Mart Stores, Inc. maintains a credit rating of A- by S&P, A3 by Moody’s and A- by Fitch.

The lender acknowledges that Wal-Mart Stores, Inc. self-insures pursuant to the terms of the Wal-Mart lease and that the Borrower’s insurance obligations under the Mortgage Loan documents will be deemed satisfied, so long as the Self-Insurance Conditions (as defined in the Mortgage Loan documents) are satisfied.

(26) Local Law Compliance	55 Miracle Mile (Loan No. 18)
The records of the City of Coral Gables reflect several open permits in connection with internal tenant improvements that were not completed or closed at the Mortgaged Property for tenants who are no longer in occupancy. The Mortgage Loan documents require the Borrower to make commercially reasonable efforts to close out all open and expired permits at the Mortgaged Property.

The City of Coral Gables has issued certain notices of violation related to the operation of Latin Kitchen, LLC (Azucar). However, this tenant is in

C-2-10

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

the process of vacating the premises and the Mortgage Loan Seller underwrote this space as vacant.

(26) Local Law Compliance	Merri-Five Plaza (Loan No. 69)	The use as a restaurant by the Dale Yee Chow Mein Restaurant is a legal nonconforming use. L&O insurance is not available.

(28) Recourse Obligations	Various Rialto Mortgage Loans	Criminal acts by the guarantor do not comprise a basis for recourse to the Mortgagor or the guarantor.

(28) Recourse Obligations	Fishers Town Center (Loan No. 70)
There is no recourse if the borrower truthfully acknowledges insolvency or its inability to pay its debt as they become due in any non-collusive, involuntary bankruptcy proceeding or other non-collusive litigation)

(28) Recourse Obligations	Shops at Lily Cache Creek (Loan No. 74)	The provision for recourse with respect to the misappropriation of rents after an event of default or security deposits applies to those collected more than one (1) month in advance.

(31) Act of Terrorism Exclusion	55 Miracle Mile (Loan No. 18)
The Mortgage Loan documents provide that the Borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance (without giving effect to the cost of the terrorism component of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31) Act of Terrorism Exclusion	WalMart Orangeburg (Loan No. 58)
The Mortgage Loan documents permit Wal-Mart Stores, Inc. to self-insure and Wal-Mart Stores, Inc. currently self-insures. The lender acknowledges that Wal-Mart Stores, Inc. self-insures pursuant to the terms of the Wal-Mart lease and that the Borrower’s insurance obligations under the Mortgage Loan documents will be deemed satisfied, so long as the Self-Insurance Conditions (as defined in the Mortgage Loan documents) are satisfied.

(33) Single-Purpose Entity	Strand Building (Loan No. 65)
The borrower is a recycled SPE and has never owned other property. However, the borrower guaranteed the debt of an affiliate which debt was secured by two mortgages on the mortgaged property. The debt has been paid in full and borrower has been released from the guaranty. In addition the loan documents provide for recourse for losses associated with the debt.

C-2-11

Liberty Island Group I LLC

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(2) Whole Loan; Ownership of Mortgage Loans	All LIG I Mortgage Loans (Loan Nos. 11, 15, 23, 42, 44, 45, 52, 57 and 91)
Prudential Asset Resources, Inc. is the primary servicer of the Liberty Island Mortgage Loans. The loans will be transferred to the WFRBS Commercial Mortgage Trust 2014-C22 subject to the terms of a primary servicing agreement.

(8) Permitted Liens; Title Insurance	Sansone Regal Plaza (Loan No. 23)
Tenant, Regal Cinemas, which operates its leased premises pursuant to a ground lease, has a right of first offer to purchase its leased premises, or any portion of the Mortgaged Property that includes its leased premises, if the Mortgagor elects to market such property for sale to a third party. The right of first offer is a 30-day right.

(8) Permitted Liens; Title Insurance	Rolling Hills Apartments (Loan No. 44)	The Mortgaged Property contains two parcels that are contiguous except for a public right of way which runs between such parcels.

(15) Actions Concerning Mortgage Loan	Zang Business Center (Loan No. 42)
An entity affiliated with the carveout guarantor of the Mortgage Loan, Park and Flanders LLC (“Park”), is a lender on a defaulted loan unrelated to the Mortgage Loan. Park has filed a claim against the guarantor of such defaulted loan, and such guarantor has filed a counterclaim against both Park and the carveout guarantor of the Mortgage Loan. No specific dollar amount was claimed in the countersuit.

(18) Insurance	400 Atlantic Avenue (Loan No. 15)
The Mortgagor is not required to maintain flood insurance in excess of the amount available under the National Flood Insurance Program until August 30, 2014. A reserve in the amount of $50,000 was established at origination for use by the lender to force place such flood insurance in the event that the Mortgagor fails to obtain such coverage, which reserve will be released upon the lender’s receipt of evidence demonstrating that the Mortgagor has obtained flood insurance (i) in the amount required to compensate for any damage or loss on a replacement basis or (ii) such lower amount as agreed to by the lender in its absolute discretion.

(26) Local Law Compliance	Rolling Hills Apartments (Loan No. 44)
The Mortgagor is not in possession of certain certificates of occupancy and permits. The zoning report obtained at origination of the Mortgage Loan states that failure to obtain certificates of occupancy does not constitute a violation and will not give rise to any enforcement action.

(27) Licenses and Permits	Rolling Hills Apartments (Loan No. 44)
The Mortgagor is not in possession of certain certificates of occupancy or permits. The zoning report obtained at origination of the Mortgage Loan states that failure to obtain certificates of occupancy does not constitute a violation and will not give rise to any enforcement action.

(28) Recourse Obligations	400 Atlantic Avenue (Loan No. 15)
There is no natural person or entity distinct from the Mortgagor serving as a guarantor with respect to the recourse obligations of the Mortgagor. At origination of the Mortgage Loan, the Mortgagor provided a clean, irrevocable, evergreen letter of credit in the amount of $3,000,000 in lieu of providing a guarantor. The lender is entitled to draw upon such letter of credit in the event that the borrower is determined liable for any guaranteed costs, full recourse liabilities or indemnified costs.

(28) Recourse Obligations	Woodstock Crossing (Loan No. 91)	There is no natural person or entity distinct from the Mortgagor serving as a guarantor with respect to the recourse obligations of the Mortgagor.

C-2-12

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(32) Due on Sale or Encumbrance	Sansone Regal Plaza (Loan No. 23)
The Mortgagor is owned by two managing members, Regal 2 CS, LLC (“Regal”) and Ames Holding Company, LP (“Ames”), each of which controls a 50% interest in the Mortgagor. The Mortgage Loan documents permit Regal and Ames to make a future preferred equity investment in the Mortgagor in the amounts of $522,520.52 and $105,202.76, respectively, without the consent of the lender, provided however, that (i) neither Regal nor Ames is permitted to transfer, assign or encumber its interest or rights (including without limitation any control rights) in their respective preferred investments in the Mortgagor, respectively and (ii) neither the Mortgagor, any member of the Mortgagor, nor any other third party is permitted to create or consent to the creation of any additional preferred investment or similar interest in the Mortgagor by any person or entity other than a current member of the Mortgagor, without in each case receiving the prior approval of the lender in its sole and absolute discretion.

C-2-13

NCB, FSB

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(9) Junior Liens	14 Horatio Street Apartments Corp. (Loan No. 78)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	250 Equities Corp. (Loan No. 128)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	250 West 16th Street Owners Corp. (Loan No. 124)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $750,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	3215 Owners, Ltd. (Loan No. 123)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	338 West 19th Street Incorporated (Loan No. 129)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $200,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	406 West 46th Street Corp. (Loan No. 126)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	72nd Street East Corporation (Loan No. 77)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $1,250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	741 West End Avenue Owners Corp. (Loan No. 127)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	Bay Terrace Cooperative Section VIII, Inc. (Loan No. 90)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	Fifth Avenue Loft Corporation (Loan No. 73)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $1,000,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	Greenwood Arms Cooperative Corp. (Loan No. 81)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	Michelle Tenants Corp. (Loan No.	The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $400,000. As of the Cut-off

C-2-14

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

	122)	Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	Parkside Development Company, Inc. (Loan No. 59)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $1,000,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	Sted Tenant Owners Corp. (Loan No. 117)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $200,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(18) Insurance	3215 Owners, Ltd. (Loan No. 123)	The rental loss insurance for the related Property covers a period of less than 12 months.

(28) Recourse Obligations	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 20, 59, 73, 77, 78, 81, 88, 89, 90, 101, 117, 121, 122, 123, 124, 126, 127, 128 and 129)
All of the Mortgage Loans secured by residential cooperatives are fully recourse to the related Mortgagors. There are no guarantors for any of Mortgage Loans secured by residential cooperative properties.

(30) Financial Reporting and Rent Rolls	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 20, 59, 73, 77, 78, 81, 88, 89, 90, 101, 117, 121, 122, 123, 124, 126, 127, 128 and 129)	The Mortgage Loans secured by residential cooperatives do not require the Mortgagor to provide the owner or holder of such Mortgage Loans with quarterly operating statements.

(30) Financial Reporting and Rent Rolls	Fifth Avenue Loft Corporation (Loan No. 73) 14 Horatio Street Apartments Corp. (Loan No. 78) 74 Fifth Avenue Owner’s Corporation (Loan No. 101)	The Property has an individual lease which accounts for more than 5% of the in-place base rent, but the Mortgage Loan does not require the Mortgagor to provide a quarterly rent roll.

(31) Acts of Terrorism Exclusion	3215 Owners, Ltd. (Loan No. 123) Sted Tenant Owners Corp. (Loan No. 117)	The Property is not insured against Acts of Terrorism.

C-2-15

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(32) Due on Sale or Encumbrance	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 20, 59, 73, 77, 78, 81, 88, 89, 90, 101, 117, 121, 122, 123, 124, 126, 127, 128 and 129)
All of the Mortgage Loans secured by residential cooperatives permit, without the prior written consent of the holder of the related Mortgage, transfers of stock of the related Mortgagor in connection with the assignment of a proprietary lease for an apartment unit by a tenant-shareholder of the related Mortgagor to other persons who by virtue of such transfers become tenant-shareholders in the related Mortgagor.

(33) Single-Purpose Entity	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 20, 59, 73, 77, 78, 81, 88, 89, 90, 101, 117, 121, 122, 123, 124, 126, 127, 128 and 129)	The Mortgagors under the Mortgage Loans secured by residential cooperatives are not Single-Purpose Entities.

(36) Ground Leases	Bay Terrace Cooperative Section VIII, Inc. (Loan No. 90)
(E) The Ground Lease does not specifically provide that it is further assignable (i.e., beyond the primary assignee) without the consent of the lessor;

(L) The Ground Lease requires the ground lessor to enter into a new ground lease with the lender upon termination of the Ground Lease, but does not specifically require the ground lessor to enter into a new lease if the Ground Lease is rejected in a bankruptcy proceeding.

(39) Rent Rolls; Operating Histories	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 20, 59, 73, 77, 78, 81, 88, 89, 90, 101, 117, 121, 122, 123, 124, 126, 127, 128 and 129)
The Mortgage Loan Seller has received maintenance schedules in lieu of rent rolls.

Other than as described below with respect to Park Town Cooperative Homes No. 1, Inc. (Loan No. 89) and Marion Plaza (Loan No. 111), the Mortgage Loan Seller has obtained operating histories (generally in the form of an accountant’s financial statement or a statement of financial affairs prepared by the property manager of the related Mortgagor) which has been certified either by the related Mortgagor (or an officer thereof), the property manager of the related Mortgagor or the accountant that prepared the financial statement.

(39) Rent Rolls; Operating Histories	Marion Plaza (Loan No. 111)	The Mortgage Loan Seller did not receive a rent roll certified by the Mortgagor within 180 days of the date of origination of the related Mortgage Loan.

(39) Rent Rolls; Operating Histories	Park Town Cooperative Homes No. 1, Inc. (Loan No. 89) Marion Plaza (Loan No. 111)	The Mortgage Loan Seller has not obtained an operating history with respect to the Mortgaged Property as of a date within 180 days of the date of origination of the related Mortgage Loan.

C-2-16

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(42) Organization of Mortgagor	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 20, 59, 73, 77, 78, 81, 88, 89, 90, 101, 117, 121, 122, 123, 124, 126, 127, 128 and 129)
For purposes of Representation 42 with respect to Mortgage Loans secured by residential cooperatives, the term “Controlling Owner” shall mean any single shareholder of a Mortgagor that owns shares appurtenant to 50% or more of the residential cooperative units at the related Mortgaged Property. For purpose of all representations and warranties with respect to Mortgage Loans secured by residential cooperatives, the term “Sponsor Diligence” shall mean, to the extent such information is available to the Mortgage Loan Seller, (a) an analysis of the rent collection processes of the Controlling Owner, (b) an analysis of the financial statements of the Controlling Owner, including an analysis of net worth, liquidity and certain legal issues, (c) an analysis of positive and/or negative carry, (d) an analysis of the rent roll, pertaining to the units owned by the Controlling Owner and (e) an analysis of credit reports, including FICO scores, of the Controlling Owners. For purposes of this exception to Representation 42, there are no Mortgage Loans that have a Controlling Owner, as defined above.

(47) Cross-Collateralization	14 Horatio Street Apartments Corp. (Loan No. 78)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	250 Equities Corp. (Loan No. 128)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	250 West 16th Street Owners Corp. (Loan No. 124)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $750,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	3215 Owners, Ltd. (Loan No. 123)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	338 West 19th Street Incorporated (Loan No. 129)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $200,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	406 West 46th Street Corp. (Loan No. 126)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	72nd Street East Corporation (Loan No. 77)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $1,250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	741 West End Avenue Owners Corp. (Loan No. 127)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

C-2-17

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(47) Cross-Collateralization	Bay Terrace Cooperative Section VIII, Inc. (Loan No. 90)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	Fifth Avenue Loft Corporation (Loan No. 73)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $1,000,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	Greenwood Arms Cooperative Corp. (Loan No. 81)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	Michelle Tenants Corp. (Loan No. 122)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $400,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	Parkside Development Company, Inc. (Loan No. 59)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $1,000,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	Sted Tenant Owners Corp. (Loan No. 117)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $200,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

C-2-18

C-III Commercial Mortgage LLC

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(5) Hospitality Provisions	Holiday Inn Express & Suites Dallas East (Loan No. 55) Fairfield Inn Suites – Lock Haven (Loan No. 56) Best Western Plus (Loan No. 115)
The Mortgage Loan documents contain an executed comfort letter in favor of C-III Commercial Mortgage LLC. The Mortgage Loan Seller or its designee will provide written notice of the transfer and a request to franchisor for the issuance of a replacement comfort letter in favor of the Trust in the form and within the applicable time period required by such comfort letter. However, there can be no assurances that the franchisor will issue a new comfort letter in favor of the Trust.

(5) Hospitality Provisions	Fairfield Inn Suites – Lock Haven (Loan No. 56)
The related Mortgaged Property is subject to an operating lease (the “Operating Lease”) between the related Mortgagor as landlord and the franchisee/manager of the Mortgaged Property as tenant (the “Operating Tenant”). The Operating Lease is unrecordable pursuant to its terms and is subject to a written subordination agreement. The collateral includes an assignment by the related Mortgagor of the Operating Lease and the rents thereunder. The Operating Tenant has provided a limited recourse guaranty secured by an assignment by the Operating Tenant of its rights under the franchise agreement and the hotel receipts. The comfort letter was executed by the Operating Tenant as franchisee rather than by the related Mortgagor.

(5) Hospitality Provisions	Best Western Plus (Loan No. 115)
The related Mortgaged Property is operated pursuant to a “Membership Agreement” with Best Western International, Inc. The comfort letter does not require signature by the Mortgagor and states that it is not enforceable by the lender; however the bylaws of Best Western International, Inc. provide that no transfer restrictions shall apply to a transfer to a bona fide lender following foreclosure provided that lender enters into standard agreements with the franchisor, all unpaid amounts are satisfied and the property meets Best Western standards.

(8) Permitted Liens; Title Insurance	Rite Aid Middletown (Loan No. 99)
The sole tenant has a right of first refusal (a “ROFR”) to purchase the related Mortgaged Property, provided that such ROFR does not apply to any sale or conveyance in foreclosure or a similar proceeding or pursuant to a deed-in-lieu of foreclosure.

(10) Assignment of Leases and Rents	Fairfield Inn Suites – Lock Haven (Loan No. 56)	The exception for the subject Mortgage Loan with respect to Representation and Warranty No. 5 is also applicable to Representation and Warranty No. 10.

(11) Financing Statements	Fairfield Inn Suites – Lock Haven (Loan No. 56)	The exception for the subject Mortgage Loan with respect to Representation and Warranty No. 5 is also applicable to Representation and Warranty No. 11.

(18) Insurance	All C3CM Mortgage Loans (Loan Nos. 25, 37, 55, 56, 94, 97, 99, 100, 112, 113, 114, 115, 116, 118, 119, 120 and 125)
The related loan documents may provide for a terrorism insurance coverage cap equal to the amount of coverage available at a cost not in excess of two times the all risk insurance premium (without terrorism insurance coverage and without coverage for other catastrophe perils such as flood, windstorm and earthquake).

(18) Insurance	Rite Aid Middletown (Loan No. 99)	Pursuant to the terms of the Rite Aid lease, the Rite Aid tenant is entitled to provide its own property and related insurance (including through self-insurance).

C-2-19

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(18) Insurance	Westwood Manor MHP (Loan No. 113)
A section of the eastern portion of related Mortgaged Property is located in a flood zone. There are no borrower-owned structures located in this area. The related Mortgagor is not obligated to maintain flood insurance.

(26) Local Law Compliance
Carson Plaza (Loan No. 25)

North Salem Self Storage (Loan No. 97)

Shackleford MHP (Loan No. 100)

Safari MHP (Loan No. 112)

Westwood Manor MHP (Loan No. 113)

The Mill MHC (Loan No. 114)

Osceola MHC (Loan No. 118)

Lakeview Mobile Court (Loan No. 119)

Mountain View MHC (Loan No. 120)

Great Space Self Storage (Loan No. 125)

For each of the subject Mortgage Loans, each of the related Mortgaged Properties constitutes a legal nonconforming use and/or structure which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the damage or the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.

(27) Licenses and Permits	Fairfield Inn Suites – Lock Haven (Loan No. 56)	The hotel franchise is in name of the Operating Tenant rather than the related Mortgagor, and therefore, maintenance of the hotel franchise is not under the control of the related Mortgagor.

(29) Mortgage Releases	Westwood Manor MHC (Loan No. 113)
The subject Mortgage Loan permits the free release of a nearly vacant tract of land that is a separate tax parcel, is approximately seven (7) acres in size and was valued in a recent appraisal at approximately $50,000.

(31) Acts of Terrorism Exclusion	All C3CM Mortgage Loans (Loan Nos. 25, 37, 55, 56, 94, 97, 99, 100, 112, 113, 114, 115, 116, 118, 119, 120 and 125)
The related loan documents may provide for a terrorism insurance coverage cap equal to the amount of coverage available at a cost not in excess of two times the all risk insurance premium (without terrorism insurance coverage and without coverage for other catastrophe perils such as flood, windstorm and earthquake).

(31) Acts of Terrorism Exclusion	Rite Aid Middletown (Loan No. 99)
Pursuant to the terms of the Rite Aid lease, the Rite Aid tenant is entitled to provide its own property and related insurance (including through self-insurance) which may or may not include terrorism insurance.

C-2-20

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(32) Due on Sale or Encumbrance	Westwood Manor MHC (Loan No. 113)	The exception for the subject Mortgage Loan with respect to Representation and Warranty No. 29 is a permitted transfer under the related due on sale clause.

(34) Defeasance	All C3CM Mortgage Loans (Loan Nos. 25, 37, 55, 56, 94, 97, 99, 100, 112, 113, 114, 115, 116, 118, 119, 120 and 125)
The related loan documents do not require that the defeased note be assumed by, or that the defeasance collateral be transferred to, a Single-Purpose Entity. However, in such cases, the successor borrower must be an entity established or designated by the lender or its designee.

C-2-21

Basis Real Estate Capital II, LLC

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(18) Insurance	Bentley Commons at Keene (Loan No. 21)	The Mortgage Loan documents provide that general commercial liability insurance is in the so-called “claims made” or “per occurrence” form (not just the “per occurrence” form).

(18) Insurance
Alpha Health Center (Loan No. 22)

Holiday Inn Express – Lexington (Loan No. 43)

Holiday Inn Express – Georgetown (Loan No. 53)

Rite Aid Portfolio (Loan No. 62)

Best Western Plus Dallas Hotel and Conference Center (Loan No. 67)

The Mortgage Loan documents provide that the threshold at which the related lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is the lesser of (x) $150,000 and (y) 10% of the outstanding principal balance of the Mortgage Loan, instead of 5% of the outstanding principal balance of the Mortgage Loan.

(18) Insurance	Bentley Commons at Keene (Loan No. 21)
The Mortgage Loan documents provide that the threshold at which the related lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration $500,000, instead of 5% of the outstanding principal balance of the Mortgage Loan.

(28) Recourse Obligations	All Basis Mortgage Loans (Loan Nos. 21, 22, 43, 53, 62 and 67)
The provisions in the Mortgage Loan documents providing for recourse in connection with waste at the related Mortgaged Properties provide recourse for intentional waste only.

The provisions in the Mortgage Loan documents provide for recourse in connection with material misrepresentation rather than intentional misrepresentation.

(33) Single-Purpose Entity	Alpha Health Center (Loan No. 22)	The Mortgage Loan documents require the borrower to be a Single-Purpose Entity, however, the organizational documents do not.

(44) Lease Estoppels	Alpha Health Center (Loan No. 22)
Lease estoppels have not, as at August 15, 2014, been obtained in respect of the following tenants: (1) Scheiner Chiropractic, LLC; and (2) Arpen N. Patel, D.M.D., LLC. Pursuant to the Mortgage Loan documents, the related borrower and guarantor are required to provide the estoppels in respect of the aforementioned tenants within 30 days of closing (August 15, 2015) and are liable for any losses relating to the failure to do so.

C-2-22

Walker & Dunlop Commercial Property Funding I WF, LLC

Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(8) Permitted Liens, Title Insurance	Geracimos Portfolio (Loan No. 41)	A Middletown tenant (Manhattan Bagel) has a Right of First Refusal (ROFR) to purchase the entire subject property at 400 West Main Street.

(18) Insurance	Kingston Point (Loan No. 66)
The Mortgagor is required to maintain flood insurance in an amount equal to the appraised value of the Mortgaged Property. Guarantor is liable for all uninsured damage to the Mortgaged Property resulting from special flood hazards, up to a maximum amount of $1,261,948. The maximum amount of guarantor’s obligations for uninsured damage plus the maximum required flood insurance amount equals the full replacement cost of the Mortgaged Property.

(29) Mortgage Releases	Normandale Village (Loan No. 27)
The subject Mortgage Loan permits the release of certain out parcels known as the Perkins Parcel and the BP Parcel upon partial prepayment of the Mortgage Loan in an amount equal to 105% of the allocated loan amount for such out parcels.

(43) Environmental Conditions	Normandale Village (Loan No. 27)
The Phase I ESA indicated a recognized environmental condition associated with former occupancy by a dry cleaning business and subsequent subsurface investigations revealing tetrachloroethylene (PCE) impacted soils. In connection with this recognized environmental condition, a restrictive covenant was completed to document the former dry cleaners location as a restricted area with operational use restrictions and maintenance requirements. The Phase I ESA indicated that other than continuing to adhere to the restrictive covenant, no further action is recommended.

C-2-23

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Annex D

Global Clearance, Settlement and Tax Documentation Procedures

The globally offered WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22, Class A-1, A-2, A-3, A-4, A-5, A-SB, A-S, X-A, X-B, B, C and PEX certificates, will generally be available only in book-entry form.

The book-entry certificates will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

Secondary market trading between investors holding book-entry certificates through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional Eurobond practice, which is seven calendar days’ settlement.

Secondary market trading between investors holding book-entry certificates through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

Secondary cross-market trading between member organizations of Clearstream or Euroclear and DTC participants holding book-entry certificates will be accomplished on a delivery against payment basis through the respective depositaries of Clearstream and Euroclear, in that capacity, as DTC participants.

As described under “Certain U.S. Federal Income Tax Documentation Requirements” below, non-U.S. holders of book-entry certificates will be subject to U.S. withholding taxes unless those holders meet specific requirements and deliver appropriate U.S. tax documents to the securities clearing organizations of their participants.

Initial Settlement

All certificates of each class of offered certificates will be held in registered form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the book-entry certificates will be represented through financial institutions acting on their behalf as direct and indirect DTC participants. As a result, Clearstream and Euroclear will hold positions on behalf of their member organizations through their respective depositaries, which in turn will hold positions in accounts as DTC participants.

Investors’ securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their book-entry certificates through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional Eurobonds, except that there will be no temporary global security and no “lock up” or restricted period. Global securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants. Secondary market trading between DTC participants will be settled in same-day funds.

Trading between Clearstream and/or Euroclear Participants. Secondary market trading between member organizations of Clearstream or Euroclear will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading between DTC Seller and Clearstream or Euroclear Purchaser. When book-entry certificates are to be transferred from the account of a DTC participant to the account of a member organization of Clearstream or Euroclear, the purchaser will send instructions to Clearstream or Euroclear through that member organization at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct the respective depositary to receive the book-entry certificates against payment. Payment will include interest accrued on the book-entry certificates from and including the first day of the calendar month in which the last coupon payment date occurs (or, if no coupon payment date has occurred, from and including September 1, 2014) to and excluding the settlement date, calculated on the basis of a year of 360 days consisting of twelve 30-day months. Payment will then be made by participant’s account against delivery of the book-entry certificates. After settlement has been completed, the book-entry certificates will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the account of the member organization of Clearstream or Euroclear, as the case may be. The securities credit will appear the next day, European time, and the cash debit will be back-valued to, and the interest on the book-entry certificates will accrue from, the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date, which means the trade fails, the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Member organizations of Clearstream and Euroclear will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the book-entry certificates are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, member organizations of Clearstream or Euroclear can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, the member organizations purchasing book-entry certificates would incur overdraft charges for one day, assuming they cleared the overdraft when the book-entry certificates were credited to their accounts. However, interest on the book-entry certificates would accrue from the value date. Therefore, in many cases the investment income on the book-entry certificates earned during that one-day period may substantially reduce or offset the amount of those overdraft charges, although this result will depend on the cost of funds of the respective member organization of Clearstream or Euroclear.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry certificates to the respective depositary for the benefit of member organizations of Clearstream or Euroclear. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, member organizations of Clearstream or Euroclear may employ their customary procedures for transactions in which book-entry certificates are to be transferred by the respective clearing system, through the respective depositary, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a member organization of Clearstream or Euroclear at least one business day prior to settlement. In these cases, Clearstream or Euroclear, as appropriate, will instruct the respective depositary to deliver the book-entry certificates to the DTC participant’s account against payment. Payment will include interest accrued on the book-entry certificates from and including the first day of the calendar month in which the last coupon payment date occurs (or, if no coupon payment date has occurred, from and including September 1, 2014) to and excluding the settlement date, calculated on the basis of a year of 360 days consisting of twelve 30-day months. The payment will then be reflected in the account of the member organization of Clearstream or Euroclear the following day, and receipt of the cash proceeds in the account of that member organization of Clearstream or Euroclear would be back-valued to the value date, which would be the preceding day, when settlement occurred in New York. Should the member organization of Clearstream or Euroclear have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over the one-day period. If settlement is not completed on the intended value date, which means the trade fails, receipt of the cash proceeds in the account of the member organization of Clearstream or Euroclear would be valued instead as of the actual settlement date.

Finally, day traders that use Clearstream or Euroclear and that purchase book-entry certificates from DTC participants for delivery to member organizations of Clearstream or Euroclear should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

●
borrowing through Clearstream or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts, in accordance with the clearing system’s customary procedures;

●
borrowing the book-entry certificates in the United States from a DTC participant no later than one day prior to settlement, which would allow sufficient time for the book-entry certificates to be reflected in their Clearstream or Euroclear accounts in order to settle the sale side of the trade; or

●
staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the member organization of Clearstream or Euroclear.

Certain U.S. Federal Income Tax Documentation Requirements

A holder that is not a “United States person” (a “U.S. person”) within the meaning of Section 7701(a)(30) of the Code (a “non-U.S. holder”) holding a book-entry certificate through Clearstream, Euroclear or DTC may be subject to U.S. withholding tax unless such holder provides certain documentation to the issuer of such holder’s book-entry certificate, the Certificate Administrator or any other entity required to withhold tax (any of the foregoing, a “U.S. withholding agent”) establishing an exemption from withholding. A non-U.S. holder may be subject to withholding unless each U.S. withholding agent receives:

1.
from a non-U.S. holder that is classified as a corporation for U.S. federal income tax purposes or is an individual, and is eligible for the benefits of the portfolio interest exemption or an exemption (or reduced rate) based on a treaty, a duly completed and executed IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms);

2.
from a non-U.S. holder that is eligible for an exemption on the basis that the holder’s income from the certificate is effectively connected to its U.S. trade or business, a duly completed and executed IRS Form W-8ECI (or any successor form); or

3.
from a non-U.S. holder that is classified as a partnership for U.S. federal income tax purposes, a duly completed and executed IRS Form W-8IMY (or any successor form) with all supporting documentation (as specified in the U.S. Treasury Regulations) required to substantiate exemptions from withholding on behalf of its partners; certain partnerships may enter into agreements with the IRS providing for different documentation requirements and it is recommended that such partnerships consult their tax advisors with respect to these certification rules;

4.	from a non-U.S. holder that is an intermediary (i.e., a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a certificate):

(a)
if the intermediary is a “qualified intermediary” within the meaning of section 1.1441-1(e)(5)(ii) of the U.S. Treasury Regulations (a “qualified intermediary”), a duly completed and executed IRS Form W-8IMY (or any successor or substitute form)—

(i)	stating the name, permanent residence address and qualified intermediary employer identification number of the qualified intermediary and the country under the laws of which the qualified intermediary is created, incorporated or governed,

(ii)	certifying that the qualified intermediary has provided, or will provide, a withholding statement as required under section 1.1441-1(e)(5)(v) of the U.S. Treasury Regulations,

(iii)	certifying that, with respect to accounts it identifies on its withholding statement, the qualified intermediary is not acting for its own account but is acting as a qualified intermediary, and

(iv)
providing any other information, certifications, or statements that may be required by the IRS Form W-8IMY or accompanying instructions in addition to, or in lieu of, the information and certifications described in section 1.1441-1(e)(3)(ii) or 1.1441-1(e)(5)(v) of the U.S. Treasury Regulations; or

(b)	if the intermediary is not a qualified intermediary (a “nonqualified intermediary”), a duly completed and executed IRS Form W-8IMY (or any successor or substitute form)—

(i)	stating the name and permanent residence address of the nonqualified intermediary and the country under the laws of which the nonqualified intermediary is created, incorporated or governed,

(ii)	certifying that the nonqualified intermediary is not acting for its own account,

(iii)
certifying that the nonqualified intermediary has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of such nonqualified intermediary’s beneficial owners, and

(iv)
providing any other information, certifications or statements that may be required by the IRS Form W-8IMY or accompanying instructions in addition to, or in lieu of, the information, certifications, and statements described in section 1.1441-1(e)(3)(iii) or (iv) of the U.S. Treasury Regulations; or

5.
from a non-U.S. holder that is a trust, depending on whether the trust is classified for U.S. federal income tax purposes as the beneficial owner of the certificate, either an IRS Form W-8BEN-E or W-8IMY; any non-U.S. holder that is a trust should consult its tax advisors to determine which of these forms it should provide.

All non-U.S. holders will be required to update the above-listed forms and any supporting documentation in accordance with the requirements under the U.S. Treasury Regulations. These forms generally remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Under certain circumstances, an IRS Form W-8BEN or Form W-8BEN-E, as applicable, if furnished with a taxpayer identification number, remains in effect until the status of the beneficial owner changes, or a change in circumstances makes any information on the form incorrect.

In addition, all holders, including holders that are U.S. persons, holding book-entry certificates through Clearstream, Euroclear or DTC may be subject to backup withholding unless the holder—

●	provides the appropriate IRS Form W-8 (or any successor or substitute form), duly completed and executed, if the holder is a non-U.S. holder;

●	provides a duly completed and executed IRS Form W-9, if the holder is a U.S. person; or

●	can be treated as an “exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of the U.S. Treasury Regulations (e.g., a corporation or a financial institution such as a bank).

This summary does not deal with all of the aspects of U.S. federal income tax withholding or backup withholding that may be relevant to investors that are non-U.S. holders. Such holders are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of book-entry certificates.

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Annex E-1

Form of Trust Advisor Annual Report1
(Subordinate Control Period)

Report Date:  Report will be delivered annually no later than [INSERT DATE].
Transaction:  WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through
Certificates, Series 2014-C22
Trust Advisor:  Pentalpha Surveillance LLC
Special Servicer:  CWCapital Asset Management LLC, NCB, FSB
Subordinate Class Representative:  [_____________________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report.

1.	[__] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.
[__] of such Specially Serviced Mortgage Loans are still being analyzed by the Special Servicer and/or Subordinate Class Representative as part of the development of an Asset Status Report. This report does not include work activity related to those open cases.

b.
[__] of such Specially Serviced Mortgage Loans had executed Final Asset Status Reports. This report is based only on the Specially Serviced Mortgage Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Trust Advisor has undertaken a limited review of the Special Servicer’s operational activities to service the Specially Serviced Mortgage Loans in accordance with the Servicing Standard. Based on such review, the Trust Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Trust Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL INFORMATION].

In connection with the assessment set forth in this report:

1.
The Trust Advisor reviewed the Final Asset Status Report that was previously executed by the Special Servicer for the following [__] Specially Serviced Mortgage Loans: [LIST APPLICABLE SPECIALLY SERVICED MORTGAGE LOANS].

2.
The Trust Advisor’s review of the Final Asset Status Reports should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit the property or interact with the borrower.

3.	All opinions outlined herein are limited to the Specially Serviced Mortgage Loans of this mortgage loan pool with respect to which Final Asset Reports

1           This report is an indicative report and does not reflect the final form of annual report to be used in any particular year.  The Trust Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

E-1-1

have been delivered. Confidentiality and other provisions prohibit the Trust Advisor from using information it is privy to from other assignments in facilitating the activities of this assignment.

4.
As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

III.	Specific Items of Review

1.	The Trust Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	The following is a general discussion of certain concerns raised by the Trust Advisor discussed in this report: [LIST CONCERNS].

3.	In addition to the other information presented herein, the Trust Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

4.
As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.
The Trust Advisor did not participate in, or have access to, the Special Servicer’s and Subordinate Class Representative’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Trust Advisor did not meet with the Special Servicer or the Subordinate Class Representative. As such, the Trust Advisor generally relied upon its review of the information described in Item 1 of Section III above and its interaction with the Special Servicer in gathering the relevant information to generate this report.

2.
The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Trust Advisor has no responsibility or authority to alter such standards set forth therein.

3.
Confidentiality and other contractual limitations limit the Trust Advisor’s ability to outline the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Trust Advisor is given access to by the Special Servicer.

4.
There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Trust Advisor does not participate in discussions regarding such actions. As such, the Trust Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.
This report is furnished to the Certificate Administrator pursuant to the provisions of the Pooling and Servicing Agreement. The delivery of this report shall not be construed to impose any duty on the Trust Advisor to respond to investor questions or inquiries.

E-1-2

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement dated as of September 1, 2014.

E-1-3

[THIS PAGE INTENTIONALLY LEFT BLANK.]

Annex E-2

Form of Trust Advisor Annual Report2
(Collective Consultation Period and Senior Consultation Period)

Report Date:	Report will be delivered annually no later than [INSERT DATE].
Transaction:	WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22
Trust Advisor:	Pentalpha Surveillance LLC
Special Servicer:	CWCapital Asset Management LLC, NCB, FSB
Subordinate Class Representative:	[_____________________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	[__] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[__] of those Specially Serviced Mortgage Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	[__] of such Specially Serviced Mortgage Loans had executed Final Asset Status Reports. The Final Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Trust Advisor has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Mortgage Loans in accordance with the Servicing Standard and the Trust Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement. Based on such review, the Trust Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Trust Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Trust Advisor:

1.
Reviewed the Asset Status Reports, net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [__] Specially Serviced Mortgage Loans: [LIST APPLICABLE MORTGAGE LOANS]

2.
[If report is rendered during a Senior Consultation Period, add:] Met with the Special Servicer on [DATE] for the annual meeting. Participants from the Special Servicer included: [IDENTIFY PARTICIPANTS’ NAME AND TITLE]. The Specially Serviced Mortgage Loans (including Asset Status Reports, other relevant accompanying information and any related net present value calculations and Appraisal Reduction Amount calculations) were referenced in the meeting. The discussion focused on the Special Servicer’s execution of its resolution and liquidation procedures in general terms as well as in specific reference to the Specially Serviced Mortgage Loans.

2           This report is an indicative report and does not reflect the final form of annual report to be used in any particular year.  The Trust Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

E-2-1

a.
The Trust Advisor’s review of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Mortgage Loans [[if report is rendered during a Senior Consultation Period:] and meeting with the Special Servicer] should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit the property or interact with the borrower.

b.
All opinions outlined herein are limited to the Specially Serviced Mortgage Loans of this mortgage loan pool. Confidentiality and other provisions prohibit the Trust Advisor from using information it is privy to from other assignments in facilitating the activities of this assignment.

3.
As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

III.	Specific Items of Review

1.
The Trust Advisor reviewed the following items in connection with [if report is rendered during Senior Consultation Period: the annual meeting] and the generation of this report: [LIST MATERIAL ITEMS].

2.
During the prior year, the Trust Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Mortgage Loans: [LIST]. The Trust Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the recommendations made by the Trust Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and net present value calculations:

a.
The Trust Advisor [did/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the Special Servicer.

b.
The Trust Advisor [does/does not] agree with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

c.
After consultation with the Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

E-2-2

4.	The following is a general discussion of certain concerns raised by the Trust Advisor discussed in this report: [LIST CONCERNS].

5.	In addition to the other information presented herein, the Trust Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

6.
As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.
The Trust Advisor did not participate in, or have access to, the Special Servicer’s and Subordinate Class Representative’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Trust Advisor does not have authority to speak with the Subordinate Class Representative directly. [[If report rendered during Senior Consultation Period:] While the Subordinate Class Representative may have attended the annual meeting,] the Trust Advisor generally did not address issues and questions to the Subordinate Class Representative. As such, the Trust Advisor generally relied upon its review of the information described in Item 1 of Section III and interaction with the Special Servicer in gathering the relevant information to generate this report.

2.
The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Trust Advisor has no responsibility or authority to alter such standards set forth therein.

3.
Confidentiality and other contractual limitations limit the Trust Advisor’s ability to outline the details or substance of [[if report rendered during Senior Consultation Period:] the meeting held between it and the Special Servicer regarding any Specially Serviced Mortgage Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Trust Advisor is given access to by the Special Servicer.

4.
There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Trust Advisor does not participate in discussions regarding such actions. As such, the Trust Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.
This report is furnished to the Certificate Administrator pursuant to the provisions of the Pooling and Servicing Agreement. The delivery of this report shall not be construed to impose any duty on the Trust Advisor to respond to investor questions or inquiries.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement dated as of September 1, 2014.

E-2-3

[THIS PAGE INTENTIONALLY LEFT BLANK.]

Annex F

Form of Distribution Date Statement

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Class Detail	4
Reconciliation Detail	5
Other Required Information	6
Cash Reconciliation Detail	7
Current Mortgage Loan and Property Stratification Tables	8-10
Mortgage Loan Detail	11
NOI Detail	12
Principal Prepayment Detail	13
Historical Detail	14
Delinquency Loan Detail	15
Specially Serviced Loan Detail	16-17
Advance Summary	18
Modified Loan Detail	19
Historical Liquidated Loan Detail	20
Historical Bond / Collateral Loss Reconciliation	21
Interest Shortfall Reconciliation Detail	22-23
Defeased Loan Detail	24
Supplemental Reporting	25

Depositor	Master Servicer	NCB Master & Co-op Special Servicer	Special Servicer	Trust Advisor

Wells Fargo Bank, National Association	Wells Fargo Bank, National	NCB, FSB	CWCapital Asset Management LLC.	Pentalpha Surveillance LLC
550 S. Tryon Street, 14th Floor	Association	2011 Crystal Drive	7501 Wisconsin Ave.	PO Box 4839
Charlotte, NC 28202	550 S. Tryon Street, 14th Floor	Suite 800	Suite 500 West
	Charlotte, NC 28202	Arlington, VA 22202	Bethesda, MD 20814	Greenwich, CT 06831

Contact:	Contact:
REAM_InvestorRelations@wellsfargo.com	REAM_InvestorRelations@wellsfargo.com	Contact: Kathleen Luzik	Contact: Kathleen Olin	Contact: Don Simon
Phone Number: (866) 898-1615	Phone Number: (866) 898-1615	Phone Number: (703) 302-1902	Phone Number: (202) 715-9500	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties.  Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices.  In addition, certificateholders may register online for email notification when special notices are posted.  For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Certificate Distribution Detail
Class(2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-Y		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

(2) The balances of the Class A-S, Class B, Class C certificates represent the balance of their respective Regular Interest, as detailed in the Pooling and Servicing Agreement.  A portion of these classes may be exchanged and held in Class PEX.  For details on the current status and payments of Class PEX, see page 4.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
PEX		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount
X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-C		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-Y		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Exchangeable Class Detail

Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance

A-S Regular Interest Breakdown
A-S (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Pez)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

B Regular Interest Breakdown
B (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Pez)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

C Regular Interest Breakdown
C (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Pez)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class PEX Detail
Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance
PEX		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Certificate Interest Reconciliation
Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-Y	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Other Required Information

Available Distribution Amount (1)	0.00

		Appraisal Reduction Amount
		Loan Number	Appraisal Reduction Effected	Cumulative ASER Amount	Most Recent App. Red. Date

		Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A. and NCB, FSB.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust National Association	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Trust Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Mortgage Loan Detail
Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Historical Detail

Delinquencies							Prepayments		Rate and Maturities
Distribution Date	30-59 Days # Balance	60-89 Days # Balance	90 Days or More # Balance	Foreclosure # Balance	REO # Balance	Modifications # Balance	Curtailments # Balance	Payoff # Balance	Next Weighted Avg. Coupon Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Specially Serviced Loan Detail - Part 1
Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code									(2) Property Type Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	-	Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	-	Note Sale			to Master Servicer	13	-	Other or TBD	WH MH	- -	Warehouse Mobile Home Park	OT	-	Other

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014
Historical Bond/Collateral Loss Reconciliation Detail
Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014
Interest Shortfall Reconciliation Detail - Part 1
Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees					Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out	ASER	(PPIS) Excess

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Interest Shortfall Reconciliation Detail - Part 2

Offering	Stated Principal	Current Ending	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds
Document	Balance at	Scheduled	Current Month	Left to Reimburse		Comments
Cross-Reference	Contribution	Balance		Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	WFRBS Commercial Mortgage Trust 2014-C22 Commercial Mortgage Pass-Through Certificates Series 2014-C22	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/17/2014
		Record Date:	09/30/2014
		Determination Date:	10/13/2014

Supplemental Reporting

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex G

Class A-SB Planned Principal Balance Schedule

Distribution Date	Class A-SB Planned Principal Balance ($)	Distribution Date	Class A-SB Planned Principal Balance ($)
October 2014	102,144,000.00	October 2019	100,422,718.71
November 2014	102,144,000.00	November 2019	98,834,037.49
December 2014	102,144,000.00	December 2019	97,100,598.48
January 2015	102,144,000.00	January 2020	95,498,752.11
February 2015	102,144,000.00	February 2020	93,890,557.19
March 2015	102,144,000.00	March 2020	92,000,329.24
April 2015	102,144,000.00	April 2020	90,378,270.98
May 2015	102,144,000.00	May 2020	88,612,403.17
June 2015	102,144,000.00	June 2020	86,976,918.07
July 2015	102,144,000.00	July 2020	85,198,004.86
August 2015	102,144,000.00	August 2020	83,548,987.65
September 2015	102,144,000.00	September 2020	81,893,434.28
October 2015	102,144,000.00	October 2020	80,081,803.60
November 2015	102,144,000.00	November 2020	78,400,527.79
December 2015	102,144,000.00	December 2020	76,575,502.58
January 2016	102,144,000.00	January 2021	74,880,332.47
February 2016	102,144,000.00	February 2021	73,178,444.26
March 2016	102,144,000.00	March 2021	71,060,554.32
April 2016	102,144,000.00	April 2021	69,343,531.40
May 2016	102,144,000.00	May 2021	67,483,774.67
June 2016	102,144,000.00	June 2021	65,752,577.22
July 2016	102,144,000.00	July 2021	63,879,048.66
August 2016	102,144,000.00	August 2021	62,147,347.55
September 2016	102,144,000.00	September 2021	60,432,726.72
October 2016	102,144,000.00	October 2021	58,686,283.55
November 2016	102,144,000.00	November 2021	57,059,917.27
December 2016	102,144,000.00	December 2021	55,300,577.33
January 2017	102,144,000.00	January 2022	53,660,833.26
February 2017	102,144,000.00	February 2022	52,014,609.76
March 2017	102,144,000.00	March 2022	49,984,168.60
April 2017	102,144,000.00	April 2022	48,323,418.13
May 2017	102,144,000.00	May 2022	46,530,671.25
June 2017	102,144,000.00	June 2022	44,856,274.24
July 2017	102,144,000.00	July 2022	43,050,268.67
August 2017	102,144,000.00	August 2022	41,362,118.44
September 2017	102,144,000.00	September 2022	39,667,296.88
October 2017	102,144,000.00	October 2022	37,841,447.25
November 2017	102,144,000.00	November 2022	36,132,712.82
December 2017	102,144,000.00	December 2022	34,293,345.73
January 2018	102,144,000.00	January 2023	32,570,589.67
February 2018	102,144,000.00	February 2023	30,841,025.06
March 2018	102,144,000.00	March 2023	28,735,009.60
April 2018	102,144,000.00	April 2023	26,990,287.95
May 2018	102,144,000.00	May 2023	25,115,956.44
June 2018	102,144,000.00	June 2023	23,356,931.83
July 2018	102,144,000.00	July 2023	21,468,703.87
August 2018	102,144,000.00	August 2023	19,695,264.49
September 2018	102,144,000.00	September 2023	17,914,815.59
October 2018	102,144,000.00	October 2023	16,005,772.23
November 2018	102,144,000.00	November 2023	14,210,741.06
December 2018	102,144,000.00	December 2023	12,287,529.86
January 2019	102,144,000.00	January 2024	10,477,802.41
February 2019	102,144,000.00	February 2024	8,660,921.54
March 2019	102,144,000.00	March 2024	6,596,104.33
April 2019	102,144,000.00	April 2024	4,763,881.27
May 2019	102,144,000.00	May 2024	2,804,535.18
June 2019	102,144,000.00	June 2024	564.61
July 2019	102,144,000.00	July 2024 and
August 2019	102,144,000.00	thereafter	0.00
September 2019	102,143,466.09

G-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

PROSPECTUS

Commercial Mortgage Pass-Through Certificates
(Issuable in Series)

Wells Fargo Commercial Mortgage Securities, Inc.
Depositor

Wells Fargo Commercial Mortgage Securities, Inc. will periodically offer certificates in one or more series.  Each series of certificates will represent the entire beneficial ownership interest in a trust fund.  Distributions on the certificates of any series will be made only from the assets of the related trust fund.

Neither the certificates nor any assets in the related issuing entity will be obligations of, or be guaranteed by, the depositor, any servicer or any of their respective affiliates.  Neither the certificates nor any assets in the related trust fund will be guaranteed or insured by any governmental agency or instrumentality or by any person, unless otherwise provided in the accompanying prospectus supplement.

The primary assets of the trust fund may include:

●	one or more multifamily and commercial mortgage loans;

●	commercial mortgage-backed securities evidencing interests in or secured by multifamily and commercial mortgage loans, and other commercial mortgage-backed securities;

●	direct obligations of the United States or other government agencies; or

●	a combination of the assets described above.

Investing in the offered certificates involves risks.  You should review the information appearing under the caption “Risk Factors” on page 8 and in the accompanying prospectus supplement before purchasing any offered certificate.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or determined that this prospectus or the accompanying prospectus supplement is accurate or complete.  Any representation to the contrary is unlawful.

August 29, 2014

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT	v

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	vi

WHERE YOU CAN FIND MORE INFORMATION	vi

SUMMARY OF PROSPECTUS	1

RISK FACTORS	8

Your Ability to Resell Certificates May Be Limited Because of Their Characteristics	8
The Assets of the Trust Fund May Not Be Sufficient to Pay Your Certificates	8
Prepayments and Repurchases of the Mortgage Assets Will Affect the Timing of Your Cash Flow and May Affect Your Yield	8
Loans Not Insured or Guaranteed	9
Optional Early Termination of the Trust Fund May Result in an Adverse Impact on Your Yield or May Result in a Loss	10
Book-Entry Registration May Hinder the Exercise of Investor Remedies	10
Unused Amounts in Pre-Funding Accounts May Be Returned to You as a Prepayment	10
Additional Compensation and Certain Reimbursements to the Servicer Will Affect Your Right to Receive Distributions	10
Additional Mortgage Assets Acquired in Connection with the Use of a Pre-Funding Account May Change the Aggregate Characteristics of a Trust Fund	10
Net Operating Income Produced by a Mortgaged Property May Be Inadequate to Repay the Mortgage Loans	11
Future Cash Flow and Property Values Are Not Predictable	11
Nonrecourse Loans Limit the Remedies Available Following a Mortgagor Default	13
Terrorist Attacks and Military Conflicts May Adversely Affect Your Investment	13
Risks Associated with Commercial Lending May Be Different Than for Residential Lending	13
Special Risks of Mortgage Loans Secured by Multifamily Properties	14
Special Risks of Mortgage Loans Secured by Retail Properties	15
Special Risks of Mortgage Loans Secured by Hospitality Properties	16
Special Risks of Mortgage Loans Secured by Office Properties	17
Special Risks Associated with Residential Healthcare Facilities	18
Special Risks of Mortgage Loans Secured by Healthcare-Related Properties	19
Special Risks of Mortgage Loans Secured by Warehouse and Self Storage Facilities	21
Special Risks of Mortgage Loans Secured by Industrial and Mixed-Use Facilities	21
Special Risks Associated with Manufactured Housing Properties	22
Poor Property Management Will Adversely Affect the Performance of the Related Mortgaged Property	22
Property Managers May Experience Conflicts of Interest in Managing Multiple Properties	23
Condemnations of Mortgaged Properties May Result in Losses	23
Balloon Payments on Mortgage Loans Result in Heightened Risk of Borrower Default	23
The Servicer Will Have Discretion to Handle or Avoid Obligor Defaults in a Manner Which May Be Adverse to Your Interests	24
Proceeds Received upon Foreclosure of Mortgage Loans Secured Primarily by Junior Mortgages May Result in Losses	24
Credit Support May Not Cover Losses or Risks Which Could Adversely Affect Payment on Your Certificates	24
Mortgagors of Commercial Mortgage Loans Are Sophisticated and May Take Actions Adverse to Your Interests	25
Assignment of Leases and Rents to Provide Further Security for Mortgage Loans Poses Special Risks	25
Inclusion in a Trust Fund of Delinquent Mortgage Loans May Adversely Affect the Rate of Defaults and Prepayments on the Mortgage Loans	25
Environmental Liability May Affect the Lien on a Mortgaged Property and Expose the Lender to Costs	26
State and Federal Laws Applicable to Foreclosure Actions May Affect the Timing of Distributions on Your Certificates	28

i

We Have Not Re-Underwritten Any of the Mortgage Loans	28
Foreclosure on Mortgaged Properties May Result in Adverse Tax Consequences	28
State and Local Transfer Taxes May Apply to Transfers of Property in a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	28
Insurance Coverage on Mortgaged Properties May Not Cover Special Hazard Losses	28
Rights Against Tenants May Be Limited if Leases Are Not Subordinate to the Mortgage or Do Not Contain Attornment Provisions	30
The Borrower’s Form of Entity May Cause Special Risks	30
Bankruptcy Proceedings Entail Certain Risks	32
If Mortgaged Properties Are Not in Compliance With Current Zoning Laws, You May Not Be Able to Restore Compliance Following a Casualty Loss	32
Restrictions on Certain of the Mortgaged Properties May Limit Their Use	33
Enforceability of Due-on-Sale Clauses and Assignments of Leases and Rents is Limited	33
Inspections of the Mortgaged Properties Were Limited	33
Litigation Concerns	34

DESCRIPTION OF THE TRUST FUNDS	35

General	35
Mortgage Loans—Leases	35
CMBS	39
Collection Accounts	40
Credit Support	40
Cash Flow Agreements	40
Pre-Funding	40

YIELD CONSIDERATIONS	41

General	41
Pass-Through Rate	41
Payment Delays	41
Shortfalls in Collections of Interest Resulting from Prepayments	41
Prepayment Considerations	42
Weighted Average Life and Maturity	43
Controlled Amortization Classes and Companion Classes	44
Other Factors Affecting Yield, Weighted Average Life and Maturity	45

THE SPONSOR	46

THE DEPOSITOR	47

USE OF PROCEEDS	47

DESCRIPTION OF THE CERTIFICATES	48

General	48
Distributions	48
Distributions of Interest on the Certificates	49
Distributions of Principal on the Certificates	50
Components	50
Distributions on the Certificates in Respect of Prepayment Premiums or in Respect of Equity Participations	51
Allocation of Losses and Shortfalls	51
Advances in Respect of Delinquencies	51
Exchangeable Certificates	52
Reports to Certificateholders	54
Voting Rights	55
Termination	56
Book-Entry Registration and Definitive Certificates	56

DESCRIPTION OF THE POOLING AND SERVICING AGREEMENTS	59

General	59
Assignment of Mortgage Assets; Repurchases	59
Representations and Warranties; Repurchases	60

ii

Collection Account	61
Collection and Other Servicing Procedures	64
Realization upon Defaulted Mortgage Loans	65
Hazard Insurance Policies	66
Due-on-Sale and Due-on-Encumbrance Provisions	67
Servicing Compensation and Payment of Expenses	67
Evidence as to Compliance	68
Certain Matters Regarding the Master Servicer and the Depositor	69
Servicer Termination Events	70
Rights upon a Servicer Termination Event	70
Amendment	71
List of Certificateholders	71
The Trustee and Certificate Administrator	71
Duties of the Trustee	72
Certain Matters Regarding the Trustee	72
Resignation and Removal of the Trustee	72

DESCRIPTION OF CREDIT SUPPORT	73

General	73
Subordinate Certificates	73
Cross-Support Provisions	74
Insurance or Guarantees with Respect to Mortgage Loans	74
Letter of Credit	74
Certificate Insurance and Surety Bonds	74
Reserve Funds	74
Credit Support with Respect to CMBS	75

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND LEASES	75

General	75
Types of Mortgage Instruments	76
Leases and Rents	76
Personalty	76
Cooperative Loans	77
Junior Mortgages; Rights of Senior Lenders	78
Foreclosure	79
Bankruptcy Laws	83
Environmental Considerations	85
Due-on-Sale and Due-on-Encumbrance	86
Subordinate Financing	87
Default Interest and Limitations on Prepayments	87
Certain Laws and Regulations; Types of Mortgaged Properties	87
Applicability of Usury Laws	87
Servicemembers Civil Relief Act	88
Americans with Disabilities Act	88
Forfeiture in Drug, RICO and Money Laundering Proceedings	89
Federal Deposit Insurance Act; Commercial Mortgage Loan Servicing	89

MATERIAL FEDERAL INCOME TAX CONSEQUENCES	90

General	90
REMICs	91

Taxation of Owners of REMIC Regular Certificates	93
Tax Treatment of Exchangeable Certificates	100
Taxation of Owners of REMIC Residual Certificates	102

Grantor Trusts	117

Characterization of Investments in Grantor Trust Certificates	118
Taxation of Owners of Grantor Trust Fractional Interest Certificates	119

iii

STATE AND OTHER TAX CONSEQUENCES	128

ERISA CONSIDERATIONS	128

General	128
Prohibited Transaction Exemptions	129

LEGAL INVESTMENT	132

METHOD OF DISTRIBUTION	132

LEGAL MATTERS	133

FINANCIAL INFORMATION	134

RATINGS	134

GLOSSARY	134

iv

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS
AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We provide information to you about the offered certificates in two separate documents that provide progressively more detail:

●	this prospectus, which provides general information, some of which may not apply to your series of certificates; and

●	the accompanying prospectus supplement, which describes the specific terms of your series of certificates.

If the description of your certificates in the accompanying prospectus supplement differs from the related description in this prospectus, you should rely on the information in the accompanying prospectus supplement.

Some capitalized terms used in this prospectus are defined in the Glossary beginning on page 134 in this prospectus.

In this prospectus, the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.

Until 90 days after the date of each prospectus supplement, all dealers effecting transactions in the offered certificates covered by that prospectus supplement, whether or not participating in the distribution thereof, may be required to deliver such prospectus supplement and this prospectus.  This is in addition to the obligation of dealers to deliver a prospectus and prospectus supplement when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on any information or representations contained or incorporated by reference in this prospectus and the accompanying prospectus supplement.  This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any state or other jurisdiction in which such offer would be unlawful.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

With respect to each series of certificates offered by this prospectus, there are incorporated in this prospectus and in the accompanying prospectus supplement by reference all documents and reports filed or caused to be filed by the depositor with respect to a trust fund pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than Annual Reports on Form 10-K), that relate specifically to the related series of certificates.  The depositor will provide, or cause to be provided, without charge to each person to whom this prospectus is delivered in connection with the offering of one or more classes of offered certificates, upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to one or more of the classes of offered certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents).  Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28288-0166, Attention:  Secretary, or by telephone at 704-715-6133.

The depositor filed a registration statement (the “Registration Statement”) relating to the certificates with the Securities and Exchange Commission.  This prospectus is part of the Registration Statement, but the Registration Statement includes additional information.

WHERE YOU CAN FIND MORE INFORMATION

Copies of the Registration Statement and other filed materials, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K and any amendments for these reports, may be read and copied at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549.  Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a site on the World Wide Web at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.  The depositor has filed the Registration Statement (SEC File No. 333-195164), including all exhibits thereto, through the EDGAR system, so the materials should be available by logging onto the Securities and Exchange Commission’s website.  The Securities and Exchange Commission maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

If so specified in the accompanying prospectus supplement, copies of all filings through the EDGAR system of the related issuing entity on Forms 10-D, 10-K and 8-K will be made available on the applicable trustee’s or other identified party’s website.

vi

SUMMARY OF PROSPECTUS

          The following summary is a brief description of the main terms of the offered certificates.  For this reason, the summary does not contain all the information that may be important to you.  You will find a detailed description of the terms of the offered certificates following this summary and in the accompanying prospectus supplement.

The Trust Assets	Each series of certificates will represent the entire beneficial ownership interest in a trust fund consisting primarily of any of the following:

	●	mortgage assets;

	●	collection accounts;

	●	forms of credit support;

	●	cash flow agreements; and

	●	amounts on deposit in a pre-funding account.

The Mortgage Assets	The mortgage assets with respect to each series of certificates may consist of any of the following:

	●	one or more multifamily and commercial mortgage loans;

	●	commercial mortgage-backed securities;

	●	direct obligations of the United States or other government agencies; and

	●	a combination of the assets described above.

The mortgage loans will not be guaranteed or insured by us or any of our affiliates or, unless otherwise provided in the accompanying prospectus supplement, by any governmental agency or instrumentality or other person.  The mortgage loans will be primarily secured by first or junior liens on, or security interests in fee simple, leasehold or a similar interest in, any of the following types of properties:

	●	residential properties consisting of five or more rental or cooperatively owned dwelling units;

	●	shopping centers;

	●	retail buildings or centers;

	●	hotels, motels and other hospitality properties;

	●	office buildings;

	●	nursing homes, assisted living facilities and similar properties;

	●	hospitals or other healthcare related facilities;

	●	industrial properties;

1

●	owner-occupied commercial properties;

●	warehouse, mini-warehouse, cold storage, or self storage facilities;

●	recreational vehicle and mobile home parks;

●	manufactured housing communities;

●	parking lots;

●	commercial properties occupied by one or more tenants;

●	entertainment or sports arenas;

●	restaurants;

●	marinas;

●	mixed use properties;

●	movie theaters;

●	amusement and theme parks;

●	destination resorts, golf courses and similar properties;

●	educational centers;

●	casinos;

●	bank branches; and

●	unimproved land.

Some or all of the mortgage loans may also be secured by an assignment of one or more leases of all or a portion of the related mortgaged properties.  A significant or the sole source of payments on certain mortgage loans will be the rental payments due under the related leases.

However, some of the mortgage loans may be secured by liens on real properties located outside the United States, its territories and possessions, provided that foreign mortgage loans do not represent 10% or more of the related mortgage asset pool, by balance.

A mortgage loan may have an interest rate that has any of the following features:

●	is fixed over its term;

●	adjusts from time to time;

●	is partially fixed and partially floating;

●	is floating based on one or more formulae or indices;

●	may be converted from a floating to a fixed interest rate;

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	●	may be converted from a fixed to a floating interest rate; or

	●	interest is not paid currently but is accrued and added to the principal balance.

A mortgage loan may provide for any of the following:

	●	scheduled payments to maturity;

	●	payments that adjust from time to time;

	●	negative amortization or accelerated amortization;

	●	full amortization or require a balloon payment due on its stated maturity date;

	●	prohibitions on prepayment;

	●	releases or substitutions of collateral, including defeasance thereof with direct obligations of the United States; and

	●	payment of a premium or a yield maintenance penalty in connection with a principal prepayment.

Unless otherwise described in the accompanying prospectus supplement for a series of certificates:

	●	the mortgaged properties may be located in any one of the 50 states, the District of Columbia or the Commonwealth of Puerto Rico;

	●	all mortgage loans will have original terms to maturity of not more than 40 years;

	●	all mortgage loans will have individual principal balances at origination of not less than $100,000;

	●	all mortgage loans will have been originated by persons other than the depositor; and

	●	all mortgage assets will have been purchased, either directly or indirectly, by the depositor on or before the date of initial issuance of the related series of certificates.

Any commercial mortgage-backed securities included in a trust fund will evidence ownership interests in or be secured by mortgage loans similar to those described above and other commercial mortgage-backed securities.  Some commercial mortgage-backed securities included in a trust fund may be guaranteed or insured by an affiliate of the depositor, Freddie Mac, Fannie Mae, Ginnie Mae, Farmer Mac or any other person specified in the accompanying prospectus supplement.

Collection Accounts
Each trust fund will include one or more accounts established and maintained on behalf of the certificateholders.  All payments and collections received or advanced with respect to the mortgage assets and other assets in the trust fund will be deposited into those accounts.  A collection account may be

3

maintained as an interest bearing or a non-interest bearing account, and funds may be held as cash or reinvested.

Credit Support	The following types of credit support may be used to enhance the likelihood of distributions on certain classes of certificates:

	●	subordination of one or more classes of certificates;

	●	over-collateralization;

	●	letters of credit;

	●	insurance policies;

	●	bonds;

	●	repurchase obligations;

	●	guarantees;

	●	reserve funds; and/or

	●	a combination of any of the above.

Cash Flow Agreements
Cash flow agreements are used to reduce the effects of interest rate or currency exchange rate fluctuations on the underlying mortgage assets or on one or more classes of certificates and increase the likelihood of timely distributions on the certificates or such classes of certificates, as the case may be.  The trust fund may include any of the following types of cash flow agreements:

	●	guaranteed investment contracts;

	●	interest rate swap or exchange contracts;

	●	interest rate cap or floor agreements;

	●	currency exchange agreements; and/or

	●	yield supplement agreements.

Pre-Funding Account;
Capitalized Interest Account
A trust fund may use monies deposited into a pre-funding account to acquire additional mortgage assets following a closing date for the related series of certificates.  The amount on deposit in a pre-funding account will not exceed 25% of the pool balance of the trust fund as of the cut-off date on which the ownership of the mortgage loans and rights to payment thereon are deemed transferred to the trust fund, as specified in the accompanying prospectus supplement.  The depositor will select any additional mortgage assets using criteria that is substantially similar to the criteria used to select the mortgage assets included in the trust fund on the closing date.

If provided in the accompanying prospectus supplement, a trust fund also may include amounts on deposit in a separate capitalized interest account.  The depositor may use amounts on deposit in a capitalized interest account to supplement investment earnings, if any, of amounts on deposit in the

4

pre-funding account, supplement interest collections of the trust fund, or such other purpose as specified in the accompanying prospectus supplement.

Amounts on deposit in any pre-funding account or any capitalized interest account will be held in cash or invested in short-term investment grade obligations.  Amounts remaining on deposit in any pre-funding account and any capitalized interest account after the end of the related pre-funding period will be distributed to certificateholders as described in the accompanying prospectus supplement.

Description of Certificates
Each series of certificates will include one or more classes.  Each series of certificates will represent in the aggregate the entire beneficial ownership interest in the related trust fund.  The offered certificates are the classes of certificates being offered to you pursuant to the accompanying prospectus supplement.  The non-offered certificates are the classes of certificates not being offered to you pursuant to the accompanying prospectus supplement.  Information on the non-offered certificates included herein or in any accompanying prospectus supplement is being provided solely to assist you in your understanding of the offered certificates.

Distributions on Certificates	The certificates may provide for different methods of distributions to specific classes. Any class of certificates may:

	●	provide for the accrual of interest thereon based on fixed, variable or floating rates;

	●	be senior or subordinate to one or more other classes of certificates with respect to interest or principal distribution and the allocation of losses on the assets of the trust fund;

	●	be entitled to principal distributions, with disproportionately low, nominal or no interest distributions;

	●	be entitled to interest distributions, with disproportionately low, nominal or no principal distributions;

	●	provide for distributions of principal or accrued interest only after the occurrence of certain events, such as the retirement of one or more other classes of certificates;

	●	provide for distributions of principal to be made at a rate that is faster or slower than the rate at which payments are received on the mortgage assets in the related trust fund;

	●	provide for distributions of principal sequentially, based on specified payment schedules or other methodologies; and

	●	provide for distributions based on a combination of any of the above features.

Interest on each class of offered certificates of each series will accrue at the applicable pass-through rate or will be entitled to interest based on the pass-through rates of component interests of a class of offered certificates on the related

5

outstanding principal balance or notional amount.  Distributions of interest with respect to one or more classes of certificates may be reduced to the extent of certain delinquencies, losses and other contingencies described in this prospectus and the accompanying prospectus supplement.

The principal balance of a certificate outstanding from time to time represents the maximum amount that the holder thereof is then entitled to receive in respect of principal from future cash flow on the assets in the related trust fund.  Unless otherwise specified in the accompanying prospectus supplement, distributions of principal will be made on each distribution date to the class or classes of certificates entitled thereto until the principal balance of such certificates is reduced to zero.  Distributions of principal to any class of certificates will be made on a pro rata basis among all of the certificates of such class.

Advances
A servicer may be obligated as part of its servicing responsibilities to make certain advances with respect to delinquent scheduled payments and property related expenses which it deems recoverable.  The trust fund may be charged interest for any advance.  We will not have any responsibility to make such advances.  One of our affiliates may have the responsibility to make such advances, but only if that affiliate is acting as a master servicer or trustee for the related series of certificates.

Termination	A series of certificates may be subject to optional early termination through the repurchase of the mortgage assets in the related trust fund.

Registration of Certificates
One or more classes of the offered certificates may be initially represented by one or more certificates registered in the name of Cede & Co. as the nominee of The Depository Trust Company.  If your offered certificates are so registered, you will not be entitled to receive a definitive certificate representing your interest except in the event that physical certificates are issued under the limited circumstances described in this prospectus and the accompanying prospectus supplement.

Tax Status of the Certificates	The certificates of each series will constitute either:

	●	“regular interests” or “residual interests” in a trust fund treated as a “real estate mortgage investment conduit” under the Internal Revenue Code of 1986, as amended;

	●	interests in a trust fund treated as a grantor trust under applicable provisions of the Internal Revenue Code of 1986, as amended; or

	●	any combination of any of the above features.

ERISA Considerations
If you are a fiduciary of an employee benefit plan or other retirement plan or arrangement that is subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or any materially similar federal, state or local law, or any person who proposes to use “plan assets” of

6

any of these plans to acquire any offered certificates, you should carefully review with your legal counsel whether the purchase or holding of any offered certificates could give rise to transactions not permitted under these laws.  The accompanying prospectus supplement will specify if investment in some certificates may require a representation that the investor is not (or is not investing on behalf of) a plan or similar arrangement or if other restrictions apply.

Legal Investment
The offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, only if the accompanying prospectus supplement so provides.  If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates.  You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of the offered certificates.  See “Legal Investment” herein and in the accompanying prospectus supplement.

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RISK FACTORS

You should consider the following risk factors, in addition to the risk factors in the accompanying prospectus supplement, in deciding whether to purchase any of the offered certificates.  The risks and uncertainties described below, together with those described in the accompanying prospectus supplement under “Risk Factors”, summarize the material risks relating to your certificates.  In general, to the extent that the factors discussed below pertain to or are influenced by the characteristics or behavior of mortgage loans included in a particular trust fund, they would similarly pertain to and be influenced by the characteristics or behavior of the mortgage loans underlying any commercial mortgage-backed securities included in a trust fund.

Your Ability to Resell Certificates May Be Limited Because of Their Characteristics

You may not be able to resell your certificates and the value of your certificates may be less than you anticipated for a variety of reasons including:

●	a secondary market for your certificates may not develop;

●	interest rate fluctuations;

●	the absence of redemption rights; and

●	the limited sources of information about the certificates other than that provided in this prospectus, the accompanying prospectus supplement and the monthly report to certificateholders.

The Assets of the Trust Fund May Not Be Sufficient to Pay Your Certificates

Unless otherwise specified in the accompanying prospectus supplement, neither the offered certificates of any series nor the mortgage assets in the related trust fund will be guaranteed or insured by us or any of our affiliates, by any governmental agency or instrumentality or by any other person.  No offered certificate of any series will represent a claim against or security interest in the trust fund for any other series.  Accordingly, if the related trust fund has insufficient assets to make payments on the certificates, there will be no other assets available for payment of the deficiency.

Additionally, the certificate administrator, trustee, master servicer, special servicer or other specified person may under certain circumstances withdraw some amounts on deposit in certain funds or accounts constituting part of a trust fund, including the collection account and any accounts maintained as credit support, as described in the accompanying prospectus supplement.  The certificate administrator, trustee, master servicer, special servicer or other specified person may have the authority to make these withdrawals for purposes other than the payment of principal of or interest on the related series of certificates.

The accompanying prospectus supplement for a series of certificates may provide for one or more classes of certificates that are subordinate to one or more other classes of certificates in entitlement to certain distributions on the certificates.  On any distribution date in which the related trust fund has incurred losses or shortfalls in collections on the mortgage assets, the subordinate certificates initially will bear the amount of such losses or shortfalls and, thereafter, the remaining classes of certificates will bear the remaining amount of such losses or shortfalls.  The priority, manner and limitations on the allocation of losses and shortfalls will be specified in the accompanying prospectus supplement.

Prepayments and Repurchases of the Mortgage Assets Will Affect the Timing of Your Cash Flow and May Affect Your Yield

Prepayments (including those caused by defaults on the mortgage loans and repurchases for breach of representation or warranty) on the mortgage loans in a trust fund generally will result in a

8

faster rate of principal payments on one or more classes of the related certificates than if payments on such mortgage loans were made as scheduled.  Thus, the prepayment experience on the mortgage assets may affect the average life of each class of related certificates.  The rate of principal payments on mortgage loans varies between pools and from time to time is influenced by a variety of economic, demographic, geographic, social, tax, legal and other factors.

We cannot provide any assurance as to the rate of prepayments on the mortgage loans in any trust fund or that such rate will conform to any model described in this prospectus or in any prospectus supplement.  As a result, depending on the anticipated rate of prepayment for the mortgage loans in any trust fund, the retirement of any class of certificates could occur significantly earlier or later than you expected.

The rate of voluntary prepayments will also be affected by:

●	the voluntary prepayment terms of the mortgage loan, including prepayment lock-out periods and prepayment premiums;

●	then-current interest rates being charged on similar mortgage loans; and

●	the availability of mortgage credit.

A series of certificates may include one or more classes of certificates with entitlements to payments prior to other classes of certificates.  As a result, yields on classes of certificates with a more senior priority of payment, including classes of offered certificates, of such series may be more sensitive to prepayments on mortgage assets.  A series of certificates may include one or more classes offered at a significant premium or discount.  Yields on such classes of certificates will be sensitive, and in some cases extremely sensitive, to prepayments on mortgage assets and, where the amount of interest payable with respect to a class is disproportionately high, as compared to the amount of principal, a holder might, in some prepayment scenarios, fail to recoup its original investment.

If a mortgage loan is in default, it may not be possible to collect a prepayment premium.  No person will be required to pay any premium if a mortgage loan is repurchased for a breach of representation or warranty.

The yield on your certificates may be less than anticipated because:

●	the prepayment premium or yield maintenance required under certain prepayment scenarios may not be enforceable in some states or under federal bankruptcy laws; and

●	some courts may consider the prepayment premium to be usurious.

Loans Not Insured or Guaranteed

Generally, the mortgage assets included in the trust fund will not be an obligation of, or be insured or guaranteed by, any governmental entity, by any private mortgage insurer, or by the depositor, the sponsor, the mortgage loan sellers, the underwriters, the master servicer, the special servicer, the trustee the certificate administrator, the trust advisor or any of their respective affiliates.

However, in certain circumstances a mortgage loan seller will be obligated to repurchase or substitute a mortgage loan sold by it if:

●
there is a defect or omission with respect to certain of the documents relating to such mortgage loan, and such defect or omission materially and adversely affects the value of a mortgage loan or the interests of certificateholders therein (or has such other effect specified in the related prospectus supplement); or

9

●
certain of their respective representations or warranties concerning such mortgage loan are breached, and such defect or breach materially and adversely affects the value of such mortgage loan or the interests of the certificateholders therein (or has such other effect specified in the related prospectus supplement) and is not cured as required.

We cannot provide assurance that the applicable mortgage loan seller will be in a financial position to make such a repurchase or substitution.

Optional Early Termination of the Trust Fund May Result in an Adverse Impact on Your Yield or May Result in a Loss

A series of certificates may be subject to optional early termination by means of the repurchase of the mortgage assets in the related trust fund.  We cannot assure you that the proceeds from a sale of the mortgage assets will be sufficient to distribute the outstanding principal balance plus accrued interest and any undistributed shortfalls in interest accrued on the certificates that are subject to the termination.  Accordingly, the holders of such certificates may suffer an adverse impact on the overall yield on their certificates, may experience repayment of their investment at an unpredictable and inopportune time or may even incur a loss on their investment.

Book-Entry Registration May Hinder the Exercise of Investor Remedies

Each series of certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in the name of an individual investor.  As a result, investors will not be recognized as a certificateholder, or holder of record of their certificates.  As a consequence, investors may experience difficulties in identifying or communicating with other investors in the certificates for the purpose of exercising remedies, taking collective action or otherwise.

Unused Amounts in Pre-Funding Accounts May Be Returned to You as a Prepayment

The accompanying prospectus supplement will disclose when we are using a pre-funding account to purchase additional mortgage assets in connection with the issuance of certificates.  Amounts on deposit in a pre-funding account that are not used to acquire additional mortgage assets by the end of the pre-funding period for a series of certificates may be distributed to holders of those certificates as a prepayment of principal, which may materially and adversely affect the yield on those certificates.

Additional Compensation and Certain Reimbursements to the Servicer Will Affect Your Right to Receive Distributions

To the extent described in the accompanying prospectus supplement, the master servicer, the special servicer or the trustee, as applicable, will be entitled to receive interest on unreimbursed advances and unreimbursed servicing expenses.  The right of the master servicer, the special servicer or the trustee to receive such payments of interest is senior to the rights of certificateholders to receive distributions on the offered certificates and, consequently, may result in additional trust fund expenses being allocated to the offered certificates that would not have resulted absent the accrual of such certificates that would not have resulted absent the accrual of such interest.  In addition, the special servicer will receive a fee with respect to each specially serviced mortgage loan and any collections thereon, including specially serviced mortgage loans which have been returned to performing status.  This will result in shortfalls which may be allocated to the offered certificates.

Additional Mortgage Assets Acquired in Connection with the Use of a Pre-Funding Account May Change the Aggregate Characteristics of a Trust Fund

Any additional mortgage assets acquired by a trust fund with funds in a pre-funding account may possess substantially different characteristics than the mortgage assets in the trust fund on the closing date for a series of certificates.  Therefore, the aggregate characteristics of a trust fund

10

following the pre-funding period may be substantially different than the characteristics of a trust fund on the closing date for that series of certificates.

Net Operating Income Produced by a Mortgaged Property May Be Inadequate to Repay the Mortgage Loans

The value of a mortgage loan secured by a multifamily or commercial property is directly related to the net operating income derived from that property because the ability of a borrower to repay a loan secured by an income-producing property typically depends primarily upon the successful operation of that property rather than upon the existence of independent income or assets of the borrower.  The reduction in the net operating income of the property may impair the borrower’s ability to repay the loan.

Many of the mortgage loans included in a trust fund may be secured by liens on owner-occupied mortgaged properties or on mortgaged properties leased to a single tenant.  Accordingly, a decline in the financial condition of the borrower or single tenant may have a disproportionately greater effect on the net operating income from such mortgaged properties than would be the case with respect to mortgaged properties with multiple tenants.

Future Cash Flow and Property Values Are Not Predictable

A number of factors, many beyond the control of the property owner, may affect the ability of an income producing real estate project to generate sufficient net operating income to pay debt service and/or to maintain its value.  Among these factors are:

●	economic conditions generally and in the area of the project;

●	the age, quality, functionality and design of the project;

●	the degree to which the project competes with other projects in the area;

●	changes or continued weakness in specific industry segments;

●	increases in operating costs;

●	the willingness and ability of the owner to provide capable property management and maintenance;

●
the degree to which the project’s revenue is dependent upon a single tenant or user, a small group of tenants, tenants concentrated in a particular business or industry and the competition to any such tenants;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the financial condition of a major tenant;

●	the location of a mortgaged property;

●	whether a mortgaged property can be easily converted (or converted at all) to alternative uses;

●	an increase in vacancy rates;

●	perceptions regarding the safety, convenience and attractiveness of such properties;

●	vulnerability to litigation by tenants and patrons; and

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●	environmental contamination.

Many of the mortgaged properties securing mortgage loans included in the trust fund have leases that expire or may be subject to tenant termination rights prior to the maturity date of the related mortgage loan.  Certain of such mortgage loans may be leased entirely to a single tenant.

If leases are not renewed or replaced, if tenants default, if rental rates fall and/or if operating expenses increase, the borrower’s ability to repay the mortgage loan may be impaired and the resale value of the mortgaged property, which is substantially dependent upon the mortgaged property’s ability to generate income, may decline.

Even if borrowers successfully renew leases or relet vacated space, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, can exceed the amount of any reserves maintained for that purpose and reduce cash from the mortgaged properties.  Although some of the mortgage loans included in the trust fund related to a particular series of certificates require the borrower to maintain escrows for leasing expenses, there is no guarantee that these reserves will be sufficient.  In addition, there are other factors, including changes in zoning or tax laws, restrictive covenants, tenant exclusives and rights of first refusal to lease or purchase, the availability of credit for refinancing and changes in interest rate levels that may adversely affect the value of a project (and/or the borrower’s ability to sell or refinance) without necessarily affecting the ability to generate current income.  In addition, certain of the mortgaged properties may be leased in whole or in part by government-sponsored tenants who may have certain rights to cancel their leases or reduce the rent payable with respect to such leases at any time for, among other reasons, lack of appropriations.

Other factors are more general in nature, such as:

●	national, regional or local economic conditions (including plant and military installation closings, industry slowdowns and unemployment rates);

●	local real estate conditions (such as an oversupply of retail space, office space or multifamily housing);

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences; and

●	changes in building codes and other applicable laws.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	in the case of rental properties, the rate at which new rentals occur;

●
the property’s “operating leverage” (i.e., the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues and the level of capital expenditures required to maintain the mortgaged property and to retain or replace tenants); and

●	a decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of mortgaged properties with

12

short-term revenue sources, such as short-term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Nonrecourse Loans Limit the Remedies Available Following a Mortgagor Default

The mortgage assets will not be an obligation of, or be insured or guaranteed by, any governmental entity, by any private mortgage insurer, or by the depositor, the mortgage loan sellers, the originators, the master servicer, the special servicer, the trustee, the certificate administrator, or the trust advisor or any of their respective affiliates.

Each mortgage loan included in a trust fund generally will be a nonrecourse loan.  If there is a default (other than a default resulting from voluntary bankruptcy, fraud or willful misconduct) there will generally only be recourse against the specific mortgaged properties and other assets that have been pledged to secure such mortgage loan.  Even if a mortgage loan provides for recourse to a mortgagor or its affiliates, it is unlikely the trust fund ultimately could recover any amounts not covered by the mortgaged property.

Terrorist Attacks and Military Conflicts May Adversely Affect Your Investment

Terrorist attacks may adversely affect the revenues or costs of operation of the mortgaged properties.  The possibility of terrorist attacks on large public areas such as shopping malls or large office buildings in the future could (i) lead to damage to one or more of the mortgaged properties if any such attacks occur, (ii) result in higher costs for security and insurance premiums, particularly for large mortgaged properties, which could adversely affect the cash flow at those mortgaged properties, or (iii) impact leasing patterns or shopping patterns which could adversely impact leasing revenue and mall traffic and percentage rent.  As a result, the ability of the mortgaged properties to generate cash flow may be adversely affected.  See “—Insurance Coverage on Mortgaged Properties May Not Cover Special Hazard Losses” in this prospectus.

Terrorist attacks in the United States, incidents of terrorism occurring outside the United States and military conflicts may significantly reduce air travel throughout the United States, and, therefore, continue to have a negative effect on revenues in areas heavily dependent on tourism. Any decrease in air travel may have a negative effect on certain of the mortgaged properties, including hotel mortgaged properties and those mortgaged properties located in tourist areas, which could reduce the ability of such mortgaged properties to generate cash flow.

It is uncertain what continued effect armed conflicts involving the United States, including the recent war between the United States and Iraq, continued military operations in Afghanistan or any future conflict with any other country, will have on domestic and world financial markets, economies, real estate markets, insurance costs or business segments.  Foreign or domestic conflicts of any kind could have an adverse effect on the mortgaged properties.

Accordingly, these disruptions, uncertainties and costs could materially and adversely affect an investor’s investment in the certificates.

Risks Associated with Commercial Lending May Be Different Than for Residential Lending

Commercial and multifamily lending is generally viewed as exposing a lender (and your investment in the trust fund) to a greater risk of loss than lending which is secured by single family residences, in part because it typically involves making larger mortgage loans to single borrowers or groups of related mortgagors.  In addition, unlike mortgage loans which are secured by single family residences, repayment of mortgage loans secured by commercial and multifamily properties depends upon the ability of the related real estate project:

●	to generate income sufficient to pay debt service, operating expenses and leasing commissions and to make necessary repairs, tenant improvements and capital improvements; and

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●
in the case of mortgage loans that do not fully amortize over their terms, to retain sufficient value to permit the borrower to pay off the mortgage loan at maturity through a sale or refinancing of the mortgaged property.

Special Risks of Mortgage Loans Secured by Multifamily Properties

Multifamily projects are part of a market that, in general, is characterized by low barriers to entry. Thus, a particular apartment market with historically low vacancies could experience substantial new construction and a resultant oversupply of units in a relatively short period of time. Since multifamily apartment units are typically leased on a short term basis, the tenants who reside in a particular project within such a market may easily move to alternative projects with more desirable amenities or locations. Additionally, mortgage loans secured by multifamily properties may constitute a material concentration of the mortgage loans in a trust fund. Adverse economic conditions, either local, regional or national, may limit the amount of rent that a borrower may charge for rental units, and may result in a reduction in timely rent payments or a reduction in occupancy levels. Occupancy and rent levels may also be affected by:

●	the construction of additional housing units;

●	the physical attributes of the apartment building (for example, its age, appearance and construction quality);

●	the location of the mortgaged property (for example, a change in the neighborhood over time);

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services and amenities that the mortgaged property provides;

●	the mortgaged property’s reputation;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or personnel from a local military base;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs or tax credits to developers to provide certain types of development;

●	the presence of competing properties;

●	state or local regulations;

●	adverse local or national economic conditions;

●	local military base closings;

●	developments at local colleges and universities;

●	national, regional and local politics, including, in the case of multifamily rental properties, current or future rent stabilization and rent control laws and agreements;

●	the level of mortgage interest rates, which may encourage tenants in multifamily rental properties to purchase housing; and

●
the possibility that some eligible tenants may not find any differences in rents between subsidized or supported properties and other multifamily rental properties in the same area to be a sufficient economic incentive to reside at a subsidized or supported property, which may have fewer amenities or otherwise be less attractive as a residence.

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Furthermore, multifamily projects may be subject to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs.  The limitations and restrictions imposed by these programs could result in realized losses on the mortgage loans.  In addition, in the event that the program is cancelled, it could result in less income for the project.  These programs may include:

●	rent limitations that could adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence.  As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

All of these conditions and events may increase the possibility that a borrower may be unable to meet its obligations under its mortgage loan.

Special Risks of Mortgage Loans Secured by Retail Properties

Mortgage loans secured by retail properties may constitute a material concentration of the mortgage loans in a trust fund.  In the case of retail properties, the failure of an anchor, shadow anchor or major tenant to renew its lease, the termination of an anchor, shadow anchor or major tenant’s lease, the bankruptcy or economic decline of an anchor, shadow anchor or major tenant, or the cessation of the business of an anchor, shadow anchor or major tenant at its store, notwithstanding that such tenant may continue payment of rent after “going dark,” may have a particularly negative effect on the economic performance of a retail property given the importance of anchor tenants, shadow anchor tenants and major tenants in attracting traffic to other stores within the same shopping center.  In addition, the failure of one or more major tenants, such as an anchor or shadow anchor tenant, to operate from its premises may entitle other tenants to rent reductions or the right to terminate their leases.  Significant factors determining the value of retail properties are:

●	the quality of the tenants; and

●	the fundamental aspects of real estate such as location and market demographics.

The correlation between the success of tenant businesses and property value is more direct with respect to retail properties than other types of commercial property because a significant component of the total rent paid by retail tenants is often tied to a percentage of gross sales.  Significant tenants at a retail property play an important part in generating customer traffic and making a retail property a desirable location for other tenants at that property.  Accordingly, retail properties may be adversely affected if a significant tenant ceases operations at those locations, which may occur on account of a voluntary decision not to renew a lease, bankruptcy or insolvency of the tenant, the tenant’s general cessation of business activities or for other reasons.  In addition, some tenants at retail properties may be entitled to terminate their leases or pay reduced rent if an anchor tenant ceases operations at the property.  In those cases, we cannot provide assurance that any anchor tenants will continue to occupy space in the related shopping centers.

Shopping centers, in general, are affected by the health of the retail industry.  In addition, a shopping center may be adversely affected by the bankruptcy or decline in drawing power of an anchor tenant, the risk that an anchor tenant may vacate notwithstanding that tenant’s continuing obligation to pay rent, a shift in consumer demand due to demographic changes (for example, population decreases or changes in average age or income) and/or changes in consumer preference (for example, to discount retailers).

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Unlike other income producing properties, retail properties also face competition from sources outside a given real estate market, such as:

●	catalogue retailers;

●	home shopping networks;

●	the internet;

●	telemarketing; and

●	outlet centers.

Continued growth of these alternative retail outlets (which are often characterized by lower operating costs) could adversely affect the rents collectible at the retail properties which secure mortgage loans in a trust fund.

Special Risks of Mortgage Loans Secured by Hospitality Properties

Hospitality properties are affected by various factors, including:

●	location;

●	quality;

●	management ability;

●	amenities;

●	franchise affiliation (or lack thereof);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	a deterioration in the financial strength or managerial capabilities of the owner and operator of a hotel;

●	changes in travel patterns caused by changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	adverse economic conditions, either local, regional or national, which may limit the amount that may be charged for a room and may result in a reduction in occupancy levels; and

●	construction of competing hotels or motels, which may also limit the amount that may be charged for a room and may result in a reduction in occupancy levels.

Because hotel rooms generally are rented for short periods of time, hospitality properties tend to be affected more quickly by adverse economic conditions and competition than other commercial properties.

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

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●	the duration of the franchise licensing or management agreements.

Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.  Replacement franchises may require significantly higher fees.

The transferability of franchise license agreements may be restricted.  In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent.  Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor or a hotel management company that it desires to replace following a foreclosure.

Furthermore, the ability of a hotel to attract customers, and some of such hotel’s revenues, may depend in large part on its having a liquor license. Such a license may not be transferable (for example, in connection with a foreclosure).

Moreover, the hotel and lodging industry is generally seasonal in nature; different seasons affect different hotels depending on type and location.  This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses.  In addition, actual or potential acts of terrorism may have an adverse impact on the tourism and convention industry.  See “—Terrorist Attacks and Military Conflicts May Adversely Affect Your Investment” above.

Special Risks of Mortgage Loans Secured by Office Properties

Mortgage loans secured by office properties may constitute a material concentration of the mortgage loans in a trust fund.  Significant factors determining the value of office buildings include:

●	the quality of an office building’s tenants;

●	the physical attributes of the building in relation to competing buildings;

●	the desirability of the area as a business location; and

●	the strength, stability and nature of the local economy (including labor costs and quality, tax environment and quality of life for employees).

An economic decline in the business operated by the tenants may adversely affect an office building.  That risk is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Office buildings are also subject to competition with other office properties in the same market.  Competition is affected by a property’s:

●	age;

●	condition;

●	design (e.g., floor sizes and layout);

●	access to transportation; and

●
ability or inability to offer certain amenities to its tenants, including sophisticated building systems (such as fiber optic cables, satellite communications or other base building technological features).

The success of an office building also depends on the local economy.  A company’s decision to locate office headquarters in a given area, for example, may be affected by such factors as labor cost

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and quality, tax environment and quality of life issues such as schools and cultural amenities. A central business district may have an economy which is markedly different from that of a suburb. The local economy and the financial condition of the owner will impact on an office building’s ability to attract stable tenants on a consistent basis. In addition, the cost of refitting office space for a new tenant is often more costly than for other property types.

Special Risks Associated with Residential Healthcare Facilities

Residential healthcare facilities pose risks not associated with other types of income-producing real estate. Providers of long-term nursing care, assisted living and other medical services are subject to federal and state laws that relate to the adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies and additions to and maintenance of facilities and services. Providers also are affected by the reimbursement policies of private insurers to the extent that providers are dependent on patients whose fees are reimbursed by such insurers.

The failure of a borrower to maintain or renew any required license or regulatory approval could prevent it from continuing operations at a mortgaged property (in which case no revenues would be received from such mortgaged property or portion thereof requiring licensing) or, if applicable, bar it from participation in government reimbursement programs.

In the event of foreclosure, we cannot ensure that the trustee or any other purchaser at a foreclosure sale would be entitled to the rights under such licenses and such party may have to apply in its own right for such a license.

We also cannot provide assurance that a new license could be obtained or that the related mortgaged property would be adaptable to other uses following a foreclosure.

To the extent any residential healthcare facility receives a significant portion of its revenues from government reimbursement programs, primarily Medicaid and Medicare, such revenue may be subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings, policy interpretations, delays by fiscal intermediaries and government funding restrictions.

Governmental payors have employed cost-containment measures that limit payments to healthcare providers, and there are currently under consideration various proposals in the United States Congress that could materially change or curtail those payments. Accordingly, we can give no assurance that payments under government reimbursement programs will, in the future, be sufficient to fully reimburse the cost of caring for program beneficiaries. If not, net operating income of the mortgaged properties that receive substantial revenues from those sources, and consequently the ability of the related borrowers to meet their mortgage loan obligations, could be adversely affected.

Under applicable federal and state laws and regulations, including those that govern Medicare and Medicaid programs, only the provider who actually furnished the related medical goods and services may sue for or enforce its right to reimbursement.  Accordingly, in the event of foreclosure, none of the trustee, the master servicer or a subsequent lessee or operator of the mortgaged property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the respective properties prior to such foreclosure.

Other factors that may adversely affect the value and successful operation of a residential healthcare property include:

●	increasing governmental regulation and supervision;

●	a decline in the financial health, skill or reputation of the operator;

●	increased operating expenses; and

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●	competing facilities owned by non-profit organizations or government agencies supported by endowments, charitable contributions, tax revenues, or other sources.

Special Risks of Mortgage Loans Secured by Healthcare-Related Properties

The mortgaged properties may include healthcare-related facilities, including senior housing, assisted living facilities, skilled nursing facilities and acute care facilities.

●
Senior housing generally consists of facilities with respect to which the residents are ambulatory, handle their own affairs and typically are couples whose children have left the home and at which the accommodations are usually apartment style;

●
Assisted living facilities are typically single or double room occupancy, dormitory-style housing facilities which provide food service, cleaning and some personal care and with respect to which the tenants are able to medicate themselves but may require assistance with certain daily routines;

●	Skilled nursing facilities provide services to post trauma and frail residents with limited mobility who require extensive medical treatment; and

●	Acute care facilities generally consist of hospital and other facilities providing short-term, acute medical care services.

Certain types of healthcare-related properties, particularly acute care facilities, skilled nursing facilities and some assisted living facilities, typically receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings, policy interpretations, delays by fiscal intermediaries and government funding restrictions. Moreover, governmental payors have employed cost-containment measures that limit payments to healthcare providers, and there exist various proposals for national healthcare reform that could further limit those payments. Accordingly, we cannot provide assurance that payments under government reimbursement programs will, in the future, be sufficient to fully reimburse the cost of caring for program beneficiaries. If those payments are insufficient, net operating income of healthcare-related facilities that receive revenues from those sources may decline, which consequently could have an adverse effect on the ability of the related borrowers to meet their obligations under any mortgage loans secured by healthcare-related facilities.

Moreover, healthcare-related facilities are generally subject to federal and state laws that relate to the adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies and additions to facilities and services. In addition, facilities where such care or other medical services are provided are subject to periodic inspection by governmental authorities to determine compliance with various standards necessary to continued licensing under state law and continued participation in the Medicaid and Medicare reimbursement programs. Furthermore, under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements are generally not permitted to be made to any person other than the provider who actually furnished the related medical goods and services. Accordingly, in the event of foreclosure, the trustee, the master servicer, the special servicer or a subsequent lessee or operator of any healthcare-related facility securing a defaulted mortgage loan generally would not be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at such property prior to foreclosure. Any of the aforementioned events may adversely affect the ability of the related borrowers to meet their mortgage loan obligations.

Providers of assisted living services are also subject to state licensing requirements in certain states. The failure of an operator to maintain or renew any required license or regulatory approval could prevent it from continuing operations at a healthcare-related facility or, if applicable, bar it from participation in government reimbursement programs. In the event of foreclosure, we cannot provide assurance that the trustee or any other purchaser at a foreclosure sale would be entitled to the rights under the licenses, and the trustee or other purchaser may have to apply in its own right for the

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applicable license. We cannot provide assurance that the trustee or other purchaser could obtain the applicable license or that the related mortgaged property would be adaptable to other uses.

Government regulation applying specifically to acute care facilities, skilled nursing facilities and certain types of assisted living facilities includes health planning legislation, enacted by most states, intended, at least in part, to regulate the supply of nursing beds.  The most common method of control is the requirement that a state authority first make a determination of need, evidenced by its issuance of a certificate of need, before a long-term care provider can establish a new facility, add beds to an existing facility or, in some states, take certain other actions (for example, acquire major medical equipment, make major capital expenditures, add services, refinance long-term debt, or transfer ownership of a facility).  States also regulate nursing bed supply in other ways.  For example, some states have imposed moratoria on the licensing of new beds, or on the certification of new Medicaid beds, or have discouraged the construction of new nursing facilities by limiting Medicaid reimbursements allocable to the cost of new construction and equipment.  In general, a certificate of need is site specific and operator specific; it cannot be transferred from one site to another, or to another operator, without the approval of the appropriate state agency.  Accordingly, in the case of foreclosure upon a mortgage loan secured by a lien on a healthcare-related mortgaged property, the purchaser at foreclosure might be required to obtain a new certificate of need or an appropriate exemption.  In addition, compliance by a purchaser with applicable regulations may in any case require the engagement of a new operator and the issuance of a new operating license.  Upon a foreclosure, a state regulatory agency may be willing to expedite any necessary review and approval process to avoid interruption of care to a facility’s residents, but we cannot provide assurance that any state regulatory agency will do so or that the state regulatory agency will issue any necessary licenses or approvals.

Federal and state government “fraud and abuse” laws also apply to healthcare-related facilities.  “Fraud and abuse” laws generally prohibit payment or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products or services.  Violation of these restrictions can result in license revocation, civil and criminal penalties, and exclusion from participation in Medicare or Medicaid programs.  The state law restrictions in this area vary considerably from state to state.  Moreover, the federal anti-kickback law includes broad language that potentially could be applied to a wide range of referral arrangements, and regulations designed to create “safe harbors” under the law provide only limited guidance.  Accordingly, we cannot provide assurance that such laws will be interpreted in a manner consistent with the practices of the owners or operators of the healthcare-related mortgaged properties that are subject to those laws.

The operators of healthcare-related properties are likely to compete on a local and regional basis with others that operate similar facilities, some of which competitors may be better capitalized, may offer services not offered by such operators, or may be owned by non-profit organizations or government agencies supported by endowments, charitable contributions, tax revenues and other sources not available to such operators.  The successful operation of a healthcare-related property will generally depend upon:

●	the number of competing facilities in the local market;

●	the facility’s age and appearance;

●	the reputation and management of the facility;

●	the types of services the facility provides; and

●	where applicable, the quality of care and the cost of that care.

The inability of a healthcare-related property to flourish in a competitive market may increase the likelihood of foreclosure on the related mortgage loan, possibly affecting the yield on one or more classes of the related series of offered certificates.

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Special Risks of Mortgage Loans Secured by Warehouse and Self Storage Facilities

Mortgage loans secured by warehouse and self storage facilities may constitute a material concentration of the mortgage loans in a trust fund.  The storage facilities market contains low barriers to entry.

Increased competition among self storage facilities may reduce income available to repay mortgage loans secured by a self storage facility.  In addition, due to the short-term nature of self storage leases, mortgage loans secured by self storage properties also may be subject to more volatility in terms of supply and demand than loans secured by other types of properties.

Because of the construction utilized in connection with certain self storage facilities, it might be difficult or costly to convert such a facility to an alternative use.  Thus, the liquidation value of self storage properties may be substantially less than would be the case if the same were readily adaptable to other uses.

In addition, it is difficult to assess the environmental risks posed by such facilities due to tenant privacy, anonymity and unsupervised access to such facilities.  Therefore, such facilities may pose additional environmental risks to investors.  The environmental site assessments discussed in the accompanying prospectus supplement did not include an inspection of the contents of the self storage units included in the self storage properties.  We therefore cannot provide assurance that all of the units included in the self storage properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.  See “—Environmental Conditions of the Mortgaged Properties May Subject the Trust Fund to Liability Under Federal and State Laws, Reducing the Value and Cash Flow of the Mortgaged Properties, Which May Result in Reduced Distributions on Your Offered Certificates” in the accompanying prospectus supplement.

In addition, to the extent that a self storage facility becomes a “real estate owned” property pursuant to the terms of the pooling and servicing agreement and is operated by the trust fund directly, all or some portion of net operating income, if any, earned with respect to such “real estate owned” property may be from the sale of personal property or the provision of services, and thus could be subject to tax at a 35% rate as “net income from foreclosure property”, or even possibly to the 100% tax rate applicable to “prohibited transactions” income of a REMIC.

Special Risks of Mortgage Loans Secured by Industrial and Mixed-Use Facilities

Mortgage loans secured by industrial and mixed-use facilities may constitute a material concentration of the mortgage loans in a trust fund.  Significant factors determining the value of industrial properties include:

●	the quality of tenants;

●	building design and adaptability; and

●	the location of the property.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial properties, although industrial properties are more frequently dependent on a single tenant.  In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property.  Site characteristics which are valuable to an industrial property include clear heights, column spacing, zoning restrictions, number of bays and bay depths, divisibility, truck turning radius and overall functionality and accessibility.  Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

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Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment (e.g. a decline in defense spending), and a particular industrial property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties.  In addition, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

Special Risks Associated with Manufactured Housing Properties

Mortgage loans secured by liens on manufactured housing properties pose risks not associated with mortgage loans secured by liens on other types of income-producing real estate.

The successful operation of a manufactured housing property may depend upon the number of other competing residential developments in the local market, such as:

●	other manufactured housing properties;

●	apartment buildings; and

●	site-built single family homes.

Other factors affecting the successful operation of a manufactured housing property may also include:

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities it provides;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization.

Manufactured housing properties are “special purpose” properties that generally cannot be readily converted to general residential, retail or office use.  Thus, if the operation of any of the manufactured housing properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing property were readily adaptable to other uses.

Poor Property Management Will Adversely Affect the Performance of the Related Mortgaged Property

Each mortgaged property securing a mortgage loan which has been sold into a trust fund is managed by a property manager (which generally is an affiliate of the borrower) or by the borrower itself.  The successful operation of a real estate project is largely dependent on the performance and viability of the management of such project.  The property manager is responsible for:

●	operating the property;

●	providing building services;

●	responding to changes in the local market; and

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●
planning and implementing the rental structure, including establishing levels of rent payments and advising the borrowers so that maintenance and capital improvements can be carried out in a timely fashion.

We cannot provide assurance regarding the performance of any operators, leasing agents and/or property managers or persons who may become operators and/or property managers upon the expiration or termination of management agreements or following any default or foreclosure under a mortgage loan.  In addition, the property managers are usually operating companies and unlike limited purpose entities, may not be restricted from incurring debt and other liabilities in the ordinary course of business or otherwise.  There can be no assurance that the property managers will at all times be in a financial condition to continue to fulfill their management responsibilities under the related management agreements throughout the terms of those agreements.

Property Managers May Experience Conflicts of Interest in Managing Multiple Properties

The managers of the mortgaged properties securing mortgage loans included in the trust fund related to a particular series of certificates and the related borrowers may experience conflicts of interest in the management and/or ownership of such properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●
these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties securing the mortgage loans included in the trust fund; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

Condemnations of Mortgaged Properties May Result in Losses

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing mortgage loans included in the trust fund related to a particular series of certificates.  The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan.  The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generation from, the affected mortgaged property.  Therefore, we cannot give assurances that the occurrence of any condemnation will not have a negative impact upon distributions on a particular series of certificates.

Balloon Payments on Mortgage Loans Result in Heightened Risk of Borrower Default

Some of the mortgage loans included in a trust fund may not be fully amortizing (or may not amortize at all) over their terms to maturity and, thus, will require substantial principal payments (that is, balloon payments) at their stated maturity.  Mortgage loans of this type involve a greater degree of risk than self-amortizing loans because the ability of a borrower to make a balloon payment typically will depend upon either:

●	its ability to fully refinance the mortgage loan; or

●	its ability to sell the related mortgaged property at a price sufficient to permit the borrower to make the balloon payment.

The ability of a borrower to accomplish either of these goals will be affected by a number of factors, including:

●	the value of the related mortgaged property;

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●	the level of available mortgage interest rates at the time of sale or refinancing;

●	the borrower’s equity in the related mortgaged property;

●	the financial condition and operating history of the borrower and the related mortgaged property;

●	tax laws;

●	rent control laws (with respect to certain residential properties);

●
Medicaid and Medicare reimbursement rates (with respect to hospitals and nursing homes) (see “—Special risks Associated with Residential Healthcare Facilities” and “—Special Risks of Mortgage Loans Secured by Healthcare-Related Properties” above.);

●	prevailing general economic conditions; and

●	the availability of credit for loans secured by commercial or multifamily, as the case may be, real properties generally.

Neither we nor our affiliates will be required to refinance any mortgage loan.

The Servicer Will Have Discretion to Handle or Avoid Obligor Defaults in a Manner Which May Be Adverse to Your Interests

If and to the extent specified in the accompanying prospectus supplement, the related pooling and servicing agreement will permit (within prescribed limits) the master servicer or a special servicer to extend and modify mortgage loans. We cannot provide assurance that any such extension or modification will increase the present value of receipts from or proceeds of the affected mortgage loans.

In addition, a master servicer or a special servicer may receive a workout fee based on receipts from or proceeds of such mortgage loans that would otherwise be payable to the certificateholders.

Proceeds Received upon Foreclosure of Mortgage Loans Secured Primarily by Junior Mortgages May Result in Losses

To the extent specified in the accompanying prospectus supplement, some of the mortgage loans included in a trust fund may be secured primarily by junior mortgages.  When liquidated, mortgage loans secured by junior mortgages are entitled to satisfaction from proceeds that remain from the sale of the related mortgaged property after the mortgage loans senior to such mortgage loans have been satisfied.  If there are insufficient funds to satisfy both the junior mortgage loans and senior mortgage loans, the junior mortgage loans would suffer a loss and, accordingly, one or more classes of certificates would bear such loss.  Therefore, any risks of deficiencies associated with first mortgage loans will be greater with respect to junior mortgage loans.

Credit Support May Not Cover Losses or Risks Which Could Adversely Affect Payment on Your Certificates

The prospectus supplement for the offered certificates of each series will describe any credit support provided with respect to those certificates.  Use of credit support will be subject to the conditions and limitations described in this prospectus and in the accompanying prospectus supplement.  Moreover, credit support may not cover all potential losses or risks; for example, credit support may or may not cover fraud or negligence by a mortgage loan originator or other parties.

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A series of certificates may include one or more classes of subordinate certificates (which may include offered certificates), if so provided in the accompanying prospectus supplement.  Although subordination is intended to reduce the risk to holders of senior certificates of delinquent distributions or ultimate losses, the amount of subordination will be limited and may decline under certain circumstances.  In addition, if principal payments on one or more classes of certificates of a series are made in a specified order of priority, any limits with respect to the aggregate amount of claims under any related credit support may be exhausted before the principal of the lower priority classes of certificates of such series has been fully repaid.  As a result, the impact of losses and shortfalls experienced with respect to the mortgage loans may fall primarily upon those classes of certificates having a lower priority of payment.  Moreover, if a form of credit support covers more than one series of certificates, holders of certificates of one series will be subject to the risk that such credit support will be exhausted by the claims of the holders of certificates of one or more other series.

Regardless of the form of credit enhancement provided, the amount of coverage will be limited in amount and in most cases will be subject to periodic reduction in accordance with a schedule or formula.  The master servicer will generally be permitted to reduce, terminate or substitute all or a portion of the credit enhancement for any series of certificates if all rating agencies hired by us to rate any class of the certificates indicate that the then-current rating of those certificates will not be adversely affected.  None of the depositor, the master servicer or any of our or the master servicer’s affiliates will have any obligation to replace or supplement any credit enhancement.

Mortgagors of Commercial Mortgage Loans Are Sophisticated and May Take Actions Adverse to Your Interests

Mortgage loans made to partnerships, corporations or other entities may entail risks of loss from delinquency and foreclosure that are greater than those of mortgage loans made to individuals.  The mortgagor’s sophistication and form of organization may increase the likelihood of protracted litigation or bankruptcy in default situations.

Assignment of Leases and Rents to Provide Further Security for Mortgage Loans Poses Special Risks

The mortgage loans included in any trust fund typically will be secured by an assignment of leases and rents pursuant to which the borrower assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged property, and the income derived therefrom, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default.  If the borrower defaults, the license terminates and the lender is entitled to collect rents.  Such assignments are typically not perfected as security interests prior to the mortgagee’s taking possession of the related mortgaged property and/or appointment of a receiver.  Some state laws may require that the mortgagee take possession of the mortgaged property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents.  In addition, bankruptcy or the commencement of similar proceedings by or in respect of the borrower may adversely affect the lender’s ability to collect the rents.  See “Certain Legal Aspects of Mortgage Loans and Leases—Leases and Rents” in this prospectus.

Inclusion in a Trust Fund of Delinquent Mortgage Loans May Adversely Affect the Rate of Defaults and Prepayments on the Mortgage Loans

If so provided in the accompanying prospectus supplement, the trust fund for a series of certificates may include mortgage loans that are delinquent as of the date they are deposited in the trust fund.  A mortgage loan will be considered “delinquent” if it is 30 days or more past its most recently contractual scheduled payment date in payment of all amounts due according to its terms.  In any event, at the time of its creation, the trust fund will not include delinquent loans which by principal amount are more than 20% of the aggregate principal amount of all mortgage loans in the trust fund related to a particular series of certificates.  If so specified in the accompanying prospectus supplement, the servicing of such mortgage loans will be performed by a special servicer.

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Credit support provided with respect to a series of certificates may not cover all losses related to delinquent mortgage loans, and investors should consider the risk that the inclusion of such mortgage loans in the trust fund may adversely affect the rate of defaults and prepayments on the mortgage loans in the trust fund and the yield on the offered certificates of such series.

Environmental Liability May Affect the Lien on a Mortgaged Property and Expose the Lender to Costs

If an adverse environmental condition exists with respect to a mortgaged property securing a mortgage loan included in a trust fund, the trust fund may be subject to certain risks including the following:

●	a reduction in the value of such mortgaged property which may make it impractical or imprudent to foreclose against such mortgaged property;

●
the potential that the related borrower may default on the related mortgage loan due to such borrower’s inability to pay high remediation costs or costs of defending lawsuits due to an environmental impairment or difficulty in bringing its operations into compliance with environmental laws;

●	liability for clean-up costs or other remedial actions, which could exceed the value of such mortgaged property or the unpaid balance of the related mortgage loan; and

●	the inability to sell the related mortgage loan in the secondary market or to lease such mortgaged property to potential tenants.

Under certain federal, state and local laws, federal, state and local agencies may impose a statutory lien over affected property to secure the reimbursement of remedial costs incurred by these agencies to correct adverse environmental conditions.  This lien may be superior to the lien of an existing mortgage.  Any such lien arising with respect to a mortgaged property securing a mortgage loan included in the trust fund would adversely affect the value of such mortgaged property and could make impracticable the foreclosure by the special servicer on such mortgaged property in the event of a default by the related borrower.

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property, as well as certain other types of parties, may be liable for the costs of investigation, removal or remediation of hazardous or toxic substances on, under, adjacent to or in such property.  The cost of any required investigation, delineation and/or remediation and the owner’s liability therefore is generally not limited under applicable laws.

Such liability could exceed the value of the property and/or the aggregate assets of the owner.  Under some environmental laws, a secured lender (such as the trust fund) may be found to be an “owner” or “operator” of the related mortgaged property if it is determined that the lender actually participated in the hazardous waste management of the borrower, regardless of whether the borrower actually caused the environmental damage.  In such cases, a secured lender may be liable for the costs of any required investigation, removal or remediation of hazardous substances.  The trust fund’s potential exposure to liability for environmental costs will increase if the trust fund, or an agent of the trust fund, actually takes possession of a mortgaged property or control of its day-to-day operations.  See “Certain Legal Aspects of Mortgage Loans and Leases—Environmental Considerations” in this prospectus and “Description of the Mortgage Pool—Assessments of Property Value and Condition—Environmental Assessments” in the accompanying prospectus supplement.

A third-party environmental consultant conducted an environmental site assessment (or updated a previously conducted environmental site assessment) with respect to each mortgaged property securing a mortgage loan included in the trust fund related to a particular series of certificates.

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Such assessments do not generally include invasive environmental testing.  In each case where the environmental site assessment or update revealed a material adverse environmental condition or circumstance at any mortgaged property, then (depending on the nature of the condition or circumstance) one or more of the following actions has been or is expected to be taken:

●	an environmental consultant investigated those conditions and recommended no further investigations or remediation;

●	an environmental insurance policy, having the characteristics described below, was obtained from a third-party insurer;

●
either (i) an operations and maintenance program, including, in several cases, with respect to asbestos-containing materials, lead-based paint, microbial matter and/or radon, or periodic monitoring of nearby properties, has been or is expected to be implemented in the manner and within the time frames specified in the related loan documents, or (ii) remediation in accordance with applicable law or regulations has been performed, is currently being performed or is expected to be performed either by the borrower or by the party responsible for the contamination;

●
an escrow or reserve was established to cover the estimated cost of remediation, with each remediation required to be completed within a reasonable time frame in accordance with the related loan documents;

●
the related borrower or other responsible party having financial resources reasonably estimated to be adequate to address the related condition or circumstance is required to take (or is liable for the failure to take) actions, required by the applicable governmental regulatory authority or any environmental law or regulation; or

●	any other actions described in the related prospectus supplement.

We cannot provide assurance, however, that the environmental assessments identified all environmental conditions and risks, that the related borrowers will implement all recommended operations and maintenance plans, that such plans will adequately remediate the environmental condition, or that any environmental indemnity, insurance or escrow will fully cover all potential environmental conditions and risks.  In addition, the environmental condition of the underlying real properties could be adversely affected by tenants or by the condition of land or operations in the vicinity of the properties, such as underground storage tanks.

The pooling and servicing agreement will require that the special servicer obtain an environmental site assessment of a mortgaged property securing a mortgage loan included in the trust fund prior to taking possession of the property through foreclosure or otherwise or assuming control of its operation.  Such requirement effectively precludes enforcement of the security for the related mortgage note until a satisfactory environmental site assessment is obtained (or until any required remedial action is thereafter taken), but will decrease the likelihood that the trust fund will become liable for a material adverse environmental condition at the mortgaged property.  However, we cannot give assurance that the requirements of the pooling and servicing agreement will effectively insulate the trust fund from potential liability for a materially adverse environmental condition at any mortgaged property.  See “Description of the Pooling and Servicing Agreements—Realization upon Defaulted Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans and Leases—Environmental Considerations” in this prospectus and “Risk Factors—Environmental Conditions of the Mortgaged Properties May Subject the Trust Fund to Liability Under Federal and State Laws, Reducing the Value and Cash Flow of the Mortgaged Properties, Which May Result in Reduced Distributions on Your Offered Certificates” in the accompanying prospectus supplement.

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State and Federal Laws Applicable to Foreclosure Actions May Affect the Timing of Distributions on Your Certificates

The ability to realize upon the mortgage loans may be limited by the application of state laws.  For example, some states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly.  The special servicer may need to obtain advice of counsel prior to enforcing any of the trust fund’s rights under any of the mortgage loans that include mortgaged properties where the rule could be applicable.  In the case of a mortgage loan secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure.  The application of other state and federal laws may delay or otherwise limit the ability to realize on the mortgage loans.

We Have Not Re-Underwritten Any of the Mortgage Loans

We have not re-underwritten the mortgage loans included in the trust fund related to a particular series of certificates.  Instead, we have relied on the representations and warranties made by the mortgage loan sellers, and the mortgage loan sellers’ respective obligations to repurchase, cure or substitute a mortgage loan in the event that a representation or warranty was not true when made and such breach materially and adversely affects the interests of the certificateholders.  These representations and warranties do not cover all of the matters that we would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  If we had re-underwritten the mortgage loans included in the trust fund, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by the representations or warranties given by the mortgage loan sellers.  In addition, we cannot provide assurance that the mortgage loan sellers will be able to repurchase or substitute a mortgage loan if a representation or warranty has been breached.  See “Description of the Mortgage Pool—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in the accompanying prospectus supplement.

Foreclosure on Mortgaged Properties May Result in Adverse Tax Consequences

One or more of the REMICs established under the pooling and servicing agreement related to any series of certificates might become subject to federal (and possibly state or local) tax on certain of its net income from the operation and management of a mortgaged property subsequent to the trust fund’s acquisition of a mortgaged property pursuant to a foreclosure or deed in lieu of foreclosure.  Any such tax would substantially reduce net proceeds available for distribution to that series of certificates.  See “Material Federal Income Tax Consequences—REMICs—Taxation of Owners of REMIC Regular Certificates” and “—Taxation of Owners of REMIC Residual Certificates” in this prospectus.

State and Local Transfer Taxes May Apply to Transfers of Property in a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose real property transfer taxes or recording fees on transfers of real property in a foreclosure, by a deed in lieu of foreclosure or by similar process, and make the transferee either jointly liable with the transferor for the tax or fee, or liable for the tax or fee in the event the transferor fails to pay it.  Such taxes and fees can be significant in amount, and in those jurisdictions in which they are imposed, reduce the net proceeds realized by a lender in liquidating the real property securing the related mortgage loan.

Insurance Coverage on Mortgaged Properties May Not Cover Special Hazard Losses

The master servicer and/or special servicer will generally be required to cause the borrower on each mortgage loan included in the trust fund related to any series of certificates and serviced by it to maintain such insurance coverage on the related mortgaged property as is required under the related mortgage, including hazard insurance; provided that each of the master servicer and/or the special

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servicer may satisfy its obligation to cause hazard insurance to be maintained with respect to any mortgaged property by acquiring a blanket or master single interest insurance policy.  In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements on the related mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy.  The mortgage loans generally do not require earthquake insurance.

Although the policies covering the mortgaged properties are underwritten by different insurers under different state laws in accordance with different applicable state forms, and therefore do not contain identical terms and conditions, most such policies typically may not cover any physical damage resulting from:

●	war;

●	terrorism;

●	revolution;

●	governmental actions;

●	floods, and other water-related causes;

●	earth movement (including earthquakes, landslides and mud flows);

●	wet or dry rot;

●	vermin;

●	domestic animals;

●	sink holes or similarly occurring soil conditions; and

●	other kinds of risks not specified in the preceding paragraph.

Pursuant to the terms of the pooling and servicing agreement, the master servicer or the special servicer may not be required to maintain insurance covering terrorist or similar acts, nor will it be required to call a default under a mortgage loan, if the related borrower fails to maintain such insurance (even if required to do so under the related loan documents) if a determination is made that either—

●
such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the mortgaged property and located in or around the region in which such mortgaged property is located; or

●	such insurance is not available at any rate.

In addition, with respect to certain mortgage loans, the mortgagee may have waived the right to require terrorism insurance or may have limited the circumstances under which terrorism insurance is required.

Any losses incurred with respect to mortgage loans included in the trust fund due to uninsured risks or insufficient hazard insurance proceeds could adversely affect distributions on your certificates.  See “Risk Factors—Risks Related to the Mortgage Loans—The Absence of or Inadequacy of Insurance Coverage on the Property May Adversely Affect Distributions on Your Certificates” in the accompanying prospectus supplement.

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Rights Against Tenants May Be Limited if Leases Are Not Subordinate to the Mortgage or Do Not Contain Attornment Provisions

Some (but not all) of the tenant leases contain provisions that require the tenant to attorn to (that is, recognize as landlord under the lease) a successor owner of the property following foreclosure.  Some (but not all) of the leases may be either subordinate to the liens created by the mortgage loans or else contain a provision that requires the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement.

In some states, if tenant leases are subordinate to the liens created by the mortgage loans and such leases do not contain attornment provisions, such leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure.  Accordingly, in the case of the foreclosure of a mortgaged property located in such a state and leased to one or more desirable tenants under leases that do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated (e.g., if such tenants were paying above-market rents).

If a lease is senior to a mortgage, the lender will not (unless it has otherwise agreed with the tenant) possess the right to dispossess the tenant upon foreclosure of the property, and if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards), the provisions of the lease will take precedence over the provisions of the mortgage.

The Borrower’s Form of Entity May Cause Special Risks

Most of the borrowers for mortgage loans related to a particular series of certificates are legal entities rather than individuals.  Mortgage loans made to legal entities may entail risks of loss greater than those of mortgage loans made to individuals.  For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws.  Unlike individuals involved in bankruptcies, most of the entities generally do not have personal assets and creditworthiness at stake.  Terms of mortgage loans to legal entities generally, but not in all cases, require that the borrowers covenant to be single-purpose entities, although in many cases the borrowers are not required to observe all covenants and conditions that typically are required in order for them to be viewed under standard rating agency criteria as “single-purpose entities”.

In general, but not in all cases, borrowers’ organizational documents or the terms of mortgage loans made to legal entities limit their activities to the ownership of only the related property or properties and limit the borrowers’ ability to incur additional indebtedness or create or allow any encumbrance on the properties to secure additional indebtedness or obligations of other entities.  These provisions are designed to mitigate the possibility that the borrowers’ financial condition would be adversely impacted by factors unrelated to the mortgaged property and the mortgage loan in the pool.  However, we cannot assure you that the related borrowers will comply with these requirements.  Also, although a borrower may currently be a single-purpose entity, in many cases, that borrower may not have originally been a single-purpose entity, but at origination of the related mortgage loan its organizational documents were amended.  That borrower may also have previously owned property other than the related property or it is a “recycled” single-purpose vehicle, that previously had other liabilities.  In addition, in some cases, during the period prior to the origination of the mortgage loan, that borrower did not observe all covenants that typically are required to consider a borrower a “single-purpose entity”.  The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

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Many of the borrowers for mortgage loans related to a particular series of certificates are not special purpose entities structured to limit the possibility of becoming insolvent or bankrupt, and therefore may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because such borrowers may be:

●	operating entities with businesses distinct from the operation of the mortgaged property with the associated liabilities and risks of operating an ongoing business; or

●	individuals that have personal liabilities unrelated to the mortgaged property.

However, any borrower, even a single-purpose entity structured to limit the possibility of becoming insolvent or bankrupt, will be subject to certain potential liabilities and risks.  We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

The organizational documents of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings.  Generally, but not always, the independent directors, managers or trustees may only be replaced by certain other independent successors.  Although the requirement of having independent directors, managers or trustees is designed to lessen the risk of a voluntary bankruptcy filing by a solvent borrower, the independent directors, managers or trustees may determine in the exercise of their fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by such borrower.  Such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower, such that the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.  In any event, we cannot assure you that a borrower will not file for bankruptcy protection, that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower, or that, if initiated, a bankruptcy case of the borrower could be dismissed.  For example, in the recent bankruptcy case of In Re General Growth Properties, Inc., notwithstanding that the subsidiaries were special purpose entities with independent directors, the parent entity caused numerous property-level, special purpose subsidiaries to file for bankruptcy protection.  Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings.  In denying the motions, the bankruptcy court stated that the fundamental and bargained-for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases.  Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.  The moving lenders had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders.  However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective.  Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross-defaults, a need to refinance in the near term (i.e., within one to four years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing.  In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were crucial to the parent’s reorganization.  As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent.  Consolidation of the assets of such borrowers would likely have an adverse effect on the funds

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available to make distributions on your certificates.  See “Certain Legal Aspects of Mortgage Loans and Leases—Bankruptcy Laws” in this prospectus.

Bankruptcy Proceedings Entail Certain Risks

Under federal bankruptcy law, the filing of a petition in bankruptcy by or against a borrower will stay the sale of the mortgaged property owned by that borrower, as well as the commencement or continuation of a foreclosure action.  In addition, even if a court determines that the value of the mortgaged property is less than the principal balance of the mortgage loan it secures, the court may prevent a mortgagee from foreclosing on the mortgaged property (subject to certain protections available to the mortgagee).  As part of a restructuring plan, a court also may reduce the amount of secured indebtedness to the then-current value of the mortgaged property, which would make the mortgagee a general unsecured creditor for the difference between the then-current value and the amount of its outstanding mortgage indebtedness.  A bankruptcy court also may:  (1) grant a debtor a reasonable time to cure a payment default on a mortgage loan; (2) reduce periodic payments due under a mortgage loan; (3) change the rate of interest due on a mortgage loan; or (4) otherwise alter the mortgage loan’s repayment schedule.

Moreover, the filing of a petition in bankruptcy by, or on behalf of, a junior lienholder may stay the senior lienholder from taking action to foreclose on the junior lien.  Additionally, the borrower’s trustee or the borrower, as debtor-in-possession, has certain special powers to avoid, subordinate or disallow debts.  In certain circumstances, the claims of the trustee may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, the mortgagee will be stayed from enforcing a borrower’s assignment of rents and leases.  Federal bankruptcy law also may interfere with the master servicer’s or special servicer’s ability to enforce lockbox requirements.  The legal proceedings necessary to resolve these issues can be time consuming and costly and may significantly delay or diminish the receipt of rents.  Rents also may escape an assignment to the extent they are used by the borrower to maintain the mortgaged property or for other court authorized expenses.

Additionally, pursuant to subordination agreements for certain of the mortgage loans, the subordinate lenders may have agreed that they will not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the borrower, and that the holder of the mortgage loan will have all rights to direct all such actions.  There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinated lender.

In its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by the Bankruptcy Code.  This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinated lender’s objections.

As a result of the foregoing, the trustee’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

If Mortgaged Properties Are Not in Compliance With Current Zoning Laws, You May Not Be Able to Restore Compliance Following a Casualty Loss

Due to changes in applicable building and zoning ordinances and codes which have come into effect after the construction of improvements on certain of the mortgaged properties, some improvements may not comply fully with current zoning laws (including density, use, parking and set-back requirements) but may qualify as permitted non-conforming uses.  Such changes may limit

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the ability of the related mortgagor to rebuild the premises “as is” in the event of a substantial casualty loss.  Such limitations may adversely affect the ability of the mortgagor to meet its mortgage loan obligations from cash flow.  Insurance proceeds may not be sufficient to pay off such mortgage loan in full.  In addition, if the mortgaged property were to be repaired or restored in conformity with then current law, its value could be less than the remaining balance on the mortgage loan and it may produce less revenue than before such repair or restoration.

Restrictions on Certain of the Mortgaged Properties May Limit Their Use

Certain of the mortgaged properties securing mortgage loans included in the trust fund related to a particular series of certificates which are non-conforming may not be “legal non-conforming” uses.  The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming” use may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used.

In addition, certain of the mortgaged properties securing mortgage loans included in the trust fund related to a particular series of certificates may be subject to certain use restrictions imposed pursuant to restrictive covenants, governmental requirements, reciprocal easement agreements or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building or operating agreements.  Such use restrictions may include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius.  These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

Enforceability of Due-on-Sale Clauses and Assignments of Leases and Rents is Limited

The mortgages securing the mortgage loans included in the trust fund related to a particular series of certificates generally contain due-on-sale clauses, which permit the acceleration of the maturity of the related mortgage loan if the borrower sells, transfers or conveys the related mortgaged property or its interest in the mortgaged property in a prohibited manner without the consent of the mortgagee.  There also may be limitations on the enforceability of such clauses.  The mortgages also generally include a debt-acceleration clause, which permits the acceleration of the related mortgage loan upon a monetary or non-monetary default by the borrower.  The courts of all states will generally enforce clauses providing for acceleration in the event of a material payment default, but may refuse the foreclosure of a mortgaged property when acceleration of the indebtedness would be inequitable or unjust or the circumstances would render acceleration unconscionable.  However, certain of the mortgage loans included in the trust fund related to a particular series of certificates permit one or more transfers of the related mortgaged property or transfer of a controlling interest in the related borrower to pre-approved transferees or pursuant to pre-approved conditions set forth in the related mortgage loan documents without the mortgagee’s approval.  See “Certain Legal Aspects of Mortgage Loans and Leases—Due-on-Sale and Due-on-Encumbrance” above.

The mortgage loans included in the trust fund related to a particular series of certificates may also be secured by an assignment of leases and rents, which pose special risks as described above under “—Assignment of Leases and Rents to Provide Further Security for Mortgage Loans Poses Special Risks” in this prospectus.

Inspections of the Mortgaged Properties Were Limited

The mortgaged properties related to mortgage loans included in the trust fund related to a particular series of certificates were inspected by licensed engineers in connection with the origination of the mortgage loans to assess the structure, exterior walls, roofing interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located on

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the mortgaged properties.  We cannot provide assurance that all conditions requiring repair or replacement have been identified in such inspections.

Litigation Concerns

From time to time, there may be legal proceedings pending, threatened against the borrowers, managers, sponsors and their respective affiliates relating to the business of, or arising out of the ordinary course of business of, the borrowers, managers, sponsors and respective affiliates, and certain of the borrowers, managers, sponsors and their respective affiliates are subject to legal proceedings relating to the business of, or arising out of the ordinary course of business of, the borrowers, managers, sponsors or their respective affiliates.  In addition, certain borrowers, managers and their respective affiliates may be or have been subject to investigation, civil penalty, criminal penalty or enforcement.  It is possible that such proceedings may have a material adverse effect on any borrower’s, manager’s or sponsor’s ability to meet their obligations under the related mortgage loan and, thus, on distributions on your certificates.

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DESCRIPTION OF THE TRUST FUNDS

General

The primary assets of each trust fund will consist of mortgage assets which include (i) one or more multifamily and/or commercial mortgage loans, (ii) commercial mortgage-backed securities (“CMBS”), (iii) direct obligations of the United States or other government agencies, or (iv) a combination of the assets described in clauses (i), (ii) and (iii).  Each trust fund will be established by the depositor.  Each mortgage asset will be selected by the depositor for inclusion in a trust fund from among those purchased, either directly or indirectly, from a prior holder thereof, which may or may not be the originator of such mortgage loan or the issuer of such CMBS and may be an affiliate of the depositor.  The mortgage loans will not be guaranteed or insured by the depositor or any of its affiliates or, unless otherwise provided in the accompanying prospectus supplement, by any governmental agency or instrumentality or by any other person.  The discussion below under the heading “—Mortgage Loans—Leases”, unless otherwise noted, applies equally to mortgage loans underlying any CMBS included in a particular trust fund.

Mortgage Loans—Leases

General.  The mortgage loans will be evidenced by mortgage notes secured by mortgages or deeds of trust or similar security instruments that create first or junior liens on, or installment contracts for the sale of, mortgaged properties consisting of (i) multifamily properties, which are residential properties consisting of five or more rental or cooperatively owned dwelling units in high-rise, mid-rise or garden apartment buildings or other residential structures, or (ii) commercial properties, which include office buildings, retail stores, hotels or motels, nursing homes, hospitals or other healthcare-related facilities, mobile home parks and manufactured housing communities, warehouse facilities, mini-warehouse facilities, self storage facilities, industrial plants, mixed use or other types of income-producing properties or unimproved land.  The multifamily properties may include mixed commercial and residential structures and may include apartment buildings owned by private cooperative housing corporations.  If so specified in the accompanying prospectus supplement, each mortgage will create a first priority mortgage lien on a mortgaged property.  A mortgage may create a lien on a borrower’s leasehold estate in a property; however, unless otherwise specified in the accompanying prospectus supplement, the term of any such leasehold will exceed the term of the mortgage note by at least ten years.  Each mortgage loan will have been originated by a person other than the depositor; however, the originator of any mortgage loan may be or may have been one of the depositor’s affiliates.

If so specified in the accompanying prospectus supplement, mortgage assets for a series of certificates may include mortgage loans made on the security of real estate projects under construction.  In that case, the accompanying prospectus supplement will describe the procedures and timing for making disbursements from construction reserve funds as portions of the related real estate project are completed.  In addition, the mortgage assets may include mortgage loans that are delinquent as of the date of issuance of a series of certificates.  In that case, the accompanying prospectus supplement will set forth, as to each such mortgage loan, available information as to the period of such delinquency, any forbearance arrangement then in effect, the condition of the related mortgaged property and the ability of the mortgaged property to generate income to service the mortgage debt.

Leases.  To the extent specified in the accompanying prospectus supplement, the commercial properties may be leased to lessees that occupy all or a portion of such properties.  Pursuant to a lease assignment, the borrower may assign its right, title and interest as lessor under each lease and the income derived therefrom to the mortgagee, while retaining a license to collect the rents for so long as there is no default.  If the borrower defaults, the license terminates and the mortgagee or its agent is entitled to collect the rents from the lessee for application to the monetary obligations of the borrower.  State law may limit or restrict the enforcement of the lease assignments by a mortgagee until it takes possession of the mortgaged property and/or a receiver is appointed.  See “Certain Legal Aspects of Mortgage Loans and Leases—Leases and Rents” in this prospectus.  Alternatively, to the

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extent specified in the accompanying prospectus supplement, the borrower and the mortgagee may agree that payments under leases are to be made directly to a servicer.

To the extent described in the accompanying prospectus supplement, the leases, which may include “bond-type” or “credit-type” leases, may require the lessees to pay rent that is sufficient in the aggregate to cover all scheduled payments of principal and interest on the mortgage loans and, in certain cases, their pro rata share of the operating expenses, insurance premiums and real estate taxes associated with the mortgaged properties.  A “bond-type” lease is a lease between a lessor and a lessee for a specified period of time with specified rent payments that are at least sufficient to repay the related note(s).  A bond-type lease requires the lessee to perform and pay for all obligations related to the leased premises and provides that, no matter what occurs with regard to the leased premises, the lessee is obligated to continue to pay its rent.  A “credit-type” lease is a lease between a lessor and a lessee for a specified period of time with specified rent payments at least sufficient to repay the related note(s).  A credit-type lease requires the lessee to perform and pay for most of the obligations related to the leased premises, excluding only a few landlord duties which remain the responsibility of the borrower/lessor.  Leases (other than bond-type leases) may require the borrower to bear costs associated with structural repairs and/or the maintenance of the exterior or other portions of the mortgaged property or provide for certain limits on the aggregate amount of operating expenses, insurance premiums, taxes and other expenses that the lessees are required to pay.

If so specified in the accompanying prospectus supplement, under certain circumstances the lessees may be permitted to set off their rental obligations against the obligations of the borrowers under the leases.  In those cases where payments under the leases (net of any operating expenses payable by the borrowers) are insufficient to pay all of the scheduled principal and interest on the mortgage loans, the borrowers must rely on other income or sources generated by the mortgaged property to make payments on the mortgage loan.  To the extent specified in the accompanying prospectus supplement, some commercial properties may be leased entirely to one lessee.  This is generally the case in bond-type leases and credit-type leases.  In such cases, absent the availability of other funds, the borrower must rely entirely on rent paid by such lessee in order for the borrower to pay all of the scheduled principal and interest on the related commercial loan.  To the extent specified in the accompanying prospectus supplement, some leases (not including bond-type leases) may expire prior to the stated maturity of the mortgage loan.  In such cases, upon expiration of the leases the borrowers will have to look to alternative sources of income, including rent payment by any new lessees or proceeds from the sale or refinancing of the mortgaged property, to cover the payments of principal and interest due on the mortgage loans unless the lease is renewed.  Some leases may provide that upon the occurrence of a casualty affecting a mortgaged property, the lessee will have the right to terminate its lease, unless the borrower, as lessor, is able to cause the mortgaged property to be restored within a specified period of time.  Some leases may provide that it is the lessor’s responsibility to restore the mortgaged property to its original condition after a casualty.  Some leases may provide that it is the lessee’s responsibility to restore the mortgaged property to its original condition after a casualty.  Some leases may provide a right of termination to the lessee if a taking of a material or specified percentage of the leased space in the mortgaged property occurs, or if the ingress or egress to the leased space has been materially impaired.

Default and Loss Considerations with Respect to the Mortgage Loans.  Mortgage loans secured by liens on income-producing properties are substantially different from loans which are secured by owner-occupied single-family homes.  The repayment of a loan secured by a lien on an income producing property is typically dependent upon the successful operation of such property (that is, its ability to generate income).  Moreover, some or all of the mortgage loans included in a trust fund may be non-recourse loans, which means that, absent special facts, recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that the borrower pledged to secure repayment of the mortgage loan.

Lenders typically look to the debt service coverage ratio of a loan secured by income-producing property as an important measure of the risk of default on such a loan.  The “debt service coverage ratio” of a mortgage loan at any given time generally is the ratio of (i) the net operating income of the mortgaged property for a twelve-month period to (ii) the annualized debt service on the mortgage loan and on any other loan that is secured by a lien on the mortgaged property prior to the

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lien of the mortgage.  As used herein, “net operating income” generally means, for any given period, the revenue derived from the use and operation of a mortgaged property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising), (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments, and (c) reserves for capital expenditures, including tenant improvement costs and leasing commissions.  Net cash flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.  An insufficiency of net operating income can be compounded or solely caused by an adjustable rate mortgage loan.  As the primary source of the operating revenues of a non-owner occupied income-producing property, the condition of the applicable real estate market and/or area economy may effect rental income (and maintenance payments from tenant-stockholders of a private cooperative housing corporation).  In addition, properties typically leased, occupied or used on a short-term basis, such as certain healthcare-related facilities, hotels and motels, and mini warehouse and self storage facilities, tend to be affected more rapidly by changes in market or business conditions than do properties typically leased, occupied or used for longer periods, such as warehouses, retail stores, office buildings and industrial plants.  Commercial loans may be secured by owner-occupied mortgaged properties or mortgaged properties leased to a single tenant.  Accordingly, a decline in the financial condition of the mortgagor or single tenant, as applicable, may have a disproportionately greater effect on the net operating income from such mortgaged properties than the case of mortgaged properties with multiple tenants.

The debt service coverage ratio should not be relied upon as the sole measure of the risk of default of any mortgage loan, however, since other factors may outweigh a high debt service coverage ratio.  With respect to a balloon mortgage loan, for example, the risk of default as a result of the unavailability of a source of funds to finance the related balloon payment at maturity on terms comparable to or better than those of the balloon mortgage loans could be significant even though the related debt service coverage ratio is high.

Increases in operating expenses due to the general economic climate or economic conditions in a locality or industry segment, such as increases in interest rates, real estate tax rates, energy costs, labor costs and other operating expenses, and/or changes in governmental rules, regulations and fiscal policies may also affect the risk of default on a mortgage loan.  In some cases leases of mortgaged properties may provide that the lessee, rather than the borrower/landlord, is responsible for payment of operating expenses.  However, the existence of such “net of expense” provisions will result in stable net operating income to the borrower/landlord only to the extent that the lessee is able to absorb operating expense increases while continuing to make rent payments.  See “—Leases” above.

While the duration of leases and the existence of any “net of expense” provisions are often viewed as the primary considerations in evaluating the credit risk of mortgage loans secured by certain income-producing properties, such risk may be affected equally or to a greater extent by changes in government regulation of the operator of the related mortgaged property.  Examples of the latter include mortgage loans secured by healthcare-related facilities, the income from which and the operating expenses of which are subject to state and/or federal regulations, such as Medicare and Medicaid, and multifamily properties and mobile home parks, which may be subject to state or local rent control regulation and, in certain cases, restrictions on changes in use of the property.  Low- and moderate-income housing in particular may be subject to legal limitations and regulations but, because of such regulations, may also be less sensitive to fluctuations in market rents generally.

Lenders also look to the loan-to-value ratio of a mortgage loan as a measure of risk of loss if a property must be liquidated following a default.  The “loan-to-value ratio” for a mortgage loan at any given time generally is the ratio (expressed as a percentage) of (i) the then outstanding principal balance of the mortgage loan and the outstanding principal balance of any loan secured by a lien on the mortgaged property prior to the lien of the mortgage, to (ii) the value of the mortgaged property, which is generally its fair market value determined in an appraisal obtained by the originator at the origination of such mortgage loan.  The lower the loan-to-value ratio, the greater the percentage of the borrower’s equity in a mortgaged property, and thus the greater the cushion provided to the lender against loss on liquidation following a default.

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Loan-to-value ratios will not necessarily constitute an accurate measure of the risk of liquidation loss in a pool of mortgage loans.  For example, the value of a mortgaged property as of the date of initial issuance of the related series of certificates may be less than the fair market value of the mortgaged property determined in an appraisal determined at loan origination, and will likely continue to fluctuate from time to time based upon changes in economic conditions and the real estate market.  Moreover, even when current, an appraisal is not necessarily a reliable estimate of value.  Appraised values of income-producing properties are generally based on the market comparison method (recent resale value of comparable properties at the date of the appraisal), the cost replacement method (the cost of replacing the property at such date), the income capitalization method (a projection of value based upon the property’s projected net cash flow), or upon a selection from or interpolation of the values derived from such methods.  Each of these appraisal methods can present analytical difficulties.  It is often difficult to find truly comparable properties that have recently been sold; the replacement cost of a property may have little to do with its current market value; and income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate.  Where more than one of these appraisal methods are used and provide significantly different results, an accurate determination of value and, correspondingly, a reliable analysis of default and loss risks, is even more difficult.

While the depositor believes that the foregoing considerations are important factors that generally distinguish loans secured by liens on income-producing real estate from single-family mortgage loans, there is no assurance that all of such factors will in fact have been prudently considered by the originators of the mortgage loans, or that, for a particular mortgage loan, they are complete or relevant.  See “Risk Factors—Net Operating Income Produced by a Mortgaged Property May Be Inadequate to Repay the Mortgage Loans” and “—Balloon Payments on Mortgage Loans Result in Heightened Risk of Borrower Default” in this prospectus.

Payment Provisions of the Mortgage Loans.  Unless otherwise specified in the accompanying prospectus supplement, all of the mortgage loans will have original terms to maturity of not more than 40 years and will provide for scheduled payments of principal, interest or both, to be made on specified dates that occur monthly or quarterly or at such other interval as is specified in the accompanying prospectus supplement.  A mortgage loan (i) may provide for no accrual of interest or for accrual of interest thereon at an interest rate that is fixed over its term or that adjusts from time to time, or that may be converted at the borrower’s election from an adjustable to a fixed interest rate, or from a fixed to an adjustable interest rate, (ii) may provide for the formula, index or other method by which the interest rate will be calculated, (iii) may provide for level payments to maturity or for payments that adjust from time to time to accommodate changes in the interest rate or to reflect the occurrence of certain events, and may permit negative amortization or accelerated amortization, (iv) may be fully amortizing over its term to maturity, or may provide for little or no amortization over its term and thus require a balloon payment on its stated maturity date, and (v) may contain a prohibition on prepayment for a specified lockout period or require payment of a prepayment premium or a yield maintenance penalty in connection with a prepayment, in each case as described in the accompanying prospectus supplement.  A mortgage loan may also contain an equity participation provision that entitles the lender to a share of profits realized from the operation or disposition of the mortgaged property, as described in the accompanying prospectus supplement.  If holders of any series or class of offered certificates will be entitled to all or a portion of a prepayment premium or an equity participation, the accompanying prospectus supplement will describe the prepayment premium and/or equity participation and the method or methods by which any such amounts will be allocated to holders.

Mortgage Loan Information in Prospectus Supplements.  Each prospectus supplement will contain certain information pertaining to the mortgage loans in the related trust fund which will generally be current as of a date specified therein and, to the extent then applicable and known, will include the following:  (i) the aggregate outstanding principal balance and the largest, smallest and average outstanding principal balance of the mortgage loans as of the applicable Cut-off Date, (ii) the type or types of property that provide security for repayment of the mortgage loans, (iii) the original and remaining terms to maturity of the mortgage loans and the seasoning of the mortgage loans, (iv) the earliest and latest origination date and maturity date and weighted average original and remaining terms to maturity of the mortgage loans, (v) the Cut-off Date loan-to-value ratio of each

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mortgage loan, (vi) the mortgage interest rates or range of mortgage interest rates and the weighted average mortgage interest rate carried by the mortgage loans, (vii) the geographic distribution of the mortgaged properties on a state-by-state basis, (viii) information with respect to the prepayment provisions, if any, of the mortgage loans, (ix) with respect to adjustable rate mortgage loans, the index or indices upon which such adjustments are based, the adjustment dates, the range of gross margins and the weighted average gross margin, and any limits on mortgage interest rate adjustments at the time of any adjustment and over the life of the adjustable rate mortgage loans, (x) underwritten debt service coverage ratios and (xi) information regarding the payment characteristics of the mortgage loans, including without limitation balloon payment and other amortization provisions.  In appropriate cases, the accompanying prospectus supplement will also contain certain information available to the depositor that pertains to the provisions of leases and the nature of tenants of the mortgaged properties.

CMBS

CMBS may include (i) private (that is, not guaranteed or insured by the United States or any agency or instrumentality thereof) mortgage pass-through certificates or other commercial mortgage-backed securities such as CMBS that are similar to a series of certificates or (ii) certificates insured or guaranteed by Freddie Mac, Fannie Mae, Ginnie Mae or Farmer Mac, provided that each CMBS will evidence an interest in, or will be secured by a pledge of, mortgage loans that conform to the descriptions of the mortgage loans contained in this prospectus.

The CMBS may have been issued in one or more classes with characteristics similar to the classes of certificates described in this prospectus.  Distributions in respect of the CMBS will be made by the CMBS servicer, the CMBS trustee or CMBS certificate administrator on the dates specified in the accompanying prospectus supplement.  The CMBS issuer or the CMBS servicer or another person specified in the accompanying prospectus supplement may have the right or obligation to repurchase or substitute assets underlying the CMBS after a certain date or under other circumstances specified in the accompanying prospectus supplement.

Reserve funds, subordination or other credit support similar to that described for the certificates under “Description of Credit Support” in this prospectus may have been provided with respect to the CMBS.  The type, characteristics and amount of such credit support, if any, will be a function of the characteristics of the underlying mortgage loans and other factors and generally will have been established on the basis of the requirements of any rating agency that may have been hired by us to assign a rating to the CMBS, or by the initial purchasers of the CMBS.

Each prospectus supplement for certificates that evidence interests in CMBS will specify, to the extent available and deemed material, (i) the aggregate approximate initial and outstanding principal amount and type of the CMBS to be included in the trust fund, (ii) the original and remaining term to stated maturity of the CMBS, if applicable, (iii) the pass-through or bond rate of the CMBS or the formula for determining such rates, (iv) the payment characteristics of the CMBS, (v) the CMBS issuer, CMBS servicer, CMBS trustee and CMBS certificate administrator, (vi) a description of the credit support, if any, (vii) the circumstances under which the related underlying mortgage loans, or the CMBS themselves, may be purchased prior to their maturity, (viii) the terms on which mortgage loans may be substituted for those originally underlying the CMBS, (ix) the servicing fees payable under the CMBS agreement, (x) the type of information in respect of the underlying mortgage loans described under “—Mortgage Loans—Leases—Mortgage Loan Information in Prospectus Supplements” above and (xi) the characteristics of any cash flow agreements that relate to the CMBS.

To the extent required under the securities laws, CMBS included among the assets of a trust fund will (i) either have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or be eligible for resale under Rule 144(k) under the Securities Act, and (ii) have been acquired in a bona fide secondary market transaction and not from the issuer or an affiliate.

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Collection Accounts

Each trust fund will include one or more collection accounts established and maintained on behalf of the certificateholders into which the person or persons designated in the accompanying prospectus supplement will, to the extent described in this prospectus and in the accompanying prospectus supplement, deposit all payments and collections received or advanced with respect to the mortgage assets and other assets in the trust fund.  A collection account may be maintained as an interest bearing or a non-interest bearing account, and funds held therein may be held as cash or invested in certain short-term, investment grade obligations, in each case as described in the accompanying prospectus supplement.

Credit Support

If so provided in the accompanying prospectus supplement, partial or full protection against certain defaults and losses on the mortgage assets in the trust fund may be provided to one or more classes of certificates in the form of subordination of one or more other classes of certificates or by one or more other types of credit support, such as overcollateralization, a letter of credit, insurance policy, guarantee or reserve fund, or through bonds, repurchase obligations or by a combination thereof.  The amount and types of credit support, the identity of the entity providing it (if applicable) and related information with respect to each type of credit support, if any, will be set forth in the accompanying prospectus supplement for the certificates of each series.  The accompanying prospectus supplement for any series of certificates evidencing an interest in a trust fund that includes CMBS will describe in the same fashion any similar forms of credit support that are provided by or with respect to, or are included as part of the trust fund evidenced by or providing security for, such CMBS to the extent information is available and deemed material.  The type, characteristic and amount of credit support will be determined based on the characteristics of the mortgage assets and other factors and will be established, in part, on the basis of requirements of each rating agency hired by us to rate a series of certificates.  If so specified in the accompanying prospectus supplement, any credit support may apply only in the event of certain types of losses or delinquencies and the protection against losses or delinquencies provided by such credit support will be limited.  See “Risk Factors—Credit Support May Not Cover Losses or Risks Which Could Adversely Affect Payment on Your Certificates” and “Description of Credit Support” in this prospectus.

Cash Flow Agreements

If so provided in the accompanying prospectus supplement, the trust fund may include guaranteed investment contracts pursuant to which moneys held in the funds and accounts established for the related series will be invested at a specified rate.  The trust fund may also include interest rate exchange agreements, interest rate cap or floor agreements, currency exchange agreements or similar agreements designed to reduce the effects of interest rate or currency exchange rate fluctuations on the mortgage assets or on one or more classes of certificates.  The principal terms of any guaranteed investment contract or other agreement, and the identity of the obligor under any guaranteed investment contract or other agreement, will be described in the accompanying prospectus supplement.

Pre-Funding

If so provided in the accompanying prospectus supplement, a trust fund may include amounts on deposit in a separate pre-funding account that may be used by the trust fund to acquire additional mortgage assets.  Amounts in a pre-funding account will not exceed 25% of the pool balance of the trust fund as of the Cut-off Date.  Additional mortgage assets will be selected using criteria that are substantially similar to the criteria used to select the mortgage assets included in the trust fund on the closing date.  The trust fund may acquire such additional mortgage assets for a period of time of not more than 120 days after the closing date for the related series of certificates.  Amounts on deposit in the pre-funding account after the end of the pre-funding period will be distributed to certificateholders or such other person as set forth in the accompanying prospectus supplement.

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In addition, a trust fund may include a separate capitalized interest account.  Amounts on deposit in the capitalized interest account may be used to supplement investment earnings, if any, of amounts on deposit in the pre-funding account, supplement interest collections of the trust fund, or such other purpose as specified in the accompanying prospectus supplement.  Amounts on deposit in the capitalized interest account and pre-funding account generally will be held in cash or invested in short-term investment grade obligations.  Any amounts on deposit in the capitalized interest account will be released after the end of the pre-funding period as specified in the accompanying prospectus supplement.  See “Risk Factors—Unused Amounts in Pre-Funding Accounts May Be Returned to You as a Prepayment” in this prospectus.

YIELD CONSIDERATIONS

General

The yield on any offered certificate will depend on the price paid by the certificateholder, the pass-through rate of the certificate and the amount and timing of distributions on the certificate.  See “Risk Factors—Prepayments and Repurchases of the Mortgage Loans Will Affect the Timing of Your Cash Flow and May Affect Your Yield” in this prospectus.  The following discussion contemplates a trust fund that consists solely of mortgage loans.  While you generally can expect the characteristics and behavior of mortgage loans underlying CMBS to have the same effect on the yield to maturity and/or weighted average life of a class of certificates as will the characteristics and behavior of comparable mortgage loans, the effect may differ due to the payment characteristics of the CMBS.  If a trust fund includes CMBS, the accompanying prospectus supplement will discuss the effect that the CMBS payment characteristics may have on the yield to maturity and weighted average lives of the offered certificates.

Pass-Through Rate

The certificates of any class within a series may have a fixed, variable or adjustable pass-through rate, which may or may not be based upon the interest rates borne by the mortgage loans in the related trust fund.  The accompanying prospectus supplement will specify the pass-through rate for each class of certificates or, in the case of a class of offered certificates with a variable or adjustable pass-through rate, the method of determining the pass-through rate; the effect, if any, of the prepayment of any mortgage loan on the pass-through rate of one or more classes of offered certificates; and whether the distributions of interest on the offered certificates of any class will be dependent, in whole or in part, on the performance of any obligor under a cash flow agreement.

Payment Delays

A period of time will elapse between the date upon which payments on the mortgage loans in the related trust fund are due and the distribution date on which such payments are passed through to certificateholders.  That delay will effectively reduce the yield that would otherwise be produced if payments on such mortgage loans were distributed to certificateholders on or near the date they were due.

Shortfalls in Collections of Interest Resulting from Prepayments

When a borrower makes a principal prepayment on a mortgage loan in full or in part, the borrower is generally charged interest only for the period from the date on which the preceding scheduled payment was due up to the date of such prepayment, instead of for the full accrual period, that is, the period from the due date of the preceding scheduled payment up to the due date for the next scheduled payment.  However, interest accrued on any series of certificates and distributable thereon on any distribution date will generally correspond to interest accrued on the principal balance of mortgage loans for their respective full accrual periods.  Consequently, if a prepayment on any mortgage loan is distributable to certificateholders on a particular distribution date, but such prepayment is not accompanied by interest thereon for the full accrual period, the interest charged to the borrower (net of servicing and administrative fees) may be less than the corresponding amount of interest accrued and otherwise payable on the certificates of the related series.  If and to the extent

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that any prepayment interest shortfall is allocated to a class of offered certificates, the yield on the offered certificates will be adversely affected.  The accompanying prospectus supplement will describe the manner in which any prepayment interest shortfalls will be allocated among the classes of certificates.  If so specified in the accompanying prospectus supplement, the master servicer will be required to apply some or all of its servicing compensation for the corresponding period to offset the amount of any prepayment interest shortfalls.  The accompanying prospectus supplement will also describe any other amounts available to offset prepayment interest shortfalls.  See “Description of the Pooling and Servicing Agreements—Servicing Compensation and Payment of Expenses” in this prospectus.

Prepayment Considerations

A certificate’s yield to maturity will be affected by the rate of principal payments on the mortgage loans in the related trust fund and the allocation of those principal payments to reduce the principal balance (or notional amount, if applicable) of the certificate.  The rate of principal payments on the mortgage loans will in turn be affected by the amortization schedules of the mortgage loans (which, in the case of adjustable rate mortgage loans, will change periodically to accommodate adjustments to their mortgage interest rates), the dates on which any balloon payments are due, and the rate of principal prepayments or other unscheduled collections on them (including for this purpose, any prepayments occurring by application of earnout reserves or performance holdback amounts if leasing criteria are not satisfied, collections made in connection with liquidations of mortgage loans due to defaults, casualties or condemnations affecting the mortgaged properties, sales of mortgage loans following default or purchases or other removals of mortgage loans from the trust fund).  In some cases, a mortgage loan’s amortization schedule will be recast upon the occurrence of certain events, including prepayments in connection with property releases.  Because the rate of principal prepayments on the mortgage loans in any trust fund will depend on future events and a variety of factors (as discussed more fully below), it is impossible to predict with assurance a certificate’s yield to maturity.

The extent to which the yield to maturity of a class of offered certificates of any series may vary from the anticipated yield will depend upon the degree to which they are purchased at a discount or premium and when, and to what degree, payments of principal on the mortgage loans in the related trust fund are in turn distributed on such certificates (or, in the case of a class of Stripped Interest Certificates, result in the reduction of the notional amount of the Stripped Interest Certificate).  Further, an investor should consider, in the case of any offered certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the mortgage loans in the trust fund could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any offered certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield.  In general, the earlier a prepayment of principal on the mortgage loans is distributed on an offered certificate purchased at a discount or premium (or, if applicable, is allocated in reduction of the notional amount thereof), the greater will be the effect on the investor’s yield to maturity.  As a result, the effect on an investor’s yield of principal payments (to the extent distributable in reduction of the principal balance or notional amount of the investor’s offered certificates) occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

A class of certificates, including a class of offered certificates, may provide that on any distribution date the holders of certificates are entitled to a pro rata share of the prepayments (including prepayments occasioned by defaults) on the mortgage loans in the related trust fund that are distributable on that date, to a disproportionately large share (which, in some cases, may be all) of such prepayments, or to a disproportionately small share (which, in some cases, may be none) of the prepayments.  As and to the extent described in the accompanying prospectus supplement, the entitlements of the various classes of certificateholders of any series to receive payments (and, in particular, prepayments) of principal of the mortgage loans in the related trust fund may vary based on the occurrence of certain events (e.g., the retirement of one or more classes of a series of

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certificates) or subject to certain contingencies (e.g., prepayment and default rates with respect to the mortgage loans).

In general, the notional amount of a class of Stripped Interest Certificates will either (i) be based on the principal balances of some or all of the mortgage assets in the related trust fund or (ii) equal the principal balances of one or more of the other classes of certificates of the same series.  Accordingly, the yield on such Stripped Interest Certificates will be directly related to the amortization of the mortgage assets or classes of certificates, as the case may be.  Thus, if a class of certificates of any series consists of Stripped Interest Certificates or Stripped Principal Certificates, a lower than anticipated rate of principal prepayments on the mortgage loans in the related trust fund will negatively affect the yield to investors in Stripped Principal Certificates, and a higher than anticipated rate of principal prepayments on the mortgage loans will negatively affect the yield to investors in Stripped Interest Certificates.

The depositor is not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experience of a large group of multifamily or commercial mortgage loans.  However, the extent of prepayments of principal of the mortgage loans in any trust fund may be affected by a number of factors, including, without limitation, the availability of mortgage credit, the relative economic vitality of the area in which the mortgaged properties are located, the quality of management of the mortgaged properties, the servicing of the mortgage loans, possible changes in tax laws and other opportunities for investment.  In addition, the rate of principal payments on the mortgage loans in any trust fund may be affected by the existence of lockout periods and requirements that principal prepayments be accompanied by prepayment premiums, and by the extent to which such provisions may be practicably enforced.

The rate of prepayment on a pool of mortgage loans is also affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level.  When the prevailing market interest rate is below a mortgage coupon, a borrower may have an increased incentive to refinance its mortgage loan.  In addition, as prevailing market interest rates decline, even borrowers with adjustable rate mortgage loans that have experienced a corresponding interest rate decline may have an increased incentive to refinance for purposes of either (i) converting to a fixed rate loan and thereby “locking in” such rate or (ii) taking advantage of the initial “teaser rate” (a mortgage interest rate below what it would otherwise be if the applicable index and gross margin were applied) on another adjustable rate mortgage loan.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell mortgaged properties in order to realize their equity therein, to meet cash flow needs or to make other investments.  In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell mortgaged properties prior to the exhaustion of tax depreciation benefits.  The depositor will make no representation as to the particular factors that will affect the prepayment of the mortgage loans in any trust fund, as to the relative importance of such factors, as to the percentage of the principal balance of the mortgage loans that will be paid as of any date or as to the overall rate of prepayment on the mortgage loans.

Weighted Average Life and Maturity

The rate at which principal payments are received on the mortgage loans in a trust fund will affect the ultimate maturity and the weighted average life of one or more classes of a series of certificates.  Weighted average life refers to the average amount of time that will elapse from the date of issuance of an instrument until each dollar of the principal amount of such instrument is repaid to the investor.

The weighted average life and maturity of a class of certificates of a series will be influenced by the rate at which principal on the mortgage loans, whether in the form of scheduled amortization or prepayments (for this purpose, the term “prepayment” includes voluntary prepayments, liquidations due to default and purchases of mortgage loans out of the trust fund), is paid to that class of certificateholders.  Prepayment rates on loans are commonly measured relative to a prepayment

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standard or model, such as the CPR prepayment model or the SPA prepayment model.  CPR represents an assumed constant rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of loans for the life of those loans.  SPA represents an assumed variable rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of loans, with different prepayment assumptions often expressed as percentages of SPA.  For example, a prepayment assumption of 100% of SPA assumes prepayment rates of 0.2% per annum of the then outstanding principal balance of loans in the first month of the life of the loans and an additional 0.2% per annum in each following month until the 30th month.  Beginning in the 30th month, and in each following month during the life of the loans, 100% of SPA assumes a constant prepayment rate of 6% per annum each month.

Neither CPR nor SPA nor any other prepayment model or assumption purports to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any particular pool of loans.  Moreover, the CPR and SPA models were developed based upon historical prepayment experience for single-family loans.  Thus, it is unlikely that the prepayment experience of the mortgage loans included in any trust fund will conform to any particular level of CPR or SPA.

The accompanying prospectus supplement for each series of certificates will contain tables, if applicable, setting forth the projected weighted average life of each class of offered certificates and the percentage of the initial principal balance of each class that would be outstanding on specified distribution dates based on the assumptions stated in the accompanying prospectus supplement, including assumptions that borrowers make prepayments on the mortgage loans at rates corresponding to various percentages of CPR or SPA, or at such other rates specified in the accompanying prospectus supplement.  The tables and assumptions will illustrate the sensitivity of the weighted average lives of the certificates to various assumed prepayment rates and will not be intended to predict, or to provide information that will enable investors to predict, the actual weighted average lives of the certificates.

Controlled Amortization Classes and Companion Classes

A series of certificates may include one or more controlled amortization classes that are designed to provide increased protection against prepayment risk by transferring that risk to one or more companion classes.  Unless otherwise specified in the accompanying prospectus supplement, each controlled amortization class will either be a planned amortization class or a targeted amortization class.  In general, distributions of principal on a planned amortization class of certificates are made in accordance with a specified amortization schedule so long as prepayments on the underlying mortgage loans occur within a specified range of constant prepayment rates and, as described below, so long as one or more companion classes remain to absorb excess cash flows and make up for shortfalls.  For example, if the rate of prepayments is significantly higher than expected, the excess prepayments will be applied to retire the companion classes prior to reducing the principal balance of a planned amortization class.  If the rate of prepayments is significantly lower than expected, a disproportionately large portion of prepayments may be applied to a planned amortization class.  Once the companion classes for a planned amortization class are retired, the planned amortization class of certificates will have no further prepayment protection.  A targeted amortization class of certificates is similar to a planned amortization class of certificates, but a targeted amortization class structure generally does not draw on companion classes to make up cash flow shortfalls, and will generally not provide protection to the targeted amortization class against the risk that prepayments occur more slowly than expected.

In general, the reduction of prepayment risk afforded to a controlled amortization class comes at the expense of one or more companion classes of the same series (any of which may also be a class of offered certificates) which absorb a disproportionate share of the overall prepayment risk of a given structure.  As more particularly described in the accompanying prospectus supplement, the holders of a companion class will receive a disproportionately large share of prepayments when the rate of prepayment exceeds the rate assumed in structuring the controlled amortization class, and (in the case of a companion class that supports a planned amortization class of certificates) a disproportionately small share of prepayments (or no prepayments) when the rate of prepayment falls

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below that assumed rate.  Thus, as and to the extent described in the accompanying prospectus supplement, a companion class will absorb a disproportionate share of the risk that a relatively fast rate of prepayments will result in the early retirement of the investment, that is, “call risk,” and, if applicable, the risk that a relatively slow rate of prepayments will extend the average life of the investment, that is, “extension risk”, that would otherwise be allocated to the related controlled amortization class.  Accordingly, companion classes can exhibit significant average life variability.

Other Factors Affecting Yield, Weighted Average Life and Maturity

Balloon Payments; Extensions of Maturity.  Some or all of the mortgage loans included in a trust fund may require that balloon payments be made at maturity.  Because the ability of a borrower to make a balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property, there is a risk that mortgage loans that require balloon payments may default at maturity, or that the maturity of such a mortgage loan may be extended in connection with a workout.  In the case of defaults, recovery of proceeds may be delayed by, among other things, bankruptcy of the borrower or adverse conditions in the market where the property is located.  In order to minimize losses on defaulted mortgage loans, the master servicer or a special servicer, to the extent and under the circumstances set forth in this prospectus and in the accompanying prospectus supplement, may be authorized to modify mortgage loans that are in default or as to which a payment default is imminent.  Any defaulted balloon payment or modification that extends the maturity of a mortgage loan may delay distributions of principal on a class of offered certificates and thereby extend the weighted average life of the certificates and, if the certificates were purchased at a discount, reduce the yield thereon.

Negative Amortization.  Mortgage loans that permit negative amortization can affect the weighted average life of a class of certificates.  In general, mortgage loans that permit negative amortization by their terms limit the amount by which scheduled payments may adjust in response to changes in mortgage interest rates and/or provide that scheduled payment amounts will adjust less frequently than the mortgage interest rates.  Accordingly, during a period of rising interest rates, the scheduled payment on a mortgage loan that permits negative amortization may be less than the amount necessary to amortize the loan fully over its remaining amortization schedule and pay interest at the then applicable mortgage interest rate.  In that case, the mortgage loan balance would amortize more slowly than necessary to repay it over its schedule and, if the amount of scheduled payment were less than the amount necessary to pay current interest at the applicable mortgage interest rate, the mortgage loan balance would negatively amortize to the extent of the amount of the interest shortfall.  Conversely, during a period of declining interest rates, the scheduled payment on a mortgage loan that permits negative amortization may exceed the amount necessary to amortize the loan fully over its remaining amortization schedule and pay interest at the then applicable mortgage interest rate.  In that case, the excess would be applied to principal, thereby resulting in amortization at a rate faster than necessary to repay the mortgage loan balance over its schedule.

A slower or negative rate of mortgage loan amortization would correspondingly be reflected in a slower or negative rate of amortization for one or more classes of certificates of the related series.  Accordingly, the weighted average lives of mortgage loans that permit negative amortization (and that of the classes of certificates to which any such negative amortization would be allocated or which would bear the effects of a slower rate of amortization on the mortgage loans) may increase as a result of such feature.  A faster rate of mortgage loan amortization will shorten the weighted average life of the mortgage loans and, correspondingly, the weighted average lives of those classes of certificates then entitled to a portion of the principal payments on those mortgage loans.  The accompanying prospectus supplement will describe, if applicable, the manner in which negative amortization in respect of the mortgage loans in any trust fund is allocated among the respective classes of certificates of the related series.

Foreclosures and Payment Plans.  The number of foreclosures and the principal amount of the mortgage loans that are foreclosed in relation to the number and principal amount of mortgage loans that are repaid in accordance with their terms will affect the weighted average lives of those mortgage loans and, accordingly, the weighted average lives of and yields on the certificates of the related series.  Servicing decisions made with respect to the mortgage loans, including the use of payment

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plans prior to a demand for acceleration and the restructuring of mortgage loans in bankruptcy proceedings, may also have an effect upon the payment patterns of particular mortgage loans and thus the weighted average lives of and yields on the certificates of the related series.

Losses and Shortfalls on the Mortgage Loans.  The yield to holders of the offered certificates of any series will directly depend on the extent to which such holders are required to bear the effects of any losses or shortfalls in collections arising out of defaults on the mortgage loans in the related trust fund and the timing of such losses and shortfalls.  In general, the earlier that any such loss or shortfall occurs, the greater will be the negative effect on yield for any class of certificates that is required to bear the effects of the loss or shortfall.

The amount of any losses or shortfalls in collections on the mortgage loans in any trust fund (to the extent not covered or offset by draws on any reserve fund or under any instrument of credit support) will be allocated among the classes of certificates of the related series in the priority and manner, and subject to the limitations, specified in the accompanying prospectus supplement.  As described in the accompanying prospectus supplement, such allocations may result in reductions in the entitlements to interest and/or principal balances of one or more classes of certificates, or may be effected simply by a prioritization of payments among the classes of certificates.  The yield to maturity on a class of subordinate certificates may be extremely sensitive to losses and shortfalls in collections on the mortgage assets in the related trust fund.

Additional Certificate Amortization.  In addition to entitling certificateholders to a specified portion (which may range from none to all) of the principal payments received on the mortgage loans in the related trust fund, one or more classes of certificates of any series, including one or more classes of offered certificates of a series, may provide for distributions of principal from (i) amounts attributable to interest accrued but not currently distributable on one or more classes of Accrual Certificates, (ii) excess funds or (iii) any other amounts described in the accompanying prospectus supplement.  In general, “excess funds” as used above will represent that portion of the amounts distributable in respect of the certificates of any series on any distribution date that represent (i) interest received or advanced on the mortgage loans in the related trust fund that is in excess of the interest currently distributable on that series of certificates, as well as any interest accrued but not currently distributable on any Accrual Certificates of that series or (ii) prepayment premiums, payments from equity participations entitling the lender to a share of profits realized from the operation or disposition of the mortgaged property, or any other amounts received on the mortgage assets in the trust fund that do not constitute interest thereon or principal thereof.

The amortization of any class of certificates out of the sources described in the preceding paragraph would shorten the weighted average life of certificates and, if those certificates were purchased at a premium, reduce the yield on those certificates.  The accompanying prospectus supplement will discuss the relevant factors that you should consider in determining whether distributions of principal of any class of certificates out of such sources would have any material effect on the rate at which your certificates are amortized.

THE SPONSOR

The accompanying prospectus supplement will identify the sponsor or sponsors of the applicable series.  Wells Fargo Bank, National Association (“Wells Fargo”), a national banking association, may be a sponsor.  Wells Fargo is a national banking association and acquires and originates mortgage loans for public and private securitizations.  Wells Fargo may also act as a mortgage loan seller and may act as the servicer, and/or the certificate administrator and/or the provider of any cashflow agreements with respect to the offered certificates.  Wells Fargo is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.  Wells Fargo is a wholly-owned subsidiary of Wells Fargo & Company, which is a diversified financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended.

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Wells Fargo is an affiliate of the depositor and Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), which may be an underwriter with respect to one or more series of offered certificates.

Wells Fargo is also the successor by merger to Wachovia Bank, National Association, which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation.  On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company.  As a result of this transaction, the depositor, Wachovia Bank, National Association and Wells Fargo Securities, LLC became wholly owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo.  On March 27, 2010, Wachovia Bank, National Association merged with and into Wells Fargo.

Additional information, including the most recent Form 10-K and Annual Report of Wells Fargo & Company, and additional annual, quarterly and current reports filed or furnished with the Securities and Exchange Commission (the “SEC”) by Wells Fargo & Company, as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon written request of any such person to Corporate Secretary, Wells Fargo & Company, Wells Fargo Center, MAC #N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479.

THE DEPOSITOR

Wells Fargo Commercial Mortgage Securities, Inc., the depositor, is a North Carolina corporation organized on August 17, 1988.  The depositor is an indirect, wholly-owned subsidiary of Wells Fargo & Company, an affiliate of Wells Fargo, which may be a sponsor, a mortgage loan seller, the servicer and/or the provider of any cashflow agreements with respect to one or more series of the offered certificates, and an affiliate of Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), which may be an underwriter with respect to one or more series of offered certificates.

The depositor was formerly known as Wachovia Commercial Mortgage Securities, Inc. The depositor is a direct, wholly-owned subsidiary of Wells Fargo as successor by merger to Wachovia Bank, National Association, which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation.  On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company.  As a result of this transaction, the depositor, Wachovia Bank, National Association and Wells Fargo Capital Markets, LLC became wholly owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo.  On March 27, 2010, Wachovia Bank, National Association merged with and into Wells Fargo.

The depositor’s principal business is to acquire, hold and/or sell or otherwise dispose of cash flow assets, usually in connection with the securitization of those assets.  The depositor is generally not engaged in any activities except those related to the securitization of assets.  The depositor maintains its principal office at 301 South College Street, Charlotte, North Carolina 28288-0166.  Its telephone number is 704-715-6133.  There can be no assurance that the depositor will have any significant assets.

USE OF PROCEEDS

The net proceeds to be received from the sale of certificates will be applied by the depositor to the purchase of trust assets or will be used by the depositor for general corporate purposes.  The depositor expects to sell the certificates from time to time, but the timing and amount of offerings of certificates will depend on a number of factors, including the volume of mortgage assets acquired by the depositor, prevailing interest rates, availability of funds and general market conditions.

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DESCRIPTION OF THE CERTIFICATES

General

In the aggregate, the certificates of each series of certificates will represent the entire beneficial ownership interest in the trust fund created pursuant to the related pooling and servicing agreement.  Each series of certificates may consist of one or more classes of certificates (including classes of offered certificates), and such class or classes may (i) provide for the accrual of interest thereon at a fixed, variable or adjustable rate; (ii) be senior or subordinate to one or more other classes of certificates in entitlement to certain distributions on the certificates; (iii) be entitled, as Stripped Principal Certificates, to distributions of principal with disproportionately small, nominal or no distributions of interest; (iv) be entitled, as Stripped Interest Certificates, to distributions of interest with disproportionately small, nominal or no distributions of principal; (v) provide for distributions of principal and/or interest thereon that commence only after the occurrence of certain events such as the retirement of one or more other classes of certificates of such series; (vi) provide for distributions of principal to be made, from time to time or for designated periods, at a rate that is faster (and, in some cases, substantially faster) or slower (and, in some cases, substantially slower) than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund; (vii) provide for distributions of principal to be made, subject to available funds, based on a specified principal payment schedule or other methodology; and/or (viii) provide for distributions based on a combination of two or more components thereof with one or more of the characteristics described in this paragraph, including a Stripped Principal Certificate component and a Stripped Interest Certificate component, to the extent of available funds, in each case as described in the accompanying prospectus supplement.  Any such classes may include classes of offered certificates.  With respect to certificates with two or more components, references in this prospectus to principal balance, notional amount and pass-through rate refer to the principal balance, if any, notional amount, if any, and the pass-through rate, if any, for that component.

Each class of offered certificates of a series will be issued in minimum denominations corresponding to the principal balances or, in the case of Stripped Interest Certificates or REMIC residual certificates, notional amounts or percentage interests specified in the accompanying prospectus supplement.  One or more classes of offered certificates of any series may be issued in fully registered, definitive form or may be offered in book-entry format through the facilities of DTC.  The offered certificates of each series (if issued as definitive certificates) may be transferred or exchanged, subject to certain restrictions, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.  Interests in a class of book-entry certificates will be transferred on the book-entry records of DTC and its participating organizations.  See “Risk Factors—Your Ability to Resell Certificates May Be Limited Because of Their Characteristics” and “—The Assets of the Trust Fund May Not Be Sufficient to Pay Your Certificates” in this prospectus.

Distributions

Distributions on the certificates of each series will be made by or on behalf of the trustee, or the certificate administrator or master servicer on each distribution date as specified in the accompanying prospectus supplement from the Available Distribution Amount for such series and such distribution date.  The particular components of the Available Distribution Amount for any series on each related distribution date will be more specifically described in the related prospectus supplement.

Except as otherwise specified in the accompanying prospectus supplement, distributions on the certificates of each series (other than the final distribution in retirement of any certificate) will be made to the persons in whose names those certificates are registered on the record date, which is the close of business on the last business day of the month preceding the month in which the applicable distribution date occurs, and the amount of each distribution will be determined as of the close of business on the determination date that is specified in the accompanying prospectus supplement.  All distributions with respect to each class of certificates on each distribution date will be allocated pro rata among the outstanding certificates in that class.  The trustee will make payments either by wire transfer in immediately available funds to the account of a certificateholder at a bank or other entity having appropriate facilities therefor, if such certificateholder has provided the trustee or other

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person required to make such payments with wiring instructions (which may be provided in the form of a standing order applicable to all subsequent distributions) no later than the date specified in the accompanying prospectus supplement (and, if so provided in the accompanying prospectus supplement, such certificateholder holds certificates in the requisite amount or denomination specified in the accompanying prospectus supplement), or by check mailed to the address of the certificateholder as it appears on the certificate register; provided, however, that the trustee will make the final distribution in retirement of any class of certificates (whether definitive certificates or book-entry certificates) only upon presentation and surrender of the certificates at the location specified in the notice to certificateholders of such final distribution.

Distributions of Interest on the Certificates

Each class of certificates of each series (other than certain classes of Stripped Principal Certificates and certain REMIC Residual Certificates that have no pass-through rate) may have a different pass-through rate which may be fixed, variable or adjustable or may be based on the pass-through rates of component interests of a class of certificates.  The accompanying prospectus supplement will specify the pass-through rate or, in the case of a variable or adjustable pass-through rate, the method for determining the pass-through rate, for each class.  The variable pass-through rates for any class of certificates in a particular series may be based on indices tied to the prime lending rate, the London inter-bank offered rate, the federal funds rate, the U.S. government Treasury bill rate (3-month or 6-month) or a standard index that measures interest in debt transactions.  Unless otherwise specified in the accompanying prospectus supplement, interest on the certificates of each series will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Distributions of interest in respect of the certificates of any class (other than any class of Accrual Certificates that will be entitled to distributions of accrued interest commencing only on the distribution date, or under the circumstances specified in the accompanying prospectus supplement, and other than any class of Stripped Principal Certificates or REMIC Residual Certificates that is not entitled to any distributions of interest) will be made on each distribution date based on the Accrued Certificate Interest for such class and such distribution date, subject to the sufficiency of the portion of the Available Distribution Amount allocable to such class on such distribution date.  Prior to the time interest is distributable on any class of Accrual Certificates, the amount of Accrued Certificate Interest otherwise distributable on that class will be added to the principal balance of that class on each distribution date.  With respect to each class of certificates (other than some classes of Stripped Interest Certificates and REMIC Residual Certificates), Accrued Certificate Interest for each distribution date will be equal to interest at the applicable pass-through rate accrued for a specified period (generally the period between distribution dates) on the outstanding principal balance thereof immediately prior to such distribution date.  Unless otherwise provided in the accompanying prospectus supplement, Accrued Certificate Interest for each distribution date on Stripped Interest Certificates will be similarly calculated except that it will accrue on a notional amount that is either (i) based on the principal balances of some or all of the mortgage assets in the related trust fund or (ii) equal to the principal balances of one or more other classes of certificates of the same series.  Reference to a notional amount with respect to a class of Stripped Interest Certificates is solely for convenience in making certain calculations and does not represent the right to receive any distributions of principal.

If so specified in the accompanying prospectus supplement, the amount of Accrued Certificate Interest that is otherwise distributable on (or, in the case of Accrual Certificates, that may otherwise be added to the principal balance of) one or more classes of the certificates of a series will be reduced to the extent that any prepayment interest shortfalls, as described under “Yield Considerations—Shortfalls in Collections of Interest Resulting from Prepayments”, exceed the amount of any sums (including, if and to the extent specified in the accompanying prospectus supplement, the master servicer’s servicing compensation) that are applied to offset such shortfalls.  The particular manner in which prepayment interest shortfalls will be allocated among some or all of the classes of certificates of that series will be specified in the accompanying prospectus supplement.  The accompanying prospectus supplement will also describe the extent to which the amount of Accrued Certificate Interest that is otherwise distributable on (or, in the case of Accrual Certificates, that may otherwise be added to the principal balance of) a class of offered certificates may be reduced as a result of any

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other contingencies, including delinquencies, losses and deferred interest on or in respect of the mortgage assets in the related trust fund.  Unless otherwise provided in the accompanying prospectus supplement, any reduction in the amount of Accrued Certificate Interest otherwise distributable on a class of certificates by reason of the allocation to such class of a portion of any deferred interest on or in respect of the mortgage loans in the related trust fund may result in a corresponding increase in the principal balance of that class.  See “Risk Factors—Prepayment and Repurchases of the Mortgage Assets Will Affect the Timing of Your Cash Flow and May Affect Your Yield” and “Yield Considerations” in this prospectus.

Distributions of Principal on the Certificates

Each class of certificates of each series (other than certain classes of Stripped Interest Certificates or REMIC Residual Certificates) will have a principal balance which, at any time, will equal the then maximum amount that the holders of certificates of that class will be entitled to receive in respect of principal out of the future cash flow on the mortgage loans and other assets included in the related trust fund.  The outstanding principal balance of a class of certificates will be reduced by distributions of principal made on those certificates from time to time and, if so provided in the accompanying prospectus supplement, further by any losses realized or certain trust fund expenses  incurred in respect of the related mortgage assets allocated to those certificates from time to time.  In turn, the outstanding principal balance of a class of certificates may be increased as a result of any deferred interest on or in respect of the related mortgage assets that is allocated to those certificates from time to time, and will be increased, in the case of a class of Accrual Certificates prior to the distribution date on which distributions of interest on those Accrual Certificates are required to commence, by the amount of any Accrued Certificate Interest in respect thereof (reduced as described above).  Unless otherwise provided in the accompanying prospectus supplement, the initial aggregate principal balance of all classes of a series of certificates will not be greater than the aggregate outstanding principal balance of the related mortgage assets as of the applicable Cut-off Date, after application of scheduled payments due on or before such date, whether or not received.

As and to the extent described in the accompanying prospectus supplement, distributions of principal with respect to a series of certificates will be made on each distribution date to the holders of the class or classes of certificates of such series entitled to distributions until the principal balances of those certificates have been reduced to zero.  Distributions of principal with respect to one or more classes of certificates may be made at a rate that is faster (and, in some cases, substantially faster) than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund, may not commence until the occurrence of certain events, such as the retirement of one or more other classes of certificates of the same series, or may be made at a rate that is slower (and, in some cases, substantially slower) than the rate at which payments or other collections of principal are received on such mortgage assets.  In addition, distributions of principal with respect to one or more classes of controlled amortization certificates may be made, subject to available funds, based on a specified principal payment schedule and, with respect to one or more classes of companion classes of certificates, may be contingent on the specified principal payment schedule for a controlled amortization class of certificates of the same series and the rate at which payments and other collections of principal on the mortgage assets in the related trust fund are received.  Unless otherwise specified in the accompanying prospectus supplement, distributions of principal of any class of certificates will be made on a pro rata basis among all of the certificates belonging to that class.

Components

To the extent specified in the accompanying prospectus supplement, distribution on a class of certificates may be based on a combination of two or more different components as described under “—General” above.  To that extent, the descriptions set forth under “—Distributions of Interest on the Certificates” and “—Distributions of Principal of the Certificates” above also relate to components of such a class of certificates.  In such case, reference in those sections to principal balance and pass-through rate refer to the principal balance, if any, of any of the components and the pass-through rate, if any, on any component, respectively.

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Distributions on the Certificates in Respect of Prepayment Premiums or in Respect of Equity Participations

If so provided in the accompanying prospectus supplement, prepayment premiums or payments in respect of equity participations entitling the lender to a share of profits realized from the operation or disposition of the mortgaged property received on or in connection with the mortgage assets in any trust fund will be distributed on each distribution date to the holders of the class of certificates of the related series entitled thereto in accordance with the provisions described in the accompanying prospectus supplement.

Allocation of Losses and Shortfalls

If so provided in the accompanying prospectus supplement for a series of certificates consisting of one or more classes of subordinate certificates, on any distribution date in respect of which losses or shortfalls in collections on the mortgage assets have been incurred, the amount of such losses or shortfalls will be borne first by a class of subordinate certificates in the priority and manner and subject to the limitations specified in the accompanying prospectus supplement.  See “Description of Credit Support” in this prospectus for a description of the types of protection that may be included in shortfalls on mortgage assets comprising the trust fund.

Advances in Respect of Delinquencies

With respect to any series of certificates evidencing an interest in a trust fund, to the extent described in the accompanying prospectus supplement, a servicer or another entity described therein will be required as part of its servicing responsibilities to advance on or before each distribution date its own funds or funds held in the related collection account that are not required to be paid on the certificates on such distribution date, in an amount equal to the aggregate of payments of principal (other than any balloon payments) and interest (net of related servicing fees) that were due on the mortgage loans in the trust fund and were delinquent on the related determination date, subject to the servicer’s (or another entity’s) good faith determination that such advances will be reimbursable from the loan proceeds.  In the case of a series of certificates that includes one or more classes of subordinate certificates and, if so provided in the accompanying prospectus supplement, each servicer’s (or another entity’s) advance obligation may be limited only to the portion of such delinquencies necessary to make the required distributions on one or more classes of senior certificates and/or may be subject to the servicer’s (or another entity’s) good faith determination that such advances will be reimbursable not only from the loan proceeds but also from collections on other trust assets otherwise distributable on one or more classes of subordinate certificates.  See “Description of Credit Support” in this prospectus.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, rather than to guarantee or insure against losses.  Unless otherwise provided in the accompanying prospectus supplement, advances of a servicer’s (or another entity’s) funds will be reimbursable only out of recoveries on the mortgage loans (including amounts received under any form of credit support) respecting which advances were made and, if so provided in the accompanying prospectus supplement, out of any amounts otherwise distributable on one or more classes of subordinate certificates of such series; provided, however, that any advance will be reimbursable from any amounts in the related collection account prior to any distributions being made on the certificates to the extent that a servicer (or such other entity) shall determine in good faith that such advance is not ultimately recoverable from related proceeds on the mortgage loans or, if applicable, from collections on other trust assets otherwise distributable on the subordinate certificates.

If advances have been made from excess funds in a collection account, the master servicer (or other entity that advanced such funds will be required to replace such funds in the collection account on any future distribution date to the extent that funds then in the collection account are insufficient to permit full distributions to certificateholders on that date.  If so specified in the accompanying prospectus supplement, the obligation of a servicer or other specified entity to make advances may be secured by a cash advance reserve fund or a surety bond.  If applicable, we will provide in the

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accompanying prospectus supplement information regarding the characteristics of, and the identity of any obligor on, any such surety bond.

If and to the extent so provided in the accompanying prospectus supplement, any entity making advances will be entitled to receive interest on those advances for the period that such advances are outstanding at the rate specified therein and will be entitled to pay itself that interest periodically from general collections on the mortgage assets prior to any payment to certificateholders as described in the accompanying prospectus supplement.

The accompanying prospectus supplement for any series of certificates evidencing an interest in a trust fund that includes CMBS will describe any comparable advancing obligation of a party to the related pooling and servicing agreement or of a party to the related CMBS agreement.

Exchangeable Certificates

If specified in the related prospectus supplement, a series of certificates may include one or more classes that are “exchangeable certificates” (“Exchangeable Certificates”). In any of these series, the holders of one or more of the classes of Exchangeable Certificates will be entitled, after notice and, to the extent set forth in the related prospectus supplement, payment to the trustee of an exchange fee, to exchange all or a portion of those classes of Exchangeable Certificates for proportionate interests in one or more other specified classes of Exchangeable Certificates in such series.

If a series includes Exchangeable Certificates as described in the related prospectus supplement, all of these classes of Exchangeable Certificates will be listed in the related prospectus supplement. The classes of certificates that are exchangeable for one another will be referred to in the related prospectus supplement as “related” to each other, and each related grouping of Exchangeable Certificates will be referred to as a “combination.”  Each combination of Exchangeable Certificates will be issued by the related Trust Fund.  At any time after their initial issuance, any class of Exchangeable Certificates may be exchanged for the related class or classes of Exchangeable Certificates. In some cases, multiple classes of Exchangeable Certificates may be exchanged for one or more classes of related Exchangeable Certificates.

The descriptions in the related prospectus supplement of the certificates of a series that includes Exchangeable Certificates, including descriptions of principal and interest distributions, registration and denomination of certificates, credit enhancement, yield and prepayment considerations, tax and legal investment considerations and considerations of ERISA also will apply to each class of Exchangeable Certificates. The related prospectus supplement will separately describe the yield and prepayment considerations applicable to, and the risks of investment in each class of Exchangeable Certificates. For example, separate decrement tables and yield tables, if applicable, will be included for each class of Exchangeable Certificates.

Exchanges.  If a holder of Exchangeable Certificates elects to exchange its Exchangeable Certificates for related Exchangeable Certificates, then:

●
the aggregate principal balance of the related Exchangeable Certificates received in the exchange, immediately after the exchange, will equal the aggregate principal balance, immediately prior to the exchange, of the Exchangeable Certificates so exchanged (for purposes of an exchange, interest-only classes of Exchangeable Certificates will have a principal balance of zero);

●
the aggregate amount of interest distributable on each distribution date with respect to the related Exchangeable Certificates received in the exchange will equal the aggregate amount of interest distributable on each distribution date with respect to the Exchangeable Certificates so exchanged; and

●	the class or classes of Exchangeable Certificates will be exchanged in the applicable proportions, if any, described in the related prospectus supplement.

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Different types of combinations may exist. Any individual series of certificates may have multiple types of combinations. Some examples of combinations of Exchangeable Certificates that differ in their interest characteristics include:

●
A class of Exchangeable Certificates with an interest rate that varies directly with changes in an index and a class of Exchangeable Certificates with an interest rate that varies indirectly with changes in the index may be exchangeable, together, for a related class of Exchangeable Certificates with a fixed interest rate. In such a combination, the classes of Exchangeable Certificates with interest rates that vary with an index would produce, in the aggregate, an annual interest amount equal to that generated by the related class of Exchangeable Certificates with a fixed interest rate. In addition, the aggregate principal balance of the two classes of Exchangeable Certificates with interest rates that vary with an index would equal the aggregate principal balance of the related class of Exchangeable Certificates with the fixed interest rate.

●
An interest-only class and a principal-only class of Exchangeable Certificates may be exchangeable, together, for a related class of Exchangeable Certificates that is entitled to both principal and interest distributions.  In such a combination, the aggregate principal balance of the related class would be equal to the aggregate principal balance of the principal-only class of Exchangeable Certificates, and the interest rate on the related class, when applied to the aggregate principal balance of this related class, would generate interest equal to the annual interest amount of the interest-only class of Exchangeable Certificates.

●
Two classes of principal and interest classes of Exchangeable Certificates with different fixed interest rates may be exchangeable, together, for a single class of related Exchangeable Certificates that is entitled to both principal and interest distributions.  In such a combination, the aggregate principal balance of the single class of related Exchangeable Certificates would be equal to the aggregate principal balance of the two classes of Exchangeable Certificates, and the single class of related Exchangeable Certificates would have a fixed interest rate that, when applied to the principal balance of the single class of Exchangeable Certificates, would generate  interest equal to the aggregate annual interest amount of the two classes of Exchangeable Certificates.

In some series, a Certificateholder may be able to exchange its Exchangeable Certificates for other related Exchangeable Certificates that have different principal distribution characteristics.  Some examples of combinations of Exchangeable Certificates that differ in the principal distribution characteristics include:

●
A class of Exchangeable Certificates that accretes all of its interest for a specified period, with the accreted amount added to the aggregate principal balance of the class of Exchangeable Certificates, and a second class of Exchangeable Certificates that receives principal distributions from these accretions, may be exchangeable, together, for a single class of related Exchangeable Certificates that receives distributions of interest continuously from the first distribution date on which it receives interest until it is retired.

●
A class of Exchangeable Certificates that is a planned amortization class, and a class of Exchangeable Certificates that only receives principal distributions on a distribution date if scheduled payments have been made on the planned amortization class, may be exchangeable, together, for a class of related Exchangeable Certificates that receives principal distributions without regard to the planned amortization schedule for the planned amortization class from the first distribution date on which it receives principal until it is retired.

A number of factors may limit the ability of a holder of Exchangeable Certificates to effect an exchange. For example, the Certificateholder must own, at the time of the proposed exchange, the class or classes of Exchangeable Certificates necessary to make the exchange in the necessary proportions. If a Certificateholder does not own the necessary classes of Exchangeable Certificates or does not own the necessary classes of Exchangeable Certificates in the proper proportions, the

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Certificateholder may not be able to obtain the desired classes of Exchangeable Certificates. The Certificateholder desiring to make the exchange may not be able to purchase the necessary class of Exchangeable Certificates from the then current owner at a reasonable price, or the necessary proportion of the needed class of Exchangeable Certificates may no longer be available due to principal payments or prepayments that have been applied to that class of Exchangeable Certificates.

Procedures.  The related prospectus supplement will describe the procedures that must be followed to make an exchange of Exchangeable Certificates.  A Certificateholder will be required to provide notice to the trustee prior to the proposed exchange date within the time period specified in the related prospectus supplement. The notice must include the outstanding principal or notional amount of the Exchangeable Certificates to be exchanged and the related securities to be received, and the proposed exchange date. When the trustee receives this notice, it will provide instructions to the Certificateholder regarding delivery of the Exchangeable Certificates and, to the extent set forth in the related prospectus supplement, payment of the exchange fee. A Certificateholder’s notice to the trustee will become irrevocable on the second business day prior to the proposed exchange date specified in the related prospectus supplement. Any Exchangeable Certificates in book-entry form will be subject to the rules, regulations and procedures applicable to DTC’s book entry securities.

If the related prospectus supplement describes exchange proportions for a combination of classes of Exchangeable Certificates, these proportions will be based on the original, rather than the outstanding, principal or notional amounts of these classes.

Distributions on an Exchangeable Certificate received in an exchange will be made as described in the related prospectus supplement. Distributions will be made to the Certificateholder of record as of the applicable record date.

Reports to Certificateholders

On each distribution date a master servicer, trustee or certificate administrator will forward to the holder of certificates of each class of a series a distribution date statement accompanying the distribution of principal and/or interest to those holders.  As further provided in the accompanying prospectus supplement, the distribution date statement for each class will set forth to the extent applicable and available:

(i)           the amount of such distribution on the distribution date to holders of certificates of such class applied to reduce the principal balance thereof;

(ii)          the amount of such distribution on the distribution date to holders of certificates of each class allocable to interest distributable on that class of certificates;

(iii)         the amount, if any, of such distribution to holders of certificates of such class allocable to yield maintenance changes and/or prepayment premiums;

(iv)         the amount of servicing compensation received by each servicer and such other customary information as the master servicer or the trustee deems necessary or desirable, or that a certificateholder reasonably requests, to enable certificateholders to prepare their tax returns;

(v)          the aggregate amount of debt service advances included in such distribution for such distribution date;

(vi)         the aggregate principal balance of the related mortgage loans on, or as of a specified date shortly prior to, such distribution date;

(vii)         the number and aggregate principal balance of any mortgage loans in respect of which (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) are delinquent 90 or more days and (D) are current but specially serviced or for which foreclosure proceedings have been commenced;

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(viii)        with respect to any mortgage loan liquidated during the related collection period (other than a payment in full), (A) the loan number, (B) the aggregate amount of liquidation proceeds received and (C) the amount of any loss to certificateholders;

(ix)         with respect to any REO Property sold during the related collection period, (A) the loan number of the related mortgage loan, (B) the aggregate amount of sales proceeds and (C) the amount of any loss to certificateholders in respect of the related mortgage loan;

(x)          the principal balance or notional amount of each class of certificates immediately before and immediately after such distribution date, separately identifying any reduction in the principal balance due to the allocation of any losses realized or certain trust fund expenses in respect of the related mortgage loans;

(xi)         the aggregate amount of principal prepayments made on the mortgage loans during the related collection period;

(xii)        if such class of offered certificates has a pass-through rate the pass-through rate applicable thereto for such distribution date; and

(xiii)       any material modifications, extensions or waivers to mortgage loan terms.

In the case of information furnished pursuant to subclauses (i)-(iv) above, the amounts will be expressed as a dollar amount per minimum denomination of the relevant class of offered certificates or per a specified portion of such minimum denomination.  The accompanying prospectus supplement for each series of offered certificates will describe any additional information to be included in reports to the holders of such certificates.

Within a reasonable period of time after the end of each calendar year, the related master servicer, trustee or certificate administrator, as the case may be, will be required to furnish to each person who at any time during the calendar year was a holder of an offered certificate a statement containing the information set forth in subclauses (i)-(iv) above, aggregated for such calendar year or the applicable portion thereof during which such person was a certificateholder.  Such obligation will be deemed to have been satisfied to the extent that substantially comparable information is provided pursuant to any requirements of the Code as are from time to time in force.  See, however, “Description of the Certificates—Book-Entry Registration and Definitive Certificates” in this prospectus.

If the trust fund for a series of certificates includes CMBS, the ability of the related master servicer, trustee or certificate administrator, as the case may be, to include in any distribution date statement information regarding the mortgage loans underlying such CMBS will depend on the reports received with respect to such CMBS.  In such cases, the accompanying prospectus supplement will describe the loan-specific information to be included in the distribution date statements that will be forwarded to the holders of the offered certificates of that series in connection with distributions made to them.

Voting Rights

The voting rights evidenced by each series of certificates will be allocated among the respective classes of such series in the manner described in the accompanying prospectus supplement.

Certificateholders will generally have a right to vote only with respect to required consents to certain amendments to the related pooling and servicing agreement and as otherwise specified in the accompanying prospectus supplement.  See “Description of the Pooling and Servicing Agreements—Amendment” in this prospectus.  The holders of specified amounts of certificates of a particular series will have the collective right to remove the related trustee and also to cause the removal of the related master servicer in the case of a servicer termination event under the related pooling and servicing agreement on the part of the master servicer.  See “Description of the Pooling and Servicing

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Agreements— Servicer Termination Events”, “—Rights upon a Servicer Termination Event” and “—Resignation and Removal of the Trustee” in this prospectus.

Termination

The obligations created by the pooling and servicing agreement for each series of certificates will terminate upon the payment (or provision for payment) to certificateholders of that series of all amounts held in the related collection account, or otherwise by the related master servicer, trustee or certificate administrator, or by a special servicer, and required to be paid to such certificateholders pursuant to such pooling and servicing agreement following the earlier of (i) the final payment or other liquidation of the last mortgage asset subject to the pooling and servicing agreement or the disposition of all property acquired upon foreclosure of any mortgage loan subject to the pooling and servicing agreement and (ii) the purchase of all of the assets of the related trust fund by the party entitled to effect such termination, under the circumstances and in the manner that will be described in the accompanying prospectus supplement.  Written notice of termination of a pooling and servicing agreement will be given to each certificateholder of the related series, and the final distribution will be made only upon presentation and surrender of the certificates of such series at the location to be specified in the notice of termination.

If so specified in the accompanying prospectus supplement, a series of certificates will be subject to optional early termination through the repurchase of the assets in the related trust fund by a party that will be specified in the accompanying prospectus supplement, under the circumstances and in the manner set forth in the accompanying prospectus supplement.  If so provided in the accompanying prospectus supplement, upon the reduction of the principal balance of a specified class or classes of certificates by a specified percentage or amount, a party identified in the accompanying prospectus supplement will be authorized or required to solicit bids for the purchase of all the assets of the related trust fund, or of a sufficient portion of such assets to retire such class or classes, under the circumstances and in the manner set forth in the accompanying prospectus supplement.  In any event, unless otherwise disclosed in the accompanying prospectus supplement, any such repurchase or purchase shall be at a price or prices that are generally based upon the unpaid principal balance of, plus accrued interest on, all mortgage loans (other than mortgage loans secured by REO properties) then included in a trust fund and the fair market value of all REO properties then included in the trust fund, which may or may not result in full payment of the aggregate principal balance plus accrued interest and any undistributed shortfall in interest for the then outstanding certificates.  Any sale of trust fund assets will be without recourse to the trust and/or certificateholders, provided, however, that there can be no assurance that in all events a court would accept such a contractual stipulation.

Book-Entry Registration and Definitive Certificates

If so provided in the accompanying prospectus supplement, one or more classes of the offered certificates of any series will be offered in book-entry format through the facilities of DTC, and each such class will be represented by one or more global certificates registered in the name of DTC or its nominee.

The holders of one or more classes of the offered certificates may hold their certificates through DTC (in the United States) or Clearstream Banking, société anonyme, (“Clearstream”) or Euroclear Bank S.A./N.V., as operator (the “Euroclear Operator”) of the Euroclear System (the “Euroclear System”) (in Europe) if they are participants of such respective system (“Participants”), or indirectly through organizations that are Participants in such systems.  Clearstream and the Euroclear Operator will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in the name of Clearstream and the Euroclear Operator on the books of the respective depositaries (collectively, the “Depositaries”) which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC.  DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  DTC was created to hold securities for its Participants and to

56

facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates.  Participants include securities brokers and dealers, banks, trust companies and clearing corporations.  Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules.  Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with their applicable rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures.  If the transaction complies with all relevant requirements, the Euroclear Operator or Clearstream, as the case may be, will then deliver instructions to the Depositary to take action to effect final settlement on its behalf.

Because of time-zone differences, it is possible that credits of securities in Clearstream or the Euroclear Operator as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day.  Cash received in Clearstream or the Euroclear Operator as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date, due to time-zone differences may be available in the relevant Clearstream or the Euroclear Operator cash account only as of the business day following settlement in DTC.

The holders of one or more classes of the offered certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, offered certificates may do so only through Participants and Indirect Participants.  In addition, holders of the offered certificates will receive all distributions of principal and interest from the trustee through the Participants who in turn will receive them from DTC.  Similarly, reports distributed to certificateholders pursuant to the pooling and servicing agreement and requests for the consent of certificateholders will be delivered to beneficial owners only through DTC, the Euroclear Operator, Clearstream and their respective Participants.  Under a book-entry format, holders of offered certificates may experience some delay in their receipt of payments, reports and notices, since such payments, reports and notices will be forwarded by the trustee to Cede & Co., as nominee for DTC.  DTC will forward such payments, reports and notices to its Participants, which thereafter will forward them to Indirect Participants, Clearstream, the Euroclear Operator or holders of offered certificates, as applicable.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book-entry transfers of offered certificates among Participants on whose behalf it acts with respect to the offered certificates and to receive and transmit distributions of principal of, and interest on, the offered certificates.  Participants and Indirect Participants with which the holders of offered certificates have accounts with respect to the offered certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective holders of offered certificates.  Accordingly, although the holders of offered certificates will not possess the offered certificates, the Rules provide a mechanism by which Participants will receive payments on offered certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of offered certificates to pledge such certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such certificates, may be limited due to the lack of a physical certificate for such certificates.

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DTC has advised the depositor that it will take any action permitted to be taken by a holder of an offered certificate under the pooling and servicing agreement only at the direction of one or more Participants to whose accounts with DTC the offered certificates are credited.  DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Except as required by law, none of the depositor, the underwriters, the master servicer, the trustee and the certificate administrator will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the offered certificates held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Clearstream is a limited liability company (a société anonyme) organized under the laws of Luxembourg.  Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

The Euroclear System was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment.  The Euroclear System is owned by Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”).  The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System.

The information in this prospectus concerning DTC, Clearstream or the Euroclear Operator and their book-entry systems has been obtained from sources believed to be reliable, but there can be no assurance that such information has not been changed or updated since the date hereof.

Offered certificates initially issued in book entry form will thereafter be issued in fully registered, certificated form to applicable beneficial owners or their nominees, rather than to DTC or its nominee, only—

●           if we advise the certificate administrator, the trustee and the certificate registrar in writing that DTC is no longer willing or able to properly discharge its responsibilities as depository with respect to those certificates and we are unable to locate a qualified successor, or

●           if we, at our option, notify DTC of our intent to terminate the book entry system through DTC with respect to those certificates, and, upon receipt of notice of such intent from DTC, the participants holding beneficial interests in those certificates agree to initiate the termination.

Upon the occurrence of either of the events described in the first two bullets of the preceding sentence, the certificate administrator will be required to notify, in accordance with DTC’s procedures, all DTC Participants (as identified in a listing of DTC Participant accounts to which each class of book-entry certificates is credited) through DTC of the availability of such definitive certificates.  Upon surrender by DTC of the book-entry certificates, together with instructions for re-registration, the certificate administrator or other designated party will be required to execute and deliver, or cause to be executed and delivered, to the beneficial owners identified in those instructions the definitive certificates to which they are entitled, and thereafter the holders of those definitive certificates will be recognized as certificateholders under the pooling and servicing agreement.

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DESCRIPTION OF THE POOLING AND SERVICING AGREEMENTS

General

The certificates of each series will be issued pursuant to a pooling and servicing agreement or other agreement specified in the accompanying prospectus supplement.  In general, the parties to a pooling and servicing agreement will include the depositor, the trustee, the certificate administrator, the master servicer and, in some cases, a special servicer appointed as of the date of the pooling and servicing agreement.  However, a pooling and servicing agreement that relates to a trust fund that consists solely of CMBS may not include a master servicer or other servicer as a party.  All parties to each pooling and servicing agreement under which certificates of a series are issued will be identified in the accompanying prospectus supplement.

A form of a pooling and servicing agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.  However, the provisions of each pooling and servicing agreement will vary depending upon the nature of the certificates to be issued thereunder and the nature of the related trust fund.  The following summaries describe certain provisions that may appear in a pooling and servicing agreement under which certificates that evidence interests in mortgage loans will be issued.  The accompanying prospectus supplement for a series of certificates will describe any provision of the related pooling and servicing agreement that materially differs from the description thereof contained in this prospectus and, if the related trust fund includes CMBS, will summarize all of the material provisions of the related pooling and servicing agreement.  The summaries in this prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the pooling and servicing agreement for each series of certificates and the description of such provisions in the accompanying prospectus supplement.  As used in this prospectus with respect to any series, the term “certificate” refers to all of the certificates of that series, whether or not offered hereby and by the accompanying prospectus supplement, unless the context otherwise requires.

Assignment of Mortgage Assets; Repurchases

As set forth in the accompanying prospectus supplement, generally at the time of issuance of any series of certificates, the depositor will assign (or cause to be assigned) to the designated trustee the mortgage loans to be included in the related trust fund, together with, unless otherwise specified in the accompanying prospectus supplement, all principal and interest to be received on or with respect to such mortgage loans after the Cut-off Date, other than principal and interest due on or before the Cut-off Date.  The trustee will, concurrently with such assignment, deliver the certificates to or at the direction of the depositor in exchange for the mortgage loans and the other assets to be included in the trust fund for such series.  Each mortgage loan will be identified in a schedule appearing as an exhibit to the related pooling and servicing agreement.  Such schedule generally will include detailed information that pertains to each mortgage loan included in the related trust fund, which information will typically include the address of the related mortgaged property and type of such property; the mortgage interest rate and, if applicable, the applicable index, gross margin, adjustment date and any rate cap information; the original and remaining term to maturity; the original amortization term; the original and outstanding principal balance; and the Loan-to-Value Ratio and Debt Service Coverage Ratio as of the date indicated.

With respect to each mortgage loan to be included in a trust fund, the depositor will deliver (or cause to be delivered) to the related trustee (or to a custodian appointed by the trustee) certain loan documents which will include the original mortgage note (or lost note affidavit) endorsed, without recourse, to the order of the trustee, the original mortgage (or a certified copy thereof) with evidence of recording indicated thereon and an assignment of the mortgage to the trustee in recordable form.  The related pooling and servicing agreement will require that the depositor or other party thereto promptly cause each such assignment of mortgage to be recorded in the appropriate public office for real property records.

The related trustee (or the custodian appointed by the trustee) will be required to review the mortgage loan documents within a specified period of days after receipt thereof, and the trustee (or

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the custodian) will hold such documents in trust for the benefit of the certificateholders of the related series.  Unless otherwise specified in the accompanying prospectus supplement, if any document is found to be missing or defective, in either case such that interests of the certificateholders are materially and adversely affected, the trustee (or such custodian) will be required to notify the master servicer and the depositor, and the master servicer will be required to notify the relevant mortgage loan seller.  In that case, and if the mortgage loan seller cannot deliver the document or cure the defect within a specified number of days after receipt of such notice, then unless otherwise specified in the accompanying prospectus supplement, the mortgage loan seller will be obligated to replace the related mortgage loan or repurchase it from the trustee at a price that will be described in the accompanying prospectus supplement.

If so provided in the accompanying prospectus supplement, the depositor will, as to some or all of the mortgage loans, assign or cause to be assigned to the trustee the related lease assignments.  In certain cases, the trustee, or master servicer, as applicable, may collect all moneys under the related leases and distribute amounts, if any, required under the leases for the payment of maintenance, insurance and taxes, to the extent specified in the related leases.  The trustee, or if so specified in the accompanying prospectus supplement, the master servicer, as agent for the trustee, may hold the leases in trust for the benefit of the certificateholders.

With respect to each CMBS in certificate form, the depositor will deliver or cause to be delivered to the trustee (or the custodian) the original certificate or other definitive evidence of such CMBS together with bond power or other instruments, certifications or documents required to transfer fully such CMBS to the trustee for the benefit of the certificateholders.  With respect to each CMBS in uncertificated or book-entry form or held through a “clearing corporation” within the meaning of the New York Uniform Commercial Code, the depositor and the trustee will cause such CMBS to be registered directly or on the books of such clearing corporation or of a financial intermediary in the name of the trustee for the benefit of the certificateholders.  Unless otherwise provided in the accompanying prospectus supplement, the related pooling and servicing agreement will require that either the depositor or the trustee promptly cause any CMBS in certificated form not registered in the name of the trustee to be reregistered, with the applicable persons, in the name of the trustee.

Representations and Warranties; Repurchases

Unless otherwise provided in the prospectus supplement for a series of certificates, the depositor will, with respect to each mortgage loan in the related trust fund, make or assign certain representations and warranties made by the warranting party, covering, by way of example:  (i) the accuracy of the information set forth for such mortgage loan on the schedule of mortgage loans appearing as an exhibit to the related pooling and servicing agreement; (ii) the enforceability of the related mortgage note and mortgage and the existence of title insurance insuring the lien priority of the related mortgage; (iii) the warranting party’s title to the mortgage loan and the authority of the warranting party to sell the mortgage loan; and (iv) the payment status of the mortgage loan.  It is expected that in most cases the warranting party will be the related mortgage loan seller.  However, the warranting party may also be an affiliate of the related mortgage loan seller acceptable to the depositor.  Each warranting party will be identified in the accompanying prospectus supplement.

Each pooling and servicing agreement generally will provide that the master servicer and/or trustee will be required to notify promptly any warranting party of any breach of any representation or warranty made by it in respect of a mortgage loan that materially and adversely affects the interests of the related certificateholders.  If such warranting party cannot cure such breach within a specified period following the date on which it was notified of such breach, then, unless otherwise provided in the accompanying prospectus supplement, it will be obligated to repurchase such mortgage loan from the trustee within a specified period at a price that will be specified in the accompanying prospectus supplement.  If so provided in the accompanying prospectus supplement for a series of certificates, a warranting party, in lieu of repurchasing a mortgage loan as to which a breach has occurred, will have the option, exercisable upon certain conditions and/or within a specified period after initial issuance of such series of certificates, to replace such mortgage loan with one or more other mortgage loans, in accordance with standards that will be described in the accompanying prospectus supplement.  This repurchase or substitution obligation may constitute the sole remedy available to holders of

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certificates of any series for a breach of representation and warranty by a warranting party.  Moreover, neither the depositor (unless it is the warranting party) nor any entity acting solely in its capacity as the master servicer will be obligated to purchase or replace a mortgage loan if a warranting party defaults on its obligation to do so.

The dates as of which representations and warranties have been made by a warranting party will be specified in the accompanying prospectus supplement.  In some cases, such representations and warranties will have been made as of a date prior to the date upon which the related series of certificates is issued, and thus may not address events that may occur following the date as of which they were made.  However, the depositor will not include any mortgage loan in the trust fund for any series of certificates if anything has come to the depositor’s attention that would cause it to believe that the representations and warranties made in respect of such mortgage loan will not be accurate in all material respects as of such date of issuance.

Collection Account

General.  The master servicer and/or the trustee will, as to each trust fund, establish and maintain or cause to be established and maintained collection accounts for the collection of payments on the related mortgage loans, which will be established so as to comply with the standards of each rating agency hired by us to rate any one or more classes of certificates of the related series.  As described in the accompanying prospectus supplement, a collection account may be maintained either as an interest-bearing or a non-interest-bearing account, and the funds held therein may be held as cash or invested in permitted investments, such as United States government securities and other investment grade obligations specified in the related pooling and servicing agreement.  Any interest or other income earned on funds in the collection account will be paid to the related master servicer or trustee as additional compensation.  A collection account may be maintained with the related servicer, special servicer or mortgage loan seller or with a depository institution that is our affiliate or an affiliate of any of the foregoing.  If permitted by such rating agency or agencies and so specified in the accompanying prospectus supplement, a collection account may contain funds relating to more than one series of mortgage pass-through certificates and may contain other funds representing payments on mortgage loans owned by the related master servicer or serviced by it on behalf of others.

Deposits.  Unless otherwise provided in the related pooling and servicing agreement and described in the accompanying prospectus supplement, the related master servicer, trustee, certificate administrator or special servicer will be required to deposit or cause to be deposited in the collection account for each trust fund within a certain period following receipt (in the case of collections and payments), the following payments and collections received, or advances made, by the master servicer, the trustee or any special servicer subsequent to the Cut-off Date (other than payments due on or before the Cut-off Date):

(i)           all payments (from whatever source) on account of principal, including principal prepayments, on the mortgage loans;

(ii)          all payments (from whatever source) on account of interest on the mortgage loans, including any default interest collected, in each case net of any portion thereof retained by the master servicer, any special servicer or sub-servicer as its servicing compensation or as compensation to the trustee;

(iii)          all insurance proceeds received under any hazard, title or other insurance policy that provides coverage with respect to a mortgaged property or the related mortgage loan (other than proceeds applied to the restoration of the property or released to the related borrower in accordance with the customary servicing practices of the master servicer (or, if applicable, a special servicer) and/or the terms and conditions of the related mortgage and all other liquidation proceeds received and retained in connection with the liquidation of defaulted mortgage loans or property acquired in respect thereof, by foreclosure or otherwise, together with the Net Operating Income (less reasonable reserves for future expenses) derived from the operation of any mortgaged properties acquired by the trust fund through foreclosure or otherwise;

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(iv)          any amounts paid under any instrument or drawn from any fund that constitutes credit support for the related series of certificates as described under “Description of Credit Support” in this prospectus;

(v)          any advances made as described under “Description of the Certificates—Advances in Respect of Delinquencies” in this prospectus;

(vi)          any amounts paid under any cash flow agreement, as described under “Description of the Trust Funds—Cash Flow Agreements” in this prospectus;

(vii)         all liquidation proceeds resulting from the purchase of any mortgage loan, or property acquired in respect thereof, by the depositor, any mortgage loan seller or any other specified person as described under “—Assignment of Mortgage Loans; Repurchases” and “—Representations and Warranties; Repurchases” above, all liquidation proceeds resulting from the purchase of any defaulted mortgage loan as described under “—Realization upon Defaulted Mortgage Loans” below; and all liquidation proceeds resulting from any mortgage asset purchased as described under “Description of the Certificates—Termination” in this prospectus;

(viii)        any amounts paid by the master servicer to cover prepayment interest shortfalls arising out of the prepayment of mortgage loans as described under “—Servicing Compensation and Payment of Expenses” below;

(ix)         to the extent that any such item does not constitute additional servicing compensation to the master servicer or a special servicer, any payments on account of modification or assumption fees, late payment charges, prepayment premiums or lenders’ equity participations on the mortgage loans;

(x)          all payments required to be deposited in the collection account with respect to any deductible clause in any blanket insurance policy described under “—Hazard Insurance Policies” below;

(xi)         any amount required to be deposited by the master servicer or the trustee in connection with losses realized on investments for the benefit of the master servicer or the trustee, as the case may be, of funds held in the collection account; and

(xii)        any other amounts required to be deposited in the collection account as provided in the related pooling and servicing agreement and described in the accompanying prospectus supplement.

Withdrawals.  Unless otherwise provided in the related pooling and servicing agreement and described in the accompanying prospectus supplement, the master servicer, trustee, certificate administrator or special servicer may make withdrawals from the collection account for each trust fund for any of the following purposes:

(i)           to make distributions to the certificateholders on each distribution date;

(ii)           to reimburse the master servicer or any other specified person for unreimbursed amounts advanced by it as described under “Description of the Certificates—Advances in Respect of Delinquencies” in this prospectus, such reimbursement to be made out of amounts received which were identified and applied by the master servicer as late collections of interest (net of related servicing fees) on and principal of the particular mortgage loans with respect to which the advances were made or out of amounts drawn under any form of credit support with respect to such mortgage loans;

(iii)          to reimburse the master servicer or a special servicer for unpaid servicing fees earned by it and certain unreimbursed servicing expenses incurred by it with respect to mortgage loans in the trust fund related to a particular series of certificates and properties acquired in respect thereof, such reimbursement to be made out of amounts that represent

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liquidation proceeds and insurance proceeds collected on the particular mortgage loans and properties, and net income collected on the particular properties, with respect to which such fees were earned or such expenses were incurred or out of amounts drawn under any form of credit support with respect to such mortgage loans and properties;

(iv)          to reimburse the master servicer or any other specified person for any advances described in clause (ii) above made by it, any servicing expenses referred to in clause (iii) above incurred by it and any servicing fees earned by it, which, in the good faith judgment of the master servicer or such other person, will not be recoverable from the amounts described in clauses (ii) and (iii), respectively, such reimbursement to be made from amounts collected on other mortgage loans in the related trust fund or, if and to the extent so provided by the related pooling and servicing agreement and described in the accompanying prospectus supplement, only from that portion of amounts collected on such other mortgage loans that is otherwise distributable on one or more classes of subordinate certificates of the related series;

(v)           if and to the extent described in the accompanying prospectus supplement, to pay the master servicer, a special servicer or another specified entity (including a provider of credit support) interest accrued on the advances described in clause (ii) above made by it and the servicing expenses described in clause (iii) above incurred by it while such remain outstanding and unreimbursed;

(vi)          to pay for costs and expenses incurred by the trust fund for environmental site assessments performed with respect to mortgaged properties that constitute security for defaulted mortgage loans, and for any containment, clean-up or remediation of hazardous wastes and materials present on such mortgaged properties, as described under “—Realization upon Defaulted Mortgage Loans” below;

(vii)         to reimburse the master servicer, the depositor, or any of their respective directors, officers, employees and agents, as the case may be, for certain expenses, costs and liabilities incurred thereby, as and to the extent described under “—Certain Matters Regarding the Master Servicer and the Depositor” below;

(viii)        if and to the extent described in the accompanying prospectus supplement, to pay the fees of the trustee;

(ix)         to reimburse the trustee or any of its directors, officers, employees and agents, as the case may be, for certain expenses, costs and liabilities incurred thereby, as and to the extent described under “—Certain Matters Regarding the Trustee” below;

(x)          to pay the master servicer or the trustee, as additional compensation, interest and investment income earned in respect of amounts held in the collection account and, to the extent described in the accompanying prospectus supplement, prepayment interest excesses collected from borrowers in connection with prepayments of mortgage loans and late charges and default interest collected from borrowers;

(xi)          to pay (generally from related income) for costs incurred in connection with the operation, management and maintenance of any mortgaged property acquired by the trust fund by foreclosure or otherwise;

(xii)         if one or more elections have been made to treat the trust fund or designated portions thereof as a REMIC, to pay any federal, state or local taxes imposed on the trust fund or its assets or transactions, as and to the extent described under “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates” and “—Prohibited Transactions Tax and Other Taxes” in this prospectus;

(xiii)        to pay for the cost of an independent appraiser or other expert in real estate matters retained to determine a fair sale price for a defaulted mortgage loan or a mortgaged

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property acquired in respect thereof in connection with the liquidation of such mortgage loan or mortgaged property;

(xiv)        to pay for the cost of various opinions of counsel obtained pursuant to the related pooling and servicing agreement for the benefit of certificateholders;

(xv)         to pay for the cost of recording the related pooling and servicing agreement if recorded in accordance with the related pooling and servicing agreement;

(xvi)        to make any other withdrawals permitted by the related pooling and servicing agreement and described in the accompanying prospectus supplement; and

(xvii)       to clear and terminate the collection account upon the termination of the trust fund.

Collection and Other Servicing Procedures

Master Servicer.  The master servicer for any mortgage pool, directly or through sub-servicers, will be required to make reasonable efforts to collect all scheduled mortgage loan payments and will be required to follow such collection procedures as it would follow with respect to mortgage loans that are comparable to such mortgage loans and held for its own account, provided such procedures are consistent with (i) the terms of the related pooling and servicing agreement and any related instrument of credit support included in the related trust fund, (ii) applicable law and (iii) the servicing standard specified in the related pooling and servicing agreement.

The master servicer will also be required to perform other customary functions of a servicer of comparable loans, including maintaining escrow or impound accounts for payment of taxes, insurance premiums and similar items, or otherwise monitoring the timely payment of those items; attempting to collect delinquent payments; supervising foreclosures; conducting property inspections on a periodic or other basis; managing REO properties; and maintaining servicing records relating to the mortgage loans.  Generally, the master servicer will be responsible for filing and settling claims in respect of particular mortgage loans under any applicable instrument of credit support.  See “Description of Credit Support” in this prospectus.

A master servicer may agree to modify, waive or amend any term of any mortgage loan serviced by it in a manner consistent with the servicing standard specified in the pooling and servicing agreement; provided that the modification, waiver or amendment will not (i) affect the amount or timing of any scheduled payments of principal or interest on the mortgage loan or (ii) in the judgment of the master servicer, materially impair the security for the mortgage loan or reduce the likelihood of timely payment of amounts due thereon.  A master servicer also may agree to any other modification, waiver or amendment if, in its judgment (x) a material default on the mortgage loan has occurred or a payment default is imminent and (y) such modification, waiver or amendment is reasonably likely to produce a greater recovery with respect to the mortgage loan on a present value basis than would liquidation.

Sub-Servicers.  A master servicer may delegate its servicing obligations in respect of the mortgage loans serviced by it to one or more third-party sub-servicers, but the master servicer will remain liable for such obligations under the related pooling and servicing agreement unless otherwise provided in the accompanying prospectus supplement.  Unless otherwise provided in the accompanying prospectus supplement, each sub-servicing agreement between a master servicer and a sub-servicer must provide that, if for any reason the master servicer is no longer acting in such capacity, the trustee or any successor master servicer may assume the master servicer’s rights and obligations under such sub-servicing agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer, irrespective of whether the master servicer’s compensation pursuant to the related pooling and servicing agreement is sufficient to pay such fees.  Each sub-servicer will be reimbursed by the master servicer for certain expenditures which it makes, generally to the same extent the master servicer

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would be reimbursed under a pooling and servicing agreement.  See “—Collection Account” above and “—Servicing Compensation and Payment of Expenses” below.

Special Servicers.  If and to the extent specified in the accompanying prospectus supplement, a special servicer may be a party to the related pooling and servicing agreement or may be appointed by the master servicer or another specified party to perform certain specified duties (for example, the servicing of defaulted mortgage loans) in respect of the servicing of the related mortgage loans.  The special servicer under a pooling and servicing agreement may be an affiliate of the depositor and may have other normal business relationships with the depositor or the depositor’s affiliates.  The master servicer will be liable for the performance of a special servicer only if, and to the extent, set forth in the accompanying prospectus supplement.

Each pooling and servicing agreement may provide that neither the special servicer nor any director, officer, employee or agent of the special servicer will be under any liability to the related trust fund or certificateholders for any action taken, or not taken, in good faith pursuant to the pooling and servicing agreement or for errors in judgment; provided, however, that neither the special servicer nor any such person will be protected against any breach of a representation, warranty or covenant made in such pooling and servicing agreement, or against any expense or liability that such person is specifically required to bear pursuant to the terms of such pooling and servicing agreement, or against any liability that would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of obligations or duties thereunder.

Realization upon Defaulted Mortgage Loans

A borrower’s failure to make required mortgage loan payments may mean that operating income is insufficient to service the mortgage debt, or may reflect the diversion of that income from the servicing of the mortgage debt.  In addition, a borrower that is unable to make mortgage loan payments may also be unable to make timely payment of taxes and to otherwise maintain and insure the related mortgaged property.  In general, the related master servicer will be required to monitor any mortgage loan that is in default, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related mortgaged property, initiate corrective action in cooperation with the borrower if cure is likely, inspect the related mortgaged property and take such other actions as are consistent with the servicing standard specified in the pooling and servicing agreement.  A significant period of time may elapse before the master servicer is able to assess the success of any such corrective action or the need for additional initiatives.

The time within which the special servicer can make the initial determination of appropriate action, evaluate the success of corrective action, develop additional initiatives, institute foreclosure proceedings and actually foreclose (or accept a deed to a mortgaged property in lieu of foreclosure) on behalf of the certificateholders may vary considerably depending on the particular mortgage loan, the mortgaged property, the borrower, the presence of an acceptable party to assume the mortgage loan and the laws of the jurisdiction in which the mortgaged property is located.  If a borrower files a bankruptcy petition, the master servicer may not be permitted to accelerate the maturity of the related mortgage loan or to foreclose on the mortgaged property for a considerable period of time.  See “Certain Legal Aspects of Mortgage Loans and Leases” in this prospectus.

A pooling and servicing agreement may grant to the master servicer, a special servicer, a provider of credit support and/or the holder or holders of certain classes of certificates of the related series a right of first refusal to purchase from the trust fund, at a predetermined purchase price (which, if insufficient to fully fund the entitlements of certificateholders to principal and interest thereon, will be specified in the accompanying prospectus supplement), any mortgage loan as to which a specified number of scheduled payments are delinquent.  In addition, the accompanying prospectus supplement may specify other methods for the sale or disposal of defaulted mortgage loans pursuant to the terms of the related pooling and servicing agreement.

If a default on a mortgage loan has occurred, the special servicer, on behalf of the trustee, may at any time institute foreclosure proceedings, exercise any power of sale contained in the related

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mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related mortgaged property, by operation of law or otherwise, if such action is consistent with the servicing standard specified in the pooling and servicing agreement.  Unless otherwise specified in the accompanying prospectus supplement, the special servicer may not, however, acquire title to any mortgaged property or take any other action that would cause the trustee, for the benefit of certificateholders of the related series, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of, such mortgaged property within the meaning of certain federal environmental laws, unless the special servicer has previously determined, based on a report prepared by a person who regularly conducts environmental audits (which report will be an expense of the trust fund), that:

(i)           either the mortgaged property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the mortgaged property into compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions; and

(ii)           either there are no circumstances or conditions present at the mortgaged property relating to the use, management or disposal of hazardous materials for which investigation, testing, monitoring, containment, cleanup or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could reasonably be expected to be required, taking such actions with respect to the mortgaged property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions.  See “Certain Legal Aspects of Mortgage Loans and Leases—Environmental Considerations” in this prospectus.

If title to any mortgaged property is acquired by a trust fund as to which a REMIC election has been made, the special servicer, on behalf of the trust fund, will be required to sell the mortgaged property by the end of the third calendar year following the year of acquisition or unless (i) the Internal Revenue Service grants an extension of time to sell such property or (ii) the trustee receives an opinion of independent counsel to the effect that the holding of the property by the trust fund for more than three years after the end of the calendar year in which it was acquired will not result in the imposition of a tax on the trust fund or cause the trust fund to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding.  Subject to the foregoing, the special servicer will generally be required to solicit bids for any mortgaged property so acquired in such a manner as will be reasonably likely to realize a fair price for such property.  If the trust fund acquires title to any mortgaged property, the special servicer, on behalf of the trust fund, may retain an independent contractor to manage and operate such property.  The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage such mortgaged property in a manner consistent with the servicing standard specified in the pooling and servicing agreement.

If liquidation proceeds collected with respect to a defaulted mortgage loan are less than the outstanding principal balance of the defaulted mortgage loan plus interest accrued thereon plus the aggregate amount of reimbursable expenses incurred by the special servicer with respect to such mortgage loan, the trust fund will realize a loss in the amount of such difference.  The special servicer will be entitled to reimbursement from the liquidation proceeds recovered on any defaulted mortgage loan (prior to the distribution of such liquidation proceeds to certificateholders), amounts that represent unpaid servicing compensation in respect of the mortgage loan, unreimbursed servicing expenses incurred with respect to the mortgage loan and any unreimbursed advances of delinquent payments made with respect to the mortgage loan.

Hazard Insurance Policies

Each pooling and servicing agreement may require the related servicer to cause each mortgage loan borrower to maintain a hazard insurance policy that provides for such coverage as is required under the related mortgage or, if the mortgage permits the holder thereof to dictate to the borrower the insurance coverage to be maintained on the related mortgaged property, such coverage as is consistent with the requirements of the servicing standard specified in the pooling and servicing agreement.  Such coverage generally will be in an amount equal to the lesser of the principal balance

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owing on such mortgage loan and the replacement cost of the mortgaged property, but in either case not less than the amount necessary to avoid the application of any co-insurance clause contained in the hazard insurance policy.  The ability of the related servicer to assure that hazard insurance proceeds are appropriately applied may be dependent upon its being named as an additional insured under any hazard insurance policy and under any other insurance policy referred to below, or upon the extent to which information concerning covered losses is furnished by borrowers.  All amounts collected by the related servicer under any such policy (except for amounts to be applied to the restoration or repair of the mortgaged property or released to the borrower in accordance with the related servicer’s normal servicing procedures and/or to the terms and conditions of the related mortgage and mortgage note) will be deposited in the related collection account.  The pooling and servicing agreement may provide that the related servicer may satisfy its obligation to cause each borrower to maintain such a hazard insurance policy by maintaining a blanket policy insuring against hazard losses on all of the mortgage loans in the related trust fund.  If such blanket policy contains a deductible clause, the related servicer will be required, in the event of a casualty covered by such blanket policy, to deposit in the related collection account all sums that would have been deposited therein but for such deductible clause.

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of the property by fire, lightning, explosion, smoke, windstorm and hail, riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy.  Although the policies covering the mortgaged properties will be underwritten by different insurers under different state laws in accordance with different applicable state forms, and therefore will not contain identical terms and conditions, most such policies typically do not cover any physical damage resulting from war, revolution, governmental actions, terrorism, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), wet or dry rot, vermin, domestic animals and certain other kinds of risks.

The hazard insurance policies covering the mortgaged properties will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage (generally 80% to 90%) of the full replacement value of the improvements on the property in order to recover the full amount of any partial loss.  If the insured’s coverage falls below this specified percentage, such clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (i) the replacement cost of the improvements less physical depreciation and (ii) such proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of such improvements.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain a due-on-sale clause that entitles the lender to accelerate payment of the mortgage loan upon any sale or other transfer of the related mortgaged property made without the lender’s consent.  Certain of the mortgage loans may also contain a due-on-encumbrance clause that entitles the lender to accelerate the maturity of the mortgage loan upon the creation of any other lien or encumbrance upon the mortgaged property.  The master servicer will determine whether to exercise any right the trustee may have under any such provision in a manner consistent with the servicing standard specified in the pooling and servicing agreement.  Unless otherwise specified in the accompanying prospectus supplement, the master servicer will be entitled to retain as additional servicing compensation any fee collected in connection with the permitted transfer of a mortgaged property.  See “Certain Legal Aspects of Mortgage Loans and Leases—Due-on-Sale and Due-on-Encumbrance” in this prospectus.

Servicing Compensation and Payment of Expenses

Generally, a master servicer’s primary servicing compensation with respect to a series of certificates will come from the periodic payment to it of a portion of the interest payments on each mortgage loan in the related trust fund.  Any special servicer’s compensation with respect to a series of certificates will come from payments or other collections on or with respect to the related specially serviced mortgage loan and/or REO property.  Since that compensation is generally based on a percentage of the principal balance of each such mortgage loan outstanding from time to time, it will

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decrease in accordance with the amortization of the mortgage loans.  The accompanying prospectus supplement with respect to a series of certificates may provide that, as additional compensation, the master servicer may retain all or a portion of late payment charges, prepayment premiums, modification fees and other fees collected from borrowers and any interest or other income that may be earned on funds held in the collection account.  Any sub-servicer will receive a portion of the master servicer’s compensation as its sub-servicing compensation.

In addition to amounts payable to any sub-servicer, a master servicer may be required, to the extent provided in the accompanying prospectus supplement, to pay from amounts that represent its servicing compensation certain expenses incurred in connection with the administration of the related trust fund, including, without limitation, payment of the fees and disbursements of independent accountants and payment of expenses incurred in connection with distributions and reports to certificateholders.  Certain other expenses, including certain expenses related to mortgage loan defaults and liquidations and, to the extent so provided in the accompanying prospectus supplement, interest on such expenses at the rate specified therein, and the fees of the trustee and any special servicer, may be required to be borne by the trust fund.

If and to the extent provided in the accompanying prospectus supplement, the master servicer may be required to apply a portion of the servicing compensation otherwise payable to it in respect of any period to prepayment interest shortfalls.

See “Yield Considerations—Shortfalls in Collections of Interest Resulting from Prepayments” in this prospectus.

Evidence as to Compliance

The accompanying prospectus supplement will identify each party that will be required to deliver annually to the trustee, master servicer or us, as applicable, on or before the date specified in the related pooling and servicing agreement, an officer’s certificate stating that (i) a review of that party’s servicing activities during the preceding calendar year and of performance under the related pooling and servicing agreement has been made under the supervision of the officer, and (ii) to the best of the officer’s knowledge, based on the review, such party has fulfilled all its obligations under the related pooling and servicing agreement throughout the year, or, if there has been a default in the fulfillment of any obligation, specifying the default known to the officer and the nature and status of the default.

In addition, each party that participates in the servicing and administration of more than 5% of the mortgage loans and other assets comprising a trust for any series will be required to deliver annually to us and/or the trustee, a report (an “Assessment of Compliance”) that assesses compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB under the Securities Act (“Regulation AB”) that contains the following:

(a)           a statement of the party’s responsibility for assessing compliance with the servicing criteria applicable to it;

(b)           a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

(c)           the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar year, setting forth any material instance of noncompliance identified by the party; and

(d)           a statement that a registered public accounting firm has issued an attestation report on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver a report (an “Attestation Report”) of a registered public accounting firm,

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prepared in accordance with the standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, that expresses an opinion, or states that an opinion cannot be expressed, concerning the party’s assessment of compliance with the applicable servicing criteria.

Unless otherwise specified in an accompanying prospectus supplement, each pooling and servicing agreement will also require, on or before a specified date in each year, the master servicer to furnish to the trustee a statement signed by one or more officers of the master servicer to the effect that the master servicer has fulfilled its material obligations under that pooling and servicing agreement throughout the preceding calendar year or other specified twelve month period.

Certain Matters Regarding the Master Servicer and the Depositor

The master servicer under a pooling and servicing agreement may be an affiliate of the depositor and may have other normal business relationships with the depositor or the depositor’s affiliates.  The related pooling and servicing agreement may permit the master servicer to resign from its obligations thereunder upon a determination that such obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it at the date of the pooling and servicing agreement.  Unless applicable law requires the master servicer’s resignation to be effective immediately, no such resignation will become effective until the trustee or a successor servicer has assumed the master servicer’s obligations and duties under the pooling and servicing agreement.  The related pooling and servicing agreement may also provide that the master servicer may resign at any other time provided that (i) a willing successor master servicer has been found, (ii) each of the rating agencies hired by us to rate any one or more classes of certificates of the related series confirms in writing that the successor’s appointment will not result in a withdrawal, qualification or downgrade of any rating or ratings assigned to any such class of certificates, (iii) the resigning party pays all costs and expenses in connection with such transfer, and (iv) the successor accepts appointment prior to the effectiveness of such resignation.  Unless otherwise specified in the accompanying prospectus supplement, the master servicer will also be required to maintain a fidelity bond and errors and omissions policy that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds, errors and omissions or negligence, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions.

Each pooling and servicing agreement may further provide that none of the master servicer, the depositor and any director, officer, employee or agent of either of them will be under any liability to the related trust fund or certificateholders for any action taken, or not taken, in good faith pursuant to the pooling and servicing agreement or for errors in judgment; provided, however, that none of the master servicer, the depositor and any such person will be protected against any breach of a representation, warranty or covenant made in such pooling and servicing agreement, or against any expense or liability that such person is specifically required to bear pursuant to the terms of such pooling and servicing agreement, or against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of obligations or duties thereunder.  Unless otherwise specified in the accompanying prospectus supplement, each pooling and servicing agreement will further provide that the master servicer, the depositor and any director, officer, employee or agent of either of them will be entitled to indemnification by the related trust fund against any loss, liability or expense incurred in connection with the pooling and servicing agreement or the related series of certificates; provided, however, that such indemnification will not extend to any loss, liability or expense (i) that such person is specifically required to bear pursuant to the terms of such agreement, and is not reimbursable pursuant to the pooling and servicing agreement; (ii) incurred in connection with any breach of a representation, warranty or covenant made in the pooling and servicing agreement; (iii) incurred by reason of willful misfeasance, bad faith or negligence in the performance of obligations or duties under the pooling and servicing agreement or by reason of reckless disregard of its obligations and duties thereunder.  In addition, each pooling and servicing agreement will provide that neither the master servicer nor the depositor will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under the pooling and servicing agreement and, unless it has received sufficient assurance as to the reimbursement of the costs and liabilities of such legal action or, in its opinion

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such legal action does not involve it in any expense or liability.  However, each of the master servicer and the depositor will be permitted, in the exercise of its discretion, to undertake any such action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the pooling and servicing agreement and the interests of the certificateholders thereunder.  In such event, the legal expenses and costs of such action, and any liability resulting therefrom, will be expenses, costs and liabilities of the certificateholders, and the master servicer or the depositor, as the case may be, will be entitled to charge the related collection account therefor.

Subject, in certain circumstances, to the satisfaction of certain conditions that may be required in the related pooling and servicing agreement, any person into which the master servicer or the depositor may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer or the depositor is a party, or any person succeeding to the business of the master servicer or the depositor, will be the successor of the master servicer or the depositor, as the case may be, under the related pooling and servicing agreement.

Servicer Termination Events

The servicer termination events for a series of certificates under the related pooling and servicing agreement generally will include (i) any failure by the master servicer to distribute or cause to be distributed to certificateholders, or to remit to the trustee for distribution to certificateholders in a timely manner, any amount required to be so distributed or remitted, which failure continues unremedied for one business day following the date on which such deposit was required, (ii) any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the pooling and servicing agreement which continues unremedied for 30 days after written notice of such failure has been given to the master servicer or the special servicer, as applicable, by any party to the pooling and servicing agreement, or to the master servicer or the special servicer, as applicable, by certificateholders entitled to not less than 25% (or such other percentage specified in the accompanying prospectus supplement) of the voting rights for such series (subject to certain extensions provided in the related pooling and servicing agreement); and (iii) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations.  Material variations to the foregoing servicer termination events (other than to add thereto or shorten cure periods or eliminate notice requirements) will be specified in the accompanying prospectus supplement.

Rights upon a Servicer Termination Event

So long as a servicer termination event under a pooling and servicing agreement remains unremedied, the trustee will be authorized, and at the direction of certificateholders entitled to not less than 25% (or such other percentage specified in the accompanying prospectus supplement) of the voting rights for such series, the trustee will be required, to terminate all of the rights and obligations of the master servicer as master servicer under the pooling and servicing agreement, whereupon the trustee will succeed to all of the responsibilities, duties and liabilities of the master servicer under the pooling and servicing agreement (except that if the master servicer is required to make advances in respect of mortgage loan delinquencies, but the trustee is prohibited by law from obligating itself to do so, or if the accompanying prospectus supplement so specifies, the trustee will not be obligated to make such advances) and will be entitled to similar compensation arrangements.  If the trustee is unwilling or unable so to act, it may (or, at the written request of certificateholders entitled to at least a majority (or such other percentage specified in the accompanying prospectus supplement) of the voting rights for such series, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution that (unless otherwise provided in the accompanying prospectus supplement) is acceptable to each rating agency hired by us to  assigned ratings to the offered certificates of such series to act as successor to the master servicer under the pooling and servicing agreement.  Pending such appointment, the trustee will be obligated to act in such capacity.

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No certificateholder will have the right under any pooling and servicing agreement to institute any proceeding with respect thereto unless such holder previously has given to the trustee written notice of default and unless certificateholders entitled to at least 25% (or such other percentage specified in the accompanying prospectus supplement) of the voting rights for the related series shall have made written request upon the trustee to institute such proceeding in its own name as trustee thereunder and shall have offered to the trustee reasonable indemnity, and the trustee for 60 days (or such other period specified in the accompanying prospectus supplement) shall have neglected or refused to institute any such proceeding.  The trustee, however, will be under no obligation to exercise any of the trusts or powers vested in it by any pooling and servicing agreement or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation thereunder or in relation thereto at the request, order or direction of any of the holders of certificates of the related series, unless such certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

Amendment

Each pooling and servicing agreement may be amended by the parties thereto, without the consent of any of the holders of the related certificates, for those purposes described in the accompanying prospectus supplement, which, among others, may include (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision in the pooling and servicing agreement that may be inconsistent with any other provision therein, (iii) to conform such pooling and servicing agreement to the related prospectus supplement, (iv) to add any other provisions with respect to matters or questions arising under the pooling and servicing agreement that are not inconsistent with the provisions thereof or (v) to comply with any requirements imposed by the Code; provided that such amendment (other than an amendment for the purpose specified in clause (v) above) may not (as evidenced by an opinion of counsel to such effect satisfactory to the trustee) adversely affect in any material respect the interests of any such holder.  Each pooling and servicing agreement may also be amended for any purpose by the parties, with the consent of certificateholders entitled to the percentage specified in the accompanying prospectus supplement of the voting rights for the related series allocated to the affected classes; provided, however, that the accompanying prospectus supplement may provide that no such amendment may (w) reduce in any manner the amount of, or delay the timing of, payments received on any certificate without the consent of the holder of such certificate, (x) reduce the voting rights which are required to consent to any such amendment, without the consent of the holders of all certificates of class affected thereby, (y) adversely affect the status of any REMIC without the consent of 100% of the affected certificateholders or (z) modify the provisions of the pooling and servicing agreement described in this paragraph without the consent of the holders of all certificates of the related series.  However, unless otherwise specified in the related pooling and servicing agreement, the trustee will be prohibited from consenting to any amendment of a pooling and servicing agreement pursuant to which a REMIC election is to be or has been made unless the trustee shall first have received an opinion of counsel to the effect that such amendment will not result in the imposition of a tax on the related trust fund or cause the related trust fund to fail to qualify as a REMIC at any time that the related certificates are outstanding.

List of Certificateholders

Upon written request of any certificateholder of record made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the related pooling and servicing agreement, the trustee or other specified person will afford such certificateholder access, during normal business hours, to the most recent list of certificateholders of that series then maintained by such person.

The Trustee and Certificate Administrator

The trustee (or any certificate administrator designated thereunder) under each pooling and servicing agreement will be named in the accompanying prospectus supplement.  The commercial bank, national banking association, banking corporation or trust company that serves as trustee or certificate administrator may have typical banking relationships with the depositor and its affiliates and with any master servicer and its affiliates.  To the extent specified in the related prospectus

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supplement, the certificate administrator and/or a tax administrator may perform certain of the duties of the trustee.

Duties of the Trustee

The trustee for a series of certificates will make no representation as to the validity or sufficiency of the related pooling and servicing agreement, the certificates or any mortgage loan or related document and will not be accountable for the use or application by or on behalf of any master servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the mortgage loans, or any funds deposited into or withdrawn from the collection account or any other account by or on behalf of the master servicer or any special servicer.  If no servicer termination event under a related pooling and servicing agreement has occurred and is continuing, the trustee will be required to perform only those duties specifically required under the related pooling and servicing agreement.  However, upon receipt of any of the various certificates, reports or other instruments required to be furnished to it pursuant to the pooling and servicing agreement, the trustee will be required to examine such documents and to determine whether they conform to the requirements of the pooling and servicing agreement.

Certain Matters Regarding the Trustee

The trustee for a series of certificates may be entitled to indemnification, from amounts held in the related collection account, for any loss, liability or expense incurred by the trustee in connection with the trustee’s acceptance or administration of its trusts under the related pooling and servicing agreement; provided, however, that such indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee pursuant to the pooling and servicing agreement, or to any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence on the part of the trustee in the performance of its obligations and duties thereunder, or by reason of its reckless disregard of such obligations or duties, or as may arise from a breach of any representation, warranty or covenant of the trustee made in the pooling and servicing agreement.  As and to the extent described in the accompanying prospectus supplement, the fees and normal disbursements of any trustee may be the expense of the related master servicer or other specified person or may be required to be borne by the related trust fund.

Resignation and Removal of the Trustee

The trustee for a series of certificates will be permitted at any time to resign from its obligations and duties under the related pooling and servicing agreement by giving written notice thereof to the depositor.  Upon receiving such notice of resignation, the master servicer (or such other person as may be specified in the accompanying prospectus supplement) will be required to use reasonable efforts to promptly appoint a successor trustee.  If no successor trustee shall have accepted an appointment within a specified period after the giving of such notice of resignation, the resigning trustee may petition any court of competent jurisdiction to appoint a successor trustee.

Unless otherwise provided in the accompanying prospectus supplement, if at any time the trustee ceases to be eligible to continue as such under the related pooling and servicing agreement, or if at any time the trustee becomes incapable of acting, or if certain events of (or proceedings in respect of) bankruptcy or insolvency occur with respect to the trustee, the depositor will be authorized to remove the trustee and appoint a successor trustee.  In addition, unless otherwise provided in the accompanying prospectus supplement, holders of the certificates of any series entitled to more than 50% (or such other percentage specified in the accompanying prospectus supplement) of the voting rights for such series may at any time (with or without cause) remove the trustee and appoint a successor trustee.

Any resignation or removal of the trustee and appointment of a successor trustee will not become effective until acceptance of appointment by the successor trustee.

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DESCRIPTION OF CREDIT SUPPORT

General

Credit support may be provided with respect to one or more classes of the certificates of any series, or with respect to the related mortgage loans or CMBS.  Credit support may be in the form of overcollateralization, a letter of credit, the subordination of one or more classes of certificates, the use of a pool insurance policy or guarantee insurance, the establishment of one or more reserve funds or through bonds, repurchase obligations or any combination of the foregoing.  If so provided in the accompanying prospectus supplement, any form of credit support may provide credit enhancement for more than one series of certificates to the extent described in the accompanying prospectus supplement.

The credit support generally will not provide protection against all risks of loss and will not guarantee payment to certificateholders of all amounts to which they are entitled under the related pooling and servicing agreement.  If losses or shortfalls occur that exceed the amount covered by the credit support or that are not covered by the credit support, certificateholders will bear their allocable share of deficiencies.  Moreover, if a form of credit support covers more than one series of certificates, holders of certificates of one series will be subject to the risk that such credit support will be exhausted by the claims of the holders of certificates of one or more other series before the former receive their intended share of such coverage.

If credit support is provided with respect to one or more classes of certificates of a series, or with respect to the related mortgage loans or CMBS, the accompanying prospectus supplement will include a description of (i) the nature and amount of coverage under such credit support, (ii) any conditions to payment thereunder not otherwise described in this prospectus, (iii) the conditions (if any) under which the amount of coverage under such credit support may be reduced and under which such credit support may be terminated or replaced and (iv) the material provisions relating to such credit support.  Additionally, the accompanying prospectus supplement will set forth certain information with respect to the obligor under any instrument of credit support, generally including (w) a brief description of its principal business activities, (x) its principal place of business, place of incorporation and the jurisdiction under which it is chartered or licensed to do business, (y) if applicable, the identity of the regulatory agencies that exercise primary jurisdiction over the conduct of its business and (z) its total assets, and its stockholders equity or policyholders’ surplus, if applicable, as of a date that will be specified in the accompanying prospectus supplement.  See “Risk Factors—Credit Support May Not Cover Losses or Risks Which Could Adversely Affect Payment on Your Certificates” in this prospectus.

If the provider of the credit enhancement is liable or contingently liable to provide payments representing 10% or more of the cash flow supporting any offered class of certificates, the applicable prospectus supplement will disclose the name of the provider, the organizational form of the provider, the general character of the business of the provider and the financial information required by Item 1114(b)(2) of Regulation AB.  See “Description of the Offered Certificates—Credit Enhancement Provider” in the accompanying prospectus supplement, if applicable.

Subordinate Certificates

If so specified in the accompanying prospectus supplement, one or more classes of certificates of a series may be subordinate certificates which are subordinated in right of payment to one or more other classes of senior certificates.  If so provided in the accompanying prospectus supplement, the subordination of a class may apply only in the event of (or may be limited to) certain types of losses or shortfalls.  The accompanying prospectus supplement will set forth information concerning the amount of subordination provided by a class or classes of subordinate certificates in a series, the circumstances under which such subordination will be available and the manner in which the amount of subordination will be made available.

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Cross-Support Provisions

If the mortgage loans or CMBS in any trust fund are divided into separate groups, each supporting a separate class or classes of certificates of a series, credit support may be provided by cross-support provisions requiring that distributions be made on senior certificates evidencing interests in one group of mortgage assets prior to distributions on subordinate certificates evidencing interests in a different group of mortgage loans or CMBS within the trust fund related to a particular series of certificates.  The accompanying prospectus supplement for a series that includes a cross-support provision will describe the manner and conditions for applying such provisions.

Insurance or Guarantees with Respect to Mortgage Loans

If so provided in the accompanying prospectus supplement for a series of certificates, mortgage loans included in the related trust fund will be covered for certain default risks by insurance policies or guarantees.  A copy of each such instrument will accompany the Current Report on Form 8-K to be filed with the SEC contemporaneously with the final prospectus.

Letter of Credit

If so provided in the accompanying prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on such certificates or certain classes thereof may be covered by one or more letters of credit, issued by a bank or financial institution specified in the accompanying prospectus supplement.  Under a letter of credit, the bank or financial institution providing the letter of credit will be obligated to honor draws thereunder in an aggregate fixed dollar amount, net of unreimbursed payments thereunder, generally equal to a percentage specified in the accompanying prospectus supplement of the aggregate principal balance of the mortgage assets on the related Cut-off Date or of the initial aggregate principal balance of one or more classes of certificates.  If so specified in the accompanying prospectus supplement, the letter of credit may permit draws only in the event of certain types of losses and shortfalls.  The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments thereunder and may otherwise be reduced as described in the accompanying prospectus supplement.  The obligations of the bank or financial institution providing the letter of credit for each series of certificates will expire at the earlier of the date specified in the accompanying prospectus supplement or the termination of the trust fund.  A copy of any such letter of credit will accompany the Current Report on Form 8-K to be filed with the SEC on or prior to the issuance of the certificates of the related series.

Certificate Insurance and Surety Bonds

If so provided in the accompanying prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on such certificates or certain classes thereof will be covered by insurance policies and/or surety bonds provided by one or more insurance companies or sureties.  Such instruments may cover, with respect to one or more classes of certificates of the related series, timely distributions of interest and/or full distributions of principal on the basis of a schedule of principal distributions set forth in or determined in the manner specified in the accompanying prospectus supplement.  A copy of any such instrument will accompany the Current Report on Form 8-K to be filed with the SEC on or prior to the issuance of the certificates of the related series.

Reserve Funds

If so provided in the accompanying prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on such certificates or certain classes thereof will be covered (to the extent of available funds) by one or more reserve funds in which cash, a letter of credit, permitted investments, a demand note or a combination thereof will be deposited, in the amounts specified in the accompanying prospectus supplement.  If so specified in the accompanying prospectus supplement, the reserve fund for a series may also be funded over time by a specified amount of the collections received on the related mortgage assets.

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Amounts on deposit in any reserve fund for a series, together with the reinvestment income thereon, if any, will be applied for the purposes, in the manner, and to the extent specified in the accompanying prospectus supplement.  If so specified in the accompanying prospectus supplement, reserve funds may be established to provide protection only against certain types of losses and shortfalls.  Following each distribution date, amounts in a reserve fund in excess of any amount required to be maintained in the reserve fund may be released from the reserve fund under the conditions and to the extent specified in the accompanying prospectus supplement.

If so specified in the accompanying prospectus supplement, amounts deposited in any reserve fund will be invested in permitted investments, such as United States government securities and other investment grade obligations specified in the related pooling and servicing agreement.  Unless otherwise specified in the accompanying prospectus supplement, any reinvestment income or other gain from such investments will be credited to the related reserve fund for such series, and any loss resulting from such investments will be charged to such reserve fund.  However, such income may be payable to any related master servicer or another service provider as additional compensation for its services.  The reserve fund, if any, for a series will not be a part of the trust fund unless otherwise specified in the accompanying prospectus supplement.

Credit Support with Respect to CMBS

If so provided in the accompanying prospectus supplement for a series of certificates, any CMBS included in the related trust fund and/or the related underlying mortgage loans may be covered by one or more of the types of credit support described in this prospectus.  The accompanying prospectus supplement for any series of certificates evidencing an interest in a trust fund that includes CMBS will describe any similar forms of credit support that are provided by or with respect to, or are included as part of the trust fund evidenced by or providing security for, such CMBS.  The type, characteristic and amount of credit support will be determined based on the characteristics of the mortgage assets and other factors and will be established, in part, on the basis of requirements of each rating agency hired by us to rate the certificates of such series.  If so specified in the accompanying prospectus supplement, any such credit support may apply only in the event of certain types of losses or delinquencies and the protection against losses or delinquencies provided by such credit support will be limited.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND LEASES

The following discussion contains general summaries of certain legal aspects of loans secured by commercial and multifamily residential properties.  Because such legal aspects are governed by applicable state law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all states in which the security for the mortgage loans (or mortgage loans underlying any CMBS) is situated.  Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of those states.  See “Description of the Trust Funds—Mortgage Loans—Leases” in this prospectus.  For purposes of the following discussion, “mortgage loan” includes a mortgage loan underlying a CMBS.

General

Each mortgage loan will be evidenced by a note or bond and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located.  Mortgages, deeds of trust and deeds to secure debt are collectively referred to as “mortgages” in this prospectus and, unless otherwise specified, in the accompanying prospectus supplement.  A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note.  The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office.  However, the lien of a recorded mortgage will generally be subordinate to

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later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.  Additionally, in some states, mechanic’s and materialman’s liens have priority over mortgage liens.

The mortgagee’s authority under a mortgage, the beneficiary’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws (including, without limitation, the Servicemembers Civil Relief Act) and, in some deed of trust transactions, the trustee’s authority is further limited by the directions of the beneficiary.

Types of Mortgage Instruments

There are two parties to a mortgage:  a mortgagor (the borrower and usually the owner of the subject property) and a mortgagee (the lender).  In a mortgage, the mortgagor grants a lien on the subject property in favor of the mortgagee.  A deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made.  Under a deed of trust, the trustor grants the property to the trustee, in trust, irrevocably until the debt is paid, and generally with a power of sale.  A deed to secure debt typically has two parties.  The borrower, or grantor, conveys title to the real property to the grantee, or lender, generally with a power of sale, until such time as the debt is repaid.  In a case where the borrower is a land trust, there would be an additional party to a mortgage instrument because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower.  At origination of a mortgage loan involving a land trust, the borrower generally executes a separate undertaking to make payments on the mortgage note.  The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived therefrom, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default.  If the borrower defaults, the license terminates and the lender is entitled to collect the rents.  Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.  Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession.  Such risks include liability for environmental clean-up costs and other risks inherent in property ownership.  See “—Environmental Considerations” below.  In most states, hotel and motel room receipts/revenues are considered accounts receivable under the Uniform Commercial Code; in cases where hotels or motels constitute loan security, the receipts/revenues are generally pledged by the borrower as additional security for the loan.  In general, the lender must file financing statements in order to perfect its security interest in the receipts/revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest.  Even if the lender’s security interest in room receipts/revenues is perfected under the Uniform Commercial Code, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to collect the room receipts/revenues following a default.  See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotels, motels and nursing homes, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security.  The creation and enforcement of liens on personal property are governed by the Uniform Commercial Code.  Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file Uniform

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Commercial Code financing statements in order to perfect its security interest therein, and must file continuation statements, generally every five years, to maintain that perfection.

Cooperative Loans

If specified in the accompanying prospectus supplement, the mortgage loans may consist of loans secured by “blanket mortgages” on the property owned by cooperative housing corporations.  If specified in the accompanying prospectus supplement, the mortgage loans may consist of cooperative loans secured by security interests in shares issued by private cooperative housing corporations and in the related proprietary leases or occupancy agreements granting exclusive rights to occupy specific dwelling units in the cooperatives’ buildings.  The security agreement will create a lien upon, or grant a title interest in, the property which it covers, the priority of which will depend on the terms of the particular security agreement as well as the order of recordation of the agreement in the appropriate recording office.  Such a lien or title interest is not prior to the lien for real estate taxes and assessments and other charges imposed under governmental police powers.

A cooperative generally owns in fee or has a leasehold interest in land and owns in fee or leases the building or buildings thereon and all separate dwelling units in the buildings.  The cooperative is owned by tenant-stockholders who, through ownership of stock or shares in the corporation, receive proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units.  Generally, a tenant-stockholder of a cooperative must make a monthly payment to the cooperative representing such tenant-stockholder’s pro rata share of the cooperative’s payments for its blanket mortgage, real property taxes, maintenance expenses and other capital or ordinary expenses.  The cooperative is directly responsible for property management and, in most cases, payment of real estate taxes, other governmental impositions and hazard and liability insurance.  If there is a blanket mortgage or mortgages on the cooperative apartment building or underlying land, as is generally the case, or an underlying lease of the land, as is the case in some instances, the cooperative, as property mortgagor, or lessee, as the case may be, is also responsible for meeting these mortgage or rental obligations.  A blanket mortgage is ordinarily incurred by the cooperative in connection with either the construction or purchase of the cooperative’s apartment building or obtaining of capital by the cooperative.  The interest of the occupant under proprietary leases or occupancy agreements as to which that cooperative is the landlord are generally subordinate to the interest of the holder of a blanket mortgage and to the interest of the holder of a land lease.  If the cooperative is unable to meet the payment obligations (i) arising under a blanket mortgage, the mortgagee holding a blanket mortgage could foreclose on that mortgage and terminate all subordinate proprietary leases and occupancy agreements, or (ii) arising under its land lease, the holder of the landlord’s interest under the land lease could terminate it and all subordinate proprietary leases and occupancy agreements.  Also, a blanket mortgage on a cooperative may provide financing in the form of a mortgage that does not fully amortize, with a significant portion of principal being due in one final payment at maturity.  The inability of the cooperative to refinance a mortgage and its consequent inability to make such final payment could lead to foreclosure by the mortgagee and termination of all proprietary leases and occupancy agreements.  Similarly, a land lease has an expiration date and the inability of the cooperative to extend its term, or, in the alternative, to purchase the land, could lead to termination of the cooperatives’ interest in the property and termination of all proprietary leases and occupancy agreements.  Upon foreclosure of a blanket mortgage on a cooperative, the lender would normally be required to take the mortgaged property subject to state and local regulations that afford tenants who are not shareholders various rent control and other protections.  A foreclosure by the holder of a blanket mortgage or the termination of the underlying lease could eliminate or significantly diminish the value of any collateral held by a party who financed the purchase of cooperative shares by an individual tenant stockholder.

An ownership interest in a cooperative and accompanying occupancy rights are financed through a cooperative share loan evidenced by a promissory note and secured by an assignment of and a security interest in the occupancy agreement or proprietary lease and a security interest in the related cooperative shares.  The lender generally takes possession of the share certificate and a counterpart of the proprietary lease or occupancy agreement and financing statements covering the proprietary lease or occupancy agreement and the cooperative shares are filed in the appropriate state and local offices to perfect the lender’s interest in its collateral.  Subject to the limitations

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discussed below, upon default of the tenant-stockholder, the lender may sue for judgment on the promissory note, dispose of the collateral at a public or private sale or otherwise proceed against the collateral or tenant-stockholder as an individual as provided in the security agreement covering the assignment of the proprietary lease or occupancy agreement and the pledge of cooperative shares.  See “—Foreclosure—Cooperative Loans” below.

Junior Mortgages; Rights of Senior Lenders

Some of the mortgage loans included in a trust fund may be secured by mortgage instruments that are subordinate to mortgage instruments held by other lenders.  The rights of the trust fund (and therefore the certificateholders), as holder of a junior mortgage instrument, are subordinate to those of the senior lender, including the prior rights of the senior lender to receive rents, hazard insurance and condemnation proceeds and to cause the mortgaged property to be sold upon borrower’s default and thereby extinguish the trust fund’s junior lien unless the master servicer or special servicer satisfies the defaulted senior loan, or, if permitted, asserts its subordinate interest in a property in foreclosure litigation.  As discussed more fully below, in many states a junior lender may satisfy a defaulted senior loan in full, adding the amounts expended to the balance due on the junior loan.  Absent a provision in the senior mortgage instrument, no notice of default is required to be given to the junior lender.

The form of the mortgage instrument used by many institutional lenders confers on the lender the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and (subject to any limits imposed by applicable state law) to apply such proceeds and awards to any indebtedness secured by the mortgage instrument in such order as the lender may determine.  Thus, if improvements on a property are damaged or destroyed by fire or other casualty, or if the property is taken by condemnation, the holder of the senior mortgage instrument will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the senior indebtedness.  Accordingly, only the proceeds in excess of the amount of senior indebtedness will be available to be applied to the indebtedness secured by a junior mortgage instrument.

The form of mortgage instrument used by many institutional lenders typically contains a “future advance” clause, which provides, in general, that additional amounts advanced to or on behalf of the mortgagor or trustor by the mortgagee or beneficiary are to be secured by the mortgage instrument.  While such a clause is valid under the laws of most states, the priority of any advance made under the clause depends, in some states, on whether the advance was an “obligatory” or an “optional” advance.  If the lender is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as the amounts advanced at origination, notwithstanding that intervening junior liens may have been recorded between the date of recording of the senior mortgage instrument and the date of the future advance, and notwithstanding that the senior lender had actual knowledge of such intervening junior liens at the time of the advance.  Where the senior lender is not obligated to advance the additional amounts and has actual knowledge of the intervening junior liens, the advance may be subordinate to such intervening junior liens.  Priority of advances under a “future advance” clause rests, in many other states, on state law giving priority to all advances made under the loan agreement up to a “credit limit” amount stated in the recorded mortgage.

Another provision typically found in the form of mortgage instrument used by many institutional lenders permits the lender to itself perform certain obligations of the borrower (for example, the obligations to pay when due all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property that are senior to the lien of the mortgage instrument, to maintain hazard insurance on the property, and to maintain and repair the property) upon a failure of the borrower to do so, with all sums so expended by the lender becoming part of the indebtedness secured by the mortgage instrument.

The form of mortgage instrument used by many institutional lenders typically requires the borrower to obtain the consent of the lender in respect of actions affecting the mortgaged property, including the execution of new leases and the termination or modification of existing leases, the

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performance of alterations to buildings forming a part of the mortgaged property and the execution of management and leasing agreements for the mortgaged property.  Tenants will often refuse to execute leases unless the lender executes a written agreement with the tenant not to disturb the tenant’s possession of its premises in the event of a foreclosure.  A senior lender may refuse to consent to matters approved by a junior lender, with the result that the value of the security for the junior mortgage instrument is diminished.

Foreclosure

General.  Foreclosure is a legal procedure that allows the lender to seek to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage in respect of the mortgaged property.  If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.  Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and non-judicial foreclosure pursuant to a power of sale usually granted in the mortgage instrument.  Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires years to complete.  Moreover, the filing by or against the borrower-mortgagor of a bankruptcy petition would impose an automatic stay on such proceedings and could further delay a foreclosure sale.

Judicial Foreclosure.  A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property.  Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.  Delays in completion of the foreclosure may occasionally result from difficulties in locating proper defendants.  As stated above, if the lender’s right to foreclose is contested by any defendant, the legal proceedings may be time-consuming.  In addition, judicial foreclosure is a proceeding in equity and, therefore, equitable defenses may be raised against the foreclosure.  Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment.  Such sales are made in accordance with procedures that vary from state to state.

Non-Judicial Foreclosure/Power of Sale.  Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust.  A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits.  A power of sale under a deed of trust or mortgage allows a non-judicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law.  In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party which has recorded a request for a copy of a notice of default and notice of sale.  In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders.  A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers.  The borrower or a junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation.  In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale.  In addition to such cure rights, in most jurisdictions, the borrower-mortgagor or a subordinate lienholder can seek to enjoin the non-judicial foreclosure by commencing a court proceeding.  Generally, state law governs the

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procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Both judicial and non-judicial foreclosures may result in the termination of leases at the mortgaged property, which in turn could result in the reduction in the income for such property.  Some of the factors that will determine whether or not a lease will be terminated by a foreclosure are:  the provisions of applicable state law, the priority of the mortgage vis-a-vis the lease in question, the terms of the lease and the terms of any subordination, non-disturbance and attornment agreement between the tenant under the lease and the mortgagee.

Equitable Limitations on Enforceability of Certain Provisions.  United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions.  These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair.  Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan.  In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability.  In other cases, courts have limited the right of the lender to foreclose in the case of a non-monetary default, such as a failure to adequately maintain the mortgaged property or placing a subordinate mortgage or other encumbrance upon the mortgaged property.  Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily prescribed minimum notice.  For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

Public Sale.  A third party may be unwilling to purchase a mortgaged property at a public sale for a number of reasons, including the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.  For these reasons, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished.  Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale.  The costs involved in a foreclosure process can often be quite expensive; such costs may include, depending on the jurisdiction involved, legal fees, court administration fees, referee fees and transfer taxes or fees.  The costs of operating and maintaining a commercial or multifamily residential property may be significant and may be greater than the income derived from that property.  The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property.  Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender’s investment in the property.  Moreover, because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property.  In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness, including penalty fees and court costs, or face foreclosure.

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Rights of Redemption.  The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption.”  The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest.  Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common law (non-statutory) right which should be distinguished from post-sale statutory rights of redemption.  In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property.  In some states, statutory redemption may occur only upon payment of the foreclosure sale price.  In other states, redemption may be permitted if the former borrower pays only a portion of the sums due.  The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure.  Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired.  In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation.  Some or all of the mortgage loans may be nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan.  However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law.  For example, in some states a lender cannot obtain a deficiency judgment against the borrower following a non-judicial foreclosure.  A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender.  Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower.  In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of those states, the lender, following judgment on such personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security.  Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security.  Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the judicially determined fair market value of the property at the time of the sale.

Leasehold Risks.  Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease.  Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower.  The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default or the bankruptcy of the lessee or the lessor, the leasehold mortgagee would lose its security.  This risk may be substantially lessened if the ground lease contains provisions protective of the leasehold mortgagee, such as a provision that requires the ground lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, a provision that permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, a provision that gives the leasehold mortgagee the right to enter into a new ground lease with the ground lessor on the same terms and conditions as the old ground lease or a provision that prohibits the ground lessee/borrower from treating the ground lease as terminated in the event of the ground lessor’s bankruptcy and rejection of the ground lease by the trustee for the debtor/ground lessor.  Certain mortgage loans, however, may be secured by liens on ground leases that do not contain all or some of these provisions.

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Regulated Healthcare Facilities.  A mortgage loan may be secured by a mortgage on a nursing home or other regulated healthcare facility.  In most jurisdictions, a license (which is nontransferable and may not be assigned or pledged) granted by the appropriate state regulatory authority is required to operate a regulated healthcare facility.  Accordingly, the ability of a person acquiring this type of property upon a foreclosure sale to take possession of and operate the same as a regulated healthcare facility may be prohibited by applicable law.  Notwithstanding the foregoing, however, in certain jurisdictions the person acquiring this type of property at a foreclosure sale may have the right to terminate the use of the same as a regulated healthcare facility and convert it to another lawful purpose.

Cross-Collateralization.  Certain of the mortgage loans may be secured by more than one mortgage covering mortgaged properties located in more than one state.  Because of various state laws governing foreclosure or the exercise of a power of sale and because, in general, foreclosure actions are brought in state court and the courts of one state cannot exercise jurisdiction over property in another state, it may be necessary upon a default under a cross-collateralized mortgage loan to foreclose on the related mortgaged properties in a particular order rather than simultaneously in order to ensure that the lien of the mortgages is not impaired or released.

Cooperative Loans.  The cooperative shares owned by the tenant-stockholder and pledged to the lender are, in almost all cases, subject to restrictions on transfer as set forth in the cooperative’s certificate of incorporation and by-laws, as well as the proprietary lease or occupancy agreement, and may be cancelled by the cooperative for failure by the tenant-stockholder to pay rent or other obligations or charges owed by such tenant-stockholder, including mechanics’ liens against the cooperative apartment building incurred by such tenant-stockholder.  The proprietary lease or occupancy agreement generally permit the cooperative to terminate such lease or agreement in the event an obligor fails to make payments or defaults in the performance of covenants required thereunder.  Typically, the lender and the cooperative enter into a recognition agreement which establishes the rights and obligations of both parties in the event of a default by the tenant-stockholder.  A default under the proprietary lease or occupancy agreement will usually constitute a default under the security agreement between the lender and the tenant-stockholder.

The recognition agreement generally provides that, in the event that the tenant-stockholder has defaulted under the proprietary lease or the occupancy agreement is terminated, the cooperative will recognize the lender’s lien against proceeds from the sale of the cooperative apartment, subject, however, to the cooperative’s right to sums due under such proprietary lease or occupancy agreement.  The total amount owed to the cooperative by the tenant-stockholder, which the lender generally cannot restrict and does not monitor, could reduce the value of the collateral below the outstanding principal balance of the cooperative loan and accrued and unpaid interest thereon.

Recognition agreements also provide that in the event of a foreclosure on a cooperative loan, the lender must obtain the approval or consent of the cooperative as required by the proprietary lease before transferring the cooperative shares or assigning the proprietary lease.  Generally, the lender is not limited in any rights it may have to dispossess the tenant-stockholders.

In some states, foreclosure on the cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial Code and the security agreement relating to those shares.  Article 9 of the Uniform Commercial Code requires that a sale be conducted in a “commercially reasonable” manner.  Whether a foreclosure sale has been conducted in a “commercially reasonable” manner will depend on the facts in each case.  In determining commercial reasonableness, a court will look to the notice given the debtor and the method, manner, time, place and terms of the foreclosure.  Generally, a sale conducted according to the usual practice of banks selling similar collateral will be considered reasonably conducted.

Article 9 of the Uniform Commercial Code provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest.  The recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperatives to receive sums due under the proprietary lease or occupancy agreement.  If there are proceeds remaining, the lender must account

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to the tenant-stockholder for the surplus.  Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

Bankruptcy Laws

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral and/or to enforce a deficiency judgment.  For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) to collect a debt are automatically stayed upon the filing of the bankruptcy petition and, often, no interest or principal payments are made during the course of the bankruptcy case.  The delay and the consequences thereof caused by the automatic stay can be significant.  Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienholder would stay the senior lender from proceeding with any foreclosure action.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards protective of the lender’s secured claim are met, the amount and terms of a mortgage loan secured by a lien on property of the debtor may be modified under certain circumstances.  For example, if the loan is undersecured, the outstanding amount of the loan which would remain secured may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest) pursuant to a confirmed plan, thus leaving the lender a general unsecured creditor for the difference between such value and the outstanding balance of the loan.  Other modifications may include the reduction in the amount of each scheduled payment by means of a reduction in the rate of interest and/or an alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or by an extension (or shortening) of the term to maturity.  Some bankruptcy courts have approved plans, based on the particular facts of the reorganization case, that effected the cure of a mortgage loan default by paying arrearages over a number of years.  Also under federal bankruptcy law, a bankruptcy court may permit a debtor through its rehabilitative plan to de-accelerate a secured loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition.  This may be done even if the full amount due under the original loan is never repaid.

Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to such effect or because of certain other similar events.  This prohibition could limit the ability of the trustee for a series of certificates to exercise certain contractual remedies with respect to the leases.  In addition, Section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate.  This may delay a trustee’s exercise of such remedies for a related series of certificates in the event that a related lessee or a related mortgagor becomes the subject of a proceeding under the Bankruptcy Code.  For example, a mortgagee would be stayed from enforcing a lease assignment by a mortgagor related to a mortgaged property if the related mortgagor was in a bankruptcy proceeding.  The legal proceedings necessary to resolve the issues could be time-consuming and might result in significant delays in the receipt of the assigned rents.  Similarly, the filing of a petition in a bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the lease that occurred prior to the filing of the lessee’s petition.  Rents and other proceeds of a mortgage loan may also escape an assignment thereof if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding.  See “—Leases and Rents” above.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease.  If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance.  Such remedies may be insufficient, however, as the lessor may be forced to continue

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under the lease with a lessee that is a poor credit risk or an unfamiliar tenant if the lease was assigned, and any assurances provided to the lessor may, in fact, be inadequate.  If the lease is rejected, such rejection generally constitutes a breach of the executory contract or unexpired lease immediately before the date of filing the petition.  As a consequence, the other party or parties to such lease, such as the mortgagor, as lessor under a lease, would have only an unsecured claim against the debtor for damages resulting from such breach which could adversely affect the security for the related mortgage loan.  In addition, pursuant to Section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection in respect of future rent installments are limited to the rent reserved by the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not more than three years.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat such lease as terminated by such rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of such term, and for any renewal or extension of such term that is enforceable by the lessee under applicable nonbankruptcy law.  The Bankruptcy Code provides that if a lessee elects to remain in possession after such a rejection of a lease, the lessee may offset any damages occurring after such date caused by the nonperformance of any obligation of the lessor under the lease after such date against rents reserved under the lease.  To the extent provided in the accompanying prospectus supplement, the lessee will agree under certain leases to pay all amounts owing thereunder to the master servicer without offset.  To the extent that such a contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

In a bankruptcy or similar proceeding of a mortgagor, action may be taken seeking the recovery, as a preferential transfer or on other grounds, of any payments made by the mortgagor, or made directly by the related lessee, under the related mortgage loan to the trust fund.  Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business.  Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender.  In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept.  Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust.  Under the Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

Certain of the mortgagors may be partnerships.  The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement.  This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable.  Certain limited partnership agreements of the mortgagors may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership agreement permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partner to agree within a specified time frame (often 60 days) after such withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so.  In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state

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bankruptcy laws with respect to a general partner of such partnerships triggers the dissolution of such partnership, the winding up of its affairs and the distribution of its assets.  Such state laws, however, may not be enforceable or effective in a bankruptcy case.  The dissolution of a mortgagor, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under a related mortgage loan, which may reduce the yield on the related series of certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general partner of a mortgagor that is a partnership may provide the opportunity for a trustee in bankruptcy for such general partner, such general partner as a debtor-in-possession, or a creditor of such general partner to obtain an order from a court consolidating the assets and liabilities of the general partner with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil.  In such a case, the mortgaged property could become property of the estate of such bankrupt general partner.  Not only would the mortgaged property be available to satisfy the claims of creditors of such general partner, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to such mortgaged property.  However, such an occurrence should not affect the trustee’s status as a secured creditor with respect to the mortgagor or its security in the mortgaged property.

Environmental Considerations

General.  A lender may be subject to environmental risks when taking a security interest in real property.  Of particular concern may be properties that are or have been used for industrial, manufacturing, military, disposal or certain commercial activities.  Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions and natural resource damages that could exceed the value of the property or the amount of the lender’s loan.  In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for such costs.

Superlien Laws.  Under certain federal and state laws, contamination on a property may give rise to a lien on the property for clean-up costs.  In several states, such a lien has priority over all existing liens, including those of existing mortgages.  In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA.  The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up.  Excluded from CERCLA’s definition of “owner” or “operator,” however, is a lender that, “without participating in the management” of a facility holds indicia of ownership primarily to protect his security interest in the facility.  This secured creditor exemption is intended to provide a lender certain protections from liability under CERCLA as an owner or operator of contaminated property.  However, a secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender are deemed to have actually participated in the management of such mortgaged property or the operations of the borrower.  Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise.  Moreover, such liability, if incurred, would not be limited to, and could substantially exceed, the original or unamortized principal balance of a loan or to the value of the property securing a loan.

In addition, lenders may face potential liability for remediation of releases of petroleum or hazardous wastes from underground storage tanks under the federal Resource Conservation and Recovery Act (“RCRA”), if they are deemed to be the “owners” or “operators” of facilities in which they have a security interest or upon which they have foreclosed.

The federal Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) seeks to clarify the actions a lender may take without incurring liability as an “owner” or “operator” of contaminated property or underground petroleum storage tanks.  The Lender Liability Act amends CERCLA and RCRA to provide guidance on actions that do or do not

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constitute “participation in management.”  However, the protections afforded by these amendments are subject to terms and conditions that have not been clarified by the courts.  Moreover, the Lender Liability Act does not, among other things:  (1) eliminate potential liability to lenders under CERCLA or RCRA, (2) necessarily reduce credit risks associated with lending to borrowers having significant environmental liabilities or potential liabilities, (3) eliminate environmental risks associated with taking possession of contaminated property or underground storage tanks or assuming control of the operations thereof, or (4) necessarily affect liabilities or potential liabilities under state environmental laws which may impose liability on “owners or operators” but do not incorporate the secured creditor exemption.

Certain Other State Laws.  Many states have statutes similar to CERCLA and RCRA, and not all of those statutes provide for a secured creditor exemption.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination.  In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to enter into an agreement with the state providing for the cleanup of the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury, or damage to property) related to hazardous environmental conditions on a property.  While a party seeking to hold a lender liable in such cases may face litigation difficulties, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.  The cost of remediating hazardous substance contamination at a property can be substantial.  If a lender becomes liable, it can bring an action for contribution against other potentially liable parties, but such parties may be bankrupt or otherwise judgment proof.  Accordingly, it is possible that such costs could become a liability of the trust fund and occasion a loss to the certificateholders.

To reduce the likelihood of such a loss, unless otherwise specified in the accompanying prospectus supplement, the pooling and servicing agreement will provide that the master servicer, acting on behalf of the trustee, may not take possession of a mortgaged property or take over its operation unless the master servicer, based solely on a report (as to environmental matters) prepared by a person who regularly conducts environmental site assessments, has made the determination that it is appropriate to do so, as described under “Description of the Pooling and Servicing Agreements—Realization upon Defaulted Mortgage Loans” in this prospectus.

If a lender forecloses on a mortgage secured by a property, the operations of which are subject to environmental laws and regulations, the lender may be required to operate the property in accordance with those laws and regulations.  Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure).  Such disclosure may result in the imposition of certain investigation or remediation requirements and/or decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recoup its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property.  In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce such clauses in many states.  By virtue, however, of the Garn-St. Germain Depository Institutions Act of 1982 (the “Garn-St Germain Act”), effective October 15, 1982 (which purports to preempt state laws that prohibit the enforcement

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of due-on-sale clauses by providing, among other matters, that “due-on-sale” clauses in certain loans made after the effective date of the Garn-St Germain Act are enforceable, within certain limitations as set forth in the Garn-St Germain Act and the regulations promulgated thereunder), a master servicer may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, regardless of the master servicer’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

Certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans.  Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk.  First, the borrower may have difficulty servicing and repaying multiple loans.  Moreover, if the subordinate financing permits recourse to the borrower (as is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan.  Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender.  For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened.  Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender.  Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties.  In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments.  Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid.  In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Certain Laws and Regulations; Types of Mortgaged Properties

The mortgaged properties will be subject to compliance with various federal, state and local statutes and regulations.  Failure to comply (together with an inability to remedy any such failure) could result in material diminution in the value of a mortgaged property which could, together with the possibility of limited alternative uses for a particular mortgaged property (e.g., a nursing or convalescent home or hospital), result in a failure to realize the full principal amount of the related mortgage loan.  Mortgages on properties which are owned by the mortgagor under a condominium form of ownership are subject to the declaration, by-laws and other rules and regulations of the condominium association.  Mortgaged properties which are hotels or motels may present additional risk in that hotels and motels are typically operated pursuant to franchise, management and operating agreements which may be limited by the operator.  In addition, the transferability of the hotel’s liquor and other licenses to an entity acquiring the hotel either through purchases or foreclosure is subject to the vagaries of local law requirements.  In addition, mortgaged properties which are multifamily residential properties may be subject to rent control laws, which could impact the future cash flows of such properties.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations shall not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980.  Title V

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authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law.

In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

No mortgage loan originated in any state in which application of Title V has been expressly rejected or a provision limiting discount points or other charges has been adopted will (if originated after that rejection or adoption) be eligible for inclusion in a trust fund unless (i) such mortgage loan provides for such interest rate, discount points and charges as are permitted in such state or (ii) such mortgage loan provides that the terms thereof are to be construed in accordance with the laws of another state under which such interest rate, discount points and charges would not be usurious and the borrower’s counsel has rendered an opinion that such choice of law provision would be given effect.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, may not be charged interest (including fees and charges) above an annual rate of 6% during the period of such borrower’s active duty status.  In addition to adjusting the interest, the lender must forgive any such interest in excess of 6%, unless a court or administrative agency orders otherwise upon application of the lender.  The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military.  Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.  Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of any servicer to collect full amounts of interest on certain of the mortgage loans.  Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of the related series of certificates, and would not be covered by advances or, unless otherwise specified in the accompanying prospectus supplement, any form of credit support provided in connection with such certificates.  In addition, the Relief Act imposes limitations that would impair the ability of the servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status and, under certain circumstances, during an additional three-month period thereafter.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent “readily achievable.”  In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals.  The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person.  The requirements of the ADA may also be imposed on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord.  Since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

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Forfeiture in Drug, RICO and Money Laundering Proceedings

Federal law provides that property purchased or improved with assets derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, can be seized and ordered forfeited to the United States of America.  The offenses which can trigger such a seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money laundering laws and regulations, including the USA Patriot Act of 2001 (the “USA Patriot Act”) and the regulations issued pursuant to that Act, as well as the narcotic drug laws.  In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (1) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (2) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”  However, there is no assurance that such a defense will be successful.

Federal Deposit Insurance Act; Commercial Mortgage Loan Servicing

Under the Federal Deposit Insurance Act, federal bank regulatory authorities, including the Office of the Comptroller of the Currency (OCC), have the power to determine if any activity or contractual obligation of a bank constitutes an unsafe or unsound practice or violates a law, rule or regulation applicable to such bank.  If Wells Fargo or another bank is a servicer and/or a mortgage loan seller for a series and the OCC, which has primary regulatory authority over Wells Fargo and other banks, were to find that any obligation of Wells Fargo or such other bank under the related pooling and servicing agreement or other agreement or any activity of Wells Fargo or such other bank constituted an unsafe or unsound practice or violated any law, rule or regulation applicable to it, the OCC could order Wells Fargo or such other bank, among other things, to rescind such contractual obligation or terminate such activity.

In March 2003, the OCC issued a temporary cease and desist order against a national bank (which was converted to a consent order in April 2003) asserting that, contrary to safe and sound banking practices, the bank was receiving inadequate servicing compensation in connection with several credit card securitizations sponsored by its affiliates because of the size and subordination of the contractual servicing fee, and ordered the bank, among other things, to immediately resign as servicer, to cease all servicing activity within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing (notwithstanding the priority of payments in the related securitization agreements).  Although, at the time the 2003 temporary cease and desist order was issued, no conservator or receiver had been appointed with respect to the national bank, the national bank was already under a consent cease and desist order issued in May 2002 covering numerous matters, including a directive that the bank develop and submit a plan of disposition providing for the sale or liquidation of the bank, imposing general prohibitions on the acceptance of new credit card accounts and deposits in general, and placing significant restrictions on the bank’s transactions with its affiliates.

While the depositor does not believe that the OCC would consider, with respect to any series, (i) provisions relating to Wells Fargo or another bank acting as a servicer under the related pooling and servicing agreement, (ii) the payment or amount of the servicing compensation payable to Wells Fargo or another bank or (iii) any other obligation of Wells Fargo or another bank under the related pooling and servicing agreement or other contractual agreement under which the depositor may purchase mortgage loans from Wells Fargo or another bank, to be unsafe or unsound or violative of any law, rule or regulation applicable to it, there can be no assurance that the OCC in the future would not conclude otherwise.  If the OCC did reach such a conclusion, and ordered Wells Fargo or another bank to rescind or amend any such agreement, payments on certificates could be delayed or reduced.

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MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

This is a general discussion of the anticipated material federal income tax consequences of purchasing, owning and transferring the offered certificates.  This discussion is directed to certificateholders that acquire the offered certificates in the initial offering and hold the offered certificates as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986 (the “Code”).  It does not discuss all federal income tax consequences that may be relevant to owners of offered certificates, particularly investors subject to special treatment under the Code, including:

●	banks,

●	insurance companies,

●	foreign investors.

●	tax exempt investors,

●	holders whose “functional currency” is not the United States dollar,

●	United States expatriates, and

●	holders holding the offered certificates as part of a hedge, straddle, or conversion transaction.

Further, this discussion and any legal opinions referred to in this discussion are based on current provisions and interpretations of the Code and the accompanying Treasury regulations and on current judicial and administrative rulings.  All of these authorities are subject to change and any change can apply retroactively.  No rulings have been or will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the federal income tax consequences discussed below.  Accordingly, the IRS may take contrary positions.

Investors and preparers of tax returns should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is—

●	given with respect to events that have occurred at the time the advice is rendered, and

●	is directly relevant to the determination of an entry on a tax return.

Accordingly, even if this discussion addresses an issue regarding the tax treatment of the owner of the offered certificates, investors are encouraged to consult their own tax advisors regarding that issue.  Investors should do so not only as to federal taxes, but also as to state and local taxes.  See “State and Other Tax Consequences.”

The following discussion addresses securities of two general types:

●
REMIC certificates, representing interests in a trust, or a portion of the assets of that trust, as to which a specified person or entity will make a real estate mortgage investment conduit, or REMIC, election under sections 860A through 860G of the Code; and

●	grantor trust certificates, representing interests in a trust, or a portion of the assets of that trust, as to which no REMIC election will be made.

We will indicate in the prospectus supplement for each series of offered certificates whether the related trustee, another party to the related pooling and servicing agreement or an agent appointed by that trustee or other party will act as tax administrator for the related trust.  If the

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related tax administrator is required to make a REMIC election, we also will identify in the related prospectus supplement all regular interests and residual interests in the REMIC.

The following discussion is limited to certificates offered under this prospectus.  In addition, this discussion applies only to the extent that the related trust holds only mortgage loans.  If a trust holds assets other than mortgage loans, such as CMBS, we will disclose in the related prospectus supplement the tax consequences associated with those other assets being included.  In addition, if agreements other than guaranteed investment contracts are included in a trust to provide interest rate protection for the related offered certificates, the anticipated material tax consequences associated with those agreements will also be discussed in the related prospectus supplement.

The following discussion is based in part on the rules governing original issue discount in sections 1271 through 1273 and 1275 of the Code and in the Treasury regulations issued under those sections.  It is also based in part on the rules governing REMICs in sections 860A through 860G of the Code and in the Treasury regulations issued or proposed under those sections.  The regulations relating to original issue discount do not adequately address all issues relevant to, and in some instances provide that they are not applicable to, securities such as the offered certificates.

REMICs

General.  With respect to each series of offered certificates for which the related tax administrator will make a REMIC election, our counsel will deliver its opinion generally to the effect that, assuming compliance with all provisions of the related pooling and servicing agreement and any related intercreditor agreements, and subject to any other assumptions set forth in the opinion:

●	the related trust, or the relevant designated portion of the trust, will qualify as a REMIC, and

●	any and all offered certificates representing interests in a REMIC will be either—

1.	regular interests in the REMIC, or

2.	residual interests in the REMIC.

If an entity electing to be treated as a REMIC fails to comply with the ongoing requirements of the Code for REMIC status, it may lose its REMIC status.  If so, the entity may become taxable as a corporation.  Therefore, the related certificates may not be given the tax treatment summarized below.  Although the Code authorizes the Treasury Department to issue regulations providing relief in the event of an inadvertent termination of REMIC status, the Treasury Department has not done so.  Any relief mentioned above, moreover, may be accompanied by sanctions.  These sanctions could include the imposition of a corporate tax on all or a portion of a trust’s income for the period in which the requirements for REMIC status are not satisfied.  The pooling and servicing agreement with respect to each REMIC will include provisions designed to maintain its status as a REMIC under the Code.

Characterization of Investments in REMIC Certificates.  Unless we state otherwise in the related prospectus supplement, the offered certificates that are REMIC certificates will be treated as—

●	“real estate assets” within the meaning of section 856(c)(5)(B) of the Code in the hands of a real estate investment trust, and

●	“loans secured by an interest in real property” or other assets described in section 7701(a)(19)(C) of the Code in the hands of a thrift institution,

in the same proportion that the assets of the related REMIC are so treated.

However, to the extent that the REMIC assets constitute mortgage loans on property not used for residential or other prescribed purposes, the related offered certificates will not be treated as

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assets qualifying under section 7701(a)(19)(C) of the Code.  If 95% or more of the assets of the REMIC qualify for any of the foregoing characterizations at all times during a calendar year, the related offered certificates will qualify for the corresponding status in their entirety for that calendar year.

In addition, unless we state otherwise in the related prospectus supplement, offered certificates that are REMIC regular certificates will be “qualified mortgages” within the meaning of section 860G(a)(3) of the Code in the hands of another REMIC.

Finally, interest, including original issue discount, on offered certificates that are REMIC regular certificates, and income allocated to offered certificates that are REMIC residual certificates, will be interest described in section 856(c)(3)(B) of the Code if received by a real estate investment trust, to the extent that these certificates are treated as “real estate assets” within the meaning of section 856(c)(5)(B) of the Code.

The related tax administrator will determine the percentage of the REMIC’s assets that constitute assets described in the above-referenced sections of the Code with respect to each calendar quarter based on the average adjusted basis of each category of the assets held by the REMIC during that calendar quarter.  The related tax administrator will report those determinations to certificateholders in the manner and at the times required by applicable Treasury regulations.

The assets of the REMIC will include, in addition to mortgage loans—

●	collections on mortgage loans held pending payment on the related offered certificates, and

●	any property acquired by foreclosure held pending sale, and may include amounts in reserve accounts.

It is unclear whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the mortgage loans, or whether these assets otherwise would receive the same treatment as the mortgage loans for purposes of the above-referenced sections of the Code.  In addition, in some instances, the mortgage loans may not be treated entirely as assets described in those sections of the Code.  If so, we will describe in the related prospectus supplement those mortgage loans that are characterized differently.  The Treasury regulations do provide, however, that cash received from collections on mortgage loans held pending payment is considered part of the mortgage loans for purposes of section 856(c)(5)(B) of the Code, relating to real estate investment trusts.

To the extent a REMIC certificate represents ownership of an interest in a mortgage loan that is secured in part by the related borrower’s interest in a bank account, that mortgage loan is not secured solely by real estate.  Accordingly:

●	a portion of that certificate may not represent ownership of “loans secured by an interest in real property” or other assets described in section 7701(a)(19)(C) of the Code;

●	a portion of that certificate may not represent ownership of “real estate assets” under section 856(c)(5)(B) of the Code; and

●	the interest on that certificate may not constitute “interest on obligations secured by mortgages on real property” within the meaning of section 856(c)(3)(B) of the Code.

Tiered REMIC Structures.  For some series of REMIC certificates, the related tax administrator may make two or more REMIC elections as to the related trust for federal income tax purposes.  As to each of these series of REMIC certificates, our counsel will opine that each portion of the related trust for which a REMIC election is to be made will qualify as a REMIC.  Each of these series will be treated as interests in one REMIC solely for purposes of determining:

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●	whether the related REMIC certificates will be “real estate assets” within the meaning of section 856(c)(5)(B) of the Code,

●	whether the related REMIC certificates will be “loans secured by an interest in real property” under section 7701(a)(19)(C) of the Code, and

●	whether the interest/income on the related REMIC certificates is interest described in section 856(c)(3)(B) of the Code.

Exchangeable Certificates.  If a series of certificates includes exchangeable certificates, each class of exchangeable certificates will represent beneficial ownership of one or more interests in one or more REMIC regular interests. The related prospectus supplement will specify whether each class of exchangeable certificates represents a proportionate or disproportionate interest in each underlying REMIC regular interest. The exchangeable certificates will be created, sold and administered pursuant to an arrangement that will be treated as a grantor trust under subpart E, part I of subchapter J of the Code. The tax treatment of exchangeable certificates is discussed under “—Tax Treatment of Exchangeable Certificates” below.

Taxation of Owners of REMIC Regular Certificates.

General.  Except as otherwise stated in this discussion, the Code treats REMIC regular certificates as debt instruments issued by the REMIC and not as ownership interests in the REMIC or its assets.  Holders of REMIC regular certificates that otherwise report income under the cash method of accounting must nevertheless report income with respect to REMIC regular certificates under the accrual method.

Original Issue Discount.  Some REMIC regular certificates may be issued with original issue discount within the meaning of section 1273(a) of the Code.  Any holders of REMIC regular certificates issued with original issue discount generally will have to include original issue discount in income as it accrues, in accordance with a constant yield method, prior to the receipt of the cash attributable to that income.  The Treasury Department has issued regulations under sections 1271 through 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount.  Section 1272(a)(6) of the Code provides special rules applicable to the accrual of original issue discount on, among other instruments, REMIC regular certificates.  The Treasury Department has not issued regulations under that section.  You should be aware, however, that section 1272(a)(6) and the regulations under sections 1271 to 1275 of the Code do not adequately address all issues relevant to, or are not applicable to, prepayable securities such as the offered certificates.  We recommend that you consult with your own tax advisor concerning the tax treatment of your offered certificates.

The Code requires, in computing the accrual of original issue discount on REMIC regular certificates, that a reasonable assumption be used concerning the rate at which borrowers will prepay the mortgage loans held by the related REMIC.  Further, adjustments must be made in the accrual of that original issue discount to reflect differences between the prepayment rate actually experienced and the assumed prepayment rate.  The prepayment assumption is to be determined in a manner prescribed in Treasury regulations that the Treasury Department has not yet issued.  The Conference Committee Report accompanying the Tax Reform Act of 1986 (the “Committee Report”) indicates that the regulations should provide that the prepayment assumption used with respect to a REMIC regular certificate is determined once, at initial issuance, and must be the same as that used in pricing.  The prepayment assumption used in reporting original issue discount for each series of REMIC regular certificates will be consistent with this standard and will be disclosed in the related prospectus supplement.  However, neither we nor any other person will make any representation that the mortgage loans underlying any series of REMIC regular certificates will in fact prepay at a rate conforming to the prepayment assumption or at any other rate or that the IRS will not challenge on audit the prepayment assumption used.

The original issue discount, if any, on a REMIC regular certificate will be the excess of its stated redemption price at maturity over its issue price.

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The issue price of a particular class of REMIC regular certificates will be the first cash price at which a substantial amount of those certificates are sold, excluding sales to bond houses, brokers and underwriters.  If less than a substantial amount of a particular class of REMIC regular certificates is sold for cash on or prior to the related date of initial issuance of those certificates, then the issue price for that class will be the fair market value of that class on the date of initial issuance.

Under the Treasury regulations, the stated redemption price of a REMIC regular certificate is equal to the total of all payments to be made on that certificate other than qualified stated interest.  Qualified stated interest is interest that is unconditionally payable at least annually, during the entire term of the instrument, at:

●	a single fixed rate,

●	a “qualified floating rate,”

●	an “objective rate,”

●	a combination of a single fixed rate and one or more “qualified floating rates,”

●	a combination of a single fixed rate and one “qualified inverse floating rate,” or

●	a combination of “qualified floating rates” that does not operate in a manner that accelerates or defers interest payments on the REMIC regular certificate.

In the case of REMIC regular certificates bearing adjustable interest rates, the determination of the total amount of original issue discount and the timing of the inclusion of that discount will vary according to the characteristics of those certificates.  If the original issue discount rules apply to those certificates, we will describe in the related prospectus supplement the manner in which those rules will be applied with respect to those certificates in preparing information returns to the certificateholders and the IRS.

Some classes of REMIC regular certificates may provide that the first interest payment with respect to those certificates be made more than one month after the date of initial issuance, a period that is longer than the subsequent monthly intervals between interest payments.  Assuming the accrual period for original issue discount is the monthly period that ends on each distribution date, then, as a result of this long first accrual period, some or all interest payments may be required to be included in the stated redemption price of the REMIC regular certificate and accounted for as original issue discount.  Because interest on REMIC regular certificates must in any event be accounted for under an accrual method, applying this analysis would result in only a slight difference in the timing of the inclusion in income of the yield on the REMIC regular certificates.

In addition, if the accrued interest to be paid on the first distribution date is computed with respect to a period that begins prior to the date of initial issuance, a portion of the purchase price paid for a REMIC regular certificate will reflect that accrued interest.  In those cases, information returns provided to the certificateholders and the IRS will be based on the position that the portion of the purchase price paid for the interest accrued prior to the date of initial issuance is treated as part of the overall cost of the REMIC regular certificate.  Therefore, the portion of the interest paid on the first distribution date in excess of interest accrued from the date of initial issuance to the first distribution date is included in the stated redemption price of the REMIC regular certificate.  However, the Treasury regulations state that all or some portion of this accrued interest may be treated as a separate asset, the cost of which is recovered entirely out of interest paid on the first distribution date.  It is unclear how an election to do so would be made under these regulations and whether this election could be made unilaterally by a certificateholder.

Notwithstanding the general definition of original issue discount, original issue discount on a REMIC regular certificate will be considered to be de minimis if it is less than 0.25% of the stated redemption price of the certificate multiplied by its weighted average maturity.  For this purpose, the weighted average maturity of a REMIC regular certificate is computed as the sum of the amounts

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determined, for each payment included in the stated redemption price of the certificate, by multiplying:

●
the number of complete years, rounding down for partial years, from the date of initial issuance, until that payment is expected to be made, presumably taking into account the prepayment assumption, by

●	a fraction—

1.	the numerator of which is the amount of the payment, and

2.	the denominator of which is the stated redemption price at maturity of the certificate.

Under the Treasury regulations, original issue discount of only a de minimis amount, other than de minimis original issue discount attributable to a so-called “teaser” interest rate or an initial interest holiday, will be included in income as each payment of stated principal is made, based on the product of:

●	the total amount of the de minimis original issue discount, and

●	a fraction—

1.	the numerator of which is the amount of the principal payment, and

2.	the denominator of which is the outstanding stated principal amount of the subject REMIC regular certificate.

The Treasury regulations also would permit you to elect to accrue de minimis original issue discount into income currently based on a constant yield method.  See “—REMICs—Taxation of Owners of REMIC Regular Certificates—Market Discount” below for a description of that election under the applicable Treasury regulations.

If original issue discount on a REMIC regular certificate is in excess of a de minimis amount, the holder of the certificate must include in ordinary gross income the sum of the daily portions of original issue discount for each day during its taxable year on which it held the certificate, including the purchase date but excluding the disposition date.  In the case of an original holder of a REMIC regular certificate, the daily portions of original issue discount will be determined as described below in this “—Original Issue Discount” subsection.

As to each accrual period, the related tax administrator will calculate the original issue discount that accrued during that accrual period.  For these purposes, an accrual period is, unless we otherwise state in the related prospectus supplement, the period that begins on a date that corresponds to a distribution date, or in the case of the first accrual period, begins on the date of initial issuance, and ends on the day preceding the next following distribution date.  The portion of original issue discount that accrues in any accrual period will equal the excess, if any, of:

●	the sum of:

1.
the present value, as of the end of the accrual period, of all of the payments remaining to be made on the subject REMIC regular certificate, if any, in future periods, taking into account the prepayment assumption, and

2.	the payments made on that certificate during the accrual period of amounts included in the stated redemption price, over

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●	the adjusted issue price of the subject REMIC regular certificate at the beginning of the accrual period.

The adjusted issue price of a REMIC regular certificate is:

●	the issue price of the certificate, increased by

●	the total amount of original issue discount previously accrued on the certificate, reduced by

●	the amount of all prior payments of amounts included in its stated redemption price.

The present value of the remaining payments referred to in item 1.  of the second preceding sentence will be calculated:

●	assuming that payments on the REMIC regular certificate will be received in future periods based on the related mortgage loans being prepaid at a rate equal to the prepayment assumption;

●
using a discount rate equal to the original yield to maturity of the certificate, based on its issue price and the assumption that the related mortgage loans will be prepaid at a rate equal to the prepayment assumption; and

●	taking into account events, including actual prepayments, that have occurred before the close of the accrual period.

The original issue discount accruing during any accrual period, computed as described above, will be allocated ratably to each day during the accrual period to determine the daily portion of original issue discount for that day.

A subsequent purchaser of a REMIC regular certificate that purchases the certificate at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, that is less than its remaining stated redemption price, will also be required to include in gross income the daily portions of any original issue discount with respect to the certificate.  However, the daily portion will be reduced, if the cost is in excess of its adjusted issue price, in proportion to the ratio that the excess bears to the total original issue discount remaining to be accrued on the certificate.  The adjusted issue price of a REMIC regular certificate, as of any date of determination, equals the sum of:

●	the adjusted issue price or, in the case of the first accrual period, the issue price, of the certificate at the beginning of the accrual period which includes that date of determination, and

●	the daily portions of original issue discount for all days during that accrual period prior to that date of determination

●	less any amounts included in its stated redemption price paid during the accrual period prior to the date of determination.

If the foregoing method for computing original issue discount results in a negative amount of original issue discount as to any accrual period with respect to a REMIC regular certificate held by you, the amount of original issue discount accrued for that accrual period will be zero.  You may not deduct the negative amount currently.  Instead, you will only be permitted to offset it against future positive original issue discount, if any, attributable to the certificate.  Although not free from doubt, it is possible that you may be permitted to recognize a loss to the extent your basis in the certificate exceeds the maximum amount of payments that you could ever receive with respect to the certificate.  However, the loss may be a capital loss, which is limited in its deductibility.  The foregoing considerations are particularly relevant to certificates that have no, or a disproportionately small,

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amount of principal because they can have negative yields if the mortgage loans held by the related REMIC prepay more quickly than anticipated.

The Treasury regulations in some circumstances permit the holder of a debt instrument to recognize original issue discount under a method that differs from that used by the issuer.  Accordingly, it is possible that you may be able to select a method for recognizing original issue discount that differs from that used by the trust in preparing reports to you and the IRS.  Prospective purchasers of the REMIC regular certificates are encouraged to consult their tax advisors concerning the tax treatment of the certificates in this regard.

The Treasury Department has proposed regulations that would create a special rule for accruing original issue discount on REMIC regular certificates that provide for a delay between record and distribution dates, such that the period over which original issue discount accrues coincides with the period over which the certificate holder’s right to interest payment accrues under the governing contract provisions rather than over the period between distribution dates.  If the proposed regulations are adopted in the same form as proposed, certificate holders would be required to accrue interest from the issue date to the first record date, but would not be required to accrue interest after the last record date.  The proposed regulations are limited to REMIC regular certificates with delayed payment periods of fewer than 32 days.  The proposed regulations are proposed to apply to any REMIC regular certificate issued after the date the final regulations are published in the Federal Register.  The proposed regulations provide automatic consent for the holder of a REMIC regular certificate to change its method of accounting for original issue discount under the final regulations.  The change is proposed to be made on a cut-off basis and, thus, does not affect REMIC regular interests certificates issued before the date the final regulations are published in the Federal Register.

The Treasury Department has issued a notice of proposed rulemaking on the timing of income and deductions attributable to interest-only regular interests in a REMIC.  In this notice, the Treasury Department and the IRS requested comments on whether to adopt special rules for taxing regular interests in a REMIC that are entitled only to a specified portion of the interest in respect of one or more mortgage loans held by the REMIC (“REMIC IOs”), high-yield REMIC regular interests, and apparent negative-yield instruments.  The Treasury Department and the IRS also requested comments on different methods for taxing the foregoing instruments, including the possible recognition of negative amounts of original issue discount, the formulation of special guidelines for the application of section 166 of the Code, relating to bad debt deductions to REMIC IOs and similar instruments, and the adoption of a new alternative method applicable to REMIC IOs and similar instruments.  It is uncertain whether IRS actually will propose any regulations as a consequence of the solicitation of comments and when any resulting new rules would be effective.

Market Discount.  You will be considered to have purchased a REMIC regular certificate at a market discount if—

●	in the case of a certificate issued without original issue discount, you purchased the certificate at a price less than its remaining stated principal amount, or

●	in the case of a certificate issued with original issue discount, you purchased the certificate at a price less than its adjusted issue price.

If you purchase a REMIC regular certificate with more than a de minimis amount of market discount, you will recognize gain upon receipt of each payment representing stated redemption price.  Under section 1276 of the Code, you generally will be required to allocate the portion of each payment representing some or all of the stated redemption price first to accrued market discount not previously included in income.  You must recognize ordinary income to that extent.  You may elect to include market discount in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing.  If made, this election will apply to all market discount bonds acquired by you on or after the first day of the first taxable year to which this election applies.

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Each of the elections described above to accrue interest and discount, and to amortize premium, with respect to a certificate on a constant yield method or as interest would be irrevocable except with the approval of the IRS.

Market discount with respect to a REMIC regular certificate will be considered to be de minimis for purposes of section 1276 of the Code if the market discount is less than 0.25% of the remaining stated redemption price of the certificate multiplied by the number of complete years to maturity remaining after the date of its purchase.  In interpreting a similar rule with respect to original issue discount on obligations payable in installments, the Treasury regulations refer to the weighted average maturity of obligations.  It is likely that the same rule will be applied with respect to market discount, taking into account the prepayment assumption.  If market discount is treated as de minimis under this rule, it appears that the actual discount would be treated in a manner similar to original issue discount of a de minimis amount.  See “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” above.  This treatment would result in discount being included in income at a slower rate than discount would be required to be included in income using the method described above.

Section 1276(b)(3) of the Code specifically authorizes the Treasury Department to issue regulations providing for the method for accruing market discount on debt instruments, the principal of which is payable in more than one installment.  Until regulations are issued by the Treasury Department, the relevant rules described in the Committee Report apply.  The Committee Report indicates that in each accrual period, you may accrue  market discount on a REMIC regular certificate held by you, at your option:

●	on the basis of a constant yield method,

●
in the case of a certificate issued without original issue discount, in an amount that bears the same ratio to the total remaining market discount as the stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the certificate as of the beginning of the accrual period, or

●
in the case of a certificate issued with original issue discount, in an amount that bears the same ratio to the total remaining market discount as the original issue discount accrued in the accrual period bears to the total amount of original issue discount remaining on the certificate at the beginning of the accrual period.

The prepayment assumption used in calculating the accrual of original issue discount is also used in calculating the accrual of market discount.

To the extent that REMIC regular certificates provide for monthly or other periodic payments throughout their term, the effect of these rules may be to require market discount to be includible in income at a rate that is not significantly slower than the rate at which the discount would accrue if it were original issue discount.  Moreover, in any event a holder of a REMIC regular certificate generally will be required to treat a portion of any gain on the sale or exchange of the certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income.

Further, section 1277 of the Code may require you to defer a portion of your interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a REMIC regular certificate purchased with market discount.  For these purposes, the de minimis rule referred to above applies.  Any deferred interest expense would not exceed the market discount that accrues during the related taxable year and is, in general, allowed as a deduction not later than the year in which the related market discount is includible in income.  If you have elected, however, to include market discount in income currently as it accrues, the interest deferral rule described above would not apply.

Premium.  A REMIC regular certificate purchased at a cost, excluding any portion of the cost attributable to accrued qualified stated interest, that is greater than its remaining stated redemption

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price will be considered to be purchased at a premium.  You may elect under section 171 of the Code to amortize the premium over the life of the certificate.  If you elect to amortize bond premium, bond premium would be amortized on a constant yield method and would be applied as an offset against qualified stated interest.  If made, this election will apply to all debt instruments having amortizable bond premium that you own or subsequently acquire.  The IRS has issued regulations on the amortization of bond premium, but they specifically do not apply to holders of REMIC regular certificates.

The Treasury regulations also permit you to elect to include all interest, discount and premium in income based on a constant yield method, further treating you as having made the election to amortize premium generally.  See “—Taxation of Owners of REMIC Regular Certificates—Market Discount” above.  The Committee Report states that the same rules that apply to accrual of market discount and require the use of a prepayment assumption in accruing market discount with respect to REMIC regular certificates without regard to whether those certificates have original issue discount, will also apply in amortizing bond premium under section 171 of the Code.

Whether you will be treated as holding a REMIC regular certificate with amortizable bond premium will depend on—

●	the purchase price paid for your offered certificate, and

●	the payments remaining to be made on your offered certificate at the time of its acquisition by you.

If you acquire an interest in any class of REMIC regular certificates issued at a premium, you are encouraged to consider consulting your own tax advisor regarding the possibility of making an election to amortize the premium.

Constant Yield Election.  The Treasury regulations also permit you to elect to accrue all interest and discount, including de minimis market or original issue discount, in income as interest, and to amortize premium, based on a constant yield method.  Your making this election with respect to a REMIC regular certificate with market discount would be deemed to be an election to include currently market discount in income with respect to all other debt instruments with market discount that you acquire on or after the first day of the first taxable year to which this election applies.  Similarly, your making this election as to a certificate acquired at a premium would be deemed to be an election to amortize bond premium, with respect to all debt instruments having amortizable bond premium that you own or acquire on or after the first day of the first taxable year to which this election applies  See “—REMICs —Taxation of Owners of REMIC Regular Certificates—Premium” above.

Realized Losses.  Under section 166 of the Code, if you are either a corporate holder of a REMIC regular certificate or a noncorporate holder of a REMIC regular certificate that acquires the certificate in connection with a trade or business, you should be allowed to deduct, as ordinary losses, any losses sustained during a taxable year in which your offered certificate becomes wholly or partially worthless as the result of one or more realized losses on the related mortgage loans.  Notwithstanding the foregoing, holders of REMIC IOs may not be entitled to a bad debt loss under section 166 of the Code.  However, if you are a noncorporate holder that does not acquire a REMIC regular certificate in connection with a trade or business, it appears that—

●	you will not be entitled to deduct a loss under section 166 of the Code until your offered certificate becomes wholly worthless, which is when its principal balance has been reduced to zero, and

●	the loss will be characterized as a short-term capital loss.

You will also have to accrue interest and original issue discount with respect to your REMIC regular certificate, without giving effect to any reductions in payments attributable to defaults or delinquencies on the related mortgage loans, until it can be established that those payment reductions are not recoverable.  As a result, your taxable income in a period could exceed your economic income

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in that period.  If any of those amounts previously included in taxable income are not ultimately received due to a loss on the related mortgage loans, you should be able to recognize a loss or reduction in income.  However, the law is unclear with respect to the timing and character of this loss or reduction in income.  You will not be entitled to a loss under Section 166 of the Code if your REMIC regular certificate is an interest-only certificate.

Tax Treatment of Exchangeable Certificates.

In General.  The Exchangeable Certificates for a series may represent either (1)  beneficial ownership of  proportionate interests in each REMIC regular interest corresponding to that Exchangeable Certificate or (2) beneficial ownership of disproportionate interests in the REMIC regular interest corresponding to that Exchangeable Certificate.  The prospectus supplement for any series offering Exchangeable Certificates will specify whether the Exchangeable Certificates for such series represent either proportionate or disproportionate interests in REMIC regular interests.

Exchangeable Certificates Representing Proportionate Interests in Two or More REMIC Regular Interests.  If an Exchangeable Certificate represents beneficial ownership of a proportionate interest in each REMIC regular interest corresponding to that Exchangeable Certificate, then each beneficial owner of such an Exchangeable Certificate should account for its ownership interest in each REMIC regular interest underlying that Exchangeable Certificate as if such REMIC regular interest were a Regular Certificate, as described under “—Taxation of Regular Certificates.”  If a beneficial owner of an Exchangeable Certificate acquires an interest in two or more underlying REMIC regular interests other than in an exchange described under “Description of the Certificates—Exchangeable Certificates” in this prospectus, the beneficial owner must allocate its cost to acquire that Exchangeable Certificate among the related underlying REMIC regular interests in proportion to their relative fair market values at the time of acquisition. When such a beneficial owner sells the Exchangeable Certificate, the owner must allocate the sale proceeds among the underlying REMIC regular interests in proportion to their relative fair market values at the time of sale.

Under the OID Regulations, if two or more debt instruments are issued in connection with the same transaction or related transaction (determined based on all the facts and circumstances), those debt instruments are treated as a single debt instrument for purposes of the provisions of the Code applicable to OID, unless an exception applies. Under this rule, if an Exchangeable Certificate represents beneficial ownership of two or more REMIC regular interests, those REMIC regular interests could be treated as a single debt instrument for OID purposes. In addition, if the two or more REMIC regular interests underlying an Exchangeable Certificate were aggregated for OID purposes and a beneficial owner of an Exchangeable Certificate were to (i) exchange that Exchangeable Certificate for the related underlying REMIC regular interests, (ii) sell one of those related REMIC regular interests and (iii) retain one or more of the remaining related REMIC regular interests, the beneficial owner might be treated as having engaged in a “coupon stripping” or “bond stripping” transaction within the meaning of Code Section 1286. Under Code Section 1286, a beneficial owner of an Exchangeable Certificate that engages in a coupon stripping or bond stripping transaction must allocate its basis in the original Exchangeable Certificate between the related underlying REMIC regular interests sold and the related REMIC regular interests retained in proportion to their relative fair market values as of the date of the stripping transaction. The beneficial owner then must recognize gain or loss on the REMIC regular interests sold using its basis allocable to those REMIC regular interests. Also, the beneficial owner then must treat the REMIC regular interests underlying the Exchangeable Certificates retained as a newly issued debt instrument that was purchased for an amount equal to the beneficial owner’s basis allocable to those REMIC regular interests. Accordingly, the beneficial owner must accrue interest and OID with respect to the REMIC regular interests retained based on the beneficial owner’s basis in those REMIC regular interests.

As a result, when compared to treating each REMIC regular interest underlying an Exchangeable Certificate as a separate debt instrument, aggregating the REMIC regular interests underlying an Exchangeable Certificate could affect the timing and character of income recognized by a beneficial owner of an Exchangeable Certificate. Moreover, if Code Section 1286 were to apply to a beneficial owner of an Exchangeable Certificate, much of the information necessary to perform the related calculations for information reporting purposes generally would not be available to the Trustee.

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Because it may not be clear whether the aggregation rule in the OID Regulations applies to the Exchangeable Certificates and due to the Trustee’s lack of information necessary to report computations that might be required by Code Section 1286, the Trustee will treat each REMIC regular interest underlying an Exchangeable Certificate as a separate debt instrument for information reporting purposes. Prospective investors should note that, if the two or more REMIC regular interests underlying an Exchangeable Certificate were aggregated, the timing of accruals of OID applicable to an Exchangeable Certificate could be different than that reported to holders and the IRS. Prospective investors are advised to consult their own tax advisors regarding any possible tax consequences to them if the IRS were to assert that the REMIC regular interests underlying the Exchangeable Certificates should be aggregated for OID purposes.

Exchangeable Certificates Representing Disproportionate Interests in REMIC Regular Interests.  If an Exchangeable Certificate represents beneficial ownership of a disproportionate interest in the REMIC regular interest corresponding to that Exchangeable Certificate, then the tax consequences to the beneficial owner of the Exchangeable Certificate will be determined under Code Section 1286, except as discussed below. Under Code Section 1286, a beneficial owner of an Exchangeable Certificate will be treated as owning “stripped bonds” to the extent of its share of principal payments and “stripped coupons” to the extent of its share of interest payment on the underlying REMIC regular interests. If an Exchangeable Certificate entitles the holder to payments of principal and interest on an underlying REMIC regular interest, the IRS could contend that the Exchangeable Certificate should be treated (i) as an interest in the underlying REMIC regular interest to the extent that the Exchangeable Certificate represents an equal pro rata portion of principal and interest on the underlying REMIC regular interest, and (ii) with respect to the remainder, as an installment obligation consisting of “stripped bonds” to the extent of its share of principal payments or “stripped coupons” to the extent of its share of interest payments. For purposes of information reporting, however, each Exchangeable Certificate will be treated as a single debt instrument, regardless of whether it entitles the holder to payments of principal and interest.

Under Code Section 1286, each beneficial owner of an Exchangeable Certificate must treat the Exchangeable Certificate as a debt instrument originally issued on the date the owner acquires it and as having OID equal to the excess, if any, of its “stated redemption price at maturity” over the price paid by the owner to acquire it. The stated redemption price at maturity for an Exchangeable Certificate is determined in the same manner as described with respect to Regular Certificates under “—Taxation of Regular Certificates—Original Issue Discount.”

If the Exchangeable Certificate has OID, the beneficial owner must include the OID in its ordinary income for federal income tax purposes as the OID accrues, which may be prior to the receipt of the cash attributable to that income. Although the matter is not entirely clear, a beneficial owner should accrue OID using a method similar to that described with respect to the accrual of OID on a Regular Certificate under “—Original Issue Discount.” A beneficial owner, however, determines its yield to maturity based on its purchase price. For a particular beneficial owner, it is not clear whether the prepayment assumption used for calculating OID would be one determined at the time the Exchangeable Certificate is acquired or would be the prepayment assumption for the underlying REMIC regular interests.

In light of the application of Code Section 1286, a beneficial owner of an Exchangeable Certificate generally will be required to compute accruals of OID based on its yield, possibly taking into account its own prepayment assumption. The information necessary to perform the related calculations for information reporting purposes, however, generally will not be available to the Trustee. Accordingly, any information reporting provided by the Trustee with respect to the Exchangeable Certificates, which information will be based on pricing information as of the closing date, will largely fail to reflect the accurate accruals of OID for these certificates. Prospective investors therefore should be aware that the timing of accruals of OID applicable to an Exchangeable Certificate generally will be different than that reported to holders and the IRS. Prospective investors are advised to consult their own tax advisors regarding their obligation to compute and include in income the correct amount of OID accruals and any possible tax consequences should they fail to do so.

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The rules of Code Section 1286 also apply if (i) a beneficial owner of REMIC regular interests exchanges them for an Exchangeable Certificate, (ii) the beneficial owner sells some, but not all, of the Exchangeable Certificates, and (iii) the combination of retained Exchangeable Certificates cannot be exchanged for the related REMIC regular interests. As of the date of such a sale, the beneficial owner must allocate its basis in the REMIC regular interests between the part of the REMIC regular interests underlying the Exchangeable Certificates sold and the part of the REMIC regular interests underlying the Exchangeable Certificates retained in proportion to their relative fair market values. Code Section 1286 treats the beneficial owner as purchasing the Exchangeable Certificates retained for the amount of the basis allocated to the retained Exchangeable Certificates, and the beneficial owner must then accrue any OID with respect to the retained Exchangeable Certificates as described above. Code Section 1286 does not apply, however, if a beneficial owner exchanges REMIC regular interests for the related Exchangeable Certificates and retains all the Exchangeable Certificates, see “—Treatment of Exchanges” below.

Upon the sale of an Exchangeable Certificate, a beneficial owner will realize gain or loss on the sale in an amount equal to the difference between the amount realized and its adjusted basis in the Exchangeable Certificate. The owner’s adjusted basis generally is equal to the owner’s cost of the Exchangeable Certificate (or portion of the cost of REMIC regular interests allocable to the Exchangeable Certificate), increased by income previously included, and reduced (but not below zero) by distributions previously received and by any amortized premium. If the beneficial owner holds the Exchangeable Certificate as a capital asset, any gain or loss realized will be capital gain or loss, except to the extent provided under “—Sale, Exchange or Retirement of Regular Certificates.”

Although the matter is not free from doubt, if a beneficial owner acquires in one transaction (other than an exchange described under “—Treatment of Exchanges” below) a combination of Exchangeable Certificates that may be exchanged for underlying REMIC regular interests, the owner should be treated as owning the underlying REMIC regular interests, in which case Code Section 1286 would not apply. If a beneficial owner acquires such a combination in separate transactions, the law is unclear as to whether the combination should be aggregated or each Exchangeable Certificate should be treated as a separate debt instrument. You should consult your tax advisors regarding the proper treatment of Exchangeable Certificates in this regard.

Treatment of Exchanges.  If a beneficial owner of one or more Exchangeable Certificates exchanges them for the related Exchangeable Certificates in the manner described under “Description of the Certificates—Exchangeable Certificates” in this prospectus, the exchange will not be taxable. In such a case, the beneficial owner will be treated as continuing to own after the exchange the same combination of interests in each related underlying REMIC regular interest that it owned immediately prior to the exchange.

Taxation of Owners of REMIC Residual Certificates.

General.  Although a REMIC is a separate entity for federal income tax purposes, the Code does not subject a REMIC to entity-level taxation, except with regard to prohibited transactions and the other transactions described under “—REMICs—Prohibited Transactions Tax and Other Taxes” below.  Rather, a holder of REMIC residual certificates must generally include in income the taxable income or net loss of the related REMIC.  Accordingly, the Code treats the REMIC residual certificates much differently than it would if they were direct ownership interests in the related mortgage loans or debt instruments issued by the related REMIC.

Holders of REMIC residual certificates generally will be required to report their daily portion of the taxable income or, subject to the limitations noted in this discussion, the net loss of the related REMIC, for each day during a calendar quarter that they own those certificates.  For this purpose, the taxable income or net loss of the REMIC will be allocated to each day in the calendar quarter ratably using a “30 days per month/90 days per quarter/360 days per year” convention unless we disclose otherwise in the related prospectus supplement.  These daily amounts then will be allocated among the holders of the REMIC residual certificates in proportion to their respective ownership interests on that day.  Any amount included in the residual certificateholders’ gross income or allowed as a loss to them by virtue of this paragraph will be treated as ordinary income or loss.  The taxable income of the

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REMIC will be determined under the rules described below in “—REMICs—Taxation of Owners of REMIC Residual Certificates—Taxable Income of the REMIC.”  Holders of REMIC residual certificates must report the taxable income of the related REMIC without regard to the timing or amount of cash payments by the REMIC until the REMIC’s termination.  Income derived from the REMIC residual certificates will be “portfolio income” for the purposes of the limitations under section 469 of the Code on the deductibility of “passive losses.”

A holder of a REMIC residual certificate that purchased the certificate from a prior holder also will be required to report on its federal income tax return amounts representing its daily share of the taxable income, or net loss, of the related REMIC for each day that it holds the REMIC residual certificate.  These daily amounts generally will equal the amounts of taxable income or net loss determined as described above.  The Committee Report indicates that modifications of the general rules may be made, by regulations, legislation or otherwise to reduce, or increase, the income of a holder of a REMIC residual certificate.  These modifications would occur when a holder purchases the REMIC residual certificate from a prior holder at a price other than the adjusted basis that the REMIC residual certificate would have had in the hands of an original holder of that certificate.  The Treasury regulations, however, do not provide for these modifications.

Inducement Fees.  Any payments that a holder receives from the seller of a REMIC residual certificate in connection with the acquisition of that certificate (“inducement fees”) must be included in income over a period reasonably related to the period in which the related REMIC residual interest is expected to generate taxable income or net loss to the holder.  Regulations provide two safe harbor methods which permit transferees to include inducement fees in income, either (a) in the same amounts and over the same period that the taxpayer uses for financial reporting purposes, provided that such period is not shorter than the period the REMIC is expected to generate taxable income or (b) ratably over the remaining anticipated weighted average life of all the regular and residual interests issued by the REMIC, determined based on actual distributions projected as remaining to be made on such interests under the prepayment assumption.  If the holder of a REMIC residual interest sells or otherwise disposes of the residual certificate, any unrecognized portion of the inducement fee must be taken into account at the time of the sale or disposition.  Regulations also provide that an inducement fee shall be treated as income from sources within the United States.  In addition, the IRS has issued administrative guidance addressing the procedures by which transferees of noneconomic REMIC residual interests may obtain automatic consent from the IRS to change the method of accounting for REMIC inducement fee income to one of the safe harbor methods provided in the regulations (including a change from one safe harbor method to the other safe harbor method).  Prospective purchasers of the REMIC residual certificates are encouraged to consult with their tax advisors regarding the effect of the regulations and the related guidance regarding the procedures for obtaining automatic consent to change the method of accounting.

Tax Liability.  Tax liability with respect to the amount of income that holders of REMIC residual certificates will be required to report, will often exceed the amount of cash payments received from the related REMIC for the corresponding period.  Consequently, you should have—

●	other sources of funds sufficient to pay any federal income taxes due as a result of your ownership of REMIC residual certificates, or

●	unrelated deductions against which income may be offset.

See, however, the rules discussed below relating to:

●	excess inclusions,

●	residual interests without significant value, and

●	noneconomic residual interests.

The fact that the tax liability associated with this income allocated to you may exceed the cash payments received by you for the corresponding period may significantly and adversely affect their

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after-tax rate of return. This disparity between income and payments may not be offset by corresponding losses or reductions of income attributable to your REMIC residual certificates until subsequent tax years. Even then, the extra income may not be completely offset due to changes in the Code, tax rates or character of the income or loss. Therefore, REMIC residual certificates will ordinarily have a negative value at the time of issuance.

Taxable Income of the REMIC. The taxable income of a REMIC will equal:

●	the income from the mortgage loans and other assets of the REMIC; plus

●	any cancellation of indebtedness income due to the allocation of realized losses to those REMIC certificates constituting regular interests in the REMIC; less the following items—

1.
the deductions allowed to the REMIC for interest, including original issue discount but reduced by any premium on issuance, on any class of REMIC certificates constituting regular interests in the REMIC, whether offered or not,

2.	amortization of any premium on the mortgage loans held by the REMIC,

3.	bad debt losses with respect to the mortgage loans held by the REMIC, and

4.	except as described below in this “—Taxable Income of the REMIC” subsection, servicing, administrative and other expenses.

For purposes of determining its taxable income, a REMIC will have an initial aggregate basis in its assets equal to the sum of the issue prices of all REMIC certificates, or in the case of REMIC certificates not sold initially, their fair market values. The aggregate basis will be allocated among the mortgage loans and the other assets of the REMIC in proportion to their respective fair market values. The issue price of any REMIC certificates offered hereby will be determined in the manner described above under “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount.” The issue price of a REMIC certificate received in exchange for an interest in mortgage loans or other property will equal the fair market value of the interests in the mortgage loans or other property. Accordingly, if one or more classes of REMIC certificates are retained initially rather than sold, the related tax administrator may be required to estimate the fair market value of these interests in order to determine the basis of the REMIC in the mortgage loans and other property held by the REMIC.

Subject to possible application of the de minimis rules, the method of accrual by a REMIC of original issue discount income and market discount income with respect to mortgage loans that it holds will be equivalent to the method for accruing original issue discount income for holders of REMIC regular certificates. That method is a constant yield method taking into account the prepayment assumption. However, a REMIC that acquires loans at a market discount must include that market discount in income currently, as it accrues, on a constant yield basis. See “—REMICs—Taxation of Owners of REMIC Regular Certificates” above, which describes a method for accruing the discount income that is analogous to that required to be used by REMICs for mortgage loans with market discount.

A REMIC will acquire a mortgage loan with discount, or premium, to the extent that the REMIC’s basis, determined as described in the preceding paragraph, is different from the mortgage loan’s stated redemption price. Discount will be includible in the income of the REMIC as it accrues, in advance of receipt of the cash attributable to that income, under a method similar to the method described above for accruing original issue discount on the REMIC regular certificates.  A REMIC probably will elect under section 171 of the Code to amortize any premium on the mortgage loans that it holds.  Premium on any mortgage loan to which this election applies may be amortized under a constant yield method, taking into account the prepayment assumption.

A REMIC will be allowed deductions for interest, including original issue discount, on all of the certificates that constitute regular interests in the REMIC, whether or not offered hereby, as if those certificates were indebtedness of the REMIC.  Original issue discount will be considered to accrue for

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this purpose as described above under “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount.”  However, the de minimis rule described in that section will not apply in determining deductions.

If a class of REMIC regular certificates is issued at a price in excess of the stated redemption price of that class, the net amount of interest deductions that are allowed to the REMIC in each taxable year with respect to those certificates will be reduced by an amount equal to the portion of that excess that is considered to be amortized in that year.  It appears that this excess should be amortized under a constant yield method in a manner analogous to the method of accruing original issue discount described above under “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount.”

As a general rule, the taxable income of a REMIC will be determined as if the REMIC were an individual having the calendar year as its taxable year and using the accrual method of accounting.  However, no item of income, gain, loss or deduction allocable to a prohibited transaction will be taken into account.  See “—REMICs—Prohibited Transactions Tax and Other Taxes” below.  Further, the limitation on miscellaneous itemized deductions imposed on individuals by section 67 of the Code will not be applied at the REMIC level so that the REMIC will be allowed full deductions for servicing, administrative and other non-interest expenses in determining its taxable income.  All those expenses will be allocated as a separate item to the holders of the related REMIC certificates, subject to the limitation of section 67 of the Code.  See “—REMICs—Taxation of Owners of REMIC Residual Certificates—Possible Pass-Through of Miscellaneous Itemized Deductions” below.  If the deductions allowed to the REMIC exceed its gross income for a calendar quarter, the excess will be a net loss for the quarter.

Basis Rules, Net Losses and Distributions.  The adjusted basis of a REMIC residual certificate will be equal to:

●	the amount paid for that REMIC residual certificate,

●	increased by amounts included in the income of the holder of that REMIC residual certificate, and

●	decreased, but not below zero, by payments made, and by net losses allocated, to the holder of the REMIC residual certificate.

A holder of a REMIC residual certificate is not allowed to take into account any net loss for any calendar quarter to the extent that the net loss exceeds the adjusted basis to that holder as of the close of that calendar quarter, determined without regard to the net loss.  Any loss that is not currently deductible by reason of this limitation may be carried forward indefinitely to future calendar quarters and, subject to the same limitation, may be used only to offset income to such holder from the REMIC residual certificate.

Any distribution on a REMIC residual certificate will be treated as a nontaxable return of capital to the extent it does not exceed the holder’s adjusted basis in the REMIC residual certificate.  To the extent a distribution on a REMIC residual certificate exceeds the holder’s adjusted basis, it will be treated as gain from the sale of that REMIC residual certificate.

A holder’s basis in a REMIC residual certificate will initially equal the amount (if any) paid by the holder for the certificate and will be increased by that holder’s allocable share of taxable income of the related REMIC.  However, these increases in basis may not occur until the end of the calendar quarter, or perhaps the end of the calendar year, with respect to which the related REMIC’s taxable income is allocated to that holder.  To the extent the initial basis of the holder of a REMIC residual certificate is less than the distributions to that holder, and increases in the initial basis either occur after these distributions or, together with the initial basis, are less than the amount of these payments, gain will be recognized to that holder on these distributions.  This gain will be treated as gain from the sale of its REMIC residual certificate.

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The effect of these rules is that a holder of a REMIC residual certificate may not amortize its basis in a REMIC residual certificate, but may only recover its basis:

●	through distributions,

●	through the deduction of any net losses of the REMIC, or

●	upon the sale of its REMIC residual certificate.

See “—REMICs—Sales of REMIC Certificates” below.

For a discussion of possible modifications of these rules that may require adjustments to income of a holder of a REMIC residual certificate other than an original holder see “—REMICs—Taxation of Owners of REMIC Residual Certificates—General” above.  These adjustments could require a holder of a REMIC residual certificate to account for any difference between the cost of the certificate to the holder and the adjusted basis of the certificate would have been in the hands of an original holder.

Excess Inclusions.  Any excess inclusions with respect to a REMIC residual certificate will be subject to federal income tax in all events.  In general, the excess inclusions with respect to a REMIC residual certificate for any calendar quarter will be the excess, if any, of:

●	the daily portions of REMIC taxable income allocable to that certificate, over

●	the sum of the daily accruals for each day during the quarter that the certificate was held by that holder.

The daily accruals of a holder of a REMIC residual certificate will be determined by allocating to each day during a calendar quarter its ratable portion of a numerical calculation.  That calculation is the product  of the adjusted issue price of the REMIC residual certificate at the beginning of the calendar quarter and 120% of the long-term Federal rate in effect on the date of initial issuance.  For this purpose, the adjusted issue price of a REMIC residual certificate as of the beginning of any calendar quarter will be equal to:

●	the issue price of the certificate, increased by

●	the sum of the daily accruals for all prior quarters, and decreased, but not below zero, by

●	any payments made with respect to the certificate before the beginning of that quarter.

The issue price of a REMIC residual certificate is the initial offering price to the public at which a substantial amount of the REMIC residual certificates were sold, but excluding sales to bond houses, brokers and underwriters or, if no sales have been made, their initial value.  The long-term Federal rate is an average of current yields on Treasury securities with a remaining term of greater than nine years, computed and published monthly by the IRS.

Although it has not done so, the Treasury Department has authority to issue regulations that would treat the entire amount of income accruing on a REMIC residual certificate as excess inclusions if the REMIC residual interest evidenced by that certificate is considered not to have significant value.

For holders of REMIC residual certificates, excess inclusions:

●	will not be permitted to be offset by deductions, losses or loss carryovers from other activities,

●	will be treated as unrelated business taxable income to an otherwise tax-exempt organization, and

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●
will not be eligible for any rate reduction or exemption under any applicable tax treaty with respect to the 30% United States withholding tax imposed on payments to holders of REMIC residual certificates that are foreign investors.

See, however, “—REMICs—Foreign Investors in REMIC Certificates” below.

Furthermore, for purposes of the alternative minimum tax:

●	excess inclusions will not be permitted to be offset by the alternative tax net operating loss deduction, and

●	alternative minimum taxable income may not be less than the taxpayer’s excess inclusions.

This last rule has the effect of preventing non-refundable tax credits from reducing the taxpayer’s income tax to an amount lower than the alternative minimum tax on excess inclusions.

In the case of any REMIC residual certificates held by a real estate investment trust, or REIT, the total excess inclusions with respect to these REMIC residual certificates will be allocated among the shareholders of the REIT in proportion to the dividends received by the shareholders from the REIT.  Any amount so allocated will be treated as an excess inclusion with respect to a REMIC residual certificate as if held directly by the shareholder.  The total excess inclusions referred to in the previous sentence will be reduced, but not below zero, by any REIT taxable income, within the meaning of section 857(b)(2) of the Code, other than any net capital gain.  A Treasury Notice dated October 27, 2006, applies a similar rule to:

●	regulated investment companies,

●	common trusts, and

●	some cooperatives.

Noneconomic REMIC Residual Certificates.  Under the Treasury regulations, transfers of noneconomic REMIC residual certificates will be disregarded for all federal income tax purposes if “a significant purpose of the transfer was to enable the transferor to impede the assessment or collection of tax.”  If a transfer is disregarded, the purported transferor will continue to remain liable for any taxes due with respect to the income on the noneconomic REMIC residual certificate.  The Treasury regulations provide that a REMIC residual certificate is noneconomic unless, based on the prepayment assumption and on any required or permitted clean up calls, or required liquidation provided for in the related pooling and servicing agreement:

●	the present value of the expected future payments on the REMIC residual certificate equals at least the present value of the expected tax on the anticipated excess inclusions, and

●
the transferor reasonably expects that the transferee will receive payments with respect to the REMIC residual certificate at or after the time the taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes.

The present value calculation referred to above is calculated using the applicable Federal rate for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the REMIC residual certificate.  This rate is computed and published monthly by the IRS.

Accordingly, all transfers of REMIC residual certificates that may constitute noneconomic residual interests will be subject to restrictions under the terms of the related pooling and servicing agreement that are intended to reduce the possibility of any transfer being disregarded.  These restrictions, which are based on a “safe harbor” for transfers in Treasury regulations, will require an affidavit:

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●	from each party to the transfer, stating that no purpose of the transfer is to impede the assessment or collection of tax,

●
from the prospective transferee, providing representations as to its financial condition and that it understands that, as the holder of a non-economic REMIC residual certificate, it may incur tax liabilities in excess of any cash flows generated by the REMIC residual certificate and that such transferee  intends to pay its taxes associated with holding such REMIC residual certificate as they become due, and

●
from the prospective transferor, stating that it has made a reasonable investigation to determine the transferee’s historic payment of its debts and ability to continue to pay its debts as they come due in the future.

In addition, transfers of noneconomic residual interests must meet certain additional requirements to qualify for the regulatory safe harbor:  (a) the transferee must represent that it will not cause income from the noneconomic residual interest to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty, hereafter a “foreign branch”) of the transferee or another U.S. taxpayer, and (b) the transfer must satisfy either an “asset test” or a “formula test” provided under the REMIC Regulations.  A transfer to an “eligible corporation,” generally a domestic corporation, will satisfy the asset test if:  at the time of the transfer, and at the close of each of the transferee’s two fiscal years preceding the transferee’s fiscal year of transfer, the transferee’s gross and net assets for financial reporting purposes exceed $100 million and $10 million, respectively, in each case, exclusive of any obligations of certain related persons, the transferee agrees in writing that any subsequent transfer of the interest will be to another eligible corporation in a transaction that satisfies the asset test, and the transferor does not know or have reason to know, that the transferee will not honor these restrictions on subsequent transfers, and a reasonable person would not conclude, based on the facts and circumstances known to the transferor on or before the date of the transfer (specifically including the amount of consideration paid in connection with the transfer of the noneconomic residual interest) that the taxes associated with the residual interest will not be paid.  In addition, the direct or indirect transfer of the residual interest to a foreign branch of a domestic corporation is not treated as a transfer to an eligible corporation under the asset test.  The “formula test” makes the regulatory safe harbor unavailable unless the present value of the anticipated tax liabilities associated with holding the residual interest did not exceed the sum of:

●	the present value of any consideration given to the transferee to acquire the interest,

●	the present value of the expected future distributions on the interest, and

●	the present value of the anticipated tax savings associated with the holding of the interest as the REMIC generates losses.

Present values must be computed using a discount rate equal to the applicable Federal short-term rate.

If the transferee has been subject to the alternative minimum tax in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate, then it may use the alternative minimum tax rate in lieu of the corporate tax rate.  In addition, the direct or indirect transfer of the residual interest to a foreign branch of a domestic corporation is not treated as a transfer to an eligible corporation under the formula test.

The pooling and servicing agreement will require that all transferees of residual certificates furnish an affidavit as to the applicability of one of the safe harbors of the Safe Harbor Regulations, unless the transferor has waived the requirement that the transferee do so.

Prospective investors are encouraged to consult their own tax advisors on the applicability and effect of these alternative safe harbor tests.

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Prior to purchasing a REMIC residual certificate, prospective purchasers should consider the possibility that a purported transfer of a REMIC residual certificate to another party at some future date may be disregarded in accordance with the above-described rules.  This would result in the retention of tax liability by the transferor with respect to that purported transfer.

We will disclose in the related prospectus supplement whether the offered REMIC residual certificates may be considered noneconomic residual interests under the Treasury regulations.  However, we will base any disclosure that a REMIC residual certificate will not be considered noneconomic upon various assumptions.  Further, we will make no representation that a REMIC residual certificate will not be considered noneconomic for purposes of the above-described rules.

See “—REMICs—Foreign Investors in REMIC Certificates” below for additional restrictions applicable to transfers of REMIC residual certificates to foreign persons.

Mark-to-Market Rules.  Regulations under section 475 of the Code require that a securities dealer mark to market securities held for sale to customers.  This mark-to-market requirement applies to all securities owned by a dealer, except to the extent that the dealer has specifically identified a security as held for investment.  The regulations provide that for purposes of this mark-to-market requirement, a REMIC residual certificate is not treated as a security for purposes of section 475 of the Code.  Thus, a REMIC residual certificate is not subject to the mark-to-market rules.  We recommend that prospective purchasers of a REMIC residual certificate consult their tax advisors regarding these regulations.

Transfers of REMIC Residual Certificates to Investors That Are Foreign Persons.  Unless we otherwise state in the related prospectus supplement, transfers of REMIC residual certificates to investors that are foreign persons under the Code will be prohibited under the related pooling and servicing agreements.

Pass-Through of Miscellaneous Itemized Deductions.  Fees and expenses of a REMIC generally will be allocated to the holders of the related REMIC residual certificates.  The applicable Treasury regulations indicate, however, that in the case of a REMIC that is similar to a single class grantor trust, all or a portion of these fees and expenses should be allocated to the holders of the related REMIC regular certificates.  Unless we state otherwise in the related prospectus supplement, however, these fees and expenses will be allocated to holders of the related REMIC residual certificates in their entirety and not to the holders of the related REMIC regular certificates.

If the holder of a REMIC certificate receives an allocation of fees and expenses in accordance with the preceding discussion, and if that holder is:

●	an individual,

●	an estate or trust, or

●	a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts, then—

an amount equal to this individual’s, estate’s or trust’s share of these fees and expenses will be added to the gross income of this holder, and the individual’s, estate’s or trust’s share of these fees and expenses will be treated as a miscellaneous itemized deduction allowable subject to the limitation of section 67 of the Code, which permits the deduction of these fees and expenses only to the extent they exceed, in total, 2% of a taxpayer’s adjusted gross income.

In addition, section 68 of the Code currently provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced.

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Furthermore, in determining the alternative minimum taxable income of a holder of a REMIC certificate that is—

●	an individual,

●	an estate or trust, or

●	a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts,

no deduction will be allowed for the holder’s allocable portion of servicing fees and other miscellaneous itemized deductions of the REMIC, even though an amount equal to the amount of these fees and other deductions will be included in the holder’s gross income.

The amount of additional taxable income reportable by holders of REMIC certificates that are subject to the limitations of either section 67 or section 68 of the Code, or the complete disallowance of the related expenses for alternative minimum tax purposes, may be substantial.

Accordingly, REMIC certificates to which these expenses are allocated will generally not be appropriate investments for:

●	an individual,

●	an estate or trust, or

●	a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts.

We recommend that those prospective investors consult with their tax advisors prior to making an investment in a REMIC certificate to which these expenses are allocated.

Sales of REMIC Certificates.  If a REMIC certificate is sold, the selling certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its adjusted basis in the REMIC certificate.  The adjusted basis of a REMIC regular certificate generally will equal:

●	the cost of the certificate to that certificateholder, increased by

●	income reported by that certificateholder with respect to the certificate, including original issue discount and market discount income, and reduced, but not below zero, by

●
payments of amounts included in the stated redemption price of the certificate received by that certificateholder, amortized premium and realized losses allocated to the certificate and previously deducted by the certificateholder.

The adjusted basis of a REMIC residual certificate will be determined as described above under “—REMICs—Taxation of Owners of REMIC Residual Certificates—Basis Rules, Net Losses and Distributions.”  Except as described below in this “—Sales of REMIC Certificates” subsection, any gain or loss from your sale of a REMIC certificate will be capital gain or loss, provided that you hold the certificate as a capital asset within the meaning of section 1221 of the Code, which is generally property held for investment.

In addition to the recognition of gain or loss on actual sales, the Code requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position.  A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument.  Debt instruments that—

●	entitle the holder to a specified principal amount,

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●	pay interest at a fixed or variable rate, and

●	are not convertible into the stock of the issuer or a related party,

cannot be the subject of a constructive sale for this purpose.  Because most REMIC regular certificates meet this exception, section 1259 will not apply to most REMIC regular certificates.  However, REMIC regular certificates that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include the net capital gain in total net investment income for the taxable year.  A taxpayer would do so because of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer’s net investment income.

As of the date of this prospectus, the Code provides for lower rates on long-term capital gains than on short-term capital gains and ordinary income recognized or received by individuals.  No similar rate differential exists for corporations.  In addition, the distinction between a capital gain or loss and ordinary income or loss is relevant for other purposes to both individuals and corporations.

Gain from the sale of a REMIC regular certificate that might otherwise be a capital gain will be treated as ordinary income to the extent that the gain does not exceed the excess, if any, of:

●
the amount that would have been includible in the seller’s income with respect to that REMIC regular certificate assuming that income had accrued on the certificate at a rate equal to 110% of the applicable Federal rate determined as of the date of purchase of the certificate, which is a rate based on an average of current yields on Treasury securities having a maturity comparable to that of the certificate based on the application of the prepayment assumption to the certificate, over

●	the amount of ordinary income actually includible in the seller’s income prior to that sale.

In addition, gain recognized on the sale of a REMIC regular certificate by a seller who purchased the certificate at a market discount will be taxable as ordinary income in an amount not exceeding the portion of that discount that accrued during the period the certificate was held by the seller, reduced by any market discount included in income under the rules described above under “—REMICs—Taxation of Owners of REMIC Regular Certificates—Market Discount” and “—Premium.”

REMIC certificates will be “evidences of indebtedness” within the meaning of section 582(c)(1) of the Code, so that gain or loss recognized from the sale of a REMIC certificate by a bank or thrift institution to which that section of the Code applies will be ordinary income or loss.

A portion of any gain from the sale of a REMIC regular certificate that might otherwise be capital gain may be treated as ordinary income to the extent that a holder holds the certificate as part of a “conversion transaction” within the meaning of section 1258 of the Code.  A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer’s return is attributable to the time value of the taxpayer’s net investment in that transaction.  The amount of gain so realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer’s net investment at 120% of the appropriate applicable Federal rate at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

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Except as may be provided in Treasury regulations yet to be issued, a loss realized on the sale of a REMIC residual certificate will be subject to the “wash sale” rules of section 1091 of the Code, if during the period beginning six months before and ending six months after the date of that sale, the seller of that certificate:

●	reacquires that same REMIC residual certificate,

●	acquires any other residual interest in a REMIC, or

●	acquires any similar interest in a taxable mortgage pool, as defined in section 7701(i) of the Code.

In that event, any loss realized by the holder of a REMIC residual certificate on the sale will not be recognized or deductible currently, but instead will be added to that holder’s adjusted basis in the newly-acquired asset.

Prohibited Transactions Tax and Other Taxes.  The Code imposes a tax on REMICs equal to 100% of the net income derived from prohibited transactions.  In general, subject to specified exceptions, a prohibited transaction includes:

●	the disposition of a non-defaulted mortgage loan,

●	the receipt of income from a source other than a mortgage loan or other permitted investments,

●	the receipt of compensation for services, or

●	the gain from the disposition of an asset purchased with collections on the mortgage loans for temporary investment pending payment on the REMIC certificates.

Although the significant modification of a non-defaulted mortgage loan is ordinarily treated as a prohibited transaction, because of current financial conditions, the IRS and Treasury have issued guidance with respect to commercial mortgages expanding the types of modifications that may be accomplished without implicating a prohibited transactions tax or jeopardizing a REMIC’s special tax status.  This guidance applies to both future and current REMICs.

It is not anticipated that any REMIC will engage in any prohibited transactions for which it would be subject to this tax.

In addition, some contributions to a REMIC made after the day on which the REMIC issues all of its interests could result in the imposition of a tax on the REMIC equal to 100% of the value of the contributed property.  The related pooling and servicing agreement will include provisions designed to prevent the acceptance of any contributions that would be subject to this tax.

REMICs also are subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to REITs.  The related pooling and servicing agreements may permit the special servicer to conduct activities with respect to a mortgaged property acquired by one of our trusts in a manner that causes the trust to incur this tax, if doing so would, in the reasonable discretion of the special servicer, maximize the net after-tax proceeds to certificateholders.  However, under no circumstance may the special servicer allow the acquired mortgaged property to cease to be a “permitted investment” under section 860G(a)(5) of the Code.

Unless we state otherwise in the related prospectus supplement, and to the extent permitted by then applicable laws, any tax on prohibited transactions, particular contributions or net income from foreclosure property, and any state or local income or franchise tax, that may be imposed on the

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REMIC will be borne by the related trustee, tax administrator, master servicer, special servicer or manager, in any case out of its own funds, provided that—

●	the person has sufficient assets to do so, and

●	the tax arises out of a breach of that person’s obligations under select provisions of the related pooling and servicing agreement.

Any tax not borne by one of these persons would be charged against the related trust resulting in a reduction in amounts payable to holders of the related REMIC certificates.

Tax and Restrictions on Transfers of REMIC Residual Certificates to Particular Organizations.  If a REMIC residual certificate is transferred to a Disqualified Organization, a tax will be imposed in an amount equal to the product of:

●	the present value of the total anticipated excess inclusions with respect to the REMIC residual certificate for periods after the transfer, and

●	the highest marginal federal income tax rate applicable to corporations.

The value of the anticipated excess inclusions is discounted using the applicable Federal rate for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the REMIC residual certificate.

The anticipated excess inclusions must be determined as of the date that the REMIC residual certificate is transferred and must be based on:

●	events that have occurred up to the time of the transfer,

●	the prepayment assumption, and

●	any required or permitted clean up calls or required liquidation provided for in the related pooling and servicing agreement.

The tax on transfers to Disqualified Organizations generally would be imposed on the transferor of the REMIC residual certificate, except when the transfer is through an agent for a Disqualified Organization.  In that case, the tax would instead be imposed on the agent.  However, a transferor of a REMIC residual certificate would in no event be liable for the tax with respect to a transfer if:

●	the transferee furnishes to the transferor an affidavit that the transferee is not a Disqualified Organization, and

●	as of the time of the transfer, the transferor does not have actual knowledge that the affidavit is false.

In addition, if a Pass-Through Entity includes in income excess inclusions with respect to a REMIC residual certificate, and a Disqualified Organization is the record holder of an interest in that entity, then a tax will be imposed on that entity equal to the product of:

●	the amount of excess inclusions on the certificate that are allocable to the interest in the Pass-Through Entity held by the Disqualified Organization, and

●	the highest marginal federal income tax rate imposed on corporations.

A Pass-Through Entity will not be subject to this tax for any period, however, if each record holder of an interest in that Pass-Through Entity furnishes to that Pass-Through Entity:

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●	the holder’s social security number and a statement under penalties of perjury that the social security number is that of the record holder, or

●	a statement under penalties of perjury that the record holder is not a Disqualified Organization.

If an Electing Large Partnership holds a REMIC residual certificate, all interests in the Electing Large Partnership are treated as held by Disqualified Organizations for purposes of the tax imposed on pass-through entities described in the second preceding paragraph.  This tax on Electing Large Partnerships must be paid even if each record holder of an interest in that partnership provides a statement mentioned in the prior paragraph.

In addition, a person holding an interest in a Pass-Through Entity as a nominee for another person will, with respect to that interest, be treated as a Pass-Through Entity.

Moreover, an entity will not qualify as a REMIC unless there are reasonable arrangements designed to ensure that:

●	the residual interests in the entity are not held by Disqualified Organizations, and

●	the information necessary for the application of the tax described in this prospectus will be made available.

We will include in the related pooling and servicing agreement restrictions on the transfer of REMIC residual certificates and other provisions that are intended to meet this requirement, and we will discuss those restrictions and provisions in any prospectus supplement relating to the offering of any REMIC residual certificate.

Termination.  A REMIC will terminate immediately after the distribution date following receipt by the REMIC of the final payment with respect to the related mortgage loans or upon a sale of the REMIC’s assets following the adoption by the REMIC of a plan of complete liquidation.  The last payment on a REMIC regular certificate will be treated as a payment in retirement of a debt instrument.  In the case of a REMIC residual certificate, if the last payment on that certificate is less than the REMIC residual certificateholder’s adjusted basis in the certificate, that holder should, but may not, be treated as realizing a capital loss equal to the amount of that difference.

Reporting and Other Administrative Matters.  Solely for purposes of the administrative provisions of the Code, a REMIC will be treated as a partnership and holders of the related REMIC residual certificates will be treated as partners.  Unless we otherwise state in the related prospectus supplement, the related tax administrator will file REMIC federal income tax returns on behalf of the REMIC, and will be designated as and will act as or on behalf of the tax matters person with respect to the REMIC in all respects.

As, or as agent for, the tax matters person, the related tax administrator, subject to applicable notice requirements and various restrictions and limitations, generally will have the authority to act on behalf of the REMIC and the holders of the REMIC residual certificates in connection with the administrative and judicial review of the REMIC’s—

●	income,

●	deductions,

●	gains,

●	losses, and

●	classification as a REMIC.

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Holders of REMIC residual certificates generally will be required to report these REMIC items consistently with their treatment on the related REMIC’s tax return.  In addition, these holders may in some circumstances be bound by a settlement agreement between the related tax administrator, as, or as agent for, the tax matters person, and the IRS concerning any REMIC item.  Adjustments made to the REMIC’s tax return may require these holders to make corresponding adjustments on their returns.  An audit of the REMIC’s tax return, or the adjustments resulting from that audit, could result in an audit of a holder’s return.

No REMIC will be registered as a tax shelter under section 6111 of the Code.  Any person that holds a REMIC residual certificate as a nominee for another person may be required to furnish to the related REMIC, in a manner to be provided in Treasury regulations, the name and address of that other person, as well as other information.

Reporting of interest income, including any original issue discount, with respect to REMIC regular certificates is required annually, and may be required more frequently under Treasury regulations.  These information reports generally are required to be sent or made readily available through electronic means to individual holders of REMIC regular certificates and the IRS.  Holders of REMIC regular certificates that are—

●	corporations,

●	trusts,

●	securities dealers, and

●	various other non-individuals,

will be provided interest and original issue discount income information and the information set forth in the following paragraphs.  This information will be provided upon request in accordance with the requirements of the applicable regulations.  The information must be provided by the later of:

●	30 days after the end of the quarter for which the information was requested, or

●	two weeks after the receipt of the request.

Reporting with respect to REMIC residual certificates, including—

●	income,

●	excess inclusions,

●	investment expenses, and

●	relevant information regarding qualification of the REMIC’s assets,

will be made as required under the Treasury regulations, generally on a quarterly basis.

As applicable, the REMIC regular certificate information reports will include a statement of the adjusted issue price of the REMIC regular certificate at the beginning of each accrual period.  In addition, the reports will include information required by regulations with respect to computing the accrual of any market discount.  Because exact computation of the accrual of market discount on a constant yield method would require information relating to the holder’s purchase price that the REMIC may not have, the regulations only require that information pertaining to the appropriate proportionate method of accruing market discount be provided.  See “—REMICs—Taxation of Owners of REMIC Regular Certificates—Market Discount.”

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Unless we otherwise specify in the related prospectus supplement, the responsibility for complying with the foregoing reporting rules will be borne by the related tax administrator for the subject REMIC.

Backup Withholding with Respect to REMIC Certificates.  Payments of interest and principal, as well as payments of proceeds from the sale of REMIC certificates, may be subject to the backup withholding tax under section 3406 of the Code if recipients of these payments:

●	fail to furnish to the payor information regarding, among other things, their taxpayer identification numbers, or

●	otherwise fail to establish an exemption from this tax.

Any amounts deducted and withheld from a payment to a recipient would be allowed as a credit against the recipient’s federal income tax.  Furthermore, penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

Foreign Investors in REMIC Certificates.  Unless we otherwise disclose in the related prospectus supplement, a holder of a REMIC regular certificate that is—

●	a foreign person, and

●	not subject to federal income tax as a result of any direct or indirect connection to the United States in addition to its ownership of that certificate,

will normally not be subject to United States federal income or withholding tax with respect to a payment on a REMIC regular certificate.  To avoid withholding or tax, that holder must comply with applicable identification requirements.  These requirements include delivery of a statement, signed by the certificateholder under penalties of perjury, certifying that the certificateholder is a foreign person and providing the name, address and such other information with respect to the certificateholder as may be required by regulations issued by the Treasury Department.  Special rules apply to partnerships, estates and trusts, and in certain circumstances certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

For these purposes, a foreign person is anyone other than a U.S. Person.

It is possible that the IRS may assert that the foregoing tax exemption should not apply with respect to a REMIC regular certificate held by a person or entity that owns directly or indirectly a 10% or greater interest in the related REMIC residual certificates.  If the holder does not qualify for exemption, payments of interest, including payments in respect of accrued original issue discount, to that holder may be subject to a tax rate of 30%, subject to reduction under any applicable tax treaty.

It is possible, under regulations promulgated under section 881 of the Code concerning conduit financing transactions, that the exemption from withholding taxes described above may also not be available to a holder who is a foreign person and either—

●	owns 10% or more of one or more underlying mortgagors, or

●	if the holder is a controlled foreign corporation, is related to one or more mortgagors in the applicable trust.

Further, it appears that a REMIC regular certificate would not be included in the estate of a nonresident alien individual and would not be subject to United States estate taxes. However, it is recommended that certificateholders who are nonresident alien individuals consult their tax advisors concerning this question.

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Unless we otherwise state in the related prospectus supplement, the related pooling and servicing agreement will prohibit transfers of REMIC residual certificates to investors that are:

●	foreign persons, or

●	U.S. Persons, if classified as a partnership under the Code, unless all of their beneficial owners are (and are required to be) U.S. Persons.

FATCA.  Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest on and after July 1, 2014, and gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest on and after January 1, 2017,  to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA.  The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements.

Because payments on obligations, such as the certificates, that are outstanding on or before July 1, 2014 are not subject to FATCA, it is not expected that these provisions will apply to payments on the certificates.  Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

3.8% Medicare Tax on “Net Investment Income”.  Certain non-corporate U.S. Persons will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments and any gain realized with respect to the REMIC Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return.  The 3.8% Medicare tax is determined in a different manner than the regular income tax.  U.S. Persons should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Grantor Trusts

Classification of Grantor Trusts. With respect to each series of grantor trust certificates, our counsel will deliver its opinion to the effect that, assuming compliance with all provisions of the related pooling and servicing agreement, the related trust, or relevant portion of that trust, will be classified as a grantor trust under subpart E, part I of subchapter J of the Code and not as a partnership or an association taxable as a corporation. Ordinarily, the ability of a trust to modify a mortgage loan is treated as a power to vary the investments of the trust, which requires it to instead be classified either as a partnership or corporation. As discussed earlier, the IRS and the Treasury Department have issued regulations enabling REMICs to modify commercial loans without jeopardizing their tax status as REMICs; and, because of current financial conditions, the IRS and the Treasury Department have asked for taxpayer comments on whether trusts should be able to make the same modifications without jeopardizing their tax status as trusts. If  the IRS and Treasury determine to adopt the REMIC rules for trusts, that guidance would apply to future trusts and likely would apply to current trusts.

A grantor trust certificate may be classified as either of the following types of certificate:

●
a grantor trust fractional interest certificate representing an undivided equitable ownership interest in the principal of the mortgage loans constituting the related grantor trust, together with interest, if any, on those loans at a pass-through rate; or

●	a grantor trust strip certificate representing ownership of all or a portion of the difference between—

1.	interest paid on the mortgage loans constituting the related grantor trust, minus

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2.	the sum of:

●	normal administration fees, and

●	interest paid to the holders of grantor trust fractional interest certificates issued with respect to that grantor trust

A grantor trust strip certificate may also evidence a nominal ownership interest in the principal of the mortgage loans constituting the related grantor trust.

Characterization of Investments in Grantor Trust Certificates.

Grantor Trust Fractional Interest Certificates. Unless we otherwise disclose in the related prospectus supplement, any offered certificates that are grantor trust fractional interest certificates will generally represent interests in:

●
“loans. . . secured by an interest in real property” within the meaning of section 7701(a)(19)(C)(v) of the Code, but only to the extent that the underlying mortgage loans have been made with respect to property that is used for residential or other prescribed purposes;

●
“obligation[s] (including any participation or certificate of beneficial ownership therein) which. . . [are] principally secured by an interest in real property” within the meaning of section 860G(a)(3) of the Code; and

●	“real estate assets” within the meaning of section 856(c)(5)(B) of the Code.

In addition, interest on offered certificates that are grantor trust fractional interest certificates will, to the same extent, be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of section 856(c)(3)(B) of the Code.

Grantor Trust Strip Certificates. Even if grantor trust strip certificates evidence an interest in a grantor trust—

●	consisting of mortgage loans that are “loans. . . secured by an interest in real property” within the meaning of section 7701(a)(19)(C)(v) of the Code,

●	consisting of mortgage loans that are “real estate assets” within the meaning of section 856(c)(5)(B) of the Code, and

●	the interest on which is “interest on obligations secured by mortgages on real property” within the meaning of section 856(c)(3)(B) of the Code,

it is unclear whether the grantor trust strip certificates, and the income from those certificates, will be so characterized. We recommend that prospective purchasers to which the characterization of an investment in grantor trust strip certificates is material consult their tax advisors regarding whether the grantor trust strip certificates, and the income from those certificates, will be so characterized.

The grantor trust strip certificates will be “obligation[s] (including any participation or certificate of beneficial ownership therein) which. . . [are] principally secured by an interest in real property” within the meaning of section 860G(a)(3)(A) of the Code.

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Taxation of Owners of Grantor Trust Fractional Interest Certificates.

General.  Holders of a particular series of grantor trust fractional interest certificates generally:

●
will be required to report on their federal income tax returns their shares of the entire income from the underlying mortgage loans, including amounts used to pay reasonable servicing fees and other expenses, and

●	will be entitled to deduct their shares of any reasonable servicing fees and other expenses subject to any limitations imposed under sections 67 and 68 of the Code.

If a fractional interest certificate is treated as a strip certificate, and because the mortgage loans underlying a fractional interest certificate may bear original issue discount or be purchased with, market or original issue discount, or premium, the amount includible in income on account of a grantor trust fractional interest certificate may differ significantly from interest paid or accrued on the underlying mortgage loans.

Limits on Deducting Fees and Expenses. Section 67 of the Code allows an individual, estate or trust holding a grantor trust fractional interest certificate directly or through some types of pass-through entities a deduction for any reasonable servicing fees and expenses only to the extent that the total of the holder’s miscellaneous itemized deductions exceeds two percent of the holder’s adjusted gross income.

Section 68 of the Code provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced.

The amount of additional taxable income reportable by holders of grantor trust fractional interest certificates who are subject to the limitations of either section 67 or section 68 of the Code may be substantial. Further, certificateholders, other than corporations, subject to the alternative minimum tax may not deduct miscellaneous itemized deductions in determining their alternative minimum taxable income.

Allocating Fees and Expenses. Although it is not entirely clear, it appears that in transactions in which multiple classes of grantor trust certificates, including grantor trust strip certificates, are issued, any fees and expenses should be allocated among those classes of grantor trust certificates. The method of this allocation should recognize that each class benefits from the related services. In the absence of statutory or administrative clarification of the method to be used, we currently expect that information returns or reports to the IRS and certificateholders will be based on a method that allocates these fees and expenses among classes of grantor trust certificates with respect to each period based on the payments made to each class during that period.

Application of Stripping Rules. The federal income tax treatment of grantor trust fractional interest certificates of any series will depend on whether they are subject to the stripped bond rules of section 1286 of the Code.  Grantor trust fractional interest certificates may be subject to those rules if:

●	a class of grantor trust strip certificates is issued as part of the same series, or

●	we or any of our affiliates retain, for our or its own account or for purposes of resale, a right to receive a specified portion of the interest payable on an underlying mortgage loan.

Further, the IRS has ruled that an unreasonably high servicing fee retained by a seller or servicer will be treated as a retained ownership interest in mortgage loans that constitutes a stripped coupon. We will include in the related prospectus supplement information regarding servicing fees paid out of the assets of the related trust to:

●	a master servicer,

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●	a special servicer,

●	any sub-servicer, or

●	their respective affiliates.

With respect to certain categories of debt instruments, section 1272(a)(6) of the Code requires the use of a reasonable prepayment assumption in accruing original issue discount, and adjustments in the accrual of original issue discount when prepayments do not conform to the prepayment assumption.

Section 1272(a)(6) also applies to investments in any pool of debt instruments the yield on which may be affected by reason of prepayments. The precise application of section 1272(a)(6) of the Code to pools of debt instruments is unclear in certain respects. For example, it is uncertain whether a prepayment assumption will be applied collectively to all of a taxpayer’s investments in these pools of debt instruments, or on an investment-by-investment basis. Similarly, it is not clear whether the assumed prepayment rate for investments in grantor trust fractional interest certificates is to be determined based on conditions at the time of the first sale of the certificate or, with respect to any holder, at the time of purchase of the certificate by that holder.

We recommend that certificateholders consult their tax advisors concerning reporting original issue discount, market discount and premium with respect to grantor trust fractional interest certificates.

If Stripped Bond Rules Apply to Fractional Interest Certificates. If the stripped bond rules apply, each grantor trust fractional interest certificate will be treated as having been issued with original issue discount within the meaning of section 1273(a) of the Code.  This is subject, however, to the discussion below regarding:

●	the treatment of some stripped bonds as market discount bonds, and

●	de minimis market discount.

See “—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates— Market Discount” below.

The holder of a grantor trust fractional interest certificate will report interest income from its grantor trust fractional interest certificate for each month if and to the extent it constitutes “qualified stated interest” in accordance with its normal method of accounting. See “REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” in this prospectus for a description of qualified stated interest.

The original issue discount on a grantor trust fractional interest certificate will be the excess of the certificate’s stated redemption price over its issue price. The issue price of a grantor trust fractional interest certificate as to any purchaser will be equal to the price paid by that purchaser of the grantor trust fractional interest certificate. The stated redemption price of a grantor trust fractional interest certificate will be the sum of all payments to be made on that certificate, other than qualified stated interest, if any, and the certificate’s share of reasonable servicing fees and other expenses.

See “—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—If Stripped Bond Rules Do Not Apply” for a definition of “qualified stated interest.” In general, the amount of that income that accrues in any month would equal the product of:

●	the holder’s adjusted basis in the grantor trust fractional interest certificate at the beginning of the related month, as defined in “—Grantor Trusts—Sales of Grantor Trust Certificates,” and

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●	the yield of that grantor trust fractional interest certificate to the holder.

The yield would be computed at the rate, that, if used to discount the holder’s share of future payments on the related mortgage loans, would cause the present value of those future payments to equal the price at which the holder purchased the certificate. This rate is compounded based on the regular interval between distribution dates. In computing yield under the stripped bond rules, a certificateholder’s share of future payments on the related mortgage loans will not include any payments made with respect to any ownership interest in those mortgage loans retained by us, a master servicer, a special servicer, a sub-servicer or our or their respective affiliates, but will include the certificateholder’s share of any reasonable servicing fees and other expenses and is based generally on the method described in section 1272(a)(6) of the Code. The precise means of applying that method is uncertain in various respects. See “—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.”

In the case of a grantor trust fractional interest certificate acquired at a price equal to the principal amount of the related mortgage loans allocable to that certificate, the use of a prepayment assumption generally would not have any significant effect on the yield used in calculating accruals of interest income. In the case, however, of a grantor trust fractional interest certificate acquired at a price less than or greater than the principal amount, respectively, the use of a reasonable prepayment assumption would increase or decrease the yield. Therefore, the use of this prepayment assumption would accelerate or decelerate, respectively, the reporting of income.

In the absence of statutory or administrative clarification, we currently expect that information reports or returns to the IRS and certificateholders will be based on:

●	a prepayment assumption determined when certificates are offered and sold hereunder, which we will disclose in the related prospectus supplement, and

●	a constant yield computed using a representative initial offering price for each class of certificates.

However, neither we nor any other person will make any representation that—

●	the mortgage loans in any of our trusts will in fact prepay at a rate conforming to the prepayment assumption used or any other rate, or

●	the prepayment assumption will not be challenged by the IRS on audit.

Certificateholders also should bear in mind that the use of a representative initial offering price will mean that the information returns or reports that we send, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

Under Treasury regulation section 1.1286-1, some stripped bonds are to be treated as market discount bonds. Accordingly, any purchaser of that bond is to account for any discount on the bond as market discount rather than original issue discount. This treatment only applies, however, if immediately after the most recent disposition of the bond by a person stripping one or more coupons from the bond and disposing of the bond or coupon:

●	there is no original issue discount or only a less than de minimis amount of original issue discount, or

●
the annual stated rate of interest payable on the original bond is no more than one percentage point lower than the gross interest rate payable on the related mortgage loans, before subtracting any servicing fee or any stripped coupon.

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If interest payable on a grantor trust fractional interest certificate is more than one percentage point lower than the gross interest rate payable on the related mortgage loans, we will disclose that fact in the related prospectus supplement.  If the original issue discount or market discount on a grantor trust fractional interest certificate determined under the stripped bond rules is less than the product of:

●	0.25% of the stated redemption price, and

●	the weighted average maturity of the related mortgage loans,

then the original issue discount or market discount will be considered to be less than de minimis. Original issue discount or market discount of only a less than de minimis amount will be included in income in the same manner as less than de minimis original issue discount and market discount described in “—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—If Stripped Bond Rules Do Not Apply” and “—Market Discount” below.

If Stripped Bond Rules Do Not Apply to Fractional Interest Certificates. Subject to the discussion below on original issue discount, if the stripped bond rules do not apply to a grantor trust fractional interest certificate, the certificateholder will be required to report its share of the interest income on the related mortgage loans in accordance with the certificateholder’s normal method of accounting.  In that case, the original issue discount rules will apply, even if the stripped bond rules do not apply, to a grantor trust fractional interest certificate to the extent it evidences an interest in mortgage loans issued with original issue discount.

The original issue discount, if any, on mortgage loans will equal the difference between:

●	the stated redemption price of the mortgage loans, and

●	their issue price.

For a definition of “stated redemption price,” see “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” above.  In general, the issue price of a mortgage loan will be the amount received by the borrower from the lender under the terms of the mortgage loan.  If the borrower separately pays points to the lender that are not paid for services provided by the lender, such as commitment fees or loan processing costs, the amount of those points paid reduces the issue price.

The stated redemption price of a mortgage loan will generally equal its principal amount. The determination of whether original issue discount will be considered to be less than de minimis will be calculated using the same test as in the REMIC discussion. See “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” above.

In the case of mortgage loans bearing adjustable or variable interest rates, we will describe in the related prospectus supplement the manner in which these rules will be applied with respect to the mortgage loans by the related trustee or master servicer, as applicable, in preparing information returns to certificateholders and the IRS.

If original issue discount is a de minimis amount or more, all original issue discount with respect to a mortgage loan will be required to be accrued and reported in income each month, based generally on the method described in section 1272(a)(6) of the Code.  The precise means of applying that method is uncertain in various respects, however. See “—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.”

A purchaser of a grantor trust fractional interest certificate may purchase the grantor trust fractional interest certificate at a cost less than the certificate’s allocable portion of the total remaining stated redemption price of the underlying mortgage loans. In that case, the purchaser will also be required to include in gross income the certificate’s daily portions of any original issue discount with respect to those mortgage loans. However, each daily portion will be reduced, if the cost of the

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grantor trust fractional interest certificate to the purchaser is in excess of the certificate’s allocable portion of the aggregate adjusted issue prices of the underlying mortgage loans. The reduction will be approximately in proportion to the ratio that the excess bears to the certificate’s allocable portion of the total original issue discount remaining to be accrued on those mortgage loans.

The adjusted issue price of a mortgage loan on any given day equals the sum of:

●	the adjusted issue price or the issue price, in the case of the first accrual period, of the mortgage loan at the beginning of the accrual period that includes that day, and

●	the daily portions of original issue discount for all days during the accrual period prior to that day.

●	the amount of any payments made on the mortgage loan during the accrual period prior to that date of amounts included in its stated redemption price.

The adjusted issue price of a mortgage loan at the beginning of any accrual period will equal:

●	the issue price of the mortgage loan, increased by

●	the total amount of original issue discount with respect to the mortgage loan that accrued in prior accrual periods, and reduced by

●	the amount of any payments made on the mortgage loan in prior accrual periods of amounts included in its stated redemption price.

In the absence of statutory or administrative clarification, we currently expect that information reports or returns to the IRS and certificateholders will be based on:

●	a prepayment assumption determined when the certificates are offered and sold hereunder and disclosed in the related prospectus supplement, and

●	a constant yield computed using a representative initial offering price for each class of certificates.

However, neither we nor any other person will make any representation that—

●	the mortgage loans will in fact prepay at a rate conforming to the prepayment assumption or any other rate, or

●	the prepayment assumption will not be challenged by the IRS on audit.

Certificateholders also should bear in mind that the use of a representative initial offering price will mean that the information returns or reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

Market Discount. If the stripped bond rules do not apply to a grantor trust fractional interest certificate, a certificateholder may be subject to the market discount rules of sections 1276 through 1278 of the Code to the extent an interest in a mortgage loan is considered to have been purchased at a market discount. A mortgage loan is considered to have been purchased at a market discount if—

●	in the case of a mortgage loan issued without original issue discount, it is purchased at a price less than its remaining stated redemption price, or

●	in the case of a mortgage loan issued with original issue discount, it is purchased at a price less than its adjusted issue price.

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If market discount is equal to or more than a de minimis amount, the holder generally must include in income in each month the amount of the discount that has accrued, under the rules described below, through that month that has not previously been included in income.  However, the inclusion will be limited, in the case of the portion of the discount that is allocable to any mortgage loan, to the payment of stated redemption price on the mortgage loan that is received by or, for accrual method certificateholders, due to the trust in that month. A certificateholder may elect to include market discount in income currently as it accrues, under a constant yield method based on the yield of the certificate to the holder, rather than including it on a deferred basis in accordance with the foregoing. Such market discount will be accrued based generally on the method described in section 1272(a)(6) of the Code. The precise means of applying that method is uncertain in various respects, however. See “Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.”

We recommend that certificateholders consult their own tax advisors concerning accrual of market discount with respect to grantor trust fractional interest certificates. Certificateholders should also refer to the related prospectus supplement to determine whether and in what manner the market discount will apply to the underlying mortgage loans purchased at a market discount.

To the extent that the underlying mortgage loans provide for periodic payments of stated redemption price, you may be required to include market discount in income at a rate that is not significantly slower than the rate at which that discount would be included in income if it were original issue discount.

Market discount with respect to mortgage loans may be considered to be de minimis and, if so, will be includible in income under de minimis rules similar to those described under “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” above.

Further, under the rules described under “—REMICs—Taxation of Owners of REMIC Regular Certificates—Market Discount” above, any discount that is not original issue discount and exceeds a de minimis amount may require the deferral of interest expense deductions attributable to accrued market discount not yet includible in income, unless an election has been made to report market discount currently as it accrues. This rule applies without regard to the origination dates of the underlying mortgage loans.

Premium.  If a certificateholder is treated as acquiring the underlying mortgage loans at a premium, which is a price in excess of their remaining stated redemption price, the certificateholder may elect under section 171 of the Code to amortize the portion of that premium allocable to mortgage loans originated after September 27, 1985 using a constant yield method. Amortizable premium is treated as an offset to interest income on the related debt instrument, rather than as a separate interest deduction. However, premium allocable to mortgage loans originated before September 28, 1985 or to mortgage loans for which an amortization election is not made, should:

●	be allocated among the payments of stated redemption price on the mortgage loan, and

●	be allowed as a deduction as those payments are made or, for an accrual method certificateholder, due.

It appears that a prepayment assumption should be used in computing amortization of premium allowable under section 171 of the Code similar to that described for calculating the accrual of market discount of grantor trust fractional interest certificates based generally on the method described in section 1272(a)(6) of the Code. The precise means of applying that method is uncertain in various respects, however. See “Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.”

Taxation of Owners of Grantor Trust Strip Certificates. The stripped coupon rules of section 1286 of the Code will apply to the grantor trust strip certificates. Except as described above under “—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—If Stripped Bond Rules Apply,” no regulations or published rulings under section 1286 of the Code have been issued

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and some uncertainty exists as to how it will be applied to securities, such as the grantor trust strip certificates. Accordingly, we recommend that you consult your tax advisors concerning the method to be used in reporting income or loss with respect to those certificates.

The Treasury regulations promulgated under the original discount rules do not apply to stripped coupons, although they provide general guidance as to how the original issue discount sections of the Code will be applied.

Under the stripped coupon rules, it appears that original issue discount will be required to be accrued in each month on the grantor trust strip certificates based on a constant yield method.  In effect, you would include as interest income in each month an amount equal to the product of your adjusted basis in the grantor trust strip certificate at the beginning of that month and the yield of the grantor trust strip certificate to you.  This yield would be calculated based on:

●	the price paid for that grantor trust strip certificate by you, and

●	the projected payments remaining to be made on that grantor trust strip certificate at the time of the purchase, plus

●	an allocable portion of the projected servicing fees and expenses to be paid with respect to the underlying mortgage loans.

Such yield will accrue based generally on the method described in section 1272(a)(6) of the Code.  The precise means of applying that method is uncertain in various respects, however.  See “Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.”

If the method for computing original issue discount under section 1272(a)(6) results in a negative amount of original issue discount as to any accrual period with respect to a grantor trust strip certificate, the amount of original issue discount allocable to that accrual period will be zero.  That is, no current deduction of the negative amount will be allowed to you.  You will instead only be permitted to offset that negative amount against future positive original issue discount, if any, attributable to that certificate.  Although not free from doubt, it is possible that you may be permitted to deduct a loss to the extent his or her basis in the certificate exceeds the maximum amount of payments you could ever receive with respect to that certificate.  However, the loss may be a capital loss, which is limited in its deductibility.  The foregoing considerations are particularly relevant to grantor trust certificates with no, or disproportionately small, amounts of principal, which can have negative yields under circumstances that are not default related.

The accrual of income on the grantor trust strip certificates will be significantly slower using a prepayment assumption than if yield is computed assuming no prepayments.  In the absence of statutory or administrative clarification, we currently expect that information returns or reports to the IRS and certificateholders will be based on:

●	the prepayment assumption we will disclose in the related prospectus supplement, and

●	a constant yield computed using a representative initial offering price for each class of certificates.

However, neither we nor any other person will make any representation that—

●	the mortgage loans in any of our trusts will in fact prepay at a rate conforming to the prepayment assumption or at any other rate or

●	the prepayment assumption will not be challenged by the IRS on audit.

We recommend that prospective purchasers of the grantor trust strip certificates consult their tax advisors regarding the use of the prepayment assumption.

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Certificateholders also should bear in mind that the use of a representative initial offering price will mean that the information returns or reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

Sales of Grantor Trust Certificates.  Any gain or loss recognized on the sale or exchange of a grantor trust certificate by an investor who holds that certificate as a capital asset, will be capital gain or loss, except as described below in this “—Sales of Grantor Trust Certificates” subsection.  The amount recognized equals the difference between:

●	the amount realized on the sale or exchange of a grantor trust certificate, and

●	its adjusted basis.

The adjusted basis of a grantor trust certificate generally will equal:

●	its cost, increased by

●	any income reported by the seller, including original issue discount and market discount income, and reduced, but not below zero, by

●	any and all previously reported losses, amortized premium, and payments (other than payments of ordinary interest) with respect to that grantor trust certificate.

As of the date of this prospectus, the Code provides for lower rates as to long-term capital gains than those applicable to the short-term capital gains and ordinary income realized or received by individuals.  No similar rate differential exists for corporations.  In addition, the distinction between a capital gain or loss and ordinary income or loss remains relevant for other purposes.

Gain or loss from the sale of a grantor trust certificate may be partially or wholly ordinary and not capital in some circumstances.  Gain attributable to accrued and unrecognized market discount will be treated as ordinary income.  Gain or loss recognized by banks and other financial institutions subject to section 582(c) of the Code will be treated as ordinary income.

Furthermore, a portion of any gain that might otherwise be capital gain may be treated as ordinary income to the extent that the grantor trust certificate is held as part of a “conversion transaction” within the meaning of section 1258 of the Code.  A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer’s return is attributable to the time value of the taxpayer’s net investment in the transaction.  The amount of gain realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer’s net investment at 120% of the appropriate applicable Federal rate at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

The Code requires the recognition of gain upon the constructive sale of an appreciated financial position.  A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument.  Debt instruments that—

●	entitle the holder to a specified principal amount,

●	pay interest at a fixed or variable rate, and

●	are not convertible into the stock of the issuer or a related party,

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cannot be the subject of a constructive sale for this purpose.  Because most grantor trust certificates meet this exception, section 1258 will not apply to most grantor trust certificates.  However, some grantor trust certificates have no, or a disproportionately small amount of, principal and these certificates can be the subject of a constructive sale.

Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include the net capital gain in total net investment income for the relevant taxable year.  This election would be done for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer’s net investment income.

Grantor Trust Reporting.  Unless otherwise provided in the related prospectus supplement, the related tax administrator will furnish or make readily available through electronic means to each holder of a grantor trust certificate with each payment a statement setting forth the amount of the payment allocable to principal on the underlying mortgage loans and to interest on those loans at the related pass-through rate.  In addition, the related tax administrator will furnish, within a reasonable time after the end of each calendar year, to each person or entity that was the holder of a grantor trust certificate at any time during that year, information regarding:

●	the amount of servicing compensation received by a master servicer or special servicer, and

●	all other customary factual information the reporting party deems necessary or desirable to enable holders of the related grantor trust certificates to prepare their tax returns.

The reporting party will furnish comparable information to the IRS as and when required by law to do so.

Because the rules for accruing discount and amortizing premium with respect to grantor trust certificates are uncertain in various respects, there is no assurance the IRS will agree with the information reports of those items of income and expense.  Moreover, those information reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders that bought their certificates at the representative initial offering price used in preparing the reports.

Regulations, that establish a reporting framework for interests in “widely held fixed investment trusts” place the responsibility of reporting on the person in the ownership chain who holds an interest for a beneficial owner.  A widely-held fixed investment trust is defined as any entity classified as a “trust” under Treasury regulation section 301.7701-4(c) in which any interest is held by a middleman, which includes, but is not limited to:

●	a custodian of a person’s account,

●	a nominee, and

●	a broker holding an interest for a customer in street name.

Backup Withholding.  In general, the rules described under “—REMICs—Backup Withholding with Respect to REMIC Certificates” above will also apply to grantor trust certificates.

Foreign Investors.  In general, the discussion with respect to REMIC regular certificates under “—REMICs—Foreign Investors in REMIC Certificates” and “—FATCA” above applies to grantor trust certificates.  However, unless we otherwise specify in the related prospectus supplement, grantor trust certificates will be eligible for exemption from U.S. withholding tax, subject to the conditions described in the discussion above, only to the extent the related mortgage loans were originated after July 18, 1984.

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To the extent that interest on a grantor trust certificate would be exempt under sections 871(h)(1) and 881(c) of the Code from United States withholding tax, and the certificate is not held in connection with a certificateholder’s trade or business in the United States, the certificate will not be subject to United States estate taxes in the estate of a nonresident alien individual.

3.8% Medicare Tax on “Net Investment Income”.  In general, the discussion with respect to REMIC regular certificates under “—REMICs—3.8% Medicare Tax on ‘Net Investment Income’” above applies to grantor trust certificates.

STATE AND OTHER TAX CONSEQUENCES

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences,” potential investors should consider the state and local tax consequences of the acquisition, ownership and disposition of the offered certificates.  State and local tax law may differ substantially from the corresponding federal tax law, and neither this prospectus nor the prospectus supplement for any series of certificates purports to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of a series of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the related borrower or the mortgaged properties or on some other basis, may require nonresident holders of such certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of such certificates.  We cannot assure you that holders of any series of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, none of the depositor, the related borrower, the trustee, the certificate administrator, any master servicer, any special servicer or any other party will be obligated to indemnify or otherwise to reimburse any affected holders of certificates therefor.

Prospective purchasers should consult their own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

ERISA CONSIDERATIONS

General

Title I of ERISA and Section 4975 of the Code impose certain requirements on retirement plans and other employee benefit plans or arrangements, including individual retirement accounts, individual retirement annuities, medical savings accounts, Keogh plans, collective investment funds and separate and some insurance company general accounts in which such plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA and Section 4975 of the Code (all of which are referred to in this prospectus as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets.  Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements or Section 4975 of the Code.  However, such plans may be subject to the provisions of other applicable federal, state or local law (which may contain restrictions substantially similar to those in ERISA and the Code).

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan.  In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties-in-Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption

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is available.  Certain Parties-in-Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Section 4975 of the Code, unless a statutory or administrative exemption is available.  These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code.

Plan Asset Regulations.  A Plan’s investment in offered certificates may cause the trust assets to be deemed “plan assets” of a Plan.  Section 2510.3-101 of the regulations of the United States Department of Labor (the “DOL”) and Section 3(42) of ERISA provide that when a Plan acquires an equity interest in an entity, the Plan’s assets include both such equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (defined generally as employee benefit plans subject to the fiduciary duty requirements of Title I of ERISA, plans to which Section 4975 of the Code applies, and any entity whose underlying assets include assets of such employee benefit plans or plans by reason of an employee benefit plan’s or plan’s investment in the entity) is not “significant.”  For this purpose, in general, equity participation in a trust fund will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors (excluding for this calculation any person, other than a benefit plan investor, who has discretionary authority or control, or provides investment advice (direct or indirect) for a fee with respect to the assets of the trust fund, or any affiliate thereof).

Any person who has discretionary authority or control respecting the management or disposition of plan assets of a Plan, and any person who provides investment advice with respect to such assets for a fee, will generally be a fiduciary of the investing plan.  If the trust assets constitute plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and the Code.  In addition, if the trust assets constitute plan assets, the purchase of certificates by a Plan, as well as the operation of the trust fund, may constitute or involve a prohibited transaction under ERISA and the Code.

Prohibited Transaction Exemptions

A predecessor to Wells Fargo & Company (“WFC”) received from the DOL an individual prohibited transaction exemption (the “Exemption”), which generally exempts from the application of the prohibited transaction provisions of sections 406(a) and (b) and 407(a) of ERISA, and the excise taxes imposed on such prohibited transactions pursuant to Section 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of mortgage pools and the purchase, sale and holding of mortgage pass-through certificates underwritten by an underwriter, provided that certain conditions set forth in the Exemption are satisfied.  For purposes of this Section, “ERISA Considerations”, the term “underwriter” includes (i) WFC, (ii) any person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with WFC, and (iii) any member of the underwriting syndicate or selling group of which WFC or a person described in (ii) is a manager or co-manager with respect to a class of certificates.  See “Method of Distribution” in this prospectus.

The Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of offered certificates by a Plan to be eligible for exemptive relief under the Exemption:

First, the acquisition of offered certificates by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the offered certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

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Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter.  The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any swap counterparty, the provider of any credit support and any obligor with respect to mortgage assets constituting more than 5% of the aggregate unamortized principal balance of the mortgage assets in the related trust fund as of the date of initial issuance of the certificates.

Fourth, the sum of all payments made to and retained by the underwriter(s) in connection with the distribution or placement of certificates must represent not more than reasonable compensation for underwriting or placing the certificates; the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage assets to the related trust fund must represent not more than the fair market value of such obligations; and the sum of all payments made to and retained by the master servicer and any sub-servicer must represent not more than reasonable compensation for such person’s services under the related pooling and servicing agreement and reimbursement of such person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

In the event the obligations used to fund the trust fund have not all been transferred to the trust fund on the closing date, additional obligations meeting certain requirements as specified in the Exemption may be transferred to the trust fund in exchange for the amounts credited to the Pre-Funding Account (as defined in the Exemption) during a period required by the Exemption, commencing on the closing date and ending no later than the earliest to occur of:  (i) the date the amount on deposit in the Pre-Funding Account is less than the minimum dollar amount specified in the pooling and servicing agreement; (ii) the date on which a servicer termination event occurs under the pooling and servicing agreement; or (iii) the date which is the later of three months or 90 days after the closing date.  In addition, the amount in the Pre-Funding Account may not exceed 25% of the aggregate principal amount of the offered certificates.  Certain other conditions of the Exemption relating to pre-funding accounts must also be met, in order for the Exemption to apply.  The accompanying prospectus supplement will discuss whether pre-funding accounts will be used.

The Exemption also requires that the trust fund meet the following requirements:  (i) the trust fund must consist solely of assets of the type that have been included in other investment pools; (ii) certificates in such other investment pools must have been rated in one of the four highest categories of at least one Exemption Rating Agency for at least one year prior to the Plan’s acquisition of certificates; and (iii) certificates in such other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of certificates.

The Exemption generally applies to mortgage loans such as the mortgage loans to be included in any trust fund.  If a mortgage loan is secured by a ground lease, the ground lease term must be at least 10 years longer than the term of the mortgage loan.

If the general conditions set forth in the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code) in connection with (i) the direct or indirect sale, exchange or transfer of offered certificates acquired by a Plan upon issuance from the depositor or underwriter when the depositor, underwriter, master servicer, special servicer, sub-servicer, trustee, provider of credit support, or obligor with respect to mortgage assets is a “Party in Interest” under ERISA with respect to the investing Plan, (ii) the direct or indirect acquisition or disposition in the secondary market of offered certificates by a Plan and (iii) the holding of offered certificates by a Plan.  However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of a certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of such Excluded Plan.  For this purpose, an Excluded Plan is a Plan sponsored by any member of the Restricted Group.

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If certain specific conditions set forth in the Exemption are also satisfied, the Exemption may provide relief from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code to an obligor acting as a fiduciary with respect to the investment of a Plan’s assets in the certificates (or such obligor’s affiliate) only if, among other requirements (i) such obligor (or its affiliate) is an obligor with respect to 5% percent or less of the fair market value of the assets contained in the trust fund and is otherwise not a member of the Restricted Group, (ii) a Plan’s investment in certificates does not exceed 25% of all of the certificates outstanding at the time of the acquisition, (iii) immediately after the acquisition, no more than 25% of the assets of the Plan are invested in certificates representing an interest in trusts (including the trust fund) containing assets sold or serviced by the depositor or a servicer and (iv) in the case of the acquisition of the certificates in connection with their initial issuance, at least 50% of the certificates are acquired by persons independent of the Restricted Group and at least 50% of the aggregate interest in the trust fund is acquired by persons independent of the Restricted Group.

The Exemption also applies to transactions in connection with the servicing, management and operation of the trust fund, provided that, in addition to the general requirements described above, (a) such transactions are carried out in accordance with the terms of a binding pooling and servicing agreement, (b) the pooling and servicing agreement is provided to, or described in all material respects in the prospectus or private placement memorandum provided to, investing Plans before their purchase of certificates issued by the trust fund and (c) the terms and conditions for the defeasance of a mortgage obligation and substitution of a new mortgage obligation, as so directed, have been approved by at least one Exemption Rating Agency and do not result in any certificates receiving a lower credit rating from such Exemption Rating Agency than the current rating.  Each pooling and servicing agreement will be a “Pooling and Servicing Agreement” as defined in the Exemption.  Each pooling and servicing agreement will provide that all transactions relating to the servicing, management and operations of the related trust fund must be carried out in accordance with the pooling and servicing agreement.

The DOL has issued Prohibited Transaction Class Exemption 95-60 (“PTCE 95-60”), which provides relief from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Section 4975 of the Code for transactions in connection with the servicing, management and operation of a trust in which an insurance company general account has an interest as a result of its acquisition of certificates issued by such trust, provided that certain conditions are satisfied.  Insurance company general accounts meeting the specified conditions may generally purchase, in reliance on PTCE 95-60, classes of certificates that do not meet the requirements of the Exemption solely because they have not received a rating at the time of the acquisition in one of the four highest rating categories from at least one Exemption Rating Agency.  In addition to PTCE 95-60, relief may be available to certain insurance company general accounts, which support policies issued by any insurer on or before December 31, 1998 to or for the benefit of employee benefit plans, under regulations published by the DOL under Section 401(c) of ERISA, that became applicable on July 5, 2001.

Any Plan fiduciary considering the purchase of certificates should consult with its counsel with respect to the applicability of the Exemption and other issues and determine on its own whether all conditions have been satisfied and whether the certificates are an appropriate investment for a Plan under ERISA and the Code (or, in the case of governmental plans or church plans, under applicable federal, state or local law).  The accompanying prospectus supplement will specify the representations required by purchasers of certificates, but generally, each purchaser using the assets of one or more Plans to purchase a certificate shall be deemed to represent that each such Plan qualifies as an “accredited investor” as defined in Rule 501(a)(1) of Regulation D under the Securities Act, and no Plan will be permitted to purchase or hold such certificates unless such certificates are rated in one of the top four rating categories by at least one Exemption Rating Agency at the time of such purchase, unless such Plan is an insurance company general account that represents and warrants that it is eligible for, and meets all of the requirements of, Sections I and III of PTCE 95-60.  Each purchaser using assets of one or more Plans to purchase any classes of certificates that are not rated at the time of purchase in one of the top four rating categories by at least one rating agency shall be deemed to represent that it is eligible for, and meets all of the requirements of, Sections I and III of PTCE 95-60.

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The accompanying prospectus supplement with respect to a series of certificates may contain additional information regarding the application of the Exemption or any other exemption, with respect to the certificates offered thereby.

LEGAL INVESTMENT

If so specified in the accompanying prospectus supplement, certain classes of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).  Generally, the only classes of offered certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (an “NRSRO”) and (2) are part of a series evidencing interests in a trust fund consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

While Section 939(e) of the Dodd-Frank Wall Street Reform and Consumer Protection Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this Prospectus.  However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO.  Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of offered certificates specified to be “mortgage related securities” for purposes of SMMEA in the applicable prospectus supplement, may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the offered certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the offered certificates, may be subject to significant interpretive uncertainties. Except as may be specified in the applicable prospectus supplement with regard to the status of certain classes of offered certificates as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase offered certificates under applicable legal investment restrictions.  Further, any ratings downgrade of a class of the offered certificates by an NRSRO less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class.  The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the offered certificates) may adversely affect the liquidity and market value of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the offered certificates constitute legal investments or are subject to investment, capital or other regulatory restrictions.

METHOD OF DISTRIBUTION

The offered certificates offered by the prospectus and the accompanying prospectus supplements will be offered in series.  The distribution of the offered certificates may be effected from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale or at the time of commitment therefor.  The accompanying prospectus supplement for the offered certificates of each series will, as to each class of such certificates, set forth the method of the offering, either the initial public offering price or the method by which the price at which the certificates of such class will be sold to the public can be determined, any class or classes of offered certificates, or portions thereof, that will be sold to affiliates of the depositor, the amount of any underwriting discounts, concessions and commissions to

132

underwriters, any discounts or commissions to be allowed to dealers and the proceeds of the offering to the depositor.  If so specified in the accompanying prospectus supplement, the offered certificates of a series will be distributed in a firm commitment underwriting, subject to the terms and conditions of the underwriting agreement, by Wells Fargo Securities, LLC, an affiliate of the depositor, acting as underwriter with other underwriters, if any, named in the accompanying prospectus supplement.  Alternatively, the accompanying prospectus supplement may specify that offered certificates will be distributed by Wells Fargo Securities, LLC, acting as agent.  If Wells Fargo Securities, LLC acts as agent in the sale of offered certificates, Wells Fargo Securities, LLC will receive a selling commission with respect to such offered certificates, depending on market conditions, expressed as a percentage of the aggregate principal balance or notional amount of such offered certificates as of the date of issuance.  The exact percentage for each series of certificates will be disclosed in the accompanying prospectus supplement.  To the extent that Wells Fargo Securities, LLC elects to purchase offered certificates as principal, Wells Fargo Securities, LLC may realize losses or profits based upon the difference between its purchase price and the sales price.  The accompanying prospectus supplement with respect to any series offered other than through underwriters will contain information regarding the nature of such offering and any agreements to be entered into between the depositor or any affiliate of the depositor and purchasers of offered certificates of such series.

If so specified in the accompanying prospectus supplement, all or a portion of one or more classes of the offered certificates identified in the accompanying prospectus supplement may be retained or sold by the depositor either directly or indirectly through an underwriter, including Wells Fargo Securities, LLC, to one or more affiliates of the depositor.  This prospectus and any prospectus supplements may be used by any such affiliate to resell offered certificates publicly or privately to affiliated or unaffiliated parties either directly or indirectly through an underwriter, including Wells Fargo Securities, LLC.

The depositor will agree to indemnify Wells Fargo Securities, LLC and any underwriters and their respective controlling persons against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that any such person may be required to make in respect thereof.

In the ordinary course of business, Wells Fargo Securities, LLC and the depositor may engage in various securities and financing transactions, including repurchase agreements to provide interim financing of the depositor’s mortgage loans pending the sale of such mortgage loans or interests therein, including the certificates.

The depositor anticipates that the offered certificates will be sold primarily to institutional investors, which may include affiliates of the depositor.  Purchasers of offered certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be “underwriters” within the meaning of the Securities Act, in connection with reoffers and sales by them of offered certificates.  Certificateholders should consult with their legal advisors in this regard prior to any such reoffer or sale.

Any class of certificates not offered by this prospectus may be initially retained by the depositor, and may be sold by the depositor at any time to one or more institutional investors.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for the depositor, its affiliates, and the trustee in the ordinary course of business.

LEGAL MATTERS

Unless otherwise specified in the accompanying prospectus supplement, certain legal matters in connection with the certificates of each series, including certain federal income tax consequences, will be passed upon for the depositor by Sidley Austin LLP, New York, New York, or by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

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FINANCIAL INFORMATION

A new trust fund will be formed with respect to each series of certificates, and no trust fund will engage in any business activities or have any assets or obligations prior to the issuance of the related series of certificates.  Accordingly, no financial statements with respect to any trust fund will be included in this prospectus or in the accompanying prospectus supplement.

RATINGS

Unless the offering of the certificates of a series may be made consistent with the eligibility requirements for use of the registration statement pursuant to which the offering is being made, it is a condition to the issuance of the certificates of each series offered by means of this prospectus and the accompanying prospectus supplement that at least one NRSRO shall have rated the certificates not lower than investment grade, that is, in one of the four highest rating categories.

Ratings on CMBS address the likelihood of receipt by securityholders of all distributions on the underlying mortgage loans or other assets.  These ratings address the structural, legal and issuer related aspects associated with such securities, the nature of the underlying mortgage loans or other assets and the credit quality of the guarantor, if any.  Ratings on CMBS do not represent any assessment of the likelihood of principal prepayments by mortgagors or of the degree by which such prepayments might differ from those originally anticipated.  As a result, certificateholders might suffer a lower than anticipated yield, and, in addition, holders of stripped certificates under certain scenarios might fail to recoup their underlying investments.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning NRSRO.  You should evaluate each security rating independently of any other security rating.

GLOSSARY

“Accrual Certificates” means certificates which provide for distributions of accrued interest thereon commencing only following the occurrence of certain events, such as the retirement of one or more other classes of certificates of such series.

“Accrued Certificate Interest” means, with respect to each class of certificates and each distribution date, other than certain classes of Stripped Interest Certificates and REMIC Residual certificates, the amount equal to the interest accrued for a specified period (generally the period between distribution dates) on the outstanding principal balance of those certificates immediately prior to such distribution date, at the applicable pass-through rate, as described under “Description of the Certificates—Distributions of Interest on the Certificates” in this prospectus.

“Available Distribution Amount” means, for any series of certificates and any distribution date, the total of all payments or other collections (or advances in lieu thereof) on, under or in respect of the mortgage assets and any other assets included in the related trust fund that are available for distribution to the certificateholders of that series on that date.  The particular components of the Available Distribution Amount for any series on each distribution date will be more specifically described in the accompanying prospectus supplement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constant Prepayment Rate” or “CPR” means a rate that represents an assumed constant rate of prepayment each month (which is expressed on a per annum basis) relative to the outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans.

“Cut-off Date” means the date on which the ownership of the mortgage loans of a related series of certificates and rights to payment thereon are deemed transferred to the trust fund, as specified in the accompanying prospectus supplement.

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“DTC” means The Depository Trust Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Farmer Mac” or “FAMC” means the Federal Agricultural Mortgage Corporation.

“REMIC” means a “real estate mortgage investment conduit” under the Code.

“REMIC Certificate” means a certificate issued by a trust fund relating to a series of certificate where an election is made to treat the trust fund as a REMIC.

“REMIC Residual Certificate” means a certificate that evidences ownership of a residual interest in a REMIC where an election is made to treat the trust fund as a REMIC.

“REO Property” means any mortgaged property acquired on behalf of the trust fund in respect of a defaulted mortgage loan through foreclosure, deed in lieu of foreclosure or otherwise.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“SMMEA” means the Secondary Mortgage Market Enhancement Act of 1984, as amended.

“Standard Prepayment Assumption” or “SPA” means a rate that represents an assumed variable rate of prepayment each month (which is expressed on a per annum basis) relative to the then outstanding principal balance of a pool of loans, with different prepayment assumptions often expressed as percentages of SPA.

“Stripped Interest Certificates” means certificates which are entitled to interest distributions with disproportionately small, nominal or no principal distributions.

“Stripped Principal Certificates” means certificates which are entitled to principal distributions with disproportionately small, nominal or no interest distributions.

“U.S. Person” means (a) a citizen or resident of the United States; (b) a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any state or the District of Columbia; (c) an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or (d) a trust as to which (1) a court in the United States is able to exercise primary supervision over the administration of the trust, and (2) one or more United States Persons have the authority to control all substantial decisions of the trust.  In addition, to the extent provided in the Treasury Regulations, a trust will be a U.S. Person if it was in existence on August 20, 1996 and it elected to be treated as a U.S. Person.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything contained in this free writing prospectus. You must not rely on any unauthorized information or representations. This free writing prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this free writing prospectus is current only as of its date.

$1,266,319,000
(Approximate)

WFRBS COMMERCIAL MORTGAGE
TRUST 2014-C22
as Issuing Entity

COMMERCIAL MORTGAGE PASS-
THROUGH CERTIFICATES,
SERIES 2014-C22

Wells Fargo Commercial Mortgage
Securities, Inc.
as Depositor

Wells Fargo Bank,
National Association

The Royal Bank of Scotland

Rialto Mortgage Finance, LLC

Liberty Island Group I LLC

NCB, FSB

C-III Commercial Mortgage LLC

Basis Real Estate Capital II, LLC

Walker & Dunlop Commercial
Property Funding I WF, LLC

as Sponsors and Mortgage Loan
Sellers

FREE WRITING PROSPECTUS

Free Writing Prospectus

IMPORTANT NOTICE ABOUT INFORMATION
PRESENTED IN THIS FREE WRITING
PROSPECTUS AND THE ACCOMPANYING
PROSPECTUS	ix
IMPORTANT NOTICE REGARDING THE OFFERED
CERTIFICATES	xi
FORWARD-LOOKING STATEMENTS	xii
SUMMARY	1
RISK FACTORS	60
CAPITALIZED TERMS USED IN THIS FREE
WRITING PROSPECTUS	140
DESCRIPTION OF THE MORTGAGE POOL	140
TRANSACTION PARTIES	198
DESCRIPTION OF THE OFFERED CERTIFICATES	275
YIELD AND MATURITY CONSIDERATIONS	326
SERVICING OF THE MORTGAGE LOANS AND
ADMINISTRATION OF THE TRUST FUND	340
CERTAIN LEGAL ASPECTS OF THE MORTGAGE
LOANS	409
MATERIAL FEDERAL INCOME TAX
CONSEQUENCES	410
STATE AND OTHER TAX CONSEQUENCES	414
ERISA CONSIDERATIONS	414
LEGAL INVESTMENT	418
LEGAL MATTERS	418
RATINGS	418
INDEX OF DEFINED TERMS	421

Prospectus
Summary of Prospectus	1
Risk Factors	8
Description of the Trust Funds	35
Yield Considerations	41
The Sponsor	46
The Depositor	47
Use of Proceeds	47
Description of the Certificates	48
Description of the Pooling and Servicing
Agreements	59
Description of Credit Support	73
Certain Legal Aspects of Mortgage Loans and
Leases	75
Material Federal Income Tax Consequences	90
State and Other Tax Consequences	128
ERISA Considerations	128
Legal Investment	132	Wells Fargo Securities	RBS
Method of Distribution	132
Legal Matters	133	Deutsche Bank Securities
Financial Information	134
Ratings	134
Glossary	134